As filed with the Securities and Exchange Commission on April 28, 2021.

Registration Statement No. 333-252824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GigCapital2, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	83-3838045
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Telephone: (650) 276-7040

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Raluca Dinu

Chief Executive Officer and President

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Telephone: (650) 276-7040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Selman, Esq. Ben Griebe, Esq. John Maselli, Esq. DLA Piper LLP (US) 555 Mission Street, Suite 2400 San Francisco, CA 94105 Tel: (415) 615-6095	Kate Bechen, Esq. Husch Blackwell LLP 511 North Broadway, Suite 1100 Milwaukee, Wisconsin 53202 Tel: (414) 273-2100	David Ni, Esq. Joshua DuClos, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: (212) 839-5300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common stock, par value $0.0001 per share	110,000,000	N/A	$1,119,250,000	$122,110.18

(1)

Based on the maximum number of shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant (“GigCapital2”) to be issued in connection with the Business Combinations. This number is based on the sum of (a) the 99,000,000 shares of Common Stock issuable on the consummation of the UpHealth Business Combination as described herein and (b) the 11,000,000 shares of Common Stock issuable on the consummation of the Cloudbreak Business Combination as described herein.

(2)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $1,119,250,000, calculated as the product of (i) 110,000,000 shares of Common Stock, the estimated maximum number of shares of Common Stock that may be issued in the Business Combinations and (ii) $10.175, the average of the high and low trading prices of Common Stock on February 5, 2021 (within five business days prior to the date of this registration statement).

(3)	Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2021

PROXY STATEMENT FOR

SPECIAL MEETING OF

GIGCAPITAL2, INC.

PROSPECTUS FOR 110,000,000 SHARES OF COMMON STOCK

OF

GIGCAPITAL2, INC.

WHICH WILL BE RENAMED “UPHEALTH, INC.” IN CONNECTION WITH

THE BUSINESS COMBINATIONS DESCRIBED HEREIN

The board of directors of GigCapital2, Inc., a Delaware corporation (“GigCapital2”), has unanimously approved (i) the merger of UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), a Delaware corporation, and UpHealth Holdings, Inc. (“UpHealth”), a Delaware corporation (the “UpHealth Business Combination”), with UpHealth surviving the UpHealth Business Combination as a wholly-owned subsidiary of GigCapital2, pursuant to the terms of the UpHealth Business Combination Agreement, dated as of November 20, 2020, by and among GigCapital2, UpHealth Merger Sub and UpHealth, attached to this proxy statement/prospectus as Annex A (the “UpHealth Business Combination Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (ii) the other transactions contemplated by the UpHealth Business Combination Agreement and documents related thereto. Additionally, the board of directors of GigCapital2, Inc. has unanimously approved (i) the merger of Cloudbreak Health Merger Sub, LLC (“Cloudbreak Merger Sub”), a Delaware limited liability company, and Cloudbreak Health, LLC (“Cloudbreak”), a Delaware limited liability company (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”), with Cloudbreak surviving the Cloudbreak Business Combination as a wholly-owned subsidiary of GigCapital2, pursuant to the terms of the Cloudbreak Business Combination Agreement, dated as of November 20, 2020, by and among GigCapital2, Cloudbreak Merger Sub and Cloudbreak, attached to this proxy statement/prospectus as Annex B (the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements”), as more fully described elsewhere in this proxy statement/prospectus; and (ii) the other transactions contemplated by the Cloudbreak Business Combination Agreement and documents related thereto

In connection with the Business Combinations, GigCapital 2 will change its name to “UpHealth, Inc.”

At the effective time of the UpHealth Business Combination, among other things, each share of UpHealth Common Stock will be canceled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of GigCapital2 (the “GigCapital2 Common Stock”) equal to the Exchange Ratio (as defined in the UpHealth Business Combination Agreement). The Exchange Ratio will be equal to the Aggregate Merger Consideration (as defined in the UpHealth Business Combination Agreement) divided by the sum of the aggregate number of shares of UpHealth Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination.

At the effective time of the Cloudbreak Business Combination, among other things, (i) each Common Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment, as defined below, to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option (as defined in the Cloudbreak Business Combination Agreement) that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule (as defined in the Cloudbreak Business Combination Agreement), which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (as defined in the Cloudbreak Business Combination Agreement) (each such converted option, an “Exchanged Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share, and the Company shall pay to such Continuing Employee (as defined in the Cloudbreak Business Combination Agreement) a cash amount in respect of such fractional share on the next full payroll cycle following Closing.

The “Closing” means the closing of the transactions contemplated by the Business Combination Agreements.

The GigCapital2 Common Stock, units, warrants and rights are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “GIX,” “GIX.U,” “GIX.WS” and “GIX.RT,” respectively. Upon Closing, we intend to apply to list the shares issued as consideration in the Business Combinations on the NYSE under the symbol “UPH.” Thereafter, our units (each comprised of one share of GigCapital2 Common Stock, one right to receive one-twentieth of one share of Common Stock and one warrant to purchase one share of GigCapital2 Common Stock), will cease to trade as an individual security and, instead, will be separated into their constituent securities, and the GigCapital2 Common Stock and warrants will trade under the symbols “UPH” and “UPH.WS,” respectively. It is a condition of the consummation of the Business Combinations described above that GigCapital2 receives confirmation from the NYSE that the securities have been conditionally approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that GigCapital2 will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the Business Combinations described above will not be consummated unless the NYSE condition set forth in the Business Combination Agreements are waived by the applicable parties.

This proxy statement/prospectus provides shareholders of GigCapital2 with detailed information about the proposed business combination and other matters to be considered at the special meeting of GigCapital2. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 62 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATIONS OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 , 2021, and is first being mailed to GigCapital2’s shareholders on or about                 , 2021.

This proxy statement/prospectus incorporates important business and financial information about us that is not included or delivered with this proxy statement/prospectus. We will provide this information to you at no charge upon written or oral request directed to Secretary at GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303 (telephone number (650) 276-7040). In order to ensure timely delivery of this information, any request should be made by                 , 2021, five business days prior to the Special Meeting.

GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Dear GigCapital2, Inc. Stockholder:

We cordially invite you to attend a special meeting (the “Special Meeting”) of the stockholders of GigCapital2, Inc., a Delaware corporation (“we,” “us,” “our,” “GigCapital2” or the “Company”), which will be held on                 , 2021 at 10:00 a.m., PDT, via live webcast at http://[●]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://[●] and using a control number assigned by Broadridge Financial Solutions. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Please note that you will only be able to access the Special Meeting by means of remote communication.

On November 20, 2020, the Company, UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), and UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), entered into a business combination agreement (as subsequently amended on January 29, 2021, March 23, 2021 and April 23, 2021, and as it may be further amended from time to time, the “UpHealth Business Combination Agreement”). If the UpHealth Business Combination Agreement is adopted by UpHealth stockholders, and the UpHealth Business Combination Agreement is approved by Company stockholders at the Special Meeting, UpHealth Merger Sub will merge with and into UpHealth, with UpHealth surviving the merger and becoming a wholly-owned subsidiary of the Company. Upon the consummation of the transactions contemplated by the UpHealth Business Combination Agreement (the “UpHealth Business Combination”), the Company will change its name to UpHealth, Inc. (“New UpHealth”).

On November 20, 2020, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Cloudbreak Merger Sub”), Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), solely with respect to Section 7.15 thereof, Dr. Chirinjeev Kathuria and Dr. Mariya Pylypiv (collectively, the “UpHealth Significant Stockholders”) and UpHealth, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members, entered into a business combination agreement (as subsequently amended on April 23, 2021 and as it may be further amended from time to time, the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements”). If the Cloudbreak Business Combination Agreement is adopted by Cloudbreak members, and the Cloudbreak Business Combination Agreement is approved by Company stockholders at the Special Meeting, Cloudbreak Merger Sub will merge with and into Cloudbreak, with Cloudbreak surviving the merger and becoming a wholly-owned subsidiary of the Company (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”). As described in this proxy statement/prospectus, the Company’s stockholders are being asked to consider and vote upon, among other things, the Business Combinations and the other proposals set forth herein.

Subject to the terms and conditions contained in the UpHealth Business Combination Agreement, at the effective time of the UpHealth Business Combination, each share of UpHealth Common Stock will be canceled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of GigCapital2 (the “GigCapital2 Common Stock”) equal to the Exchange Ratio (as defined in the UpHealth Business Combination Agreement). The Exchange Ratio will be equal to the Aggregate Merger Consideration (as defined in the UpHealth Business Combination Agreement) divided by the sum of the aggregate number of shares of UpHealth Common Stock issued and outstanding immediately prior to the effective time of the

UpHealth Business Combination. Such Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount (as defined below). UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), with the UpHealth Business Combination Agreement providing for a purchase price adjustment for every 1% less than 90% of the equity interests that is owned by UpHealth upon the Closing (as defined below). UpHealth as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth acquired an additional 46% of the equity interests of Glocal, and as a result, now owns 89% of the equity interests of Glocal. The Aggregate Merger Consideration shall be reduced by approximately 99,000 shares of GigCapital2 Common Stock for each 1.0% interest of Glocal that is below 90% and that is not yet acquired by UpHealth upon the Closing. Adjustments to the Aggregate Merger Consideration will further be made to the extent that the indebtedness at the closing of the UpHealth Business Combination of UpHealth and the Company Subsidiaries (as defined in the UpHealth Business Combination Agreement) less the cash and cash equivalents of UpHealth and the Company Subsidiaries as of immediately before such time is greater than $33,850,000 (excluding any Acquisition Promissory Notes). The Acquisition Promissory Notes are promissory notes previously issued by UpHealth for its acquisitions of Thrasys, Inc., a California corporation (“Thrasys”), Behavioral Health Services, LLC, a Missouri limited liability company (“Behavioral Health Services”), TTC Healthcare, Inc., a Delaware corporation (“TTC Healthcare”), Innovations Group, Inc., a Utah corporation (“Innovations Group”) and the interests in Glocal with a maximum aggregate principal amount of $86,200,000, of which $35,500,000 is due and payable on the date that is one business day after the Closing. Two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealth, will following the Closing, if he or she is a service provider to GigCapital2, UpHealth or any of the Company Subsidiaries as of the date of grant, be awarded restricted stock units of GigCapital2 (the “Thrasys Incentive Amount”). The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount (as defined in the UpHealth Business Combination Agreement). The Adjusted Aggregate Merger/Incentive Amount shall be (a) $990,000,000, subject to certain adjustments, divided by (b) $10.00. In the event that either individual ceases to be a service provider to GigCapital2, UpHealth or any of the Company Subsidiaries as of the date of grant, the portion of the Thrasys Incentive Amount allocated to such individual will not be reallocated to the other individual. Such restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the Closing, (ii) the date on which the last sale price of GigCapital2 Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the closing of the UpHealth Business Combination, or (iii) the date on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property. If either of these individuals ceases to be a service provider to GigCapital2, UpHealth or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

Subject to the terms and conditions contained in the Cloudbreak Business Combination Agreement, at the effective time of the Cloudbreak Business Combination: (i) each Common Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment, as defined below, to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option (as defined in the Cloudbreak Business Combination Agreement) that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule (as defined in the Cloudbreak Business Combination Agreement), which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (as defined in the Cloudbreak Business Combination Agreement) (each such converted option, an “Exchanged Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share, and the Company shall pay to such Continuing Employee (as defined in the Cloudbreak Business Combination Agreement) a cash amount in respect of such fractional share on the next full payroll cycle following Closing. Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment (as defined in the Cloudbreak Business Combination Agreement) made pursuant to the Cloudbreak Business Combination Agreement. Except as specifically agreed to otherwise or provided in the Cloudbreak Business Combination Agreement, following the Closing, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Option immediately prior to the Closing. Additionally, immediately prior to the Closing, each Common Warrant (as defined in the Cloudbreak Business Combination Agreement) shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the Closing, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock. Furthermore, in connection with the Closing, (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak of approximately $28,000,000 and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the Closing as part of the UpHealth Business Combination to potential forfeiture and transfer (such transfer, the “Business Combination Share Adjustment”) to the Cloudbreak members in connection with a Valuation Shortfall on the 540th day from the date of the Closing (or if such day is not a business day, the following business day) (the “Measurement Date”) as provided in the Cloudbreak Business Combination Agreement. A Valuation Shortfall shall occur if the dollar volume-weighted average price for the GigCapital2 Common Stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or if not available on Bloomberg, as reported by Morningstar (the “VWAP”) for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 and the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Cloudbreak members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall, multiplied by (B) 11,000,000.

Upon the Closing, (i) the former UpHealth equity holders are expected to hold, in the aggregate, approximately 73% of the issued and outstanding shares of GigCapital2 Common Stock and (ii) the former Cloudbreak equity holders are expected to hold, in the aggregate, approximately 7% of the issued and outstanding shares of GigCapital2 Common Stock.

On January 20, 2021, the Company entered into subscription agreements, each dated as of January 20, 2021 (the “PIPE Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 3,000,000 shares of GigCapital2 Common Stock at $10.00 per share, for an aggregate purchase price of $30,000,000.

Also on January 20, 2021, the Company entered into subscription agreements, each dated as of January 20, 2021 (the “Convertible Note Subscription Agreements”), with certain investors (collectively, the “Convertible Note Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, convertible notes due in 2026

(“Convertible Notes”) for an aggregate purchase price of $255,000,000. The Convertible Notes are convertible into 22,173,913 shares of GigCapital2 Common Stock at a conversion price of $11.50.

The Company and UpHealth cannot complete the UpHealth Business Combination unless the Company’s stockholders approve the UpHealth Business Combination, including the issuance of Common Stock to UpHealth equity holders as merger consideration and the issuance of shares of Common Stock to the PIPE Investors and the Convertible Notes to the Convertible Note Investors, and certain of the other proposals contained herein. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the UpHealth Business Combination Proposal, as described below, and the other matters described in this proxy statement/prospectus.

The Company and Cloudbreak cannot complete the Cloudbreak Business Combination unless the Company’s stockholders approve the UpHealth Business Combination and the Cloudbreak Business Combination, including the issuance of GigCapital2 Common Stock to Cloudbreak equity holders as merger consideration and the issuance of shares of GigCapital2 Common Stock to the PIPE Investors and the Convertible Notes to the Convertible Note Investors, and certain of the other proposals contained herein. The Company is sending you this proxy statement/prospectus to ask you to vote in favor of the Cloudbreak Business Combination Proposal, as described below, and the other matters described in this proxy statement/prospectus.

At the Special Meeting, Company stockholders will be asked to consider and vote upon (i) a proposal (the “UpHealth Business Combination Proposal” or “Proposal No. 1”) to adopt the UpHealth Business Combination Agreement (as subsequently amended and as it may be further amended), a copy of which is attached to the accompanying proxy statement as Annex A, and approve the transactions contemplated thereby, including the UpHealth Business Combination and (ii) a proposal (the “Cloudbreak Business Combination Proposal” or “Proposal No. 2”) to adopt the Cloudbreak Business Combination Agreement (as subsequently amended and as it may be further amended) , a copy of which is attached to the accompanying proxy statement as Annex B, and approve the transactions contemplated thereby, including the Cloudbreak Business Combination. In addition, you are being asked to consider and vote upon a proposal to approve, for purposes of complying with applicable New York Stock Exchange (the “NYSE”) listing rules, the issuance of more than 20% of the Company’s outstanding GigCapital2 Common Stock in connection with the Business Combinations, the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 110,000,000 shares of GigCapital2 Common Stock to the UpHealth and Cloudbreak equity holders, 3,000,000 shares of GigCapital2 Common Stock to the PIPE Investors and 22,173,913 shares of GigCapital2 Common Stock upon conversion of the Convertible Notes (the “NYSE Stock Issuance Proposal” or “Proposal No. 3”); a proposal to approve and adopt amendments to the Company’s current amended and restated certificate of incorporation, as amended, to: (A) provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered terms of office and to make certain related changes (“Proposal No. 4”); and (B) provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from (x) “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (“Proposal 5A”) and (y) to authorize the adoption of amendments to the existing exclusive forum provision for certain stockholder litigation to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act (“Proposal 5B,” which together with Proposal No. 4 and Proposal 5A are collectively referred to as the “Charter Amendment Proposals”); a proposal to approve the GigCapital2, Inc. 2021 Equity Incentive Plan (such plan, the “Incentive Plan” and, such proposal, the “Incentive Plan Proposal” or “Proposal No. 6”); a proposal to consider and vote upon a proposal to elect, effective at Closing Date, nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal” or “Proposal No. 7”); and a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal (the “Adjournment Proposal” or “Proposal No. 8”).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully.

The GigCapital2 Common Stock, units, warrants and rights are currently listed on NYSE under the symbols “GIX,” “GIX.U,” “GIX.WS” and “GIX.RT,” respectively. Upon Closing, we intend to apply to list the shares issued as consideration in the Business Combinations on the NYSE under the symbol “UPH.” Thereafter, our units (each comprised of one share of GigCapital2 Common Stock, one right to receive one-twentieth of one share of Common Stock and one warrant to purchase one share of GigCapital2 Common Stock), will cease to trade as an individual security and, instead, will be separated into their constituent securities, and the GigCapital2 Common Stock and warrants will trade under the symbols “UPH” and “UPH.WS,” respectively.

Pursuant to our current amended and restated certificate of incorporation, we are providing our stockholders that hold shares of Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable and amounts previously redeemed) of our IPO and such additional amounts as we may deposit into such trust account in connection with extensions of time for us to consummate the Business Combinations. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses incurred by the Company, UpHealth and Cloudbreak in connection with the Business Combinations. For illustrative purposes, based on the fair value of marketable securities held in our Trust Account of approximately $168,000,000 as of January 31, 2021, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combinations. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our certificate of incorporation, other than the aforementioned 15% threshold. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $168,000,000 as of January 31, 2021.

The Cloudbreak Business Combination Agreement provides that Cloudbreak may terminate the Cloudbreak Business Combination Agreement if the funds in the Trust Account are less than an aggregate amount of $125,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 remains in the Trust Account after giving effect to any redemptions. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the Securities and Exchange Commission’s (the “SEC”) “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combinations. Unless otherwise specified, the information in the accompanying proxy/prospectus statement assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Common Stock.

Our initial stockholders prior to the IPO, including GigAcquisitions2, LLC (the “Sponsor”), one of our underwriters in our IPO, EarlyBirdCapital, Inc. (“EarlyBird”), and certain affiliates and employees of EarlyBird (the “EarlyBird Group”) and an affiliate of another of our underwriters in our IPO, Northland Gig 2 Investment LLC, a Delaware limited liability company (“Northland Investment” and, together with the Sponsor and the EarlyBird Group, the “Founders”) and the underwriter that is affiliated with Northland Investment, Northland Securities, Inc. (“Northland”) (such Founders and Northland, our “Initial Stockholders”) have agreed to vote their shares of Common Stock in favor of the Business Combinations. Currently, our Initial Stockholders own 4,995,000 shares of our Common Stock (the “Founder Shares”), including those that are a constituent security to a Private Placement Unit (as defined below), or 23% of our issued and outstanding shares of Common Stock, including all of the Founder Shares (as defined below). The Founder Shares are subject to transfer restrictions. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

We are providing you with the accompanying proxy statement/prospectus and accompanying proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournments or postponements of the Special Meeting. Information about the Special Meeting, the Business Combinations and other related business to be considered by the Company’s stockholders at the Special Meeting is included in this proxy statement/prospectus. Whether or not you plan to attend the Special Meeting, we urge you to read this proxy statement/prospectus, including the Annexes and the accompanying financials statements of the Company, UpHealth, Cloudbreak, Thrasys, Glocal, TTC Healthcare, Innovations Group and Behavioral Health Services carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 62 of the accompanying proxy statement/prospectus.

After careful consideration, our Board has approved the Business Combination Agreements and the transactions contemplated therein, and recommends that our stockholders vote “FOR” adoption of the Business Combination Agreements and approval of the transactions contemplated thereby, including the Business Combinations, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement/prospectus. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combinations that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Interests of Certain Persons in the Business Combination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Approval of each of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting. Approval of the Charter Amendment Proposals require the affirmative vote of a majority of the outstanding shares of GigCapital2 Common Stock.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Even if you have voted by proxy, you may still vote during the Special Meeting by visiting https://[●] with your 16-digit control number assigned by Broadridge Financial Solutions included on your proxy card or obtained from them via email. The transactions contemplated by the UpHealth Business Combination Agreement will be consummated only if the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The transactions contemplated by the Cloudbreak Business Combination Agreement will be consummated only if the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the UpHealth Business Combination Proposal.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATIONS ARE NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of GigCapital2, Inc. and look forward to a successful completion of the Business Combinations.

Sincerely,

Dr. Avi S. Katz

Executive Chairman and Secretary

                             , 2021

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATIONS OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy/prospectus statement is dated                             , 2021, and is expected to be first mailed to Company stockholders on or about                             , 2021.

6 Million Lives
200,000+ Monthly Encounters
50 Pharmacy Licenses
14,000+ Video Endpoints
10 Countries
Largest US Public Health Plan
1,800+ Healthcare Venues

One UpHealth

UpHealth: One of the Only Profitable, Global Digital Health Platforms, Serving the Healthcare Enterprise 6 Million Lives 200,000+ Monthly Encounters 50Licenses Pharmacy 14,000+ Countries 10 Video Endpoints US Largest Public Health Plan Healthcare 1,800+ Venues One UpHealth *Assumes the completion of the business combinations of Innovations Group Inc., Glocal Healthcare Systems Private Limited and Cloudbreak Health, LLC with UpHealth Holdings, Inc. and GigCapital2, Inc.

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS OF GIGCAPITAL2, INC.

TO BE HELD                  , 2021

To the Stockholders of GigCapital2, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of GigCapital2, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), will be held on                 , 2021 at 10:00 a.m., PDT, via live webcast at http://[●]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting online by visiting https://[●] and using a control number assigned by Broadridge Financial Solutions. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the Special Meeting to conduct the following items of business which you will be asked to consider and vote on:

1.

Proposal No. 1—The UpHealth Business Combination Proposal—To approve and adopt the UpHealth Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended on January 29, 2021, March 23, 2021 and April 23, 2021 and as it may be further amended from time to time, the “UpHealth Business Combination Agreement”) by and among the Company, its wholly owned subsidiary, UpHealth Merger Sub, Inc. (“UpHealth Merger Sub”), and UpHealth Holdings, Inc. (“UpHealth”), a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby (the “UpHealth Business Combination”), including the merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger, and the issuance of Common Stock to UpHealth equity holders as merger consideration;

2.

Proposal No. 2—The Cloudbreak Business Combination Proposal—To approve and adopt the Cloudbreak Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended on April 23, 2021 and as it may be amended and/or restated from time to time, the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements”) by and among the Company, its wholly owned subsidiary, Cloudbreak Merger Sub, LLC (“Cloudbreak Merger Sub”), and Cloudbreak Health, LLC (“Cloudbreak”), a copy of which is attached to this proxy statement/prospectus as Annex B, and approve the transactions contemplated thereby (the “Cloudbreak Business Combination” and, together with the UpHealth Business Combination, the “Business Combinations”), including the merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger, and the issuance of Common Stock to Cloudbreak equity holders as merger consideration;

3.

Proposal No. 3—The NYSE Stock Issuance Proposal—To approve, for purposes of complying with applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of the Company’s outstanding GigCapital2 Common Stock (as defined below) in connection with the Business Combinations, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements (each as defined below) including up to 110,000,000 shares of GigCapital2 Common Stock to the UpHealth and Cloudbreak equity holders, 3,000,000 shares of GigCapital2 Common Stock to the PIPE Investor and 22,173,913 shares of our GigCapital2 Common Stock upon conversion of the Convertible Notes (as defined below);

4.

Proposal No. 4—Classification of the Board of Directors Proposal—To provide for the classification of our board of directors (our “Board”) into three classes of directors with staggered terms of office and to make certain related changes;

5.

Proposal No. 5A—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combinations Proposal—To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to

“UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

6.

Proposal No. 5B—Amendment to Exclusive Forum Provision—To authorize amendments to the existing exclusive forum provision for certain stockholder litigation, to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act,

7.	Proposal No. 6—The Incentive Plan Proposal—To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

8.

Proposal No. 7—The Election of Directors Proposal—To elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified; and

9.

Proposal No. 8—Adjournment Proposal—To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, Annex B and Annex C, copies of the Business Combination Agreements and a copy of the Second Amended and Restated Certificate of Incorporation. We urge you to read carefully the accompanying proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements of the Company, UpHealth, Cloudbreak, Thrasys, Glocal, TTC Healthcare, Innovations Group and Behavioral Health Services.

The record date for the Special Meeting is April 26, 2021. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting at https://[●].

Pursuant to our certificate of incorporation, we are providing our stockholders that hold shares of GigCapital2 Common Stock that were included in the units issued in our initial public offering (“IPO”) (“public stockholders” and such shares, “public shares”), with the opportunity to redeem, upon the Closing, public shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the transactions contemplated by the Business Combination Agreements (the “Closing”)) in our trust account (the “Trust Account”) that holds the proceeds (including interest, which shall be net of taxes paid and taxes payable and amounts previously redeemed) of our IPO and such additional amounts as we may deposit into such trust account in connection with extensions of time for us to consummate the Business Combinations. The per-share amount we will distribute to public stockholders that properly redeem their shares will not be reduced by transaction expenses incurred by the Company, UpHealth and Cloudbreak in connection with the Business Combinations. For illustrative purposes, based on the fair value of marketable securities held in our Trust Account of approximately $168,000,000 as of January 31, 2021, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combinations. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13d-3 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. We have no specified maximum redemption threshold under our certificate of incorporation, other than the aforementioned 15% threshold. Each redemption of shares of GigCapital2 Common Stock by our public stockholders will reduce the amount in our Trust Account, which held marketable securities with a fair value of approximately $168,000,000 as of January 31, 2021.

The Cloudbreak Business Combination Agreement provides that Cloudbreak may terminate the Cloudbreak Business Combination Agreement if the funds in the Trust Account are less than an aggregate amount of $125,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 remains in the Trust Account after giving effect to any redemptions. In addition, in no event will we redeem shares of GigCapital2 Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combinations. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our public stockholders exercise their redemption rights with respect to their shares of GigCapital2 Common Stock.

Our initial stockholders prior to the IPO, including the Sponsor, one of our underwriters in our IPO, EarlyBirdCapital, Inc. (“EarlyBird”), and certain affiliates and employees of EarlyBird (the “EarlyBird Group”) and an affiliate of another of our underwriters in our IPO, Northland Gig 2 Investment LLC, a Delaware limited liability company (“Northland Investment” and, together with the Sponsor and the EarlyBird Group, the “Founders”) and the underwriter that is affiliated with Northland Investment, Northland Securities, Inc. (“Northland”) (such Founders and Northland, our “Initial Stockholders”) have agreed to vote their shares of Common Stock in favor of the Business Combinations. Currently, our Initial Stockholders own 4,995,000 shares of our Common Stock (the “Founder Shares”), including those that are a constituent security to a private placement unit (as defined below), or 23% of our issued and outstanding shares of Common Stock, including all of the Founder Shares (as defined below). The Founder Shares are subject to transfer restrictions. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

On January 20, 2021, the Company entered into subscription agreements, each dated as of January 20, 2021 (the “PIPE Subscription Agreements”), with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 3,000,000 shares of GigCapital2 Common Stock at $10.00 per share, for an aggregate purchase price of $30,000,000.

Also on January 20, 2021, the Company entered into subscription agreements, each dated as of January 20, 2021 (the “Convertible Note Subscription Agreements”), with certain investors (collectively, the “Convertible Note Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, convertible notes due in 2026 (“Convertible Notes”) for an aggregate purchase price of $255,000,000. The Convertible Notes are convertible into 22,173,913 shares of Common Stock at a conversion price of $11.50.

A majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote must be present via the virtual meeting platform or by proxy to constitute a quorum for the transaction of business at the Special Meeting. Approval of each of the Business Combination Proposals, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast at the Special Meeting. Approval of the Charter Amendment Proposals require the affirmative vote of a majority of the outstanding shares of GigCapital2 Common Stock. The Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Dr. Avi S. Katz

Executive Chairman and Secretary

Palo Alto, California

                             , 2021

SUMMARY TERM SHEET	1

FREQUENTLY USED TERMS	7

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	12

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	33

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	53

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF UPHEALTH	54

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF CLOUDBREAK	55

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	56

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	60

RISK FACTORS	62

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	128

COMPARATIVE SHARE INFORMATION	150

SPECIAL MEETING OF COMPANY STOCKHOLDERS	153

PROPOSAL NO. 1—APPROVAL OF THE UPHEALTH BUSINESS COMBINATION	162

PROPOSAL NO. 2—APPROVAL OF THE CLOUDBREAK BUSINESS COMBINATION	206

PROPOSAL NO. 3—THE NYSE STOCK ISSUANCE PROPOSAL	238

PROPOSAL NO. 4—CLASSIFICATION OF THE BOARD OF DIRECTORS PROPOSAL	240

PROPOSAL NO. 5A—APPROVAL OF CERTAIN GOVERNANCE PROVISIONS IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE BUSINESS COMBINATION PROPOSALS	243

PROPOSAL NO. 5B—APPROVAL OF AMENDMENT TO EXCLUSIVE FORUM PROVISION PROPOSAL	255

PROPOSAL NO. 6—THE INCENTIVE PLAN PROPOSAL	258

PROPOSAL NO. 7—THE ELECTION OF DIRECTORS PROPOSAL	268

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL	269

INFORMATION ABOUT THE COMPANY PRIOR TO THE BUSINESS COMBINATION	270

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	286

EXECUTIVE COMPENSATION	293

INFORMATION ABOUT NEW UPHEALTH	297

INFORMATION ABOUT CLOUDBREAK	329

UPHEALTH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	330

THRASYS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	337

GLOCAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	352

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement/Prospectus,” summarizes certain information contained in this proxy statement/prospectus, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement/prospectus, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

The Company is a Private-to-Public Equity (PPE)™ company, also known as a blank check company or special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

In connection with the Company’s IPO, we issued 15,000,000 units at a price of $10.00 per unit resulting in total gross proceeds of $150,000,000. Each unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock and one right to receive one-twentieth of one share of Common Stock.

•

There are currently 19,812,315 shares of Common Stock, par value $0.0001 per share, issued and outstanding, including 14,817,315 shares of Common Stock originally sold as units as part of the IPO, 4,995,000 Founder Shares of Common Stock that were either initially issued or purchased as part of Private Placement Units (as defined below) or Private Underwriter Shares (as defined below) prior to our IPO by our Initial Stockholders (of which 687,500 shares are Private Placement Shares (as defined below) or Private Underwriter Shares). There are currently no shares of preferred stock issued and outstanding.

•

In addition, we have 17,817,500 public warrants to purchase Common Stock (originally sold as part of the public units issued in our IPO) outstanding along with 567,500 Private Placement Warrants issued to our Initial Stockholders as part of the Private Placement Units. Each warrant entitles its holder to purchase one share of our Common Stock at an exercise price of $11.50 per whole share, to be exercised only for a whole number of shares of our Common Stock. The warrants will become exercisable 30 days after the completion of the Business Combinations, and they expire five years after the completion of the Business Combinations, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Once the warrants become exercisable, the Company may redeem the outstanding public warrants at a price of $0.01 per warrant, if the last reported sales price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we give notice of such redemption and provided certain other conditions are met.

•	For more information regarding our Common Stock, warrants and rights, please see the section entitled “Description of Securities.”

No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of the Business Combinations, as the consideration related thereto has been included in the unit purchase price paid for by investors in our IPO. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon conversion of the rights.

•

UpHealth is a global digital health company intent on creating a single, integrated platform of technologies and services essential to personalized, affordable and effective care globally. Its mission is to reshape care delivery and enable healthier communities through a simplified digital front door that connects evidence-based care, coordinated workflows and health services. UpHealth will offer patient-centric digital health technologies and tech-enabled services to integrate care and improve performance across four markets of the healthcare industry: integrated care management, digital pharmacy, global telehealth and behavioral health. Cloudbreak is a unified telemedicine and video medical interpretation solutions provider, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. Cloudbreak’s platform offers tele-interpretation (video and audio medical interpreting), telepsychiatry, telestroke, tele-urology, and other specialities, all with integrated language services for Limited English Proficient and Deaf/Hard-of-Hearing patients. For more information about UpHealth and Cloudbreak, please see the sections entitled “Information about New UpHealth,” “Cloudbreak’s Business,” “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Management’s Discussion and Analysis of the companies acquired or to be acquired by UpHealth and “Management after the Business Combinations.”

•

Subject to the terms of the UpHealth Business Combination Agreement and customary adjustments, at the effective time of the UpHealth Business Combination, each share of UpHealth capital stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination (other than shares owned by UpHealth as treasury stock or dissenting shares) will convert into a number of shares of Company Common Stock set forth in the UpHealth Business Combination Agreement (the “UpHealth merger consideration”), which aggregate amount, together with all payments made with respect to all vested UpHealth equity awards (including any equity awards that become vested prior to or in connection with the occurrence of the UpHealth Business Combination), shall not exceed 99,000,000 shares of Company Common Stock.

•

Subject to the terms of the Cloudbreak Business Combination Agreement and customary adjustments, at the effective time of the Cloudbreak Business Combination, each Cloudbreak Unit of equity ownership issued and outstanding immediately prior to the effective time of the Cloudbreak Business Combination (other than dissenting units) will convert into a number of shares of Company Common Stock set forth in the Cloudbreak Business Combination Agreement (the “Cloudbreak merger consideration”), which aggregate amount, together with all payments made with respect to all vested Cloudbreak equity awards (including any equity awards that become vested prior to or in connection with the occurrence of the Cloudbreak Business Combination), shall not exceed 11,000,000 shares of Company Common Stock.

•

The PIPE Investors (as defined below) have agreed to purchase 3,000,000 shares of Common Stock in the aggregate, for $30,000,000 of gross proceeds. On January 20, 2021, the Company entered into the PIPE Subscription Agreements (as defined below) with the PIPE Investors, pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investor, in a private placement to close immediately prior to the Closing, an aggregate of 3,000,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $30,000,000.

•

The Convertible Note Investors (as defined below) have agreed to purchase Convertible Notes pursuant to the Convertible Note Subscription Agreements (as defined below) with the Convertible Notes Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to the Closing, the Convertible Notes (as defined below) for an aggregate purchase price of $255,000,000. The Convertible Notes, which shall bear interest at a rate of 6.25% per annum, payable semi-annually, are convertible into 22,173,913 shares of Common Stock at a conversion price of $11.50.

•

It is anticipated that, upon completion of the Business Combinations: (i) the Company’s public stockholders (other than the PIPE Investors and the Convertible Note Investors) will retain an ownership interest of approximately 12.35% in the post-combination company; (ii) the PIPE Investors will own approximately 2.36% of the post-combination company (such that public stockholders, including the PIPE Investors, will own approximately 14.72% of the post-combination company);

(iii) our Initial Stockholders (including our Sponsor) will own approximately 3.90% of the post-combination company; (iv) the former UpHealth equity holders will own approximately 73.06% of the post-combination company, assuming $86,200,000 of cash is used to repurchase UpHealth shares and (v) the former Cloudbreak equity holders will own approximately 7.12% of the post-combination company, assuming no cash is used to repurchase Cloudbreak units. Upon the effective time, each outstanding and unsettled restricted stock unit in respect of shares of UpHealth Common Stock and Units Cloudbreak, options to purchase UpHealth Common Stock and Cloudbreak units and unvested restricted shares of UpHealth and Cloudbreak units will be rolled over into restricted stock units, options, or restricted shares, respectively, of Common Stock in accordance with the terms of the Business Combination Agreements.

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The ownership percentage with respect to the post-combination company following the Business Combinations does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combinations (ii) conversion of the Convertible Notes into shares of Common Stock or (iii) the issuance of any shares upon completion of the Business Combinations under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combinations on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” “Proposal No. 6—The Incentive Plan Proposal.”

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Our management and Board considered various factors in determining whether to approve the Business Combination Agreements and the Business Combinations. For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the UpHealth Business Combination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Cloudbreak Business Combination.”

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Pursuant to our amended and restated certificate of incorporation in connection with the Business Combinations, holders of public shares may elect to have their public shares redeemed for cash at the applicable redemption price per share calculated in accordance with our certificate of incorporation. As of January 31, 2021, this would have amounted to approximately $10.10 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company and will not participate in the future growth of the post-combination company, if any. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent at least two business days prior to the Special Meeting. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights.”

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In addition to voting on the proposals to adopt the Business Combination Agreements and approve the transactions contemplated thereunder, including the Business Combinations, at the Special Meeting, the stockholders of the Company will be asked to vote on:

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Proposal No. 3—The NYSE Stock Issuance Proposal—To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combinations, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 110,000,000 shares of Common Stock to the UpHealth and Cloudbreak equity holders, 3,000,000 shares of Common Stock to the PIPE Investors and 22,173,913 shares of our Common Stock upon conversion of the Convertible Notes (as defined below);

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Proposal No. 4—Classification of the Board of Directors Proposal—To adopt the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

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Proposal No. 5A—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combinations Proposal - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

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Proposal No. 5B—Authorization of Exclusive Forum Provision —To authorize amendments to the existing exclusive forum provision for certain stockholder litigation, to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act;

•	Proposal No. 6—The Incentive Plan Proposal—To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

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Proposal No. 7—Election of Directors Proposal—To consider and vote upon a proposal to elect, effective at Closing, nine directors to serve staggered terms on our board of directors until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, and until their respective successors are duly elected and qualified; and

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Proposal No. 8—Adjournment Proposal—To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

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Please see the sections entitled “Proposal No. 1—Approval of the UpHealth Business Combination,” “Proposal No. 2—Approval of the Cloudbreak Business Combination,” “Proposal No. 3—The NYSE Stock Issuance Proposal,” “Proposal No. 4—Classification of the Board of Directors Proposal,” “Proposal No. 5A—Approval of Certain Governance Provisions in the Second Amended and Restated Certificate of Incorporation in Connection with the Business Combinations,” “Proposal No. 5B—Amendment to Exclusive Forum Provision,” “Proposal No. 6—The Incentive Plan Proposal,” “Proposal No. 7—the Election of Directors Proposal,” and “Proposal No. 8—The Adjournment Proposal.” Proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the UpHealth Business Combination Proposal.

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Each of the Business Combination Agreements may be terminated at any time prior to the consummation of the Business Combinations, as applicable, upon agreement of the parties thereto, or by the Company, UpHealth or Cloudbreak, as applicable, in specified circumstances. For more information about the termination rights under the Business Combination Agreements, please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Termination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Termination.”

•	The proposed Business Combinations involve numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

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In considering the recommendation of our Board to vote in favor of the Business Combinations, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combinations that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combinations, and in recommending to stockholders that they approve the Business Combinations. Stockholders should take these interests into account in deciding whether to approve the Business Combinations. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

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if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

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the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

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the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

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the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John

Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $                 based upon the closing price of $                 per public share on the NYSE on                         , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $                 based upon the closing price of $                     per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GigCapital2” refer to GigCapital2, Inc., a Delaware corporation, and the term “post-combination company” refers to the Company following the consummation of the Business Combinations.

In this proxy statement/prospectus:

“Second Amended and Restated Certificate of Incorporation” means the proposed Second Amended and Restated Certificate of Incorporation of the Company, a form of which is attached hereto as Annex C, which will become the post-combination company’s certificate of incorporation upon the approval of the Charter Amendment Proposals, assuming the consummation of the Business Combinations.

“applicable deadline” means June 10, 2021 (or such later date if we amend our current amended and restated certificate of incorporation again to further extend the time that we have to consummate a business combination).

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combinations” means the transactions contemplated by the Business Combination Agreements, including (i) the merger of UpHealth Merger Sub with and into UpHealth, with UpHealth continuing as the surviving company and as a wholly-owned subsidiary of the Company and (ii) the merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak continuing as the surviving company and as a wholly-owned subsidiary of the Company.

“Business Combination Agreements” means (i) that certain UpHealth Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended and as it may be further amended from time to time), by and among Company, UpHealth Merger Sub and UpHealth and (ii) that certain Cloudbreak Business Combination Agreement (as subsequently amended and as it may be further amended from time to time), dated as of November 20, 2020, by and among Company, Cloudbreak Merger Sub and Cloudbreak.

“Bylaws” means our Bylaws, dated as of May 9, 2019.

“Closing” means the closing of the transactions contemplated by the Business Combination Agreements.

“Closing Date” means the date on which the Closing occurs.

“Convertible Note Investment” means the private placement pursuant to which the Convertible Note Investors have subscribed for the Convertible Notes for an aggregate purchase price of $255,000,000.

“Convertible Note Investors” means certain institutional investors that will invest in the Convertible Note Investment.

“Convertible Note Shares” means the 22,173,913 shares of Common Stock to be issued upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements and the Indenture.

“Convertible Note Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 20, 2021, between the Company and certain investors, pursuant to which such Convertible Note Investors have agreed to purchase an aggregate of $255,000,000 in the Convertible Note Investment, and substantially in the form attached hereto as Annex J.

“Convertible Notes” means the 6.25% Convertible Senior Notes due 2026 and that are convertible into Convertible Note Shares at a conversion price of $11.50 per share.

“Cloudbreak” means Cloudbreak Health, LLC, a Delaware limited liability company and its subsidiaries.

“Cloudbreak Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 20, 2020, by and among the Company, Cloudbreak Merger Sub, Cloudbreak, UpHealth, Chirinjeev Kathuria, Mariya Pylypiv and Shareholder Representative Services LLC.

“Cloudbreak equity holder” means each holder of Cloudbreak Units or a vested equity award.

“Cloudbreak Maximum Share Consideration” means the aggregate maximum amount of merger consideration that the Company has agreed to pay Cloudbreak equity holders, consisting of 11,000,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of Cloudbreak.

“Cloudbreak Merger Sub” means Cloudbreak Merger Sub, LLC.

“Cloudbreak Units” means, collectively, the Common Units of Cloudbreak and the Series A Preferred Units of Cloudbreak.

“Cloudbreak Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement by and among the Company and certain of the Cloudbreak equity holders to be entered into at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of Common Stock of the Company, par value $0.0001 per share.

“Common Stock Consideration” means the Common Stock to be issued to UpHealth equity holders and the Cloudbreak equity holders at the Closing pursuant to the terms of the Business Combination Agreements.

“Company” means GigCapital2, Inc., a Delaware corporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLA” means DLA Piper LLP (US), counsel to the Company.

“EarlyBird” means EarlyBirdCapital, Inc., the representative of the underwriters in our IPO.

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Amendment No. 1” means the amendment to our existing certificate of incorporation to extend the date by which the Company must consummate a Business Combination (an “Extension”) from December 10, 2020 to March 10, 2021 and which was approved at our annual meeting of stockholders on December 8, 2020.

“Extension Amendment No. 2” means the Extension from March 10, 2021 to June 10, 2021 and which was approved at a special meeting of stockholders on March 10, 2021.

“Founders” means the Sponsor, the EarlyBird Group and Northland Investment.

“GAAP” means Generally Accepted Accounting Principles.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Husch Plan” means the GigCapital2, Inc. 2021 Equity Incentive Plan.

“Indenture” means the indenture to be entered into in connection with the Closing between New UpHealth and Wilmington Trust, National Association, a national banking association, (the “Indenture Trustee”) in its capacity as trustee thereunder, in substantially the form attached as an exhibit to the Convertible Note Subscription Agreements.

“Initial Stockholders” means the Founders and Northland.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on June 10, 2019, through the sale of 15,000,000 public units at $11.50 per public unit.

“MacKenzie” means MacKenzie Partners, Inc., proxy solicitor to the Company.

“New UpHealth” means GigCapital2 immediately following the consummation of the Business Combinations and approval of the proposed Second Amended and Restated Certificate of Incorporation.

“New UpHealth Board” means New UpHealth’s board of directors following the consummation of the Business Combinations and the election of directors pursuant to Proposal No. 7 — The Election of Directors Proposal.

“New UpHealth Common Stock” means, following the consummation of the Business Combinations and approval of the proposed Second Amended and Restated Certificate of Incorporation, New UpHealth Common Stock, par value $0.0001 per share, as authorized under the proposed Second Amended and Restated Certificate of Incorporation.

“NYSE” means the New York Stock Exchange.

“Offering Shares” mean shares of Common Stock included as part of the public units sold in the IPO.

“PIPE Investment” means the private placement pursuant to which the PIPE Investor has subscribed for 3,000,000 shares of Common Stock at $10.00 per share, for an aggregate purchase price of $30,000,000.

“PIPE Investors” means certain institutional investors, including one of its underwriters from its initial public offering which also served as the placement agent for the PIPE, Oppenheimer & Co. Inc., that will invest in the PIPE Investment.

“PIPE Shares” means the 3,000,000 shares of Common Stock to be issued in the PIPE Investment.

“PIPE Subscription Agreements” means, collectively, those certain subscription agreements entered into on January 20, 2021, between the Company and certain investors, pursuant to which the PIPE Investors have agreed to purchase an aggregate of 3,000,000 shares of Common Stock in the PIPE Investment, and substantially in the form attached hereto as Annex I.

“Private Placement Shares” mean the shares of our Common Stock included in the Private Placement Units issued to our Founders in a private placement that closed prior to the IPO.

“Private Placement Units” mean the units, consisting of one share of Company Common Stock, one warrant to purchase one share of Company Common Stock, and one right to receive one-twentieth of one share of Company Common Stock, issued to our Founders in a private placement that closed prior to the IPO.

“Private Placement Warrants” means the warrants included in the Private Placement Units issued to our Founders in a private placement that closed prior to the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Private Underwriter Shares” means the shares of our Common Stock issued to Northland in a private placement that closed prior to the IPO.

“public rights” means the rights included in the public units issued in our IPO.

“public shares” means shares of Common Stock included in the public units issued in our IPO.

“public stockholders” means holders of public shares, including our Initial Stockholders to the extent our Initial Stockholders hold public shares, provided, that our Initial Stockholders will be considered “public stockholders” only with respect to any public shares held by them.

“public units” means one unit, consisting of one public share of Company Common Stock, one warrant to purchase one share of Company Common Stock, and one right to receive one-twentieth of one share of Company Common Stock, issued in our IPO.

“public warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Common Stock, in accordance with its terms.

“Related Agreements” means the UpHealth Registration Rights and Lock-Up Agreement and the Cloudbreak Registration Rights and Lock-Up Agreement.

“rights” means the right to receive one-twentieth of one share of Common Stock.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sidley” means Sidley Austin LLP, counsel to Cloudbreak.

“Special Meeting” means the special meeting of the stockholders of the Company that is the subject of this proxy statement/prospectus.

“Sponsor” means GigAcquisitions2, LLC, a Delaware limited liability company.

“Thrasys Incentive Amount” means the aggregate amount of restricted stock units of GigCapital2 to be awarded to two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealth, which will following the Closing, if he or she is a service provider to GigCapital2, UpHealth or any of the Company Subsidiaries as of the date of grant.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO and a portion of the proceeds from the sale of the Private Placement Warrants.

“Trustee” means Continental Stock Transfer & Trust Company.

“units” means the public units and the Private Placement Units.

“UpHealth” means UpHealth Holdings, Inc., a Delaware corporate and its subsidiaries.

“UpHealth Business Combination Agreement” means that certain Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended and as it may be further amended from time to time), by and among Company, UpHealth Merger Sub and UpHealth.

“UpHealth Common Stock” means the common stock of UpHealth.

“UpHealth equity holder” means each holder of UpHealth capital stock or a vested equity award.

“UpHealth Maximum Share Consideration” means the aggregate maximum amount of merger consideration that the Company has agreed to pay UpHealth equity holders, consisting of 99,000,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of UpHealth.

“UpHealth Merger Sub” means UpHealth Merger Sub, Inc.

“UpHealth Registration Rights and Lock-Up Agreement” means that certain Registration Rights and Lock-Up Agreement to be entered into at the Closing between the Company and certain UpHealth equity holders.

“U.S. GAAP” means accounting principles generally accepted in the United States of America.

“warrants” means the Private Placement Warrants and the public warrants.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combinations. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combinations and the voting procedures for the Special Meeting, which will be held on                 , 2021 at 10:00 a.m., PDT, via webcast at https://[●].

Q: Why am I receiving this proxy statement/prospectus?

A: You are being asked to consider and vote upon a proposal to adopt the Business Combination Agreements and approve the Business Combinations and transactions contemplated thereby, among other proposals. We have entered into the UpHealth Business Combination Agreement, pursuant to which the Company’s wholly owned subsidiary, UpHealth Merger Sub, will merge with and into UpHealth, with UpHealth surviving the merger. We have also entered into the Cloudbreak Business Combination Agreement, pursuant to which the Company’s wholly owned subsidiary, Cloudbreak Merger Sub, will merge with and into Cloudbreak, with Cloudbreak surviving the merger. Subject to the terms of the Business Combination Agreements and customary adjustments, at the effective time of the Business Combinations, each share of UpHealth and Cloudbreak, as applicable, capital stock issued and outstanding immediately prior to the effective time of the Business Combinations (other than shares owned by each of UpHealth and Cloudbreak as treasury stock or dissenting shares) will convert into a number of shares of Company Common Stock set forth in the Business Combination Agreements. A copy of the Business Combination Agreements are attached to this proxy statement/prospectus as Annexes A and B, as applicable.

In addition to the Business Combinations, there are related matters that we are asking you to approve. This proxy statement/prospectus and its Annexes contain important information about the proposed Business Combinations and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its Annexes.

Q: When and where is the Special Meeting?

A: The Special Meeting will be held on                 , 2021 at 10:00 a.m., PDT, via webcast at http://[●]. In light of ongoing developments related to coronavirus (COVID-19), after careful consideration, the Company has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the special meeting and submit questions during the Special Meeting by visiting http://[●] and using a control number assigned by Broadridge Financial Solutions. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the proxy statement/prospectus. Because the special meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Q: How can I attend and vote at the Special Meeting?

A: If you are a stockholder of record, you may vote by Internet before or during the Special Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

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To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card before the Annual Meeting, we will vote your shares as directed.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on         , 2021 to be counted.

•	To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on , 2021 to be counted.

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To vote through the Internet during the meeting, please visit              and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Q: What are the specific proposals on which I am being asked to vote at the Special Meeting?

A: You are being asked to approve the following proposals:

1.     Proposal No. 1—The UpHealth Business Combination Proposal—To approve and adopt the UpHealth Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger, and the issuance of Common Stock to UpHealth equity holders as merger consideration;

2.    Proposal No. 2—The Cloudbreak Business Combination Proposal—To approve and adopt the Cloudbreak Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B, and approve the transactions contemplated thereby, including the merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger, and the issuance of Common Stock to Cloudbreak equity holders as merger consideration;

3.    Proposal No. 3—The NYSE Stock Issuance Proposal—To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combinations, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 110,000,000 shares of Common Stock to UpHealth and Cloudbreak equity holders, 3,000,000 shares of Common Stock to the PIPE Investor and 22,173,913 shares of our Common Stock upon conversion of the Convertible Notes;

4.    Proposal No. 4—Classification of the Board of Directors Proposal—To adopt the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes;

5.    Proposal No. 5A—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combinations Proposal - To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

6.    Proposal No. 5B—Amendment to Exclusive Forum Provision Proposal—To authorize amendments to the existing exclusive forum provision for certain stockholder litigation, to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act;

7.    Proposal No. 6—The Incentive Plan Proposal—To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

8.    Proposal No. 7—Election of Directors Proposal - To elect the directors comprising the board of directors of New UpHealth; and

9.    Proposal No. 8—Adjournment Proposal—To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

Q: Are the proposals conditioned on one another?

A: Yes. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the UpHealth Business Combination Proposal. Therefore, approval of the Cloudbreak Business Combination Proposal, NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are conditioned upon stockholders’ approval of the UpHealth Business Combination Proposal. Moreover, the transactions contemplated by the Cloudbreak Business Combination Agreement will be consummated only if the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting.

It is important for you to note that in the event that the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal do not receive the requisite vote for approval, we will not consummate the UpHealth Business Combination. It is also important for you to note that in the event that the Cloudbreak Business Combination Proposal does not receive the requisite vote for approval, we will not consummate the Cloudbreak Business Combination. If we do not consummate the Business Combinations and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders.

Our current deadline under our current amended and restated certificate of incorporation to consummate the Business Combinations is June 10, 2021. The UpHealth Business Combination Agreement may be terminated and the UpHealth Business Combination may be abandoned by GigCapital2 or UpHealth, provided, however, that if the SEC requires audited financial statements of UpHealth or any UpHealth Subsidiary for the year ended December 31, 2020 as a condition to the effectiveness of this Registration Statement, such date can be extended to a date subsequent to the availability of such financial statements and that is mutually agreed to by GigCapital2 and UpHealth. Similarly, the Cloudbreak Business Combination Agreement may be terminated and the Cloudbreak Business Combination may be abandoned if the effective time of the Cloudbreak Business Combination has not occurred prior to March 31, 2021, provided, however, that if the SEC requires audited financial statements of Cloudbreak for the year ended December 31, 2020 as a condition to the effectiveness of this Registration Statement, such date can be extended to May 14, 2021.

Q: Why are we providing stockholders with the opportunity to vote on the Business Combinations?

A: Under our current amended and restated certificate of incorporation, we must provide all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their public shares redeemed in connection with a stockholder vote, rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal in order to allow our public stockholders to effectuate redemptions of their public shares in connection with the Closing. The adoption of the Business Combination Agreements is required under Delaware law and the approval of the Business Combinations are required under our current amended and restated certificate of incorporation. In addition, such approval is also a condition to the Closing under each of the UpHealth Business Combination Agreement and the Cloudbreak Business Combination Agreement.

Q: What revenues and profits/losses has UpHealth generated in the last two years?

A: For the year ended December 31, 2019 and the year ended December 31, 2020, UpHealth had pro forma combined revenue of approximately $88,980,000 and operating income of approximately $5,825,000, and pro forma combined revenue of approximately $88,427,549 and operating loss of approximately $6,085,531, respectively. For additional information, please see the sections entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q: What revenues and profits/losses has Cloudbreak generated in the last two years?

A: For the years ended December 31, 2019 and 2020, Cloudbreak had revenue of $30,129,805 and net income of $(9,754,940), and revenue of $28,089,434 and net income of $(11,537,929), respectively. For additional information, please see the section entitled “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Cloudbreak’s financial statements attached to this proxy statement/prospectus.

Q: How will UpHealth be acquired in the UpHealth Business Combination?

A: Pursuant to the UpHealth Business Combination Agreement, UpHealth will become a wholly-owned subsidiary of the Company as a result of the Company’s wholly-owned subsidiary, UpHealth Merger Sub, merging with and into UpHealth, with UpHealth surviving the merger.

Q: How will Cloudbreak be acquired in the Cloudbreak Business Combination?

A: Pursuant to the Cloudbreak Business Combination Agreement, Cloudbreak will become a wholly-owned subsidiary of the Company as a result of the Company’s wholly owned subsidiary, Cloudbreak Merger Sub, merging with and into Cloudbreak, with Cloudbreak surviving the merger.

Q: Following the Business Combinations, will our securities continue to trade on a stock exchange?

A: Yes. We intend to apply to continue the listing of our Common Stock and warrants on the NYSE under the symbols “UPH” and “UPH.WS”, respectively, upon the Closing. Our units will automatically separate into the component securities upon consummation of the Business Combinations and, as a result, will no longer trade as a separate security.

Q: How has the announcement of the Business Combinations affected the trading price of our Common Stock?

A: On November 23, 2020, the trading date immediately prior to the public announcement of the Business Combinations, our Common Stock, public warrants, public units and public rights closed at $10.09, $0.45, $10.21 and $0.23, respectively. On                 , 2021, the trading date immediately prior to the date of this proxy statement/prospectus, our Common Stock, public warrants, public units and public rights closed at $                , $                , $                 and $                , respectively.

Q: How will the Business Combinations impact the shares of the Company outstanding after the Business Combinations?

A: After the Business Combinations and the consummation of the transactions contemplated thereby, the amount of Common Stock outstanding will increase by approximately 595% to approximately 128,942,357 shares of Common Stock (assuming that no shares of Common Stock are redeemed). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding, including the issuance of shares of Common Stock upon exercise or settlement of the public warrants, Private Placement Warrants, options and RSUs issued in connection with the Business Combinations after the Business Combinations. The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well.

Q: Are the Business Combinations the first step in a “going private” transaction?

A: No. We do not intend for the Business Combinations to be the first step in a “going private” transaction. One of the primary purposes of the Business Combinations are to provide a platform for each of UpHealth and Cloudbreak to access the U.S. public markets.

Q: Did the Company’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combinations?

A: No. The Company’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combinations. Accordingly, investors will be relying solely on the judgment of the Company’s board of directors in valuing each of UpHealth and Cloudbreak and assuming the risk that the Company’s board may not have properly valued the businesses. However, the Company’s officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have substantial experience with mergers and acquisitions. Furthermore, in analyzing the Business Combinations, the Company’s board of directors conducted significant due diligence on each of UpHealth and Cloudbreak. Based on the foregoing, the Company’s board of directors concluded that its members’ collective experience and backgrounds, together with the experience and sector expertise of the Company’s advisors, enabled it to make the necessary analyses and determinations regarding the Business Combinations, including that the Business Combinations were fair from a financial perspective to its stockholders and that collectively UpHealth’s and Cloudbreak’s fair market value was at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on interest earned on the trust account) at the time of the agreement to enter into the Business Combinations. There can be no assurance, however, that the Company’s board of directors was correct in its assessment of the Business Combinations.

Q: Will the management and board of directors of UpHealth and Cloudbreak change in the Business Combinations?

A: We anticipate that all of the executive officers of UpHealth and Cloudbreak will remain with the post-combination company. Upon completion of the Business Combinations, Dr. Katz will continue as the co-chairman of the board of the directors of the post-combination company; our current directors will resign from our Board (other than Dr. Katz, Dr. Raluca Dinu and Neil Miotto). The board of directors of the post-combination company will be comprised of Dr. Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Agnès Rey-Giraud, Jerome Ringo and Moshe Bar-Siman-Tov.

Q: What equity stake will current stockholders of the Company, the UpHealth equity holders and the Cloudbreak equity holders hold in the post-combination company after the Closing?

A: It is anticipated that, upon completion of the Business Combinations, assuming no redemptions: (i) the Company’s public stockholders will retain an ownership interest of approximately 12.35% in the post-combination company (not including shares beneficially owned by our Sponsor); (ii) the PIPE Investors will own approximately 2.36% of the post-combination company (such that public stockholders, including the PIPE Investors, will own approximately 14.72% of the post-combination company); (iii) our Initial Stockholders (including our Sponsor) will own approximately 3.96% of the post-combination company; (iv) the former UpHealth equity holders will own approximately 74.22% of the post-combination company, assuming $86,200,000 of cash is used to repurchase UpHealth shares and (v) the former Cloudbreak equity holders will own approximately 7.11% of the post-combination company, assuming no cash is used to repurchase Cloudbreak Units.

The ownership percentage with respect to the post-combination company following the Business Combinations does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combinations or (ii) conversion of the Convertible Notes into shares of Common Stock or (iii) the issuance of any shares upon completion of the Business Combinations under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combinations on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—The Incentive Plan Proposal.”

Q: Will we obtain new financing in connection with the Business Combinations?

A: Yes. The PIPE Investors have agreed to purchase 3,000,000 shares of Common Stock in the aggregate, for $30,000,000 of gross proceeds, pursuant to the PIPE Subscription Agreements. The PIPE Subscription Agreements are contingent upon, among other things, stockholder approval of the Business Combination Proposals and the Closing. For additional information, please see the sections entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement.”

Additionally, the Convertible Note Investors have agreed to purchase an aggregate of $255,000,000 of gross proceeds, pursuant to the Convertible Note Subscription Agreements. The Convertible Note Subscription Agreements are contingent upon, among other things, stockholder approval of the Business Combination Proposals and the Closing. For additional information, please see the sections entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement.”

Q: What conditions must be satisfied to complete the Business Combinations?

A: There are a number of closing conditions in the Business Combination Agreements, including the approval by the stockholders of the Company of the UpHealth Business Combination Proposal, the Cloudbreak

Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combinations, please see the sections entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement”

Q: Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?

A: Unless waived by each of UpHealth and Cloudbreak, as applicable, the Business Combination Agreements provide that UpHealth’s and Cloudbreak’s obligations to consummate the Business Combinations are conditioned on the funds in the Trust Account being no less than an aggregate amount of $150,000,000. The PIPE Investors have agreed to purchase approximately 3,000,000 shares of Common Stock at $10.00 per share for gross proceeds to the Company of approximately $30,000,000 pursuant to PIPE Subscription Agreements entered into on January 20, 2021. Additionally, the Convertible Note Investors have agreed to purchase an aggregate amount of gross proceeds of $255,000,000 pursuant to the Convertible Note Subscription Agreements entered into on January 20, 2021. Each of the PIPE Investment and the Convertible Note Investment is contingent upon, among other things, stockholder approval of the Business Combination Proposals and the Closing. In addition, the Convertible Note Investment is also contingent upon there being, in addition to the aggregate amount of $150,000,000 in total funding available from any source, at least $50,000,000 of such funding from funds remaining in the Trust Account on the Closing after taking into account redemptions by the Company’s public stockholders (if any).

The Company will use the funds in the Trust Account to: (i) pay Company stockholders who properly exercise their redemption rights; and, provided that there are funds remaining after this payment, (ii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreements in connection with the transactions contemplated by the Business Combination Agreements, including the Business Combinations, and pursuant to the terms of the Business Combination Agreements.

Q: Why is the Company proposing the NYSE Stock Issuance Proposal?

A: We are proposing the NYSE Stock Issuance Proposal in order to comply with NYSE Listing Rule 312.03, which requires stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of Common Stock outstanding before the issuance of stock or securities.

In connection with the Business Combinations, we expect to issue up to 110,000,000 shares of Common Stock in the Business Combinations, subject to certain adjustments and less the Thrasys Incentive Amount and the amounts into which the Exchanged Options are exchanged. Because we may issue 20% or more of our outstanding Common Stock when considering together the Common Stock Consideration, we are required to obtain stockholder approval of such issuance pursuant to NYSE Listing Rule 312.03(c). For more information, please see the section entitled “Proposal No. 3—The NYSE Stock Issuance Proposal.”

Q: Why is the Company proposing the Charter Amendment Proposals?

A: The Second Amended and Restated Certificate of Incorporation that we are asking our stockholders to adopt in connection with the Business Combinations (the “Charter Amendment Proposals”) provides for certain amendments to our current amended and restated certificate of incorporation. Pursuant to Delaware law and the Business Combination Agreements, we are required to submit the Charter Amendment Proposals to the Company’s stockholders for adoption. For additional information please see the sections entitled “Proposal No. 4—Classification of the Board of Directors Proposal” “Proposal No. 5A—Approval of Additional

Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combinations and “Proposal 5B—Amendment to Exclusive Forum Provision Proposal.”

Q: Why is the Company proposing the Incentive Plan Proposal?

A: The purpose of the Incentive Plan Proposal is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 6—The Incentive Plan Proposal” for additional information.

Q: Why is the Company proposing the Election of Directors Proposal?

A: The purpose of the Election of Directors Proposal is to elect the directors comprising the board of directors of New UpHealth after the Closing Date of the Business Combinations. For more information about the election of the individuals nominated to serve as directors of New UpHealth, please see the section entitled “Proposal No. 7—Election of Directors Proposal.”

Q: Why is the Company proposing the Adjournment Proposal?

A: We are proposing the Adjournment Proposal to allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal, but no other proposal if the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved. Please see the section entitled “Proposal No. 8—The Adjournment Proposal” for additional information.

Q: What happens if you sell your shares of Common Stock before the Special Meeting?

A: The record date for the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Common Stock because you will no longer be able to deliver them two business days prior to the Special Meeting. If you transfer your shares of Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q: What constitutes a quorum at the Special Meeting?

A: A majority of the voting power of all outstanding shares of the capital stock of the Company entitled to vote must be present in person or by proxy (which would include presence at the virtual Special Meeting) to constitute a quorum for the transaction of business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own approximately 23% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 9,906,158 shares of our Common Stock would be required to achieve a quorum.

Q: What vote is required to approve the proposals presented at the Special Meeting?

A:

Proposal 1—The UpHealth Business Combination Proposal: The approval of the UpHealth Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the UpHealth Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the UpHealth Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the UpHealth Business Combination Proposal.

Proposal 2—The Cloudbreak Business Combination Proposal: The approval of the Cloudbreak Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Cloudbreak Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Cloudbreak Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the Cloudbreak Business Combination Proposal.

Proposal 3—The NYSE Stock Issuance Proposal: The approval of the NYSE Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE Stock Issuance Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal 4—Classification of the Board of Directors Proposal: The approval of the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 4.

Proposal 5A—Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combinations Proposal: The approval of certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company, requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 5A.

Proposal No. 5B—Amendment to Exclusive Forum Provision Proposal—To authorize amendments to the existing exclusive forum provision for certain stockholder litigation to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have the same effect as a vote “AGAINST” such Proposal No. 5B.

Proposal 6—The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote by proxy, as well as an abstention and broker non-vote, will have no effect on the Incentive Plan Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes

“AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal No. 7—Election of Directors Proposal: The approval of the Election of Directors Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote by proxy, as well as an abstention and broker non-vote, will have no effect on the Election of Directors Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Proposal 8—The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Q: What happens if the UpHealth Business Combination Proposal is not approved?

A: If the UpHealth Business Combination Proposal is not approved and we do not consummate a business combination by June 10, 2021, we will be required to dissolve and liquidate our Trust Account, unless we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination.

Q: What happens if the Cloudbreak Business Combination Proposal is not approved?

A: If the Cloudbreak Business Combination Proposal is not approved and we do not consummate a business combination by June 10, 2021, we will be required to dissolve and liquidate our Trust Account, unless we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination.

Q: May the Company, the Founders or the Company’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A: In connection with the stockholder vote to approve the proposed Business Combinations, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such selling stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per share pro rata portion of the Trust Account.

Q: How many votes do you have at the Special Meeting?

A: Each stockholder is entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record by such stockholder as of April 26, 2021, the record date for the Special

Meeting. As of the close of business on the record date, there were 19,812,315 outstanding shares of our Common Stock.

Q: How will our Initial Stockholders, directors and officers vote?

A: Prior to our IPO, we entered into agreements with our Initial Stockholders, pursuant to which each Initial Stockholder agreed to vote any shares of Common Stock owned by them in favor of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal. Currently, our Initial Stockholders own 23% of our issued and outstanding shares of Common Stock, and will be able to vote all such shares at the Special Meeting.

Q: How do I vote?

A: If you were a stockholder of record on April 26, 2021, you may vote by granting a proxy. Specifically, you may vote:

•

By Mail—You may vote by mail by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Votes submitted by mail must be received by 5:00 p.m. Eastern time on                 , 2021.

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You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

•	We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting.

•	If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

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Voting at the Special Meeting—We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://[●], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting.

If you hold your shares in street name, you must submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.

Q: What will happen if I abstain from voting or fail to vote at the Special Meeting?

A: At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

Q: What will happen if I sign and return my proxy card without indicating how I wish to vote?

A: Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q: If I am not going to attend the Special Meeting, should I return my proxy card instead?

A: Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully. If you are a stockholder of record of our Common Stock as of the close of business on the record date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card. Please note that if you are a beneficial owner of our Common Stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q: What is the difference between a stockholder of record and a “street name” holder?

A: If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q: If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A: No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not submit voting instructions, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q: How will a broker non-vote impact the results of each proposal?

A: Broker non-votes will count as a vote “AGAINST” the Charter Amendment Proposals but will not have any effect on the outcome of any other Proposals.

Q: May I change my vote after I have returned my signed proxy card or voting instruction form?

A: Yes. If you are a holder of record of our Common Stock as of the close of business on the record date, whether you vote by mail or in person, you can change or revoke your proxy before it is voted at the Special Meeting by:

•

delivering a signed written notice of revocation to our Secretary at GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•	attending the Special Meeting and voting, although attendance at the special meeting will not, by itself, revoke a proxy.

If you are a beneficial owner of our Common Stock as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q: What interests do our Founders and our current officers and directors have in the Business Combination?

A: Our Founders and certain members of our Board and officers have interests in the Business Combinations that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combinations. These interests include but are not limited to:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public share on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combinations. See the sections entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Interests of Certain Persons in the Business Combination”, “Proposal No. 2—Approval of the Cloudbreak Business Combination—Interests of Certain Persons in the Business Combination” and “Information about the Company Prior to the Business Combinations—Conflicts of Interest” for a complete description of such interests.

Q: What happens if you vote against the UpHealth Business Combination Proposal?

A: If you vote against the UpHealth Business Combination Proposal but the UpHealth Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the UpHealth Business Combination Proposal will be approved and, assuming the approval of the NYSE Stock Issuance Proposal and the Charter Amendment Proposals and the satisfaction or waiver of the other conditions to closing, the UpHealth Business Combination will be consummated in accordance with the terms of the UpHealth Business Combination Agreement.

If you vote against the UpHealth Business Combination Proposal and the UpHealth Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the UpHealth Business Combination Proposal will fail and we will not consummate the UpHealth Business Combination. If we do not consummate the UpHealth Business Combination, we may continue to try to complete a business combination with a different target business until the applicable deadline. If we fail to complete an initial business combination by the applicable deadline, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q: What happens if you vote against the Cloudbreak Business Combination Proposal?

A: If you vote against the Cloudbreak Business Combination Proposal but the Cloudbreak Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our Common

Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Cloudbreak Business Combination Proposal will be approved and, assuming the approval of the UpHealth Business Combination Proposal, NYSE Stock Issuance Proposal and the Charter Amendment Proposals and the satisfaction or waiver of the other conditions to closing, the Cloudbreak Business Combination will be consummated in accordance with the terms of the Cloudbreak Business Combination Agreement.

If you vote against the Cloudbreak Business Combination Proposal and the Cloudbreak Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Cloudbreak Business Combination Proposal will fail and we will not consummate the Cloudbreak Business Combination. If we do not consummate the Cloudbreak Business Combination, we may continue to try to complete a the UpHealth Business Combination or a business combination with a different target business until the applicable deadline. If we fail to complete an initial business combination by the applicable deadline, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our public stockholders.

Q: Do you have Redemption Rights?

A: Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem, upon the Closing, shares of Common Stock for cash equal to the pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account that holds the proceeds of our IPO (including interest not previously released to the Company to pay franchise and income taxes ), subject to certain limitations. For illustrative purposes, based on the balance of the Trust Account of $168,000,000 as of January 31, 2021, the estimated per share redemption price would have been approximately $10.10. Public stockholders may elect to redeem their shares even if they vote for the Business Combinations. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition to have cash or cash equivalents from any source that equal or exceed $150,000,000.

Our Initial Stockholders have agreed to waive their redemption rights with respect to such shares, which will be excluded from the pro rata calculation used to determine the per-share redemption price. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreements provide that each of UpHealth’s and Cloudbreak’s obligation to consummate the Business Combinations is conditioned on the funds in the Trust Account being no less than an aggregate amount of $150,000,000. This condition to closing in the Business Combination Agreements is for the sole benefit of the parties thereto and may be waived by each of UpHealth and Cloudbreak, as applicable. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then each of UpHealth and Cloudbreak may elect not to consummate the Business Combinations, as applicable. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combinations. Unless otherwise specified, the information in the accompanying proxy statement/prospectus assumes that none of our public stockholders exercise their redemption rights with respect to their shares of Common Stock by the applicable deadline.

Q: If you are a Company public warrant holder, can you exercise Redemption Rights with respect to your public warrants?

A: No. The holders of our public warrants have no Redemption Rights with respect to such public warrants.

Q: If you are a Company rights holder, can you exercise Redemption Rights with respect to your rights?

A: No. The holders of our rights have no Redemption Rights with respect to such rights.

Q: Can the Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combinations?

A: No. Our Initial Stockholders, officers and directors have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combinations. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combinations.

Q: Is there a limit on the number of shares you may redeem?

A: We have no specified maximum redemption threshold under our current amended and restated certificate of incorporation. Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreements provide that each of UpHealth’s and Cloudbreak’s obligation to consummate their respective Business Combination is conditioned on the amount of cash or cash equivalents that we have from any source being no less than an aggregate amount of $150,000,000. This condition to closing in each Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by UpHealth and Cloudbreak, as applicable. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then each of UpHealth and Cloudbreak may elect not to consummate their respective Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).

Q: Is there a limit on the total number of shares that may be redeemed?

A: Yes. Our amended and restated certificate of incorporation provides that we may not redeem our public shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreements. Other than this limitation, our current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreements provide that the obligation of each of UpHealth and Cloudbreak to consummate their Business Combinations is conditioned on the amount of cash or cash equivalents that we have from any source being equal to or in excess of $150,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreements and the Convertible Note Subscription Agreements exceed the aggregate amount of cash available to us, we may not complete the Business Combinations or redeem any shares, all shares of Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Based on the amount of approximately $149.6 million in our Trust Account as of March 19, 2021, 9,866,819 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreements and the Convertible Note Subscription Agreements. We refer to this as the maximum redemption scenario.

Q: Will how you vote affect your ability to exercise Redemption Rights?

A: No. You may exercise your redemption rights whether you vote your shares of Common Stock for or against, or whether you abstain from voting on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreements can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of NYSE.

Q: How do you exercise your Redemption Rights?

A: In order to exercise your redemption rights, you must (i)(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares, public rights and public warrants prior to exercising your redemption rights with respect to the public shares; and (ii) prior to 5:00 p.m. Eastern time on                     , 2021 (two business days before the Special Meeting) (a) submit a written request to the Transfer Agent that the Company redeem your public shares for cash and (b) deliver your public shares to the Transfer Agent, physically or electronically through Depository Trust Company (“DTC”). Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. The Transfer Agent’s address is as follows:

Continental Stock Transfer & Trust Company

1 State Street—30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

You must also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT’ acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of public shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking Redemption Rights with respect to more than 15% of the public shares, which we refer to as the “15% threshold.” Accordingly, all public shares in excess of the 15% threshold beneficially owned by a public stockholder or “group” (as defined in Section 13d-3 of the Exchange Act) will not be redeemed for cash.

Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name”, are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combinations are approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise Redemption Rights to tender their shares, as the need to deliver shares is a requirement to exercising Redemption Rights, regardless of the timing of when such delivery must be effectuated.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combinations. If you delivered your shares for redemption to our Transfer Agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our Transfer Agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed under the question “Who can help answer my questions?” below.

Q: What are the U.S. federal income tax consequences of exercising your Redemption Rights?

A: The U.S. federal income tax consequences of the redemption depend on particular facts and circumstances. Please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Certain U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q: Do you have appraisal rights if you object to the Business Combinations?

A: No. Appraisal rights are not available to holders of our Common Stock in connection with the Business Combinations.

Q: What happens to the funds held in the Trust Account upon consummation of the Business Combinations?

A: The funds held in the Trust Account will be used to: (i) pay Company stockholders who properly exercise their redemption rights; and, provided that there are funds remaining after this payment, (ii) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company and other parties to the Business Combination Agreements in connection with the transactions contemplated by the Business Combination Agreements, including the Business Combinations, and pursuant to the terms of the Business Combination Agreements.

Q: What happens if the Business Combinations are not consummated?

A: There are certain circumstances under which the Business Combination Agreements may be terminated. Please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate either Business Combination, we may continue to try to complete a business combination with a different target business until the applicable deadline. If we fail to complete an initial business combination by the applicable deadline, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Account, including interest not previously released to the Company to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors—Risks Related to the Company and the Business Combinations.”

Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares and the underwriters of our IPO agreed to waive their rights to the business combination marketing fee held in the Trust Account in the event we do not complete our initial business combination within the required period. In addition, if we fail to complete a business combination by the applicable deadline, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q: When are the Business Combinations expected to be completed?

A: The closing of the Business Combinations are expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Conditions to Closing of the Business Combination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Conditions to Closing of the Cloudbreak Business Combination.” The closing is expected to occur in the second quarter of 2021. The Business Combination Agreements may be terminated by the Company, UpHealth or Cloudbreak, as applicable if the Closing has not occurred by June 10, 2021.

For a description of the conditions to the completion of the Business Combinations, see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Conditions to Closing of the Business Combination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Conditions to Closing of the Cloudbreak Business Combination.”

Q: What do you need to do now?

A: You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Business Combinations will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q: Who can vote at the special meeting?

A: Only holders of record of the Company’s Common Stock, including those shares held as a constituent part of our units, at the close of business on April 26, 2021 are entitled to have their vote counted at the special meeting and any adjournments or postponements thereof. On this record date, 19,812,315 shares of Common Stock were outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name. If on the record date your shares or units were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust

Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting or vote by proxy. Whether or not you plan to attend the special meeting in person, the Company urges you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on the record date your shares or units were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your broker or other agent.

Q: Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A: We will pay the cost of soliciting proxies for the Special Meeting. We have engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. We have agreed to pay MacKenzie a fee of $9,000, plus disbursements, and will reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our Common Stock for their expenses in forwarding soliciting materials to beneficial owners of our Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Who can help answer my questions?

A: If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

c/o GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Secretary

Telephone: (650) 276-7040

You may also contact our proxy solicitor at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my Redemption Rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street-30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of the Company, UpHealth and Cloudbreak, to fully understand the proposed Business Combinations (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 458 of this proxy statement/prospectus.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by the Company’s public stockholders; and (ii) no inclusion of any shares of Common Stock issuable upon the exercise of the Company’s warrants or any shares to be issued pursuant to the Incentive Plan at or following the Closing.

Parties to the Business Combination

The Company

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated on March 6, 2019, as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The public units began trading on the NYSE under the symbol “GIX.U” on June 5, 2019. On June 26, 2019, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On July 1, 2019, the shares, warrants and rights began trading on the NYSE under the symbols “GIX”, “GIX.WS” and “GIX.RT” respectively. We intend to apply to continue the listing of our publicly-traded Common Stock and warrants on NYSE under the symbols “UPH” and “UPH.WS” respectively, upon the Closing.

The mailing address of the Company’s principal executive office is c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303.

UpHealth Merger Sub

UpHealth Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of the Company, formed by the Company in November 2020, to consummate the UpHealth Business Combination. In the UpHealth Business Combination, UpHealth Merger Sub will merge with and into UpHealth, with UpHealth continuing as the surviving corporation.

The mailing address of UpHealth Merger Sub’s principal executive office is 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303.

Cloudbreak Merger Sub

Cloudbreak Merger Sub, a Delaware limited liability company, is a wholly-owned subsidiary of the Company, formed by the Company in November 2020, to consummate the Cloudbreak Business Combination. In the Cloudbreak Business Combination, Cloudbreak Merger Sub will merge with and into Cloudbreak, with Cloudbreak continuing as the surviving corporation.

The mailing address of Cloudbreak Merger Sub’s principal executive office is 1731 Embarcadero Rd., Suite 200, Palo Alto, California 94303.

UpHealth

UpHealth is a global digital health company intent on creating a single, integrated platform of technologies and services essential to personalized, affordable and effective care globally. Its mission is to reshape care delivery and enable healthier communities through a simplified digital front door that connects evidence-based care, coordinated workflows and health services. UpHealth will offer patient-centric digital health technologies and tech-enabled services to integrate care and improve performance across four markets of the healthcare industry; integrated care management, digital pharmacy, global telehealth and behavioral health.

For more information about UpHealth, please see the sections entitled “Information About New UpHealth,” “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” the Management’s Discussion and Analysis for each of the companies acquired or to be acquired by UpHealth and “Management After the Business Combinations.”

Cloudbreak

Cloudbreak Health, LLC, a Delaware limited liability company, is a unified telemedicine and video medical interpretation solutions provider, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. Cloudbreak’s platform offers tele-interpretation (video and audio medical interpreting), telepsychiatry, telestroke, tele-urology, and other specialities, all with integrated language services for Limited English Proficient and Deaf/Hard-of-Hearing patients. For more information about Cloudbreak, please see the sections entitled “Information About Cloudbreak,” “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combinations.”

Organizational Structure

The diagrams set forth below illustrate in a simplified manner the ownership structure of each of the New UpHealth operating subsidiaries as they would be immediately following the completion of the two business combination proposals described in this proxy statement/prospectus. Each “arrow” line in the diagrams represents a parent-subsidiary relationship with the line beginning at the parent and pointing in the direction of its subsidiary.

Included in the diagrams are the following entities with their respective ownership percentages and domicile jurisdictions:

UpHealth Holdings, Inc. directly currently owns or will own:

•	100% of the equity interests in Thrasys, Inc., which in turn owns 100% of the equity interests in Comprehensive Care Alliance, LLC.

•

approximately 90% of the equity interests in Glocal Healthcare Systems Private Limited, which in turn holds various ownership or profit sharing percentages in forty-two (42) subsidiaries, the lowest percentage interest being 62%.

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100% of the equity interests in TTC Healthcare, Inc., which in turn owns 100% of the equity interests in (1) Transformations Treatment Center, Inc., which in turn owns 80% of the equity interests in Transformations Mending Fences, LLC, (2) Summit Detox, Inc., (3) Pinnacle Testing, Inc., (4) Wrigley Healthcare Services, Inc., (5) Freedom Now, Inc., (6) Integrity Way, Inc., (7) Olympus Recovery, LLC, and (8) Supportive Healthcare, Inc.

•

100% of the equity interests in Innovations Group, Inc., which in turn owns 100% of the equity interests in (1) Worldlink Medical, Inc., (2) MedQuest Pharmacy, Inc., (3) Pinnacle Labs, Inc., and (4) Medical Horizons, Inc.

•

100% of the equity interests in Behavioral Health Services, LLC, which in turn owns 100% of the equity interests in (1) Psych Care Consultants, LLC., (2) BHS Pharmacy, LLC, and (3) Reimbursement Solutions LLC.

Cloudbreak Health, LLC directly owns:

•	100% of the equity interests in (1) Carenection, LLC, which in turn owns 100% of the equity interests in Carenection Labs, LLC, and (2) Language Access Network, LLC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Pivotal has elected to take advantage of such extended transition period.

The Company will remain an emerging growth company until the earlier of (i) December 31, 2024 (the last day of the fiscal year following the fifth anniversary of the consummation of the Company’s initial public offering), (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (iv) the date on which the Company has issued more than $1.0 billion in nonconvertible debt during the prior three-year period.

The UpHealth Business Combination Proposal and Cloudbreak Business Combination Proposal

On November 20, 2020, the Company and UpHealth Merger Sub entered into the UpHealth Business Combination Agreement (as subsequently amended and as it may be further amended from time to time) with UpHealth. If the UpHealth Business Combination Agreement is adopted by UpHealth stockholders and the UpHealth Business Combination Agreement is approved by Company stockholders at the Special Meeting, UpHealth Merger Sub will merge with and into UpHealth, with UpHealth surviving the merger. For more information about the transactions contemplated by the UpHealth Business Combination Agreement, please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination.” A copy of the UpHealth Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

On November 20, 2020, the Company and Cloudbreak Merger Sub entered into the Cloudbreak Business Combination Agreement with Cloudbreak. If the Cloudbreak Business Combination Agreement is adopted by Cloudbreak members and the Cloudbreak Business Combination Agreement is approved by Company stockholders at the Special Meeting, Cloudbreak Merger Sub will merge with and into Cloudbreak, with Cloudbreak surviving the merger. For more information about the transactions contemplated by the Cloudbreak Business Combination Agreement, please see the section entitled “Proposal No. 2—Approval of the Cloudbreak Business Combination.” A copy of the Cloudbreak Business Combination Agreement is attached to this proxy statement/prospectus as Annex B.

UpHealth Business Combination Consideration to the UpHealth stockholders

Subject to the terms of the UpHealth Business Combination Agreement and customary adjustments, at the effective time of the UpHealth Business Combination, each share of UpHealth capital stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination (other than shares owned by UpHealth as treasury stock or dissenting shares) will convert into the UpHealth merger consideration, which aggregate amount, together with all payments made with respect to all vested UpHealth equity awards, shall not exceed 99,000,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of UpHealth. Upon the effective time, each outstanding and unsettled restricted stock unit in respect of shares of UpHealth capital stock, option to purchase UpHealth capital stock and unvested restricted share of UpHealth capital stock will be rolled over into restricted stock units, options, or restricted shares, respectively, of Company Common Stock in accordance with the terms of the UpHealth Business Combination Agreement.

Cloudbreak Business Combination Consideration to the Cloudbreak members

Subject to the terms of the Cloudbreak Business Combination Agreement and customary adjustments, at the effective time of the Cloudbreak Business Combination, each Cloudbreak Unit issued and outstanding immediately prior to the effective time of the Cloudbreak Business Combination (other than dissenting Units) will convert into a number of shares of Company Common Stock set forth in the Cloudbreak Business Combination Agreement (the “Cloudbreak merger consideration”), which aggregate amount, together with all payments made with respect to all vested Cloudbreak equity awards, shall not exceed 11,000,000 shares of Company Common Stock, including shares issuable in respect of vested equity awards of Cloudbreak. Upon the effective time, each outstanding, option to purchase Cloudbreak Units and unvested restricted Cloudbreak Units will be rolled over into options or restricted shares of Company Common Stock in accordance with the terms of the Cloudbreak Business Combination Agreement.

Related Agreements

This section describes the material provisions of the Related Agreements, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The PIPE Subscription Agreement is attached hereto as Annex I. The Convertible Note Subscription Agreement is attached hereto as Annex J. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Stockholder Support Agreement

Contemporaneously with the execution of the UpHealth Business Combination Agreement, on November 20, 2020, GigCapital2 entered into a stockholder support agreement with certain of the stockholders of UpHealth (the “Stockholder Support Agreement”) pursuant to which such UpHealth stockholders agreed to vote all of their shares of UpHealth Common Stock in favor of the approval and adoption of the business combination and the UpHealth Business Combination Agreement. Additionally, such UpHealth stockholders agreed not to (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their shares of UpHealth Common Stock (or enter into any arrangement with respect thereto), subject to certain exceptions, or (b) deposit any of their shares of UpHealth Common Stock into a voting trust or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Member Support Agreement

Contemporaneously with the execution of the Cloudbreak Business Combination Agreement, on November 20, 2020, GigCapital2 entered into a member support agreement with certain of the members of Cloudbreak (the “Member Support Agreement”) pursuant to which such Cloudbreak members agreed to vote all of their Cloudbreak Units in favor of the approval and adoption of the Cloudbreak Business Combination and the Cloudbreak Business Combination Agreement and against any action, agreement or transaction or proposal that would result in a breach of any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cloudbreak under the Cloudbreak Business Combination Agreement or that would reasonably be expected to result in the failure of the Cloudbreak Business Combination. Additionally, such Cloudbreak members agreed not to (i) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their Cloudbreak Units (or enter into any arrangement with respect thereto), subject to certain exceptions, (ii) deposit any of their Cloudbreak Units into a voting trust or enter into any voting agreement or arrangement that is inconsistent with the Member Support Agreement, or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units, subject to certain exceptions.

UpHealth Registration Rights and Lock-Up Agreement

In connection with the closing of the UpHealth Business Combination, we will enter into a Registration Rights and Lock-Up Agreement (the “UpHealth Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth holders may demand at any time or from time to time, that GigCapital2 file a registration statement on Form S-1 or Form S-3 to register certain shares of GigCapital2 Common Stock held by such holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement will also provide the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The UpHealth Registration Rights and Lock-Up Agreement further provides that, subject to certain exceptions, each of the UpHealth Holders shall not transfer any shares of GigCapital2 Common Stock beneficially owned or owned of record by such UpHealth holders until the earlier of (i) six months or one year (as applicable) after the date of the closing of the UpHealth Business Combination or (ii) the date on which, subsequent to the UpHealth Business Combination, the last sale price of the GigCapital2 Common Stock (a) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the UpHealth Business Combination, or (b) the date following the completion of the UpHealth Business Combination on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the GigCapital2 Board, such lock-up period may end earlier than as provided therein upon written notice to the UpHealth holders.

For more information about the UpHealth Registration Rights and Lock-Up Agreement, see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Related Agreements—UpHealth Registration Rights and Lock-Up Agreement.”

Cloudbreak Registration Rights and Lock-Up Agreement

In connection with the closing of the Cloudbreak Business Combination, we will enter into a Registration Rights and Lock-Up Agreement (the “Cloudbreak Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, GigCapital2 will be obligated to file a registration statement to register the resale of certain shares of GigCapital2 Common Stock held by the Cloudbreak holders. In addition, pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak holders may demand at any time or from time to time, that GigCapital2 conduct an underwritten offering with respect to certain shares of GigCapital2 Common Stock held by such Cloudbreak holders. The Cloudbreak Registration Rights and Lock-Up Agreement will also provide the Cloudbreak Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Cloudbreak Registration Rights and Lock-Up Agreement further provides that, subject to certain exceptions, each of the Cloudbreak holders shall not transfer any shares of GigCapital2 Common Stock beneficially owned or owned of record by such Cloudbreak holders until the earlier of (i) six months or one year (as applicable) after the date of the closing of the Cloudbreak Business Combination or (ii) the date on which, subsequent to the Cloudbreak Business Combination, the last sale price of the GigCapital2 Common Stock (a) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Cloudbreak Combination, or (b) the date following the completion of the Cloudbreak Business Combination on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2

Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the GigCapital2 Board, such lock-up period may end earlier than as provided therein upon written notice to the Cloudbreak holders.

For more information about the Cloudbreak Registration Rights and Lock-Up Agreement, see the section entitled “Proposal No. 2—Approval of the Cloudbreak Business Combination—Related Agreements—Cloudbreak Registration Rights and Lock-Up Agreement.”

PIPE Subscription Agreements

On January 20, 2021, the Company entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the Company agreed to issue and sell to the PIPE Investors, in private placements to close immediately prior to the Closing, an aggregate of 3,000,000 shares of Company Common Stock at $10.00 per share, for an aggregate purchase price of $30,000,000. The obligations of the parties to consummate the PIPE Investment are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Convertible Note Subscription Agreements having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Convertible Note Subscription Agreements. The PIPE Investment will be consummated concurrently with the Closing.

For more information about the PIPE Subscription Agreements, see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Related Agreements—PIPE Subscription Agreements” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—Related Agreements—PIPE Subscription Agreements.”

Convertible Note Subscription Agreements

On January 20, 2021, the Company entered into the Convertible Note Subscription Agreements with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, the Convertible Notes for an aggregate purchase price of $255,000,000. The Convertible Notes are convertible into 22,173,913 shares of Common Stock at a conversion price of $11.50. The obligations to consummate the Convertible Note Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreements. The Convertible Note Investment will be consummated substantially concurrently with the Closing.

For more information about the Convertible Note Subscription Agreements, see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Related Agreements—Convertible Note Subscription Agreements and Indenture” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—Related Agreements—Convertible Note Subscription Agreements and Indenture.”

Incentive Plan

Our Board approved the Incentive Plan on February 7, 2021, subject to stockholder approval of the Incentive Plan at the Special Meeting. The purpose of the Incentive Plan is to promote our long-term success of the Company and the creation of stockholder value by encouraging service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of service providers with exceptional qualifications and linking service providers directly to stockholder interests through increased stock ownership. These incentives are provided through the grant of stock options, including incentive stock options, and nonqualified stock options, stock appreciation rights, restricted stock, and restricted stock units. For more information about the Incentive Plan, please see the section entitled “Proposal No. 6—The Incentive Plan Proposal—Summary of the Incentive Plan.”

Board of New UpHealth following the Business Combinations

Upon the Closing Date, we anticipate that the New UpHealth Board will consist of nine members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 7—The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently).

Upon the Closing Date, we expect that the New UpHealth Board will be comprised of Dr. Avi Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Agnès Rey-Giraud, Jerome Ringo and Moshe Bar-Siman-Tov.

Our Board has nominated the following individuals for election at our special meeting pursuant to Proposal No. 7—The Election of Directors Proposal:

•	Class I Directors: Messrs. Ringo, and Bar-Siman-Tov, and Dr. Pylypiv;

•	Class II Directors: Dr. Dinu and Messrs. Miotto and Locke; and

•	Class III Directors: Drs. Katz and Kathuria and Ms. Rey-Giraud.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 7—The Election of Directors Proposal” and “Management After the Business Combinations.”

Redemption Rights

Pursuant to our current amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combinations, including interest not previously released to the Company to pay its franchise and income taxes, by (ii) the total number of then-outstanding public shares; provided that the Company will not redeem any shares of Common Stock issued in the IPO to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,001. As of January 31, 2021, the estimated per share redemption price would have been approximately $10.10.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. Any request for redemption may be withdrawn until the deadline for submitting redemption requests and thereafter, with our consent, until the Closing.

Impact of the Business Combinations on the Company’s Public Float

It is anticipated that, upon completion of the Business Combinations, assuming no redemptions: (i) the Company’s public stockholders will retain an ownership interest of approximately 12.35% in the post-combination company (not including shares beneficially owned by our Sponsor); (ii) the PIPE Investors will own approximately 2.36% of the post-combination company (such that public stockholders, including the PIPE

Investors, will own approximately 14.72% of the post-combination company); (iii) our Initial Stockholders (including our Sponsor) will own approximately 3.96% of the post-combination company; (iv) the former UpHealth equity holders will own approximately 74.22% of the post-combination company, assuming $86,200,000 of cash is used to repurchase UpHealth shares and (v) the former Cloudbreak equity holders will own approximately 7.11% of the post-combination company, assuming no cash is used to repurchase Cloudbreak units. The ownership percentage with respect to the post-combination company following the Business Combinations does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combinations and (ii) the issuance of any shares upon completion of the Business Combinations under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the post-combination company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combinations on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Proposal No. 6—The Incentive Plan Proposal.”

The following table illustrates varying ownership levels in the Company, assuming no redemptions by the Company’s public stockholders and the maximum redemptions by the Company’s stockholders:

	No Redemptions	9,866,819 shares of common stock redeemed
The Company’s public stockholders	12.35%	4.97%
Pipe Investors	2.36%	2.56%
Initial Stockholders	3.96%	4.29%
The former UpHealth equity holders(1)	74.22%	80.47%
The former Cloudbreak equity holders(2)	7.11%	7.71%
Total	100%	100%

(1)	Assumes $86,200,000 of cash is used to repurchase UpHealth shares.
(2)	Assumes no cash is used to repurchase Cloudbreak Units.

Please see “Unaudited Pro Forma Condensed Combined Financial Information” on page 123.

The Charter Amendment Proposals

Upon the Closing, our amended and restated certificate of incorporation will be amended promptly to reflect the Charter Amendment Proposals to:

•	provide for the classification of our board of directors into three classes of directors with staggered terms of office and to make certain related changes (Proposal No. 4); and

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provide for certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company (Proposal No. 5A); and

•	provide for U.S. federal district courts to be the sole and exclusive forum for claims arising under the Securities Act (Proposal No. 5B).

Please see the sections entitled “Proposal No. 4—Classification of the Board of Directors Proposal,” “Proposal No. 5A—Approval of Additional Amendments to Current Amended and Restated Certificate of

Incorporation in Connection with the Business Combinations Proposal” and “Proposal No. 5B— Amendment to Exclusive Forum Provision Proposal” for more information.

Other Proposals

In addition, the stockholders of the Company will be asked to vote on:

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a proposal to approve, for purposes of complying with applicable NYSE Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock pursuant to the Business Combinations (Proposal No. 3);

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a proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6);

•	a proposal to elect the directors comprising the board of directors of New UpHealth following the closing of the Business Combinations (Proposal No. 7); and

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a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal (Proposal No. 8).

Please see the section entitled “Proposal No. 3—The NYSE Stock Issuance Proposal,” “Proposal No. 5A—Approval of Certain Governance Provisions in the Second Amended and Restated Certificate of Incorporation in Connection with the Business Combinations Proposal,” “Proposal No. 5B—Amendment to Exclusive forum Provision Proposal,” “Proposal No. 6—The Incentive Plan Proposal,” “Proposal No. 7—Election of Directors Proposal” and “Proposal No. 8—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

The Special Meeting will be held on                     , 2021 at 10:00 a.m., PDT at https://[●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting https://[●] and entering your 16-digit control number, which is either included on the proxy card you received or obtained through Broadridge Financial Solutions.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by                     , 2021 at https://[●]. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

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To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card before the Annual Meeting, we will vote your shares as directed.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on         , 2021 to be counted.

•	To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on , 2021 to be counted.

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To vote through the Internet during the meeting, please visit              and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting Power and Record Date

Only Company stockholders of record at the close of business on April 26, 2021, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 19,812,315 shares of Common Stock outstanding and entitled to vote, of which 14,817,315 are public shares and 4,995,000 are Founder Shares held by our Initial Stockholders.

Accounting Treatment

The Business Combinations will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of UpHealth issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Appraisal Rights

Appraisal rights are not available to our stockholders or to members of Cloudbreak in connection with the Business Combinations.

Pursuant to Section 262 of the DGCL, UpHealth stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of UpHealth Capital Stock, as determined by the Court of Chancery, if the UpHealth Merger is completed. The “fair value” of such shares of UpHealth Capital Stock as determine by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the UpHealth Business Combination Agreement. UpHealth stockholders who do not vote in favor of the UpHealth Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise UpHealth by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from UpHealth or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, UpHealth stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of UpHealth Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the UpHealth Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such UpHealth Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares.”

Please see the sections entitled “Special Meeting of Company Stockholders—Appraisal Rights”, “Proposal No. 1—Approval of the UpHealth Business Combination—Appraisal Rights”, “Proposal No. 2—Approval of the Cloudbreak Business Combination—Appraisal Rights” and “Appraisal Rights.”

Proxy Solicitation

Proxies may be solicited by mail. The Company has engaged MacKenzie to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of Company Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combinations, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combinations that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combinations, and in recommending to stockholders that they approve the Business Combinations. Stockholders should take these interests into account in deciding whether to approve the Business Combinations.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public share on the NYSE on         , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

Reasons for the Approval of the Business Combinations

In approving the Business Combination Agreements and the Business Combinations and recommending that the Company’s stockholders approve the Business Combination Agreements and the Business Combinations, the Board considered the following positive factors, although not weighted or in any order of significance:

•

Consideration of the following general criteria and guidelines that we stated in the prospectus for our IPO that we believe would believe would be important in evaluating prospective target businesses, although we indicated that we may enter into a business combination with a target business that does not meet these criteria and guidelines:

•	Target TMT companies that are at the forefront of high technology and are enabling the future evolution of intelligent systems and solutions.

•	Focus on TMT companies positioned to benefit from a public listing and greater access to capital.

•	Emphasis on companies that can benefit from a public listing and greater access to capital.

•	Businesses with a catalyst for significantly improved financial performance.

•	Market-leading participant with experienced and motivated management teams that may benefit from enhanced leadership and governance.

•	Middle-market businesses.

•

Prioritize entities with a well-performing management team and exceptional leadership talent that wishes to continue to drive the company to growth, and is coachable and eager to extend their knowledge and savvy through an interactive, and hands-on and supportive board of directors.

•	The following additional factors:

•	Large Addressable Market.

•	Growth Prospects.

•	Experienced and Proven Management Team.

•	Lock-Up.

•	Due Diligence.

•	Other Alternatives.

•	Negotiated Transaction.

The criteria and situations described above were not intended to be exhaustive and we indicated our evaluation of any particular initial business combination might reflect other considerations, factors and criteria deemed relevant by our management in effecting the relevant transaction, consistent with our business objective and strategy.

For more information about our decision-making process, please see the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Cloudbreak Business Combination.”

Conditions to Closing of the Business Combinations

Conditions to Each Party’s Obligations

The respective obligations of the Company, UpHealth and Cloudbreak to complete the UpHealth Business Combination and Cloudbreak Business Combination, as applicable, are subject to the satisfaction of the following conditions:

•

the applicable waiting period(s) under the HSR Act and, if required, any other applicable antitrust law in respect of the transactions contemplated by the Business Combination Agreements, as applicable, must have expired or been terminated;

•

there must not be in effect any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreements, as applicable;

•

the approval by the Company stockholders of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal shall have been obtained;

•

the Company Common Stock to be issued in connection with the Business Combinations (including the Company Common Stock to be issued pursuant to payment of the earnout consideration) must have been approved for listing on the NYSE, subject only to official notice of issuance thereof;

•	the approval of the Business Combination Agreements and the transactions contemplated by the Business Combination Agreements by the requisite vote of the UpHealth stockholders and Cloudbreak members, as applicable, as more fully described in “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Conditions to Closing of the UpHealth Business Combination Agreement” on page 168 and “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Conditions to Closing of the Cloudbreak Business Combination Agreement” on page 213;

•	certain specified consents, approvals and authorizations shall have been obtained from and made with all Governmental Authorities; and

•	the Company shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with the Company’s organizational documents.

Conditions to the Company’s and UpHealth Merger Sub’s Obligations pursuant to the UpHealth Business Combination Agreement

The obligation of the Company and UpHealth Merger Sub to complete the UpHealth Business Combination is also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the accuracy of the representations and warranties of UpHealth as of the date of the UpHealth Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Conditions to Closing of the UpHealth Business Combination Agreement” on page 168;

•	each of the covenants of UpHealth to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•	no material adverse effect must have occurred since the date of the UpHealth Business Combination Agreement that is continuing;

•	UpHealth must have delivered a certificate signed by an officer of UpHealth certifying that the three preceding conditions have been satisfied;

•	the transactions contemplated by the PIPE Subscription Agreements must be consummated concurrently with the Closing;

•	the transactions contemplated by the Convertible Note Subscription Agreements must be consummated concurrently with the Closing;

•	other than certain specified individuals, all members of the board of directors of UpHealth and the Company Subsidiaries must have resigned;

•

the Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder (as defined in the UpHealth Business Combination Agreement) shall have attempted to repudiate or disclaim any of its or his obligations thereunder;

•

all parties to the Registration Rights and Lock-Up Agreement (as defined in the UpHealth Business Combination Agreement) other than the Company shall have delivered, or cause to be delivered, to the Company copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties;

•

UpHealth shall deliver to the Company a properly executed certification that shares of Common Stock of UpHealth are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by the Company with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

•	UpHealth shall have delivered to the Company the PCAOB Financial Statements and the Non-PCAOB Financial Statements (each as defined in the UpHealth Business Combination Agreement);

•

all closing conditions in the Cloudbreak Business Combination Agreement shall have been satisfied and the transactions contemplated thereunder have occurred prior to, or will occur substantially contemporaneously with, the Closing (as defined in the UpHealth Business Combination Agreement);

•	UpHealth shall have consummated its acquisitions of at least an additional 50% of the outstanding equity interests of Glocal and either of (a) TTC Healthcare, or (b) Innovations Group; and

•

the Company shall have received a written opinion from DLA Piper LLP (US) (or another law firm or accounting firm reasonably satisfactory to the Company), issued to the Company and in form and substance reasonably acceptable to the Company, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the UpHealth Business Combination, taken together with the Cloudbreak Business Combination and other related transactions, should qualify as an exchange described in Section 351 of the Code.

Conditions to UpHealth’s Obligations

The obligation of UpHealth to complete the merger is also subject to the satisfaction, or waiver by UpHealth, of the following conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the UpHealth Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 1—Approval of the UpHealth Business Combination—The UpHealth Business Combination Agreement—Conditions to Closing of the UpHealth Business Combination Agreement” on page 168;

•	each of the covenants of the Company to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•

the Company must have delivered a certificate signed by an officer of the Company, dated as of the Closing, certifying that, to the knowledge and belief of such officer, the two preceding conditions have been fulfilled;

•

a supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Merger Consideration (as defined in the UpHealth Business Combination Agreement);

•	the Company shall have an aggregate amount of cash and cash equivalents available from any sources of not less than $150,000,000; and

•

UpHealth shall have received a written opinion from Husch Blackwell LLP (or another law firm or accounting firm reasonably satisfactory to the Company), issued to UpHealth and in form and substance reasonably acceptable to UpHealth, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the UpHealth Business Combination, taken together with the Cloudbreak Business Combination and other related transactions, should qualify as an exchange described in Section 351 of the Code.

Conditions to the Company’s Obligations pursuant to the Cloudbreak Business Combination Agreement

The obligation of the Company to complete the Cloudbreak Business Combination is also subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the accuracy of the representations and warranties of Cloudbreak as of the date of the Cloudbreak Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 2—Approval of the Cloudbreak

Business Combination—The Cloudbreak Business Combination Agreement—Conditions to Closing of the Cloudbreak Business Combination Agreement” on page 213;

•	each of the covenants of Cloudbreak to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•	no material adverse effect must have occurred since the date of the Cloudbreak Business Combination Agreement that is continuing;

•	Cloudbreak must have delivered a certificate signed by an officer of Cloudbreak certifying that the three preceding conditions have been satisfied;

•	certain specified individuals must have executed written resignations effective as of the date of the Closing;

•

Cloudbreak must have provided evidence reasonably satisfactory to the Company that a valid exemption from the registration requirement under the Securities Act is available for the delivery of the shares of Company Common Stock to the Cloudbreak equity holders pursuant to the Cloudbreak Business Combination Agreement;

•

Cloudbreak must have provided evidence reasonably satisfactory to the Company that each holder of Cloudbreak Units that is a party to the IRA (as defined in the UpHealth Business Combination Agreement) is bound by a customary “lockup” restricting the transfer, sale and conveyance of the shares of Company Common Stock to be issued in connection with the Cloudbreak Business Combination Agreement for a period of six months following the Closing, all in a form reasonably acceptable to the Company; and

•

all closing conditions in the UpHealth Business Combination and the UpHealth Subsidiary Acquisition Agreements shall have been satisfied and the UpHealth Business Combination and consummation of the UpHealth Subsidiary Acquisition Agreements shall have occurred no earlier than three business days prior to, or will occur contemporaneously with, the closing of the Cloudbreak Business Combination.

Conditions to Cloudbreak’s Obligations

The obligation of Cloudbreak to complete the merger is also subject to the satisfaction, or waiver by Cloudbreak, of the following conditions:

•

the accuracy of the representations and warranties of the Company as of the date of the Cloudbreak Business Combination Agreement and as of the Closing, subject to certain materiality and material adverse effect thresholds, as more fully described in “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Conditions to Closing of the Cloudbreak Business Combination Agreement” on page 213;

•	each of the covenants of the Company to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•	no material adverse effect for both UpHealth and GigCapital2 must have occurred since the date of the Cloudbreak Business Combination Agreement;

•	a supplemental listing shall have been filed with the NYSE as of the Closing Date to list the shares constituting the Cloudbreak Business Combination Shares;

•

the Company must have delivered a certificate signed by an officer of the Company, dated as of the Closing, certifying that, to the knowledge and belief of such officer, the two preceding conditions have been fulfilled;

•	the existing certificate of incorporation of the Company must be amended and restated to reflect the form attached to this proxy statement/prospectus as Exhibit C;

•

Cloudbreak must have received a written opinion from a third party law firm or accounting firm that the Cloudbreak Business Combination and other related transactions should qualify as an exchange in Section 351(a) of the Code;

•	the Cloudbreak Escrow Agreement must be in full force and effect;

•	the Registration Rights and Lock-Up Agreement must have been executed and delivered by all parties thereto;

•

GigCapital2 must have delivered to Cloudbreak evidence that, immediately after the Closing (and for the avoidance of doubt, without deducting or taking into account any liabilities, expenses or other deductions, including the Company Redemption Amount (as defined in the Cloudbreak Business Combination Agreement), any transaction expenses of Cloudbreak or the Company or any other payable or deductions that is expected to occur at or after the Closing), the amount of cash or cash equivalents that we have from any source will be no less than an aggregate amount of $150,000,000; and

•

all closing conditions in the UpHealth Business Combination and the UpHealth Subsidiary Acquisition Agreements shall have been satisfied and the UpHealth Business Combination and consummation of the UpHealth Subsidiary Acquisition Agreements shall have occurred no earlier than three business days prior to, or will occur contemporaneously with, the closing of the Cloudbreak Business Combination.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combinations are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On March 24, 2021, the Company and UpHealth, and on March 25, 2021, Dr. Chirinjeev Kathuria, filed the required forms under the HSR Act with the Antitrust Division and the FTC. The latest of the 30-day waiting periods with respect to the Business Combinations expired at 11:59 p.m. Eastern time on April 26, 2021.

At any time before or after consummation of the Business Combinations, notwithstanding any termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combinations. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combinations on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result. None of the Company, UpHealth or Cloudbreak is aware of any material regulatory approvals or actions that are required for completion of the Business Combinations other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Company’s Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Amendment Proposals require the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting.

A failure to vote or an abstention will have no effect on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal, the Incentive Plan Proposal and the Election of Directors Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the UpHealth Business Combination Proposal and the NYSE Stock Issuance Proposal.

It is important for you to note that in the event that the UpHealth Business Combination Proposal, the NYSE Stock Issuance Proposal or the Charter Amendment Proposals do not receive the requisite vote for approval, we will not consummate the Business Combinations. If we do not consummate the Business Combinations and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholders.

Recommendation to Company Stockholders

Our Board believes that each of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combinations that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal. Please see “Special Meeting of Company Stockholders—Recommendation to Company Stockholders.”

Risk Factors

In evaluating the Business Combinations and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 63 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company, UpHealth and Cloudbreak to complete the Business Combinations, as applicable, and (ii) the business, cash flows, financial condition and results of operations of UpHealth and Cloudbreak, as applicable, prior to the consummation of the Business Combinations, as applicable, and the post-combination company following consummation of the Business Combinations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data (as restated) of the Company as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from March 6, 2019 (the date of inception) through December 31, 2019. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company Prior to the Business Combination” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

($ in thousand)	As of December 31, 2020 (As Restated)	As of December 31, 2019 (As Restated)
Balance Sheet Data:
Working capital	$(2,012)	$1,400
Cash	$479	$1,577
Cash and marketable securities held in Trust Account	$168,385	$173,995
Total assets	$168,928	$175,768
Total liabilities	$3,668	$522
Common stock subject to possible redemption	$160,260	$170,246
Stockholders’ equity	$5,000	$5,000

($ in thousand, except share and per share amounts)	Year Ended December 31, 2020 (As Restated)	Period from March 6, 2019 (Date of Inception) through December 31, 2019 (As Restated)
Statements of Operations Data:
Revenue	$–	$–
Operating Expenses	$3,950	$953
Other expense	$931	$65
Interest income	$1,023	$1,873
Net income (loss)	$(4,129)	$295
Net loss attributable to common stockholders	$(4,685)	$(710)
Basic and diluted net loss per share	$(0.88)	$(0.15)
Weighted-average shares outstanding excluding shares subject to possible redemption—basic and diluted	5,304,752	4,847,100

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF UPHEALTH

The following table contains summary historical financial data for UpHealth as of and for the period ended December 31, 2020. The information below is only a summary and should be read in conjunction with the sections entitled “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

As of December 31, 2020
($ in thousand)
Balance Sheet Data:
Working capital	$(28,254)
Cash and cash equivalents	$1,839
Total assets	$262,390
Total liabilities	$41,669
Common stock	$.6
Stockholders’ equity	$220,721

Year Ended December 31, 2020
($ in thousand, except shares and per share amounts)
Statements of Operations Data:
Revenue	$5,396
Operating expenses	$6,139
Net loss	$(2,186)
Basic and diluted net loss per share	$(0.43)
Weighted average shares outstanding—basic and diluted	5,091,975

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF CLOUDBREAK

The following tables show selected historical financial information of Cloudbreak Health, LLC for the periods and as of the dates indicated. This information was derived from the audited financial statements of Cloudbreak Health, LLC for the years ended December 31, 2020 and December 31, 2019. The information below is only a summary and should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cloudbreak” as well as Cloudbreak’ historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus. Results from interim periods are not necessarily indicative of results that may be expected for the entire year.

	Year Ended December 31,
	2020	2019

($ in thousand, except share and per share amounts)
Statements of Operations Data:
Revenue	$28,089	$30,130
Cost of revenue	14,343	16,869

Gross loss	13,746	13,261

Operating expenses
Research and development	0	—
Selling, general, and administrative	19,131	18,657

Total operating expenses	19,131	18,657

Loss from operations	(5,385)	(5,396)
Other expenses (income)
Inducement expenses	0	—
Interest expenses	6,639	4,778
Other income (expense), net	(63)	(80)
Rental income	(422)	(340)

Total other expenses, net	6,153	4,358

Net loss	$(11,538)	$(9,755)

Net loss per share	$(2.29)	$(1.94)

Weighted average shares outstanding — basic and diluted	5,034,700	5,034,700

	As of December 31, 2020	As of December 31, 2019

($ in thousand)
Balance Sheet Data:
Working capital	$(35,683)	$(1,955)
Cash and cash equivalents	$1,517	$290
Total assets	$23,319	$21,480
Total liabilities	$56,196	$43,063
Redeemable convertible preferred stock	$15,000	$15,000
Total members’ interests	$(47,877)	$(36,583)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands except share and per share amounts)

On November 23, 2020, GigCapital2, Inc. announced the pending merger of a series of integrated merger transactions.

On November 23, 2020, GigCapital2 announced that it executed the UpHealth Business Combination Agreement.

Also, on November 23, 2020, GigCapital2 also announced that it executed the Cloudbreak Business Combination Agreement.

UpHealth has previously or contemporaneously entered into separate merger agreements with respect to the acquisitions by UpHealth of Behavioral Health Services, Innovations Group, Thrasys, TTC Healthcare, and a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. All of these entities have been acquired or are probable of being acquired under US GAAP and are therefore included in the pro forma financial statements contained herein. UpHealth has consummated the mergers of Thrasys and Behavioral Health Services and they are included in the UpHealth consolidated financial statements as of December 31, 2020. The audited statements of operations for Thrasys and Behavioral Health Services presented through November 20, 2020, the acquisition date, are shown separately, as only the activity after the acquisition date are included in the UpHealth results.

The UpHealth Business Combination Agreement

Pursuant to the terms of the UpHealth Business Combination Agreement, GigCapital2 will acquire UpHealth through the statutory merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the UpHealth Business Combination, each share of UpHealth Common Stock will be canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount. UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal, with the UpHealth Business Combination Agreement providing for a purchase price adjustment for every 1% less than 90% of the equity interests that is owned by UpHealth upon the Closing. UpHealth as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth acquired an additional 46% of the equity interests of Glocal, and as a result, now owns 89% of the equity interests of Glocal. The Aggregate Merger Consideration may be reduced by certain share thresholds if the Glocal acquisition at the 90% threshold is not completed.

The Cloudbreak Business Combination

Pursuant to the terms of the Cloudbreak Business Combination Agreement (and any terms used in this paragraph that are not otherwise defined are as defined in the Cloudbreak Business Combination Agreement), GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the Cloudbreak Business Combination: (i) each Cloudbreak Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit

Merger Consideration”); (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each option that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (a) the number of Cloudbreak Units subject to such option, multiplied by (b) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”). Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak Business Combination Agreement.

Additionally, immediately prior to the Closing, each common warrant shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the closing of the Cloudbreak Business Combination, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock.

Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” (“ASC 805”) with the Company treated as the legal acquirer. Under ASC 805, UpHealth was determined to be the ultimate accounting acquirer for the UpHealth mergers. The following tables set forth an unaudited pro forma condensed combined balance sheet as of December 31, 2020, and an unaudited proforma condensed combined statement of operations for the twelve months ended December 31, 2020 (as adjusted for conforming presentation periods for Glocal, a March 31 year-end). The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Acquisition as if it had occurred on that date. The pro forma balance sheet data is derived from the audited historical financial statements (as restated) of GigCapital2 and the audited historical financial statements of the Merger entities as of December 31, 2020, except as to Glocal which, as noted, is a March 31 year-end. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020, has been prepared to illustrate the effects of the Acquisition, as if it had occurred on January 1, 2020. The pro forma condensed combined statement of operations is derived from the audited financial statements (as restated) of GigCapital2 for the year ended December 31, 2020, the audited financial statements of each of the UpHealth and Cloudbreak merger entities for the year ended December 31, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations reflect non-recurring transaction charges directly related to the Acquisition that the combined company has incurred in furtherance of consummation of the Acquisition, as well as transaction costs incurred, but not yet recorded, subsequent to December 31, 2020. Further, the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated effective tax rate, which will likely vary from the actual effective rate in periods subsequent to the completion of the Acquisition.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Acquisition been consummated prior to December 31, 2020, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The fair value of each of the Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates and are subject to adjustment as, and if, more information is obtained within twelve months of the consummation of the Mergers. As of the date of filing of this Form S-4 to which the following unaudited pro forma condensed combined financial statements are attached, the Company has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Merger entities’ assets acquired and liabilities assumed and related allocation of purchase price. The purchase price allocation and related depreciation and amortization included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of preparing these unaudited pro forma condensed combined financial statements. Management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Acquisition. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. In addition, certain reclassifications have been made to the Merger entities’ historical financial statements to conform to the presentation used in the Company’s historical financial statements. Such reclassifications had no effect on the Merger entities’ previously reported financial position or results of operations, except as to Glocal which, as noted, is a March 31 year-end.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of GigCapital2 and the merger entities’ operating as a combined company or for liabilities resulting from integration planning, as management is in the process of making these assessments. However, liabilities ultimately may be recorded for additional costs in subsequent periods related to all merger entity companies, including severance, relocation or retention costs related to employees of the merger entities, as well as other costs associated with integrating and/or restructuring the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	audited historical financial statements (as restated) of the Company as of and for the year ended December 31, 2020; and

•	audited historical consolidated financial statements of the merger entities as of and for the year ended December 31, 2020 (twelve months ended March 31, 2020 for Glocal).

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Common Stock:

•	Assuming No Redemption: This scenario assumes that no additional shares of Common Stock are redeemed; and

•

Assuming Maximum Redemption: This scenario assumes that 9,867,309 shares of Common Stock are redeemed for an aggregate payment of approximately $99,700,000 (based on the estimated per share redemption price of approximately $10.10 per share based on the fair value of marketable securities held in the Trust Account as of March 19, 2021 of approximately $149,700,000) from the Trust Account. The Business Combination Agreements provide that each of UpHealth’s and Cloudbreak’s obligation to consummate the Business Combinations, as applicable, is conditioned on the funds in the Trust Account being no less than an aggregate amount of $150,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. This scenario therefore gives effect to $50,000,000 being retained in the Trust Account. This results in public share redemptions of 9,867,309 shares for aggregate redemption payments of approximately $99,700,000.

	Historical		UpHealth, Inc. Equivalent Pro Forma Per Share Data		Combined Pro Forma
Selected Unaudited Pro Forma Condensed Combined Statement of Operations—Twelve Months ended December 31, 2020	GigCapital2, Inc. and subsidiaries (As Restated)	UpHealth Holdings, Inc. and subsidiaries	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Book value per Share(1)	$9.10	$58.14	$69.31	$65.43	$6.31	$5.96
Net loss available to common stockholders	$(20,003,136)	$(4,359,015)	$—	$—	$(93,123,549)	$(93,123,549)
Net loss per share available to common stockholders—basic and diluted(1)	$(1.40)	$(0.48)	$(8.08)	$(8.71)	$(0.74)	$(0.79)
Cash dividends per share(2)	$—	$—	$—	$—	NA	NA
Weighted average shares outstanding—basic and diluted	14,325,961	9,013,869			126,590,256	117,367,042

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.98) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Exchange Ratio	Scenario 1	Scenario 2
UpHealth Holdings, Inc. Shares outstanding	9,013,869	9,013,869
GigCapital2, Inc. Shares to receive	99,000,000	99,000,000

Per Share Exchange Ratio	10.98	10.98

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about the:

•	benefits from the Business Combinations;

•	ability to complete an initial business combination, including the Business Combinations;

•	future financial performance following the Business Combinations;

•	success in retaining or recruiting, or changes required in, our officers, key employees or directors following an initial business combination;

•

officers and directors allocating their time to other businesses and potentially having conflicts of interest with the Company’s business or in approving our initial business combination, as a result of which they would then receive expense reimbursements;

•	public securities’ potential liquidity and trading;

•	use of proceeds not held in the Trust Account or available to the Company from interest income on the Trust Account balance; and

•	impact from the outcome of any known and unknown litigation.

Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about UpHealth’s, Cloudbreak’s or the post-combination company’s:

•	future financial performance, including financial projections and business metrics and any underlying assumptions thereunder;

•	future business or product expansion, including estimated revenues and losses, projected costs, prospects and plans;

•	trends in the healthcare industry;

•	ability to scale in a cost-effective manner;

•	ability to obtain and maintain intellectual property protection;

•	future capital requirements and sources and uses of cash; and

•	impact of competition and developments and projections relating to competitors and industry.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that the Company, UpHealth or Cloudbreak “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either the Company, UpHealth or Cloudbreak has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreements;

•

the outcome of any legal proceedings that may be instituted against the Company, UpHealth, Cloudbreak or others following announcement of the Business Combinations and the transactions contemplated in the Business Combination Agreements;

•

the inability to complete the transactions contemplated by the Business Combination Agreements due to the failure to obtain approval of the equity holders of the Company, UpHealth or Cloudbreak or other conditions to closing in the Business Combination Agreements;

•	the ability to obtain or maintain the listing of New UpHealth Common Stock on the NYSE following the Business Combinations;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combinations;

•

the ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, the ability of the Company to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combinations;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on New UpHealth’s business;

•

the ability of New UpHealth to execute its business model, including market acceptance of its planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•	New UpHealth’s ability to raise capital;

•	the possibility that the Company, UpHealth or Cloudbreak may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates; and

•

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” in this proxy statement/prospectus, and other filings that have been made or will be made with the SEC by the Company.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combinations and the proposals to be voted on at the Special Meeting. The following risk factors that apply to the business and operations of New UpHealth will also apply to the business and operations of the post-combination company following the completion of the Business Combinations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combinations, and may harm the business, cash flows, financial condition and results of operations of the post-combination company. These risk factors are not exhaustive. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” New UpHealth may face additional risks and uncertainties that are not presently known to it, or that UpHealth or Cloudbreak, as applicable, currently deems immaterial, which may also impair New UpHealth’s business or financial condition. The following discussion should be read in conjunction with the consolidated financial statements and notes to the financial statements included herein. Additional risks, beyond those summarized below may apply to our activities or operations as currently conducted or as we may conduct them in the future or in the markets in which we operate or may in the future operate. Consistent with the foregoing, we are exposed to a variety of risks, including risks associated with:

•	Our limited operating history as a combined company makes it difficult to evaluate our current business and future prospects;

•	The impact of health epidemics, including the COVID-19 pandemic, on our business, financial condition, growth and the actions we may take in response thereto;

•	The high degree of uncertainty of the level of demand for and market utilization of our solutions;

•	Substantial regulation and the potential for unfavorable changes to, or failure by us to comply with, these regulations, which could substantially harm our business and operating results;

•	Our dependency upon third-party service providers for certain technologies;

•	Increases in costs, disruption of supply or shortage of materials, which could harm our business;

•	Developments and projections relating to our competitors and industry;

•	The unavailability, reduction or elimination of government and economic incentives, which could have a material adverse effect on our business, prospects, financial condition and operating results;

•	Our management team’s limited experience managing a public company;

•	The possibility of our need to defend ourselves against fines, penalties and injunctions if we are determined to be promoting products for unapproved uses;

•	Concentration of ownership among our existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

•	The lack of assurance that the combined company’s Common Stock will be approved for listing on NYSE or that the combined company will be able to comply with the continued listing standards of NYSE;

•

If the benefits of the Business Combinations do not meet the expectations of investors or securities analysts, the potential for the market price of the Company’s securities or, following the Closing, the post-combination company’s securities, may decline;

•	The risk that the proposed Business Combinations disrupt current plans and operations of our business as a result of the announcement and consummation of the transactions described herein; and

•

Following the consummation of the Business Combinations, the post-combination company’s significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Risks Relating to New UpHealth

The risk factors referenced below relate to New UpHealth, assuming the purchase of the remaining equity interests of Glocal, and after the consummation the Business Combinations. See “Information about New UpHealth.” Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to New UpHealth.

Risks Relating to New UpHealth’s Business and Industry

Our limited operating history as a combined company and evolving business make it difficult to evaluate our current business and future prospects and increases the risk of your investment.

Our limited operating history and rapidly evolving business make it difficult to evaluate our current business, future prospects and plan for growth. UpHealth began offering products and services as a combined entity late in 2020. See “Information about New UpHealth.” New UpHealth will offer products and services as a combined entity following the consummation of the Business Combinations. We will continue to encounter significant risks and uncertainties frequently experienced by growing companies in rapidly changing and heavily regulated industries, such as attracting new customers, users and healthcare providers to our platform; retaining customers and encouraging them to utilize new offerings that we make available; competition from other companies; hiring, integrating, training and retaining skilled personnel; verifying the identity of customers, users and credentials of providers serving our customers; developing new solutions; determining prices for our solutions; unforeseen expenses; challenges in forecasting accuracy; and new or adverse regulatory developments affecting the use of digital health, pharmaceutical products, diagnostics, technology platforms or other aspects of the healthcare industry. Additional risks include our ability to effectively manage growth and process, and to store, protect, and use personal data in compliance with governmental regulations, contractual obligations and other legal obligations related to privacy and security. Further, because we depend, in part, on market acceptance of our newer and future services, it is difficult to evaluate trends that may affect our business and whether our expansion will be profitable. If we have difficulty launching new solutions, our reputation may be harmed and our business, financial condition and results of operations may be adversely affected. If our assumptions regarding these and other similar risks and uncertainties that relate to our business, which we use to plan our business, are incorrect or change as we gain more experience operating our platform or expand into the treatment of new conditions, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.

It remains unclear how the ongoing coronavirus (COVID-19) pandemic may impact our business, financial condition, results of operations and growth.

In March 2020, the World Health Organization declared COVID-19 a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. The duration and severity of this pandemic is unknown and the extent of the business disruption and financial impact depend on factors beyond our knowledge and control making it difficult for us to accurately predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations or financial condition at this time, but such effects may be material.

Continued shelter-in-place, quarantine, hospital requisitions, or related measures to combat the spread of COVID-19, as well as the perceived need by individuals to continue such practices to avoid infection, among other factors, could harm our results of operations and revenue, business and financial condition. These measures and practices have resulted in temporary closures of some of our offices, the offices and practices of our customers, and may also result in delays in entry into new markets and expansion in existing markets. In addition, customers who utilize our services or products in connection with in-office healthcare procedures, as well as our businesses that provide in-office healthcare procedures, may experience a loss in revenue associated with such measures and practices, potentially negatively impacting their ability or willingness to pay us. In addition, due to the shelter-in-place orders across the globe, several of our businesses have implemented work-from-home policies for many employees which may impact productivity and disrupt our business operations. Generally, we have seen our businesses rebound from an initial negative impact at the start of the pandemic. However, given the unpredictable nature of the COVID-19 pandemic, we may in the future experience additional negative impacts on our operations, revenues, expenses, collectability of accounts receivables and other money owed, capital expenditures, liquidity and overall financial condition by disrupting or delaying delivery of materials and products in the supply chain for our offices, causing staffing shortages, or increasing capital expenditures due to the need to buy incremental hardware.

Healthcare organizations around the world have faced and will continue to face, substantial challenges in treating patients with COVID-19, such as the diversion of hospital staff and resources from ordinary functions to the treatment of patients with COVID-19, supply, resource and capital shortages and overburdening of staff and resource capacity. In the United States, governmental authorities have also recommended, and in certain cases required, that elective, specialty and other procedures and appointments, including certain primary care services, be suspended or canceled to avoid non-essential patient exposure to medical environments and potential infection with COVID-19 and to focus limited resources and personnel capacity toward the treatment of patients with COVID-19. These measures may divert patients away from our businesses that provide products and services direct to consumers and from procedures in healthcare facilities that utilize our products and services, which could harm our results of operations and revenue.

Our continued access to sources of liquidity also depend on multiple factors, including global economic conditions, the condition of global financial markets, the availability of sufficient amounts of financing and our operating performance. There is no guarantee that debt or equity financing will be available in the future to fund our obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding.

The COVID-19 pandemic has increased interest in and customer use of digital health solutions. We cannot guarantee that this increased interest or usage will continue after the pandemic has subsided.

Due to COVID-19, digital health has seen a steep increase in use across the healthcare industry, in part due to governmental waivers of statutory and regulatory restrictions that have historically limited how digital health may be used in delivering care in certain jurisdictions. We do not know if this relaxation of regulatory barriers resulting from COVID-19 will remain or for how long. There is renewed focus on digital health and the expanded use of digital health services and related technology among legislatures and regulators due to COVID-19, which could result in regulatory changes inconsistent with, or that place additional restrictions on, our current business model or operations in certain jurisdictions. If customer adoption of digital health generally, or our platform in particular, materially decreases as COVID-19 restrictions are lifted, or if COVID-19 results in regulatory changes that limit our current activities, our industry, business and results of operations will be adversely affected.

The level of demand for and market utilization of our solutions are subject to a high degree of uncertainty.

With respect to our digital health services, the market for digital health services and related technology is in the early stages of development and characterized by rapid change and volatility. As digital health specialty consultation workflows and related business drivers continue to evolve, the level of demand for and market utilization of our digital health services and platform remain subject to a high degree of uncertainty. Our success will depend to a substantial extent on the willingness of our customers to use, and to increase the frequency and extent of their utilization of, our products and services and our ability to demonstrate the value of digital health to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries in our key digital health markets. If healthcare provider and payer organizations and government agencies and health ministries do not recognize or acknowledge the benefits of our digital health services or software platform or if we are unable to reduce healthcare costs or generate positive health outcomes, then the market for our solutions might not further develop, or it might develop more slowly than we expect. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns about our solutions or the digital health market as a whole could limit market acceptance of our solutions. If our customers do not perceive the benefits of our solutions, then our market may not develop at all, or it may develop more slowly than we expect. Achieving and maintaining market acceptance of our solutions could be negatively affected by many factors, including:

•	the popularity, pricing and timing of digital health consultation services being launched and distributed by us and our competitors;

•	general economic conditions, particularly economic conditions adversely affecting discretionary and reimbursable healthcare spending;

•	federal and state policy initiatives impacting the need for and pricing of digital health services;

•	changes in customer needs and preferences;

•	the development of specialty care practice standards or industry norms applicable to digital health consultation services;

•	the availability of other forms of medical and digital health assistance;

•

lack of additional evidence or peer-reviewed publication of clinical evidence supporting the safety, ease-of-use, cost-savings or other perceived benefits of our solutions over competitive products or other currently available methodologies;

•	perceived risks associated with the use of our solutions or similar products or technologies generally; and

•	critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

In addition, our solutions may be perceived by our customers or potential customers to be more complicated or less effective than traditional approaches, and they may be unwilling to change their current healthcare practices. Healthcare providers are often slow to change their medical treatment practices for a variety of reasons, including perceived liability risks arising from the use of new products and services and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our solutions until there is sufficient evidence to convince them to alter their current approach. Any of these factors could adversely affect the demand for and market utilization of our solutions, which would have a material adverse effect on our business, financial condition and results of operations.

Our business could be adversely affected by legal challenges to our business model or by actions restricting our ability to provide the full range of our products and services in certain jurisdictions.

Our ability to conduct digital health services, medical services and pharmacy services in a particular jurisdiction is directly dependent upon the applicable laws governing remote healthcare, the practice of medicine, pharmacy licensure requirements and healthcare delivery in general in such location, which are subject to changing political, regulatory and other influences. With respect to digital health consult services, in the past, state medical boards have established rules or interpreted existing rules in a manner that has limited or restricted the ability to conduct business in accordance with a model utilized in other states or countries. Such actions could result in litigation and the suspension or modification of digital health consult operations in certain states or countries. The extent to which a jurisdiction considers particular actions or relationships to constitute practicing medicine is subject to change and to evolving interpretations by medical boards, state attorneys general and other regulatory or administrative bodies (both domestic and international), among others with broad discretion. Accordingly, we must monitor our compliance with laws in every jurisdiction in which we operate, on an ongoing basis, and we cannot provide assurance that our activities and arrangements, if challenged, will be found to be in compliance with such laws. Additionally, it is possible that the laws and rules governing the practice of medicine, including remote healthcare or pharmacy, in one or more jurisdictions may change in a manner that is detrimental to our business. If a successful legal challenge or an adverse change in the relevant laws were to occur, and we were unable to adapt our business model accordingly, our operations in the affected jurisdictions would be disrupted, which could have a material adverse effect on our business, financial condition and results of operations.

In order to support the growth of our business, we may need to seek capital through new equity or debt financings, and such sources of additional capital may not be available to us on acceptable terms or at all.

The prior operations of our subsidiary companies consumed substantial amounts of cash since their respective inceptions. We intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, develop new applications and services, enhance our existing solutions and services, enhance our operating infrastructure and potentially acquire complementary businesses and technologies. For the years ended December 31, 2020, and 2019, for all acquired or to be acquired subsidiaries, aggregate net cash provided by (used in) operating activities was $2.4 million and $11.8 million, respectively.

Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including our growth rate, both organically and through acquisitions, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new or enhanced services and the continuing market acceptance of digital health. Accordingly, we may need to engage in additional equity or debt financings or collaborative arrangements to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, during times of economic instability, including as a result of the COVID-19 pandemic, it has been difficult for many companies to obtain financing in the public markets or to obtain debt financing, and we may not be able to obtain additional financing on commercially reasonable terms, if at all. If we are unable to obtain adequate financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

There is a high degree of uncertainty regarding the implementation and impact of the CARES Act and future stimulus legislation, if any. There can be no assurance as to the total amount and types of assistance we will receive or that we will be able to benefit from provisions intended to increase access resources and ease regulatory burdens for healthcare providers.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which was signed into law on March 27, 2020, provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants and investments. The legislation, as amended, provides for $175 billion in relief funds to hospitals and other healthcare providers on the front lines of the coronavirus response to support healthcare related expenses or lost revenue attributable to COVID-19 and to ensure uninsured Americans can get testing and treatment for COVID-19. As a result, BHS received payments form the Provider Relief Fund (“PRF”) of $228,794 in 2020.

Payments from the PRF are intended to compensate healthcare providers for lost revenues and incremental healthcare related expenses attributable to coronavirus incurred in response to the COVID-19 pandemic. The Department of Health and Human Services (“HHS”) has stated that PRF payments are not loans and will not need to be repaid. However, as a condition to the receipt of funds, we and any other providers must agree to detailed sets of terms and conditions. HHS has indicated that the terms and conditions may be subject to ongoing changes and reporting. Additionally, HHS has issued a Post-Payment Notice of Reporting Requirements (“Reporting Requirements”) that outlines the process under which providers will report their use of payments from the PRF. To the extent HHS modifies the Reporting Requirements and terms and conditions, it may affect our ability to comply and may require the return of funds. As of March 16, 2021, BHS had not used any of the PRF funds. BHS has recorded a $229 thousand current liability on its consolidated balance sheet as it has not yet met all of the terms and conditions and restrictions for the use of CARES Act PRF. If it does not meet all of the terms and conditions and restrictions for the use, BHS will return the funds to HHS.

Certain of our subsidiaries received economic stimulus under the CARES Act. If such funding is not forgiven and is required to be repaid pursuant to the terms of the CARES Act or related guidance, our business, results of operations, and financial condition may be materially and adversely affected.

Section 1102 of the CARES Act established the Paycheck Protection Program, or PPP, which provided additional funding for small businesses, as defined by the Small Business Administration (“SBA”), to keep workers employed during the COVID-19 pandemic. In April 2020, Thrasys, TTC Healthcare, BHS, and Innovations Group applied for and received PPP funding from various banks in the aggregate amount of $4,653,500. Proceeds can only be used for specified covered purposes including payroll, mortgage interest, rent and utilities in accordance with the CARES Act. Each of the PPP loans has a two-year term and bears interest at a rate of 1.0% per annum. To the extent proceeds are used for these covered purposes, some or all of the related principal balances may be forgiven. Each of the subsidiaries spent their respective proceeds on covered purposes. On October 2, 2020, the SBA issued a Procedural Notice with respect to PPP loans and changes of ownership. If required, each of the subsidiaries that borrowed PPP loans has or is in the process of notifying the PPP lenders of the contemplated change of ownership transaction and has provided the PPP lenders with a copy of the proposed agreements or other documents that would effectuate the proposed transaction. Each subsidiary that borrowed PPP loans has or is in the process of completing their forgiveness applications reflecting their respective use of all of their PPP loan proceeds and submitting the forgiveness applications, together with any supporting documentation, to the PPP lender; and taking other required actions.

We cannot provide assurance that the original principal and interest amounts under the respective PPP loans will be forgiven. If it is determined that any of the subsidiaries that borrowed PPP loans were ineligible to receive their respective PPP loan or determined that any of the subsidiaries that borrowed PPP loans did not comply with requirements after receiving their respective PPP loan, they may be required to repay their respective PPP loan in its entirety and/or be subject to additional penalties (potentially including civil and criminal fines and penalties) and adverse publicity, which could have a material adverse effect on our business, results of operations, and financial condition. Additionally, the SBA may audit any PPP loan, as appropriate. Should any of the subsidiaries that borrowed PPP loans be audited or reviewed by federal or state regulatory authorities, such audit or review could result in the diversion of management’s time and attention, generation of negative publicity, the incurrence of additional legal and reputational costs, and potential exposure to civil and criminal liability. Any of these events could have a material adverse effect on our business, results of operations, and financial condition.

As structured, the acquisition of Glocal by UpHealth will not result in it being wholly-owned upon the Closing, and therefore, Glocal will have minority owners for some period of time, which may result in higher than expected costs and effort to complete the contemplated acquisition.

The Glocal SPA provides that UpHealth is to acquire 90% or more of the equity interests of Glocal, and the acquisition of these equity interests of Glocal is structured to occur in four steps. Under the terms of the Glocal SPA, only the first two of those steps are contemplated to be completed prior to the Closing.

The first step concluded on November 20, 2020, when UpHealth acquired approximately 43.46% of the outstanding equity of Glocal from two Glocal equity owners in exchange for issuance of shares of UpHealth stock and promissory notes. The second step consists of two parts. On March 26, 2021, UpHealth completed the first of these parts, when it made an investment into Glocal of $3,000,000 pursuant to a rights offering by Glocal that was open to all Glocal equity owners. As a result of this investment, UpHealth was issued additional shares in Glocal that increased its ownership to approximately 89% of the outstanding equity of Glocal. The second part of this second step, which is expected to be completed prior to the Closing, contemplates the delivery by UpHealth of UpHealth shares that are to be distributed to other Glocal equity owners who are parties to the Glocal SPA, and following delivery of certain of these UpHealth shares, receipt from one of the Glocal equity owners who participated in the first step of the acquisition of its remaining equity interest which is approximately 1%. UpHealth is prepared to deliver these UpHealth shares at this time, but is waiting for instructions from the counterparties as to where to deliver the shares. If UpHealth does not receive instructions as to where to deliver all of these shares, there is no impact on UpHealth’s existing ownership (which is 89% of the outstanding equity of Glocal), or on the control of Glocal that UpHealth holds as a result. To the extent that the contractually obligated acquisition of the approximately 1% equity interest that is included in the second part of the second step has not occurred at the time of Closing, then the Aggregate Merger Consideration paid by GigCapital2 shall be reduced by approximately 99,000 shares of GigCapital2 Common Stock. In addition, because it is not anticipated that the steps for consummation of the transactions provided for in the Glocal SPA will have resulted in ownership of at least 93.46% of Glocal prior to the Closing, GigCapital2 would need to waive the closing condition (which is that UpHealth have acquired at least an additional 50% of the equity interests of Glocal above the 43.46% acquired on November 20, 2020), which GigCapital2 expects to do.

The third and fourth steps toward the Glocal acquisition will not occur until after the Closing. The third step, which is not dependent upon completion of the second step, is to transfer additional Glocal shares to New UpHealth, and the parties have agreed that the third step will occur post-Closing, after New UpHealth has sufficient cash and cash equivalents in its accounts to pay the consideration to the selling shareholders of Glocal, which is $22 million minus the amount by which the debt of Glocal exceeds $35 million. A portion of this cash payment will not be used to pay for the acquisition by New UpHealth of additional Glocal shares, but will instead be used to satisfy the obligations under the promissory notes issued in the first step. The fourth step, which will involve Glocal equity owners who are not parties to the Glocal SPA, is also anticipated to occur post-Closing; New UpHealth, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, take steps to increase its ownership in Glocal through issuance of additional shares, acquisition of remaining shares from the minority equity holders, and/or in any other manner acceptable to New UpHealth and permitted under India law.

Because of this multi-step structure for the consummation of the acquisition of ownership interests in Glocal, which contemplates that Glocal would not be a wholly-owned subsidiary upon the Closing, there will remain at least some minority owners of Glocal, for some period of time. There are no events at this time that could occur prior to the Closing that will change this fact. These minority owners would have rights to access to books and records of Glocal, and liquidation or dividend rights with respect to the shares of Glocal that they own, but will have minimal impact on UpHealth’s ability to control and manage Glocal. The ongoing minority ownership interests in Glocal also could result in disputes with the minority holders. Furthermore, if the UpHealth Business Combination is not completed in time to enable the third step envisioned by the Glocal SPA to be completed by June 30, 2021, and the parties to the Glocal SPA are unable to agree to an extension, the Glocal SPA will terminate and the two Glocal equity owners who participated in the first step may elect to reverse the sale of their Glocal shares to UpHealth as a result of a failure by New UpHealth to satisfy the obligations under the promissory notes issued in the first step.

We may enter into collaborations, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.

In the ordinary course of our business, we may enter into collaborations, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We may not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, we may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.

Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

We operate in highly competitive markets and face competition from large, well-established healthcare providers and more traditional retailers and pharmaceutical providers with significant resources, and, as a result, we may not be able to compete effectively. If we are unable to compete effectively, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable.

The markets for digital and traditional healthcare are intensely competitive, subject to rapid change and significantly affected by new product and technological introductions and other market activities of industry participants. We compete directly not only with other established digital health consult providers, epharmacy, behavioral health and integrated care management systems solutions, but also traditional healthcare providers, companies providing EHR/HIE (electronic health record / health information exchange) services, and pharmacies. Our current competitors include traditional healthcare providers, healthcare providers expanding into the digital health consult market, incumbent digital health consult providers, traditional pharmacies, mail-order and digital pharmacies and specialized software and solution providers that offer similar solutions. Our competitors include enterprise-focused companies that may enter the direct-to-consumer healthcare industry, as well as direct-to-consumer healthcare providers. The surge in interest in digital health, and in particular the relaxation of HIPAA privacy and security requirements, has also attracted new competition from providers who utilize consumer-grade video conferencing platforms. Many of our current and potential competitors may have greater name and brand recognition, longer operating histories and significantly greater resources than we do and may be able to offer products and services similar to those offered on our platform at more attractive prices than we can. We expect competition to intensify in the future as existing competitors and new entrants introduce new digital health services and software platforms or other technology to U.S. healthcare providers, particularly hospitals and healthcare systems. Further, our current or potential competitors may be acquired by third parties with greater available resources, which has recently occurred in our industry. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of our current or future markets, which could create additional price pressure. In light of these factors, even if our offerings are more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing from us.

To the extent our solutions are perceived by customers and potential customers to be discretionary or otherwise non-essential, our revenues may be disproportionately affected by delays or reductions in general information technology and digital health spending. Moreover, competitors may respond to market conditions by lowering prices and attempting to lure away our customers and/or our customers may develop their own in-house solutions. In addition, the increased pace of consolidation in the healthcare industry may result in reduced overall spending on our solutions.

Our ability to compete effectively depends on our ability to distinguish our company and our offerings from our competitors and their products, and includes factors such as:

•	accessibility, ease of use and convenience;

•	price and affordability;

•	personalization;

•	brand recognition;

•	long-term outcomes;

•	breadth and efficacy of offerings;

•	market penetration;

•	marketing resources and effectiveness;

•	partnerships and alliances;

•	relationships with providers, suppliers and partners; and

•	regulatory compliance recourses.

If we are unable to successfully compete with existing and potential new competitors, we will not be able to establish our products and services in the marketplace, and as a result, our business may not be profitable. Further, our business, financial condition and results of operations will be adversely affected.

We depend on our senior management team, and the loss of one or more of our executive officers or key employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. Currently these executive officers are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of research and development, marketing, services and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives, and our business would be adversely affected if we fail to adequately plan for succession of our executives and senior management. We currently do not have succession plans in place and we have employment arrangements with only a limited number of key executives. These do not guarantee that the services of these or suitable successor executives will continue to be available to us. Further, our failure to retain and motivate our current personnel could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our ability to recruit, retain and develop a large, highly skilled and diverse workforce. We must evolve our culture in order to successfully grow our business.

To continue to execute our growth strategy, we must attract and retain highly skilled personnel. Competition is intense for qualified professionals. We may not be successful in continuing to attract and retain qualified personnel. Our subsidiary companies have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled personnel with appropriate qualifications. The pool of qualified personnel with experience working in the healthcare market is limited overall. In addition, many of the companies with which we compete for experienced personnel have greater resources than us.

Our products and services and our operations require a large number of employees all over the world. Our success is dependent on our ability to evolve our culture, align our talent with our business needs, engage our employees and inspire our employees to be open to change, to innovate and to maintain customer-focus when delivering our services. As we expand internationally, we face the challenge of recruiting, integrating, educating, managing, retaining and developing a more culturally diverse workforce

In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the stock options or other equity-based awards they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity-based compensation may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our continued ability to maintain customer access to a network of qualified healthcare providers, which include medical doctors, physician assistants and nurse practitioners. Failure to maintain such a network could have a material adverse effect on our business, financial condition and results of operations.

Our success depends, in part, on our continued ability to maintain customer access to a network of qualified healthcare providers, which include medical doctors, physician assistants and nurse practitioners. If we are unable to recruit and retain licensed physicians and other qualified providers to perform services on our platform, or develop and maintain relationships with affiliated professional entities, which we do not own, it could have a material adverse effect on our business and ability to grow and could adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our customers or difficulty meeting regulatory requirements. Our ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as pressures on healthcare providers, consolidation activity among hospitals, physician groups and other healthcare providers, changes in the patterns of delivery and payment for healthcare services and any perceived liability risks associated with the use of digital health. The failure to maintain or to secure new cost-effective arrangements that engage the providers on our platform may result in a loss of, or inability to grow, our customer base, higher costs, less attractive service for our customers and/or difficulty in meeting regulatory requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to cost-effectively develop widespread brand awareness, our business may suffer.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our products and services and attracting new customers. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain customers necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad customer adoption.

The emergence of new technologies may render our digital health technologies and tech-enable services obsolete or require us to expend significant resources in order to remain competitive.

The global healthcare industry is massive, with a number of large market participants with conflicting agendas, and it is subject to significant government regulation and is currently undergoing significant change. Changes in our industry, for example, such as the emergence of new technologies as more competitors enter our market, could result in our digital health solutions being less desirable or relevant.

If healthcare benefits trends shift or entirely new technologies are developed that replace existing solutions, our existing or future solutions could be rendered obsolete and our business could be adversely affected. In addition, we may experience difficulties with industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new applications and enhancements.

Rapid technological change in our industry presents us with significant risks and challenges.

The global digital health market is characterized by rapid technological change, changing consumer requirements, short product lifecycles and evolving industry standards. Our success will depend on our ability to enhance our products and services with next-generation technologies and to develop or to acquire and market new services to access new consumer populations. There is no guarantee that we will possess the resources, either financial or personnel, for the research, design and development of new applications or services, or that we will be able to utilize these resources successfully and avoid technological or market obsolescence. Further, there can be no assurance that technological advances by one or more of our competitors or future competitors will not result in our present or future applications and services becoming uncompetitive or obsolete.

Natural or man-made disasters and other similar events may significantly disrupt our business and negatively impact our business, financial condition and results of operations.

Our offices may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, power outages, fires, floods, nuclear disasters and acts of terrorism or other criminal activities, which may render it difficult or impossible for us to operate our business for some period of time. Any disruptions in our operations related to the repair or replacement of our offices, could negatively impact our business and results of operations and harm our reputation. Although we maintain insurance policies covering damage to property we rent, such insurance may not be sufficient to compensate for losses that may occur. Any such losses or damages could have a material adverse effect on our business, financial condition and results of operations. In addition, our customers’ facilities may be harmed or rendered inoperable by such natural or man-made disasters, which may cause disruptions, difficulties or material adverse effects on our business.

Our business, results of operations and financial condition may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet any projections that we may provide or the expectations of securities analysts or investors.

The operating results of our six subsidiary company businesses have in the past varied, and our operating results in the future could vary, significantly from quarter-to-quarter and year-to-year. We may fail to match past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include:

•	the addition or loss of large customers, including through acquisitions or consolidations of such customers;

•	seasonal and other variations in the timing of our sales and implementation cycles, especially in the case of our large customers;

•

travel restrictions, shelter in place orders and other social distancing measures implemented to combat the COVID-19 pandemic, and their respective impact on economic, industry and market conditions, customer spending budgets and our ability to conduct business;

•	the timing of recognition of revenue, including possible delays in the recognition of revenue due to unpredictable implementation timelines;

•

the timing and success of introductions of new products and services by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, hospital and healthcare system customers or strategic partners;

•	the amount of operating expenses and timing related to the maintenance and expansion of our business, operations and infrastructure;

•	our ability to effectively manage the size and composition of our proprietary network of healthcare professionals relative to the level of demand for services from our customers;

•	customer renewal rates and the timing and terms of such renewals;

•	technical difficulties or interruptions in our services;

•	breaches of information security or privacy;

•	our ability to hire and retain qualified personnel;

•	changes in the structure of healthcare provider and payment systems;

•

changes in the legislative or regulatory environment, including with respect to healthcare, privacy or data protection, or enforcement by government regulators, including fines, orders or consent decrees;

•	the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation;

•	political, economic and social instability, including terrorist activities and health epidemics (including the COVID-19 pandemic), and any disruption these events may cause to the global economy; and

•	changes in business or macroeconomic conditions.

The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter and year-to-year comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance.

Developments affecting spending by the healthcare industry could adversely affect our business.

The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:

•

government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

•	consolidation of healthcare industry participants;

•

federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (as amended, the “ACA”);

•	reductions in government funding for healthcare; and

•	adverse changes in business or economic conditions affecting healthcare payors, providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our products and services will continue to exist at current levels or that we will have adequate technical, financial and marketing resources to react to changes in the healthcare industry.

Economic uncertainties or prolonged downturns in the general economy, or political changes, could disproportionately affect the demand for our solutions and adversely affect our results of operations.

Current or future economic uncertainties or prolonged downturns, including those caused by the ongoing COVID-19 pandemic, could adversely affect our business and results of operations. Negative conditions in the general economy in the United States, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, political deadlock, natural catastrophes, pandemics, social unrest, warfare and terrorist attacks, could cause a decrease in funds available to our customers and potential customers and negatively affect the growth rate of our business.

These economic conditions may make it difficult for our customers and us to forecast and plan future budgetary decisions or business activities accurately, and they could cause our customers to reevaluate their decisions to purchase our solutions, which could delay and lengthen our sales cycles or result in cancellations of planned purchases. Furthermore, during challenging economic times or as a result of political changes, our customers may tighten their budgets and face constraints in gaining timely access to sufficient funding or other credit, which could result in an impairment of their ability to make timely payments to us. In turn, we may be required to increase our allowance for doubtful accounts, which would adversely affect our financial results.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within the healthcare industry, or the effect of political changes. If the economic conditions of the general economy or the healthcare industry do not improve, or worsen from present levels, our business, financial condition and results of operations could be adversely affected.

We depend upon third-party service providers for certain technologies. If these third-party providers fail to fulfill their contractual obligations, fail to maintain or support those technologies or choose to discontinue their services, our business and operations could be disrupted, we may be exposed to third party liabilities and our results of operations may be adversely affected.

We depend upon third-party service providers for important functions of our solutions. Software, network applications and data, as well as the core video and audio system integral to our business, are hosted on third-party sites. These facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures, COVID-19 pandemic-related business disruptions and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems could result in lengthy interruptions in our ability to provide our services. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Redundancies and backup systems are in place to prevent operational disruptions and data loss, but if these technologies fail or are of poor quality, our business, reputation and results of operations could be materially adversely affected. Failures or disruption in the delivery of digital health services could result in customer dissatisfaction, disrupt our operations and materially adversely affect operating results. Additionally, we have significantly less control over the technologies third parties provide to us than if we maintained and operated them ourselves. In some cases, functions necessary to some of our solutions may be performed by these third-party technologies. If we need to find an alternative source for performing these functions, we may have to expend significant money, resources and time to develop the alternative, and if this development is not accomplished in a timely manner and without significant disruption to our business, we may be unable to fulfill our obligations to customers. Any errors, failures, interruptions or delays experienced in connection with these third-party technologies and information services or our own systems could negatively impact our relationships with customers and adversely affect our business and could expose us to third-party liabilities.

Our management team has limited experience managing a public company, and we expect to incur significant costs as a result of operating as a public company.

Following the Business Combinations, we will be a publicly traded company and our management team has limited experience managing a publicly traded company. Our management team may not successfully or effectively manage the transition of the predecessor businesses to a public company following the Business Combinations, which will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience interacting with public company investors and securities analysts and complying with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our business. These new obligations and constituents require significant attention from our management team and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition. We will also need to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We expect the rules and regulations applicable to us as a public company to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business, including our subsidiaries. For example, our status as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the level of coverage that we believe is appropriate for a public company. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Additionally, there continues to be public interest and increased legislative pressure related to environmental, social and governance, or ESG, activities of public companies. For example, there is a growing number of states requiring organizations to report their board composition as well or mandating gender diversity and representation from underrepresented communities, including New York and California. We risk negative stockholder reaction, including from proxy advisory services, as well as damage to our brand and reputation, if we do not act responsibly in a number of key areas, including diversity and inclusion, environmental stewardship, support for local communities, corporate governance and transparency and considering ESG and human capital factors in our operations.

We have recently acquired or are in the process of acquiring a total of six subsidiaries in conjunction with or through this business combination, or we may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders and otherwise disrupt our operations, and we may have difficulty successfully integrating any such acquisitions or realizing the anticipated benefits of them, any of which could have an adverse effect on our business, financial condition and results of operations.

Our subsidiary companies have in the past sought, and we in the future may seek, to acquire or invest in businesses, applications and services or technologies that we believe could complement or expand our solutions, enhance our technical capabilities or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

In addition, both with respect to the recent or pending acquisitions of our subsidiaries and additional businesses we may choose to acquire, we may not be able to successfully integrate the acquired personnel, operations and technologies successfully, or effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, but not limited to:

•	management’s lack of experience in acquiring and integrating business;

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

•	entry into new markets and locations in which we have little operating experience or experience with government rules, regulations and restrictions;

•	difficulty integrating the accounting systems, operations and personnel of the acquired business;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•

difficulty converting the customers of the acquired business onto our platform and contract terms, including disparities in the revenue, licensing, support or professional services model of the acquired company;

•	diversion of management’s attention from other business concerns;

•	adverse effects to our existing business relationships with business partners and customers as a result of the acquisition;

•	the potential loss of key employees or contractors;

•	use of resources that are needed in other parts of our business; and

•	use of substantial portions of our available cash to consummate the acquisition.

In addition, a significant portion of the purchase price of businesses we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition and results of operations may suffer.

If we are unable to grow, or if we fail to manage future growth effectively, our revenues may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. A key aspect to managing our growth is our ability to scale our capabilities, including in response to unexpected shifts in demand for digital health, such as during the COVID-19 pandemic. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our IT infrastructure and our financial and accounting systems and controls. We must also attract, train and retain a significant number of qualified healthcare providers, sales and marketing personnel, customer support personnel, professional services personnel, software engineers, technical personnel and management personnel. The availability of such personnel, particularly healthcare providers and software engineers, may be constrained.

Our growth also depends on the acceptance of our solutions as a suitable supplement to traditional healthcare delivery systems and on our ability to overcome operational challenges. Our business model and solutions could lose their viability as a supplement to traditional healthcare delivery systems due to customer dissatisfaction or new alternative solutions. If we are unable to address the needs of our customers, or our customers are dissatisfied with the quality of our solutions, our customers may not renew their contracts, seek to cancel or terminate their relationship with us or renew on less favorable terms, any of which could cause our annual net dollar retention rate to decrease.

Our future growth will also depend, in part, on our ability to grow our revenue from existing customers, to complete sales to potential future customers, to expand our customer base, to develop new products and services and to expand internationally. We can provide no assurances that we will be successful in executing on these growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or to generate net income. Our ability to execute on our existing sales pipeline, create additional sales pipelines and expand our customer base depends on, among other things, the attractiveness of our services relative to those offered by our competitors, our ability to demonstrate the value of our existing and future services and our ability to attract and retain a sufficient number of qualified sales and marketing leadership and support personnel. In addition, our existing customers may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.

We need to continue to improve our internal systems, processes and controls to effectively manage our operations and growth. We may not be able to successfully implement and scale improvements to our systems and processes in a timely or efficient manner or in a manner that does not negatively affect our operating results. For example, our systems and processes may not prevent or detect all errors, omissions or fraud, including any fraudulent activities conducted or facilitated by our employees or the providers. We may experience difficulties in managing improvements to our systems, processes and controls or in connection with third-party software, which could impair our ability to offer our platform to our customers in a timely manner, causing us to lose customers or increase our technical support costs.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy client requirements or maintain high-quality solutions. Additionally, we may not be able to expand and upgrade our systems and infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations, result in weaknesses in our infrastructure, systems or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant marketing and sales investments as well as focused capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to effectively manage our growth, our expenses may increase more than expected, our revenues may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. The quality of our services may also suffer, which could negatively affect our reputation and harm our ability to attract and retain customers.

Current or future litigation against us could be costly and time-consuming to defend.

We are subject, and in the future may become subject from time to time, to legal proceedings and claims that arise in the ordinary course of business. Litigation may result in substantial costs, settlement and judgments and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, provide sufficient payments to cover all of the costs to resolve one or more such claims and continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our Common Stock.

We could experience losses or liability not covered by insurance.

Our business exposes us to risks that are inherent in the provision of digital health and remote, virtual healthcare. If customers or individuals assert liability claims against us, any ensuing litigation, regardless of outcome, could result in a substantial cost to us, divert management’s attention from operations, and decrease market acceptance of our products and services. We attempt to limit our liability to customers by contract; however, the limitations of liability set forth in the contracts may not be enforceable or may not otherwise protect us from liability for damages. Additionally, we may be subject to claims that are not explicitly covered by contract. We also maintain general liability coverage; however, this coverage may not continue to be available on acceptable terms, may not be available in sufficient amounts to cover one or more large claims against us, and may include larger self-insured retentions or exclusions for certain products. In addition, the insurer might disclaim coverage as to any future claim. A successful claim not fully covered by our insurance could have a material adverse impact on our liquidity, financial condition and results of operations.

We may become subject to professional liability claims, which could cause us to incur significant expenses, may require us to pay significant damages if not covered by insurance, and could adversely affect our business, financial condition and results of operations.

Our business entails the risk of professional liability claims against us and our affiliated professional entities. We and our affiliated professional entities have in the past and may in the future be subject to professional liability claims and, if these claims are successful, substantial damage awards. Although we maintain insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, we cannot predict the outcomes of medical malpractice cases and the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain customers. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.

Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.

We will qualify as an emerging growth company as defined under the JOBS Act as well as a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Following the consummation of the Business Combinations, we will qualify an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of GigCapital2, Inc.’s initial public offering. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, we will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our Common Stock held by non-affiliates exceeds $250,000,000 as of the end of that year’s second fiscal quarter, or (ii) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a publicly traded company following the consummation of the Business Combinations, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future.

Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of internal control over financial reporting that we will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on NYSE. Our predecessor companies were not required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and were therefore not required to make a formal assessment of the effectiveness of control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our annual report on Form 10-K for the year ended December 31, 2021. Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act or a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Common Stock.

Changes in financial accounting standards may adversely affect our reported results of operations.

A change in accounting standards or practices, in particular with respect to revenue recognition, could adversely affect our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. For example, in May 2014, the Financial Accounting Standards Board issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, which supersedes nearly all existing revenue recognition guidance under accounting principles generally accepted in the United States of America. Although the new standard permits early adoption, as a private company, Topic 606 will be effective for UpHealth for annual periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020. Accordingly, we will adopt Topic 606 for our annual reporting period beginning January 1, 2020, and interim reporting periods within the annual reporting period beginning January 1, 2021. We currently anticipate adopting the standard using the modified retrospective approach. We are in the process of evaluating the impact of the adoption of this new revenue standard on our consolidated financial statements. These and other changes to existing rules or the questioning of current practices may adversely affect our operating results. In addition, any difficulties in implementing this new revenue standard could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

Healthcare provider licensing and credentialing, a cost of providing professional services, can negatively impact our margins as we may incur increased expenses to utilize appropriately licensed and credentialed healthcare providers for consult demands, especially when expanding to new jurisdictions and new hospital customers.

A healthcare provider’s ability to perform digital health consults is dictated by where the healthcare provider is licensed to practice and with whom the healthcare provider is privileged to provide services. Governmental licensure and healthcare provider credentialing requirements take time to procure, often necessitating months of lead-time before a healthcare provider is able to practice in a particular jurisdiction or take consults for a particular hospital facility. Our ability to manage and anticipate healthcare provider need and prioritize licensing and credentialing could impact profit margins and expense management. As consult demands increase in areas where only a limited number of healthcare providers hold necessary licenses and credentials, those healthcare providers with appropriate licensing and credentialing to meet customer demands may assume additional overtime shifts or otherwise demand increased fees, thereby increasing our costs. Further, obtaining a license to practice medicine in a particular jurisdiction is at the discretion of the local state medical board or applicable international licensing body, and, as such, timing to achieve licensure in certain jurisdictions may be outside our ability to accomplish within expected time frames.

The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and market price of our Common Stock.

UpHealth’s financial projections included in this proxy statement/ prospectus are dependent on certain estimates and assumptions related to, among other things, growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of our business, and are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, at all, or within projected timeframes. The financial projections also reflect numerous assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond our control. Furthermore, the financial projections do not take into account any circumstances or event occurring after the date they were prepared. The financial projections were not prepared with a view to public disclosure or complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. UpHealth’s independent auditor has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The financial projections were based on historical experience and on various other estimates and assumptions that our management believed to be reasonable under the circumstances and at the time they were made. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the financial projections, especially in light of the increased difficulty in making such estimates and assumptions as a result of the COVID-19 pandemic. Any material variation between our financial projections and our actual results may adversely affect our future profitability, cash flows and market price of our Common Stock.

Our executive officers, directors, principal stockholders and their affiliates will have the ability to exercise significant influence over our company and all matters submitted to stockholders for approval.

Following the Closing, we expect our executive officers, directors and principal stockholders, together with their affiliates and related persons, to beneficially own shares of Common Stock representing a significant percentage of our capital stock. As a result, if these stockholders were to choose to act together, they would be able to influence our management and affairs and the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire. In addition, this concentration of ownership might adversely affect the market price of our Common Stock by:

•	delaying, deferring or preventing a change of control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be the sole source of gain for our stockholders.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, under the Glocal Loan Agreement (See “Certain Relationships and Related Party Transactions.”), we are currently restricted from paying cash dividends, and we expect these restrictions to continue in the future. In addition, the terms of any future debt agreements may continue to preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be the sole source of gain for our stockholders for the foreseeable future.

Risks Related to Government Regulation

Evolving government regulations may require increased costs or adversely affect our results of operations.

In a regulatory climate that is uncertain, our operations may be subject to scrutiny or reinterpretation under various laws and regulations. Healthcare is a highly regulated industry and subject to laws and regulations at the federal, state, and local level as well as evolving industry standards. Telehealth and other remote care delivery models, in particular, have experienced and will continue to experience frequently changing regulations that may differ substantially from jurisdiction to jurisdiction, including state by state. Compliance with current and future laws and regulations will likely require significant initial monetary and recurring expenses and could potentially require us to change our practices upon short notice, adding to the potential costs of compliance. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.

We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include: rules governing the practice of medicine by physicians; rules governing the practice of pharmacy; licensure standards for doctors, pharmacists and behavioral health professionals; laws limiting the corporate practice of medicine; fee-splitting, healthcare fraud and abuse laws; third party payor coverage and reimbursement rules; cybersecurity and privacy laws; laws and rules relating to the distinction between independent contractors and employees; prescribing of controlled substances via a remote encounter; fraud and abuse laws addressing financial relationships between healthcare entities and physicians or other referral sources; commercial and governmental payor billing; anti-kickback laws; provisions of free healthcare by the government; and tax and other laws. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

In the jurisdictions in which we operate, we believe we are in compliance with all applicable laws, but, these laws and regulations are extremely complex and, in many cases, still evolving. If our operations are found to violate any of the foreign, federal, state or local laws and regulations which govern our activities, we may be subject to litigation, government enforcement actions, and applicable penalties associated with the violation, potentially including civil and criminal penalties, damages, fines, exclusion from participation in certain payor programs or curtailment of our operations. Compliance obligations under these various laws are oftentimes detailed and onerous, further contributing to the risk that we could be found to be out of compliance with particular requirements. The risk of being found in violation of these laws and regulations is further increased by the fact that in many cases, these laws have not been fully interpreted by the regulatory authorities or the courts, particularly with respect to new and emerging technologies and remote delivery of services, and may therefore be open to a variety of interpretations. In the event that we must remedy any compliance violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our clients or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline, and our business, financial condition and results of operations could be materially adversely affected.

The outbreak of the SARS-CoV-2 virus and the COVID-19 disease that it causes has evolved into a global pandemic. It is difficult to predict what impact the continued prevalence of COVID-19 will have on our business and resulting operations. At the same time, the U.S. federal and state governments have relaxed certain laws and regulations to combat the spread of the novel coronavirus, including removal of restrictions on the delivery and payment for remote healthcare services and the expansion of FDA’s enforcement discretion with respect to certain off-label uses of products that may benefit COVID-19 response and prevention efforts. These changes in the law are occurring quickly, are subject to varying interpretations, and are temporary in nature. We are closely following these changes and we are adapting our operations to quickly respond to the needs of our patients and our partners. We may interpret these changes differently than an applicable government regulator and may be subject to audits in the future. To the extent that any of our interpretations are found to be incorrect, we could be subject to enforcement action or overpayment liability. We may also need to quickly revert to past operations in the event that flexibilities resulting from the pandemic are removed and standard requirements are re-imposed. We are unable to predict the extent to which this pandemic will impact our business and operating results, including new information that may emerge concerning the virus and the actions to contain it or to treat COVID-19, among others.

Other legal, regulatory and commercial policy influences are subjecting our industry to significant changes, and we cannot predict whether new regulations or policies will emerge from U.S. federal or state governments, foreign governments, or third-party payors. Government and commercial payors may, in the future, consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare services. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for our current and future services.

Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules to ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, which could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, cause us to incur additional costs and restrict our operations. Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the services that we provide. However, these laws and regulations may nonetheless be applied to our business. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and materially affect our business, financial condition and results of operations.

In the U.S., we conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, we could incur substantial penalties or be required to make significant changes to our operations or experience enforcement actions or adverse publicity, which could have a material adverse effect on our business, financial condition and results of operations.

The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

•

the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare for such designated health services;

•

the federal Anti-Kickback Statute, which is an intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any remuneration, directly or indirectly, in cash or in kind, for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act;

•

the criminal healthcare fraud provisions of the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which we collectively refer to as HIPAA, and related rules that prohibit knowingly and willfully executing or attempting to execute a scheme or artifice to defraud any healthcare benefit program or to obtain by means of false, or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•

the federal False Claims Act that imposes civil liability, including through qui tam and civil whistleblower actions, against individuals or entities that knowingly present, or cause to be presented, false or fraudulent claims for payment to the federal government or knowingly making, or causing to be made, a false statement or record material to the payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

•

the federal criminal statute on false statements relating to health care matters, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of or payment for health care benefits, items or services;

•

The Civil Monetary Penalties Law authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

•

presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

•

offering remuneration to a Medicare or Medicaid beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider or supplier;

•	employing or contracting with an entity or individual excluded from participation in the federal health care programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal health care program;

•

making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal health care program; and

•	failing to timely report and return an overpayment owed to the federal government.

•

Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalties Law and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state health care programs;

•

the federal Eliminating Kickbacks in Recovery Act of 2018 (EKRA), included as part of the Substance Use-Disorder Prevention that Promotes Opioid Recovery and Treatment (SUPPORT) for Patients and Communities Act (the “SUPPORT Act”), was signed into law on Oct. 24, 2018. The EKRA provisions, similar to the federal Anti-Kickback Statute, makes it a felony for certain entities (including substance abuse treatment centers, clinical treatment facilities and clinical laboratories) to engage in remunerative arrangements that induce or reward individuals or entities for the referral of patients to such facilities, unless an exception applies. EKRA applies regardless of payor source, including for services reimbursed exclusively through commercial insurance or self-paying patients. Violations of EKRA can lead to fines of not more than $200,000 and imprisonment of not more than 10 years, or both, for each occurrence” 18 U.S.C. 220(a);

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•

similar state law provisions pertaining to anti-kickback, self-referral, fee-splitting, patient inducement and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

•

state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose or refund known overpayments;

•

federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented and billed using codes that accurately reflect the type and level of services rendered;

•	federal and state laws and policies related to healthcare providers, licensure, certification, accreditation and related to the Medicare and Medicaid programs enrollment; and

•	federal and state laws and policies related to the practice of pharmacy, pharmacy licensure, and the prescribing and dispensing of pharmaceuticals and controlled substances.

In addition, the healthcare industry is required to comply with additional extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure of health providers, certification of organizations and enrollment with government reimbursement programs;

•	necessity and adequacy of medical care;

•	relationships with physicians and other referral sources and referral recipients;

•	billing and coding for services;

•	properly handling overpayments;

•	quality of medical equipment and services;

•	qualifications of medical and support personnel;

•	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records; and

•	communications with patients and consumers.

Because of the breadth of these laws and the narrowness of certain statutory and regulatory exceptions and safe harbors that may be available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Complying with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from participation in federal healthcare programs, including Medicare and Medicaid. The risk of us being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.

To enforce compliance with the federal laws, the U.S. Department of Justice and the U.S. Department of Health and Human Services Office of Inspector General, or OIG, have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Telemedicine providers, in particular, have been subject to increased scrutiny by federal and state regulators and have resulted in significant enforcement actions. Dealing with investigations can be time- and resource-intensive and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,665 to $23,331 per false claim or statement for penalties assessed after June 19, 2020, and with respect to violations occurring after November 2, 2015, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Notably, the government has been using its newly created authority under EKRA to pursue criminal enforcement actions against substance abuse treatment facilities for certain financial arrangements that were not subject to the federal Anti-Kickback Statute due to the absence of federal healthcare program reimbursement for services rendered by such facilities. EKRA’s statutory exceptions do not strictly mirror the safe harbors available under the federal Anti-Kickback Statute and in many instances, relationships that would otherwise comply with the federal Anti-Kickback Statute would nevertheless violate EKRA. EKRA grants authority to the U.S. Attorney General to promulgate additional exceptions, in consultation with the Secretary of HHS; however, the Attorney General has not yet done so. Notably, the OIG (the agency with authority to promulgate regulatory safe harbors under the federal Anti-Kickback Statute) does not have any authority over EKRA and the Attorney General does not have any particular expertise with healthcare fraud and abuse laws. Given this inexperience, there may be a substantial delay before any additional exceptions to EKRA are implemented. In the meantime, the U.S. Department of Justice is actively pursuing enforcement actions under EKRA. There is much uncertainty in how EKRA will be interpreted and applied and also, whether additional exceptions will be adopted in the future.

While we make every effort to comply with all applicable laws, we cannot rule out the possibility that the government or other third parties could interpret these laws differently and challenge our practices under one or more of these laws. The likelihood of allegations of non-compliance is increased by the fact that under certain federal and state laws applicable to our business, individuals, known as relators, may bring an action on behalf of the government alleging violations of such laws, and potentially be awarded a share of any damages or penalties ultimately awarded to the applicable government body.

The laws, regulations and standards governing the provision of healthcare services across the world including India and the U.S. may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. Further, we cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.

The healthcare industry in India is subject to laws, rules and regulations in the regions where we conduct our business or in which we intend to expand our operations.

Given our digital health centers are situated at multiple locations, we are subject to various and extensive local law, rules and regulations relating, among other things, to the setting up and operation of private medical care establishments. Health and safety laws and regulations in India are becoming increasingly stringent in the recent years, and it is possible that they will become significantly more stringent in the future. We may incur substantial costs in order to comply with current or future laws, rules and regulations. These current or future laws, rules and regulations may also impede our operations. Any non-compliance with the applicable laws, rules and regulations may subject us to regulatory action, including penalties and other civil or criminal proceedings, which may materially and adversely affect our business, prospects and reputation.

Our international operations pose certain risks to our business that may be different from risks associated with our domestic operations.

Our international business is subject to risks resulting from differing legal and regulatory requirements, political, social and economic conditions and unforeseeable developments in a variety of jurisdictions. We have one primary office globally and customers across more than nine countries worldwide. Our international operations are subject to particular risks in addition to those faced by our domestic operations, including:

•	uncertain legal and regulatory requirements applicable to digital health, technology services and solutions and prescription medication;

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multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	our inability to replicate our domestic business structure consistently outside of the United States, especially as it relates to our contractual arrangement with affiliated professional entities;

•	the need to localize and adapt our solutions for specific countries, including translation into foreign languages and associated expenses;

•	potential loss of proprietary information due to misappropriation or laws that may be less protective of our intellectual property rights than U.S. laws or that may not be adequately enforced;

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requirements of foreign laws and other governmental controls, including compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

•	data privacy laws that require that client data be stored and processed in a designated territory;

•	new and different sources of competition and laws and business practices favoring local competitors;

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local business and cultural factors that differ from our normal standards and practices, including business practices that we are prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws and regulations;

•	changes to economic sanctions laws and regulations;

•	central bank and other restrictions on our ability to repatriate cash from international subsidiaries;

•	adverse tax consequences;

•	fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make our solutions more expensive or increase our costs of doing business in certain countries;

•	limitations on future growth or inability to maintain current levels of revenues from international sales if we do not invest sufficiently in our international operations;

•	different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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difficulties in staffing, managing and operating our international operations, including difficulties related to administering our stock plans in some foreign countries and increased financial accounting and reporting burdens and complexities;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

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natural disasters, political and economic instability, including wars, terrorism, social or political unrest, including civil unrest, protests, and other public demonstrations, outbreaks of disease, pandemics or epidemics, boycotts, curtailment of trade, and other market restrictions; and

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regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the FCPA, and comparable laws and regulations in other countries.

Our overall success in international markets depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected.

Our failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable international jurisdictions could materially adversely affect our reputation and results of operations.

We must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the FCPA and the U.K. Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act.

We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we will operate lack a developed legal system and have elevated levels of corruption. Our business also must be conducted in compliance with applicable export controls and trade and economic sanctions laws and regulations, including those of the U.S. government, the governments of other countries in which we will operate or conduct business and various multilateral organizations. Such laws and regulations include, without limitation, those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council and other relevant sanctions authorities. Our provision of services to persons located outside the United States may be subject to certain regulatory prohibitions, restrictions or other requirements, including certain licensing or reporting requirements. Our provision of services outside of the United States also exposes us to the risk of violating, or being accused of violating, anti-corruption, exports controls and trade compliance and economic sanctions laws and regulations. Our failure to successfully comply with these laws and regulations may expose us to reputational harm as well as significant sanctions, including criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and suspension or debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Though we have implemented formal training and monitoring programs, we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or are more significant than in our domestic operations. Our exposure to these risks is expected to increase.

As we expand our international operations, we will increasingly face political, legal and compliance, operational, regulatory, economic and other risks that we do not face or that are more significant than in our domestic operations. These risks vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Our international products and services need to meet country-specific customer preferences as well as country-specific legal requirements, including those related to licensing, digital health, privacy, data storage, location, protection and security. Our ability to conduct digital health services internationally is subject to the applicable laws governing remote healthcare and the practice of medicine in such location, and the interpretation of these laws is evolving and vary significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. We believe we are in compliance with all applicable laws and regulations. We cannot, however, be certain that our interpretation of such laws and regulations is correct in how we structure our operations, our arrangements with physicians, services agreements and customer arrangements

Our international operations increase our exposure to, and require us to devote significant management resources to implement controls and systems to comply with the privacy and data protection laws of non-U.S. jurisdictions and the anti-bribery, anti-corruption and anti-money laundering laws of the United States (including the FCPA) and the United Kingdom (including the Bribery Act) and similar laws in other jurisdictions. Implementing our compliance policies, internal controls and other systems upon our expansion into new countries and geographies may require the investment of considerable management time and financial and other resources over a number of years before any significant revenues or profits are generated. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or employees, restrictions or outright prohibitions on the conduct of our business and significant brand and reputational harm. We must regularly reassess the size, capability and location of our global infrastructure and make appropriate changes, and must have effective change management processes and internal controls in place to address changes in our business and operations. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties, and the failure to do so could have a material adverse effect on our business, operating results, financial position, brand, reputation and/or long-term growth.

Our international operations require us to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Our international operations encounter labor laws, customs and employee relationships that can be difficult, less flexible than in our domestic operations and expensive to modify or terminate. In some countries we are required to, or choose to, operate with local business partners, which requires us to manage our partner relationships and may reduce our operational flexibility and ability to quickly respond to business challenges.

Our business is subject to changes in medication pricing and is significantly impacted by pricing structures negotiated by industry participants.

Our platform aggregates and analyzes pricing data from a number of different sources. The discounted prices that we present through our platform are based in large part upon pricing structures negotiated by industry participants. We do not control the pricing strategies of pharmaceutical manufacturers, wholesalers, and pharmacy benefit managers (“PBMs”), each of which is motivated by independent considerations and drivers that are outside our control and has the ability to set or significantly impact market prices for different prescription medications. While we have contractual and non-contractual relationships with certain industry participants, such as PBMs and pharmaceutical manufacturers, these and other industry participants often negotiate complex and multi-party pricing structures, and we have no control over these participants and the policies and strategies that they implement in negotiating these pricing structures.

Pharmaceutical manufacturers generally direct medication pricing by setting medication list prices and offering rebates and discounts for their medications. List prices are impacted by, among other things, market considerations such as the number of competitor medications and availability of alternative treatment options. Wholesalers can impact medication pricing by purchasing medications in bulk from pharmaceutical manufacturers and then reselling such medications to pharmacies. PBMs generally impact medication pricing through their bargaining power, negotiated rebates with pharmaceutical manufacturers and contracts with different pharmacy providers and health insurance companies. PBMs work with pharmacies to determine the negotiated rate that will be paid at the pharmacy by consumers. Medication pricing is also impacted by health insurance companies and the extent to which a health insurance plan provides for, among other things, covered medications, preferred tiers for different medications and high or low deductibles.

Changes in the fee and pricing structures among industry participants, whether due to regulatory requirements, competitive pressures or otherwise, that reduce or adversely impact fees generated by PBMs would have an adverse effect on our ability to generate revenue and business. Due in part to existing pricing structures, we generate a small portion of our revenue through contracts with pharmaceutical manufacturers and other intermediaries. Changes in the roles of industry participants and in general pricing structures, as well as price competition among industry participants, could have an adverse impact on our business. For example, integration of PBMs and pharmacy providers could result in pricing structures whereby such entities would have greater pricing power and flexibility or industry players could implement direct-to-consumer initiatives that could significantly alter existing pricing structures, either of which would have an adverse impact on our ability to present competitive and low prices to consumers and, as a result, the value of our platform for consumers and our results of operations.

If reimbursement rates paid by third-party payers are reduced, if third-party payers otherwise restrain our ability to obtain or provide services to patients, or if governments introduce free healthcare provisions or create the provision of significantly different paradigms of delivery service, our business could be negatively impacted.

Private third-party payers pay for the services that we provide through our behavioral digital health consult and on-site division. If any commercial third-party payers reduce their reimbursement rates or elect not to cover some or all of our services, our business may be harmed. Third-party payers are also entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential customers.

Private third-party payers often use plan structures, such as narrow networks or tiered networks, to encourage or require customers to use in-network providers. In-network providers typically provide services through private third-party payers for a negotiated lower rate or other less favorable terms. Private third-party payers generally attempt to limit use of out-of-network providers by requiring customers to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, private third-party payers have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from customers to out-of-network providers (i.e., sending payments directly to customers instead of to out-of-network providers), capping out-of-network benefits payable to customers, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If we become out of network for insurers, our behavioral health business could be harmed and our behavioral health patient service revenue could be reduced because customers could stop using our services.

If reimbursement rates paid by federal or state healthcare programs are reduced or if government payers otherwise restrain our ability to obtain or provide services to customers, our business, financial condition and results of operation could be harmed.

A portion of our revenue comes from government healthcare programs, principally Medicare and Tricare. Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and federal and state funding restrictions, each of which could increase or decrease program payments, as well as affect the cost of providing service to patients. We are unable to predict the effect of recent and future policy changes on our operations. In addition, the uncertainty and fiscal pressures placed upon federal and state governments as a result of, among other things, deterioration in general economic conditions and the funding requirements from the federal healthcare reform legislation, may affect the availability of taxpayer funds for Medicare and Medicaid programs. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely impact our business and results of operations.

As federal healthcare expenditures continue to increase, and state governments continue to face budgetary shortfalls, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. These changes include reductions in reimbursement levels and new or modified requirements related to Medicaid waivers. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers.

Our pharmacy and behavioral digital health businesses subject us to additional regulations; if we fail to comply, we could suffer penalties or be required to make significant changes to our operations.

Our pharmacy business is subject to extensive federal, state and local regulation. Pharmacies, pharmacists and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the U.S. Drug Enforcement Agency, the Food and Drug Administration (“FDA”), state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The U.S. Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations. Any failure or perceived failure by us to comply with any applicable federal, state and local laws and regulations could have a material adverse effect on our business, financial condition and results of operations and may expose us to civil and criminal penalties.

We may be subject to fines, penalties and injunctions if we are determined to be promoting the use of products for unapproved uses.

Certain of the products available through our platform require approval by the FDA and are subject to the limitations placed by the FDA on the approved uses in the product prescribing information. Some of these products are prescribed by providers on the platform for “off-label” uses (i.e., for a use other than that specifically authorized by the FDA for the medication in question). While providers are legally permitted to prescribe medications for off-label uses, and although we believe our product promotion is conducted in material compliance with the FDA and other regulations, if the FDA determines that our product promotion constitutes promotion of an unapproved use of an approved product or of an unapproved product, the FDA could request that we modify our product promotion or subject us to regulatory and/or legal enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider the product promotion to constitute promotion of an unapproved use of an approved product or of an unapproved product, which could result in significant fines or penalties under other statutes, such as laws prohibiting false claims for reimbursement.

If we fail to comply with federal and state laws and policies governing claim submissions to government healthcare programs or commercial insurance programs, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs and contractual claims by commercial insurers.

We prepare and submit claims for professional services and certain of these claims are governed by federal and state laws with potential civil and criminal penalties for non-compliance. The HIPAA security, privacy and transaction standards also have a potentially significant effect on our integrated care management services, because such services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations. Errors by us or our systems with respect to entry, formatting, preparation or transmission of claim information may be determined or alleged to be in violation of these laws and regulations. If our integrated care management services fail to comply with these laws and regulations, we may be subjected to federal or state government investigations and possible penalties may be imposed upon us, false claims actions may have to be defended, private payers may file claims against us and we may be excluded from Medicare, Medicaid or other government-funded healthcare programs. Further, our customers may seek contractual remedies and indemnification. Any investigation or proceeding related to these topics, even if unwarranted or without merit, could adversely affect demand for our services, could force us to expend significant capital, research and development and other resources to address the failure, and may have a material adverse effect on our business, results of operations and financial condition.

If we fail to comply with Medicare and Medicaid regulatory, guidance or policy requirements, we may be subjected to reduced reimbursement, overpayment demands or loss of eligibility to participate in these programs.

The Medicare and Medicaid programs are highly regulated, and unique requirements governing the reimbursement of professional services delivered using digital health are evolving and complicated. In addition, changes in government healthcare programs may reduce the reimbursement we receive and could adversely affect our business and results of operations. In particular, there is uncertainty regarding whether temporary waivers of certain Medicare conditions of participation and payment for many virtual care services and temporary expansions of the types of Medicare-covered services that can be provided remotely will continue or be made permanent. If we fail to comply with applicable reimbursement laws and regulations, reimbursement under these programs and participation in these programs could be adversely affected. Federal or state governments may also impose other sanctions on us for failure to comply with the applicable reimbursement regulations, including but not limited to recovering an overpayment. Failure to comply with these or future laws and regulations could limit our ability to provide digital health services to our customers.

Recent and frequent state legislative and regulatory changes specific to digital health consults may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.

In recent years, various government agencies, both domestic and international, have adopted an abundance of new legislation and regulations specific to digital health. In some cases, this legislation and regulation, typically targeting “direct-to-consumer” digital health consult and pharmacy service offerings rather than specialty consultative services, such as our acute digital health solutions, incorporates informed consent, modality, medical record and other requirements. Thus, where new legislation and regulations apply to our digital health solutions, we may incur costs to monitor, evaluate and modify operational processes for compliance. All such activities increase our costs and could, in certain circumstances, impact our ability to make available digital health services in a particular state.

Privacy, Cybersecurity, Technology and Intellectual Property

Our proprietary software may not operate properly, which could damage our reputation, give rise to claims against us or divert application of our resources from other purposes, any of which could harm our business.

Our proprietary technology platform provides customers and patients with the ability to, among other things, register for our services, request a visit (either scheduled or on demand) and communicate and interact with providers, and allows our providers to, among other things, chart patient notes, maintain medical records and conduct visits (via video, phone or the internet). Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we may discover additional problems that prevent our proprietary software from operating properly. We are currently implementing software with respect to a number of new applications and services. If our solutions do not function reliably or fail to achieve member, partner or customer expectations in terms of performance, we may lose or fail to grow customer usage, partners and customers could assert liability claims against us, and partners and customers may attempt to cancel their contracts with us. This could damage our reputation and impair our ability to attract or maintain health network partners and enterprise customers.

Our business is subject to complex and evolving foreign laws and regulations regarding privacy, data protection and other matters relating to information collection.

There are numerous foreign laws, regulations and directives regarding privacy and the collection, storage, transmission, use, processing, disclosure and protection of personally identifiable information (“PII”) and other personal or customer data, the scope of which is continually evolving and subject to differing interpretations. We must comply with such laws, regulations and directives and we may be subject to significant consequences, including penalties and fines, for our failure to comply. For example, as of May 25, 2018, the General Data Protection Regulation (the “GDPR”) replaced the Data Protection Directive with respect to the processing of personal data in the European Economic Area (the “EEA”). The GDPR imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information, increased requirements pertaining to health data and pseudonymized (i.e., key-coded) data and additional obligations when we contract with third-party processors in connection with the processing of personal data. The GDPR provides that EU member states may make their own further laws and regulations limiting the processing of genetic, biometric or health data, which could limit our ability to use and share personal data or could cause our costs to increase and could harm our business and financial condition. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the EU member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties. To comply with the data protection rules imposed by the GDPR we may be required to put in place additional mechanisms ensuring compliance. In addition, privacy laws are developing quickly in other jurisdictions where we operate, which impose similar accountability, transparency and security obligations. This may be onerous and adversely affect our business, financial condition, results of operations and prospects.

In addition, recent legal developments in Europe have created complexity and compliance uncertainty regarding certain transfers of information from the EEA to the United States. On July 16, 2020, the Court of Justice of the European Union issued its ruling in the case of the Irish Data Protection Commissioner v. Facebook Ireland and Maximillian Schrems (Case c-311/18). The ruling invalidated reliance on the EU-US Privacy Shield as a lawful means to transfer personal data from the EEA to the United States, while also affirming the EU Standard Contractual Clauses (“SCCs”) as a valid data transfer solution. The Court also held that data exporters and importers may need to employ supplementary measures when using SCCs depending on the nature of the transfer and the laws of the recipient country. After the ruling, the European Data Protection Board issued draft recommendations on the use of supplementary measures. Shortly thereafter, the European Commission issued new draft SCCs. We are analyzing these developments and their impact on our operations. If we are unable to transfer PII between and among countries and regions in which we operate, it could affect the manner in which we provide our services or could adversely affect our financial results. Furthermore, any failure, or perceived failure, by us to comply with or make effective modifications to our policies, or to comply with any federal, state or international privacy, data-retention or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of customer confidence, damage to our brand and reputation, and a loss of customers, any of which could have an adverse effect on our business. In addition, various federal, state and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data-retention and data-protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with customers. For example, some countries have adopted laws mandating that PII regarding customers in their country be maintained solely in their country. Having to maintain local data centers and redesign product, service and business operations to limit PII processing to within individual countries could increase our operating costs significantly.

Like the U.S., India also does not have country level regulations and authorities to control data transfer and management. The most prominent provisions are contained in the Information Technology Act, 2000, that was amended by the Information Technology Amendment Act, 2008. In particular, Section 43A, which addresses ‘reasonable security practices and procedures’ is complemented by the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011 (“Personal Data Protection Rules”). The Personal Data Protection Rules prescribe directions for the collection, disclosure, transfer and protection of sensitive personal data by a company or any person acting on behalf of a company. Further, the Personal Data Protection Rules require every such company to provide a stipulated privacy policy, which is to be published on its website, for dealing with personal information, including sensitive personal data and ensuring security of all personal data collected by it.

The India Supreme Court, in a judgment delivered on August 24, 2017, held that the right to privacy is a fundamental right, following which, the GoI set up a Committee of Experts to examine issues around, and draft a legislation on data-protection in India. The committee submitted its final report and a draft Personal Data Protection Bill to the Ministry of Electronics and Information Technology. The draft of the Personal Data Protection Bill, 2019 (“Data Protection Bill”) has been introduced before the Lok Sabha on December 11, 2019, which is currently being referred to a joint parliamentary committee by the Parliament. The Data Protection Bill proposes a legal framework governing the processing of personal data, where such data has been collected, disclosed, shared or otherwise processed within India, as well as any processing of personal data by the State, Indian companies, Indian citizens or any person or body of persons incorporated or created under India law. The Data Protection Bill defines personal data and sensitive personal data, prescribes rules for collecting, storing and processing of such data and creates rights and obligations of data-subjects and processors.

Our use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base and revenue.

Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of PII, including protected health information (“PHI”). These laws and regulations include HIPAA. HIPAA establishes a set of basic national privacy and security standards for the protection of PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which includes us.

HIPAA requires healthcare providers like us to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.

HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $178,000,000 for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services, or HHS, conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

New health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

In addition to HIPAA, certain of our operations may be subject to the regulations governing the protection patient records created by federally assisted programs for the treatment of substance use disorder (“SUD”) under 42 CFR Part 2 (the “Part 2 Rule”), implemented by the Substance Abuse and Mental Health Services Administration (“SAMHSA”). The Part 2 Rule requires additional confidentiality obligations related to SUD treatment records and generally speaking, restricts the disclosure of SUD treatment records without patient consent, other than as statutorily authorized in the context of a bona fide medical emergency, or for the purpose of scientific research, audit, or program evaluation, or based on an appropriate court order. On July 15, 2020, SAMHSA issued a final rule on the protection of SUD treatment records under the Part 2 Rule that aims to reduce delays and burdens in care coordination by more closely aligning Part 2 with the HIPAA Privacy Rule, while maintaining certain privacy protections specific to Part 2. This final rule was effective August 14, 2020. Nevertheless, we must ensure that SUD treatment records covered under Part 2 are afforded the additional legal protections mandated by Part 2.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our customers and potentially exposing us to additional expense, adverse publicity and liability. For example, the Federal Trade Commission uses its consumer protection authority to initiate enforcement actions in response to alleged privacy and data security violations and certain states have adopted privacy and security standards that a more restrictive than HIPAA and that apply to PII in addition to PHI. For instance, the California Consumer Privacy Act, or CCPA, which came into effect January 1, 2020, was recently amended and expanded by the California Privacy Rights Act (CPRA) passed on November 3, 2020. Most of the CPRA’s substantive provisions will not take effect until January 1, 2023, however, the CPRA’s expansion of the “Right to Know” impacts personal information collected on or after January 1, 2022. Companies must still comply with the CCPA during the ramp up period before CPRA goes into effect. The CCPA and CPRA, among other things, create new data privacy obligations for covered companies and provide new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also created a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, additional modifications will be made to the CPRA by the California legislature or how it will be interpreted.

In addition to the laws discussed above, we may see more stringent state and federal privacy legislation in 2021 and beyond, as the increased cyber-attacks during the pandemic have once again put a spotlight on data privacy and security in the U.S. and other jurisdictions. We cannot predict where new legislation might arise, the scope of such legislation, or the potential impact to our business and operations. This myriad of data privacy and security laws and regulations and the evolving regulatory landscape create complex compliance issues for us and our clients and potentially expose us to additional expense, adverse publicity and liability.

Because of the extreme sensitivity of the PII we store and transmit, the security features of our technology platform are very important. If our security measures, some of which are managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and customer data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting customer and member confidence. Customers may curtail their use of, or stop using, our services or our customer base could decrease, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to customers or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We outsource important aspects of the storage and transmission of client and patient information, and thus rely on third parties to manage functions that have material cybersecurity risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client and customer information to sign business associate agreements contractually requiring those subcontractors to adequately safeguard PHI and PII to the same extent that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security assessments. In addition, we periodically hire third-party security experts to assess and test our security posture. However, we cannot assure you that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of customers’ proprietary and protected health information.

We also publish statements to our customers that describe how we handle and protect PHI and PII. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

We also send short message service, or SMS, text messages to potential end users who are eligible to use our service through certain customers and partners. While we obtain consent from or on behalf of these individuals to send text messages, federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, or form of consents we obtain or our SMS texting practices, are not adequate. These SMS texting campaigns are potential sources of risk for class action lawsuits and liability for our company. Numerous class-action suits under federal and state laws have been filed in the past year against companies who conduct SMS texting programs, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend.

We rely on data center providers, Internet infrastructure, bandwidth providers, third-party computer hardware and software, other third parties and our own systems for providing services to our customers, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation and negatively impact our relationships with customers, adversely affecting our brand and our business.

We serve all of our customers leveraging a multi-cloud architecture using four vendors: Armor Defense; AWS, Microsoft Azure, and Google. This architecture provides redundancy, cost savings, and reduces our reliance on one single vendor. The actual instances are geographically diverse to insulate our applications from local failures, and have an additional layer of redundancy provided by company managed data centers. While we control and have access to our servers, we do not control the operation of these facilities. The cloud vendors and the owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our cloud vendors or data center operators is acquired, we may be required to transfer our servers and other infrastructure to a new vendor or a new data center facility, and we may incur significant costs and possible service interruption in connection with doing so. Problems faced by our cloud vendors or third-party data center locations with the telecommunications network providers with whom we or they contract or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our cloud vendors or third-party data center operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy faced by our cloud vendors or third-party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict.

Additionally, if our cloud or data centers vendors are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect the service levels at our cloud vendors or data centers or cause such cloud systems or data centers and systems to fail. Any changes in third-party service levels at our cloud vendors or data centers or any disruptions or other performance problems with our products and services could adversely affect our reputation and may damage our customers’ stored files or result in lengthy interruptions in our services. Interruptions in our services may reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscriptions, subject us to potential liability or adversely affect customer renewal rates.

We also rely on computer hardware purchased or leased and software licensed from third parties in order to offer our services, including software from Google, , Microsoft, Apple, Audiocodes, Atlassian, Perforce, PMease and Redhat Corporation, and routers and network equipment from Cisco, Dell, Lenovo and Hewlett-Packard Company. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. These licenses are generally commercially available on varying terms. However, it is possible that this hardware and software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated.

Our ability to deliver our internet-based and mobile-application based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems or those of our service providers, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers, providers, partners, and suppliers.

We exercise limited control over third-party vendors, which increases our vulnerability to problems with technology and information services they provide. Interruptions in our network access and services may in connection with third-party technology and information services reduce our revenue, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability or adversely affect client renewal rates. Although we maintain a security and privacy damages insurance policy, the coverage under our policies may not be adequate to compensate us for all losses that may occur related to the services provided by our third-party vendors. In addition, we may not be able to continue to obtain adequate insurance coverage at an acceptable cost, if at all.

If our security measures fail or are breached and unauthorized access to a customer’s data is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed and we could lose sales and customers.

Our services involve the storage and transmission of customers’ proprietary information, sensitive or confidential data, including valuable intellectual property and personal information of employees, customers and others, as well as the protected health information, or PHI, of our customers. Because of the extreme sensitivity of the information we store and transmit, the security features of our computer, network and communications systems infrastructure are critical to the success of our business. A breach or failure of our security measures, or the security of our data storage vendors, could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Information security risks have generally increased in recent years because of the proliferation of new technologies and the increased sophistication and activities of perpetrators of cyber-attacks. As cyber threats continue to evolve, we may be required to expend additional resources to further enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. If our or our vendors’ security measures fail or are breached, it could result in unauthorized persons accessing sensitive client data (including PHI), a loss of or damage to our data or an inability to access data sources or process data or provide our services to our customers. Such failures or breaches of our security measures, or our inability to effectively resolve such failures or breaches in a timely manner, could severely damage our reputation, adversely affect customer or investor confidence in us, and reduce the demand for our services from existing and potential customers. In addition, we could face litigation, damages for contract breach, monetary penalties or regulatory actions for violation of applicable laws or regulations and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.

We may experience cybersecurity and other breach incidents that remain undetected for an extended period. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until launched, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, or if we are unable to effectively resolve such breaches in a timely manner, the market perception of the effectiveness of our security measures could be harmed and we could lose sales, customers, which could have a material adverse effect on our business, operations, and financial results.

We could incur substantial costs as a result of any claim of infringement of another party’s intellectual property rights.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Companies in the Internet and technology industries are increasingly bringing and becoming subject to suits alleging infringement of proprietary rights, particularly patent rights, and our competitors and other third parties may hold patents or have pending patent applications, which could be related to our business. These risks have been amplified by the increase in third parties, which we refer to as non-practicing entities, whose sole primary business is to assert such claims. Regardless of the merits of any intellectual property litigation, we may be required to expend significant management time and financial resources on the defense of such claims, and any adverse outcome of any such claim or the above referenced review could have a material adverse effect on our business, financial condition or results of operations. We expect that we may receive in the future notices that claim we or our customers using our products have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows and the functionality of applications amongst competitors overlaps. Any future litigation, whether or not successful, could be extremely costly to defend, divert our management’s time, attention and resources, damage our reputation and brand and substantially harm our business.

In addition, in most instances, we have agreed to indemnify our customers against certain third-party claims, which may include claims that our products infringe the intellectual property rights of such third parties. Our business could be adversely affected by any significant disputes between us and our customers as to the applicability or scope of our indemnification obligations to them. The results of any intellectual property litigation to which we may become a party, or for which we are required to provide indemnification, may require us to do one or more of the following:

•	cease offering or using technologies that incorporate the challenged intellectual property;

•	make substantial payments for legal fees, settlement payments or other costs or damages;

•	obtain a license, which may not be available on reasonable terms, to sell or use the relevant technology; or

•	redesign technology to avoid infringement.

If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement claims against us or any obligation to indemnify our customers for such claims, such payments or costs could have a material adverse effect on our business, financial condition and results of operations.

We are currently party to, and may enter into future, in-bound intellectual property license agreements. We may not be able to fully protect the intellectual property rights licensed to us or maintain those licenses. Our licensors may retain the right to prosecute and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to pursue litigation against other companies or may pursue such litigation less aggressively than we would. In addition, such licenses may only provide us with non-exclusive rights, which could allow other third parties, including our competitors, to utilize the licensed intellectual property rights. Further, our in-bound license agreements may impose various diligence, commercialization, royalty or other obligations on us. Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our competitive business position and harm our business prospects.

Any failure to protect our intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights. We rely upon a combination of patent, trademark, copyright, and trade secret laws, as well as license and access agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Glocal currently has a pending patent application in India and may file for additional patents in India in the future. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and assignment of inventions agreements. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our products, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

Tax

Certain U.S. state tax authorities may assert that we have a state nexus and seek to impose state and local income taxes, which could adversely affect our results of operations.

We are currently operate in all fifty states. There is a risk that certain state tax authorities where we do not currently file a state income tax return could assert that we are liable for state and local income taxes based upon income or gross receipts allocable to such states. States are becoming increasingly aggressive in asserting a nexus for state income tax purposes. We could be subject to state and local taxation, including penalties and interest attributable to prior periods, if a state tax authority successfully asserts that our activities give rise to a nexus. Such tax assessments, penalties and interest may adversely affect our results of operations.

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use or similar taxes for digital health services, which could adversely affect our results of operations.

We do not collect sales and use and similar taxes in any states for digital health services based on our belief that our services are not subject to such taxes in any state. Sales and use and similar tax laws and rates vary greatly from state to state. Additionally, we do not collect value-added tax or similar taxes in certain foreign jurisdictions based on our belief that our services are not subject to such taxes. Certain states or foreign jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties and interest with respect to past services, and we may be required to collect such taxes for services in the future. Such tax assessments, penalties and interest or future requirements may adversely affect our results of operations.

Risks Related to the Company and the Business Combinations

The Company has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. If the Company is unable to consummate a business combination, including the Business Combinations, its public stockholders may be forced to wait until after June 10, 2021 (or such later date as may arise if we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination) before receiving distributions from the Trust Account.

The Company is a development stage blank check company, and as it has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. The Company has until June 10, 2021 to complete a business combination, unless we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination. The Company has no obligation to return funds to investors prior to such date unless (i) it consummates a business combination prior thereto or (ii) it seeks to amend its current amended and restated certificate of corporation prior to consummation of a business combination, and only then in cases where investors have sought to convert or sell their shares to the Company. Only after the expiration of this full time period will public security holders be entitled to distributions from the Trust Account if the Company is unable to complete a business combination. Accordingly, investors’ funds may be unavailable to them until after such date and to liquidate their investment, public security holders may be forced to sell their public shares, rights or warrants, potentially at a loss. In addition, if the Company fails to complete an initial business combination by June 10, 2021 (or such later date as may arise if we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination), there will be no Redemption Rights or liquidating distributions with respect to the rights and warrants, which will expire worthless, unless the Company amends its certificate of incorporation to extend its life and certain other agreements it has entered into.

We have no operating or financial history and our results of operations and those of the post-combination company may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the post-combination company. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the year ended December 31, 2020, with the historical audited results of operations of UpHealth and Cloudbreak for the year ended December 31, 2020, respectively, and gives pro forma effect to the Business Combinations as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of December 31, 2020, of UpHealth as of December 31, 2020 and of Cloudbreak as of December 31, 2020 and gives pro forma effect to the Business Combinations as if it had been consummated on December 31, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combinations and the acquisitions of UpHealth and Cloudbreak been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

If we are unable to complete an initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by the applicable deadline, our public stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless.

Following the consummation of the Business Combinations, our only significant asset will be our ownership interest in New UpHealth and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combinations, we will have no direct operations and no significant assets other than our ownership of UpHealth and Cloudbreak. The UpHealth equity holders, the Cloudbreak equity holders, the directors and officers of UpHealth and the directors and officers of Cloudbreak and their respective affiliates will become stockholders of the post-combination company at that time. We will depend on UpHealth and Cloudbreak for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock. The financial condition and operating requirements of UpHealth and Cloudbreak may limit our ability to obtain cash from UpHealth or Cloudbreak. The earnings from, or other available assets of, UpHealth or Cloudbreak may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

The ability of UpHealth or Cloudbreak to make distributions, loans and other payments to us for the purposes described above and for any other purpose may be limited by credit agreements to which UpHealth or Cloudbreak is party from time to time, including existing loans and security agreements described in “TTC Healthcare’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit to us from UpHealth or Cloudbreak will be permitted only to the extent there is an applicable exception to the investment covenants under these credit agreements. Similarly, any dividends, distributions or similar payments to us from UpHealth or Cloudbreak will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under these credit agreements.

Because we have no current plans to pay cash dividends on shares of Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Company’s Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in the Company’s Common Stock unless you sell your Common Stock for a price greater than that which you paid for it.

There can be no assurance that New UpHealth Common Stock will be approved for listing on the NYSE or that New UpHealth will be able to comply with the continued listing standards of NYSE.

In connection with the closing of the Business Combinations, we intend to list New UpHealth’s Common Stock and warrants on the NYSE under the symbols “UPH” and “UPH.WS,” respectively. New UpHealth’s continued eligibility for listing may depend on the number of the Company’s shares that are redeemed. If, after the Business Combinations, the NYSE delists New UpHealth’s shares from trading on its exchange for failure to meet the listing standards, New UpHealth and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for New UpHealth’s securities;

•

a determination that New UpHealth Common Stock is a “penny stock” which will require brokers trading in New UpHealth Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New UpHealth Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2020, the Company had $168,384,949 million in cash held in trust. As of December 31, 2020, the Company had a working deficit of $2,012,409. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination Agreements. The Company cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination Agreements, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combinations or its inability to continue as a going concern.

Subsequent to the consummation of the Business Combinations, the post-combination company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although the Company has conducted due diligence on UpHealth and Cloudbreak, the Company cannot assure you that this diligence revealed all material issues that may be present in UpHealth’s or Cloudbreak’s business, as applicable, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the Company’s, UpHealth’s and Cloudbreak’s control will not later arise. As a result, the post-combination company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the Company’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the Company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on the post-combination company’s liquidity, the fact that the post-combination company reports charges of this nature could contribute to negative market perceptions about it or its securities. In addition, charges of this nature may cause the post-combination company to be unable to obtain future financing on favorable terms or at all.

Following the consummation of the Business Combinations, New UpHealth will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combinations, New UpHealth will face increased legal, accounting, administrative and other costs and expenses as a public company that UpHealth and Cloudbreak do not incur as private companies. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, Public Company Accounting Oversight Board (the “PCAOB”) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New UpHealth to carry out activities neither UpHealth nor Cloudbreak has not done previously. For example, New UpHealth will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New UpHealth could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New UpHealth’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New UpHealth’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New UpHealth Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New UpHealth to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

The Initial Stockholders have agreed to vote in favor of the Business Combinations, regardless of how the Company’s public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their Founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Initial Stockholders have agreed (i) to vote their shares in favor of any proposed business combination, including the Business Combinations, (ii) not to convert their shares in connection with a stockholder vote to approve a proposed initial business combination, and (iii) not to sell any such shares to the Company in a tender offer in connection with any proposed business combination. Our Initial Stockholders have agreed to vote their shares in favor of each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal. As a result, we would need only 4,911,158, or approximately 33%, of the 14,817,315 public shares, to be voted in favor of the Business Combination Agreements in order to have the Business Combinations approved. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Initial Stockholders agreed to vote their Founder Shares and Private Placement Shares in accordance with the majority of the votes cast by the Company’s public stockholders.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented solely for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combinations completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

If third parties bring claims against the Company, the proceeds held in trust could be reduced and the per-share redemption price received by stockholders may be less than $10.00 per share.

The Company’s placing of funds in trust may not protect those funds from third party claims against the Company. Although the Company has sought to have all vendors and service providers the Company engages and prospective target businesses the Company negotiated with execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Company’s public stockholders, they may not execute such agreements. Furthermore, even if such entities execute such agreements with the Company, they may seek recourse against the Trust Account. A court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of the Company’s public stockholders. If the Company is unable to complete a business combination and distribute the proceeds held in trust to the Company’s public stockholders, the Sponsor has agreed (subject to certain exceptions described elsewhere in this proxy statement/prospectus) that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account may be less than $10.00, plus interest, due to such claims.

Additionally, if the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company’s which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the Company’s bankruptcy estate and subject to the claims of third parties with priority over the claims of the Company’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the Company may not be able to return to the Company’s public stockholders at least $10.00. The Sponsor may not have sufficient funds to satisfy its indemnity obligations, as its only assets are securities of the Company. The Company has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Company’s initial business combination, including the Business Combinations, and redemptions could be reduced to less than $10.00 per public share.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.

The Company’s stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.

The Company’s certificate of incorporation provides that it will continue in existence only until June 10, 2021, unless we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination. If the Company has not completed a business combination by such date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account net of interest that may be used by the Company to pay its franchise and income taxes payable and up to $100,000 for dissolution expenses, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and our Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

If the Company is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against the Company which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the Company’s stockholders. Furthermore, because GigCapital2 intends to distribute the proceeds held in the public shares to the Company’s public stockholders promptly after expiration of the time the Company has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Company’s public stockholders over any potential creditors with respect to access to or distributions from the Company’s assets. Furthermore, our Board may be viewed as having breached their fiduciary duties to the Company’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. The Company cannot assure you that claims will not be brought against it for these reasons.

Neither the Company nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total aggregate closing consideration in the event that any of the representations and warranties made by UpHealth or Cloudbreak in the Business Combinations, as applicable, ultimately proves to be inaccurate or incorrect.

The representations and warranties made by UpHealth, Cloudbreak and the Company to each other in the Business Combination Agreements will not survive the consummation of the Business Combinations. As a result, the Company and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total merger consideration if any representation or warranty made by UpHealth in the UpHealth Business Combination Agreement and Cloudbreak in the Cloudbreak Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, the Company would have no indemnification claim with respect thereto and its financial condition or results of operations could be adversely affected.

GigCapital2 may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

GigCapital2 has agreed to indemnify its officers and directors to the fullest extent permitted by law. However, GigCapital2’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and not to seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by GigCapital2 only if (i) GigCapital2 has sufficient funds outside of the Trust Account or (ii) GigCapital2 consummates an initial business combination. GigCapital2’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against GigCapital2’s officers and directors, even though such an action, if successful, might otherwise benefit GigCapital2 and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent GigCapital2 pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If the Company does not file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of Common Stock that holders will receive upon exercise of the warrants will be fewer than it would have been had such holder exercised its warrant for cash. Further, if an exemption from registration is not available, holders would not be able to exercise on a cashless basis and would only be able to exercise their warrants for cash if a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants is available. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to meet these conditions and to file and maintain a current and effective prospectus relating to the Common Stock issuable upon exercise of the warrants until the expiration of the warrants. However, the Company cannot assure you that it will be able to do so. If the Company is unable to do so, the potential “upside” of the holder’s investment in the Company may be reduced or the warrants may expire worthless.

Even if the Company consummates the Business Combinations, there is no guarantee that the warrants will ever be in the money, and they may expire worthless and the terms of warrants may be amended.

The exercise price for the warrants is $11.50 per share of Common Stock. There is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

In addition, the Company’s warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any other change. Accordingly, the Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although the Company’s ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares and their respective affiliates and associates have of Common Stock purchasable upon exercise of a warrant.

The exercise price for our public warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the public warrants are more likely to expire worthless.

The exercise price of our public warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a public warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our public warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the public warrants are less likely to ever be in the money and more likely to expire worthless.

The Company may amend the terms of the rights in a manner that may be adverse to holders with the approval by the holders of at least 65% of the then outstanding rights.

The rights are issued in registered form under a right agreement between Continental Stock Transfer & Trust Company, as rights agent, and the Company. The right agreement provides that the terms of the rights may be amended without the consent of any holder to cure any ambiguity or correct any defective provision. The right agreement requires the approval by the holders of at least 65% of the then outstanding rights in order to make any change that adversely affects the interests of the registered holders.

Warrants will become exercisable for our Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Our public warrants are exercisable for 17,250,000 shares of Common Stock as part of our IPO at $11.50 per share. The additional shares of our Common Stock issued upon exercise of our warrants will result in dilution to the then existing holders of Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock.

Stockholders may not know immediately after the Special Meeting whether we have satisfied the closing condition that the Trust Account equal or exceed $150,000,000.

If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the Closing Date, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the trust account, including where we otherwise would not satisfy the closing condition that the amount of cash or cash equivalents that we have from any source equals or exceeds $150,000,000. This process could take a number of days, and there may be a period of time after the special meeting and before the Closing when stockholders do not know whether we have satisfied this closing condition.

The Company has no obligation to net cash settle the rights or warrants.

In no event will the Company have any obligation to net cash settle the rights or warrants. Furthermore, there are no contractual penalties for failure to deliver securities to the holders of the rights or warrants upon consummation of an initial business combination, including the Business Combinations, or exercise of the warrants. Accordingly, the rights and Warrants may expire worthless.

The Company’s ability to successfully effect the Business Combinations and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including each of UpHealth’s and Cloudbreak’s key personnel, all of whom are expected to join the Company following the Business Combinations. While the Company intends to closely scrutinize any individuals it engages after the Business Combinations, it cannot assure you that its assessment of these individuals will prove to be correct.

The Company’s ability to successfully effect the Business Combinations is dependent upon the efforts of key personnel of UpHealth, Cloudbreak and of the Company, including Dr. Avi Katz, the Company’s Executive Chairman Dr. Chirinjeev Kathuria, Executive Chairman of UpHealth, Dr. Mariya Pylypiv, Vice Chairwoman of UpHealth, Ramesh Balakrishnan and Al Gatmaitan, UpHealth’s Co-Chief Executive Officers and Jamey Edwards, Cloudbreak’s Chief Executive Officer. Although the Company expects all of UpHealth’s and Cloudbreak’s key personnel to remain with the post-combination company following the Business Combinations, it is possible that the post-combination company will lose some key personnel, the loss of which could negatively impact the operations and profitability of the post-combination company. While the post-combination company intends to closely scrutinize any individuals it engages after the Business Combinations, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause the post-combination company to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations.

The Company, UpHealth and Cloudbreak will be subject to business uncertainties and contractual restrictions while the Business Combinations are pending.

Uncertainty about the effect of the Business Combinations on employees and third parties may have an adverse effect on the Company, UpHealth and Cloudbreak. These uncertainties may impair our, UpHealth’s or

Cloudbreak’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key employees depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our, UpHealth’s or Cloudbreak’s business could be harmed.

We may waive one or more of the conditions to the Business Combinations.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combinations, to the extent permitted by our current amended and restated certificate of incorporation and bylaws and applicable laws. In addition, if any of the proposed acquisitions or Business Combinations fails to occur, but our stockholders have approved the Business Combinations, we may decide to waive a condition or proceed with the rest of the Business Combinations without resoliciting stockholder. We may not waive the condition that our stockholders approve the Business Combinations. Please see the section entitled “Proposal No. 1 - Approval of the UpHealth Business Combination - The UpHealth Business Combination Agreement - Conditions to Closing of the Business Combination” and “Proposal No. 2 - Approval of the Cloudbreak Business Combination - The Cloudbreak Business Combination Agreement - Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreements may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreements or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the Closing, other events may occur that, pursuant to the Business Combination Agreements, would require the Company to agree to further amend the UpHealth Business Combination Agreement and amend the Cloudbreak Business Combination Agreement to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of UpHealth’s business, Cloudbreak’s business, a request by UpHealth to undertake actions that would otherwise be prohibited by the terms of the UpHealth Business Combination Agreement, a request by Cloudbreak to undertake actions that would otherwise be prohibited by the terms of the Cloudbreak Business Combination Agreement or the occurrence of other events that would have a material adverse effect on UpHealth’s or Cloudbreak’s business and would entitle the Company to terminate the Business Combination Agreements, as applicable. In any of such circumstances, it would be in the discretion of the Company, acting through the Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement/prospectus may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combinations has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combinations that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal, as applicable.

We, UpHealth and Cloudbreak will incur significant transaction and transition costs in connection with the Business Combinations.

We, UpHealth and Cloudbreak have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combinations and operating as a public company following the consummation of the Business Combinations. We, UpHealth and Cloudbreak may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreements and the transactions contemplated thereby (including the Business Combinations), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Company following the Closing.

The aggregate transaction expenses as a result of the Business Combinations are expected to be approximately $43,000,000. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the transaction expenses.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combinations that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering our Board’s recommendation that our stockholders vote in favor of the approval of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal, our stockholders should be aware that the directors and officers of the Company have interests in the Business Combinations that may be different from, or in addition to, the interests of our stockholders. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland

Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $                 based upon the closing price of $                 per public share on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $                 based upon the closing price of $                 per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

Our Initial Stockholders, including our Sponsor and our independent directors, hold a significant number of shares of our Common Stock. They will lose their entire investment in us if a business combination is not completed.

Our Initial Stockholders hold in the aggregate 4,995,000 Founder Shares, representing 23% of the total shares outstanding as of the date of this proxy statement/prospectus. The Founder Shares will be worthless if we do not complete a business combination by the applicable deadline.

The Founder Shares are identical to the shares of Common Stock included in the public units, except that: (i) the Founder Shares are subject to certain transfer restrictions; (ii) our Initial Stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed: (a) to waive their redemption rights with respect to their shares of Common Stock in connection with the completion of our Business Combinations; (b) waive their redemption rights with respect to their shares of Common Stock in connection with a stockholder vote to approve an amendment to our current amended and restated certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the IPO or to provide for redemption in connection with a business combination; and (c) to waive their rights to liquidating distributions from the Trust Account with respect to their Initial Stockholder Shares if we fail to complete our initial business combination by the applicable deadline (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination by the applicable deadline.

The personal and financial interests of our officers and directors may have influenced their motivation in identifying and selecting each of UpHealth and Cloudbreak, completing a business combination with each of UpHealth and Cloudbreak and may influence their operation of the post-combination company following the Business Combinations. This risk may become more acute as the deadline of the applicable deadline for completing an initial business combination nears.

Our Sponsor, directors or officers or their affiliates may elect to purchase shares or warrants from public stockholders, which may influence a vote on a proposed Business Combinations and the other proposals described in this proxy statement/prospectus and reduce the public “float” of our Common Stock.

Our Sponsor, directors or officers or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our Business Combinations, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combinations and thereby increase the likelihood of obtaining stockholder approval of the Business Combinations or to satisfy closing conditions in the Business Combination Agreements regarding required amounts of cash or cash equivalents that we have from any source equal or exceeds certain thresholds where it appears that such requirements would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination. This may result in the completion of our Business Combinations that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on the NYSE or another national securities exchange or reducing the liquidity of the trading market for our Common Stock.

Stockholders of the post-combination company may not be able to enforce judgments entered by United States courts against certain of our officers and directors.

We are incorporated in the State of Delaware. However, following the Business Combinations, some of our directors and executive officers may reside outside of the U.S. As a result, stockholders of the post-combination company may not be able to effect service of process upon those persons within the U.S. or enforce against those persons judgments obtained in U.S. courts.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

Following the Business Combinations, the price of the post-combination company’s securities may fluctuate significantly due to the market’s reaction to the Business Combinations and general market and economic conditions. An active trading market for the Company’s securities following the Business Combinations may never develop or, if developed, it may not be sustained. In addition, the price of the post-combination company’s securities after the Business Combinations can vary due to general economic conditions and forecasts, the post-combination company’s general business condition and the release of the post-combination company’s financial reports. Additionally, if the post-combination company’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) or the post-combination company’s securities are not listed on the NYSE and are quoted on the OTC Bulletin Board, the liquidity and price of the post-combination company’s securities may be more limited than if the post-combination company’s securities were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

The ability to execute the post-combination company’s strategic plan could be negatively impacted to the extent a significant number of stockholders choose to redeem their shares in connection with the Business Combinations.

Depending upon the aggregate amount of cash consideration the Company would be required to pay for all shares of Common Stock that are validly submitted for redemption, the post-combination company may be required to increase the financial leverage the post-combination company’s business would have to support. This may negatively impact its ability to execute on its own future strategic plan and its financial viability.

If the post-combination company fails to introduce or acquire new products or services that achieve broad market acceptance on a timely basis, or if its products or services are not adopted as expected, the combined company will not be able to compete effectively.

The post-combination company will operate in a highly competitive, quickly changing environment, and the combined company’s future success depends on its ability to develop or acquire, and introduce new products and services that achieve broad market acceptance. The post-combination company’s ability to successfully introduce and market new products is unproven. Because the post-combination company will have a limited operating history and the market for its products, including newly acquired or developed products, is rapidly evolving, it is difficult to predict the combined company’s operating results, particularly with respect to any new products that it may introduce. The post-combination company’s future success will depend in large part upon its ability to identify demand trends in the market in which it will operate and quickly develop or acquire, and design, manufacture and sell, products and services that satisfy these demands in a cost-effective manner.

In order to differentiate the post-combination company’s products and services from competitors’ products, the post-combination company will need to increase focus and capital investment in research and development, including software development. If any products currently sold by, and services offered by, either UpHealth or Cloudbreak do not continue, or if the post-combination company’s new products or services fail to achieve widespread market acceptance, or if we are unsuccessful in capitalizing on opportunities in the market in which the post-combination company will operate, the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Successfully predicting demand trends is difficult, and it is very difficult to predict the effect that introducing a new product or service will have on existing product or service sales. It is possible that the post-combination company may not be successful with its new products and services, and as a result the post-combination company’s future growth may be slowed and its business, results of operations and financial condition could be materially adversely affected. Also, the post-combination company’s may not be able to respond effectively to new product or service announcements by competitors by quickly introducing competitive products and services.

In addition, the post-combination company may acquire companies and technologies in the future. In these circumstances, the combined company may not be able to successfully manage integration of the new product and service lines with the combined company’s existing suite of products and services. If the post-combination company is unable to effectively and successfully further develop these new product and service lines, the post-combination company may not be able to increase or maintain sales (as compared to sales of UpHealth or Cloudbreak, as applicable, on a standalone basis), and the post-combination company’s gross margin (as compared to sales of UpHealth or Cloudbreak, as applicable, on a standalone basis) may be adversely affected.

Furthermore, the success of the post-combination company’s new products will depend on several factors, including, but not limited to, market demand costs, timely completion and introduction of these products, prompt resolution of any defects or bugs in these products, the post-combination company’s ability to support these products, differentiation of new products from those of the post-combination company’s competitors, market acceptance of these products, delays and quality issues in releasing new products and services. The occurrence of one or more of the foregoing factors may result in lower quarterly revenue than expected, and the post-combination company may in the future experience product or service introductions that fall short of its projected rates of market adoption.

If the post-combination company’s products and services fail to achieve and sustain sufficient market acceptance, the combined company’s revenue will be adversely affected.

The post-combination company’s success will depend on its ability to develop and market products and services that are recognized and accepted as reliable, enabling and cost-effective. Some potential customers of the combined company may already use products or services similar to what UpHealth and Cloudbreak currently offers and similar to what the post-combination company may offer in the future and may be reluctant to replace those products or services with what UpHealth and Cloudbreak currently offers or which the combined company may offer in the future. Market acceptance of the post-combination company’s products, services and technology will depend on many factors, including the post-combination company’s ability to convince potential customers that the post-combination company’s products, services and technology are an attractive alternative to existing products, services and technology. Prior to adopting the post-combination company’s products, services and technology, some potential customers may need to devote time and effort to testing and validating the post-combination company’s systems. Any failure of the post-combination company’s systems to meet these customer benchmarks could result in potential customers choosing to retain their existing systems or to purchase systems other than the combined company’s.

If the Business Combinations’ benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combinations do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the Closing may decline. The market values of the Company’s securities at the time of the Business Combinations may vary significantly from their prices on the date the Business Combinations were executed, the date of this proxy statement/prospectus, or the date on which the Company’s stockholders vote on the Business Combinations.

In addition, following the Business Combinations, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combinations, there has not been a public market for UpHealth’s or Cloudbreak’s stock and trading in the shares of Company Common Stock has not been active. Accordingly, the valuation ascribed to UpHealth, Cloudbreak and Company Common Stock in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Business Combinations. If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities following the Business Combinations could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities following the Business Combinations may include:

•

actual or anticipated fluctuations in the post-combination company’s quarterly financial results or the quarterly financial results of companies perceived to be similar to the post-combination company;

•	changes in the market’s expectations about the post-combination company’s operating results;

•	success of competitors;

•	the post-combination company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the post-combination company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the post-combination company’s;

•	the post-combination company’s ability to market new and enhanced services and products on a timely basis;

•	changes in laws and regulations affecting the post-combination company’s business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the post-combination company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the post-combination company’s securities available for public sale;

•	any major change in the board or management;

•	sales of substantial amounts of Common Stock by the post-combination company’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of its operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of the Company’s business, prospects, financial condition or results of operations. A decline in the market price of the Company’s securities also could adversely affect the Company’s ability to issue additional securities and the Company’s ability to obtain additional financing in the future.

Following the Business Combinations, if securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Company’s securities adversely, the price and trading volume of the Company’s securities could decline.

The trading market for the post-combination company’s securities will be influenced by the research and reports that industry or securities analysts may publish about the post-combination company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the post-combination company. If no securities or industry analysts commence coverage of the post-combination company, the post-combination company’s stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the post-combination company, change their recommendation regarding the post-combination company’s stock adversely, or provide more favorable relative recommendations about the post-combination company’s competitors, the price of the post-combination company’s securities would likely decline. If any analyst who may cover the post-combination company were to cease coverage of the post-combination company or fail to regularly publish reports on it, the post-combination company could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

The future sales of shares by existing stockholders may adversely affect the market price of the Company’s Common Stock.

Sales of a substantial number of shares of the Company’s Common Stock in the public market could occur at any time. If the Company’s stockholders sell, or the market perceives that the Company’s stockholders intend to sell, substantial amounts of the Company’s Common Stock in the public market, the market price of the Company’s Common Stock could decline.

Our public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Common Stock as consideration in the Business Combinations. Having a minority share position may reduce the influence that our current stockholders have on the management of the post-combination company.

The issuance of the Common Stock in the Business Combinations will dilute the equity interest of our existing stockholders and may adversely affect prevailing market prices for our public shares and/or public warrants.

It is anticipated that, upon completion of the Business Combinations, assuming no redemptions: (i) the Company’s public stockholders will retain an ownership interest of approximately 12.35% in the post-combination company (not including shares beneficially owned by our Sponsor); (ii) the PIPE Investors will own approximately 2.36% of the post-combination company (such that public stockholders, including the PIPE Investors, will own approximately 14.72% of the post-combination company); (iii) our Initial Stockholders (including our Sponsor) will own approximately 3.6% of the post-combination company; (iv) the former UpHealth equity holders will own approximately 74.22% of the post-combination company, assuming $86,200,000 of cash is used to repurchase UpHealth shares and (v) the former Cloudbreak equity holders will own approximately 7.11% of the post-combination company, assuming no cash is used to repurchase Cloudbreak Units. The ownership percentage with respect to the post-combination company following the Business Combinations does not take into account (i) warrants to purchase Common Stock that will remain outstanding immediately following the Business Combinations (ii) conversion of the Convertible Notes into shares of Common Stock or (iii) the issuance of any shares upon completion of the Business Combinations under the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex K. Depending on the number of public shares redeemed, our current stockholders could own a majority of the voting rights in the post-combination company, but would not have effective control over the post-combination company. For more information, please see the sections entitled “Summary of the Proxy Statement/Prospectus—Impact of the Business Combinations on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6-Approval of the Incentive Plan.”

The NYSE may not list our securities on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

In connection with the Business Combinations, in order to obtain the listing of the post-combination company’s securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements. We will seek to have the post-combination company’s securities listed on the NYSE upon consummation of the Business Combinations. We cannot assure you that we will be able to meet all initial listing requirements. Even if the post-combination company’s securities are listed on the NYSE, we may be unable to maintain the listing of its securities in the future.

If we fail to meet the initial listing requirements and the NYSE does not list the post-combination company’s securities on its exchange, neither UpHealth nor Cloudbreak would not be required to consummate the Business Combinations. In the event that either UpHealth or Cloudbreak elected to waive this condition, and the Business Combinations were consummated without the post-combination company’s securities being listed on the NYSE or on another national securities exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the post-combination company’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

Resales of the shares of Common Stock included in the stock consideration could depress the market price of our Common Stock.

We will have approximately 128,942,357 shares of Common Stock outstanding immediately following the Business Combinations, and there may be a large number of shares of Common Stock sold in the market following the completion of the Business Combinations or shortly thereafter. The shares held by the Company’s public stockholders are freely tradable. In addition, the Company will be obligated to register the resale of shares of Common Stock issued as merger consideration, which shares will become available for resale following the expiration of any applicable lockup period. We also expect that Rule 144 will become available for the resale of shares of our Common Stock that are not registered for resale once one year has elapsed from the date that we file the Current Report on Form 8-K following the Closing that includes the required Form 10 information that reflects we are no longer a shell company. Such sales of shares of Common Stock or the perception of such sales may depress the market price of our Common Stock.

The post-combination company may redeem the unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

The post-combination company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the post-combination company sends the notice of redemption to the warrant holders. If and when the warrants become redeemable by the post-combination company, the post-combination company may exercise its redemption right even if the post-combination company is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Placement Warrants and warrants underlying the units issuable upon conversion of working capital loan will be redeemable by the post-combination company so long as they are held by their initial purchasers or their permitted transferees.

Anti-takeover provisions contained in the proposed Second Amended and Restated Certificate of Incorporation as well as provisions of Delaware law, could impair a takeover attempt.

The proposed Second Amended and Restated Certificate of Incorporation will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. The post-

combination company is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for the post-combination company’s securities. These provisions will include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

•

the requirement that a meeting of stockholders may only be called by members of our Board or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These provisions, alone or together, could delay hostile takeovers and changes in control of New UpHealth or changes in the New UpHealth Board and New UpHealth’s management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding Common Stock from engaging in certain business combinations without approval of the holders of substantially all of New UpHealth Common Stock. Any provision of Amended and Restated Certificate of Incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following October 18, 2023, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700,000,000 as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the post-combination company will be required to provide management’s assessment on internal controls commencing with the annual report for fiscal year ended December 31, 2022, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of UpHealth and Cloudbreak as privately-held companies. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the post-combination company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the post-combination company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Activities taken by the Company’s affiliates to purchase, directly or indirectly, public shares will increase the likelihood of approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and the other Proposals and may affect the market price of the Company’s securities.

The Company’s Founders, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions either prior to or following the consummation of the Business Combinations. None of the Company’s Founders, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Although none of the Company’s Founders, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those stockholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by the Company’s Founders, directors, officers, advisors or their affiliates, or the price such parties may pay.

If such transactions are effected, the consequence could be to cause the Business Combinations to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and other proposals and would likely increase the chances that such Proposals would be approved. If the market does not view the Business Combinations positively, purchases of public shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of the Company’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of the Company’s securities.

As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. The Company will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combinations Proposal or other proposals.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the Company’s business, investments and results of operations.

The Company is subject to laws, regulations and rules enacted by national, regional and local governments. In particular, the Company is required to comply with certain SEC, NYSE and other legal or regulatory requirements, including the NYSE upon the transfer of its listing. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the Company’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on the Company’s business and results of operations.

We have not registered the shares of Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise public warrants, thus precluding such investor from being able to exercise its public warrants except on a cashless basis and potentially causing such public warrants to expire worthless.

We have not registered the shares of Common Stock issuable upon exercise of the public warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the warrants and thereafter will use our best efforts to cause the same to become effective within 60 business days following our initial business combination and to maintain a current prospectus relating to the Common Stock issuable upon exercise of the public warrants, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the public warrants are not registered under the Securities Act, we will be required to permit holders to exercise their public warrants on a cashless basis. However, no public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any public warrant, or issue securities or other compensation in exchange for the public warrants in the event that we are unable to register or qualify the shares underlying the public warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the public warrants is not so registered or qualified or exempt from registration or qualification, the holder of such public warrant shall not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In such event, holders who acquired their public warrants as part of a purchase of public units will have paid the full unit purchase price solely for the shares of Common Stock included in the public units. If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We will use our best efforts to register or qualify such shares of Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. However, there may be instances in which holders of our public warrants may be unable to exercise such public warrants but holders of our private warrants may be able to exercise such private warrants.

Our Board did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the business combination.

Our Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combinations. In analyzing the Business Combinations, our Board and management conducted due diligence on each of UpHealth and Cloudbreak and researched the industry in which it operates and concluded that the Business Combinations were in the best interest of our stockholders. Accordingly, investors will be relying solely on the judgment of our Board in valuing each of UpHealth’s business and Cloudbreak’s business, and our Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed business combination or demand redemption of their shares for cash, which could potentially impact the ability to consummate the Business Combinations or the operations of the post-combination company.

The Company may be a “controlled company” within the meaning of the applicable rules of the NYSE and, as a result, may qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon the Closing, depending on the number of shares of Common Stock redeemed by the Company’s public stockholders, the former UpHealth equityholders and former Cloudbreak equityholders may control a majority of the voting power of the post-combination company’s outstanding Common Stock, and the Company may then be a “controlled company” within the meaning of applicable rules of the NYSE upon the Closing of the Business Combinations. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

•	that a majority of the board consists of independent directors;

•	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

•

that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

If available, the post-combination company may use these exemptions now or in the future. As a result, the post-combination company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

If the conditions to the Business Combination Agreements are not met, the Business Combination may not occur.

Even if the Business Combination Agreements are approved by the stockholders of GigCapital2, specified conditions must be satisfied or waived before the parties to the Business Combination Agreements are obligated to complete the Business Combinations. For a list of the material closing conditions contained in the Business Combination Agreements, see the sections entitled “Conditions to Closing of the UpHealth Business Combination Agreement” and “Conditions to Closing of the Cloudbreak Business Combination Agreement.” GigCapital2, UpHealth and Cloudbreak may not satisfy all of the closing conditions in the Business Combination Agreements. If the closing conditions are not satisfied or waived, the Business Combinations will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause GigCapital2, UpHealth and Cloudbreak to each lose some or all of the intended benefits of the Business Combinations.

The Company’s current certificate of incorporation and proposed Second Amended and Restated Certificate of Incorporation provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the sole and exclusive forums for substantially all disputes between the Company and its stockholders, which could limit the Company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or employees.

Our Amended and Restated Certificate of Incorporation requires (and, if adopted, our Second Amended and Restated Certificate of Incorporation will continue to require), to the fullest extent permitted by law, that derivative actions brought in our name, actions against our directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction In regard to any action arising under the Exchange Act or the Securities Act, our proposed Second Amended and Restated Certificate of Incorporation provides that the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Our current Amended and Restated Certificate of Incorporation provides that the Court of Chancery and the federal district court for Delaware have concurrent jurisdiction for claims arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Amended and Restated Certificate of Incorporation (or, if adopted, our Second Amended and Restated Certificate of Incorporation). This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or employees which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. However, there is no assurance that a court would enforce the choice of forum provision contained in our Amended and Restated Certificate of Incorporation or our proposed Second Amended and Restated Certificate of Incorporation. If a court were to find such provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Our current Amended and Restated Certificate of Incorporation provides, and our proposed Second Amended and Restated Certificate of Incorporation will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

The future exercise of registration rights may adversely affect the market price of our Common Stock.

Certain of our stockholders will have registration rights for restricted securities. We are obligated to register certain securities, including all of the shares of Common Stock held by the Initial Stockholders, shares of Common Stock received by certain significant UpHealth stockholders as part of the UpHealth Business Combination, shares of Common Stock received by certain significant Cloudbreak members as part of the Cloudbreak Business Combination. We are obligated to (i) file a resale “shelf” registration statement to register such securities (and any shares of UpHealth Common Stock and any Cloudbreak Units into which they may be exercised following the consummation of the Business Combinations) within 15 business days after of the Closing Date and (ii) use reasonable best efforts to cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing. Sales of a substantial number of shares of Common Stock pursuant to the resale registration statement in the public market could occur at any time the registration statement remains effective. In addition, certain registration rights holders can request underwritten offerings to sell their securities. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock.

There is uncertainty regarding the U.S. federal income tax consequences of the redemption to the holders of our Common Stock.

There is some uncertainty regarding the U.S. federal income tax consequences to holders of our Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend or a sale taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment will depend largely on whether the holder owns (or is deemed to own) any shares of our Common Stock following the redemption, and if so, the total number of shares of our Common Stock held by the holder both before and after the redemption relative to all shares of our Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in GigCapital2 or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise its redemption rights will be treated as receiving a dividend or recognizing capital gain. See the section entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Certain U.S. Federal Income Tax Considerations.”

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combinations with which a substantial majority of our stockholders do not agree.

Our current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that we will not redeem our public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 upon consummation of our initial business combination (such that we are not subject to the SEC’s “penny stock” rules). However, the Business Combination Agreements provide that the obligation of each of UpHealth and Cloudbreak to consummate the Business Combinations, as applicable, is conditioned on the amount of cash or cash equivalents that we have from any source equals or exceeds $150,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. This scenario therefore gives effect to $50,000,000 being retained in the Trust Account. As a result, we may be able to complete our Business Combinations even though a portion of our public stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. Based on the amount of approximately $149.6 million in our Trust Account as of March 19, 2021, 9,866,819 shares of Common Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing conditions in the Business Combination Agreements. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal or other proposals (as described in this proxy statement/prospectus) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the Business Combination Agreements exceeds the aggregate amount of cash available to us, we may not complete the Business Combinations or redeem any shares, all shares of Common Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of 15% or more of Company Common Stock issued in the Company’s IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares issued in the Company’s IPO.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, of 15% or more of the shares of Common Stock included in the units sold in the Company’s IPO. The Company refers to such shares in excess of an aggregation of 15% or more of the shares sold in the Company’s IPO as “Unredeemable Shares.” In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each public stockholder seeking to exercise Redemption Rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any Unredeemable Shares will reduce your influence over the Company’s ability to consummate the Business Combinations and you could suffer a material loss on your investment in the Company if you sell Unredeemable Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Unredeemable Shares if the Company consummates the Business Combinations. As a result, in order to dispose of such shares, you would be required to sell your stock in open market transactions, potentially at a loss. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

The Company can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combinations or any alternative business combination. Certain events following the consummation of any initial business combination, including the

Business Combinations, may cause an increase in the Company’s share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If the Company’s stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Company Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of public shares are not required to affirmatively vote either for or against the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal or any other proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their Redemption Rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to the Company’s transfer agent at least two (2) business days prior to the Special Meeting. Stockholders electing to redeem their shares will receive their pro rata portion the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay the Company’s franchise and income taxes, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section titled “Special Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your Redemption Rights.

The Company’s stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Rights prior to the deadline.

The Company’s public stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things as fully described in the section titled “Special Meeting of Company Stockholders—Redemption Rights,” tender their certificates to the Company’s transfer agent or deliver their shares to the transfer agent electronically through the DTC at least two (2) business days prior to the Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and the Company’s transfer agent will need to act to facilitate this request. It is the Company’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because GigCapital2 does not have any control over this process or over the brokers, which the Company refers to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Rights and thus will be unable to redeem their shares.

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our Business Combinations, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our public shares in connection with our Business Combinations describes the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to complete with these procedures, its shares may not be redeemed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On November 23, 2020, GigCapital2 announced the pending merger of a series of integrated merger transactions.

On November 23, 2020, GigCapital2, announced that it executed the UpHealth Business Combination Agreement.

Also, on November 23, 2020, GigCapital2 also announced that it executed the Cloudbreak Business Combination Agreement.

UpHealth has previously or contemporaneously entered into separate merger agreements with respect to the acquisitions by UpHealth of Behavioral Health Services, Innovations Group, Thrasys, and TTC Healthcare, and a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal. All of these entities have been acquired or are probable of being acquired under US GAAP, and are therefore included in the pro forma financial statements contained herein. UpHealth has consummated the mergers of Thrasys and Behavioral Health Services and they are included in the UpHealth consolidated financial statements as of December 31, 2020. The audited statements of operations for Thrasys and Behavioral Health Services presented through November 20, 2020, the acquisition date, are shown separately, as only the activity after the acquisition date are included in the UpHealth results.

The UpHealth Business Combination Agreement

Pursuant to the terms of the UpHealth Business Combination Agreement, GigCapital2 will acquire UpHealth through the statutory merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the UpHealth Business Combination, each share of UpHealth common stock will be canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth common stock issued and outstanding immediately prior to the effective time of the UpHealth Merger. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount. UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal, with the UpHealth Business Combination Agreement providing for a purchase price adjustment for every 1% less than 90% of the equity interests that is owned by UpHealth upon the Closing. UpHealth as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth acquired an additional 46% of the equity interests of Glocal, and as a result, now owns 89% of the equity interests of Glocal. The Aggregate Merger Consideration may be reduced by certain share thresholds if the Glocal acquisition at the 90% threshold is not completed.

The Cloudbreak Business Combination Agreement

Pursuant to the terms of the Cloudbreak Business Combination Agreement (and any terms used in this paragraph that are not otherwise defined are as defined in the Cloudbreak Business Combination Agreement), GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2. At the effective time of the Cloudbreak Business Combination: (i) each Cloudbreak Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio; (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each option that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (a) the number of Cloudbreak Units subject to such option, multiplied by (b) the Common Unit Exchange Ratio. Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak Business Combination Agreement. Additionally, immediately prior to the Closing each common warrant shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the Closing, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock.

Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” (“ASC 805”) with the Company treated as the legal acquirer. Under ASC 805, UpHealth was determined to be the ultimate accounting acquirer for the UpHealth mergers. The following tables set forth an unaudited pro forma condensed combined balance sheet as of December 31, 2020, and an unaudited proforma condensed combined statement of operations for the twelve months ended December 31, 2020 (as adjusted for conforming presentation periods for Glocal, a March 31 year-end). The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Acquisition as if it had occurred on that date. The pro forma balance sheet data is derived from the audited historical financial statements (as restated) of GigCapital2 and the audited historical financial statements of the Merger entities as of December 31, 2020, except as to Glocal which, as noted, is a March 31 year-end. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020, has been prepared to illustrate the effects of the Acquisition, as if it had occurred on January 1, 2020. The pro forma condensed combined statement of operations is derived from the audited financial statements (as restated) of GigCapital2 for the year ended December 31, 2020, the audited financial statements of each of the UpHealth and Cloudbreak merger entities for the year ended December 31, 2020.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to events that are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined statements of operations reflect non-recurring transaction charges directly related to the Acquisition that the combined company has incurred in furtherance of consummation of the Acquisition, as well as transaction costs incurred, but not yet recorded, subsequent to December 31, 2020. Further, the tax rate used for these unaudited pro forma condensed combined financial statements is an estimated effective tax rate, which will likely vary from the actual effective rate in periods subsequent to the completion of the Acquisition.

The unaudited pro forma condensed combined financial statements have been prepared for informational purposes only and are not necessarily indicative of what the combined company’s condensed consolidated financial position or results of operations actually would have been had the Acquisition been consummated prior to December 31, 2020, nor are they necessarily indicative of future results of operations. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. The fair value of each of the Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed are based on preliminary estimates and are subject to adjustment as, and if, more information is obtained within twelve months of the consummation of the Mergers. As of the date of filing of this Form S-4 to which the following unaudited pro forma condensed combined financial statements are attached, the Company has not completed the detailed valuation work necessary to finalize the required estimated fair values of the Merger entities’ assets acquired and liabilities assumed and related allocation of purchase price. The purchase price allocation and related depreciation and amortization included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for purposes of preparing these unaudited pro forma condensed combined financial statements. Management anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the one-year measurement period following the date of completion of the Acquisition. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. In addition, certain reclassifications have been made to the Merger entities’ historical financial statements to conform to the presentation used in the Company’s historical financial statements. Such reclassifications had no effect on the Merger entities’ previously reported financial position or results of operations, except as to Glocal which, as noted, is a March 31 year-end.

The unaudited pro forma condensed combined financial statements do not include any adjustments for the anticipated benefits from cost savings or synergies of GigCapital2 and the merger entities’ operating as a combined company or for liabilities resulting from integration planning, as management is in the process of making these assessments. However, liabilities ultimately may be recorded for additional costs in subsequent periods related to all merger entity companies, including severance, relocation or retention costs related to employees of the merger entities, as well as other costs associated with integrating and/or restructuring the companies. The ultimate recognition of such costs and liabilities would affect amounts in the unaudited pro forma condensed combined financial statements, and such costs and liabilities could be material.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•	audited historical financial statements (as restated) of the Company as of and for the year ended December 31, 2020; and

•	audited historical consolidated financial statements of the merger entities as of and for the year ended December 31, 2020 (twelve months ended March 31, 2020 for Glocal).

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of Common Stock:

•	Assuming No Redemption: This scenario assumes that no additional shares of Common Stock are redeemed; and

•

Assuming Maximum Redemption: This scenario assumes that 9,867,309 shares of Common Stock are redeemed for an aggregate payment of approximately $99,700,000 (based on the estimated per share redemption price of approximately $10.10 per share based on the fair value of marketable securities held in the Trust Account as of March 19, 2021 of approximately $149,700,000) from the Trust Account. The Business Combination Agreements provide that each of UpHealth’s and Cloudbreak’s obligation to consummate the Business Combinations, as applicable, is conditioned on the funds in the Trust Account being no less than an aggregate amount of $150,000,000. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. This scenario therefore gives effect to $50,000,000 being retained in the Trust Account. This results in public share redemptions of 9,867,309 shares for aggregate redemption payments of approximately $99,700,000.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

AS OF DECEMBER 31, 2020

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc.	Scenario 1 (Assuming No Additional Redemption into Cash)			Scenario 2 (Assuming Maximum Redemption into Cash)
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$7,926,846	$1,996,137	$149,669,490	5(a)(1)	$393,592,473	$149,669,490	5(a)(1)	$293,922,983
	–	–	–	5(a)(2)	–	(99,669,490)	5(a)(2)	–
	–	–	28,500,000	5(a)(3)	–	28,500,000	5(a)(3)	–
	–	–	(36,750,000)	5(a)(4)	–	(36,750,000)	5(a)(4)	–
	–	–	242,250,000	5(a)(5)	–	242,250,000	5(a)(5)	–
Restricted cash	1,863,100	–	–		1,863,100	–		1,863,100
Accounts receivable, net	14,205,794	4,876,281	–		19,082,075	–		19,082,075
Inventories	2,895,396	–	–		2,895,396	–		2,895,396
Accounts receivable, related parties	4,257,190	1,400	–		4,258,590	–		4,258,590
Prepaid expenses and other current assets	1,557,161	885,360	–		2,442,521	–		2,442,521

Total current assets	32,705,487	7,759,178	383,669,490		424,134,155	284,000,000		324,464,665
Cash and marketable securities held in Trust Account	–	168,384,949	(168,384,949)	5(a)(6)	–	(168,384,949)	5(a)(6)	–
Property, plant and equipment, net	39,533,649	2,353,205	–		41,886,854	–		41,886,854
Construction work in progress	5,252,093	–	–		5,252,093	–		5,252,093
Goodwill	463,537,472	150,403,444	–		613,940,916	–		613,940,916
Trade names	8,964,723	3,925,000	–		12,889,723	–		12,889,723
Definite-lived intangibles	46,760,000	5,500,000	–		52,260,000	–		52,260,000
Developed technology	10,704,722	5,800,000	–		16,504,722	–		16,504,722
Customer relationships, net	10,012,500	–	–		10,012,500	–		10,012,500
Deferred income taxes, net	335,504	–	–		335,504	–		335,504
Due from related parties	1,043,844	–	–		1,043,844	–		1,043,844
Other assets	361,668	1,050,858	–		1,412,526	–		1,412,526

Total assets	$619,211,662	$345,176,634	$215,284,541		$1,179,672,838	$115,615,051		$1,080,003,347

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$28,856,122	$2,914,439	$28,745,393	5(a)(7)	$60,515,954	$28,745,393	5(a)(7)	$60,515,954
Accounts payable, related parties	98,667	15,709	–		114,376			114,376
Revolving line of credit	5,580,163	13,017,741	–		18,597,904	–		18,597,904
Accrued liabilities	10,225,971	3,130,446	–		13,356,417	–		13,356,417
Other current liabilities	5,972	–	–		5,972	–		5,972
Current portion of long-term debt	1,537,140	–	–		1,537,140	–		1,537,140
Current portion of derivative liabilities	–	–	63,807,624	5(a)(8)	63,807,624	63,807,624	5(a)(8)	63,807,624
Current portion of related party long-term debt	1,393,258	300,000	–		1,693,258	–		1,693,258
Current portion of paycheck protection program loan	2,051,971	1,798,733	–		3,850,704	–		3,850,704
Current portion of provider relief funds	228,794	–	–		228,794	–		228,794
Current portion of deferred revenue	483,182	45,644	–		528,826	–		528,826

Total current liabilities	50,461,240	21,222,712	92,553,017		164,236,969	92,553,017		164,236,969
Long-term debt, net of current maturities	15,058,695	–	–		15,058,695	–		15,058,695
Related party long-term debt, net of current discount and current portion	381,283	200,000	–		581,283	–		581,283
Convertible senior note	–	–	155,921,000	5(a)(9)	155,921,000	155,921,000	5(a)(9)	155,921,000
Debt discount	–	–	(12,750,000)	5(a)(9)	(12,750,000)	(12,750,000)	5(a)(9)	(12,750,000)

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc.	Scenario 1 (Assuming No Additional Redemption into Cash)			Scenario 2 (Assuming Maximum Redemption into Cash)
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Derivative liabilities, net of current portion	–	–	35,271,376	5(a)(10)	35,271,376	35,271,376	5(a)(10)	35,271,376
Notes to Sellers	21,100,000	28,000,000	(36,750,000)	5(a)(11)	12,350,000	(36,750,000)	5(a)(11)	12,350,000
Paycheck protection program loan	776,930	899,367	–		1,676,297	–		1,676,297
Income tax payable	672,809	–	–		672,809	–		672,809
Warrant liability	–	1,112,300	–		1,112,300	–		1,112,300
Deferred tax liability	6,072,101	–	–		6,072,101	–		6,072,101
Liability for pension and other post- retirement benefits	420,056	–	–		420,056	–		420,056
Other long-term obligations	158,553	–	–		158,553	–		158,553

Total liabilities	95,101,667	51,434,379	234,245,393		380,781,439	234,245,393		380,781,439

Common stock subject to possible redemption at $10.00 per share	–	160,260,230	(160,260,230)	5(a)(12)	–	(160,260,230)	5(a)(12)	–

Stockholders’ Equity:
Common stock	681	564	11,447	5(a)(13)	12,692	10,525	5(a)(13)	11,770
Additional paid-in capital	518,476,049	137,315,187	141,544,771	5(a)(14)	821,990,834	41,875,281	5(a)(14)	722,322,266
	–	–	28,500,000	5(a)(15)		28,500,000	5(a)(15)
	–	–	(11,447)	5(a)(17)		(10,525)	5(a)(17)
	–	–	(3,833,726)	5(a)(16)		(3,833,726)	5(a)(16)
Accumulated deficit	(2,106,735)	(3,833,726)	3,833,726	5(a)(16)	(30,852,128)	3,833,726	5(a)(16)	(30,852,128)
	–	–	(28,745,393)	5(a)(18)		(28,745,393)	5(a)(18)
Noncontrolling interest	7,740,000	–	–		7,740,000	–		7,740,000

Total stockholders’ equity	524,109,995	133,482,025	141,299,378		798,891,398	41,629,888		699,221,908

Total liabilities and stockholders’ equity	$619,211,662	$345,176,634	$215,284,541		$1,179,672,837	$115,615,051		$1,080,003,347

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

AS OF DECEMBER 31, 2020

	GigCapital2, Inc.	Cloudbreak Health, LLC and Subsidiaries
	Historical (As Restated)	Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
ASSETS
Current Assets:
Cash and cash equivalents	$478,737	$1,517,400	$–		$1,996,137
Accounts receivable, net	–	4,876,281	–		4,876,281
Receivable, from related parties	1,400	–	–		1,400
Prepaid expenses and other current assets	62,691	822,669	–		885,360

Total current assets	542,828	7,216,350	–		7,759,178
Cash and marketable securities held in Trust Account	168,384,949	–	–		168,384,949
Property, plant and equipment, net	–	2,353,205	–		2,353,205
Goodwill	–	–	150,403,444	5(c)(1)	150,403,444
Trade names	–	–	3,925,000	5(c)(1)	3,925,000
Definite-lived intangibles	–	4,902,369	597,631	5(c)(1)	5,500,000
Developed technology	–	–	5,800,000	5(c)(1)	5,800,000
Operating Lease ROU	–	4,829,292	(4,829,292)	5(c)(2)	–
Finance Lease ROU	–	2,966,970	(2,966,970)	5(c)(2)	–
Other assets	–	1,050,858	–		1,050,858

Total assets	$168,927,777	$23,319,044	$152,929,813		$345,176,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$86,528	$2,827,911	$–		$2,914,439
Accounts payable, related parties	15,709	–	–		15,709
Revolving line of credit	–	7,253,325	5,764,416	5(c)(3)	13,017,741
Accrued liabilities	2,153,000	977,446	–		3,130,446
Accrued interest	–	7,221,990	(7,221,990)	5(c)(3)	–
Operating lease liability, current portion	–	1,041,754	(1,041,754)	5(c)(2)	–
Finance lease liability, current portion	–	1,821,725	(1,821,725)	5(c)(2)	–
Current portion of long-term debt	–	9,911,193	(9,911,193)	5(c)(3)	–
Current portion of related party long-term debt	300,000	10,000,000	(10,000,000)	5(c)(3)	300,000
Current portion of paycheck protection program loan	–	1,798,733	–		1,798,733
Current portion of deferred revenue	–	45,644	–		45,644

Total current liabilities	2,555,237	42,899,721	(24,232,246)		21,222,712

Related party long-term debt, net of current discount and current portion	–	200,000	–		200,000
Notes to Sellers	–	–	28,000,000	5(c)(4)	28,000,000
Paycheck protection program loan	–	899,367	–		899,367
Cumulative preferred stock dividends	–	6,631,233	(6,631,233)	5(c)(3)	–
Operating lease liability, net of current portion	–	4,492,728	(4,492,728)	5(c)(2)	–
Finance lease liability, net of current portion	–	1,073,410	(1,073,410)	5(c)(2)	–
Warrant liability	1,112,300	–	–		1,112,300

Total liabilities	3,667,537	56,196,459	(8,429,617)		51,434,379

Common stock subject to possible redemption at $10.00 per share	160,260,230	–	–		160,260,230

Stockholders’ Equity:
Common stock	564	–	–		564
Preferred stock	–	15,000,000	(15,000,000)	5(c)(5)	–
Membership Units	–	11,593,120	(11,593,120)	5(c)(5)	–
Members’ equity	–	(450,000)	450,000	5(c)(5)	–
Additional paid-in capital	8,833,172	–	128,482,015	5(c)(6)	137,315,187
Accumulated deficit	(3,833,726)	(59,020,535)	59,020,535	5(c)(5)	(3,833,726)

Total stockholders’ equity	5,000,010	(32,877,415)	161,359,430		133,482,025

Total liabilities and stockholders’ equity	$168,927,777	$23,319,044	$152,929,813		$345,176,634

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET ADJUSTMENTS

AS OF DECEMBER 31, 2020

	UpHealth Holdings, Inc.	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Private Limited (India) and Subsidiaries
	Historical	Historical	Historical	Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined UpHealth
ASSETS
Current Assets:
Cash and cash equivalents	$1,838,583	$3,319,074	$2,426,780	$342,409	$–		$7,926,846
Restricted cash	530,500	–	1,332,600	–	–		1,863,100
Accounts receivable, net	6,702,858	36,024	1,554,378	5,912,534	–		14,205,794
Inventories, net	116,676	2,467,216	–	311,504	–		2,895,396
Accounts receivable, related parties	3,500,908	30,613	–	725,669	–		4,257,190
Prepaid expenses and other current assets	–	587,647	241,304	728,210	–		1,557,161

Total current assets	12,689,525	6,440,574	5,555,062	8,020,326	–		32,705,487

Cash and cash equivalents, held in Trust Account	–	–	–	–	–		–
Property, plant and equipment, net	151,122	8,068,620	520,907	24,624,769	6,168,231	5(b)(1)	39,533,649
Construction work in progress	–	–	–	5,252,093	–		5,252,093
Goodwill	164,194,004	–	13,299,090	402,884	285,641,494	5(b)(1)	463,537,472
Trade names	7,064,723	–	–	–	1,900,000	5(b)(1)	8,964,723
Definite-lived intangibles	–	–	–	2,747,256	44,012,744	5(b)(1)	46,760,000
Developed technology	10,704,722	–	–	–	–		10,704,722
Customer relationships, net	10,012,500	–	–	–	–		10,012,500
Equity Method Investment - Glocal	57,213,902	–	–	–	(57,213,902)	5(b)(5)	–
Deferred income taxes, net	335,504	–	–	–	–		335,504
Due from related parties	–	–	–	1,043,844	–		1,043,844
Other assets	23,749	22,805	271,070	44,044	–		361,668

Total assets	$262,389,751	$14,531,999	$19,646,129	$42,135,216	$280,508,567		$619,211,662

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,679,965	$408,738	$860,794	$24,906,625	$–		$28,856,122
Accounts payable, related parties	70,000	–	28,667	–	–		98,667
Revolving line of credit	–	–	1,750,000	3,830,163	–		5,580,163
Accrued liabilities	8,482,484	1,152,166	591,321	–	–		10,225,971
Other current liabilities	–	–	–	5,972	–		5,972
Current portion of long-term debt	39,000	540,327	957,813	–	–		1,537,140
Current portion of related party long-term debt	–	–	1,393,258	–	–		1,393,258
Current portion of paycheck protection program loan	1,201,836	–	850,135	–	–		2,051,971
Current portion of provider relief funds	228,794	–	–	–	–		228,794
Current portion of deferred revenue	396,958	86,224	–	–	–		483,182

Total current liabilities	13,099,037	2,187,455	6,431,988	28,742,760	–		50,461,240

Long-term debt, net of current maturities	–	5,384,819	8,433,987	1,239,889	–		15,058,695
Related party long-term debt, net of current discount and current portion	381,283	–	–	–	–		381,283
Notes to Sellers	21,100,000	–	–	–	–		21,100,000
Paycheck protection program, net of current portion	343,564	–	433,366	–	–		776,930
Income tax payable	672,809	–	–	–	–		672,809
Deferred tax liability	6,072,101	–	–	–	–		6,072,101

	UpHealth Holdings, Inc.	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Private Limited (India) and Subsidiaries
	Historical	Historical	Historical	Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined UpHealth
Liability for pension and other post- retirement benefits	–	–	420,056	–	–		420,056
Other long-term obligations	–	–	–	158,553	–		158,553

Total liabilities	41,668,794	7,572,274	15,719,397	30,141,202	–		95,101,667

Stockholders’ Equity:
Common stock	681	5,080	–	–	(5,080)	5(b)(2)	681
Preferred stock	–	–	1,920,403	–	(1,920,403)	5(b)(2)	–
Additional paid-in capital						5(b)(1),
	222,906,709	–	2,033,736	6,812,652	163,933,592	5(b)(2)	518,476,049
					180,082,960	5(b)(1)
					(57,293,600)	5(b)(5)
Accumulated deficit	(2,186,433)	6,250,843	–	3,394,029	(9,565,174)	5(b)(3)	(2,106,735)
Noncontrolling interest	–	703,802	(27,407)	1,787,333	5,276,272	5(b)(4)	7,740,000

Total stockholders’ equity	220,720,957	6,959,725	3,926,732	11,994,014	280,508,567		524,109,995

Total liabilities and stockholders’ equity	$262,389,751	$14,531,999	$19,646,129	$42,135,216	$280,508,567		$619,211,662

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	UpHealth Holdings, Inc. and Subsidiaries	GigCapital2, Inc. and Subsidiaries	Scenario 1 (Assuming No Additional Redemption into Cash)			Scenario 2 (Assuming Maximum Redemption into Cash)
	Pro Forma	Pro Forma	Transaction Accounting Adjustments	Note	Pro Forma Combined Company	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$88,427,549	$28,089,434	$–		$116,516,983	$–		$116,516,983
Cost of goods and services (excluding depreciation and amortization)	34,345,764	14,342,965	–		48,688,729	–		48,688,729
Operating expenses					–			–
Selling, general and administrative	38,623,137	19,039,363	28,745,393	4(a)(1)	86,407,893	28,745,393	4(a)(1)	86,407,893
Research and development	7,459,091	–	–		7,459,091	–		7,459,091
Depreciation and amortization	14,085,088	7,821,818	–		21,906,906	–		21,906,906

	60,167,316	26,861,181	28,745,393		115,773,890	28,745,393		115,773,890

Operating loss	(6,085,531)	(13,114,712)	(28,745,393)		(47,945,636)	(28,745,393)		(47,945,636)

Other income (expense)
Interest expense	3,831,479	6,638,524	15,937,500	4(a)(2)	50,486,008	15,937,500	4(a)(2)	50,486,008
			21,697,553	4(a)(3)		21,697,553	4(a)(3)
			2,380,952	4(a)(4)		2,380,952	4(a)(4)
‘Other expense	41,256	867,828	–		909,084	–		909,084
Other income, net, including interest income	(5,614,850)	(1,444,881)	–		(7,059,731)	–		(7,059,731)

	(1,742,115)	6,061,471	40,016,005		44,335,361	40,016,005		44,335,361

Loss before income taxes	(4,343,416)	(19,176,183)	(68,761,398)		92,280,997	(68,761,398)		92,280,997
Income tax benefit (expense)	248,537	(271,087)	–		(22,550)			(22,550)

Loss before net equity in earnings of affiliate	(4,094,879)	(19,447,270)	(68,761,398)		(92,303,547)	(68,761,398)		(92,303,547)
Net loss	(4,094,879)	(19,447,270)	(68,761,398)		(92,303,547)	(68,761,398)		(92,303,547)
Net income attributable to redeemable stockholders	–	555,866	–		555,866	–		555,866
Net income attributable to noncontrolling interest	264,136	–	–		264,136	–		264,136

Net loss attributable to Company common stockholders	$(4,359,015)	$(20,003,136)	$(68,761,398)		$(93,123,549)	$(68,761,398)		$(93,123,549)

Loss per share:
Basic	$(0.48)	$(1.40)			$(0.74)			$(0.79)
Diluted	$(0.48)	$(1.40)			$(0.74)			$(0.79)
Weighted average common shares outstanding:
Basic	9,013,869	14,325,961			126,590,256			117,367,042
Diluted	9,013,869	14,325,961			126,590,256			117,367,042
Dividends declared per share	$–	$–			$–			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	GigCapital2, Inc.	Cloudbreak Health, LLC and Subsidiaries	Transaction Accounting Adjustments		Note	Pro Forma Combined GigCapital2
	Historical (As Restated)	Historical
Revenues	$–	$28,089,434		$–		$28,089,434
Cost of goods and services (excluding depreciation and amortization)	–	14,342,965		–		14,342,965
Operating expenses						–
Selling, general and administrative	3,949,600	15,089,763		–	4(c)(1)	19,039,363
Research and development	–	–		–		–
Depreciation and amortization	–	4,041,318		3,780,500	4(c)(2)	7,821,818

	3,949,600	19,131,081		3,780,500		26,861,181

Operating loss	(3,949,600)	(5,384,612)		(3,780,500)		(13,114,712)

Other (income) expense
Interest expense	–	6,638,524			4(c)(3)- 4(c)(5)	6,638,524
Other (income) expense	930,700	(62,872)		–		867,828
Other income, net, including interest income	(1,022,546)	(422,335)		–		(1,444,881)

	(91,846)	6,153,317		–		6,061,471

Loss before income taxes	(3,857,754)	(11,537,929)		(3,780,500)		(19,176,183)
Income tax benefit (expense)	(271,087)	–		–		(271,087)

Loss before net equity in earnings of affiliate	(4,128,841)	(11,537,929)		$(3,780,500)		(19,447,270)
Net loss	(4,128,841)	(11,537,929)		(3,780,500)		(19,447,270)
Income attributable to redeemable stockholders	555,866	–		–	4(c)(6)	555,866

Net loss attributable to Company common stockholders	$(4,684,707)	$(11,537,929)		$(3,780,500)		$(20,003,136)

Net loss per share:
Basic	$(0.88)	$(2.29)				$(1.40)
Diluted	$(0.88)	$(2.29)				$(1.40)
Weighted average common shares/member units outstanding:
Basic	5,304,752	5,034,700		9,021,209	4(c)(7)	14,325,961
Diluted	5,304,752	5,034,700		9,021,209	4(c)(7)	14,325,961
Dividends declared per share	$–	$–	$			$–

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020

	UpHealth Holdings, Inc.	Thrasys, Inc. and Subsidiaries (accounting acquirer)	Behavioral Services, LLC and Subsidiaries	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Private Limited (India) and Subsidiaries
	Historical	Historical	Historical	Historical	Historical	Historical	Transaction Accounting Adjustments	Note	Pro Forma Combined Company
Revenues	$5,396,067	$13,504,567	$11,842,219	$28,335,405	$19,366,799	$9,982,492	$—		$88,427,549
Cost of goods and services (excluding depreciation and amortization)	1,182,831	1,686,582	8,412,742	13,226,492	9,030,391	806,726	—		34,345,764
Operating expenses
Selling, general and administrative	4,944,522	3,665,990	3,219,247	12,095,392	10,926,543	3,771,443	—	4(b)(1)	38,623,137
‘Research and development	874,112	6,584,979	—	—	—	—	—		7,459,091
Depreciation and amortization	320,748	26,626	17,890	389,000	121,469	1,315,534	11,893,821	4(b)(2)	14,085,088

	6,139,382	10,277,595	3,237,137	12,484,392	11,048,012	5,086,977	11,893,821		60,167,316

Operating loss	(1,926,146)	1,540,390	192,340	2,624,521	(711,604)	4,088,789	(11,893,821)		(6,085,531)
Other (income) expense
Interest expense	133,831	297,103	—	269,382	879,366	2,251,797	—	4(b)(3)- 4(b)(5)	3,831,479
‘Other expense	—	—	—	38,914	2,342	—	—		41,256
Other income, net, including interest income	(3,436)	(983)	—	—	(660,851)	(4,949,580)	—		(5,614,850)

	130,395	296,120	—	308,296	220,857	(2,697,783)	—		(1,742,115)
Income before income taxes	(2,056,541)	1,244,270	192,340	2,316,225	(932,461)	6,786,572	(11,893,821)		(4,343,416)
Income tax benefit (expense)	(50,194)	—	—	—	298,731	—	—		248,537

Income (loss) before net equity in earnings of affiliate	(2,106,735)	1,244,270	192,340	2,316,225	(633,730)	6,786,572	(11,893,821)		(4,094,879)
Equity in net earnings of affiliate	(79,698)	—	—	—	—	—	79,698	4(b)(6)	—

Net income (loss)	(2,186,433)	1,244,270	192,340	2,316,225	(633,730)	6,786,572	(11,814,123)		(4,094,879)
Net income (loss) attributable to redeemable stockholders	—	—	—	—	—	—	—		—
Net income (loss) attributable to noncontrolling interest	—	—	—	77,814	(27,407)	213,729	—		264,136

Net income (loss) attributable to Company common stockholders	$(2,186,433)	$1,244,270	$192,340	$2,238,411	$(606,323)	$6,572,843	$(11,814,123)		$(4,359,015)

Earnings (loss) per share:
Basic	$(0.43)	$0.20	N/A	4.71	(0.08)	13.33			$(0.48)
Diluted	$(0.43)	$0.20	N/A	4.71	(0.08)	13.33			$(0.48)
Weighted average common shares outstanding:
Basic	5,091,975	6,124,226	—	475,000	8,000,000	492,904	13,869	4(b)(7)	9,013,869
Diluted	5,091,975	6,124,226	—	475,000	8,000,000	492,904	13,869	4(b)(7)	9,013,869
Dividends declared per share	$—	$—	$—	$—	$—	$—			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements are prepared in accordance with Article 11 of SEC Regulation S-X, as amended January 1, 2021. The historical financial information has been adjusted to give effect to the events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the operating results of the combined company. The historical financial information of GigCapital2 and UpHealth is presented in accordance with U.S. GAAP.

The acquisition accounting adjustments relating to the Acquisition are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to this preliminary purchase price allocation. The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any anticipated benefits from cost savings or synergies that may result from the Acquisition or to any future integration costs. The unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of the combined company following the Acquisition.

Certain reclassifications have been made to UpHealth’s historical financial statements to conform to the presentation required for U.S. GAAP. Such reclassifications had no effect on UpHealth’s previously reported financial position or results of operations.

Certain reclassifications have been made to Cloudbreak’s historical financial statements to conform to the presentation required for U.S. GAAP. Such reclassifications had no effect on Cloudbreak’s previously reported financial position or results of operations.

2. Calculation of Purchase Price

Pursuant to the UpHealth Acquisition Agreement, GigCapital2 will pay $990,000,000 to UpHealth and its shareholders by issuing 99,000,000 shares of its common stock in its equity plus certain cash and sellers notes payable at closing (net of $10,398,476 cash acquired).

Pursuant to the Cloudbreak Acquisition Agreement, GigCapital2 will pay $100,482,015 to Cloudbreak and its shareholders in its equity plus certain cash and sellers notes payable at closing (net of $1,517,400 cash acquired). The equity is comprised of 9,021,209 shares of its common stock and 1,978,791 options exercisable into 1,978,791 shares of common stock.

The calculation of the purchase price for the individual UpHealth and Cloudbreak mergers is as follows:

Note 2a. Calculation of Purchase Price—UpHealth Holdings, Inc. Merger with GigCapital2, Inc.

	Total Purchase Price
	UpHealth Holdings, Inc. (formerly GigCapital2, Inc.)	UpHealth Holdings, Inc.	GigCapital2, Inc.
	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020
Purchase price
Cash at close	$46,750,000	$35,750,000	$11,000,000
Notes payable to Seller	67,050,000	50,050,000	17,000,000
Number of GigCapital2, Inc. common shares delivered	108,021,209	99,000,000	9,021,209
Multiplied by negotiated market price per share of GigCapital2, Inc. common stock on December 31, 2020	$10.00	$10.00	$10.00

Total value of GigCapital2, Inc. common shares delivered	1,080,212,090	990,000,000	90,212,090
Number of GigCapital2, Inc. common options to be exchanged with Cloudbreak option holders	1,978,791	—	1,978,791
Multiplied by the fair value of the common options to be exchanged with Cloudbreak option holders as of merger agreement	$5.19	—	$5.19

	10,269,925	—	10,269,925

Total value of GigCapital2, Inc. common shares and options delivered plus cash and sellers notes	$1,204,282,015	$1,075,800,000	$128,482,015
Less, cash acquired	(11,915,876)	(10,398,476)	(1,517,400)

Total Consideration Paid, Net of Cash	$1,192,366,139	$1,065,401,524	$126,964,615

Note 2b. Calculation of Purchase Price—Cloudbreak Health, LLC Merger with GigCapital2, Inc.

		Cloudbreak Healthcare, LLC
Purchase price
Cash at close—deferred to Seller Notes until Global Merger		$—
Note payable to Seller to repay debt		28,000,000
Number of GigCapital2, Inc. common shares to be delivered at a $10.00 per share valuation	9,021,209
Multiplied by the negotiated issue value of $10.00 per share of GigCapital2, Inc. common stock	$10.00	90,212,090

Number of GigCapital2, Inc. common options to be exchanged with Cloudbreak option holders	1,978,791
Multiplied by the fair value of the common options to be exchanged with Cloudbreak option holders	$5.19	10,269,925

Total value of GigCapital2, Inc. common shares, option shares and cash delivered		128,482,015
Less, cash acquired		(1,517,400)

Total Consideration Paid, Net of Cash		$126,964,615

Note 2c. Calculation of Value—GigCapital2, Inc. Reverse Merger with UpHealth Merger Entities

		UpHealth Holdings, Inc. Merger Entities
		UpHealth Holdings, Inc.	Thrasys, Inc. and Subsidiaries	Behavioral Health Services, LLC and Subsidiaries	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Pvt. Ltd, (India) and Subsidiaries
	As of December 31, 2020	As of December 31, 2020	As of November 20, 2020	As of November 20, 2020	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020
Purchase price
Cash at close—deferred to Seller Notes until Global Merger	$—	$—	$—	$—	$—	$—	$—
Note payable to Seller	85,800,000	—	20,000,000	1,100,000	30,000,000	12,700,000	22,000,000
Number of GigCapital2, Inc. common shares to be delivered at a $10.00 per share valuation	99,000,000	53,622,327	14,991,898	1,569,481	14,277,998	3,555,221	10,983,075
Multiplied by the negotiated issue value of $10.00 per share of GigCapital2, Inc. common stock	$10.00
Total value of UpHealth, Inc. common shares delivered, which will be exchanged for GigCapital2, Inc. common stock.	$990,000,000	$536,223,270	$149,918,980	$15,694,810	$142,779,980	$35,552,210	$109,830,750

	1,075,800,000	536,223,270	169,918,980	16,794,810	172,779,980	48,252,210	131,830,750
Less, cash acquired	(10,398,476)	—	(1,953,128)	(1,024,485)	(3,319,074)	(3,759,380)	(342,409)

Total Consideration Paid, Net of Cash	$1,065,401,524	$536,223,270	$167,965,852	$15,770,325	$169,460,906	$44,492,830	$131,488,341

Note 2d. Calculation of Value—UpHealth Holdings, Inc. Merger with UpHealth Merger Entities

		UpHealth Holdings, Inc. Merger Entities
		UpHealth Holdings, Inc. and Subsidiaries	Thrasys, Inc. and Subsidiaries	Behavioral Health Services, LLC and Subsidiaries	Innovations Group, Inc. and Subsidiaries	TTC Healthcare, Inc. and Subsidiaries	Glocal Healthcare Systems Pvt. Ltd, (India) and Subsidiaries
	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020	As of December 31, 2020
Purchase price
Number of UpHealth Holdings, Inc. common shares delivered	9,013,869	4,882,269	1,365,000	142,900	1,300,000	323,700	1,000,000
Multiplied by negotiated market price per share of UpHealth Holdings, Inc. common stock on December 31, 2021	$119.3494
Total value of UpHealth, Inc. common shares delivered	$1,075,800,000	$582,695,953	$162,911,953	$17,055,032	$155,154,241	$38,633,406	$119,349,416
Less, cash acquired	(10,398,476)	—	(1,953,128)	(1,024,485)	(3,319,074)	(3,759,380)	(342,409)

Total Consideration Paid, Net of Cash	$1,065,401,524	$582,695,953	$160,958,825	$16,030,547	$151,835,167	$34,874,026	$119,007,007

Subsequent to the audited balance sheet as of December 31, 2020, an additional investor contributed $1,500,000 cash for 13,869 shares of UpHealth, which is included in the table in Note 2d.

The initial seller cash to UpHealth sellers will be paid at consummation of the global merger but are recorded as notes to sellers here. They are initially reflected in the UpHealth Mergers as notes payable to sellers.

3. Preliminary Estimated Purchase Price Allocation

The following table sets forth a preliminary allocation of the purchase price to the UpHealth Merger entities’ identifiable tangible and intangible assets acquired and liabilities assumed by the Company upon the global merger, including mergers already consummated:

Note 3a. Allocation of Purchase Price—Cloudbreak Health, LLC Merger with GigCapital2, Inc.

Allocation of Purchase price:	As of December 31, 2020
Accounts receivable, net	$4,876,281
Prepaid expenses and other	822,669
Property, plant and equipment	2,353,205
Identifiable intangible assets	15,225,000
Other assets	1,050,858
Goodwill	150,403,444

Total assets acquired	174,731,457

Accounts payable	2,827,911
Accrued expenses and other current liabilities	977,446
Deferred revenue	45,644
Seller Note	28,000,000
Debt	15,915,841

Total liabilities assumed	47,766,842

Net assets acquired	$126,964,615

Note 3b. Allocation of Purchase Price—UpHealth Holdings, Inc. with Probable Merger Entities

Note 3b. Allocation of Purchase Price—UpHealth Holdings Merger with UpHealth Merger Entities	Total Merger Entities	Innovations Group, Inc. and Subsidiaries As of December 31, 2020	TTC Healthcare, Inc. and Subsidiaries As of December 31, 2020	Glocal Healthcare Systems Pvt. Ltd, (India) As of December 31, 2020
Thrasys and Behavioral Health Services consummated their mergers on November 20, 2020 and are including in consolidated UpHealth Holdings
Allocation of Purchase price:
Accounts receivable, net	$8,259,218	$66,637	$1,554,378	$6,638,203
Inventories	2,778,720	2,467,216	—	311,504
Prepaid expenses and other	1,557,161	587,647	241,304	728,210
Identifiable intangible assets	48,660,000	8,425,000	775,000	39,460,000
Property, plant and equipment	44,634,620	3,805,620	520,907	40,308,093
Other assets	337,919	22,805	271,070	44,044
Deferred taxes	—	—	—	—
Goodwill	299,343,468	161,658,255	56,849,568	80,835,645

Total assets acquired	405,571,106	177,033,180	60,212,227	168,325,699

Accounts payable	26,204,824	408,738	889,461	24,906,625
Accrued expenses and other current liabilities	1,743,487	1,152,166	591,321	—
Seller notes payable	—	—	—	—
Debt	20,983,594	5,925,146	13,818,559	1,239,889
Other noncurrent obligations	578,609	—	420,056	158,553
Deferred revenue	86,224	86,224	—	—
Deferred tax liability	—
Noncontrolling interest	7,740,000	—	—	7,740,000

Total liabilities assumed	57,336,738	7,572,274	15,719,397	34,045,067

Net assets acquired	$348,234,368	$169,460,906	$44,492,830	$131,488,341

Note 3c. Allocation of Purchase Price—UpHealth Holdings, Inc. with acquired Merger Entities Thrasys and Behavioral Health Services

	Thrasys, Inc and Subsidiary As of November 20, 2020		Behavioral Health Services, LLC and Subsidiaries As of November 20, 2020
Allocation of Purchase price:		Allocation of Purchase price:
Accounts receivable, net	$3,490,738	Accounts receivable, net	$1,257,454
Prepaid expenses and other	3,001,150	Inventories	99,583
Identifiable intangible assets	27,875,000	Prepaid expenses and other	39,806
Property, plant and equipment	101,246	Identifiable intangible assets	225,000
Other assets	19,374	Property, plant and equipment	52,568
Goodwill	148,087,717	Other assets	4,375

Total assets acquired	182,575,225	Deferred taxes	19,268

Accounts payable	1,778,849	Goodwill	16,106,287

Accrued expenses and other current liabilities	5,321,761	Total assets acquired	17,804,341

Debt	960,783	Accounts payable	374,532
Deferred tax liability	6,378,480	Accrued expenses and other current liabilities	425,790
Deferred revenue	700,000	Debt	1,233,694

Total liabilities assumed	15,139,873	Total liabilities assumed	2,034,016

Net assets acquired	$167,435,352	Net assets acquired	$15,770,325

Property, plant and equipment

Property, plant and equipment has been adjusted to its estimated fair value. The related depreciation and amortization costs are reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, and as accumulated depreciation and amortization in the pro forma condensed combined balance sheets as if the business combination took place as of the balance sheet date.

Identifiable intangible assets

Preliminary identifiable intangible assets in the pro forma financial information consist of the assets shown in the table below. The amortization related to these intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations, and as accumulated amortization in the pro forma condensed combined balance sheet as if the business combination took place as of the balance sheet date. The table below indicates the estimated fair value of the intangible assets and their estimated useful lives. These assets include the identifiable intangible assets already acquired in the consummated merger by UpHealth Holdings with Thrasys and Behavioral Health Services.

UpHealth Intangible Assets Acquired or to be Acquired

	Approximate Fair Value	Estimated Useful Life
		(in years)
Definite lived intangible assets—Trade Names	$9,075	3.00-10.00
Definite lived intangible assets—Technology and Intellectual Property	18,125,000	10.00
Definited lived intangible assets—Customer Relationships	10,125,000	10.00
Definite lived intangible asset—Telemedicine	36,596,000	8.50

Total fair value of identifiable intangible assets	$64,855,075

Cloudbreak Intangible Assets

	Approximate Fair Value	Estimated Useful Life
		(in years)
Indefinite lived intangible assets—Trade Names	$3,925,000
Definite lived intangible assets—Technology and Intellectual Property	5,800,000	8.00
Definite lived intangible asset—Customer relationships	5,500,000	5.00

Total fair value of identifiable intangible assets	$15,225,000

Goodwill represents the excess of the purchase price over the fair value of the underlying net assets acquired. Goodwill in these transactions are attributable to expected future growth in telemedicine and the synergies expected to be achieved from the combined operations of GigCapital2 and UpHealth and their subsidiaries.

Goodwill and all intangible assets identified in the purchase price allocation are expected to be deductible for tax purposes.

4. Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2020

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been adjusted to reflect accrual of non-recurring transaction costs incurred after the date of these financial statements for probable acquisitions, but prior to the effective registration date in accordance with Rule 11-02(a)(6)(i)(A) and (i)(B). In compliance with Section 3330.3 of the SEC Financial Reporting Manual, Glocal’s year ended December 31, 2020 has been conformed to present comparable periods as the other merger entities by using the overlay method. Since its fiscal year ends March 31, the first calendar quarter has been used as an overlay in both the twelve months ended March 31, and the year ended December 31.

(a)	Global

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, as if the Business Combination had been consummated on January 1, 2020.

2.

Interest expense has been recorded on the Convertible Note at an explicit interest rate of 6.25% as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.

Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 44.27%.

4.

Amortization of the debt issuance costs on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit amortization rate of 19.05%.

(b)	UpHealth

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level income statement for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.

Interest expense has been recorded on the Convertible Note at an explicit interest rate of 6.25% as a transaction adjustment on the Global income statement for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

4.

Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global income statement for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method at an implicit accretion rate of 44.27%.

5.

Amortization of the debt issuance costs on the Convertible Note as a transaction adjustment on the Global income statement for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method at an implicit amortization rate of 19.05%.

6.	Eliminate net equity in earnings of affiliate which is being consolidated in these financial statements.

7.	Recognize an additional investment in January 2021.

(c)	GigCapital2

1.

Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing, have been recorded as transaction adjustments on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

2.

Depreciation and amortization have been recorded as transaction adjustments on the entity level statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

3.

Interest expense has been recorded on the Convertible Note at an explicit interest rate of 6.25% as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020.

4.

Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 44.27%.

5.

Amortization of the debt issuance costs on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method at an implicit amortization rate of 19.05%.

6.

In accordance with the two-class method, GigCapital2’s net loss is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated using only non-redeemable common stock. Post-combination, the calculation will no longer be governed by the two-class method of computing earnings per share.

7.

Prior to the Global merger, basic and diluted shares exclude 14,284,449 common shares, after giving effect to the March 2021 redemption of 1,852,804 common shares, which would be potentially redeemable prior to consummation of a Business Combination in accordance with the contractual agreement of the SPAC.

Diluted earnings per share excluded 15,906,719 shares for the year ended December 31, 2020 related to the conversion of qualified and nonqualified incentive plan equity instruments that vest and convert upon a change of control, with an exercise price per share greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. Diluted earnings per share also excluded 17,817,500 shares related to the exercise of SPAC public and private warrants with an exercise price greater than the average fair value, resulting in an anti-dilutive effect on diluted earnings per share. In addition, diluted earnings per share also excluded 22,173,913 shares for the year ended December 31, 2020 related to the convertible senior subordinated note which was considered anti-dilutive.

5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

A) Derived from the unaudited pro forma condensed combined balance sheet of UpHealth Holdings, Inc. and Subsidiaries as of December 31, 2020. UpHealth Holdings, Inc. consummated its merger with Thrasys and Behavioral Health Services as of November 20, 2020, and their assets, liabilities and equity are consolidated with UpHealth Holdings, Inc.’s audited balance sheet as of December 31, 2020.

(B) Derived from the unaudited pro forma condensed combined balance sheet of GigCapital2, Inc. and Subsidiary as of December 31Dec 1, 2020.

(C) The total consideration under Scenario 1, no additional redemption of shares to cash, as of December 31, 2020.

(D) The total consideration under Scenario 2, the maximum number of shares redeemed for cash, as of December 31, 2020.

Scenario 1 assumes no stockholders of the Company exercise their redemption rights as of the consummation of the global merger. To reflect the surrender of shares of UpHealth Holdings, Inc. (including shares resulting from the conversion of notes, warrants and preferred stock), transfer of the remaining shares of the Common Stock to permanent equity, and the issuance of 99,000,000 shares of Common Stock ($0.0001 par value) to the UpHealth Holdings shareholders, 3,000,000 shares of Common Stock ($0.0001 par value) to the PIPE investor, and 890,878 shares of Common Stock ($0.0001 par value) for Public Rights Shares.

Scenario 2 assumes the maximum number of shares are redeemed into cash by the stockholders of the Company with a floor of $50 million. To reflect the surrender of shares of UpHealth Holdings, Inc., Capital Stock (including shares resulting from the conversion of notes, warrants and preferred stock), redemption of 11,452,523 shares of the Common Stock subject to redemption and the issuance of 99,000,000 shares of Common Stock ($0.0001 par value) to the UpHealth Holdings shareholders, 3,000,000 shares of Common Stock ($0.0001 par value) to the PIPE investor, and 890,878 shares of Common Stock ($0.0001 par value) for Public Rights Shares.

(a)	Global

1.

Redemption of cash from Trust Account with accrued interest, in exchange for common stock. Reflects the release of $149,669,490 balance of the Trust Account as of December 31, 2020 after giving effect to the redemption of 1,852,804 shares in March 2021. All amounts held in the Trust Account are to be released upon the consummation of the Business Combination to either be used to satisfy the exercise of redemption rights or for use by UpHealth Holdings, Inc.

2.	Redemption of maximum number of shares from the Trust Account leaving $50 million as required by the Convertible Notes agreement.

3.

Equity proceeds from PIPE investor, net of fees. Reflects the sale under a subscription agreement with the PIPE Investor of 3,000,000 shares at $10.00 per share for a total of $30.0 million, net of offering costs of $1.5 million.

4.	Repayment of seller notes deferred from UpHealth and GigCapital2 mergers.

5.

Debt proceeds from convertible note. Reflects the issuance of 6.25% Convertible Notes due in 2026 to the Convertible Note Investors totaling $255 million, the derivative liability for the conversion feature, mandatory and voluntary redemption and the interest make-whole provision and to reflect the debt discount resulting from the issuance of the convertible debt ($12.75 million), which is being amortized using the effective interest rate method at an implicit rate of 19.05%. The Convertible Notes are convertible into Common Stock at a rate of 86.9565 shares per $1,000 of principal amount. The cash is net of fees which are recorded as debt discount.

6.	Redemption of proceeds from Trust Account, as noted in 5(a)(1).

7.	Accrued transaction costs incurred, which are not reflected in the historical financial statements, but were incurred through the date of this registration filing.

8.

Derivative liability from the Convertible Debt, current portion. Accretion of the derivative has been recorded on the on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit amortization rate of 44.27%.

9.

Convertible debt, shown net of derivative liability value. Accretion expense has been recorded on the Convertible Note as a transaction adjustment on the Global statement of operations for the year ended December 31, 2020, as if the Business Combination had been consummated on January 1, 2020, using the effective interest rate method and an implicit accretion rate of 44.27%.

10.	Derivative liability from the Convertible Debt, noncurrent portion, using an implicit amortization rate of 44.27%.

11.	Repayment of seller notes deferred from UpHealth and GigCapital2 mergers, as noted in 5(a)(4).

12.	Redemption of Common Stock subject to redemption as noted in 5(a)(1).

13.	Reclass additional paid-in capital to Common Stock, Par Value $0.0001 per Common Share.

14.	Reclass stock to additional paid-in capital from Common Stock subject to redemption when redemption has expired.

15.	Equity proceeds from PIPE investor, net of fees as noted in 5(a)(3).

16.	Eliminate GigCapital2 accumulated deficit.

17.	Reclass additional paid-in capital to Common Stock, Par Value $0.0001 per common share.

18.	Accrued transaction costs as noted in 5(a)(4).

(b)	UpHealth

1.	Fair value step-up per Valuation Reports.

2.	Eliminate acquired target equity accounts.

3.	Eliminate accumulated deficit accounts from target equity accounts.

4.	Adjust noncontrolling interest to Fair Value per Valuation Reports.

5.	Eliminate net earnings in equity method investment contained in consolidation.

(c)	GigCapital2

1.	Fair value step-up per Valuation Reports.

2.	Remove ASC 842, Leases, adjustments to conform with merged company EGC accounting elections.

3.	Old debt payoff and new draw on revolver.

4.	Deferral of Seller cash payments into Seller notes until Global merger.

5.	Eliminate acquired target equity accounts.

6.	Adjust additional paid-in capital for purchase consideration.

PRO FORMA CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

(unaudited)

As of December 31, 2020

	GigCapital2, Inc. (As Restated)			Cloudbreak LLC— Preferred Stock		Cloudbreak LLC— Membership Units			UpHealth Holdings, Inc. Common Shares			Scenario 1 (Assuming No Additional Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	Shares	Common Stock	APIC	Units	Preferred Stock	Units	Amount	Members Equity	Shares	Common Stock	APIC	Shares	Common Stock	APIC	Shares	Common Stock	APIC
Beginning Balance	5,639,096	$564	$8,833,172	3,000,000	$15,000,000	5,034,700	$11,593,120	$(450,000)	9,013,869	$681	$518,476,049	5,639,096	$564	$8,833,172	5,639,096	$564	$8,833,172
Surrender of Cloudbreak Preferred				(3,000,000)	(15,000,000)												–
Surrender of Cloudbreak Member Units						(5,034,700)	(11,593,120)	450,000									–
Remaining Consideration for purchase												9,021,209	902	128,481,113	9,021,209	902	128,481,113
Reclassify accumulated deficit after reverse merger														(3,833,726)			(3,833,726)
Surrender of UpHealth Shares									(9,013,869)	(681)	(518,475,368)	94,200,198	9,420	518,467,310	94,200,198	9,420	518,467,310
Sale of additional GigCapital 2 shares												3,000,000	300	28,499,700	3,000,000	300	28,499,700
Public rights converted to common shares												890,878	89	(89)	890,878	89	(89)
Redemption of shares in conjunction with the GigCapital2, Inc. public shares, net of redemption												14,173,219	1,417	141,543,354	4,950,005	495	41,874,786

Ending balance												126,924,600	$12,692	$821,990,834	117,701,386	$11,770	$722,322,266

COMPARATIVE SHARE INFORMATION

The following tables set forth:

•

Historical combined per share information of the Company and subsidiaries and UpHealth Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2020, after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Scenario 1—Assuming no additional redemptions of public shares for cash: This scenario assumes that none of the Company’s stockholders exercise redemption rights upon Closing of the Business Combination; and

•

Scenario 2—Assuming maximum redemptions of public shares for cash: This scenario assumes the company’s stockholders exercise their redemption rights with respect to a maximum of 9,867,309 public shares after giving effect to the redemption of 1,852,804 shares in March 2021 upon consummation of the Business combination at a redemption price of approximately $10.10 per share.

The pro forma net loss per share information reflects the Business Combination contemplated by the Business Combination Agreement as if it had occurred at the beginning of the respective period. This information is based on, and should be read together with, the selected historical consolidated financial information, the unaudited pro forma condensed combined financial information and the historical consolidated financial information of the Company, Cloudbreak and UpHealth, and the accompanying notes to such financial statements, that are included in this proxy statement/prospectus. The unaudited pro forma condensed combined per share data is presented for illustrative purposes only and are not necessarily indicative of actual or future financial position or results of operations that would have been realized if the Business Combination had been completed as of the dates indicated or will be realized upon the completion of the Business Combination. Uncertainties that could impact UpHealth’s financial condition include risks that affect its operations and outlook such as increases in costs, disruption of supply or shortage of raw materials, including as a result of the COVID-19 pandemic. For more information on the risks that could impact UpHealth’s financial condition and results of operations, please see the section entitled “Risk Factors.”

You are also urged to read the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

	Historical		UpHealth, Inc. Equivalent Pro Forma Per Share Data		Combined Pro Forma
Selected Unaudited Pro Forma Condensed Combined Statement of Operations— Twelve Months ended December 31, 2020	GigCapital2, Inc. and subsidiaries (As Restated)	UpHealth Holdings, Inc. and subsidiaries	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)	Scenario 1 (Assuming No Additional Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Book value per Share(1)	$9.10	$58.14	$69.31	$65.43	$6.31	$5.96
Net loss available to common stockholders	$(20,003,136)	$(4,359,015)	$–	$–	$(93,123,549)	$(93,123,549)
Net loss per share available to common stockholders—basic and diluted(1)	$(1.40)	$(0.48)	$(8.08)	$(8.71)	$(0.74)	$(0.79)
Cash dividends per share(2)	$–	$–	$–	$–	NA	NA
Weighted average shares outstanding—basic and diluted	14,325,961	9,013,869			126,590,256	117,367,042

(1)

The equivalent pro forma basic per share data for UpHealth Holdings, Inc. are derived by multiplying the expected exchange ratio (10.98) in the Business Combination by the unaudited pro forma combined per share data.

(2)	No dividends have been paid by the Company or UpHealth Holdings, Inc.

Calculation of Exchange Ratio	Scenario 1	Scenario 2
UpHealth Holdings, Inc. Shares outstanding	9,013,869	9,013,869
GigCapital2, Inc. Shares to receive	99,000,000	99,000,000

Per Share Exchange Ratio	10.98	10.98

	Scenario 1 Combined (Assuming No Additional Redemptions Into Cash)	Scenario 2 Combined (Assuming Maximum Redemptions Into Cash)
	12 Months Ended December 31, 2020	12 Months Ended December 31, 2020
Weighted average common shares outstanding, basic and diluted:
GigCapital2, Inc. weighted average shares outstanding(1)	5,304,752	5,304,752
GigCapital2, Inc. shares of common stock no longer subject to forfeiture	–	–
Sale of additional GigCapital2, Inc. shares in conjunction with the Business Combination	3,000,000	3,000,000
GigCapital2, Inc. shares subject to redemption reclassified to equity(2)	14,173,219	4,950,005
Rights converted to shares upon business combination(3)	890,878	890,878
Shares issued to UpHealth Holdings, Inc. in business combination	94,200,198	94,200,198
Shares issued to Cloudbreak Healthcare, LLC in business combination	9,021,209	9,021,209

Weighted average common shares outstanding, basic and diluted:	126,590,256	117,367,042

Percent of shares owned by GigCapital2, Inc.	19%	12%
Percent of shares owned by UpHealth Holdings, Inc.	74%	80%
Percent of shares owned by Cloudbreak Health, LLC	7%	8%

(1)	Derived from the historical financial statements (as restated) for the year ended December 31, 2020.
(2)	Shares subject to redemption are net of the additional 1,852,804 shares redeemed in conjunction with the extension approved in March 2021.
(3)	Reflects the conversion at the time of the business combination of the outstanding Rights to shares at 1/20 share per Right.

Weighted average common shares outstanding, basic and diluted:	12 Months Ended December 31, 2020	12 Months Ended December 31, 2020

GigCapital2, Inc.	23,368,849	14,145,635
UpHealth Holdings, Inc.	94,200,198	94,200,198
Cloudbreak Health, LLC	9,021,209	9,021,209

Weighted average common shares, basic and diluted:	126,590,256	117,367,042

SPECIAL MEETING OF COMPANY STOCKHOLDERS

This proxy statement/prospectus is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting of Stockholders to be held on                     , 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement/prospectus is being first mailed on or about                     , 2021 to all stockholders of record of the Company as of April 26, 2021, the record date for the Special Meeting. Stockholders of record who owned Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 19,812,315 shares of Common Stock outstanding.

Date, Time and Place of Special Meeting

The Special Meeting will be held on                 , 2021, at 10:00 a.m., PDT, via webcast at https://[●], or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. The Special Meeting will be conducted exclusively via live webcast and so stockholders will not be able to attend the meeting in person. Stockholders may attend the special meeting online and vote at the Special Meeting by visiting http://[●] and entering your 16-digit control number, which is either included on the proxy card you received or obtained through Broadrige Financial Solutions.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by                     , 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our Common Stock:

•

To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card before the Annual Meeting, we will vote your shares as directed.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on                     , 2021 to be counted.

•	To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on , 2021 to be counted.

•

To vote through the Internet during the meeting, please visit                      and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement/prospectus. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on April 26, 2021, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in

“street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 19,812,315 shares of Common Stock outstanding, of which 14,817,315 are public shares and 4,995,000 are Founder Shares held by our Initial Stockholders.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

•

Proposal No. 1—The UpHealth Business Combination Proposal—To approve and adopt the UpHealth Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby, including the merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly-owned subsidiary of the Company, and the issuance of Common Stock to holders of UpHealth capital stock as merger consideration;

•

Proposal No. 2—The Cloudbreak Business Combination Proposal—To approve and adopt the Cloudbreak Business Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex B, and approve the transactions contemplated thereby, including the merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly-owned subsidiary of the Company, and the issuance of Common Stock to holders of Cloudbreak Units as merger consideration;

•

Proposal No. 3—The NYSE Stock Issuance Proposal—To approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combinations, and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 110,000,000 shares of Common Stock to UpHealth and Cloudbreak equity holders, 3,000,000 shares of Common Stock to the PIPE Investors and 22,173,913 shares of our Common Stock upon conversion of the Convertible Notes;

•

Proposal No. 4—Classification of the Board of Directors Proposal—To adopt the classification of our Board into three classes of directors with staggered terms of office and to make certain related changes;

•

Proposal No. 5A—Approval of Additional Amendments to Current Certificate of Incorporation in Connection with the Business Combinations Proposal—To approve certain additional changes, including but not limited to changing the post-combination company’s corporate name from “GigCapital2, Inc.” to “UpHealth, Inc.” and eliminating certain provisions specific to our status as a blank check company, which our Board believes are necessary to adequately address the needs of the post-combination company;

•

Proposal No. 5B—Exclusive Forum Provision Proposal—To authorize amendments to the existing exclusive forum provision for certain stockholder ligitation, to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act;

•	Proposal No. 6—The Incentive Plan Proposal—To approve the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan;

•	Proposal No. 7—Election of Directors Proposal—To elect the directors comprising the board of directors of New UpHealth following the Closing Date; and

•

Proposal No. 8—Adjournment Proposal—To approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Vote of the Initial Stockholders, Directors and Officers

Prior to our IPO, we entered into agreements with our Initial Stockholders, other current directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of an initial business combination. These agreements apply to our Initial Stockholders, including our Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and for all other proposals to be presented to our stockholders at the Special Meeting and described in this proxy statement/prospectus.

Our Initial Stockholders, other current directors and officers have waived any redemption rights, including with respect to shares of Common Stock purchased in our IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by our Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by the applicable deadline. However, our Initial Stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

The approval of each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal requires the affirmative vote of holders of a majority of the outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. In order to establish the quorum for purposes of each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal, holders of at least a majority of the outstanding shares of Common Stock must be present at the Special Meeting in person or by proxy. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, such failure to vote will have no effect on the outcome of any vote on each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal.

The approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. The approval of the Charter Amendment Proposals requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting.

Under these voting standards, a failure to vote or an abstention will have no effect on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal and the Adjournment Proposal. However, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposals. In addition, for purposes of the NYSE Stock Issuance Proposal and the Incentive Plan Proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals, while a failure to vote will have no effect on these two proposals.

The transactions contemplated by the Business Combination Agreements will be consummated only if the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of each of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal.

It is important for you to note that in the event that the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal do not receive the requisite vote for approval, we will not consummate the Business Combinations. If we do not consummate the Business Combinations and fail to complete an initial business combination by the applicable deadline, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our public stockholders.

Recommendation to Company Stockholders

Our Board believes that each of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combinations that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the UpHealth Business Combination Proposal and the Cloudbreak Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $             based upon the closing price of $             per public share on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $             based upon the closing price of $             per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

Broker Non-Votes and Abstentions

Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposals, but will have no effect on the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or in person at the Special Meeting. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the UpHealth Business Combination Proposal, “FOR” the Cloudbreak Business Combination Proposal, “FOR” the NYSE Stock Issuance Proposal, “FOR” the Charter Amendment Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Election of Directors Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 10:00 a.m., PDT, on                     , 2021.

Voting at the Meeting—We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at http://[●], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank or other nominee authorizing you to vote those shares. Please see “Attending the Special Meeting” below for more details.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify the Company’s Secretary in writing to c/o 1731 Embarcadero Rd., Suite 200, Palo Alto, CA, Attn: Secretary, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may contact MacKenzie, our proxy solicitor, at (212) 929-5500 (call collect), (800) 322-2885 (call toll-free), or by sending an e-mail to proxy@mackenziepartners.com.

Redemption Rights

Pursuant to our certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), calculated as of two business days prior to the consummation of the Business Combinations. If demand is properly made and the Business Combinations are consummated, these shares, immediately prior to the Business Combinations, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combinations, including interest (which interest shall be net of taxes payable). For illustrative purposes, based on the fair value of marketable securities held in the Trust Account of approximately $168,000,000 as of January 31, 2021, the estimated per share redemption price would have been approximately $10.10 on such date. Public stockholders may elect to redeem their shares even if they vote for the Business Combinations. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If we receive valid redemption requests from holders of public shares prior to the redemption deadline, we may, at our sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. We may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where we otherwise would not satisfy the closing condition to have cash or cash equivalents from any source that equal or exceed $150,000,000.

In order to exercise your Redemption Rights, you must:

•	if you hold public units, separate the underlying public shares, public rights and public warrants;

•

prior to 5:00 p.m., PDT, on                     , 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street – 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

in your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock; and

•

deliver your public shares either physically or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their Redemption Rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their Redemption Rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date that is two business days prior to the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combinations are approved.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with our consent, until the vote is taken with respect to the Business Combinations. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your Redemption Rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our Transfer Agent at the address listed above.

Holders of outstanding public units must separate the underlying public shares, public rights and public warrants prior to exercising Redemption Rights with respect to the public shares.

If you hold public units registered in your own name, you must deliver the certificate for such public units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate such public units into public shares, public rights and public warrants. This must be completed far enough in advance to permit the mailing of the public share certificates back to you so that you may then exercise your Redemption Rights upon the separation of the public shares from the public units.

If a broker, dealer, commercial bank, trust company or other nominee holds your public units, you must instruct such nominee to separate your public units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. Such written instructions must include the number of public units to be split and the nominee holding such public units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of public shares and completed far enough in advance to permit your nominee to exercise your Redemption Rights upon the separation of the public shares from the public units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your Redemption Rights.

Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Business Combination Agreements provide that the obligations of each of UpHealth and Cloudbreak to consummate each of the UpHealth Business Combination and the Cloudbreak Business Combination, as applicable, is conditioned on the amount of cash or cash equivalents that we have from any source will be no less than an aggregate amount of $150,000,000. This condition to closing in each of the Business Combination Agreements is for the sole benefit of the parties thereto and may be waived by UpHealth and Cloudbreak, as applicable. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then UpHealth or Cloudbreak (as applicable) may elect not to consummate the Business Combinations, as applicable. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combinations.

Prior to exercising Redemption Rights, stockholders should verify the market price of our Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their Redemption Rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Common Stock when you wish to sell your shares.

If you exercise your Redemption Rights, your shares of our Common Stock will cease to be outstanding immediately prior to the Business Combinations and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the post-combination company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combinations are not approved and we do not consummate an initial business combination by June 10, 2021, unless we amend our certificate of incorporation again to further extend the time that we have to consummate a business combination, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the public stockholders and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combinations.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged MacKenzie to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay MacKenzie a fee of $9,000, plus disbursements, reimburse MacKenzie for its reasonable out-of-pocket expenses and indemnify MacKenzie and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—APPROVAL OF THE UPHEALTH BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the UpHealth Business Combination Agreement and the UpHealth Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the UpHealth Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the subsection below entitled “The UpHealth Business Combination Agreement” for additional information and a summary of certain terms of the UpHealth Business Combination Agreement. You are urged to read carefully the UpHealth Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the UpHealth Business Combination, pursuant to the terms of Section 9.2(e) of our current amended and restated certificate of incorporation, we may consummate the UpHealth Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of our Common Stock entitled to vote and actually cast thereon online at the special meeting, voting as a single class.

The UpHealth Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the UpHealth Business Combination Agreement, but does not purport to describe all of the terms of the UpHealth Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the UpHealth Business Combination Agreement, a copy of which is attached as Annex A hereto. You are urged to read the UpHealth Business Combination Agreement in its entirety because it is the primary legal document that governs the UpHealth Business Combination. All capitalized terms used in this Proposal No. 1 but not otherwise defined herein shall have the meanings assigned to such terms in the UpHealth Business Combination Agreement.

The UpHealth Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the UpHealth Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the UpHealth Business Combination Agreement. The representations, warranties and covenants in the UpHealth Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the UpHealth Business Combination

On November 20, 2020, GigCapital2, UpHealth Merger Sub and UpHealth entered into the UpHealth Business Combination Agreement (as subsequently amended and as it may be further amended from time to time), pursuant to which UpHealth Merger Sub and UpHealth will consummate the UpHealth Business Combination. The terms of the UpHealth Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the merger and the other transactions contemplated thereby, are summarized below.

The merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the Closing Date to be specified by GigCapital2 and UpHealth, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the UpHealth Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than three business days after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the UpHealth Business Combination (or on such other date, time or place as GigCapital2 and UpHealth may mutually agree).

Each share of UpHealth Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by UpHealth as treasury stock and Dissenting Shares (as defined in the UpHealth Business Combination Agreement)) will be canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio (as defined in the UpHealth Business Combination Agreement). The Exchange Ratio will be equal to the Aggregate Merger Consideration (as defined in the UpHealth Business Combination Agreement) divided by the sum of the aggregate number of shares of UpHealth Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount. UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal, with the UpHealth Business Combination Agreement providing for a purchase price adjustment for every 1% less than 90% of the equity interests that is owned by UpHealth upon the Closing. UpHealth as of the date of entry into the UpHealth Business Combination Agreement owned approximately 43% of the equity interests of Glocal. On March 26, 2021, UpHealth acquired an additional 46% of the equity interests of Glocal, and as a result, now owns 89% of the equity interests of Glocal. The Aggregate Merger Consideration shall be reduced by approximately 99,000 shares of GigCapital2 Common Stock for each 1.0% interest of Glocal that is below 90% and that is not yet acquired by UpHealth upon the UpHealth Closing. Adjustments to the Aggregate Merger Consideration will further be made to the extent that the indebtedness at the Closing of UpHealth and the Company Subsidiaries less the cash and cash equivalents of UpHealth and the Company Subsidiaries as of immediately before such time is greater than $33,850,000 (excluding any Acquisition Promissory Notes). The Acquisition Promissory Notes are promissory notes previously issued by UpHealth for its acquisitions of Thrasys, Behavioral Health Services, TTC Healthcare, Innovations Group and the interests in Glocal, with a maximum aggregate principal amount of $86,200,000, of which $35,500,000 is due and payable at the Closing.

Two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealth, will following the UpHealth Closing, if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, be awarded restricted stock units of GigCapital2 in the amount of the Thrasys Incentive Amount. Following the amendments of the UpHealth Business Combination Agreement on January 29, 2021 and March 23, 2021, the Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount. The Adjusted Aggregate Merger/Incentive Amount shall be (a) $990,000,000, subject to certain adjustments, divided by (b) $10.00. In the event that either individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the portion of the Thrasys Incentive Amount allocated to such individual will not be reallocated to the other individual. Such restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the UpHealth Closing, (ii) the date on which the last sale price of GigCapital2 Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the UpHealth Closing, or (iii) the date on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCaptial2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property. If either of these individuals ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

Conversion of Securities

At the effective time of the UpHealth Business Combination, by virtue of the merger and without any action on the part of GigCapital2, UpHealth Merger Sub, UpHealth or the holders of any of UpHealth’s securities:

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each share of UpHealth Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination will be canceled and converted into the right to receive the number of shares of our Common Stock equal to the Exchange Ratio;

•	all shares of UpHealth Common Stock held in the treasury of UpHealth will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto;

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each share of UpHealth Merger Sub Common Stock issued and outstanding immediately prior to the effective time of the UpHealth Business Combination will be converted into and exchanged for one validly issued, fully paid and nonassessable share of UpHealth Common Stock; and

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in lieu of any fractional share of Common Stock to which holders of UpHealth Common Stock would otherwise be entitled, fractional shares shall be rounded up or down to the nearest whole share of Common Stock.

Following the consummation of the UpHealth Business Combination, the proposed Second Amended and Restated Certificate of Incorporation will be filed with the Office of the Secretary of State of the State of Delaware.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or, if permissible, waiver of all of the closing conditions.

Representations, Warranties and Covenants

The UpHealth Business Combination Agreement contains customary representations, warranties and covenants of GigCapital2, UpHealth Merger Sub and UpHealth relating to, among other things, their ability to enter into the UpHealth Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the UpHealth Business Combination. These representations and warranties have been made solely for the benefit of the other parties to the UpHealth Business Combination Agreement.

The UpHealth Business Combination Agreement contains representations and warranties made by UpHealth to GigCapital2 and UpHealth Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business;

•	subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the UpHealth Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	permits and compliance;

•	health regulatory;

•	information privacy and security compliance;

•	financial statements;

•	absence of changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	international trade laws;

•	insurance;

•	approval of the board and the stockholders;

•	certain business practices;

•	interested party transactions;

•	Exchange Act;

•	brokers; and

•	exclusivity of the representations and warranties made by UpHealth.

The UpHealth Business Combination Agreement contains representations and warranties made by GigCapital2 and UpHealth Merger Sub to UpHealth relating to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the UpHealth Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements and required filings and consents;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	no prior operations of UpHealth Merger Sub;

•	brokers;

•	the Trust Account;

•	employees;

•	taxes;

•	the listing of Common Stock, warrants and units; and

•	investigation and reliance.

Conduct of Business Pending the UpHealth Business Combination

UpHealth has agreed that, prior to the effective time of the UpHealth Business Combination or termination of the UpHealth Business Combination Agreement, subject to certain exceptions, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. UpHealth has also agreed to use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers, key employees and consultants and to preserve the current relationships of UpHealth with customers, suppliers and any other person with which UpHealth has significant business relations. UpHealth has also agreed to conduct its business in material compliance with applicable Law, including all Healthcare Laws, and to notify GigCapital2 promptly in the event that any of the representations contained in the UpHealth Business Combination Agreement ceases to be true and complete in all material respects.

In addition to the general covenants above, UpHealth has agreed that prior to the effective time of the UpHealth Business Combination, subject to specified exceptions, it will not, without the written consent of GigCapital2 (which may not be unreasonably conditioned, withheld or delayed):

•	amend or otherwise change its certificate of incorporation, bylaws or equivalent organizational documents;

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issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of UpHealth, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) or any material assets of UpHealth, except that a Company Subsidiary shall have the right to implement changes contemplated by the relevant acquisition agreement executed between the Company Subsidiary and UpHealth to facilitate the transactions contemplated thereunder and under the UpHealth Business Combination Agreement;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities except that a Company Subsidiary shall have the right to implement changes contemplated by the relevant acquisition agreement executed between the Company Subsidiary and UpHealth to facilitate the transactions contemplated thereunder and under the UpHealth Business Combination Agreement;

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acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

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(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of the UpHealth Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $200,000;

•	amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

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take any action where such action could reasonably be expected to prevent or impede the transactions contemplated by the UpHealth Business Combination Agreement from qualifying for the Intended Tax Treatment (as defined in the UpHealth Business Combination Agreement);

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make, change or revoke any material Tax (as defined in the UpHealth Business Combination Agreement) election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

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other than as required by Law (as defined in the UpHealth Business Combination Agreement) or pursuant to the terms of an agreement entered into prior to the date of the UpHealth Business Combination Agreement or that UpHealth is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

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adopt, amend and/or terminate any Plan (as defined in the UpHealth Business Combination Agreement) except as may be required by applicable Law, is necessary in order to consummate the UpHealth Business Combination, or health and welfare plan renewals in the ordinary course of business

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materially amend, modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of UpHealth’s material rights thereunder, in each case in a manner that is adverse to UpHealth, except in the ordinary course of business;

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amend, or modify or consent to the termination of any of the Company Subsidiary Acquisition Agreements or amend, waive, modify or consent to the termination of UpHealth’s or any Company Subsidiary’s rights thereunder;

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make any alterations or improvements to the Owned Real Property or the Leased Real Property (as defined in the UpHealth Business Combination Agreement), or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

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intentionally permit any material item of intellectual property owned by UpHealth to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of intellectual property owned by UpHealth; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

GigCapital2 has agreed that, prior to the effective time of the UpHealth Business Combination or termination of the UpHealth Business Combination Agreement, it will conduct its business, and cause UpHealth Merger Sub to conduct its business, in the ordinary course of business and in a manner consistent with past practice. In addition, GigCapital2 has agreed that prior to the effective time of the UpHealth Business Combination, subject to specified exceptions, it will not, and will cause UpHealth Merger Sub not to, without the written consent of UpHealth (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change its organizational documents or the organizational documents of UpHealth Merger Sub, or form any subsidiary of GigCapital2 other than UpHealth Merger Sub;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Account that are required pursuant to the GigCapital2 organizational documents;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Common Stock or warrants except for redemptions from the Trust Account;

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issue, sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital2 or UpHealth Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital2 or UpHealth Merger Sub;

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other than Cloudbreak, acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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except as is necessary to effectuate the transactions contemplated under the UpHealth Business Combination Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital2, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the UpHealth Business Combination Agreement, as agreed to by its independent accountants;

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make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice ;

•	take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital2 or UpHealth Merger Sub;

•	amend the trust agreement or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Proxy Statement/Prospectus

GigCapital2 and UpHealth agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of GigCapital2 relating to the special meeting to consider the Proposals as promptly as practicable after the execution of the UpHealth Business Combination Agreement and GigCapital2’s receipt of UpHealth’s audited financial statements for the years ended December 31, 2018 and 2019.

GigCapital2 Stockholders’ Meetings; UpHealth Stockholders’ Written Consent

GigCapital2 has agreed to call and hold the Special Meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC. GigCapital2 has agreed, through the GigCapital2 Board, to recommend to its stockholders that they approve the Proposals and to include the recommendation of the GigCapital2 Board in this proxy statement/prospectus.

UpHealth has agreed to seek the irrevocable written consent of certain of the holders of UpHealth Common Stock who are members of the Board of Directors of or in management of UpHealth, or other holders, who in the aggregate, hold a majority of the shares of UpHealth Common Stock (collectively, the “Key UpHealth Stockholders”), in favor of the approval and adoption of the UpHealth Business Combination Agreement and the UpHealth Business Combination and all other transactions contemplated by the UpHealth Business Combination

Agreement (the “UpHealth Written Consent”) as soon as reasonably practicable after this proxy statement/prospectus becomes effective, and in any event within twenty-four (24) hours after this proxy statement/prospectus becomes effective.

Exclusivity

From the date of the UpHealth Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the UpHealth Business Combination Agreement, UpHealth will not, and will cause its representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) any sale of assets of UpHealth equal to 5% or more of UpHealth’s assets or to which 5% or more of UpHealth’s revenues or earnings are attributable, (B) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to UpHealth Common Stock basis) or other voting securities representing 5% or more of the combined voting power of UpHealth or (C) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of UpHealth, other than with GigCapital2 and its representatives (an “UpHealth Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any UpHealth Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any UpHealth Alternative Transaction; provided that the execution, delivery and performance of the UpHealth Business Combination Agreement and related documents and the consummation of the transactions contemplated thereby shall not be deemed a violation of this provision. UpHealth will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any UpHealth Alternative Transaction. UpHealth also agrees that it will promptly request each person (other than the parties to the UpHealth Business Combination Agreement and their respective representatives) that has prior to the date thereof executed a confidentiality agreement in connection with its consideration of acquiring UpHealth to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date thereof. If UpHealth or any of its representatives receives any inquiry or proposal with respect to an Alternative Transaction UpHealth at any time prior to the Closing, then UpHealth will promptly (and in no event later than 24 hours after UpHealth becomes aware of such inquiry or proposal) notify such person in writing that UpHealth is subject to an exclusivity agreement with respect to the sale of UpHealth that prohibits it from considering such inquiry or proposal.

From the date of the UpHealth Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the UpHealth Business Combination Agreement, GigCapital2 shall not take, nor shall it permit any of its affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than (i) UpHealth, its stockholders and/or any of its affiliates or representatives and/or (ii) Cloudbreak, its stockholders and/or any of its affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”). GigCapital2 shall, and shall cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person (other than (A) UpHealth, its stockholders and/or any of its affiliates or representatives and/or (B) Cloudbreak, its stockholders and/or any of its affiliates or representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

Stock Exchange Listing

GigCapital2 will use its reasonable best efforts to cause the shares of Common Stock to be issued in connection with the UpHealth Business Combination to be approved for listing on the NYSE at the Closing. Until the Closing, GigCapital2 shall use its reasonable best efforts to keep the Common Stock and public warrants listed for trading on the NYSE.

Other Covenants and Agreements

The UpHealth Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	UpHealth and GigCapital2 providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	UpHealth and GigCapital2 using reasonable best efforts to consummate the UpHealth Business Combination;

•	public announcement relating to the UpHealth Business Combination;

•	the intended tax treatment of the UpHealth Business Combination;

•	cooperation regarding any filings required under the HSR Act;

•	GigCapital2 making disbursements from the Trust Account;

•	GigCapital2 taking all necessary action so that immediately after Closing the GigCapital2 Board will be comprised of the individuals set forth in the Election of Directors Proposal;

•	UpHealth using reasonable best efforts to deliver audited financial statements for the years ended December 31, 2018 and 2019;

•	GigCapital2 making disbursements from the Trust Account; and

•	Supplementing the Schedules.

Conditions to Closing of the UpHealth Business Combination Agreement

Mutual Conditions

The obligations of GigCapital2, UpHealth Merger Sub and UpHealth to consummate the UpHealth Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•	the Written Consent (as defined in the UpHealth Business Combination Agreement) shall have been delivered to GigCapital2;

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the Proposals shall have been approved and adopted by the requisite affirmative vote of the GigCapital2 stockholders in accordance with this proxy statement/prospectus, the DGCL, the GigCapital2 organizational documents and the rules and regulations of the NYSE;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the UpHealth Business Combination illegal or otherwise prohibiting consummation of the UpHealth Business Combination;

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all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the UpHealth Business Combination under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required under the HSR Act shall have been obtained;

•	certain specified consents, approvals and authorizations shall have been obtained from and made with certain governmental authorities;

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this proxy statement/prospectus shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of this proxy statement/prospectus shall be in effect, and no proceedings for purposes of suspending the effectiveness of this proxy statement/prospectus shall have been initiated or be threatened by the SEC;

•	the shares of Common Stock shall be listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date; and

•	GigCapital2 shall have at least $5,000,001 of net tangible assets following the exercise of redemption rights in accordance with GigCapital2’s organizational documents.

GigCapital2 and UpHealth Merger Sub Conditions

The obligations of GigCapital2 and UpHealth Merger Sub to consummate the UpHealth Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

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the representations and warranties of UpHealth contained in the sections entitled (a) “Organization and Qualification; Subsidiaries”, (b) “Capitalization”, (c) “Authority Relative to this Agreement” and (d) “Brokers” of the UpHealth Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “UpHealth Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; all other representations and warranties of UpHealth contained in the UpHealth Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “UpHealth Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in an UpHealth Material Adverse Effect;

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UpHealth shall have performed or complied in all material respects with all agreements and covenants required by the UpHealth Business Combination Agreement to be performed or complied with by it at or prior to the effective time of the UpHealth Business Combination;

•	UpHealth shall have delivered to GigCapital2 a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no UpHealth Material Adverse Effect shall have occurred between the date of the UpHealth Business Combination Agreement and the Closing Date;

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other than those persons identified as continuing directors in the UpHealth Business Combination Agreement, all members of the UpHealth board of directors, as required pursuant to the UpHealth Business Combination Agreement, shall have executed written resignations effective as of the effective time of the UpHealth Business Combination;

•	the Stockholder Support Agreement shall be in full force and effect, and no Key UpHealth Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder;

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all parties to the UpHealth Registration Rights and Lock-Up Agreement (other than GigCapital2) shall have delivered, or caused to be delivered, to GigCapital2 copies of the UpHealth Registration Rights and Lock-Up Agreement duly executed by all such parties;

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on or prior to the Closing, UpHealth shall have delivered to GigCapital2 a properly executed certification that shares of UpHealth Common Stock are not “U.S. real property interests” in accordance with Treasury regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which will be filed by UpHealth with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury regulations;

•	UpHealth shall have delivered to GigCapital2 its audited financial statements for the years ended December 31, 2018 and 2019;

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All closing conditions in the Cloudbreak Business Combination Agreement shall have been satisfied and the transactions contemplated thereunder have occurred prior to, or will occur substantially contemporaneously with, Closing;

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UpHealth will have consummated its acquisitions of at least an additional 50% of the outstanding equity interests of Glocal and either of (x) TTC Healthcare, or (y) Innovations Group, in each case pursuant to the applicable agreements that it has entered into for such acquisitions; and

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GigCapital2 shall have received a written opinion from DLA Piper LLP (US) (or another law firm or accounting firm reasonably satisfactory to GigCapital2), issued to GigCapital2 and in form and substance reasonably acceptable to GigCapital2, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the UpHealth Business Combination, taken together with the Cloudbreak Business Combination and other related transactions, should qualify as an exchange described in Section 351 of the Code.

Some of the conditions to GigCapital2’s obligations are qualified by the concept of an “UpHealth Material Adverse Effect.” Under the terms of the UpHealth Business Combination Agreement, an “UpHealth Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of UpHealth or (b) would prevent, materially delay or materially impede the performance by UpHealth of its obligations under the UpHealth Business Combination Agreement or the consummation of the UpHealth Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an UpHealth Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which UpHealth operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any epidemic or pandemic including COVID-19; (vii) any actions taken or not taken by UpHealth as required by the UpHealth Business Combination Agreement or any ancillary agreement; (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the UpHealth Business Combination (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities, as defined in the UpHealth Business Combination Agreement); (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in an UpHealth Material Adverse Effect; (x) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital2 has requested or to which it has consented or which actions are contemplated by the UpHealth Business

Combination Agreement; or (xi) any statements or items set forth in the Schedules, except in the cases of clauses (i) through (iii) above, to the extent that UpHealth is materially and disproportionately affected thereby as compared with other participants in the industries in which UpHealth operates.

UpHealth Conditions

The obligations of UpHealth to consummate the UpHealth Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

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the representations and warranties of GigCapital2 and UpHealth Merger Sub contained in sections entitled (a) “Organization,” (b) “Capitalization,” (c) “Authority Relative to this Agreement” and (d) “Brokers” shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date; all other representations and warranties of GigCapital2 and UpHealth Merger Sub contained in the UpHealth Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital2 Material Adverse Effect;

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GigCapital2 and UpHealth Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the UpHealth Business Combination Agreement to be performed or complied with by it at or prior to the effective time of the UpHealth Business Combination;

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GigCapital2 shall have delivered to UpHealth a customary officer’s certificate (signed by the President of GigCapital2), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no GigCapital2 Material Adverse Effect shall have occurred between the date of the UpHealth Business Combination Agreement and the Closing Date;

•	a supplemental listing shall have been filed with the NYSE as of the Closing Date to list the shares constituting the UpHealth merger consideration;

•	GigCapital2 shall have an aggregate amount of cash and cash equivalents available from any sources of not less than $150,000,000; and

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UpHealth shall have received a written opinion from Husch Blackwell LLP (or another law firm or accounting firm reasonably satisfactory to UpHealth), issued to UpHealth and in form and substance reasonably acceptable to UpHealth, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the UpHealth Business Combination, taken together with the Cloudbreak Business Combination and other related transactions, should qualify as an exchange described in Section 351 of the Code (the “UpHealth Tax Opinion”).

Some of the conditions to UpHealth’s obligations are qualified by the concept of a “GigCapital2 Material Adverse Effect.” Under the terms of the UpHealth Business Combination Agreement, a “GigCapital2 Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of GigCapital2; or (b) would prevent, materially delay or materially impede the performance by GigCapital2 or UpHealth Merger Sub of their respective obligations under the UpHealth Business Combination Agreement or the consummation of the UpHealth Business Combination; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital2 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital2 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any epidemic or pandemic including COVID-19; (vii) any actions taken or not taken by GigCapital2 as required by the UpHealth Business Combination Agreement or any ancillary agreement, (viii) any Effect (as defined in the UpHealth Business Combination Agreement) attributable to the announcement or execution, pendency, negotiation or consummation of the UpHealth Business Combination; or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which UpHealth has requested or to which it has consented or which actions are contemplated by the UpHealth Business Combination Agreement, except in the cases of clauses (i) through (iii) above, to the extent that GigCapital2 is materially and disproportionately affected thereby as compared with other participants in the industry in which GigCapital2 operates.

Termination

The UpHealth Business Combination Agreement may be terminated and the UpHealth Business Combination may be abandoned at any time prior to the effective time of the UpHealth Business Combination, notwithstanding any requisite approval and adoption of the UpHealth Business Combination Agreement and the UpHealth Business Combination by the stockholders of UpHealth or GigCapital2, as follows:

•	by mutual written consent of GigCapital2 and UpHealth;

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by GigCapital2 or UpHealth, if (a) the effective time of the UpHealth Business Combination has not occurred prior to June 10, 2021 (the “UpHealth Outside Date”); provided, however, that the UpHealth Business Combination Agreement may not be terminated under this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the UpHealth Business Combination Agreement and such breach or violation is the principal cause of the failure of the conditions to the UpHealth Business Combination on or prior to the UpHealth Outside Date; (b) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the UpHealth Business Combination illegal or otherwise preventing or prohibiting consummation of the UpHealth Business Combination; or (c) any of the Proposals fail to receive the requisite vote for approval at the Special Meeting;

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by UpHealth if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of GigCapital2 and UpHealth Merger Sub set forth in the UpHealth Business Combination Agreement, or if any representation or warranty of GigCapital2 and UpHealth Merger Sub will have become untrue, in either case such that the first two conditions described above in “Conditions to Closing of the UpHealth Business Combination Agreement—UpHealth Conditions” would not be satisfied (a “Terminating GigCapital2 Breach”); provided that UpHealth has not waived such Terminating GigCapital2 Breach and UpHealth is not then in material breach of its representations, warranties, covenants or agreements in the UpHealth Business Combination Agreement; provided further, that, if such Terminating GigCapital2 Breach is curable by GigCapital2 and UpHealth Merger Sub, UpHealth may not terminate the UpHealth Business Combination Agreement under this provision for so long as GigCapital2 and UpHealth Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by UpHealth to GigCapital2; or

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by GigCapital2 if (a) UpHealth has failed to deliver the Written Consent to GigCapital2 within seventy-two hours after this Registration Statement becomes effective; (b) there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of UpHealth set forth in the UpHealth Business Combination Agreement, or if any representation or warranty of UpHealth will have become untrue, in either case such that the first two conditions described above in “—Conditions to Closing of the UpHealth Business Combination Agreement—GigCapital2 and UpHealth Merger Sub Conditions” would not be satisfied (a “Terminating UpHealth Breach”); provided that GigCapital2 has not waived such Terminating UpHealth Breach and GigCapital2 and UpHealth Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the UpHealth Business Combination Agreement; provided further that, if such Terminating UpHealth Breach is curable by UpHealth, GigCapital2 may not terminate the UpHealth Business Combination Agreement under this provision for so long as UpHealth continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by GigCapital2 to UpHealth; or (c) UpHealth has not delivered its audited financial statements to GigCapital2 within 30 days of the UpHealth Business Combination Agreement.

Effect of Termination

If the UpHealth Business Combination Agreement is terminated, the UpHealth Business Combination Agreement will forthwith become void, and there will be no liability under the UpHealth Business Combination Agreement on the part of any party to the UpHealth Business Combination Agreement, except as set forth in the UpHealth Business Combination Agreement or in the case of termination subsequent to a willful material breach of the UpHealth Business Combination Agreement by a party thereto.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the UpHealth Business Combination Agreement, which are included in the Related Agreements, but does not purport to describe all of the terms thereof. To the extent not yet filed with the SEC or included in this Registration Statement on Form S-4, the Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Stockholder Support Agreement

Contemporaneously with the execution of the UpHealth Business Combination Agreement, on November 20, 2020, GigCapital2 entered into a stockholder support agreement with certain of the stockholders of UpHealth (the “Stockholder Support Agreement”) pursuant to which such UpHealth stockholders agreed to vote all of their shares of UpHealth Common Stock in favor of the approval and adoption of the UpHealth Business Combination and the UpHealth Business Combination Agreement. Additionally, such UpHealth stockholders agreed not to (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their shares of UpHealth Common Stock (or enter into any arrangement with respect thereto), subject to certain exceptions, or (b) deposit any of their shares of UpHealth Common Stock into a voting trust or enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

UpHealth Registration Rights and Lock-Up Agreement

In connection with the closing of the UpHealth Business Combination, we will enter into a Registration Rights and Lock-Up Agreement (the “UpHealth Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the UpHealth Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the UpHealth holders may demand at any time or from time to time, that GigCapital2 file a registration statement on Form S-1 or Form S-3 to register certain shares of GigCapital2 Common Stock held by such holders or to conduct an underwritten offering. The UpHealth Registration Rights and Lock-Up Agreement will also provide the UpHealth Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The UpHealth Registration Rights and Lock-Up Agreement further provides that, subject to certain exceptions, each of the UpHealth Holders shall not transfer any shares of GigCapital2 Common Stock beneficially owned or owned of record by such UpHealth holders until the earlier of (i) six months or one year (as applicable) after the date of the closing of the UpHealth Business Combination or (ii) the date on which, subsequent to the UpHealth Business Combination, the last sale price of the GigCapital2 Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the UpHealth Business Combination, or (y) the date following the completion of the UpHealth Business Combination on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the GigCapital2 Board, such lock-up period may end earlier than as provided therein upon written notice to the UpHealth holders.

PIPE Subscription Agreements

On January 20, 2021, GigCapital2 entered into the PIPE Subscription Agreements, each dated January 20, 2021, with the PIPE Investors, including the placement agent for the PIPE, Oppenheimer & Co. Inc., pursuant to which, among other things, GigCapital2 agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combinations, the PIPE Shares to the PIPE Investors. The obligations to consummate the subscriptions are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Note Subscription Agreements (as defined below) having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Note Subscription Agreements. Pursuant to the PIPE Subscription Agreements, GigCapital2 agreed that, prior to the closing of the Business Combinations, GigCapital2 file with the SEC (at GigCapital2’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and GigCapital2 shall use its commercially reasonable efforts to have the Resale Registration Statement declared effective upon the closing of the Business Combinations, but no later than 60 calendar days (or 90 calendar days if the SEC notifies GigCapital2 that it will not review the Resale Registration Statement) after the closing of the Business Combinations; provided, however, that GigCapital2’s obligations to include the PIPE Shares held by a PIPE Investor in the Resale Registration Statement will be contingent upon the respective PIPE Investor furnishing in writing, to GigCapital2, such information regarding the PIPE Investor, the securities of GigCapital2 held by such PIPE Investor and the intended method of disposition of the shares, as shall be reasonably requested by GigCapital2 to effect the registration of such shares, and will execute such documents in connection with such registration, as GigCapital2 may reasonably request, which will be what is customary of a selling stockholder in similar situations.

Convertible Note Subscription Agreements and Indenture

On January 20, 2021, GigCapital2 also entered into convertible note subscription agreements (the “Note Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “Note Investors”), pursuant to which the Note Investors, upon the terms and subject to the conditions set forth in the respective Notes Subscription Agreements, shall purchase from GigCapital2, and GigCapital2 shall issue to the Note Investors, subject to the terms and conditions of the Indenture to be entered into in connection with the closing of the Business Combinations, between UpHealth, Inc. (formerly GigCapital2) and Wilmington Trust, National Association, a national banking association, in its capacity as the Indenture Trustee thereunder, $255,000,000 of unsecured convertible notes (the “Notes”) which shall bear interest at a rate of 6.25% per annum, payable semi-annually, and be convertible into shares of Common Stock at a conversion price of $11.50 in accordance with the terms thereof, and shall mature five years after their issuance. GigCapital2 may force conversion of the Notes after the first anniversary of the issuance of the Notes, subject to a holder’s prior right to convert, if the trading price of the Common Stock exceeds 130% of the conversion price 20 out of the preceding 30 trading days and 30-day average daily trading volume ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $2,000,000. Upon such conversion, GigCapital2 will be obligated to pay all regularly scheduled interest payments, if any, due on the converted Notes on each interest payment date occurring after the conversion date for such conversion to, but excluding, the maturity date. In the event that a holder of the Notes elects to convert the Notes prior to the second anniversary of the issuance of the Notes, GigCapital2 will be obligated to pay an amount equal to twelve months of interest, or if on or after such second anniversary of the issuance of the Notes, any remaining amounts that would be owed to, but excluding, the third anniversary of the issuance of the Notes.

GigCapital2 shall be obligated to register the shares issuable upon conversion of the Notes. GigCapital2 agreed that, within 45 days after the consummation of the Business Combinations (the “Convertible Note Resale Registration Filing Deadline”), GigCapital2 will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the shares of Common Stock issuable upon conversion of the Notes (the “Convertible Note Registrable Securities”), and GigCapital2 shall use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies GigCapital2 that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline. GigCapital2 will use its commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the closing of the Business Combinations.

Notwithstanding anything to the contrary in the Note Subscription Agreements, GigCapital2 shall be entitled to delay or postpone the effectiveness of the Convertible Note Resale Registration Statement, and from time to time to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by GigCapital2 or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New UpHealth Board following the closing of the Business Combinations, reasonably believes, upon the advice of legal counsel, would require additional disclosure by GigCapital2 in the Convertible Note Resale Registration Statement of material information that GigCapital2 has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of the New UpHealth Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

The obligations of the Note Investors to consummate the subscriptions provided for in the Note Subscription Agreements are conditioned upon, among other things, GigCapital2 having cash and cash equivalents in its trust account and from the transactions contemplated in the Note Subscription Agreements and the PIPE Subscription Agreements of an aggregate amount not less than $150,000,000 pursuant to the terms and conditions of the Business Combination Agreements, and at least $50,000,000 in the Trust Account after giving effect to any redemptions, and all conditions precedent to the closing of the transactions contemplated by the PIPE Subscription Agreements having been satisfied or waived, and the closing under the Note Subscription Agreements occurring concurrently with the investment by the PIPE Investors.

Proposed Second Amended and Restated Certificate of Incorporation

Pursuant to the terms of the UpHealth Business Combination Agreement, upon the Closing, we will amend and restate our Amended and Restated Certificate of Incorporation to, among other things, provide for certain provisions described below relating to the capital structure of New UpHealth following the consummation of the UpHealth Business Combination.

Authorized Share Amendment. The proposed Second Amended and Restated Certificate of Incorporation will increase the number of authorized shares of our Common Stock from 100,000,000 shares to 300,000,000 shares.

Director Classification Amendment. The proposed Second Amended and Restated Certificate of Incorporation will reclassify the GigCapital2 Board.

Additional Amendments. The proposed Second Amended and Restated Certificate of Incorporation will also eliminate certain provisions relating to an initial business combination that will no longer be applicable to us following the Closing, change the post-combination company’s name to “UpHealth, Inc.” and make certain other changes that the GigCapital2 Board deems appropriate for a public operating company.

For more information about the amendments to our Charter, see the sections entitled “Proposal No. 5A—Approval of Additional Amendments to Current Amended and Restated Certificate of Incorporation in Connection with the Business Combination Proposal,” “Proposal No. 5B—Amendment to Exclusive Forum Provision Proposal,” and “Proposal No. 7—Election of Directors Proposal.”

Background of the UpHealth Business Combination

The terms of the UpHealth Business Combination are the result of negotiations among the representatives of GigCapital2 and UpHealth. The following is a brief description of the background of these negotiations and the resulting UpHealth Business Combination.

GigCapital2 is a blank check company incorporated in Delaware on March 6, 2019, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with a business with high growth potential in the United States or internationally.

On June 10, 2019, we completed our IPO of 15,000,000 units at a price of $10.00 per unit generating gross proceeds of $150,000,000 before underwriting discounts and expenses. Each unit consisted of one share of Common Stock , one warrant to purchase one share of Common Stock, and one right to receive one-twentieth (1/20) of one share of Common Stock upon the completion of an initial business combination. Each Public Warrant will become exercisable 30 days after the Closing and entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On June 13, 2019, the Company consummated the closing of the sale of 2,250,000 additional units upon receiving notice of the underwriters’ election to partially exercise their overallotment option (the “over-allotment”), generating additional gross proceeds of approximately $22,500,000.

On June 5, 2019, the Founders purchased from us an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of our IPO. On June 13, 2019, the Founders also purchased from us an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option. Additionally, on June 5, 2019, one of our underwriters, Northland Securities, Inc., purchased 100,000 Private Underwriter Shares at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. Northland also purchased from us an additional 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option.

Upon the closing of the IPO, the over-allotment and the private placement, approximately $175,000,000 ($10.00 per Unit) of the net proceeds of the sale of the public units in the initial public offering and the Private Underwriter Shares and the Private Placement Units in the private placements was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 18 months from the closing of the IPO or to provide for redemption in connection with a business combination and (iii) the redemption of our public shares if we are unable to complete a business combination within the required time period, subject to applicable law.

Prior to the consummation of our IPO, the Sponsor purchased 2,378,125 Founder Shares (after various adjustments) for an aggregate purchase price of $23,781.25, or approximately $0.01 per share.

Our certificate of incorporation originally provided that we had 18 months from the closing of our IPO, or until December 10, 2020, to complete an initial business combination. On November 2, 2020, we filed with the SEC and mailed to our stockholders a definitive proxy statement with notice of our 2020 annual meeting at which our stockholders considered Extension Amendment No.1 to our certificate of incorporation to extend the date that we had to consummate an initial business combination from December 10, 2020 to March 10, 2021. Following the approval of Extension Amendment No.1, we had approximately $168.4 million remaining in the Trust Account. On March 10, 2021, our stockholders approved Extension Amendment No. 2 to our certificate of incorporation to extend the date that we have to consummate an initial business combination from March 10, 2021 to June 10, 2021. In connection with the approval of Extension Amendment No. 2, our stockholders elected to redeem 1,852,804 shares of Common Stock. Following the approval of Extension Amendment No. 2, we had approximately $149.6 million remaining in the Trust Account.

Prior to the consummation of our IPO, neither GigCapital2, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with GigCapital2.

After our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of GigCapital2 were contacted by, and representatives of GigCapital2 contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates actively searched for and brought business combination targets to our attention. During this search process, GigCapital2 reviewed more than 200 acquisition opportunities and entered into discussions with more than 20 potential target businesses or their representatives pursuant to signed nondisclosure agreements. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. In addition to UpHealth and Cloudbreak, we delivered or received draft term sheets or preliminary proposals for us to acquire potential targets, some at a high level early in discussions, to or from 15 other prospective targets, for which 13 of those targets we sent a signed term sheet, and 5 of those were counter-signed by the targets, including Bolder which we publicly announced. We were not subject to an exclusivity provision in any of these 5 fully-executed term sheets prohibiting us from negotiating or entering into agreements to acquire UpHealth and Cloudbreak.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute or (ii) our decision to pursue the Business Combinations with UpHealth and Cloudbreak.

On September 10, 2020, Dr. Chirinjeev Kathuria contacted Dr. Avi Katz to discuss GigCapital2 meeting with UpHealth Services, Inc. management regarding a possible business combination.

On September 13, 2020, Drs. Kathuria and Katz spoke again about a possible business combination. After speaking, Dr. Kathuria sent an investor presentation prepared by UpHealth’s financial advisor, Needham & Company (“Needham”), and an executive summary presentation of UpHealth. Drs. Katz and Kathuria also agreed to have the management team of UpHealth present to the management team of GigCapital2 on September 15, 2020.

On September 15, 2020, a representative of Needham sent to representatives of GigCapital2 and its counsel, DLA Piper LLP (US) (“DLA Piper”) a financial model of UpHealth and a confidential investor presentation. Following receipt of these materials, the management team of UpHealth presented the company to the management team of GigCapital2.

On September 19, 2020, representatives of GigCapital2, UpHealth, DLA Piper and UpHealth’s counsel, Husch Blackwell LP (“Husch Blackwell”) met to introduce everybody and to discuss the plans of UpHealth to combine Thrasys, TTC Healthcare, Innovations Group and Glocal into UpHealth, and have the resulting combined company engage in a business combination with a special purpose acquisition company. Dr. Kathuria informed the participants in the meeting that he had negotiated letters of intent to acquire each of the four companies and that Husch Blackwell was in the process of preparing definitive acquisition companies to implement the terms of these letters of intent. Representatives of DLA Piper and Husch Blackwell arranged during this meeting to meet again on September 21, 2020 to further discuss the plans of UpHealth, and that meeting occurred as planned.

On September 21, 2020, UpHealth and an affiliate of GigCapital2, GigFounders, LLC that provides services to GigCapital2, entered into a mutual non-disclosure agreement. This non-disclosure agreement did not contain any standstill or “don’t ask, don’t waive” provisions. Following the execution of the non-disclosure agreement, on September 21, 2020, UpHealth provided representatives of GigCapital2 and DLA Piper with access to a virtual data room.

During the course of September 22 through 24, 2020 representatives of UpHealth and GigCapital2 engaged in discussions regarding a possible business combination. GigCapital2 management also began to review the contents of the virtual data room and valuation information to assist in making an assessment of an appropriate valuation for UpHealth.

On September 23, 2020, a representative of Husch Blackwell informed a representative of DLA Piper that UpHealth intended to acquire BHS as a fifth entity in addition to the four identified on September 19, 2020.

On September 24, 2020, Dr. Dinu sent to Dr. Kathuria a draft letter of intent proposing that GigCapital2 acquire UpHealth, setting a pre-money rollover equity valuation for UpHealth of $1.1 billion. The draft letter of intent did not provide for GigCapital2 to agree to exclusively only negotiate a business combination with UpHealth until a later date which would arise only with the satisfaction of certain conditions, including a determination that UpHealth would be able to consummate at least some of its intended acquisitions and also that PCAOB-standard audited financial statements of the companies that UpHealth intended to acquire could be obtained in time to consummate the proposed business combination with GigCapital2 during 2020. The draft letter of intent proposed that there would be a nine person board appointed to GigCapital2 following the consummation of the proposed business combination, of which three would be designated by GigCapital2. The draft letter of intent did not contemplate that any member of the management of GigCapital2 would become employed by GigCapital2 following the consummation of the proposed business combination.

On September 25, 2020, a representative of Needham sent Dr. Dinu a revised draft letter of intent that made minor, primarily non-substantive revisions to the draft letter of intent.

On September 26, 2020, Dr. Katz sent a further revised draft letter of intent to representatives of UpHealth and Needham that primarily made clarifications to the debt of UpHealth following the acquisitions by UpHealth of its intended acquisitions.

On September 29, 2020, Dr. Kathuria informed that with a change to the size of the intended equity incentive plan pool, the revised draft letter of intent of September 26, 2020 was acceptable to UpHealth.

On September 30, 2020, the parties signed this letter of intent with the revision that had been provided by Dr. Kathuria on September 29, 2020.

Between October 1 and 23, 2020, GigCapital2 continued to conduct limited diligence on UpHealth, and representatives of DLA Piper and Husch Blackwell continued to discuss structure of an acquisition of UpHealth by GigCapital2 as well as the progress that UpHealth was making with its intended acquisitions. However, during this period, the parties did not otherwise engage in substantive work in furtherance of a proposed business combination, and as permitted by the executed letter of intent, GigCapital2 engaged in discussions with other potential targets for it to acquire for its initial business combination.

On October 12, 2020, Dr. Pylypiv e-mailed to Drs. Katz and Dinu materials regarding Cloudbreak, which UpHealth was also considering acquiring in conjunction with the proposed business combination. Representatives of UpHealth had initiated discussions with representatives of Cloudbreak about a transaction in May 2019, and the parties had engaged in on-and-off discussions through July 2020, with conversations reopening in late September 2020 following the commencement of discussions between GigCapital2 and UpHealth.

On October 19, 2020, GigCapital2 filed with the SEC a preliminary proxy statement for its annual meeting of stockholders and to amend its current amended and restated certificate of incorporation with the Extension Amendment No.1.

Also on October 19, 2020, a representative of Husch Blackwell told a representative of DLA Piper that UpHealth had the prior week signed a term sheet to acquire Cloudbreak.

On October 23, Dr. Katz informed Dr. Kathuria that for timing reasons, including that it did not appear that the proposed business combination could be consummated during 2020 as provided for in the letter of intent, GigCapital2 intended to suspend further work unless UpHealth was able to accelerate its intended acquisitions.

On October 27, 2020, GigCapital2 announced that it had entered into a non-binding letter of intent to acquire Waste to Energy Partners LLC (dba Bolder Industries).

Following the announcement of the letter of intent with Bolder Industries, Dr. Kathuria followed up with Dr. Katz about UpHealth and GigCapital2 continuing to engage in discussions regarding a proposed business combination. On October 29, 2020, Dr. Katz told Dr. Kathuria that GigCapital2 remained interested in acquiring UpHealth but that to move forward with discussions, UpHealth would have to in the beginning of November 2020 have executed definitive acquisition agreements for its intended acquisitions and be in position to close with at least certain of those for which there were no regulatory conditions to closing during November 2020.

On October 30, 2020 a telephone call was arranged between representatives of UpHealth, the management of the companies that UpHealth intended to acquire, GigCapital2, DLA Piper and Husch Blackwell to discuss a path to move forward on the terms communicated by Dr. Katz on October 29, 2020.

On October 31, 2020, Dr. Kathuria introduced the Chief Executive Officer of Cloudbreak, Jamey Edwards, to Dr. Katz, and Dr. Katz and Mr. Edwards proceeded to speak about the inclusion of Cloudbreak in the proposed transaction between UpHealth and GigCapital2.

On November 2, 2020, Dr. Katz, Mr. Edwards, a representative of the majority stockholder of Cloudbreak, and representatives of DLA Piper and counsel to Cloudbreak, Sidley Austin LLP (“Sidley”), met to further discuss the inclusion of Cloudbreak in the proposed transaction between UpHealth and GigCapital2. During this meeting, the parties to the meeting discussed the possibility of GigCapital2 entering into a direct acquisition agreement with Cloudbreak, rather than UpHealth acquiring Cloudbreak.

Also on November 2, 2020, a representative of UpHealth told Dr. Dinu that UpHealth and Glocal had entered into a definitive acquisition agreement. In addition, on that same day, a representative of Husch Blackwell told a representative of DLA Piper that UpHealth and TTC Healthcare had entered into a definitive acquisition agreement, and that Innovations Group and BHS were expected to sign their definitive acquisition agreements that evening, which they both did, with the agreement with Thrasys still to be finalized.

On November 3, 2020, Dr. Pylypiv told Dr. Dinu that UpHealth and Thrasys had entered into a definitive acquisition agreement.

Also, on November 3, 2020, a representative of DLA Piper informed a representative of Husch Blackwell of the plan for GigCapital2 to enter into a direct acquisition agreement with Cloudbreak and that as a result, there would be two separate definitive acquisition agreements, one with UpHealth and one with Cloudbreak.

Beginning on November 4, 2020, representatives of GigCapital2 and DLA began to engage in an in-depth diligence review of UpHealth, and the 5 companies with which it has entered definitive acquisition agreements.

On November 15, 2020, a representative of DLA Piper sent to a representative of Husch Blackwell, an initial draft of the UpHealth Business Combination Agreement. The draft reflected a pre-money valuation for UpHealth, presuming that UpHealth has closed all 5 of its pending acquisitions, of $990 million, which has been reduced from the $1.1 billion in the letter of intent to reflect GigCapital2 management’s assessment of the appropriate valuation for UpHealth based upon market comparable valuations and the fact that a certain portion of the value that would arise for UpHealth would be as a function of the inclusion of Cloudbreak with UpHealth, which was now going to occur by way of a separate transaction, and that value would be captured by what GigCapital2 would be paying for the acquisition of Cloudbreak.

On November 15, 2020, representatives of GigCapital2 met with representatives of UpHealth to discuss due diligence findings and the New UpHealth financial model. The representatives of GigCapital2 told the representatives of UpHealth that based upon its due diligence findings, they were of the belief that UpHealth needed to adjust the New UpHealth revenue and EBITDA down from what UpHealth had initially presented to GigCapital2. The adjustments which GigCapital2 believed were needed were in part what drove the reduction of the pre-money valuation for UpHealth from $1.1 billion as reflected in the draft letter of intent provided on September 24, 2020 to $990 million as reflected in the initial draft of the UpHealth Business Combination Agreement. UpHealth agreed with the assessment that downward adjustments should be made to the New UpHealth revenue and EBITDA, and on November 15, provided GigCapital2 management a revised New UpHealth financial model, which is what was presented to the GigCapital2 Board.

Between November 15, 2020 and the signing of the UpHealth Business Combination Agreement on November 20, 2020, DLA Piper and Husch Blackwell, on behalf of their respective clients, continued to negotiate and draft the UpHealth Business Combination Agreement and the Related Agreements pertaining to the UpHealth Business Combination. The UpHealth Business Combination Agreement provided that Drs. Katz and Dinu and Mr. Miotto would remain on the GigCapital2 Board as the three designees to the Board by GigCapital2 as provided for by the letter of intent between GigCapital2 and UpHealth. Between November 16, 2020 and November 20, 2020, as discussed in “Proposal No. 2 - Approval of the Cloudbreak Business Combination”, DLA Piper and Sidley negotiated and drafted the Cloudbreak Business Combination Agreement.

On November 16, 2020, representatives of Thrasys’ counsel, Duane Morris LLP, engaged with representatives of DLA Piper and Husch Blackwell to discuss issues pertaining to the structure of the issuance of equity to certain parties affiliated with Thrasys. These discussions continued until November 19, 2020, with the parties agreeing to use the concept of the Thrasys Incentive Amount within the UpHealth Business Combination Agreement.

On November 20, 2020, representatives of Husch Blackwell and DLA Piper finished up the drafting the UpHealth Business Combination Agreement and the Related Agreements pertaining to the UpHealth Business Combination. That same day, UpHealth closed on its acquisitions of BHS and Thrasys, and 43% of the shares of stock of Glocal.

Also on November 20, 2020, the GigCapital2 Board convened a remote special meeting by videoconference. Representatives of DLA Piper attended the meeting to review the terms of the UpHealth Business Combination Agreement (as well as the Cloudbreak Business Combination Agreement) and the Related Agreements pertaining to the UpHealth Business Combination. Drs. Katz and Dinu reported on matters relating to the proposed Business Combinations, and discussion ensued regarding the proposed pre-money valuation of both UpHealth and Cloudbreak equity, including a consideration of the diligence conducted on UpHealth, financial projections for the combined company of UpHealth and Cloudbreak, as well as individual financial projections for the various companies, including the companies being acquired by UpHealth, and a set of publicly available comparable company financial and valuation benchmarking data that was provided by UpHealth’s financial advisor, Needham, to UpHealth, and from UpHealth, to the management of GigCapital2. Following this discussion, the GigCapital2 Board unanimously approved the UpHealth Business Combination (as well as the Cloudbreak Business Combination Agreement).

Also on November 20, 2020, the UpHealth board of directors approved the UpHealth Business Combination Agreement. Following the respective approvals by the boards of directors GigCapital2 and UpHealth, on that same day, the parties executed the UpHealth Business Combination Agreement and the Related Agreements that required execution at such time. GigCapital2 and Cloudbreak also executed the Cloudbreak Business Combination Agreement on November 20, 2020.

On November 22, 2020, GigCapital2 informed Bolder Industries that it would not be proceeding forward with a possible business combination with Bolder Industries.

Before the market open on November 23, 2020, the parties announced both the UpHealth Business Combination and the Cloudbreak Business Combination, together with the execution of the UpHealth Business Combination Agreement and Cloudbreak Business Combination Agreement.

GigCapital2 Board’s Reasons for the Approval of the UpHealth Business Combination

The GigCapital2 Board considered a wide variety of factors in connection with its evaluation of the UpHealth Business Combination. In light of the complexity of those factors, the GigCapital2 Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The GigCapital2 Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the GigCapital2 Board may have given different weight to different factors. This explanation of the reasons for the GigCapital2 Board’s approval of the Business Combinations, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the GigCapital2 Board reviewed the results of the due diligence conducted by GigCapital2’s management and GigCapital2’s advisors. GigCapital2’ management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the GigCapital2 Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of GigCapital2’s executive officers and directors is included in the section entitled “Information About the Company Prior to the Business Combination - Management”. The due diligence which was conducted included:

•	meetings and calls with the management teams, advisors and UpHealth regarding operations and forecasts;

•	meetings and calls with UpHealth’s customers, suppliers and industry partners;

•	research on comparable public companies;

•	review of material contracts;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of UpHealth and the UpHealth Business Combination; and

•	the financial statements of UpHealth.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. The GigCapital2 Board considered each of the factors identified in the IPO prospectus in its evaluation of UpHealth and the companies which UpHealth has acquired or is acquiring. Furthermore, in light of the due diligence conducted of UpHealth and these companies, and the evaluation of the following factors with regard to them collectively, the GigCapital2 Board’s decision to pursue a Business Combination with UpHealth resulted in the Board deciding not to forego the UpHealth Business Combination and instead continue to look for an alternative acquisition target.

•	Target TMT companies that are at the forefront of high technology and are enabling the future evolution of intelligent systems and solutions.

•	Focus on TMT companies positioned to benefit from a public listing and greater access to capital.

•	Emphasis on companies that can benefit from a public listing and greater access to capital.

•	Businesses with a catalyst for significantly improved financial performance.

•	Market-leading participant with experienced and motivated management teams that may benefit from enhanced leadership and governance.

•	Middle-market businesses.

•

Prioritize entities with a well-performing management team and exceptional leadership talent that wishes to continue to drive the company to growth, and is coachable and eager to extend their knowledge and savvy through an interactive, and hands-on and supportive board of directors.

Based upon our due diligence, we believe that UpHealth satisfied this criteria.

In approving the UpHealth Business Combination, the GigCapital2 Board determined not to obtain a fairness opinion. The officers and directors of GigCapital2 have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the UpHealth Business Combination.

The factors considered by the GigCapital2 Board include, but are not limited to, those set forth above as well as the following, several of which are based upon our due diligence:

Large Addressable Market. UpHealth will present an integrated global healthcare platform that addresses massive markets and critical needs.

Growth Prospects. UpHealth has proven solutions with significant contracted growth across U.S. and international markets, and the combination of the various companies into one allows for opportunities to drive additional organic and synergistic growth.

Experienced and Proven Management Team. The executive team of UpHealth and the companies which UpHealth has acquired or is acquiring has demonstrated operational, financial and technical expertise, and this senior management team intends to remain with UpHealth following the Closing in the capacity of its officers and/or directors, which will provide helpful continuity in advancing UpHealth’s strategic and growth goals.

Lock-Up. The Co-Chief Executive Officers and all other significant senior members of management have agreed to be subject to a twelve-month lock-up in respect of their shares of GigCapital2 Common Stock (subject to certain customary exceptions).

Due Diligence. Due diligence examinations of UpHealth and the companies which UpHealth has acquired or is acquiring and discussions with each of their management.

Other Alternatives. The GigCapital2 Board believes, after a thorough review of other business combination opportunities reasonably available to GigCapital2, that the proposed UpHealth Business Combination, together with the Cloudbreak Business Combination, represents the best potential business combination for GigCapital2 and the most attractive opportunity for GigCapital2 based upon the process utilized to evaluate and assess other potential acquisition targets, and the GigCapital2 Board’s belief that such process has not presented a better alternative.

Negotiated Transaction. The financial and other terms of the UpHealth Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between GigCapital2 and UpHealth.

In the course of its deliberations, the GigCapital2 Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the UpHealth Business Combination, including the following:

•

Integration Risk. The risk that UpHealth, in integrating 6 separate early-stage companies, would not be successful in this integration and the risk that it may not be able to execute on its business plan.

•	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on UpHealth’s revenues.

•	Future Growth Risk. The risk that future growth of UpHealth is dependent upon participants in and utilizing the healthcare system becoming comfortable with digital healthcare services.

•	Cost Assumption Risk. The risk that UpHealth may not be able to achieve current cost assumptions.

•	Competitive Risk. The risk that UpHealth operates in a highly competitive and rapidly evolving industry.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the UpHealth Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of GigCapital2 stockholders elect to redeem their shares prior to the consummation of the UpHealth Business Combination and pursuant to GigCapital2’s existing amended and restated certificate of incorporation, which would potentially make the UpHealth Business Combination more difficult to complete or reduce the amount of cash available to the combined company to accelerate its business plan following the Closing.

•	Stockholder Vote Risk. The risk that GigCapital2’s stockholders may fail to provide the votes necessary to effect the UpHealth Business Combination.

•

Litigation Risk. The risk of the possibility of litigation challenging the UpHealth Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combinations.

•	Closing Conditions Risk. The risk that completion of the UpHealth Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GigCapital2’s control.

•	No Third-Party Valuation Risk. The risk that GigCapital2 did not obtain a third-party valuation or fairness opinion in connection with the UpHealth Business Combination.

•	GigCapital2 Stockholders Receiving a Minority Positions Risk. The risk that GigCapital2 stockholders will hold a minority position in the combined company.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the UpHealth Business Combination and the substantial time and effort of management required to complete the UpHealth Business Combination.

•	Other Risks Factors. Various other risk factors associated with UpHealth’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the GigCapital2 Board also considered that some officers and directors of GigCapital2 may have interests in the UpHealth Business Combination as individuals that are in addition to, and that may be different from, the interests of GigCapital2’s stockholders. However, no member of management of GigCapital2 will be employed by UpHealth or Cloudbreak following the Closing. GigCapital2’s independent directors reviewed and considered these interests during the negotiation of the UpHealth Business Combination and in evaluating and unanimously approving, as members of the GigCapital2 Board, the UpHealth Business Combination Agreement and the UpHealth Business Combination. For more information, see the section entitled “—Interests of Certain Persons in the UpHealth Business Combination.”

The Company’s Board concluded that the potential benefits that it expects the Company and its stockholders to achieve as a result of the Business Combinations outweigh the potentially negative factors associated with the Business Combinations. Accordingly, the Company’s Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Business Combinations, the Merger, the other transactions contemplated by the Business Combination Agreements, and subsequently determined that the PIPE Subscription Agreements and PIPE Investment, and the Convertible Note Subscription Agreements, Convertible Note Investment and the other agreements contemplated by the Convertible Note Subscription Agreements, are just and equitable and fair as to the Company and its stockholders, and that it is advisable and in the best interests of the Company and its stockholders to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Business Combination Agreements, the PIPE Subscription Agreements, the Convertible Note Subscription Agreements and the agreements and transactions contemplated thereby and (c) recommended that the stockholders of the Company approve each of the Proposals.

The above discussion of the material factors considered by the GigCapital2 Board is not intended to be exhaustive but does set forth the principal factors considered by the GigCapital2 Board.

Unaudited Prospective Financial Information

UpHealth provided GigCapital2 with its internally prepared pro forma forecasts for New UpHealth taking into account the combination of all 5 companies acquired by or being acquired by UpHealth plus Cloudbreak for each of the years in the three-year period ending December 31, 2022. GigCapital2 management reviewed and as a result of its due diligence investigation, discussed with UpHealth, which revised the forecasts for presentation to the GigCapital2 Board as part of the GigCapital2 Board’s review and subsequent approval of the UpHealth Business Combination. The revisions made by UpHealth to the pro forma forecast for New UpHealth pertained to reductions in projected revenues and EBITDA for certain of the companies acquired by, or being acquired by, UpHealth. UpHealth and GigCapital2 do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed UpHealth Business Combination, management of GigCapital2 used the financial projections set forth below to present key elements of the forecasts provided to GigCapital2. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that GigCapital2, UpHealth, the companies acquired by UpHealth or being acquired by it, Cloudbreak, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the UpHealth Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the UpHealth Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to UpHealth’s business, all of which are difficult to predict and many of which are beyond UpHealth’s and GigCapital2’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond UpHealth’s and GigCapital2’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of UpHealth’s independent registered accounting firm, GigCapital2’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to GigCapital2 and the GigCapital2 Board in connection with their review of the proposed UpHealth Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR UPHEALTH, GIGCAPITAL2 UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, UpHealth and GigCapital2 management. Plante & Moran, PLLC, UpHealth’s independent auditor, and BPM LLP, GigCapital2’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The audit reports included in this proxy statement/prospectus relate to historical financial information of UpHealth, the companies acquired or being acquired by it, and Cloudbreak. It does not extend to the projections and should not be read as if it does.

The key elements of the pro forma projections for New UpHealth following the Business Combinations provided to GigCapital2 on November 19, 2020 (which were the projections as revised by UpHealth management and were the only pro forma projections provided to the GigCapital2 Board) in connection with the evaluation of the Business Combinations by the GigCapital2 Board are summarized below:

New UpHealth Key Financials

	2020	2021	2022
($ in million, unless otherwise noted)
Revenue	$115	$194	$346
Revenue Growth	(3.6)%	69.3%	78.4%
EBITDA	$13	$24	$69
EBITDA Margin	11.6%	12.4%	19.9%

Source: UpHealth’s Management Projections

Comparable Company Analysis

GigCapital2’s management primarily relied upon a public company comparables analysis to assess the value that the public markets would likely ascribe to New UpHealth following the Business Combinations with GigCapital2 and this analysis was presented to the Board. The relative valuation analysis was based on publicly-traded companies in the digital health sectors, and included companies in these sectors that recently become public, as these were determined to be most comparable. The comparable public companies the GigCapital2 Board reviewed within these sectors are set forth in the table below. These companies were selected by GigCapital2 based upon discussions with UpHealth and Cloudbreak, and UpHealth’s financial advisor, Needham. However, the GigCapital2 Board realized that no company was identical in nature to UpHealth.

The GigCapital2 Board reviewed, among other things, information for benchmarking of similar companies and information for comparable companies regarding estimated enterprise value multiples, projected revenue growth for 2021 over 2020 and EBITDA margins for 2021.

The key elements for benchmarking of similar companies, based on an analysis as of November 20, 2020, are summarized in the table below:

Notes:

Sources: Company filings, Bloomberg estimates as of market close on November 20, 2020

(1)	Forecasts based on company estimates in Form S-4 filings
(2)	Gray bar denotes pending SPAC transaction
(3)	The UpHealth financial information presented is unaudited, includes non-GAAP financial measures and reflects the pro-forma combination of the individual business entities.

Notes:

Sources: Company filings, Bloomberg estimates and values as of market close on November 20, 2020

(1)	Gray bar denotes pending SPAC transaction
(2)	The UpHealth financial information presented is unaudited, includes non-GAAP financial measures and reflects the pro-forma combination of the individual business entities.

The multiples for the selected comparable companies, based on analysis as of November 20, 2020, are summarized in the table below:

The implied total enterprise value as a multiple of estimated 2021 revenues of the digital health companies in the first table above based upon a median estimated calendar year 2021 multiple is 12.0x. New UpHealth’s estimated 2021 revenue multiple of total enterprise value of 6.9x is discounted 42% to this comparable set of publicly traded companies.

Based on the review of these selected comparable publicly traded companies, the GigCapital2 Board concluded that New UpHealth’s pro forma implied total enterprise value as a multiple of its estimated 2021 revenue was below the total enterprise value as a multiple of the estimated 2021 revenues of similar benchmarks of such companies. This analysis supported the GigCapital2 Board’s determination, based on a number of factors, that the terms of the Business Combinations were fair to and in the best interests of GigCapital2 and its stockholders.

Satisfaction of 80% Test

It is a requirement under our existing amended and restated certificate of incorporation and the NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. On November 19, 2020, there was approximately $174.2 million in the Trust Account, and 80% of that amount was therefore approximately $139.4 million. The fair market value of the target or targets had to be determined by the GigCapital2 Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although GigCapital2 was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, GigCapital2 determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act. Furthermore, and for the reasons discussed above, GigCapital2 has determined that the combined fair market value of UpHealth and Cloudbreak exceeds $139.6 million, and therefore, that the requirement that the business or assets in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account has been satisfied.

Interests of Certain Persons in the UpHealth Business Combination

In considering the recommendation of the GigCapital2 Board to vote in favor of the UpHealth Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the UpHealth Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the UpHealth Business Combination, and in recommending to stockholders that they approve the UpHealth Business Combination. Stockholders should take these interests into account in deciding whether to approve the UpHealth Business Combination. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or UpHealth Business Combination Agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the UpHealth Business Combination;

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the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

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the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $             based upon the closing price of $             per public share on the NYSE on             , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $             based upon the closing price of $             per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the UpHealth Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the UpHealth Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the UpHealth Business Combination and thereby increase the likelihood of obtaining stockholder approval of the UpHealth Business Combination or (b) to satisfy a closing condition in the UpHealth Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our public shares or public warrants may result in the completion of the UpHealth Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Common Stock) following our mailing of proxy materials in connection with the UpHealth Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combinations, whether or not such stockholder has already submitted a proxy with respect to the UpHealth Business Combination but only if such shares have not already been voted at the stockholder meeting related to the UpHealth Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the UpHealth Business Combination

We anticipate that, upon completion of the UpHealth Business Combination, the ownership of New UpHealth will be as follows:

•	the former UpHealth equity holders will own 94,200,198 shares of our Common Stock, representing a 74.22% interest;

•	the former Cloudbreak equity holders will own 9,021,209 shares of our Common Stock, representing a 7.11% interest;

•	the public stockholders (not including any Initial Stockholders that own public shares) will own 18,679,815 shares of our Common Stock, representing a 14.72% interest; and

•	the Initial Stockholders will own 5,023,376 shares of our Common Stock, representing a 3.96% interest.

The number of shares and the interests set forth above assume that (a) no public stockholders elect to have their public shares redeemed, (b) 94,200,198 shares of Common Stock are issued to the former UpHealth equity holders in the UpHealth Business Combination, (c) 9,021,209 shares of Common Stock are issued to the former Cloudbreak equity holders in the Cloudbreak Business Combination, (d) none of GigCapital2’s Initial Stockholders or the former UpHealth equity holders purchase shares of Common Stock in the open market and (e) there are no other issuances of equity interests of UpHealth. As a result of the UpHealth Business Combination, the economic and voting interests of our public stockholders will decrease.

The ownership percentages with respect to New UpHealth set forth above do not take into account warrants to purchase Common Stock that will remain outstanding immediately following the UpHealth Business

Combination, but do include the Founder Shares, which will convert into Common Stock upon an initial business combination. If the facts are different than these assumptions, the percentage ownership retained by GigCapital2’s existing stockholders in UpHealth following the UpHealth Business Combination will be different. For example, if we assume that all outstanding 17,250,000 public warrants and 567,500 Private Placement Warrants were exercisable and exercised following completion of the UpHealth Business Combination, then the ownership of New UpHealth would be as follows:

•	the former UpHealth equity holders will own 94,200,198 shares of our Common Stock, representing a 65.08% interest;

•	the former Cloudbreak equity holders will own 9,021,209 shares of our Common Stock, representing a 6.23% interest;

•	the public stockholders (not including any Initial Stockholders that own public shares) will own 35,929,815 shares of our Common Stock, representing a 24.82% interest;

•	the Initial Stockholders will own 5,590,876 shares of our Common Stock, representing a 3.86% interest.

The public warrants and Private Placement Warrants will become exercisable 30 days after the completion of an initial business combination and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation.

You should read “Summary of the Proxy Statement/Prospectus—Ownership of UpHealth After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of New UpHealth Following the Business Combinations

Assuming the Election of Directors Proposal is approved by our stockholders at the special meeting, we expect the New UpHealth Board to be comprised of the individuals set forth below following the completion of the Business Combinations. Four independent directors (under NYSE rules) will be designated by a majority of Dr. Avi S. Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria and Dr. Mariya Pylypiv.

Name	Age	Position
Dr. Avi Katz	63	Co-Chairman of the Board
Dr. Chirinjeev Kathuria	56	Co-Chairman of the Board
Dr. Raluca Dinu	47	Director
Dr. Mariya Pylypiv	32	Director
Neil Miotto	74	Director
Nathan Locke	38	Director
Jerome Ringo	66	Director
Agnès Rey-Giraud	56	Director
Moshe Bar-Siman-Tov	44	Director

Upon the Closing Date, we anticipate that the New UpHealth Board will consist of nine members, reclassified into three separate classes, with each class serving a three-year term; except with respect to the election of directors at the special meeting pursuant to Proposal No. 7 — The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently).

Our Board has nominated the following individuals for election at our special meeting pursuant to Proposal No. 7 — The Election of Directors Proposal:

•	Class I Directors: Messrs. Ringo and Bar-Siman-Tov and Dr. Pylypiv;

•	Class II Directors: Dr. Dinu, and Messrs. Miotto and Locke; and

•	Class III Directors: Drs. Katz and Kathuria and Ms. Rey-Giraud.

For additional details, see the sections of this proxy statement/prospectus entitled “Proposal No. 7 — The Election of Directors Proposal” and “Management After the Business Combinations.”

Redemption Rights

Pursuant to our current certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate of incorporation. As of January 31, 2021, the estimated per share redemption price would have been approximately $10.10. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein.

Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The UpHealth Business Combination Agreement provides that our obligation to consummate the UpHealth Business Combination is conditioned on the amount of cash or cash equivalents that we have from any source be no less than an aggregate amount of $150,000,000. This condition to closing in the UpHealth Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by UpHealth. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then we or UpHealth (as applicable) may elect not to consummate the Business Combinations. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 remains in the Trust Account after giving effect to any redemptions. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Business Combinations. Please see the section entitled “Special Meeting of Company Stockholders - Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the UpHealth Business Combination.

Pursuant to Section 262 of the DGCL, UpHealth stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive, withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of UpHealth capital stock, as determined by the Court of Chancery, if the UpHealth Business Combination is completed. The “fair value” of such shares of UpHealth capital stock as determine by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the UpHealth Business Combination Agreement. UpHealth stockholders who do not vote in favor of the UpHealth Business Combination nor consent in writing to it and who wish to preserve their appraisal rights must so advise UpHealth by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from UpHealth or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, UpHealth stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of UpHealth capital stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the UpHealth Business Combination nor consented thereto in writing and who shall have demanded properly in writing appraisal for such UpHealth capital stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares.” In view of the complexity of Section 262 of the DGCL, UpHealth stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Accounting Treatment

The UpHealth Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the UpHealth Business Combination will be treated as the equivalent of New UpHealth issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

Name; Headquarters

The name of the post-combination company after the UpHealth Business Combination will be UpHealth, Inc. and our headquarters will be located at Delray Beach, Florida.

Certain U.S. Federal Income Tax Considerations

The following is a discussion of certain U.S. federal income tax consequences to holders of our Common Stock electing to have their shares redeemed for cash if the Business Combinations are completed, and the ownership and disposition of our Common Stock. This discussion is limited to holders that hold our Common Stock as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rules and judicial decisions, all as in effect on the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies. We have not sought and will not seek any rulings from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

The following does not purport to be a complete analysis of all potential tax effects resulting from redemptions of our Common Stock or the ownership and disposition of our Common Stock, and this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	brokers or dealers in securities or foreign currencies;

•	U.S. persons whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

•	persons that acquired our Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	real estate investment trusts;

•	regulated investment companies;

•	certain former citizens or long-term residents of the United States; and

•

persons that hold our Common Stock, as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock,, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding our Common Stock to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section is addressed to U.S. Holders of our Common Stock. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption of Our Common Stock

In the event that a U.S. Holder of our Common Stock exercises its redemption rights pursuant to the redemption provisions described in the section entitled “Special Meeting of Company Stockholders—Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of Common Stock, the U.S. Holder will be treated as described under “—Redemption Treated as a Sale of Our Common Stock” below. If the redemption does not qualify as a sale of Common Stock, the U.S. Holder will be treated as receiving a corporate distribution with the tax consequences described below under “—Redemption Treated as a Distribution.”

Whether a redemption qualifies as a sale of Common Stock will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares of stock outstanding both before and after the redemption. The redemption of a U.S. Holder’s Common Stock generally will be treated as a sale of such Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock owned directly by the U.S. Holder, but also shares of our stock that are treated as constructively owned by the U.S. Holder. In addition to stock actually owned by a U.S. Holder, such U.S. Holder may also be treated as constructively owning stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the U.S. Holder has a right to acquire by exercise of an option, which would generally include Common Stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. Finally, the redemption of a U.S. Holder’s Common Stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in the Company will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of electing to have our Common Stock redeemed for cash.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “—Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Redemption Treated as a Sale of Our Common Stock. If the redemption qualifies as a sale of our Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in such redemption and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock redeemed. A U.S. Holder’s adjusted tax basis in its Common Stock generally will equal the U.S. Holder’s acquisition cost less any prior distributions paid to such U.S. Holder that were treated as a return of capital for U.S. federal income tax purposes. Any capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. Holder held the Common Stock redeemed for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Redemption Treated as a Distribution. If the redemption does not qualify as a sale of our Common Stock, the U.S. Holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Redemption Treated as a Sale of Our Common Stock” above.

Dividends we pay to a U.S. Holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Common Stock described in this proxy statement/prospectus may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of our Common Stock or as a distribution with respect to our Common Stock is made on a holder-by-holder basis. U.S. Holders of our Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Common Stock will be treated as a sale or as a distribution under the Code.

Ownership and Disposition of Our Common Stock

Distributions on Our Common Stock. If we pay cash distributions to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

Dividends we pay to a U.S. Holder that is a corporation generally will qualify for the dividends received deduction (at varying percentages based upon such U.S. Holder’s ownership percentage in us) if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock. Upon a sale, taxable exchange or other taxable disposition of our Common Stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the shares of our Common Stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for shares of our Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of.

Information Reporting and Backup Withholding

Payments received by a U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding. Backup withholding will not apply, however, to a U.S. Holder that (i) is a corporation or entity that is otherwise exempt from backup withholding (which, when required, certifies as to its exempt status) or (ii) furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

This section is addressed to Non-U.S. Holders of our Common Stock. For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Common Stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Redemption of Our Common Stock

The characterization of the redemption of a Non-U.S. Holder’s shares of our Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of Company Stockholders—Redemption Rights” as a sale or distribution for U.S. federal income tax purposes generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Common Stock, as described under “U.S. Holders—Redemption of Our Common Stock” above.

Redemption Treated as a Sale of Our Common Stock. If the redemption qualifies as a sale of our Common Stock with respect to a Non-U.S. Holder, subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Foreign Account Tax Compliance Act,” such Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax in respect of any such gain realized upon the redemption of its Common Stock unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code)

unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide property interests and its other assets used or held for use in a trade or business. We believe that we currently are not (and have not been during the applicable testing period) a USRPHC for U.S. federal income tax purposes.

Redemption Treated as a Distribution. If the redemption does not qualify as a sale of our Common Stock, a Non-U.S. Holder will generally be treated as receiving a distribution of cash from the Company. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “—Redemption Treated as a Sale of Our Common Stock” above.

Subject to the withholding requirements under FATCA (as defined below) and provided such dividend is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, each of which is discussed below, any portion of such distribution treated as a dividend made to a Non-U.S. Holder on our Common Stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a Non-U.S. Holder must provide the applicable withholding agent with an applicable IRS Form W-8, together with all attachments (or a successor form) certifying qualification for the reduced rate. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dividends paid to a Non-U.S. Holder that are effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

The rules governing the tax treatment of redemptions are complex and the determination of whether a redemption will be treated as a sale of the Common Stock or as a distribution with respect to such stock is made on a holder-by-holder basis. As a result, a withholding agent may require a Non-U.S. Holder to provide certain information regarding its ownership in order to determine whether the redemption proceeds should be treated as sale proceeds or as a distribution subject to withholding. Non-U.S. Holders of our Common Stock considering the exercise of their redemption rights are encouraged to consult their own tax advisors as to whether the redemption of their Common Stock will be treated as a sale or as a distribution under the Code.

Ownership and Disposition of Our Common Stock

Distributions on Our Common Stock. In general, any distributions we make to a Non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). In addition, if we determine that we are likely to be classified as a USRPHC (see “—Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock ” below), we may withhold up to 15% of any distribution to a Non-U.S. Holder to which Section 301 of the Code applies and which is not made out of our earnings and profits.

Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock. Subject to the discussions below under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally should not be subject to U.S. federal income or withholding tax in respect of any gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock, unless:

•

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock.

A Non-U.S. Holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A Non-U.S. Holder whose gain is described in the second bullet point above generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a rate of 30% or such lower rate as specified by an applicable income tax treaty).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We do not believe we currently are a USRPHC and we do not anticipate becoming one in the near future, although no assurances can be given in this regard.

Information Reporting and Backup Withholding

Any dividends paid to a Non-U.S. Holder (including a redemption of our Common Stock treated as such) must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established. Any dividends paid to a Non-U.S. Holder (including constructive dividends received pursuant to a redemption of our Common Stock) generally will not be subject to backup withholding if the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8, together with all attachments (or a successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. Holder of our Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. Holder establishes an exemption by properly certifying its non-U.S. status on an applicable IRS Form W-8 (or a successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our Common Stock, and subject to the discussion of certain proposed Treasury regulations below, on the gross proceeds from a disposition of our Common Stock, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury released proposed Treasury regulations which, if finalized in their present form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our Common Stock. In its preamble to such proposed Treasury regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA to them.

Regulatory Matters

Neither GigCapital2 nor UpHealth is aware of any material regulatory approvals or actions that are required for completion of the UpHealth Business Combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act, and all waiting periods related to the notification have expired or been granted early termination. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The UpHealth Business Combination is conditioned on the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Approval Proposal, the Incentive Plan Proposal and the Election of Directors Proposal at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the UpHealth Business Combination Proposal.

This UpHealth Business Combination Proposal (and consequently, the UpHealth Business Combination Agreement and the transactions contemplated thereby, including the UpHealth Business Combination) will be adopted and approved only if at least a majority of the votes cast at the Special Meeting vote “FOR” the UpHealth Business Combination Proposal. A stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the UpHealth Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the UpHealth Business Combination Proposal.

Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the UpHealth Business Combination Proposal. As of the record date, our Initial Stockholders own approximately 23% of our issued and outstanding shares of Common Stock.

Recommendation of the GigCapital2 Board

OUR BOARD OF DIRECTORS RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE UPHEALTH BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “—Interests of Certain Persons in the Transactions” for a further discussion.

PROPOSAL NO. 2—APPROVAL OF THE CLOUDBREAK BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Cloudbreak Business Combination Agreement and the Cloudbreak Business Combination. Our stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Cloudbreak Business Combination Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus. Please see the subsection below entitled “The Cloudbreak Business Combination Agreement” for additional information and a summary of certain terms of the Cloudbreak Business Combination Agreement. You are urged to read carefully the Cloudbreak Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a special meeting of stockholders to vote on the Cloudbreak Business Combination, pursuant to the terms of Section 9.2(e) of our current amended and restated certificate of incorporation, we may consummate the Cloudbreak Business Combination only if it is approved by the affirmative vote (online or by proxy) of the holders of a majority of the outstanding shares of our Common Stock entitled to vote and actually cast thereon online at the special meeting, voting as a single class.

The Cloudbreak Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Cloudbreak Business Combination Agreement, but does not purport to describe all of the terms of the Cloudbreak Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Cloudbreak Business Combination Agreement, a copy of which is attached as Annex B hereto. You are urged to read the Cloudbreak Business Combination Agreement in its entirety because it is the primary legal document that governs the Cloudbreak Business Combination. All capitalized terms used in this Proposal No. 2 but not otherwise defined herein shall have the meanings assigned to such terms in the Cloudbreak Business Combination Agreement.

The Cloudbreak Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Cloudbreak Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made and will be made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Cloudbreak Business Combination Agreement. The representations, warranties and covenants in the Cloudbreak Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts.

General: Structure of the Cloudbreak Business Combination

On November 20, 2020, GigCapital2, Cloudbreak Merger Sub and Cloudbreak entered into the Cloudbreak Business Combination Agreement (as subsequently amended and as it may be further amended from time to time), pursuant to which Cloudbreak Merger Sub and Cloudbreak will enter into the Cloudbreak Business Combination. The terms of the Cloudbreak Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the merger and the other transactions contemplated thereby, are summarized below.

The merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger. The parties will hold the Closing immediately prior to such filing of a certificate of merger, on the closing date to be specified by GigCapital2 and Cloudbreak, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Cloudbreak Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), but in no event later than three business days after the satisfaction or waiver, if legally permissible, of each of the conditions to the completion of the Cloudbreak Business Combination (or on such other date, time or place as GigCapital2 and Cloudbreak may mutually agree).

Immediately prior to the effective time of the Cloudbreak Business Combination, (i) each Common Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment, as defined below, to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (as defined in the Cloudbreak Business Combination Agreement) (and the membership interests represented thereby) issued and outstanding immediately prior to the Closing shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option (as defined in the Cloudbreak Business Combination Agreement) that is outstanding and unexercised immediately prior to the Closing, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule (as defined in the Cloudbreak Business Combination Agreement), which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (as defined in the Cloudbrea Business Combination Agreement) (each such converted option, an “Exchanged Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share, and the Company shall pay to such Continuing Employee (as defined in the Cloudbreak Business Combination Agreement) a cash amount in respect of such fractional share on the next full payroll cycle following Closing. Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment (as defined in the Cloudbreak Business Combination Agreement) made pursuant to the Cloudbreak Business Combination Agreement.

Except as specifically agreed to otherwise or provided in the Cloudbreak Business Combination Agreement, following the Closing, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Option immediately prior to the Closing. Additionally, immediately prior to the Closing, each Common Warrant (as defined in the Cloudbreak Business Combination Agreement) shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the Closing, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock. Furthermore, in connection with the Closing, (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak of approximately $28,000,000 and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the Closing as part of the UpHealth Business Combination to potential forfeiture and transfer (such transfer, the “Business Combination Share Adjustment”) to the Cloudbreak members in connection with a Valuation Shortfall on the 540th day from the date of the Closing (or if such day is not a business day, the following business day) (the “Measurement Date”) as provided in the Cloudbreak Business Combination Agreement. A Valuation Shortfall shall occur if the dollar volume-weighted average price for the GigCapital2 Common Stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or if not available on Bloomberg, as reported by Morningstar (the “VWAP”) for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 minus the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Cloudbreak members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount

means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall multiplied by (B) 11,000,000.

Conversion of Securities

At the effective time of the Cloudbreak Business Combination, by virtue of the merger and without any action on the part of GigCapital2, Cloudbreak Merger Sub, Cloudbreak or the holders of any of Cloudbreak’s securities:

•	each Common Warrant shall convert into Common Units in accordance with their terms;

•

each Common Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the effective time of the Cloudbreak Business Combination will be converted into the right to receive the number of shares of our Common Stock equal to the Common Unit Exchange Ratio;

•

each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the effective time of the Cloudbreak Business Combination will be converted into the right to receive the number of shares of our Common Stock equal to the Preferred Unit Exchange Ratio;

•

each Cloudbreak option that is outstanding and unexercised immediately prior to the effective time of the Cloudbreak Business Combination, whether vested or unvested, shall be assumed by us and converted into an option to purchase a number of shares of our Common Stock in an amount set forth on the Allocation Schedule (as defined in the Cloudbreak Business Combination Agreement), which amount shall be equal to the product of (a) the number of Common Units subject to such Cloudbreak option multiplied by (b) the Common Unit Exchange Ratio; provided, however, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share, and we will pay to such Continuing Employee (as defined in the Cloudbreak Business Combination Agreement) a cash amount in respect of such fractional share on the next full payroll cycle following the closing of the Cloudbreak Business Combination. The exercise price of each such option shall be equal to (A) the exercise price of the option from which it was converted, divided by (B) the Common Unit Exchange Ratio, with such quotient rounded down to the nearest whole cent. Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak Business Combination Agreement and, to the extent applicable, Section 424(a) of the Code. Except as specifically provided in the Cloudbreak Business Combination Agreement or as otherwise agreed to in writing, following the effective time of the Cloudbreak Business Combination, each exchanged option will continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Cloudbreak option immediately prior to the effective time of the Cloudbreak Business Combination; and

•	any fractional shares of our common stock shall be rounded up to a whole share of common.

Following the consummation of the Cloudbreak Business Combination, the proposed Second Amended and Restated Certificate of Incorporation will be filed with the Office of the Secretary of State of the State of Delaware.

Closing

The Closing will occur as promptly as practicable, but in no event later than three business days following the satisfaction or waiver, if legally permissible, of all of the closing conditions.

Representations, Warranties and Covenants

The Cloudbreak Business Combination Agreement contains customary representations, warranties and covenants of GigCapital2, Cloudbreak Merger Sub and Cloudbreak relating to, among other things, their ability to enter into the Cloudbreak Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the effective time of the Cloudbreak Business Combination. These representations and warranties have been made solely for the benefit of the other parties to the Cloudbreak Business Combination Agreement.

The Cloudbreak Business Combination Agreement contains representations and warranties made by Cloudbreak to GigCapital2 and Cloudbreak Merger Sub relating to a number of matters, including the following:

•	organization and qualification to do business;

•	subsidiaries;

•	certificate of formation and limited liability company agreement;

•	capitalization;

•	authority to enter into the Cloudbreak Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements;

•	permits and compliance;

•	financial statements;

•	absence of changes or events;

•	health regulatory;

•	information privacy and security compliance;

•	international trade laws;

•	absence of litigation;

•	employee benefit plans;

•	labor and employment matters;

•	real property and title to assets;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	approval of the board and members;

•	certain business practices;

•	interested party transactions;

•	Exchange Act;

•	brokers; and

•	exclusivity of the representations and warranties made by Cloudbreak.

The Cloudbreak Business Combination Agreement contains representations and warranties made by GigCapital2 and Cloudbreak Merger Sub to Cloudbreak relating to a number of matters, including the following:

•	corporate organization;

•	certificate of incorporation and bylaws;

•	capitalization;

•	authority to enter into the Cloudbreak Business Combination Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements;

•	compliance;

•	proper filing of documents with the SEC, financial statements and compliance with the Sarbanes-Oxley Act;

•	absence of certain changes or events;

•	absence of litigation;

•	approval of the board and the stockholders;

•	no prior operations of Cloudbreak Merger Sub;

•	brokers;

•	the Trust Find;

•	employees;

•	taxes;

•	the listing of Common Stock, warrants and units; and

•	investigation and reliance.

Furthermore, in connection with the closing of the Cloudbreak Business Combination, (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak of approximately $28,000,000 and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the UpHealth Business Combination to potential forfeiture and the Business Combination Share Adjustment to the Members in connection with a Valuation Shortfall on the 540th day from the Measurement Date, as provided in the Cloudbreak BCA. A Valuation Shortfall shall occur if the VWAP for the ten trading days preceding the Measurement Date is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 and the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall, multiplied by (B) 11,000,000.

Conduct of Business Pending the Merger

Cloudbreak has agreed that, prior to the effective time of the Cloudbreak Business Combination or termination of the Cloudbreak Business Combination Agreement, subject to certain exceptions, it will conduct its business in the ordinary course of business and in a manner consistent with past practice. Cloudbreak has also agreed to use its commercially reasonable efforts to preserve substantially intact the business organization of

Cloudbreak and its subsidiaries, to keep the services of its Key Employees (as that term is defined in the Cloudbreak Business Combination Agreement), except as would not result or be reasonably likely to result in a material adverse effect for Cloudbreak and its subsidiaries as a whole, and to conduct the business of Cloudbreak and its Subsidiaries in compliance with applicable laws, including all healthcare laws. In addition to the general covenants above, Cloudbreak has agreed that prior to the effective time of the Cloudbreak Business Combination, subject to specified exceptions, it will not, and will not cause its subsidiaries to, without the written consent of GigCapital2 (which may not be unreasonably conditioned, withheld or delayed):

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amend or otherwise change its certificate of formation or limited liability company agreement or equivalent organizational documents in a way that would impair Cloudbreak’s ability to consummate the Cloudbreak Business Combination;

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other than any transaction bonus plan implemented by Cloudbreak prior to the Closing, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any units or shares of any class of or capital stock of Cloudbreak or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any units or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Cloudbreak or any of its subsidiaries, provided that the exercise or settlement of any options or grants of options in the ordinary course of business shall not require the consent of GigCapital2; or (B) any material assets of Cloudbreak or any of its subsidiaries;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any of its Units (other than tax distributions to the extent permitted under the limited liability company agreement and necessary to satisfy any of Cloudbreak’s member’s current tax liability to any Governmental Authority;

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reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its units, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

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(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $1,000,000; or (B) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

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other than any such transactions involving less than $250,000, or any transaction bonus plan implemented by Cloudbreak prior to the Closing, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of Cloudbreak as of date of the Cloudbreak Business Combination Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current employee, director, officer, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former employee, director, officer, or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any director, officer, or employee whose base salary would exceed, on an annualized basis, $500,000;

•	amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

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make, change or revoke any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, except in the ordinary course consistent with past practice;

•	take any action where such action would reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the intended tax treatment;

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other than as required by law or pursuant to the terms of an agreement entered into prior to the date of the Cloudbreak Business Combination Agreement or that Cloudbreak is not prohibited from entering into after such date, grant any severance or termination pay to, any director or officer of Cloudbreak or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

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other than any transaction bonus plan implemented by Cloudbreak prior to the Closing, adopt, amend and/or terminate any Plan except as may be required by applicable law, is necessary in order to consummate the Cloudbreak Business Combination, or health and welfare plan renewals in the ordinary course of business;

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materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Cloudbreak’s or any of its subsidiaries’ material rights thereunder, in each case, in a manner that is adverse to Cloudbreak or any of its subsidiaries, taken as a whole, except in the ordinary course of business; or

•	enter into a binding commitment to do any of the foregoing.

Cloudbreak shall not be required to obtain consent from GigCapital2 to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law or if such action is reasonably taken in response to COVID-19 Measures. Additionally, the foregoing does not give to GigCapital2, directly or indirectly, the right to control or direct the operations of Cloudbreak prior to the Closing Date.

GigCapital2 has agreed that, prior to the effective time of the Cloudbreak Business Combination or termination of the Cloudbreak Business Combination Agreement, it will conduct its business, and cause Cloudbreak Merger Sub to conduct its business, in the ordinary course of business and in a manner consistent with past practice, provided, that GigCapital2 shall use its commercially reasonable efforts to (1) effect the GigCapital2 Extension Amendment No.1, (2) limit the exercise of Redemption Rights, and (3) retain the cash and cash equivalents in the Trust Account. In addition, GigCapital2 has agreed that prior to the effective time of the Cloudbreak Business Combination, subject to specified exceptions, it will not, and will cause Cloudbreak Merger Sub not to, without the written consent of Cloudbreak (which may not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the GigCapital2 Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GigCapital2 other than Merger Sub;

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declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GigCapital2 organizational documents;

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reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of the Common Stock, rights or warrants except for redemptions from the Trust Fund that are required pursuant to the GigCapital2 organizational documents;

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except as is reasonably necessary to effect the transactions hereunder and would not be materially detrimental to Cloudbreak’s members, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital2 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital2 or Merger Sub;

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other than the acquisition of UpHealth pursuant to the terms of the UpHealth Business Combination Agreement, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

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except as is reasonably necessary to effectuate the transactions contemplated hereunder and would not be materially detrimental to Cloudbreak’s members, or in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital2, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable law made subsequent to the date of the Cloudbreak Business Combination Agreement, as agreed to by its independent accountants;

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take any action where such action could reasonably be expected to prevent or impede the transactions contemplated by the Cloudbreak Business Combination Agreement from qualifying for the intended tax treatment contemplated by the Cloudbreak Business Combination Agreement;

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make, change or revoke any material tax election, amend a material tax return or settle or compromise any material United States federal, state, local or non-United States income tax liability, in each case, except in the ordinary course consistent with past practice;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital2 or Cloudbreak Merger Sub;

•	amend the trust agreement or any other agreement related to the Trust Account; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

GigCapital2 shall not be required to obtain consent from Cloudbreak to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable law. Additionally, the foregoing does not give to Cloudbreak, directly or indirectly, the right to control or direct the operations of Cloudbreak prior to the Closing Date.

Proxy Statement/Prospectus

GigCapital2 and Cloudbreak agreed to prepare and file with the SEC this proxy statement/prospectus to be sent to the stockholders of GigCapital2 relating to the special meeting to consider the Proposals as promptly as practicable after the execution of the Cloudbreak Business Combination Agreement and GigCapital2’s receipt of Cloudbreak’s audited financial statements for the years ended December 31, 2018 and 2019.

GigCapital2 Stockholders’ Meetings; Cloudbreak Members’ Written Consent

GigCapital2 has agreed to call and hold the special meeting as promptly as practicable following the clearance of this proxy statement/prospectus by the SEC. GigCapital2 has agreed, through the GigCapital2 Board, to recommend to its stockholders that they approve the Proposals and to include the recommendation of the GigCapital2 Board in this proxy statement/prospectus.

Cloudbreak has agreed to use its reasonable best efforts to seek the irrevocable written consent of the holders of at least a majority of the voting interests of the then-outstanding Cloudbreak Series A Preferred Units (including the Key Members (as defined in the Cloudbreak Business Combination Agreement)), voting together as a single class, in favor of the approval and adoption of the Cloudbreak Business Combination Agreement and the Cloudbreak Business Combination and all other transactions contemplated by the Cloudbreak Business Combination Agreement (the “Cloudbreak Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective.

Exclusivity

From the date of the Cloudbreak Business Combination Agreement and ending on the earlier of (a) the Closing and (b) the termination of the Cloudbreak Business Combination Agreement, the parties to the Cloudbreak Business Combination Agreement will not, and will cause its representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) any sale of assets of Cloudbreak equal to 5% or more of Cloudbreak’s assets or to which 5% or more of Cloudbreak’s revenues or earnings are attributable, (B) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to basis) or other voting securities representing 15% or more of the combined voting power of such party or (C) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of such party, other than the transactions contemplated by the Cloudbreak Business Combination Agreement and the UpHealth Business Combination Agreement and, in the case of GigCapital2, to any transactions reasonably necessary to effect the transactions contemplated by the Cloudbreak Business Combination Agreement and the UpHealth Business Combination Agreement (an “Cloudbreak Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Cloudbreak Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Cloudbreak Alternative Transaction; provided that the execution, delivery and performance of the Cloudbreak Business Combination Agreement and related documents and the consummation of the transactions contemplated thereby shall not be deemed a violation of this provision. Each party will, and will cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Cloudbreak Alternative Transaction.

Stock Exchange Listing

GigCapital2 will use its reasonable best efforts to cause the shares of Common Stock to be issued in connection with the Cloudbreak Business Combination to be approved for listing on the NYSE at the Closing. Until the Closing, GigCapital2 shall use its reasonable best efforts to keep the Common Stock and public warrants listed for trading on the NYSE.

Other Covenants and Agreements

The Cloudbreak Business Combination Agreement contains other covenants and agreements, including covenants related to:

•	Cloudbreak and GigCapital2 providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	certain employee benefit matters including the establishment of an equity incentive award plan to be effective after the Closing;

•	director and officer indemnification;

•	prompt notification of certain matters;

•	Cloudbreak and GigCapital2 using reasonable best efforts to consummate the Cloudbreak Business Combination;

•	public announcement relating to the Cloudbreak Business Combination;

•	the intended tax treatment of the Cloudbreak Business Combination;

•	GigCapital2 making disbursements from the Trust Account;

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the Significant Shareholders’ agreement to subject their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the UpHealth Business Combination to potential forfeiture and the Business Combination Share Adjustment to the Members in connection with a Valuation Shortfall;

•	GigCapital2 taking all necessary action so that immediately after Closing the GigCapital2 Board will be comprised of the individuals set forth in the Election of Directors Proposal; and

•	Cloudbreak using reasonable best efforts to deliver audited financial statements for the years ended December 31, 2018 and 2019.

Additionally, GigCapital2 covenanted to use commercially reasonable efforts to minimize the amount of redemptions in connection with the GigCapital2 Extension Redemption. However, this covenant has been satisfied with the approval of the Extension Amendment No.1.

Conditions to Closing of the Cloudbreak Business Combination Agreement

Mutual Conditions

The obligations of GigCapital2, Cloudbreak Merger Sub and Cloudbreak to consummate the Cloudbreak Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following conditions:

•	the Cloudbreak Written Consent shall have been delivered to GigCapital2;

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the Proposals shall have been approved and adopted by the requisite affirmative vote of the GigCapital2 stockholders in accordance with this proxy statement/prospectus, the DGCL, the GigCapital2 organizational documents and the rules and regulations of the NYSE;

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no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Cloudbreak Business Combination illegal or otherwise prohibiting consummation of the Cloudbreak Business Combination;

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all required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Cloudbreak Business Combination under the HSR Act shall have expired or been terminated;

•	certain specified consents, approvals and authorizations shall have been obtained from and made with certain governmental authorities;

•	upon the Closing, and after giving effect to the Redemption Rights, GigCapital2 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Company);

•	the shares of Common Stock shall be listed on the NYSE or a U.S. exchange that is affiliated with the NYSE, as of the Closing Date;

•	this Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of this Registration Statement shall be in effect; and

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all closing conditions in the UpHealth Business Combination Agreement and the UpHealth Subsidiary Acquisition Agreements shall have been satisfied and the UpHealth Business Combination and consummation of the UpHealth Subsidiary Acquisition Agreements shall have occurred no earlier than three Business Days prior to, or will occur contemporaneously with, the Closing.

GigCapital2 and Cloudbreak Merger Sub Conditions

The obligations of GigCapital2 and Cloudbreak Merger Sub to consummate the Cloudbreak Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

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the representations and warranties of Cloudbreak contained in the sections entitled (a) “Organization and Qualification; Subsidiaries,” (b) “Capitalization,” (c) “Authority Relative to the Cloudbreak Business Combination Agreement” and (d) “Brokers” in the Cloudbreak Business Combination Agreement shall each be true and correct in all material respects as of the date of the Cloudbreak Business Combination Agreement and the effective time of the Cloudbreak Business Combination ( without giving effect to any limitation as to “materiality” or “Cloudbreak Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Cloudbreak shall be true and correct (without giving any effect to any limitation as to “materiality” or “Cloudbreak Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Cloudbreak Material Adverse Effect;

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Cloudbreak shall have performed or complied in all material respects with all agreements and covenants required by the Cloudbreak Business Combination Agreement to be performed or complied with by it on or prior to the effective time of the Cloudbreak Business Combination;

•	Cloudbreak shall have delivered to GigCapital2 a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no Cloudbreak Material Adverse Effect shall have occurred between the date of the Cloudbreak Business Combination Agreement and the Closing Date that may not be cured prior to the Closing Date;

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other than those persons identified as continuing directors in the Cloudbreak Business Combination Agreement, all members of the Cloudbreak board of directors, and the board of directors of subsidiaries of Cloudbreak, shall have executed written resignations effective as of the effective time of the Cloudbreak Business Combination;

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all parties to the Cloudbreak Registration Rights and Lock-Up Agreement (other than GigCapital2 and the GigCapital2 stockholders party thereto) shall have delivered, or caused to be delivered, to GigCapital2 copies of the Cloudbreak Registration Rights and Lock-Up Agreement duly executed by all such parties;

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GigCapital2 shall have received a written opinion from DLA Piper LLP (US) (or another law firm or accounting firm reasonably satisfactory to GigCapital2), issued to GigCapital2 and in form and substance reasonably acceptable to GigCapital2, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Cloudbreak Business Combination, taken together with the UpHealth Business Combination and other related transactions, should qualify as an exchange described in Section 351(a) of the Code; and

•	Cloudbreak shall have delivered to GigCapital2 its audited financial statements for the years ended December 31, 2018 and 2019.

Some of the conditions to GigCapital2’s obligations are qualified by the concept of a “Cloudbreak Material Adverse Effect.” Under the terms of the Cloudbreak Business Combination Agreement, a “Cloudbreak Material

Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of Cloudbreak and its subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Cloudbreak Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which Cloudbreak and its subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, weather conditions, epidemics, pandemics or other outbreaks of illness (including COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), or public health events, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, volcanic activity, tsunami, flood, mudslide, wild fire, natural disaster, or other acts of God, (vi) any actions taken or not taken by Cloudbreak and its subsidiaries as required by the Cloudbreak Business Combination Agreement or any of the related agreements entered into in connection with the Cloudbreak Business Combination Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Cloudbreak Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital2 has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Cloudbreak disclosure schedules, except in the cases of clauses (i) through (iii), to the extent that Cloudbreak and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Cloudbreak and its subsidiaries operate.

Cloudbreak Conditions

The obligations of Cloudbreak to consummate the Cloudbreak Business Combination are subject to the satisfaction or waiver (where legally permissible) at or prior to the Closing of the following additional conditions:

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the representations and warranties of GigCapital2 and Cloudbreak Merger Sub contained in the sections entitled (a) “Organization,” (b) “Capitalization,” (c) “Authority Relative to the Cloudbreak Business Combination Agreement” and (d) “Brokers” in the Cloudbreak Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitations set forth therein), except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of GigCapital2 and Merger Sub contained in the Cloudbreak Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital2 Material Adverse Effect;

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GigCapital2 and Cloudbreak Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Cloudbreak Business Combination Agreement to be performed or complied with by it at or prior to the effective time of the Cloudbreak Business Combination;

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GigCapital2 shall have delivered to Cloudbreak a customary officer’s certificate (signed by the President of GigCapital2), dated the date of the Closing, certifying as to the satisfaction of certain conditions;

•	no GigCapital2 Material Adverse Effect shall have occurred between the date of the Cloudbreak Business Combination Agreement and the Closing Date;

•	no UpHealth Material Adverse Effect shall have occurred between the date of the Cloudbreak Business Combination Agreement and the Closing Date;

•	A supplemental listing shall have been filed with the NYSE as of the Closing Date to list the shares constituting the Business Combination Shares;

•	GigCapital2 shall have an aggregate amount of cash and cash equivalents available from any sources of not less than $150,000,000;

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Cloudbreak shall have received a written opinion from a third party law firm or accounting firm reasonably satisfactory to Cloudbreak, issued to Cloudbreak and in form and substance reasonably acceptable to Cloudbreak, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Cloudbreak Business Combination, taken together with the UpHealth Business Combination and other related transactions, should qualify as an exchange described in Section 351(a) of the Code;

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the GigCapital2 Extension Amendment No.1 shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital2 in accordance with the GigCapital2 Extension Proxy Statement, the DGCL, the GigCapital2 organizational documents and the rules and regulations of the NYSE;

•	the Escrow Agreement shall be in full force and effect, and certain of the UpHealth stockholders shall not have attempted to repudiate or disclaim any of their obligations thereunder; and

•	GigCapital2 shall have delivered a copy of the Cloudbreak Registration Rights and Lock-Up Agreement duly executed by GigCapital2 and the GigCapital2 stockholders party thereto.

Some of the conditions to Cloudbreak’s obligations are qualified by the concept of a “GigCapital2 Material Adverse Effect.” Under the terms of the Cloudbreak Business Combination Agreement, a “GigCapital2 Material Adverse Effect means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of GigCapital2; or (b) would prevent, materially delay or materially impede the performance by GigCapital2 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital2 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital2 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by GigCapital2 as required by the Cloudbreak Business Combination Agreement or any of the related agreements entered into in connection with the Cloudbreak Business Combination Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that GigCapital2 is disproportionately affected thereby as compared with other participants in the industry in which GigCapital2 operates.

Termination

The Cloudbreak Business Combination Agreement may be terminated and the Cloudbreak Business Combination may be abandoned at any time prior to the effective time of the Cloudbreak Business Combination, notwithstanding any requisite approval and adoption of the Cloudbreak Business Combination Agreement and the Cloudbreak Business Combination by the stockholders of Cloudbreak or GigCapital2, as follows:

•	by mutual written consent of GigCapital2 and Cloudbreak;

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by GigCapital2 or Cloudbreak, if (a) the effective time of the Cloudbreak Business Combination has not occurred prior to June 10, 2021 (the “Cloudbreak Outside Date”); provided, however, that the Cloudbreak Business Combination Agreement may not be terminated under this provision by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Cloudbreak Business Combination Agreement and such breach or violation is the principal cause of the failure of the conditions to the merger on or prior to the Cloudbreak Outside Date; (b) any governmental authority in the United States has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Cloudbreak Business Combination illegal or otherwise preventing or prohibiting consummation of the Cloudbreak Business Combination; (c) any of the Proposals fail to receive the requisite vote for approval at the special meeting; or (d) if Cloudbreak fails to deliver written consent to the Cloudbreak members within seventy-two (72) hours after the Registration Statement becomes effective;

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by Cloudbreak if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of GigCapital2 and Cloudbreak Merger Sub set forth in the Cloudbreak Business Combination Agreement, or if any representation or warranty of GigCapital2 and Cloudbreak Merger Sub will have become untrue, in either case such that the first two conditions described above in “—Conditions to Closing of the Cloudbreak Business Combination Agreement—Cloudbreak Conditions” would not be satisfied (a “Terminating GigCapital2 Breach”); provided that Cloudbreak has not waived such Terminating GigCapital2 Breach and Cloudbreak is not then in material breach of its representations, warranties, covenants or agreements in the Cloudbreak Business Combination Agreement; provided, however, that, if such Terminating GigCapital2 Breach is curable by GigCapital2 and Cloudbreak Merger Sub, Cloudbreak may not terminate the Cloudbreak Business Combination Agreement under this provision for so long as GigCapital2 and Cloudbreak Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by Cloudbreak to GigCapital2;

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by GigCapital2 if there is an occurrence of a breach of any representation, warranty, covenant or agreement on the part of Cloudbreak set forth in the Cloudbreak Business Combination Agreement, or if any representation or warranty of Cloudbreak will have become untrue, in either case such that the first two conditions described above in “—Conditions to Closing of the Cloudbreak Business Combination Agreement—GigCapital2 and Cloudbreak Merger Sub Conditions” would not be satisfied (a “Terminating Cloudbreak Breach”); provided that GigCapital2 has not waived such Terminating Cloudbreak Breach and GigCapital2 and Cloudbreak Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Cloudbreak Business Combination Agreement; provided further that, if such Terminating Cloudbreak Breach is curable by Cloudbreak, GigCapital2 may not terminate the Cloudbreak Business Combination Agreement under this provision for so long as Cloudbreak continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within 30 days after notice of such breach is provided by GigCapital2 to Cloudbreak; and

•	by the Company if there are less than $125,000,000 of cash and cash equivalents in the Trust Fund at any time prior to the Closing.

Effect of Termination

If the Cloudbreak Business Combination Agreement is terminated, the Cloudbreak Business Combination Agreement will forthwith become void, and there will be no liability under the Cloudbreak Business Combination Agreement on the part of any party to the Cloudbreak Business Combination Agreement, except as set forth in the Cloudbreak Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Cloudbreak Business Combination Agreement by a party thereto.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Cloudbreak Business Combination Agreement, which are included in the Related Agreements, but does not purport to describe all of the terms thereof. To the extent not yet filed with the SEC or included in this Registration Statement on Form S-4, the Related Agreements will be filed with the SEC at a future date. Stockholders and other interested parties are urged to read such Related Agreements in their entirety.

Member Support Agreement

Contemporaneously with the execution of the Cloudbreak Business Combination Agreement, on November 20, 2020, GigCapital2 entered into a member support agreement with certain of the members of Cloudbreak (the “Member Support Agreement”) pursuant to which such Cloudbreak members agreed to vote all of their units of Cloudbreak in favor of the approval and adoption of the Cloudbreak Business Combination and the Cloudbreak Business Combination Agreement and against any action, agreement or transaction or proposal that would result in a breach of any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cloudbreak under the Cloudbreak Business Combination Agreement or that would reasonably be expected to result in the failure of the Cloudbreak Business Combination. Additionally, such Cloudbreak members agreed not to (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to or otherwise encumber any of their units of Cloudbreak (or enter into any arrangement with respect thereto), subject to certain exceptions, (b) deposit any of their common units of Cloudbreak and Cloudbreak preferred units into a voting trust or enter into any voting agreement or arrangement that is inconsistent with the Member Support Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units, subject to certain exceptions.

Sponsor Support Agreement

Concurrently with the execution and delivery of the Cloudbreak Business Combination Agreement, GigCapital2, Cloudbreak and GigAcquisitions2, LLC (the “Sponsor”), entered into the Sponsor Support Agreement, attached hereto as Annex F, (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote all GigCapital2 Common Stock in favor of the Cloudbreak Business Combination Agreement, the Cloudbreak Business Combination and the other transactions contemplated by the Cloudbreak Business Combination Agreement.

Cloudbreak Registration Rights and Lock-Up Agreement

In connection with the closing of the Cloudbreak Business Combination, we will enter into a Registration Rights and Lock-Up Agreement (the “Cloudbreak Registration Rights and Lock-Up Agreement”). Pursuant to the terms of the Cloudbreak Registration Rights and Lock-Up Agreement, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Cloudbreak holders may demand at any time or from time to time, that GigCapital2 file a registration statement on Form S-1 or Form S-3 to register certain shares of GigCapital2 Common Stock held by such holders or to conduct an underwritten offering. The Cloudbreak Registration Rights and Lock-Up Agreement will also provide the Cloudbreak holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

The Cloudbreak Registration Rights and Lock-Up Agreement further provides that, subject to certain exceptions, each of the Cloudbreak holders shall not transfer any shares of GigCapital2 Common Stock beneficially owned or owned of record by such Cloudbreak holders until the earlier of (i) six months or one year (as applicable) after the date of the closing of the Cloudbreak Business Combination or (ii) the date on which, subsequent to the Cloudbreak Business Combination, the last sale price of the GigCapital2 Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Cloudbreak Business Combination, or (y) the date following the completion of the Cloudbreak Business Combination on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCapital2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the GigCapital2 Board, such lock-up period may end earlier than as provided therein upon written notice to the Cloudbreak holders.

Proposed Second Amended and Restated Certificate of Incorporation

Pursuant to the terms of the Cloudbreak Business Combination Agreement and the UpHealth Business Combination Agreement and as discussed in “Proposal No. 1 – UpHealth Business Combination Proposal,” upon the Closing, we will amend and restate our Amended and Restated Certificate of Incorporation to, among other things, provide for certain provisions described below relating to the capital structure of New UpHealth following the consummation of the Cloudbreak Business Combination and the UpHealth Business Combination Agreement.

For more information about the amendments to our Charter, see the sections entitled “Proposal No. 4—The Charter Approval Proposal” and “Proposal No. 7—Election of Directors Proposal.”

Background of the Cloudbreak Business Combination

The terms of the Cloudbreak Business Combination are the result of negotiations among the representatives of GigCapital2 and Cloudbreak. The following is a brief description of the background of these negotiations and the resulting Cloudbreak Business Combination.

GigCapital2 is a blank check company incorporated in Delaware on March 6, 2019, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We have sought to capitalize on the substantial deal sourcing, investing and operating expertise of our management team to identify and combine with a business with high growth potential in the United States or internationally.

On June 10, 2019, we completed our IPO of 15,000,000 units at a price of $10.00 per unit generating gross proceeds of $150,000,000 before underwriting discounts and expenses. Each unit consists of one share of the

Common Stock, one warrant to purchase one share of Common Stock, and one right to receive one-twentieth (1/20) of one share of Common Stock upon the completion of an initial business combination. Each Public Warrant will become exercisable 30 days after the Closing and entitle the holder thereof to purchase one share of Common Stock at a price of $11.50 per share. On June 13, 2019, the Company consummated the closing of the sale of 2,250,000 additional units upon receiving notice of the underwriters’ election to partially exercise their over-allotment option, generating additional gross proceeds of approximately $22,500,000.

On June 5, 2019, the Founders purchased from us an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of our IPO. On June 13, 2019, the Founders also purchased from us an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option. Additionally, On June 5, 2019, one of our underwriters, Northland Securities, Inc., purchased 100,000 Private Underwriter Shares at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. Northland also purchased from us an additional 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option.

Upon the closing of the IPO, the over-allotment and the private placement, approximately $175,000,000 ($10.00 per Unit) of the net proceeds of the sale of the public units in the initial public offering and the Private Underwriter Shares and the Private Placement Units in the private placements was placed in the Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The proceeds held in the Trust Account were invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of a business combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete a business combination within 18 months from the closing of the IPO or to provide for redemption in connection with a business combination and (iii) the redemption of our public shares if we are unable to complete a business combination within the required time period, subject to applicable law.

Prior to the consummation of our IPO, the Sponsor purchased 2,378,125 Founder Shares (after various adjustments) for an aggregate purchase price of $23,781.25, or approximately $0.01 per share.

Our certificate of incorporation originally provided that we had 18 months from the closing of the GigCapital2’s IPO, or until December 10, 2020, to complete an initial business combination. On November 2, 2020, we filed with the SEC and mailed to our stockholders a definitive proxy statement with notice of our 2020 annual meeting at which our stockholders considered Extension Amendment No.1 to our certificate of incorporation to extend the date that we have to consummate an initial business combination from December 10, 2020 to March 10, 2021. Following the approval of Extension Amendment No.1, we had approximately $168.4 million remaining in the Trust Account. On March 10, 2021, our stockholders approved Extension Amendment No. 2 to our certificate of incorporation to extend the date that we have to consummate an initial business combination from March 10, 2021 to June 10, 2021. Following the approval of Extension Amendment No. 2, we had approximately $149.6 million remaining in the Trust Account.

Prior to the consummation of our IPO, neither GigCapital2, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with GigCapital2.

As discussed in “Proposal No. 1—Approval of the UpHealth Business Combination—Background of the UpHealth Business Combination”, after our IPO, our officers and directors commenced an active search for prospective businesses or assets to acquire in our initial business combination. Representatives of GigCapital2 were contacted by, and representatives of GigCapital2 contacted, numerous individuals, financial advisors, business owners and other entities who offered to present ideas for business combination opportunities. Our officers and directors and their affiliates actively searched for and brought business combination targets to our attention. During this search process, GigCapital2 reviewed more than 200 acquisition opportunities and entered into discussions with more than 20 potential target businesses or their representatives pursuant to signed nondisclosure agreements. Such non-disclosure agreements contained customary terms for a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Further, such non-disclosure agreements did not contain any standstill or “don’t ask, don’t waive” provisions. In addition to UpHealth and Cloudbreak, we delivered or received draft term sheets or preliminary proposals for us to acquire potential targets, some at a high level early in discussions, to or from 15 other prospective targets, for which 13 of those targets we sent a signed term sheet, and 5 of those were counter-signed by the targets, including Bolder Industries which we publicly announced. We were not subject to an exclusivity provision in any of these 5 fully-executed term sheets prohibiting us from negotiating or entering into agreements to acquire UpHealth and Cloudbreak.

The decision not to pursue the alternative acquisition targets was generally the result of one or more of (i) our determination that these businesses did not represent an attractive target due to a combination of business prospects, strategy, management teams, structure, valuation or ability to execute or (ii) our decision to pursue the Business Combinations with UpHealth and Cloudbreak.

See “Proposal No. 1—Approval of the UpHealth Business Combination—Background of the UpHealth Business Combination” for a chronology of the background to the UpHealth Business Combination, including how GigCapital2 was introduced to Cloudbreak.

On October 31, 2020, Dr. Chirinjeev Kathuria introduced the Chief Executive Officer of Cloudbreak, Jamey Edwards, to Dr. Avi Katz, and Dr. Katz and Mr. Edwards proceeded to speak about the inclusion of Cloudbreak in the proposed transaction between UpHealth and GigCapital2.

On November 2, 2020, Dr. Katz, Mr. Edwards, a representative of the majority stockholder of Cloudbreak, and representatives of DLA Piper and Sidley met to further discuss the inclusion of Cloudbreak in the proposed transaction between UpHealth and GigCapital2. During this meeting, the parties discussed the possibility of GigCapital2 entering into a direct acquisition agreement with Cloudbreak, rather than UpHealth acquiring Cloudbreak, as UpHealth and Cloudbreak had discussed and agreed to when those two companies entered into a term sheet on October 15, 2020.

Between November 3 and 7, 2020, Dr. Katz, Mr. Edwards and a representative of the majority stockholder of Cloudbreak engaged in discussions regarding revisions to the terms previously agreed to between UpHealth and Cloudbreak in the October 15, 2020 term sheet that would enable GigCapital2 to directly acquire Cloudbreak, rather than UpHealth acquiring Cloudbreak.

Beginning on November 4, 2020, representatives of GigCapital2 and DLA began to engage in an in-depth diligence review of Cloudbreak.

On November 16, 2020, a representative of DLA Piper sent to a representative of Sidley, an initial draft of the Cloudbreak Business Combination Agreement. The draft reflected a pre-money equity valuation for Cloudbreak of $110 million. In addition, the draft included a provision whereby certain Significant Uphealth Stockholders would agree to subject certain of their shares to an escrow as a security to guaranty Cloudbreak shareholders a pre-money equity value of $150 million upon the 18 month anniversary of the Closing, based upon the post-closing share price of the combined public company shares. See “Proposal No. 2—Approval of the Cloudbreak Business Combination—Representations, Warranties and Covenants” for a discussion of the escrow arrangement with the Significant Uphealth Stockholders.

Between November 16, 2020 and the signing of the Cloudbreak Business Combination Agreement on November 20, 2020, DLA Piper and Sidley, on behalf of their respective clients, continued to negotiate and draft the Cloudbreak Business Combination Agreement and the Related Agreements pertaining to the Cloudbreak Business Combination. During this period, as discussed in “Proposal No. 1—Approval of the UpHealth Business Combination—Background of the UpHealth Business Combination”, DLA Piper and Husch Blackwell separately negotiated and drafted the UpHealth Business Combination Agreement.

On November 20, 2020, representatives of Sidley and DLA Piper finished up the drafting the Cloudbreak Business Combination Agreement and the Related Agreements pertaining to the Cloudbreak Business Combination.

Also on November 20, 2020, the GigCapital2 Board convened a remote special meeting by videoconference. Representatives of DLA Piper attended the meeting to review the terms of the Cloudbreak Business Combination Agreement (as well as the UpHealth Business Combination Agreement) and the Related Agreements pertaining to the Cloudbreak Business Combination. Drs. Katz and Dinu reported on matters relating to the proposed Business Combinations, and discussion ensued regarding the proposed pre-money valuation of both UpHealth and Cloudbreak equity, including a consideration of the diligence conducted on Cloudbreak, financial projections for the combined company of UpHealth and Cloudbreak, as well as individual financial projections for the various companies, including the companies being acquired by UpHealth, and a set of publicly available comparable company financial and valuation benchmarking data that was provided by UpHealth’s financial advisor, Needham, to UpHealth, and from UpHealth, to the management of Gigcapital2. Following this discussion, the GigCapital2 Board unanimously approved the Cloudbreak Business Combination (as well as the UpHealth Business Combination Agreement).

Also on November 20, 2020, the Cloudbreak board of directors approved the Cloudbreak Business Combination Agreement. Following the respective approvals by the boards of directors GigCapital2 and Cloudbreak, on that same day, the parties executed the Cloudbreak Business Combination Agreement and the Related Agreements that required execution at such time. GigCapital2 and UpHealth also executed the UpHealth Business Combination Agreement on November 20, 2020.

Before the market open on November 23, 2020, the parties announced both the UpHealth Business Combination and the Cloudbreak Business Combination, together with the execution of the UpHealth Business Combination Agreement and Cloudbreak Business Combination Agreement.

GigCapital2 Board’s Reasons for the Approval of the Cloudbreak Business Combination

The GigCapital2 Board considered a wide variety of factors in connection with its evaluation of the Cloudbreak Business Combination. In light of the complexity of those factors, the GigCapital2 Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The GigCapital2 Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the GigCapital2 Board may have given different weight to different factors. This explanation of the reasons for the GigCapital2 Board’s approval of the Business Combinations, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the GigCapital2 Board reviewed the results of the due diligence conducted by GigCapital2’s management and GigCapital2’s advisors. GigCapital2’ management, including its directors and advisors, has many years of experience in both operational management and investment and financial management and analysis and, in the opinion of the GigCapital2 Board, was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of GigCapital2’s executive officers and directors is included in the section entitled “Information About the Company Prior to the Business Combination—Management”. The due diligence which was conducted included:

•	meetings and calls with the management teams, advisors and Cloudbreak regarding operations and forecasts;

•	meetings and calls with Cloudbreak’s customers, suppliers and industry partners;

•	research on comparable public companies;

•	review of material contracts;

•	review of intellectual property matters;

•	review of financial, tax, legal, insurance and accounting due diligence;

•	consultation with legal and financial advisors and industry experts;

•	financial and valuation analysis of Cloudbreak and the Cloudbreak Business Combination; and

•	the financial statements of Cloudbreak.

In the prospectus for our IPO, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. The GigCapital2 Board considered each of the factors identified in the IPO prospectus in its evaluation of Cloudbreak. Furthermore, in light of the due diligence conducted of Cloudbreak, and the evaluation of the following factors with regard to them collectively, the GigCapital2 Board’s decision to pursue a Business Combination with Cloudbreak resulted in the Board deciding not to forego the Cloudbreak Business Combination and instead continue to look for an alternative acquisition target.

•	Target TMT companies that are at the forefront of high technology and are enabling the future evolution of intelligent systems and solutions.

•	Focus on TMT companies positioned to benefit from a public listing and greater access to capital.

•	Emphasis on companies that can benefit from a public listing and greater access to capital.

•	Businesses with a catalyst for significantly improved financial performance.

•	Market-leading participant with experienced and motivated management teams that may benefit from enhanced leadership and governance.

•	Middle-market businesses.

•

Prioritize entities with a well-performing management team and exceptional leadership talent that wishes to continue to drive the company to growth, and is coachable and eager to extend their knowledge and savvy through an interactive, and hands-on and supportive board of directors.

Based upon our due diligence, we believe that Cloudbreak satisfied this criteria.

In approving the Cloudbreak Business Combination, the GigCapital2 Board determined not to obtain a fairness opinion. The officers and directors of GigCapital2 have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Cloudbreak Business Combination.

The factors considered by the GigCapital2 Board include, but are not limited to, those set forth above as well as the following, several of which are based upon our due diligence:

Large Addressable Market. New UpHealth, of which Cloudbreak will become a part, will present an integrated global healthcare platform that addresses massive markets and critical needs.

Growth Prospects. New UpHealth, of which Cloudbreak will become a part, has proven solutions with significant contracted growth across U.S. and international markets, and the combination of the various companies into one allows for opportunities to drive additional organic and synergistic growth.

Experienced and Proven Management Team. The executive team of Cloudbreak has demonstrated operational, financial and technical expertise, and this senior management team intends to remain with New UpHealth following the Closing in the capacity of members of its senior manager team, which will provide helpful continuity in advancing New UpHealth’s strategic and growth goals.

Lock-Up. The Chief Executive Officer of Cloudbreak has agreed to be subject to a twelve-month lock-up in respect of his shares of GigCapital2 Common Stock (subject to certain customary exceptions).

Due Diligence. Due diligence examinations of Cloudbreak and discussions with its management.

Other Alternatives. The GigCapital2 Board believes, after a thorough review of other business combination opportunities reasonably available to GigCapital2, that the proposed Cloudbreak Business Combination, together with the UpHealth Business Combination, represents the best potential business combination for GigCapital2 and the most attractive opportunity for GigCapital2 based upon the process utilized to evaluate and assess other potential acquisition targets, and the GigCapital2 Board’s belief that such process has not presented a better alternative.

Negotiated Transaction. The financial and other terms of the Cloudbreak Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between GigCapital2 and Cloudbreak.

In the course of its deliberations, the GigCapital2 Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Cloudbreak Business Combination, including the following:

•

Integration Risk. The risk that Cloudbreak, in being part of the integration of 6 separate early-stage companies, would not be part of a successful integration, and the risk that the combined company, therefore, may not be able to execute on its business plan.

•	Macroeconomic Risk. The risk of macroeconomic uncertainty and the effects it could have on Cloudbreak’s revenues.

•	Future Growth Risk. The risk that future growth of Cloudbreak is dependent upon participants in and utilizing the healthcare system becoming comfortable with digital healthcare services.

•	Cost Assumption Risk. The risk that Cloudbreak may not be able to achieve current cost assumptions.

•	Competitive Risk. The risk that Cloudbreak operates in a highly competitive and rapidly evolving industry.

•	Public Company Risk. The risks that are associated with being a publicly traded company that is in its early, developmental stage.

•	Benefits May Not Be Achieved Risk. The risk that the potential benefits of the Cloudbreak Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•

Redemption Risk. The risk that a significant number of GigCapital2 stockholders elect to redeem their shares prior to the consummation of the Cloudbreak Business Combination and pursuant to GigCapital2’s existing amended and restated certificate of incorporation, which would potentially make the Cloudbreak Business Combination more difficult to complete or reduce the amount of cash available to the combined company to accelerate its business plan following the Closing.

•	Stockholder Vote Risk. The risk that GigCapital2’s stockholders may fail to provide the votes necessary to effect the Cloudbreak Business Combination.

•

Litigation Risk. The risk of the possibility of litigation challenging the Cloudbreak Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combinations.

•	Closing Conditions Risk. The risk that completion of the Cloudbreak Business Combination is conditioned on the satisfaction of certain closing conditions that are not within GigCapital2’s control.

•	No Third-Party Valuation Risk. The risk that GigCapital2 did not obtain a third-party valuation or fairness opinion in connection with the Cloudbreak Business Combination.

•	GigCapital2 Stockholders Receiving a Minority Positions Risk. The risk that GigCapital2 stockholders will hold a minority position in the combined company.

•

Fees, Expenses and Time Risk. The risk of incurring significant fees and expenses associated with completing the Cloudbreak Business Combination and the substantial time and effort of management required to complete the Cloudbreak Business Combination.

•	Other Risks Factors. Various other risk factors associated with Cloudbreak’s business, as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the GigCapital2 Board also considered that some officers and directors of GigCapital2 may have interests in the Cloudbreak Business Combination as individuals that are in addition to, and that may be different from, the interests of GigCapital2’s stockholders. GigCapital2’s independent directors reviewed and considered these interests during the negotiation of the Cloudbreak Business Combination and in evaluating and unanimously approving, as members of the GigCapital2 Board, the Cloudbreak Business Combination Agreement and the Cloudbreak Business Combination. For more information, see the section entitled “—Interests of Certain Persons in the Cloudbreak Business Combination.”

The GigCapital2 Board concluded that the potential benefits that it expects GigCapital2 and its stockholders to achieve as a result of the Cloudbreak Business Combination outweigh the potentially negative factors associated with the Cloudbreak Business Combination. Accordingly, the GigCapital2 Board, based on its consideration of the specific factors listed above, unanimously (a) determined that the Cloudbreak Business Combination, the Merger, the other transactions contemplated by the Business Combination Agreement, are just and equitable and fair as to the Company and its stockholders, and that it is advisable and in the best interests of the Company and its stockholders of the Company to adopt and approve these agreements and transactions, (b) approved, adopted and declared advisable the Business Combination Agreement and the agreements and transactions contemplated thereby and (c) recommended that the stockholders of the Company approve each of the Proposals.

The above discussion of the material factors considered by the GigCapital2 Board is not intended to be exhaustive but does set forth the principal factors considered by the GigCapital2 Board.

Unaudited Prospective Financial Information

See “Proposal No. 1—Approval of the UpHealth Business Combination—Unaudited Prospective Financial Information” for a discussion of the internally prepared forecasts from UpHealth regarding the New UpHealth business. GigCapital2 management reviewed and as a result of its due diligence investigation, discussed with UpHealth, which revised the forecasts for presentation to the GigCapital2 Board as part of the GigCapital2 Board’s review and subsequent approval of the UpHealth Business Combination. The revisions made by UpHealth to the pro forma forecast for New UpHealth pertained to reductions in projected revenues and EBITDA for certain of the companies acquired by, or being acquired by, UpHealth. UpHealth and GigCapital2 do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future performance, revenue, financial condition or other results. However, in connection with the proposed Cloudbreak Business Combination, management of GigCapital2 used the financial projections set forth below to present key elements of the forecasts provided to GigCapital2. The forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that GigCapital2, Cloudbreak, UpHealth, the companies acquired by it or being acquired by it, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Cloudbreak Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Cloudbreak Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Cloudbreak’s business, all of which are difficult to predict and many of which are beyond Cloudbreak’s and GigCapital2’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Cloudbreak’s and GigCapital2’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Cloudbreak’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Cloudbreak’s independent registered accounting firm, GigCapital2’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their accuracy or achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to GigCapital2 and the GigCapital2 Board in connection with their review of the proposed Cloudbreak Business Combination.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR UPHEALTH, GIGCAPITAL2 UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Cloudbreak and GigCapital2 management. Hall & Company Certified Public Accountants and Consultants, Inc., Cloudbreak’s independent auditor, and BPM LLP, GigCapital2’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The audit report included in this proxy statement/prospectus relates to historical financial information of Cloudbreak. It does not extend to the projections and should not be read as if it does.

The key elements of the pro forma projections for New UpHealth following the Business Combinations provided to GigCapital2 on November 19, 2020 (which were the projections as revised by UpHealth management and were the only pro forma projections provided to the GigCapital2 Board as the GigCapital2 Board did not consider separate projections for Cloudbreak on a standalone basis) in connection with the evaluation of the Business Combinations by the GigCapital2 Board are summarized below:

New UpHealth Key Financials

	2020	2021	2022
($ in million, unless otherwise noted)
Revenue	$115	$194	$346
Revenue Growth	(3.6)%	69.3%	78.4%
EBITDA	$13	$24	$69
EBITDA Margin	11.6%	12.4%	19.9%

Source: UpHealth’s Management Projections

Comparable Company Analysis

GigCapital2’s management primarily relied upon a public company comparables analysis to assess the value that the public markets would likely ascribe to New UpHealth following the Business Combinations with GigCapital2 and this analysis was presented to the Board. The relative valuation analysis was based on publicly-traded companies in the digital health sectors, and included companies in these sectors that recently become public, as these were determined to be most comparable. The comparable public companies the GigCapital2 Board reviewed within these sectors are set forth in the table below. These companies were selected by GigCapital2 based upon discussions with UpHealth and Cloudbreak, and UpHealth’s financial advisor, Needham. However, the GigCapital2 Board realized that no company was identical in nature to UpHealth.

The GigCapital2 Board reviewed, among other things, information for benchmarking of similar companies and information for comparable companies regarding estimated enterprise value multiples, projected revenue growth for 2021 over 2020 and EBITDA margins for 2021.

The key elements for benchmarking of similar companies, based on an analysis as of November 20, 2020, are summarized in the table below:

Notes:

Sources: Company filings, Bloomberg estimates as of market close on November 20, 2020

(1)	Forecasts based on company estimates in S-4 filings
(2)	Gray bar denotes pending SPAC transaction
(3)	The UpHealth financial information presented is unaudited, includes non-GAAP financial measures and reflects the pro-forma combination of the individual business entities.

Notes:

Sources: Company filings, Bloomberg estimates and values as of market close on November 20, 2020

(1)	Gray bar denotes pending SPAC transaction
(2)	The UpHealth financial information presented is unaudited, includes non-GAAP financial measures and reflects the pro-forma combination of the individual business entities.

The multiples for the selected comparable companies, based on analysis as of November 20, 2020, are summarized in the table below:

The implied total enterprise value as a multiple of estimated 2021 revenues of the digital health companies in the first table above based upon a median estimated calendar year 2021 multiple is 12.0x. New UpHealth’s estimated 2021 revenue multiple of total enterprise value of 6.9x is discounted 42% to this comparable set of publicly traded companies.

Based on the review of these selected comparable publicly traded companies, the GigCapital2 Board concluded that New UpHealth’s pro forma implied total enterprise value as a multiple of its estimated 2021 revenue was below the total enterprise value as a multiple of the estimated 2021 revenues of similar benchmarks of such companies. This analysis supported the GigCapital2 Board’s determination, based on a number of factors, that the terms of the Business Combinations were fair to and in the best interests of GigCapital2 and its stockholders.

Satisfaction of 80% Test

It is a requirement under our existing amended and restated certificate of incorporation and the NYSE listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. On November 19, 2020, there was approximately $174.2 million in the Trust Account, and 80% of that amount was therefore approximately $139.4 million. The fair market value of the target or targets had to be determined by the GigCapital2 Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, our management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although GigCapital2 was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, GigCapital2 determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act. Furthermore, and for the reasons discussed above, GigCapital2 has determined that the combined fair market value of UpHealth and Cloudbreak exceeds $139.6 million, and therefore, that the requirement that the business or assets in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account has been satisfied.

Interests of Certain Persons in the Cloudbreak Business Combination

In considering the recommendation of the GigCapital2 Board to vote in favor of the Cloudbreak Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and certain of our directors and officers have interests in the Cloudbreak Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Cloudbreak Business Combination, and in recommending to stockholders that they approve the Cloudbreak Business Combination. Stockholders should take these interests into account in deciding whether to approve the Cloudbreak Business Combination. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser amount per public share as is in the Trust Account on the liquidation date, by the claims of (a) any third party (other than our independent public accountants) for services rendered or products sold to us or (b) a prospective target business with which we have entered into a letter of intent, confidentiality or other similar agreement or Cloudbreak Business Combination agreement, but only if such a third party or target business has not executed a waiver of all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Cloudbreak Business Combination;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public share on the NYSE on         , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public unit on the NYSE on         , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the Cloudbreak Business Combination, our Sponsor, directors, officers, advisors or any of their respective affiliates may privately negotiate transactions to purchase public shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Cloudbreak Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of public shares our Sponsor, directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. However, our Sponsor, directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase public shares or public warrants in such transactions. None of our Sponsor, directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such stockholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser.

In the event that our Sponsor, directors, officers, advisors or any of their respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares.

The purpose of any such purchases of public shares could be to (a) vote such shares in favor of the Cloudbreak Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Cloudbreak Business Combination or (b) to satisfy a closing condition in the Cloudbreak Business Combination Agreement, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding. Any such purchases of our public shares or public warrants may result in the completion of the Cloudbreak Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Common Stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our Sponsor, officers, directors, advisors or any of their respective affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders (in the case of shares of Common Stock) following our mailing of proxy materials in connection with the Cloudbreak Business Combination. To the extent that our Sponsor, officers, directors, advisors or any of their respective affiliates enter into a privately negotiated purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination, whether or not such stockholder has already submitted a proxy with respect to the Cloudbreak Business Combination but only if such shares have not already been voted at the stockholder meeting related to the Cloudbreak Business Combination. Our Sponsor, officers, directors, advisors or any of their respective affiliates will select which stockholders to purchase shares from based on the negotiated price and number of shares and any other factors that they may deem relevant, and will only purchase public shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors, advisors and any of their respective affiliates will not make purchases of Common Stock if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Total Company Shares to Be Issued in the Cloudbreak Business Combination

We anticipate that, upon completion of the Cloudbreak Business Combination, the ownership of New UpHealth, including that of the former Cloudbreak equity holders, will be as follows:

•	the former Cloudbreak equity holders will own 9,021,209 shares of our Common Stock, representing a 7.11% interest;

•	the former UpHealth equity holders will own 94,200,198 shares of our Common Stock, representing a 74.22% interest;

•	the public stockholders (not including any Initial Stockholders that own public shares) will own 18,679,815 shares of our Common Stock, representing a 14.72% interest; and

•	the Initial Stockholders will own 5,023,376 shares of our Common Stock, representing a 3.96% interest.

The number of shares and the interests set forth above assume that (a) no public stockholders elect to have their public shares redeemed, (b) 9,021,209 shares of Common Stock are issued to the former Cloudbreak equity holders in the Cloudbreak Business Combination, (c) 94,200,198 shares of Common Stock are issued to the former UpHealth equity holders in the UpHealth Business Combination, (d) all pre-merger Cloudbreak options have vested and been exercised prior to the merger (however, for a discussion of the actual adjustment provisions applicable to the Cloudbreak Options, see “Proposal No. 2—Approval of the Cloudbreak Business Combination—The Cloudbreak Business Combination Agreement—Conversion of Securities”), (e) none of GigCapital2’s Initial Stockholders or the former Cloudbreak equity holders purchase shares of Common Stock in the open market and (f) there are no other issuances of equity interests of Cloudbreak. As a result of the Cloudbreak Business Combination, the economic and voting interests of our public stockholders will decrease.

The ownership percentages with respect to New Cloudbreak set forth above do not take into account warrants to purchase Common Stock that will remain outstanding immediately following the Cloudbreak Business Combination, but do include the Founder Shares, which will convert into Common Stock upon an initial business combination. If the facts are different than these assumptions, the percentage ownership retained by GigCapital2’s existing stockholders in Cloudbreak following the Cloudbreak Business Combination will be different. For example, if we assume that all outstanding 17,250,000 public warrants and 567,500 Private Placement Warrants were exercisable and exercised following completion of the Cloudbreak Business Combination, then the ownership of Cloudbreak would be as follows:

•	the former Cloudbreak equity holders will own 9,021,209 shares of our Common Stock, representing a 6.23% interest;

•	the public stockholders (not including any Initial Stockholders that own public shares) will own 35,929,815 shares of our Common Stock, representing a 24.82% interest;

•	the Initial Stockholders will own 5,590,876 shares of our Common Stock, representing an 3.86% interest.

The public warrants and private placement warrants will become exercisable 30 days after the completion of an initial business combination and will expire five years after the completion of an initial business combination or earlier upon their redemption or liquidation.

You should read “Summary of the Proxy Statement/Prospectus—Ownership of Cloudbreak After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Redemption Rights

Pursuant to our current certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate of incorporation. As of January 31, 2021, the estimated per share redemption price would have been approximately $10.10. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Common Stock for cash and will no longer own shares of the post-combination company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein.

Each redemption of shares of Common Stock by our public stockholders will reduce the amount in the Trust Account. The Cloudbreak Business Combination Agreement provides that that our obligation to consummate the Cloudbreak Business Combination is conditioned on the amount of cash or cash equivalents that we have from any source be no less than an aggregate amount of $150,000,000. This condition to closing in the Cloudbreak Business Combination Agreement is for the sole benefit of the parties thereto and may be waived by Cloudbreak. If, as a result of redemptions of Common Stock by our public stockholders, this condition is not met (or waived), then we or Cloudbreak (as applicable) may elect not to consummate the Cloudbreak Business Combination. Furthermore, under the terms of the Convertible Note Subscription Agreements, a condition to the closing of the transactions contemplated by those agreements is that at least $50,000,000 of the $150,000,000 is from the Trust Account. In addition, in no event will we redeem shares of our Common Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules). Holders of our outstanding public warrants do not have redemption rights in connection with the Cloudbreak Business Combination. Please see the section entitled “Special Meeting of Company Stockholders - Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to our stockholders or to members of Cloudbreak in connection with the Cloudbreak Business Combination.

Accounting Treatment

The Cloudbreak Business Combination will be accounted for as an acquisition in accordance with Accounting Standards Codification Topic 805, with the Company treated as the legal and accounting acquiror.

Name; Headquarters

The name of the post-combination company after the Cloudbreak Business Combination will be UpHealth, Inc. and our headquarters will be located at Delray Beach, Florida.

Certain U.S. Federal Income Tax Considerations

For a discussion of certain U.S. federal income tax considerations, see “Proposal No. 1—Certain U.S. Federal Income Tax Considerations.”

Regulatory Matters

Neither GigCapital2 nor Cloudbreak is aware of any material regulatory approvals or actions that are required for completion of the Cloudbreak Business Combination other than as required under the HSR Act. The parties have filed a premerger notification under the HSR Act, and all waiting periods related to the notification have expired or been granted early termination. It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Vote Required for Approval

The Cloudbreak Business Combination is conditioned on the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Approval Proposal, the Incentive Plan Proposal and the Election of Directors Proposal are approved at the Special Meeting. The proposals in this proxy statement/prospectus (other than the Adjournment Proposal) are conditioned on the approval of the Cloudbreak Business Combination Proposal.

This Cloudbreak Business Combination Proposal (and consequently, the Cloudbreak Business Combination Agreement and the transactions contemplated thereby, including the Cloudbreak Business Combination) will be adopted and approved only if at least a majority of the votes cast at the Special Meeting vote “FOR” the Cloudbreak Business Combination Proposal. A stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the Cloudbreak Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Cloudbreak Business Combination Proposal.

Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the Cloudbreak Business Combination Proposal. As of the record date, our Initial Stockholders own approximately 23% of our issued and outstanding shares of Common Stock.

Recommendation of the GigCapital2 Board

OUR BOARD OF DIRECTORS RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE CLOUDBREAK BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “- Interests of Certain Persons in the Transactions” for a further discussion.

PROPOSAL NO. 3—THE NYSE STOCK ISSUANCE PROPOSAL

Overview

Assuming each of the UpHealth Business Combination Proposal and Cloudbreak Business Combination Proposal are approved, we are asking our stockholders to approve, for purposes of complying with applicable listing rules of the NYSE, the issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combinations, including the issuances described below.

Issuance of Common Stock to UpHealth and Cloudbreak equity holders under Business Combination Agreements

Subject to the terms and conditions the Business Combination Agreements, GigCapital2 has agreed to pay (i) UpHealth equity holders aggregate consideration consisting of 99,000,000 shares of Common Stock, including any shares issuable in respect of vested equity awards of UpHealth and (ii) Cloudbreak equity holders aggregate consideration consisting of 11,000,000 shares of Common Stock, including any shares issuable in respect of vested equity awards of Cloudbreak. Upon the Closing, the former UpHealth equity holders are expected to hold, in the aggregate, approximately 73.0% of the issued and outstanding shares of Common Stock. Upon the Closing, the former Cloudbreak equity holders are expected to hold, in the aggregate, approximately 8.1% of the issued and outstanding shares of Common Stock.

Issuance of Common Stock to PIPE Investors

On January 20, 2021, the Company entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the Company agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 3,000,000 shares of Common Stock at $10.00 per share to the PIPE Investor for an aggregate purchase price of $30,000,000.

Issuance of Common Stock to Convertible Note Investors

On January 20, 2021, the Company entered into the Convertible Note Subscription Agreements with the Convertible Note Investors, pursuant to which, among other things, the Company agreed to issue and sell to the Convertible Note Investors, in private placements to close immediately prior to Closing, the Convertible Notes for an aggregate purchase price of $255,000,000. The Convertible Notes are convertible into 22,173,913 shares of Common Stock at a conversion price of $11.50.

The issuance of more than 20% of the Company’s outstanding Common Stock in connection with the Business Combinations, the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, including up to 110,000,000 shares of Common Stock to UpHealth and Cloudbreak equity holders, 3,000,000 shares of Common Stock to the PIPE Investor and 22,173,913 shares of our Common Stock upon conversion of the Convertible Notes.

Why the Company Needs Stockholder Approval

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of Common Stock in any transaction or series of related transactions if: (1) the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock, or (2) the number of shares of Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock.

As described above, upon the consummation of the Business Combinations and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements, we

expect to issue (1) up to 110,000,000 shares of our Common Stock to UpHealth and Cloudbreak equity holders in accordance with the terms and subject to the conditions of the Business Combination Agreement, (2) 3,000,000 shares of our Common Stock to the PIPE Investors, in accordance with the terms and subject to the conditions of the PIPE Subscription Agreements and (3) 22,173,913 of our Common Stock upon conversion of the Convertible Notes, in accordance with the terms and subject to the conditions of the Convertible Note Subscription Agreements and the Indenture. Accordingly, the aggregate number of shares of our Common Stock that we will issue in connection with the Business Combination and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements will exceed 20% of both the voting power and the number of shares of Common Stock outstanding before such issuance, and for this reason, we are seeking the approval of our stockholders for the issuance of shares of our Common Stock pursuant to the Business Combination Agreements, the PIPE Investment and the Convertible Note Investment.

Moreover, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. The issuances of shares of Common Stock described above could result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

In the event that this proposal is not approved by Company stockholders, the Business Combinations and the transactions contemplated by the PIPE Subscription Agreements and the Convertible Note Subscription Agreements cannot be consummated. In the event that this proposal is approved by Company stockholders, but the Business Combination Agreements are terminated (without the Business Combinations being consummated) prior to the issuance of shares of our Common Stock pursuant to the Business Combination Agreements, such shares of Common Stock will not be issued.

Vote Required for Approval

The approval of the NYSE Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, under Delaware law, a Company stockholder’s failure to vote, as well as an abstention and broker non-vote, will have no effect on the NYSE Stock Issuance Proposal. For purposes of NYSE rules, however, abstentions are treated as “votes cast” and will be counted as votes “AGAINST” this proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established.

Our Initial Stockholders have agreed to vote their shares of Common Stock “FOR” the NYSE Stock Issuance Proposal. As of the record date, our Initial Stockholders own approximately 23% of our issued and outstanding shares of Common Stock.

This Proposal No. 3 is conditioned upon the approval of the UpHealth Business Combination Proposal. If the UpHealth Business Combination Proposal is not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NYSE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Interests of Certain Persons in the Transactions” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—Interests of Certain Persons in the Transactions” for a further discussion.

PROPOSAL NO. 4—CLASSIFICATION OF THE BOARD OF DIRECTORS PROPOSAL

Overview

Assuming the Business Combination Proposals are approved, our stockholders are also being asked to approve the classification of the Board. Our current amended and restated certificate of incorporation does not currently contemplate classification of directors.

In connection with the Business Combinations, our Board will be reconstituted and initially comprised of nine directors who will be voted upon by the stockholders at the special meeting. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms; provided that the term of the initial Class I Directors shall expire at the annual meeting of the stockholders of the Company held in 2022, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of the Company held in 2023 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of the Company held in 2024.

Furthermore, any vacancies which occur during the year may be filled by the Board to serve for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Reasons for the Amendments

The classification of directors is intended to encourage experience and leadership stability on the Board of the post-combination company. The Board believes that providing for a classified board of directors will assure desirable continuity in leadership and policy following the Business Combinations.

Comparison of Current Amended and Restated Certificate of Incorporation to Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the change proposed to be made between our current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C. All stockholders are encouraged to read the proposed second amended and restated certificate of incorporation in its entirety for a more complete description of its terms. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated certificate of incorporation, as applicable.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
ARTICLE V	There is no applicable language in the current amended and restated certificate of incorporation.	Section 5.2(b) shall be revised and restated in its entirety as follows:

Section 5.2(b). Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
classification) becomes effective in accordance with the DGCL.

The current certificate of incorporation provides as follows:	Section 5.2(c) shall be revised and restated in its entirety as follows:

Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Section 5.2(c). Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 currently states that any director may be removed from office at any time, with or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of GigCapital2 entitled to vote generally in the election of directors, voting together as a single class.	Section 5.4 shall be amended to allow for removal of a director only for cause.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 4. Abstentions or the failure to vote on Proposal No. 4 will have the same effect as a vote “AGAINST” Proposal No. 4.

This Proposal No. 4 is conditioned upon the approval and completion of the UpHealth Business Combination Proposal. If the UpHealth Business Combination Proposal is not approved, this Proposal No. 4 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5A—APPROVAL OF ADDITIONAL AMENDMENTS TO CURRENT CERTIFICATE OF INCORPORATION IN CONNECTION WITH THE BUSINESS COMBINATIONS PROPOSAL

Overview

Assuming the Business Combination Proposals are approved, our stockholders are also being asked to approve certain amendments to our current amended and restated certificate of incorporation, which are, in the judgment of our Board, necessary to adequately address the needs of the post-combination company.

The additional amendments effect the following:

•	change the post-combination company’s name to UpHealth, Inc.;

•

delete the second sentence in Article II and delete the prior provisions under, and references to, Article IX (Business Combination Requirements; Existence) of the amended and restated certificate of incorporation;

•	Amend certain terms in Article X (Corporate Opportunities) with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities; and

•

Amend the exclusive forum provision in our current amended and restated certificate of incorporation to provide that U.S. federal district courts are the sole and exclusive forum for claims arising under the Securities Act (these amendments are separately addressed under Proposal No. 5B—Amendment to Exclusive Forum Provision).

Reasons for the Amendments

These additional amendments to the amended and restated certificate of incorporation of the post-combination company and the reasons for each of them are:

•

Amending Article I to change the post-combination company’s name to “UpHealth, Inc.” Currently, the Company’s name is GigCapital2, Inc. The Board believes the name of the post-combination company should more closely align with the name of the existing operating business of New UpHealth and therefore has proposed the name change.

•	Amending Article II to delete the provision regarding the Company’s powers to consummate a business combination.

•	Amending Articles IV and XI to delete references to Article IX, which will be deleted in its entirety, as more fully described below.

•

Deleting Article IX to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following the consummation of the Business Combinations. For example, these proposed amendments remove the requirement to dissolve the Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combinations. Perpetual existence is the usual period of existence for corporations, and the Board believes it is the most appropriate period for the post-combination company following the Business Combinations. In addition, certain provisions in Article IX of our Charter require that proceeds from the Company’s IPO be held in the Trust Account until a business combination or liquidation of the Company has occurred. These provisions would restrict our ability to pursue the Business Combinations with UpHealth and Cloudbreak, among other things.

•

Revising Article X regarding corporate opportunities to add certain terms with respect to certain non-employee directors of the combined company pursuing outside business activities and corporate opportunities, as certain of our non-employee directors may serve as directors of multiple companies in the same or similar lines of business as the combined company.

•

Amending Article XI regarding the exclusive forum provision for certain lawsuits to clarify that for any action arising under the Securities Act, the U.S. federal district courts will have exclusive jurisdiction (see Proposal No. 5B—Amendment to Exclusive Forum Provision).

Comparison of Current Amended and Restated Certificate of Incorporation to Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the changes proposed to be made between our current amended and restated certificate of incorporation and our proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation, as applicable.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
ARTICLE I	The current amended and restated certificate of incorporation provides as follows:	Article I shall be revised and restated in its entirety as follows:

	ARTICLE I NAME	ARTICLE I NAME

	The name of the corporation is GigCapital2, Inc. (the “Corporation”).	The name of the corporation is UpHealth, Inc. (the “Corporation”)

ARTICLE II	The current amended and restated certificate of incorporation provides as follows:	Article II shall be revised and restated in its entirety as follows:

	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation, including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Corporation and one or more businesses (a “Business Combination”).	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV	The current amended and restated certificate of incorporation provides as follows:	Section 4.2 shall be revised and restated in its entirety as follows:

	Section 4.2—Preferred Stock—Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to	Section 4.2—The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.	of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

The current amended and restated certificate of incorporation provides as follows:	Sections 4.3(b) and (c) shall be revised and restated in its entirety as follows:

Section 4.2—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX hereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3—Common Stock:

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

ARTICLE IX	The current amended and restated certificate of incorporation provides as follows:	The proposed certificate will not include provisions similar to Article IX (Business Combination Requirements; Existence) of the current certificate of incorporation.

ARTICLE IX BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1—General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on November 15, 2017, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 15 months from the closing of the Offering (or 24 months from the closing date of the Offering provided that GigAcquisitions, LLC (or its designees) must deposit into the Trust Account funds equal to 1% of the gross proceeds of the Offering (including such proceeds from the exercise of the

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation
underwriters’ over-allotment option, if exercised) in exchange for a non-interest bearing, unsecured promissory note), and (iii) the redemption of shares in connection with a vote seeking to amend any provisions of the Amended and Restated Certificate relating to our pre-initial Business Combination activity and related stockholders’ rights (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Founders (as such term is defined in the Registration Statement), officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.” The gross proceeds from the issuance of such promissory notes pursuant to subpart (ii) above of this Section 9.1(b) will be added to the proceeds from the Offering to be held in the Trust Account and shall be used to fund the redemption of the Offering Shares in accordance with this Article IX.

Section 9.2—Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (b) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 15 months from the closing of the Offering (or 24 months from the closing date of the Offering provided that the deposit referenced in to subpart (ii) of Section 9.1(b) above shall be made), the Corporation shall (i) cease all operations except for

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3—Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4—Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Article IX.

Section 9.5—Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with any of the Founders, any director or officer of the Corporation or any of their respective affiliates, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6— No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

Section 9.7—Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Article IX, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

ARTICLE X	The current amended and restated certificate of incorporation provides as follows:	Article IX shall be revised and restated in its entirety as follows:

	ARTICLE X CORPORATE OPPORTUNITY	ARTICLE IX CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

Section 9.1—Corporate Opportunities and Non-Employee Directors

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to

Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

	Current Amended and Restated Certificate of Incorporation	Proposed Second Amended and Restated Certificate of Incorporation

ARTICLE XI	The current amended and restated certificate of incorporation provides as follows:	ARTICLE X shall be revised and restated in its entirety as follows:

	ARTICLE XI AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	ARTICLE X AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.	The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X .

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 5A. Abstentions or the failure to vote on Proposal No. 5A will have the same effect as a vote “AGAINST” Proposal No. 5A.

This Proposal No. 5A is conditioned upon the approval and completion of the UpHealth Business Combination Proposal. If the UpHealth Business Combination Proposal is not approved, Proposal No. 5A will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5A.

PROPOSAL NO. 5B— AMENDMENT TO EXCLUSIVE FORUM PROVISION PROPOSAL

Overview

Assuming the Business Combination Proposals are approved, our stockholders are also being asked to authorize the adoption of amendments to the existing exclusive forum provisions of the current certificate of incorporation, to provide that the federal district courts of the United States will be the sole and exclusive forum for the resolution of claims arising under the Securities Act, to the fullest extent permitted by law. The proposed amendment also expressly provides that any person or entity purchasing or otherwise acquiring securities of the Company will be deemed to have notice of the exclusive forum provision and to have consented to it.

The current Amended and Restated Certificate of Incorporation includes provisions that require that certain kinds of stockholder litigation can be brought only in specified, exclusive forums. As part of those provisions, the current Amended and Restated Certificate of Incorporation provides that any action arising under the Securities Act can be brought in either the Court of Chancery of the State of Delaware or in federal district court for the District of Delaware (which shall have concurrent jurisdiction over actions). The proposed Second Amended and Restated Certificate of Incorporation instead provides that the federal district courts of the United States will be the sole and exclusive forum for the resolution of claims arising under the Securities Act. Like the current certificate of incorporation, the Second Amended and Restated Certificate of Incorporation continues to provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Company, its directors, officers or employees that is governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Second Amended and Restated Certificate of Incorporation also continues to provide that notwithstanding the other exclusive forum provisions, they will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the current amended and restated certificate of incorporation. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

Reasons for the Amendments

These additional amendments to the Second Amended and Restated Certificate of Incorporation of New UpHealth and the reasons for them are:

•

Amending Article XI regarding the exclusive forum provision for certain lawsuits to provide that for any action arising under the Securities Act the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum is appropriate instead of the Delaware state courts for the resolution of such federal law-based claims.

Comparison of the Exclusive Forum Provisions of our Current Amended and Restated Certificate of Incorporation to our Proposed Second Amended and Restated Certificate of Incorporation

The following table sets forth a summary of the changes proposed to be made between our current amended and restated certificate of incorporation and our proposed Second Amended and Restated Certificate of Incorporation. This summary is qualified by reference to the complete text of the proposed Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C. Capitalized terms used in the summary set forth in the table below have the meaning set forth in the current amended and restated certificate of incorporation and the proposed Second Amended and Restated Certificate of Incorporation, as applicable.

Current, ARTICLE XII As revised, ARTICLE XI	The current Amended and Restated Certificate of Incorporation at Article XII, Section 12.1 provides as follows:	The proposed Second Amended and Restated Certificate of Incorporation revises Article XI, Section 11.1 as follows:

Section 12.1—Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the

Section 11.1— Forum.

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction.

provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.	Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section11.1

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our Common Stock entitled to vote thereon at the Special Meeting is required to approve this Proposal No. 5B. Abstentions or the failure to vote on Proposal No. 5B will have the same effect as a vote “AGAINST” Proposal No. 5B.

This Proposal No. 5B is conditioned upon the approval and completion of the Business Combination Proposals. If the Business Combination Proposals are not approved, Proposal No. 5B will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5B.

PROPOSAL NO. 6—APPROVAL OF THE GIGCAPITAL2, INC. 2021 INCENTIVE PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE

Overview

In connection with the Business Combinations, our Board recommends that the stockholders approve the GigCapital2, Inc. 2021 Equity Incentive Plan. The following is a summary of certain terms and conditions of the Incentive Plan. This summary is qualified in its entirety by reference to the Incentive Plan, which is attached as Annex K to this proxy statement/prospectus. You are encouraged to read the entirety of the Incentive Plan.

Summary of the Incentive Plan

The purpose of the Incentive Plan is to advance the interests of GigCapital2, Inc. and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of GigCapital2, Inc. and its affiliates following the closing of the Business Combinations.

Approval of the Incentive Plan by the Company’s stockholders is required, among other things, in order to: (i) comply with stock exchange listing rules requiring stockholder approval of equity compensation plans; and (ii) allow the grant of incentive stock options to employees under the Incentive Plan.

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will become effective immediately as of the closing of the Business Combinations. In the event that the Company’s stockholders do not approve this Proposal, the Incentive Plan will not become effective. Approval of the Incentive Plan by the Company’s stockholders will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combinations. The Incentive Plan will allow the post-combination company to utilize the foregoing types of equity and cash incentives in order to attract, retain and motivate employees, officers, directors, and consultants following the Closing of the Business Combinations.

The post-combination company’s employee equity compensation program, as implemented under the Incentive Plan, will allow the post-combination company to remain competitive with comparable companies in its industry by giving it resources to attract and retain talented individuals. Approval of the Incentive Plan will provide the post-combination company with flexibility to use equity compensation and other incentive awards to attract, retain and motivate talented employees, officers, directors, and consultants.

Best Practices Integrated into the Post-Combination Company’s Equity Compensation Program and the Incentive Plan

The Incentive Plan includes provisions that are designed to protect the interests of the stockholders of the post-combination company following its effectiveness and to reflect corporate governance best practices including:

•

Awards granted under the Incentive Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any “clawback” policy or similar provisions required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company.

•

No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights granted under the Incentive Plan must have an exercise price not less than the fair market value of a share of Common Stock on the effective date the stock option or stock appreciation right is granted.

•

Material amendments require stockholder approval. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of any material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule.

•

Limit on non-employee director awards and other awards. The annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1,000,000 in total value, or $2,000,000 for the calendar year in which a non-employee director is first elected to the Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

•	Limit potential excise taxes, and loss of deductibility to GigCapital2, under the Code with respect to amounts paid upon a change in control of GigCapital2.

Information Regarding the Post-Combination Company’s Incentive Program

It is critical to the post-combination company’s long-term success that the interests of its employees, directors, officers, and consultants are tied to its success as “owners” of the business. Approval of the Incentive Plan will allow the post-combination company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by its the post-combination company’s Board or the Board’s compensation committee following the Closing of the Business Combinations in order to attract new employees, directors, officers, and consultants, retain existing employees, directors, officers, and consultants, and to motivate such persons to exert maximum efforts for the post-combination company’s success. The Incentive Plan will allow the post-combination company to utilize these foregoing types of equity and cash incentive awards with flexibility to offer competitive equity compensation packages in order to retain and motivate the talent necessary for the post-combination company.

If the Company’s proposal to approve the Incentive Plan is approved by the Company’s stockholders, the post-combination company will reserve 10% of its fully-diluted capitalization following the Closing of the Business Combinations, plus a number of shares equal to 4.84818% multiplied by the Adjusted Aggregate Merger/Thrasys Incentive Amount (as defined in the UpHealth Business Combination Agreement), available for grant under the Incentive Plan as of the effective time of the Closing of the Business Combinations. This pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants under the Incentive Plan. Furthermore, if the Incentive Plan is approved by the Company’s stockholders, the number of shares available for grant pursuant to the Incentive Plan will be subject to annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine.

Description of the Incentive Plan

The material features of the the Incentive Plan are described below. The following description of the Incentive Plan is a summary only and is qualified in its entirety by reference to the complete text of the Incentive Plan. Stockholders are urged to read the actual text of the Incentive Plan in its entirety.

Purpose

The purpose of the Incentive Plan is to advance the interests of GigCapital2, Inc. and its stockholders by providing an incentive to attract, retain and reward persons for performing services and by motivating such persons to contribute to the growth and profitability of GigCapital2, Inc. and its affiliates following the closing of the Business Combination.

Types of Awards

The terms of the Incentive Plan provide for the grant of restricted stock unit awards, incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, SARs, restricted stock awards, restricted stock units awards, performance units, performance shares, cash-based awards, and other stock-based awards.

Shares Available for Awards

Subject to adjustment for specified changes in the post-combination company’s capitalization as set forth in the Incentive Plan, the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan will be equal to (1) the sum of (A) a number of shares of Common Stock equal to 4.84818% multiplied by the Adjusted Aggregate Merger/Thrasys Incentive Amount (as set forth in the UpHealth Business Combination Agreement), plus (B) 10% of the fully-diluted capitalization of the post-combination company following the Closing of the Business Combinations, plus (2) annual increases effective as of the first day of the post-combination company’s fiscal year beginning in 2022 and the first day of each subsequent fiscal year through and including the first day of the post-combination company’s fiscal year commencing in 2032 in an amount equal to the lesser of (i) 5% of the number of shares of the Common Stock outstanding as of the post-combination company’s immediately preceding fiscal year or (ii) such amount, if any, as the Board may determine. Subject to compliance with the requirements of Section 409A of the Code and any other applicable provisions of the Code and regulations thereunder, and with other applicable law or requirements (including applicable stock exchange requirements), the post-combination company’s Board or the Board’s compensation committee may authorize the issuance or assumption of benefits under the Incentive Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate without affecting the number of shares of Common Stock reserved or available for awards under the Plan. In addition, subject to compliance with applicable laws, and stock exchange listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Incentive Plan to individuals who were not employees or directors of the post-combination company or a parent or subsidiary of the post-combination company prior to the transaction and will not reduce the number of shares otherwise available for issuance under the Incentive Plan.

Shares issued under the Incentive Plan will consist of authorized but unissued or reacquired shares of Common Stock. No fractional shares of Common Stock will be delivered under the Incentive Plan.

The following shares of Common Stock will become available again for issuance under the Incentive Plan: (i) any shares subject to a stock award that are not issued because such stock award expired or was canceled or terminated without all of the shares covered by such stock award having been exercised or settled in full; (ii) any shares subject to any portion of a stock award that is settled in cash; (iii) any shares issued pursuant to a stock award that are forfeited back to or repurchased for an amount not greater than the award’s purchase price by the post-combination company; (iv) any shares reacquired by the post-combination company or withheld in satisfaction of tax withholding obligations on a stock award; and (v) any shares reacquired by the post-combination company or withheld as consideration for the exercise price of a stock option.

Non-Employee Director Compensation Limit

Under the Incentive Plan, the annual compensation awarded to any non-employee directors of the post-combination company during each calendar year, including both shares subject to stock awards granted under the Incentive Plan or otherwise and any cash fees paid to such non-employee director during any calendar year may not exceed $1,000,000 in total value, or $2,000,000 for the calendar year in which a non-employee director is first elected to the Board (calculating the value of any such stock awards based on the grant date fair market value of such stock awards for financial reporting purposes). Such limitation on non-employee director stock awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the non-employee director, expense reimbursements, or distributions from any deferred compensation program applicable to the non-employee director.

Administration

The Incentive Plan will be concurrently administered by the Board or the Board’s compensation committee. The Board and the Board’s compensation committee may each be considered to be a “Plan Administrator” for purposes of this Incentive Plan Proposal. Subject to the terms of the Incentive Plan, the Plan Administrator has full and final power and authority to make all determinations and take all actions with respect to the Incentive Plan or any award as Plan Administrator may deem advisable to the extent not inconsistent with the provisions of the Incentive Plan or applicable law, including: determine the recipients of awards, the types of awards to be granted, the number of shares of Common Stock subject to or the cash value of awards, the terms and conditions of awards granted, and the criteria to be satisfied by participants as a condition to receipt of performance awards under the Incentive Plan, including the period of their exercisability and vesting. The Plan Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Incentive Plan.

Amendment and Termination

The Plan Administrator may at any time amend the Incentive Plan or any outstanding award and may at any time terminate or suspend the Incentive Plan as to future grants of awards, provided that the Plan Administrator may not, without the affected award recipient’s consent, alter the terms of an award so as to materially adversely affect a participant’s rights under the award without the consent of the participant. Consistent with any applicable law, regulation or rule, including the rules of any stock exchange, the Incentive Plan requires stockholder approval of any material revisions to the Incentive Plan, including: (a) an increase in the maximum aggregate number of shares of Common Stock that may be issued under the Incentive Plan (except by operation of the provisions of the Incentive Plan relating to changes in the post-combination company’s capital structure), (b) a change in the class of persons eligible to receive incentive stock options, or (c) or as otherwise required by applicable law, regulation, or rule. No awards may be made under the Incentive Plan following the ten year anniversary of the earlier of the date that the board of directors or the stockholders approve the Incentive Plan, but previously granted awards may continue in accordance with their terms beyond that date unless earlier terminated by the Plan Administrator.

Eligibility

All of the post-combination company’s (including its affiliates) employees, non-employee directors, officers, and consultants will be eligible to participate in the Incentive Plan following the Closing of the Business Combinations and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Incentive Plan only to the post-combination company’s employees (including officers) and employees of its affiliates (as determined in accordance with Section 422 of the Code).

Terms and Conditions of Awards

All Awards

Generally, the Plan Administrator will determine the terms of all awards under the Plan, including the vesting and acceleration of vesting of awards, provisions for the withholding of taxes, and payment of amounts in lieu of cash dividends or other cash distributions with respect to the post-combination company’s Common Stock subject to awards.

Awards Requiring Exercise

Incentive stock options may not be transferred other than by will or the laws of descent and distribution, and during an employee’s lifetime may be exercised only by the employee or the employee’s guardian or legal representative. Upon the cessation of a participant’s employment with the post-combination company, an award requiring exercise will cease to be exercisable and will terminate and all other unvested awards will be forfeited, except that:

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company other than for Cause (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) three months or (ii) the period ending on the latest date such stock option or SAR could have been exercised;

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All stock options and SARs held by the participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to death will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised (provided that a participant’s service will be deemed to have terminated due to death if the participant dies within three (3) months (or such other period provided by the participant’s award agreement) after the participant’s termination of service); and

•

All stock options and SARs held by a participant which were exercisable immediately prior to the participant’s termination of service with the post-combination company due to Disability (as defined in the Incentive Plan) will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the participant’s termination or (ii) the period ending on the latest date on which such stock option or SAR could have been exercised.

The exercise price (or base value from which appreciation is to be measured) of each award requiring exercise will be 100% of the fair market value of the Common Stock subject to such award, as determined on the effective date of the grant, or such higher amount as the Plan Administrator may determine; provided that incentive stock options granted to participants who own stock of the post-combination company possessing more than 10% of the total combined voting power of all classes of stock of the post-combination company or any parent corporation, subsidiary corporation or affiliate of the post-combination company (a “Ten Percent Holder”) must have an exercise price per share not less than 110% of the fair market value of a share of Common Stock on the effective date the incentive stock option is granted. Fair market value will be determined by the Plan Administrator consistent with the applicable requirements of Section 409A of the Code.

Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant. Incentive stock options granted to a Ten Percent Holder will have a maximum term not to exceed five years from the date of grant.

Effect of a Change in Control

In the event of a “Change in Control” as described in the Incentive Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Incentive Plan or substitute substantially equivalent awards. Any awards that are not assumed or continued in connection with a Change in Control or are not exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. The Plan Administrator may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the board of directors who are not employees will automatically be accelerated in full. The Incentive Plan also authorizes the Plan Administrator, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares of Common Stock upon a Change in Control in exchange for a payment to the participant with respect to each share subject to the canceled award of an amount equal to the excess of the consideration to be paid per share of Common Stock of the post-combination company in the Change in Control transaction over the exercise price per share, if any, under the award.

The Incentive Plan defines a “Change in Control” to include (a) a “person” (with certain exceptions specified by the Incentive Plan) becoming the direct or indirect “beneficial owner” of more than 50% of the total fair market value or combined voting power of the post-combination company’s then outstanding securities entitled to vote in the election of directors; (b) stockholder approval of a plan of liquidation or dissolution of the post-combination company; or (c) the occurrence of any of the following events upon which the stockholders of the post-combination company immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the combined voting power of outstanding securities entitled to vote in the election of directors of the post-combination company, its successor or the entity to which the assets of the post-combination company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the post-combination company’s voting stock, (ii) a merger or consolidation to which the post-combination company is a party, or (iii) the sale, exchange or transfer of all or substantially all of the assets of the post-combination company (other than a sale, exchange or transfer to one or more subsidiaries of the post-combination company).

However, in certain instances, the term “Change in Control” may be given a more limited meaning. If an amount treated as nonqualified deferred compensation within the meaning of Section 409A of the Code would become payable under the Plan as the result of a change in control event, that event must qualify as a change in the ownership or effective control of the post-combination company or in the ownership of a substantial portion of the assets of the post-combination company within the meaning of Section 409A.

Changes in and Distributions with Respect to Company Common Stock

In the event of a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or similar change affecting the post-combination company’s Common Stock, or in the event of payment of a dividend or distribution to the stockholders of the post-combination company in a form other than Common Stock (excepting regular, periodic cash dividends) that has a material effect on the fair market value of shares of our stock, the Plan Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Incentive Plan, to the maximum number of shares that may be issued upon the exercise of incentive stock options, to the maximum number of shares that may be issued with respect to stock options that are not incentive stock options, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards then outstanding or subsequently granted, any exercise price or purchase price relating to awards in order to prevent dilution or enlargement of participants’ rights under the Incentive Plan.

Effect of Section 280G and Section 4999 of the Code in Connection with a Change in Control

If any acceleration of vesting pursuant to an award granted under the Incentive Plan and any other payment or benefit received or to be received by a participant in the Incentive Plan would subject the participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the participant to taxation under Section 409A, the participant may elect to reduce the amount of any acceleration of vesting called for under the award in order to avoid such characterization.

Clawback Policy

The Plan Administrator may specify in any award agreement that an award granted under the Incentive Plan and the participant’s rights, payments, and benefits with respect to such award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but are not limited to, termination of the participant’s service for Cause (within the meaning of the Incentive Plan) or any act by the participant, whether before or after termination of service, that would constitute Cause for termination of service, or any accounting restatement due to material noncompliance of the post-combination company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that clawback or similar provisions applicable to awards are required by applicable law, stock exchange listing standards, or policies adopted by the post-combination company, awards granted under the Incentive Plan will be subject to such provisions.

If the post-combination company is required to prepare an accounting restatement due to the material noncompliance of the post-combination company, as a result of misconduct, with any financial reporting requirement under the securities laws, any participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, will reimburse the post-combination company for (i) the amount of any payment in settlement of an award received by such participant during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such participant from the sale of securities of the post-combination company during such 12-month period.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary further assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to individuals designated in those Sections. Finally, if incentive stock options (granted under all stock plans of the post-combination company and its parent and subsidiary corporations, including the Incentive Plan) first become exercisable by a participant in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock options in respect of those excess shares will be treated as non-qualified stock options for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain individuals designated in those Sections.

New Incentive Plan Benefits

Grants under the Incentive Plan will be made at the discretion of the compensation committee of the post-combination company. In accordance with the terms of the UpHealth Business Combination Agreement, the post-combination company intends to grant an amount equal to up to 4.84818% multiplied by the Adjusted Aggregate Merger/Thrasys Incentive Amount in restricted stock units as awards to two employees of GigCapital2 following the Business Combinations under the Incentive Plan. Any other grants under the Incentive Plan are not yet determinable, however, it is expected that additional grants will be made, including to individuals who will be directors and executive officers of the post-combination company. Any such additional grants would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combinations—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combinations”, including the recommendations of management relating thereto. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

The table below sets forth information regarding proposed grants to be awarded to employees of GigCapital2 by the post-combination company following the closing of the Business Combinations, subject to approval of the Incentive Plan.

Grants of Plan-Based Awards Proposed Upon Closing of Business Combinations

Name and Position	Dollar Value ($) (1)	Number of shares of Restricted Stock Units (2)
GigCapital2 employees as a group	$	4,807,308

(1)	Based on the closing price of our Common Stock on , 2021.
(2)

The above amount is an estimated amount resulting from the formula of 4.84818% multiplied by the Adjusted Aggregate Merger/Thrasys Incentive Amount, assuming no adjustments are made as provided for in the definition of Adjusted Aggregate Merger/Thrasys Incentive Amount as set forth in the UpHealth Business Combination Agreement. Each of the restricted stock units will vest upon the earliest of (i) the first anniversary of the Closing Date of the Business Combinations or (ii) the date, following the Closing Date, on which the Fair Market Value (as determined under the Incentive Plan) of the post-combination company’s Common Stock equals or exceeds $12.50 per share for any 20 trading days within any 30 trading day period commencing at least 90 days after the Closing Date, or (ii) the date on which the post-combination company completes a Change in Control (within the meaning of the Incentive Plan) that results in all of the Company’s stockholders having the right to exchange their shares of Stock for cash, securities, or other property.

Effective Date; Term

If this Incentive Plan Proposal is approved by the Company’s stockholders, the Incentive Plan will be effective immediately upon the closing of the Business Combinations. No award will be granted under the Incentive Plan on or after the tenth anniversary of the earlier of the Incentive Plan being approved by the board of directors or the stockholders. Any award outstanding under the Incentive Plan at the time of termination will remain in effect until such award is exercised or has expired in accordance with its terms.

Vote Required for Approval

The approval of the Incentive Plan requires the affirmative vote of holders of a majority of the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have the same effect as a vote against this Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GIGCAPITAL2, INC. 2021 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 7—THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Company’s existing Amended and Restated Certificate of Incorporation, the GigCapital2 Board is currently divided into three classes, Class I, Class II and Class III with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The proposed Second Amended and Restated Certificate of Incorporation provides that the authorized number of directors will be fixed in the manner as provided in the bylaws of GigCapital2, which bylaws are to provide for a classified board with three terms pursuant to the Merger Agreement.

Pursuant to the Business Combination Agreements, at the Closing Date, our board of directors will consist of Dr. Avi Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Agnès Rey-Giraud, Jerome Ringo and Moshe Bar-Siman-Tov. Dr. Pylypiv, Mr. Ringo and Mr. Bar-Siman-Tov will be nominated to serve as a Class I director, Dr. Dinu, Mr. Miotto and Mr. Locke will be nominated to serve as Class II directors and Drs. Katz and Kathuria and Ms. Rey-Giraud will be nominated to serve as Class III directors.

Information regarding each nominee is set forth in the section entitled “Management After the Business Combinations.”

Vote Required for Approval

The Election of Directors Proposal is conditioned on the approval of the UpHealth Business Combination Proposal and the NYSE Stock Issuance Proposal at the special meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the nine nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 7.

PROPOSAL NO. 8—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal. the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal or the Election of Directors Proposal, but no other proposal if the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal and the Election of Directors Proposal are approved.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, our Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the UpHealth Business Combination Proposal, the Cloudbreak Business Combination Proposal, the NYSE Stock Issuance Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the Election of Directors Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote, as well as an abstention from voting and a broker non-vote, will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of the Company’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what he or they may believe is in the best interests of the Company and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section above entitled “Proposal No. 1—Approval of the UpHealth Business Combination—Interests of Certain Persons in the Transactions” and “Proposal No. 2—Approval of the Cloudbreak Business Combination—Interests of Certain Persons in the Transactions” for a further discussion.

INFORMATION ABOUT THE COMPANY PRIOR TO THE BUSINESS COMBINATIONS

Overview

The Company is a Private-to-Public Equity (PPE) company, also known as a blank check company or a special purpose acquisition company, incorporated as a Delaware corporation on March 6, 2019 and formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets.

“Private-to-Public Equity (PPE)” is a trademark of an affiliate of the Company, GigFounders, LLC, used pursuant to agreement.

Significant Activities Since Inception

The registration statement for the Company’s IPO was declared effective on June 5, 2019. On June 10, 2019, the Company consummated its IPO of 15,000,000 units at a price of $10.00 per unit, generating gross proceeds of $150,000,000. Each unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock and one right to receive one-twentieth of one share of Common Stock upon the completion of an initial business combination, which would be triggered by the Business Combinations. Each public warrant is exercisable for one share of Common Stock at a price of $11.50 per full share.

Prior to the sale of the public units in the IPO, the Company consummated a private placement of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of our IPO. On June 13, 2019, the Founders also purchased from us an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option. Each Private Placement Unit consists of one Placement Share, one warrant, and one right to receive one-twentieth of a share of Common Stock upon the consummation of our initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the warrants may be adjusted in certain circumstances as described our financial statements. Unlike the warrants included in the units sold in our IPO, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by us and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the initial business combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by us and exercisable by holders on the same basis as the warrants included in our IPO.

On June 5, 2019, one of our underwriters, Northland Securities, Inc., purchased 100,000 Private Underwriter Shares at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. Northland also purchased from us an additional 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the exercise of the over-allotment option. The Private Underwriter Shares are identical to the Placement Shares.

In connection with the Company’s IPO, the underwriters were granted an option to purchase up to an additional 2,250,000 additional public units (“Over-Allotment Units”) solely to cover over-allotments, if any, at an offering price of $10.00 per Over-Allotment Unit. On June 11, 2019, the underwriters exercised their over-allotment option in full, and on June 13, 2019 the underwriters purchased an additional 2,250,000 Over-Allotment Units, generating additional gross proceeds of $22,500,000.00.

The Company’s public units began trading on the NYSE under the symbol “GIX.U” on June 6, 2019. On June 26, 2019, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On July 1, 2019, the Company’s shares of Common Stock, public warrants and public rights began trading on the NYSE under the symbols “GIX”, “GIX.WS” and “GIX.RT” respectively. No fractional warrants were issued upon separation of the units and only whole warrants trade. Each warrant entitles the holder to purchase one common share at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable 30 days after the completion of the Company’s initial business combination. The Company’s warrants expire five years after the completion of the Business Combinations or earlier upon redemption or liquidation the Company’s prospectus.

On October 27, 2020, the Company and Waste to Energy Partners LLC (dba Bolder Industries) (“Bolder Industries”) issued a joint press release announcing that the Company and Bolder Industries had entered into a non-binding letter of intent for a business combination. However, as a result of the decision to proceed with the Business Combinations, the Company terminated the discussions and negotiations with Bolder Industries.

On November 20, 2020, the Company and UpHealth Merger Sub entered into the UpHealth Business Combination Agreement (as subsequently amended on January 29, 2021, March 23, 2021 and April 23, 2021, and as it may be further amended from time to time) with UpHealth. If the UpHealth Business Combination Agreement is adopted by UpHealth stockholders and the UpHealth Business Combination Agreement is approved by Company stockholders at the Special Meeting, UpHealth Merger Sub will merge with and into UpHealth, with UpHealth surviving the merger. For more information about the transactions contemplated by the UpHealth Business Combination Agreement, please see the section entitled “Proposal No. 1 - Approval of the UpHealth Business Combination.” A copy of the UpHealth Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

On November 20, 2020, the Company and Cloudbreak Merger Sub entered into the Cloudbreak Business Combination Agreement (as subsequently amended on April 23, 2021 and as it may be further amended from time to time) with Cloudbreak. If the Cloudbreak Business Combination Agreement is adopted by Cloudbreak members and the Cloudbreak Business Combination Agreement is approved by Company stockholders at the Special Meeting, Cloudbreak Merger Sub will merge with and into Cloudbreak, with Cloudbreak surviving the merger. For more information about the transactions contemplated by the Cloudbreak Business Combination Agreement, please see the section entitled “Proposal No. 2 - Approval of the Cloudbreak Business Combination.” A copy of the Cloudbreak Business Combination Agreement is attached to this proxy statement/prospectus as Annex B.

Initial Business Combination

Under NYSE rules, an initial business combination must occur with one or more target businesses that together have a fair market value of at least 80% of the Company’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets must be determined by the Company’s Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Subject to this requirement, the Company’s management has had virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although the Company was not permitted to effectuate an initial business combination with another blank check company or a similar company with nominal operations. In any case, the Company determined that it would only complete an initial business combination in which it acquired 50% or more of the outstanding voting securities of the target or were otherwise not required to register as an investment company under the Investment Company Act.

Redemption Rights for Holders of Public Shares

As of January 31, 2021, the amount in the Trust Account is approximately $10.10 per public share. The Initial Stockholders have agreed to waive their Redemption Rights with respect to any Common Stock they may hold (other than any public shares, in the case of Cowen Investments) in connection with the consummation of the Business Combinations. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Holders of outstanding units must separate the underlying public shares, public rights and public warrants prior to exercising Redemption Rights with respect to the public shares. For more information about how to separate the underlying public shares from units, see the section titled “Special Meeting of Company Stockholders—Redemption Rights.”

Limitations on Redemption Rights

Notwithstanding the foregoing the Company’s current certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13d-3 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the public shares.

Submission of Our Initial Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement/prospectus relates is to solicit your approval of the Business Combinations. Unlike many other blank check companies, our public stockholders are not required to vote against the Business Combinations in order to exercise their redemption rights. If the Business Combinations are not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combinations.

Employees

The Company has two executive officers. These individuals are not obligated to devote any specific number of hours to the Company’s matters but they intend to devote as much of their time as they deem necessary to the Company’s affairs until the Company has completed its initial business combination. The amount of time the Company’s officers devote in any time period varies based on the stage the Company is in with respect to the business combination. The Company does not intend to have any full time employees prior to the consummation of an initial business combination, which would be the Business Combinations are completed.

Management

Directors and Officers

The directors and officers of the Company are as follows as of January 31, 2021:

Name	Age	Position
Dr. Raluca Dinu	47	President and Chief Executive Officer
Brad Weightman	66	Vice President and Chief Financial Officer
Dr. Avi S. Katz	63	Executive Chairman of the Board and Secretary
Neil Miotto	74	Director
John Mikulsky	75	Director
Gil Frostig	62	Director

Dr. Raluca Dinu joined our Board of Directors in March 2019 and has served as our President and Chief Executive Officer since August of 2019. She has also served as a director of GigCapital3, Inc. since February 2020 and as the President, Chief Executive Officer, Secretary and a director of GigCapital4, Inc. since its inception in December 2020. Dr. Dinu is also a Founding Managing Member of GigManagement, LLC, which is a management company for the sponsors of special purpose acquisition companies. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Integrated Device Technology, Inc. (Nasdaq: IDTI) (“IDT”)’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, Inc. (“GigPeak”), including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the Board of Directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera Corporation (“Lumera”) (NASDAQ: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. Dr. Dinu is married to Dr. Katz, our Executive Chairman of our Board of Directors.

Brad Weightman has served as our Chief Financial Officer since August 2019, and was also the Chief Financial Officer of GigCapital, Inc. (“GigCapital”) from that time until the closing of its business combination with Kaleyra, Inc. on November 25, 2019. He has also served as the Chief Financial Officer of GigCapital3, Inc. since February 2020 and the Chief Financial Officer of GigCapital4, Inc. since its inception in December 2020. Mr. Weightman has more than 25 years of global finance and accounting experience with public and private companies of various sizes in the semiconductor, Internet-of-Things, hardware, and software industries. Before then, beginning in April 2017, Mr. Weightman was Senior Business Controller at IDT, providing strategic and financial support for the General Manager and the division, prior to IDT being acquired by Renesas Electronics Corp (TSE 6723:JP) in April 2019. Prior to GigPeak being acquired by IDT in April 2017, Mr. Weightman was Corporate Controller at GigPeak from September 2015 to April 2017. Before joining GigPeak, Mr. Weightman was self-employed as a financial consultant in 2015. Additionally, Mr. Weightman has held various finance and accounting positions at Echelon Corporation, an early developer of the internet of things market, supporting company growth from early stages to a mid-sized public company, as well as large corporations such as Advanced Micro Devices, Inc. and Xerox Holdings Corporation. Mr. Weightman received a Bachelor of Science in Accounting from San Jose State University and is a Certified Public Accountant in California (inactive).

Dr. Avi S. Katz has served as our Executive Chairman of our Board of Directors since March 2019, and from that time until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. The Company completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of our Common Stock, one warrant to purchase one share of our Common Stock, and one right to receive one-twentieth (1/20) of one share of our Common Stock, generating aggregate proceeds of $172,500,000. He has also served as the Executive Chairman of the Board of Directors, Chief Executive Officer, President and Secretary of GigCapital3, Inc. since February 2020 and as the Executive Chairman of the Board of Directors of GigCapital4, Inc. since its inception in December 2020. He is also the Founding Managing Member of GigFounders, LLC, a Founding Managing Member of GigManagement, LLC, and the Manager of our Sponsor, as well as GigAcquisitions, LLC (the sponsor of GigCapital) and GigAcquisitions3, LLC (the sponsor of GigCapital3, Inc.). Dr. Katz has spent approximately 33 years in international executive positions within the technology, media, and telecom (“TMT”) industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GigCapital, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the technology industry. GigCapital completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GigCapital common stock, of one warrant to purchase one share of GigCapital common stock and one right to receive one-twentieth (1/20) of one share of GigCapital common stock, generating aggregate proceeds of $143,750,000, and, at that time, was listed on the NYSE under the symbol “GIG.” On February 22, 2019, after intensive screening of more than 400 companies worldwide, GigCapital entered into a stock purchase agreement to acquire Kaleyra S.p.A. at a transaction enterprise value of $187,000,000 with combined cash and/or promissory note consideration of $15,000,000. Kaleyra S.p.A. is a global company specialized in providing mobile messaging services for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GigCapital was renamed Kaleyra,

Inc. and listed on the NYSE American stock exchange under the symbol “KLR” at that time. Dr. Katz has served as the Executive Chairman of Kaleyra, Inc. since the consummation of the transaction in November 2019. Dr. Katz is also the co-founder of Cognizer, Inc. (“Cognizer”), a software company specializing in deep-learning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to forming GigCapital, Dr. Katz dedicated 10 years to bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250,000,000 in cash, GigPeak provided semiconductor integrated circuits and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks. From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110,000,000 in 2005. Dr. Katz has held several leadership positions over the span of his career within the technology industry since serving as Member of Technical Staff at AT&T Bell Laboratories in the 1980s, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, one of our directors, and our President and Chief Executive Officer.

Neil Miotto joined the Board of Directors in March 2019. He also joined the board of directors of GigCapital3, Inc. in February 2020 and the board of directors of GigCapital4, Inc. in December 2020. Mr. Miotto became a member of the board of directors of GigCapital in October 2017 and has continued in that role after that company became Kaleyra, Inc. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. He also previously served on the board of directors of Cognizer from March 2019 to August 2020. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG Mr. Miotto has provided high level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be a ‘financial expert’ under SEC and NYSE rules. While at KPMG Mr. Miotto focused on serving large public companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York.

John J. Mikulsky joined the Board of Directors as an independent director in March 2019. He also joined the board of directors of GigCapital3, Inc. in February 2020. Mr. Mikulsky became a member of the board of directors of GigCapital in December 2017 and has continued in that role after the company became Kaleyra, Inc. He also previously served on the board of directors of Cognizer from March 2019 to August 2020. Mr. Mikulsky served as the Chief Executive Officer of Traycer Diagnostic Systems, Inc. from August 2016 to December 2017, and as a director, from October 2014 to December 2017. He previously served as President and Chief Executive Officer of Endwave Corporation (Nasdaq: ENWV) from December 2009 until June 2011, when Endwave Corporation was acquired by GigPeak; subsequent to such acquisition, he served on the board of directors of GigPeak from June 2011 until its sale IDT in April 2017. From May 1996 until November 2009, Mr. Mikulsky served Endwave Corporation in a multitude of capacities including Vice President of Product Development, Vice President of Marketing and Business Development and Chief Operating Officer. Prior to Endwave Corporation, Mr. Mikulsky worked as a Technology Manager for Balazs Analytical Laboratory, a provider of analytical services to the semiconductor and disk drive industries, from 1993 until 1996. Prior to 1993, Mr. Mikulsky worked at Raychem Corporation, most recently as a Division Manager for its Electronic Systems Division. Mr. Mikulsky holds a B.S. in electrical engineering from Marquette University, an M.S. in electrical engineering from Stanford University and an S.M. in Management from the Sloan School at the Massachusetts Institute of Technology.

Gil Frostig joined the Board of Directors as an independent director in March 2019. Mr. Frostig is a member of J-Angels Investment Group and also acts as an independent investor and adviser to start-up companies. Since 2018, he has served on the Technology Advisory Council for Benhamou Global Ventures. From 2013 to 2018, Mr. Frostig served as the Vice President of Engineering at Qualcomm Corporation, where he was in charge of Bluetooth and NFC Si components development, and part of the executive team of its WiFi product line, capturing the number one market share position for Access Points and Clients in enterprise and in retail. From 1983 to 2013, Mr. Frostig served as Vice President and General Manager at Intel Corp. (“Intel”). While at Intel, he managed all of the Ethernet (LAN) developments and products for client and server solutions, capturing the number one market share position in 1 Gbps Ethernet. Mr. Frostig led Intel’s foray into WiFi by developing and providing the WiFi solution for Intel’s Centrino platform, which started the global success of WiFi in general. Mr. Frostig received his B.Sc. in Electrical Engineering from the Technion, Israel Institute of Technology.

Board Composition

New UpHealth’s business and affairs will be organized under the direction of the New UpHealth Board. We anticipate that the New UpHealth Board will consist of nine members upon the consummation of the Business Combinations. The New UpHealth Board will be comprised of Dr. Avi Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Agnès Rey-Giraud, Jerome Ringo and Moshe Bar-Siman-Tov. Dr. Katz and Dr. Kathuria will serve as Co-Chairman of the New UpHealth Board. The primary responsibilities of the New UpHealth Board will be to provide oversight, strategic guidance, counseling and direction to New UpHealth’s management. The New UpHealth Board will meet on a regular basis and additionally as required.

In accordance with the terms of the proposed Second Amended and Restated Certificate of Incorporation, which will be effective upon the consummation of the Business Combinations, the New UpHealth Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 7—The Election of Directors Proposal, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

The New UpHealth Board will be divided into the following classes:

•	Class I will consist of Messrs. Ringo, Bar-Siman-Tov, and Dr. Pylypiv, whose terms will expire at New UpHealth’s first annual meeting of stockholders to be held after the completion of this offering;

•	Class II will consist of Dr. Dinu, Mr. Miotto, and Mr. Locke, whose terms will expire at New UpHealth’s second annual meeting of stockholders to be held after the completion of this offering; and

•	Class III will consist of Drs. Katz and Kathuria and Ms. Rey-Giraud, whose terms will expire at New UpHealth’s third annual meeting of stockholders to be held after the completion of this offering.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of the New UpHealth Board may have the effect of delaying or preventing changes in New UpHealth’s control or management. New UpHealth’s directors may be removed for cause by the affirmative vote of the holders of at least a majority of New UpHealth’s voting stock.

Stockholder Communications

The Company’s Board has established a process for stockholders to send communications to the Company Board. Stockholders may communicate with the Company’s Board generally or a specific director at any time by writing to the Company’s Secretary, c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303. The Company will review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Company’s Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Company’s Board generally, to the Executive Chairman of the Company’s Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, communications that do not relate to matters of stockholder interest are not forwarded to the Company’s Board.

Director Independence

NYSE requires that a majority of the Company’s Board must be composed of “independent directors,” which is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship, which, in the opinion of the Board would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Messrs. Miotto, Mikulsky, and Frostig are the Company’s independent directors. The Company’s independent directors have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms no less favorable to the Company than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of the Company’s independent and disinterested directors.

Board Leadership Structure and Role in Risk Oversight

The Company’s governance framework provides the Board with flexibility to select the appropriate Board leadership structure for the Company. In making leadership structure determinations, the Company’s Board considers many factors, including the specific needs of the Company and what is in the best interests of the Company’s stockholders. While the Board does not currently have a formal policy on whether the role of the Chief Executive Officer and Executive Chairman of the Board should be separate, since 2017, Dr. Katz has served as the Company’s Chief Executive Officer, President, Executive Chairman of the Board and Secretary. The Company believes this structure is appropriate for the Company at this time, as the combined roles help provide strong and consistent leadership for the Company’s management team and Board. When the Board convenes for a meeting, the non-management directors meet in executive session if the circumstances warrant. Given the composition of the Board with a majority of independent directors, the Board does not believe that it is necessary to formally designate a lead independent director at this time, although it may consider appointing a lead independent director if the circumstances change.

The Board’s oversight of risk is administered directly through the Board, as a whole, or through its audit committee. Various reports and presentations regarding risk management are presented to the Board to identify and manage risk. The audit committee addresses risks that fall within the committee’s area of responsibility. For example, the audit committee is responsible for overseeing the quality and objectivity of the Company’s financial statements and the independent audit thereof. Management furnishes information regarding risk to the Board from time to time as requested.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves and in the past year has not served as a member of the Board or compensation committee of any entity that has one or more executive officers serving on the Company’s Board.

Number and Terms of Office of Officers and Directors

The members of the Board were elected to the Board in connection with the IPO. The members will stand for re-election at the Company’s annual meeting of stockholders, which will only be held if the Business Combinations are not consummated prior to the date of the annual meeting of stockholders. In the event the Business Combinations are consummated prior to the date of the annual meeting, at the special meeting of stockholders that will be held to seek approval of the Business Combinations stockholders will be asked to vote on the directors who will comprise the Board after the closing of the Business Combinations.

The Company’s executive officers are elected by the Board and serve at the discretion of the Board, rather than for specific terms of office. The Company’s Board is authorized to appoint persons to the offices set forth in the Company’s Bylaws as it deems appropriate. The Company’s Bylaws provide that the Company’s executive officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the Board.

Committees of the Company’s Board

The Company’s Board has three standing committees: an audit committee; a compensation committee; and a nominating and corporation governance committee. Each of the Company’s audit committee, compensation committee and nominating and corporate governance committee are composed solely of independent directors. Each committee operates under a certificate of incorporation that is approved by the Company’s Board and has the composition and responsibilities described below.

Audit Committee

Messrs. Miotto, Mikulsky and Frostig currently serve as members of the Company’s audit committee. Mr. Miotto serves as chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, the Company is required to have three members of the audit committee all of whom must be independent. Messrs. Miotto, Mikulsky and Frostig are independent.

Each member of the audit committee is financially literate and the Company’s Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The Company has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•

assisting the Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

A copy of the Company’s audit committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Compensation Committee

The Company has established a compensation committee of the Board consisting of Messrs. Mikulsky, Miotto and Frostig. Mr. Mikulsky serves as chairman of the compensation committee. The Company has adopted a compensation committee charter that details the purpose and responsibility of the compensation committee, including:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

A copy of the Company’s compensation committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Nominating and Corporate Governance Committee

The Company has established a nominating and corporate governance committee of the Board. The members of the Company’s nominating and corporate governance committee are Messrs. Mikulsky, Miotto and

Frostig. Mr. Frostig serves as chair of the nominating and corporate governance committee. The Company has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•	developing and recommending to the Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the Board and election by the stockholders at the next annual meeting.

The charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

The Company has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of the Company’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the Company’s stockholders. Prior to the Business Combinations, holders of the Company’s public shares will not have the right to recommend director candidates for nomination to the Board.

A copy of the Company’s nominating and corporate governance committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors.

Meetings and Attendance

During the fiscal year ended December 31, 2020:

•	the Company’s Board held four meetings;

•	the Company’s audit committee held three meetings;

•	the Company’s compensation committee held no meetings; and

•	the Company’s nominating and corporate governance committee held no meetings.

Each of the Company’s incumbent directors attended or participated in at least 75% of the meetings of the Company’s Board and the respective committees of which she or he is a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2020.

The Company encourages all of its directors to attend the Company’s annual meetings of stockholders. This special meeting will be in lieu of the Company’s first annual meeting of stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, and on written representations from the reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were met on a timely basis during the fiscal year ended December 31, 2020.

Code of Ethics

The Company has adopted a Code of Ethics applicable to the Company’s management team and employees in accordance with applicable federal securities laws. You can review the Code of Ethics, as well as the Company’s other publicly filed documents, by accessing the Company’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from the Company, or may be accessed on the Company’s website at https://www.gigcapitalglobal.com/investors. The Company intends to disclose any amendments to or waivers of certain provisions of the Company’s Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Conflicts of Interest

The Founders, our underwriters and certain members of our Board and officers of the Company have interests in the Business Combinations that are different from or in addition to (and which may conflict with) your interest. These interests include but are not limited to:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combinations;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by the applicable deadline;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combinations;

•

the fact that Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will remain as board members of the post-combination company and each shall be entitled to receive compensation for serving on the board of directors of the post-combination company;

•

the fact that we engaged the underwriters of our IPO as advisors to assist it in holding meetings with our stockholders to discuss potential business combination, introduce GigCapital2 to potential investors that are interested in purchasing our securities in connection with a potential business combination, assist it in obtaining stockholder approval for the business combination and assist us with our press releases and public filings in connection with a business combination. Pursuant to that agreement, we will pay the underwriters a cash fee for such services upon the consummation of the Business Combinations in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO, including any proceeds from the exercise of the over-allotment option; and

•

the fact that our Sponsor, officers and directors will lose their entire investment in us if an initial business combination is not consummated by the applicable deadline. Prior to GigCapital2’s initial public offering, our Founders purchased an aggregate of 4,307,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.0058 per share (as compared to the $10.00 per share price being used to determine the number of shares of Common Stock being issued to the UpHealth and Cloudbreak equity holders in the Business Combinations or at which the PIPE Investors have agreed to purchase Common Stock), with the Sponsor purchasing 4,018,987 Founder Shares, Northland Investment purchasing 173,108 Founder Shares and the EarlyBird Group purchasing 115,405 Founder Shares. Additionally, the Founders purchased from GigCapital2 an aggregate of 567,500 Private Placement Units at a price of $10.00 per unit simultaneously with the consummation of GigCapital2’s initial public offering for an aggregate purchase price of $5,675,000, with the Sponsor purchasing 481,250 Private Placement Units, Northland Investment purchasing 56,350 Private Placement Units and the EarlyBird Group purchasing 29,900 Private Placement Units. In addition, Northland concurrently purchased 120,000 Private Underwriter Shares at a price of $10.00 per share. Certain of GigCapital2’s directors and executive officers, including Dr. Avi Katz, Dr. Raluca Dinu, Neil Miotto, John Mikulsky and Gil Frostig, also have a direct or indirect economic interest in the 481,250 Private Placement Units and in the 4,018,987 Founder Shares owned by the Sponsor. The 4,018,987 Founder Shares owned by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public share on the NYSE on                 , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. The 481,250 private placement units held by the Sponsor would have had an aggregate market value of $         based upon the closing price of $         per public unit on the NYSE on                     , 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. Additionally, the Sponsor, officers and directors do not currently have any unreimbursed out-of-pocket expenses in connection with the business combinations.

After the completion of the Business Combinations, Dr. Avi Katz, Dr. Raluca Dinu and Neil Miotto will serve on the Board of the post-combination company.

In general, executive officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, the Company’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when the Company’s Board evaluates a particular business opportunity with respect to the above-listed criteria. The Company cannot assure you that any of the above mentioned conflicts will be resolved in the Company’s favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of the Company’s officers and directors has contractually agreed, pursuant to a written agreement with the Company, until the earliest of November 20, 2020 (the date of the execution of a definitive agreement for the Business Combinations), the Company’s liquidation or such time as he or she ceases to be an officer or director, to present to the Company for the Company’s consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to the Company, subject to any fiduciary or contractual obligations he or she might have. Accordingly, the Company’s Charter provides that the doctrine of corporate opportunity will not apply with respect to any of the Company’s executive officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

Below is a table summarizing the entities to which the Company’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Dr. Avi S. Katz	Kaleyra, Inc.	Mobile Messaging Services	Executive Chairman
	GigFounders, LLC	Consulting and Investment	Founder and managing member
	GigManagement, LLC	Management Company	Founder and managing member
	GigAcquisitions, LLC	PPE (SPAC) sponsorship	Founder and manager
	GigAcquisitions2, LLC	PPE (SPAC) sponsorship	Founder and manager
	GigAcquisitions3, LLC	PPE (SPAC) sponsorship	Founder and manager
	GigAcquisitions4, LLC	PPE (SPAC) sponsorship	Founder and manager
	GigCapital3, Inc.	PPE (SPAC)	Founder, Chief Executive Officer and Executive Chairman
	GigCapital4, Inc.	PPE (SPAC)	Founder and Executive Chairman
	Gig4L, LLC	Consulting and Investment	Founder and Managing Member

Brad Weightman	GigCapital3, Inc.	PPE (SPAC)	Chief Financial Officer
	GigCapital4, Inc.	PPE (SPAC)	Chief Financial Officer

Neil Miotto	Kaleyra, Inc.	Mobile Messaging Services	Director
	GigFounders, LLC	Consulting and Investment	Minority member
	GigManagement, LLC	Management Company	Minority member
	GigCapital3, Inc.	PPE (SPAC)	Director
	GigCapital4, Inc.	PPE (SPAC)	Director

John Mikulsky	Kaleyra, Inc.	Mobile Messaging Services	Director
	GigCapital3, Inc.	PPE (SPAC)	Director

Dr. Raluca Dinu	GigCapital3, Inc.	PPE (SPAC)	Director
	Kaleyra, Inc.	Mobile Messaging Services	Strategic Advisory Board, Chair
	GigManagement, LLC	Management Company	Founder and managing member
	GigCapital4, Inc.	PPE (SPAC)	Chief Executive Officer
	Gig4L, LLC	Consulting and Investment	Founder and Managing Member

Gil Frostig	None	None	None

When the Company submits the Business Combinations to its public stockholders for a vote, the Initial Stockholders have agreed to vote any shares held by them in favor of the Business Combinations. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to their Founder Shares. If they purchased shares of Common Stock as part of the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert or sell such shares to the Company in connection with the consummation of the Business Combinations.

All ongoing and future transactions between the Company and any of its Initial Stockholders or their respective affiliates will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of the Company’s uninterested “independent” directors or the members of the Company’s Board of who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless the Company’s disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available to the Company with respect to such a transaction from unaffiliated third parties.

Limitation on Liability and Indemnification of Officers and Directors

The current certificate of incorporation provides that the Company’s directors and officers will be indemnified by the Company to the fullest extent authorized by the DGCL as it now exists or may in the future be amended, unless a director violated his or her duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. In addition, the current certificate of incorporation provides that the Company’s directors will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

The Company’s Bylaws also permit the Company to secure and maintain insurance, at the Company’s expense, on behalf of any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Company against its obligations to indemnify its directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Principal Accounting Fees and Services

BPM LLP, an independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2020 and for the period from March 6, 2019 (date of inception) to December 31, 2019. A representative of BPM LLP is expected to be present at the Special Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Fees for professional services provided by our independent registered public accounting firm for the last two fiscal years include:

	For the Year ended December 31, 2020	For the period from March 6, 2019 (date of inception) to December 31, 2019
Audit Fees (1)	$81,584	$132,905
Audit-Related Fees (2)	18,738	34,240
Tax Fees (3)	6,420	—
All Other Fees (4)	—	—

Total	$106,742	$167,145

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards, including permitted due diligence services related to a potential business combination.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the Company’s financial condition and results of operations should be read in conjunction with the Company’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to the Company and its consolidated subsidiaries before the Business Combinations.”

Overview

We are a Private-to-Public Equity (PPE) company, also known as a blank check company or special purpose acquisition vehicle, incorporated in the State of Delaware and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more businesses or entities. We intend to effectuate our initial Business Combination using cash from the proceeds from the sale of units in our initial public offering (the “Offering”), the sale of the Private Placement Units to our Founders and the sale of the Private Underwriter Shares to one of our underwriters, both of which occurred simultaneously with the completion of the Offering, our common equity or any preferred equity that we may create in accordance with the terms of our charter documents, debt, or a combination of cash, common or preferred equity and debt. The units sold in the Offering each consisted of one share of Common Stock, one warrant to purchase one share of Common Stock, and one right to receive one-twentieth (1/20) of one share of Common Stock upon the consummation of our initial Business Combination. The Private Placement Units were substantially similar to the units sold in the Offering, but for certain differences in the warrants included in each of them. For clarity, the warrants included in the units are referred to herein as the “public warrants”, and the warrants included in the Private Placement Units are referred to herein as the “private warrants.”

The issuance of additional shares of Common Stock or the creation of one or more classes of preferred stock during our initial Business Combination:

•	may significantly dilute the equity interest of investors in this offering who would not have pre-emption rights in respect of any such issue;

•

may subordinate the rights of holders of Common Stock if the rights, preferences, designations and limitations attaching to the preferred shares are senior to those afforded our shares of Common Stock;

•

could cause a change in control if a substantial number of shares of Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our shares of Common Stock.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after our initial Business Combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if any document governing such debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our shares of Common Stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Common Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our initial Business Combination will be successful.

We had until December 10, 2020 to complete a Business Combination. On December 8, 2020, after approval by our stockholders of Extension Amendment No. 1 at our annual meeting of stockholders, we filed the Extension Amendment No. 1 to our current Amended and Restated Certificate of Incorporation to extend the date by which we had to consummate an initial Business Combination from December 10, 2020 to March 10, 2021. In connection with Extension Amendment No. 1, an aggregate 579,881 shares of the Company’s Common Stock were redeemed, and $5,857,340 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $168.4 million remaining in our Trust Account as of December 31, 2020 to consummate a Business Combination.

On March 10, 2021, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved Extension Amendment No. 2. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of March 10, 2021. In connection with this Extension Amendment No. 2, an aggregate 1,852,804 shares of the Company’s Common Stock were redeemed, and $18,715,459 was withdrawn out of the Trust Account to pay for such redemption leaving approximately $149.6 million remaining in our Trust Account to consummate a Business Combination.

Results of Operations and Known Trends or Future Events

We have neither engaged in any operations nor generated any revenues to date. For the period from March 6, 2019 (date of inception) through December 31, 2020, our only activities have been organizational activities, those necessary to prepare for the Offering and to identify a target business for the Business Combination. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We expect to generate non-operating income in the form of interest income on cash and marketable securities held in the Trust Account at UBS Financial Services, Inc. in New York, New York with Continental Stock Transfer & Trust Company acting as trustee, which was funded after the Offering to hold an amount of cash and marketable securities equal to that raised in the Offering. Due to the recent impact from the COVID-19 pandemic that started in March 2020, many investors sold U.S. treasuries to meet their investment objectives, including but not limited to, the purchase of depressed equities, the forced sale by losses on other positions, and the need to settle short-term debts. This created volatility in the financial markets and reduced return on investments in U.S. treasury bills. As a result, we shifted our investment portfolio held in the Trust Account from U.S. treasury bills to money market funds in May 2020. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2020, we had a net loss of $4,128,841 which consisted of operating expenses of $3,949,600, other expense resulting from the revaluation of the warrant liability of $930,700 and a provision for income taxes of $271,087 partially offset by interest income on marketable securities held in the Trust Account of $1,022,546.

For the period from March 6, 2019 (date of inception) through December 31, 2019, we had a net income of $295,115 which consisted of interest income on marketable securities held in the Trust Account of $1,872,701, which was partially offset by operating expenses of $953,436, other expense resulting from the revaluation of the warrant liability of $65,336 and a provision for income taxes of $558,814.

Liquidity and Capital Resources

On June 10, 2019, we consummated the initial closing of the Offering with the delivery of 15,000,000 Units at a price of $10.00 per unit, generating gross proceeds of $150,000,000. Simultaneously with the initial closing of the Offering, we consummated the initial closing of the Private Placement with the sale of 492,500 Private Placement Units at a price of $10.00 per unit and the sale of 100,000 Private Underwriter Shares at a price of $10.00 per share, generating aggregated gross proceeds of $5,925,000.

On June 13, 2019, in connection with the underwriters’ exercise in full of their option to purchase an additional 2,250,000 units solely to cover over-allotments, if any, we consummated the sale of an additional 2,250,000 Units at a price of $10.00 per unit, generating gross proceeds of $22,500,000. Simultaneously with the closing of the sale of such additional units, the Company consummated the second closing of the Private Placement resulting in the sale of an additional 75,000 Private Placement Units at a price of $10.00 per unit and the sale of 20,000 Private Underwriter Shares at a price of $10.00 per share, generating aggregated gross proceeds of $950,000.

Following the initial and second closings of the Offering and the Private Placement, a total of $172,500,000 was placed in the Trust Account. We incurred $4,332,430 in offering related costs, including $3,450,000 of underwriting fees and $882,430 of other costs.

As of December 31, 2020, we held cash and marketable securities in the Trust Account of $168,384,949 (including $2,895,247 of interest income earned, less $1,152,958 withdrawn from the interest earned on the Trust Account to pay tax obligations and $5,857,340 on redemptions) in the Trust Account. The marketable securities consisted of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the year ended December 31, 2020, we withdrew $774,840 from the interest earned on the Trust Account to pay tax obligations.

As of December 31, 2019, we held cash and marketable securities in the Trust Account of $173,994,583 (including $1,872,701 of interest earned) in the Trust Account. The marketable securities consisted of U.S. treasury bills with a maturity of 180 days or less. Interest income earned from the funds held in the Trust Account may be used by us to pay taxes. For the period March 6, 2019 (date of inception) through December 31, 2019, we withdrew $378,118 from the interest earned on the Trust Account to pay tax obligations.

For the year ended December 31, 2020, cash used in operating activities was $2,064,391, consisting of a net loss of $4,128,841, interest earned on marketable securities held in the Trust Account of $1,022,546, partially offset by the increase in the fair value of the warrant liability of $930,700 and changes in operating assets and liabilities of $2,156,296, including the increase in accrued liabilities of $2,153,000 and decreases in prepaid expenses, receivable from related party and other non-current assets of $132,797 and an increase in accounts payable of $52,135 partially offset by decreases in payable to related party and other current liabilities of $181,636.

For the period March 6, 2019 (date of inception) through December 31, 2019, cash used in operating activities was $1,477,400, consisting of interest earned on marketable securities held in the Trust Account of $1,872,701, partially offset by net income of $295,115, the increase in the fair value of the warrant liability of $65,336 and changes in operating assets and liabilities of $34,850.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable by us), to acquire a target business or businesses to complete our initial Business Combination and to pay our expenses relating thereto. We may withdraw interest to pay taxes. We estimate our annual franchise tax obligations to be approximately $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. To the extent that our capital stock is used in whole or in part as consideration to effect our initial Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of December 31, 2020 and 2019 we had cash of $478,737 and $1,576,508, respectively, held outside the Trust Account. In December 2020, we raised additional funds to ensure the proceeds not held in the Trust Account will be sufficient to allow us to operate for at least 24 months from the closing date of the Offering, assuming that a Business Combination is not consummated during that time. Over this time period, we intend to use these funds primarily for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combinations.

If our estimates of the costs of undertaking in-depth due diligence and negotiating our initial Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial Business Combination. Moreover, we may need to obtain additional financing either to consummate our initial Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. In order to finance operating and/or transaction costs in connection with a Business Combination, our Sponsor, executive officers, directors, or their affiliates may, but are not obligated to, loan us funds. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

Following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

On November 2, 2020, the Company filed a definitive proxy statement with the SEC, to invite the stockholders of the Company to attend the 2020 annual meeting Annual Meeting to be held on December 3,

2020. At the Annual Meeting, the stockholders voted on Extension Amendment No.1 to extend the date by which the Company must consummate a Business Combination from December 10, 2020 to March 10, 2021 (the date which is 21 months from the closing date of the IPO).

On March 10, 2021, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved Extension Amendment No. 2. The certificate of amendment was filed with the Delaware Secretary of State and has an effective date of March 10, 2021.

If the Company is unable to consummate its initial Business Combination by June 10, 2021, the Company shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Common Stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

Off-Balance Sheet Arrangements

As of December 31, 2020, we have not entered into any off-balance sheet financing arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of December 31, 2020 and 2019, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $20,000 for office space, administrative services and secretarial support. We began incurring these fees on June 6, 2019 and will continue to incur these fees monthly until the earlier of the completion of the Business Combinations or the liquidation of the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share

Net loss per share of Common Stock is computed by dividing net loss by the weighted-average number of shares of Common Stock outstanding for the period. We apply the two-class method in calculating the net loss per common share. Shares of Common Stock subject to possible redemption as of December 31, 2020 and 2019 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating our diluted net loss per share, we have not considered the effect of (i) the incremental number of shares of Common Stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method; (ii) the contingently issuable shares associated with the rights sold in the Offering and Private Placement to receive one-twentieth (1/20) of one share of Common Stock upon the consummation of our initial Business Combination, and (iii) the insider shares issued to the former Chief Financial Officer representing 5,000 shares of Common Stock underlying restricted stock awards for the period they were outstanding. Since we were in a net loss position during the periods after deducting net income attributable to Common Stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented as the inclusion of all potential common shares outstanding would have been anti-dilutive.

In accordance with the two-class method, our net income (loss) is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not our losses. Accordingly, net loss per common share, basic and diluted as restated, is calculated as follows:

	Year Ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	(As Restated)	(As Restated)
Net income (loss)	$(4,128,841)	$295,115
Less: net income attributable to common stock subject to redemption	(555,866)	(1,005,550)

Net loss attributable to common stockholders	$(4,684,707)	$(710,435)

Weighted-average common shares outstanding, basic and diluted	5,304,752	4,847,100

Net loss per share common share, basic and diluted	$(0.88)	$(0.15)

Common Stock subject to possible redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020 and 2019, Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Warrant Liability

We account for warrants for shares of our Common Stock that are not indexed to our own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net on the statements of operations and comprehensive income (loss). We will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the Common Stock warrants. At that time, the portion of the warrant liability related to the Common Stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

We do not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

EXECUTIVE COMPENSATION

The Company

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2019.

Compensation of our Executive Officers and Directors

As we are a special purpose acquisition company, formed for the purpose of effecting a business combination, our primary objective with respect to executive and director compensation is to retain the executives and directors to help identify and close a business combination.

Commencing on the date that our securities were first listed on NYSE through the earlier of consummation of our initial business combination and our liquidation, we will pay our Sponsor a total of $20,000 per month, which funds were used to pay for office space, utilities, secretarial and administrative services. This arrangement was agreed to by an affiliate of our Executive Chairman for our benefit and is not intended to provide such affiliate of our Executive Chairman compensation in lieu of a salary. We believed that such fees are at least as favorable as we could have obtained from an unaffiliated third party for such services.

On March 20, 2019, we entered into a Strategic Services Agreement with Tara McDonough, our former Vice President and Chief Financial Officer, which was effective through August 12, 2019, Ms. McDonough’s last day providing services for the Company. Ms. McDonough was paid at an hourly rate of $200 per hour. Ms. McDonough was paid a total of $41,950 pursuant to her Strategic Services Agreement. On August 6, 2019, we entered into a Strategic Services Agreement with Brad Weightman, our current Vice President and Chief Financial Officer, pursuant to which Mr. Weightman was paid $10,000 per month. We entered into an Amended and Restated Strategic Services Agreement, effective as of June 30, 2020, with Mr. Weightman, pursuant to which, Mr. Weightman is paid up to $10,000 per month.

Following are the tabular disclosures of our executive officer and director compensation:

Management Compensation

Name and principal position	Year	Salary	Bonus	Stock Awards		Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation		Total
Dr. Avi S. Katz, Executive Chairman of the Board of Directors and Former President and Chief Executive Officer (Principal Executive Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	$—	$—	$—		$—	$—	$—	$45,000	(1)	$45,000
	2020								$51,000	(1)	51,000
Dr. Raluca Dinu, Director and President and Chief Executive Officer (Principal Executive Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	—	—	—		—	—	—	54,000	(1)	54,000
	2020	—	—	—		—	—	—	66,000	(1)	66,000
Brad Weightman, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	50,000	—	—		—	—	—	—		50,000
	2020	62,250	—	—		—	—	—	—		62,250
Tara McDonough, Former Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2019 (Date of Inception) through December 31, 2019	41,950	—	—	(2)	—	—	—	—		41,950
	2020	—	—	—		—	—	—	—		—

(1)

Advisory fees were paid to directors for board committee service and administrative and analytical services, including certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations.

(2)

5,000 restricted common stock shares were granted on June 10, 2019 to Ms. Tara McDonough. The shares underlying the Company’s restricted stock awards were subject to forfeiture if a business combination is not completed or if the individual resigns or is terminated for cause prior to the completion of a business combination. As the shares are subject to forfeiture, no compensation expense was recorded in the financial statements. As Ms. McDonough resigned on August 12, 2019, Ms. McDonough’s 5,000 shares were cancelled.

Independent Director Compensation

Name	Year	Fees earned or paid in cash	Stock Awards	Option Awards	Nonequity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(1)	Total
Neil Miotto, Independent Director and Chairman of the Audit Committee	March 6, 2019 (Date of Inception) through December 31, 2019	$—	$—	$—	$—	$—	$45,000	$45,000
	2020	—	—	—	—	—	51,000	51,000
John Mikulsky, Independent Director and Chairman of the Compensation Committee	March 6, 2019 (Date of Inception) through December 31, 2019	—	—	—	—	—	36,000	36,000
	2020	—	—	—	—	—	36,000	36,000
Gil Frostig, Independent Director	March 6, 2019 (Date of Inception) through December 31, 2019	—	—	—	—	—	36,000	36,000
	2020	—	—	—	—	—	36,000	36,000

(1)

Advisory fees were paid to directors for board committee service and administrative and analytical services, including certain activities on the Company’s behalf, such as identifying and investigating possible business targets and business combinations.

Except as set forth above, no compensation was paid to our Sponsor, or management team, or any of their respective affiliates, prior to or in connection with the consummation of our initial business combination. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors review on a quarterly basis all payments that were made to our Sponsor, management team or our or their affiliates.

Members of our management team who remain with us, may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, as it will be up to the directors of the post-combination business to determine executive and director compensation. Any compensation to be paid to our officers will be determined, or recommended, to the Board of Directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on our Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

After the completion of the Business Combinations, Dr. Katz, Dr. Dinu and Mr. Miotto will serve on the Board of the post-combination company and each shall be entitled to receive compensation for serving on the Board of the post-combination company. The amount of such compensation is not known at the time, as it will be up to the directors of the post-combination company following completion of the Business Combinations to determine executive and director compensation. Any compensation to be paid to the post-combination company’s officers will be determined, or recommended, to its board for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on such board.

UpHealth

Summary Compensation Table

The table below sets forth the annual compensation levels for 2019 and 2020 for the existing executive officers of UpHealth who will continue either as directors or executive officers of New UpHealth, using their existing titles. The compensation totals and individual amounts reflect the compensation of such officers of UpHealth for 2019 and 2020, the date of this proxy statement/prospectus. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(2)	Total ($)
Dr. Chirinjeev Kathuria,	2020	$0	$0	$0	$0
Executive Chairman	2019	$0	$0	$0	$0
Dr. Mariya Pylypiv,	2020	$0	$0	$0	$0
Vice Chairwoman and Chief Strategy Officer	2019	$0	$0	$0	$0

Dr. Alfonso W. Gatmaitan,(3)	2020	$0	$0	$0	$0
Co-Chief Executive Officer and President	2019	$0	$0	$0	$0

Dr. Ramesh Balakrishnan,	2020	$240,000	$250,000	$39,509	$529,509
Co-Chief Executive Officer	2019	$240,000	$0	$39,509	$279,509

Martin S.A. Beck,(3)	2020	$0	$0	$0	$0
Chief Financial Officer	2019	$0	$0	$0	$0

Dr. Syed Sabahat Azim,(4)	2020	$30,589	$0	$34,170	$64,760
Chief Executive Officer of Glocal Healthcare Systems Private Limited	2019	$31,297	$0	$34,961	$66,257

(1)

None of Dr. Kathuria, Dr. Pylypiv, Dr. Gatmaitan, or Mr. Beck received any compensation during 2020 or 2019. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., these individuals will be paid 2020 accrued salary amounts (Dr. Kathuria—$200,000, Dr. Pylypiv—$200,000, Dr. Gatmaitan—$300,000, or Mr. Beck—$196,875), upon the closing of the UpHealth Business Combination. In addition, Dr. Gatmaitan will be paid a signing bonus of $50,000 upon the closing of the UpHealth Business Combination. Dr. Gatmaitan and Mr. Beck are also entitled to the following public company transaction success bonuses: (a) Dr. Gatmaitan (total of $500,000 to be paid as follows (subject to Dr. Gatmaitan being employed by UpHealth Services, Inc. UpHealth Holdings, Inc., or a

successor entity as of such date): $150,000, $150,000, $150,000, and $50,000 on the dates that are six months, eighteen months, thirty months, and forty-two months following the closing of the UpHealth Business Combination, respectively, and (b) Mr. Beck ($225,000 upon closing of the UpHealth Business Combination.
(2)

“All other compensation” for Dr. Balakrishnan consisted of the following in each of 2020 and 2019: $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. All Other Compensation for Dr. Azim consisted of the following for 2020 and 2019: $8,249 and $8,450 for house rent allowance, $131 and $135 for transport allowance, and $25,748 and $26,376 for rural posting allowance, respectively.

(3)

The employment offer letters between each Dr. Gatmaitan and Mr. Beck and UpHealth Services, Inc., include the following severance provisions: If the individual’s employment is terminated without Cause (as defined in the offer letter) or for Good Reason (as defined in the offer letter), such individual is entitled to the following: (a) base salary for one year; (b) payment of any bonus earned during prior fiscal years, but not yet paid; and (c) accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests (vesting occurs on one-year anniversary of termination date, unless termination is within two years following a Change in Control (as defined in the offer letter), in which case vesting occurs on termination date). In addition, in the event of the death or Disability (as defined in the offer letter) of the individual, accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests to the date of termination of employment due to death or Disability. Neither the employment offer letter between Dr. Pylypiv and UpHealth Services, Inc. or the employment agreement between Dr. Balakrishnan and Thrasys, Inc. include severance provisions. Dr. Azim is not a party to an employment agreement.

(4)

2020 and 2019 salary and “all other compensation” for Dr. Azim was converted based on the exchange rate reported by the U.S. Federal Reserve Board on December 31, 2020 of 1 USD to 73.0100 Indian Rupees and December 31, 2019 of 1 USD to 71.3600 Indian Rupees, respectively.

Cloudbreak

Summary Compensation Table

The table sets forth the annual compensation for 2019 and 2020 for the existing executive officer of Cloudbreak who will become an executive officer of New UpHealth upon the closing of the Business Combinations, using his existing title. The compensation totals and amounts reflect the compensation of such officer of Cloudbreak for 2019 and 2020. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Jamey Edwards	2020	$300,000	$0	$34,433.64	$334,433.64
Chief Executive Officer of Cloudbreak	2019	$300,000	$0	$32,114.88	$332,114.88

INFORMATION ABOUT NEW UPHEALTH

Unless otherwise indicated or the context otherwise requires, references in this section to the “Company,” “we,” “us,” “our,” and other similar terms refer to New UpHealth (GigCapital2 immediately following the consummation of the Business Combinations and approval of the proposed Second Amended and Restated Certificate of Incorporation) and assumes the completion of UpHealth’s purchase of the remaining equity interests of Glocal. See page 6 for a glossary of the terms used throughout this section.

Formation of UpHealth, Cloudbreak and New UpHealth

Please see page 31 for a summary of the proposed Business Combinations involving GigCapital2, Inc., UpHealth, and Cloudbreak.

UpHealth Services, Inc., an Illinois corporation and a wholly-owned subsidiary of UpHealth, was formed on November 5, 2019. It was formed for the purpose of effecting a combination of various companies engaged in digital medicine, and commenced negotiations with a number of companies, including those that are discussed below as having been acquired or that are pending acquisition targets of UpHealth. It became a subsidiary of UpHealth through a reorganization when UpHealth was formed on October 26, 2020 as a Delaware corporation. UpHealth then entered into a series of transactions to develop its business across four primary platforms, as further discussed below: (i) Integrated Care Management; (ii) Global Telehealth; (iii); Digital Pharmacy and (iv) Tech-Enabled Behavioral Health. UpHealth will become a subsidiary of New UpHealth upon closing of the UpHealth Business Combination.

Cloudbreak, a Delaware limited liability company, was formed on May 26, 2015 and will become a subsidiary of New UpHealth upon closing of the Cloudbreak Business Combination.

Completed and Pending UpHealth Acquisitions

Integrated Care Management

Thrasys, Inc. (“Thrasys”), a California corporation and wholly-owned subsidiary of UpHealth, was formed on March 11, 2002. Thrasys was acquired by UpHealth on November 20, 2020 pursuant to the terms and conditions of an Amended and Restated Plan of Merger between UpHealth and Thrasys in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and 927,982 shares of UpHealth, which will be exchanged for 10,192,096 shares of the Company with a value of approximately $102.1 million, and an additional incentive amount to be granted after the Closing and approval of the Equity Incentive Plan in the form of 4,799,802 restricted stock units, subject to certain conditions.

Global Telehealth

Glocal Healthcare Systems Private Limited (“Glocal”), an India Company and a subsidiary of UpHealth, was formed on July 22, 2010 in the State of West Bengal, India. The acquisition of Glocal by UpHealth is structured to occur in several steps, for aggregate consideration of promissory notes and cash of $22 million (with the amount of each determined by the parties upon completion of the second step described below), and 1,000,000 shares of UpHealth which will be exchanged for 10,983,075 shares of the Company with a value of approximately $110 million. The first step concluded on November 20, 2020 when UpHealth acquired approximately 43.46% of the outstanding equity share capital of Glocal pursuant to the terms and conditions of a Share Purchase Agreement between UpHealth, Glocal, and certain Glocal shareholders. The second step enables UpHealth to acquire additional shares of Glocal such that it will hold, in the aggregate, 90% or more of the outstanding equity of Glocal, in a manner as permitted under the laws of the Republic of India. On March 26, 2021, UpHealth made an investment into Glocal of $3,000,000, as required by the second step, and received shares in Glocal to increase its ownership to approximately 89% of the outstanding equity of Glocal. The parties are undertaking additional actions under the Glocal SPA to complete the second step and bring UpHealth’s ownership to at least 90% of the outstanding equity of Glocal. These actions are expected to be completed in the near future. The final steps will occur following the

Closing of the Business Combinations and UpHealth, as the majority shareholder, will, in conjunction with the remaining Glocal shareholders, take steps to increase UpHealth’s ownership in Glocal through the issuance of additional shares, the acquisition of remaining shares and/or any other manner acceptable to UpHealth and permitted under India law.

Digital Pharmacy

Innovations Group, Inc. (“Innovations Group”), a Utah corporation, became a wholly-owned subsidiary of UpHealth following the completion of UpHealth’s acquisition of Innovations Group. Innovations Group was formed on December 20, 2000. UpHealth and Innovations Group had entered into an Agreement and Plan of Merger on November 2, 2020, as amended January 19, 2012, under which UpHealth acquired all of the issued and outstanding shares of Innovations Group in exchange for consideration in the form of a promissory note in the amount of $30,000,000 and 1,300,000 shares of UpHealth, which will be exchanged for 14,277,998 shares of the Company with a value of $143 million. Innovations Group’s primary subsidiary is MedQuest Pharmacy, Inc. (“MedQuest Pharmacy”), a Delaware corporation. Closing of the acquisition of Innovations Group took place on April 27, 2021.

Tech-Enabled Behavioral Health

Behavioral Health Services, LLC (“BHS”), a Missouri limited liability company and wholly-owned subsidiary of UpHealth, was formed on December 7, 2016. BHS was acquired by UpHealth on November 20, 2020, pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth and BHS in exchange for consideration in the form of a promissory note in the amount of $1,100,000 and 142,900 shares of UpHealth, which will be exchanged for 1,569,481 shares of the Company with a value of approximately $15.72 million.

TTC Healthcare, Inc. (“TTC Healthcare”), a Delaware corporation and a wholly-owned subsidiary of UpHealth, was formed on June 5, 2019. TTC Healthcare was acquired by UpHealth on January 25, 2021, pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth and TTC Healthcare in exchange for consideration in the form of a promissory note in the amount of $12,699,088 and 323,700 shares of UpHealth, which will be exchanged for 3,555,221 shares of the Company with a value of approximately $35.6 million.

Business Overview

Our vision is to enable and power healthcare’s digital transformation by creating a single, integrated provider of technologies and services essential to personalized, affordable and effective care globally. Our mission is to transform care delivery and support healthier communities through a simplified digital infrastructure that connects evidence-based care, coordinated workflows and health services. The companies that are or will become subsidiaries of UpHealth, as well as Cloudbreak, collectively offer patient-centric digital health technologies and tech-enabled services to manage health and integrate care across four capabilities at the center of population health management and telehealth: Integrated Care Management, Global Telehealth, Digital Pharmacy and Tech-Enabled Behavioral Health. Together, we believe that by integrating the value streams represented across these four capabilities, we will empower health systems, health plans, employers and government ministries to improve outcomes, quality, access and cost of healthcare as well as address critical unmet needs of patients, providers, payors and pharmacies. As of December 31, 2020, Cloudbreak and the companies that are or will become subsidiaries of UpHealth, had approximately 5,000,000 lives served in integrated care management in the United States, 1,900 U.S. healthcare venues and contracts with ten countries and filled an average of 890 prescriptions per day.

We have carefully selected specific competencies, which we believe will allow us to provide a multifaceted approach to blending processes, services and technologies and enable our stakeholders to “practice” digital health.

Following the Closing, we will be organized across four strategic capabilities, each with a diverse set of partners and customers and each representing a large and fast growing market segment:

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Integrated Care Management. Our Integrated Care Management platform is powered by Thrasys’ Syntranet platform. SyntraNet creates virtual care communities across the continuum of care, integrates and organizes information, provides advanced population-based analytics and predictive models, and automates workflows across health plans, health systems, government agencies and community organizations. Clinical and community-based care teams use the platform to coordinate programs to address medical, behavioral health and social factors that affect the health of individuals and populations.

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Global Telehealth. Our Global Telehealth platform will have two divisions—domestic and international. Our domestic division will be powered by Cloudbreak, a provider of unified telemedicine solutions and digital health tools aimed at increasing access to healthcare and resolving health disparities across the care continuum. Cloudbreak has one of the largest installed user bases in the nation, performing more than 100,000 encounters per month on over 14,000 video endpoints at over 1,800 healthcare venues across the US. Through its integrated telehealth and language services, the platform serves as the digital front door to in-hospital care. Cloudbreak provides digital health infrastructure enabling its partners to ensure healthcare equity and implement unique, private-label telehealth strategies customized to their specific needs and markets. Our international division will be powered by Glocal, a platform that delivers comprehensive primary care and specialty consultations at a significantly reduced cost, based upon the typical cost for a Glocal primary care visit compared to the cost generally in India, based on government data. This helps open access to care for individuals in North America, India, Southeast Asia and Africa. Its technologies and services are performing over 50,000 digital health encounters per month with contracts now in place that if fully implemented would increase this number by nearly 10X by 2022.

•	Digital Pharmacy. Our Digital Pharmacy will be powered by MedQuest Pharmacy, a full-service retail and compounding pharmacy licensed in all 50 U.S. states and the District of Columbia that dispenses patient-specific medications and ships direct to patients. It is capable of serving as a retail or national fulfillment center. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. Through the Innovations Group suite of companies, MedQuest Pharmacy also makes available lab services and testing, nutraceuticals, nutritional supplements, education for medical practitioners, and training for individuals and groups.

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Tech-Enabled Behavioral Health. Our Tech-Enabled Behavioral Health capabilities are powered by TTC Healthcare and BHS, which together provide evidence-based and tech-enabled behavioral health and substance abuse services via onsite care delivery and telehealth. The division’s physician-led clinical model has a proven approach to networking with a growing panel of providers, which is critically important in the field of mental health.

When successfully integrated, our digital health platform will go beyond one-off point solutions to connect multiple parts of the healthcare demand and service continuum. We intend to curate a system of care enabling personalized, evidence-based clinical decisions through integrated care management that oversees the entire patient experience to enable better outcomes. As we integrate our digital health platform, our goal will be to provide manageable costs, better outcomes, an improved care experience and a reduction in the disparities in access to healthcare that exist today when provided by multiple different providers.

We understand that the patients, providers, and payors we currently and in the future will serve, want and need more comprehensive, integrated solutions, but are at different points on their digital transformation journey. We seek to meet them where they are today to help them reshape healthcare delivery through the use of intelligent technology, workflows and service coordination. The technologies of the companies that will become a part of New UpHealth have been developed by visionary and practical innovators, who formed and founded the companies that will become part of the UpHealth family. We believe this will position us to meet the significant demand for more comprehensive and advanced digital health solutions.

The highly scalable platform and infrastructure of these companies has allowed for the establishment of an expansive footprint both domestically and internationally. Domestically, the partners and customers of these companies span across more than 1,800 healthcare venues across the U.S. MedQuest Pharmacy has pharmacy licenses in all 50 U.S. states and the District of Columbia. Upon closing of the Business Combinations, we will serve the largest public health plan in the nation as well as thousands of physicians and post-acute sites. Internationally, Glocal has signed several country-wide contracts with government ministries across India, Southeast Asia and Africa that dramatically expand its reach, which we believe will make us a market leader in global telehealth, providing digital primary care and specialty consultations.

Market Opportunity

The 2020 World Health Organization Global Report measured the global healthcare market at $8 trillion, including public and private spending and ranging across the spectrum of healthcare services. We believe that this market is broken, fragmented and in great need of change. According to government data from the Centers for Medicare & Medicaid Services, national health expenditure in the United States alone was $4 trillion in 2018, representing 17.7% of GDP.

The long-standing macro factors that are driving the landscape today and straining the current healthcare system include an increasingly aging population, growing prevalence of chronic illnesses, unsustainable and escalating costs and inequitable access to care. While these are not novel challenges, they are accelerating rapidly and exacerbating fundamental flaws in an inefficient healthcare system ill-equipped to provide the necessary services for all its constituents.

We believe there is a heightened demand for technology solutions that can improve care delivery and management of population health, eventually leading to the “practice” of digital health. We believe these advancements are leading to a convergence of people, information, technology, and connectivity to improve health care and health outcomes. We intend to reshape the landscape of the healthcare industry, positioning UpHealth as an indispensable partner to consumers/patients, providers and payors as they evolve to the practice of digital health.

Our offerings will be at the center of population health management and telehealth in four of the fastest growing digital healthcare markets:

Integrated Care Management. Our Integrated Care Management capability operates within the chronic care management market, a $346 billion global market in 2019 that is expected to grow at a 7.2% CAGR through 2024 according to a 2019 BCC market research report evaluating the global market for chronic disesase management. Six out of ten adults in U.S. have a chronic disease and four out of ten have more than one condition, according to data from the Centers for Disease Control (“CDC”). Individuals living with chronic conditions are intensive users of health and social care services, and the associated costs tend to be significantly higher. In the U.S., 81% of hospital admissions, 91% of prescriptions and 76% of physician visits are attributable to managing chronic conditions, according to a report from Modern Healthcare titled “Behavorial Health: Fixing a System in Crisis.” Our Integrated Care Management capability is expected to grow 60% annually to over $45M in annual revenues in 2022 based on current contracts and expansion of scope as well as recently signed new agreements.

Global Telehealth. Supported by deregulation and broad societal shifts and accelerated by the COVID-19 pandemic, demand for and use of telehealth services is expanding rapidly. According to a May 2020 McKinsey article titled, “Telehealth: A quarter-trillion-dollar post-COVID-19 reality?”, up to $250 billion of current U.S. healthcare spend could potentially be virtualized through the acceleration of consumer and provider adoption beyond virtual urgent care. We believe telehealth enables more efficient allocation and utilization of finite clinical resources and appeals to both an aging population that requires more complex and chronic care as well as a younger generation that prefers digital technology to in-person visits. To meet the tremendous disparities in access to healthcare requires going beyond a tele consult. Our digital dispensary/clinic offering provides a full patient encounter complete with physical exam, diagnostic testing, and pharmacy dispensary in addition to a tele consult with the physician. This complete digital health encounter creates access to massive markets outside of the US for complete primary care and specialty consultations. The companies that will make up our Global Telehealth business have $80,000,000 in signed contract agreements to deliver services in 2021.

Digital Pharmacy. According to a 2019 Deloitte article, prescription drug sales are projected to grow at a 6.4% CAGR from 2018 to 2024 and reach $1.2 trillion in 2024. Pre-pandemic, there was a growing demand for mail-order medicines that coincided with increasing penetration of e-commerce and literacy regarding internet resources. Millennials in particular are highly reliant on online procurement for OTC medicines. This growth in adoption was accelerated rapidly in the wake of the COVID-19 pandemic. According to a McKinsey article in April 2020 titled, “How COVID-19 changes the game for biopharma in China,” there was a 10x increase in online prescription volumes in the early part of 2020. With its recent facility expansion, our Digital Pharmacy capability will be poised to capitalize on this growth in demand while also serving as the pharmacy of choice across our broader platform.

Tech-Enabled Behavioral Telehealth. Behavioral health conditions consisting of mental and substance abuse disorders have societal, economic and healthcare system implications, all of which are amplified by the COVID-19 pandemic. Prior to the pandemic, one in two Americans had faced a mental or substance abuse disorder at some point in their lives according to an August 2020 McKinsey article titled, “A holistic approach for the U.S. behavioral health crisis during the COVID-19 pandemic.” Those coping with behavioral health conditions have medical spend that is two to four times higher than the rest of the population, according to recent data from McKinsey. Due to the relatively simplistic conversion from office visits to telepsych, we believe our tech-enabled Behavioral Health capability is well positioned to capture share in this fast-growing segment within telemedicine.

Impact of COVID-19

The promise of telemedicine, telehealth and now digital health have been long discussed as solutions to the pervasive issues challenging the effective delivery of healthcare around the world. However, the COVID-19 pandemic forced patients and providers alike to embrace digital health technologies at a more rapid pace and accelerated the digital transformation of healthcare to bridge local and digital care delivery and engage displaced patient populations. According to the May 2020 McKinsey article, U.S. consumer adoption of telehealth grew from 11% of U.S. consumers using teleheath in 2019 to 46% of consumers now using telehealth to replace cancelled healthcare vists as of May 2020.

Major shifts in the market have enabled this transition, not only in regulations but also in technology, industry orientation, and reallocation of risk across the value chain, which have fundamentally altered the structure of the industry and basis of competition. Advancements in medical science, data and analytics, machine learning, networking technology, internet access, and the shift in consumer expectations driving business-to-consumer (“B2C”) models have all facilitated the transition to digital health technologies.

We believe there is work to be done in order to solidify the long-term shift to the “practice” of digital health and capitalize on the opportunity to virtualize $250 billion of U.S. healthcare spending annually. According to the May 2020 McKinsey article, the adoption of telehealth and extension of telehealth beyond virtual urgent care will require new ways of working with a broad set of providers, step-change improvements in information exchange and broadening access and integration of technology. This is where we intend to position our business and how we aim to power the adoption of digital health solutions well beyond the pandemic.

Products & Services

UpHealth’s plan is to reshape care delivery by offering patient-centric digital health technologies and tech-enabled services across four capabilities at the intersection of population health management and telehealth. These services are designed to integrate well with the needs of our major end-user customers. The union of these solutions within UpHealth will offer stakeholders a marketplace of products and services that they can choose from to best serve their transformation needs.

Integrated Care Management

The Integrated Care Management platform is powered by Thrasys’ SyntraNet technology platform and applications. SyntraNet is a configurable integrated health management platform that enables clinical- and community-based care teams to share information, coordinate care, manage utilization, and improve health outcomes and costs for individuals and populations—especially individuals with complex medical, behavioral health, and social needs.

SyntraNet creates virtual “care communities”—logical networks of organizations, care managers and service providers—that function as an integrated care team to deploy programs to improve health, quality, performance, efficiency, and costs.

Core features of the platform include the ability to:

•	Create virtual, cross-sector care communities

•	Integrate and organize information from a wide range of data sources

•	Gain insight into health, risks, and opportunities with advance analytics

•	Qualify and enroll groups into programs

•	Coordinate care teams across the continuum of care

•	Analyze and report on various measures of success.

SyntraNet includes a number of technology innovations: a unique architecture for connected care communities, a configurable software microservices architecture, workflow management with process graphs, expert-system based rules, advanced analytics and intelligence, and state-of-the-art frameworks for user interfaces across desktops and devices.

Thrasys has reinvested roughly $100,000,000 to develop its SyntraNet platform.

Our Integrated Care Management platform provides health plans and provider groups in value-based contracts the ability to manage health with new models of care. Our clients include the largest public health plan in the United States, one of the most extensive “whole person care” initiatives, and one of the fastest growing, value-based pharmacy benefit managers.

Revenue is derived from license fees, recurring subscription fees, and professional services for implementation.

Global Telehealth—U.S.-Based

Our domestic Global Telehealth offering will be delivered by Cloudbreak. Cloudbreak is dedicated to building solutions that address healthcare disparities impacting patients across the U.S. From telehealth visits to extended hospital stays, Cloudbreak’s digital solutions help patients and providers connect, build rapport and make healthcare encounters more meaningful. The platform’s goal is to enable patients to receive care at any time, any place, on any device, and in any language. For providers, Cloudbreak provides a digital health infrastructure enabling them to deliver care effectively based on their specific needs and markets.

Originally developed as the premier virtual language service, today Cloudbreak is a unified telehealth platform, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. As of December, 31, 2020, Cloudbreak was performing more than 138,000 encounters per month on over 18,000 video endpoints at over 1,900 healthcare venues nationwide. From telepsychiatry, telestroke, tele-ICU, telesitting and other specialties to integrated language services, Cloudbreak’s innovative, secure platform overcomes both distance and language barriers to improve care, satisfaction and outcomes. It seamlessly integrates with a multitude of platforms including Zoom, Epic, and AmWell, among others. Cloudbreak has built one of the largest installed bases in the nation, simplifying how providers care for patients, putting a full care continuum at their fingertips 24/7 and enabling local healthcare systems to build their integrated telemedicine strategy.

At its core, Cloudbreak is a modularly configurable software engine that supports video and audio communications. That is coupled with its private and/or public-path networking infrastructure that securely links those in need of service to those offering those services. The Cloudbreak Consult allows providers to answer calls, place calls, care for patients, converse with the care team, and connect with a qualified interpreter – all from one location. Cloudbreak has expanded its operations to include other telemedicine use cases as well including tele-stroke, telepsychiatry, tele-urology, and tele-quarantine, among others, across its network of end points and leveraging the same platform’s infrastructure. Cloudbreak has also recently launched a home health virtual visit platform enabling empowering its healthcare system partners to see their patients remotely on any device, at anytime, anywhere the patient may be and in any language they may speak.

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Connect Anywhere—Virtual Visit Platform: Providers and patients can connect with a virtual consultation from anywhere, enabling the exchange of messages between providers and patients, and inviting other health professionals or family members to visit virtually and view medical history and/or care plans. Providers also have the ability to view their schedules and patients have the ability to view educational content and videos while waiting for their visit.

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Martti Interpretation: Cloudbreak’s core offering known as Martti (My Accessible Real-Time Trusted Interpreter), is a HIPAA-compliant video remote interpreting solution that puts qualified and certified medical interpreters at the fingertips of clinical care teams nationwide through our proprietary software platform. Cloudbreak pioneered the Video Remote interpreting industry in 2003, and today is a well recognized leader known for its ease of use, quality and customer service. Today, Cloudbreak supports more than 250 languages.

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Telehealth Interoperability: Cloudbreak has built specific integrations that allow hospital staff to initiate Cloudbreak sessions from their video platforms, enabling multi-specialty call capabilities into one video session, shared content and whiteboarding, and integrations with numerous hospital system EMR, PACS and RPM platforms. Cloudbreak has invested significantly in its interoperability capabilities and continues to be a leader in the market in providing access to its Video Medical solution on a rapidly growing platforms. Cloudbreak has not only integrated with EMRs but also with other telemedicine and communication solutions throughout the continuum of care.

Cloudbreak provides a unified telehealth experience that harmonizes disparate use cases, allowing providers to efficiently collaborate and communicate, regardless of end-point device or tech infrastructure. Cloudbreak has designed the platform to integrate the clinical and operational workflows of its partners, ensuring that the technology molds to how the clinical teams work, not the other way around. Platforms like Zoom, Teams and others are “point solution” video platforms with minimal workflow capabilities. Cloudbreak makes these platforms “smart” by embedding them in custom patient and provider experiences based on how a specific health system or medical group practices. By doing this, Cloudbreak’s solutions can be integrated into daily practice patterns with less friction, thus speeding up adoption as well as avoiding commoditization and allowing health systems, clinics and physicians to differentiate themselves in market based on their brand and how they practice.

Cloudbreak offers an expanding suite of telehealth use cases which are delivered upon multi-year recurring revenue contracts that have both a fixed minimum with upside attributable to usage-based fees. Its client base spans the entire healthcare continuum including hospitals and health systems, federally qualified healthcare clinics (FQHCs), urgent care centers, stand-alone clinics and medical practices, as well as, employers and schools.

Global Telehealth—International

UpHealth’s international Global Telehealth offerings are delivered by Glocal, which aims to deliver comprehensive primary care and specialty consultations for a fraction of the cost today. Glocal uses its technology architecture and onsite digital dispensaries and clinics to deliver highly effective care that can serve vulnerable rural and dense urban centers, while also meeting the needs of more affluent communities.

Glocal has used a three-pronged strategy to refine and execute its care delivery. First, it has implemented a lean design approach, thinking through de novo the intervention, process and infrastructure for care and removing non-value add steps that do not directly affect healthcare delivery or outcomes. Second, Glocal has employed evidence-based medicine, including only interventions that have evidence of effectiveness. Third, it has leveraged technology, including IoT and artificial intelligence, to improve diagnosis and management of diseases and to automate standard clinical processes to reduce costs and errors.

The Digital Dispensary/clinic solution has earned the UN Health Innovation Exchange Public Appreciation 2020 Award, the World Economic Forum 2020 Schwab Foundation Social Entrepreneur Award and the Frost & Sullivan Indian Telemedicine Customer Value 2020 Leadership Award.

Glocal’s spectrum of offerings can be grouped into three major components:

1.

Its digital primary care offerings, which feature digital health applications combined with physical IoT devices to deliver care. The digital health interface for patients and providers is driven by its HelloLyf App, a virtual on-demand clinic for identifying patients and automated TeleCRM. Glocal has also developed LitmusDx, a clinical decision support system for differential diagnosis, investigation and treatment protocols. LitmusDx is cloud-based, regularly updated and cross-checked to ensure the latest in evidence-based protocols. It is a semantic-based engine for accurate differential diagnosis covering over 960 diseases, 8,000 symptoms, 11,000 signs, 300 risk factors and 450 parameters. Over 440 treatment protocols are referenced, covering most diseases, and it has stored more than 50,000 prescription brands covering over 6,500 formulations. Lastly, it references more than 20,000 drug precautions which cover contraindications, drug interactions, adverse reactions and food & alcohol interactions to reduce medical errors.

2.

Glocal’s Digital Dispensaries, HelloLyf CX, are carefully engineered to deliver critical healthcare services in hard to reach locations where access to primary care and complementary services is constrained. It requires only about 250 sq. ft. of rented or owned space. It needs only nurses, while doctors are available virtually. It is a one-stop-shop where almost all tests can be done, all kinds of doctors accessed and medicines are dispensed.

Within each digital dispensary is Glocal’s LitmusMx, a primary health terminal with remote examination and instant diagnostics capabilities, and LitmusRx, an automated medicine dispenser that provides access for patients in remote cities and towns. LitmusMx accommodates a wide range of primary and emergency healthcare needs within a remarkably compact device. It facilitates a medical examination via a digital stethoscope, fetal Doppler, dermatoscope, Otoscope, Laryngoscope, and Nasalscope, in addition to taking blood pressure, temperature and other vitals.

LitmusRx is a remote controlled dispensing unit that electronically controls drug dispensing, scalable up to 120 SKUs. A prescription generated by the physician is automatically dispensed by the machine, designed to reduce medical errors around branding and dosage. LitmusRx also performs real-time inventory management, removing the need for manual audits and automating supply chain order levels.

3.

Glocal’s acute care hospitals have been designed and set up as eleven modular hospitals, each with a three-bed ER, twenty-bed ICU, four operating theatres (including one with Laminar Air Flow systems, 4Slice CT Scan, X Ray, Echo, Color Doppler, and Ultrasound), treadmill stress testing, two to four dialysis units, a complete clinical lab, pharmacy, general ward beds, and private rooms. These compact hospitals are compliant with local clinical establishment code norms, infection control systems, medical gas pipeline, national building codes and green building norms. They focus on all acute cases like trauma, neuro trauma, pacemaking, thrombolysis, acute surgeries, medical emergencies and also routine surgeries.

Delivering solutions in India, Southwest Asia, and Africa, Glocal offers virtual and local care spanning the continuum, delivering upon multi-year recurring revenue contracts that have both a fixed subscription component and volume-based revenue. These markets consist of billions of people representing rapid expansion opportunities. End markets include government ministries, payors and stakeholders managing at-risk patient populations where access to care is a challenge.

Digital Pharmacy

The Digital Pharmacy business will be powered by Innovations Group through MedQuest Pharmacy, a full-service retail pharmacy that is licensed in all 50 U.S. states and the District of Columbia. It delivers both compounded and legend drugs, and is capable of either serving as a retail or national fulfillment center, as a personalized medication administration partner with prescribers, and as a lifestyle wellness direct-to-consumer offering. Its proprietary software and operating system, eMedplus, is EPCS Certified by the DEA and provides prescribers with a full-service prescription management system.

Also under the Innovations Group suite of services is Worldlink Medical, Inc., Medical Horizons, Inc., and Pinnacle Labs, Inc. (“MedQuest Testing Services”). Worldlink Medical, Inc. is the educational services arm of Innovations Group, providing CME educational courses accredited as a joint provider through the Accreditation Council for Continuing Medical Education (ACCME). Medical Horizons, Inc. specializes in customized formulations and contract dietary supplement and nutraceuticals manufacturing as an own label distributor with its brand NUTRAscriptives, as well as other brands. Its turnkey solutions include label design, printing and application; custom packaging; daily packs; a selection of capsule sizes and colors; and convenient auto-reorder services. It features a staff of experts that is committed to excellence and outstanding customer service. MedQuest Testing Services focuses specifically on facilitating diagnostic testing between lab companies, patients, and providers.

MedQuest Pharmacy is accredited and recognized by the Accreditation Commission for Health Care (ACHC) and its Pharmacy Compounding Accreditation Board (PCAB), among other high-quality providers and suppliers. MedQuest Pharmacy has achieved this elite level of quality by exceeding standards set by national accreditation bodies and quality-centered organizations. Having invested approximately $3,800,000 in facility expansion, it is poised for growth with new capital directed to developing new product lines (such as dermatology products) and expanding its testing services with new and existing lab companies and relationships. In addition, eMedplus, MedQuest’s proprietary software and operating system, became Surescripts certified (Superscripts process to validate that the software meets certain industry standards related to sending and receiving electronic messages and that it is providing open choice for medication selection and dispensing location) in January 2020, allowing any user of the Surescripts platform to prescribe medications dispensed by MedQuest Pharmacy. Under an agreement between MedQuest Pharmacy and Surescripts, MedQuest Pharmacy pays Surescripts a nominal fee for certain messages (e.g., new prescriptions or refill requests) sent through the Surescripts system. The majority of MedQuest’s Pharmacy’s prescriptions, however, are dispensed through eMedplus or mailed, verbal, or faxed orders.

MedQuest Pharmacy’s direct pharmacy capabilities offer direct-to-patient shipping of both manufactured and compounded drugs. MedQuest Pharmacy has relationships with both prescribers and patients and filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. The business model is driven by cash-pay and prescription volume-based revenue generated by physician electronic prescription order entry, as well as traditional prescriber-patient-pharmacist interactions, mailed, verbal and faxed orders.

Tech-Enabled Behavioral Health

Our Behavioral Health business is anchored by TTC Healthcare and BHS, two high-quality, evidence-based behavioral health and substance abuse providers rapidly innovating in the virtual care space. While TTC Healthcare and BHS today operate largely independently, work is underway to integrate the substance abuse treatment expertise of TTC Healthcare with the adult behavioral health services of BHS to form a comprehensive model of care ready to scale to a national level.

We believe we are positioned to leverage the technology solutions found in the other divisions to reshape how behavioral and substance abuse care is delivered in the future. Examples include the full integration of the telehealth consult solution by Cloudbreak and the personalized medication regimens available through MedQuest Pharmacy. In addition, our physician-led clinical models have proven successful in growing a panel of providers which is critically important in the largely underserved and understaffed field of mental health.

TTC Healthcare’s treatment facilities are licensed by the Florida Department of Children and Family Services (DCF) and the Florida Agency for Healthcare Administration (AHCA), and maintain the industry’s most widely acknowledged accreditation by the Joint Commission. TTC Healthcare offers a complete continuum of care from our detoxification services, residential care, Partial Hospitalization Programs (PHP), intensive outpatient (IOP) and outpatient programs (OP). During the COVID-19 pandemic, outpatient programs have transitioned to a majority of visits that are virtual.

The Partial Hospitalization Program is a full day of clinical treatment in a structured environment, while the client is living in supportive housing that offers 24-hour supervision, nursing services, and an on-call therapist. PHP is an opportunity for the client to experience more structured clinical care, addressing their primary and secondary issues and diagnoses. Clients are able to attend 12-step or mental health support groups in the evenings as well as enjoy activities and recovery events on the weekends. Much like TTC Healthcare’s other treatment programs, each client has an individualized treatment plan that is unique to their needs and recovery goals.

An Intensive Outpatient Program is a transitional level of care where the client begins to reintegrate into normal life with less therapy time, but still with the full support of TTC Healthcare staff. Clients will collaborate with their therapists and peers on the best recovery practices and how to deal with triggers in the real world. How long a client participates in an intensive outpatient program varies depending on the needs of each individual and allows for a treatment schedule to be customized, fitting with the clients’ lives outside of treatment.

The Outpatient Program offers limited counseling sessions for clients on a weekly basis. Those who participate in the outpatient program live at home or in some type of sober living housing, which is one of the main differences between outpatient and inpatient care. The services offered are very similar, but the time spent in therapy sessions is less in outpatient care.

Finally, Medication-Assisted Treatment (MAT) involves a pharmacological approach to treating addiction,

primarily addiction to opioids, including heroin and prescription narcotics. These medications reduce the difficult physical symptoms surrounding withdrawal and help the individual remain engaged in treatment. MAT programs that combine medication, counseling and therapy are largely considered one of the strongest evidence-based modalities to combat addiction. This type of treatment ultimately complements an abstinence-based program. The recommendation for MAT is based on a thorough and individualized assessment of the person in treatment and their specific needs. Supportive medications can be a highly effective treatment model for opioid use disorders.

BHS is a Missouri-based mental health practice consisting of over fifty psychiatrists, nurse practitioners, psychologists and other mental health providers in four physical locations. BHS providers work in collaboration with multiple area hospital systems (both in leadership and clinical positions) to provide and direct inpatient treatment. BHS offers in-office, virtual, and in-patient treatment to an average of over 7,000 unique patients per month. 95% of outpatient and post-acute care consults are provided in a virtual manner since the COVID-19 outbreak. Common conditions treated by BHS practitioners include depression, bipolar disorder, attention disorders, schizophrenia, substance use disorders, posttraumatic stress disorder, Alzheimer’s disease and related disorders as well as personality disorders.

BHS providers are all state-licensed and most of its physicians are board-certified and provide comprehensive psychiatric treatment utilizing psycho-pharmacology, evidenced based psychotherapy as well as somatic treatments like Trans-Cranial Magnetic Stimulation and Electro-Convulsive Therapy. The variety of provider disciplines available within BHS allows for ready collaboration and consultation between practitioners.

BHS has established its own pharmacy service which specializes in psychiatric medications and the unique needs of these patients from both a clinical and payor perspective. This pharmacy is able to function efficiently from both its physical location as well as a virtual provider. Plans are to further integrate this service with the broader digital Pharmacy capabilities found in MedQuest Pharmacy.

Given the idiosyncratic nature of behavioral health reimbursement and credentialing BHS established its own in-house billing department (Reimbursement Solutions) several years ago. This has allowed for both more efficient payment for BHS clinicians and has also provided a billing service that has been successfully marketed to outside practices. This capability is available to leverage for third-party billing services across the divisions and companies.

The COVID-19 pandemic accelerated BHS’s plans to offer virtual visits and at this juncture the vast majority of patient encounters are being performed virtually. While the transition to virtual treatment had long been anticipated the pandemic led to BHS’s adoption of this format literally overnight. The flexibility of this new treatment format has been well received by both clinicians and providers. Virtual provision of psychiatric care has allowed an expansion of BHS’s patient base both from individuals as well as in long term care settings.

Product Integration Roadmap

A strategic product roadmap has been developed with the aim of further unifying the various products and services.

A unique competitive advantage is that customers will be able to access an increasingly unified platform of services and technologies while also focusing in one or more strategic markets such as Integrated Care Management and Digital Pharmacy with best in class solutions.

Operations

Our principal executive offices are located in Delray Beach, Florida. We also have centers of operation in California, Missouri and West Bengal, India, and following the closing of the Business Combinations, in Ohio and Utah. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion.

Our leadership team is comprised of industry experts and innovators with extensive healthcare, technology, and organizational knowledge. Our leaders have decades of experience founding, building and successfully scaling private and public companies. Our Board of Directors will be co-chaired by UpHealth founder and current Executive Chairman, Dr. Chirinjeev Kathuria, who will be joined upon the closing of the Business Combinations by GigCapital Global Executive Chairman and Founding Managing Partner, Dr. Avi Katz. We are led by Co-CEO’s Ramesh Balakrishnan and Al Gatmaitan. Our Integrated Care Management, Global Telehealth, Digital Pharmacy and Behavioral Health capabilities will continue to be led by the executive officers of the businesses that will comprise them. Key corporate services such as finance, human resources, sales, marketing and research and development will align under our leadership team.

As of December 31, 2020, (a) UpHealth had 279 employees, including 257 full-time employees, and 22 contractors, (b) Cloudbreak had 597 employees, including 170 full-time employees, and 427 contractors, (c) Innovations Group had 112 employees, including 92 full-time employees, and no contractors, and (d) TTC

Healthcare had 189 employees, including 182 full-time employees, and 7 contractors, and (e) Glocal had 1,034 employees, including 254 full-time employees, and 780 contractors.

Key Performance Indicators

As a digital health technology and tech-enabled services company, we will measure several key performance indicators across our platform related to adoption and utilization by users. We believe that the following KPIs will impact our ability to improve the health of patients and help to inform how we manage operations:

•	Number of lives

Our mission is to transform care delivery and support healthier individuals and communities. We believe that our digital health technology and tech-enabled services supports this mission by empowering providers to deliver coordinated, personalized, affordable, and effective care globally to improve health outcomes. The number of lives served globally helps to assess our performance managing to that mission as well as our potential impact on the broader healthcare market.

•	Number of care venues

We believe that the number of care venues using our platform globally is an indicator of future revenue growth because we derive meaningful revenue from consultation, diagnostic and medication dispensing fees as well as device utilization in the care venues we serve. These venues also provide a base footprint unto which we can provide other products and services across our platform. A care venue represents a distinct physical location of a medical care site, hospital, or health system.

•	Number of prescribers and prescriptions filled

MedQuest Pharmacy filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. As a valued partner to prescribers, we believe both measures provide good insight into the level of penetration into the prescriber community.

•	Number of digital and virtual encounters globally

Because our service and utilization revenue will generally increase with the number of consultations, we believe the number of global (domestic and internationally) consultations provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance. We define core consultations as encounters as patients and provider utilizing our core services, including digital encounter teleconsults, and onsite consults.

We believe our operational performance will drive our financial results, which will be evaluated at the corporate and divisional level. Our key financial metrics to which we manage include bookings, revenue, EBITDA, and operating margin. As we expand our role as a partner for key stakeholders in the practice of digital health, we anticipate developing a set of shared performance indicators, such as impact on total cost of care, functional health of members and targeted populations and satisfaction level of the care experience by providers, customers, and payors.

Growth Opportunities

UpHealth has proven solutions with significant revenue and customer momentum, as well as numerous opportunities to achieve synergistic growth. Leading this transformational effort is an executive team, with world class academic and operational pedigrees, confident in their ability to lead change at the forefront of healthcare delivery. In addition to executing on the organic growth initiatives of each of the business lines, there are numerous synergistic opportunities ongoing as well as de novo product launches planned near-term.

Below are the levers through which we believe UpHealth will accelerate growth of the platform:

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Implement Executed/Signed Contracts. The companies that make up the Global Telehealth and Integrated Care Management lines have won meaningful contracts in 2020 that are expected to drive substantial new revenue in 2021 and beyond. Internationally, Glocal won contracts in Mali, Congo, Tanzania, Ghana, Ivory Coast, and Madhya Pradesh (India), which are expected to drive $154,200,000 in new revenue between 2021 and 2022. Domestically, Cloudbreak continued to expand its reach across U.S. health systems, with recent large and yet-to-be implemented wins at Yale New Haven Health, UCSF, and UCLA, resulting in approximately $6,000,000 in annualized bookings. Our Integrated Care Management business, which signs initial multi-year contract terms with sticky recurring revenue and annual renewals, has won and will implement $8,000,000 in new and expansion contracted revenue in 2021.

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Drive New Bookings. The Global Telehealth and Integrated Care Management companies are involved in late-stage negotiations with health systems and government ministries to expand both domestically and internationally. We will continue to pursue these opportunities and leverage the strength and breadth of our combined platform to drive continued bookings growth. Additionally, several of our businesses have historically scaled conservatively and profitably, with minimal investment in sales and marketing. As a combined entity, we expect to meaningfully increase our investment in our go-to-market functions to capitalize on both synergies across the platform as well as take advantage of the accelerated adoption of telehealth and interest of the associated benefits for healthcare organizations.

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Explore Synergistic Opportunities with Existing Clients. UpHealth provides a suite of products across the continuum of care for any entity managing complex patient populations. This allows UpHealth to become a strategic partner for health systems, government entities, and plans, providing services from integrated care management to digital pharmacy capabilities. We are positioned to offer the market a unique, multifaceted and integrated approach to processes, services and technologies spanning the continuum of care, creating a number of synergies across our businesses. As a customer uses UpHealth’s available solutions, the platform will be able to further utilize its growing network and dataset to help provide even better care to a greater population. For example, UpHealth’s care management, behavioral health and digital pharmacy capabilities now have the opportunity to leverage the 1,800+ U.S. healthcare venues that are currently utilizing the Company’s domestic telehealth services.

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Product, Service and Partner Expansion. Innovation leading to new products and services are continuously and intentionally planned. In 2021, MedQuest Pharmacy’s full-service compounding and retail Digital Pharmacy plans to add new lines of specialty focus such as dermatology, and Medical Horizons also plans to launch Pure Collectives, an e-commerce platform to allow providers to sell Medical Horizons’ nutraceutical supplements line to their patients. Additionally, our Behavioral Health capability plans to roll out Intensive Outpatient (IOP) services nationally. Innovative features of our International telemedicine digital dispensary and AI-guided-evidence-based care solution will be reengineered to enable introduction into U.S. and other developed international markets. Cloudbreak will continue to roll out specific teleconsult applications beyond telepsych and telestroke. Each of these initiatives are expected to provide meaningful revenue opportunities.

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Strategic Acquisition. We plan to supplement our organic growth strategy with select acquisitions to increase market share across our current capabilities, accelerate entry into new capabilities and expand offerings into new end markets. We plan to be strategic with respect to building our existing capabilities within the four core markets and channels. We will continue to evaluate and, where strategically appropriate, pursue acquisition opportunities that are complementary following the consummation of the Business Combinations.

Competition

The markets in which we participate are highly competitive, with increasing competition from new entrants and expansion by existing competitors. We view as our competitors those companies that currently, or in the future will, (i) develop and market digital health technology (devices and systems) or (ii) provide telehealth and expert medical services, such as the delivery of on-demand access to healthcare. Competition for developing and marketing digital health technology and the provision of telehealth focuses on, among other factors, technology, breadth and depth of functionality, range of associated care delivery services, operational experience, customer support, size of customer base, and reputation. As we have indicated, our platform operates across four major markets (Integrated Care Management, Global Telehealth, Digital Pharmacy, and Tech-enabled Behavioral Health) and our key competitors span those markets. Key competitors in the integrated care management sector include Health Catalyst, PointClickCare/Collective Medical, Medecision, ZeOmega, and MedHOK. Key competitors in the provision of telehealth and expert medical services domestically include Teladoc, AmWell, and SOC Telemed. Key competitors in the delivery of telehealth internationally include WeDoctor, Practo, and Doctolib. Key competitors in the Digital Pharmacy sector include Capsule, HIMS, Ro, Amazon, and CVS/Aetna. Key competitors in the Tech-Enabled Behavioral Health sector include Ontrak, Quartet Health, and Lyra Health.

In the health system market, electronic health record (“EHR”) companies could be considered competitors, but many have chosen to partner with the US-based telehealth offering by Cloudbreak and integrate Cloudbreak’s capabilities into their own products. Other companies have chosen to partner with Cloudbreak to embed its telehealth functionality within their EHR. Competition also comes from large communications software companies who offer an entry-level priced and simplified offering for telehealth. Newer competitors include companies who provide asynchronous chat communications. Competition may also increase from large technology companies that may wish to develop their own telehealth solutions, as well as from large retailers that seek to digitize their healthcare integrated offerings. With the emergence of COVID-19, we have also seen increased competition from consumer-grade video solutions. We believe that the breadth of our existing and planned client ecosystem, the depth of our technology platform, and our business-to-business focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop telehealth solutions, both within and outside of healthcare, will choose instead to collaborate with us.

We expect to face intensifying competition from existing competitors in our particular capabilities, platforms looking to broaden their services offerings, and new entrants that introduce digital health services and software platforms or other technology. We currently face competition from a range of point solutions, including specialized software providers that are continuing to more deeply integrate their technology with care delivery services. In addition, large, well-financed healthcare providers have in some cases developed their own telemedicine services and technologies and may provide these solutions to their patients at discounted prices.

The principal competitive factors upon which we compete include:

•	consumer/provider/patient user acceptance, satisfaction and utilization;

•	continuous innovation of technologies and services, including an integrated platform that unifies the users’ experiences;

•	effectively building a brand and reputation;

•	building interoperable platforms that can connect with legacy enterprise and integrated care network infrastructures;

•	integrating into the workflows and processes of providers, payors and government entities;

•	reducing care delivery costs across multiple stakeholders;

•	enabling a suite of digital health tools from within existing customer workflows;

•	depth of expertise in care delivery of varying acuity, technology, sales and service;

•	scalability of our business models; and

•	operational execution abilities.

We believe that we are uniquely positioned on the basis of these factors and that the offerings of competitors do not comprehensively address the needs of key stakeholders across our key markets, or fail to do so at scale.

Competitive Advantage

We bring a set of attributes to market that we believe will continue to differentiate us across our major stakeholders and end markets. While there have been a number of recent innovations across one-off point solutions aimed at solving specific pain points, we believe they tend to lack a comprehensive approach to addressing broad challenges across the care continuum, and thus fail to fully solve healthcare disparities for all stakeholders. What is required is a combination of innovative technologies and technology-enabled services that are integrated within the workflows and core operating systems of payors, providers, and patients. We believe that the digital health platforms that thrive long term will be those that enable a hybrid model of care delivery, enhancing onsite care settings with an integrated digital infrastructure that provides virtual care access and engagement while also coordinating and connecting both community and clinical care teams within defined populations.

An Integrated Global Digital Health Platform Addressing Critical Market Needs

We will operate in the healthcare landscape across four large and high growth digital healthcare markets, providing a comprehensive care hub across multiple care settings. We aim to reshape healthcare delivery through integrated offerings that unite the healthcare ecosystem, enabling the “practice” of digital health. Together, these advancements are leading to a convergence of people, information, technology, and connectivity that improve healthcare and health outcomes through a more coordinated, data-driven, and personalized care experience. We seek to deliver on our vision of providing a guided care experience for patients and providers that is frictionless, engaging, and easy to use.

As we work to successfully integrate our platform, we believe our combined set of services and capabilities will address many needs for patients, health systems and payors unmet by point solutions. We believe patients will value a more convenient care experience plus their entire care story in one place, enabling whole-person care. Health systems are presented with the entire picture of care coordination across the system plus the entire ecosystem of post-acute and socially, enabling team-based care. Payors will realize a comprehensive suite of digital services and a bridge platform between their claims processing systems and the broader ecosystem, providing the connectivity and intelligence needed for effective management of members’ costs and outcomes.

We will simplify how providers care for patients, putting a full care continuum at their fingertips 24/7, and enabling local healthcare systems to build their integrated digital health strategy from a single point of entry like an iPad or personal phone. Our partners/customers are at different points on the spectrum of digital transformation and we meet them where they are on their transformation journey, paying particular attention to reshaping existing workflows internally and across multiple stakeholders. We believe this experience can only be provided seamlessly via integrated, coordinated care teams that rely on AI data driven analytics and support.

Expansive Reach across Domestic and International Markets

We are a global company, doing business in several geographies. As a result, we are not overexposed to the risks associated with any one country. Our roots are strong in North America, with our international base in India allowing us to target other high-growth areas internationally.

Domestically, we will have an expansive reach across more than 1,800 health care venues spanning the U.S. Our Integrated Care Management capabilities also provide a platform with advanced analytics and data insights for health plans, health systems (such as L.A. Care and Alameda County), government agencies, and community organizations across the U.S. Meanwhile, MedQuest Pharmacy’s Digital Pharmacy is licensed to ship to all 50 U.S. states and the District of Columbia and has cultivated considerable relationships with members of U.S. Congress as a leading voice for the compounded pharmaceutical industry. The overall platform has significant domestic reach across many facets of the U.S. healthcare industry.

Internationally, our Global Telemedicine capabilities are spreading rapidly. We saw significant contracts signed in 2020 across Africa, as well as further growth within India. The projected number of digital health encounters and virtual consults are expected to approach 10,000,000 by 2022. Glocal’s modular approach to primary care delivery in vulnerable communities in both rural and urban settings has driven strong interest from national health ministries and other organizations delivering care to areas with populations who have historically been subject to inequitable access of healthcare services. Leveraging our global footprint, we can continue to spread knowledge and insights gained in one area to our entire network, enabling more effective care in all parts of the world.

Below illustrates the reach across health systems, health plans and government ministries:

A Diverse Management Team of Industry Leaders

Our management team is made up of entrepreneurs and founders who have dedicated their lives to solving specific healthcare issues in the world today. We believe that this diverse group of leaders is uniquely equipped to lead the movement in reshaping care delivery to the “practice” of digital health which can improve global healthcare delivery. Continuous innovation, effective operations at scale, deep industry and technical knowledge combine to bring to life our vision of healthcare better for all.

Research and Development

Our ability to continue to differentiate and enhance our platform depends, in large part, on our capacity to continue to introduce new services, technologies, features, and functionality. Our founders as well as our executives and various employees have significant involvement in the development of new products. In addition, we utilize certain third-party development services to perform application development. We focus our research and development spend on developing new products and further enhancing the usability, functionality, reliability, performance and flexibility of our existing platform and products.

Facilities

Our principal executive offices, which we lease, are located at 14000 S Military Trail, Delray Beach, Florida 33484. We also have centers of operation in California, Ohio, Missouri, Utah, and West Bengal, India. With the

exception of certain properties in India that are owned by Glocal, we lease all of our properties. We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion.

U.S. Government Regulation

Our existing and planned operations are subject to comprehensive U.S. federal, state and local and international regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability, and that of our affiliated providers, to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and regulations continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare, data privacy and security, and medical practice laws and regulations. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability and accessibility of telehealth services. For example, many state governors issued executive orders permitting out-of-state physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth services by, among other things, expanding coverage for telehealth services, removing geographic restrictions and originating site requirements, permitting the waiver of patient copayment responsibilities that may hinder access, allowing reimbursement for services performed by out-of-state providers, waiving federal responsibilities that may hinder access, waiving federal restrictions on the prescribing of controlled substances via telehealth, and eliminating prior authorization requirements. It is uncertain whether these COVID-19 related regulatory changes will remain in effect beyond the current public health emergency. However, there have been several developments that suggest at least some of the temporary measures may be extended, including an August 2020 executive order issued by President Trump that instructed the Department of Health and Human Services to review the temporary telehealth measures, particularly with respect to patients in rural areas and propose extensions and to review recommendations made by the Taskforce on Telehealth Policy, which, among other things, recommended eliminating unnecessary restrictions on telehealth across state lines, lifting restrictions on originating sites, and allowing telehealth for various types of clinicians and conditions, and the Calendar Year 2021 Physician Fee Schedule Final Rule issued by the Centers for Medicare and Medicaid Services in December 2020 that added more than 60 services to the Medicare telehealth list that will continue to be covered beyond the end of the current public health emergency (“PHE”) period.

Coverage for telehealth services by commercial payors vary, depending on the individual plan. We believe that a return to the status quo would not have a material negative impact on any commercial agreements we have entered into during 2020. Each of these agreements has a defined term and virtually none allow for immediate termination for convenience by the customer in question. For many health care companies engaging in telehealth, the most significant potential concern about returning to the status quo is reinstatement of certain Medicare rules and restrictions that limit reimbursement for telehealth visits provided to Medicare beneficiaries, such as limitations on the types of services covered and restricting telehealth coverage and reimbursement to only certain patients in rural areas. Significantly, the Centers for Medicare and Medicaid (“CMS”) added certain services to the permanent Medicare telehealth list to be reimbursed beyond the end of the PHE. However, permanent Medicare telehealth reimbursement beyond the PHE is limited to beneficiaries in rural areas located in a medical facility. Though COVID-19 waivers temporarily removed the rural and originating site limitations, CMS does not have statutory authority to pay for telehealth to beneficiaries outside of rural areas or to beneficiaries located in their homes (with some exceptions). Thus, for telehealth reimbursement to expand to non-rural beneficiaries beyond the PHE, legislative intervention would be needed to permanently expand telehealth reimbursement.

Telehealth Provider Licensing, Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, mitigating potential conflicts of interests, operating policies and procedures and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear, evolving and subject to differing interpretation. Many states have specific statutes and regulations addressing provision of medical care via telehealth modalities and requirements that must be met to do so. Generally, the services provided must fall within the scope of practice for the licensed professional per the particular state’s board licensing rules and regulations, and the same standard of care needs to be met as required for in-person care, and physicians must obtain informed consent from patients to the care provided and the virtual setting.

Physicians who provide professional medical services to a patient via telehealth must, in most instances, hold a valid license to practice medicine in the state in which the patient is located. We have established systems for ensuring that our affiliated physicians are appropriately licensed under applicable state law and that their provision of telehealth to our clients occurs in each instance in compliance with applicable rules governing state licensing requirements. Failure to comply with these laws and regulations could result in licensure actions against the physicians, our services being found to be non-reimbursable by payors, or prior payments being subject to recoupments and can give rise to civil, criminal or administrative penalties.

Generally, physicians providing services through telehealth must also use HIPAA-compliant technology. During the PHE, the Office of Civil Rights (“OCR”) is using discretion in collecting penalties for good faith use of telehealth, even if the services are not provided through a HIPAA-compliant secure platform. Thus, HIPAA compliance as related to the telehealth platform is less of a concern during the PHE but will be required long-term. Certain types of technology, such as audio-video synchronous technology, may be required for compliance with state laws and reimbursement depending on the type of service and the payor.

Pharmacy Laws and Regulations

MedQuest Pharmacy’s pharmacy business is subject to extensive federal, state and local regulation. Pharmacies, pharmacists and pharmacy technicians are subject to a variety of federal and state statutes and regulations governing various aspects of the pharmacy business, including the distribution of drugs; operation of mail order pharmacies; licensure of facilities and professionals, including pharmacists, technicians and other healthcare professionals; packaging, storing, distributing, shipping and tracking of pharmaceuticals; repackaging of drug products; labeling, medication guides, and other consumer disclosures; interactions with prescribing professionals; compounding of prescription medications; counseling of patients; prescription transfers; advertisement of prescription products and pharmacy services; security; controlled substance inventory control and recordkeeping; and reporting to the FDA, state boards of pharmacy, the U.S. Consumer Product Safety Commission and other state enforcement or regulatory agencies. Many states have laws and regulations requiring out-of-state mail-order pharmacies to register with that state’s board of pharmacy. In addition, the FDA inspects facilities in connection with procedures to effect recalls of prescription drugs. The Federal Trade Commission also has requirements for mail-order sellers of goods. The United States Postal Service (the “USPS”) has statutory authority to restrict the transmission of drugs and medicines through the mail to a degree that may have an adverse effect on our mail-order operations. The USPS historically has exercised this statutory authority only with respect to controlled substances. If the USPS restricts our ability to deliver drugs through the mail, alternative means of delivery are available to us. However, alternative means of delivery could be significantly more expensive. The U.S. Department of Transportation has regulatory authority to impose restrictions on drugs inserted into the stream of commerce. These regulations generally do not apply to the USPS and its operations.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

The companies that will be part of New UpHealth following the closing of the Business Combination contract with physicians or physician-owned professional associations and professional corporations to provide them and their patients with access to our platform. These contractual relationships are subject to various state laws that prohibit fee splitting or the practice of medicine by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities that may be performed by unlicensed individuals or entities and perceived as impacting the clinical decision-making of licensed professionals such as scheduling, policy and procedure development, contracting, setting rates and the hiring and management of clinical personnel may implicate the restrictions on the corporate practice of medicine. Similarly, certain compensation arrangements between licensed professionals and unlicensed individuals and entities can implicate state fee-splitting prohibitions, which prohibit providers from sharing a portion of their professional fees collected with third parties.

State corporate practice of medicine and fee splitting laws and rules vary from state to state and are not always consistent across states. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

We are subject to the federal Physician Self-Referral Law, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare or Medicaid patients for “designated health services” such as laboratory and radiology services that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” (including an ownership interest or a compensation arrangement) with the entity, unless an exception applies. The Stark Law also prohibits the entity from billing Medicare or Medicaid for such designated health services. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the federal False Claims Act (described below). The statute also provides for a penalty of up to $172,137 for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of various healthcare fraud and abuse statutes, including the Stark Law, can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is a broadly worded, intent-based federal criminal statute that prohibits the knowing and willful offer, payment, provision, solicitation or receipt of any form of remuneration, directly or indirectly, in cash or in kind, in return for, or to induce, (i) the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other federal health care programs or (ii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other federal health care programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations of the Federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines of more than $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in the federal health care programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. Although there are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common industry practices from prosecution, the exceptions and safe harbors are narrowly drawn, and arrangements may be subject to scrutiny or penalty if they do not fully satisfy all elements of an available exception or safe harbor. However, the failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute.

Although we believe that our arrangements with physicians and other referral sources comply with current law and available interpretative guidance, as a practical matter, it is not always possible to structure our arrangements so as to fall squarely within an available safe harbor. Where that is the case, we cannot guarantee that applicable regulatory authorities will determine these financial arrangements do not violate the Anti-Kickback Statute or other applicable laws, including state anti-kickback laws (described below).

Federal False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act, which imposes civil penalties against individuals or entities for, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment to a federal health care program or knowingly making using or causing to be made or used a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government. Federal False Claims Act actions can be initiated not only by the government but also through civil whistleblower or qui tam lawsuits. Penalties for False Claims Act violations include fines ranging from $11,665 to $23,331 for each false claim or statement for penalties assessed after June 19, 2020, with respect to violations occurring after November 2, 2015, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from federal health care programs. There is also the federal criminal False Claims Act, which is similar to the federal civil False Claims Act and imposes criminal liability on those that make or present a false, fictitious or fraudulent claim to the federal government.

Foreign and State Fraud and Abuse Laws

There are state and foreign law equivalents of the above federal laws, such as the federal Anti-Kickback Statute and the federal False Claims Act. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any third party payor, including commercial insurers or to any payor, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payors of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any health care benefit program or to obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any health care benefit program in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from federal health care programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement or representations, or making or using any materially false writing or document knowing the same to contain any materially false, fictitious, or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund a known overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payors as the federal False Claims Act covers in connection with federal health care programs.

In addition, the federal Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to the federal health care programs and employing or contracting with individuals or entities who are excluded from participation in the federal health care programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $20,866 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the federal Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. Although this prohibition applies only to federal health care program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. Our health system clients, and our health plan clients are all regulated as covered entities under HIPAA. We are a business associate of our covered entity clients when we are working on behalf of our covered entity clients including our affiliated medical groups and also when we are providing technology services to those clients via our telehealth platform. As a business associate, we are also directly regulated by HIPAA and are required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by HHS, including monetary penalties.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties include civil monetary penalties of up to $59,552 per violation, not to exceed approximately $1,800,000 for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation), and in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in violations of multiple standards. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards for electronic transactions that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD-10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws. FTC jurisdiction in data privacy and security cases is concurrent with the Office of Civil Rights’ jurisdiction with respect to HIPAA.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we enter into with our clients who are covered entities, we must report breaches of unsecured PHI to our clients following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

International Regulation

Our international operations are subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection (including the EU’s General Data Protection Regulation which became effective in May 2018 across the EU, which would be applicable if we expand our operations into the EU), data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the FCPA, and corresponding foreign laws, including the UK Bribery Act.

The FCPA prohibits offering, promising or authorizing others to give anything of value to a foreign government official to obtain or retain business or otherwise secure a business advantage. We also are subject to applicable anti-corruption laws of the jurisdictions in which we operate. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and the DOJ have increased their enforcement activities with respect to the FCPA. The UK Bribery Act is an anti-corruption law that is broader in scope than the FCPA and applies to all companies with a nexus to the United Kingdom. Disclosures of FCPA violations may be shared with the UK authorities, thus potentially exposing companies to liability and potential penalties in multiple jurisdictions. We have internal control policies and procedures and conduct training and compliance programs for our employees to deter prohibited practices. However, if our employees or agents fail to comply with applicable laws governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions.

We also are subject to regulation by the Office of Foreign Assets Control (“OFAC”). OFAC administers and enforces economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign countries and regimes, terrorists, international narcotics traffickers, those engaged in activities related to the proliferation of weapons of mass destruction, and other threats to the national security, foreign policy or economy of the United States. In addition, we may be subject to similar regulations in the non-U.S. jurisdictions in which we operate.

The healthcare industry in India is subject to laws, rules and regulations in the regions where we conduct our business or in which we intend to expand our operations. Given our digital health centers are situated at multiple locations, we are subject to various and extensive local law, rules and regulations relating, among other things, to the setting up and operation of private medical care establishments. Health and safety laws and regulations in India are becoming increasingly stringent in the recent years, and it is possible that they will become significantly more stringent in the future. India is also in the process of and has certain legislation pending regarding increased data privacy.

Intellectual Property

We own and use trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in several jurisdictions. In addition, we rely on certain intellectual property rights that we license from third parties and on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. These licenses are standard licenses for common, easily replaceable commercial infrastructure. We require our employees, consultants and certain of our contractors to execute confidentiality, agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

Glocal currently has a pending patent application in India and may file for additional patents in India in the future. We do not currently consider any of these patents used in our business to be material to our business. No other subsidiaries have any existing or planned patents. We may continue to submit patent applications for new inventions and ideas we develop as well as monitor competitors in an effort to protect our intellectual property.

From time to time, we may become involved in legal proceedings relating to intellectual property arising in the ordinary course of our business, including oppositions to our applications for trademarks or patents, challenges to the validity of our intellectual property rights, and claims of intellectual property infringement. We are not presently a party to any such legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

Glossary of Terms

-	ACHC: Accreditation Commission for Health Care

-	Chronic care: providing or concerned with long-term medical care lasting usually more than 90 days especially for individuals with chronic physical or mental impairment

-	CME: Continuing Medical Education

-	Compounded pharmacy: process used to create custom medications from base ingredients for patients

-	Dermatoscope: facilitates the visualization of subsurface skin structures that are not visible to the unaided eye

-	Differential diagnosis: process wherein a doctor differentiates between two or more conditions that could be behind a person’s symptoms

-	Digital healthcare: use of information and communications technologies in medicine and other health professions to manage illnesses and health risks and to promote wellness

-	EMR: Electronic Medical Record

-	EPCS: Electronic Prescriptions for Controlled Substances

-	Evidence-based care: is the conscientious use of current best evidence in making decisions about the care of individual patients or the delivery of health services

-	FCM: Foundation for Care Management

-	FCPA: Foreign Corrupt Practices Act

-	Fetal Doppler: hand-held ultrasound transducer used to detect the fetal heartbeat for prenatal care

-	FQHC: Federally qualified healthcare clinic

-	FTC: Federal Trade Commission

-	HHS: U.S. Department of Health and Human Services

-	HIPAA-compliant: medical processes in alignment with the Health Insurance Portability and Accountability Act of 1996 (HIPAA)

-	Integrated care: Collaboration between health professionals to provide complete treatment to patients and improve overall well-being.

-	Laryngoscope: medical device used to obtain a view of the larynx, a part of the throat

-	Manufactured pharmacy: process used to formulate and create commercially-available drugs

-	Nasalscope: medical device used to look at the nasal and sinus passages

-	OFAC: Office of Foreign Assets Control

-	OIG: Office of Inspector General

-	Otoscope: an instrument fitted with lighting and magnifying lens systems and used to facilitate visual examination of the auditory canal and eardrum

-	PACS: Picture Archive and Communication System

-	PCAB: Pharmacy Compounding Accreditation Board

-	PHI: Protected Health Information

-	PII: Personally Identifiable Information

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Population health management: refers to the process of improving clinical health outcomes of a defined group of individuals through improved care coordination and patient engagement supported by appropriate financial and care models

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Post-acute: includes rehabilitation or palliative services that beneficiaries receive after, or in some cases instead of, a stay in an acute care hospital. Depending on the intensity of care the patient requires, treatment may include a stay in a facility, ongoing outpatient therapy, or care provided at home

-	Primary care: care provided by physicians specifically trained for and skilled in comprehensive first contact and continuing care for persons with any undiagnosed sign, symptom, or health concern

-	RPM: Remote Patient Monitoring

-	Specialty consultations: allow a primary care physician to get information from specialists to improve the care of the patient

-	TeleCRM: automated customer relationship management

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Telehealth: the use of electronic information and telecommunications technologies to support and promote long-distance clinical health care, patient and professional health-related education, public health and health administration.

-	Tele-ICU: the use of health information exchanged from a hospital critical care unit to another site via electronic communications

-	Telemedicine: Telemedicine is the practice of medicine using technology to deliver care at a distance

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Telepsychiatry: a subset of telemedicine, involves providing a range of services including psychiatric evaluations, therapy (individual therapy, group therapy, family therapy), patient education and medication management

-	Telesitting: new class of clinical monitoring technologies that track patient activity and notify staff of any concerns or emergency situations

-	Telestroke: doctors who have advanced training in treating strokes can use technology to treat people who have had strokes in another location

-	Thrombolysis: also known as thrombolytic therapy, is a treatment to dissolve dangerous clots in blood vessels, improve blood flow, and prevent damage to tissues and organs.

INFORMATION ABOUT CLOUDBREAK

For information about Cloudbreak as incorporated into New UpHealth, please see “Information About New UpHealth.”

UPHEALTH’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction (i) with the audited consolidated financial statements of UpHealth as of December 31, 2020 and for the year then ended and the related notes included elsewhere in this proxy statement/prospectus, and (ii) the unaudited pro forma condensed combined financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to UpHealth and its consolidated subsidiaries before the Business Combinations.

Overview

UpHealth Services, Inc., a wholly-owned subsidiary of UpHealth, was formed on November 5, 2019. While established on November 5, 2019, operations effectively began January 1, 2020. It was formed for the purpose of effecting a combination of various companies engaged in digital medicine, and commenced negotiations with a number of companies, including those that are discussed below as having been acquired or that are pending acquisition targets of UpHealth. It became a subsidiary of UpHealth through a reorganization when UpHealth was formed on October 26, 2020 as a Delaware corporation. UpHealth then entered into a series of transactions to develop its business across four primary platforms, as further discussed in “Information about New UpHealth”: (i) Integrated Care Management; (ii) Global Telehealth; (iii); Digital Pharmacy and (iv) Tech-Enabled Behavioral Health. UpHealth will become a subsidiary of New UpHealth upon closing of the UpHealth Business Combination. Each of these transactions was completed in November 2020 or will be completed prior to the UpHealth Business Combination. See “Information about New UpHealth.”

Completed Business Combinations

On November 20, 2020, UpHealth acquired BHS, pursuant to the terms of an Agreement and Plan of Merger between UpHealth and BHS, in exchange for consideration in the form of a promissory note in the amount of $1.1 million and shares of UpHealth. Accordingly, audited financial statements for BHS have been provided for the period from January 1, 2020 to November 20, 2020. The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth included in this proxy statement/prospectus. BHS is providing certain pro forma financial information for the year ended December 31, 2020 as set forth in “BHS Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

On November 20, 2020, UpHealth acquired Thrasys pursuant to the terms of an Amended and Restated Plan of Merger between the parties in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and shares of UpHealth common stock. Accordingly, audited financial statements for Thrasys have been provided for the period from January 1, 2020 to November 20, 2020. The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth included in this proxy statement/prospectus. As discussed further below, Thrasys is providing certain pro forma financial information for the year ended December 31, 2020 as set forth in “Thrasys Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

RESULTS OF OPERATIONS

Year ended December 31, 2020

The following table sets forth the amount of consolidated results of operations for the year ended December 31, 2020 and consolidated results as a percentage of revenue for December 31, 2020:

Consolidated results of operations data, December 31, 2020 (in thousands)

Revenues, net	$5,396	100%
Cost of goods and services (excluding depreciation and amortization)	1,183	22%

Operating expenses:
Selling, general, and administrative	4,944	91.6%
Research and development	874	16.2%
Depreciation	321	5.9%

Total operating expenses	6,139	113.8%

Other income (expenses):
Other expense	(134)	(2.5)%
Other income, net, including interest income	3	0.1%

Total other income (expenses)	(131)	(2.4)%

Income (loss) before income tax expense	(2,057)	(38.1)%

Income tax benefit (expense)	(50)	(0.9)%
Income before net equity in earnings of affiliate	(2,107)	(39.0)%
Equity in net earnings of affiliate	(79)	(1.5)%

NET INCOME (LOSS)	(2,186)	(40.5)%

Operating Results

As of December 31, 2020, UpHealth’s operating results consisted solely of accrued salaries for executives of $1,545 thousand, professional fees of $4,246 thousand and the results of operations from November 21, 2020 through December 31, 2020 for Thrasys and BHS, subsequent to the acquisition of those companies, as set forth in the table above. As UpHealth had no operations in 2019 there are no comparable numbers. See “Unaudited Pro Forma Condensed Financial Information” and the subsequent “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the companies acquired or to be acquired by UpHealth, including Thrasys and BHS, for information on the operating results of these companies.

Liquidity and Capital Resources

As of December 31, 2020, UpHealth had unrestricted cash on hand of $1,839 thousand and restricted cash of $530 thousand. The long-term debt and capital resources available to UpHealth subsidiaries, both existing and following the acquisitions discussed above, and to New UpHealth following the Business Combinations are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for those companies and for the Company and Cloudbreak. Following the acquisitions discussed above, if cash on hand or the capital resources available to UpHealth subsidiaries are insufficient, UpHealth may need to obtain additional financing in order to meet its obligations. Liquidity and capital resource needs for the operating companies will be analyzed by New UpHealth following the Business Combinations.

Cash Flows ($ in thousands)

Year ended December 31, 2020
Net cash used in operating activities	($1,139)
Net cash provided by investing activities	3,508
Net cash provided (used) by financing activities	—

Net increase/(decrease) in cash	$2,369

In the year ended December 31, 2020, cash used by operating activities was $1,139 thousand, primarily consisting of $2,186 thousand net loss, less $222 thousand noncash items, and a decrease in assets of $2,431 thousand (primarily due to $1,955 thousand increase in AR); offset by an increase in liabilities of $3,701 (primarily $3,332 thousand in accounts payable). In the year ended December 31, 2020, cash provided by investing activities was $3,508 thousand related to net cash acquired in the acquisitions of Thrasys and BHS. In the year ended December 31, 2020, cash provided by financing activities was zero. As UpHealth had no operations in 2019 there are no comparable numbers.

Long-Term Debt

Related Party Debt. UpHealth has notes payable to related parties totaling $420,283 at December 31, 2020. The notes bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement and a note totaling $39,000 is payable in 2021. The accrued interest payable was $9,113 at December 31, 2020.

Certain notes totaling $21,100,000 at December 31, 2020, are due to former shareholders of the subsidiary merger entities and accrue interest at specific rates, per the merger agreements. The interest expense was $133,333 for the year ended December 31, 2020.

Membership Redemptions and Due to Member. In November 2020, BHS entered into two redemption agreements with members for $10,000 and $70,000, respectively. The Company agreed to pay cash of $10,000 to one member and entered into a note payable agreement with the other member. The note is non-interest bearing, is noncollateralized, and due upon demand. The amount due to the member was $70,000 at December 31, 2020.

Paycheck Protection Program Loans. In April 2020, Thrasys and BHS, each obtained a United States government subsidy of $540,500 and $1,004,900, respectively, under the PPP. The PPP is a United States government temporary program created with the intent to provide a subsidy to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if certain requirements are met. Under the CARES Act, as modified, any amounts not forgiven will be required to be repaid over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting decision from SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven. BHS has not submitted a request for forgiveness as of the date the financial statements were available to be issued but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP Loan will be forgiven. Included in BHS’s loan are borrowings related to the operations of various related parties aggregating $278,306, which were transferred to the related parties. These amounts have been included as due from related parties at December 31, 2020. The balance is classified as a current liability due to uncertainty regarding BHS’s eligibility for the loan.

Provider Relief Funds. In April and July 2020, BHS received proceeds aggregating $228,794 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the

CARES Act Provider Relief Fund (PRF). The payments will not require repayment as long as BHS complies with certain terms and conditions outlined by HHS. BHS relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require BHS to identify health care-related expenses attributed to the coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, BHS then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

As of November 20, 2020, BHS has recognized no revenue on the consolidated statements of operations. BHS has $228,794 recorded within current liabilities on the consolidated balance sheet as BHS has asserted it has not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of November 20, 2020. BHS has until June 30, 2021 in which to use amounts remaining toward expenses attributable to coronavirus but not reimbursed by other sources and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by BHS that are unused as for the purposes disclosed above.

Off-Balance Sheet Arrangements

As of December 31, 2020, UpHealth has not entered into any off-balance sheet financing arrangements. UpHealth does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

The following table summarizes the non-cancelable contractual obligations of UpHealth as of December 31, 2020:

	Payment due by period
	Total	2021	2022-2023	2024-2025
Seller notes	21,000,000	21,000,000	—	—
PPP Loans (1)	1,545,400	1,545,400	—	—
Operating lease obligations	1,053,203	674,833	357,716	20,654

Total	$23,598,603	$23,220,233	$357,716	$20,654

(1) Refer to Paycheck Protection Program discussion above for details on forgiveness.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Accounts Receivable

For medical HIPAA-compliant (Health Insurance Portability and Accountability Act) SaaS internet hosting, licenses and subscriptions to healthcare communities services, accounts receivable are carried at original invoice, net of allowances for doubtful accounts, based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. At December 31, 2020, UpHealth determined that no allowance for doubtful accounts was necessary.

For medical services provided through our behavioral services operations, accounts receivable are recorded without collateral from patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting UpHealth’s ability to collect outstanding amounts. For accounts receivable associated with self-pay patients, UpHealth records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

Revenue Recognition

Contract Assets, Contract Liabilities and Remaining Performance Obligations

UpHealth records a contract asset when revenue recognized on a contract exceeds the billings. The standard billing terms are monthly in advance.

UpHealth records unearned or deferred revenue when billed amounts have been invoiced and received in advance of revenue recognition. It is then recognized as revenue when transfer of control to customers has occurred or services have been provided. The unearned revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The unearned revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size and new business linearity within the quarter.

Transaction price allocated to the remaining performance obligations, referred to by UpHealth as remaining performance obligations, represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. Transaction price allocated to the remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes, and other market factors.

UpHealth excludes amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

Services Revenues

We derive our service revenues primarily through the provision of medical and behavioral health services by accredited medical professionals through our BHS subsidiary, and provision of HIPAA-compliant medical information technology services through our Thrasys subsidiary. Information specific to each revenue stream are as follows:

Services – Medical services provided through our behavioral services operations.

Performance obligations for medical and behavioral services for services provided by accredited medical professionals are satisfied over-time as services are provided and revenue is recognized accordingly. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting UpHealth’s ability to collect outstanding items. Substantially all of UpHealth’s patients are insured under third-party payor agreements.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. UpHealth also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. UpHealth estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, UpHealth records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

Services – Medical HIPAA-compliant (Health Insurance Portability and Accountability Act) SaaS internet hosting, licenses, and subscriptions to healthcare communities.

The Software as a Service (“SaaS”) offering, known as SyntraNet, provides virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. Care communities can be connected in a distributed hierarchy of nodes to enable scalable province and nation-wide networks of connected care. Software license revenues are recognized based on determining whether or not the license constitutes a distinct performance obligation. If the license can be separated from the rest of the hosting services, it may be fully recognized on the date license rights are granted to the customer and access is granted; otherwise, it is an indistinct performance obligation which is recognized ratably over the contract term with other hosting services beginning on the commencement date of each contract, which is the date license rights are granted to the customer. Subscription revenues to SaaS hosting access and support and maintenance are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date service is made available to customers.

Services – Discrete information technology services for set-up, configuration, implementation and customization services for healthcare communities

The majority of UpHealth’s discrete professional information technology services contracts related to SaaS are on a time and material basis which may also be independently offered by its competitors. When these services are not combined with other SaaS revenues as a distinct performance obligation, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues, set-up fees and configuration fees are recognized as the services are completed.

Income Taxes

Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end, based on enacted tax laws and statutory tax rates applicable to the year in which the differences are expected to affect taxable income. Valuation allowances are established when it is deemed more likely than not that some portion or all of the deferred tax assets will not be realized.

We account for income tax uncertainties in accordance with ASC guidance on income taxes, which clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The ASC also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Significant Accounting Standard Applicable In A Future Year

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU removes specific exceptions to the general principles in Topic 740 in Generally Accepted Accounting Principles (GAAP). It eliminates the need for an organization to analyze whether the following apply in a given period: Exception to the incremental approach for intraperiod tax allocation; exceptions to accounting for basis differences when there are ownership changes in foreign investments; and exception in interim period income tax accounting for year-to-date losses that exceed anticipated losses. This ASU also improves financial statement preparers’ application of income tax-related guidance and simplifies GAAP for: Franchise taxes that are partially based on income; transactions with a government that result in a step up in the tax basis of goodwill; separate financial statements of legal entities that are not subject to tax; and enacted changes in tax laws in interim periods. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022, with adoption permitted. We are currently evaluating the effect the adoption of this ASU will have on UpHealth’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases, (Topic 842), and subsequently issued several supplemental/clarifying ASUs (Collectively, “ASC 842”). Among under things, under this ASU, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make lease payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specified asset for the lease term for leases greater than 12 months. Under the new guidance, lessor accounting is largely unchanged. This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, and to interim periods within fiscal years beginning after December 15, 2022 using the modified retrospective approach. We are currently evaluating the effect the adoption of this ASU will have on UpHealth’s financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequently issued several supplemental/clarifying ASUs (Collectively, “ASC 326”). This ASU requires entities to estimate a lifetime expected credit loss for most financial assets, including trade and other receivables and other long-term financings including available for sale and held-to-maturity debt securities, and loans. Subsequently, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASC 326 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the leases standard (ASC 842). This ASU will be effective for private companies for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. We are currently evaluating the effect the adoption of this ASU will have on UpHealth’s financial statements.

THRASYS’S MANAGEMENT DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis of Thrasys, Inc. (“Thrasys”) in conjunction with (i) the audited consolidated financial statements of Thrasys as of and for the periods ending November 20, 2020 and December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus and (ii) the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The discussion below includes forward-looking statements about Thrasys’s business, operations, and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Thrasys’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

Thrasys, Inc. provides its customers with an advanced, comprehensive, and extensible technology platform—marketed under the umbrella “SyntraNet”—to manage health, quality of care, and costs—especially for individuals with complex medical, behavioral health, and social needs. Thrasys focuses on both the United States and international markets. Its mission is to deploy innovative software and other technologies to transform the more than $8 trillion global healthcare industry to new models of care.

SyntraNet creates virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—from organizations participating in these communities can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. The care community can be small—a single organization with internal care teams, or large—a county-wide network of multiple stakeholder organizations and agencies. Care communities can be connected in a distributed hierarchy of nodes to enable province and nation-wide networks of connected care.

SyntraNet is offered as a software as a service (“SaaS”) platform. Information, analytics, and applications are delivered to care team members on desktops, tablets and phones as needed. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent. The platform includes innovations in a number of areas: application and information models for connected care communities (an extension of multi-tenant architectures), integration and normalization of heterogeneous data sources, configurable software services and open application programming interfaces (“APIs”), advanced analytics and intelligence, scalable workflows and rules, protected health information management, and user interfaces ready for the proliferation of device types and interaction modes.

SyntraNet provides customers the ability to:

•	Integrate and normalize information across heterogeneous data sources to create 360-degree view of patients and members;

•	Deploy advanced analytics to gain insight into health risks for individuals and populations;

•	Qualify individuals and groups for enrollment into care management programs;

•	Manage programs with interdisciplinary teams, configurable rules and workflows, embedded intelligence, and guidelines; and

•	Monitor and measure critical success factors—outcomes, costs, quality, performance—and compliance with regulatory requirements.

Business Combination with UpHealth.

On November 20, 2020, Thrasys was acquired by UpHealth pursuant to the terms of an Amended and Restated Plan of Merger between the parties in exchange for consideration in the form of a promissory note in the amount of $20,000,000 and shares of UpHealth common stock. Accordingly, audited financial statements for Thrasys have been provided for the period from January 1, 2020 to November 20, 2020 (the “Stub Period”). The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth included in this proxy statement/prospectus. As discussed further below, Thrasys is providing certain pro forma financial information for the year ended December 31, 2020 (the “Pro Forma Year”).

Key Business Metrics

Revenue

Thrasys derives revenue broadly from the sales of (1) products—with associated license, subscription, and hosting fees and (2) services - largely to implement, configure, and extend the technology, and train and on-board users on the use of the platform and applications.

Licenses Fees. License revenues are typically associated with rights granted to customers to deploy a certain number of care communities of a certain size—usually measured as the total population of patients that can be included within a care community. In some instances, we have sized care communities based on the number of users, providers, and organizations participating in the care community. License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further performance obligations or ratably over the license term beginning on the effective date of each contract, the date license rights are granted to the customer. License fees are sometimes bundled with maintenance fees. Thrasys also licenses its technology platform and solutions to third-party solution providers to be bundled with other solutions and services.

Subscription Fees. Subscription fees are recurring fees charged for access to the platform and applications. Subscription fees are typically pegged to a measure of use—population size, number of providers, members enrolled in programs, number of members managed by applications, and so on. Subscription fees are anticipated to grow over time as the initiative for which SyntraNet is deployed grows over time. Subscription fees can also grow as customers subscribe to additional application features or launch additional programs. Subscription fees typically include second-level support and hosting of SyntraNet in a secure, HIPAA- compliant cloud environment. In some contracts, Thrasys has specifically identified separate fees for hosting services.

Revenues from subscription fees are recognized ratably over the subscription term. The initial subscription term typically begins on the start of the contract, and is effective an initial term (usually a 36-month period), after which the subscription term renews in 12-month periods unless customers or Thrasys provide a notice of non-renewal in advance.

Services Fees. The majority of Thrasys contracts to provide professional services price these services based on time and materials. In some cases, Thrasys enters into professional services contracts where professional services fees are defined for specific milestones. Services revenues are recognized as services are rendered for contracts based on invoicing for time and materials.

License Conversion. License conversion revenues are associated with an agreement Thrasys entered into with Varian Medical Solutions (“Varian”) to license SyntraNet as the foundation for a new generation of oncology software solutions that Varian was introducing to market, including the product marketed by Varian as “360 Oncology.” The agreement allowed Thrasys to convert a loan from Varian to software licenses upon the completion of certain milestones, and on-going upgrades over a 3-year period after initial conversion of licenses. Thrasys has not entered into any similar contracts since 2014.

Growth Drivers

Thrasys is primarily a technology product company. Thrasys’s goal is to continue to grow the percentage of revenue realized from license and subscription revenues. With each new type of customer or health initiative—a health system, a health plan, county agency, community-based organizations—Thrasys creates a reference configuration of SyntraNet for that specific customer or initiative. The first new type of customer or initiative typically requires more professional services work than follow-on customers.

Whole Person Care. In October 2018, Thrasys was awarded a contract after a competitive bid process, by the County of Alameda to deploy SyntraNet as the technology foundation for an ambitious project to coordinate medical, behavioral health, and social services for high-risk Medicaid beneficiaries with “whole person” models of care. The project, now in its second phase, integrates information across clinical, behavioral health, housing, social services, emergency transportation, mortality, and other systems to create a comprehensive community health record (“CHR”) for residents of the County that can be accessed by a wide range of stakeholders engaged in the care of these individuals—hospitals, community health centers, public health plans, housing and homelessness programs, county agencies, and community-based organizations. This program has been a significant contributor to revenue growth in 2019 and 2020. The current contract term extends until the end of March 2022.

Medicare and Medicaid Beneficiaries. The Centers for Medicare and Medicaid Services (“CMS”) is the single largest payer for healthcare in the United States. Populations receiving healthcare coverage and benefits from CMS represent the fastest growing segment of healthcare, and some of the highest cost and highest risk populations. A critical market for the SyntraNet platform is states, counties, health plans, and health systems that are responsible for costs and outcomes related to the health of Medicare and Medicaid beneficiaries.

In July 2019, Thrasys was awarded a contract by the largest public health plan in the United States (L.A. Care Health Plan), after competitive evaluation of bids by market-leading vendors, to deploy SyntraNet as a next generation core platform to manage health for over 2,400,000 members, including Medicaid and Medicare- Medicaid dual-eligible beneficiaries. This contract has been a driver of growth in 2019 and 2020. The current contract term extends until July 2024.

SyntraNet will also help L.A. Care Health Plan manage members in the Cal MediConnect program—a partnership between California’s Medi-Cal program and CMS to coordinate healthcare delivery for Californians dually eligible for both Medicare and Medi-Cal. The ultimate goal is improved care coordination, better health outcomes, and more efficient services delivery for this high-risk group.

The Medicaid program covers a broader range of health and long-term care services than most insurance programs and includes more than 20% of the US population. The Covid-19 pandemic, with its accompanying economic impacts, is accelerating growth of individuals eligible for Medicaid. Accounting for state and federal funds, Medicaid accounts for 26.5% of total state spending.

Self-Insured Employers, Pharmacy Benefits. In early 2019, Thrasys replaced a market-leading vendor as the technology platform for EmpiRx Health, the industry’s only value-based pharmacy benefits management company. EmpiRx Health helps self-insured employers manage pharmacy benefits for members using clinical and financial strategies. EmpiRx Health is an example of Thrasys’s ability to help another kind of managed care organization—self-insured employers—transition to improved strategies to manage health for members.

Impact to Revenue of Non-Renewal of Subscription Term/Termination.

The value of subscription fees realized from each customer is dependent on growth of specific customer initiatives. Some customer programs grow, and some decline largely due to changes in available funding or sustainability of specific programs. We typically set a floor for subscription fees.

We periodically evaluate the economics of servicing customers where the initial projections on which contract terms were negotiated have changed substantially. The evaluation may lead to renegotiated contract terms, or in some cases, a mutual decision not to renew or terminate the contract. Review of contracts in 2019 and 2020 resulted in certain terminations from customers and decisions by Thrasys to not renew certain contracts.

Operating Expenses

Cost of Sales. Cost of sales for Thrasys include: (a) costs related to hosting SyntraNet in a HIPAA- compliant cloud environment; (b) costs of third-party product licenses embedded with SyntraNet; and (c) costs of a core professional services team. Gross margins for Thrasys solutions remain greater than 85%, although it is anticipated these margins will decline as Thrasys builds additional capacity for professional services ahead of the deployment of large projects. Added compliance requirements for security infrastructure is likely to add some additional costs for hosting services. Thrasys also anticipates added costs for third-party licenses that will be added as the scope and footprint of the technology platform expands.

Hosting Infrastructure. Thrasys’s technology and solutions are designed to be agnostic to any particular cloud services provider. Currently customer environments are hosted through contracts with two cloud service providers. Thrasys anticipates capabilities of cloud service providers to grow, and costs to become increasingly competitive and will continue to evaluate offerings in the marketplace to determine the optimum mix of security, reliability, scalability, and performance to meet our customer needs.

Hosting infrastructure costs for Thrasys are related to the number and size of environments deployed for customers and also on the service level agreements (“SLAs”) negotiated with customers. As the average size of customers continues to grow, hosting infrastructure costs are expected to grow as a percentage of revenue.

Third-Party Product Licenses. SyntraNet embeds certain third-party technology components to support some of its technology capabilities. There are multiple vendors for these components, and the Company is not dependent on any specific vendor. Embedded third-party technologies include components licensed under certain open source software (“OSS”) licenses. Thrasys does not embed any OSS licenses that jeopardize the commercialization of technology, nor require that solutions embedding these licensed technologies in turn be placed under some open source initiative. Third-party components also include technologies licensed by commercial vendors. These components typically provide capabilities available from other vendors, and are not therefore a source of risk for the platform in case a specific commercial vendor is unable to continue to license the specific technology component.

Professional Services Team. Thrasys’s professional services team works closely with the product team and is best understood as an “A-team” created to lead showcase implementations. The goal is to keep the professional services team small, to focus it on deploying reference customers, and to facilitate on-boarding and coaching of systems integration partners.

Research and Development (R&D). Thrasys continues to invest in R&D. The core R&D team consists of a small team of very experienced software developers. Beginning in 2019, Thrasys added considerable capacity to a consulting group with whom it has been working for over ten years. The team, based in Chicago, functions much like the Thrasys internal team. The consulting arrangement allows certain flexibility with costs. An allocation of R&D costs across the core and consultant team is shown below. Thrasys anticipates bringing the consultant team in-house by mid-2021.

R&D Team Composition

	Stub Period ended November 20, 2020	Pro forma for year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
R&D
R&D (Salaries + Benefits + Tax)	$3,363,426	$3,858,651	$2,597,133
R&D Consultants	3,321,553	3,600,440	2,395,006

TOTAL R&D	6,584,979	7,459,091	$4,992,139
% Consultants	50%	48%	48%

Sales and Marketing. Sales and marketing expense has ranged between 1.5%—2.5% of revenue. Sales and marketing has also been constrained by the decision to fund operations organically with customer revenue. Sales and marketing includes an internal team and contracts with business development consultants to generate and qualify leads. With the UpHealth merger, the launch of a coordinated marketing campaign, including press releases with customers, to scale visibility and publicity to our technologies and success is expected.

General and Administrative (G&A). G&A is comprised of compensation and benefits expense, and other administrative costs such as facilities expenses, professional fees, and network and IT services.

Other matters — Impact of Covid-19

On January 30, 2020, the World Health Organization (WHO) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a pandemic, and on March 25, 2020, the US government reached a stimulus package deal. The full impact of the COVID-19 outbreak continues to evolve, and likewise, the full impact of the pandemic on Thrasys’s financial condition, liquidity, and future results of operations is uncertain. Management is actively monitoring the global situation and its impact on its financial condition, liquidity, operations, vendors, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, Thrasys is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, of liquidity for fiscal year 2021, or beyond.

In April 2020, Thrasys obtained a United States government loan of $530,500 under the Paycheck Protection Plan (“PPP”). The PPP is a United States government temporary program created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act with the intent to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. Thrasys may use the funds on qualifying expenses over a covered period of up to 24 weeks. Any amounts not forgiven will be required to be repaid beginning ten months after the conclusion of the covered period, over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting decision from the SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven.

RESULTS OF OPERATIONS

As discussed above, Thrasys was acquired by UpHealth on November 20, 2020. Audited financial statements of Thrasys are provided in this proxy statement/prospectus for the Stub Period and for the year ended December 31, 2019. In order to provide a comparable period to analyze Thrasys’s results of operations and liquidity and capital resources for the fiscal years ended December 31, 2020 and 2019, Thrasys is providing certain pro forma financial information for the Pro Forma Year ended December 31, 2020 that does not include purchase accounting adjustments as a result of the acquisition of Thrasys by UpHealth Holdings, Inc. as of November 20, 2020. Management believes that this proforma presentation will allow investors to better understand the operating results of Thrasys. See “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, compared with year ended December 31, 2019 ($ in thousands)

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019.

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
REVENUES
License revenues	$7,706	$11,914	$4,933
Services revenues	5,799	6,498	8,528
Royalty revenues	—	—	431

TOTAL REVENUES	13,505	18,412	13,892
OPERATING EXPENSES
Cost of Sales	1,686	1,921	1,457
Research & Development	6,585	7,459	4,992
Sales & Marketing	316	369	340
General & Administrative	3,350	3,855	1,880
Depreciation expense	27	30	30

TOTAL OPERATING EXPENSES	11,964	13,634	8,700
INCOME FROM OPERATIONS	1,540	4,778	5,191
OTHER INCOME (EXPENSE):
Interest income	1	4	3
Interest expense	(297)	(298)	(734)
Other expense	—	—	(20)

INCOME BEFORE INCOME TAXES	1,244	4,485	4,440

INCOME TAXES	0	0	0

NET INCOME	$1,244	4,485	$4,440

The following table reconciles the consolidated results of operations for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020	Period from November 21, 2020 through December 31, 2020 (unaudited)	Pro Forma Year ended December 31, 2020 (unaudited)
REVENUES
License revenues	$7,706	$4,208	$11,914
Services revenues	5,799	699	6,498
Royalty revenues	—	—	—

TOTAL REVENUES	13,505	4,907	18,412
OPERATING EXPENSES
Cost of Sales	1,686	235	1,921
Research & Development	6,585	874	7,459
Sales & Marketing	316	53	369
General & Administrative	3,350	505	3,855
Depreciation expense	27	3	30

TOTAL OPERATING EXPENSES	11,964	1,670	13,634

INCOME FROM OPERATIONS	1,540	3,238	4,778
OTHER INCOME (EXPENSE)
Interest income	1	3	4
Interest expense	(297)	(1)	(298)

INCOME BEFORE INCOME TAXES	1,244	3,241	4,485

INCOME TAXES	—	—	—

NET INCOME	$1,244	$3,241	$4,485

(1)	Amounts do not include purchase accounting adjustments as a result of the acquisition of Thrasys by UpHealth Holdings, Inc. as of November 20, 2020.

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 as a percentage of total revenues.

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2020
REVENUES
License revenues	57.1%	64.7%	35.5%
Services revenues	42.9	35.3	61.4
Royalty revenues	—		3.1

TOTAL REVENUES	100%	100%	100%
OPERATING EXPENSES
Cost of Sales	12.5	10.4	12.1
Research & Development	48.8	40.5	28.5
Sales & Marketing	2.3	2.0	1.3
General & Administrative	24.8	20.9	13.9
Depreciation expense	0.2	0.2	.4

TOTAL OPERATING EXPENSES	88.6	74.0	56.2%
INCOME FROM OPERATIONS	11.4	26.0	43.8
OTHER INCOME (EXPENSE)
Interest income	—	—	—
Interest expense	2.2	1.6	2.1
Other expense	—	—	.1

INCOME BEFORE INCOME TAXES	9.2%	24.4%	41.9%
INCOME TAXES	—	—	—
NET INCOME	9.2%	24.4%	41.9%

Comparison of the Stub Period ended November 20, 2020, Pro Forma Year ended December 31, 2020, and year ended December 31, 2019 ($ in thousands)

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year Ended December 31, 2019	$ Change from Stub Period	$ Change from Pro forma Year	% Change from Stub Period	% Change from Pro Forma Year
REVENUES
License Revenues	$7,706	$11,914	$4,933	$2,773	$6,980	56.2%	141.5%
Services Revenues	5,799	6,498	8,528	(2,729)	(2,029)	(32.0)	(23.8)
Royalty Revenues	—	—	431	(431)	(431)	(100)	(100.0)

TOTAL REVENUES	13,505	18,412	13,892	(387)	4,521	(2.8)	32.5
OPERATING EXPENSES
Cost of Sales	1,686	1,921	1,457	230	464	15.8	31.9
Research & Development	6,585	7.459	4,992	1,593	2,467	31.9	49.4
Sales & Marketing	316	369	340	(25)	28	(7.3)	8.3
General & Administrative	3,350	3,855	1,888	1,470	1,975	78.2	105.0
Depreciation	27	30	30	(3)	—	(12.2)	—
TOTAL OPERATING EXPENSES	11,964	13,634	8,700	3,264	4,934	37.5	56.7

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year Ended December 31, 2019	$ Change from Stub Period	$ Change from Pro forma Year	% Change from Stub Period	% Change from Pro Forma Year
INCOME FROM OPERATIONS	1,540	4,778	5,191	(3,651)	(413)	(70.3)	8.0
OTHER INCOME (EXPENSE)
Interest income	1	4	3	(2)	(1)	(72.1)	25.7
Interest expense	(297)	(298)	(734)	437	437	(59.6)	(59.5)
Other expense	—	—	(20)	20	20	(100)	(100.0)

INCOME BEFORE INCOME TAXES	$1,244	4,485	$4,439	(3,195)	$46	(72.0)	1.0

INCOME TAXES
NET INCOME	$1,244	4,485	$4,439	(3,195)	$46	(72%)	1%

Revenue

In the Stub Period and the Pro Forma Year, revenues decreased $387 thousand and increased $4,521 thousand, respectively, compared to the full year 2019. The difference was due to an increase in license revenues of $2,773 thousand and $6,980 thousand, respectively, primarily as a result of new contracts with a public health plan, a large County in California and a large customer overseas, offset by declines of $2,729 thousand and $2,029 thousand, respectively, in services revenues and $431 thousand and $431 thousand, respectively, in royalty revenues due to ending of royalty payments from Varian, and the completion of the Varian agreement. A large contract was entered into in December 2020, accounting for the difference between the Stub Period and the Pro Forma Year.

Operating Expenses

In the Stub Period and Pro Forma Year, operating expenses increased approximately $3,264 thousand and $4,934 thousand, respectively, compared to the full year 2019. Cost of sales increased $230 thousand and $464 thousand, mainly due to increased revenues. Sales and marketing costs were substantially the same for all periods. Research and Development increased approximately $1,593 thousand and $2,467 thousand, respectively, as a result of accelerating the product roadmap and adding capacity to the core R&D team. General and Administrative expense increased $1,470 thousand and $1,975 thousand, respectively, due to increases in legal, consulting, professional fees, recruiting and network and IT services.

Other Income (Expense)

In both the Stub Period and Pro Forma Year, interest expense decreased $437 thousand from the full year 2019 due to lower loan balances and the adjustment for the derivative liability for the convertible note, discussed below.

Liquidity and Capital Resources

Thrasys had unrestricted cash of $1,953,128 as of November 20, 2020, $1,175,477 as of December 31, 2020 (pro forma), and $1,619,098 as of December 31, 2019. The reduction in unrestricted cash between November 20, 2020 and December 31, 2020 was largely a result of additional prepaid expenses for business development ($500,000) and product licenses ($197,535), and additional one-time expenses for high performance drives for the cloud hosting environment. Thrasys also had $530,500 in restricted cash as of November 20, 2020 and December 31, 2020 which will become available to the Company after the PPP loan is fully forgiven. Thrasys has relationships with two major U.S. commercial banks where it maintains cash accounts. Thrasys does not have any bank accounts overseas. Thrasys believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

Since inception, Thrasys has financed its operations through internally generated cash from operations, equity from investors, issuance of convertible notes and long-term debt. Thrasys’s long-term cash needs primarily include working capital requirements and investments to accelerate business growth. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations and obtain additional equity or debt financing. The amount of cash generated from operations is dependent upon factors such as the successful execution of Thrasys’s business strategies and worldwide economic conditions.

Thrasys may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. In the future, this will be managed as part of UpHealth liquidity needs. If additional financing is required from outside sources, Thrasys and UpHealth may not be able to raise it on terms acceptable to it or at all. If Thrasys and UpHealth are unable to raise additional capital when desired, Thrasys’s business, operating results and financial condition may be adversely affected.

Long-Term Debt

Related Party Long-Term Debt

Long term loans. Thrasys has notes payable to a stockholder totaling $420,283 at November 20, 2020 ($1,114,000 at December 31, 2019) repayable in eight quarterly installments starting from October 1, 2022. The accrued interest payable was $9,113 at November 20, 2020 and $459,493 at December 31, 2019. The interest rates on the notes are between 0.14% to 3.5% per annum. A payment on the notes of $500,000 was made in January 2020 and another $500,000 was made in October 2020. During 2019, the Company issued warrants to two of the note holders as part of the debt transactions and warrants for 223,874 shares of Common Stock totaling $1,499,551 were exercised by a note holder on November 20, 2020.

Convertible Notes. During previous years, Thrasys issued five convertible notes to a minority stockholder totaling $1,900,000 as of December 31, 2019. The interest rate on the notes was 5% per annum on notes totaling $1,150,000 and 6.25% on notes totaling $750,000. The principal of $1,900,000 and accrued interest of $599,800 on the notes were converted into Thrasys common stock on November 20, 2020 in connection with the change in control at $10 per share and Thrasys issued 249,980 common shares upon conversion. The accrued interest payable was $507,425 at December 31, 2019.

Upon issuance, Thrasys concluded that the conversion option required bifurcation due to the lack of a fixed number of shares into which the debt is convertible. Accordingly, Thrasys completed a valuation of the conversion option and accounted for a derivative liability of $248,000 in 2013 when the first convertible notes were issued and amortized this amount as interest expenses during 2013 and 2014. Thrasys revalued the derivative liability quarterly and the difference is booked as expense or income at each revaluation period. Thrasys booked an interest expense of $85,000 and $341,000 during the period ended November 20, 2020 and year ended December 31, 2019, respectively, as part of the revaluation of this derivative. The derivative liability (a Level 3 fair value measurement) relating to the convertible note was $668,000 as of December 31, 2019 respectively. The derivative liability of $753,000 was transferred to equity on November 20, 2020 when the convertible notes were converted into common stock.

Other Long-term debt.

In April 2020, Thrasys participated in the Paycheck Protection Program (“PPP”) and obtained a loan in the amount of $530,500. The proceeds received were used to pay for certain payroll and operating expenses of

Thrasys. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. Under the terms of the PPP, payments are deferred for a period of time and all or a part of the proceeds of the loan may be forgiven under certain conditions, as defined in the term note agreement. Thrasys has applied for forgiveness for the entire amount of the loan and is awaiting a decision from the SBA. An amount of $196,936 (representing the amount that is repayable within 12 months if the loan is not forgiven) is included in current liabilities and the remaining amount of $343,564 is included in long term liabilities in the Balance Sheet as of November 20, 2020.

Cash Flows

The following table summarizes cash flows for the periods indicated:

	Cash Flows

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (Unaudited)	Year ended December 31, 2019
CASH FLOW
Net Cash from Operating Activities	$415,912	($361,491)	$2,355,813
Net Cash from Investing Activities	(50,250)	(50,250)	(6,094)
Net Cash from Financing Activities	498,867	498,620	(850,980)

NET INCREASE IN CASH/ CASH EQUIVALENTS	$863,809	$86,879	$1,498,738

The following table reconciles the cash flows for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020	Period from November 21, 2020 through December 31, 2020 (unaudited)	Pro Forma Year ended December 31, 2020 (unaudited)
CASH FLOW
Net Cash from Operating Activities	$415,192	$(776,683)	$(361,491)
Net Cash from Investing Activities	(50,250)	—	(50,250)
Net Cash from Financing Activities	498,867	(247)	498,620

NET INCREASE IN CASH/ CASH EQUIVALENTS	$863,809	$(776,930)	$86,879

In the Stub Period, cash provided by operating activities was $415,192 and consisted primarily of net income of $1,244,270, adjusted for $118,134_of one non-cash item (depreciation and amortization expense and change in fair value of derivative liability related to convertible debt) and remaining cumulative changes in current assets and liabilities. In the Pro Forma Year, cash used by operating activities was $361,491 and consisted primarily of net income of $4,485,109, adjusted for $121,647 of one non-cash item (depreciation and amortization expense) and remaining cumulative changes in current assets and liabilities. In the year ended December 31, 2019, cash provided by operating activities was $2,355,813.

The period-over-period change between the Stub Period ended on November 20, 2020 and the year ended December 31, 2019 was due to a decrease in net income in the Stub Period (primarily due to increased expenses on similar revenues), offset by working capital changes, including decreased prepaid expenses due to license costs in 2019 and decreased payables and deferred revenue due to timing of payments at the end of 2019 and timing of revenues at the end of 2020. The year-over-year change between the Pro Forma Year and the year ended December 31, 2019 was primarily due to working capital changes, including a significant increase in accounts receivable due to a large contract entered into in December 2020 offset by decreased prepaid expenses and payables as discussed above.

In the Stub Period and the Pro Forma Year, cash used by investing activities was $50,250 and consisted of $50,250 purchase of property and equipment.

In the Stub Period, cash used in financing activities was $498,867 and consisted primarily of $540,500 increase in debt, $1,075,000 repayment of debt, $733 loan to a minority shareholder and $1,034,100 received towards exercise of stock options and warrants. In the Pro Forma Year, cash used in financing activities was $498,620 and consisted primarily of $540,500 increase in debt, $1,075,000 repayment of debt, $980 loan to a minority shareholder and $1,034,100 received towards exercise of stock options and warrants.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations of Thrasys as of November 20, 2020:

($ in millions)		Payments due by period
	Total	2020	2021	2022	Thereafter
Contractual Obligations
Related Party Loans	$420,283	$—	$39,000	$381,283	—
PPP Loan(1)	530,500	—	196,936	343,564	—
Operating Lease	533,917	32,399	331,035	170,483	—

TOTAL	$1,484,700	$32,399	$566,971	$895,330	—

(1)	Thrasys has applied for forgiveness of the PPP loan.

Off-Balance Sheet Arrangements

During the periods presented, Thrasys did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Thrasys’s results are affected by the business cycles of its customer base, which generally results in stronger revenue in the fourth quarter of the financial year. Thrasys believes this variability is largely due to the market’s demand for its customers’ and/or business partners’ services due to higher levels of purchasing activity in the holiday season. As a result of its historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Taxes

Thrasys elected as of January 1, 2009, to be treated as an S-Corporation for federal and California income tax purposes. No provision has been made for federal income taxes since these taxes are the responsibility of the stockholders. The state of California imposes a 1.5% tax on the taxable income of S-Corporations.

As of November 20, 2020, Thrasys ceased to be an S-Corporation. Thrasys will be taxed as an S-Corporation for the Stub Period, and as a C-Corporation beginning November 21, 2020.

Deferred tax assets and liabilities are recorded for future tax consequences attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, including methods of accounting for revenue recognition, accrued expenses, depreciation, and net operating losses.

Thrasys has adopted Financial Accounting Standards Board guidance on uncertainty in income taxes. Management evaluated Thrasys’s tax positions and concluded that Thrasys had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, Thrasys is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2016. The provision for income taxes consists of California franchise taxes.

The Internal Revenue Service (IRS) audited the Thrasys 2008 and 2009 tax returns for the proper year of inclusion of a $15 million long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. Thrasys had originally reported the gain on its 2010 S Corporation tax return matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California. and passed the gain through to its shareholders. The IRS has asserted that Thrasys owes C Corporation tax of $5 million for 2008 or in the alternative owes C Corporation tax of $5 million for 2009 as a Built in Gain.

The matter is currently pending before the US Tax Court Docket 11565-15. There are related cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. In 2018 the IRS filed a motion for Summary Judgment and in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199) filed December 4, 2018, Thrasys prevailed and the motion was denied.

In January 2020, Thrasys filed a Motion for Summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no Built in Gains tax. In either alternative there would be no additional income tax due for 2008 or 2009. The Internal Revenue Service filed an objection to the motion. On March 3, 2021, the US Tax Court, without consideration of the merits of the case issued a very brief Court Order dismissing the Thrasys motion. Had the motion been granted the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for Thrasys and has offered to join Thrasys in a motion to have the case decided without trial. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021.

All attorney fees have been accrued through November 20, 2020. If additional income taxes are imposed there will be interest charged at approximately 4% per year since either 2009 or 2010. The IRS has not asked that penalties be imposed.

See Note 7 to the Notes to the Thrasys, Inc. Financial Statements for the period from January 1, 2020 to November 20, 2020 and the Year Ended December 31, 2019 for additional information.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP applicable for an “emerging growth company” as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. In particular, an emerging growth company can delay the adoption of certain accounting standards until those standards would apply to private companies. Thrasys availed itself of an extended transition period for complying with new or revised accounting standards and, as a result, did not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public companies.

Preparation of these financial statements requires Thrasys to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Thrasys bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, Thrasys could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. Thrasys believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Thrasys derives its revenues mainly from subscription revenues, which are comprised of subscription fees from customers accessing Thrasys’s cloud computing services; services revenues; royalty income; support and maintenance and sale of intellectual property assets. Thrasys commences revenue recognition when (1) here is persuasive evidence of an arrangement; (2) the service has been or is being provided to the customer; (3) the collection of the fees is reasonably assured; and (4) the amount of fees to be paid by the customer is fixed or determinable.

Multiple Deliverable Arrangements—Thrasys enters into arrangements with multiple deliverables that generally include subscription, set up, and professional services. If the deliverables have standalone value upon delivery, Thrasys accounts for each deliverable separately. Multiple-deliverables included in an arrangement are separated into different units of accounting and the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. Thrasys determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. Thrasys has determined that third-party evidence of selling price (‘TPE”) is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited by contingent revenue, if any.

Thrasys determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices considered include discounting practices, the size and volume of transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical standalone sales, and contract prices. The determination of BESP is made through consultation with and approval by Thrasys management, taking into consideration the go-to-market strategy. As market strategies evolve, Thrasys may modify its pricing practices in the future, which could result in changes in relative selling prices, including both VSOE and BESP.

Deferred Revenue—Deferred revenue primarily consists of billings in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. Thrasys generally invoices customers in annual or quarterly installments.

Stock-Based Compensation

Thrasys has a stock-based compensation plan and grants stock options and restricted stock awards to employees. Thrasys’s stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award. To date, the fair value of the options and restricted stock awards used have not been significant and, accordingly, not recorded. Determining the appropriate fair value and calculating the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeiture rates, expected dividends, and expected life.

Thrasys calculates the fair value of each option award on the date of grant under the Black-Scholes option pricing model using certain assumptions. For non-employee consultants, Thrasys revalues the unvested options at each vesting period.

Thrasys terminated its Stock Option Plan as of November 20, 2020 upon consummation of merger with UpHealth. All the outstanding and vested stock options were exercised by the employees as of this date.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases, which supersedes ASC Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses, which provides financial statement users with information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (a modified-retrospective approach). Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718). This update expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. This update is effective for all periods beginning after December 15, 2019. Thrasys is currently evaluating the effect of this update on its consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification or ASC 606). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (ASC 605), and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard.” Thrasys adopted the new standard as of January 1, 2020, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption. The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC 606-10-65-1(h).

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond Thrasys’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Thrasys does not believe there is material exposure to market risk from changes in interest rates on its long-term debt.

Foreign Currency Risk

Thrasys’s consolidated financial statements are presented in U.S. dollars while the functional currency of Thrasys is also U.S. dollars. Thrasys does not have any direct foreign currency risks as it does not have assets in foreign currencies and does not have any receivables in foreign currency. It has one contract in which it acquires licenses prices in Euros. Obligations against this contract will be completed as of the end of June 2021.

GLOCAL HEALTHCARE SYSTEMS PRIVATE LIMITED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) the unaudited condensed consolidated financial statements of Glocal as of December 31, 2020 and the nine months then ended and the related notes included elsewhere in this document; and (ii) the audited consolidated financial statements of Glocal as of March 31, 2020 and 2019 and for the years then ended and the related notes. The discussion should also be read in conjunction with the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. The discussion below includes forward-looking statements about Glocal’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Glocal’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

Glocal is a technology and process-based healthcare platform providing its customer comprehensive primary care and specialty consultations for a fraction of the cost through telemedicine, digital dispensaries and technology-based hospital centers. It has pioneered the development of Semantic Algorithm and AI based Clinical Decision Support System called LitmusDX that helps deliver healthcare through telemedicine on its platform Hellolyf, Digital Dispensaries through a telemedicine terminal called LitmusMX and the Litmus RX an automated medicine dispenser, and smart Glocal hospitals. Glocal started its operation from India but has successfully spread internationally and is now in 10 countries.

Glocal was organized in 2010 and seeks to bring state of art healthcare to the rural population in India through an integrated model of block level comprehensive primary and secondary care hospitals, digital dispensaries and technology. Glocal has significantly reduced the cost of healthcare service delivery to patients. The hospitals have adopted a collaborative approach with the local healthcare ecosystem in each new location, establishing a strong presence. Glocal has 11 operating hospitals in India and 141 digital dispensaries as of December 31, 2020 and 550 new clinics are under implementation. The technology-based solution has also attracted the international market and has extended its presence to more than 10 countries through signed contracts and MoUs.

Glocal’s vision is to make quality healthcare accessible to everyone, especially primary healthcare, using a technology & process-based platform. There are three billion people in South Asia, East Asia and Africa that have patchy access to doctors, laboratories and medicines or the access is too expensive. Besides these areas, rural areas and remote regions across the world even in the developed world face the same problem. Even the most advanced areas with good facilities face delays in accessing healthcare and have high overheads. By integrating telemedicine with IoT based remote examination and instant investigation using Point of Care Technologies, Glocal has created one of the most advanced digital primary care systems in the world.

Glocal’s model has been tested at a run rate of over half a million patients a year and, if existing contracts are fully implemented, can serve over 10,000,000 patients per year. It has been awarded by the UN’s Innovation Exchange (HIEx2020) with the Public Appreciation Award 2020 as a cutting-edge technology to meet the Sustainable Development Goals of the UN. Glocal has more than 1,650,000 customers and business partners worldwide across with no single customer representing more than 10% of revenues. Glocal’s customers are located in regions in India, Southwest Asia and Africa. Glocal primarily generates revenue of 85% from India and the remainder from Africa and East Asia.

For the nine months ended December 31, 2020, 85% of revenues came from hospitals and 15% have come from Digital Dispensaries. Although Glocal continues to expand by introducing new solutions, the breadth and stability of its existing customers provide it with a solid base of revenue upon which it can continue to innovate and make investment to strengthen its product portfolio, expand its global presence, and in particular in India, Asia and Africa.

Glocal services are aimed towards three major end points of healthcare which are essential for Universal Healthcare Coverage.

AFFORDABILITY: The total cost of healthcare must be brought down to $60 per capita or whatever is the average cost, which is the recommended norm for low income countries. This includes what is called primary, secondary & tertiary healthcare.

ACCESS: Primary & Acute care must be available within 5 and 50 Km of every person’s residence and access must be 24 Hrs.

ACCOUNTABILITY: Health outcomes must be measurable and show steady improvement. A major problem is fragmentation of healthcare whereby a patient has to go to three different units for simple primary healthcare alone—doctor, Laboratory & pharmacy. There is also lack of care continuum between primary and higher order healthcare interventions.

Glocal’s Hellolyf CX Digital Dispensary was selected by United Nations AID (“UNAID”) as a cutting-edge technology solution to reach UN Sustainable Development Goals. Unlike other telemedicine centers seen today, Glocal Digital Dispensary is an innovative hybrid brick and mortar center, which provides complete primary and emergency healthcare solutions such as consultation, confirmatory tests, and medicines from a single point through the use of two path-breaking technological solutions, Litmus MX and Litmus RX.

Litmus MX is used for recording vitals of the patient, consultation with a Doctor over video conferencing from miles away and for routine card-based point-of-care tests and also contains a fully automatic Biochemistry Analyser analysing 25 Blood parameters in 12 minutes. The software may also suggest investigations. If the doctor agrees he/she can order further rapid tests such as for dengue or malaria for which kits are available. When the doctor selects a prescription, the machine talks to the dispenser which shells out the required dosages of the medicines. Theoretically, the algorithm can be fine-tuned to arrive at a final diagnosis and prescription on its own.

Litmus RX is an automated medicine dispensing unit which dispenses the medicine prescribed by the Doctor, while the prescription is being printed. In addition to these solutions is one of the world’s top ten end-to- end Clinical Decision Support System (“CDSS”), named Litmus DX, along with a web interface, named HelloLyf, which integrates practice management with diagnostic algorithms, investigation interpretation, treatment protocols, drug safety checks and electronic medical records.

Its web-based Telemedicine platform (Hellolyf.com) provides world-class telemedicine solutions which allows patients anywhere to consult with any doctor safely. The relay and IP addressing is done through STUN and TURN servers.

During the COVID-19 pandemic, Glocal’s innovative solution Hellolyf CX has successfully used Ultra Violet C light disinfection, acrylic separation and positive air pressure to create the first line of defense of health workers and patients against all forms of infectious and contagious diseases including covid-19.

Glocal Telemedicine/Digital Dispensaries have been functional in India mainly through the government and are primarily housed in the government facilities providing services which are free to the beneficiaries. After successful implementation of projects in the Indian states of Rajasthan, Odisha West Bengal, Glocal now has won an order to set-up 550+ digital Dispensaries in the Indian State of Madhya Pradesh, with a total of government placed 750+ nodes across India.

Glocal has 78% and 99.9% of revenue from India and 22% and 0.1% of revenue through exports in the 12 months ending March 31, 2020 and nine months ending December 31, 2020, respectively. The decrease in revenue from exports was due to Covid-19 lockdowns and political disruptions in Mali which delayed shipments of Digital Dispensaries. For revenue in India, Glocal is exposed to fluctuations of the currencies in which its transactions are denominated. Specifically, a material portion of Glocal revenues are denominated in INR.

FACTORS AFFECTING THE INDUSTRY AND COMPARABILITY OF RESULTS

COVID-19

Glocal’s revenues dipped during COVID-19, especially during the April to June quarter due to physical touch points and the impact of lockdowns. However, those have stabilized. There has been a delay in shipping orders due to logistics slowdown. While the contracts are covered by force majeure clauses, the risk of cancellation of contracts has not risen but revenue growth has been delayed. Glocal’s order book has seen a significant increase which Glocal believes will continue. Between April and December 2020, five of Glocal’s hospitals were requisitioned temporarily by the respective state government for Covid-19 response. The relevant governments are required to compensate Glocal for this period and the impact to revenues, costs and expenses was not material. Currently Glocal does not anticipate these or any future requisitions to have a material impact. The impact of Covid-19 remains fluid and order fulfillment may be impacted by logistics bottlenecks.

Other matters

Glocal has moved to a revenue sharing model where it partners in certain places to run and operate hospitals. Glocal is operating four hospitals itself and five hospitals under revenue sharing arrangements. Glocal is also focusing now on the B2B models where the Hellolyf/HelloyfCX /digital dispensaries are sold to B2B partners/customers, who operate them with a revenue share to Glocal. This also results in lower revenues but higher margins.

See “Information about New UpHealth” for a discussion of the acquisition by UpHealth of equity interests in Glocal.

Key Business Metrics

Revenue

Glocal’s revenue is generated primarily from hospitals including pharmacy and medicine sales and the sale of digital dispensaries and transaction fees per telemedicine consult.

Cost of Revenue and Gross Profit

Cost of revenue consists primarily of costs of operating hospitals including cost for purchase of medicines and professional fees/doctor fees and cost for digital dispensary.

Gross profit is equal to the revenue less cost of revenue associated with operating the hospital and cost of digital dispensary.

Operating Expenses

Glocal’s operating expenses include advertisement and sales promotion expense, general and administrative expense including employee expenses and depreciation and amortization.

Sales and Marketing Expense

Sales and marketing expense is comprised of compensation and, benefits related to Glocal’s sales personnel, along with travel expenses and expenses related to advertising, marketing programs and events.

General and Administrative Expense

General and administrative expense is comprised of other administrative costs such as facilities expenses, professional fees, employee expenses and travel expenses.

RESULTS OF OPERATIONS

Nine months ended December 31, 2020 compared with nine Months ended December 31, 2019

The following table sets forth the amount of interim consolidated results of operations for the nine months ended December 31, 2020 and 2019 ($ in thousands) (unaudited):

	Nine Months ended December 31,
	2020	2019
Revenues, net	$5,757	$4,832
Cost of revenue	(2,227)	(2,414)
Gross profit	3,530	2,418

Operating expenses:
Selling and marketing expenses	107	253
Depreciation and amortization	924	1,013
General and administrative expenses	1,243	1,563

Total operating expenses	2,274	2,829
Operating income	1,256	(411)

Other income (expenses):
Interest expense	(1,767)	(1,674)
Other income	3,010	196

Total other income (expenses)	1,243	(1,478)

Income before income tax expense	2,499	(1,889)
Income tax benefit (charge)	819	967

NET INCOME	3,318	(922)

Net Income attributable to non-controlling interest	110	(114)
Net Income available to owners of parent	$3,208	(808)

The following table sets forth the amount of the consolidated results of operations for the nine months ended December 31, 2020 and 2019 as a percentage of total revenue:

	Nine Months ended December 31,
	2020	2019
Revenues, net	100%	100%
Cost of revenue	(39%)	(50%)
Gross profit	61%	50%

Operating expenses:
Selling and marketing expenses	2%	5%
Depreciation and amortization	16%	21%
General and administrative expenses	22%	32%

Total operating expenses	39%	59%
Operating income	22%	(9%)

Other income (expenses):
Interest expense	(31%)	(35%)
Other income	52%	4%

Total other income (expenses)	22%	(31%)
Income before income tax expense	43%	(39%)

Income tax benefit (charge)	14%	20%

NET INCOME	58%	(19%)

Net Income attributable to non-controlling interest	2%	(2%)
Net Income available to owners of parent	56%	(17%)

Comparison of the nine months ended December 31, 2020 and 2019 ($ in thousands) (unaudited)

	Nine Months ended December 31,
	2020	2019	$ Change	% Change
Revenues, net	$5,757	$4,832	$925	19%
Cost of revenue	(2,227)	(2,414)	(187)	(8%)
Gross profit	3,530	2,418	1,112	46%

Operating expenses:
Selling and marketing expenses	107	253	(146)	(58%)
Depreciation and amortization	924	1,013	(89)	(9%)
General and administrative expenses	1,243	1,563	(320)	(20%)

Total operating expenses	2,274	2,829	(555)	(20%)
Operating income	1,256	(411)	1,667	406%

Other income (expenses):
Interest expense	(1,767)	(1,674)	93	6%
Other income	3,010	196	2,814	1436%

Total other income (expenses):	1,243	(1,478)	2,721	184%

Income before income tax expense	2,499	(1,889)	4,388	232%
Income tax benefit (charge)	819	967	(148)	(15%)

NET INCOME	3,318	(9,22)	4,240	459%

Net Income attributable to non-controlling interest	110	(115)	224	195%
Net Income available to owners of parent	$3,208	(808)	4,016	497%

Revenue

In the nine months ended December 31, 2020, revenue increased by $925 thousand, compared to the nine months ended December 31, 2019. Of this total revenue increase, $450 thousand was attributable to an increase in revenue from inpatient and output related treatment services at Glocal Hospitals and $474 thousand was attributable to an increase in Software services and no sales return in December 31, 2020 compared to high sales return in December 31, 2019. The balance represents other revenues. The increases in inpatient and outpatient-related treatment services revenue and in software services revenues were primarily attributable to the effects of increased utilization of hospitals beds stemming from Swasthya Saathi and ABNHM (Government Social Health Insurance Schemes) demand. Increased revenues from Digital Health Software revenues were due to new contracts in the year.

Cost of Revenue and Gross Profit

In the nine months ended December 31, 2020, cost of revenue decreased by $187 thousand, compared to the same period ending December 31, 2019. The decrease in cost of revenue was primarily a result of a decrease in professional fees paid to doctors and a reduction in expenses at five hospitals that are now under revenue sharing arrangements.

In the nine months ended December 31, 2020, gross profit increased by $1,112 thousand, compared to the same period ending December 31, 2019. The increase in gross profit was primarily a result of an increase in revenue. Gross profit as a percentage of revenue, or gross margin, increased from 50.04% for the nine months ended December 31, 2019 to 61.31% for the nine months ended December 31, 2020. The increase in gross margin was primarily a result of increase in the profitability margin of software services and hospitals now under revenue sharing arrangements.

Operating Expenses

In the nine months ended December 31, 2020, selling and marketing expenses decreased by $146 thousand, compared to the nine months ended December 31, 2019, and general and administrative expenses decreased by $320 thousand compared to the nine months ending December 31, 2019. The decrease was primarily attributable to the shift from self-operating to revenue sharing arrangements in the hospitals, reducing these expenses and also due to outsourcing of certain manpower costs in digital dispensaries to operating partners on a per transaction model.

In the nine months ended December 31, 2020, depreciation expenses decreased by $89 thousand compared to the nine months ended December 31, 2019 due to lower addition of capital related purchases. As Glocal is shifting to more and more B2B business, it is becoming less capital intensive. Future growth is likely to come from its digital side and therefore is likely to be more capital efficient.

Other Income (Expense)

In the nine months ended December 31, 2020 interest expense increased by $93 thousand compared to the nine months ended December 31, 2019 due to higher loan balances. Other income in the nine months ended December 31, 2020 increased by $2,814 thousand compared to the nine months ended December 31, 2019 due to NCDs issued to Essential Capital Consortium BV Netherlands being waived through grants given by USAID as a consequence of Glocal’s good COVID response. The debentures waiver has been shown as other income.

Income tax benefit (charge)

In the nine months ended December 31 2020, income tax benefit was $819 thousand compared to $967 thousand in the nine months ended December 31, 2019. The reduction was mainly due to the creation of deferred tax assets due to disallowances of certain expenses under the Indian Income Tax Act 1961.

Twelve months ended March 31, 2020 compared with Twelve months ended March 31, 2019

The following table sets forth the results of operations for the twelve months ended March 31, 2020 and 2019 ($ in thousands):

Consolidated Results of Operations	Twelve months ended March 31,
	2020	2019
Revenues, net	$9,057	$7,221
Cost of revenue	(2,956)	(4,243)
Gross profit	6,101	2,978

Operating expenses:
Selling and marketing expenses	232	422
Depreciation and amortization	1,309	1,183
General and administrative expenses	2,275	4,805

Total operating expenses	3,816	6,410
Operating income	2,285	(3,432)

Other income (expenses):
Interest expense	(2,198)	(2,823)
Other income	2,136	57

Total other income (expenses):	(62)	(2,766)

Income before income tax expense	2,223	(6,198)
Income tax benefit (charge)	(1,468)	666

NET INCOME	$755	$(5,532)

Net Income attributable to non-controlling interest	(3)	(474)
Net Income available to owners of parent	$758	(5,058)

The following table sets forth the amount of the consolidated results of operations for the twelve months ended March 31, 2020 and 2019 as a percentage of total revenue:

Consolidated Results of Operations	Twelve months ended March 31,
	2020	2019
Revenues, net	100.0%	100.0%
Cost of revenue	(32.6%)	(58.8%)
Gross profit	67.4%	41.2%

Operating expenses:
Selling and marketing expenses	2.6%	5.8%
Depreciation and amortization	14.4%	16.4%
General and administrative expenses	25.1%	66.5%

Total operating expenses	42.1%	88.7%
Operating income	25.3%	(47.5%)

Other income (expenses):
Interest expense	(24.3%)	(39.1%)
Other income	23.6%	0.8%

Total other income (expenses):	0.7%	(38.3%)
Income before income tax expense	24.6%	(85.8%)

Income tax benefit (charge)	(16.2%)	9.2%

NET INCOME	8.4%	(76.6%)

Net Income attributable to non-controlling interest	(0.0%)	(6.5%)
Net Income available to owners of parent	8.4%	(70.1%)

Comparison of the Twelve months ended March 31, 2020 and 2019

($ in thousands)

Consolidated results of operations data	Twelve months ended March 31,
	2020	2019	$ Change	% Change
Revenues, net	$9,057	$7,221	$1,836	25.4%
Cost of revenue	(2,956)	(4,243)	1,287	(30.3%)
Gross profit	6,101	2,978	3,123	104.9%

Operating expenses:
Selling and marketing expenses	232	422	(190)	(45.0%)
Depreciation and amortization	1,309	1,183	126	10.7%
General and administrative expenses	2,275	4,805	(2,530)	(52.7%)

Total operating expenses	3,816	6,410	(2,594)	(40.5%)
Operating income	2,285	(3,432)	5,717	166.6%

Other income (expenses):
Interest expense	(2,198)	(2,823)	(625)	(22.1%)
Other income	2,136	57	2,079	3,647.4%

Total other income (expenses):	(62)	(2,766)	2,704	97.8%

Income before income tax expense	2,223	(6,198)	8,421	135.87%
Income tax benefit (charge)	(1,468)	666	(2,134)	320.4%

NET INCOME	$755	$(5,532)	$6,287	113.6%

Net Income attributable to non-controlling interest	(3)	(474)	471	99.4%
Net Income available to owners of parent	758	(5,058)	5,816	115.0%

Revenue

In the year ended March 31, 2020, revenue increased by $1,836 thousand, compared to the prior year. Of this total revenue increase, $ 2,170 thousand was attributable to increase in software services sales, offset by a decrease of $374 thousand attributable to inpatient and outpatient revenues, due to the shift of certain self-operated hospitals to revenue sharing arrangements. Increased revenues from digital health software revenues were due to new contracts entered during the year.

Cost of Revenue and Gross Profit

In the year ended March 31, 2020, cost of revenue decreased by $1,287 thousand, compared to the same period ending March 31, 2019. The decrease in cost of revenue was primarily a result of decrease in professional fees paid to doctors, lower costs for digital dispensary sales and lower expenses for hospitals now under revenue sharing arrangements.

In the year ended March 31, 2020, gross profit increased by $3,123 thousand, compared to the same period ending March 31, 2019. The increase in gross profit was primarily a result of increase in revenue. Gross profit as a percentage of revenue, or gross margin, increased from 41.2% for the year ended March 31, 2019 to 67.4% for the year ended March 31, 2020. The increase in gross margin was primarily a result of an increase in revenue and high profitability margins of the digital dispensary business.

Operating Expenses

In the year ended March 31, 2020, selling and marketing expenses decreased by $190 thousand, compared to the prior year and general and administrative expenses decreased by $ 2,530 thousand compared to the prior year. The decrease was primarily attributable to the shift from self-operating to revenue sharing arrangement in the hospitals reducing these expenses and also due to outsourcing of manpower costs in digital dispensaries to operating partners on a per transaction model.

In the year ended March 31, 2020, depreciation expenses increased by $126 thousand compared to the prior year due to capital related purchases.

Other Income (Expense)

In the year ended March 31, 2020, interest expense decreased by $625 thousand compared to the prior year due to lower loan balances. Other income in the year ending March 31, 2020 increased by $ 2,079 thousand compared to the prior year due to written off liabilities.

Income Tax Benefit (charge)

In the year ended March 31, 2020, Glocal has utilized brought forward losses of $ 4,926 thousand from earlier years resulting in reversal of deferred tax asset and income tax charge of $ 1,468 thousand.

LIQUIDITY AND CAPITAL RESOURCES

Glocal funds its short- and long-term liquidity needs through a combination of cash on hand, cash flows generated from operations, and borrowings under credit facilities. Glocal’s management regularly monitors certain liquidity measures to monitor performance. Glocal believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

Since inception, Glocal has financed its operations through internally generated cash from operations, equity from investors, and long-term debt. Glocal’s long-term cash needs primarily include working capital requirements and investments to accelerate business growth. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations and obtain additional financing. The amount of cash generated from operations is dependent upon factors such as the successful execution of Glocal’s business strategies and worldwide economic conditions.

Glocal is currently in a dispute with Allahabad Bank with respect to the timing of payments and deductions made by the bank on certain term loans in the amount of $12,641,978. Glocal believes these payment requirements were in error due to the completion stage of the various projects related to the loans. Glocal and the bank are in discussions to restructure the timing of these payments and have received verbal approval from the bank on the Glocal proposal. Finalization of the documents has been delayed due to the bank’s pending merger with another entity. Glocal anticipates approval in the near future. However, if not approved, the bank could continue to require current payments on these loans which could have a material impact on Glocal’s liquidity. Currently these loans have been have been classified as current liabilities and will be classified as long-term upon approval by the bank.

Glocal may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. In the future, after completion of the acquisition by UpHealth, this will be managed as part of UpHealth liquidity needs. If additional financing is required from outside sources, Glocal and UpHealth may not be able to raise it on terms acceptable to it or at all. If Glocal and UpHealth are unable to raise additional capital when desired, Glocal’s business, operating results and financial condition may be adversely affected.

Cash Flows

Comparison of the nine months ended December 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Nine Months ended December 31,
	2020	2019
Net cash provided by operating activities	2,053	3,455
Net cash used in investing activities	(167)	(853)
Net cash used in financing activities	(1,638)	(3,146)

Net increase/(decrease) in cash	248	(544)

In the nine months ended December 31, 2020, net cash provided by operating activities, including operating income and changes in working capital was $2,053 thousand, down from $3,455 thousand for the nine months ended December 31, 2019. Operating profits before working capital increased from $605 thousand in December 2019 to $2,181 thousand in December 2020 primarily as a result of increased profitability in the Company’s digital dispensary business and hospital business on revenue sharing. The increase in operating profit was offset by an increase in working capital. Working capital changes included an increase in trade receivables of ($584 thousand) in the nine months ended December 31, 2020 up from $2002 thousand at December 31, 2019 and cash generated by trade payables amounting to $538 thousand in December 31, 2020 down from $840 thousand at December 31, 2019. The increase in trade receivables resulted from longer collection times during the COVID period while the change in payables stemmed from a write down of third-party payables

In the nine months ended December 31, 2020, cash used in investing activities was $167 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $159 thousand and the investment of bank deposits with maturity more than three months of $7 thousand. In the nine months ended December 31, 2019, cash used in investing activities was $859 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $392 thousand and investment in bank deposits with maturity more than three months of $486 thousand.

In the nine months ended December 31, 2020, cash used in financing activities was $1,638 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $1,480 thousand and finance costs paid of $158 thousand. In the nine months ended December 31, 2019, cash used in financing activities was $3,146 thousand, primarily consisting of repayment of borrowings (net of any receipts) of $2,416 thousand and finance costs paid of $730 thousand.

Comparison of the twelve months ended March 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Twelve months ended March 31,
	2020	2019
Net cash provided by operating activities	$1,373	$1,829
Net cash used in investing activities	(1,005)	(2,249)
Net cash used in financing activities	(849)	873

Net increase/(decrease) in cash	$(481)	$453

In the twelve months ended March 31, 2020, net cash provided by operating activities was $1,373 thousand, down from $1,829 thousand for the twelve months ended March 31, 2019, primarily as a result of an increase in operating profits offset by changes in working capital from ($559) thousand in March 31 2019 to $3,854 thousand in March 31 2020. Operating profits increased as a result of growth and margin expansion in the Company’s digital dispensary business. Working capital changes include net cash used by trade receivables amounting to $2,818 thousand in March 31, 2020 up from $847 thousand generated in March 31, 2019 and cash generated by trade payables amounting to $332 thousand in March 31, 2020 down from $1,600 thousand in March 31, 2019. The increase in trade receivables was due to a major part of revenue being generated at the end of financial year and increased credit period of collection from hospitals now on revenue sharing arrangements while the decrease in trade payables resulted from write-offs of payables at year-end after reviewing liabilities.

In the twelve months ended March 31, 2020, cash used in investing activities was $1,005 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $985 thousand, investments in bank deposits with maturity more than three months of $9 thousand. In the twelve months ended March 31, 2019, cash used in investing activities was $2,249 thousand, primarily consisting of the purchase of property, plant and equipment and intangible assets of $2,423 thousand, proceeds in bank deposits with maturity more than three months of $123 thousand.

In the twelve months ended March 31, 2020, cash used in financing activities was $849 thousand, primarily consisting of the repayment of borrowings (net of any receipts) of $538 thousand and finance costs paid of $312 thousand. In the twelve months ended March 31, 2019, cash provided by financing activities was $873 thousand, primarily consisting of the proceeds of borrowings (net of any repayments) of $3,298 thousand and finance costs paid of $2,494 thousand.

Long-Term Debt and Contractual Obligations

Long-term financial obligations as of December 31, 2020 and 2019, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of December 31, 2020		As of December 31, 2019	Maturity	Contractual Interest rate	Nominal Interest Rate
						As of December 31, 2020	As of December 31, 2019
Non-convertible debenture	$	NIL	$2,870	Waived	Waived		13.55%

Term loan from banks		$13,019	$13,348	Refer Note 4(b) of un-audited financials	Refer Note 4(b) of un- audited financials	Vary from 11.15% to 12.75%	Vary from 11.15% to 12.55%

Term loan from SIDBI		$635	$753	31st March 2025 (96 monthly installments from April 2017)	PLR plus 1.5% p.a.	12.5%	13%

Term loan from NSDC		$2,157	$2,211	March 2022	6%	6%	6%

Term loan from Caspian		$1,369	$1,511	December 31, 2020	15%	15%	15%

Term loan from Blacksoil		$411	$383	31st August 2021	16.25%		16.25%

Equipment loan		$595	$644	Different Maturities	Different Maturities

Total Financial Liabilities		$18,186	$21,720

Long-term financial obligations as of March 31, 2020 and 2019, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	As of March 31, 2020	As of March 31, 2019	Maturity	Contractual Interest rate	Nominal Interest Rate
					As of March 31, 2020	As of March 31, 2019
Non-convertible debenture	$2,715	$2,938	5th May 2019 & 5th November 2019	13.55%	13.55%	13.55%

Term loan from banks	$12,631	$13,785	Refer Note 4(b) of audited financials	Refer Note 4(b) of audited financials	Rates vary from 11.15%-12.75%	Rates vary from 11.15%-12.55%

Term loan from SIDBI	$669	$812	31st March 2025 (96 monthly installments from April 2017)	PLR plus 1.5% p.a.	12.5%	13%

Term loan from SDC	$2,092	$2,266	March 2022	6%	6%	6%

Term loan from Caspian	$1,328	$1,438	December 31, 2020	15%	15%	15%

Term loan from blacksoil	$362	$834	31st August 2020 (monthly instalments from 30th November 2018)	16.25%	16.25%	16.25%

Off-Balance Sheet Arrangements

During the periods presented, Glocal did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Glocal’s results are affected by the season demand for health services which generally results in stronger revenue in the fourth quarter of the financial year. Glocal believes this variability is largely due to its customers’ increased demand for healthcare services following the holiday season. As a result of Glocal’s historically higher portion of sales in the fourth quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Critical Accounting Policies and Estimates

Preparation of these financial statements requires Glocal to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. The estimates are based on historical experience and on various other assumptions that it believes to be reasonable. In many instances, Glocal could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. Glocal believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Glocal derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognized as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognized in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognized on sale of medicines and similar products to the buyer. The amount of revenue recognized is net of sales returns and trade discounts.

Revenue from digital dispensary is recognized when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

Liabilities written back

Glocal assesses its payment of its liabilities at reporting date and write back liabilities that are no longer required and record as other income.

Research and Development Expenses

Glocal capitalizes the internal and external cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred.

Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

Preference Shares

Series A preference shares are classified as Mezzanine debt as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of Glocal. Subsequent to the balance sheet date, the investor has waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset and will or may be settled in its own equity instruments.

Business Combination

In accordance with ASC Topic 805, “Business combination”, Glocal uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. Glocal measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which Glocal transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transactions that results in increase or decrease in a group’s/parent’s ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

Income Taxes

Glocal accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

Glocal recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Glocal records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

Foreign Currency Translation

The functional currency of Glocal is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on Glocal’s assessment of its ability to collect on customer accounts receivable. Glocal regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where Glocal is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount Glocal reasonably believe will be collected. Glocal writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectable and collection of the receivable is no longer being actively pursued.

Impairment or disposal of long-lived assets

Glocal accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. Glocal reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Glocal measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

Fair Value of Financial Instruments

Glocal applies fair value accounting for all financial instruments on a recurring basis. Glocal’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, Glocal uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

Recent Accounting Pronouncements Not Yet Adopted

The FASB issued ASU 2014-09, Revenue from Contracts with Customers, (Topic 606) (ASU 2014-09), in May 2014. ASU 2014-09 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. ASU 2014-09 will replace current revenue recognition requirements in Topic 605, Revenue Recognition, in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. ASU 2014-09 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year the ASU is first applied using one of two allowable application methods.

ASU 2014-09 is effective for Glocal’s December 31, 2020 financial statements and thereafter. Management is currently evaluating the effect that ASU 2014-09 will have on Glocal’s financial statements. Glocal anticipates the implementation of ASU 2014-09 to have no significant impact on Glocal’s consolidated financial statements. Glocal anticipates the implementation of ASU 2014-09 to have no significant impact on Glocal’s consolidated financial statements.

The FASB issued ASU 2016-02, Leases, (Topic 842) (ASU 2016-02), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. ASU 2016-02 was effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019 and will be applied using a modified retrospective approach.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 325), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (ASU 2019-10). ASU 2019-10 finalizes various effective date delays for private companies applying the credit losses, leases and hedging standards. As a result of ASU 2019-10, Glocal’s effective date of ASU 2016-02 is deferred. ASU 2016-02 is now effective for Glocal’ December 31, 2021 consolidated financial statements. Management is currently evaluating the effect that ASU 2016-02 will have on Glocal’s consolidated financial statements. Glocal expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments upon adoption, with no material impact to the consolidated statement of operations.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond Glocal’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Glocal’s interest rates on the bank borrowings through banks and financial institution is at fixed rate except for loan from SIDBI which is based on Prime Lending Rate, plus an applicable margin 1.50. Glocal does not believe there is material exposure to market risk from changes in interest rates on debt.

TTC HEALTHCARE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The accompanying consolidated financial statements include the accounts of TTC Healthcare, Inc. and Subsidiaries (the “Successor”) and Transformations Treatment Center, Inc. and Affiliates (“Transformations” or the “Predecessor”). The Successor was organized on June 5, 2019. On September 5, 2019, the Successor entered into an equity purchase agreement to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. In September 2019, the Successor also formed a new wholly-owned subsidiary, Wrigley Healthcare Services, Inc. As the effective dates of the equity purchase agreement and the related credit agreements are September 5, 2019, the initial date of the successor’s consolidated financial statements is reflected as of September 5, 2019 and is considered the date of inception. The Successor’s and Predecessor’s fiscal year is the calendar year. The Successor had no operations prior to the acquisition. The consolidated Transformations will hereafter be referred to as “TTC Healthcare.”

You should read the following management’s discussion and analysis in conjunction (i) with the audited consolidated financial statements of TTC Healthcare as of December 31, 2020 and 2019 and for the years then ended and the related notes included elsewhere in this proxy statement/prospectus, and (ii) the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The discussion below includes forward-looking statements about TTC Healthcare’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. TTC Healthcare’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Overview

TTC Healthcare provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. TTC Healthcare offers a complete continuum of care from its detoxification services, residential care, Partial Hospitalization Programs (PHP), intensive outpatient (IOP) and outpatient programs (OP). During the COVID-19 pandemic, outpatient programs have transitioned to a majority of visits that are virtual.

In March 2020, TTC Healthcare formed Transformations Mending Fences, LLC to provide mental health and substance abuse disorder treatment, including equine therapy, to patients. TTC Healthcare has an 80% controlling interest in the entity with the remaining 20% interest owned by an unrelated party. Operations began in December 2020, with the admission of the first patient occurring in January 2021.

In addition to inpatient and outpatient substance abuse treatment services, TTC Healthcare performs screenings, urinalysis, diagnostic laboratory services, and provides physician services to clients. TTC Healthcare operates three (3) subsidiaries located in Delray Beach, Florida and one (1) facility in Morriston, Florida. These facilities provide inpatient substance abuse treatment facilities, standalone outpatient centers and sober living facilities focused on delivering effective clinical care and treatment solutions.

Impact of Covid-19. The direct and indirect impacts of the current COVID-19 outbreak on TTC Healthcare customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts it may experience. There has been a reduction in patients partially due to certain states imposing travel bans and quarantines. Management is currently unable to quantify the effects that this situation will have on its operations and financial position; however, they may be significant.

In the following table, revenue is disaggregated by significant service provided, all of which are recognized over time, for years ended December 31, 2020 and 2019.

	Year ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent
Inpatient and outpatient treatment related services	$14,480	76.6%	$19,659	79.7%
Detoxification related services	2,029	10.5%	2,563	10.4%
Diagnostic laboratory related services	1,700	8.8%	2,451	9.9%
Ancillary medical services	798	4.1%	—	0.0%

Total Revenue	$19,367	100.0%	$24,673	100.0%

FACTORS AFFECTING COMPARABILITY OF RESULTS

Successor Acquisition

On September 5, 2019, the Successor entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. (Predecessor). TTC Healthcare also formed a new wholly-owned subsidiary, Wrigley Healthcare Services, Inc during the fourth quarter of 2019. The Successor had no operations prior to the acquisition. The results of operations discussed below that are for periods both before and after the acquisition include all results operations of the Predecessor and the Successor.

Business Combination with UpHealth

TTC Healthcare was acquired by and became a wholly-owned subsidiary of UpHealth on January 25, 2021 pursuant to the terms and conditions of an Agreement and Plan of Merger between UpHealth and TTC Healthcare in exchange for consideration in the form of a promissory note in the amount of $12,699,088, and shares of UpHealth.

Key Business Metrics

Revenue

TTC Healthcare generates revenue primarily through services provided to clients in both inpatient and outpatient treatment settings. TTC Healthcare bills third-party payors weekly for the services provided in the prior week. Client related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third-party payors and others for services provided. TTC Healthcare receives the majority of payments from commercial payors at out-of-network rates. Client service revenue is recorded at established billing rates less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received. A significant or sustained decrease in reimbursement rates could have a material adverse effect on operating results.

TTC Healthcare provides diagnostic laboratory testing services for its clients which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from clients, third- party payors and others for services provided. Diagnostic laboratory service revenue is recorded at established billing rates less adjustments to estimate net realizable value. Provisions for estimated third party payor reimbursements are provided in the period related services are rendered and adjusted in future periods when actual reimbursements are received.

Prior to admission, insurance coverage, as applicable, is verified and the client self-pay amount is determined. TTC Healthcare accounts for any client self-pay on a cash basis as collectability cannot or could not be reasonably assured. Revenue is/was recognized when collection is made. In some instances, clients will make a deposit for the services to be rendered. These prepaid payments are included in accrued liabilities in the accompanying consolidated balance sheets and revenue related to these payments is deferred and recognized over the period services are provided. TTC Healthcare does not recognize revenue for any amounts not collected from the client.

For the period ended December 31, 2020, TTC Healthcare had two significant third-party payors who accounted for approximately 63% of total net revenues for the period. For the period ended December 31, 2019, TTC Healthcare had two significant third-party payors who accounted for approximately 52% of total net revenues.

Operating Expenses

TTC Healthcare’s operating expenses include sales and marketing expense as well as general and administrative expense, transactions costs and depreciation.

Selling, General, and Administrative Expense. Selling costs include expenses related to advertising, marketing programs and events. General and administrative expense is comprised of compensation and benefits of clinical and administrative personnel, including variable incentive pay, and other administrative costs such as facilities expenses, including rental expenses, professional fees, and travel expenses.

Depreciation Expense. TTC Healthcare’s operations are not capital intensive. Depreciation expense relates to the annual depreciation of office equipment, furniture and fixtures, vehicles, and purchased software.

Transaction Expenses. Transaction expenses relate solely to the direct costs incurred in connection with the September 5, 2019 business combination discussed above.

Other Income and Expenses

TTC Healthcare’s other income and expenses primarily relates to interest on a term note and revolving line of credit.

Income Taxes

TTC Healthcare, effective with the business combination on September 5, 2019 has elected to be treated as a C Corporation and files federal and state income taxes. Prior to the transaction, the Predecessor, with the consent of its stockholder, elected to be taxed as an S Corporation under provisions of the Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate shares of the Predecessor’s taxable income. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements. The Predecessor was subject to certain state taxes in jurisdictions where taxes were assessed. TTC Healthcare files taxes in the United States and the State of Florida.

RESULTS OF OPERATIONS

Year ended December 31, 2020 compared with Year ended December 31, 2019

The following table sets forth the amount of consolidated results of operations for the year ended December 31, 2020 and 2019 ($ in thousands):

Consolidated results of operations data	Twelve Months ended December 31,
	2020	2019
Revenues, net	$19,367	$24,673
Cost of service	9,031	9,291

Gross profit	10,336	15,382

Operating expenses:
Selling, general, and administrative	10,927	11,366
Depreciation	121	162
Transaction expenses	—	367

Total operating expenses	11,048	11,895
Operating income (loss)	(712)	3,487

Other income (expenses):
Interest expense	(879)	(223)
Gain on extinguishment of debt - paycheck protection program loans	661	—
Other income	(2)	140

Total other income (expenses):	(221)	(83)

Income (loss) before income tax expense	(932)	3,404
Income tax expense (benefit)	299	(106)

NET INCOME (LOSS)	(634)	3,298
Net loss attributable to noncontrolling interest	27	—

Net income (loss) attributable to TTC Healthcare	$(606)	$3,298

(1)

For the year ended December 31, 2020, TTC Healthcare did not incur transaction expenses. For the year ended December 31, 2019, the transaction expenses related to the acquisition by the Successor, which was executed on September 5, 2019.

(2)

As part of the business combination that occurred on September 5, 2019, TTC Healthcare entered into a line of credit and term note with a bank. For the year ended December 31, 2020, TTC Healthcare incurred $879 thousand in interest expense. For year ended December 31, 2019, TTC Healthcare incurred $223 thousand in interest expense.

(3)	Noncontrolling interests represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by the Company.

The following table sets forth the amount of the consolidated results of operations for the year ended December 31, 2020 and 2019 as a percentage of total revenue:

	Twelve Months ended December 31,
	2020	2019
Revenues, net	100.0%	100.0%
Cost of service	46.6%	37.6%

Gross Profit	53.4%	62.4%

Operating expenses:
Selling, general, and administrative	56.4%	46.1%
Depreciation	0.6%	0.7%
Transaction expenses	0.0%	1.5%

Total operating expenses	57.0%	48.3%
Operating income (loss)	(3.6%)	14.1%

Other income (expenses):
Interest expense	(4.5%)	(0.9%)
Gain on extinguishment of debt - paycheck protection program loans	3.4%	0.0%
Other income	0.0%	0.6%

Total other income (expenses):	(1.1%)	(0.3%)
Income (loss) before income tax expense	(4.7%)	13.8%

Income tax expense (benefit)	1.5%	(0.4%)

NET INCOME (LOSS)	(3.2%)	13.4%

Net loss attributable to noncontrolling interest	0.1%	0.0%

Net income (loss) attributable to TTC Healthcare	(3.1%)	13.4%

Comparison of the year ended December 31, 2020 and 2019

($ in thousands)

Consolidated results of operations data	Twelve Months ended December 31,
	2020	2019	$ Change	% Change
Revenues, net	$19,367	$24,673	$(5,306)	(21.5%)
Cost of service	9,031	9,291	(260)	(2.8%)

Gross profit	10,336	15,382	(5,406)	(32.8%)

Operating expenses:
Selling, general, and administrative	10,927	11,366	(439)	(3.9%)
Depreciation	121	162	(41)	(25.3%)
Transaction expenses	—	367	(367)	(100.0%)

Total operating expenses	11,048	11,895	(847)	(7.1%)
Operating income (loss)	(712)	3,487	(4,199)	(120.4%)

Other income (expenses):
Interest expense	(879)	(223)	(656)	294.2%
Gain on extinguishment of debt - paycheck protection program loans	661	—	661	100.0%
Other income	(2)	140	(142)	(101.4%)

Total other income (expenses):	(221)	(83)	(138)	166.3%

Income (loss) before income tax expense	(932)	3,404	(4,336)	(127.4%)
Income tax expense (benefit)	299	(106)	405	(382.1%)

NET INCOME (LOSS)	(634)	3,298	(3,932)	(119.2%)

Net loss attributable to noncontrolling interest	27	—	27	100.0%

NET INCOME (LOSS) attributable to TTC Healthcare	$(606)	$3,298	$(3,904)	(118.4%)

Revenue

In the year ended December 31, 2020, revenue decreased by $5,306 thousand, compared to the same period last year. This decrease was primarily attributable to a decline in referrals from the U.S. Department of Veterans Affairs’ Community Care Network in connection with the assignment of TPA responsibilities from TriWest to Optum and to a reduction in partial hospitalization reimbursement rates from a number of payors, including Tricare.

Cost of Service

In the year ended December 31, 2020, cost of service decreased by $206 thousand, compared to the same period last year. This decrease was primarily attributable to the reduction in revenues and the related variable expenses such as contract labor and client service-related expenditures.

Operating Expenses

In the year ended December 31, 2020, selling, general, and administrative expenses decreased by $439 thousand, compared to the same period last year. The decrease was primarily attributable to the reduction in headcount relating to positions that were not rehired during Covid-19 and related decrease in operating rent expenses.

TTC Healthcare is not capital intensive based upon the nature of operations. In the year ended December 31, 2020, depreciation expenses decreased by $41 thousand compared to the same period last year.

In 2019, TTC Healthcare incurred transaction costs associated with the September 5, 2019 business combination. There were no such costs in 2020.

Other Income (Expense)

In the year ended December 31, 2020, interest expense increased by $656 thousand compared to the same period last year. Prior to September 5, 2019, TTC Healthcare had no long-term debt. The interest is attributable to a line of credit and a term note that were issued as part of the business combination noted above. In 2020, other income relates to a gain on extinguishment of three of the five Paycheck Protection Program loans described.

Income Tax Expense (Benefit)

In the year ended December 31, 2020, income tax expense increased $405 thousand compared to a benefit of $106 thousand for the year ended December 31, 2019. As TTC Healthcare was previously an S Corporation and is now taxed as a C Corporation (effective September 5, 2019), TTC Healthcare has entity level taxes reported (both current and deferred). TTC Healthcare had filed its December 31, 2019 income tax return on a cash basis. In 2020, TTC Healthcare will be electing a tax change in accounting method to be taxed on an accrual basis. As a result, the deferred differences between cash basis and accrual basis will be considered taxable income over a four-year period beginning in 2020.

Liquidity and Capital Resources

As of December 31, 2020, TTC Healthcare had $3.8 million of cash. TTC Healthcare believes its cash, cash flows from operations and availability of borrowings will be sufficient to support its planned operations for at least the next 12 months.

TTC Healthcare finances its operations through a combination of internally generated cash from operations and from borrowings under TTC Healthcare bank facility. TTC Healthcare’s long-term cash needs primarily include meeting debt service requirements, working capital requirements and capital expenditures. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations, obtain additional financing or refinance existing short-term debt obligations. The amount of cash generated from operations is dependent upon factors such as the successful execution of TTC Healthcare’s business strategies and worldwide economic conditions. The amount of debt available under future financings is dependent on TTC Healthcare’s ability to maintain adequate cash flow for debt service and sufficient collateral, and general financial conditions in TTC Healthcare’s market.

TTC Healthcare may opportunistically raise debt capital, subject to market and other conditions, to refinance its existing capital structure at a lower cost of capital and extend the maturity period of certain debt. Additionally, TTC Healthcare may also raise debt capital for strategic opportunities which may include acquisitions of additional companies, and general corporate purpose. In the future, this will be managed as a part of UpHealth liquidity needs. If additional financing is required from outside sources, TTC Healthcare and UpHealth may not be able to raise it on terms acceptable to it or at all. If TTC Healthcare are unable to raise additional capital when desired, TTC Healthcare’s business, operating results and financial condition may be adversely affected.

Long-term Debt

During September 2019, TTC Healthcare entered into a loan and security agreement (the “Agreement”) with a bank that allowed for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires in September 2022, with the option to extend for a total of two years by two separate one year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of the Successor, as defined in the Agreement. At December 31, 2020, TTC Healthcare was not in compliance with the restrictive covenants. On November 23, 2020, TTC Healthcare entered into a forbearance agreement with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021.

In April 2020, TTC Healthcare received proceeds from term notes from the United States Small Business Administration (“SBA”) under the Paycheck Protection Program (“PPP”) available as part of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The proceeds received by the Company were $1,944 thousand which will be used to pay for certain payroll and operating expenses of the Company. The notes carry an interest rate of 1%, are unsecured, and are required to be repaid in full by April 2022. Payments on the note are deferred until February 2021. Under the terms of the PPP, all or a part of the proceeds of the loan may be forgiven under certain conditions, as defined in the term note agreement. The Company has applied for forgiveness for each of the loans. During the year ended December 31, 2020, three of the loans, totaling $661 thousand, were forgiven in full by the SBA and the Company was legally released from repaying these loans. The full forgiveness of those loans has been included as “gain on extinguishment of debt - paycheck protection program loans” on the consolidated statement of income for the year ended December 31, 2020. Subsequent to year-end, The Company received forgiveness from the SBA for an additional $936 thousand in loans and the Company was legally released from repaying this loan. The Company has not yet received a decision from the SBA on the remaining $346 thousand in loans. The Company does not anticipate making any principal payments, but in the event that the lender and the SBA do not forgive the final loan or determine that all or a portion of the PPP loans are not forgivable, the Company will be required to remit payments of $850 thousand in 2021 and $433 thousand in 2022.

See Note F to the TTC Healthcare Notes to Consolidate Financial Statements for additional information on long-term debt.

Long-term financial obligations, excluding obligations due under purchase agreements, consisted of the following ($ in thousands):

	Outstanding Balance				Nominal Interest Rate
Loan	As of December 31, 2020	As of December 31, 2019	Maturity	Contractual Interest Rate	As of December 31, 2020	As of December 31, 2019
Term loan	$9,550	$10,550	September 2022	LIBOR + 4.00% or 3.50%	4.45%	5.52%
Paycheck protection program loans	1,284	—	April 2022	1.00%	1.00%	N/A
Unamortized debt issuance costs	(158)	(200)	September 2024	N/A	N/A	N/A

Total carrying value of long-term debt	$10,676	$10,350

(1)

On September 5, 2019, the Successor entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testing, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. The transaction was financed with capital contributions and a term note, as listed above. The term note is secured by substantially all assets.

(2)	See the discussion above regarding PPP loans and the status of forgiveness applications

Cash Flows

The following tables summarize cash flows for the periods indicated ($ in thousands):

	Twelve Months ended December 31,
	2020	2019
Net cash provided by operating activities	$987	$4,168
Net cash used by investing activities	(221)	(13,199)
Net cash provided by financing activities	2,444	6,386

Net increase/(decrease) in cash	$3,210	$(2,645)

In the year ended December 31, 2020, cash provided by operating activities was $987 thousand, primarily consisting of net loss of $634 thousand and $(524) thousand of non-cash items (depreciation, deferred tax adjustments, gain on extinguishment of debt and debt issuance cost amortization) and accretion of contingent consideration offset by assets that overall decreased $1,443 thousand (primarily receivables) and liabilities increased $702 thousand.

In the year ended December 31, 2019, cash provided by operating activities was $4,168 thousand, consisting primarily of net income of $3,298 thousand and $190 thousand of non-cash items (depreciation, deferred tax adjustments and debt issuance cost amortization) offset by assets that overall decreased $463 thousand and liabilities increased by $217 thousand. The year-over-year change was primarily due to the increase in operating loss, and an increase in current liabilities related to a note payable of $28 thousand related to contingent consideration for the Successor acquisition and draws on the line of credit of $1,250 thousand. Accounts receivable decreased approximately $1,610 thousand primarily due to stronger collection efforts and the mix of third-party payors.

In the year ended December 31, 2020, cash used by investing activities was $221 thousand, primarily consisting of cash paid to acquire property and equipment.

In the year ended December 31, 2019, cash used by investing activities was $13,199 thousand, primarily consisting of cash paid as part of the business combination on September 5, 2019.

In the year ended December 31, 2020, cash provided by financing activities was $2,444 thousand, primarily consisting of $1,944 thousand net proceeds from borrowing on PPP loans, $1,500 thousand of proceeds from the revolving line of credit funds less payments on long-term debt of $1,000 thousand. In the year ended December 31, 2019, cash provided by financing activities was $6,386 thousand, primarily consisting of $10,800 thousand net proceeds from borrowing on a term loan, $250 thousand of proceeds from the revolving line of credit funds, $3,000 thousand in proceeds from the issuance of common stock, $755 thousand of capital contributions, and $125 thousand in advances from related parties, less $250 thousand in payments on a term note, $211 thousand in debt issuance costs paid and $7,983 in dividends and distributions.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of December 31, 2020 (in thousands).

	Payment due by period
	Total (1)	2021	2022-2023	2024-2025	Thereafter
Operating lease obligations	$8,663	$1,721	$6,034	$9,126	$383

Total	$8,663	$1,721	$6,034	$9,126	$383

(1)

TTC Healthcare has applied for and received forgiveness for $660 thousand of PPP loans. Applications have been made for the forgiveness of the remaining $1,284 thousand. Subsequent to year-end, an additional $936 thousand in loans was forgiven by the SBA and TTC Healthcare was legally released from repaying the loan. TTC Healthcare has not yet received a decision from the SBA on the remaining $348 thousand of loans. TTC Healthcare does not anticipate making any principal payments, but in the event that the lender and the SBA determine that all or a portion of the PPP loans are not forgivable, TTC Healthcare will be required to remit payments of $850 thousand in 2021 and $433 thousand in 2022. See the discussion above for additional information.

Off-Balance Sheet Arrangements

During the periods presented, TTC Healthcare did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Related Party Transaction

TTC Healthcare has a management agreement with a related party. Management fee expenses paid were approximately $200 thousand and $275 thousand for the year ended December 31, 2020, and period ending September 5, 2019 through December 31, 2019, respectively. At December 31, 2020 and December 31, 2019, there were unpaid management fees of $188 thousand and 0, respectively. There were no management fees for the period from January 1, 2019 through September 4, 2019.

Advances from a related party were $1,393 thousand and $25 thousand at December 31, 2020 and December 31, 2019. The advances are noninterest-bearing and are not expected to be repaid within the next year.

Seasonality

TTC Healthcare’s results are affected by the season demand for substance use disorder and other mental health services which generally results in stronger revenue in the second quarter of the financial year. TTC Healthcare believes this variability is largely due to its customers’ increased demand for healthcare services following the holiday season. As a result of TTC Healthcare’s historically higher portion of sales in the second quarter of each year, its cost of revenue increases during such period relative to any increase in revenue. The increase in cost of revenue and other impacts of seasonality may affect profitability in a given quarter.

Critical Accounting Policies and Estimates

Preparation of these financial statements requires TTC Healthcare to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. TTC Healthcare bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, TTC Healthcare could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. TTC Healthcare believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Information on subsidiaries revenues is as follows:

Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC

Transformations Treatment Center, Inc. provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. TTC Healthcare has determined that the services performed in relation to the program represent a single performance obligation. Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Summit Detox, Inc.

Summit Detox, Inc. provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. TTC Healthcare has determined that the services performed in relation to the program represent a single performance obligation. Summit Detox, Inc. satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Summit Detox, Inc. generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Pinnacle Testing, Inc.

Pinnacle Testing, Inc. provides diagnostic laboratory toxicology services. Services include urinalysis and other drug testing procedures. Pinnacle Testing, Inc. satisfies its performance obligation over time as the program is administered and recognizes client service revenue accordingly. Pinnacle Testing, Inc. generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Wrigley Healthcare Services, Inc.

Wrigley Healthcare Services, Inc. provides ancillary medical services. Services include sick and psychiatric visits, dietician, chiropractic and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company satisfies its performance obligation over time as the program is administered and recognizes patient service revenue equally over the number of treatments provided in a single episode of care. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

Freedom Now, Inc.

Freedom Now, Inc. provides ancillary medical services. Services include psychiatric, clinical, and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company satisfies its performance obligation over time as the program is administered and recognizes patient service revenue equally over the number of treatments provided in a single episode of care. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

The remaining entities provide support services to the six operating entities. All related party transactions are eliminated.

Significant Judgment—Determination of Transaction Price

TTC Healthcare recognizes revenue from third-party payors over time as services are provided based on our estimate of the amount that third-party payors will pay for the services performed. TTC Healthcare estimates the net realizable value of revenue by adjusting gross client charges using an expected realization and applying that discount to gross client charges. A significant or sustained decrease in collection rates could have a material adverse effect on TTC Healthcare’s operating results. There is no assurance that TTC Healthcare will be able to maintain or improve historical collection rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, the records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

Impairment of Long-Lived Assets

TTC Healthcare evaluates long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If such evaluation indicates that the carrying amount of the asset or the asset group is not recoverable, any impairment loss would be equal to the amount the carrying value exceeds the fair value. There was no impairment for the years ended December 31, 2020 or 2019.

Recent Accounting Pronouncements Not Yet Adopted

The FASB issued ASU 2014-09, Revenue from Contracts with Customers, (Topic 606) (ASU 2014-09), in May 2014. ASU 2014-09 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. ASU 2014-09 will replace current revenue recognition requirements in Topic 605, Revenue Recognition, in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. ASU 2014-09 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year the ASU is first applied using one of two allowable application methods.

ASU 2014-09 is effective for TTC Healthcare’s December 31, 2020 financial statements and thereafter. Management is currently evaluating the effect that ASU 2014-09 will have on TTC Healthcare’s financial statements. TTC Healthcare anticipates the implementation of ASU 2014-09 to have no significant impact on the consolidated financial statements. TTC Healthcare anticipates the implementation of ASU 2014-09 to have no significant impact on the consolidated financial statements.

The FASB issued ASU 2016-02, Leases, (Topic 842) (ASU 2016-02), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. ASU 2016-02 was effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019 and will be applied using a modified retrospective approach.

In November 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 325), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (ASU 2019-10). ASU 2019-10 finalizes various effective date delays for private companies applying the credit losses, leases and hedging standards. As a result of ASU 2019-10, TTC Healthcare’s effective date of ASU 2016-02 is deferred. ASU 2016-02 is now effective for TTC Healthcare’s December 31, 2021 consolidated financial statements. Management is currently evaluating the effect that ASU 2016-02 will have on TTC Healthcare’s consolidated financial statements. TTC Healthcare expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note J of the consolidated financial statements on the consolidated balance sheet upon adoption, with no material impact to the consolidated statement of operations.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rate Risk

Interest rates are highly sensitive to many factors include international economic and political considerations, as well as other factors beyond TTC Healthcare’s control. Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. TTC Healthcare’s interest rates on the bank borrowings held by a commercial bank is at the London Interbank Offered Rate (LIBOR), plus an applicable margin between 3.50-4.00%. TTC Healthcare does not believe there is material exposure to market risk from changes in interest rates on debt.

INNOVATIONS GROUP, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) the audited consolidated financial statements of Innovations Group, Inc. as of December 31, 2020 and 2019 and for the years then ended and the related notes and (ii) “Unaudited Pro Forma Condensed Combined Financial Information.” The discussion below includes forward-looking statements about Innovations Group, Inc.’s business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. Innovations Group, Inc.’s actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

OVERVIEW

Innovations Group, Inc. (“Innovations Group”) is the parent company of the following wholly-owned operating subsidiaries: MedQuest Pharmacy, Inc. (“MedQuest Pharmacy”), WorldLink Medical, Inc (“WorldLink Medical”), Medical Horizons, Inc. (“Medical Horizons”), and Pinnacle Labs, Inc. (doing business as MedQuest Testing Services (“MTS”)).

MedQuest Pharmacy is a full-service retail and compounding pharmacy licensed in 50 states and the District of Columbia that dispenses patient-specific medications and ships directly to patients. It delivers both compounded and legend (also referred to as manufactured) drugs and is capable of serving as a retail or national fulfillment center, as a personalized medication administration partner with prescribers, and as a lifestyle wellness direct-to-consumer offering. Its proprietary software and operating system, eMedplus, is EPCS Certified by the DEA and provides prescribers with a full-service prescription management system. In January 2020, eMedplus became Surescripts certified (Superscripts process to validate that the software meets certain industry standards related to sending and receiving electronic messages and that it is providing open choice for medication selection and dispensing location), allowing any user of the Surescripts platform to prescribe medications dispensed by MedQuest Pharmacy.

Also under the Innovations Group suite of services is Worldlink Medical, Medical Horizons, and MedQuest Testing Services. Worldlink Medical is the educational services arm of Innovations Group, providing CME educational courses accredited as a joint provider through the Accreditation Council for Continuing Medical Education (ACCME). Medical Horizons specializes in customized formulations and contract dietary supplement and nutraceuticals manufacturing as an own label distributor with its brand NUTRAscriptives, as well as other brands. Its turnkey solutions include label design, printing and application; custom packaging; daily packs; a selection of capsule sizes and colors; and convenient auto-reorder services. It features a staff of experts that is committed to excellence and outstanding customer service. MedQuest Testing Services focuses specifically on facilitating diagnostic testing between lab companies, such as LabCorp and Quest Diagnostics, patients, and providers.

MedQuest Pharmacy is accredited and recognized by the Accreditation Commission for Health Care (ACHC) and its Pharmacy Compounding Accreditation Board (PCAB), among other high-quality providers and suppliers. MedQuest Pharmacy has achieved this elite level of quality by exceeding standards set by national accreditation bodies and quality-centered organizations.

Innovations Group’s operations are run from a 43,000 square foot facility in North Salt Lake, Utah and it has the ability to expand another 40,000 to 80,000 square feet (depending on if parking is underground) at the same location. In 2019, MedQuest Pharmacy invested approximately $3,800,000 in a facility expansion to construct a new lab of approximately 4,500 square feet, add over 5,300 square feet of additional space on its second floor for its fulfillment operations, and complete related facility upgrades. The expansion significantly increased MedQuest Pharmacy’s production capacity. The new lab is fully operational, and MedQuest Pharmacy has the ability to also use its original lab to increase production to support its planned growth.

In addition, to expanding its prescriber base through the Superscripts platform and testing services with new and existing lab companies and relationships, MedQuest Pharmacy plans to add new lines of specialty focus, including dermatology products in 2021, allowing it to offer its new product lines to existing customers while also expanding its customer base to include the dermatology ecosystem. Medical Horizons also plans to launch Pure Collectives, an e-commerce platform to allow providers to sell Medical Horizons’ nutraceutical supplements line to their patients. Patients will have the ability to order Medical Horizons’ nutraceutical supplements line directly from their provider through Pure Collectives. The order will be sent to Medical Horizons and Medical Horizons will ship it directly to the patient, with the patient paying the provider and Medical Horizons billing the provider directly for the products provided.

MedQuest Pharmacy’s direct pharmacy capabilities offer direct-to-patient shipping of both manufactured and compounded drugs. MedQuest Pharmacy has relationships with both prescribers and patients and filled an average of approximately 850 prescriptions per day in 2020. Over the last five years, MedQuest Pharmacy has filled prescriptions for over 5,000 prescribers and over 65,000 different patients. The business model is driven by cash-pay and prescription volume-based revenue generated by physician electronic prescription order entry, as well as traditional prescriber-patient-pharmacist interactions, mailed, verbal and faxed orders.

The table below shows the revenue generated by each subsidiary (with sales of compounded versus manufactured drugs broken out for MedQuest Pharmacy) during the twelve months ended December 31, 2020 and 2019.

	Twelve Months Ended December 31,
	2020		2019
	Amount	Percent	Amount	Percent
MedQuest Pharmacy—Compounded	$13,356,875	47.14%	$10,321,726	35.80%
MedQuest Pharmacy—Manufactured	11,161,844	39.39%	15,071,133	52.28%
Medical Horizons	2,158,948	7.62%	1,693,389	5.87%
MTS	60,535	0.21%	117,083	0.41%
WorldLink	1,597,203	5.64%	1,626,510	5.64%

Total Revenue, net of returns and allowances(1)	$28,335,405	100.0%	$28,829,841	100.0%

(1)

Excludes revenue from B-17 Partners, LLC, a variable interest real estate entity in which Innovations Group has a controlling financial interest, of approximately $419,000 and $364,000 in the twelve months ended December 31, 2020 and 2019, respectively. See the “Factors Affecting Comparability of Results” section for additional information regarding B-17 Partners, LLC.

Impact of COVID-19

Innovations Group’s operations have not been significantly impacted by the current COVID-19 outbreak, but management continues to monitor the situation. Certain additional costs have been incurred to procure personal protective equipment and enhance sanitation of its facility. No impairments were recorded as of the consolidated balance sheet dates presented; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, Innovation Group’s results of operations, cash flows, and financial condition could be negatively impacted in the future. The extent, if any, of the impact cannot be reasonably estimated at this time.

KEY BUSINESS METRICS

Revenue

Innovations Group’s revenue is generated primarily from the sale of prescription medications directly to patients and through the sale of products and services to providers. The majority of the customer revenue is billed and collected before the medications and products are shipped from the facility. See above for a summary of revenue generated by each subsidiary of Innovations Group during the twelve months ended December 31, 2020 and 2019. MedQuest Pharmacy is Innovation Group’s largest subsidiary in terms of revenue and generates approximately 60% of its revenue from sales of compounded medications and approximately 40% of its revenue from sales of manufactured medications.

Cost of Sales and Gross Profit

Cost of sales consists primarily of costs of raw ingredients and materials to compound various drugs and supplements, and the cost of manufactured product purchased directly from the distributors for resale. MedQuest Pharmacy purchases these items through a large industry distributor with many suppliers and also sources supplies directly with manufacturers. MedQuest Pharmacy is also able to leverage the size of its operations to purchase larger quantities of certain ingredients and materials at lower prices.

Gross profit is equal to the revenue less cost of sales associated with dispensing of the medications, products and services to Innovations Group’s customers. Overall, the gross profit margin on sales of compounded medications is two to three times the gross profit margin on its sales of manufactured drugs. There are, however, additional labor costs included in operating expenses related to compounded drugs.

Operating Expenses

Innovations Group’s operating expenses include:

Selling Expenses—All sales-related expenses (primarily related to compensation and benefits of sales personnel and related expenses).

General and Administrative Expenses—Comprised of compensation and benefits of the pharmacy and administrative personnel as well as other administrative costs such as facilities expenses, including rental expenses, professional fees, credit card fees, travel expenses, and communication expenses.

Depreciation Expense—related to the facility improvements, lab equipment, office equipment and furniture and fixtures.

FACTORS AFFECTING COMPARABILITY OF RESULTS

B-17 Partners, LLC

The consolidated financial statements include the results of Innovations Group, its four wholly-owned subsidiaries discussed above, and a variable interest real estate entity, B-17 Partners, LLC (“B-17”), in which Innovations Group has a controlling financial interest. Innovation Group’s major shareholder owns B-17. Innovations Group is the primary beneficiary of B-17. This determination was based on the fact that Innovations Group absorbs a majority of B-17’s expected losses and receives a majority of its expected residual returns. B-17 was formed for the purpose of acquiring and holding real estate. It owns the building leased by Innovations Group for its corporate headquarters. In accordance with Accounting Standard Update 2015-02, Consolidation (Topic 810) Amendments to the Consolidation Analysis, B-17 is considered a variable interest entity. All material intercompany transactions and balances have been eliminated in consolidation. B-17 will no longer be a variable interest entity following UpHealth’s acquisition of Innovations Group.

The assets, liabilities, and expenses of B-17 have been included in Innovation Group’s consolidated financial statements. As of December 31, 2020 and 2019, respectively, approximate amounts included in consolidated assets were cash ($453,000 and $88,000), property and equipment ($4,341,000 and $4,484,000) and other assets ($23,000 and $15,000). Consolidated liabilities included notes payable (approximately $4,113,000 and $3,307,000). Consolidated expenses included primarily interest and depreciation (approximately $316,000 and $236,000). Revenues of approximately $419,000 in 2020 and $364,000 in 2019 were eliminated in consolidation. Innovations Group guarantees the notes payable of B-17. Apart from that amount, creditors and beneficial holders of B-17 have no recourse to the assets or general credit of the Innovations Group.

Income Tax Expense

Innovations Group and its subsidiaries are treated as S-Corporations under the Internal Revenue Code and thus all tax expense is incurred at the shareholder level. As a result, there are no accruals for income taxes or related income tax expense. Innovations Group and its subsidiaries will no longer be S-Corporations following UpHealth’s acquisition of Innovations Group.

Business Combination with UpHealth

Innovations Group and UpHealth entered into an Agreement and Plan of Merger on November 2, 2020, under which UpHealth acquired all of the issued and outstanding shares of Innovations Group in exchange for consideration in the form of a promissory note in the amount of $30,000,000 and shares of UpHealth. This transaction closed on April 27, 2021.

RESULTS OF OPERATIONS

Year ended December 31, 2020 compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019.

Consolidated results of operations data	Twelve Months ended December 31
	2020		2019		$ Change	% Change
Revenue, net of returns and allowances	$28,335,405	100.00%	$28,829,841	100.00%	$(494,436)	(1.72%)
Cost of sales	13,226,492	46.68%	14,297,936	49.59%	(1,071,444)	(7.49%)

Gross profit	15,108,913	53.32%	14,531,905	50.41%	577,008	3.97%
Operating expenses	12,484,392	44.06%	11,192,295	38.82%	1,292,097	11.54%

Operating income	2,624,521	9.26%	3,339,610	11.58%	(715,089)	(21.41%)
Nonoperating expense:
Interest expense	269,382	0.95%	183,269	0.64%	86,113	46.99%
Other expense	38,914	0.14%	103,578	0.36%	(64,664)	(62.43%)

Total nonoperating expense	308,296	1.09%	286,847	0.99%	21,449	7.48%
Net Income	2,316,225	8.17%	3,052,763	10.59%	(736,538)	(24.13%)
Less: Income attributable to non-controlling interest	77,814	0.27%	48,430	0.17%	29,384	60.67%
Net income attributable to Innovations Group, Inc.	$2,238,411	7.90%	$3,004,333	10.42%	$(765,922)	(25.49%)

Revenue

In the twelve months ended December 31, 2020, revenue decreased by $494,436, compared to the same period ending December 31, 2019. This decrease was primarily related to the brief disruption related to adjustments in response to the COVID-19 pandemic and shifts in product mix (primarily shift away from higher cost manufactured drugs. With the completion of its new lab and facility expansion, coupled with growth into new product lines and Pure Collectives discussed above, Innovations Group expects increased volumes in the second half of 2021.

Cost of Sales and Gross Profit

In the twelve months ended December 31, 2020, cost of sales decreased by $1,071,444, compared to the same period ending December 31, 2019. The decrease in cost of sales was primarily attributable to purchasing chemicals and other materials in higher quantities leading to lower per unit and overall costs of chemicals and materials used in the MedQuest Pharmacy’s compounding operations. Cost of sales also decreased year-over-year due to the mix of sales of various drugs and supplements in 2020 versus 2019. This will vary from period to period.

In addition to MedQuest Pharmacy’s principal business activities, it provides shipping of final product to customers. Shipping and handling costs are recorded in cost of sales as they are incurred. Total shipping and handling costs were approximately $2,015,000 and $1,962,000 for the twelve months ended December 31, 2020 and 2019, respectively.

In the twelve months ended December 31, 2020, gross profit increased by $577,008, compared to the same period ending December 31, 2019. Gross profit as a percentage of revenue, or gross margin, increased from 50.41% for the twelve months ended December 31, 2019 to 53.32% for the twelve months ended December 31, 2020. The increase in gross profit and gross margin was primarily attributable to the reduction in cost of sales as indicated above.

Operating Expenses

In the twelve months ended December 31, 2020, operating expenses increased by $1,292,097, compared to the same period ending December 31, 2019. The increase in operating expenses was attributable primarily in three areas. The first was the increase of expenses (such as depreciation and ongoing maintenance expenses) related to the new lab constructed during 2019 and the related facility upgrades and equipment to operate the new lab. Second, payroll and related payroll costs increased due to both the hiring of additional employees as MedQuest Pharmacy continues to expand its management and pharmacy teams and increased salaries for existing employees. Third, additional legal and accounting costs were incurred related to the preparation for the acquisition of Innovations Group by UpHealth.

Nonoperating Expenses

In the twelve months ended December 31, 2020, nonoperating expenses increased by $21,449, compared to the same period ending December 31, 2019. The increase in non-operating expenses was primarily attributable to the increase in interest expense associated with the financing of the expansion of the facility.

Net Income

In the twelve months ended December 31, 2021, net income attributable to Innovations Group decreased by $736,538, compared to the same time period last year, due to the increased operating and nonoperating expenses discussed above.

Liquidity and Capital Resources

As of December 31, 2020, Innovations Group had $3,319,074 in cash, compared to $2,199,018 as of December 31, 2019.

Innovations Group’s sales are almost exclusively cash sales resulting in positive cash flow from operations. This has allowed Innovations Group to operate without financing or debt for several years up through most of 2019. In connection with the construction of its new lab, purchases of equipment, and related improvements and systems, Innovations Group entered into a $1,500,000 equipment credit line in 2019 and then converted that loan into a term loan in March 2020 ($1,342,000 principal balance at the time of conversion). Innovations Group also entered into an operating credit line at the same time providing $500,000 in additional funds as needed. During the twelve months ended December 31, 2020, Innovations Group did not use the operating credit line.

On May 9, 2020 Innovations Group received a Paycheck Protection Program term note through a bank totaling $1,174,000, the terms of which are summarized in note (3) in the table below.

Innovations Group may opportunistically raise debt capital, subject to market and other conditions, to fund its growth plans, as discussed above. In the future, this will be managed as a part of UpHealth’s liquidity needs. If additional financing is required from outside sources, Innovations Group and UpHealth may not be able to raise it on terms acceptable to it or at all. If Innovations Group and UpHealth are unable to raise additional capital when desired, Innovations Group’s business, operating results, and financial condition may be adversely affected.

Long-term financial obligations, excluding obligations due under purchase agreements, consisted of the following:

	Outstanding Balance
Loan	As of December 31, 2020	As of December 31, 2019	Maturity
Equipment Line of Credit / Term Loan(1)	$644,376	$1,379,418	February 2027
Operating Line of Credit(2)	—	—	March 2022
Paycheck Protection Loan(3)	1,174,000	—	(3)

Total carrying value of long-term debt	$1,818,376	$1,379,418

(1)

In March 2019, Innovations Group entered into a $1,500,000 equipment line of credit with a financial institution. Interest was payable monthly at a fixed rate of 5.00%. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note was secured by specific equipment and payable in monthly installments of $19,478 including interest at 4.09% through maturity in February 2027. However, on March 15, 2021, Innovations Group prepaid the note in full.

(2)

In March 2019, Innovations Group also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00% and is secured by substantially all assets of Innovations Group. The line expired in March 2021 and was renewed with substantially the same terms through March 2022.

(3)

On May 9, 2020 Innovations Group received a Paycheck Protection Program term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. On March 11, 2021, the U.S. Small Business Association approved the PPP loan for forgiveness in full, including all accrued interest. The forgiveness will result in cancellation of debt income in 2021.

In addition to the long-term financial obligations of Innovations Group described above, Innovations Group guarantees two notes payable of B-17. In March 2019, B-17 entered into a fifteen-year, 5.12% real estate loan. The loan proceeds of $3,432,000 were used to purchase the building used for Innovation Group’s headquarters. Monthly principal and interest payments are $20,344 plus an estimated lump sum payment $1,926,000 due at maturity. In March 2020, B-17 entered into a ten-year, 3.091% real estate loan secured by a second trust deed on the real estate. The loan proceeds of $900,000 were used for the purpose of financing the additions to the building during 2019. Monthly payments of principal and interest are $5,053 plus an estimated lump sum payment of $525,000 at maturity.

Cash Flows

Year ended December 31, 2020 compared with year ended December 31, 2019

The following statements summarize the cash flows for the period indicated:

	Twelve Months ended December 31,
	2020	2019
Net cash provided by operating activities	$2,025,876	$3,882,025
Net cash provided by (used in) investing activities	(409,526)	(3,809,455)
Net cash provided by (used in) financing activities	(496,294)	(386,244)

Net increase/(decrease) in cash	$1,120,056	($313,674)

In the twelve months ended December 31, 2020, cash provided by operating activities was $2,025,876, a decrease of $1,856,149 compared to the prior year period. The year-over-year decrease was primarily due to a $765,922 decline in net income (as discussed above) and working capital changes, including an increase in inventory (in part due to MedQuest Pharmacy investing in purchasing larger quantities of certain raw materials, allowing for lower per unit prices) and an increase in prepaid expenses and other current assets and a decease in accounts payable due to timing, partially offset by increased accrued expenses largely driven by expenses incurred in connection with the Innovations Group-UpHealth transaction.

In the twelve months ended December 31, 2020, cash used in investing activities was $409,526, compared to cash used in investing activities of $3,809,455 during the same period in the prior year due to purchases of property, equipment, and other fixed assets related to Innovations Group’s 2019 expansion of its existing facility, as discussed above.

In the twelve months ended December 31, 2020, cash used in financing activities was $496,294, compared to cash used in financing activities of $386,244 during the same period in the prior year. The year-over-year increase was primarily due to a lump sum principal prepayment of approximately half of the equipment loan and increased distributions to stockholders for their final payment on taxes for the prior year earnings as well as the current year earnings, partially offset by increased borrowings (PPP Loan and the additional real estate loan through B-17 to pay for the additions to the building, both as discussed above).

Off-Balance Sheet Arrangements

During 2020 and 2019, Innovations Group did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Seasonality

Innovations Group’s operations are not materially impacted by seasonality.

Critical Accounting Policies and Estimates

Summary of Significant Accounting Policies

Use of Estimates

Innovations Group prepares the financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. Innovations Group’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause Innovations Group to revise these estimates.

Inventory

Inventory is measured at the lower of cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and shipping. For inventory, cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors (such as expiration dates) in evaluating net realizable value.

Revenue Recognition

Revenue from the sale of prescriptions and supplements is recognized at the time of shipment to, or pick-up by, the customer and when all obligations under the contract have been fulfilled, risk of ownership has been transferred and collectability is reasonably assured. Customers prepayments, primarily for seminars and webinars, are recorded as unearned revenue until the event has occurred and the services are provided.

Innovations Group charges and collects sales tax, when applicable, and records the sales tax as an accrued liability due to the taxing authority.

Upcoming Accounting Pronouncements

Revenue Recognition

Innovations Group adopted the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective on January 1, 2020. This new accounting standard outlines a single comprehensive model used in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. In addition, the adoption of this new accounting standard resulted in increased disclosure relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Innovations Group used the modified retrospective approach in adopting this new guidance. Results for the reporting period beginning on January 1, 2020 are presented under the new guidance, while prior period amounts are not adjusted. The new guidance did not materially change the Innovations Group’s revenue recognition patterns. See Note 2 to the Notes to Consolidated Financial Statements of Innovations Group for additional information.

Leases

In the normal course of operations, Innovations Group leases equipment under long-term, non-cancelable operating lease agreements. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”) (“ASU 2016-02”). The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet, except for leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities.

At inception, lessees must classify leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the classification of cash flows within the statement of cash flows, differs depending on the lease classification. Also, certain qualitative and quantitative disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2021.

Originally, Topic 842 required all entities to use a modified retrospective transition approach that is intended to maximize comparability and be less complex than a full retrospective approach. Under the modified retrospective approach, Topic 842 is effectively implemented as of the beginning of the earliest comparative period presented in an entity’s financial statements. ASU 2018-11 amended Topic 842 so that entities may elect not to recast their comparative periods in transition and allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, the entity would (1) apply Topic 840 in the comparative periods; (2) provide the disclosures required by Topic 840 for all periods that continue to be presented in accordance with Topic 840; and (3) recognize the effects of applying Topic 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2022. Subsequent ASU’s were issued that provided additional clarification and guidance on the application of Topic 842.

Innovations Group expects to use the package of practical expedients that will allow it to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. Innovations Group also will use the practical expedient as described above to reflect the adoption of Topic 842 as of January 1, 2022, without recasting prior periods. Innovations Group does not expect to recognize a material adjustment to retained earnings upon adoption. The new lease standard is expected to have a significant effect on Innovations Group financial statements as a result of Innovation Group’s operating leases, as disclosed in Note 6 to Innovations Group’s consolidated financial statements included elsewhere in this document , that will be reported on the balance sheet at adoption. Upon adoption, Innovations Group will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

BEHAVIORAL HEALTH SERVICES, LLC AND SUBSIDIARIES’

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The accompanying consolidated financial statements include the accounts of Behavioral Health Services, LLC and its subsidiaries: Psych Care Consultants, LLC.; BHS Pharmacy, LLC; and Reimbursement Solutions, LLC. which are 100% wholly-owned (collectively, hereafter referred to as the “BHS”).

You should read the following management’s discussion and analysis in conjunction with (i) the audited condensed consolidated financial statements of BHS as of and for the periods ending November 20, 2020 and December 31, 2019 and the related notes included elsewhere in this proxy statement/prospectus and (ii) the pro forma consolidated financial information in the section entitled “Unaudited Pro Forma Consolidated Financial Information.” The discussion below includes forward-looking statements about BHS’ business, operations and industry that are based on current expectations that are subject to uncertainties and unknown or changed circumstances. BHS’ actual results may differ materially from these expectations as a result of many factors, including those risks and uncertainties described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements.”

Business Combination with UpHealth Holdings, Inc.

On November 20, 2020, BHS was acquired by UpHealth Holdings, Inc. (“UpHealth”), pursuant to the terms of an Agreement and Plan of Merger between UpHealth and BHS, in exchange for consideration in the form of a promissory note in the amount of $1.10 million and 142,900 shares of UpHealth, which will be exchanged for 1,569,481 shares of New UpHealth with a value of $15.72 million. Accordingly, audited financial statements for BHS have been provided for the period from January 1, 2020 to November 20, 2020 (the “Stub Period”). The operating results for the period after the acquisition through December 31, 2020 are set forth in the audited financial statements of UpHealth included in this proxy statement/prospectus. As discussed further below, BHS is providing certain pro forma financial information for the year ended December 31, 2020 (the “Pro Forma Year”).

Overview

Psych Care Consultants, LLC, BHS Pharmacy, LLC and Reimbursement Solutions, LLC are wholly-owned subsidiaries of Behavioral Health Services, LLC (a holding company). Psych Care Consultants, LLC is a medical group that has four medical offices located in the St. Louis Metropolitan area (Missouri) and provides psychiatric and mental health services. BHS Pharmacy, LLC provides retail pharmacy services specializing in behavioral health through services such as medication management, screenings, online portals, and delivery. BHS Pharmacy, LLC is able to function efficiently from both its physical location as well as a virtual provider. Reimbursement Solutions, LLC provides billing services for Psych Care Consultants, LLC (which has allowed for more efficient payment for BHS clinicians) and third-party customers. Services include billings, collections, verification of benefits, authorization, and credentialing.

The tables below show the revenue generated by each subsidiary during the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019.

	Stub Period Ended November 20, 2020		Pro Forma Year Ended December 31, 2020 (unaudited)		Year Ended December 31, 2019
	Amount	Percent	Amount	Percent	Amount	Percent
Psych Care Consultants, LLC	$7,992	67.5%	$8,904	67.3%	$8,447	67.4%
BHS Pharmacy, LLC	3,530	29.8%	3,958	29.9%	3,773	30.1%
Reimbursement Solutions, LLC	320	2.7%	373	2.8%	308	2.5%

Total Revenues, net	$11,842	100.0%	$13,235	100.0%	$12,528	100.0%

BHS is a result of providers recognizing the increasing need for quality behavioral and neurological health services. BHS provides its patients and providers with a reliable platform where a provider can address their patients’ needs efficiently with an infrastructure built to support the providers and address patient needs. This infrastructure consists of medical offices placed strategically for the convenience of providers and patients and trained staff to assist providers and patients in delivery of quality health services that is timely and efficient, provide prescription dispensing for patients that is convenient to maintain compliance, and assist providers with billing and collection services through Reimbursement Solutions, LLC.

BHS’ vision is to be the behavioral and neurological health provider which best aligns with its patients’ behavioral and neurological health requirements and a trusted provider. This requires a combination of security, compliance and integration capabilities that protects the integrity and privacy of BHS’ patients’ and providers’ transactions and includes other key features such as ease of provisioning, quality of service, high availability for scaling, embedded regulatory compliance, monitoring and reporting. To set itself apart from its competition, BHS focuses on creating a reliable platform that can efficiently address patient needs with quality service through an infrastructure that supports the needs of its individual providers.

BHS has over fifty providers, consisting of eighteen medical doctors, thirteen nurse practitioners two psychologists, and twenty therapists in four physical locations. BHS providers work in collaboration with multiple area hospital systems (both in leadership and clinical positions) to provide and direct inpatient treatment. BHS’ business is generated by various referral sources developed over the years by BHS providers and their presence in the market for over twenty-five years. BHS offers in-office, virtual, and in-patient treatment to an average of over 7,000 unique patients per month. 95% of outpatient and post-acute care consults are provided in a virtual manner since the COVID-19 outbreak. Common conditions treated by BHS practitioners include depression, bipolar disorder, attention disorders, schizophrenia, substance use disorders, posttraumatic stress disorder, Alzheimer’s disease and related disorders as well as personality disorders.

BHS providers are all state-licensed and physicians are mostly board-certified and provide comprehensive psychiatric treatment utilizing psycho-pharmacology, evidenced-based psychotherapy as well as somatic treatments like Trans-Cranial Magnetic Stimulation and Electro-Convulsive Therapy. The variety of provider disciplines available within BHS allows for ready collaboration and consultation between practitioners.

In addition, BHS is supported by over fifty office staff professionals across its four offices. BHS Pharmacy, LLC operates out of one of the offices, with one pharmacist and one pharmacy technician. Reimbursement Solutions, LLC employs over fifteen billing and collection professionals.

BHS plans to leverage the telehealth infrastructure it has established, which was in part accelerated as a result of the COVID-19 pandemic, to expand the reach of its services to patients in rural areas as well as replicate its model in other metropolitan areas.

Impact of COVID-19.

The full direct and indirect impacts of the current COVID-19 outbreak on BHS’ customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts that it may experience. Management does not believe that the effects of the pandemic have had a significant negative impact BHS’ operations, but is currently unable to quantify the effects that this situation could have on its operations and financial position.

The COVID-19 pandemic accelerated BHS’ plans to offer virtual visits and at this juncture the vast majority of patient encounters are being performed virtually. The flexibility of this new treatment format has been well received by both clinicians and providers. Virtual provision of psychiatric care has allowed an expansion of BHS’ patient base both from individuals as well as in long-term care settings. Certain additional costs have been incurred to procure personal protective equipment and to enhance sanitation of facilities.

Key Business Metrics

Revenue

BHS generates revenue by providing psychiatric and mental health services, retail pharmacy services, and billing services. Medical taxonomies which are covered by Psych Care Consultants LLC include Psychiatric/Mental Health, Psychologist, Family, Clinical Child & Adolescent, Clinical, Psychiatric/Mental Health, Child & Adolescent, Psychiatric/Mental Health, Adult, Specialist, Psychiatry and others. Although the underlying tasks will vary by service and by patient, medical professionals perform inquiries, obtain vital statistics, perform certain lab tests, administer therapy, and provide any additional goods and services as necessary depending on the information obtained.

The tables below show the approximate mix of clients and third-party payor net revenues for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 and net receivables as of November 20, 2020, December 31, 2020, and December 31, 2019. The majority of BHS’ net revenues are generated from commercial and other third-party payors. BHS does not have any significant concentration of revenue or accounts receivables generated from any commercial or third-party payor. The patient’s insurance company pays a specified amount per outpatient visit based on payment classification codes. As it relates to pharmaceutical services, BHS Pharmacy, LLC generates revenue by the sale of prescribed pharmaceutical medication to its patients. Reimbursement Solutions, LLC provides billing services which include billings, collections, verification of benefits, authorization, and credentialing.

	Stub Period Ended November 20, 2020		Pro Forma Year Ended December 31, 2020 (unaudited)		Year Ended December 31, 2019
	Net Revenues	Accounts Receivable	Net revenues	Accounts Receivable	Net revenues	Accounts Receivable
Commercial and other third-party payors	82.9%	90.6%	82.9%	90.6%	82.3%	90.3%
Patient self-pays	14.4%	2.8%	14.4%	2.8%	15.2%	2.8%
Billing service customers	2.7%	6.6%	2.7%	6.6%	2.5%	6.9%

Total Revenues, net	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of Goods Sold and Gross Profit

Cost of goods sold consists of pharmaceutical medications sold to patients. BHS primarily purchases pharmaceutical medications through a large industry distributor with many suppliers, but also purchases some directly from other suppliers.

Gross profit is equal to the revenue less the cost of goods sold associated with delivering the pharmaceutical medications to BHS’ customers.

Operating Expenses

BHS’ operating expenses include provider compensation, selling, general and administrative expense, and depreciation.

Provider Compensation Expense—Provider compensation expenses include guaranteed payments to BHS’ healthcare providers, including medical doctors in psychiatry, psychologists, nurse practitioners, and clinical social workers. BHS has adopted an incentive-based compensation plan with provider agreements that compensate the providers based upon a percentage of revenue generated and ultimately collected for services provided.

Selling, General, and Administrative Expense—Selling costs include expenses related to advertising, marketing programs and events. General and administrative expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay, and other administrative costs such as facilities expenses, including rental expenses, professional fees, and travel expenses.

Depreciation Expense—BHS’ operations are not capital intensive. Depreciation expense relates to the annual depreciation of office equipment, office furniture, medical equipment, and purchased software.

RESULTS OF OPERATIONS

As discussed above, BHS was acquired by UpHealth on November 20, 2020. Audited financial statements of BHS are provided in this proxy statement/prospectus for the Stub Period and for the year ended December 31, 2019. In order to provide a comparable period to analyze BHS’ results of operations and liquidity and capital resources for the fiscal years ended December 31, 2020 and 2019, BHS is providing certain pro forma financial information for the Pro Forma Year ended December 31, 2020 that does not include purchase accounting adjustments as a result of the acquisition of BHS by UpHealth Holdings, Inc. as of November 20, 2020. Management believes that this proforma presentation will allow investors to better understand the operating results of BHS. See “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 ($ in thousands) (numbers may not add up due to rounding):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
Revenues, net	$11,842	$13,235	$12,528
Cost of goods sold	3,152	3,549	3,385

Gross profit	8,691	9,686	9,144

Operating expenses:
Provider compensation	5,261	5,802	5,437
Selling, general, and administrative	3,219	3,969	3,486
Depreciation and amortization	18	20	18

Total operating expenses	8,498	9,791	8,940

NET INCOME (LOSS)	$192	$(105)	$203

The following table reconciles the consolidated results of operations for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020	Period from November 21, 2020 through December 31, 2020 (unaudited)	Pro Forma Year ended December 31, 2020 (unaudited)
Revenues, net	$11,842	$1,393	$13,235
Cost of goods sold	3,152	397	3,549

Gross profit	8,691	996	9,686

Operating Expenses
Provider compensation	5,261	541	5,802
Selling, general, and administrative	3,219	750	3,969
Depreciation and amortization	18	2	20

Total operating expenses	8,498	1,293	9,791

NET INCOME (LOSS)	$192	$(297)	$(105)

(1)	Amounts do not include purchase accounting adjustments as a result of the acquisition of BHS by UpHealth Holdings, Inc. as of November 20, 2020.

The following table sets forth the amount of the consolidated results of operations for the Stub Period ended November 20, 2020, the Pro Forma Year ended December 31, 2020, and the year ended December 31, 2019 as a percentage of total revenues:

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020	Year ended December 31, 2019
		(unaudited)
Revenues, net	100.0%	100.0%	100.0%
Cost of goods sold	26.6%	26.8%	27.0%

Gross profit	73.4%	73.2%	73.0%

Operating expenses:
Provider compensation	44.4%	43.8%	43.4%
Selling, general, and administrative	27.2%	30.0%	27.8%
Depreciation and amortization	0.2%	0.2%	0.1%

Total operating expenses	71.8%	74.0%	71.4%

NET INCOME (LOSS)	1.6%	(0.8%)	1.6%

The following table sets forth a comparison of the consolidated results of operations for the Stub Period ended November 20, 2020 and Pro Forma Year ended December 31, 2020, each compared with year ended December 31, 2019 ($ in thousands) (numbers may not add up due to rounding):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019	$ Change From Stub Period	$ Change From Pro Forma Year	$ Change From Pro Forma Year	% Change From Pro Forma Year
Revenues, net	$11,842	$13,235	$12,528	$(686)	(5.5%)	$707	5.6%
Cost of goods sold	3,152	3,549	3,384	(233)	(6.9%)	164	4.8%

Gross profit	8,691	9,686	9,143	(453)	(5.0%)	542	5.9%

Operating expenses:
Provider compensation	5,261	5,802	5,437	(176)	(3.2%)	365	6.7%
Selling, general, and administrative	3,219	3,969	3,486	(267)	(7.7%)	483	13.9%
Depreciation and amortization	18	20	18	—	0.0%	2	11.1%

Total operating expenses	8,498	9,791	8,940	(442)	(4.9%)	851	9.5%

NET INCOME (LOSS)	$192	$(105)	$203	$(11)	(5.4%)	$(308)	(151.7%)

Revenue

BHS generates revenue by providing psychiatric and mental health services, retail pharmacy services, and billing services. For the Stub Period, revenues decreased $686 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, revenues increased $707 thousand compared to the full year 2019. The increase was primarily attributable to organic growth in operations, primarily as a result of volume growth (both as a result of an increase its total providers as well as an increase in patients seen by existing providers) as well as reimbursement rate increases.

Cost of Goods Sold and Gross Profit

Cost of goods sold solely relates to pharmaceuticals sold. For the Stub Period, cost of goods sold decreased $233 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, cost of goods sold increased $164 thousand compared to the full year 2019. The increase was primarily due to additional sales due to organic growth.

For the Stub Period, gross profit decreased $454 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. For the Pro Forma Year, gross profit increased $542 thousand compared to the full year 2019, primarily due to additional sales due to organic growth. Gross profit as a percentage of revenue, or gross margin, increased slightly from 73.0% for the full year 2019 to 73.4% for the Stub Period and 73.2% for the Pro Form Year.

Operating Expenses

In the Stub Period, provider compensation expense decreased $176 thousand and selling, general and administrative expenses decreased $267 thousand compared to the full year 2019 due to the Stub Period only including approximately 11 and a half months versus a full year of results. In the Pro Forma Year, compensation expense increased $365 thousand compared to the full year 2019, primarily due to the increase in net revenues. As provider compensation is related to psychological services, it will typically change with revenues. In the Pro Forma Year, selling, general and administrative expenses increased $483 thousand compared to the full year 2019, mainly as a result of expenses incurred in connection with the BHS-UpHealth transaction as well as increased variable expenses compared to previous period due to organic growth. Due to these increased operating expenses, BHS had a net loss of $105 thousand for the Pro Forma Year, compared to net income of $203 thousand for the full year 2019.

BHS is not capital intensive based upon the nature of operations. In the Stub Period and the Pro Forma Year, depreciation expenses remain consistent at $18 thousand and increased $2 thousand, respectively, compared to the full year 2019.

Liquidity and Capital Resources

BHS had cash of $1,024 thousand as of November 20, 2020, $671 thousand as of December 31, 2020 (pro forma), and $111 thousand as of December 31, 2019. The increased cash balances compared to December 31, 2019 were primarily a result of the proceeds from BHS’ Paycheck Protection Program (“PPP”) loan and proceeds received from the U.S. Department of Health and Human Services (“HHS”) available as part of the CARES Act Provider Relief Fund (“PRF”), both of which are discussed below.

BHS finances its operations through internally generated cash from operations. BHS’ long-term cash needs primarily include meeting working capital requirements and capital expenditures. There are a number of factors that may negatively impact its available sources of funds in the future including the ability to generate cash from operations and obtain additional financing. The amount of cash generated from operations is dependent upon factors such as the successful execution of BHS’ business strategies and economic conditions in healthcare industry in the United States.

BHS may opportunistically raise debt capital, subject to market and other conditions, to fund its growth plans, which include leveraging the telehealth infrastructure it has established to expand the reach of its services to patients in rural areas as well as replicating its model in other metropolitan areas, as discussed above. In the future, this will be managed as a part of UpHealth’s liquidity needs. If additional financing is required from outside sources, BHS and UpHealth may not be able to raise it on terms acceptable to it or at all. If BHS and UpHealth are unable to raise additional capital when desired, BHS’ business, operating results, and financial condition may be adversely affected.

In April 2020, BHS received proceeds from a term note from the United States Small Business Administration (“SBA”) under the PPP available as part of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The proceeds received by BHS of $1,005 thousand were used to pay for certain payroll and operating expenses of BHS and related entities. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. Under the terms of the PPP, payments are deferred for a period of time and all or a part of the proceeds of the loan may be forgiven under certain conditions, as defined in the term note agreement. BHS has not yet submitted its forgiveness application, but BHS expects to submit a request for forgiveness for the entire loan balance in 2021. No assurance is provided that BHS will obtain forgiveness of the PPP loan in whole or in part.

In April and July 2020, BHS received proceeds aggregating $229 thousand from HHS available as part of the CARES Act PRF. BHS will be subject to reporting requirements, and the proceeds can only be used for certain purposes. Specifically, the proceeds are first required to be used to fund healthcare-related expenses attributable to the coronavirus that another source has not reimbursed or is not obligated to reimburse. If these expenses do not exceed the funding received, the proceeds can then be applied to patient care lost revenue. As of March 16, 2021, BHS has not recognized any revenue on its consolidated statements of operations related to the PRF funds. BHS has recorded a $229 thousand current liability on its consolidated balance sheet as it has not yet met all of the terms and conditions and restrictions for the use of the PRF funds. BHS has until June 30, 2021 to apply these funds toward eligible expenses and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by BHS that are not used for these purposes.

The PPP Loan and PRF funds are summarized below ($ in thousands):

	Outstanding Balance				Nominal Interest Rate
Loan	As of November 30, 2020	As of December 31, 2019	Maturity	Contractual Interest Rate	As of November 30, 2020	As of December 31, 2019
PPP Loan	$1,005	$—	April 2022	1.00%	1.00%	N/A
Provider Relief Funds	229	—	N/A	N/A	N/A	N/A

Total	$1,234	$—

Cash Flows

Comparison of the Stub Period ended November 20, 2020, Pro Forma Year ended December 31, 2020, and year ended December 31, 2019

The following table summarizes cash flows for the periods indicated ($ in thousands):

	Stub Period ended November 20, 2020	Pro Forma Year ended December 31, 2020 (unaudited)	Year ended December 31, 2019
Net cash provided by (used in) operating activities	$186	$(176)	$(25)
Net cash used in investing activities	(308)	(308)	(26)
Net cash provided by financing activities	1,035	1,035	—

Net increase/(decrease) in cash	$913	$551	$(51)

The following table reconciles the cash flows for the Stub Period ended November 20, 2020 to the Proforma Year ended December 31, 2020:

	Stub Period ended November 20, 2020	Period from November 21, 2020 through December 31, 2020 (unaudited)	Pro Forma Year ended December 31, 2020 (unaudited)
Net cash provided by (used in) operating activities	$186	$(362)	$(176)
Net cash provided by (used in) investing activities	(308)	—	(308)
Net cash provided by financing activities	1,035	—	1,035

Net increase/(decrease) in cash	$913	$(362)	$551

In the Stub Period cash provided by operating activities was $186 thousand and in the Pro Forma Year cash used in operating activities was $176 thousand, compared to cash used in operating activities of $25 thousand for the year ended December 31, 2019. The year-over-year change between the Stub Period ended on November 20, 2020 and the year ended December 31, 2019 was due to working capital changes, including increased accrued payroll and related liabilities due to the timing of payroll and guaranteed payments and the classification of the $229 thousand of PRF proceeds as a current liability, partially offset by an increase in patient receivables due to timing and BHS’ organic growth and a decrease in accounts payable due to timing as well as lower net income year-over-year. The year-over-year change between the Pro Forma Year and the year ended December 31, 2019 was primarily due to a net loss of $105 thousand for the Pro Forma Year versus net income of $203 thousand for the year ended December 31, 2019 and working capital changes, including an increase in patient receivables due to timing and BHS’ organic growth and a decrease in accounts payable due to timing, partially offset by an increase in accrued expenses incurred in connection with the BHS-UpHealth transaction.

In the Stub Period and the Pro Forma Year, cash used in investing activities was $308 thousand, consisting of cash paid to acquire property and equipment of $9 thousand and advances to related parties of $299 thousand. The advances to related parties in the Stub Period and the Pro Forma Year were transfers of PPP loan funds to related entities as one PPP loan was obtained for all affiliates. In the year ended December 31, 2019, cash used in investing activities was $26 thousand, consisting of $3 thousand for cash paid to acquire property and equipment and $23 thousand of advances made to related parties.

In the Stub Period and the Pro Forma Year, cash provided by financing activities was $1,035 thousand, consisting of $1,005 thousand of net proceeds from the PPP loan discussed above and $40 thousand of capital contributions from new limited liability company members, decreased by member redemptions of $10 thousand. In year ended December 31, 2019, there were no financing activities.

Contractual Obligations and Other Commitments

The following table summarizes the non-cancelable contractual obligations as of November 20, 2020 as derived from the consolidated financial statements of BHS as of such date. The table should be read in connection with the footnotes describing certain events occurring after November 30, 2020 ($ in thousands).

As of November 20, 2020		Payment due by period
	Total	2020	2021	2022-2023	2024-2025	Thereafter
PPP Loan and Provider Relief Funds (1)	$1,234	$—	$1,234	$—	$—	$—
Operating lease obligations	348	22	266	40	20	—

Total	$1,582	$22	$1,500	$40	$20	$—

(1)

Under the terms of the PPP, all or part of the PPP loan may be forgiven under certain circumstances. BHS is subject to reporting requirements and may be required to repay a portion of the PRF funds received, if certain conditions are not met, as defined by the terms and conditions of the PRF.

Off-Balance Sheet Arrangements

During the periods presented, BHS did not have any relationships with any entities or financial partnerships, such as structure finance or special purposes entities established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Related Party Transactions

BHS has made advances to related parties. The advances are unsecured, due on demand, and noninterest-bearing. Amounts due from related parties aggregated $327,061 and $27,936 at November 20, 2020 and December 31, 2019, respectively.

In November 2020, BHS entered into two redemption agreements with members for $10,000 and $70,000, respectively. BHS agreed to pay cash of $10,000 to one member as discussed above in the cash flow section, and entered into a note payable agreement with the other member. The note is non-interest bearing, is noncollateralized, and due upon demand.

BHS leases various facilities with related parties in accordance with the terms of operating lease agreements that expired at various dates during 2020. Certain of the leases were renewed for another one-year term (with multiple leases expiring now on December 31, 2021) and others are now on a month-to-month basis. These leases require monthly payments ranging from $3,234 to $13,362. Total rent expense under related party agreements was approximately $282 thousand for the Stub Period, approximately $308 thousand for the Pro Forma Year, and approximately $305 thousand for the year ended December 31, 2019. See Note H to the BHS Notes to Consolidated Financial Statements for additional information on the leases.

BHS makes guaranteed payments to related parties. Guaranteed payments aggregated $5,261 thousand in the Stub Period ended November 20, 2020, $5,802 thousand in the Pro Forma Year ended December 31, 2020, and $5,437 thousand for the year period ended December 31, 2019. There were $289 thousand of unpaid guaranteed payments at November 20, 2020. There were no unpaid guaranteed payments at December 31, 2020, or December 31, 2019.

Seasonality

BHS is generally not exposed to seasonal business fluctuations except for some decreased activity during the holiday seasons in November and December, and those are not material in the volume of patient encounters and provider availability.

Critical Accounting Policies and Estimates

The consolidated financial statements are prepared in accordance with U.S. GAAP. The most significant accounting policies are located in Note A to the BHS Notes to Consolidated Financial Statements. Preparation of these financial statements requires BHS to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. BHS bases the estimates on historical experience and on various other assumptions that it believes to be reasonable. In many instances, BHS could have reasonably used different accounting estimates and in other instances changes in the accounting estimates are reasonably likely to occur from period to period. Actual results could differ significantly from the estimates. To the extent that there are material differences between these estimates and actual results, the future financial statement presentation, financial condition, results of operations and cash flows will be affected. BHS believes that the accounting policies discussed below are critical to understanding the historical and future performance, as these policies relate to the more significant areas involving the judgments and estimates.

Revenue Recognition

Revenue is reported at the amount that reflects the consideration to which BHS expects to be entitled in exchange for providing services. BHS’ revenue includes psychiatric and mental health services, retail pharmacy services, and billing services. A significant amount of BHS’ patients are insured under third-party payor agreements. Patient psychiatric and mental health services and retail pharmacy services are generally recognized when services are provided. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting BHS’ ability to collect outstanding items. Billing service revenues are recognized monthly based upon the services provided.

Information on subsidiaries is as follows:

•

Psych Care Consultants, LLC: The performance obligations related to psychiatric and mental health services are satisfied over-time as services are provided and revenue is recognized accordingly. BHS generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 to 180 days subsequent to providing services.

•

BHS Pharmacy, LLC: The performance obligations related to retail pharmacy services are satisfied at a point-in-time as patients assume control of the medications. BHS generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 days subsequent to providing services.

•

Reimbursement Solutions, LLC: The performance obligations related to billing services are recognized over-time as contracted billing services are provided. Billing services are generally billed monthly. Revenues are generally collected within 30 to 60 days subsequent to providing services.

Significant Judgment - Determination of Transaction Price

BHS determines the transaction price based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Substantially all of BHS’ patients are insured under third-party payor agreements. For billing services, the transaction price is based upon a contractual amount for services provided. Discounts and other concessions are not provided on these services.

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. BHS also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. BHS estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions. BHS has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, BHS records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred.

Recently Adopted Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaced current revenue recognition requirements in Topic 605, Revenue Recognition, in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. BHS adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for BHS’ customers is similar to its prior revenue recognition model.

At December 31, 2019, BHS recorded approximately $884 thousand as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to BHS’ presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

Recent Accounting Pronouncements Not Yet Adopted

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on BHS’ consolidated financial statements. BHS expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note H on the consolidated balance sheet upon adoption, with no material impact to the consolidated statements of operations.

CLOUDBREAK’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis in conjunction with (i) Selected Consolidated Historical Financial and Other Information of Cloudbreak,” and (ii) the audited consolidated financial statements of Cloudbreak, LLC as of December 31, 2020 and 2019 and for the years then ended and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “Cloudbreak,” “we,” “our,” “us” and other similar terms refer to Cloudbreak and its consolidated subsidiaries before the Business Combinations.

Overview

Cloudbreak is a leading unified telemedicine and video medical interpretation solutions provider, offering over 50 languages on its approximately 18,000 customer end points on its video interpretation platform and ranking in the top 50 of the 2021 Nimdzi 100 ranking of the largest language service providers in the world. Cloudbreak’s platform offers tele-interpretation (video and audio medical interpreting), telepsyciatry, telestroke, teleurology, and other specialties, all with integrated language services for Limited English Proficient and Deaf/Hard-of-Hearing patients.

FACTORS AFFECTING COMPARABILITY OF RESULTS

Stock-Based Compensation

Cloudbreak maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. Cloudbreak accounts for unit-based awards under ASC Topic 718-10, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718-10 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model. Cloudbreak accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC Topic 505-50, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

Key Business Metrics

Revenue

Cloudbreak’s revenue is generated primarily from subscription and usage-based fees earned from the provision of language services and telemedicine software to large healthcare enterprises, as well as small and medium-sized customers. Revenue can be billed in advance or in arrears depending on the term of the agreement; for the majority of customers revenue is invoiced on a monthly basis in advance and then adjusted for actual usage in the following month. Revenue is recognized when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the fee is fixed or determinable, (iii) collection is reasonably assured, and (iv) delivery has occurred or services have been rendered. Cloudbreak’s primary source of revenue is the sale of subscription based minute packages of medical interpretation services. Cloudbreak also records ancillary revenue from the sale of its MARTTI devices and Information Technology services that include installation and training on the MARTTI’s. Cloudbreak’s subscription arrangements provide customers the right to access its hosted software applications. Customers do not have the right to take possession of Cloudbreak’s software during the hosting arrangement. Cloudbreak recognizes revenue in accordance with Accounting Standards Codification (ASC) 606, Revenue Recognition. Contracts for customers generally have a term of three years and the first year is non-cancellable. These contracts generally provide the customer with a monthly level of usage, and provide the rate at which the customer must pay for usage above the monthly subscription amount.

For these services, Cloudbreak recognizes the monthly fee as revenue each month. Should a customer’s usage of Cloudbreak’s services exceed the monthly allowance level, revenue is recognized for such excess in the period of usage. The monthly volume subscription and support and usage fees are recognized as revenue during the period in which the services are rendered. Cloudbreak periodically enters into multiple-element service arrangements that include providing hardware, connectivity, installation and training, occasionally at no cost.

Cost of Revenue and Gross Profit

Cost of revenue primarily consists of costs related to supporting and hosting Cloudbreak’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation and stock-based compensation. Costs of revenue include the cost of maintaining Cloudbreak’s data centers, customer support team and Cloudbreak’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue also include the cost of purchased equipment inventory sold to customers.

Gross profit is equal to the revenue less cost of revenue associated with delivering the language and telemedicine services to Cloudbreak’s customers.

Operating Expenses

Cloudbreak’s operating expenses include sales and marketing expense, payroll and insurance expenses for corporate employees, general and administrative expense, technology support and subscription costs and depreciation and amortization.

Salaries and Wages

Sales and marketing expense is comprised of compensation and benefits of administrative personnel, including variable incentive pay and stock-based compensation.

General and Administrative Expense

General and administrative expense is comprised of administrative costs such as facilities expenses, professional fees, sales and marketing expenses, technology expenses, and insurance related expenses. Sales and marketing expense is comprised primarily of sales related compensation, variable incentive compensation, travel expenses, and other expenses related to advertising, marketing programs and events. Technology expenses consist primarily of subscription support and maintenance expenses.

Depreciation and Amortization Expense

Depreciation and amortization expense is comprised primarily of the amortization of Cloudbreak’s investment in its platform used to provide telehealth services including video language services.

Income Taxes

Cloudbreak has been established as a limited liability company. All income or losses of Cloudbreak and income tax consequences related thereto are passed through its members. Accordingly, Cloudbreak does not record any provision for income taxes or deferred income taxes in its financial statements.

RESULTS OF OPERATIONS

Year ended December 31, 2020 compared with year ended December 31, 2019

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019.

Consolidated results of operations	Year ended December 31,
	2020	2019
Revenues	$28,089,434	$30,129,803
Cost of Revenues	$14,342,965	$16,868,951
Gross Profit	$13,746,469	$13,260,852

Operating Expenses:
Depreciation and Amortization	$4,041,318	$3,155,410
Salaries and Wages	$5,901,060	$5,919,129
General and Administrative	$9,188,703	$9,582,808
Total Operating Expenses	$19,131,081	$18,657,347
Income from Operations	$(5,384,612)	$(5,396,495)

Other Income (Expense)
Interest Expense	$(6,638,524)	$(4,777,972)
Other income, net	$62,872	$79,632
Rental income	$422,335	$339,895
Total Other Expense, net	$(6,153,317)	$(4,358,445)
Net Loss	$(11,537,929)	$(9,754,940)
Net loss per unit	$(2.29)	$(1.94)
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700

The following table sets forth the amount of the consolidated results of operations for the twelve months ended December 31, 2020 and 2019 as a percentage of total revenue:

Consolidated results of operations data	Year ended December 31,
	2020	2019
Revenues	100.00%	100.00%
Cost of Revenues	51.06%	55.99%
Gross Profit	48.94%	44.01%

Operating Expenses:
Depreciation and Amortization	14.39%	10.47%
Salaries and Wages	21.01%	19.65%
General and Administrative	32.71%	31.81%
Total Operating Expenses	68.11%	61.92%
Income from Operations	-19.17%	-17.91%

Other Income (Expense)
Interest Expense	-23.63%	-15.86%
Other income, net	0.22%	0.26%
Rental Income	1.50%	1.13%
Total Other Expense, net	-21.91%	-14.47%
Net Loss	-41.08%	-32.38%

Comparison of the years ended December 31, 2020 and 2019

Consolidated results of operations data	Year ended December 31,
	2020	2019	$ Change	% Change
Revenues	$28,089,434	$30,129,803	$(2,040,369)	-6.77%
Cost of Revenues	$14,342,965	$16,868,951	$(2,525,986)	-14.97%
Gross Profit	$13,746,469	$13,260,852	$485,617	3.66%

Operating Expenses:
Depreciation and Amortization	$4,041,318	$3,155,410	$885,908	28.08%
Salaries and Wages	$5,901,060	$5,919,129	$(18,069)	-0.31%
General and Administrative	$9,188,703	$9,582,808	$(394,105)	-4.11%
Total Operating Expenses	$19,131,081	$18,657,347	$473,734	2.54%
Income from Operations	$(5,384,612)	$(5,396,495)	$11,883	-0.22%

Other Income (Expense)
Interest Expense	$(6,638,524)	$(4,777,972)	$(1,860,551)	38.94%
Other income, net	$62,872	$79,632	$(16,760)	-21.05%
Rental income	$422,335	$339,895	$82,440	24.25%
Total Other Expense, net	$(6,153,317)	$(4,358,445)	$(1,794,872)	41.18%
Net Loss	$(11,537,929)	$(9,754,940)	$(1,782,989)	18.28%
Net loss per unit	$(2.29)	$(1.94)	$(0.35)	18.04%
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700

Revenue

In the twelve months ended December 31, 2020, revenue decreased by $2,040,369, compared to last year. This decrease was primarily attributable to loss of key customers in late 2019 and the effects of COVID-19 on the healthcare industry. This decrease in customer revenue was mainly attributable to a decrease in revenue from the loss of Cloudbreak’s largest customer, which accounted for $2,955,825 or 144.87% of the decrease.

Cost of Sales and Gross Profit

In 2020, cost of revenue decreased by $2,525,986, or 14.97%, compared to 2019. The decrease in cost of revenue was primarily attributable to decrease in revenue, however Cloudbreak was able to significantly reduce the cost to provide service by sourcing lower cost labor in certain languages. As a result of these initiatives, in 2020, gross profit increased by $485,617, or 3.66%, compared to 2019.

Operating Expenses

In the twelve months ended December 31, 2020, operating expenses increased by $473,734, compared to the same period last year. The increase in operating expenses was primarily attributable to the following changes by category.

•

Corporate payroll expenses decreased by $18,069, compared to the same period last year. The decrease in corporate payroll expenses was primarily attributable to reduction in staff resulting from loss of customers.

•

Sales and marketing expenses decreased by $655,185, compared to the same period last year. The decrease in sales and marketing expenses was primarily attributable to reduction in staff, restructuring incentive based compensation and eliminating a significant amount of the marketing budget.

•

Insurance expenses decreased by $374,950, compared to the same period last year. The decrease in insurance expenses was primarily attributable to reduction in staff resulting from loss of customers, however, rates for insurance premiums rose for Cloudbreak offsetting much of this decrease.

•

General and administrative expenses decreased by $394,105, compared to the same period last year. The decrease in general and administrative expenses was primarily attributable to reduction in staff resulting from loss of customers and the effects of COVID-19.

•

Technology expenses increased by $690,105, compared to the same period last year. The increase in technology expenses was primarily attributable to support costs and subscription expenses for technologies supporting operations.

•

Professional fees increased by $527,069, compared to the same period last year. The increase in professional fees was primarily attributable to increased need for legal services and accounting services due to several contemplated transactions including the merger with GigCapital2.

•	Rent expenses decreased by $423,354, compared to the same period last year. The decrease in rent expenses was primarily attributable to a decrease in leased office space in several locations.

Other Expense, Net

In 2020, other expense, net increased by $1,795,000, compared to 2019 from $4,358,000 to $6,153,000. This increase was mainly due to an increase in borrowings of $7,292,000 and the related increase in interest expense.

Year ended December 31, 2019 compared with year ended December 31, 2018

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2019 and 2018.

Consolidated results of operations data	Year ended December 31,
	2019	2018
Revenues	$30,129,803	$30,595,285
Cost of Revenues	$16,868,951	$16,995,891
Gross Profit	$13,260,852	$13,599,394

Operating Expenses:
Depreciation and Amortization	$3,155,410	$2,644,772
Salaries and Wages	$5,919,129	$6,281,426
General and Administrative	$9,582,808	$9,686,638
Total Operating Expenses	$18,657,347	$18,612,836
Loss from Operations	$(5,396,495)	$(5,007,442)

Other Income (Expense)
Interest Expense	$(4,777,972)	$(2,058,809)
Other income, net	$79,632	$(247,792)
Rental Income	$339,895	$138,041
Total Other Expense, net	$(4,358,445)	$(2,168,560)
Net Loss	$(9,754,940)	$(7,176,002)
Net loss per unit	$(1.94)	$(1.43)
Weighted average units outstanding	5,034,700	5,034,700

The following table sets forth the amount of the consolidated results of operations for the years ended December 31, 2020 and 2019 as a percentage of total revenue:

Consolidated results of operations data	Year ended December 31,
	2019	2018
Revenues	100%	100%
Cost of Revenues	56.0%	55.6%
Gross Profit	44.0%	44.4%

Operating Expenses:
Depreciation and Amortization	10.5%	8.6%
Salaries and Wages	19.7%	20.5%
General and Administrative	31,7%	31.6%
Total Operating Expenses	61.9%	60.8%
Loss from Operations	(17.9)%	(16.4)%

Other Income (Expense)
Interest Expense	(15.9)%	(6.7)%
Other income, net	0.3%	(0.8)%
Rental Income	1.1%	0.5%
Total Other Expense, net	(14.5)%	(7.1)%
Net Loss	(32.4)%	(23.5)%

Comparison of the Fiscal Years Ended December 31, 2019 and 2018

Consolidated results of operations data	Year ended December 31,
	2019	2018	$ Change	% Change
Revenues	$30,129,803	$30,595,285	$(465,480)	(1.5)%
Cost of Revenues	$16,868,951	$16,995,891	$(126,941)	(0.7)%
Gross Profit	$13,260,852	$13,599,394	$(338,539)	(2.5)%

Operating Expenses:
Depreciation and Amortization	$3,155,410	$2,644,772	$510,638	19.3%
Salaries and Wages	$5,919,129	$6,281,426	$(339,929)	(5.3)%
General and Administrative	$9,582,808	$9,686,638	$(135,196)	(1.4)%
Total Operating Expenses	$18,657,347	$18,612,836	$(44,513)	0.2%
Loss from Operations	$(5,396,495)	$(5,007,442)	$(383,052)	7.6%

Other Income (Expense)
Interest Expense	$(4,777,972)	$(2,058,809)	$(2,719,164)	132.1%
Other income, net	$79,632	$(247,792)	$327,424	(132.1)%
Rental Income	$339,895	$138,041	$201,854	146.2%
Total Other Expense, net	$(4,358,445)	$(2,168,560)	$(2,189,886)	101.0%
Net Loss	$(9,754,940)	$(7,176,002)	$(2,572,938.00)	35.8%
Net loss per unit	$(1.94)	$(1.43)	$(0.51)	35.7%
Weighted average units outstanding—Basic and Diluted	5,034,700	5,034,700	—	0.0%

Revenue

In 2019, revenue decreased by $466,000, or 1.5%, compared to 2018. This decrease was primarily attributable to loss of one of Cloudbreak’s largest customers in late 2019, net of new business developed.

Cost of Revenue and Gross Profit

In 2019, cost of revenue decreased by $127,000, or 0.7%, compared to 2018. The decrease in cost of revenue was primarily attributable to decrease in revenue, however Cloudbreak was able to significantly reduce the cost to provide service by sourcing lower cost labor in certain languages. As a result of these initiatives, in 2019, gross profit decreased by $300,000 , or 2.5%, compared to 2018.

Operating Expenses

In the twelve months ended December 31, 2019, operating expenses increased by $45,000, compared to the same period in 2018. The increase in operating expenses was primarily attributable to reduction in staff resulting from loss of customer revenue and a tight management on general and administrative expenses.

For the twelve months ended December 31, 2019, insurance expenses increased by $77,000, compared to the same period in 2018. The increase in insurance expenses was primarily attributable to reduction in staff resulting from loss of customers, however, rates for insurance premiums rose for Cloudbreak offsetting much of this decrease.

For the twelve months ended December 31, 2019, general and administrative expenses decreased by $135,000, compared to the same period in 2018. The decrease in general and administrative expenses was primarily attributable to reduction in staff and related expenses resulting from loss of customers and the effects of COVID-19.

For the twelve months ended December 31, 2019, technology expenses increased by $200,000, compared to the same period in 2018. The increase in technology expenses was primarily attributable to support costs and subscription expenses for technologies supporting operations and continued work on Cloudbreak’s platform of services.

For the twelve months ended December 31, 2019, professional fees increased by $105,000, compared to the same period in 2018. The increase in professional fees was primarily attributable to increased need for legal services.

For the twelve months ended December 31, 2019, rent expenses increased by $167,100, compared to the same period in 2018. The increase in rent expenses was primarily attributable to increase in CAM charges and new leased office space in Puerto Rico and Minnesota.

Other Expense, Net

In 2019, other expense, net increased by $2,200,000, compared to 2018 from $2,170,000 to $4,360,000. This increase was mainly due to an increase in borrowings of $6,650,000.

Liquidity and Capital Resources

Revolving Line Of Credit

In November 2018, the Company entered into a line of credit agreement with a financial institution to borrow up to $15,000,000 (the “LOC”). The LOC is available to be drawn down on until November 21, 2021. As of December 31, 2020 and 2019, the LOC had an outstanding balance of $7,253,325 and $9,699,505, respectively. The LOC accrues interest at a rate equal to the greater of 5.25% or the Prime Referenced Rate (4.75% and 5.50% as of December 31, 2020 and 2019, respectively) plus the applicable margin. The applicable margin is 1.25% per annum. As of December 31, 2020 and 2019, the applicable interest rate is 6.50% and 6.75%, respectively. The LOC is secured by all real, personal, and intellectual property of the Company and guaranteed by all outstanding equity interest in the Company. The LOC contains certain financial covenants of which the Company was not in compliance at December 31, 2020 and 2019; however, the Company obtained an agreement from the bank which waived the event of default.

In January 2020, Cloudbreak modified the New LOC credit agreement. The modification waived an event of default based on Cloudbreak’s non-compliance with certain financial and non-financial covenants. The modification also amended the existing financial and non-financial covenants.

Convertible Notes Payable To Related Party

In June 2017, Cloudbreak entered into a convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by a security interest in all personal property assets of Cloudbreak. Such security interest is junior in priority to the security interest granted to the lender under the New LOC and to the security interest granted to the lender under the Term Credit Facility. The note is also subordinated in payment to the obligations owing under the New LOC and the Term Credit Facility.

The note was issued with a warrant agreement to purchase 526,312 shares of common units of Cloudbreak at a price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. As of December 31, 2020 and December 31, 2019, this warrant has not been exercised and remains outstanding. If the entire note is converted, the warrant is automatically cancelled. The warrant includes certain anti-dilution provisions to adjust the number of warrant units to protect the purchase rights granted under the warrant, as well as price protection provisions to adjust the exercise price for certain equity issuances. A debt discount related to this note in the amount of $1,939,552 was recognized upon grant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $303,275 and $643,579 for the year ended December 31, 2020 and 2019, respectively, and was included in interest expense on the unaudited consolidated statements of operations.

Cloudbreak incurred debt issuance costs of $198,091 during the year ended December 31, 2017 related to this note; of which $30,263 and $49,523 was amortized during the year ended December 31, 2020 and 2019, respectively.

In April 2019, Cloudbreak entered into another convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. $2,000,000 of this note was borrowed at initial closing in April 2019 and $3,000,000 was subsequently borrowed in September 2019. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by a security interest in all personal property assets of Cloudbreak. Such security interest is junior in priority to the security interest granted to the lender under the New LOC and to the security interest granted to the lender under the Term Credit Facility. The note is also subordinated in payment to the obligations owing under the New LOC and the Term Credit Facility. This note also includes a mandatory fee upon repayment as described: on any date of any full or partial repayment of the Note(s), in addition to the repayment of the then outstanding principal and accrued interest, Cloudbreak will also pay: (i) on or before the date that is 90 days after the Closing Date, defined as the date after purchase and sale of the initial note is closed, (the “First Period”), a repayment fee in an amount equal to the product of: (y) .25 multiplied by (z) the then outstanding principal balance of the Notes, (ii) after the First Period but on or before December 31, 2019 (the “Second Period”), a repayment fee in an amount equal to the product of: (y) .50 multiplied by (z) the then outstanding principal balance of the Notes, and (iii) at any time after the Second Period, a repayment fee in an amount equal to the product of: (y) 1.00 multiplied by (z) the then outstanding principal balance of the Notes. As a result of this provision, the Company recorded $2,500,000 and $2,500,000 of additional interest expense for the year ended December 31, 2020 and 2019, respectively.

Both convertible notes contain an optional conversion feature upon a “Qualified Financing”, which is defined as the closing of the sale of equity securities of Cloudbreak in which Cloudbreak receives aggregate gross sale proceeds of not less than $5,000,000. Upon the closing of a Qualified Financing, provided that such closing date occurs prior to (i) such note’s maturity date and (ii) the prepayment in full of the outstanding balance under such note pursuant to Section 3 of the applicable note, the noteholder may, in its sole discretion (the “Conversion Option”), convert all or any portion of the outstanding balance of such note, including the principal amount then outstanding and all accrued but unpaid interest thereon (the “Convertible Balance”), into the number of Conversion Securities, defined as new securities issued in the Qualified Financing (and which must be senior to or pari passu with its then existing securities with respect to rights, preferences and privileges), obtained by dividing (i) the amount of the Convertible Balance which the Noteholder has elected to convert pursuant to the Conversion Option by (ii) the product of (a) the price per share paid by the purchasers of the New Securities, defined as the series or class of securities issued in connection with a Qualified Financing, sold in such Qualified Financing and (b) eighty percent (80%). Cloudbreak determined that these contingent conversion features were not considered derivative liabilities and did not require bifurcation. As the related contingency had not occurred as of September 30, 2020 and 2019, Cloudbreak has not calculated the intrinsic value for these convertible features as of those dates.

Debt

In January 2020, Cloudbreak entered into a credit agreement with a third party lender for a term credit facility in the amount of $10,000,000 (“Term Credit Facility”). The obligations under the Term Credit Facility accrue interest at a rate ranging from 12.00%—13.25% dependent on Cloudbreak’s eligibility in any given quarter. Interest is either payable in cash quarterly with all unpaid interest and principal due upon any of the following dates: (i) maturity date in January 2023; (ii) a Liquidity Event, defined as a change of control or an initial public offering; (iii) the date of any prepayment; or (iv) such other time when amount becomes due and payable based on the agreement, or payable in kind, whereby the interest shall automatically be added to the principal balance of the loan and the sum will continue to accrue interest at the specified interest rate. During the year ended December 31, 2020, Cloudbreak has incurred $994,425 of paid-in-kind interest.

The note is collateralized by a security interest in all personal property assets of Cloudbreak. Such security interest is junior in priority to the security interest granted to the lender under the New LOC but senior in priority to the security interest granted to the noteholders under the convertible notes. The obligations under the Term Credit Facility are also subordinated in payment to the obligations owing under the New LOC.

In connection with the funding of the Term Credit Facility, a warrant was issued entitling the lender to purchase 2% of all issued and outstanding units of Cloudbreak’s common units on a fully diluted basis at the date of issuance (214,823 shares), all fully vested, at an exercise price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. The warrant also allows the Lender to purchase 2% of any units issued in connection with the conversion of the notes to the preferred unit investor.

As of December 31, 2020, this warrant has not been exercised and remains outstanding. A debt discount related to the Term Credit Facility in the amount of $1,304,013 was recognized upon grant based on the relative fair value of the warrant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $406,909 for the year ended December 31, 2020 and was included in interest expense on the consolidated statements of operations. Cloudbreak also incurred debt issuance costs of $241,130 related to this note; of which approximately $50,000 was amortized during the year ended December 31, 2020.

The Term Credit Facility contains certain financial covenants, of which the Cloudbreak was not in compliance as of December 31, 2020. Accordingly, it was classified as current on the accompanying audited consolidated balance sheets. There were no penalties incurred as a result of this event of non-compliance.

In May 2020, Cloudbreak was granted a loan in the aggregate amount of approximately $2,900,000, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The loan accrues interest at a rate of 1% per annum. Equal principal and interest payments are due monthly beginning seven months from disbursement until maturity in May 2022. As these funds will be mainly utilized for payroll within the established limits, Cloudbreak expects a significant portion, if not all, of the loan to be forgiven, but there can be no assurance with respect to this matter.

In August 2017, Cloudbreak entered into a convertible note purchase agreement in the amount of $200,000. The note is payable on the earlier of the 5th anniversary of issue date (August 30, 2022) or occurrence of Event of Default, as defined in the agreement. The note contains two contingent conversion features.

The first conversion feature is a mandatory conversion upon Qualified Financing, which is defined as the closing of the sale of equity securities of Cloudbreak in which Cloudbreak receives aggregate gross sale proceeds of not less than $500,000. If there is a Qualified Financing prior to the Maturity Date, the entire Principal Amount of Note hereunder shall be automatically converted, effective as of the date of closing of the Qualified Financing, into membership units issued in the Qualified Financing (the “Qualified Financing Units”) at a conversion price in an amount equal to eighty percent (80%) of the price per Unit of the Qualified Financing Units sold by Cloudbreak in the Qualified Financing.

The second conversion feature is an optional conversion upon (i) the Maturity Date, (ii) any Event of Default or (iii) a Liquidity Event before the Maturity Date and prior to a Qualified Financing. If not previously repaid or converted, the entire outstanding Principal Amount, at the option of the Holder, can be converted into Common Units at a price per unit equal to the lowest cash price per unit for which such Capital Stock has been issued. The number of shares of Capital Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire Principal Amount of this Note by (ii) the lowest cash price per share for which such Capital Stock has been issued.

Due to the adjustable nature of the conversion feature, Cloudbreak recorded this as a derivative liability. However, Cloudbreak determined the fair value of the conversion feature on the issuance date, and each subsequent reporting date, was $0, so there was no discount or derivative liability recorded.

CASH FLOWS

Comparison of the Years ended December 31, 2020 and 2019

The following table summarizes cash flows for the periods indicated:

	Year ended December 31,
	2020	2019
Net cash used in operating activities	$(3,789,190.00)	$(2,401,557.00)
Net cash used in investing activities	$(2,687,034.00)	$(1,694,895.00)
Net cash provided by financing activities	$7,703,439.00	$3,523,398.00
Effect of exchange rate changes on cash and cash equivalents	$0.00	$0.00
Net increase/(decrease) in cash and cash equivalents	$1,227,215.00	$(573,054.00)

In 2020, cash used in operating activities was ($3,789,190), primarily consisting of net loss of ($11,537,929) adjusted for $6,793,841 of non-cash items. Non-cash items consist primarily of $4,041,318 of depreciation and amortization expense, $866,669 of non-cash lease expense and $139,304 of employee stock based compensation. This also included $954,898 of net cumulative changes in operating assets and liabilities.

In 2019, cash used in operating activities was $(2,401,557), primarily consisting of net loss of $(9,754,940) adjusted for $5,127,298 of non-cash items. Non-cash items consist primarily of $3,155,410 of depreciation and amortization expense, $899,673 of non-cash lease expense and $92,032 of employee stock based compensation. This also included $2,216,083 of net cumulative changes in operating assets and liabilities.

In 2020, cash used in investing activities was $2,687,034, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2019, cash used in investing activities was $1,694,895, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2020, cash provided by financing activities was $7,703,439, primarily consisting of $2,446,180 net proceeds from borrowing on company’s line of credit, payments to finance lease obligations of $2,489,286, proceeds from the government paycheck protection program of $2,900,276, and net borrowings under a new credit agreement of $9,738,629.

In 2019, cash provided from financing activities was $3,523,398, primarily consisting of $5,000,000 of borrowings from note payables and $939,505 net proceeds from borrowing on Cloudbreak’s LOC, offset by finance lease payments of $2,416,107.

Comparison of the Years Ended December 31, 2019 and 2018

The following table summarizes cash flows for the periods indicated:

	Year ended December 31,
	2019	2018
Net cash used in operating activities	$(2,401,557)	$(1,543,428)
Net cash used in investing activities	$(1,694,895)	$(2,262,751)
Net cash provided by financing activities	$3,523,398	$2,511,187
Effect of exchange rate changes on cash and cash equivalents	$0	$0
Net decrease in cash and cash equivalents	$(573,054)	$(294,992)

In 2019, cash used in operating activities was $2,401,557, primarily consisting of net loss of $9,754,940 adjusted for $5,127,298 of non-cash items. Non-cash items consist primarily of $3,155,410 of depreciation and amortization expense, $899,673 of non-cash lease expense and $92,032 of employee stock based compensation. This also included $2,216,083 of net cumulative changes in operating assets and liabilities.

In 2018, cash used in operating activities was $1,543,428, primarily consisting of net loss of $7,182,002 adjusted for $5,383,450 of non-cash items. Non-cash items consist primarily of $2,644,772 of depreciation and amortization expense, $879,009 of non-cash lease expense and $489,001 of employee stock based compensation. This also included $255,124 of net cumulative changes in operating assets and liabilities.

In 2019, cash used by investing activities was $1,694,895, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2018, cash used in investing activities was $2,262,751, primarily consisting of the purchase of property and equipment for corporate and customer use as well as development expenses related to the improvement of Cloudbreak’s products and services.

In 2019, cash provided by financing activities was $3,523,398, primarily consisting of $5,939,505 net proceeds from borrowing on company’s line of credit and new debt. This was offset by payments to existing sources of debt of $2,416,107.

In 2018, cash provided by financing activities was $3,511,187, primarily consisting of $8,760,000 net proceeds from borrowing on company’s line of credit and new debt. This was offset by payments to existing sources of debt of $5,248,813.

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented on the accrual basis of accounting. The summary of significant accounting policies presented below is designed to assist in understanding Cloudbreak’s financial statements. Such financial statements and accompanying notes are the representations of Cloudbreak’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of Cloudbreak Health LLC and its wholly-owned subsidiaries, Language Access Network, LLC and Carenection, LLC. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, including those related to the collectability of customer accounts receivable, revenue recognition, the estimated useful lives of long-lived assets, when technological feasibility is achieved for our products, unit-based compensation, warrant discount and conversion features associated with convertible notes. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and cash equivalents with original maturities of 90 days or less. All cash equivalents are carried at cost, which approximates fair value. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances after discounts, bad debts, and sales allowance taking into account credit worthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction of trade accounts receivable. The allowance for doubtful accounts was $673,088 and $534,477 at December 31, 2020 and 2019, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. As of December 31, 2020 and 2019, inventory consists of MARTTI devices, additional batteries, and carts for the MARTTI’s. For units in inventory, the MARTTI’s are purchased from two vendors and shipped to Cloudbreak in Columbus, Ohio, where the units are imaged, then shipped to end users. MARTTI’s are only purchased when ordered by customers, typically at the inception of a new interpretation service contract. Provisions for slow moving or obsolete inventory are charged to other expense and are permanent reductions to the carrying value of inventory.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for computer and related equipment, and seven years for furniture and fixtures. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Software and Website Development Costs

In accordance with Accounting Standards Codificiation (“ASC”) 985, Software, software development costs related to software to be sold, leased, or marketed as part of a product or process are capitalized subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a detailed program design or working model, if no program design is completed. The useful life of software development costs related to Cloudbreak’s current software was determined to be five years from the date the software was placed in service. Costs associated with maintenance and minor enhancements to the features and functionality of Cloudbreak’s software are expensed as incurred. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a product’s total current and anticipated revenues, or the straight-line method over the product’s estimated economic life.

In accordance with ASC 350, Intangibles—Goodwill and Other, Cloudbreak also capitalizes eligible website development costs incurred during the application development stage. Costs associated with maintenance and minor enhancements to the features and functionality of Cloudbreak’s website are expensed as incurred. The useful life of website development costs was determined to be three years from the date the website was placed in service.

Impairment of Long-Lived Assets

Cloudbreak reviews its long-lived assets, primarily consisting of property and equipment, and software and website development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the years ended December 31, 2020 and 2019, there has been no such impairment.

Net Loss per Common Unit

Cloudbreak reports basic loss per unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share. Basic loss per unit is computed using the weighted average number of common units outstanding during the reporting period. Diluted earnings per unit is computed using the weighted average number of common units outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per unit calculation are excluded. During periods in which Cloudbreak reports a net loss, diluted weighted average units outstanding are equal to basic weighted average units outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. As of

December 31, 2020 and 2019, there were no potentially dilutive securities excluded from the calculation of diluted loss per common unit due to a loss for those periods. The table below reflects potentially dilutive securities for the years ended December 31, 2020 and 2019:

	2020	2019
Unit options outstanding	1,933,303	1,941,150
Warrants	741,135	526,312

Total	2,674,438	2,467,462

Fair Value of Financial Instruments

Cloudbreak follows the guidance of FASB ASC 820-10, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

Trade accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses are reported on the balance sheet at carrying value, which approximates fair value due to the short-term maturities of these instruments. Management believes that that the carrying value of debt instruments, other than related party notes payable and loans to officers, also approximates fair value based on current market indicators, such as prevailing market rates and short-term maturities of certain financial instruments.

Management believes it is not practical to estimate the fair value of related party notes payable and loans to officers because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The common unit warrant issued with a convertible note was valued using the Black Scholes valuation model (see Note 13). The conversion feature in convertible notes payable which required bifurcation as a derivative liability was valued using the Monte Carlo valuation model and had a fair value of $0 on the issuance date and each subsequent reporting date (see Note 14). Management believes these models are the best available techniques for valuing these instruments. Aside from the conversion feature in convertible notes payable, Cloudbreak had no other recurring or nonrecurring fair value measurements for assets and liabilities at December 31, 2020 and 2019.

Convertible Notes Payable and Derivative Instruments

Cloudbreak has adopted the provisions of Accounting Standards Update (“ASU”) 2017-11 to account for the down round features of warrants issued with private placements effective as of January 1, 2018. In doing so, warrants with a down round feature previously treated as derivative liabilities in the consolidated balance sheet and measured at fair value are henceforth treated as equity, with no adjustment for changes in fair value at each reporting period.

Cloudbreak accounts for conversion options embedded in convertible notes in accordance with ASC 815, which generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative financial instruments, as defined in the FASB ASC 815, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

Cloudbreak accounts for conversion options embedded in non-conventional convertible notes, which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, Cloudbreak records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative financial instruments may be free-standing or embedded in other financial instruments. Based on this guidance, Cloudbreak determined that the convertible feature in its note payable disclosed in Note 14 did not meet the criteria for classification as equity. Accordingly, Cloudbreak bifurcated the conversion feature and recorded it in liabilities at its estimated fair value. Derivative financial instruments, such as the conversion feature, are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. Cloudbreak did not record a derivative liability for the optional convertible feature in convertible notes payable as the fair value was $0 on the issuance date and each subsequent reporting date (see Note 14). Cloudbreak estimated the fair value of the conversion feature upon grant, at December 31, 2020 and 2019 using the Monte Carlo valuation model.

Concentration of Credit Risk

Financial instruments, which potentially subject Cloudbreak to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable.

Cloudbreak performs ongoing credit evaluations of its customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for more than 10% of Cloudbreak’s accounts receivable balance as of the years ended December 31, 2020 and 2019. No individual customer accounted for more than 10% of Cloudbreak’s gross revenues for the years ended December 31, 2020 and 2019.

Cloudbreak purchases its products on credit terms from vendors across the United States. For the years ended December 31, 2020 and 2019, there were no significant supplier concentrations.

Revenue Recognition

Cloudbreak derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. Cloudbreak also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. Cloudbreak accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, Cloudbreak satisfies a performance obligation

Generally, Cloudbreak’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

Cloudbreak has selected the Output Method for recognizing revenues related to fixed medical language interpretation and information technology services fees. Due to the stand-ready nature of the services provided, Cloudbreak recognizes these fees monthly on a straight-line basis over the term of the contract.

Variable consideration received for medical language interpretation services, information technology services and for the lease of MARTTI devices is based on a fixed per item charge applied to a variable quantity. Variable consideration for Cloudbreak’s services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue related to the sale of MARTTI devices is recognized at a point in time upon delivery of the devices to the customer.

Cloudbreak may enter into multiple component services arrangements that bundle the pricing for the lease of MARTTI devices with information technology services. Often, the pricing bundle may also include medical language interpretation services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. Cloudbreak has determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the financial statements.

Revenue is measured as the amount of consideration Cloudbreak expects to receive in exchange for transferring products or providing services. Revenue is recognized when Cloudbreak satisfies its performance obligations under the contract by transferring the promised product or service to its customer. Cloudbreak’s contracts generally do not include any significant financing components.

Cloudbreak typically satisfies its performance obligations when the products are transferred and services are provided to its customers. The majority of Cloudbreak’s performance obligations are satisfied over time. Cloudbreak typically satisfies its performance obligations as the customer receives and consumes the benefits of the medical language interpretation services, information technology services and the use of the MARTTI devices. Performance obligations for the sale of the MARTTI devices are satisfied when control of the devices is transferred to Cloudbreak’s customers.

Cloudbreak has established a contract liability for billings or payments received in advance of when revenue recognition criteria are met. This contract liability is classified as deferred revenue in the consolidated balance sheets. Additions to deferred revenue, amortization of deferred revenue and prior year deferred revenue recognized in the current year were not significant for the years ended December 31, 2020 and 2019.

Neither the type of service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Cost of Revenue

Cost of revenue primarily consists of costs related to supporting and hosting Cloudbreak’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation and unit-based compensation. Costs of revenue include the cost of maintaining Cloudbreak’s data centers, customer support team and Cloudbreak’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue also include the cost of purchased equipment inventory sold to customers.

Advertising and Marketing Expense

Advertising and marketing expenses are included in general and administrative expenses within the consolidated statements of operations and are expensed when incurred. Costs associated with advertising and marketing expense were $169,021 and $138,524 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses on the consolidated statements of operations.

Unit-Based Compensation

Cloudbreak maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. Cloudbreak accounts for unit-based awards to both employees and nonemployees under ASC Topic 718, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. Cloudbreak’s chief operating decision maker is the chief executive officer. Cloudbreak and the chief executive officer view Cloudbreak’s operations and manage its business as one reportable segment with different operating segments.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in more timely recognition of credit losses. ASU 2019-10 amended the effective date for ASU 2016-13 for smaller reporting companies to be annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this guidance.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features, in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective for Cloudbreak beginning in the first quarter of 2022 and must be applied using either a modified or full retrospective approach. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this guidance.

Qualitative and Quantitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, and inflation, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of December 31, 2020, and December 31, 2019, we have interest bearing debt of $30,945,850 and $19,699,505, respectively. Our LOC is a variable rate loan that accrues interest at a variable rate of interest based on the Prime Referenced Rate, plus the applicable margin. As of December 31, 2020, the applicable interest rate is 6.5%.

A one percent (1%) increase in interest rates in our variable rate indebtedness would result in approximately $309,459 in additional annual interest expense.

Inflation Risk

We do not believe that inflation has had, or currently has, a material effect on its business.

Foreign Currency Risk

There was no material foreign currency risk for the years ended December 31, 2020 and 2019. Our activities to date have been limited to and were conducted in the United States.

MANAGEMENT AFTER THE BUSINESS COMBINATIONS

Management and Board of Directors

Upon the consummation of the Business Combinations, the business and affairs of the post-combination company will be managed by or under the direction of the Board of Directors of the post-combination company. The directors and executive officers of the post-combination company upon consummation of the Business Combinations will include the following.

Name	Age	Position
Dr. Chirinjeev Kathuria	56	Co-Chairman of the Board of Directors
Dr. Avi S. Katz	63	Co-Chairman of the Board of Directors
Dr. Raluca Dinu	47	Director
Dr. Mariya Pylypiv	32	Director
Neil Miotto	74	Director Chair of the Audit Committee
Nathan Locke	38	Director
Jerome Ringo	66	Director
Agnès Rey-Giraud	56	Director
Moshe Bar-Siman-Tov	44	Director
Dr. Alfonso W. Gatmaitan	60	Co-Chief Executive Officer
Dr. Ramesh Balakrishnan	66	Co-Chief Executive Officer
Martin S. A. Beck	54	Chief Financial Officer
Syed Sabahat Azim	46	Chief Executive Officer, International
Jamey Edwards	46	Chief Operating Officer

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combinations

Upon the Closing of the Business Combinations, the Company will increase the size of our Board from six directors to nine directors. The Board of Directors of the post-combination company will be comprised of Dr. Avi S. Katz, Dr. Raluca Dinu, Dr. Chirinjeev Kathuria, Neil Miotto, Dr. Mariya Pylypiv, Nathan Locke, Agnès Rey-Giraud, Jerome Ringo and Moshe Bar-Siman-Tov.

Dr. Chirinjeev Kathuria. Upon the Closing of the Business Combinations, Dr. Kathuria will serve as the Co-Chairman of our Board of Directors. Dr. Kathuria is an Indian-American investor, businessperson, and philanthropist. He is the co-founder of UpHealth and several other companies. Dr. Kathuria co-founded Ocean Biomedical in January 2019 and serves as the Chairman of its Board of Directors, a position he has held since inception. Ocean Biomedical is a biotech company that partners with leading scientists and research institutions to accelerate the translation of new discoveries into breakthrough medicines. Dr. Kathuria also co-founded AIRO Group in March 2020 and serves as the Chairman of its Board of Directors, a position he has held since inception. AIRO Group offers an end-to-end solution for the next generation of avionics, manned and unmanned mobility, and multi-modal transportation for defense and commercial markets. In addition, Dr. Kathuria co-founded and served as Chairman of New Generation Power in February 2009 and founded and served as a director of American Teleradiology NightHawks, Inc. in March 2003. American Teleradiology NightHawks, Inc. merged with NightHawk Radiology Holdings, Inc. and the combined company went public on NASDAQ in October 2006. Dr. Kathuria served as a director of The X-Stream Networks Inc. from March 1998 to March 2000, an internet service provider which was sold to Liberty Surf Group S.A. and subsequently went public on the Paris Stock Exchange. Dr. Kathuria has also been involved in space exploration, and was the Founding Director of MirCorp in January 1999, the first commercial company to privately launch and fund manned space programs. Dr. Kathuria ran for U.S. Senate in Illinois, becoming the first Indian-American to run for the U.S. Senate in U.S. history, in a race that included eventual winner, President Barack Obama. Dr. Kathuria received a Bachelor of Science degree and Doctor of Medicine degree from Brown University and a Master of Business

Administration degree from Stanford University. The Company believes that Dr. Kathuria is qualified to serve as the Co-Chairman of the Board of Directors based on his historic knowledge of UpHealth, vision for company growth and his leadership and managerial experience.

Dr. Avi S. Katz. Dr. Avi S. Katz has served as our Executive Chairman of our Board of Directors since March 2019, and from that time until August 2019, was also our Chief Executive Officer, President and Secretary. In March 2019, Dr. Katz founded the Company. The Company completed its initial public offering in June 2019, in which it sold 17,250,000 units at a per unit price of $10.00, with each unit consisting of one share of our Common Stock, one warrant to purchase one share of our Common Stock, and one right to receive one-twentieth (1/20) of one share of our Common Stock, generating aggregate proceeds of $172,500,000. Upon the consummation of the Business Combinations, Dr. Katz will transition to being the Co-Chairman of our Board of Directors. He has also served as the Executive Chairman of the Board of Directors, Chief Executive Officer, President and Secretary of GigCapital3, Inc. since February 2020 and as the Executive Chairman of the Board of Directors of GigCapital4, Inc. since its inception in December 2020. He is also the Founding Managing Member of GigFounders, LLC, a Founding Managing Member of GigManagement, LLC and the Manager of our Sponsor, as well as GigAcquisitions, LLC (the sponsor of GigCapital) and GigAcquisitions3, LLC (the sponsor of GigCapital3, Inc.). Dr. Katz has spent approximately 33 years in international executive positions within the TMT industry working for privately held start-ups, middle-cap companies and large enterprises. In these roles, Dr. Katz has been instrumental in launching and accelerating entities, building teams, large scale fund-raising, developing key alliances and technology partnerships, M&A activities, business development, financial management, global operations and sales and marketing. In October 2017, Dr. Katz founded GigCapital, a Private-to-Public Equity (PPE) company formed for the purpose of acquiring a company in the technology industry. GigCapital completed its initial public offering in December 2017, in which it sold 14,375,000 units at price of $10.00 per unit, with each unit consisting of one share of GigCapital common stock, three-quarters (3/4) of one warrant to purchase one share of GigCapital common stock and one right to receive one-tenth (1/10) of one share of GigCapital common stock, generating aggregate proceeds of $143,750,000, and, at that time, was listed on the NYSE under the symbol “GIG.” On February 22, 2019, after intensive screening of more than 400 companies worldwide, GigCapital entered into a stock purchase agreement to acquire Kaleyra S.p.A. at a transaction enterprise value of $187,000,000 with combined cash and/or promissory note consideration of $15,000,000. Kaleyra S.p.A. is a global company specialized in providing mobile messaging services for financial institutions and companies of all sizes. The transaction closed on November 25, 2019, and GigCapital was renamed Kaleyra, Inc. and listed on the NYSE American stock exchange under the symbol “KLR” at that time. Dr. Katz has served as the Executive Chairman of Kaleyra, Inc. since the consummation of the transaction in November 2019. Dr. Katz is also the co-founder of Cognizer, a software company specializing in deeplearning powered natural language artificial intelligence, and was the Executive Chairman of Cognizer’s board of directors from its inception in December 2018 until August 2020. Prior to forming GigCapital, Dr. Katz dedicated 10 years to bootstrap, develop and manage GigPeak (NYSE American: formerly GIG), originally known as GigOptix, Inc. He served as Chairman of the Board, Chief Executive Officer and President of GigPeak from its inception in 2007 until its sale in April 2017 to IDT for $250,000,000 in cash, GigPeak provided semiconductor integrated circuits and software solutions for high-speed connectivity and video compression. While Dr. Katz was at GigPeak’s helm, the company completed 10 M&A deals. From 2003 to 2005, Dr. Katz was the Chief Executive Officer, President, and member of the board of directors of Intransa, Inc., which at the time provided full-featured, enterprise-class IP-based Storage Area Networks. From 2000 to 2003, Dr. Katz was the Chief Executive Officer and a member of the board of directors of Equator Technologies, which at the time sought to commercialize leading edge programmable media processing platform technology for the rapid design and deployment of digital media and imaging products. Equator Technologies was sold to Pixelworks, Inc. for $110,000,000 in 2005. Dr. Katz has held several leadership positions over the span of his career within the technology industry since serving as Member of Technical Staff at AT&T Bell Laboratories in the 1980s, and has made numerous angel investments in high-tech companies around the world. Dr. Katz is a graduate of the Israeli Naval Academy and holds a B.Sc. and Ph.D. in Semiconductors Materials from the Technion (Israel Institute of Technology). He is a serial entrepreneur, holds many U.S. and international patents, has published many technical papers and is the editor of a number of technical books. Dr. Katz is married to Dr. Dinu, one of our directors, and our President and Chief Executive Officer.

The Company believes that Dr. Katz is qualified to serve as Co-Chairman of the Board of Directors based on his business experience as a founder, inventor, chief executive officer and director of a publicly-listed company and his investing experience.

Dr. Raluca Dinu. Dr. Raluca Dinu joined our Board of Directors in March 2019 and has served as our President and Chief Executive Officer since August of 2019. She has also served as a director of GigCapital3, Inc. since February 2020 and as the President, Chief Executive Officer, Secretary and a director of GigCapital4, Inc. since its inception in December 2020. From April 2017 to May 2019, Dr. Dinu was the Vice President and General Manager of Integrated Device Technology, Inc. (Nasdaq: IDTI) (“IDT”)’s Optical Interconnects Division. Prior to that, she held several executive-level positions at GigPeak, including Executive Vice President and Chief Operation Officer from 2008 until it was acquired by IDT in April 2017, and before that, as its Executive Vice President of Global Sales and Marketing from August 2015 to April 2016, and as its Senior Vice President of Global Sales and Marketing from December 2014 to August 2015. From February 2014 to September 2017, Dr. Dinu was a member of the Board of Directors of Brazil-Photonics, in Campinas, Brazil, a joint venture that GigPeak established with the Centro de Pesquisa e Desenvolvimento em Telecomunicações. From 2001 to 2008, Dr. Dinu was VP of Engineering at Lumera (NASDAQ: LMRA). Lumera was acquired by GigPeak in 2008, and Dr. Dinu joined GigPeak at that time. Dr. Dinu holds a B.Sc. in Physics and Ph.D. in Solid State Condensed Matter Physics from the University of Bucharest, and an Executive-MBA from Stanford University. Dr. Dinu is married to Dr. Katz, our Executive Chairman of our Board of Directors.

The Company believes that Dr. Dinu is qualified to serve on the Board of Directors based on her business experience as a board member of a publicly-listed company and her investing experience.

Dr. Mariya Pylypiv. Upon the Closing of the Business Combinations, Dr. Pylypiv will be a member of our Board of Directors. She is the co-founder of UpHealth and currently serves as the Vice Chairwoman and Secretary of the Board. She will also act as the Chief Strategy Officer of New UpHealth. Since January 2018, Dr. Pylypiv has been responsible for the development of UpHealth’s business and corporate strategies along with leading successful completion of several acquisitions. Dr. Pylypiv has worked for Sikich LLC since March 2018. Prior to that, she was in charge of operations and trading and development of global absolute return long/short market-neutral equity strategies for Acrospire Investment Management LLC from February 2016 to March 2018, most recently serving as Vice President of Investment Banking and Corporate Development Vice President. Dr. Pylypiv held a role as a Quantitative Research Analyst for Rotella Capital Management from July 2014 to January 2016 developing research strategies and overseeing fund operation and trading activities. Dr. Pylypiv holds B.A. and M.A. degrees in Accounting from Precarpathian National University, B.A. and M.A. degrees in International Economics and Tourism from Ternopil National Economic University and a Ph.D. from Purdue University. The Company believes that Dr. Pylypiv is qualified to serve on the Board of Directors based on her historic knowledge of UpHealth and her leadership and managerial experience.

Neil Miotto. Neil Miotto joined the Board of Directors in March 2019. He also joined the board of directors of GigCapital3, Inc. in February 2020. Mr. Miotto became a member of the board of directors of GigCapital in October 2017 and has continued in that role after that company became Kaleyra, Inc. In addition, Mr. Miotto served on the board of directors of Micrel, Inc. prior to its sale to Microchip Technology Inc. in May 2015, and on the board of directors of GigPeak from 2008 until its sale to IDT in April 2017. He currently serves on the board of directors of Cognizer, a position he has held since March 2019. Mr. Miotto is a financial consultant and a retired assurance partner of KPMG LLP where he was a partner for twenty-seven years until his retirement in September 2006. Since his retirement from KPMG Mr. Miotto has provided high level financial consulting services to companies in need of timely accounting assistance and in serving on public company boards. He is deemed to be a ‘financial expert’ under SEC and NYSE rules. While at KPMG Mr. Miotto focused on serving large public companies. Mr. Miotto also served as an SEC reviewing partner while at KPMG. He is a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Business Administration degree from Baruch College, of The City University of New York.

The Company believes that Mr. Miotto is qualified to serve on the Board of Directors based on his business experience as a board member of a publicly-listed company and his experience as an audit committee financial expert.

Nathan Locke. Upon the Closing of the Business Combination, Mr. Locke will join our Board of Directors. Mr. Locke is a Managing Partner and Co-Head of Kayne Anderson Capital Advisors’ growth equity activities. He has spent more than a dozen years at Kayne Anderson identifying and analyzing investment opportunities in technology and tech-enabled service companip1es, and assisting at the board level in helping those companies as they scale postinvestment. He has been involved with companies at various stages of growth in healthcare technology and telemedicine, media & telecom, security & compliance and supply chain & logistics. Prior to joining Kayne Anderson in 2008, Mr. Locke worked as a senior analyst on the finance team of Romney for President, Inc., and as the controller for The Commonwealth Political Action Committees. Mr. Locke earned a B.S. in Finance from the University of Utah, where he graduated magna cum laude from the David Eccles School of Business. The Company believes that Mr. Locke is qualified to serve on the Board of Directors based on his business experience working with tech-enabled healthcare companies, as well as his extensive finance and investment experiences.

Mr. Jerome Ringo. Upon the Closing of the Business Combinations, Mr. Jerome Ringo will be a member of our Board of Directors. Mr. Ringo is a leader on climate change issues and has led two of the largest environmental organizations in the world, the five million-member National Wildlife Federation and the Apollo Alliance, a nineteen million-member organization, which was the largest coalition on green jobs in history. Since November 2020, Mr. Ringo has served as Founder and Chairman of Zoetic Global, a company focused on delivering breakthrough technologies in energy efficiency and generation for developing nations in Africa. Since July 2017, he has served as Goodwill Ambassador, Trade and Investment, for the Pan-African Parliament. Mr. Ringo served on the Environmental Defense Fund’s board of directors from February 2018 to February 2020. Mr. Ringo also founded and served from 2006 to 2012 as the Chief Executive Officer of Progressive Resources & JerMar Enterprises, an environmental consultancy focused on the communities affected by oil refineries in Louisiana.

The Company believes that Mr. Ringo is qualified to serve on the Board of Directors based on his vast experience as a solutions provider, his conservation ethics, and his global network.

Ms. Agnès Rey-Giraud. Upon the Closing of the Business Combinations, Ms. Agnès Rey-Giraud will be a member of our Board of Directors. Ms. Rey-Giraud is chairman and Chief Executive Officer of Acera Surgical, Inc., which she co-founded in 2013. Acera Surgical has engineered a new class of resorbable synthetic hybrid-scale fiber matrices designed to restore damaged tissue. Ms. Rey-Giraud played an essential role in devising Acera’s initial strategy, recruiting the company’s first leadership team and securing the financial backing to bring revolutionary concepts from the lab to the operating room. Ms. Rey-Giraud was previously an officer at Express Scripts Holding Company (Nasdaq: ESRX), a Fortune 100 company, where she served in multiple executive roles of increasing responsibility, including Executive Vice President of Product Development, Supply Chain, Corporate Strategy and President of International Operations. Ms. Rey-Giraud currently serves on the board of GoodRx, Inc. (Nasdaq: GDRX), a role she has held since 2016. The company recently completed a multibillion IPO. GoodRx offers a range of services that help people get the healthcare they need at a price they can afford. In addition, Ms. Rey-Giraud has served on numerous boards of directors, including RxHub (now SureScripts), a healthcare technology services company, from its design and creation from 2000 to 2006. During this period, RxHub transformed from a business plan to a service and technology platform, facilitating the creation of communication standards and the adoption of electronic prescribing in the US that are now the common standard in the country. Her other board roles have included Pritikin, a wellness company, from September 2011 to June 2020 and HD Smith, a privately-owned drug wholesale distributor, from September 2013 to March 2015.

Ms. Rey-Giraud is a cancer survivor who credits a clinical trial with her life-saving treatment. She has since become an advocate for breast cancer awareness and affordable health care, especially for patients diagnosed with debilitating or terminal illness. Ms. Rey-Giraud holds an MBA from the University of Chicago, a Master of Management in Operations from Ecole de Management de Lyon Business School, and a Master’s degree in engineering, also earned in France. She has earned certifications in board service from Northwestern University and Harvard College. Ms. Rey-Giraud and her wife live in Colorado where they enjoy hiking, biking and the magnificence of wildlife and the outdoors.

The Company believes that Ms. Rey-Giraud is qualified to serve on the Board of Directors based on her business experience, and in particular with companies in the healthcare technology space.

Mr. Moshe Bar-Siman-Tov. Upon the Closing of the Business Combination, Mr. Moshe Bar-Siman-Tov will serve as an independent director on our Board. From 2015 to 2020, Mr. Bar-Siman-Tov was the Director General of the Israeli Ministry of Health, where he was responsible for managing the budget and employees of the Ministry and various public hospitals. During the first phase of the COVID-19 pandemic in Israel, he was in charge of the national professional and medical response to the pandemic. Before the onset of the pandemic, as Director General, Mr. Bar-Siman-Tov oversaw the preparation of a strategic long-term plan for the Ministry of Health, promoted the digitalization of the health industry, and designed and led the recovery plan for Hadassah hospital and a merger of two other public hospitals. Prior to his role as Director General of the Israeli Ministry of Health, Mr. Bar-Siman-Tov served as the Economic Minister at the Israeli embassy in Washington, D.C. Mr. Bar-Siman-Tov holds a Masters Degree from Hebrew University of Jerusalem in Economics and Business Administration. The Company believes that Mr. Bar-Siman-Tov is qualified to serve on the Board of Directors based on his extensive experience with healthcare regulatory issues.

Dr. Alfonso (Al) Gatmaitan, DSc. Upon the Closing of the Business Combinations, Dr. Gatmaitan will serve as our Co-Chief Executive Officer. Since November 2019, Dr. Gatmaitan has served as the CEO and a board member of UpHealth Services, Inc. which became a subsidiary of UpHealth following a reorganization in October 2020, and since October 2020, he has served as the Co-CEO and a board member of UpHealth. He served in various capacities during the formation of UpHealth Services from January 2018 to November 2019. A hospital president at age 31, Dr. Gatmaitan was named the Under 40 Executive of the Year by the Indiana Chapter of the American College of Healthcare Executives. Over a total of 32 years Dr. Gatmaitan enjoyed increasingly challenging roles including serving as the founding President of a new hospital built from a green field and as President of a $450,000,000 community-based hospital and medical group system. Most recently Dr. Gatmaitan served as the Chief Operating Officer for Indiana University Health, a $6.3B integrated delivery system with an owned health plan, from January 2016 to December 2018. Dr. Gatmaitan holds a master’s degree in health administration from Indiana University and is a Doctor of Science in Healthcare Leadership from the University of Alabama at Birmingham. He is also a Fellow in the American College of Healthcare Executives and has served as an Executive in Residence for The Health Management Academy, a peer learning company of leading health systems and industry executives.

Dr. Ramesh Balakrishnan. Upon the Closing of the Business Combinations, Dr. Balakrishnan will serve as our Co-Chief Executive Officer. Dr. Ramesh Balakrishnan has served as Co-Chief Executive Officer of UpHealth since November 2020 and Chief Executive Officer of Thrasys, Inc., a subsidiary of UpHealth that delivers technology platforms and applications for integrated care management, since March 2002. Dr. Balakrishnan founded Thrasys, Inc. in 2002, and has since served as Chief Executive Officer and been responsible for raising initial investments, hiring the core business and technology team, defining the product roadmap, closing over $100,000,000 in customer contracts, negotiating and executing strategic agreements with Siemens Health Care, Varian Medical Solutions, and overseeing growth and strategy for the company. Prior to founding Thrasys, Inc., Dr. Balakrishnan co-founded ePropose, Inc., a technology company that pioneered a unique technology for collaboration, in 1998. ePropose, Inc. was merged into a joint venture with Cargill, Inc.—the world’s largest privately held company—in 2001. From 1997 to 1999, Dr. Balakrishnan was Vice President of Software at Asyst Technologies where he was responsible for overall P&L for the software division, and the launch of innovative solutions for the global semiconductor industry. Asyst Technologies’ customers represented some of the largest semiconductor fabrication plants in the world including Taiwan Semiconductor Manufacturing Corporation.—Prior to joining Asyst Technologies, Dr. Balakrishnan was Director of Applications from 1995 to 1997 at Measurex Corporation, a company that delivered mission critical real-time control systems for discrete and continuous manufacturing. At Measurex, in various roles, Dr. Balakrishnan developed and introduced market leading products in the US, Europe, Asia, Japan, and the Americas. Dr. Balakrishnan holds Ph.D. and M.Sc. degrees from Stanford University and a B.Eng. degree from the University of Madras. He was also a recipient of the very competitive national science talent scholarship awarded by the Government of India for promising science scholars. Dr. Balakrishnan holds 14 domestic and international patents in various areas of technology.

Martin S. A. Beck. Upon the Closing of the Business Combinations, Mr. Beck will serve as our Chief Financial Officer. Mr. Beck has served as a Managing Director at Sikich Corporate Finance, LLC since October 2018 and as the Founder and President of Rewi Enterprises, LLC, a private investment firm, since 2003. Mr. Beck served as a co-founder and Managing Director of MAT Capital, LLC from October 2009 to January 2016. Mr. Beck was a Director at Macquarie Capital Advisors from January 2007 to August 2009 where he focused on Mergers and Acquisitions and principal transactions. Before then, beginning in May 2000, Mr. Beck was an Executive Director at J.P. Morgan, where he specialized in Mergers and Acquisitions in the industrial~~s~~ sector~~s~~. Mr. Beck also served as Managing Director of Weichai Power Co. from October 2009 to May 2015, where he led International Corporate Development. Mr. Beck received a Masters of Business Administration from New York University, a J.D. from Northwestern University School of Law, and a Bachelor of Arts in Economics from Princeton University.

Dr. Sabahat S. Azim. Upon the Closing of the Business Combinations, Dr. Azim will serve as our Chief Executive Officer of International Operations. Dr. Azim is a doctor, former Indian Administrative Service officer and social entrepreneur who has been involved in healthcare for a long time. He is the founder Glocal Healthcare Systems Private Limited (“Glocal”) and has served as its Chief Executive Officer and a Director of Glocal since September 2010. Under Dr. Azim’s stewardship, Glocal has set up and is operating twelve integrated multi-specialty hospitals, over 250 Digital Dispensaries and a large telemedicine network in India and eight other countries. He also served the Indian Government from September 2000 to July 2006 in various positions, including the Secretary to the Chief Minister and Director of IT. Prior to this, he founded Sahaj e-Village Ltd – a pan India digital connect enterprise that created 18,000 Common Service Centers across India’s villages bridging the digital divide. Dr. Azim has been declared Social Entrepreneur of the Year 2020 by the World Economic Forum’s Schwab Foundation for Social Enterprise. His innovation, HellolyfCX Digital Dispensary, was awarded the Public Appreciation Award 2020 by UN Innovation at the Health Innovation Exchange HIEx2020 as the most innovative technology to meet the Sustainable Development Goals of UN. He is a member of FICCI Health Services Committee, member of Health Sector Skills Council, Consultative committee on Ayushman Bharat and many others. He is a member of Airtel Customer Advisory Board (one of India’s largest Telecom players) and is a member of the Strategic Advisory Council of India Alliance—A Welcome Trust UK and Government of India Department of Biotechnology Initiative that makes grants for R&D. He is also a non-executive director at Kimberlite Social Infra Private Limited, an affiliate Glocal. He is an alumnus of JN Medical College, AMU, Aligarh, LBSNAA Mussoorie and IIM Ahmedabad.

Jamey Edwards. Jamey Edwards has served as CEO & Co-Founder of Cloudbreak Health (and its predecessor company The Language Access Network, LLC) since January of 2008 and will serve as UpHealth’s Chief Operations Officer. He led Cloudbreak’s rapid growth from industry pioneer to one of the leading companies in digital health, continuing to launch new and innovative solutions targeted towards delivering on its mission to humanize healthcare. Prior to Cloudbreak, Mr. Edwards was the CEO of Emergent Medical Associates (“EMA”) and presided over its growth from local emergency room group to the leading group in the Southwest United States growing revenue 10x during his tenure to over $150,000,000 annually. Prior to EMA, Mr. Edwards was an investment banking and private equity professional for over 10 years with experience spanning KPMG, Caltius Private Equity & Lehman Brothers. Mr. Edwards sits on the Board of the American

Red Cross of Los Angeles, the Partners in Care Foundation, Pinksocks.life and the Executive Leadership team of the American Heart Association of Los Angeles. He is an industry influencer, thought leader and speaker recognized as a HIMSS Changemaker in 2019/20, an 3x Ernst & Young Entrepreneur of Year Finalist (2013, 2014 & 2017) and a top 40 Healthcare Transformer by MM&M magazine. Mr. Edwards holds a BS in Organizational Behavior and an MBA in Entrepreneurship from Cornell University.

Classified Board of Directors

In accordance with our certificate of incorporation, our Board is not classified as all directors are elected to one-year terms on an annual basis.

As discussed above, in connection with the Business Combinations, our Board will be reconstituted and initially be comprised of nine members, who will be voted upon by the stockholders at the Special Meeting. Our Board believes it is in the best interests of the Company for the Board to be classified into three classes, each comprising as nearly as possible one-third of the directors to serve three-year terms. If Proposal No. 3 is approved at the Special Meeting, each Class I director, consisting of Messrs. Ringo, and Bar-Siman-Tov, and Dr. Pylypiv will have a term that expires at the post-combination company’s annual meeting of stockholders in 2022, each Class II director, consisting of Dr. Dinu and Messrs. Miotto and Locke, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2023 and each Class III director, consisting of Drs. Katz and Kathuria and Ms. Rey-Giraud, will have a term that expires at the post-combination company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Committees of the Board of Directors

The standing committees of our Board currently consist of an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the committees will report to the New UpHealth Board as they deem appropriate and as the New UpHealth Board may request. The composition, duties and responsibilities of these committees are set forth below. The New UpHealth Board may also convene additional committees as necessary and in accordance with the organizational documents of the post-combination company.

Audit Committee

The audit committee is responsible for, among other matters:

•

assisting the New UpHealth Board in the oversight of (i) the accounting and financial reporting processes of the Company and the audits of the financial statements of Company, (ii) the preparation and integrity of the financial statements of the Company, (iii) the compliance by the Company with financial statement and regulatory requirements, (iv) the performance of the Company’s internal finance and accounting personnel and its independent registered public accounting firms, and (v) the qualifications and independence of the Company’s independent registered public accounting firms;

•

reviewing with each of the internal and independent registered public accounting firms the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation;

•

reviewing and discussing with management and internal auditors the Company’s system of internal control and discuss with the independent registered public accounting firm any significant matters regarding internal controls over financial reporting that have come to its attention during the conduct of its audit;

•

reviewing and discussing with management, internal auditors and independent registered public accounting firm the Company’s financial and critical accounting practices, and policies relating to risk assessment and management;

•

receiving and reviewing reports of the independent registered public accounting firm discussing (i) all critical accounting policies and practices to be used in the firm’s audit of the Company’s financial statements, (ii) all alternative treatments of financial information within U.S. GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent registered public accounting firm, and (iii) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

•

reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewing, or establishing, standards for the type of information and the type of presentation of such information to be included in, earnings press releases and earnings guidance provided to analysts and rating agencies;

•

discussing with management and the independent registered public accounting firm any changes in Company’s critical accounting principles and the effects of alternative U.S. GAAP methods, off-balance sheet structures and regulatory and accounting initiatives;

•	reviewing material pending legal proceedings involving the Company and other contingent liabilities;

•

meeting periodically with the Chief Executive Officer, Chief Financial Officer, the senior internal auditing executive and the independent registered public accounting firm in separate executive sessions to discuss results of examinations;

•

reviewing and approving all transactions between the Company and related parties or affiliates of the officers of the Company requiring disclosure under Item 404 of Regulation S-K prior to the Company entering into such transactions;

•

establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees or contractors of concerns regarding questionable accounting or accounting matters;

•

reviewing periodically with the Company’s management, the independent registered public accounting firm and outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities; and

•	establishing policies for the hiring of employees and former employees of the independent registered public accounting firm.

Upon consummation of the Business Combinations, we anticipate our audit committee will consist of Messrs. Miotto,                  and                 , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. We anticipate that Mr. Miotto will serve as chairman of the audit committee. Each member of the audit committee is financially literate and our Board has determined that Mr. Miotto qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Our Board has adopted a written charter for the audit committee, which will be available on our corporate website at                  upon the completion of the Business Combinations. The information on our website is not part of this proxy statement/prospectus.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing the performance of the Chief Executive Officer and executive management;

•	assisting the New UpHealth Board in developing and evaluating potential candidates for executive positions (including Chief Executive Officer);

•

reviewing and approving goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of these corporate goals and objectives, and setting Chief Executive Officer and other executive officer compensation levels consistent with its evaluation and the Company’s philosophy;

•	approving the salaries, bonus and other compensation for all executive officers;

•	reviewing and approving compensation packages for new corporate officers and termination packages for corporate officers as requested by management;

•	reviewing and discussing with the New UpHealth Board and senior officers plans for officer development and corporate succession plans for the Chief Executive Officer and other senior officers;

•	reviewing and making recommendations concerning executive compensation policies and plans;

•	reviewing and recommending to the New UpHealth Board the adoption of or changes to the compensation of the Company’s directors;

•	reviewing and approving the awards made under any executive officer bonus plan, and providing an appropriate report to the New UpHealth Board;

•

reviewing and making recommendations concerning long-term incentive compensation plans, including the use of stock options and other equity-based plans, and, except as otherwise delegated by the Board, acting as the “Plan Administrator” for equity-based and employee benefit plans;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees;

•	reviewing periodic reports from management on matters relating to the Company’s personnel appointments and practices;

•	assisting management in complying with the Company’s proxy statement and annual report disclosure requirements;

•	issuing an annual Report of the Compensation Committee on Executive Compensation for the Company’s annual proxy statement in compliance with applicable SEC rules and regulations;

•	annually evaluating the Committee’s performance and the committee’s charter and recommending to the New UpHealth Board any proposed changes to the charter or the committee; and

•

undertaking all further actions and discharging all further responsibilities imposed upon the committee from time to time by the Board, the federal securities laws or the rules and regulations of the SEC.

Upon consummation of the Business Combinations, we anticipate our compensation committee will consist of Messrs.                 ,                  and                 , each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to compensation committee membership. We anticipate that                  will serve as chairman of the compensation committee. Our Board has adopted a written charter for the compensation committee, which will be available on our corporate website at                  upon the completion of the Business Combinations. The information on our website is not part of this proxy statement/prospectus.

Nominating and Governance Committee

The compensation committee is responsible for, among other matters:

•	developing and recommending to the New UpHealth Board the criteria for appointment as a director;

•	identifying, considering, recruiting and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and

•	recommending director nominees for approval by the New UpHealth Board and election by the stockholders at the next annual meeting.

The nominating and governance committee has not established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Upon consummation of the Business Combinations, we anticipate our nominating and governance committee will consist of Messrs.                 ,                  and                 , each of whom qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and governance committee membership. We anticipate that                  will serve as chairman of the nominating and governance committee. We expect that our Board will adopt a written charter for the nominating and governance committee, which will be available on our corporate website at                  upon the completion of the Business Combinations. The information on our website is not part of this proxy statement/prospectus.

Code of Ethics

We have adopted a Code of Ethics applicable to our management team and employees in accordance with applicable federal securities laws. We have previously filed copies of our Code of Ethics and the charter for each of our committees. You can review those documents, as well as our other publicly filed documents, by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See “Where You Can Find Additional Information.”

Communications with the Board of Directors

Following the completion of the Business Combinations, interested parties wishing to communicate with the New UpHealth Board or with an individual member or members of the New UpHealth Board may do so by writing to the New UpHealth Board or to the particular member or members of the New UpHealth Board, and mailing the correspondence to UpHealth, Inc., 19W060 Ave. Latour, Oak Brook, IL 60523. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of our Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Post-Combination Company Executive Compensation

The following disclosure concerns the compensation of individuals who will serve as the Company’s named executive officers and directors following the completion of the Business Combinations.

Summary Compensation Table

The table below sets forth the 2019 and 2020 annual compensation levels of the two co-principal executive officers who will serve as Co-Chief Executives of the post-combination company, the principal executive officer of the international operations of the post-combination company and the next two most highly compensated officers. The compensation totals and individual amounts reflect the compensation of such officers of UpHealth and Cloudbreak, as applicable, during 2019 and 2020. In fiscal year 2021, such totals and amounts may change based, on among other things, changes to the terms of the employment of such persons.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Dr. Alfonso W. Gatmaitan,(3)	2020	$0	$0	$0	$0
Co-Chief Executive Officer and President	2019	$0	$0	$0	$0
Dr. Ramesh Balakrishnan,(2)	2020	$240,000	$250,000	$39,509	$529,509
Co-Chief Executive Officer	2019	$240,000	$0	$39,509	$279,509
Martin S.A. Beck,(3)	2020	$0	$0	$0	$0
Chief Financial Officer	2019	$0	$0	$0	$0
Jamey Edwards,	2020	$300,000	$0	$34,434	$334,434
Chief Operating Officer	2019	$300,000	$0	$32,115	$332,115
Dr. Syed Sabahat Azim,(4)	2020	$30,589	$0	$34,170	$64,760
Chief Executive Officer, International	2019	$31,297	$0	$34,961	$66,257

(1)

Neither Dr. Gatmaitan nor Mr. Beck received any compensation during 2020 or 2019. However, pursuant to the terms of the offer letters between each such individual and UpHealth Services, Inc., they will be paid 2020 accrued salary amounts (Dr. Gatmaitan—$300,000 (January 1, 2020 through December 31, 2020) and Mr. Beck—$196,875 (February 15, 2020 through December 31, 2020)), upon the closing of the UpHealth Business Combination. In addition, Dr. Gatmaitan will be paid a signing bonus of $50,000 upon the closing of the UpHealth Business Combination. Dr. Gatmaitan and Mr. Beck are also entitled to the following public company transaction success bonuses: (i) Dr. Gatmaitan (total of $500,000 to be paid as follows (subject to Dr. Gatmaitan being employed by UpHealth Services, Inc. UpHealth Holdings, Inc., or a successor entity as of such date): $150,000, $150,000, $150,000, and $50,000 on the dates that are six months, eighteen months, thirty months, and forty-two months following the closing of the UpHealth Business Combination, respectively, and (ii) Mr. Beck ($225,000 upon closing of the UpHealth Business Combination).

(2)

“All Other Compensation” for Dr. Balakrishnan consisted of the following in each of 2020 and 2019: $23,237 for premium payments for additional life insurance, $15,000 for company vehicle and vehicle expenses, and $1,272 for home office internet. “All Other Compensation” for Dr. Azim consisted of the following for 2020 and 2019: $8,249 and $8,450 for house rent allowance, $131 and $135 for transport allowance, and $25,748 and $26,376 for rural posting allowance, respectively.

(3)

The employment offer letters between each Dr. Gatmaitan and Mr. Beck and UpHealth Services, Inc., include the following severance provisions: If the individual’s employment is terminated without Cause (as defined in the offer letter) or for Good Reason (as defined in the offer letter), such individual is entitled to the following: (a) base salary for one year; (b) payment of any bonus earned during prior fiscal years, but not yet paid; and (c) accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests (vesting occurs on one-year anniversary of termination date, unless termination is within two years following a Change in Control (as defined in the offer letter), in which case vesting occurs on termination date). In addition, in the event of the death or Disability (as defined in the offer letter) of the individual, accelerated vesting of all outstanding rights for stock, warrants, or other equity ownership interests to the date of termination of employment due to death or Disability. The employment offer letter between Dr. Balakrishnan’s employment agreement and Thrasys, Inc. does not include severance provisions. Dr. Azim is not a party to an employment agreement.

(4)

2020 and 2019 salary and “All Other Compensation” for Dr. Azim was converted based on the exchange rate reported by the U.S. Federal Reserve Board on December 31, 2020 of 1 USD to 73.0100 Indian Rupees and December 31, 2019 of 1 USD to 71.3600 Indian Rupees, respectively.

Compensation Philosophy and Objectives Following the Business Combinations

Following the Closing of the Business Combinations, the post-combination company intends to develop an executive compensation program that is consistent with UpHealth’s and Cloudbreak’s, as applicable, existing compensation policies and philosophies, which are designed to align compensation with the post-combination company’s business objectives and the creation of stockholder value, while enabling the post-combination company to attract, motivate and retain individuals who contribute to the long-term success of the post-combination company.

Decisions on the executive compensation program will be made by the compensation committee of the Board, which will be established at the Closing of the Business Combinations. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.

The Company anticipates that decisions regarding executive compensation will reflect a belief that the executive compensation program must be competitive in order to attract and retain our executive officers. The Company anticipates that the compensation committee will seek to implement the compensation policies and philosophies by linking a significant portion of the post-combination company’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

The Company anticipates that compensation for the post-combination company’s executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Employment Agreements

It is expected that the post-combination company will enter into new employment agreements with the named executive officers identified under the subsection above entitled “Post-Combination Company Executive Compensation,” subject to the terms of any existing employment agreements or severance agreements with UpHealth and Cloudbreak, and that these employment agreements will be reviewed annually by the compensation committee to the extent recommended upon advice and counsel of its advisors.

Annual Bonuses

The post-combination company intends to use annual cash incentive bonuses for the named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. The post-combination company expects that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers. Following the end of each year, it is expected that the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2022, it is expected that the post-combination company will establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals. See “Proposal No. 6—The Incentive Plan Proposal.”

Equity-Based Awards

If the Incentive Plan Proposal is approved, the post-combination company intends to use equity-based awards to reward long-term performance of the named executive officers. The post-combination company believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers. Any awards would be made in accordance with the executive compensation program discussed in the section entitled “Management After the Business Combinations—Post-Combination Company Executive Compensation—Compensation Philosophy and Objectives Following the Business Combinations”, including the recommendations of management relating thereto. See “Proposal No. 6—The Incentive Plan Proposal.”

Other Compensation

The post-combination company expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. The post-combination company also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer, the three other most highly paid executive officers of a publicly traded corporation, and anyone previously subject to Section 162(m). The Company expects the policy of the post-combination company will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, the compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-combination company and its stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and the post-combination company may do so.

Director Compensation Following this Business Combinations

Following the completion of the Business Combinations, the post-combination company’s compensation committee will determine the annual compensation to be paid to the members of our Board.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-combination company’s securities following the Business Combinations is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Second Amended and Restated Certificate of Incorporation is attached as Annex C to this proxy statement/prospectus. We urge you to read our Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the post-combination company’s securities following the Business Combinations.

General

The proposed Second Amended and Restated Certificate of Incorporation authorizes the issuance of 300,000,000 shares of Common Stock, $0.0001 par value per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable (i) both (a) in connection with the Business Combinations pursuant to the Business Combination Agreements and (b) the PIPE Investment and (ii) upon conversion of the Convertible Notes will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Special Meeting, there were 19,812,315 shares of Common Stock outstanding, held of record by approximately                  holders of Common Stock, no shares of preferred stock outstanding and 17,817,500 warrants outstanding held of record by approximately                  holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the proposed Second Amended and Restated Certificate of Incorporation, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

Our Board is currently elected each year at our annual meeting of stockholders. We held our annual meeting of stockholders for the 2020 fiscal year on December 8, 2020, at which time we elected our current directors. If our stockholders approve the Second Amended and Restated Certificate of Incorporation at the Special Meeting, our Board will be divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

In the event of a liquidation, dissolution or winding up of the Company after the Business Combinations, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash equal to their pro rata share of the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable by us) upon the completion of the Business Combinations, subject to the limitations described in this proxy statement/prospectus.

Our stockholders have no conversion, preemptive or other subscription rights. Public stockholders who sell or convert their stock into their share of the Trust Account still have the right to convert the rights and exercise the warrants that they may hold.

Preferred Stock

There are no shares of preferred stock outstanding. Our proposed Second Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. No shares of preferred stock are being issued or registered in connection with the Business Combinations. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. However, the underwriting agreement for the Company’s IPO prohibits the Company, prior to the Business Combinations, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the Common Stock on the Business Combinations. The Company is permitted under the terms of our current amended and restated certificate of incorporation to issue some or all of the preferred stock to effect the Business Combinations, however, the Business Combination Agreements do not contemplate any such issuance of preferred stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that the Company will not do so in the future.

Rights

Each holder of a right will receive one-twentieth (1/20) of one share of Common Stock upon consummation of the Business Combinations, even if the holder of such right redeemed all shares of Common Stock held by it in connection with our initial business combination. As a result, there will be no rights following the consummation of the Business Combinations. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of the Business Combinations, as the consideration related thereto has been included in the unit purchase price paid for by investors in this offering.

As soon as practicable upon the consummation of the Business Combinations, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full shares of Common Stock to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of the Business Combinations and have been informed by the rights agent that the process of exchanging their rights for shares of Common Stock should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of the Business Combinations. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver shares of Common Stock to the holders of the rights upon consummation of the Business Combinations (however, as the rights are securities, a failure to comply with the terms of the rights could be considered a violation of federal securities laws resulting in penalties). Additionally, in no event will we be required to net cash settle the rights. Furthermore, the rights may expire worthless.

The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon exchange of the rights. If, upon exchange of the rights, a holder would be entitled to receive a fractional interest in a share, we will, upon exchange, either round up to the nearest whole number the number of shares to be issued to the right holder or otherwise comply with Section 155 of the DGCL (which provides that Delaware companies shall either (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share). We will make the determination of how we are treating fractional shares at the time of the Business Combinations and will include such determination in the materials we send to stockholders for their consideration of the Business Combinations.

Warrants

There are 17,817,500 warrants outstanding, of which 17,250,000 are public warrants and 567,500 are Private Placement Warrants. Each whole warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after the completion of the Business Combinations. Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of our completion of the Business Combinations, or earlier upon redemption.

No public warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Business Combinations, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.

The Private Placement Warrants are identical to the public warrants except that such Private Placement Warrants will be exercisable for cash (even if a registration statement covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the Founders or their affiliates.

Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•

if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.

A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value of such share. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combinations, (d) as a result of the repurchase of shares of Company Stock if the Business Combinations are presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combinations, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by Company stockholders as provided for in the proposed Second Amended and Restated Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by us if the Business Combinations are presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

Dividends

The Company has not paid any cash dividends on our Common Stock to date and does not intend to pay cash dividends prior to the completion of our Business Combinations. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of our Business Combinations. The payment of any cash dividends subsequent to our Business Combinations will be within the discretion of our New UpHealth Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.

Election of Directors

The New UpHealth Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to Proposal No. 7—The Election of Directors Proposal, Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our Transfer Agent, Rights Agent and Warrant Agent

The Transfer Agent for our Common Stock, rights agent for our rights and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, rights agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

Our current amended and restated certificate of incorporation contains certain requirements and restrictions that will apply to the Company until the completion of the Company’s initial business combination, which would be the Business Combinations if consummated. Prior to the consummation of the initial business combination, these provisions cannot be amended without the approval of the holders of at least 65% of the Common Stock then outstanding. The approval of the Charter Amendment Proposals only require the approval by the holders of a majority of the Common Stock as this amendment would occur concurrent with the completion of the initial business combination. Our Initial Stockholders, who collectively beneficially own 23% of the issued and outstanding Common Stock, will participate in any vote to amend our current amended and restated certificate of incorporation and will have the discretion to vote in any manner they choose. Specifically, our current amended and restated certificate of incorporation provides, among other things, that:

•

our public stockholders have the opportunity to redeem, if such holders elect to do so, all or a portion of their public shares upon the completion of our initial business combination, which would be the Business Combinations if consummated, at a per-share price which is payable in cash and, in the event the public shares are redeemed are in connection with a stockholder vote on the proposed initial business combination, such as the Business Combinations, is equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the consummation of the initial business combination, including interest not previously released to the Company to pay its taxes, by (b) the total number of then outstanding public shares.

•

unlike many blank check companies that hold stockholder votes and conduct proxy solicitations in conjunction with their initial business combinations and provide for related redemptions of public shares for cash upon completion of such initial business combinations even when a vote is not required by law, if a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to our current amended and restated certificate of incorporation and subject to lawfully available funds therefor, conduct the redemptions pursuant to the tender offer rules of the SEC, and file tender offer documents with the SEC prior to completing our initial business combination, which would be the Business Combinations if consummated. Our current amended and restated certificate of incorporation requires these tender offer documents to contain substantially the same financial and other information about such initial business combination and the redemption rights as is required under the SEC’s proxy rules. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, it will, like many blank check companies, offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules.

•

if the Company seeks stockholder approval, we will complete our initial business combination, which would be the Business Combinations if consummated, only if a majority of the shares of Common Stock voting at a stockholder meeting are voted in favor of the business combination. However, the participation of our Founders, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of our business combination even if a majority of our public stockholders vote, or indicate their intention to vote, against such business combination.

•

if the Company seeks stockholder approval of our initial business combination and it does not conduct redemptions in connection with the Business Combinations pursuant to the tender offer rules, our current amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the Company’s IPO. However, the Company would not be restricting our stockholders’ ability to vote all of their shares for or against the Business Combinations.

If our stockholders approve the Charter Proposals, our proposed Second Amended and Restated Certificate of Incorporation will provide that the New UpHealth Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the New UpHealth Board will be classified, directors may be removed only with cause by a majority of our outstanding shares.

In addition, the proposed Second Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders

The proposed Second Amended and Restated Certificate of Incorporation provide that special meetings of our stockholders may be called only by the Chairman of the Board, our Chief Executive Officer or the New UpHealth Board pursuant to a resolution adopted by a majority of the New UpHealth Board. Stockholders of New UpHealth will not be eligible and will have no right to call a special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Second Amended and Restated Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Securities Eligible for Future Sale

The Company has 19,812,315 shares of Common Stock outstanding as of the date hereof. Of these shares, 14,817,315 public shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”). All of the remaining 4,995,000 outstanding shares (including all 567,500 Private Placement Units and their component shares) are, and any shares of Common Stock issued to the PIPE Investors or upon conversion of the Convertible Notes will be, restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) the Company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Stockholders will be able to sell their Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Company has completed the Business Combinations.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with the Sponsor, the Underwriters and Insiders. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement.

PIPE Subscription Agreement

Under the terms of the PIPE Subscription Agreements, the Company agreed to file the PIPE Resale Registration Statement registering for resale under the Securities Act all of the PIPE Shares acquired by the Subscribers by the PIPE Resale Registration Filing Deadline, and the Company shall use its commercially reasonable efforts to have the PIPE Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies the Company that it will “review” the PIPE Resale Registration Statement) following the PIPE Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the PIPE Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such PIPE Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which the PIPE Shares may be resold without volume or manner of sale limitations pursuant to Rule , (ii) the date on which such PIPE Shares have actually been sold and (iii) the date which is two years after the Closing.

Notwithstanding anything to the contrary in the PIPE Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the PIPE Resale Registration Statement, and from time to time to require the PIPE Investor not to sell under the PIPE Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the New UpHealth Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the PIPE Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the PIPE Resale Registration Statement would be expected, in the reasonable determination of the New UpHealth Board, upon the advice of legal counsel, to cause the PIPE Resale Registration Statement to fail to comply with applicable disclosure requirements; provided, however, that the Company may not delay or suspend the PIPE Resale Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period.

Convertible Note Subscription Agreements

The Company shall be obligated to register the shares issuable upon conversion of the Convertible Notes. The Company agreed that, by the Convertible Note Resale Registration Filing Deadline, the Company will file with the SEC the Convertible Note Resale Registration Statement registering the resale of the shares of Common Stock issuable upon conversion of the Convertible Notes, and the Company shall use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Convertible Note Resale Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Convertible Note Resale Registration Statement is available or, if not available, that another registration statement is available for the resale of the Convertible Note Registrable Securities, until the earliest of (i) the date on which the Convertible Note Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Convertible Note Registrable Securities have actually been sold and (iii) the date which is three years after the Closing.

Notwithstanding anything to the contrary in the Convertible Note Subscription Agreements, the Company shall be entitled to delay or postpone the effectiveness of the Convertible Note Resale Registration Statement, and from time to time to require any Note Investor not to sell under the Convertible Note Resale Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the

New UpHealth Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Convertible Note Resale Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Convertible Note Resale Registration Statement would be expected, in the reasonable determination of the New UpHealth Board, upon the advice of legal counsel, to cause the Convertible Note Resale Registration Statement to fail to comply with applicable disclosure requirements.

Section 203 of the DGCL

New UpHealth will be subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	the New UpHealth Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by the New UpHealth Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Listing of Securities

The Company intends to apply to continue the listing of our Common Stock and warrants on NYSE under the symbols “UPH” and “UPH WS” respectively, upon the Closing. Our units, which currently are traded on NYSE under the symbol “GIX.U” will cease to be traded upon Closing and, instead, such units will be separated into the public shares and public warrants, which will trade as independent securities as described above.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our Common Stock as of the record date (pre-Business Combinations) and (ii) expected beneficial ownership of our Common Stock immediately following consummation of the Business Combinations (post-Business Combinations), assuming that no additional public shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our current officers and directors;

•	each person who will become a named officer or director of the post-combination company; and

•	all officers and directors of the Company, as a group, and of the post-combination company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock pre-Business Combinations is based on 19,812,315 shares of Common Stock (including Founder Shares) issued and outstanding as of                     , 2021.

The expected beneficial ownership of shares of Common Stock post-Business Combinations assuming none of the public shares are redeemed has been determined based upon the following: (i) that no public stockholders exercise their redemption rights (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Common Stock (pre- or post-Business Combinations), (iii) that 94,200,198 shares of Common Stock are issued to the former UpHealth equity holders, (iv) that 9,021,209 shares of Common Stock are issued to the former Cloudbreak equity holders and (v) there will be an aggregate of 126,924,598 shares of the post-combination company’s Common Stock issued and outstanding at Closing.

The expected beneficial ownership of shares of Common Stock post-Business Combinations assuming the maximum number of public shares have been redeemed has been determined based on the following: (i) that holders of 9,866,819 public shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases shares of Common Stock (pre- or post-Business Combinations), (iii) that 94,200,198 shares of Common Stock are issued to the former UpHealth equity holders, (iv) that 9,021,209 shares of Common Stock are issued to the former Cloudbreak equity holders and (v) there will be an aggregate of 117,057,779 shares of the post-combination company’s Common Stock issued and outstanding at Closing.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or warrants beneficially owned by them.

After the Business Combinations
	Before the Business Combinations		Assuming No Further Redemption		Assuming Maximum Redemption
	Number of Shares	Approximate %	Number of Shares	Approximate %	Number of Shares	Approximate %
Name and Address of Beneficial Owner

*	Less than one percent.
(1) .
(2)
(3)
(4)
(5)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

During the period from March 6, 2019 (date of inception) to March 12, 2019, the Sponsor and Northland Investment purchased 2,500,000 shares of Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.01 per share. In April 2019, the Company effected a stock dividend of 0.493 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of its Common Stock. Subsequently, the Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $670, or $0.0067 per share. In June 2019, the Company effected a stock dividend of 0.1541 shares of Common Stock for each outstanding share of Common Stock, resulting in the Sponsor, Northland Investment, EarlyBird and the EarlyBird Group holding an aggregate of 4,307,500 shares of its Common Stock as of December 31, 2019. The Founder Shares are identical to the Common Stock included in the Units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Private Placement

The Founders purchased from the Company an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. The Founders also purchased from the Company an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the second closing of the IPO with the exercise of the over-allotment option. Among the Private Placement Units, 481,250 units were purchased by the Sponsor, 29,900 units were purchased by EarlyBird, and 56,350 units were purchased by Northland Investment. Each Private Placement Unit consists of one share of the Company’s Common Stock, $0.0001 par value, one Warrant, and one right to receive one-twentieth (1/20) of one share of Common Stock upon the consummation of the Company’s initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances.

One of the Company’s underwriters, Northland, purchased 100,000 Private Underwriter Shares, at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the IPO. Northland also purchased from the Company an aggregate of 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the IPO with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of Common Stock included in the Private Placement Units.

The Company’s Founders and underwriters have agreed not to transfer, assign or sell any of their Founder Shares, Private Placement Units, shares or other securities underlying such Private Placement Units, or Private Underwriter Shares until the earlier of (i) twelve months after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial business combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial business combination that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Unlike the Warrants included in the Units sold in the IPO, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combinations. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the IPO.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units and all of the proceeds from the sale of the Private Underwriter Shares will be part of the liquidating distribution to the public stockholders.

Sponsor Promissory Note

The Company entered into a promissory note agreement with the Sponsor under which $99,937 was loaned to the Company for the payment of expenses related to the IPO. The promissory note was non-interest bearing, unsecured and was repaid in full on June 20, 2019.

Lock-up Agreements

Subject to certain limited exceptions, our Founders and each of our management team have agreed not to transfer, assign or sell any of Founder Shares, Private Placement Units or any securities underlying the Private Placement Units (including the Private Placement Shares) until the date that is one year after the date of the consummation of our initial business combination. Notwithstanding the foregoing, (1) if the last sale price of our Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after our initial business combination, or (2) if we consummate a liquidation, merger, stock exchange or other similar transaction after our initial business combination which results in all of our stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, then the private shares will be released from the lock-up. Notwithstanding the foregoing, during the lockup period, the Founders and our management team may transfer, assign or sell any of the aforenamed securities (1) amongst the Founders and their affiliates, to our management team, or to any affiliate or family member of any of our management team, (2) in the case of an entity, as a distribution to its partners, stockholders or members upon its liquidation, (3) in the case of an individual, (i) by bona fide gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization, (ii) by virtue of the laws of descent and distribution upon death of such person, or (iii) pursuant to a qualified domestic relations order, (4) by certain pledges to secure obligations incurred in connection with purchases of the Company’s securities, (5) through private sales or transfers made in connection with the consummation of our initial business combination at prices no greater than the price at which such securities were originally purchased or (6) to us for no value for cancellation in connection with the consummation of our initial business combination; provided , that, in each such case (except clause (6), these transferees (the “Permitted Transferees”) would be subject to the same restrictions and other agreements of our initial stockholders with respect to any such securities.

Working Capital Loans

In order to meet our working capital needs, the Founders, executive officers and directors, or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. Up to $1,500,000 of such loans may be convertible into additional units of the post-business combination entity at a price of $10.00 per unit at the option of the lender. The units would be identical to the Private Placement Units.

On December 19, 2020, we issued a convertible unsecured promissory note (the “Working Capital Note”) in the aggregate principal amount of $300,000 to our Sponsor. We issued the Working Capital Note in consideration for a loan from the Sponsor to fund our working capital requirements between now and June 10, 2021. The Working Capital Note was issued to provide us with additional working capital and will not be deposited into our trust account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the Business Combinations. Upon such election, the Working Capital Note will convert, at a price of $10.00 per unit into units identical to the private placement units issued in connection with our IPO. The Working Capital Note bears no interest and is repayable in full upon the consummation of our Business Combinations.

Registration Rights Agreement

On June 5, 2019, the Company entered into a Registration Rights Agreement with its Founders, Northland and Ms. McDonough. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement. Upon cancellation of Ms. McDonough’s insider shares following her resignation, effective as of August 12, 2019, she was no longer subject to the terms and conditions set forth in the Registration Rights Agreement.

Services Agreement

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commence on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company. Effective February 1, 2021, GigFounders, LLC assigned all of its rights, title and interest under the Administrative Services Agreements with GigCapital2 to GigManagement, LLC, another affiliate of the Sponsor, including the monthly payment of $20,000. Pursuant to this assignment agreement, GigFounders, LLC delegated to GigManagement, LLC all of its obligations, duties, responsibilities and right to receive payment under the Administrative Services Agreement.

Strategic Services Agreements

On March 20, 2019 we entered into a Strategic Services Agreement with Tara McDonough, our former Vice President and Chief Financial Officer, which was effective through August 12, 2019, Ms. McDonough’s last day providing services for the Company. Ms. McDonough was paid at an hourly rate of $200 per hour. Ms. McDonough was paid a total of $41,950 pursuant to her Strategic Services Agreement. On August 6, 2019, we entered into a Strategic Services Agreement with Brad Weightman, our current Vice President and Chief Financial Officer. Mr. Weightman is paid $10,000 per month.

Dr. Avi S. Katz, our Executive Chairman of the Board of Directors, is the manager of our Sponsor, and is also the managing member of GigFounders, LLC. In addition, he and Mr. Miotto, one of our independent directors, are the members of GigFounders, LLC, of which 90% is owned by Dr. Katz and the remaining 10% is owned by Mr. Miotto, and that partnership has a financial and voting interest in our Sponsor that entitles this partnership to participate in any economic return that the Sponsor receives for its investment in GigCapital2 in accordance with terms negotiated with the other holders of financial and voting interests in our Sponsor. Mr. Miotto’s minority interest in GigFounders, LLC is passive as he does not participate in the governance of GigFounders, LLC. In addition, Mr. Mikulsky and Frostig, our other two independent directors, each have a financial and voting interest in our Sponsor that entitles each of them to participate in any economic return that the Sponsor receives for its investment in GigCapital2 in accordance with terms negotiated with the other holders of financial and voting interests in our Sponsor. Accordingly, they will benefit from the transaction to the extent of their interest in our Sponsor. The arrangement that we have with GigFounders, LLC is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the San Francisco Bay Area, that the fee charged by our Sponsor is at least as favorable as we could have obtained from an unaffiliated person.

Our IPO prospectus and charter provided that we had until December 10, 2020 (the date which was 18 months after the consummation of the IPO) to complete a Business Combination; however, our stockholders voted to extend this date to March 10, 2021. On February 2, 2021, we filed a preliminary proxy statement to request that our stockholders approve Extension Amendment No. 2 to our certificate of incorporation to extend the date that we have to consummate an initial business combination from March 10, 2021 to June 10, 2021.

Other than the foregoing, and advisory fees paid to directors for board committee service and administrative and analytical services, including certain activities on our behalf, such as identifying and investigating possible business targets and business combinations, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, will be paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of a Business Combination (regardless of the type of transaction that it is). However, such individuals will receive the repayment of any loans from the Sponsor, executive officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us.

After a Business Combination, members of our management team who remain with the combined company may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of a stockholder meeting held to consider a Business Combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between us and any of our executive officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

The Company’s Related Party Transactions Following the Business Combinations

Agreements with Affiliates of UpHealth

Following the UpHealth Business Combination, certain of the existing agreements described under “UpHealth Related Party Transactions” will continue in effect.

UpHealth Related Party Transactions

Management Services Agreement

On September 5, 2019, TTC Healthcare, TTC Healthcare Partners, LLC (“Partners”), and Rewi Enterprises, LLC (“Rewi”) entered into a Management Services Agreement (the “MSA”). Martin S. A. Beck, who will serve as our Chief Financial Officer upon the Closing of the Business Combinations, is the sole member of Rewi. Mr. Beck transferred his shares in UpHealth Holdings, Inc. to Rewi on November 2, 2020. Mr. Beck is the

Chairman of TTC Healthcare and the Manager and President of Rewi. Pursuant to the MSA, Rewi provides certain advisory services to TTC Healthcare, including analyzing and advising on opportunities for, and structuring and negotiating, operational arrangements, financings and investments and identifying, analyzing, and advising on potential dispositions, exit opportunities, and prospective purchases. In consideration for these services, Rewi is paid an annual management fee equal to the greater of 5.0% of TTC Healthcare’s trailing twelve month EBITDA and $500,000, which is payable on a monthly basis. Upon completion by TTC Healthcare of any Transaction (as defined in the MSA), Rewi is also paid an advisory fee of 3.50% of the Aggregate Gross Consideration (as defined in the MSA). Management fee expenses paid were approximately $200,000 and $275,000 for the year ended December 31, 2020 and the period from September 5, 2019 through December 31, 2019, respectively. At December 31, 2020 and December 31, 2019, there were unpaid management fees of $188,333 and $0, respectively. There were no management fees for the period from January 1, 2019 through September 4, 2019.

Indebtedness

On December 2, 2016, Glocal and Kimberlite Social Infra Private Limited (“Kimberlite”) entered into a Loan Agreement (the “Glocal Loan Agreement”) for an up to INR 15,00,00,000 unsecured loan for business purposes. Dr. Sabahat S. Azim, who will serve as our Chief Executive Officer of International Operations upon the Closing of the Business Combinations, is a shareholder of Kimberlite (44% ownership interest), and Dr. Azim and his wife are the sole directors of Kimberlite. Kimberlite is also a shareholder of Glocal (2.12% ownership interest). The loan is repayable upon demand. Pursuant to the terms of the Glocal Loan Agreement, the interest rate may be mutually decided by the parties on or before the repayment of the loan. As of April 27, 2021, the outstanding principal amount of the loan was INR 1,10,39,894. Between January 1, 2020 and April 27, 2021, total principal payments of INR 1,67,17,600 were made and the largest aggregate amount of principal outstanding was INR 2,77,57,494. No interest payments were made during this time period.

Registration Rights and Lock-Up Agreement

In connection with the closing of the UpHealth Business Combination, certain existing UpHealth Stockholders will enter into the UpHealth Registration Rights and Lock-Up Agreement. See “Proposal No. 1 — Approval of the UpHealth Business Combination — Related Agreements — UpHealth Registration Rights and Lock-Up Agreement.”

Agreements with Affiliates of Cloudbreak

Following the Cloudbreak Business Combination, certain of the existing agreements described under “Cloudbreak Related Party Transactions” will continue in effect.

Cloudbreak Related Party Transactions

In connection with the closing of the Cloudbreak Business Combination, certain existing Cloudbreak equityholders will enter into the Cloudbreak Registration Rights and Lock-Up Agreement. See “Proposal No. 2 — Approval of the Cloudbreak Business Combination — Related Agreements — Cloudbreak Registration Rights and Lock-Up Agreement.”

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Our units began trading on the NYSE under the symbol “GIX.U” on June 6, 2019. On June 26, 2019, the Company announced that the holders of the Company’s units may elect to separately trade the securities underlying such units. On July 1, 2019, our shares of Common Stock, warrants and rights began trading on the NYSE under the symbols “GIX”, “GIX.WS” and “GIX.RT” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each warrant entitles the holder to purchase one common share at a price of $11.50. Warrants may only be exercised for whole shares and will become exercisable 30 days after the completion of our initial business combination. Our warrants expire five years after the completion of our initial business combination or earlier upon redemption or liquidation.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit, Common Stock, warrant and rights as reported on NYSE for the periods presented.

	Units (GIX.U)		Common Stock (GIX)		Warrants (GIX.WS)		Rights (GIX.RT)
	High	Low	High	Low	High	Low	High	Low
Year ended December 31, 2019:
Quarter ended March 31, 2019	$—	$—	$—	$—	$—	$—	$—	$—
Quarter ended June 30, 2019(1)	$10.03	$10.01	$—	$—	$—	$—	$—	$—
Quarter ended September 30, 2019(2)	$10.30	$10.00	$10.00	$9.68	$0.28	$0.13	$0.30	$0.13
Quarter ended December 31, 2019	$10.47	$10.32	$9.95	$9.83	$0.35	$0.22	$0.39	$0.25
Year ended December 31, 2020
Quarter ended March 31, 2020	$10.54	$10.41	$10.07	$9.60	$0.31	$0.25	$0.21	$0.21
Quarter ended June 30, 2020	$10.75	$10.70	$10.23	$9.93	$0.65	$0.49	$0.27	$0.25
Quarter ended September 30, 2020	$11.14	$11.00	$10.60	$10.06	$0.94	$0.85	$0.33	$0.32
Quarter ended December 31, 2020	$13.45	$13.45	$12.12	$10.01	$2.28	$1.88	$0.43	$0.39

(1)	Beginning on June 6, 2019, with respect to GIX.U.
(2)	Beginning on July 1, 2019 with respect to GIX, GIX.WS and GIX.RT.

On November 23, 2020, the trading date immediately prior to the public announcement of the Business Combinations, our Common Stock, public warrants, public units and public rights closed at $10.09, $0.45, $10.21 and $0.23, respectively.

Dividend Policy of the Company

We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

UpHealth

Price Range of UpHealth Securities

Historical market price information regarding UpHealth is not provided because there is no public market for UpHealth’s Common Stock. For information about distributions paid by UpHealth to its holders of Common Stock, please see the sections entitled “UpHealth’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Sources and Uses of Cash.”

Cloudbreak

Price Range of Cloudbreak Securities

Historical market price information regarding Cloudbreak is not provided because there is no public market for Cloudbreak’s Common Units.

ACCOUNTING TREATMENT

The Business Combinations will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combinations will be treated as the equivalent of UpHealth issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.

LEGAL MATTERS

The legality of shares of Common Stock offered by the proxy statement/prospectus will be passed upon for the Company by DLA Piper LLP (US).

EXPERTS

The financial statements of GigCapital2, Inc. as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from March 6, 2019 (date of inception) to December 31, 2019 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Thrasys, Inc. as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Glocal Healthcare Systems Private Limited as of and for the years ended March 31, 2020 and 2019 included in this prospectus have been so included in reliance on the report of D. K. Chhajer & Co., an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of TTC Healthcare, Inc. (Successor) and Transformations Treatment Center, Inc. (Predecessor) as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Innovations Group, Inc. as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Behavioral Health Services, LLC as of and for the years ended December 31, 2019 and 2018 included in this prospectus have been so included in reliance on the report of Plante & Moran, PLLC, an independent accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cloudbreak Health, LLC as of and for the year December 31, 2020 included in this prospectus have been so included in reliance on the report of Macias Gini & O’Connell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The financial statements of Cloudbreak Health, LLC as of and for the year ended December 31, 2019 included in this prospectus have been so included in reliance on the report of Hall & Company Certified Public Accountants and Consultants, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Appraisal rights are not available to our stockholders or to members of Cloudbreak in connection with the Business Combinations.

Pursuant to Section 262 of the DGCL, UpHealth stockholders who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise fail to perfect, waive withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of UpHealth Capital Stock, as determined by the Court of Chancery, if the UpHealth Merger is completed. The “fair value” of such shares of UpHealth Capital Stock as determine by the Court of Chancery may be more or less than, or the same as, the value of the consideration that such stockholder would otherwise be entitled to receive under the UpHealth Business Combination Agreement. UpHealth stockholders who do not vote in favor of the UpHealth Merger nor consent in writing to it and who wish to preserve their appraisal rights must so advise UpHealth by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from UpHealth or the Company that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. In view of the complexity of Section 262 of the DGCL, UpHealth stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Any shares of UpHealth Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the UpHealth Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such UpHealth Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights are referred to as “Dissenting Shares.” In view of the complexity of Section 262 of the DGCL, UpHealth stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Please see the sections entitled “Special Meeting of Company Stockholders—Appraisal Rights”, “Proposal No. 1—Approval of the UpHealth Business Combination—Appraisal Rights”, “Proposal No. 2—Approval of the Cloudbreak Business Combination—Appraisal Rights” and “Appraisal Rights.”

HOUSEHOLDING INFORMATION

Pursuant to the rules of the SEC, unless we have received contrary instructions, we are permitted to send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at c/o GigCapital2, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303 Attention: Secretary or by telephone at (650) 276-7040, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combinations or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Tel: (650) 276-7040

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Telephone: (212) 929-5500 (Call Collect)

or

Call Toll-Free: (800) 322-2885

E-mail: proxy@mackenziepartners.com

If you are a stockholder of the Company and would like to request documents, please do so no later than five business days prior to the Special Meeting, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to the Company has been supplied by the Company, and all such information relating to UpHealth and Cloudbreak has been supplied by UpHealth and Cloudbreak, as applicable. Information provided by either the Company, UpHealth or Cloudbreak does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combinations, the Company, UpHealth or Cloudbreak that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

GigCapital2, Inc.—Financial Statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-3
Report of Independent Registered Public Accounting Firm	F-5
Balance Sheets as of December 31, 2020 and December 31, 2019	F-6
Statements of Operations and Comprehensive Income for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-7
Statements of Stockholders’ Equity for the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-8
Statements of Cash Flows for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019	F-9
Notes to Financial Statements	F-10
Thrasys, Inc.—Financial Statements for the period ended November 20, 2020 and the year ended December 31, 2019	F-45
Report of Independent Registered Public Accounting Firm	F-47
Balance Sheets as of November 20, 2020 and December 31, 2019	F-48
Statements of Operations for the period ended November 20, 2020 and year ended December 31, 2019	F-49
Statements of Stockholders’ Deficit for the period ended November 20, 2020 and year ended December 31, 2019	F-50
Statements of Cash Flows for the period ended November 20, 2020 and the year ended December 31, 2019	F-51
Notes to Financial Statements	F-52
Glocal Healthcare Systems Private Limited—Consolidated Financial Statements as of and for the years ended March 31, 2020 and 2019	F-70
Independent Auditor’s Report	F-72
Consolidated Balance Sheets as of March 31, 2020	F-74
Consolidated Statement of Profit and Loss for the years ended March 31, 2020 and 2019	F-75
Consolidated Cash Flow Statement for the years ended March 31, 2020 and 2019	F-76
Notes to Consolidated Financial Statements	F-77
Glocal Healthcare Systems Private Limited—Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019	F-127
Consolidated Balance Sheet as of December 31, 2020 and March 31, 2020	F-128
Consolidated Statement of Profit and Loss for the nine months ended December 31, 2020 and 2019	F-129
Consolidated Cash Flow Statement for the nine months ended December 31, 2020 and 2019	F-130
Notes to Consolidated Financial Statements	F-132

TTC Healthcare, Inc. and Subsidiaries (Successor) and Transformations Treatment Center, Inc. and Affiliates (Predecessor)—Consolidated Financial Statements and Independent Auditors’ Report as of and for the years ended December 31, 2020 and 2019

F-171
Independent Auditor’s Report	F-173
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-176
Consolidated Statements of Operations for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019-	F-178

Consolidated Statements of Changes in Stockholder’s Equity for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019

F-179
Consolidated Statements of Cash Flows for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019	F-181
Notes to Consolidated Financial Statements	F-184
Innovations Group, Inc.—Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019	F-205
Independent Auditor’s Report	F-207

Consolidated Balance Sheets as of December 31, 2020 and 2019	F-208
Consolidated Statements of Operations for the years ending December 31, 2020 and 2019	F-209
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2020 and 2019	F-210
Consolidated Statements of Cash Flows for the years ending December 31, 2020 and 2019	F-211
Notes to Consolidated Financial Statements	F-212
Behavioral Health Services, LLC—Consolidated Financial Statements as of and for the period ended November 20, 2020 and the year ended December 31, 2019	F-220
Independent Auditor’s Report	F-222
Consolidated Balance Sheets as of November 20, 2020 and December 31, 2019	F-224
Consolidated Statements of Operations for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-225
Consolidated Statement of Changes in Members’ Equity for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-226
Consolidated Statements of Cash Flows for the periods ending January 1, 2020 through November 20, 2020 and January 1, 2019 through December 31, 2019	F-227
Notes to Consolidated Financial Statements	F-228
Cloudbreak Health, LLC—Consolidated Financial Statements as of and for the years ended December 31, 2020 and 2019	F-238
Report of Independent Registered Public Accounting Firm	F-239
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-241
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	F-242
Consolidated Statements of Mezzanine Equity and Members’ Interests for the years ended December 31, 2020 and 2019	F-243
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-244
Notes to Consolidated Financial Statements	F-245

GIGCAPITAL2, INC.

Financial Statements as of December 31, 2020 and 2019,

for the year ended December 31, 2020 and the period from March 6, 2019

(Date of Inception) through ended December 31, 2019

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of GigCapital2, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of GigCapital2, Inc. (a Delaware corporation) (the “Company”) as of December 31, 2020 and 2019, and the related statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that GigCapital2, Inc. will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on the completion of a financing and the Company’s cash and working capital are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of the 2020 and 2019 Financial Statements

As discussed in Note 11 to the financial statements, the accompanying 2020 and 2019 financial statements have been restated to correct misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2019.

San Jose, California

April 21, 2021

GIGCAPITAL2, INC.

Balance Sheets

	December 31,
	2020	2019
	As Restated	As Restated
ASSETS
Current assets
Cash	$478,737	$1,576,508
Prepaid expenses	62,691	161,609
Receivable from related party	1,400	1,952

Total current assets	542,828	1,740,069
Cash and marketable securities held in Trust Account	168,384,949	173,994,583
Other non-current assets	—	33,327

TOTAL ASSETS	$168,927,777	$175,767,979

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,528	$142,613
Payable to related parties	15,709	16,649
Accrued liabilities	2,153,000	—
Notes payable to related parties	300,000	—
Other current liabilities	—	180,696

Total current liabilities	2,555,237	339,958
Warrant liability	1,112,300	181,600

Total liabilities	3,667,537	521,558

Commitments and contingencies (Note 6)
Common stock subject to possible redemption, 16,026,023 shares and 17,024,642 shares as of December 31, 2020 and 2019, respectively, at a redemption value of $10.00 per share	160,260,230	170,246,420
Stockholders’ equity
Preferred stock, par value of $0.0001 per share; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of $0.0001 per share; 100,000,000 shares authorized; 5,639,096 shares and 5,220,358 shares as of December 31, 2020 and 2019, respectively, issued and outstanding	564	522
Additional paid-in capital	8,833,172	4,704,364
Retained earnings (accumulated deficit)	(3,833,726)	295,115

Total stockholders’ equity	5,000,010	5,000,001

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$168,927,777	$175,767,979

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Operations and Comprehensive Income (Loss)

	Years Ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Revenues	$—	$—
General and administrative expenses	3,949,600	953,436

Loss from operations	(3,949,600)	(953,436)
Other income (expense)
Other expense	(930,700)	(65,336)
Interest income on cash and marketable securities held in Trust Account	1,022,546	1,872,701

Income (loss) before provision for income taxes	(3,857,754)	853,929
Provision for income taxes	271,087	558,814

Net income (loss) and comprehensive income (loss)	$(4,128,841)	$295,115

Net loss attributable to common stockholders	$(4,684,707)	$(710,435)

Weighted-average shares of common stock outstanding, basic and diluted	5,304,752	4,847,100
Net loss per share of common stock, basic and diluted	$(0.88)	$(0.15)

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Stockholders’ Equity

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount
Balance as of March 6, 2019 (Date of Inception)	—	$—	$—	$—	$—
Sale of common stock to Founders at $0.005804 per share	4,307,500	431	24,569	—	25,000
Sale of common stock to Founders in private placement at $10 per share	567,500	56	5,674,944	—	5,675,000
Sale of common stock to underwriters at $10 per share	120,000	12	1,199,988	—	1,200,000
Issuance of insider shares for no consideration	5,000	1	(1)	—	—
Cancellation of insider shares	(5,000)	(1)	1		—
Sale of common stock in IPO, net of offering costs	17,250,000	1,725	168,165,845	—	168,167,570
Fair value of warrants (As Restated)	—	—	(116,264)	—	(116,264)
Shares subject to redemption (As Restated)	(17,024,642)	(1,702)	(170,244,718)	—	(170,246,420)
Net income (As Restated)	—	—	—	295,115	295,115

Balance as of December 31, 2019 (As Restated)	5,220,358	522	4,704,364	295,115	5,000,001
Shares subject to redemption (As Restated)	998,619	100	9,986,090	—	9,986,190
Shares redeemed	(579,881)	(58)	(5,857,282)	—	(5,857,340)
Net loss (As Restated)	—	—	—	(4,128,841)	(4,128,841)

Balance as of December 31, 2020 (As Restated)	5,639,096	$564	$8,833,172	$(3,833,726)	$5,000,010

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Statements of Cash Flows

	Years Ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
OPERATING ACTIVITIES
Net income (loss)	$(4,128,841)	$295,115
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,022,546)	(1,872,701)
Change in fair value of warrant liability	930,700	65,336
Change in operating assets and liabilities:
Prepaid expenses	98,918	(161,609)
Receivable from related party	552	(1,952)
Other non-current assets	33,327	(33,327)
Accounts payable	52,135	34,393
Payable to related parties	(940)	16,649
Accrued liabilities	2,153,000	—
Other current liabilities	(180,696)	180,696

Net cash used in operating activities	(2,064,391)	(1,477,400)

INVESTING ACTIVITIES
Investment of cash in Trust Account	—	(172,500,000)
Cash withdrawn from Trust Account	6,632,180	378,118

Net cash provided by (used in) investing activities	6,632,180	(172,121,882)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founder	—	25,000
Borrowing from related party	300,000	99,937
Repayment of borrowing from related party	—	(99,937)
Proceeds from sale of Private Placements Units	—	5,675,000
Proceeds from sale of common stock to underwriters	—	1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Payment of offering costs	(108,220)	(774,210)
Redemption of Units	(5,857,340)	—

Net cash provided by (used in) financing activities	(5,665,560)	175,175,790

Net change in cash during period	(1,097,771)	1,576,508
Cash, beginning of period	1,576,508	—

Cash, end of period	$478,737	$1,576,508

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$476,973	$378,118

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$—	$108,220

Change in value of common stock subject to possible redemption	$(4,128,850)	$2,195,114

Fair value of warrant liability	$—	$116,264

The accompanying notes are an integral part of these financial statements.

GIGCAPITAL2, INC.

Notes to Financial Statements

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

GigCapital2, Inc. (the “Company” or “GigCapital2”) was incorporated in Delaware on March 6, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from March 6, 2019 (date of inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Offering”), as described in Note 4, and identifying a target Business Combination, as described below. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Offering that is held as investments in the Trust Account. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor, GigAcquisitions2, LLC, a Delaware limited liability company (the “Sponsor”), together with one of the underwriters, EarlyBirdCapital, Inc. (“EarlyBird”) and certain affiliates and employees of EarlyBird (the “EarlyBird Group”), and Northland Gig 2 Investment LLC, a Delaware limited liability company (“Northland Investment”) collectively make up the founders of the Company (the “Founders”).

On June 5, 2019, the initial registration statement on Form S-1, as amended, filed in connection with the Offering, and the subsequent registration statement on Form S-1 filed by the Company pursuant to Section 462(b) of the Securities Act to register additional securities, also in connection with the Offering, were declared effective. The Company concurrently entered into an underwriting agreement on June 5, 2019 to conduct the Offering, the initial closing of which was consummated on June 10, 2019 with the delivery of 15,000,000 units (the “Units”). The Units sold in the Offering consisted of the securities described in Note 4. The Offering generated gross proceeds of $150,000,000.

Simultaneously with the initial closing of the Offering, the Company consummated the initial closing of a private placement sale (the “Private Placement”) of 492,500 units (the “Private Placement Units”), at a price of $10.00 per unit, to its Founders, and 100,000 shares of its common stock (the “Private Underwriter Shares”), at a price of $10.00 per share, to Northland Securities, Inc. (“Northland”), an affiliate of Northland Investment. The Private Placement Units consisted of the securities described in Note 5. The initial closing of the Private Placement generated gross proceeds of $5,925,000.

Following the initial closing of the Offering, net proceeds in the amount of $147,000,000 from the sale of the Units and proceeds in the amount of $3,000,000 from the sale of Private Placement Units, for a total of $150,000,000, were placed in a trust account (“Trust Account”) which is described further below.

On June 13, 2019, in connection with the underwriters’ exercise in full of their option to purchase an additional 2,250,000 Units solely to cover over-allotments, if any (the “over-allotment option”), the Company consummated the sale of an additional 2,250,000 Units at $10.00 per unit. Simultaneously with the closing of the sale of the additional Units, the Company consummated a second closing of the Private Placement, resulting in the sale of an additional 75,000 Private Placement Units at $10.00 per unit to the Founders, and an additional 20,000 Private Underwriter Shares at $10.00 per share to Northland. Following the closings, an additional $22,500,000 of net proceeds were placed in the Trust Account.

Transaction costs amounted to $4,332,430, consisting of $3,450,000 of underwriting fees and $882,430 of offering costs. The Company’s remaining cash after payment of the offering costs will be held outside of the Trust Account for working capital purposes.

First Extension

The Company’s initial public offering prospectus and Amended and Restated Certificate of Incorporation provided that the Company initial had until December 10, 2020 (the date which was 18 months after the consummation of the Offering) to complete the Business Combination. On December 8, 2020, the Company held its 2020 Annual Stockholders’ Meeting (the “Annual Meeting”) and the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from December 10, 2020 to March 10, 2021. The Company’s stockholders elected to redeem 579,881 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which represented approximately 3.4% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Second Extension

On March 10, 2021, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation that extends the date by which the Company must consummate a Business Combination transaction from March 10, 2021 to June 10, 2021. The certificate of amendment was filed with the Delaware Secretary of State and has effective date of March 10, 2021. The Company’s stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represented approximately 10.7% of the shares that were part of the Units that were sold in the Company’s initial public offering.

Working Capital Note

On December 19, 2020, the Company issued a convertible unsecured promissory note (the “Working Capital Note”) in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and March 10, 2021, which is the period of time that the Company has available to complete its initial Business Combination following the December 8, 2020 amendment to its certificate of incorporation. Subsequently, the Company further extended the date which it must complete the Business Combination from March 10, 2021 to June 10, 2021 as described under Second Extension above. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed business combinations (the “Business Combinations”) described in Note 2. Business Combinations and Related Agreements.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s initial public offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combination.

The Trust Account

The funds in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds from the Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses on acquisition targets and continuing general and administrative expenses.

The Company’s Amended and Restated Certificate of Incorporation provides that, other than the withdrawal of interest to pay taxes, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of 100% of the shares of common stock included in the units sold in the Offering (the “public shares”) if the Company is unable to complete a Business Combination within 24 months from the closing of the Offering on June 10, 2019; or (iii) the redemption of the public shares in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete its initial Business Combination within 24 months from the closing of the Offering on June 10, 2019.

Business Combination

The Company will have 24 months from June 10, 2019, the closing date of the Offering, to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The Founders, Northland and the Company’s former Chief Financial Officer, Ms. McDonough, who received 5,000 shares of common stock (the “insider shares”), have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Founders, Northland or Ms. McDonough or any of the Company’s officers, directors or affiliates acquired shares of common stock after the Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period. As a result of Ms. McDonough’s resignation effective as of August 12, 2019, Ms. McDonough forfeited her insider shares.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit.

Going Concern Consideration

As of December 31, 2020, the Company had $478,737 in cash and a working capital deficit of $2,012,409. Further, the Company has no present revenue, its business plan is dependent on the completion of a financing and it expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

The Company has restated its financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019, as well as the unaudited condensed financial statements for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020 and 2019 and the three and nine month periods ended September 30, 2020 and 2019, to correct misstatements in those prior periods primarily related to misstatements identified in improperly applying accounting guidance on certain warrants, recognizing them as equity instead of a warrant liability, under the guidance of Accounting Standards Codification (“ASC”) 815-40, Contracts in Entity’s Own Equity.

See Note 11, Restatement of Previously Issued Financial Statements for additional information regarding the errors identified and the restatement adjustments made to the financial statements.

2. Business Combinations and Related Agreements

Business Combinations

On November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with UpHealth Holdings, Inc. (“UpHealth”), and UpHealth Merger Sub, Inc., (“UpHealth Merger Sub”) (such business combination agreement, the “UpHealth BCA”, and such business combination, the “UpHealth Combination”). In addition, on November 23, 2020, the Company executed a business combination agreement, dated as of November 20, 2020, with Cloudbreak Health, LLC (“Cloudbreak”), Cloudbreak Merger Sub, LLC (“Cloudbreak Merger Sub”), Chirinjeev Kathuria and Mariya Pylypiv (collectively, the “UpHealth Significant Stockholders”) and UpHealth, and Shareholder Representative Services LLC, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members (such business combination agreement, the “Cloudbreak BCA”, and such business combination, the “Cloudbreak Combination”).

The UpHealth BCA

Pursuant to the terms of the UpHealth BCA, GigCapital2 will acquire UpHealth through the statutory merger of UpHealth Merger Sub with and into UpHealth, with UpHealth surviving the merger as a wholly owned subsidiary of GigCapital2 (the “UpHealth Merger”). At the effective time of the UpHealth Merger, each share of UpHealth common stock will be canceled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of GigCapital2 (the “GigCapital2 Common Stock”) equal to the Exchange Ratio. The Exchange Ratio will be equal to the Aggregate Merger Consideration divided by the sum of the aggregate number of shares of UpHealth common stock issued and outstanding immediately prior to the effective time of the UpHealth Merger. The Aggregate Merger Consideration shall not exceed 99,000,000 shares of GigCapital2 Common Stock, subject to certain adjustments, less the Thrasys Incentive Amount (as defined below). UpHealth has previously entered into a share purchase agreement providing for the purchase of 90% or more of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), and UpHealth as of the date of entry into the UpHealth BCA owns approximately 43% of the equity interests of Glocal.

The Aggregate Merger Consideration shall be reduced by approximately 99,000 shares of GigCapital2 Common Stock for each 1.0% interest of Glocal that is below 90% and that is not yet acquired by UpHealth upon the UpHealth Closing. Adjustments to the Aggregate Merger Consideration will further be made to the extent that the indebtedness at the Closing of UpHealth and the Company Subsidiaries less the cash and cash equivalents of UpHealth and the Company Subsidiaries as of immediately before such time is greater than $33,850,000 (excluding any Acquisition Promissory Notes). The Acquisition Promissory Notes are promissory notes previously issued by UpHealth for its acquisitions of Thrasys, Inc. (“Thrasys”), Behavioral Health Services, LLC (“Behavioral Health Services”), TTC Healthcare, Innovations Group, Inc., a Utah corporation (“Innovations Group”) and the interests in Glocal, with a maximum aggregate principal amount of $86,200,000.

Two individuals who are officers of UpHealth, and were shareholders of Thrasys prior to its merger with UpHealh, will following the UpHealth Closing, if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, be awarded restricted stock units of GigCapital2 in the amount of the Thrasys Incentive Amount.

Following the amendment of the UpHealth Business Combination Agreement on March 23, 2021, the Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount. The Adjusted Aggregate Merger/Incentive Amount shall be (a) $990,000,000, subject to certain adjustments, divided by (b) $10.00. In the event that either individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the portion of the Thrasys Incentive Amount allocated to such individual will not be reallocated to the other individual. Such restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the UpHealth Closing, (ii) the date on which the last sale price of GigCapital2 Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the UpHealth Closing, or (iii) the date on which GigCapital2 completes a liquidation, merger, stock exchange or other similar transaction that results in all of the GigCaptial2’s stockholders having the right to exchange their shares of GigCapital2 Common Stock for cash, securities or other property. If either of these individuals ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Cloudbreak BCA

Pursuant to the terms of the Cloudbreak BCA, GigCapital2 will acquire Cloudbreak through the statutory merger of Cloudbreak Merger Sub with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2 (the “Cloudbreak Merger”). At the effective time of the Cloudbreak Merger (the “Cloudbreak Effective Time”): (i) each Common Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit Merger Consideration”); (ii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Cloudbreak Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (in addition to any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled); and (iii) each Option that is outstanding and unexercised immediately prior to the Cloudbreak Effective Time, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”). Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to the Cloudbreak BCA. Additionally, immediately prior to the Cloudbreak Effective Time, each Common Warrant shall convert into Common Units in accordance with their terms. The aggregate number of shares of GigCapital2 Common Stock issuable at the closing of the Cloudbreak Merger, and upon the exercise of all Exchanged Options on a net exercise basis, shall equal 11,000,000 shares of GigCapital2 Common Stock.

Furthermore, in connection with the closing of the Cloudbreak Combination (the “Cloudbreak Closing”), (i) GigCapital2 has agreed to repay or cause to be repaid on behalf of Cloudbreak certain debt obligations of Cloudbreak and (ii) the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the Upalth Combination (the “UpHealth Closing”) to potential forfeiture and transfer (such transfer, the “Business Combination Share Adjustment”) to the Members in connection with a

Valuation Shortfall on the 540th day from the Closing Date (or if such day is not a Business Day, the following Business Day) (the “Measurement Date”) as provided in the Cloudbreak BCA.

A Valuation Shortfall shall occur if the dollar volume-weighted average price for the GigCapital2 Common Stock on the New York Stock Exchange during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or if not available on Bloomberg, as reported by Morningstar (the “VWAP”) for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, and the amount of such Valuation Shortfall is the difference between $13.64 and the Reference VWAP. In the event that a Valuation Shortfall occurs, the amount of shares of GigCapital2 Common Stock that the Significant UpHealth Stockholders shall forfeit to the Members will be the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount). The Adjustment Amount means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP. The Aggregate Valuation Shortfall means the product of (A) the amount of the Valuation Shortfall, multiplied by (B) 11,000,000. Upon the closingof the transactions, the combined company will be named UpHealth, Inc. and will continue to be listed on the NYSE under the new ticker symbol “UPH”.

Termination

The UpHealth BCA and the Cloudbreak BCA each allow the parties to terminate such agreements if certain conditions described therein are satisfied. Additionally, under the Cloudbreak BCA, Cloudbreak is allowed to terminate the Cloudbreak BCA if there is less than $125,000,000 of cash and cash equivalents in the Trust Account at any time prior to the Cloudbreak Closing.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Share of Common Stock

Net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period. The Company applies the two-class method in calculating the net loss per common share. Shares of common stock subject to possible redemption as of December 31, 2020 and 2019 have been excluded from the calculation of the basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. When calculating its diluted net loss per share, the Company has not considered the effect of (i) the incremental number of shares of common stock to settle warrants sold in the Offering and Private Placement, as calculated using the treasury stock method; (ii) the contingently issuable shares associated with the rights sold in the Offering and Private Placement to receive one-twentieth of one share of common stock upon the consummation of the Company’s initial Business Combination; and (iii) the insider shares issued to the former Chief Financial Officer representing 5,000 shares of common stock underlying restricted stock awards for the period they were outstanding. Since the Company was in a net loss position during the year ended December 31, 2020 and the period from March 6, 2019 (inception) through December 31, 2019 after deducting net income attributable to common stock subject to redemption, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss Per Common Share

In accordance with the two-class method, the Company’s net income (loss) is adjusted for net income that is attributable to common stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, net loss per common share, basic and diluted, is calculated as follows:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Net income (loss)	$(4,128,841)	$295,115
Less: net income attributable to common stock subject to redemption	(555,866)	(1,005,550)

Net loss attributable to common stockholders	$(4,684,707)	$(710,435)

Weighted-average common shares outstanding, basic and diluted	5,304,752	4,847,100

Net loss per share common share, basic and diluted	$(0.88)	$(0.15)

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. The Company maintains cash balances that at times may be uninsured or in deposit accounts that exceed Federal Deposit Insurance Corporation limits. The Company maintains its cash deposits with major financial institutions.

Cash and Marketable Securities Held in Trust Account

As of December 31, 2020, the assets held in the Trust Account consisted of money market funds and cash.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which at times, may exceed federally insured limits. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the balance sheets primarily due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs in the amount of $4,332,430 consist of legal, accounting, underwriting fees and other costs incurred since inception that are directly related to the Offering. Offering costs were charged to stockholders’ equity and recorded in additional paid-in capital as a reduction to the gross proceeds received upon completion of the Offering.

Common Stock Subject to Possible Redemption

Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2020 and 2019, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Stock-based Compensation

Stock-based compensation related to restricted stock awards are based on fair value of common stock on the grant date. The shares underlying the Company’s restricted stock awards are subject to forfeiture if these individuals resign or are terminated for cause prior to the completion of the Business Combination. Therefore, the related stock-based compensation will be recognized upon the completion of a Business Combination, unless the related shares are forfeited prior to a Business Combination occurring.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The amount paid for interest and penalties during the year ended December 31, 2020 was $724, which was related to 2019 income taxes. No amounts were paid for interest and penalties during the period from March 6, 2019 (inception) through December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Warrant Liability

The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized as a component of other income (expense), net on the statements of operations and comprehensive income (loss). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the common stock warrants. At that time, the portion of the warrant liability related to the common stock warrants will be reclassified to additional paid-in capital.

Recent Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

4. OFFERING

On June 10, 2019, the Company completed the initial closing of the Offering whereby the Company sold 15,000,000 Units at a price of $10.00 per Unit. On June 13, 2019, the Company completed the second closing of the Offering with the exercise of the over-allotment option with the consummation of the sale of an additional 2,250,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, one warrant to purchase one share of common stock (the “Warrants”), and one right to receive one-twentieth (1/20) of one share of common stock upon consummation of the initial Business Combination (the “Rights”). Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as discussed in Note 7.

On June 26, 2019, the Company announced that the holders of the Company’s Units may elect to separately trade the securities underlying such Units which commenced on July 1, 2019. Any Units not separated will continue to trade on the New York Stock Exchange under the symbol “GIX.U”. Any underlying shares of common stock, warrants and rights that are separated will trade on the New York Stock Exchange under the symbols “GIX,” “GIX.WS” and “GIX.RT,” respectively.

5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period from March 6, 2019 (date of inception) to March 12, 2019, the Sponsor and Northland Investment purchased 2,500,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or $0.01 per share. In April 2019, the Company effected a stock dividend of 0.493 shares of common stock for each outstanding share of common stock, resulting in the Sponsor and Northland Investment holding an aggregate of 3,732,500 shares of its common stock. Subsequently, the Sponsor and Northland Investment sold 68,041 shares and 31,959 shares, respectively, to EarlyBird and the EarlyBird Group collectively for an aggregate purchase price of $670, or $0.0067 per share. In June 2019, the Company effected a stock dividend of 0.1541 shares of common stock for each outstanding share of common stock, resulting in the Sponsor, Northland Investment, EarlyBird and the EarlyBird Group holding an aggregate of 4,307,500 shares of its common stock as of December 31, 2020 and 2019. The Founder Shares are identical to the common stock included in the Units sold in the Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below.

Private Placement

The Founders purchased from the Company an aggregate of 492,500 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. The Founders also purchased from the Company an aggregate of 75,000 Private Placement Units at a price of $10.00 per unit in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. Among the Private Placement Units, 481,250 units were purchased by the Sponsor, 29,900 units were purchased by EarlyBird, and 56,350 units were purchased by Northland Investment. Each Private Placement Unit consists of one share of the Company’s common stock, $0.0001 par value, one Warrant, and one right to receive one-twentieth of a share of common stock upon the consummation of the Company’s initial Business Combination. Warrants will be exercisable for $11.50 per share, and the exercise price of the Warrants may be adjusted in certain circumstances as described in Note 7.

One of the Company’s underwriters, Northland, purchased 100,000 Private Underwriter Shares, at a purchase price of $10.00 per share in a private placement that occurred simultaneously with the completion of the initial closing of the Offering. Northland also purchased from the Company an aggregate of 20,000 Private Underwriter Shares at a price of $10.00 per share in a private placement that occurred simultaneously with the completion of the second closing of the Offering with the exercise of the over-allotment option. The Private Underwriter Shares are identical to the shares of common stock included in the Private Placement Units.

The Company’s Founders and underwriters have agreed not to transfer, assign or sell any of their Founder Shares, Private Placement Units, shares or other securities underlying such Private Placement Units, or Private Underwriter Shares until the earlier of (i) twelve months after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Company’s initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Unlike the Warrants included in the Units sold in the Offering, if held by the original holder or its permitted transferees, the warrants included in the Private Placement Units are not redeemable by the Company and subject to certain limited exceptions, will be subject to transfer restrictions until one year following the consummation of the Business Combination. If the warrants included in the Private Placement Units are held by holders other than the initial holders or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by holders on the same basis as the Warrants included in the Offering.

If the Company does not complete a Business Combination, then a portion of the proceeds from the sale of the Private Placement Units and all of the proceeds from the sale of the Private Underwriter Shares will be part of the liquidating distribution to the public stockholders.

Registration Rights

On June 5, 2019, the Company entered into a Registration Rights Agreement with its Founders, Northland and Ms. McDonough. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the Registration Rights Agreement. Upon cancellation of Ms. McDonough’s insider shares following her resignation, effective as of August 12, 2019, she was no longer subject to the terms and conditions set forth in the Registration Rights Agreement.

Underwriters Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover any over-allotments, at the Offering price less deferred underwriting discounts and commissions. On June 13, 2019, the underwriters elected to fully exercise their over-allotment option to purchase 2,250,000 Units at a purchase price of $10.00 per unit.

The Company paid an underwriting discount of $0.20 per Unit to the underwriters.

Administrative Services Agreement and Other Agreements

The Company agreed to pay $20,000 a month for office space, administrative services and secretarial support to an affiliate of the Sponsor, GigFounders, LLC. Services commenced on June 6, 2019, the date the securities were first listed on the New York Stock Exchange and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company.

Related Party Loan

The Company entered into a promissory note agreement with the Sponsor under which $99,937 was loaned to the Company for the payment of expenses related to the Offering. The promissory note was non-interest bearing, unsecured and was repaid in full on June 20, 2019.

On December 19, 2020, the Company issued the Working Capital Note in the aggregate principal amount of $300,000 to the Sponsor. The Company issued the Working Capital Note in consideration for a loan from the Sponsor to fund the Company’s working capital requirements between now and June 10, 2021, which is the period of time that the Company has available to complete its initial business combination following the December 8, 2020 amendment to its certificate of incorporation. The Working Capital Note was issued to provide the Company with additional working capital and will not be deposited into the Company’s Trust Account. The Working Capital Note is convertible at the Sponsor’s election upon the consummation of the proposed Business Combinations described in Note 2.

Upon such election, the Working Capital Note will convert, at a price of $10.00 per Unit, into Units identical to the Private Placement Units issued in connection with the Company’s initial public offering. The issuance of the Working Capital Note resulted in a contingent beneficial conversion feature which was determined to be insignificant and will be recorded when the Business Combinations close.

The Working Capital Note bears no interest and is repayable in full upon the consummation of the Company’s Business Combinations.

6. COMMITMENTS AND CONTINGENCIES

Business Combination Marketing Agreement

The Company engaged its underwriters as advisors to assist it in holding meetings with its stockholders to discuss the potential Business Combination and the Target Business’s attributes, introduce it to potential investors that are interested in purchasing its securities in connection with the potential Business Combination, assist it in obtaining stockholder approval for the Business Combination and assist it with its press releases and public filings in connection with the Business Combination. Pursuant to that agreement, the Company will pay the underwriters a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Offering, including any proceeds from the exercise of the over-allotment options.

7. STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. As of December 31, 2020 and 2019, there were 5,639,096 and 5,220,358 shares of common stock issued and outstanding and not subject to possible redemption (of which there are 16,026,023 and 17,024,642 such shares outstanding, respectively).

In connection with the First Extension as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a business combination transaction from December 10, 2020 to March 10, 2021, stockholders elected to redeem 579,881 shares of the Company’s Common Stock, which represents approximately 3.4% of the shares that were part of the Units that were sold in the Company’s initial public offering. As such in December 2020, the Company paid $5,857,340 to redeem the 579,881 shares of common stock. Following such redemptions, $168,384,949 remained in the Trust Account and 21,665,119 shares of common stock remained issued and outstanding as of December 31, 2020.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. As of December 31, 2020 and 2019, there were no shares of preferred stock issued and outstanding.

Warrants

Warrants will be exercisable for $11.50 per share, and the exercise price and number of Warrant shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation of the Company. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s Founders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of its initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

Under the terms of the Warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination, for the registration of the shares of common stock issuable upon exercise of the Warrants included in the Units.

As of December 31, 2020 and 2019, there were 17,817,500 warrants outstanding.

Rights

Each holder of a right will receive one-twentieth (1/20) of one share of common stock upon consummation of an initial Business Combination, even if the holder of such right redeemed all shares of common stock held by it in connection with an initial Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial Business Combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement therefore will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/20 share underlying each right (without paying any additional consideration) upon consummation of a Business Combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to the Company.

If the Company is unable to complete an initial Business Combination within 24 months from the closing date of the Offering and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver shares of common stock to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

As of December 31, 2020 and 2019, there were 17,817,500 rights outstanding.

Stock-based Compensation

The 5,000 shares issued to Ms. McDonough, the Company’s former Chief Financial Officer, were forfeited upon her resignation in August 2019. Since an initial Business Combination did not occur prior to the forfeiture of these shares, no stock-based compensation expense was recorded in the Company’s statements of operations and comprehensive income (loss).

8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs which are supported by little or no market activity and which are significant to the fair value of the assets or liabilities.

The Company has determined that the Warrants issued as part of the Private Placement Units are subject to treatment as a liability. As the transfer of these Warrants to anyone other than the purchasers or their permitted transferees, would result in these Warrants having substantially the same terms as the Warrants issued in the Offering, the Company has determined that the fair value of each Warrant issued as part of the Private Placement Units is the same as that of a Warrant issued in the Offering, with an insignificant adjustment for short-term marketability restrictions. Accordingly, the Warrants issued as part of the Private Placement Units are classified as Level 2 financial instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2020	December 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$168,384,949	$173,994,583

Liabilities:
Warrants	2	$1,112,300	$181,600

9. INCOME TAX

The sources of income (loss) before provision for income taxes are as follows for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Domestic	$(3,857,754)	$853,929
Foreign	—	—

Total	$(3,857,754)	$853,929

The provision for income taxes was comprised of the following for the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2019:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Current:
Federal	$180,694	$393,267
State and local	90,393	165,547
Foreign	—	—

Total Current	271,087	558,814

Deferred:
Federal	—	—
State and local	—	—
Foreign	—	—

Total deferred income tax expense	—	—

Total provision for income taxes	$271,087	$558,814

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Year ended December 31, 2020	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Restated	As Restated
Statutory income tax expense (benefit)	$(810,128)	$179,325
State income tax expense (benefit), net of federal	(268,438)	59,420
Other permanent items	263,152	23,835
Valuation allowance on start-up costs	1,086,501	296,234

Provision for income taxes	$271,087	$558,814

For the year ended December 31, 2020 and the period from March 6, 2019 (date of inception) through December 31, 2020, the effective tax rate differs from the U.S. statutory rate primarily due to the valuation allowance on the Start-up Costs and tax expense associated with nondeductible permanent adjustments.

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31, 2020	December 31, 2019
	As Restated	As Restated
Deferred Tax Assets:
Start-up costs	$1,382,735	$296,234
Valuation allowance	(1,382,735)	(296,234)

Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2020 and 2019, the Company has recorded a valuation allowance of $1,382,735 and $296,234, respectively, to offset deferred tax assets related to its start-up costs. As of December 31, 2020 and 2019, the Company has no unrecognized tax benefits for which a liability should be recorded. The Company records interest and penalties associated with unrecognized tax benefits as a component of tax expense. As of December 31, 2020 and 2019, the Company has not accrued interest or penalties on unrecognized tax benefits, as there is no position recorded as of 2020 or 2019. No changes to the uncertain tax position balance are anticipated within the next 12 months and are not expected to materially impact the financial statements.

10. SUBSEQUENT EVENTS

PIPE Subscription Agreement

On January 20, 2021, GigCapital2 entered into subscription agreements (the “PIPE Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “PIPE Investors”), including Oppenheimer & Co. Inc., the placement agent for the private placements under the PIPE Subscription Agreements, pursuant to which, among other things, GigCapital2 agreed to issue and sell, in private placements to close immediately prior to the closing of the Business Combinations, an aggregate of 3,000,000 shares (the “PIPE Shares”) of GigCapital2’s common stock (the “Common Stock”) to the PIPE Investors at $10.00 per share.

The obligations to consummate the subscriptions are conditioned upon, among other things, all conditions precedent to the closing of the transactions contemplated by the Note Subscription Agreements (as defined below) having been satisfied or waived, and the closing of the transaction contemplated by the PIPE Subscription Agreements occurring concurrently with the closing of the transactions contemplated by the Note Subscription Agreements.

Pursuant to the PIPE Subscription Agreements, GigCapital2 agreed that, prior to the closing of the Business Combinations, GigCapital2 will file with the Securities and Exchange Commission (“SEC”) (at GigCapital2’s sole cost and expense) a registration statement registering the resale of the PIPE Shares (the “Resale Registration Statement”), and GigCapital2 will use its commercially reasonable efforts to have the Resale Registration Statement declared effective upon the closing of the Business Combinations, but no later than 60 calendar days (or 90 calendar days if the SEC notifies GigCapital2 that it will not review the Resale Registration Statement) after the closing of the Business Combinations, subject to customary conditions and covenants.

On February 16, 2021, the Company filed a registration statement on Form S-1 with the SEC. This registration statement registers the resale of the PIPE Shares, par value $0.0001 per share of the Common Stock of the Company, by the selling stockholders named in the prospectus (or their permitted transferees) who are to be issued the PIPE Shares in a private placement immediately prior to the closing of the Business Combination.

The PIPE Shares were not issued and outstanding at the time of the Special Meeting of GigCapital2’s stockholders held to approve the Business Combinations that was held on March 10, 2021. Further, the holders of the PIPE Shares will not receive any proceeds from the Trust Account established in connection with GigCapital2’s initial public offering in the event GigCapital2 does not consummate an initial Business Combination by the June 10, 2021 deadline in its current Amended and Restated Certificate of Incorporation. In the event the Business Combination are not approved by GigCapital2 stockholders or the other conditions precedent to the consummation of the Business Combination are not met, then the PIPE Shares will not be issued and GigCapital2 will seek to withdraw the registration statement prior to its effectiveness.

Notes Subscription Agreements and Indenture

On January 20, 2021, GigCapital2 also entered into convertible note subscription agreements (the “Note Subscription Agreements”), each dated January 20, 2021, with certain institutional investors (the “Note Investors”), pursuant to which GigCapital2 agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combinations, $255,000,000 aggregate principal amount of unsecured convertible notes (the “Notes”).

The Notes are to be issued under an indenture to be entered into in connection with the closing of the Business Combinations, between UpHealth, Inc. (formerly GigCapital2) (“New UpHealth”) and Wilmington Trust, National Association, a national banking association, in its capacity as trustee thereunder (the “Indenture”).

The Notes will bear interest at a rate of 6.25% per annum, payable semi-annually, and be convertible into shares of Common Stock at a conversion price of $11.50 per share of Common Stock in accordance with the terms of the Indenture, and will mature five years after their issuance.

New UpHealth may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes, subject to a holder’s prior right to convert, if the last reported sale price of the Common Stock exceeds 130% of the conversion price for at least 20 trading days during the period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter, and the 30-day average daily trading volume of the Common Stock ending on, and including, the last trading day of the applicable exercise period is greater than or equal to $2,000,000. Following certain corporate events that occur prior to the maturity date or if New UpHealth forces a mandatory conversion, New UpHealth will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event or has its notes mandatorily converted, as the case may be. In addition, in the event that a holder of the Notes elects to convert its Notes prior to the second anniversary of the issuance of the Notes, New UpHealth will be obligated to pay an amount equal to twelve months of interest, or if on or after such second anniversary of the issuance of the Notes, any remaining amounts that would be owed to, but excluding, the third anniversary of the issuance of the Notes (the “Interest Make-Whole Payment”). The Interest Make-Whole Payment will be payable in cash or shares of the Common Stock as set forth in the Indenture.

New UpHealth will be obligated to register the shares issuable upon conversion of the Notes. GigCapital2 agreed that, within 45 days after the consummation of the Business Combinations (the “Convertible Note Resale Registration Filing Deadline”), New UpHealth will file with the SEC a registration statement (the “Convertible Note Resale Registration Statement”) registering the resale of the shares of Common Stock issuable upon conversion of the Notes (the “Convertible Note Registrable Securities”), and New UpHealth will use its commercially reasonable efforts to have the Convertible Note Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the SEC notifies New UpHealth that it will “review” the Convertible Note Resale Registration Statement) following the Convertible Note Resale Registration Filing Deadline.

The obligations of the Note Investors to consummate the subscriptions provided for in the Note Subscription Agreements are conditioned upon, among other things, New UpHealth (i) having received cash and cash equivalents from the issuance and sale of the Notes of an aggregate amount not less than $150,000,000 and from the issuance and sale of the Common Stock of an aggregate amount not less than $30,000,000 and (ii) having at least $50,000,000 in the trust account after giving effect to any redemptions, and all conditions precedent to the closing of the transactions contemplated by the PIPE Subscription Agreements having been satisfied or waived, and the closing under the Note Subscription Agreements occurring concurrently with the investment by the PIPE Investors.

Common Stock Subject to Possible Redemption

In connection with the Second Extension, as described in Note 1, to amend the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate a business combination transaction from March 10, 2021 to June 10, 2021, stockholders elected to redeem 1,852,804 shares of the Company’s Common Stock, which represents approximately 10.7% of the shares that were part of the Units that were sold in the Company’s initial public offering. As such in March 2021, the Company paid $18,715,459 to redeem the 1,852,804 shares of Common Stock.

Amendments to the UpHealth BCA

On January 29, 2021, the Company executed a First Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 1”) for the purpose of revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 1. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 1.

On March 23, 2021, the Company executed a Second Amendment to the UpHealth BCA with the parties to the UpHealth BCA, solely to amend Schedule 7.06(C) of the UpHealth BCA (the “UpHealth BCA Amendment No. 2”) for the purpose of further revising the formula used to calculate the Thrasys Incentive Amount as such term is used in the UpHealth BCA Amendment No. 2. The foregoing description of the UpHealth BCA Amendment No. 2 is not complete and is subject to, and qualified in its entirety by reference to, the terms and conditions of such agreement. The terms of the Cloudbreak BCA were not modified in connection with the UpHealth BCA Amendment No. 2.

11. Restatement of Previously Issued Audited and Unaudited Financial Statements

As discussed in Note 1, the Company has restated previously issued financial statements after considering newly released guidance by the SEC staff regarding the accounting and reporting for warrants.

The errors that caused the Company to conclude that its financial statements should be restated are the result of a misapplication of the guidance on accounting for certain of its issued warrants, which came to light when the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) dated April 12, 2021 (the “SEC Staff Statement”). The SEC Staff Statement addresses certain accounting and reporting considerations related to warrants of a kind similar to those issued by the Company at the time of its initial public offering in June 2019. Based on ASC 815-40, Contracts in Entity’s Own Equity, warrant instruments that do not meet the criteria to be considered indexed to an entity’s own stock shall be initially classified as liabilities at their estimated fair values. In periods subsequent to issuance, changes in the estimated fair value of the derivative instruments should be reported in the statements of operations and comprehensive income (loss).

On June 10, 2019 and June 13, 2019, in addition to other securities, the Company issued Warrants as part of the Private Placement Units to purchase 567,500 shares of Common Stock. The Company determined that the financial statements should be restated to reflect these Warrants as a liability, with subsequent changes in their estimated fair value recorded as non-cash income or expense in the statements of operations and comprehensive income (loss) for all periods since issuance.

The following presents the restated financial statements as of December 31, 2020 and 2019, for the year ended December 31, 2020 and the period from March 6, 2019 (Date of Inception) through December 31, 2019, as well as the unaudited condensed financial statements for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020 and 2019 and the three and nine month periods ended September 30, 2020 and 2019.

The following presents a reconciliation of the balance sheets, statements of operations and comprehensive income (loss) and cash flows from the prior periods as previously reported to the restated amounts as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from March 6, 2019 (Date of Inception) through December 31, 2019. The statements of stockholders’ equity for the year ended December 31, 2020 and for the period from March 6, 2019 (Date of Inception) through December 31, 2019 have been restated respectively, for the restatement impact to net income (loss) and common stock subject to possible redemption. See the statements of operations and comprehensive income (loss) reconciliation tables below for additional information on the restatement and impact to net income (loss).

	December 31, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$478,737	$—		$478,737
Prepaid expenses	62,691	—		62,691
Receivable from related party	1,400	—		1,400

Total current assets	542,828	—		542,828
Cash and marketable securities held in Trust Account	168,384,949	—		168,384,949

TOTAL ASSETS	$168,927,777	$—		$168,927,777

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$86,528	$—		$86,528
Payable to related parties	15,709	—		15,709
Accrued liabilities	2,153,000	—		2,153,000
Notes payable to related parties	300,000	—		300,000

Total current liabilities	2,555,237	—		2,555,237
Warrant liability	—	1,112,300	(A)	1,112,300

Total liabilities	2,555,237	1,112,300		3,667,537

Common stock subject to possible redemption	161,372,530	(1,112,300	)(A)	160,260,230
Stockholders’ equity
Preferred stock	—	—		—
Common stock	553	11	(A)	564
Additional paid-in capital	7,837,147	996,025	(A)	8,833,172
Accumulated deficit	(2,837,690)	(996,036	)(A)	(3,833,726)

Total stockholders’ equity	5,000,010	—		5,000,010

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$168,927,777	$—		$168,927,777

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	16,137,253	(111,230	)(A)	16,026,023

Common stock—shares issued and outstanding	5,527,866	111,230	(A)	5,639,096

	December 31, 2019
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$1,576,508	$—		$1,576,508
Prepaid expenses	161,609	—		161,609
Receivable from related party	1,952	—		1,952

Total current assets	1,740,069	—		1,740,069
Cash and marketable securities held in Trust Account	173,994,583	—		173,994,583
Other non-current assets	33,327	—		33,327

TOTAL ASSETS	$175,767,979	$—		$175,767,979

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$142,613	$—		$142,613
Payable to related parties	16,649	—		16,649
Other current liabilities	180,696	—		180,696

Total current liabilities	339,958	—		339,958
Warrant liability	—	181,600	(A)	181,600

Total liabilities	339,958	181,600		521,558

Common stock subject to possible redemption	170,428,020	(181,600	)(A)	170,246,420
Stockholders’ equity
Preferred stock	—	—		—
Common stock	520	2	(A)	522
Additional paid-in capital	4,639,030	65,334	(A)	4,704,364
Retained earnings	360,451	(65,336	)(A)	295,115

Total stockholders’ equity	5,000,001	—		5,000,001

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,767,979	$—		$175,767,979

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,042,802	(18,160	)(A)	17,024,642
Common stock—shares issued and outstanding	5,202,198	18,160	(A)	5,220,358

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	3,949,600	—		3,949,600

Loss from operations	(3,949,600)	—		(3,949,600)
Other income (expense)
Other expense	—	(930,700	)(A)	(930,700)
Interest income on cash and marketable securities held in Trust Account	1,022,546	—		1,022,546

Loss before provision for income taxes	(2,927,054)	(930,700)		(3,857,754)
Provision for income taxes	271,087	—		271,087

Net loss and comprehensive loss	$(3,198,141)	$(930,700)		$(4,128,841)

Net loss attributable to common stockholders	$(3,757,865)	$(926,842)		$(4,684,707)

Weighted-average shares of common stock outstanding, basic and diluted	5,263,939	40,813		5,304,752

Net loss per share of common stock, basic and diluted	$(0.71)	$(0.17)		$(0.88)

	Period from March 6, 2019 (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	953,436	—		953,436

Loss from operations	(953,436)	—		(953,436)
Other income (expense)
Other expense	—	(65,336	)(A)	(65,336)
Interest income on cash and marketable securities held in Trust Account	1,872,701	—		1,872,701

Income (loss) before provision for income taxes	919,265	(65,336)		853,929
Provision for income taxes	558,814	—		558,814

Net income (loss) and comprehensive income (loss)	$360,451	$(65,336)		$295,115

Net loss attributable to common stockholders	$(646,171)	$(64,264)		$(710,435)

Weighted-average shares of common stock outstanding, basic and diluted	4,836,966	10,134		4,847,100

Net loss per share of common stock, basic and diluted	$(0.13)	$(0.02)		$(0.15)

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(3,198,141)	$(930,700	)(A)	$(4,128,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,022,546)	—		(1,022,546)
Change in fair value of warrant liability	—	930,700	(A)	930,700
Change in operating assets and liabilities:
Prepaid expenses	98,918	—		98,918
Receivable from related party	552	—		552
Other non-current assets	33,327	—		33,327

	For the Year Ended December 31, 2020
	As Filed	Restatement Adjustments		As Restated
Accounts payable	52,135	—		52,135
Payable to related parties	(940)	—		(940)
Accrued liabilities	2,153,000	—		2,153,000
Other current liabilities	(180,696)	—		(180,696)

Net cash used in operating activities	(2,064,391)	—		(2,064,391)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	6,632,180	—		6,632,180

Net cash provided by investing activities	6,632,180	—		6,632,180

FINANCING ACTIVITIES
Borrowing from related party	300,000	—		300,000
Payment of offering costs	(108,220)	—		(108,220)
Redemption of Units	(5,857,340)	—		(5,857,340)

Net cash used in financing activities	(5,665,560)	—		(5,665,560)

Net decrease in cash during period	(1,097,771)	—		(1,097,771)
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$478,737	$—		$478,737

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$476,973	$—		$476,973

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(3,198,150)	$(930,700	)(A)	$(4,128,850)

	Period from March 6, 2019, (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$360,451	$(65,336	)(A)	$295,115
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,872,701)	—		(1,872,701)
Change in fair value of warrant liability	—	65,336	(A)	65,336
Change in operating assets and liabilities:
Prepaid expenses	(161,609)	—		(161,609)
Receivable from related party	(1,952)	—		(1,952)
Other non-current assets	(33,327)	—		(33,327)
Account payable	34,393	—		34,393
Payable to related parties	16,649	—		16,649
Other current liabilities	180,696	—		180,696

Net cash used in operating activities	(1,477,400)	—		(1,477,400)

INVESTING ACTIVITIES
Investment of cash in Trust Account	(172,500,000)	—		(172,500,000)
Cash withdrawn from Trust Account	378,118	—		378,118

Net cash used in investing activities	(172,121,882)	—		(172,121,882)

	Period from March 6, 2019, (Date of Inception) through December 31, 2019
	As Filed	Restatement Adjustments		As Restated
FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(774,210)	—		(774,210)

Net cash provided by financing activities	175,175,790	—		175,175,790

Net change in cash during period	1,576,508	—		1,576,508
Cash, beginning of period	—	—		—

Cash, end of period	$1,576,508	$—		$1,576,508

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$378,118	$—		$378,118

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$108,220	$—		$108,220

Change in value of common stock subject to possible redemption	$2,260,450	$(65,336	)(A)	$2,195,114

Fair value of warrant liability	$—	$116,264	(A)	$116,264

Following are the restatement of previously reported condensed balance sheets for the quarters ended March 31, 2020, June 30, 2020, September 30, 2020, June 30, 2019 and September 30, 2019.

	March 31, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$1,194,013	$—		$1,194,013
Prepaid expenses	156,471	—		156,471
Receivable from related party	2,152	—		2,152

Total current assets	1,352,636	—		1,352,636
Cash and marketable securities held in Trust Account	174,745,646	—		174,745,646
Other non-current assets	13,326	—		13,326

TOTAL ASSETS	$176,111,608	$—		$176,111,608

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$151,314	$—		$151,314
Payable to related parties	11,727	—		11,727
Accrued liabilities	24,269	—		24,269
Other current liabilities	419,264	—		419,264

Total current liabilities	606,574	—		606,574
Warrant liability	—	175,925	(A)	175,925

	March 31, 2020
	As Filed	Restatement Adjustments		As Restated
Total liabilities	606,574	175,925		782,499

Common stock subject to possible redemption	170,505,030	(175,930	)(A)	170,329,100
Stockholders’ equity
Preferred stock	—	—		—
Common stock	519	2	(A)	521
Additional paid-in capital	4,562,021	59,664	(A)	4,621,685
Retained earnings	437,464	(59,661	)(A)	377,803

Total stockholders’ equity	5,000,004	5		5,000,009

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$176,111,608	$—		$176,111,608

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,050,503	(17,593	)(A)	17,032,910

Common stock—shares issued and outstanding	5,194,497	17,593	(A)	5,212,090

	June 30, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$883,918	$—		$883,918
Prepaid expenses	115,312	—		115,312
Receivable from related parties	6,270	—		6,270

Total current assets	1,005,500	—		1,005,500
Cash and marketable securities held in Trust Account	174,734,722	—		174,734,722

TOTAL ASSETS	$175,740,222	$—		$175,740,222

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$136,100	$—		$136,100
Payable to related parties	8,892	—		8,892
Other current liabilities	435,986	—		435,986

Total current liabilities	580,978	—		580,978
Warrant liability	—	278,075	(A)	278,075

Total liabilities	580,978	278,075		859,053

Common stock subject to possible redemption	170,159,240	(278,080	)(A)	169,881,160
Stockholders’ equity
Preferred stock	—	—		—
Common stock	523	3	(A)	526
Additional paid-in capital	4,907,807	161,813	(A)	5,069,620
Retained earnings (accumulated deficit)	91,674	(161,811	)(A)	(70,137)

Total stockholders’ equity	5,000,004	5		5,000,009

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,740,222	$—		$175,740,222

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,015,924	(27,808	)(A)	16,988,116

Common stock—shares issued and outstanding	5,229,076	27,808	(A)	5,256,884

	September 30, 2020
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$387,430	$—		$387,430
Prepaid expenses	178,047	—		178,047
Receivable from related party	10,078	—		10,078

Total current assets	575,555	—		575,555
Cash and marketable securities held in Trust Account	174,284,387	—		174,284,387

TOTAL ASSETS	$174,859,942	$—		$174,859,942

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$24,597	$—		$24,597
Payable to related parties	6,185	—		6,185
Accrued liabilities	150	—		150

Total current liabilities	30,932	—		30,932
Warrant liability	—	516,425	(A)	516,425

Total liabilities	30,932	516,425		547,357

Common stock subject to possible redemption	169,829,000	(516,420	)(A)	169,312,580
Stockholders’ equity
Preferred stock	—	—		—
Common stock	526	5	(A)	531
Additional paid-in capital	5,238,044	400,151	(A)	5,638,195
Accumulated deficit	(238,560)	(400,161	)(A)	(638,721)

Total stockholders’ equity	5,000,010	(5)		5,000,005

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$174,859,942	$—		$174,859,942

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	16,982,900	(51,642	)(A)	16,931,258

Common stock—shares issued and outstanding	5,262,100	51,642	(A)	5,313,742

	June 30, 2019
	As Filed	Restatement Adjustments		As Restated
ASSETS
Current assets
Cash	$2,529,478	$—		$2,529,478
Prepaid expenses	176,337	—		176,337

Total current assets	2,705,815	—		2,705,815
Cash and marketable securities held in Trust Account	172,718,104	—		172,718,104

TOTAL ASSETS	$175,423,919	$—		$175,423,919

LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$227,986	$—		$227,986
Accrued liabilities	7,083	—		7,083
Other current liabilities	65,082	—		65,082

Total current liabilities	300,151	—		300,151
Warrant liability	—	105,518	(A)	105,518

Total liabilities	300,151	105,518		405,669

Common stock subject to possible redemption	170,123,760	(105,520	)(A)	170,018,240
Stockholders’ equity
Preferred stock	—	—		—
Common stock	524	1	(A)	525
Additional paid-in capital	5,028,286	(10,745	)(A)	5,017,541
Accumulated deficit	(28,802)	10,746	(A)	(18,056)

Total stockholders’ equity	5,000,008	2		5,000,010

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,423,919	$—		$175,423,919

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,012,376	(10,552	)(A)	17,001,824

Common stock—shares issued and outstanding	5,237,624	10,552	(A)	5,248,176

	September 30, 2019
	As Filed	Restatement Adjustments	As Restated
ASSETS
Current assets
Cash	$2,035,701	$—	$2,035,701
Prepaid expenses	187,100	—	187,100
Receivable from related party	30,054	—	30,054

Total current assets	2,252,855	—	2,252,855
Cash and marketable securities held in Trust Account	173,580,367	—	173,580,367
Other non-current assets	53,368	—	53,368

TOTAL ASSETS	$175,886,590	$—	$175,886,590

	September 30, 2019
	As Filed	Restatement Adjustments		As Restated
LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$289,852	$—		$289,852
Accrued liabilities	5,000	—		5,000
Other current liabilities	293,362	—		293,362

Total current liabilities	588,214	—		588,214
Warrant liability	—	158,900	(A)	158,900

Total liabilities	588,214	158,900		747,114

Common stock subject to possible redemption	170,298,370	(158,900	)(A)	170,139,470
Stockholders’ equity
Preferred stock	—	—		—
Common stock	522	1	(A)	523
Additional paid-in capital	4,768,678	42,635	(A)	4,811,313
Retained earnings	230,806	(42,636	)(A)	188,170

Total stockholders’ equity	5,000,006	—		5,000,006

TOTAL LIABILITIES, COMMON STOCK SUBJECT TO REDEMPTION AND STOCKHOLDERS’ EQUITY	$175,886,590	$—		$175,886,590

A reconciliation of the shares of common stock subject to possible redemption outstanding and the shares of common stock outstanding is as follows:

	As Filed	Restatement Adjustment		As Restated
Common stock subject to possible redemption—shares outstanding	17,029,837	(15,890	)(A)	17,013,947

Common stock—shares issued and outstanding	5,215,163	15,890	(A)	5,231,053

The following tables contain the restatement of previously reported unaudited condensed statements of operations and comprehensive income (loss) for the three month period ended March 31, 2020, the three and six month periods ended June 30, 2020, the three and nine month periods ended September 30, 2020, the three and six month periods ended June 30, 2019 and the three and nine month periods ended September 30, 2019.

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	600,414	—		600,414

Loss from operations	(600,414)	—		(600,414)
Other income
Other income	—	5,675	(A)	5,675
Interest income on cash and marketable securities held in Trust Account	915,995	—		915,995

Income before provision for income taxes	315,581	5,675		321,256
Provision for income taxes	238,568	—		238,568

Net income and comprehensive income	$77,013	$5,675		$82,688

Net loss attributable to common stockholders	$(442,226)	$6,211		$(436,015)

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments	As Restated
Weighted-average shares of common stock outstanding, basic and diluted	5,198,305	17,874	5,216,179

Net loss per share of common stock, basic and diluted	$(0.09)	$0.01	$(0.08)

	Three Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	385,106	—		385,106

Loss from operations	(385,106)	—		(385,106)
Other income (expense)
Other expense	—	(102,150	)(A)	(102,150)
Interest income on cash and marketable securities held in Trust Account	56,038	—		56,038

Loss before provision for income taxes	(329,068)	(102,150)		(431,218)
Provision for income taxes	16,772	—		16,722

Net loss and comprehensive loss	$(345,790)	$(102,150)		$(447,940)

Net loss attributable to common stockholders	$(375,864)	$(102,101)		$(477,965)

Weighted-average shares of common stock outstanding, basic and diluted	5,212,356	22,869		5,235,225

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.02)		$(0.09)

	Three Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	361,005	—		361,005

Loss from operations	(361,005)	—		(361,005)
Other income (expense)
Other expense	—	(238,350	)(A)	(238,350)
Interest income on cash and marketable securities held in Trust Account	44,890	—		44,890

Loss before provision for income taxes	(316,115)	(238,350)		(554,465)
Provision for income taxes	14,119	—		14,119

Net loss and comprehensive loss	$(330,234)	$(238,350)		$(568,584)

Net loss attributable to common stockholders	$(353,726)	$(238,279)		$(592,005)

Weighted-average shares of common stock outstanding, basic and diluted	5,245,947	39,984		5,285,931

Net loss per share of common stock, basic and diluted	$(0.07)	$(0.04)		$(0.11)

	Six Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	985,520	—		985,520

Loss from operations	(985,520)	—		(985,520)
Other income (expense)
Other expense	—	(96,475	)(A)	(96,475)
Interest income on cash and marketable securities held in Trust Account	972,033	—		972,033

Loss before provision for income taxes	(13,487)	(96,475)		(109,962)
Provision for income taxes	255,290	—		255,290

Net loss and comprehensive loss	$(268,777)	$(96,475)		$(365,252)

Net loss attributable to common stockholders	$(817,037)	$(95,579)		$(912,616)

Weighted-average shares of common stock outstanding, basic and diluted	5,205,331	20,371		5,225,702

Net loss per share of common stock, basic and diluted	$(0.16)	$(0.01)		$(0.17)

	Nine Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	1,346,525	—		1,346,525

Loss from operations	(1,346,525)	—		(1,346,525)
Other income (expense)
Other expense	—	(334,825	)(A)	(334,825)
Interest income on cash and marketable securities held in Trust Account	1,016,923	—		1,016,923

Loss before provision for income taxes	(329,602)	(334,825)		(664,427)
Provision for income taxes	269,409	—		269,409

Net loss and comprehensive loss	$(599,011)	$(334,825)		$(933,836)

Net loss attributable to common stockholders	$(1,169,699)	$(333,090)		$(1,502,789)

Weighted-average shares of common stock outstanding, basic and diluted	5,218,968	26,957		5,245,925

Net loss per share of common stock, basic and diluted	$(0.22)	$(0.07)		$(0.29)

	Three Months Ended June 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	146,624	—		146,624

Loss from operations	(146,624)	—		(146,624)
Other income
Other income	—	10,746	(A)	10,746
Interest income on cash and marketable securities held in Trust Account	218,104	—		218,104

Income before provision for income taxes	71,480	10,746		82,226
Provision for income taxes	65,082	—		65,082

Net income and comprehensive income	$6,398	$10,746		$17,144

Net loss attributable to common stockholders	$(110,603)	$10,819		$(99,784)

	Three Months Ended June 30, 2019
	As Filed	Restatement Adjustments	As Restated
Weighted-average shares of common stock outstanding, basic and diluted	4,510,025	2,087	4,512,112

Net loss per share of common stock, basic and diluted	$(0.02)	$—	$(0.02)

	Three Months Ended September 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	395,583	—		395,583

Loss from operations	(395,583)	—		(395,583)
Other income (expense)
Other expense	—	(53,382	)(A)	(53,382)
Interest income on cash and marketable securities held in Trust Account	933,853	—		933,853

Income before provision for income taxes	538,270	(53,382)		484,888
Provision for income taxes	278,662	—		278,662

Net income and comprehensive income	$259,608	$(53,382)		$206,226

Net loss attributable to common stockholders	$(241,866)	$(53,027)		$(294,893)

Weighted-average shares of common stock outstanding, basic and diluted	5,223,704	13,279		5,236,983

Net loss per share of common stock, basic and diluted	$(0.05)	$(0.01)		$(0.06)

	Period from March 6, 2019 (Date of Inception) through June 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	181,824	—		181,824

Loss from operations	(181,824)	—		(181,824)
Other income
Other income	—	10,746	(A)	10,746
Interest income on cash and marketable securities held in Trust Account	218,104	—		218,104

Income before provision for income taxes	36,280	10,746		47,026
Provision for income taxes	65,082	—		65,082

Net loss and comprehensive loss	$(28,802)	$10,746		$(18,056)

Net loss attributable to common stockholders	$(145,803)	$10,819		$(134,984)

Weighted-average shares of common stock outstanding, basic and diluted	4,244,122	1,623		4,245,745

Net loss per share of common stock, basic and diluted	$(0.03)	$—		$(0.03)

	Period from March 6, 2019 (Date of Inception) through September 30, 2019
	As Filed	Restatement Adjustments		As Restated
Revenues	$—	$—		$—
General and administrative expenses	577,407	—		577,407

Loss from operations	(577,407)	—		(577,407)
Other income (expense)
Other expense	—	(42,636	)(A)	(42,636)
Interest income on cash and marketable securities held in Trust Account	1,151,957	—		1,151,957

Income before provision for income taxes	574,550	(42,636)		531,914
Provision for income taxes	343,744	—		343,744

Net income and comprehensive income	$230,806	$(42,636)		$188,170

Net loss attributable to common stockholders	$(387,789)	$(42,198)		$(429,987)

Weighted-average shares of common stock outstanding, basic and diluted	4,675,325	6,754		4,682,079

Net loss per share of common stock, basic and diluted	$(0.08)	$(0.01)		$(0.09)

The following tables contain the restatement of previously reported unaudited condensed statements of cash flows for the three month period ended March 31, 2020, the six month period ended June 30, 2020, the nine month period ended September 30, 2020, the period from March 6, 2019 (date of inception) through June 30, 2019 and the period from March 6, 2019 (date of inception) through September 30, 2019.

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$77,013	$5,675	(A)	$82,688
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(915,995)	—		(915,995)
Change in fair value of warrant liability	—	(5,675	)(A)	(5,675)
Change in operating assets and liabilities:
Prepaid expenses	5,138	—		5,138
Receivable from related party	(200)	—		(200)
Other non-current assets	20,001	—		20,001
Accounts payable	8,701	—		8,701
Payable to related parties	(4,922)	—		(4,922)
Accrued liabilities	24,269	—		24,269
Other current liabilities	238,568	—		238,568

Net cash used in operating activities	(547,427)	—		(547,427)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	164,932	—		164,932

Net cash provided by investing activities	164,932	—		164,932

Net change in cash during period	(382,495)	—		(382,495)

Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$1,194,013	$—		$1,194,013

	Three Months Ended March 31, 2020
	As Filed	Restatement Adjustments		As Restated
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable and accrued liabilities	$108,220	$—		$108,220

Change in value of common stock subject to possible redemption	$77,010	$5,670	(A)	$82,680

	Six Months Ended June 30, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(268,777)	$(96,475	)(A)	$(365,252)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(972,033)	—		(972,033)
Change in fair value of warrant liability	—	96,475	(A)	96,475
Change in operating assets and liabilities:
Prepaid expenses	46,297	—		46,297
Receivable from related parties	(4,318)	—		(4,318)
Other non-current assets	33,327	—		33,327
Accounts payable	(6,513)	—		(6,513)
Payable to related parties	(7,757)	—		(7,757)
Other current liabilities	255,290	—		255,290

Net cash used in operating activities	(924,484)	—		(924,484)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	231,894	—		231,894

Net cash provided by investing activities	231,894	—		231,894

Net change in cash during period	(692,590)	—		(692,590)
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$883,918	$—		$883,918

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(268,780)	$(96,480	)(A)	$(365,260)

	Nine Months Ended September 30, 2020
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(599,011)	$(334,825	)(A)	$(933,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,016,923)	—		(1,016,923)
Change in fair value of warrant liability	—	334,825	(A)	334,825
Change in operating assets and liabilities:
Prepaid expenses	(16,438)	—		(16,438)
Receivable from related parties	(8,126)	—		(8,126)
Other non-current assets	33,327	—		33,327
Accounts payable	(118,016)	—		(118,016)
Payable to related parties	(10,464)	—		(10,464)
Accrued liabilities	150	—		150
Other current liabilities	(180,696)	—		(180,696)

Net cash used in operating activities	(1,916,197)	—		(1,916,197)

INVESTING ACTIVITIES
Cash withdrawn from Trust Account	727,119	—		727,119

Net cash provided by investing activities	727,119	—		727,119

Net change in cash during period	(1,189,078)	—		(1,189,078)
Cash, beginning of period	1,576,508	—		1,576,508

Cash, end of period	$387,430	$—		$387,430

SUPPLEMENTAL DISCLOSURE
Cash paid for income taxes	$462,238	$—		$462,238

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Change in value of common stock subject to possible redemption	$(599,020)	$(334,820	)(A)	$(933,840)

	Period from March 6, 2019 (Date of Inception) through June 30,2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net loss	$(28,802)	$10,746	(A)	$(18,056)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(218,104)	—		(218,104)
Change in fair value of warrant liability	—	(10,746	)(A)	(10,746)
Change in operating assets and liabilities:
Prepaid expenses	(176,337)	—		(176,337)
Accounts payable	70,695	—		70,695
Accrued liabilities	7,083	—		7,083
Other current liabilities	65,082	—		65,082

Net cash used in operating activities	(280,383)	—		(280,383)

	Period from March 6, 2019 (Date of Inception) through June 30,2019
	As Filed	Restatement Adjustments		As Restated
INVESTING ACTIVITIES
Investment of cash in Trust Account	(172,500,000)	—		(172,500,000)

Net cash used in investing activities	(172,500,000)	—		(172,500,000)

FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(640,139)	—		(640,139)

Net cash provided by financing activities	175,309,861	—		175,309,861

Net change in cash during period	2,529,478	—		2,529,478
Cash, beginning of period	—	—		—

Cash end of period	$2,529,478	$—		$2,529,478

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$157,291	$—		$157,291

Change in value of common stock subject to possible redemption	$1,956,190	$10,744	(A)	$1,966,934

Fair value of warrant liability	$—	$116,264	(A)	$116,264

	Period from March 6, 2019 (Date of Inception) through September 30,2019
	As Filed	Restatement Adjustments		As Restated
OPERATING ACTIVITIES
Net income	$230,806	$(42,636	)(A)	$188,170
Adjustments to reconcile income to net cash used in operating activities:
Interest earned on cash and marketable securities held in Trust Account	(1,151,957)	—		(1,151,957)
Change in fair value of warrant liability	—	42,636	(A)	42,636
Change in operating assets and liabilities:
Prepaid expenses	(187,100)	—		(187,100)
Receivable from related party	(30,054)	—		(30,054)
Other non-current assets	(53,368)	—		(53,368)
Accounts payable	96,632	—		96,632
Accrued liabilities	5,000	—		5,000
Other current liabilities	293,362	—		293,362

Net cash used in operating activities	(796,679)	—		(796,679)

INVESTING ACTIVITIES
Investment of cash in Trust Account, net	(172,500,000)	—		(172,500,000)
Cash withdrawn from Trust Account	71,590	—		71,590

Net cash used in investing activities	(172,428,410)	—		(172,428,410)

	Period from March 6, 2019 (Date of Inception) through September 30, 2019
	As Filed	Restatement Adjustments		As Restated
FINANCING ACTIVITIES
Proceeds from sale of common stock to Founders	25,000	—		25,000
Borrowing from related party	99,937	—		99,937
Repayment of borrowing from related party	(99,937)	—		(99,937)
Proceeds from sale of Private Placements Units	5,675,000	—		5,675,000
Proceeds from sale of common stock to underwriters	1,200,000	—		1,200,000
Proceeds from sale of Units, net of underwriting discounts paid	169,050,000	—		169,050,000
Payment of offering costs	(689,210)	—		(689,210)

Net cash provided by financing activities	175,260,790	—		175,260,790

Net change in cash during period	2,035,701	—		2,035,701
Cash, beginning of period	—	—		—

Cash, end of period	$2,035,701	$—		$2,035,701

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Offering costs included in accounts payable	$193,220	$—		$193,220

Change in value of common stock subject to possible redemption	$2,130,800	$(42,636	)(A)	$2,088,164

Fair value of warrant liability	$—	$116,264	(A)	$116,264

A –

The Restatement Adjustments reflect the entries to record the initial warrant liability from the Warrants issued as part of the Private Placement Units and to revalue the warrant liability to the then fair value at the end of each period presented. The initial fair value of the Warrants issued as part of the Private Placement Units of $116,264 was recorded in June 2019 as a warrant liability with an offset to additional paid-in capital. Each subsequent quarter end, starting with June 30, 2019, the warrant liability was adjusted to fair value and the difference is reflected in other income (expense) in the statements of operations and comprehensive income (loss). In addition, each period presented has an adjustment to the common stock subject to possible redemption to ensure that the Company maintains the required net tangible assets of at least $5,000,001.

Thrasys, Inc.	Confidential

THRASYS, INC.

Financial Statements for the period ended November 20, 2020 and year ended December 31, 2019 and Report of Independent Registered Public Accounting Firm

Thrasys, Inc.	Confidential

Thrasys, Inc.	Confidential

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Thrasys, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Thrasys, Inc. (the “Company”) as of November 20, 2020 and December 31, 2019, the related statements of income, stockholders’ equity, and cash flows for the period January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 20, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matters

As discussed in Note 1 to the financial statements, on January 1, 2020, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective adoption method. Our opinion is not modified with respect to this matter.

/s/ Plante & Moran, PLLC

We have served as the Company’s auditor since 2020.

Denver, Colorado

March 18, 2021

Thrasys, Inc.	Confidential

1	Balance Sheets

AS OF NOVEMBER 20, 2020 AND DECEMBER 31, 2019

	11/20/2020	12/31/2019
ASSETS
CURRENT ASSETS:
Cash	$1,953,128	$1,619,098
Restricted cash	530,500	—
Accounts receivable	3,490,738	1,628,551
Prepaid expenses and other	3,001,150	41,146

Total current assets	8,975,516	3,288,795
PROPERTY AND EQUIPMENT, net	101,246	77,622
DEPOSITS AND OTHER LONG TERM ASSETS	19,374	2,823,609
	$9,096,136	$6,190,026

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$1,778,849	$641,384
Accrued liabilities	5,321,761	5,384,345
Deferred revenue	2,405,877	1,752,632
Current portion of related party long-term debt	39,000	—
Current portion of Paycheck Protection Program loan	196,936	—

Total current liabilities	9,742,423	7,778,361

RELATED PARTY LONG-TERM DEBT, net of discount and current portion	381,283	1,114,000
PAYCHECK PROTECTION PROGRAM LOAN, net of current portion	343,564	—
CONVERTIBLE NOTES PAYABLE TO RELATED PARTY	—	1,900,000
DERIVATIVE LIABILITY RELATED TO CONVERTIBLE DEBT	—	668,000
Total liabilities	10,467,270	11,460,361

STOCKHOLDERS’ DEFICIT:
Common stock, no par value, 20,000,000 shares authorized	6,699,222	1,863,031
Accumulated deficit	-8,070,356	-7,133,366

Total stockholders’ deficit	-1,371,134	-5,270,335
	$9,096,136	$6,190,026

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

2	Statements of Operations

FOR THE PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

	Period ended 11/20/2020	Year ended 12/31/2019
REVENUES
License revenues	$7,706,201	$4,933,226
Services revenues	5,798,366	8,527,521
Royalty revenues	—	430,769

TOTAL REVENUES	13,504,567	13,891,516
OPERATING EXPENSES
Cost of Sales	1,686,582	1,456,736
Research & Development	6,584,979	4,992,139
Sales & Marketing	315,747	340,468
General & Administrative	3,350,243	1,880,430
Depreciation expense	26,626	30,311

TOTAL OPERATING EXPENSES	11,964,177	8,700,084
INCOME FROM OPERATIONS	1,540,390	5,191,432
OTHER INCOME (EXPENSE):
Interest income	983	3,516
Interest expense	(297,103)	(734,607)
Other expense	—	(20,800)

	(296,120)	(751,891)
INCOME BEFORE INCOME TAXES	1,244,270	4,439,541
INCOME TAXES	0	0
NET INCOME	$1,244,270	$4,439,541

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

3	Statements of Stockholders’ Deficit

Period ended November 20, 2020 and year ended December 31, 2019

	Common Stock		Additional Paid in Capital	Total Common Stock	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance at December 31, 2018	6,124,226	$1,763,579	$81,833	$1,845,412	$(11,572,907)	$(9,727,495)
Options and warrants expense	—	—	18,599	18,599	—	18,599
Loan to a shareholder	—	(980)	—	(980)	—	(980)
Net Income	—	—	—	—	4,439,541	4,439,541

Balance at December 31, 2019	6,124,226	1,762,599	100,432	1,863,031	(7,133,366)	(5,270,335)
Adjustment for adoption of accounting standard (ASC 606)					(688,260)	(688,260)
Loan to a shareholder		(732)		(732)		(732)
Options and warrants expense			6,508	6,508		6,508
Exercise of stock options	36,500	34,100		34,100		34,100
Exercise of warrants	228,370	1,543,515		1,543,515		1,543,515
Conversion of convertible notes into Common Stock	249,980	2,499,800	753,000	3,252,800		3,252,800
Distributions declared					(1,493,000)	(1,493,000)
Net Income					1,244,270	1,244,270

Balance at November 20, 2020	6,639,076	$5,839,282	$859,940	$6,699,222	$(8,070,356)	$(1,371,134)

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

4	Statements of Cash Flows

FOR THE PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

	Period ended 11/20/2020	Year ended 12/31/2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,244,270	$4,439,541
Adjustments from Net Income:
Depreciation expense	26,626	30,311
Options and warrant expense	6,508	18,599
Amortization of debt discount	0	21,724
Change in fair value of derivative liability related to convertible debt	85,000	341,000
Changes In:
Accounts receivable	(1,884,424)	(1,286,277)
Prepaid expenses and other assets	(155,768)	(2,394,589)
Deferred revenue	(12,780)	(1,402,787)
Accounts payable and accrued expenses	1,106,480	2,588,291

Net cash provided by operating activities	415,912	2,355,813

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(50,250)	(6,094)

Net cash used by investing activities	(50,250)	(6,094)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	(1,075,000)	(850,000)
Proceeds from issuance of PPP and EIDL loans	540,500	—
Loan to a minority shareholder	(732)	(980)
Proceeds from exercise of warrants and stock options	1,034,100	—

Net cash provided/(used) by financing activities	498,868	(850,980)

NET INCREASE IN CASH	864,530	1,498,739
CASH, beginning of period	1,619,098	120,359
CASH, end of period	$2,483,628	$1,619,098

Supplemental cash flow information:
Interest paid	64,051	36,552
Taxes paid	—	—
Significant noncash transactions:
Conversion of convertible debt, conversion option and accrued interest to equity	$3,252,800	—
Issuance of note payable in settlement of accounts payable	381,283	—
Set-off of accounts payable and accrued interest against warrant exercise	543,516	—
Accrued distributions to shareholders	1,493,000
Cumulative effect of change in accounting principle	688,260

The accompanying notes are an integral part of these financial statements for the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

NOTES TO FINANCIAL STATEMENTS FOR PERIOD ENDED NOVEMBER 20, 2020 AND YEAR ENDED DECEMBER 31, 2019

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1	Nature of Business

Thrasys, Inc. (“Thrasys” or the “Company”), provides its customers with an advanced, comprehensive, and extensible technology platform—marketed under the umbrella “SyntraNet”—to manage health, quality of care, and costs—especially for individuals with complex medical, behavioral health, and social needs.

We have one operating and reportable segment, which is at the consolidated company level. Our Chief Executive Officer manages our operations on a consolidated basis for purposes of assessing performance and allocating resources.

Effective November 20, 2020, the Company became a fully owned subsidiary of UpHealth Holdings, Inc. (“UpHealth”). As a result, the financial statements are reflected as of November 20, 2020 and for the period January 1, 2020 to November 20, 2020.

The Company focuses on both the United States and international markets. The Company’s mission is to deploy innovative software and other technologies to transform the more than $8 trillion global healthcare industry to new models of care.

SyntraNet creates virtual, connected communities of care where cross-sector teams—physicians, nurses, care managers, community health workers, patients, families—from organizations participating in these communities can collaborate to manage health and coordinate the delivery of clinical, behavioral health, social and other services. The care community can be small—a single organization with internal care teams, or large—a county-wide network of multiple stakeholder organizations and agencies. Care communities can be connected in a distributed hierarchy of nodes to enable province and nation-wide networks of connected care.

SyntraNet is offered as a software as a service (“SaaS”) platform. Information, analytics, and applications are delivered to care team members on desktops, tablets and phones as needed. An advanced protected health information (“PHI”) framework controls access to information based on roles, rights, policies, and scope of consent.

The platform includes innovations in a number of areas: application and information models for connected care communities (an extension of multi-tenant architectures), integration and normalization of heterogeneous data sources, configurable software services and open application programming interfaces (“APIs”), advanced analytics and intelligence, scalable workflows and rules, protected health information management, and user interfaces ready for the proliferation of device types and interaction modes.

SyntraNet provides customers the ability to:

•	Integrate and normalize information across heterogeneous data sources to create 360-degree view of patients and members;

•	Deploy advanced analytics to gain insight into health risks for individuals and populations;

•	Qualify individuals and groups for enrollment into care management programs;

•	Manage programs with interdisciplinary teams, configurable rules and workflows, embedded intelligence, and guidelines;

Thrasys, Inc.	Confidential

•	Monitor and measure critical success factors—outcomes, costs, quality, performance—and compliance with regulatory requirements;

The Company’s customers include value added resellers, health systems, health plans, physician groups, and accountable care and care management organizations. SyntraNet is built on a state-of-the-art technology platform hosted in a secure HIPAA-compliant cloud. Information, applications, and analytics are delivered to users on desktops, browsers, tablets, and phones.

1.2	Accounts Receivable

Accounts receivables are carried at original invoice less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance by regularly evaluating individual customer receivables and considering a customer’s financial condition and current economic conditions. Accounts receivable are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received. As of November 20, 2020 and December 31, 2019, the management determined that no allowance for doubtful accounts was necessary.

An account receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days. Management monitors the receivable, pursues all available methods of collecting the balance due. The Company does not charge interest on outstanding account receivables. Unbilled accounts receivable as of November 20, 2020 and December 31, 2019 were $57,557 and $32,643, respectively.

1.3	Prepaid expenses and Other

Prepaid licenses and prepaid expenses that relate to a future accounting period or future customer projects are carried at cost under Prepaid expenses and other. These will be expensed in the relevant future accounting periods.

1.4	Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight- line method for financial reporting purposes and accelerated methods for income tax purposes, based on useful lives of three to seven years.

Information technology equipment	Three years
Office furniture & other equipment	Seven years
Vehicles	Seven years

1.5	Long lived asset impairment

Recoverability of the carrying value of long-lived assets is evaluated under the provisions of ASC Topic 360, Property, Plant, and Equipment, whenever events or circumstances indicate the carrying amount may not be recoverable. If a long-lived asset is tested for recoverability and the undiscounted estimated future cash flows expected to result from the use and eventual disposition of the asset is less than the carrying amount of the asset, the asset cost is adjusted to fair value and an impairment loss is recognized as the amount by which the carrying amount of a long-lived asset exceeds its fair value. There were no impairments necessary during the period ended November 20, 2020 and year ended December 31, 2019.

Thrasys, Inc.	Confidential

1.6. Revenues

Revenues Under ASC 606

The Company implemented ASC 606 for revenue recognition for the period ended November 20, 2020 using the modified retrospective method. This method calculates revenues under ASC 606 for each existing contract at December 31, 2019 and creates a transition adjustment as of January 1, 2020 through retained earnings for the difference. Unbilled accounts receivable, billed accounts receivable, deferred revenues, and contract assets are each adjusted as well. The revenue recognition for ASC 606 varies somewhat from its predecessor, ASC 605 and is therefore not necessarily comparable. The key disclosures for ASC 606 during the period ended November 20, 2020 are presented first, with the key disclosures for ASC 605 during fiscal year 2019 presented subsequently.

Disaggregation of Revenue

Subscription and Support Revenue by the Company’s service offerings

Subscription and support revenues consisted of the following:

Period Ended November 20 2020
Subscriptions and Licenses	$7,706,201
Implementation and Professional Services	5,798,366

$13,504,567

Total Revenue by Geographic Locations

Revenues by geographical region consisted of the following:

Period Ended November 20 2020
Americas	$10,706,671
Europe	2,797,896

$13,504,567

The Company’s revenues are entirely derived from the healthcare industry.

Revenues by geography are determined based on the region of the customer. Americas revenue attributed to the United States was 100 percent during fiscal 2020. Germany, in the European region, represented approximately twenty-one percent of total revenue during fiscal 2020.

A significant portion of the Company’s contracts with customers have fixed transaction prices. For some contracts, the amount of consideration to which the Company will be entitled is variable. The Company includes variable consideration in a contract’s transaction price only to the extent that the Company has a relatively high level of confidence that the amounts will not be subject to significant reversals. In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to significant reversal.

For contracts with multiple performance obligations, the transaction price is allocated to the separate performance obligations based on stand-alone selling prices based on stand- alone sales and historical pricing.

Contract Asset

Subscription and support revenue, and indistinct licenses are generally recognized ratably over the contract term beginning on the first customer access date of each contract.

Thrasys, Inc.	Confidential

License revenue is recognized as the licenses are delivered, if they are distinct obligations. The Company records a contract asset when revenue recognized on a contract exceeds the billings. The Company’s standard billing terms are annual or quarterly in advance. Contract assets were $10 thousand as of January 1, 2020, and $66 thousand as of November 20, 2020, and are included in prepaid expenses and other current assets on the consolidated balance sheet. There were no impairments of contract assets during 2020.

Unearned Revenue

Unearned revenue represents amounts that have been invoiced in advance of revenue recognition and is recognized as revenue when transfer of control to customers has occurred or services have been provided. The unearned revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The Company generally invoices customers in annual or quarterly installments. The unearned revenue balance is influenced by several factors, including seasonality, the compounding effects of renewals, invoice duration, invoice timing, dollar size and new business linearity within the quarter.

The change in unearned revenue was as follows (in thousands):

Period Ended November 20, 2020

Deferred Revenue Period Ending
November 20, 2020
Beginning Balance, January 1, 2020	$(1,924)
Revenues recognized from balances held at the beginning of the period	913
Revenues deferred from period collections on unfulfilled performance obligations	(1,395)

Ending Balance, November 20, 2020	$(2,406)

Revenue recognized ratably over time is generally billed in advance and includes SyntraNet Cloud Services and related licenses, and the related consulting, implementation and services support, and advisory services.

Revenue recognized over time as delivered includes professional services billed on a time and materials basis, fixed fee professional services and training classes that are primarily billed, delivered and recognized within the same reporting period.

There is no material Revenue recognized at a point in time during the period ended November 20, 2020.

Approximately 7 percent of total revenue recognized in fiscal 2020 is from the unearned revenue balance as of December 31, 2019.

Remaining Performance Obligation

Transaction price allocated to the remaining performance obligations, referred to by the Company as remaining performance obligations, represents contracted revenue that has not yet been recognized, which includes unearned revenue and unbilled amounts that will be recognized as revenue in future periods. Transaction price allocated to the remaining performance obligations are influenced by several factors, including seasonality, the timing of renewals, the timing of delivery of software licenses, average contract terms and foreign currency exchange rates. Unbilled portions of the remaining performance obligations are subject to future economic risks including bankruptcies, regulatory changes and other market factors.

Thrasys, Inc.	Confidential

The Company excludes amounts related to performance obligations that are billed and recognized as they are delivered. This primarily consists of professional services contracts that are on a time-and-materials basis.

The majority of the Company’s noncurrent remaining performance obligation is expected to be recognized in the next 12 to 24 months.

Remaining performance obligation consisted of the following (in thousands):

Remaining Performance Obligations	Total	Current	Future
Subscriptions	$1,017	783	234
Licenses	8,639	2,580	6,059
SaaS and Hosting	49	49	—
Program Management and Services	1,331	1,331	—

	$11,036	4,742	6,294

Revenues Under ASC 605

The Company derives its revenues mainly from:

•	Subscription revenues, which are comprised of subscription fees from customers accessing the Company’s cloud computing services

•	Services revenues

•	Royalty income

•	Support and maintenance

•	Sale of intellectual property assets

The Company commences revenue recognition when all of the following conditions are satisfied:

•	There is persuasive evidence of an arrangement;

•	The service has been or is being provided to the customer;

•	The collection of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable

Software License Revenues

License revenues are recognized based on the nature of the license provided, either fully on the date license rights are granted to the customer if there are no further obligations or ratably over the contract term beginning on the commencement date of each contract, which is the date license rights are granted to the customer. If an entity does not have VSOE of fair value for all elements within multiple-element software arrangements, revenue can be recognized using the residual method, provided VSOE of fair value exists for any undelivered elements of the arrangement. If VSOE does not exist for any undelivered elements in a contract, the revenue is recognized ratably over the life of the contract. License fees are sometimes bundled with maintenance fees. The Company also licenses its technology platform and solutions to third-party solution providers to be bundled with other solutions and services.

Subscription Revenues

Subscription revenues are recognized ratably over the contract terms beginning on the commencement date of each contract, which is the date the Company’s service is made available to customers. Amounts that have been

Thrasys, Inc.	Confidential

invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. The Company’s subscription service arrangements are non-cancelable and do not contain refund-type provisions.

Services Revenues

The majority of the Company’s professional services contracts are on a time and material basis. When these services are not combined with subscription revenues as a single unit of accounting, as discussed below, revenues are recognized as the services are rendered for time and material contracts, and when the milestones are achieved and accepted by the customer for fixed price contracts. Training revenues, set-up fees and configuration fees are recognized as the services are completed.

Loan conversion to License

License and such license revenues were recognized by the Company over the performance period. The Company has not entered into similar contracts since 2014.

Support and Maintenance Revenues

Support and Maintenance revenues are recognized over the term of maintenance contracts.

Multiple Deliverable Arrangements

The Company enters into arrangements with multiple deliverables that generally include subscription, set up, and professional services. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately.

Subscription services have standalone value as such services are often sold separately. In determining whether professional services have standalone value, the Company considers the following factors for each professional services agreement: availability of the services from other vendors, the nature of the professional services, the timing of when the professional services contract was signed in comparison to the subscription service start date, and the contractual dependence of the subscription service on the customer’s satisfaction with the professional services work. To date, the Company has concluded that all of the professional services included in multiple deliverable arrangements executed have standalone value.

Multiple-deliverables included in an arrangement are separated into different units of accounting and the arrangement consideration is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on its vendor-specific objective evidence of selling price (“VSOE”), if available, or its best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price (‘TPE”) is not a practical alternative due to differences in its service offerings compared to other parties and the availability of relevant third-party pricing information. The amount of revenue allocated to delivered items is limited by contingent revenue, if any.

For certain professional services, the Company has established VSOE, as a consistent number of standalone sales of this deliverable have been priced within a reasonably narrow range. The Company has not established VSOE for its subscription services due to lack of pricing consistency, the introduction of new services and other factors. Accordingly, the Company uses its BESP to determine the relative selling price.

The Company determined BESP by considering its overall pricing objectives and market conditions. Significant pricing practices considered include the Company’s discounting practices, the size and volume of the Company’s

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transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market strategy, historical standalone sales, and contract prices. The determination of BESP is made through consultation with and approval by the Company’s management, taking into consideration the go-to-market strategy. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative selling prices, including both VSOE and BESP.

Deferred Revenue

Deferred revenue primarily consists of billings in advance of revenue recognition from subscription services described above and is recognized as the revenue recognition criteria are met. The deferred revenue balance does not represent the total contract value of annual or multi-year, non-cancelable subscription agreements. The Company generally invoices customers in annual or quarterly installments.

Deferred revenue balances at December 31, 2019 were $1,752,632, prior to the transition adjustment for ASC 606. These were primarily recognized during 2020.

1.7	Income Taxes

The Company has elected as of January 1, 2009, to be treated as an S-Corporation for federal and California income tax purposes. No provision has been made for federal income taxes for the period ended November 20, 2020 and year ended December 31, 2019 since these taxes are the responsibility of the stockholders. The State of California imposes a 1.5% tax on the taxable income of S-Corporations.

Deferred tax assets and liabilities are recorded for future tax consequences attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, including methods of accounting for revenue recognition, accrued expenses, depreciation, and net operating losses.

The Company has adopted Financial Accounting Standards Board guidance on uncertainty in income taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local tax authorities for years before 2017.

1.8	Cash and Cash equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

1.9	Restricted Cash

Under the terms of the merger agreement with UpHealth as discussed in Note 1.1 and in accordance with the Small Business Administration (“SBA”) Procedural Notice effective October 2, 2020, the Company has agreed to maintain the balance of the Paycheck Protection Program (“PPP”) Loan in an escrow account until forgiveness has been determined by the SBA.

1.10	Credit Risk

At November 20, 2020 and December 31, 2019, the Company had balances at two banks. At various times, bank balances may exceed Federally insured limits; however, management does not believe that there is significant credit risk associated with bank balances.

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1.11	Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. At November 20, 2020 and December 31, 2019, the Company uses estimates for the derivative liability relating to convertible debt, accrual for contingent tax liability, fair value of stock options and warrants. Actual results could differ from those estimates.

1.12	Fair Value of Financial Instruments

The balance sheets as of November 20, 2020 and December 31, 2019 include the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt. No events have occurred since the issuance of the debt that would materially impact its fair value, the fair value of the debt is determined to be equal to the carrying cost as of November 20, 2020 and December 31, 2019. The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the relatively short period of time between the origination of these instruments and expected realization.

The Company follows authoritative guidance on accounting for fair value measurements and disclosures, which address how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under U.S. generally accepted accounting principles.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The guidance related to fair value measures establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level Input	Input Definition
Level 1	Inputs are unadjusted quoted prices for identical assets or liabilities in active markets at the measurement date.

Level 2	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability through corroboration with market data at the measurement date.

Level 3	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

When quoted prices in active markets for identical assets are available, the Company uses these quoted market prices to determine the fair value of financial assets and classifies these assets as Level 1. In other cases where a quoted market price for identical assets in an active market is either not available or not observable, the Company obtains the fair value from a third-party vendor that uses pricing models, such as matrix pricing, to determine fair value. These financial assets would then be classified as Level 2. In the event quoted market prices for similar assets were not available, the Company would determine fair value using broker quotes or an internal analysis of each investment’s financial statements and cash flow projections. In these instances, financial assets would be classified based upon the lowest level of input that is significant to the valuation. Thus, financial assets might be classified in Level 3 even though there could be some significant inputs that may be readily available.

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The fair value of the derivative liability relating to convertible debt is primarily based on Level 3 inputs as described above. The Company estimated the fair value of derivative liability relating to convertible debt using the following inputs:

	Period ended November 20, 2020	Year ended December 31, 2019
Expected stock price	$10	$2.8686
Estimated term (in years)	1.1 years	2 years
Risk free rate	0.12%	1.58%
Expected volatility	70.0%	47.5%

Changes in the fair value of the derivative liability relating to convertible debt for the period ended November 20, 2020 and year ended December 31, 2019 are as follows:

Fair value of derivative liability relating to convertible debt
Amount
Balance at December 31, 2018	$327,000
Increase in fair value	341,000
Balance at December 31, 2019	668,000
Increase in fair value	85,000
Transferred to equity upon conversion of notes	$(753,000)

Balance at November 20, 2020	$—

1.13	Stock Based Compensation

The Company has a stock-based compensation plan and grants stock options and restricted stock awards to employees. The Company’s stock-based compensation is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period of the award. Determining the appropriate fair value and calculating the fair value of stock-based awards requires judgment, including estimating stock price, volatility, forfeiture rates, expected dividends, and expected life.

The fair value of each stock option grant was estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions and fair value per share:

Year Ended December 31	2019
Stock price per share	$1.62
Option period (in years)	10 years
Estimated term (in years)	6.7 years
Interest rate	2.1%
Expected volatility	60.0%

The fair value of the stock price is determined annually by the board of directors with input from management based upon information available at the time of the valuation. Given the absence of a public trading market of Company stock, the board of directors has exercised reasonable judgment and considered numerous factors to determine the best estimate of the fair value of Company stock. These factors include historical operating and financial performance, current business conditions and projections, and history and stage of development.

The Company’s current estimate of volatility is based on the volatility of comparable public companies. To the extent volatility of the Company’s stock price increases in the future, the Company’s estimate of the fair value of options granted in the future could increase, thereby increasing stock-based compensation expense in future periods.

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The computation of expected lives is based on expectations of future employee behavior. The interest rate for periods within the expected life of the award is based on the U.S. Treasury yield curve in effect at the time of grant. In addition, the Company applies an expected forfeiture rate when amortizing stock-based compensation expense.

1.14	Software Development Costs

The Company does not capitalize its ongoing costs of developing its software, which consists primarily of personnel costs. Capitalization of software development costs is only required upon the establishment of technological feasibility of the product. New product versions are released on a regular basis and the time between establishing technological feasibility and product release is very short. As a result, amounts that would qualify for capitalization are not significant.

1.15	Research and Development Costs

Research and development costs are expensed as incurred and were $6,584,979 and $4,992,139 for the period ended November 20, 2020 and year ended December 31, 2019 respectively.

1.16	Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases, which supersedes Accounting Standards Codification (“ASC”) Topic 840, Leases, and creates a new topic, ASC Topic 842, Leases. This update requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. This update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is currently evaluating the effect of this update on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Credit Losses, which provides financial statement users with information about expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. To achieve this objective, the amendments in this update replace the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The update is effective for fiscal years beginning after December 15, 2021, with earlier adoption permitted. This update will be applied using a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (a modified-retrospective approach). The Company is currently evaluating the effect of this update on its consolidated financial statements.

1.17	Recently Adopted Accounting Standards

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606). ASC 606 supersedes the revenue recognition requirements in ASC 605, Revenue Recognition (ASC 605), and requires the recognition of revenue as promised goods or services are transferred to customers in an amount that reflects the consideration which the entity expects to be entitled to in exchange for those goods or services. ASC 606 also includes Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, we refer to ASC 606 and Subtopic 340-40 as the “new standard.” The Company adopted the new standard as of January 1, 2020, utilizing the modified retrospective method of adoption by applying the new standard to the periods impacted post-adoption The guidance was applied to contracts that are not substantially complete as of the date of initial application in accordance with practical expedient ASC 606-10-65-1(h).

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Adoption Date Impact

The following tables summarize the impacts of adopting the new standard on the Company’s consolidated financial statements as of adoption on January 1, 2020. Select consolidated balance sheet line items that reflect the adoption of the new standard are as follows:

	As reported on December 31 2019	Impact of adoption	As adjusted on January 1 2020
Assets:
Contract assets, current	$32,643	22,236	54,879

Liabilities:
Deferred revenue, current	$1,752,632	666,024	2,418,656

Stockholders’ equity:
Accumulated deficit	$(7,133,366)	(688,260)	(7,821,626)

Current Period Impact

The following tables summarize the impacts of adopting the new standard on the Company’s consolidated financial statements for the period ended November 20, 2020. Select consolidated balance sheet line items that reflect the adoption of the new standard are as follows:

	November 20, 2020
	As reported	Adjustments	Balances without adoption of Topic 606
Assets:
Contract assets	57,557	(662,814)	720,371

Liabilities and stockholders’ equity
Deferred revenue, current	2,405,877	185,854	2,220,023

Stockholders’ equity:
Accumulated deficit	$(8,070,356)	(476,960)	(7,593,396)

Select consolidated statement of operations line items for the period ended November 20, 2020 that reflect the adoption of the new standard are as follows:

	Period ended November 20, 2020
	As reported	Adjustments	Balance without adoption of Topic 606
Revenues
License revenues	$7,706,201	(169,493)	7,536,708
Services revenues	5,798,366	(41,807)	5,756,559

Total revenues	13,504,567	(211,300)	13,293,267

Income from Operations	1,540,390	(211,300)	1,329,090

Net Income	$1,244,270	(211,300)	1,032,970

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Select statement of cash flows line items for the period ended November 20, 2020 that reflect the adoption of the new standard are as follows:

	Period ended November 20, 2020
	As reported	Adjustments	Balance without adoption of ASC 606
Statement of cash flows:
Net Income	$1,244,270	(211,300)	1,032,970
Adjustments to Net Income
Cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts receivable and contract assets	(1,884,424)	640,578	(1,243,846)
Deferred revenue	(12,780)	(851,878)	(864,658)

2	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at November 20, 2020 and December 31, 2019:

	2020	2019
Computer equipment	$121,312	121,312
Furnitures & Fixtures	86,152	86,152
Other Equipment	91,992	91,992
Vehicles	50,250	—
Artwork	13,000	13,000

	362,706	312,456
Less accumulated depreciation	261,460	234,834

Total	$101,246	77,622

Depreciation expense related to property and equipment was $26,626 and $30,311 for the period ended November 20, 2020 and year ended December 31, 2019, respectively, and is included in operating expenses in the Statements of Operations.

3	ACCRUED LIABILITIES

Accrued liabilities as of November 20, 2020 and December 31, 2019 were:

	2020	2019
Accrued legal expenses	$240,267	$299,988
Accrued consulting fees	$1,350,953	$1,343,678
Accrued software licenses	$888,419	$2,099,740
Accrued interest on debt	$9,113	$966,918
Accrued bonuses	$447,855	0
Accrued shareholder distribution	$1,493,000	0
Accrued tax liability	$200,000	$200,000
Other accruals	$692,154	$474,021
Total	$5,321,761	$5,384,345

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4	RELATED PARTY DEBT

The Company has notes payable to related parties totaling $420,283 and $1,114,000 at November 20, 2020 and December 31, 2019, respectively. The notes outstanding as of November 20, 2020 bear interest at rates ranging from 0.14% to 3.5% per annum. Notes totaling $381,283 are payable in eight quarterly installments starting from October 1, 2022, or upon a liquidity event, as defined in the note agreement and a note totaling $39,000 is payable in 2021. With the exception of a $39,000 note, the notes outstanding as of December 31, 2019 were repaid during 2020 and bore interest at rates ranging from 10% to 20%. The accrued interest payable was $9,113 and $459,453 at November 20, 2020 and December 31, 2019, respectively. During 2019, the Company issued warrants to two of the note holders as part of the debt transactions and warrants for 223,874 shares of Common Stock totaling $1,499,551 were exercised by a note holder on November 20, 2020.

The fair value of each warrant grant was estimated on the date of grant using the Black- Scholes option pricing model with the following assumptions and fair value per share:

	Period ended November 20, 2020	Year ended December 31, 2019
Stock price per share	$11.42	$1.62
Warrant period (in years)	5 years	6 years
Estimated term (in years)	5 years	6 years
Interest rate	0.30%	2.1%
Expected volatility	60.0%	60.0%

See Note 13 for additional details on the warrants.

5	RELATED PARTY CONVERTIBLE NOTES

During a previous year, the Company issued five convertible notes to a minority stockholder totaling $1,900,000 as of December 31, 2019. The interest rate on the notes was 5% per annum on notes totaling $1,150,000 and 6.25% on notes totaling $750,000. The principal of $1,900,000 and accrued interest of $599,800 on the notes were converted into the Company’s Common Stock on November 20, 2020 in anticipation of the change in control at $10 per share and the Company issued 249,980 Common shares upon conversion. The accrued interest payable was $507,425 at December 31, 2019.

Upon issuance, the Company concluded that the conversion option required bifurcation due to the lack of a fixed number of shares into which the debt is convertible. Accordingly, the Company completed a valuation of the conversion option and accounted for a derivative liability of $248,000 in 2013 when the first convertible notes were issued and amortized this amount as interest expenses during 2013 and 2014. The Company revalued the derivative liability quarterly and the difference is booked as expense or income at each revaluation period. The Company booked an interest expense of $85,000 and $341,000 during the period ended November 20, 2020 and year ended December 31, 2019, respectively, as part of the revaluation of this derivative.

The derivative liability (a Level 3 fair value measurement) relating to the convertible note was $668,000 as of December 31, 2019. The derivative liability of $753,000 was transferred to equity on November 20, 2020 when the convertible notes were converted into Common Stock.

6	VARIAN AGREEMENT

In 2014, the Company entered into a software license and enhancement agreement with Varian Medical Systems International A.G. and Varian Medical Systems, Inc. (Varian).

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The agreement granted Varian a development license for a collaboration period at no fee with an option for Varian to convert the development license to a perpetual license with an automatic conversion to perpetual license if the contract terms are met. The Agreement also provided for royalty payable to the Company on any sales of products that incorporated the Company’s technology.

The Company also entered into a loan agreement with Varian under which the Company borrowed a total of $10,000,000 in three different tranches during 2014 and 2015 and accrued interest at 10% annual interest. Varian exercised its option in July 2016 to convert the development license into perpetual license and the loan of $10,000,000 plus accrued interest of $1,776,712 until conversion date, were set off against perpetual license fee payable by Varian to the Company. Varian was also granted 36 months’ exclusivity period from conversion where the Company agreed to provide updates and maintenance and also not offer the technology to other companies in the field of Oncology. In May 2017, the Company and Varian entered into an amendment of the Agreement wherein Varian paid $1,600,000 to the Company as full and final settlement of all their royalty obligations under the Agreement.

The Company recognized the full sum of $13,376,712 over the 36 months’ exclusivity period from July 2016 to July 2019. The total revenue recognized under this agreement was $2,720,685 for the year ended December 31, 2019.

7	PROVISION FOR INCOME TAXES

The provision for income taxes consists of California franchise taxes.

The net deferred income tax asset consists of:

	2019	2020
Deferred tax assets	847,515	957,515
Less valuation allowance	(847,515)	(957,515)
	0	0

The Company has established a valuation allowance for deferred tax assets which more likely than not will not be utilized. The deferred tax assets as of December 31, 2019 and November 20, 2020 are research and development credits and net operating loss carryforwards.

The Company has state research and development tax credit and net operating loss carryforwards of approximately $14,973,415 and $13,864,264 expiring through December 31, 2039 as of November 20, 2020 and December 31, 2019, respectively.

The Internal Revenue Service (IRS) audited the Company’s 2008 and 2009 tax returns for the proper year of inclusion of a $15 million long-term capital gain on the sale of certain intellectual property rights to Siemens Medical Solutions, Inc. The Company had originally reported the gain on its 2010 S Corporation tax return matching the year of inclusion for financial accounting purposes. The corporate level tax was paid to California and passed the gain through to its shareholders. The IRS has asserted that the Company owes C Corporation tax of approximately $5 million for 2008 or in the alternative the Company owes C Corporation tax of approximately $5 million for 2009 as a Built in Gain. In addition, the Company could be assessed additional California Franchise Tax of approximately $1.3 million. If additional income taxes are imposed there will be interest charged at approximately 4% per year compounded annually, resulting in potential interest of approximately $3 million. The IRS has not asked that penalties be imposed.

The matter is currently pending before the US Tax Court Docket 11565-15. There are related cases for some of the shareholders for additional income taxes due if the gain is shifted to 2009. In 2018 the IRS filed a motion for

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Summary Judgment and in Thrasys, Inc. v. Commissioner (T.C. Memo 2018-199) filed December 4, 2018, Thrasys prevailed and the motion was denied.

In January 2020, the Company filed a Motion for Summary judgment arguing that either the gain was properly reported in 2010 and all taxes have been paid or in the alternative it should have been taxable in 2009 with no Built in Gains tax. In either alternative there would be no additional income tax due for 2008 or 2009. The Internal Revenue Service filed an objection to the Company’s motion. On March 3, 2021, the US Tax Court, without consideration of the merits of the case issued a very brief Court Order dismissing the Company’s Motion. Had the motion been granted the need for a trial would have been obviated. Counsel for the IRS has contacted counsel for the Company and has offered to join the Company in a motion to have the case decided without trial. This and other alternatives are now under consideration. It is not likely this case will be resolved before the end of 2021. The Company intends to vigorously defend its position in the case and believes they will prevail if the case is taken to trial. The Company has accrued $200,000, representing probable additional taxes and interest imposed, in the financial statements and as included in Table 3 (Accrued Liabilities).

8	RETIREMENT PLANS

The Company has a 401(k) profit sharing plan that covers substantially all employees. Participants may contribute a portion of their compensation subject to limitations imposed by the Internal Revenue Code. The plan allows for discretionary contributions by the Company, determined annually by the Board of Directors. For the period ended November 20, 2020 and year ended December 31, 2019, there were no discretionary contributions.

9	COMMITMENTS AND CONTINGENCIES

9.1	Facility Lease

The Company leases its facilities in San Francisco. The lease expires in June 2022. The lease requires monthly rent of $19,374 plus utilities, maintenance and property taxes. Rent increases annually. Rent expense for the period ended November 20, 2020 and year ended December 31, 2019 was $288,994 and $314,701, respectively.

Minimum facility rentals for future years are summarized as follows:

Years Ending December 31	Amount
2020 (remaining)	$32,399
2021	331,035
2022	170,483

$533,917

9.2	Indemnification

Certain of the Company’s agreements require the Company to indemnify its customers from any claim or finding of intellectual property infringements, as well as from any losses incurred relating to breach of representations, failure to perform, or specific events as outlined within the particular contract. The Company has not received any claims or estimated the maximum potential amount of indemnification liability under these agreements and has no liabilities recorded for these agreements.

9.3	Warranty

The Company generally provides a warranty for its software products and services to its customers. The Company’s products are generally warranted to perform substantially as described in the associated product

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documentation or a period of 90 days. The Company has not provided for a warranty accrual because, to date, the Company’s warranty expense has not been significant and future warranty expense is not expected to be significant.

9.4	Contingencies

Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC Topic 450, Contingencies. Aside from the previously disclosed tax matter, the Company currently has no material pending litigation or other contingencies.

10	PAYCHECK PROTECTION PROGRAM LOAN

In April 2020, the Company obtained a United States government loan of $530,500 under the PPP. The PPP is a United States government temporary program created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act with the intent to assist businesses in keeping employees employed during the pandemic. The PPP loan may not need to be repaid if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. Any amounts not forgiven will be required to be repaid beginning ten months after the conclusion of the covered period, over a term having a minimum of five years and a maximum maturity of 10 years from the date on which the borrower applies for forgiveness. The loan carries a 1% interest rate. The Company has applied for forgiveness for the entire amount of the loan and is awaiting decision from the SBA as of the date of this report, however, there can be no assurance given that any portion of the PPP Loan will be forgiven.

11	DEPOSITS AND OTHER CURRENT ASSETS

The Company entered into an agreement with a German company for purchase of Compliant IHE products during 2019 for use in an international project where the Company has been awarded the prime contract by the customer. The total value of the licenses was $2,804,235 out of which $1,964,337 was paid as of November 20, 2020. The balance amount of $839,898 is payable by the Company in 4 equal monthly installments by May 2021. The Company has accrued $888,419 (including foreign exchange difference since the amounts are payable in euros) in the financial statements and is included in Table 3 (Accrued Liabilities). The international project is expected to commence during 2021 and hence the software licenses have been included in the Prepaid expenses and other section in the Balance Sheet as of November 20, 2020. As of December 31, 2019, the amount is included in the Deposits and other long term assets section in the Balance Sheet.

12	MAJOR CUSTOMERS

The Company grants credit to its customers. For the period ended November 20, 2020, three customers accounted for approximately 36%, 33%, and 22% of total revenues. At November 20, 2020, two customers accounted for 52% and 28% of total accounts receivable of the Company.

For the year ended December 31, 2019, three customers accounted for approximately 45%, 22%, and 20% of total revenues. At December 31, 2019, two customers accounted for 50% and 38% of total accounts receivable of the Company.

13	STOCKHOLDERS’ EQUITY

13.1	Common Stock

The Company has 6,639,076 shares of no par value Common stock issued and outstanding as of November 20, 2020 (6,124,226 as of December 31, 2019). The Company issued 514,850 shares of Common Stock during the

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period ended November 20, 2020 (no Common stock was issued during the year ended December 31, 2019). During 2020, the Company also issued 4,066,000 restricted stock units which will fully vest only once certain conditions are fulfilled. Of the restricted stock units, 3,427,316 units are to be settled with a cash payment totaling $6,376,894. No compensation expense on the restricted stock units has been recognized since they are subject to a performance condition that was not probable as of the Balance Sheet date.

13.2	Equity Incentive Plan

Under the 2002 Equity Incentive Plan, the Company grants incentive and nonqualified options to its employees, directors, and consultants, as provided by the Plan. The Board of Directors designated 1,000,000 shares of common stock for the plan. The plan expires September 2022.

Options may be granted at prices not less than 85% of the estimated fair value of the common stock on the date of grant for non-qualified options (100% for incentive stock options), as determined by the Board of Directors. The options vest over a period of up to four years from the date of grant and are exercisable for a period up to ten years from the option grant date. Under the Plan, the Board of Directors have the authority to make exceptions to both the pricing and vesting guidelines mentioned above.

Certain other information for the period ended November 20, 2020 and year ended December 31, 2019 for stock options is as follows:

	2020		2019
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	36,500	$0.93	29,000	$1.15
Granted	—	—	7,500	0.10
Exercised	(36,500)	0.93	—	—
Forfeited/expired	—	—	—	—

End of period	—	—	36,500	0.93

Exercisable	—	$—	36,500	$0.93

All of 36,500 outstanding options were exercised into 36,500 shares of Common stock of the Company on November 20, 2020 for a total of $34,100.

At December 31, 2019, options outstanding had a weighted average remaining contractual term of 4.78 years and an intrinsic value of $25,030. The stock options expense was $0 and $11,550 for 2020 and 2019, respectively.

13.3	Warrants

The following warrants were outstanding as of November 20, 2020 and December 31, 2019:

	2020		2019
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at January 1	149,026	$12.80	147,026	$12.96
Granted	79,344	11.42	2,000	1.00
Exercised	(228,370)	12.32	—	—
Forfeited/expired	—	—	—	—

Outstanding at End of period	—	—	149,026	12.80

Exercisable	—	$—	149,026	$12.80

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The warrants expense was $6,508 and $7,049 for 2020 and 2019 respectively.

14	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through March 18, 2021, the date at which the financial statements were available to be issued.

Glocal Healthcare Systems Private Limited

Consolidated Financial Statements as of and for the years ended March 31, 2020 and 2019

D. K. CHHAJER & CO. CHARTERED ACCOUNTANTS	NILHAT HOUSE 11, R. N. MUKHERJEE ROAD GROUND FL., KOLKATA- 700 001 PHONES: 033-2262 7280 / 2262 7279 TELE-FAX : 033 2230-6106 E-mail.: dkchhaJer @gmall . com kolkata@dkc lndla.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of Glocal Healthcare Systems Private Limited

Report on the Audit of the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Glocal Healthcare Systems Private Limited and its subsidiaries, which comprise the consolidated balance sheet as of March 31, 2019 and March 31, 2020, and the related consolidated statements of profit and loss and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in India; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Glocal Healthcare Systems Private Limited and its subsidiaries as of March 31, 2019 and March 31, 2020, and their consolidated financial performance and their consolidated cash flows for the years then ended in accordance with generally accepted accounting principles in India.

Emphasis of Matter

(i)

As discussed in Note 1 (x) to the financial statements, the Company has incurred losses in its initial stage of operations resulting in net liquidity constraints. Management’s evaluation of the events and conditions and management’s plans to mitigate these matters are also described in Note 1 (x). Our opinion is not modified with respect to this matter.

(ii)

The management has discussed in Note 42 of the financial statements regarding the uncertainties and the management’s assessment of the financial impact due to the lock-down and other restrictions and conditions related to the COVID-19 pandemic situation, for which a definitive assessment of the impact is highly dependent upon circumstances / developments as they evolve in the subsequent periods. Our opinion is not modified with respect to this matter.

(iii)

Generally accepted accounting principles in India vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 41 to the consolidated financial statements. Our opinion is not modified with respect to this matter.

D. K. Chhajer & Co.

UDIN: 20017483AAAAEP8861

Kolkata

30th December, 2020

Glocal Healthcare Systems Private Limited

Consolidated Balance Sheet as at 31 March 2020

Amount in USD

	Note	31 March 2020	31 March 2019
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	6,812,652	6,812,652
Reserves and surplus	3	713,832	(1,001,696)

		7,526,484	5,810,956
Minority interest	34	1,728,427	1,705,624
Non-current liabilities
Long-term borrowings	4	1,578,912	13,281,012
Long-term provisions	5	129,685	111,200

		1,708,597	13,392,212
Current liabilities
Short-term borrowings	6	3,892,608	3,943,193
Trade payables	7
—total outstanding dues of micro enterprises and small enterprises		—	—
—total outstanding dues of creditors other than micro enterprises and small enterprises		1,471,145	2,418,496
Other current liabilities	8	23,834,963	13,901,348
Short-term provisions	5	7,651	8,769

		29,206,367	20,271,806

TOTAL		40,169,875	41,180,599

ASSETS
Non-current assets
Goodwill	9	459,982	598,136
Property, plant and equipment	10	24,378,417	27,108,428
Intangible assets	11	2,865,890	2,991,695
Capital work-in-progress		4,637,925	4,390,896
Deferred tax assets	30	—	—
Long-term loans and advances	12	1,125,061	1,137,008
Other non-current assets	13	20,626	54,393

		33,487,901	36,280,556
Current assets
Inventories	14	269,296	259,664
Trade receivables	15	4,719,956	3,257,573
Cash and bank balances	16	171,867	621,199
Short-term loans and advances	17	1,008,242	418,651
Other current assets	18	512,613	342,956

		6,681,974	4,900,043

TOTAL		40,169,875	41,180,599

Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date attached

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Statement of Profit and Loss for the year ended 31 March 2020

Amount in USD

		For the year ended	For the year ended
	Note	31 March 2020	31 March 2019
Revenue from operations	19	9,057,344	7,220,982
Other income	20	2,136,145	57,205

Total revenue		11,193,489	7,278,187

Expenses
Purchase	21	961,711	1,239,083
Course operating expenses	22	—	—
Changes in inventories	23	(38,620)	(50,666)
Employee benefits expense	24	1,437,745	2,167,548
Finance costs	25	2,150,174	2,778,598
Depreciation and amortisation	26	1,404,801	1,183,020
Other expenses	27	2,870,913	4,427,102

Total expenses		8,786,723	11,744,683

Profit/(Loss) before tax		2,406,766	(4,466,496)

Income tax expense
Current tax		—	6,123
Deferred tax	30	—	—

Profit/(Loss) after tax (before adjustment of minority interest)		2,406,766	(4,472,620)

Minority Interest		22,802	(462,252)

Profit/(Loss) for the year		2,383,964	(4,010,368)

Earnings/(loss) per equity share [nominal value of share INR 10 each (Previous year INR 10 each)]	28
Basic		4.84	(8.14)
Diluted		0.09	(8.14)
Significant accounting policies	1

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date attached

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Cash Flow Statement for the year ended 31 March 2020

Amount in USD

		31 March 2020	31 March 2019
A.	Cash flow from operating activities
	Profit/(Loss) before tax	2,406,766	(4,466,496)
	Adjustments for :
	Depreciation and amortisation	1,404,801	1,183,020
	Provisions/liabilities no longer required written back	(2,109,763)	(41,727)
	Interest income	—	(12,513)
	Finance costs	2,150,174	2,778,598

		1,445,212	3,907,377
	Operating cash flow before working capital changes	3,851,977	(559,120)
	Adjustments for:
	(Increase) in trade and other receivables/advances	(2,817,928)	847,409
	Decrease in inventories	(9,631)	35,257
	Increase in trade payables, other liabilities and provisions	332,248	1,599,791

		(2,495,312)	2,482,457
	Cash (used in) operations	1,356,665	1,923,337
	Income taxes refund (net)	16,628	(94,462)

	Net cash (used in) operating activities (A)	1,373,293	1,828,874
B.	Cash flow from investing activities
	Purchase or construction of property, plant and equipment and intangible assets and movement in capital work in progress and capital advances and capital creditors	(985,522)	(2,422,765)
	Proceeds from sale of property, plant & equipment	—	10,929
	Bank deposits (having original maturity of more than 3 months)	(8,958)	122,810
	Interest received	(10,231)	40,082

	Net cash (used in) investing activities (B)	(1,004,711)	(2,248,945)
C.	Cash flow from financing activities
	Acquisition of minority interest	—	69,839
	Proceeds from borrowings (net)	(537,770)	3,298,150
	Principal payments under finance lease	—	(987)
	Finance costs paid	(311,595)	(2,493,507)

	Net cash provided by financing activities (C)	(849,365)	873,495

	Net (decrease) in cash and cash equivalent (A+B+C)	(480,782)	453,425
	Cash and cash equivalents at the beginning of the year	592,684	139,258

	Cash and cash equivalents at the end of the year (Refer Note (i) below)	111,902	592,683

	Notes:
(i)	Components of cash and cash equivalent (refer note 16)
	Cash on hand	32,083	41,300
	Balance with banks
	On current accounts	71,853	551,025
	On deposit accounts (with original maturity of 3 months or less)	7,965	359

		111,901	592,684

The above cash flow statement has been prepared under the ‘Indirect Method’ as set out in the Accounting

(ii)	Standard 3 on Cash Flow Statement (AS 3 ) specified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules, 2014.

The notes referred to above form an integral part of the consolidated financial statements.

As per our report of even date

For D.K. CHHAJER & CO. Chartered Accountants Firm’s Registration Number: 304138E	For and on behalf of the Board of Directors

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020

Group information

Glocal Healthcare Systems Private Limited (“the Company” or “the Holding Company” or “the hospital”) was incorporated on 22 July 2010 as a private limited company under the Companies Act, 1956 to set up a chain of modern hospitals across rural India. The Company is primarily engaged in business of rendering medical and health care services. As part of its business activities, the Company holds interests in its subsidiaries and Limited Liability Partnerships (LLPs) firms through which it manages and operates a networks of hospitals across rural India.

The Company, its subsidiaries and LLPs, over which the Company exercise control (jointly referred to as the ‘Group’ herein under), considered in these consolidated financial statements are:

Subsidiary Companies

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020	Percentage of ownership interest as at 31 March 2019
1	GHSPL Multispeciality Hospital & Trauma Centre Private Limited	India	100%	100%
2	Ficus Health-Infra Private Limited	India	100%	100%

Subsidiary - Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
1	GHSPL AMRO Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
2	GHSPL BEGUSARAI Healthcare LLP	India	95.00%	95.00%	95.00%	95.00%
3	GHSPL BGLP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
4	GHSPL FATEHPUR Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
5	GHSPL JEYPORE Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
6	GHSPL SAMBHAV KNJ Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
7	GHSPL MLD Super Speciality Healthcare LLP	India	63.00%	78.00%	63.00%	78.00%
8	GHSPL MUZF Super Speciality Healthcare LLP	India	42.00%	62.00%	42.00%	62.00%
9	GHSPL SAMBHAV RP Healthcare LLP	India	83.33%	96.00%	83.33%	96.00%
10	GHSPL SAMBHAV BSP Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
11	GHSPL JAUNPUR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
12	GHSPL JSPR Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
13	GHSPL BEM Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
14	GHSPL AMBEDKAR SCAN Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
15	GHSPL ARA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
16	GHSPL ASNSL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
17	GHSPL FRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
18	GHSPL MDPR Super Speciality Healthcare LLP	India	92.00%	98.00%	92.00%	98.00%
19	GHSPL SHRNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
20	GHSPL SJPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
21	GHSPL STP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
22	GHSPL SW Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
23	GHSPL DGHR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
24	GHSPL DNBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
25	GHSPL GYA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
26	GHSPL PRN Super Speciality Healthcare LLP	India	60.00%	76.00%	60.00%	76.00%
27	GHSPL DARBHANGA Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
28	GHSPL BALASORE Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
29	GHSPL BASTI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
30	GHSPL VARANASI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
31	GHSPL PURI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
32	GHSPL CNTA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
33	GHSPL JHRSD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
34	GHSPL ALIGR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Subsidiary—Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 March 2020		Percentage of ownership interest as at 31 March 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
35	GHSPL BHNGAR Super Speciality Healthcare LLP	India	56.00%	89.00%	56.00%	89.00%
36	GHSPL MRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
37	GHSPL SMBL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
38	GHSPL KNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
39	GHSPL Patna Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
40	GHSPL Dhubri Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

(This space is intentionally left blank)

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

(a)	Basis of preparation of consolidated financial statements:

The consolidated financial statements (“CFS”) have been prepared to comply in all material aspects with applicable accounting principles in India, the applicable Accounting Standards prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014, read with Companies (Accounting Standards) Amendment Rules, 2016 applicable with effect from 1 April 2016, the provisions of the Act (to the extent notified) and other accounting principles generally accepted in India, to the extent applicable and in particular Accounting Standard 21 (AS 21) - ‘Consolidated Financial Statements’. The CFS has been prepared on an accrual basis and under the historical cost convention.

The consolidated financial statements are presented in Indian Rupees, in the same format as that adopted by the parent Group for its standalone financial statements. The consolidated financial statement of the group is prepared in reporting currency as USD for the specific purpose of transaction with UpHealth Holdings, INC (Refer Note 39) and for the purpose of filing with SEC for their upcoming IPO. The functional currency and reporting currency for statutory reporting in India is INR. The financial line items of Profit and Loss have been converted using average INR/USD conversion rate for the respective financial year, balance sheet items have been converted using spot INR/USD conversion rate as on the reporting date. Opening balances as on 1st April 2018 has been converted using spot INR/USD conversion rate as on 1st April 2018 except for equity is continued at historical rate. Any differences arising out of the conversion has been debited/credited to Foreign Currency Translation Reserve

(b)	Principles of consolidation

The CFS have been prepared on the following basis:

(i) Subsidiary companies are consolidated on a line-by-line basis by adding together the book values of the like items of assets, liabilities, income and expenses, after eliminating all significant intragroup balances and intra-group transactions and also unrealized profits or losses in accordance with Accounting Standard 21 - “Consolidated Financial Statements”. The results of operations of a subsidiary are included in the consolidated financial statements from the date on which the parent subsidiary relationship comes into existence.

(ii) The difference between the cost to the Group of its investment in the subsidiary and its proportionate share in the equity of the subsidiary as at the date of acquisition of stake is recognised as goodwill or capital reserve, as the case may be. Goodwill is tested for impairment at the end of each accounting year or if there is any indication of impairment. For impairment, the carrying value of goodwill is compared with the present value of discounted cash flows of the respective subsidiaries and loss, if any, is adjusted to the carrying value of the goodwill.

(iii) Minorities’ interest in net profits/losses of the subsidiary for the year is identified and included in the income in order to arrive at the net income attributable to the shareholders of the Group. Their share of net assets is identified and presented in the consolidated balance sheet separately. Where accumulated losses attributable to the minorities are in excess of their share of losses as per the contractual agreement, the same are accounted for by the holding Group.

(iv) As far as possible, the CFS are prepared using uniform accounting policies for like transactions and other events in similar circumstances and are presented, to the extent possible, in the same manner as the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Group’s separate financial statements, Where it is not practicable to use uniform accounting policies, differences in accounting policies are disclosed separately in accordance with AS 21 (Consolidated Financial Statements).

(v) The financial statements of the group entities used for the purpose of consolidation are drawn up to the same reporting date as that of the Group i.e. year ended 31 March 2020. In case where the subsidiaries are registered under the Limited Liability Partnership Act, 2008 (LLP Act), financial statements for them have been prepared as per the LLP Act.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses and the disclosure of contingent liabilities on the date of the consolidated financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Any revision to accounting estimates is recognised prospectively in current and future periods.

(d)	Current - non-current classification

All assets and liabilities have been classified as current or non-current as per the Group’s normal operating cycle. Based on the nature of services and the time between the providing services and their realisation in cash and cash equivalents, the Group has ascertained its operating cycle as 12 months for the purpose of current - non-current classification of assets and liabilities.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(a) it is expected to be realised in, or is intended for sale or consumption in, the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is expected to be realised within 12 months after the reporting date; or

(d) it is cash or cash equivalent unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

All other assets are classified as non-current.

Current assets include the current portion of non-current financial assets.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(a) it is expected to be settled in the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is due to be settled within 12 months after the reporting date; or

(d) the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

All other liabilities are classified as non-current.

Current liabilities include current portion of non-current financial liabilities.

(e)	Revenue recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the balance sheet date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary set-up is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the balance sheet date.

Interest is recognised on time proportion basis taking into account the amount outstanding and the interest rate applicable.

Dividend income is recognised when the right to receive payment is established.

Income from loyalty card sales are recognised when the related services are rendered to the patients.

(f)	Liabilities Written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(g)	Property, plant and equipment(PPE)

Land and building:

Land and buildings are initially recognised at cost. Freehold land (except land under capital work in progress) is subsequently carried at the revalued amount less accumulated impairment losses. Buildings are subsequently carried at the revalued amounts less accumulated depreciation and accumulated impairment losses.

Land and buildings are revalued by independent professional valuers on once in a 5-year basis and whenever their carrying amounts are likely to differ materially from their revalued amounts. When an asset is revalued, any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. The net amount is then restated to the revalued amount of the asset. In case of revaluation of PPE, any increase in net book value arising on revaluation is credited to revaluation surplus, except to the extent that it reverses a revaluation decrease of the same asset previously recognised as a charge in the Statement of Profit and Loss, in which case the increase is credited to the Statement of Profit and Loss. A decrease in net book value arising on revaluation is recognised as a charge in the Statement of Profit and Loss, except to the extent it offsets an existing surplus on the same asset recognised in the revaluation reserve, in which case the decrease is recognised directly in that reserve.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Other property, plant and equipment

All other items of property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management.

Borrowing costs are interest and other cost (including exchange differences arising from foreign currency

(h)	Depreciation

Depreciation on Property, plant and equipment (PPE) is provided on the straight-line method over the useful lives of assets prescribed in Schedule II of the Companies Act 2013. Depreciation for assets purchased /sold during a period is proportionately charged.

Leasehold land is amortised on a straight-line basis over the period of lease, i.e. 33 years.

(i)	Intangible assets

Goodwill

Goodwill arising on acquisition of business is measured at cost less any accumulated amortisation and accumulated impairment loss. Goodwill is tested for impairment annually.

Acquired intangible assets

Intangible assets that are acquired by the Group are measured initially at cost. After initial recognition, an intangible asset is carried at its cost less any accumulated amortisation and any accumulated impairment loss.

Internally generated intangible assets

Internally generated goodwill is not recognised as an asset. With regard to other internally generated intangible assets:

•

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Consolidated Statement of Profit and Loss as incurred.

•

Development activities involve a plan or design for the production of new or substantially improved products or processes. Development cost is capitalised only if the development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and directly attributable borrowing costs (in the same manner as in the case of property, plant & equipment). Other development expenditure is recognised in Consolidated Statement of Profit and Loss as incurred.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(j)	Amortisation

Goodwill generated on acquisition of business is amortised over a period of 5 years.

Intangible assets are amortised in Consolidated Statement of Profit or Loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortised on straight line basis.

Computer software, content development and license is amortised over its useful life of 5 years to 10 years as estimated by management. Amortisation on additions/deletions is provided on pro-rata basis in the year of purchase/disposal.

(k)	Government grants

Government grants / subsidies received towards specific property, plant and equipment (PPE) have been deducted from the gross value of the concerned PPE and grant / subsidies received during the year towards revenue expenses have been shown as other operating income in the Statement of Profit and Loss.

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

(l)	Impairment of property, plant & equipment and intangible assets

The carrying amounts of assets are reviewed at each Consolidated Balance Sheet date in accordance with Accounting Standard 28 on ‘Impairment of Assets’ prescribed in the Rule 7 of the Companies (Accounts) Rules, 2014, to determine whether there is any indication of impairment. If any such indication exists, the assets recoverable amounts are estimated at each reporting date. For the purpose of impairment testing, assets are grouped together into the smallest group of assets (cash generating unit or CGU) that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognised whenever the carrying amount of an asset or the cash generating unit of which it is a part exceeds the corresponding recoverable amount. Impairment losses are recognised in the Consolidated Statement of Profit and Loss. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Inventories

Inventories comprising of medicines and consumables are carried at lower of cost and realisable value. Cost comprise purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. In determining the cost, weighted average cost method is used.

Stores and spares consists of surgical instruments, linen, crockery and cutlery are valued at cost (using FIFO method). Based on the estimated life of 3 years, 1/3rd of value of stores and spares are charged to Consolidated Statement of Profit and Loss every year.

(n)	Foreign currency transaction

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Year end monetary assets and liabilities denominated in foreign currencies are translated at the year-end foreign exchange rates. Exchange differences arising on settlements/ year end translations are recognised in the Consolidated Statement of Profit and Loss for the year in which they arise.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(o)	Operating leases

Lease payments under an operating lease arrangements are recognised as expense in the Consolidated Statement of Profit and Loss on a straight line basis over the period of lease.

(p)	Investments

Investments that are readily realisable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other investments are classified as long-term investments. However, that part of long term investments which is expected to be realised within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current and non-current classification scheme of Schedule III.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investment.

Current investments are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investments.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Consolidated Statement of Profit and Loss.

Profit or loss on sale of investments is determined on the basis of carrying amount of investments disposed of.

(q)	Employee benefits

The Group’s obligations towards various employee benefits have been recognised as follows:

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits. These benefits include salaries, bonus and ex-gratia. The undiscounted amount of short-term employee benefits to be paid in exchange for employee services is recognised as an expense as the related service is rendered by employees.

Post employment benefits Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Group’s contribution is recognised as an expense in the Consolidated Statement of Profit and Loss during the period in which the employee renders the related service.

Defined benefit plans

The Group’s gratuity benefit scheme is defined benefit plans. The Group’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, that benefit is discounted to determine its present value. Any unrecognised past service costs are deducted. The calculation of the Group’s obligation under the plan is performed annually by an independent actuary using the projected unit credit method carried out at the balance sheet date.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

The Group recognises all actuarial gains and losses arising from defined benefit plan immediately in the Consolidated Statement of Profit and Loss. All expenses related to defined benefit plan are recognised in employee benefits expense in the Consolidated Statement of Profit and Loss.

Compensated Absences

The employees can carry-forward a portion of the unutilised accrued compensated absences and utilise it in future service periods or receive cash compensation on termination of employment. Since the compensated absences do not fall due wholly within twelve months after the end of the period in which the employees render the related service and are also not expected to be utilized wholly within twelve months after the end of such period, the benefit is classified as a long-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increase this entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

Termination benefits

Termination benefits are recognised as an expense when, as a result of a past event, the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

(r)	Taxation

Income-tax expense comprises current tax (i.e. amount of tax for the period determined in accordance with the income-tax law) and deferred tax charge or credit (reflecting the tax effects of timing differences between accounting income and taxable income for the period). Income-tax expense is recognised in the Consolidated Statement of Profit and Loss.

Current tax is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the applicable tax rates and tax laws. Deferred tax is recognised in respect of timing differences between taxable income and accounting income i.e. differences that originate in one period and are capable of reversal in one or more subsequent periods. The deferred tax charge or credit and the corresponding deferred tax liabilities or assets are recognised using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets are recognised only to the extent there is reasonable certainty that the assets can be realised in future; however, where there is unabsorbed depreciation or carried forward loss under taxation laws, deferred tax assets are recognised only if there is a virtual certainty supported by convincing evidence that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reviewed as at each balance sheet date and written down or written-up to reflect the amount that is reasonably/virtually certain (as the case may be) to be realised.

Minimum Alternative Tax (‘MAT’) under the provisions of the Income-tax Act, 1961 is recognised as current tax in the Statement of Profit and Loss. The credit available under the Act in respect of MAT paid is recognised as an asset only when and to the extent there is convincing evidence that the Group will pay normal income tax during the period for which the MAT credit can be carried forward for set-off against the normal tax liability. MAT credit recognised as an asset is reviewed at each balance sheet date and written down to the extent the aforesaid convincing evidence no longer exists.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(s)	Provisions and contingent liabilities

A provision is created when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Contingent assets are neither recognised nor disclosed in the financial statements. However, contingent assets are assessed continually and if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognised in the period in which the change occurs.

(t)	Earnings/(loss) per share

Basic earnings/ (loss) per share is calculated by dividing the net profit/(loss) for the year attributable to equity shareholders by the weighted average number of equity shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of equity and dilutive potential equity shares outstanding during the year, except where the results would be anti-dilutive.

(u)	Discount on issue of debentures

Discount on issue of debentures and expenditure incurred in connection with such issue are amortised over the term of the debentures in proportion to the principal amount outstanding.

(v)	Cash and cash equivalents

Cash and cash equivalents in the cash flow statement comprise cash at bank and in hand and short term investements with original maturity of three months or less.

(w)	Cash flow statement

Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Group are segregated.

(x)	Going Concern

The group consolidated financial statements have been prepared on the basis that the group will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The group have incurred losses till year end March 31, 2019 and have delays in repayment of loan. The Company is under discussion with the bank for extension, however due to the COVID situation, there has been delay in approvals from Bank, the management expects to receive the approvals for extension in certain period of time shortly. The Group has earned profits for year end March 31, 2020 and also expects to earn profits in subsequent years based on the management projections and contracts entered. The Group also have received guarantee for the creditors of $35,000,000 from Uphealth, Inc. as part of the share purchase agreement dated October 22, 2020 (Refer note 39). With the positive cash flows from operation and the transaction with Uphealth, Inc., the management believes that there are no concerns towards near term access to capital and meeting its obligations.

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

2	Share capital

				Amount in USD
	31 March 2020		31 March 2019
	Number of shares	Amount	Number of shares	Amount
Authorised
Equity shares of INR 10 each	13,500,000	2,075,515	13,500,000	2,075,515
Preference shares of INR 100 each	5,000,000	7,687,092	5,000,000	7,687,092
Preference shares of Re. 1 each	3,200,000	49,197	3,200,000	49,197

	21,700,000	9,811,805	21,700,000	9,811,805

Issued, subscribed and paid up
Equity Shares
Equity shares of INR 10 each	492,904	104,371	492,904	104,371

Preferred Stock
0.001% Compulsorily Convertible Cumulative Preference Shares - Series A of INR 100 each	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares - Series C of INR 100 each	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1 of INR 100 each	157,234	243,565	157,234.00	243,565
8% Compulsorily Convertible Cumulative Preference Shares of INR 100 each	3,499,588	5,550,528	3,499,588	5,550,528

Total	4,645,439	6,812,652	4,645,439	6,812,652

a) Reconciliation of the shares outstanding at the beginning and at the end of the year:
Equity shares of INR10 each fully paid up
At the commencement and at the end of the year	492,904	104,371	492,904	104,371
Shares issued during the year	—	—	—	—

At the end of the year	492,904	104,371	492,904	104,371

0.001% Compulsorily Convertible Cumulative Preference Shares - Series A
At the commencement and at the end of the year	240,777	508,086	240,777	508,086
Shares converted into equity shares during the year	—	—	—	—

At the end of the year	240,777	508,086	240,777	508,086

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C
At the commencement and at the end of the year	254,936	406,102	254,936	406,102
Shares issued during the year	—	—	—	—

At the end of the year	254,936	406,102	254,936	406,102

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

				Amount in USD
	31 March 2020		31 March 2019
	Number of shares	Amount	Number of shares	Amount

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1
At the commencement and at the end of the year	157,234	243,565	157,234	243,565
Shares issued during the year	—	—	—	—

At the end of the year	157,234	243,565	157,234	243,565

8% Compulsorily Convertible Cumulative Preference Shares
At the commencement of the year	3,499,588	5,550,528	3,499,588	5,550,528
Shares issued during the year	—	—	—	—

At the end of the year	3,499,588	5,550,528	3,499,588	5,550,528

b)	Shares held by holding company:

The Company does not have a holding company.

c)	Details of shareholders holding more than 5% are as follows

	Number of shares	% of shares held	Number of shares	% of shares held
Equity shares of INR 10 each fully paid up held by
Dr. Syed Sabahat Azim	154,000	31.24	154,000	31.24
Mrs. Richa Sana Azim	154,000	31.24	154,000	31.24
Mr. M. Damodaran	52,855	10.72	52,855	10.72
Elevar Equity Mauritius	52,555	10.66	52,555	10.66

0.001% Compulsorily Convertible Cumulative Preference Shares - Series A
Elevar Equity Mauritius	146,616	60.89	146,616	60.89
Sequoia Capital India Investment Holdings III	94,161	39.11	94,161	39.11

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C
Elevar Equity Mauritius	125,774	49.34	125,774	49.34
Sequoia Capital India Investment Holdings III	62,887	24.67	62,887	24.67
Mr. M. Damodaran	45,311	17.77	45,311	17.77
Kimberlite Social Infra Private Limited	20,964	8.22	20,964	8.22

0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1
Elevar Equity Mauritius	157,234	100	157,234	100

8% Compulsorily Convertible Cumulative Preference Shares
SIDBI Trustee Company Limited A/C Samridhi	3,499,588	100	3,499,588	100

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

d)	Rights, preferences and restrictions in respect of each class of shares including restrictions on the distribution of dividends and the repayment of capital:

i) The Company has a single class of equity shares. Each holder of equity share is entitled to one vote per share, when present in person on a show of hands. In case of poll, each holder of equity shares shall be entitled to vote in proportion to his paid-up equity share capital.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive any of the remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series A” having a par value of INR 100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount. The holders of preference shares may convert the preference shares in whole or part into equity shares at any time before January 13, 2026 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares at the then applicable conversion rate, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier. The Company shall and the founders shall cause the Company to undertake a Qualified IPO (‘IPO’) at a price equal to the fair market value or a strategic sale, in the event the Company fails to complete the qualified IPO or strategic sale, the investor shall have the right, to call or buyback of all or part of the investor shares by the Company whether through one or more successive buyback offer at fair value. The buyback is subject to the meeting the conditions as provided by Companies Act 2013. The agreement is subsequently been amended on December 11, 2020 which provides the investor had no point in time intent to exercise such buyback rights and based on the addendum letter, such buyback rights may be deemed to have been removed from the shareholders agreement.

iii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series C” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount or such higher percentage as declared in respect of the holders of equity shares. The holders of the preference shares may convert the preference shares in whole or part into equity shares at any time before December 31, 2030 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier.

iv) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series C1” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. in addition, if the holders of equity shares or any other class of shares (other than shares held by SIDBI) are proposed to be paid dividend in excess of 0.001% , the holders of Series C1- Compulsorily Convertible Cumulative Preference Shares shall be entitled to dividend at such higher rate. The holders of the Series C1-Compulsorily Convertible Cumulative Preference Shares may convert at 1:1 in whole or part into equity shares at any time before 19 years from the date of issuance.

v) The Company has a class of preference shares referred to as “8% Compulsorily Convertible Cumulative Preference Shares”, having a par value of INR 100 each allotted on 24 September 2013 and 13 August 2014. These preference shares carry a pre-determined cumulative dividend rate of 8% p.a. on the capital for the time being paid up on the subscribed preference shares. The Company and/or the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

promoters or their nominees may on or before the October 31, 2018, or such later date as agreed by the investors after giving notice of at least thirty (30) days to the investor, buy back/redeem/purchase the preference shares held by the investor either in full or in part at any time during the tenure of this Agreement. In case the Company/Promoters have not bought back/redemed/purchased the subscription preference shares, the Company shall convert the outstanding preference shares at an pre-agreed IRR of 16%, this is later amended in agreement dated March 31, 2017, In the event the PAT for the Financial Year ending March 31, 2018 is negative (i.e. there is a loss), the conversion of the Outstanding Preference Shares (issued as per the SSHA) into Equity Shares shall be at the par value of the Equity Shares. The Companies have a negative PAT in year end March 31, 2018 and hence the preference shares are convertible at 1:1 ratio. There is subsequent round of preference shares issued as per agreement dated March 31, 2017 at similar terms.

3	Reserves and surplus

	31 March 2020	31 March 2019
Securities premium account	8,320,698	8,320,698
Revaluation surplus	10,128,170	10,128,170
General reserve	331,361	331,361
Foreign Currency Translation reserve	(2,576,594)	(1,908,158)
Surplus in Statement of Profit and Loss
At the commencement of the year	(17,873,766)	(13,863,398)
Add: Profit/(Loss) for the year	2,383,964	(4,010,368)

Balance as at the end of the year	(15,489,802)	(17,873,766)

Total reserves and surplus	713,832	(1,001,696)

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

4	Long-term borrowings

					Amount in USD
		Non-current portion		Current portion*
	Secured/ unsecured	31 March 2020	31 March 2019	31 March 2020	31 March 2019
204,540 (previous year: 204,540) 13.55% non-convertible debentures of INR 1,000 each	Secured	—	—	2,715,433	2,940,868
Less: Discount on issue of debenture to the extent not written off or adjusted		—	—	—	2,713

		—	—	2,715,433	2,938,155

Term loans from Banks	Secured	—	10,297,067	12,630,603	3,487,525
Term loan from Small Industries Development Bank of India	Secured	561,155	718,898	107,534	93,457
Term loan from National Skill Development Corporation	Secured	695,997	1,129,351	1,396,354	1,136,706
Term loan from Caspian Impact Investments Private Limited	Unsecured	—	359,449	1,327,580	1,078,347
Term loan from Blacksoil capital Private
Limited	secured	—	245,079	362,333	588,477
Equipment loan	Secured	321,760	531,167	237,157	297,165

		1,578,912	13,281,012	18,776,995	9,619,832

*	Amount disclosed under Other current liabilities - Note 8

(a)	Secured non-convertible debenture

(i)

The Company had issued 13.55% redeemable non-convertible debenture of face value of INR 1,000 each agreegating to INR 204,540,000 (USD 2,715,433) at a discount of 0.95% on face value on 19 March 2016 to Essential Capital Consortium BV on private placement basis. These debentures are redeemable at par in two equal instalments of INR 102,270,000 (USD 1,478,574) each on 5 May 2019 and 5 November 2019 and in case put option is exercised by debenture holder, the total balance of INR 204,540,000 (USD 287,172) has to be repaid on any date not earlier than 11 February 2019. Interest is payable semi-annually at the rate of 13.55% per annum (net of withholding tax) on interest payment dates or earlier in case upon the exercise of the put option (interest payment starting from 5 May 2016 and ending on 5 November 2019 and in case put option is exercised, starting from 5 May 2016 and ending on 11 February 2019 ) as per Mortgage Cum Debenture Trust Deed dated 4 February 2016.

(ii)	These debentures are secured by way of a second ranking and continuing charge by way of registered mortgage on the;

(a) immovable secured properties i.e rights in relation to;

(i) piece and parcel of garden land at Sonamukhi (District: Bankura) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(ii) piece and parcel of land at Bolpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(iii) piece and parcel of land at Behrampore (District: Murshidabad) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iv) rooftop of one-storied building, ground floor stalls and rear vacant land at Dubrajpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future

(v) office space together with all constructions and plant and machinery erected thereon at Ecospace, New Town Rajarhat (Kolkata)

(b) movable assets in relation to hospitals at Sonamukhi (District: Bankura), Dubrajpur (District: Birbhum), Behrampur (District: Bankura), Bolpur (District: Birbhum) and head office at Ecospace, New Town Rajarhat (Kolkata).

(iii)

In view of contribution of the company in the field of medicine especially during the COVID situation, USAID has decided to approve grant by paying off its debts towards Essential Capital Consortium (ECC). The grant has approved as on date of signing off balance sheet and ROC filing ahs been completed in June 2020.

(b)	Term loans from Allahabad Bank

(i)	Term loan from Allahabad Bank amounting to INR 952,256,998 (USD 12,641,978) [previous year INR 958,730,792 (USD 13,784,592)] is secured by;

(a) For term loan I and II: First and exclusive charge by way of equitable mortgage on freehold land of Sonamukhi Unit, Bolpur Unit and Berhampore Unit and leasehold land of Dubrajpur Unit and construction thereon including hospital building, staff quarters etc (both present and future). Further, first and exclusive charge by way of hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles and other fixed assets both moveable and immovable of the respective five units and administrative office of the Company (both present and future). Second charge on the entire current assets of the five units and administrative office of the Company (both present and future).

(b) For term loan III,IV & V: 1. First Charge by way of Equitable Mortgage on land and building for the proposed 10 hospitals under LLPs i.e. Amroha Unit, Krishnanagar Unit, Jeypore Unit,, Muzzafarpur Unit, Bhagalpur Unit, Medinipur Unit, Malda Unit, Fatehpur Unit, Basti Unit and Bhangar Unit and construction thereon including hospital building, staff quarters, offices etc. (both present and future)

2. First Charge by way of Hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles, hospital equipments and other fixed assets both moveable and immovable of the proposed 10 hospitals under LLPs (both present and future)

3. Assignment of free cash-flows available to the Company as its share in the LLPs

Second charge on the entire current assets of the 10 hospitals operated by LLPs (Both present and future). Personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim.

(ii)

Interest on the above Term Loan-I, II & III carries an interest of 1-year MCLR plus 3.10% p.a. at monthly rests and is payable as and when due. And Term Loan IV and V carries an interest of 1-year MCLR plus 4.10% p.a. at monthly rests and is payable as and when due.

(iii)	The Company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

late. The Bank and the Company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process.

(c)	Term loan from Small Industries Development Bank of India (SIDBI)

(i)	Term loan from SIDBI amounting to INR 50,900,000 (USD 675,738) [previous year INR56,500,000 (USD 812,355) ] is secured by:

(a) First charge by way of mortgage of leasehold rights of the borrower in favour of SIDBI over immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Hypothecation of all the movables acquired / to be acquired under the project including the movables, plant, machinery, spares, tools & accessories, office equipment, computers, furniture and fixtures situated at 34.188 decimal situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar.

(c) Personal guarantee of Dr. Syed Sabahat Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)	Above term loan carries an interest of SIDBI’s Prime Lending Rate (PLR) plus 1.50%, at monthly rests and is payable as and when applied.

(d)	Term loan from National Skill Development Corporation

(i)	Term loan from National Skill Development Corporation amounting to INR 157,606,322 (USD 2,092,351) [previous year : INR 157,606,322 (USD 2,266,057)] is secured by:

(a) Charge on the movable, immovable acquired assets and receivables including revenue from franchisee arrangements, earnings from training programs.

(b) Deeds of hypothecation to be executed as and when assets are acquired and intimation forwarded to NSDC.

The term loan has been sanctioned for INR 189,000,000 (USD 2,500,000) and is to be disbursed in five instalments. The period of loan is ten years with two years moratorium on interest and principal from the date of first disbursement of the loan, final repayment by Q4 of the year 2021-22. The loan is repayable on quarterly basis, after moratorium period, as per the repayment schedule given in the loan agreement. The Company has not repaid of principal and interest as per the repayment schedule. Principal and interest is outstanding from fourth quarter of the financial year ended 31 March 2017 till date. The current skilling structure has resulted in pendencies for the Company and hence the Company has approached NSDC for changes in the structure. The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(ii)	The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(e)	Term loan from Caspian Impact Investments Pvt. Ltd.

(i)	Term loan from Caspian Impact Investments Pvt. Ltd. amounting to INR 100,000,000 (USD 1,327,580) [previous year: INR 100,000,000 (USD 1,437,796)] is unsecured and other terms are:

(a) Carries an interest rate of 15% p.a.

(b) Purpose is to finance working capital.

(c) At the end of the tenor of the credit facility or upon prepayment of credit facility,whichever is earlier the borrower shall pay such additional interest that resulting in the overall XIRR of 18% on the entire credit facility from the First Disbursement date until the repayment date.

(d) Additionally the lender shall have the option but not an obligation to convert whole or part of the unpaid amount under the Credit Facility and/or invest additional amount cumulatively upto a maximum of INR 100,000,000 (USD 1,327,580) at the share price of the next round of equity investment immediately after the execution date for subscription of shares whether equity or preference.

(e) As per revised schedule dt. April 24, 2020 entire loan will be repaid on December 31, 2020 and interest will be charged on monthly rest.

As per revised repayment schedule there is no continuing overdue as on date of signing of balance sheet.

(f)	Equipment loan

(i)	Equipment loan from India Infoline Finance Limited amounting to INR 11,356,719 (USD 150,770) [previous year: INR 13,548,550 (USD 198,400)] consists of:

(i) Rs 8,529,123 (previous year: Rs 8,529,123) secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with limit of INR 13,541,350 and at the margin of 11%. This loan is repayable in 72 equated monthly instalments starting from 15 January 2016. Interest on equipment loan carries an interest rate of 13% p.a.

(ii) Rs 5,019,427 (previous year: INR 5,019,427) secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with limit of INR 6,942,000 at the margin of 11%. This loan is repayable in 72 equated monthly instalments starting from 1 August 2016. Interest on equipment loan carries an interest rate of 13.01% p.a.

(ii)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Amroha Super Speciality Healthcare LLP amounting to INR 5,822,799 (USD 77,302) [previous year: INR 7,524,662 (USD 108,189)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 11,738,210 (USD 155,834) and at the margin of 11%. This loan is repayable in 72 equated monthly instalments of INR 150,100 (USD 2220) starting from 15 January 2016, INR 213,750 (USD 3,138) starting from 15 January 2017 and INR 260,450 (USD 3,899) starting from 15 February 2017. Equipment loan carries an interest at the rate of 13% p.a.

(iii)	Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Sambhav KNJ Healthcare LLP amounting to INR 8,040,442 (USD 106,743) [previous year: INR 10,971,843

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(USD 157,753)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR17,048,720 and at the margin of 11%. This loan is repayable in 72 monthly installments of INR 201,500 (USD 2,980) starting from 15 January 2016 and INR 383,000 (USD 5,623) starting from 15 January 2017. Equipment loan carries an interest at the rate of 13% p.a.

(iv)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL MUZF Super Speciality Healthcare LLP amounting to INR 9,305,242 (USD 123,535) [previous year: INR 12,837,321 (USD 184,574) is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 21,587,395 (USD 286,590) and at the margin of 11%. This loan is repayable in 72 monthly installments of INR 272,500 (USD 4,073) starting from 15 February 2016 and INR 480,000 (USD 7,047) starting from 15 January 2017. Equipment loan carries an interest at the rate of 13% p.a.

(v)

Equipment loan from Dewan Housing Finance Limited taken in the books of GHSPL BGLP Super Speciality Healthcare LLP amounting to INR 2,459,836 (USD 32,656) [previous year: INR 4,529,609 (USD 65,127 )] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim (Directors of Glocal Healthcare Systems Pvt ltd.- partner in LLP). This equipment loan has been sanctioned with a limit of INR 9,999,591 (USD 132,753) and at the margin of 11%. This loan is repayable in 60 monthly installments of INR 224,991 starting from March 2016. Equipment loan carries an interest at the rate of 12.50% p.a.

(vi)

Equipment loan from Dewan Housing Finance Limited taken in the books of GHSPL Jeypore Healthcare LLP amounting to INR 2,693,833 (USD 35,763) [previous year: INR 4,916,556 (USD 70,690) is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of two Directors of Glocal Healthcare Systems Private Limited- partner, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim. This equipment loan has been sanctioned with a limit of INR 10,011,423 (USD 132,910). This loan is repayable in 60 equated monthly instalments of INR 225,257 (USD 3,396) starting from April 2016. Equipment loan carries an interest at the rate of 12.50% p.a.

(vii)

Equipment loan from India Infoline Finance Limited taken in the books of GHSPL Begusarai Healthcare LLP amounting to INR 2,421,567 (USD 32,148) [previous year: INR 3,282,710 (USD 47,199)] is secured by way of exclusive hypothecation charge over equipment being financed and personal guarantee of Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim [Directors of GHSPL (partner in the LLP)]. This equipment loan has been sanctioned with a limit of INR 5,226,970 (USD 69,392). This loan is repayable in 72 monthly installments (including first 12 months as principle moratoriam) starting from 15 January, 2016. Equipment loan carries an interest of 13% p.a

(g)	Term loan from Blacksoil Capital Private Limited

Term loan from Black Soil Private Limited amounting to INR 27,272,723 (USD 362,067) [previous year: INR 57,945,543 (USD 833,139)] is unsecured and other terms are:

(a) Carries an interest rate of 16.25% p.a.

(b) The loan of INR 75,000,000 (USD 995,685) has been sanctioned for business purpose.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(c) The facility is secured by way of hypothecation created in favour of Black Soil Private Limited over following:

(i) a first & exclusive charge over inventory.

(ii) a first & exclusive charge on the Identified Receivables accruing to the borrowers, both present & future.

(iii) if the DSRA in the form of fixed deposit, then first & exclusive charge on DSRA.

(d) Loan is to be repaid in 22 equated monthly installment of INR 3,409,091 (USD 45,258) starting from 30th November, 2018 till 31st August, 2020.

(e) In light of the stress in the financial sector caused by the COVID-19 pandemic, the Tenure shall stand extended by 12 (twelve) months starting from September, 2020. The extension has come after the reporting date.

(f) There is no continuing overdue as on date of signing of balance sheet

(h)	Loan from Hero Fincorp

(i)	Term loan amounting to Nil (previous year Nil) is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no. 827, 3665, 3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 796,548) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(i)	Overdue payment of loan

		( IN USD)
Particulars	Principal Amount	Interest Amount	Period
Allahabad Bank Loan
TL-1	394,117	226,182	1.Principal Amount due from June 2018 2.Interest amount due from March 2019
TL-2	256,965	152,985
TL-3	491,216	344,725	1.Principal Amount due from June 2018 2.Interest amount due from January 2019
TL-4	373,050	390,837	1.Principal Amount due from July 2018 2.Interest amount due from January 2019
TL-5	1,059,409	778,657	1. Principal & Interest due from Janurary’2019 to March 2020

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

		( IN USD)
Particulars	Principal Amount	Interest Amount	Period
Caspian Impact Investments Private Limited (Refer point “f” above)	331,895	33,278	Feruary 2019 to March 2020
Blacksoil Capital Private Limited (Refer point “h” above)	135,775	12,393	January 2019 to March 2020
National Skill Development Corporation (NSDC)	346,783	130,903	April 2019 to March 2020
Small Industries Development Bank Ltd.	15,931	15,912	January 2020 to February 2020
Total	3,405,142	5,491,013

There is no continuing overdue in respect of loan from Caspian Impact Investments Private limited & Black soil Private Limited as on date of signing of balance sheet.

(k) As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief is extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

5	Provisions

				Amount in USD
	Long-term		Short-term
	31 March 2020	31 March 2019	31 March 2020	31 March 2019
Provision for employee benefits
Gratuity Compensated	78,161	66,285	3,322	3,683
Absences	51,524	44,916	2,471	3,073

	129,685	111,200	5,793	6,756

Other provisions
Provision for Income
Tax	—	—	1,859	2,013

	—	—	1,859	2,013

	129,685	111,200	7,651	8,769

5.1

Actuarial valuation has not been done for non-operative LLP’s and LLP’s which are given on O&M or where there are no employees as on March 31, 2020. Hence, for those LLP’s closing balance is taken as it is from March 31, 2019. Name of LLP’s for whom Actuarial valuation was done in March 31, 2019 but not done in March 31, 2020 as follows:

a.	GHSPL JEYPORE Healthcare LLP

b.	GHSPL SAMBHAV KNJ Healthcare LLP

c.	GHSPL MUZF Super Speciality Healthcare LLP

d.	GHSPL MDPR Super Speciality Healthcare LLP

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

6	Short-term borrowings

	31 March 2020	31 March 2019
Cash credit facilities from bank (secured)	1,117,699	1,336,656
Unsecured loan
- loan from Hero Fincorp Ltd	929,306	431,339
- loan from related party (refer note 35)	373,962	406,005
- loan from directors (refer note 35)	20,312	28,468
- loan from others	1,451,329	1,740,725

	3,892,608	3,943,193

6.1(i)

Cash credit facilities from Allahabad Bank has been sanctioned with a limit of INR 50,000,000 (USD 663,790) (for working capital requirement of the five existing operational hospitals of the Company with a margin of 25%) and is secured by first and exclusive charge of hypothecation of all the current assets of the five units and administrative office of the Company (both present and future). Further, secured by (along with bank guarantee) second charge on land and building, plant and machineries and other fixed assets of the five existing operational hospitals under the Company’s direct ownership (both present and future). The cash credit facilitities carry an interest rate of one year MCLR plus 3.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable as and when due.

(ii)

During the financial year ended 31 March 2020, the Group has availed cash credit facilities from Allahabad Bank for Amroha, Krishnanagar, Jeypore, Begusarai, Bhagalpur, Medinapur, Malda, Bhangar, Basti and Muzafarpur LLP’s. Cash Credit from Allahabad Bank has been sanctioned with a limit of INR 30,000,000 (USD 398,287.15) and is secured by stock (margin of 25% on stocks and 40% on book debts up to 90 days old). The cash credit facilities carry an interest rate of 1 year Allahabad Bank MCLR + 4.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable on demand.

(iii)

The company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as NPA pending closure of restructuring process.

6.2	Interest free loan taken from directors and related parties are repayable on demand.

6.3	a. Loan taken from others is repayable on demand.

b.	Loan taken from others carries an interest rate of 12% to 15% p.a. (except for three parties)

6.4	Loan from Hero Fincorp

(i)	Term loan amounting to INR 70,000,000 (USD 929,306) [previous year INR 30,000,000 (USD 431,339)] is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 862,678) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively. The term loan facility for takeover of loan from SIDBI & IIFL has not been availed and hence got expired. So the charge created against immovable property is still lying with SIDBI.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(iv)	The repayment of loan has not started yet.

(v)

As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief is extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

7	Trade payables

	31 March 2020	31 March 2019
Total outstanding dues of micro enterprises and small enterprises	—	—
Total outstanding dues of creditors other than micro enterprises and small enterprises	1,471,145	2,418,496

	1,471,145	2,418,496

7.1	For dues to micro and small suppliers, refer to note 31

8	Other current liabilities

	31 March 2020	31 March 2019
Current maturities of long-term debts (refer note 4)	18,776,995	9,619,832
Interest accrued and due on term loans	2,275,228	596,171
Interest accrued and due on cash credit	145,101	—
Interest accrued and due on equipment loan	32,465	19,072
Interest accrued and due on other loan	118,523	—
Interest accrued but not due on debentures	—	158,953
Interest accrued but and due on debentures	182,050	—
Creditors for capital goods	178,446	717,026
Employee benefits payable	539,903	911,934
Advance from TPA & Customers	431,960	431,339
Partner’s Current A/c	17,259	18,691
Statutory dues payable
Provident fund	274,585	176,766
Professional tax	12,484	10,175
Employee state insurance payable	166,695	150,015
Tax deducted at source payable	327,555	457,415
Goods and services tax payable	88,504	207,322
Unearned revenue	131,424	341,605
Advance from patients and others	7,220	35,623
Other liabilities/ payables	128,565	49,409

	23,834,963	13,901,348

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

i. Major clients of the company are ESIC, PSU’s and various other government departments. There has been major delay in receipt of payment from their side which is creating challenges for the company to meet its operational expenses which includes statutory obligations also.

8.1	Due to this financial crunch there has been continuing delay in payment of statutory dues on the part of the company.

ii. As per Income Tax Act tax is to be deducted on payment or credit whichever is earlier, ignoring the fact whether payment has been made or not. Hence, TDS liability is deposited in respect of those to whom payment has been made.

8.2	Advance receipt of INR 30 mm from S.S Earth Moving Mining was for setup of dispensary setup in their mining area. But no space was allocated to us by them, hence setup is not done.

8.3	Advance include amount received from African medical supply for supply of Digital Dispensary setup but due to COVID outbreak same could not be fulfilled

8.4

Regarding interest accrued and due on term loan taken from Allahabad bank,the company has been disputing the EMIs being deducted by the bank since 2017 in respect to hospital projects, that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process. As the account has been declared technical NPA by the bank so no interest has been charged by the bank but following the concept of mercantile system of accounting interest on term loan from Allahabad Bank and interest on cash credit limit has been calculated and charged in expenses. This interest has been classified as Interest accrued and due under other current liabilities.

9	Goodwill

	31 March 2020	31 March 2019
Opening balance	598,136	639,580
Amortisation of Goodwill	(95,982)	—
Forex Adjustment	(42,172)	(41,444)

Closing balance	459,982	598,136

12	Long-term loans and advances

	31 March 2020	31 March 2019
(Unsecured and considered good)
To parties other than related parties
(a) Capital advances	544,996	559,029
(b) Security deposits	166,558	179,882

	711,553	738,911
(c) Other loans and advances
TDS receivables	413,507	398,097

	413,507	398,097

	1,125,061	1,137,008

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

13	Other non-current assets

	31 March 2020	31 March 2019
(Unsecured and considered good)
Bank deposits (due to mature after 12 months from the reporting date) [refer note 16]*	19,289	47,989
Balance with government authorities	661	716
Interest accrued on bank deposits	41	4,999
Interest accrued on electricity deposits	636	688

	20,626	54,393

14	Inventories

(Valued at lower of cost and net realisable value)
Stock of digital dispensary	51,168	—
Stock of medicines and medical consumables	214,162	247,135
Stores and spares	3,966	12,529

	269,296	259,664

15	Trade receivables

Receivables outstanding for a period exceeding six months from the date they become due for payment

(a) Unsecured and considered good	1,520,746	2,289,379
(b) Doubtful	434,940	471,048
Less: Provision for doubtful receivables	(434,940)	(471,048)

	1,520,746	2,289,379
Other receivables
(a) Unsecured, considered good	3,199,210	968,194

	4,719,956	3,257,573

16	Cash and bank balances

	31 March 2020	31 March 2019
Cash and cash equivalents
Cash on hand	32,083	41,300
Balance with banks:
On current accounts	71,853	551,025
On deposit accounts (with original maturity of 3 months or less)	7,965	359

	111,901	592,684
Other bank balances:
Deposits in banks with maturity of more than 3 months but less than 12 months*	59,965	28,515

	171,867	621,199

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

*	Bank deposits of USD 13,276 (31 March 2019: USD 14,378) have been pledged with Black Soil as security for term loan
*	Bank deposits of USD 30,421 (31 March 2019: USD 44,323) have been given as cash margin to banks for issuing bank guarantees to government authorities.

17	Short-term loans and advances

(Unsecured and considered good)
To parties other than related parties
Security deposits	37,376	40,479
Prepaid expenses	2,652	3,378
Advance for supply of goods and services	493,214	221,913
Advance to doctors	26,339	14,513
Advances to employees	396,399	99,368
Advances to others	52,262	39,000

	1,008,242	418,651

18	Other current assets

(Unsecured and considered good)
Interest accrued on bank deposits	16,261	6,030
Government grant receivable	492,567	309,455
Unbilled revenue	3,786	27,472

	512,613	342,956

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

10	Property, Plant & Equipment

	Freehold land	Leasehold land	Buildings	Electrical equipment	Medical & surgical equipments	Furniture and fixtures	Vehicles	Office equipment	Computers and accessories	Total
Gross block
As at 1 April 2018	6,058,520	32,426	20,286,052	930,781	4,066,207	684,259	13,958	190,944	347,028	32,610,176
Adjustments	—	—	—	—	—	—	—	—	—	—
Additions	—	—	112,135	491	20,382	3,451	—	350	2,418	139,225
Disposals	—	—	—	—	13,390	284	—	89	—	13,763
Forex Adjustment	(392,584)	(2,101)	(1,318,141)	(60,329)	(290,491)	(45,009)	(904)	(12,560)	(22,565)	(2,144,684)

As at 31 March 2019	5,665,936	30,325	19,080,046	870,943	3,809,487	642,984	13,054	178,824	326,881	30,618,480

As at 1 April 2019	5,665,936	30,325	19,080,046	870,943	3,809,487	642,984	13,054	178,824	326,881	30,618,480
Adjustment	—	—	—	—	—	—	—	—	—	—
Additions	—	—	—	16,981	52,856	1,683	—	1,750	1,651	74,921
Discard/Disposals	—	—	—	—	—	—	—	—	—	—
Forex Adjustment	(434,327)	(2,325)	(1,462,597)	(67,414)	(294,045)	(49,353)	(1,001)	(13,775)	(25,121)	(2,349,956)

As at 31 March 2020	5,231,609	28,001	17,617,449	820,510	3,568,298	595,315	12,053	166,799	303,411	28,343,444

Accumulated depreciation
As at 1 April 2018	—	3,588	1,339,858	239,065	741,386	254,169	7,055	95,186	236,580	2,916,887
Depreciation for the year	—	1,156	316,919	92,589	287,994	57,194	1,485	10,054	43,809	811,200
Accumulated depreciation on disposals	—	—	—	—	2,692	83	—	59	—	2,834
Forex Adjustment	—	(270)	(97,089)	(18,491)	(62,668)	(18,486)	(505)	(6,610)	(16,749)	(220,869)

As at 31 March 2019	—	4,474	1,559,688	313,163	969,404	292,960	8,035	98,688	263,640	3,510,052

As at 1 April 2019	—	4,474	1,559,688	313,163	969,404	292,960	8,035	98,688	263,640	3,510,052
Depreciation for the year	—	1,074	296,259	84,338	274,743	52,971	838	8,730	33,945	752,899
Accumulated depreciation on disposals	—	—	—	—	—	—	—	—	—	—
Forex Adjustment	—	(384)	(130,914)	(27,238)	(84,841)	(24,487)	(648)	(7,900)	(21,511)	(297,923)

As at 31 March 2020	—	5,164	1,725,033	370,263	1,159,306	321,444	8,225	99,519	276,075	3,965,028

Net block
31 March 2019	5,665,936	25,851	17,520,358	557,779	2,840,084	350,024	5,019	80,135	63,240	27,108,428

31 March 2020	5,231,609	22,837	15,892,417	450,247	2,408,992	273,870	3,828	67,280	27,336	24,378,417

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

11	Intangible assets

Amount in USD

	Computer software (internally generated platform/applications)	Computer software	Trademark	Content development	Total
Gross block
As at 1 April 2018	2,206,079	495,707	246	468,139	3,170,171
Additions	1,203,852	—	—	—	1,203,852
Deletions	—	—	—	—
Forex Adjustment	(181,955)	(32,121)	(16)	(30,335)	(244,427)

As at 31 March 2019	3,227,976	463,586	230	437,804	4,129,596

As at 1 April 2019	3,227,976	463,586	230	437,804	4,129,596
Additions (refer note)	663,573	—	—	—	663,573
Deletions	—	—	—	—	—
Forex Adjustment	(272,877)	(35,537)	(18)	(33,560)	(341,991)

As at 31 March 2020	3,618,673	428,050	212	404,244	4,451,178

Amortisation
As at 1 April 2018	401,396	239,159	111	191,378	832,044
Amortisation for the year	219,398	61,881	48	90,493	371,820
Deletions	—	—	—	—	—
Forex Adjustment	(33,118)	(17,502)	(9)	(15,333)	(65,962)

As at 31 March 2019	587,676	283,538	150	266,538	1,137,902

As at 1 April 2019	587,676	283,538	150	266,538	1,137,902
Amortisation for the year	414,315	57,490	44	84,071	555,920
Deletions	—	—	—	—
Forex Adjustment	75,249	(79,225)	(56)	(104,503)	(108,534)

As at 31 March 2020	1,077,240	261,804	138	246,106	1,585,288

Net block
31 March 2019	2,640,301	180,048	80	171,266	2,991,695
31 March 2020	2,541,433	166,246	74	158,137	2,865,890

HeloLYF application is internally developed by the company and it’s been recognized by the UN, WEF etc. The Company have incurred cost for further developments and enhancements in the current year. The company is generating revenue from sale of the licencses. The Company has capitalised the expense incurred post the technical feasibility of the application is established and the company would receive economic benefits through the licencsing to the customers.

In the current year Rs. 48,067,844 (USD 638,139) has been capitalised towards new added features and upgradation in the software. The application is amortised over a period of 5 years based on estimated useful by management.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

19	Revenue from operations

		Amount in USD
	31 March 2020	31 March 2019
Sale of services:
Income from hospital services	4,534,912	4,909,053
Income from training fees	—	17,622
Income from digital dispensary consultancy	1,226,063	964,183
Income from consultancy	—	10,448

Sale of goods:
Sale of pharmacy/ medicines	746,317	930,339
Sale of digital dispensary (net of Sales return USD 545,714 (31 March 2019: 365,378))	2,191,804	21,510

Other operating revenue:
Income from government grant	256,771	352,077
Miscellaneous income	101,477	15,751

	9,057,344	7,220,982

19.1

During the year company has entered into revenue sharing arrangement, the contractual arrangement is on principal to principal basis for hospital at Bolpur, Sonamukhi, Malda, Jeypore & Mednipore. These hospitals were earlier operated by Company itself. The non-refundable deposit is recognised as revenue at time of entering into contract and include under income from hospital services.

19.2

Income from government grant represents interest and tax subsidy from government of Bihar under Bihar Industrial Investment Promotion Act, 2016. Interest subsidy is available to GHSPL Muzafarpur Healthcare LLP, GHSPL Bhaglpur Healtcare LLP & GHSPL Begusari Healthcare LLP on the term loan availed by the LLP from Allahabad Bank & State Industrial Development Bank of India.

20	Other income

Interest on bank deposits	6,994	9,956
Interest on income tax refund	18,521	2,556
Provision/ liability no longer required written back	2,109,763	41,727
Miscellaneous income	868	2,966

	2,136,145	57,205

21	Purchases

		Amount in USD
	31 March 2020	31 March 2019
Medicines and medical consumables	898,589	1,094,256
Purchase of digital dispensary	63,122	144,826

	961,711	1,239,083

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

22	Course operating expenses

Training cost/ professional fees	—	—
Fooding and lodging	—	—
Externship expenses	—	—

	—	—

23	Changes in inventories

Inventory at the beginning of the year	237,285	204,744
Inventory at the end of the year	275,905	255,410

	(38,620)	(50,666)

24	Employee benefits expense

Salaries, wages and bonus	1,291,639	1,962,288
Contribution to provident and other funds	110,974	178,045
Staff welfare expenses	35,132	27,215

	1,437,745	2,167,548

25	Finance costs

	31 March 2020	31 March 2019
Interest expense on:
- debenture	38,743	448,909
- term loan	1,918,935	1,825,196
- other loan	93,988	126,817
- Cash credit	144,621	130,832
- finance lease	—	109
Other borrowing costs	530,982	517,794

	2,727,269	3,049,659
Less: Borrowing costs capita lised to qualifying assets	(577,095)	(271,061)

	2,150,174	2,778,598

25.1

Interest expenses has been calculated as per contractual term mentioned in sanction letter of Banks/ Financial Insitutions. The company is in discussion with Allahabad Bank for restructuring and other financial institutions for rescheduling of the repayment terms. The management beliefs that no penal interest will be charged by the banks & financial institution and hence no provision has been recognised in the statement of profit & loss.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

26	Depreciation and amortisaton

Depreciation of property, plant and equipment (PPE	752,899	811,200
Amortisation of Goodwill	95,982	—
Amortisation of intangible assets	555,920	371,820

	1,404,801	1,183,020

27	Other expenses

	31 March 2020	Amount in USD 31 March 2019
Consumption of stores and spares	6,445	46,321
Housekeeping expenses	95,406	146,309
Assets/Receivable written off	7,015	—
Power and fuel	176,237	337,314
Rates and taxes	30,818	27,634
Rent (refer note 36)
- equipments	3,918	58,294
- others	94,755	150,103
Patient food expenses	68,707	108,387
Professional fees:
- to doctors	1,579,504	2,320,968
- to others	13,482	8,226
Repairs to building	72,581	52,990
Repairs to surgical/medical equipment/machinery	47,845	44,960
Repairs to others	8,222	12,425
Payment to auditors *	26,329	24,555
Travelling and conveyance expenses	168,930	325,064
Advertisement and sales promotion	231,583	422,016
Testing expenses	60,538	90,702
Printing and stationery	30,137	60,508
Telephone and communication expenses	60,786	44,474
Miscellaneous expenses	87,675	145,850

	2,870,913	4,427,102

*	Payment to auditors

As auditor
Statutory audit	21,501	19,503
Tax audit	3,313	5,052
Reimbursement of Expenses	1,515	—

	26,329	24,555

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

28	Earnings/ (loss) per share

		Amount in USD
	31 March 2020	31 March 2019
Particulars
(Loss) attributable to equity shareholders (a)	2,383,964	(4,010,368)
Less: Dividend on cumulative compulsorily convertible preference shares and tax thereon (b)	1,976,118	1,199,941
Net (loss) adjusted for the effects of dilutive potential equity shares for calculation of diluted EPS [(c) = (a) - (b)]	407,846	(5,210,308)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Basic EPS) (d)	492,904	492,904
Add: Effect of potential equity shares to be issued under Compulsory	4,152,535	652,947
Convertible Preference Shares (e)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Diluted EPS) [(f) = (d) + (e)]	4,645,439	1,145,851
Basic earnings per share of INR 10 each [(g)= (a)/(d)]	4.84	(8.14)
Diluted earnings per share of INR 10 each [(h) = (c)/(f)]**	0.09	(8.14)

**

Considering the impact of weighted average number of potential equity shares on account of compulsorily convertible preference shares in computation of Diluted EPS for F.Y 2018-19, the same becomes Anti-Dilutive. Accordingly Diluted EPS is equal to Basic EPS as shown above for the F.Y.2018-19.

29	Contingent liability and commitments

	31 March 2020	31 March 2019
(to the extent not provided for)
(a) Claims against the company not acknowledged as debts
(i) Bank guarantee	156,570	235,385
(ii) Claims not acknowledged as debts (in respect of compensation demanded by the patients/ their relatives for deficiency in service)	106,777	115,642
(iii) Arrear dividends on cumulative convertible preference shares (net of tax) from the date of issue to balance sheet date	1,107,958	1,199,941
(iv) Others claims against the company not acknowledged as debts	—	—
- Income tax matters	295,874	320,437

	1,667,179	1,871,405

(b) Commitments:
(i) Estimated amount of contracts remaining to be executed on capital account and not provided for	9,617	114,405

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

30	Deferred tax asset/ (liability)

		Amount in USD
	31 March 2020	31 March 2019
Deferred tax liability
Difference between net book value of depreciable assets as per books and written down value as per Income tax Act, 1961	(3,990,796)	(4,301,893)

Deferred tax asset
Provision for employee benefits	50,613	78,997
Losses carried forward in tax returns (including current year Business losses & Unabsorbed Depreciation)	8,001,724	10,499,935
Provision for doubtful receivables	113,084	70,389
Others	595,529	78,550

	8,760,951	10,727,871

Deferred tax asset/(liability) recognised (to the extent of deferred tax liability above)	—	—

Note: As per Accounting Standard 22 on Accounting for taxes on income, the Group would have deferred tax assets as at 31 March 2020 primarily comprising of carried forward losses and unabsorbed depreciation under tax laws. However in the absence of virtual certainty of realisation of this asset, the management is of the view that it is prudent not to recognise deferred tax asset as at 31 March 2020. Accordingly, the net deferred tax asset of USD 4,770,155 (31 March 2019 USD 6,425,978) is not recognised in the financial statements as at 31 March 2020.

31

There are no Micro, Small & Medium Enterprises, to whom the Company owes dues, which are outstanding for more than 45 days as 31 March 2020. The information as required to be disclosed under the Micro, Small and Medium Enterprises Development Act, 2006 (MSMED) has been determined to the extent such parties have been identified on the basis of information available with the Company.

	31 March 2020	31 March 2019
(a) The principal amount and the interest due thereon remaining unpaid to micro and small suppliers at the end of each accounting year

- Principal	Nil	Nil
- Interest	Nil	Nil

(b) The amount of interest paid by the buyer in terms of section 16 of the Micro, Small and Medium Enterprises Development Act, 2006, along with the amount of the payment made to the supplier beyond the appointed day during each accounting year;	Nil	Nil

(c) The amount of interest due and payable for the period of delay in making payment (which have been paid but beyond the appointed day during the year) but without adding the interest specified under MSMED;	Nil	Nil

(d) The amount of interest accrued and remaining unpaid at the end of each accounting year;	Nil	Nil

(e) The amount of further interest remaining due and payable even in the succeeding years, until such date when the interest dues above are actually paid to the small enterprise for the purpose of disallowance as a deductible expenditure under Section 23 of MSMED.	Nil	Nil

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

32	Employee benefits

Defined contribution plans

The Group makes contributions, determined as a specified percentage of employee salaries, in respect of qualifying employees towards Provident fund, which is a defined contribution plan. The Group has no obligations other than to make the specified contributions.

The contributions are charged to the Statement of Profit and Loss as they accrue. The amount recognised as an expense towards contribution to Provident fund for the year aggregated to USD 84667 (previous year USD 82047).

Defined benefit plan

The group operates one post-employment defined benefit plan for gratuity. The gratuity plan entitles an employee, who has rendered at least five years of continuous service, to receive one-half month’s salary for each year of completed service at the time of retirement/exit. Refer Note 5.1.

			Amount in USD
Sl. No.	Particulars	31 March 2020 Gratuity (unfunded)	31 March 2019 Gratuity (unfunded)
(i)	Net Asset / (liability) recognised in Consolidated Balance Sheet as at the
	Present value of defined obligation at year end	75,724	69,968
	Fair value of plan assets at year end
	Net Asset / (liability) recognised in the consolidated balance sheet	(75,724)	(69,968)

(ii)	Components of employer expense
	Current service costs	19,071	26,864
	Interest costs	4,559	6,589
	Actuarial loss/(gain) recognised	(6,118)	(46,762)
	Past service cost	—	55
	Expense recognised in the Consolidated Statement of Profit and Loss The gratuity expenses have been recognised in ‘Employee benefits expense’ under note 24	17,511	(13,254)

(iii)	Change in defined benefit obligations
	Obligation at beginning of the year	63,773	88,530
	Service cost	19,071	26,864
	Past service cost	—	55
	Interest cost	4,559	6,589
	Actuarial loss/(gain) recognised	(6,118)	(46,762)
	Benefits paid	—	—
	Defined benefit obligation at end of the year	75,724	69,968

(iv)	Assumptions
	Discount rate	7.70%	7.70%
	Salary increase	6.5% to 10%	6.5% to 10%
	Mortality rate	IALM 06-08 Ultimate	IALM 06-08 Ultimate
	Withdrawal rate	2.00% to 7.20% p.a.	2.00% to 7.20% p.a.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Amount in USD
Sl. No.	Particulars	31 March 2020 Gratuity (unfunded)	31 March 2019 Gratuity (unfunded)

(v)	The estimates of future salary increases, considered in actuarial valuation, take into account inflation, seniority, promotions and other relevant factors.

(vi)	Discount rate is based on the prevailing market yield of Indian Government securities as at the year end for the estimated term of the obligation. The calculation of the defined benefit obligation is sensitive to the mortality assumptions.

Sl. No	Particulars	31 March 2020	31 March 2019	31 March 2018	31 March 2017	31 March 2016
(vii)	Experience history - Amount of current and previous four years
	Defined benefit obligation at the end of the year	75,724	69,968	88,530	71,529	48,956
	Plan assets at the end of the year	—	—	—	—	—
	Surplus/(deficit)	(75,724)	(69,968)	(88,530)	(71,529)	(48,956)
	Experience gain/(loss) adjustment on plan liabilities	25,124	27,210	13,215	14,691	10,894
	Actuarial (gain)/loss due to change in assumption	(31,008)	(32,283)	(35,950)	—	—
	Experience (gain)/loss adjustment on plan assets	—	—	—	—	—

33	Disclosure under Section 186 of the Companies Act 2013

The operations of the Group are classified as ‘infrastructure facilities’ as defined under Schedule VI to the Act. Accordingly, the disclosure requirements specified in sub-section 4 of Section 186 of the Act in respect of loans given, investment made or guarantee given or security provided and the related disclosures on purposes/ utilisation by recipient companies, are not applicable to the Group.

34	Minority interest

The following table summarises the information relating to Group’s subsidiaries and the carrying value of minority interests:

			Amount in USD
Name of the LLPs	Minority % 31 March 2020	Minority % 31 March 2019	31 March 2020	31 March 2019
GHSPL BEGUSARAI Healthcare LLP	5%	5%	30,168	23,506
GHSPL BGLP Super Speciality Healthcare LLP	35%	35%	344,304	303,399
GHSPL FATEHPUR Super Speciality Healthcare LLP	35%	35%	37,148	37,148
GHSPL JEYPORE Healthcare LLP	35%	35%	396,836	409,385
GHSPL SAMBHAV KNJ Healthcare LLP	35%	35%	75,317	114,676
GHSPL MLD Super Speciality Healthcare LLP	22%	22%	90,740	44,578
GHSPL MUZF Super Speciality Healthcare LLP	38%	38%	453,144	476,402
GHSPL MDPR Super Speciality Healthcare LLP	2%	2%	58,753	54,513
GHSPL PRN Super Speciality Healthcare LLP	24%	24%	190,007	190,007
GHSPL BHNGAR Super Speciality Healthcare LLP	11%	11%	52,008	52,008

			1,728,427	1,705,624

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

35	Related Party disclosures in accordance with Accounting Standard 18 prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014.

(a)	List of Related parties

(i)	Key management personnel

Dr. Syed Sabahat Azim

Mrs. Richa Sana Azim

Mr. Gautam Chowdhury

Mr. Ashutosh Kumar Shrivastava

Mr. Paresh Singhal

(ii)	Partner in Limited Liability Partnership firms

Dr. Hemant Kumar (partner in GHSPL Begusarai Healthcare LLP)

Dr. Mahesh Kumar (partner in GHSPL BGLP Super Speciality Healthcare LLP)

Mr. Ragaba Mohapatro (partner in GHSPL Jeypore Healthcare LLP)

Dr. Mahmudul Hassan (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Sumaiyah Hassan (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Heena Bazmi (partner in GHSPL MUZF Super Speciality Healthcare LLP)

Sambhav Learning Private Limited (partner in GHSPL Sambhav KNJ Healthcare LLP and GHSPL SAMBHAV RP Healthcare LLP)

Ratan Guha (partner in GHSPL MDPR Super Speciality Healthcare LLP)

Shahnaz Begum (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammed Jamal Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammad Amjad Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Mohammad Akbar Khan (partner in GHSPL BHNGAR Super Speciality Healthcare LLP)

Good Deal Mercantile Pvt Ltd (partner in GHSPL PRN Super Speciality Healthcare LLP)

Jinia Dasgupta (partner in GHSPL MLD Super Speciality Healthcare LLP)

Suraj Agarwal (partner in GHSPL MLD Super Speciality Healthcare LLP)

Ankush Agarwala (partner in GHSPL MLD Super Speciality Healthcare LLP)

Sairal Agarwal (partner in GHSPL MLD Super Speciality Healthcare LLP)

Rahul Agarwala (partner in GHSPL MLD Super Speciality Healthcare LLP)

(iii)	Enterprise over which directors have significant influence

Kimberlite Social Infra Private Limited

(iv)	Relative of key managerial personel

Ms. Sarwat Azim (Sister of Dr. Syed Sabahat Azim)

Sampa Guha(Relative Of Ratam Guha)

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

Transaction with related parties during the year

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19
1 Remuneration
Dr. Syed Sabahat Azim		65,271	70,257	—	—
Mrs. Richa Sana Azim		47,121	50,720	—	—
Gautam Chowdhury		52,379	56,380
Mr. Ashutosh Kumar Shrivastava		—	31,322

2 Short-term borrowings (taken)
Kimberlite Social Infra Private Limited		—	—	200,862	—
Mrs. Richa Sana Azim		—	743
Sampa Guha (relative of partner- Ratan Guha)						49,234	29,422

3 Short-term borrowings- repaid
Kimberlite Social Infra Private Limited		—	—	794	—
Mrs. Richa Sana Azim		6,212	—
Gautam Chowdhury		9,443	11,858

4 Contribution Received
Dr Mahmudul Hassan							22,289
Sumaiyah Hassan							17,831

5 Advance for supply of goods & services
Ragaba Mohapatro						1,380

Balances outstanding at the end of the year

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19
1 Remuneration payable
Dr. Syed Sabahat Azim		41,457	42,613	—	—
Mrs. Richa Sana Azim		50,208	27,553	—	—
Gautam Chowdhury
Mr. Ashutosh Kumar Shrivastava

2 Short-term borrowings
Kimberlite Social Infra Private Limited		—	—	368,503	190,724
Richa Sana Azim		11,948	19,410
Gautam Chowdhury		6,040	16,376
Paresh Singhal		11,284	12,221
Paresh Singhal(Ficus)		8,364	9,058
Dr Mahesh Kumar						19,914	21,567
Sampa Guha (relative of partner- Ratan Guha)						73,633	28,468

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

						Amount in USD
Sl. No.	Particulars	Key management personnel and their relatives		Enterprise over which directors have significant influence		Partners in LLP
		2019-20	2018-19	2019-20	2018-19	2019-20	2018-19

3 Capital Contribution
Dr. Hemant Kumar						15,931	17,254
Dr. Hemant Kumar (current account)						17,259	18,691
Dr Mahesh Kumar						195,482	211,711
Ragaba Mohapatro						185,861	201,291
Ratan Guha						26,552	28,756
Dr Mahmudul Hassan						172,585	186,913
Heena Bazmi						19,914	21,567
Sumaiyah Hassan						35,845	38,820
Sambhav Learning Private Limited						238,964	258,803
Jinia Dasgupta						39,827	43,134
Dr. Parwez Khan						33,190	35,945
Shahnaz Begum and others						46,465	50,323
Good Deal Mercantile Pvt Ltd						169,758	183,851

4 Advance for supply of goods & services
Ragaba Mohapatro						1,328	—

36

The Company has entered into lease agreements for office premises, residential for doctors accommodations, computers & accessories and medical equipment which are cancelable during the life of the agreement at the option of either party. Minimum lease payments charged during the year to Consolidated Statement of Profit and Loss aggregates USD 98,673 (2018-19: USD 208,397).

37	Expenditure in foreign currency

	31 March 2020	31 March 2019
Interest expense on debenture (net of TDS)	38,743	448,909

38	Income in foreign currency

Income from Digital dispensary consultancy	2,038,117	—

39

On October 22, 2020, the Company has entered into a business combination agreement with UpHealth Holdings, Inc. The transaction is agreed at a purchase consideration of $171,000,000. Post the consummation of transaction, UpHealth Holdings, Inc. will hold 100% shares in the Company.

40	Segment information in accordance with Accounting Standard 17 prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014.

As per Accounting Standard 17 on “Segment Reporting”, the Group is engaged in only one primary business of providing medical & healthcare services. There is no other reportable segment other than Medical & Healthcare Services so, reporting under Accounting Standard 17 on “ Segment Reporting” is not applicable on the Group.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

In respect of secondary segment information, the Group operates in a single geography (within India), hence no reportable secondary segment information.

41

This note presents the reconciliation of (i) the consolidated balance sheets, consolidated statement of profit and loss and consolidated statement of cash flows of Glocal Healthcare Systems Private Limited (“Glocal” or the “Company”) as derived from the consolidated financial statements of the Company for the year ended 31 March 2019 and 31 March 2020, prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the consolidated balance sheets, consolidated statements of operations and statement of comprehensive income and loss and consolidated statement of cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the U.S. GAAP accounting policies as set out below.

41.1	Accounting Policies

(a)	Revenue Recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

(b)	Liabilities written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(c)	Research and Development Expenses

The group capitalises the internal and external cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred by the group.

(d)	Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(e)	Preference Shares

Series A preference shares is classified Mezzanine as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset, and will or may be settled in its own equity instruments.

Transaction costs are deducted from equity, net of associated income tax.

(f)	Business Combination

In accordance with ASC Topic 805, “Business combination”, the Company uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. The Company measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which the Company transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transaction that results in increase or decrease in a group’s/parents ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

(g)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(h)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents

(k)	Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectable and collection of the receivable is no longer being actively pursued.

(l)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(m)	Impairment or disposal of long-lived assets

The Company accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. The Company reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the year ended 31 March 2020 (Continued)

(n)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Indian GAAP versus U.S. GAAP Reconciliation tables

The following tables set forth the reconciliation of (i) the consolidated balance sheet, consolidated statement of operations and consolidated statement of cash flows of the group for the year ended 31 March 2019 and the year ended 31 March 2020 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by UpHealth for the U.S. GAAP Financial Statements to (ii) the consolidated balance sheets, consolidated statements of operations and consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Consolidated Balance Sheet as at 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	171,867	—	—	—	—	(43,697)	128,170
Restricted cash	—	—	—	—	—	43,697	43,697
Accounts Receivables, net of allowance	4,719,956	—	—	—	—	—	4,719,956
Inventories	269,296	—	—	—	—	—	269,296
Other current assets	1,520,855	—	—	—	—	22,837	1,543,692
	6,681,974	—	—	—	—	22,837	6,704,811
Property, Plant & Equipment (Net)	24,378,417	(12,159,329)	—	—		(22,837)	12,196,251
Goodwill	459,982	—	—	(459,982)	—	—	—
Other Intangible Assets (Net)	2,865,890	—	—	—	—	—	2,865,890
Capital work in progress	4,637,925	—	—	—	—	—	4,637,925
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,036,053	—	—	—	3,036,053
Other assets	1,145,687	—	—	—	—	—	1,145,687
	33,487,901	(12,159,329)	3,036,053	(459,982)	—	(22,837)	23,881,806

Total Assets	40,169,875	(12,159,329)	3,036,053	(459,982)	—	—	30,586,617

Liabilities and Stockholders Equity
Current Liabilities
Trade Payables	1,471,145	—	—	—	—	—	1,471,145
Accrued Liabilities	5,057,967	—	—	—	—	85,742	5,143,709
Short-term borrowings	3,892,608	—	—	—	—	—	3,892,608
Current portion of long-term borrowings	18,776,995	—	—	—	—	—	18,776,995
Short-term provisions	7,651	—	—	—	—	—	7,651
	29,206,367	—	—	—	—	85,742	29,292,109
Long-term borrowings	1,578,912	—	—	—	—	—	1,578,912
Long-term provisions	129,685	—	—	—	—	—	129,685

Total liabilities	30,914,964	—	—	—	—	85,742	31,000,706

Mezzanine Equity
Series A preferreds	—	—	—	—	2,463,470	—	2,463,470
Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(15,158,441)	—	2,912,325	(354,865)	—	(92,331)	(12,693,312)
Foreign Currency Translation Reserve	(2,576,594)	—	—	—	—	6,589	(2,570,005)
Total shareholders equity attributable to the Group	7,526,484	(10,128,170)	2,912,325	(459,982)	(0)	(85,742)	(235,085)
NonControlling Interest	1,728,427	(2,031,159)	123,728	—	—	—	(179,005)

Total Stockholders Equity	9,254,911	(12,159,329)	3,036,053	(459,982)	(0)	(85,742)	(414,089)

Total liabilities and stockholders equity	40,169,875	(12,159,329)	3,036,053	(459,982)	(0)	—	30,586,617

*	Others include Lease classification and interest expense.

Consolidated Income Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Deferred Tax	Goodwill	Others	31 March 2020 US GAAP
Revenue	9,057,344	—	—	—	9,057,344
Cost of revenues	2,956,059	—	—	—	2,956,059
Gross Profit	6,101,285	—	—	—	6,101,285
Operating expenses
Selling & Distribution expense	231,583	—	—	—	231,583
General & Administrative expense	2,275,690	—	—	—	2,275,690
Depreciation and amortisation	1,404,801	—	(95,982)	—	1,308,820

Total Operating Expenses	3,912,074	—	(95,982)	—	3,816,092

Operating Income	2,189,211	—	95,982	—	2,285,193
Other income	2,136,145	—	—	—	2,136,145
Interest expense	2,150,174	—		47,631	2,197,805
Income before income tax	2,175,182	—	95,982	(47,631)	2,223,533
Income tax expense	—	1,468,328	—	—	1,468,328
Net Income	2,175,182	(1,468,328)	95,982	(47,631)	755,205
Net income attributable to non controlling interest	22,802	(25,339)	—	—	(2,536)
Net income available to the owners of the parent	2,152,380	(1,442,990)	95,982	(47,631)	757,741
Net Income	2,152,380	(1,442,990)	95,982	(47,631)	757,741
Other Comprehensive Income/(loss), net of tax
Translation adjustments with no taxes effects	(668,436)			6,589	(661,846)

Total other comprehensive income/(loss)	(668,436)	—	—	6,589	(661,846)

Comprehensive Income	1,483,944	(1,442,990)	95,982	(41,042)	95,895
Comprehensive Income (loss) attributable to the non- controlling interest	—	—	—	—	—
Comprehensive Income attributable to the owners of the parent	1,483,944	(1,442,990)	95,982	(41,042)	95,895

Consolidated Cash Flow Statement for the year ended 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Others	31 March 2020 US GAAP
Net cash (used in) operating activities (A)	1,373,293	—	1,373,293
Net cash (used in) investing activities (B)	(1,004,711)	—	(1,004,711)
Net cash provided by financing activities (C)	(849,365)	—	(849,365)
Net (decrease) in cash and cash equivalent (A+B+C)	(480,782)	—	(480,782)
Cash and cash equivalents at the beginning of the year	592,684	—	592,684
Cash and cash equivalents at the end of the year	111,902	—	111,902

Consolidated Balance Sheet as at 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2019 US GAAP
Assets
Current Assets
Cash and cash equivalents	621,199	—	—	—	—	(58,701)	562,498
Restricted Cash	—	—	—	—	—	58,701	58,701
Accounts Receivables, net of allowance	3,257,573	—	—	—	—	—	3,257,573
Inventories	259,664	—	—	—	—	—	259,664
Other current assets	761,607	—	—	—	—	25,851	787,458

	4,900,043	—	—	—	—	25,851	4,925,894

Property, Plant & Equipment (Net)	27,108,428	(12,159,329)	—	—	—	(25,851)	14,923,248
Goodwill	598,136	—	—	(598,136)	—	—	0.00
Other Intangible Assets (Net)	2,991,695	—	—	—	—	—	2,991,695
Capital work in progress	4,390,896	—	—	—	—	—	4,390,896
Deferred Tax Assets	—	—	4,228,945	—	—	—	4,228,945
Other assets	1,191,401	—	—	—	—	—	1,191,401
	36,280,556	(12,159,329)	4,228,945	(598,136)	—	(25,851)	27,726,186

Total Assets	41,180,599	(12,159,329)	4,228,945	(598,136)	—	—	32,652,080

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	2,418,496	—	—	—	—	—	2,418,496
Accrued Liabilities	4,281,517	—	—	—	—	43,252	4,324,769
Short-term borrowings	3,943,193	—	—	—	—	—	3,943,193
Current portion of long-term borrowings	9,619,832	—	—	—	—	—	9,619,832
Short-term provisions	8,769	—	—	—	—	—	8,769
	20,271,806	—	—	—	—	43,252	20,315,058
Long-term borrowings	13,281,012						13,281,012
Long-term provisions	111,200	—	—	—	—	—	111,200

Total liabilities	33,664,018	—	—	—	—	43,252	33,707,270

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470
Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Redeemable Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(98,306)	(1,955,383)	—	6,267,009
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(17,542,405)		4,079,879	(499,830)	—	(44,700)	(14,007,056)
Foreign Currency Translation Reserve	(1,908,158)	—	—	—	—	1,448	(1,906,710)
Total shareholders equity attributable to the Group	5,810,956	(10,128,170)	4,079,879	(598,136)	(0)	(43,252)	(878,722)
Non Controlling Interest	1,705,624	(2,031,159)	149,066	—	—	—	(176,468)

Total Stockholders Equity	7,516,581	(12,159,329)	4,228,945	(598,136)	(0)	(43,252)	(1,055,190)

Total liabilities and stockholders equity	41,180,599	(12,159,329)	4,228,945	(598,136)	(0)	—	32,652,080

*	Others include Lease classification and interest expense.

Consolidated Income Statement for the year ended 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Deferred Tax	Others	31 March 2019 US GAAP
Revenue	7,220,982	—	—	7,220,982
Cost of revenues	4,242,677	—	—	4,242,677
Gross Profit	2,978,305	—	—	2,978,305
Operating expenses
Selling & Distribution expense	422,016	—	—	422,016
General & Administrative expense	4,804,762	—	—	4,804,762
Depreciation and amortisation	1,183,020	—	—	1,183,020
Total Operating Expenses	6,409,798	—	—	6,409,798
Operating Income	(3,431,494)	—	—	(3,431,494)
Other income	57,205	—	—	57,205
Interest expense	2,778,598	—	44,700	2,823,298
Income before income tax	(6,152,886)	—	(44,700)	(6,197,587)
Income tax expense	6,123	(671,815)	—	(665,691)
Net Income	(6,159,010)	671,815	(44,700)	(5,531,895)
Net income attributable to non controlling interest	(462,252)	(11,914)	—	(474,166)
Net income available to the owners of the parent	(5,696,758)	683,729	(44,700)	(5,057,729)
Net Income	(5,696,758)	683,729	(44,700)	(5,057,729)
Other Comprehensive Income/(loss), net of tax

Translation adjustments with no tax effects	(903,872)	—	1,448	(902,424)

Total other comprehensive income/(loss)	(903,872)	—	1,448	(902,424)

Comprehensive Income	(6,600,630)	683,729	(43,252)	(5,960,153)
Comprehensive Income (loss) attributable to the non-controlling interest
Comprehensive Income attributable to the owners of the parent	(6,600,630)	683,729	(43,252)	(5,960,153)

Consolidated Cash Flow Statement for the year ended 31 March 2019

Amount in USD

Particulars	31 March 2019 Indian GAAP	Other	31 March 2019 US GAAP
Net cash (used in) operating activities (A)	1,828,874	—	1,828,874
Net cash (used in) investing activities (B)	(2,248,945)	—	(2,248,945)
Net cash provided by financing activities (C)	873,495	—	873,495
Net (decrease) in cash and cash equivalent (A+B+C)	453,425	—	453,425
Cash and cash equivalents at the beginning of the year	139,258	—	139,258
Cash and cash equivalents at the end of the year	592,683	—	592,683

Disclosure Notes:

A.	Revaluation Reserve

Under Indian GAAP, Revaluation of asset is permitted, an increase in revaluation is recognised directly to owners interest (under the heading Revaluation Reserve). Under US GAAP property, plant and equipment is carried at historical cost, revaluation is not permitted. Therefore, the revaluation amount has been reduced from the property, plant and equipment and Retained earnings amounting to USD 12,159,329 for year end 31 March 2020 and 31 March 2019 with a corresponding effect to the retained earnings and non-controlling interest.

B.	Recognition of Deferred Taxes

Under US GAAP Deferred tax is recognised in full and a valuation allowance is provided to reduce the deferred tax assets to an amount that is more likely than not to be realised. Under IGAAP, virtual certainty is required for recognising the deferred tax asset on carry forward losses.

Accordingly, deferred tax asset of USD 3,803,599 (Net of valuation allowance of USD 1,821,592) has been recognised as on 1 April 2018, USD 4,228,945 (Net of valuation allowance of USD 2,196,959) as on 31 March 2019 and USD 2,436,444 (Net of valuation allowance of USD 2,333,711) as on March 31, 2020.

The deferred tax income of USD 671815 is recognised in year 31 March 2019 and deferred tax charge of USD 4228945 in year 31 March 2020. The effect on profit pertaining to entities with non-controlling interest (NCI) is recognised in NCI.

C.	Goodwill

The Goodwill amount of USD 98,306 under IGAAP pertains to the acquisition of shares from minority shareholders without change in control, under USGAAP transaction that results in increase in a group’s/parents ownership interest in a subsidiary without the change of control are accounted as equity transaction. The Goodwill amount is reversed with a corresponding effect to additional paid in capital. The Group also has a goodwill pertaining to a subsidiary in IGAAP, the goodwill does not meet the recognition condition as per Business Combination and hence have been written off under USGAAP as on 1 April 2018.

D.	Classification of Preference Shares

Series A preference shares is classified Mezzanine equity, as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

E.	Lease classification

In Indian GAAP - Land Leases taken for 33 years are shown under Property, Plant & Equipment and amortised over the lease period. Under US GAAP, the condition for finance lease is not satisfied, hence the carrying balance of upfront payment is reclassified to other current and non-current assets as prepayments and amortised over the lease term.

F.	Restricted cash classification

As at 31 March 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company and lien with Black Soil amounting to USD 30,421 (March 31, 2019: USD 44,323) and USD 13,276 (31 March 2019 USD 14,378) respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

G.	Interest Expense

Terms loan from Caspian has interest rate of 15% p.a., the arrangement also requires an IRR of 18% at the end of tenor of the credit facility or prepayment of loan, Under IGAAP interest is accounted at 15%, the differential interest of 3% is accounted for amortised cost accounting of loan under USGAAP. The group has accounted differential interest of USD 47,631 (31 March 2019: USD 44,700) with a corresponding effect to accrued interest.

42	Estimation of uncertainties relating to the global health pandemic from COVID-19 :

The Company has considered the possible effects that may result from the pandemic relating to COVID-19 on the carrying amounts of receivables and investment in subsidiaries. In developing the assumptions relating to the possible future uncertainties in the global economic conditions because of this pandemic, the Company, as at the date of approval of these financial statements has used internal and external sources of information including credit economic forecasts. The management is under discussion with Banks & financials institutions for restructuring of its loans. Also, the company has entered into a merger agreement with UpHealth Inc. on October 20, 2020 which is expected to close in first quarter of 2021.

Apart, from this the management is expecting positive cash flow from its operations which together with events as stated above will result in meeting its statutory liabilities, obligation towards banks & financials institutions and other operational dues in next 12 months.

The management does not see any medium to long term risks in the company’s ability to continue as going concern and meeting its liabilities as and when they fall due. The impact of COVID-19 remains uncertain and may be different from what we have estimated as of the date of approval of these consolidated financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous year’s figures have been regrouped/ reclassified wherever necessary to conform to current year’s classification/

43	disclosure.

For D.K. CHHAJER & CO.	For and on behalf of the Board of Directors of
Chartered Accountants
Firm’s Registration Number:304138E

Tapan K Mukhopadhyay Partner	Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
Membership No.: 017483	DIN: 03122895	DIN: 02609003

Place: Kolkata Date: 30th December 2020

Glocal Healthcare Systems Private Limited

Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019

Glocal Healthcare Systems Private Limited

Consolidated Balance Sheet as at 31 December 2020

			Amount in USD
	Note	31 December 2020	31 March 2020
		Unaudited	Audited
EQUITY AND LIABILITIES
Shareholders’ funds
Share capital	2	6,812,652	6,812,652
Reserves and surplus	3	3,394,029	713,832

		10,206,681	7,526,484
Minority interest	29	1,787,333	1,728,427

Non-current liabilities
Long-term borrowings	4	1,239,889	1,578,912
Long-term provisions	5	158,553	129,685

		1,398,442	1,708,597

Current liabilities
Short-term borrowings	6	3,830,163	3,892,608
Trade payables	7

- total outstanding dues of micro enterprises and small enterprises		—	—
- total outstanding dues of creditors other than micro enterprises and small enterprises		1,037,888	1,471,145
Other current liabilities	8	23,868,737	23,834,963
Short-term provisions	5	5,972	7,651

		28,742,760	29,206,367

TOTAL		42,135,216	40,169,875

ASSETS
Non-current assets
Goodwill	9	402,884	459,982
Property, plant and equipment	10	24,624,769	24,378,417
Intangible assets	11	2,747,256	2,865,890
Capital work-in-progress		5,252,093	4,637,925
Long-term loans and advances	12	1,043,844	1,125,061
Other non-current assets	13	44,044	20,626

		34,114,889	33,487,901
Current assets
Inventories	14	311,504	269,296
Trade receivables	15	5,912,534	4,719,956
Cash and bank balances	16	342,409	171,867
Short-term loans and advances	17	725,669	1,008,242
Other current assets	18	728,210	512,613

		8,020,326	6,681,974

TOTAL		42,135,215	40,169,875

Significant accounting policies	1

For and on behalf of the Board of Directors of Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Consolidated Statement of Profit and Loss for the nine months ended 31 December 2020

			Amount in USD
		For nine months ended	For nine months ended
	Note	31 December 2020	31 December 2019
		Unaudited	Unaudited
Revenue from operations	19	5,757,140	4,831,992
Other income	20	3,009,732	196,297

Total revenue		8,766,872	5,028,289

Expenses
Purchase	21	714,850	788,659
Course operating expenses	22	—	—
Changes in inventories	23	(33,543)	9,013
Employee benefits expense	24	901,658	1,149,475
Finance costs	25	1,743,487	1,641,864
Depreciation and amortisation	26	994,403	1,083,670
Other expenses	27	1,993,736	2,283,134

Total expenses		6,314,592	6,955,815

Profit/(Loss) before tax		2,452,280	(1,927,526)

Income tax expense
Current tax		—	—
Deferred tax		—	—

Profit/(Loss) after tax (before adjustment of minority interest)		2,452,280	(1,927,526)

Minority Interest		58,906	(131,621)

Profit/(Loss) for the year		2,393,374	(1,795,906)

Earnings/(loss) per equity share [nominal value of share INR 10 each (Previous year INR 10 each)]	28
Basic (not annualised)		4.86	(3.64)
Diluted (not annualised)		0.52	(3.64)

Significant accounting policies	1

For and on behalf of the Board of Directors of
Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Consolidated Cash Flow Statement for nine months ended 31 December 2020

		Amount in USD
	31 December 2020	31 December 2019
	Unaudited	Unaudited
A. Cash flow from operating activities
Profit/(Loss) before tax	2,452,280	(1,927,526)
Adjustments for :
Depreciation and amortisation	994,403	1,083,670
Provisions/liabilities no longer required written back	(3,009,179)	(174,239)
Interest income	—	(19,053)
Finance costs	1,743,487	1,641,864

	(271,289)	2,532,241

Operating cash flow before working capital changes	2,180,991	604,715

Adjustments for:
(Increase) in trade and other receivables/advances	(583,634)	2,008,538
Decrease in inventories	(42,208)	17,433
Increase in trade payables, other liabilities and provisions	538,010	840,354

	(87,832)	2,866,325

Cash (used in) operations	2,093,160	3,471,040

Income taxes refund (net)	(40,561)	(9,472)

Net cash (used in) operating activities (A)	2,052,599	3,461,567

B. Cash flow from investing activities
Purchase or construction of property, plant and equipment and intangible assets and movement in capital work in progress	(159,238)	(392,294)

Proceeds from sale of property, plant & equipment	—	—
Bank deposits (having original maturity of more than 3 months)	(6,740)	(486,194)
Interest received	(547)	19,170

Net cash (used in) investing activities (B)	(166,524)	(859,318)

C. Cash flow from financing activities
Proceeds from borrowings (net)	(1,479,939)	(2,416,024)
Finance costs paid	(158,354)	(730,133)

Net cash provided by financing activities (C)	(1,638,293)	(3,146,157)

Net (decrease) in cash and cash equivalent (A+B+C)	247,782	(543,907)

Cash and cash equivalents at the beginning of the year	48,777	592,684

Cash and cash equivalents at the end of the year (Refer Note (i) below)	296,559	48,777

Notes:
(i) Components of cash and cash equivalent (refer note 16)
Cash on hand	216,092	39,578
Balance with banks
On current accounts	79,098	8,847
On deposit accounts (with original maturity of 3 months or less)	1,369	352

	296,559	48,777

(ii)

The above cash flow statement has been prepared under the ‘Indirect Method’ as set out in the Accounting Standard 3 on Cash Flow Statement (AS 3 ) specified under Section 133 of the Companies Act, 2013 read with Rule 7 of the Companies (Accounts) Rules, 2014.

The notes referred to above form an integral part of the consolidated financial statements.

For and on behalf of the Board of Directors of Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim	Richa Sana Azim
Director	Director
DIN: 03122895	DIN: 02609003

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December, 2020

Group information

Glocal Healthcare Systems Private Limited (“the Company” or “the Holding Company” or “the hospital”) was incorporated on 22 July 2010 as a private limited company under the Companies Act, 1956 to set up a chain of modern hospitals across rural India. The Company is primarily engaged in business of rendering medical and health care services. As part of its business activities, the Company holds interests in its subsidiaries and Limited Liability Partnerships (LLPs) firms through which it manages and operates a networks of hospitals across rural India.

The Company, its subsidiaries and LLPs, over which the Company exercise control (jointly referred to as the ‘Group’ herein under), considered in these consolidated financial statements are:

Subsidiary Companies

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020	Percentage of ownership interest as at 31 December 2019
1	GHSPL Multispeciality Hospital & Trauma Centre Private Limited	India	100%	100%
2	Ficus Health-Infra Private Limited	India	100%	100%

Subsidiary - Limited Liability Partnership firms (over which the Company exercise control)

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
1	GHSPL AMRO Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
2	GHSPL BEGUSARAI Healthcare LLP	India	95.00%	95.00%	95.00%	95.00%
3	GHSPL BGLP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
4	GHSPL FATEHPUR Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
5	GHSPL JEYPORE Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
6	GHSPL SAMBHAV KNJ Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
7	GHSPL MLD Super Speciality Healthcare LLP	India	63.00%	78.00%	63.00%	78.00%
8	GHSPL MUZF Super Speciality Healthcare LLP	India	42.00%	62.00%	42.00%	62.00%
9	GHSPL SAMBHAV RP Healthcare LLP	India	83.33%	96.00%	83.33%	96.00%
10	GHSPL SAMBHAV BSP Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
11	GHSPL JAUNPUR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
12	GHSPL JSPR Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
13	GHSPL BEM Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
14	GHSPL AMBEDKAR SCAN Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
15	GHSPL ARA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
16	GHSPL ASNSL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
17	GHSPL FRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
18	GHSPL MDPR Super Speciality Healthcare LLP	India	92.00%	98.00%	92.00%	98.00%
19	GHSPL SHRNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
20	GHSPL SJPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
21	GHSPL STP Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
22	GHSPL SW Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
23	GHSPL DGHR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
24	GHSPL DNBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
25	GHSPL GYA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
26	GHSPL PRN Super Speciality Healthcare LLP	India	60.00%	76.00%	60.00%	76.00%
27	GHSPL DARBHANGA Super Speciality Healthcare LLP	India	50.00%	65.00%	50.00%	65.00%
28	GHSPL BALASORE Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
29	GHSPL BASTI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
30	GHSPL VARANASI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
31	GHSPL PURI Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
32	GHSPL CNTA Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
33	GHSPL JHRSD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
34	GHSPL ALIGR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
35	GHSPL BHNGAR Super Speciality Healthcare LLP	India	56.00%	89.00%	56.00%	89.00%
36	GHSPL MRBD Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
37	GHSPL SMBL Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

S.No	Name of the subsidiaries	Country of incorporation	Percentage of ownership interest as at 31 December 2020		Percentage of ownership interest as at 31 December 2019
			Capital contribution ratio	Profit sharing ratio	Capital contribution ratio	Profit sharing ratio
38	GHSPL KNPR Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
39	GHSPL Patna Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%
40	GHSPL Dhubri Super Speciality Healthcare LLP	India	100.00%	100.00%	100.00%	100.00%

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

1	Significant accounting policies

The accounting policies set out below have been applied consistently to the periods presented in these consolidated financial statements.

(a)	Basis of preparation of consolidated financial statements:

The consolidated financial statements (“CFS”) have been prepared to comply in all material aspects with applicable accounting principles in India, the applicable Accounting Standards prescribed under Section 133 of the Companies Act, 2013 (‘Act’) read with Rule 7 of the Companies (Accounts) Rules, 2014, read with Companies (Accounting Standards) Amendment Rules, 2016 applicable with effect from 1 April 2016, the provisions of the Act (to the extent notified) and other accounting principles generally accepted in India, to the extent applicable and in particular Accounting Standard 21 (AS 21)—‘Consolidated Financial Statements’ and Accounting Standard 25 (AS 25)—“Interim Financial Reporting”. The CFS has been prepared on an accrual basis and under the historical cost convention.

The consolidated financial statements are presented in Indian Rupees, in the same format as that adopted by the parent Group for its standalone financial statements. The consolidated financial statement of the group is prepared in reporting currency as USD for the specific purpose of transaction with UpHealth Holdings, INC (Refer Note 30) and for the purpose of filing with SEC for their upcoming IPO. The functional currency and reporting currency for statutory reporting in India is INR. The financial line items of Profit and Loss have been converted using average INR/USD conversion rate for the respective financial year, balance sheet items have been converted using spot INR/USD conversion rate as on the reporting date. Opening balances of reporting period has been converted using spot INR/USD conversion rate as on last day of the previous reporting period. except for equity is continued at historical rate. Any differences arising out of the conversion has been debited/credited to Foreign Currency Translation Reserve.

The interim financial statements have been prepared for the period 01 April 2020 to 31 December 2020 and 01 April 2019 to 31 December 2019 and has not been subjected to audit. The management has used estimates for provision of expenses and income for nine months ended December 2019 and 2020 which are generally booked at the period end for closure of accounts.

(b)	Principles of consolidation

The CFS have been prepared on the following basis:

(i) Subsidiary companies are consolidated on a line-by-line basis by adding together the book values of the like items of assets, liabilities, income and expenses, after eliminating all significant intragroup balances and intra-group transactions and also unrealized profits or losses in accordance with Accounting Standard 21—“Consolidated Financial Statements”. The results of operations of a subsidiary are included in the consolidated financial statements from the date on which the parent subsidiary relationship comes into existence.

(ii) The difference between the cost to the Group of its investment in the subsidiary and its proportionate share in the equity of the subsidiary as at the date of acquisition of stake is recognised as goodwill or capital reserve, as the case may be. Goodwill is tested for impairment at the end of each accounting year or if there is any indication of impairment. For impairment, the carrying value of goodwill is compared with the present value of discounted cash flows of the respective subsidiaries and loss, if any, is adjusted to the carrying value of the goodwill.

(iii) Minorities’ interest in net profits/losses of the subsidiary for the year is identified and included in the income in order to arrive at the net income attributable to the shareholders of the Group. Their share of net assets is identified and presented in the consolidated balance sheet separately. Where accumulated losses

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 attributable to the minorities are in excess of their share of losses as per the contractual agreement, the same are accounted for by the holding Group.

(iv) As far as possible, the CFS are prepared using uniform accounting policies for like transactions and other events in similar circumstances and are presented, to the extent possible, in the same manner as the Group’s separate financial statements, Where it is not practicable to use uniform accounting policies, differences in accounting policies are disclosed separately in accordance with AS 21 (Consolidated Financial Statements).

(v) The financial statements of the group entities used for the purpose of consolidation are drawn up to the same reporting date as that of the Group. In case where the subsidiaries are registered under the Limited Liability Partnership Act, 2008 (LLP Act), financial statements for them have been prepared as per the LLP Act.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with Generally Accepted Accounting Principles (GAAP) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and reported amounts of assets, liabilities, income and expenses and the disclosure of contingent liabilities on the date of the consolidated financial statements. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Any revision to accounting estimates is recognised prospectively in current and future periods.

(d)	Current–non-current classification

All assets and liabilities have been classified as current or non-current as per the Group’s normal operating cycle. Based on the nature of services and the time between the providing services and their realisation in cash and cash equivalents, the Group has ascertained its operating cycle as 12 months for the purpose of current – non-current classification of assets and liabilities.

Assets

An asset is classified as current when it satisfies any of the following criteria:

(a) it is expected to be realised in, or is intended for sale or consumption in, the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is expected to be realised within 12 months after the reporting date; or

(d) it is cash or cash equivalent unless it is restricted from being exchanged or used to settle a liability for at least 12 months after the reporting date.

All other assets are classified as non-current.

Current assets include the current portion of non-current financial assets.

Liabilities

A liability is classified as current when it satisfies any of the following criteria:

(a) it is expected to be settled in the Group’s normal operating cycle;

(b) it is held primarily for the purpose of being traded;

(c) it is due to be settled within 12 months after the reporting date; or

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(d) the Group does not have an unconditional right to defer settlement of the liability for at least 12 months after the reporting date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

All other liabilities are classified as non-current.

Current liabilities include current portion of non-current financial liabilities.

(e)	Revenue recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the balance sheet date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Revenue from digital dispensary set-up is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the balance sheet Interest is recognised on time proportion basis taking into account the amount outstanding and the interest rate applicable.

Dividend income is recognised when the right to receive payment is established.

Income from loyalty card sales are recognised when the related services are rendered to the patients.

(f)	Liabilities Written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(g)	Property, plant and equipment(PPE)

Land and building:

Land and buildings are initially recognised at cost. Freehold land (except land under capital work in progress) is subsequently carried at the revalued amount less accumulated impairment losses. Buildings are subsequently carried at the revalued amounts less accumulated depreciation and accumulated impairment losses.

Land and buildings are revalued by independent professional valuers on once in a 5-year basis and whenever their carrying amounts are likely to differ materially from their revalued amounts. When an asset is revalued, any accumulated depreciation at the date of revaluation is eliminated against the gross carrying amount of the asset. The net amount is then restated to the revalued amount of the asset. In case of revaluation of PPE, any increase in net book value arising on revaluation is credited to revaluation surplus, except to the extent that it reverses a revaluation decrease of the same asset previously recognised as a charge in the Statement of Profit and Loss, in which case the increase is credited to the Statement of Profit

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 and Loss. A decrease in net book value arising on revaluation is recognised as a charge in the Statement of Profit and Loss, except to the extent it offsets an existing surplus on the same asset recognised in the revaluation reserve, in which case the decrease is recognised directly in that reserve.

Other property, plant and equipment

All other items of property, plant and equipment are initially recognised at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.

Components of costs

The cost of an item of property, plant and equipment initially recognized includes its purchase price and any cost that is directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by

Borrowing costs are interest and other cost (including exchange differences arising from foreign currency borrowings to the extent that they are regarded as an adjustment to interest costs) incurred by the Group in connection with the borrowing of funds. Borrowing costs directly attributable to acquisition or construction of those PPE or intangible assets which necessary take a substantial period of time to get ready for their intended use are capitalised. Other borrowing costs are recognised as an expense in the period in which they are incurred.

Subsequent expenditure

Subsequent expenditure relating to property, plant and equipment that has already been recognised is added to the carrying amount of the asset only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repair and maintenance expenses are recognised in Statement of profit and loss when incurred.

Disposal

On disposal of an item of property, plant and equipment, the difference between the disposal proceeds and its carrying amount is recognised in Statement of profit and loss. Any amount in revaluation reserve relating to that asset is transferred to reserves directly.

(h)	Depreciation

Depreciation on Property, plant and equipment (PPE) is provided on the straight-line method over the useful lives of assets prescribed in Schedule II of the Companies Act 2013. Depreciation for assets purchased /sold during a period is proportionately charged.

Leasehold land is amortised on a straight-line basis over the period of lease, i.e. 33 years.

Useful life:

Building	60 years
Electrical Equipment	10 years
Medical & Surgical Equipment	13 years
Furniture & Fixtures	10 years
Vehicles	10 years
Office Equipment	5 Years
Computers and accessories	3 Years

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(i)	Intangible assets

Goodwill

Goodwill arising on acquisition of business is measured at cost less any accumulated amortisation and accumulated impairment loss. Goodwill is tested for impairment annually.

Acquired intangible assets

Intangible assets that are acquired by the Group are measured initially at cost. After initial recognition, an intangible asset is carried at its cost less any accumulated amortisation and any accumulated impairment loss.

Internally generated intangible assets

Internally generated goodwill is not recognised as an asset. With regard to other internally generated intangible assets:

- Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognised in the Consolidated Statement of Profit and Loss as incurred.

- Development activities involve a plan or design for the production of new or substantially improved products or processes. Development cost is capitalised only if the development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Group intends to and has sufficient resources to complete development and to use the asset. The expenditure capitalised includes the cost of materials, direct labour, overhead costs that are directly attributable to preparing the asset for its intended use, and directly attributable borrowing costs (in the same manner as in the case of property, plant & equipment). Other development expenditure is recognised in Consolidated Statement of Profit and Loss as incurred.

(j)	Amortisation

Goodwill generated on acquisition of business is amortised over a period of 5 years.

Intangible assets are amortised in Consolidated Statement of Profit or Loss over their estimated useful lives, from the date that they are available for use based on the expected pattern of consumption of economic benefits of the asset. Accordingly, at present, these are being amortised on straight line basis.

Computer software, content development and license is amortised over its useful life of 5 years to 10 years as estimated by management. Amortisation on additions/deletions is provided on pro-rata basis in the year of purchase/disposal.

(k)	Government grants

Government grants / subsidies received towards specific property, plant and equipment (PPE) have been deducted from the gross value of the concerned PPE and grant / subsidies received during the year towards revenue expenses have been shown as other operating income in the Statement of Profit and Loss.

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attached to them and that the grants will be received.

(l)	Impairment of property, plant & equipment and intangible assets

The carrying amounts of assets are reviewed at each Consolidated Balance Sheet date in accordance with Accounting Standard 28 on ‘Impairment of Assets’ prescribed in the Rule 7 of the Companies (Accounts) Rules, 2014, to determine whether there is any indication of impairment. If any such indication exists, the

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 assets recoverable amounts are estimated at each reporting date. For the purpose of impairment testing, assets are grouped together into the smallest group of assets (cash generating unit or CGU) that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. An impairment loss is recognised whenever the carrying amount of an asset or the cash generating unit of which it is a part exceeds the corresponding recoverable amount. Impairment losses are recognised in the Consolidated Statement of Profit and Loss. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the assets carrying amount does not exceed the carrying amount that would have been determined net of depreciation or amortisation, if no impairment loss had been recognised.

(m)	Inventories

Inventories comprising of medicines and consumables are carried at lower of cost and realisable value. Cost comprise purchase price and all incidental expenses incurred in bringing the inventory to its present location and condition. In determining the cost, weighted average cost method is used.

Stores and spares consists of surgical instruments, linen, crockery and cutlery are valued at cost (using FIFO method). Based on the estimated life of 3 years, 1/3rd of value of stores and spares are charged to Consolidated Statement of Profit and Loss every year.

(n)	Foreign currency transaction

Foreign exchange transactions are recorded at the exchange rate prevailing on the dates of the transactions. Year-end monetary assets and liabilities denominated in foreign currencies are translated at the year-end foreign exchange rates. Exchange differences arising on settlements/ year end translations are recognised in the Consolidated Statement of Profit and Loss for the year in which they arise.

(o)	Operating leases

Lease payments under an operating lease arrangement are recognised as expense in the Consolidated Statement of Profit and Loss on a straight-line basis over the period of lease.

(p)	Investments

Investments that are readily realisable and intended to be held for not more than a year from the date of acquisition are classified as current investments. All other investments are classified as long-term investments. However, that part of long term investments which is expected to be realised within 12 months after the reporting date is also presented under ‘current assets’ as “current portion of long term investments” in consonance with the current and non-current classification scheme of Schedule III.

Long-term investments (including current portion thereof) are carried at cost less any other-than-temporary diminution in value, determined separately for each individual investment.

Current investments are carried at the lower of cost and fair value. The comparison of cost and fair value is done separately in respect of each category of investments.

Any reductions in the carrying amount and any reversals of such reductions are charged or credited to the Consolidated Statement of Profit and Loss.

Profit or loss on sale of investments is determined on the basis of carrying amount of investments disposed of.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(q)	Employee benefits

The Group’s obligations towards various employee benefits have been recognised as follows:

Short-term employee benefits

Employee benefits payable wholly within twelve months of receiving employee services are classified as short-term employee benefits.

Post-employment benefits

Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays specified contributions to a separate entity and has no obligation to pay any further amounts. The Group makes specified monthly contributions towards employee provident fund to Government administered provident fund scheme which is a defined contribution plan. The Group’s contribution is recognised as an expense in the Consolidated Statement of Profit and Loss during the period in which the employee renders the related service.

Defined benefit plans

The Group’s gratuity benefit scheme is defined benefit plans. The Group’s net obligation in respect of a defined benefit plan is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods, that benefit is discounted to determine its present value. Any unrecognised past service costs are deducted. The calculation of the Group’s obligation under the plan is performed annually by an independent actuary using the projected unit credit method carried out at the balance sheet date.

The Group recognises all actuarial gains and losses arising from defined benefit plan immediately in the Consolidated Statement of Profit and Loss. All expenses related to defined benefit plan are recognised in employee benefits expense in the Consolidated Statement of Profit and Loss.

Compensated Absences

The employees can carry-forward a portion of the unutilised accrued compensated absences and utilise it in future service periods or receive cash compensation on termination of employment. Since the compensated absences do not fall due wholly within twelve months after the end of the period in which the employees render the related service and are also not expected to be utilized wholly within twelve months after the end of such period, the benefit is classified as a long-term employee benefit. The Group records an obligation for such compensated absences in the period in which the employee renders the services that increase this entitlement. The obligation is measured on the basis of independent actuarial valuation using the projected unit credit method.

Termination benefits

Termination benefits are recognised as an expense when, as a result of a past event, the Group has a present obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(r)	Taxation

Income-tax expense comprises current tax (i.e. amount of tax for the period determined in accordance with the income-tax law) and deferred tax charge or credit (reflecting the tax effects of timing differences between accounting income and taxable income for the period). Income-tax expense is recognised in the Consolidated Statement of Profit and Loss.

Current tax is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the applicable tax rates and tax laws. Deferred tax is recognised in respect of timing differences between taxable income and accounting income i.e. differences that originate in one period and are capable of reversal in one or more subsequent periods. The deferred tax charge or credit and the corresponding deferred tax liabilities or assets are recognised using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax assets are recognised only to the extent there is reasonable certainty that the assets can be realised in future; however, where there is unabsorbed depreciation or carried forward loss under taxation laws, deferred tax assets are recognised only if there is a virtual certainty supported by convincing evidence that sufficient future taxable income will be available against which such deferred tax assets can be realised. Deferred tax assets are reviewed as at each balance sheet date and written down or written-up to reflect the amount that is reasonably/virtually certain (as the case may be) to be realised.

Minimum Alternative Tax (‘MAT’) under the provisions of the Income-tax Act, 1961 is recognised as current tax in the Statement of Profit and Loss. The credit available under the Act in respect of MAT paid is recognised as an asset only when and to the extent there is convincing evidence that the Group will pay normal income tax during the period for which the MAT credit can be carried forward for set-off against the normal tax liability. MAT credit recognised as an asset is reviewed at each balance sheet date and written down to the extent the aforesaid convincing evidence no longer exists.

(s)	Provisions and contingent liabilities

A provision is created when there is a present obligation as a result of a past event that probably requires an outflow of resources and a reliable estimate can be made of the amount of the obligation. A disclosure for a contingent liability is made when there is a possible obligation or a present obligation that may, but probably will not, require an outflow of resources. When there is a possible obligation or a present obligation in respect of which the likelihood of outflow of resources is remote, no provision or disclosure is made. Contingent assets are neither recognised nor disclosed in the financial statements. However, contingent assets are assessed continually and if it is virtually certain that an inflow of economic benefits will arise, the asset and related income are recognised in the period in which the change occurs.

(t)	Earnings/(loss) per share

Basic earnings/ (loss) per share is calculated by dividing the net profit/(loss) for the year attributable to equity shareholders by the weighted average number of equity shares outstanding during the year. Diluted earnings per share are computed using the weighted average number of equity and dilutive potential equity shares outstanding during the year, except where the results would be anti-

(u)	Discount on issue of debentures

Discount on issue of debentures and expenditure incurred in connection with such issue are amortised over the term of the debentures in proportion to the principal amount outstanding.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(v)	Cash and cash equivalents

Cash and cash equivalents in the cash flow statement comprise cash at bank and in hand and short term investments with original maturity of three months or less.

(w)	Cash flow statement

Cash flows are reported using indirect method, whereby net profits before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, investing and financing activities of the Group are segregated.

(x)	Going Concern

The group consolidated financial statements have been prepared on the basis that the group will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The group have incurred losses till year end March 31, 2019 and have delays in repayment of loan. The Company is under discussion with the bank for extension, however due to the COVID situation, there has been delay in approvals from Bank, the management expects to receive the approvals for extension in certain period of time shortly. The Group has earned profits for year end March 31, 2020 and nine months ended December 30, 2020 and also expects to earn profits in subsequent years based on the management projections and contracts entered.

The Group also have received guarantee for the creditors of $35million from UpHealth, Inc. as part of the share purchase agreement dated October 22, 2020 (Refer note 39). With the positive cash flows from operation and the transaction with UpHealth, Inc., the management believes that there are no concerns towards near term access to capital and meeting its obligations.

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

2	Share capital

				Amount in USD
	31 December 2020		31 March 2020
	Number of shares	Amount	Number of shares	Amount
Authorised
Equity shares of INR 10 each	13,500,000	2,075,515	13,500,000	2,075,515
Preference shares of INR 100 each	5,000,000	7,049,949	5,000,000	7,687,092
Preference shares of Re. 1 each	3,200,000	45,120	3,200,000	49,197

	21,700,000	9,170,583	21,700,000	9,811,805

Issued, subscribed and paid up
Equity Shares
Equity shares of INR 10 each	492,904	104,371	492,904	104,371
Preferred Stock
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A of INR 100 each	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C of INR 100 each	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1 of INR 100 each	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares of INR 100 each	3,499,588	5,550,528	3,499,588	5,550,528

Total	4,645,439	6,812,652	4,645,439	6,812,652

a)	Reconciliation of the shares outstanding at the beginning and at the end of the period:

Equity shares of INR10 each fully paid up
At the commencement and at the end of the period	492,904	104,371	492,904	104,371
Shares issued during the period	—	—	—	—

At the end of the period	492,904	104,371	492,904	104,371
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
At the commencement and at the end of the period	240,777	508,086	240,777	508,086
Shares converted into equity shares during the period	—	—	—	—

At the end of the period	240,777	508,086	240,777	508,086
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
At the commencement and at the end of the period	254,936	406,102	254,936	406,102
Shares issued during the period	—	—	—	—

At the end of the period	254,936	406,102	254,936	406,102
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
At the commencement and at the end of the period	157,234	243,565	157,234	243,565
Shares issued during the period	—	—	—	—

At the end of the period	157,234	243,565	157,234	243,565
8% Compulsorily Convertible Cumulative Preference Shares
At the commencement of the period	3,499,588	5,550,528	3,499,588	5,550,528
Shares issued during the period	—	—	—	—

At the end of the period	3,499,588	5,550,528	3,499,588	5,550,528

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

b)	Shares held by holding company:

The Company does not have a holding company.

c)	Details of shareholders holding more than 5% are as follows

	Number of shares	% of shares held	Number of shares	% of shares held
Equity shares of INR 10 each fully paid up held by
Dr. Syed Sabahat Azim	154,000	31.24	154,000	31.24
Mrs. Richa Sana Azim	154,000	31.24	154,000	31.24
Mr. M. Damodaran	52,855	10.72	52,855	10.72
Elevar Equity Mauritius	52,555	10.66	52,555	10.66
0.001% Compulsorily Convertible Cumulative Preference Shares—Series A
Elevar Equity Mauritius	146,616	60.89	146,616	60.89
Sequoia Capital India Investment Holdings III	94,161	39.11	94,161	39.11
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C
Elevar Equity Mauritius	125,774	49.34	125,774	49.34
Sequoia Capital India Investment Holdings III	62,887	24.67	62,887	24.67
Mr. M. Damodaran	45,311	17.77	45,311	17.77
Kimberlite Social Infra Private Limited	20,964	8.22	20,964	8.22
0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1
Elevar Equity Mauritius	157,234	100	157,234	100
8% Compulsorily Convertible Cumulative Preference Shares SIDBI Trustee Company Limited A/C Samridhi Fund	3,499,588	100	3,499,588	100

d)	Rights, preferences and restrictions in respect of each class of shares including restrictions on the distribution of dividends and the repayment of capital:

i) The Company has a single class of equity shares. Each holder of equity share is entitled to one vote per share, when present in person on a show of hands. In case of poll, each holder of equity shares shall be entitled to vote in proportion to his paid-up equity share capital.

In the event of liquidation of the Company, the holders of equity shares will be entitled to receive any of the remaining assets of the Company, after distribution of all preferential amounts. The distribution will be in proportion to the number of equity shares held by the shareholders.

ii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares - Series A” having a par value of INR 100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount. The holders of preference shares may convert the preference shares in whole or part into equity shares at any time before January 13, 2026 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares at the then applicable conversion rate, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier. The Company shall and the founders shall cause the Company to undertake a Qualified IPO (‘IPO’) at a price equal to the fair market value or a strategic sale, in the event the Company fails to complete the qualified IPO or strategic sale, the investor shall have the right, to call or buyback of all or part of the investor shares by the Company whether through one or more successive buyback offer at fair value. The buyback is subject to the meeting the conditions as provided by Companies Act 2013. The agreement is subsequently been amended on December 11, 2020 which provides the investor had no point in time intent to exercise such buyback rights and based on the addendum letter, such buyback rights may be deemed to have been removed from the shareholders agreement.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

iii) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. on the subscription amount or such higher percentage as declared in respect of the holders of equity shares. The holders of the preference shares may convert the preference shares in whole or part into equity shares at any time before December 31, 2030 at the rate of one (01) fully paid up equity share per one (01) preference share. The preference shares, or any of them, if not converted earlier, shall automatically convert into equity shares, (i) two (02) days prior to the filing of the draft red herring prospectus in connection with the occurrence of the Qualified IPO, or (ii) on January 13, 2026, whichever may be earlier.

iv) The Company has a class of preference shares referred to as “0.001% Compulsorily Convertible Cumulative Preference Shares—Series C1” having a par value of INR100 each. These preference shares carry a pre-determined cumulative dividend rate of 0.001% p.a. in addition, if the holders of equity shares or any other class of shares (other than shares held by SIDBI) are proposed to be paid dividend in excess of 0.001% , the holders of Series C1-Compulsorily Convertible Cumulative Preference Shares shall be entitled to dividend at such higher rate. The holders of the Series C1-Compulsorily Convertible Cumulative Preference Shares may convert at 1:1 in whole or part into equity shares at any time before 19 periods from the date of issuance.

v) The Company has a class of preference shares referred to as “8% Compulsorily Convertible Cumulative Preference Shares”, having a par value of INR 100 each allotted on 24 December 2013 and 13 August 2014. These preference shares carry a pre-determined cumulative dividend rate of 8% p.a. on the capital for the time being paid up on the subscribed preference shares. The Company and/or the promoters or their nominees may on or before the October 31, 2018, or such later date as agreed by the investors after giving notice of at least thirty (30) days to the investor, buy back/redeem/purchase the preference shares held by the investor either in full or in part at any time during the tenure of this Agreement. In case the Company/Promoters have not bought back/redeemed/purchased the subscription preference shares, the Company shall convert the outstanding preference shares at an pre-agreed IRR of 16%, this is later amended in agreement dated March 31, 2017, In the event the PAT for the Financial period ending March 31, 2018 is negative (i.e. there is a loss), the conversion of the Outstanding Preference Shares (issued as per the SSHA) into Equity Shares shall be at the par value of the Equity Shares. The Company have a negative PAT in period end March 31, 2018 and hence the preference shares are convertible at 1:1 ratio. There is subsequent round of preference shares issued as per agreement dated March 31, 2017 at similar terms.

3	Reserves and surplus

	31 December 2020	31 March 2020
Securities premium account	8,320,698	8,320,698
Revaluation surplus	10,128,170	10,128,170
General reserve	331,361	331,361
Foreign Currency Translation reserve	(2,289,772)	(2,576,594)
Surplus in Statement of Profit and Loss
At the commencement of the period (1st April)	(15,489,802)	(17,873,766)
Add: Profit/(Loss) for the period	2,393,374	2,383,964

Balance as at the end of the period	(13,096,428)	(15,489,802)

Total reserves and surplus	3,394,029	713,832

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Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

4	Long-term borrowings

				Amount in USD
		Non-current portion		Current portion*
	Secured/ unsecured	31 December 2020	31 March 2020	31 December 2020	31 March 2020
204,540 (previous year: 204,540) 13.55% non-convertible debentures of INR 1,000 each	Secured	—	—	—	2,715,433
Less: Discount on issue of debenture to the extent not written off or adjusted		—	—	—	—

		—	—	—	2,715,433

Term loans from Banks	Secured	—	—	13,019,207	12,630,603
Term loan from Small Industries Development Bank of India	Secured	515,531	561,155	119,084	107,534
Term loan from National Skill Development Corporation	Secured	363,730	695,997	1,793,564	1,396,354
Term loan from Caspian Impact Investments Private Limited	Unsecured	—	—	1,369,060	1,327,580
Term loan from Blacksoil capital Private Limited	secured	193,327	—	217,493	362,333
Equipment loan	Secured	167,300	321,760	427,475	237,157

		1,239,889	1,578,912	16,945,884	18,776,995

*	Amount disclosed under Other current liabilities - Note 8

(a)	Secured non-convertible debenture

(i)

The Company had issued 13.55% redeemable non-convertible debenture of face value of INR 1,000 each aggregating to INR 204,540,000 (USD 2,715,433) at a discount of 0.95% on face value on 19 March 2016 to Essential Capital Consortium BV on private placement basis. These debentures are redeemable at par in two equal instalments of INR 102,270,000 (USD 1,478,574) each on 5 May 2019 and 5 November 2019 and in case put option is exercised by debenture holder, the total balance of INR 204,540,000 (USD 287,172) has to be repaid on any date not earlier than 11 February 2019. Interest is payable semi-annually at the rate of 13.55% per annum (net of withholding tax) on interest payment dates or earlier in case upon the exercise of the put option (interest payment starting from 5 May 2016 and ending on 5 November 2019 and in case put option is exercised, starting from 5 May 2016 and ending on 11 February 2019 ) as per Mortgage Cum Debenture Trust Deed dated 4 February 2016.

In view of contribution of company in the field of medicine especially during the COVID situation, USAID has decided to approve grant by paying off its debts towards Essential Capital Consortium (ECC). The grant has been approved and charged satisfaction has been filed on 13th June 2020.The company has written back the debenture of INR 204,540,000 (USD 2,799,716) and interest accrued and due on debenture of INR 13,712,945 (USD 187,701)under other income.

(ii)	These debentures are secured by way of a second ranking and continuing charge by way of registered mortgage on the;

(a)	immovable secured properties i.e rights in relation to;

(i)	piece and parcel of garden land at Sonamukhi (District: Bankura) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(ii)	piece and parcel of land at Bolpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(iii)	piece and parcel of land at Behrampore (District: Murshidabad) together with all buildings, constructions and plant and machinery erected thereon, both present and future.

(iv)

rooftop of one-storied building, ground floor stalls and rear vacant land at Dubrajpur (District: Birbhum) together with all buildings, constructions and plant and machinery erected thereon, both present and future

(v)	office space together with all constructions and plant and machinery erected thereon at Ecospace, New Town Rajarhat (Kolkata)

(b)

movable assets in relation to hospitals at Sonamukhi (District: Bankura), Dubrajpur (District: Birbhum), Behrampur (District: Bankura), Bolpur (District: Birbhum) and head office at Ecospace, New Town Rajarhat (Kolkata).

(b)	Term loans from Allahabad Bank

(i)	Term loan from Allahabad Bank is secured by;

(a) For term loan I and II: First and exclusive charge by way of equitable mortgage on freehold land of Sonamukhi Unit, Bolpur Unit and Berhampore Unit and leasehold land of Dubrajpur Unit and construction thereon including hospital building, staff quarters etc (both present and future). Further, first and exclusive charge by way of hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles and other fixed assets both moveable and immovable of the respective five units and administrative office of the Company (both present and future). Second charge on the entire current assets of the five units and administrative office of the Company (both present and future).

(b) For term loan III,IV & V: 1. First Charge by way of Equitable Mortgage on land and building for the proposed 10 hospitals under LLPs i.e. Amroha Unit, Krishnanagar Unit, Jeypore Unit,, Muzzafarpur Unit, Bhagalpur Unit, Medinipur Unit, Malda Unit, Fatehpur Unit, Basti Unit and Bhangar Unit and construction thereon including hospital building, staff quarters, offices etc. (both present and future)

2. First Charge by way of Hypothecation of plant and machineries, furniture and fixtures, entire computer systems, software packages, hardware, vehicles, hospital equipment and other fixed assets both moveable and immovable of the proposed 10 hospitals under LLPs (both present and future)

3. Assignment of free cash-flows available to the Company as its share in the LLPs

Second charge on the entire current assets of the 10 hospitals operated by LLPs (Both present and future)

(c) Personal guarantee of two Directors, Dr. Syed Sabahat Azim and Mrs. Richa Sana Azim.

(ii)

Interest on the above Term Loan-I, II & III carries an interest of 1-year MCLR plus 3.10% p.a. at monthly rests and is payable as and when due. And Term Loan IV and V carries an interest of 1-year MCLR plus 4.10% p.a. at monthly rests and is payable as and when due.

(iii)

The Company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the Company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical npa pending closure of restructuring process.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(c)	Term loan from Small Industries Development Bank of India (SIDBI)

(i)	Term loan from SIDBI is secured by :

(a) First charge by way of mortgage of leasehold rights of the borrower in favour of SIDBI over immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Hypothecation of all the movables acquired / to be acquired under the project including the movables, plant, machinery, spares, tools & accessories, office equipment, computers, furniture and fixtures situated at 34.188 decimal situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no, 912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar.

(c) Personal guarantee of Dr. Syed Sabahat Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan have been sanctioned for INR 66,500,000 (USD 882,841) for setting up of hospital and purchase of medical instruments and surgical equipment at Beguasarai, Bihar and is repayable in 96 monthly instalments after a moratorium of 2 years from the date of first disbursement of loan. Tentative start date is 10 April 2017 and tentative last instalment date is 10 March 2025.

(iii)	Above term loan carries an interest of SIDBI’s Prime Lending Rate (PLR) plus 1.50%, at monthly rests and is payable as and when applied.

(d)	Term loan from National Skill Development Corporation

(i)	Term loan from National Skill Development Corporation is secured by:

(a) Charge on the movable, immovable acquired assets and receivables including revenue from franchisee arrangements, earnings from training programs.

(b) Deeds of hypothecation to be executed as and when assets are acquired and intimation forwarded to NSDC.

The term loan has been sanctioned for INR 189,000,000 (USD 2,500,000) and is to be disbursed in five instalments. The period of loan is ten years with two years moratorium on interest and principal from the date of first disbursement of the loan, final repayment by Q4 of the year 2021- 22. The loan is repayable on quarterly basis, after moratorium period, as per the repayment schedule given in the loan agreement. The Company has not repaid of principal and interest as per the repayment schedule. Principal and interest is outstanding from fourth quarter of the financial year ended 31 March 2017 till date. The current skilling structure has resulted in pendencies for the Company and hence the Company has approached NSDC for changes in the structure. The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(ii)	The rate of interest being charged is simple interest of 6% p.a. payable on a quarterly basis after the interest-free moratorium period of two years from the date of first disbursement of the loan.

(iii)	The principal and interest is overdue as on 30th December 2020.

(e)	Term loan from Caspian Impact Investments Pvt. Ltd.

(i)	Term loan from Caspian Impact Investments Pvt. Ltd. is unsecured and other terms are:

(a) Carries an interest rate of 15% p.a.

(b) Purpose is to finance working capital.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(c) At the end of the tenor of the credit facility or upon prepayment of credit facility,whichever is earlier the borrower shall pay such additional interest that resulting in the overall XIRR of 18% on the entire credit facility from the First Disbursement date until the repayment date.

(d) Additionally the lender shall have the option but not an obligation to convert whole or part of the unpaid amount under the Credit Facility and/or invest additional amount cumulatively up to a maximum of INR 100,000,000 (USD 1,327,580) at the share price of the next round of equity investment immediately after the execution date for subscription of shares whether equity or preference.

(e) As per revised schedule dt. April 24, 2020 entire loan will be repaid on December 31, 2020 and interest will be charged on monthly rest.

(f)	Term loan from Blacksoil Capital Private Limited

Term	loan from Black Soil Private Limited is unsecured and other terms are:

(a) Carries an interest rate of 16.25% p.a.

(b) The loan of INR 75,000,000 (USD 995,685) has been sanctioned for business purpose.

(c) The facility is secured by way of hypothecation created in favour of Black Soil Private Limited over following:

(i) a first & exclusive charge over inventory.

(ii) a first & exclusive charge on the Identified Receivables accruing to the borrowers, both present & future.

(iii) if the DSRA in the form of fixed deposit, then first & exclusive charge on DSRA.

(d) Loan is to be repaid in 22 equated monthly installment of INR 3,409,091 (USD 45,258) starting from 30th November, 2018 till 31st August, 2020.

(e) In light of the stress in the financial sector caused by the COVID-19 pandemic, the Tenure shall stand extended by 12 (twelve) months starting from December, 2020.

(g)	Loan from Hero Fincorp

(i)	Term loan amounting to Nil (previous year Nil) is secured by:

(a) Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no. 827, 3665, 3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d) Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 796,548) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively.

(iii)	Above term loan is carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(h)	Overdue payment of loan

(IN USD)

Particulars	Principal Amount	Interest Amount	Period
Allahabad Bank Loan
TL-1	1,979,263	391,485	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
TL-2	1,336,147	264,765
TL-3	2,366,672	573,124	1. Principal Amount due upto December 2020
TL-4	2,539,829	657,246	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
TL-5	5,686,335	1,391,224	1. Principal Amount due upto December 2020 2. Interest amount due upto December 2020
National Skill Development Corporation (NSDC)	1,082,148	460,282	1. Principal Amount due upto December 2020

Total	14,990,393	3,738,126

(j) As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

5 Provisions	Amount in USD

	Long-term		Short-term
	31 December 2020	31 March 2020	31 December 2020	31 March 2020
Provision for employee benefits
Gratuity	94,856	78,161	3,425	3,322
Compensated absences	63,697	51,524	2,547	2,471

	158,553	129,685	5,972	5,793

Other provisions
Provision for Income Tax	—	—	—	1,859

	—	—	—	1,859

	158,553	129,685	5,972	7,651

6	Short-term borrowings

	31 December 2020	31 March 2020
Cash credit facilities from bank (secured)	1,035,788	1,117,699
Unsecured loan
- loan from Hero Fincorp Ltd	958,151	929,306
- loan from related party	362,679	373,962
- loan from directors	20,942	20,312
- loan from others	1,452,602	1,451,329

	3,830,163	3,892,608

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

6.1

Cash credit facilities from Allahabad Bank has been sanctioned with a limit of INR 50,000,000 (USD 663,790) for working capital requirement of the five existing operational hospitals of the Company with a margin of 25% and is secured by first and exclusive charge of hypothecation of all the current assets of the five units and administrative office of the Company (both present and future), further, secured by (along with bank guarantee) second charge on land and building, plant and machineries and other fixed assets of the five existing operational hospitals under the Company’s direct ownership (both present and future). The cash credit facilities carry an interest rate of one year MCLR plus 3.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable as and when due.

The Group has availed cash credit facilities from Allahabad Bank for Amroha, Krishnanagar, Jeypore, Begusarai, Bhagalpur, Medinapur, Malda, Bhangar, Basti and Muzafarpur LLP’s. Cash Credit from Allahabad Bank has been sanctioned with a limit of INR 30,000,000 (USD 398,287.15) and is secured by stock (margin of 25% on stocks and 40% on book debts up to 90 days old). The cash credit facilities carry an interest rate of 1 year Allahabad Bank MCLR + 4.10% p.a. computed on a monthly basis on the actual amount utilised and are repayable on demand.

The company has been disputing the EMIs being deducted by Allahabad bank since 2017 in respect to hospital projects that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as Technical NPA pending closure of restructuring process.

6.2	Interest free loan taken from directors and related parties are repayable on demand.

6.3	a. Loan taken from others is repayable on demand.

b. Loan taken from others carries an interest rate of 12% to 15% p.a. (except for three parties)

6.4	Loan from Hero Fincorp

(i)	Term loan is secured by:

(a)    Exclusive charge over land & building and entire equipment of Begusarai Hospital immovable properties and measuring 34.188 decimal and situated at Thana no.557, Tauji no.827,3665,3666 Khata no,134,1 & 5, Khasra no,912,914 and 913, Mauza Keshave, Anchal Barauni, Begusarai, Bihar together with building & structure thereon, both present and future owned by the LLP.

(b) Exclusive charge on cash flow of the company

(c) Escrow of routing of receivables from digital dispensaries opened in Odisha

(d)    Personal guarantee of Dr. Syed Sabahat Azim, Richa Sana Azim and corporate guarantee of Glocal Healthcare Systems Private Limited (partner in the LLP).

(ii)

The term loan has been sanctioned for INR 70,000,000 (USD 929,306) as working capital loan & INR 60,000,000 (USD 862,678) as term loan for capex requirements- production & expansion of digital dispensary business and takeover of existing term loan from SIDBI & IIFL respectively. The term loan facility for takeover of loan from SIDBI & IIFL has not been availed and hence got expired. So the charge created against immovable property is still lying with SIDBI.

(iii)	Above term loan carries an interest of Hero Fincorp Prime Lending Rate @ 13% p.a. at monthly rests

(iv)	As per circular DOR.No.BP.BC.47/21.04.048/2019-20 dated March 27, 2020 regulatory measures were announced by RBI to mitigate the burden of debt servicing brought about by disruptions on account of

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

COVID-19 pandemic by granting a moratorium of three months on payment of all instalments falling due between March 1, 2020 and May 31, 2020. Further, this relief was extended till August 31, 2020 and this package has been taken up the company and installments has been rescheduled accordingly.

7	Trade payables

	31 December 2020	31 March 2020
Total outstanding dues of micro enterprises and small enterprises	—	—
Total outstanding dues of creditors other than micro enterprises and small enterprises (Net of Advances for goods)	1,037,888	1,471,145

	1,037,888	1,471,145

8	Other current liabilities

	31 December 2020	31 March 2020
Current maturities of long-term debts (refer note 4)	16,945,884	18,776,995
Interest accrued and due on term loans	4,019,143	2,275,228
Interest accrued but not due on loan	100,238	—
Interest accrued and due on cash credit	256,787	145,101
Interest accrued and due on equipment loan	33,592	32,465
Interest accrued and due on other loan	277,995	118,523
Interest accrued but not due on debentures	—	—
Interest accrued but and due on debentures	—	182,050
Creditors for capital goods (Net of Capital Advances)	—	178,446
Employee benefits payable	596,325	539,903
Temporary Book Overdraft	3,732	—
Advance from TPA & Customers	445,367	431,960
Partner’s Current A/c	17,794	17,259
Statutory dues payable
Provident fund	346,879	274,585
Professional tax	15,027	12,484
Employee state insurance payable	188,519	166,695
Tax deducted at source payable	289,960	327,555
Goods and services tax payable	45,163	88,504
Unearned revenue	135,504	131,424
Advance from patients and others	13,675	7,220
Other liabilities/ payables	137,154	128,565

	23,868,737	23,834,963

8.1

i. Major clients of the company are ESIC, PSU’s and various other government departments. There has been major delay in receipt of payment from their side which is creating challenges for the company to meet its operational expenses which includes statutory obligations also.

Due to this financial crunch there has been continuing delay in payment of statutory dues on the part of the company.

ii. As per Income Tax Act tax is to be deducted on payment or credit whichever is earlier, ignoring the fact whether payment has been made or not. Hence, TDS liability is deposited in respect of those to whom payment has been made.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

8.2	Advance receipt of INR 30 mm from S.S Earth Moving Mining was for setup of dispensary setup in their mining area. But no space was allocated to us by them, hence setup is not done.

8.3	Advance include amount received from African medical supply for supply of DD setup but due to COVID outbreak same could not be fulfilled.

8.4

Regarding interest accrued and due with respect to the term loan taken from Allahabad bank, the company has been disputing the EMIs being deducted by the bank since 2017 in respect to hospital projects, that have not achieved COD especially as the disbursal also started late. The Bank and the company are entering into a restructuring proposal to resolve this issue. The Techno Economic viability report with positive recommendation has been submitted by Dun & Bradstreet which was appointed by bank to examine and report on the viability and Independent Credit Rating has been given by the approved rating agency. It is expected that the restructuring process will be completed in 2021. During this time the loan has been classified by the Bank as technical NPA pending closure of restructuring process. As the account has been declared technical NPA by the bank so no interest has been charged by the bank but following the concept of mercantile system of accounting interest on term loan from Allahabad Bank and interest on cash credit limit has been calculated and charged in expenses. This interest has been classified as Interest accrued and due under other current liabilities.

9	Goodwill

	31 December 2020	31 March 2020
Opening balance	459,982	598,136
Amortisation of Goodwill	(70,285)	(95,982)
Forex Adjustment	13,187	(42,172)

Closing balance	402,884	459,982

12	Long-term loans and advances

	31 December 2020	31 March 2020
(Unsecured and considered good)
To parties other than related parties
(a) Capital advances (net of Creditors for Capital goods)	417,032	544,996
(b) Security deposits	170,885	166,558

	587,917	711,553
(c) Other loans and advances
TDS receivables	455,927	413,507

	455,927	413,507

	1,043,844	1,125,061

13	Other non-current assets

	31 December 2020	31 March 2020
(Unsecured and considered good)
Bank deposits (due to mature after 12 months from the reporting date) [refer note 16]*	42,707	19,289
Balance with government authorities	682	661
Interest accrued on bank deposits	—	41
Interest accrued on electricity deposits	655	636

	44,044	20,626

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

14	Inventories

(Valued at lower of cost and net realisable value)
Stock of digital dispensary, medicine and medical consumables	307,629	265,330
Stores and spares	3,875	3,966

	311,504	269,296

15	Trade receivables

(a) Unsecured and considered good	5,912,534	4,719,956
(b) Doubtful	(448,440)	434,940
Less: Provision for doubtful receivables	448,440	(434,940)

	5,912,534	4,719,956
Other receivables
(a) Unsecured, considered good		—
		—

		—

16	Cash and bank balances

	31 December 2020	31 March 2020
Cash and cash equivalents
Cash on hand	216,092	32,083
Balance with banks:		—
On current accounts	79,098	71,853
On deposit accounts (with original maturity of 3 months or less)	1,369	7,965

	296,558	111,901
Other bank balances:		—
Deposits in banks with maturity of more than 3 months but less than 12 months*	45,851	59,965

	342,409	171,867

*Bank	deposits of USD 13,688 as on 31 December 2020 ( 31 March 2020—USD 13,276) have been pledged with Black Soil as security for term loan

*Bank	deposits of USD 31,365 as on 31 December 2020 ( 31 March 2020- USD 30,421) have been given as cash margin to banks for issuing bank guarantees to government authorities.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

17	Short-term loans and advances

(Unsecured and considered good)
To parties other than related parties
Security deposits	39,379	37,376
Prepaid expenses	1,483	2,652
Advance for supply of goods and services	73,245	493,214
Advance to doctors	—	26,339
Advances to employees	549,456	396,399
Advances to others	62,106	52,262

	725,669	1,008,242

18	Other current assets

(Unsecured and considered good)
Interest accrued on bank deposits	16,807	16,261
Government grant receivable	707,500	492,567
Unbilled revenue	3,903	3,786

	728,210	512,613

Note 10- Property, Plant & Equipment

Amount in USD

Particulars	WDV as on 31.12.2020	WDV as on 31.03.2020
Freehold land	5,393,991	5,231,609
Leasehold land	22,747	22,837
Buildings	16,169,070	15,892,417
Electrical equipment	405,390	450,247
Medical & surgical equipment	2,304,044	2,408,993
Furniture and fixtures	243,973	273,870
Vehicles	3,280	3,828
Office equipment	64,599	67,280
Computers and accessories	17,675	27,336

Total	24,624,769	24,378,417

Note 11- Intangible Assets

Particulars	WDV as on 31.12.2020	WDV as on 31.03.2020
Computer software (internally generated platform/applications)	2,553,133	2,541,433
Computer software	114,403	166,246
Trademark	33	74
Content development	79,687	158,137

Total	2,747,256	2,865,890

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

19	Revenue from operations

		Amount in USD
	31 December 2020	31 December 2019
Sale of services:
Income from hospital services	3,923,554	3,442,155
Income from digital dispensary consultancy	979,116	885,709

Sale of goods:
Sale of pharmacy/ medicines	581,675	613,423
Sale of digital dispensary (net of Sales return :Nil (31 December 2019: USD 530,802 ))	—	(381,022)
Other operating revenue:
Income from government grant*	188,028	213,028
Miscellaneous income	84,767	58,699

	5,757,140	4,831,992

19.1

The company has entered into revenue sharing arrangement, the contractual arrangement is on principal to principal basis for hospital at Bolpur, Sonamukhi, Malda, Jeypore & Mednipore. These hospitals were earlier operated by Company itself. Reveue sharing arrangement is included within Income from Hospital Services.

19.2

Income from government grant represents interest and tax subsidy from government of Bihar under Bihar Industrial Investment Promotion Act, 2016. Interest subsidy is available to GHSPL Muzafarpur Healthcare LLP, GHSPL Bhaglpur Healtcare LLP & GHSPL Begusari Healthcare LLP on the term loan availed by the LLP from Allahabad Bank & State Industrial Development Bank of India.

20	Other income

Interest on income tax refund	—	19,053
Provision/ liability no longer required written back (N	3,009,179	174,239
Miscellaneous income	553	3,004

	3,009,732	196,297

20.1

On March 19, 2016 company has issued 13.55% Non-convertible Debentures worth INR 204,540,000 (USD 2,715,433) to Essential Consortium Capital but in view of the contribution of company in the field of medicine, especially during the COVID situation, USAID has decided to approve grants by paying off its debts towards Essential Capital Consortium(ECC). Hence, provision /liability no longer required includes write off Debentures, Interest thereon and liability towards ECC worth INR 223,673,406 (USD 3,014,824)

21	Purchases

Medicines and medical consumables	692,497	723,745
Purchase of digital dispensary	22,353	64,912

	714,850	788,659

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

22	Course operating expenses

Training cost/ professional fees	—	—
Food and lodging	—	—
Externship expenses	—	—

	—	—

23	Changes in inventories

Inventory at the beginning of the year	269,385	244,108
Inventory at the end of the year	302,928	235,094

	(33,543)	9,013

24	Employee benefits expense

Salaries, wages and bonus	799,744	1,069,157
Contribution to provident and other funds	90,672	54,943
Staff welfare expenses	11,242	25,375

	901,658	1,149,475

25	Finance costs

Interest expense on:
- debenture	—	39,857
- term loan	1,693,351	1,472,201
- other loan	210,416	244,643
- equipment loan	49,701	60,436
- Cash credit	102,055	103,366
Unsecured loan	150,856	144,226
Other borrowing costs	80	23,064

	2,206,457	2,087,794
Less: Borrowing costs capitalised to qualifying assets	(462,970)	(445,930)

	1,743,487	1,641,864

25.1

Interest expenses as been calculated as per contractual term mentioned in sanction letter of Banks/ Financial Institutions. The company is in discussion with Allahabad Bank for restructuring and other financial institutions for rescheduling of the repayment terms. The management beliefs that no penal interest will be charged by the banks & financial institution and hence no provision has been recognised in the statement of profit & loss.

26	Depreciation and amortisaton

Depreciation of property, plant and equipment (PPE)	527,556	580,685
Amortisation of Goodwill	70,285	74,056
Amortisation of intangible assets	396,562	428,929

	994,403	1,083,670

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

27 Other expenses

Consumption of stores and spares	9,914	1,827
Share of O&M Partner	160,850	—
Housekeeping expenses	60,585	83,212
Power and fuel	103,320	186,882
Rates and taxes	12,241	18,054
Rent (refer note 36)
- equipment	2,667	5,111
- others	55,311	76,300
Patient food expenses	41,634	56,404
Professional fees:
- to doctors	1,110,138	1,222,559
- to others	8,447	29,112
Repairs to building	49,077	63,415
Repairs to surgical/medical equipment/machinery	19,508	35,362
Repairs to others	6,447	5,823
Payment to auditors	18,196	14,873
Travelling and conveyance expenses	102,767	156,770
Advertisement and sales promotion	106,732	253,094
Testing expenses	71,034	56,980
Printing and stationery	20,352	32,006
Telephone and communication expenses	26,224	51,386
Miscellaneous expenses	77,189	73,173
Less: Capitalisation for internally generated software	(68,898)	(139,207)

	1,993,736	2,283,134

Amount in USD

28	Earnings/ (loss) per share

	31 December 2020	31 December 2019
Particulars
Profit/(Loss) attributable to equity shareholders (a)	2,393,374	(1,795,906)
Less: Dividend on cumulative compulsorily convertible preference shares and tax thereon (b)	2,037,454	903,956
Net profit/(loss) adjusted for the effects of dilutive potential equity shares for calculation of diluted EPS [(c) = (a)—(b)]	355,920	(2,699,861)
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Basic EPS) (d)	492,904	492,904
Add: Effect of potential equity shares to be issued under Compulsory Convertible Preference Shares (e)*	4,152,535	652,947
Weighted average number of equity shares of face value of INR 10 each outstanding during the year (used for calculating Diluted EPS) [(f) = (d) + (e)]	4,645,439	1,145,851
Basic earnings per share of INR 10 each [(g)= (a)/(d)] (not annualised)	4.86	(3.64)
Diluted earnings per share of INR 10 each [(h) = (c)/(f)] (not annualised)**	0.52	(3.64)

** Considering the impact of weighted average number of potential equity shares on account of compulsorily convertible preference shares in computation of Diluted EPS, the same becomes Anti- Dilutive. Accordingly, Diluted EPS is equal to Basic EPS as on 30th December 2019.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

29	Minority interest

The following table summarises the information relating to Group’s subsidiaries and the carrying value of minority interests:

				Amount in USD
Name of the LLPs	Minority % 31 December 2020	Minority% 31 March 2020	31 December 2020	31 March 2020
GHSPL BEGUSARAI Healthcare LLP	5%	5%	40,264	30,168
GHSPL BGLP Super Speciality Healthcare LLP	35%	35%	347,441	344,304
GHSPL FATEHPUR Super Speciality Healthcare LLP	35%	35%	37,148	37,148
GHSPL JEYPORE Healthcare LLP	35%	35%	349,164	396,836
GHSPL SAMBHAV KNJ Healthcare LLP	35%	35%	110,098	75,317
GHSPL MLD Super Speciality Healthcare LLP	22%	22%	121,579	90,740
GHSPL MUZF Super Speciality Healthcare LLP	38%	38%	479,589	453,144
GHSPL MDPR Super Speciality Healthcare LLP	2%	2%	60,034	58,753
GHSPL PRN Super Speciality Healthcare LLP	24%	24%	190,007	190,007
GHSPL BHNGAR Super Speciality Healthcare LLP	11%	11%	52,008	52,008

			1,787,333	1,728,427

30

On October 22, 2020, the Company has entered into a business combination agreement with UpHealth Holdings, Inc. The transaction is agreed at a purchase consideration of $171 million. Post the consummation of transaction, UpHealth Holdings, Inc. will hold 100% shares in the Company.

31.

This note presents the reconciliation of (i) the unaudited interim consolidated balance sheets, unaudited interim consolidated statement of profit and loss and unaudited interim consolidated statement of cash flows of Glocal Healthcare Systems Private Limited (“Glocal” or the “Company”) as derived from the unaudited interim consolidated financial statements of the Company for the nine months ended 31 December 2019 and 31 December 2020, prepared in accordance with the accounting principles generally accepted in India (“Indian GAAP”),incorporated above in this document, to (ii) the unaudited interim consolidated balance sheets, unaudited interim consolidated statements of operations and unaudited statement of comprehensive income and loss and unaudited consolidated statement of cash flows of the Company prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) and in accordance with the U.S. GAAP accounting policies as set out below.

31.1	Accounting Policies

(a)	Revenue Recognition

The Group derives its revenue primarily from rendering medical and healthcare services. Income from medical and healthcare services comprise income from hospital services and sale of pharma products.

Revenue from hospital and digital consultancy services to patients is recognised as revenue when the related services are rendered unless significant future uncertainties exist. Revenue is also recognised in relation to the services rendered to the patients who are undergoing treatment/observation on the Statement of Financial Position date to the extent of services rendered.

Revenue from sale of medicine and medical consumables within hospital premises is recognised on sale of medicines and similar products to the buyer. The amount of revenue recognised is net of sales returns and trade discounts.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

Revenue from digital dispensary is recognised when risk and reward of ownership have been transferred to the customer and accepted by the customer, the sale price is fixed or determinable and collectability is reasonably assured.

Unbilled revenue represents value of medical and healthcare services rendered to the patients but not invoiced as at the Statement of Financial Position date.

(b)	Liabilities written back

The group assesses its payment of its liabilities at reporting date and write back liabilities that is no longer required and same is recorded in other income.

(c)	Research and Development Expenses

The group capitalises the internal and extenal cost incurred after technological feasibility for application development. Other costs including research phase are expensed as incurred by the group.

(d)	Employee Benefit

The costs of the defined benefit plans granted to employees charged to the income statement are determined by actuarial calculation.

(e)	Preference Shares

8% Compulsorily Convertible Cumulative Preference Shares is classified Mezzanine as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

Other preference shares are classified as equity as there is no contractual obligation to deliver cash or any other financial asset, and will or may be settled in its own equity instruments.

Transaction costs are deducted from equity, net of associated income tax.

(f)	Business Combination

In accordance with ASC Topic 805, “Business combination”, the Company uses the acquisition method of accounting for all business combinations. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed in a business combination be measured at their fair values as of the closing date of the acquisition. The Company measures the fair values of the acquired assets and liabilities assumed on the closing date which is the date on which the Company transfers the purchase consideration or definitive control agreement is signed and achieves the control of the acquiree. Intangible assets acquired in a business combination are recognized and reported apart from goodwill if they meet the criteria specified in ASC Topic 805.

Acquisition-related costs are recognized as period costs, as incurred, except the costs to issue debt or equity securities which are reduced from the fair value of instruments issued.

Transaction that results in increase or decrease in a group’s/parents ownership interest in a subsidiary without the loss of control are accounted as equity transaction.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(g)	Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as for net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the enacted tax rates expected to be in effect when the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.

The Company recognizes the effect of uncertain income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to uncertain tax positions in the provision for income taxes in the consolidated statements of operations.

(h)	Foreign Currency Translation

The functional currency of the Company’s is the INR.

Accordingly, the subsidiaries remeasure monetary assets and liabilities at period-end exchange rates, while non-monetary items are remeasured at historical rates. Revenue and expense accounts are remeasured at the average exchange rate in effect during the year. Remeasurement adjustments are recognized in the consolidated statements of operations as other income or expense in the year of occurrence. Foreign currency transaction gains and losses were insignificant for all periods presented.

For subsidiaries where the functional currency is a foreign currency, adjustments resulting from translating the financial statements into INR are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Monetary assets and liabilities denominated in a foreign currency are translated into INR at the exchange rate on the balance sheet date.

Revenue and expenses are translated at the weighted average exchange rates during the period. Equity transactions are translated using historical exchange rates. Foreign currency transaction gains and losses are included in other income (expense), net in the consolidated statements of operations.

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) refers to net income (loss) and other revenue, expenses, gains and losses that, under generally accepted accounting principles, are recorded as an element of stockholders’ equity but are excluded from the calculation of net income (loss).

(j)	Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

As at 31 December 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,365 (31 December, 2019: USD 32,309) and USD 13,688 (31 December 2019 USD 14,100) lien with banks for bank guarantee to government authorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020

(k)	Accounts Receivable and Allowance for Doubtful

Accounts receivable are recorded net of the allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on the Company’s assessment of its ability to collect on customer accounts receivable. The Company regularly reviews the allowance by considering certain factors such as historical experience, credit quality, age of accounts receivable balances and other known conditions that may affect a customer’s ability to pay. In cases where the Company is aware of circumstances that may impair a specific customer’s ability to meet their financial obligations, a specific allowance is recorded against amounts due from the customer which reduces the net recognized receivable to the amount the Company reasonably believe will be collected. The Company writes-off accounts receivable against the allowance when a determination is made that the balance is uncollectible and collection of the receivable is no longer being actively pursued.

(l)	Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation and amortization.

Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Maintenance and repairs are charged to expenses as incurred.

(m)	Impairment or disposal of long-lived assets

The Company accounts for impairment losses on long-lived asset in accordance with ASC 360-“Property, plant and equipment”. The Company reviews long-lived asset for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Fair value of long-lived assets, including identifiable intangible assets, is determined either by using the discounted cash flow method or for assets to be disposed of at their net realizable value which includes an estimate for any potential costs to dispose.

(n)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial instruments on a recurring basis. The Company’s financial instruments, which include cash, cash equivalents, accounts receivable and accounts payable are recorded at their carrying amounts, which approximate their fair values due to their short-term nature. Restricted cash is long-term in nature and consists of cash in a savings account, hence its carrying amount approximates its fair value. All marketable securities are considered to be available-for-sale and recorded at their estimated fair values. Unrealized gains and losses for available-for-sale securities are recorded in other comprehensive income (loss). In valuing these items, the Company uses inputs and assumptions that market participants would use to determine their fair value, utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

Impairments are considered to be other than temporary if they are related to deterioration in credit risk or if it is likely that the security will be sold before the recovery of its cost basis. Realized gains and losses and declines in value deemed to be other than temporary are determined based on the specific identification method and are reported in other income (expense), net.

The accounting guidance for fair value provides a framework for measuring fair value, clarifies the definition of fair value, and expands disclosures regarding fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly

Glocal Healthcare Systems Private Limited

Notes to consolidated financial statements for the nine months ended 31 December 2020 transaction between market participants at the reporting date. The accounting guidance establishes a three-tiered hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value as follows:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Indian GAAP versus U.S. GAAP Reconciliation tables

The following tables set forth the reconciliation of (i) the unaudited interim consolidated balance sheet, unaudited interim consolidated statement of operations and unaudited interim consolidated statement of cash flows of the group for the nine months ended 31 December 2019 and the nine months ended 31 December 2020 prepared in accordance with Indian GAAP and reclassified based on the classification format adopted by Uphealth for the U.S. GAAP Financial Statements to (ii) the unaudited interim consolidated balance sheets, unaudited interim consolidated statements of operations and unaudited interim consolidated statement of cash flows of the Company prepared in accordance with U.S. GAAP.

Unaudited Consolidated Balance Sheet as at 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 December 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	342,409	—	—	—	—	(45,053)	297,356
Restricted cash	—	—	—	—	—	45,053	45,053
Accounts Receivables, net of allowance	5,912,534	—	—	—	—	—	5,912,534
Inventories	311,504	—	—	—	—	—	311,504
Other current assets	1,453,879	—	—	—	—	22,747	1,476,626

	8,020,326	—	—	—	—	22,747	8,043,073
Property, Plant & Equipment (Net)	24,624,769	(12,159,329)	—	—		(22,747)	12,442,693
Goodwill	402,884	—	—	(402,884)	—	—	—
Other Intangible Assets (Net)	2,747,256	—	—	—	—	—	2,747,256
Capital work in progress	5,252,093	—	—	—	—	—	5,252,093
Restricted cash	—	—	—	—	—	—	—
Deferred Tax Assets	—	—	3,855,318	—	—	—	3,855,318
Other assets	1,087,888	—	—	—	—	—	1,087,888

	34,114,889	(12,159,329)	3,855,318	(402,884)	—	(22,747)	25,385,249

Total Assets	42,135,215	(12,159,329)	3,855,318	(402,884)	—	—	33,428,322

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	1,037,888	—	—	—	—	—	1,037,888
Accrued Liabilities	6,922,853	—	—	—	—	123,824	7,046,677
Short-term borrowings	3,830,163	—	—	—	—	—	3,830,163
Current portion of long- term borrowings	16,945,884	—	—	—	—	—	16,945,884
Short-term provisions	5,972	—	—	—	—	—	5,972

	28,742,760	—	—	—	—	123,824	28,866,584
Long-term borrowings	1,239,889	—	—	—	—	—	1,239,889
Long-term provisions	158,553	—	—	—	—	—	158,553

Total liabilities	30,141,202	—	—	—	—	123,824	30,265,026

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Money received against share warrant	—	—	—	—	—	—	—
Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(12,765,067)	—	3,731,590	(310,953)	—	(115,584)	(9,460,013)
Foreign Currency Translation Reserve	(2,289,772)	—	—	13,187	—	(8,240)	(2,284,825)

Total shareholders equity attributable to the Group	10,206,680	(10,128,170)	3,731,590	(402,884)	(0)	(123,824)	3,283,394
Non Controlling Interest	1,787,333	(2,031,159)	123,728	—	—	—	(120,099)

Total Stockholders Equity	11,994,013	(12,159,329)	3,855,318	(402,884)	(0)	(123,824)	3,163,295

Total liabilities and stockholders equity	42,135,215	(12,159,329)	3,855,318	(402,884)	(0)	—	33,428,321

*	Others include Lease classification and interest expense.

Unaudited Consolidated Income Statement for nine months ended 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Deferred Tax	Goodwill	Others	31 December 2020 US GAAP
Revenue	5,757,140	—	—	—	5,757,140
Cost of revenues	2,226,596	—	—	—	2,226,596

Gross Profit	3,530,544	—	—	—	3,530,544

Operating expenses
Selling & Distribution expense	106,732	—	—	—	106,732
General & Administrative expense	341,715	—	—	—	341,715
Employee benefits expense	901,658	—	—	—	901,658
Depreciation and amortisation	994,403	—	(70,285)	—	924,118

Total Operating Expenses	2,344,508	—	(70,285)	—	2,274,223

Operating Income	1,186,036	—	70,285	—	1,256,321
Other income	3,009,732	—	—	—	3,009,732
Interest expense	1,743,487	—		23,253	1,766,740

Income before income tax	2,452,280	—	70,285	(23,253)	2,499,313
Income tax expense	—	(819,265)	—	—	(819,265)
					—
Net Income	2,452,280	819,265	70,285	(23,253)	3,318,578

Net income attributable to non controlling interest	58,906	50,868	—	—	109,774

Net income available to the owners of the parent	2,393,374	768,397	70,285	(23,253)	3,208,804

Net Income	2,393,374	768,397	70,285	(23,253)	3,208,804

Other Comprehensive Income/(loss), net of tax
Translation adjustments	286,822			(8,240)	278,583

Total other comprehensive income/(loss)	286,822	—	—	(8,240)	278,583

Comprehensive Income	2,680,197	768,397	70,285	(31,492)	3,487,387
Comprehensive Income (loss) attributable to the non- controlling interest	—	—	—	—	—

Comprehensive Income attributable to the owners of the parent	2,680,197	768,397	70,285	(31,492)	3,487,387

Unaudited Consolidated Cash Flow Statement for nine months ended 31 December 2020

Amount in USD

Particulars	31 December 2020 Indian GAAP	Others	31 December 2020 US GAAP
Net cash (used in) operating activities (A)	2,052,599	—	2,052,599
Net cash (used in) investing activities (B)	(166,524)	—	(166,524)
Net cash provided by financing activities (C)	(1,638,293)	—	(1,638,293)
Net (decrease) in cash and cash equivalent (A+B+C)	247,782	—	247,782
Cash and cash equivalents at the beginning of the year	48,777	—	48,777
Cash and cash equivalents at the end of the year	296,559	—	296,559

Unaudited Consolidated Balance Sheet as at 31 March 2020

Amount in USD

Particulars	31 March 2020 Indian GAAP	Revaluation Reserve	Deferred Tax	Goodwill	Classification of Mezzanine Equity	Others*	31 March 2020 US GAAP
Assets
Current Assets
Cash and cash equivalents	171,867	—	—	—	—	(43,697)	128,170
Restricted Cash	—	—	—	—	—	43,697	43,697
Accounts Receivables, net of allowance	4,719,956	—	—	—	—	—	4,719,956
Inventories	269,296	—	—	—	—	—	269,296
Other current assets	1,520,855	—	—	—	—	22,837	1,543,692

	6,681,974	—	—	—	—	22,837	6,704,810
Property, Plant & Equipment (Net)	24,378,417	(12,159,329)	—	—	—	(22,837)	12,196,252
Goodwill	459,982	—	—	(459,982)	—	—	—
Other Intangible Assets (Net)	2,865,890	—	—	—	—	—	2,865,890
Capital work in progress	4,637,925	—	—	—	—	—	4,637,925
Deferred Tax Assets	—	—	3,036,053	—	—	—	3,036,053
Other assets	1,145,687	—	—	—	—	—	1,145,687

	33,487,901	(12,159,329)	3,036,053	(459,982)	—	(22,837)	23,881,806

Total Assets	40,169,874	(12,159,329)	3,036,053	(459,982)	—	—	30,586,616

Liabilities and Stockholders Equity
Current Liabilities
Accounts payables	1,471,145	—	—	—	—	—	1,471,145
Accrued Liabilities	3,991,240	—	—	—	—	85,742	4,076,983
Short-term borrowings	3,892,608	—	—	—	—	—	3,892,608
Current portion of long- term borrowings	19,843,722	—	—	—	—	—	19,843,722
Short-term provisions	7,651	—	—	—	—	—	7,651

	29,206,367	—	—	—	—	85,742	29,292,109
Long-term borrowings	1,578,912						1,578,912
Long-term provisions	129,685	—	—	—	—	—	129,685

Total liabilities	30,914,964	—	—	—	—	85,742	31,000,706

Mezzanine Equity
Series A preferred shares	—	—	—	—	2,463,470	—	2,463,470

Stockholders Equity
Common Stock	104,371	—	—	—	—	—	104,371
Redeemable Preferred Stock	6,708,281	—	—	—	(508,086)	—	6,200,194
Additional paid-in-capital	8,320,698	—	—	(105,118)	(1,955,383)	—	6,260,197
Revaluation Surplus	10,128,170	(10,128,170)	—	—	—	—	—
Retained Earnings	(15,158,441)		2,912,325	(354,865)	—	(92,331)	(12,693,312)
Foreign Currency Translation Reserve	(2,576,594)	—	—	—	—	6,589	(2,570,005)

Total shareholders equity attributable to the Group	7,526,484	(10,128,170)	2,912,325	(459,982)	(0)	(85,742)	(235,085)
Non Controlling Interest	1,728,427	(2,031,159)	123,728	—	—	—	(179,005)

Total Stockholders Equity	9,254,911	(12,159,329)	3,036,053	(459,982)	(0)	(85,742)	(414,089)

Total liabilities and stockholders equity	40,169,875	(12,159,329)	3,036,053	(459,982)	(0)	—	30,586,617

*	Others include Lease classification and interest expense.

Unaudited Consolidated Income Statement for nine months ended 31 December 2019

Amount in USD

Particulars	31 December 2019 Indian GAAP	Deferred Tax	Goodwill	Others	31 December 2019 US GAAP
Revenue	4,831,992	—	—	—	4,831,992
Cost of revenues	2,414,182	—	—	—	2,414,182

Gross Profit	2,417,810	—	—	—	2,417,810

Operating expenses
Selling & Distribution expense	253,094	—	—	—	253,094
General & Administrative expense	413,530	—	—	—	413,530
Employee benefits expense	1,149,475	—	—	—	1,149,475
Depreciation and amortisation	1,083,670	—	(70,285)	—	1,013,385

Total Operating Expenses	2,899,769	—	(70,285)	—	2,829,484

Operating Income	(481,959)	—	70,285	—	(411,674)
Other income	196,297	—	—	—	196,297
Interest expense	1,641,864	—		32,042	1,673,906

Income before income tax	(1,927,526)	—	70,285	(32,042)	(1,889,283)
Income tax expense	—	(967,452)	—	—	(967,452)

Net Income	(1,927,526)	967,452	70,285	(32,042)	(921,830)
Net income attributable to non controlling interest	(131,621)	17,485	—	—	(114,135)

Net income available to the owners of the parent	(1,795,906)	949,967	70,285	(32,042)	(807,695)

Net Income	(1,795,906)	949,967	70,285	(32,042)	(807,695)

Other Comprehensive Income/(loss), net of tax
Translation adjustments	(390,819)	—		6,589	(384,229)

Comprehensive Income	(390,819)	—	—	6,589	(384,229)

Total other comprehensive income/(loss)	(2,186,724)	949,967	70,285	(25,452)	(1,191,924)
Comprehensive Income (loss) attributable to the non- controlling interest	—		—		—

Comprehensive Income attributable to the owners of the parent	(2,186,724)	949,967	70,285	(25,452)	(1,191,924)

Unaudited Consolidated Cash Flow Statement for nine months ended 31 December 2019

Amount in USD

Particulars	31 December 2019 Indian GAAP	Other	31 December 2019 US GAAP
Net cash (used in) operating activities (A)	3,461,567	—	3,461,567
Net cash (used in) investing activities (B)	(859,318)	—	(859,318)
Net cash provided by financing activities (C)	(3,146,157)	—	(3,146,157)
Net (decrease) in cash and cash equivalent (A+B+C)	(543,907)	—	(543,907)
Cash and cash equivalents at the beginning of the year	592,684	—	592,684
Cash and cash equivalents at the end of the year	48,777	—	48,777

Disclosure Notes:

A.	Revaluation Reserve

Under Indian GAAP, Revaluation of asset is permitted, an increase in revaluation is recognised directly to owners interest (under the heading Revaluation Reserve). Under US GAAP property, plant and equipment is carried at historical cost, revaluation is not permitted. Therefore, the revaluation amount has been reduced from the property, plant and equipment amounting to USD 90,17,262 for period ended 31 December 2020 and USD 12,159,329 for the period ended 31 March 2020 with a corresponding effect to the revaluation reserve, foreign currency translation reserve and non-controlling interest.

B.	Recognition of Deferred Taxes

Under US GAAP Deferred tax is recognised in full and a valuation allowance is provided to reduce the deferred tax assets to an amount that is more likely than not to be realised. Under IGAAP, virtual certainty is required for recognising the deferred tax asset on carry forward losses.

The deferred tax income of USD 819265 in year 31 December 2020 and deferred tax income of USD 967452 is recognised in year 31 December 2019. The effect on profit pertaining to entities with non-controlling interest (NCI) is recognised in NCI.

C.	Goodwill

The Goodwill amount of USD 402,884 and USD 459,882 for nine months ended 31 December 2020 and year ended 31 March 2020 respectively under IGAAP pertains to the acquisition of shares from minority shareholders without change in control, under USGAAP transaction that results in increase in a group’s/parents ownership interest in a subsidiary without the change of control are accounted as equity transaction. The Goodwill amount is reversed with a corresponding effect to additional paid in capital. The Group also has a goodwill pertaining to a subsidiary in IGAAP, the goodwill does not meet the recognition condition as per Business Combination and hence have been written off under USGAAP.

D.	Classification of Preference Shares

Series A preference shares is classified Mezzanine equity, as they are redeemable at the option of the holder in absence of an IPO event/strategic sale not under the control of the Company. Subsequent to the balance sheet date, the investor have waived the redemption rights.

E.	Lease classification

In Indian GAAP - Land Leases taken for 33 years are shown under Property, Plant & Equipment and amortised over the lease period. Under US GAAP, the condition for finance lease is not satisfied, hence the carrying balance of upfront payment is reclassified to other assets as prepayments and amortised over the lease term.

F.	Restricted cash classification

As at 31 December 2020 restricted cash includes deposits restricted as to usage under lien to banks for guarantees given by the Company amounting to USD 31,125 (31 March, 2020: USD 30,421) and USD 13,583 (31 March 2020 USD 13,276) lien with banks for bank guarantee to government authorities & Black Soil respectively. As per Accounting Standards Update No. 2016-18 (ASU 2016-18) “Restricted Cash—Statement of Cash Flows (Topic 230)”, the restricted cash and restricted cash equivalents is included within cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

G.	Interest Expense

Terms loan from Caspian has interest rate of 15% p.a., the arrangement also requires an IRR of 18% at the end of tenor of the credit facility or prepayment of loan, Under IGAAP interest is accounted at 15%, the differential interest of 3% is accounted for amortised cost accounting of loan under USGAAP. The group has accounted differential interest of USD 23,253 (31 December 2019: USD 32,042 ) with a corresponding effect to accrued interest.

32

The Company has considered the possible effects that may result from the pandemic relating to COVID-19 on the carrying amounts of receivables and investment in subsidiaries. In developing the assumptions relating to the possible future uncertainties in the global economic conditions because of this pandemic, the Company, as at the date of approval of these financial statements has used internal and external sources of information including credit economic forecasts. There is no significant impact on the Group’s Business on account of pandemic. The impact of COVID-19 remains uncertain and may be different from what we have estimated as of the date of approval of these consolidated financial statements and the Company will continue to closely monitor any material changes to future economic conditions.

Previous year’s figures have been regrouped/ reclassified wherever necessary to conform to current year’s classification/33 disclosure.

For and on behalf of the Board of Directors of
Glocal Healthcare Systems Private Limited

Dr. Syed Sabahat Azim Director	Richa Sana Azim Director
DIN: 03122895	DIN: 02609003

TTC Healthcare, Inc.

and Subsidiaries (Successor)

Transformations Treatment Center, Inc.

and Affiliates (Predecessor)

Consolidated Financial Statements and

Independent Auditors’ Report

December 31, 2020 and 2019

Plante & Moran, LLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

Independent Auditor’s Report

To the Board of Directors and Stockholders

TTC Healthcare, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of TTC Healthcare, Inc. and Subsidiaries (the “Company”) as of December 31, 2020 and 2019; the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2020 and the period from September 5, 2019 to December 31, 2019 (successor); and the related notes to the consolidated financial statements.

We have also audited the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of Transformations Treatment Center, Inc. and Affiliates for the period from January 1, 2019 to September 4, 2019 (predecessor); and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

To the Board of Directors and Stockholders

TTC Healthcare, Inc. and Subsidiaries

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TTC Healthcare, Inc. and Subsidiaries as of December 31, 2020 and 2019 and the results of their operations and their cash flows for the year ended December 31, 2020 and the period from September 5, 2019 to December 31, 2019 (successor) and the results of Transformations Treatment Center, Inc. and Affiliates’ operations and cash flows for the period from January 1, 2019 to September 4, 2019 (predecessor) in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note A to the consolidated financial statements, the Company adopted the provisions of Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020. Our opinion is not modified with respect to this matter.

March 15, 2021

CONSOLIDATED FINANCIAL STATEMENTS

TTC Healthcare, Inc. and Subsidiaries (Successor)

CONSOLIDATED BALANCE SHEETS

December 31, 2020, and 2019

	Successor
	December 31, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash	$2,426,780	$549,669
Restricted cash	1,332,600	—
Accounts receivable, net	1,554,378	3,163,975
Prepaid expenses and other current assets	241,304	80,096

Total current assets	5,555,062	3,793,740

PROPERTY AND EQUIPMENT, net	520,907	420,957

OTHER ASSETS
Security deposits	271,070	265,734
Goodwill	13,299,090	13,299,090

	13,570,160	13,564,824

	$19,646,129	$17,779,521

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

CONSOLIDATED BALANCE SHEETS (Continued)

December 31, 2020, and 2019

	Successor
	December 31, 2020	December 31, 2019
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Revolving line of credit	$1,750,000	$250,000
Current maturities of long-term debt, net of unamortized debt issuance costs	957,813	957,813
Current maturities of paycheck protection program loans	850,135	—
Current portion of contingent consideration due to seller (Note B)	28,667	631,604
Current portion of due to related parties	1,393,258	—
Accounts payable	860,794	483,668
Income taxes payable	29,058	89,058
Accrued payroll and other	562,263	109,385

Total current liabilities	6,431,988	2,521,528

LONG-TERM LIABILITIES
Long-term debt, less current maturities, net of unamortized debt issuance costs	8,433,987	9,391,800
Deferred income taxes	420,056	718,787
Contingent consideration due to seller (Note B), less current portion	—	421,944
Due to related parties, less current portion	—	25,000
Paycheck protection program loans, less current portion	433,366	—

	9,287,409	10,557,531

MEZZANINE EQUITY - REDEEMABLE PREFERRED UNITS
2,000,000 shares authorized, $.0001 par value; 2,000,000 shares issued and outstanding at December 31, 2020 and 2019 (See Note H and Note I)	1,920,403	1,829,431

STOCKHOLDERS’ EQUITY
TTC Healthcare, Inc. stockholders’ equity	2,033,736	2,871,031
Noncontrolling interest	(27,407)	—

Total stockholders’ equity	2,006,329	2,871,031

	$19,646,129	$17,779,521

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Revenues, net
Inpatient and outpatient treatment related services	$14,839,751	$5,056,558	$14,602,429
Detoxification related services	2,028,532	900,152	1,662,656
Diagnostic laboratory related services	1,700,370	772,400	1,678,613
Ancillary medical services	798,146	—	—
	19,366,799	6,729,110	17,943,698

Cost of service	9,030,391	2,964,587	6,326,657

Gross profit	10,336,408	3,764,523	11,617,041

Operating expenses
Selling, general, and administrative	10,926,543	3,193,312	8,173,090
Depreciation	121,469	50,952	110,741
Transaction expenses	—	366,825	—

	11,048,012	3,611,089	8,283,831
Operating (expense) income	(711,604)	153,434	3,333,210

Other income (expenses)
Interest expense	(879,366)	(222,618)	—
Gain on extinguishment of debt - paycheck protection program loans	660,851	—	—
Other income (expense)	(2,342)	121,325	18,790

	(220,857)	(101,293)	18,790

(Loss) income before income tax expense	(932,461)	52,141	3,352,000
Income tax benefit (expense)	298,731	(106,385)	—

NET (LOSS) INCOME	(633,730)	(54,244)	3,352,000

Less net loss attributable to noncontrolling interest	27,407	—	—

Net (loss) income attributable to TTC Healthcare Inc. (successor) Transformations Treatment Center, Inc. and Affiliates (predecessor)	$(606,323)	$(54,244)	$3,352,000

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Predecessor
	Common Stock		Additional Paid-in Capital	Retained Earnings	Total Equity
	Shares	Amount
Balance, January 1, 2019	—	—	—	7,843,908	7,843,908
Contributions	—	—	—	1,186,374	1,186,374
Distributions	—	—	—	(8,369,388)	(8,369,388)
Net income	—	—	—	3,352,000	3,352,000

Balance, September 4, 2019	—	$—	$—	$4,012,894	$4,012,894

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor
	TTC Healthcare, Inc. Stockholders’					Noncontrolling Interest	Total Equity
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount
Balance, September 5, 2019 (Inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	8,000,000	800	2,999,200	—	3,000,000	—	3,000,000
Preferred stock dividends	—	—	—	(45,294)	(45,294)	—	(45,294)
Accretion of preferred stock discount	—	—	—	(29,431)	(29,431)	—	(29,431)
Net loss	—	—	—	(54,244)	(54,244)	—	(54,244)

Balance, December 31, 2019	8,000,000	800	2,999,200	(128,969)	2,871,031	—	2,871,031

Preferred stock dividends	—	—	—	(140,000)	(140,000)	—	(140,000)
Accretion of preferred stock discount	—	—	—	(90,972)	(90,972)	—	(90,972)
Net loss	—	—	—	(606,323)	(606,323)	(27,407)	(633,730)

Balance, December 31, 2020	8,000,000	$800	$2,999,200	$(966,264)	$2,033,736	$(27,407)	$2,006,329

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Cash flows from operating activities
Net (loss) income	$(633,730)	$(54,244)	$3,352,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	121,469	50,952	110,741
Amortization of debt issuance costs	42,187	10,547	—
Deferred income tax (benefit) expense	(298,731)	17,327	—
Gain on extinguishment of debt - paycheck protection program loans	(660,851)	—	—
Accretion of contingent consideration due to seller discount	271,846	—	—
(Increase) decrease in assets
Accounts receivable	1,609,597	(104,167)	549,447
Prepaid expenses and other current assets	(161,208)	221,867	(55,451)
Security deposits	(5,336)	(95,331)	(52,700)
Increase (decrease) in liabilities
Accounts payable	377,126	(68,590)	129,140
Income taxes payable	(60,000)	89,058	—
Accrued payroll and other	452,878	109,385	(38,732)
Payment of contingent consideration due to seller	(68,469)	(3,082)	—

Net cash provided by operating activities	986,778	173,722	3,994,445

Cash flows from investing activities
Net assets acquired, net of cash	—	(13,192,825)	—
Purchase of property and equipment	(221,419)	—	(6,000)

Net cash used in investing activities	(221,419)	(13,192,825)	(6,000)

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Cash flows from financing activities
Proceeds from revolving line of credit	$1,500,000	$500,000	$—
Payments on revolving line of credit	—	(250,000)	—
Proceeds from long-term debt	—	10,800,000	—
Payments on long-term debt	(1,000,000)	(250,000)	—
Debt issuance costs	—	(210,934)	—
Advances from a related party	—	25,000	—
Issuance of common stock	—	3,000,000	—
Preferred stock dividends	—	(45,294)	—
Proceeds from paycheck protection program loans	1,944,352	—	—
Distributions	—	—	(8,369,388)
Contributions	—	—	1,186,374

Net cash provided by (used in) financing activities	2,444,352	13,568,772	(7,183,014)

INCREASE (DECREASE) IN CASH	3,209,711	549,669	(3,194,569)
Cash and restricted cash, beginning of year/period	549,669	—	3,689,559

Cash and restricted cash, end of year/period	$3,759,380	$549,669	$494,990

Supplemental disclosure of cash flow information
Cash paid for interest	$568,073	$168,015	$—

Cash paid for income taxes	$60,000	$—	$—

Supplemental disclosure of reconciliation of cash and restricted cash
Cash	$2,426,780	$549,669	$494,990
Restricted cash	1,332,600	—	—

Cash and restricted cash, end of year/period	$3,759,380	$549,669	$494,990

(Continued)

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

	Successor		Predecessor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Supplemental schedule of noncash activities
Total identifiable net assets acquired net of cash acquired (see Note B)
Accounts receivable	$—	$3,059,808	$—
Prepaid expenses and other current assets	—	301,963	—
Property and equipment	—	471,909	—
Security deposits	—	170,403	—
Accounts payable and accrued expenses	—	(552,258)	—
Deferred tax liability	—	(701,460)	—

	—	2,750,365	—
Goodwill	—	13,299,090	—

	—	16,049,455	—
Less redeemable preferred stock	—	(1,800,000)	—
Less non-cash consideration - contingent consideration due to seller	—	(1,056,630)	—

Cash considerations	$—	$13,192,825	$—

Contingent consideration earned by seller reported as to due to related parties	$1,228,258	$—	$—

Accrued unpaid preferred dividends reported as to due to related parties	$140,000	$—	$—

The accompanying notes are an integral part of these consolidated statements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Business

TTC Healthcare, Inc. and Subsidiaries (the “Successor”) and Transformations Treatment Center, Inc. and Affiliates (the “Predecessor”) provide inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction. In addition to the Successor’s and Predecessor’s inpatient and outpatient substance abuse treatment services, the Successor and Predecessor perform screenings, urinalysis, diagnostic laboratory services, and provides physician services to Patients. The Successor and Predecessor operate numerous facilities located in Delray Beach, Florida, including inpatient substance abuse treatment facilities, standalone outpatient centers and sober living facilities focused on delivering effective clinical care and treatment solutions. The Successor was organized on June 5, 2019. On September 5, 2019, the Successor entered into an equity purchase agreement to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. (Note B). As the effective dates of the equity purchase agreement and the related credit agreements (Notes E and F) are September 5, 2019, the initial date of the successor’s consolidated financial statements is reflected as of September 5, 2019, and is considered the date of inception. The Successor’s and Predecessor’s fiscal year is the calendar year.

References to the “consolidated financial statements” refer to both the Successor and Predecessor, unless otherwise noted. References in the notes to the consolidated financial statements to “the Company” refer to both the Successor and Predecessor, unless otherwise noted.

2.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Successor as of December 31, 2020 and December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period ended September 5, 2019 through December 31, 2019. The consolidated financial statements also include the accounts of the Predecessor as of September 4, 2019 and the results of its operations and its cash flows for the period ended from January 1, 2019 through September 4, 2019. All significant intercompany balances and transactions have been eliminated in consolidation.

Predecessor

The consolidated Predecessor financial statements include the accounts of Transformations Treatment Center, Inc. and Affiliates; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; and Supportive Healthcare, Inc., which were affiliated through common management and ownership.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, clarifies the identification of a variable interest entity and determines under what circumstances a variable interest entity should be consolidated with its primary beneficiary. The Predecessor adopted the requirements of FASB ASC 810 for Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; and Supportive Healthcare, Inc. The Predecessor determined that these entities met the criteria of a variable interest entity under FASB ASC 810 and that consolidation is required due to Transformation Treatment Center, Inc. being the primary beneficiary of the affiliates.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

2.	Basis of Consolidation (Continued)

Successor

The consolidated Successor financial statements include the accounts of TTC Healthcare, Inc. and its subsidiaries: Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox Inc.; Freedom Now, Inc.; Wrigley Healthcare Services, Inc.; and Supportive Healthcare, Inc., which are 100% wholly owned.

During 2020, the Company formed Transformations Mending Fences, LLC to provide mental health and substance abuse disorder treatment, including equine therapy, to patients. TTC Healthcare Inc. has an 80% controlling interest in the entity with the remaining 20% interest owned by an unrelated party. Transformations Mending Fences, LLC began operations in December 2020, with the admission of the first patient occurring in January 2021.

Noncontrolling interests on the consolidated balance sheets represent the portions of Transformations Mending Fences, LLC’s equity not directly owned by the Company. Additionally, the net income or loss allocated to the noncontrolling interests has been reported as such on the consolidated statements of operations.

3.	Reclassification

The Company previously classified expenses as selling, general, and administrative in the amounts of $2,964,587 and $6,326,57, within the statement of operations for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019. These amounts have been reclassified to cost of services to conform to the 2020 presentation. The reclassification did not change the Company’s operating income for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, as previously presented.

4.	Restricted Cash

Restricted cash represents an escrow balance held in a separate cash account per the Forbearance Agreement discussed in Note E.

The Company follows the accounting principals outlined in FASB Accounting Standards Update (ASU) 2016 18, Restricted Cash. The ASU requires that a statement of cash flows explain the change during the year and period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents.

5.	New Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaces current revenue recognition requirements in Topic 605, Revenue Recognition , in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

5.	New Accounting Pronouncement (Continued)

guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. The Company adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for the Company’s customers is similar to its prior revenue recognition model.

At December 31, 2019, the Company recorded approximately $6,060,000 as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to the Company’s presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

6.	Revenue Recognition

Contracts with Patients

The Company generates revenue primarily through services provided to patients in both inpatient and outpatient treatment settings. The Company bills third-party payors weekly or monthly for the services provided in the prior week. Patient related services, such as inpatient and outpatient programs, are generally recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. The Company receives the majority of payments from commercial payors at out-of-network rates. Patient service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

The Company also provides diagnostic laboratory services for their patients which are recognized over time as the performance obligation is satisfied at the estimated net realizable value amount from patients, third-party payors and others for services provided. Diagnostic laboratory service revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items.

Prior to admission, insurance coverage, as applicable, is verified and the patient self-pay amount is determined. The Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible. In some instances, patients will make a deposit for the services to be rendered. These prepaid payments (contract liabilities) are included in accrued payroll and other in the accompanying consolidated balance sheets and revenue related to these payments is deferred and recognized over the period services are provided. The Company does not recognize revenue for any amounts not collected from the patient.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

6.	Revenue Recognition (Continued)

Performance obligation

The Company has six entities that produce third party revenues:

a.	Transformations Treatment Center, Inc. and Transformations Mending Fences, LLC

The Company provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

b.	Summit Detox, Inc.

The Company provides all-inclusive Partial Hospitalization Programs, Outpatient Programs, and Stabilization and Outpatient Programs. Services related to these programs include psychiatric and psychotherapy services and procedures. The Company has determined that the services performed in relation to the program represent a single performance obligation. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

c.	Pinnacle Testings, Inc.

The Company provides diagnostic laboratory services. Services include urinalysis and other drug testing procedures. The Company satisfies its performance obligation over time as the program is administered, and recognizes patient service revenue accordingly. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

d.	Wrigley Healthcare Services, Inc.

The Company provides ancillary medical services. Services include sick and psychiatric visits, dietician, chiropractic and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

e.	Freedom Now, Inc.

The Company provides ancillary medical services. Services include psychiatric, clinical, and other ancillary medical services to Transformation Treatment Center, Inc. and Summit Detox, Inc. patients. The Company defines each session as the performance obligation that is satisfied over time as the program is administered. The Company generally bills on a weekly basis. Revenues are generally collected within 30 to 90 days subsequent to providing services.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

6.	Revenue Recognition (Continued)

Significant Judgment - Determination of Transaction Price

The Company recognizes revenue from third-party payors as services are provided based on our estimate of the amount that third-party payors will pay for the services performed. The Company estimates the net realizable value of revenue by adjusting gross client charges using an expected realization and applying that discount to gross patient charges. A significant or sustained decrease in reimbursement rates could have a material adverse effect on the Company’s operating results. There is no assurance that the Company will be able to maintain or improve historical reimbursement rates in future reporting periods.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual reimbursements either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually reimbursed in the reporting period in which the reimbursement occurred.

In the event that there is a difference in the recognized revenue from third-party payors due to material errors, management may be required to restate prior period financial results. Subsequent to the transaction described in Note B, Management identified a potential overpayment from a third-party payor. Management engaged a third-party financial analysis firm to quantify the estimated overpayment, which may be material, and notified the third-party payor. The Successor received indication from the third-party payor that they do not believe an overpayment error was made, however the issue has not been formally resolved with the payor. In the event that the matter is settled, as the majority of the period in question is prior to the acquisition, the Successor has recourse to withhold payment of contingent consideration, withhold payment of cumulative preferred return, redeem outstanding preferred stock, and pursue cash collection, as defined in the Purchase Agreement (See Note B).

In the following table, revenue is disaggregated by significant service provided, all of which are recognized over time for the year ended December 31, 2020 and periods ending December 31, 2019, and September 4, 2019:

	Successor		Predecessor
	December 31, 2020	December 31, 2019	September 4, 2019
Inpatient and outpatient treatment related services	$14,839,751	$5,056,558	$14,602,429
Detoxification related services	2,028,532	900,152	1,662,656
Diagnostic laboratory related services	1,700,370	772,400	1,678,613
Ancillary medical services	798,146	—	—

	$19,366,799	$6,729,110	$17,943,698

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.	Accounts Receivable

Accounts receivable represent receivables primarily from third-party payors for services provided. In those instances when payment is not received at the time of service, the Company records receivables from their patients, most of whom are insured under third-party payor agreements. Accounts receivable is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Payments of accounts receivable are allocated to the specific invoices identified on the client’s remittance advice or third party payor explanation of benefits or, if unspecified, are applied to the oldest unpaid invoices.

For receivables associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

8.	Property and Equipment

Property and equipment are recorded at cost (Predecessor). Property and equipment was initially recorded at fair value of acquired assets at the time of the acquisition. Subsequent to the acquisition, property and equipment are recorded at cost for new additions (Successor). Depreciation is provided using the straight-line method based on the following estimated useful lives of the assets:

Years
Office equipment	5
Furnitures and fixtures	7
Vehicles	5
Software	3

Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

9.	Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable net assets acquired (See Note B). Goodwill and intangible assets with indefinite lives are not amortized, but instead assessed for potential impairment if events occur or circumstances change that indicate the fair value of the Company may be less than its carrying value. The Company has elected to test goodwill for impairment at the entity-wide level. The Successor has no intangible assets with indefinite useful lives other than goodwill. The Successor assesses qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Successor considers the following to be important factors that could trigger an impairment review: significant underperformance relative to historical or projected future operating results; identification of other impaired assets within a reporting unit; significant adverse changes in business

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

9.	Goodwill (Continued)

climate or regulations; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends.

In assessing the recoverability of goodwill, the Successor considers historical results, current operating trends and results, and makes estimates and assumptions about revenue, margins and discount rates based on budgets, business plans, economic projections and anticipated future cash flows. Each of these factors contains inherent uncertainties, and management exercises substantial judgment and discretion in evaluating and applying these factors.

No indications of impairment were noted for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019.

10.	Business Combinations

Business combinations are based on the Company’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather assessed, at least annually, for impairment.

11.	Debt Issuance Costs

Debt issuance costs are included as a direct deduction from the carrying amount of the debt liability, consistent with debt premiums and discounts, and is included in interest expense as debt payments are made.

12.	Income Taxes

The Predecessor, with the consent of its stockholder, elected to be taxed as an S Corporation under provisions of the Internal Revenue Code. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate shares of the Predecessor’s taxable income. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements. The Predecessor was subject to certain state taxes in jurisdictions where taxes were assessed.

The Successor has elected to be treated as a C Corporation and files federal and state income tax returns. Deferred taxes are provided on the liability method whereby deferred income tax assets are recognized for deductible temporary differences, operating loss, tax credit carryforwards, and deferred income tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Transformations Mending Fences, LLC was formed as a limited liability company. Accordingly, federal income taxes are not payable by the subsidiary. Income (or loss) is allocated to the subsidiary’s members and is included in the members’ income tax returns. Therefore, no liability or provision for income taxes

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

12.	Income Taxes (Continued)

relating to the subsidiary is included in the consolidated financial statements. The subsidiary may be subject to certain state taxes.

The Successor recognizes tax liabilities when the Successor believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. The current portion of tax liabilities is included in other liabilities. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

The Successor files income tax returns in the U.S. federal jurisdiction and the State of Florida.

13.	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

14.	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, accounts payable, accrued payroll and other, and current maturities of long-term debt approximate fair value due to the short maturity of these instruments. The carrying amounts of long-term debt approximates fair value because the interest rates fluctuate with market interest rates or the fixed rates are based on current rates offered to the Company for debt with similar terms and maturities.

It is the Company’s policy, in general, to measure nonfinancial assets and liabilities at fair value on a nonrecurring basis. These items are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (such as evidence of impairment) which, if material, are disclosed in the accompanying notes to these consolidated financial statements.

15.	Marketing and Promotion Costs

The Company expenses marketing and promotion costs as incurred. Marketing and promotion expense for the year ended December 31, 2020 and periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, were approximately $1,720,000, $521,000, and $1,257,000, respectively.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

16.	Significant Accounting Standards Applicable In A Future Year

a.	Leases

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases, (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note J on the consolidated balance sheet upon adoption, with no material impact to the consolidated statement of operations.

NOTE B - BUSINESS COMBINATION

On September 5, 2019, the Successor entered into an Equity Purchase Agreement (“Purchase Agreement”) to acquire 100% of the outstanding shares of Transformations Treatment Center, Inc.; Integrity Way, Inc.; Pinnacle Testings, Inc.; Summit Detox, Inc.; Freedom Now, Inc.; and Supportive Healthcare, Inc. The acquisition was completed so that the Successor could enter the inpatient and outpatient substance abuse and mental health treatment services industry and the synergies and economies of scale expected from the combination of the Predecessor and Successor.

The following table summarizes the consideration given and the estimated fair values of the assets acquired and liabilities assumed at the date of the transaction:

Consideration
Consideration, net of cash acquired of $495,014	$13,192,825
Non-cash consideration - preferred stock	1,800,000
Contingent consideration due to seller	1,056,630

$16,049,455

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE B - BUSINESS COMBINATION (Continued)

The purchase price was allocated to the consolidated balance sheet as follows:

Accounts receivable	$3,059,808
Prepaid expenses and other current assets	301,963
Property and equipment	471,909
Security deposits	170,403
Goodwill	13,299,090
Accounts payable and accrued expenses	(552,258)
Deferred tax liability	(701,460)

$16,049,455

Accounts receivable, net consisted of the following at the transaction date:

Amounts billed for services provided	$16,003,541
Less implicit or explicit price concessions	(12,943,733)

$3,059,808

Goodwill arising from this acquisition consists largely from the synergies and economies of scale expected from the combination of the Predecessor and Successor.

Transaction expenses of $366,825, relating to aforementioned acquisition, were expensed as incurred and are included in operating expenses on the accompanying consolidated statement of operations.

Per the terms of the acquisition agreement, the seller is eligible to receive additional consideration equal to one half of the difference between actual daily per client United States Department of Veterans Affairs (VA) receipts less $1,175 per patient per day for a thirty month period beginning on the date of closing (September 5, 2019).

Total consideration due to the seller at December 31, 2020 and December 31, 2019 are as follows:

	Successor
	December 31, 2020	December 31, 2019
Total contingent consideration due to seller	$28,667	$1,053,548
Less current portion of contingent consideration due to seller	(28,667)	(631,604)

Contingent consideration due to seller, less current portion	$—	$421,944

Per the terms of the Forbearance Agreement (see Note F), the Successor was required to suspend the payment of earn-out payments. The funds payable to the seller were deposited into an escrow account and are held throughout the forbearance period. On a monthly basis, the Successor calculated the amount earned by the seller

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE B - BUSINESS COMBINATION (Continued)

and transferred the funds to the escrow account and recorded the liability to due to related party on the consolidated balance sheets (See Note L-2). Prior to the Forbearance Agreement, the Successor made payments of the contingent consideration totaling $68,469 and $3,082 to the Seller for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019. The measurement period for the additional consideration is on-going and concludes in March 2022.

As a component of the Purchase Agreement the seller provided the Company with certain indemnifications. The Company may pursue indemnification claims for matters related to inaccuracies, breach or violation of any representations, covenants, and any third-party payer claim, subject to the limitations, as defined in the Purchase Agreement. In the event that indemnifications were pursued and matters were settled, the Company has recourse to withhold payment of contingent consideration, withhold payment of cumulative preferred return, redeem outstanding preferred stock, and pursue cash collection, as defined in the Purchase Agreement.

NOTE C - NET PATIENT REVENUE

The approximate mix of net receivables as of December 31, 2020 and 2019, and net revenues for the year ended December 31, 2020 and periods ending September 5, 2019 through December 31, 2019, and January 1, 2019 through September 4, 2019 consisted of the following:

	Successor Net Receivables
	December 31, 2020	December 31, 2019
Third-party payors	100.00%	100.00%
Patient	0.00%	0.00%

	100.00%	100.00%

	Successor Net Revenues		Predecessor Net Revenues
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019	January 1, 2019 through September 4, 2019
Third-party payors	94.12%	97.80%	95.24%
Patient	5.88%	2.20%	4.76%

	100.00%	100.00%	100.00%

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2020 and December 31, 2019:

	Successor
	December 31, 2020	December 31, 2019
Office equipment	$44,776	$23,871
Furnitures and fixtures	58,400	21,556
Leasehold improvements	409,891	311,428
Vehicles	134,433	110,726
Software	44,307	4,328

	691,807	471,909
Less accumulated depreciation	170,900	50,952

	$520,907	$420,957

NOTE E - REVOLVING LINE OF CREDIT

In September 2019, the Successor entered into a loan and security agreement (the “Agreement”) with a bank that allowed for maximum borrowings of $1,750,000 on a revolving line of credit and a $10,800,000 term loan. The revolving line of credit expires in September 2022, with the option to extend for a total of two years by two separate one year extensions. The revolving line of credit and term loan are subject to certain restrictive covenants and are collateralized by substantially all the assets of the Successor, as defined in the Agreement. At December 31, 2020, the Successor was not in compliance with the restrictive covenants. All instruments under the Agreement bear interest at a floating per annum rate equal to the London Interbank Offered Rate (LIBOR) (0.34% and 1.76% at December 31, 2020 and 2019, respectively), plus an applicable margin of 3.50% - 4.00%, as defined in the agreement. Interest payments are required monthly. The outstanding balance on the revolving line of credit as of December 31, 2020 and 2019 was $1,750,000 and $250,000, respectively.

On November 23, 2020, the Company entered into a forbearance agreement (the “Forbearance Agreement”) with the bank. Under the terms of the agreement, the bank agrees to forbear from the exercise of the bank’s remedies of existing events of default, upon certain conditions being met. The forbearance period is effective until July 31, 2021. The agreement also modified the interest rate to be a floating per annum rate of interest equal to LIBOR plus 4.00%. Additionally, the agreement requires that certain minimum census, revenue and liquidity requirements be met. Lastly, as required by the Forbearance Agreement, the Company executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants. As of the report date, no capital contribution was required. The funds contributed shall be considered equity investments in the Company. Additionally, the agreement requires the suspension of payments under subordination agreements, including payment of management fees, earn-out payments, and preference payments. The payments under the subordination agreements are to be deposited to an escrow account held at the bank throughout the forbearance period. The amount of escrowed payments held in escrow shall be included when calculating liquidity requirements.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE E - REVOLVING LINE OF CREDIT (Continued)

Subsequent to year end, on January 25, 2021, the forbearance agreement was modified to add additional guarantors and waived restrictive covenants in place as of December 31, 2020 (See Note P). All other terms remain substantially the same.

NOTE F - LONG-TERM DEBT

Long-term debt consists of the following:

	Successor
	December 31, 2020	December 31, 2019
As defined in the Agreement described in Note E, the term loan bears interest at the same rate of the revolving line of credit. Principal payments of $83,333 are required monthly for the first forty eight months and $125,000 for the final twelve months, a balloon payment of all outstanding principal and accrued interest due on the maturity date in September 2024	$9,550,000	$10,550,000
Less unamortized debt issuance costs	158,200	200,387

	9,391,800	10,349,613
Less current maturities	957,813	957,813

	$8,433,987	$9,391,800

The Successor incurred debt issuance costs of $210,934 during the period ended September 5, 2019 through December 31, 2019, which were recorded as a reduction to the carrying value of the term loan described above. The reduction is recognized over the term of the respective loan. The charge to interest expense was $42,187 and $10,547 for the year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019, respectively.

The	total future maturities of long-term debt consist of the following at December 31, 2020:

	Principal	Unamortized Debt Issuance Costs	Net Outstanding Long-Term Debt
2021	$1,000,000	$42,187	$957,813
2022	1,000,000	42,187	957,813
2023	1,125,000	42,187	1,082,813
2024	6,425,000	31,639	6,393,361

Total	$9,550,000	$158,200	$9,391,800

NOTE G - PAYCHECK PROTECTION PROGRAM LOANS AND SUBSEQUENT EVENT

On April 16, 2020, the Company entered into five Paycheck Protection Program (PPP) loan agreements that totaled $1,944,352, bore interest at 1.00%, is set to mature in April 2022, is not collateralized, and is eligible for

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE G - PAYCHECK PROTECTION PROGRAM LOANS AND SUBSEQUENT EVENT (Continued)

forgiveness subject to provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Company applied for forgiveness during 2020. During the year ended December 31, 2020, three of the loans, totaling $660,851, were forgiven in full by the SBA and the Company was legally released from repaying the loan. The full forgiveness of those loans has been included as “gain on extinguishment of debt - paycheck protection program loans” on the consolidated statement of income during the year ended December 31, 2020. As of December 31, 2020, the Company has applied for forgiveness on the remaining two loans, totaling $1,283,501. Subsequent to year end, $935,987 was forgiven by the SBA and the Company was legally released from repaying the loan. The Company has not yet received a decision from the Small Business Administration on the remaining $347,514. The Company does not anticipate making any principal payments, but in the event that the lender and the SBA determine that all or a portion of the PPP loans are not forgivable, the Company will be required to remit payments of $850,135 in 2021 and $433,366 in 2022.

As part of the PPP, the Company is required to retain all records relating to the loan for six years from the date the loan was forgiven and permit authorized representatives of the SBA to access such records upon request. Although forgiveness for three loans has been granted, the SBA may undertake a review at any time at the SBA’s discretion.

NOTE H - REDEEMABLE PREFERRED STOCK

In accordance with the terms of the Purchase Agreement discussed in Note B, the Successor issued 2,000,000 shares of redeemable preferred stock at $.0001 par value, with an original issue price of $1.00 per share. As of December 31, 2020, 2,000,000 shares are issued and outstanding. The holder of redeemable preferred stock is entitled to preferences in certain cases with respect to dividends, dissolution, conversion and other matters. The holder of outstanding shares of redeemable preferred stock is not entitled to any voting rights on matters presented to, voted upon or consented to by the stockholders of the Successor.

The redeemable preferred stock has put rights that may be exercised on the 5th day of the last month of each calendar quarter, beginning in December 2020. The Successor may be required to purchase the outstanding shares in increments of $250,000 of the original issue price. The redemption is not mandatory and requires written request. Under the Forbearance Agreement, no redemptions are permitted, therefore, no redemptions were made in 2020. The Successor also has a call option and may redeem the outstanding redeemable preferred shares at any time. The fair value is $1,800,000 with a discount of $200,000 that will be accreted to the redemption value. The $200,000, which represents the difference between the initial value of $2,000,000 and the fair value of $1,800,000, will be accreted over the period from the date of issuance of September 5, 2019 through September 2022, which is the final anticipated redemption date, assuming all redemptions are made.

Dividends on outstanding shares of redeemable preferred stock shall accrue at the rate per quarter of 1.75% of the original issue price of such shares. The dividend accrued on shares of redeemable preferred stock shall be prorated for fractional shares and to the extent that such shares were not outstanding every day of such quarter. The Successor shall pay accrued but unpaid dividends on the last day of each quarter. If any amounts accrued are not paid on the dividend due date, the Successor shall pay interest on such unpaid dividend amounts at an aggregate per annum rate equal to 10.0% until such unpaid dividend amounts are paid in full. Interest shall accrue daily in arrears and be compounded annually.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE H - REDEEMABLE PREFERRED STOCK (Continued)

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Successor, or deemed liquidation event, as defined in the Certificate, the holder of preferred stock outstanding shall be entitled to be paid out of the assets of the Successor available for distribution to its stockholders before any payment shall be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the original issue price, plus any dividends declared but unpaid thereon.

Each outstanding share of preferred stock shall be redeemed by the Successor at a price equal to the original issue price per share, plus all declared but unpaid dividends thereon. The carrying value of the redeemable preferred stock was $1,920,403 and $1,829,431 at December 31, 2020 and December 31, 2019, respectively. Due to the redeemable nature of the preferred stock by the shareholder, the carrying value is not presented as a component of stockholders’ equity.

NOTE I - STOCKHOLDER’S EQUITY AND RIGHTS

The Successor is authorized to issue 10,000,000 shares of common stock at $.0001 par value. As of December 31, 2020, 8,000,000 shares are issued and outstanding. All common stock shall comprise a single class. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of shares of capital stock of the Successor representing a majority of the votes. The holders of common stock are entitled to one vote for each share of common stock. The Successor may pay dividends and other distributions on the common stock from time to time as declared by the Board of Directors. The Successor shall not pay or set aside any dividends on common stock unless the holders of the preferred stock then outstanding shall have first received, or simultaneously received, all amounts then accrued or due under any provisions of the certificate of incorporation (“Certificate”).

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Successor, or deemed liquidation event, as defined in the Certificate, after the payment of all preferential amounts required to be paid to the holders of preferred stock, the remaining assets of the Successor available for distribution to its stockholders shall be distributed among the holders of shares of common stock, pro rata based on the number of shares held by each such holder.

NOTE J - OPERATING LEASES

The Company leases various facilities in accordance with the terms of operating lease agreements requiring monthly payments ranging from $1,568 to $67,954. The leases expire at various dates through November 2026. For financial reporting purposes, lease expense is recognized on a straight-line basis over the term of the lease. The excess straight-line expense over cash paid aggregated approximately $40,500 and $4,700 and is included in accrued payroll and other in the accompanying balance sheet as of December 31, 2020 and December 31, 2019, respectively. There were no amounts at September 4, 2019.

In accordance with the lease terms, the Company may be required to deposit funds to the lessor in the form of a security deposit. The Company may receive the deposits back if certain conditions are met, as stated in the lease agreements. Security deposits totaled approximately $271,000 and $266,000, as of December 31, 2020 and 2019, respectively.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE J - OPERATING LEASES (Continued)

The Company leases three of the facilities described above from related parties (seller of the Predecessor). Rent expense incurred on these related-party leases totaled approximately $923,000, $291,000, and $528,000 for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December and January 1, 2019 through September 4, 2019, respectively.

Rent expense totaled approximately $1,642,000, $555,000, and $1,018,000, including related party leases, for the year ended December 31, 2020 and for the periods ending September 5, 2019 through December 31, 2019 and January 1, 2019 through September 4, 2019, respectively.

As of December 31, 2020, future minimum lease payments under non-cancelable operating leases are as follows:

	Related Party	Non-Related Party	Total
2021	$887,339	$833,303	$1,720,642
2022	900,757	953,424	1,854,181
2023	914,175	934,270	1,848,445
2024	927,592	815,002	1,742,594
2025	686,716	427,028	1,113,744
Thereafter	—	383,415	383,415

	$4,316,579	$4,346,442	$8,663,021

NOTE K - INCOME TAXES

As indicated in Note A-12, the Predecessor has elected to be taxed as an S Corporation. Therefore, no liability or provision for federal income taxes has been included in these consolidated financial statements for the periods ending prior to September 5, 2019.

Deferred income taxes consist of the following at December 31, 2020 and December 31, 2019:

	Successor
	December 31, 2020	December 31, 2019
Deferred tax assets before valuation allowance	$192,590	$—
Valuation allowance	—	—

Deferred tax assets after valuation allowance	192,590	—

Deferred tax liabilities	612,646	718,787

Net deferred tax assets and liabilities	$420,056	$718,787

Deferred income taxes result primarily from significant temporary differences between income for financial reporting purposes and taxable income. These differences arose principally from the use of accelerated tax depreciation, timing on the recognition of revenues and expenses, and net operating losses.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE K - INCOME TAXES (Continued)

The income tax (benefit) expense for year ended December 31, 2020 and the period ended September 5, 2019 through December 31, 2019 consist of the following:

	Successor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019
Current expense	$—	$89,058
Deferred (benefit) expense	(298,731)	17,327

Total income tax (benefit) expense	$(298,731)	$106,385

The Company’s effective tax rate on continuing operations differs from the statuary rate due to the following:

	Successor
	January 1, 2020 through December 31, 2020	September 5, 2019 through December 31, 2019
Income tax (benefit) expense at federal statutory rate	$(195,817)	$10,950
State and local income taxes net of federal tax benefit	(44,867)	1,836
Nontaxable Paycheck Protection Program loan forgiveness	(138,779)	—
Nondeductible contingent consideration	57,088	—
Nondeductible transaction expenses	—	89,058
Other permanent differences	23,644	4,541

Total income tax (benefit) expense	$(298,731)	$106,385

At December 31, 2020, the Company had Federal and state net operating loss carryforwards approximating $270,000 and interest expense deduction limitation carryforwards approximating $475,000, both of which do not expire.

During the period ended December 31, 2019, the Company recorded $89,058 of income taxes payable for deducting transaction related expenses on the tax returns that should not have been deducted. The amount is recorded as an uncertain tax position net of refundable tax payments made and is reflected as income taxes payable on the consolidated balance sheets at December 31, 2020.

NOTE L - RELATED-PARTY TRANSACTIONS

1.	Management Fees

The Company has a management agreement with a related party (a member of the Successor’s parent company). Management fee expenses paid were approximately $200,000 and $275,000 for the year ended December 31, 2020 and period ending September 5, 2019 through December 31, 2019, respectively. At

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE L - RELATED-PARTY TRANSACTIONS (Continued)

1.	Management Fees (Continued)

December 31, 2020, the Company had $188,333 of unpaid management fees. There were no unpaid management fees at December 31, 2019. There were no management fees for the period ending January 1, 2019 through September 4, 2019.

2.	Due to Related Parties

Amounts due to related parties consists of a $25,000 advance received in 2019 from a member of the Successor’s parent company, which is non interest bearing. In addition, due to related parties also consists of amounts due to the seller of the Predecessor representing contingent consideration, accrued interest, and accrued preferred dividends, aggregating $1,368,258, which have each been earned in 2020 but are unpaid due to the terms of the Forbearance Agreement (see Note F). The Company has restricted cash on the consolidated balance sheets aggregating $1,332,600 related to the unpaid balances to the seller of the Predecessor. At December 31, 2020 and 2019, the aggregate amount due to related parties was $1,393,258 and $25,000, respectively.

NOTE M - EMPLOYEE BENEFIT PLAN

Effective April 1, 2020, the Company adopted a 401(k) plan that covers substantially all employees who meet certain eligibility requirements. Participants may contribute amounts in accordance with the limits established by the Internal Revenue Code. The Plan allows for discretionary matching contributions and profit sharing contributions. No discretionary contributions were made for the year ended December 31, 2020 and period ended December 31, 2019.

NOTE N - RISKS AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at two financial institutions in Florida. These cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits.

2.	Significant Third-Party Payors

Certain payors may account for a significant portion of the Company’s revenue on an annual basis. These more significant payors can also change from year to year. If any of these or other third-party payors reduce their reimbursement rates for the services the Company provides or otherwise implement measures, such as specialized networks, it is likely that the payments received, revenue, profitability and cash flows could be materially adversely affected. For the year ended December 31, 2020, the Company had two significant third- party payors who accounted for approximately 63% of total net revenues for 2020. Accounts receivable associated with these third-party payors was approximately $285,000 as of December 31, 2020. For the period ended December 31, 2019, the Company had two significant third-party payors who accounted for approximately 52% of total net revenues for 2019. Accounts receivable associated with these third-party payors was approximately $1,749,000 as of December 31, 2019. For the period ended September 4, 2019, the Company had two significant third-party payors who accounted for approximately

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE N - RISKS AND UNCERTAINTIES (Continued)

2.	Significant Third-Party Payors (Continued)

52% of total net revenues for the period ended September 4, 2019. Accounts receivable associated with these third-party payors was approximately $793,000 as of September 4, 2019.

One of the payors uses a third party administrator (“TPA”) to process and pay its claims. In 2020, the payor changed their TPA in certain regions of the country, which will require the Company to be credentialed in- network with the new TPA. If the Company is unable to be credentialed, the Company will not be able to accept Patients from this payor, which could have a material adverse effect on the Company’s revenue. At this time, the Company is not able to determine the ultimate outcome of the credentialing process on the Company’s financial position, results of operations, and cash flows.

3.	Contingencies

From time to time, the Company may also be subjected to claims or lawsuits which arise in the ordinary course of business. Management believes that the disposition of these matters will not have a material effect on the Company’s financial position or results of operations. No liability related to these matters has been recorded at December 31, 2020 or December 31, 2019.

On December 17, 2020, a former employee filed an Equal Employment Opportunity Commission (EEOC) claim against the Company alleging discrimination based on disability. The former employee cannot file a suit under the federal law until the EEOC issues a notice of right to sue but can file suit under Florida law if the investigating agency has not rendered a decision within 180 days of the date the charge was filed. As of the report date, no lawsuit has been filed. The Company plans to vigorously defend the case and does not believe that there is any reasonably estimable loss. However, the Company does have insurance coverage, which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, the Company would be required to fund the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgment costs at December 31, 2020. The maximum exposure as it relates to claims made is approximately $363,000.

4.	COVID-19

The direct and indirect impacts of the current COVID-19 outbreak on the Successor’s customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of any impacts that the Successor may experience. The Company has experienced a reduction in census partially due to certain states imposing travel bans and quarantines. Management is currently unable to quantify the effects that this situation will have on its operations and financial position; however, they may be significant.

NOTE O - MANAGEMENT’S PLANS AND SUBSEQUENT EVENT

The Company has experienced losses and did not meet certain restrictive covenants related to the bank debt at December 31, 2020. As a result, the Company has entered in a forbearance agreement with the bank (See Note E). Management has developed a business and financial plan for 2021 and beyond to mitigate these adverse conditions mentioned.

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE O - MANAGEMENT’S PLANS AND SUBSEQUENT EVENT (Continued)

Management’s plan includes several ongoing initiatives aimed at increasing revenues for both existing and new Patients, including a new entity, Transformations Mending Fences, LLC (see Note A-2), and starting a PHP-In Network offering, reducing and monitoring discretionary expenses, and improving operations. Additionally, the Company received $1,944,352 in Paycheck Protection Program loans (see Note G) and borrowed on their existing line of credit. Management has expended the funds from the Paycheck Protection Program loan and applied for loan forgiveness. During the year ended December 31, 2020, three of the loans, totaling $660,851, were forgiven in full by the SBA and the Company was legally released from repaying the loan. As of December 31, 2020, the Company has applied for forgiveness on the remaining two loans, totaling $1,283,501. Subsequent to year end, $935,987 was forgiven by the SBA and the Company was legally released from repaying the loan. The Company has not yet received a decision from the Small Business Administration on the remaining $347,514.The Company also executed a Capital Call Agreement which provides for a maximum capital contribution of $2,431,000 to meet certain restrictive covenants set forth in the Forbearance agreement (See Note E). Finally, in October 2020, the Company entered into an Agreement and Plan of Merger, which was subsequently consummated on January 25, 2021 (See Note P), and will result in sufficient funding becoming available to alleviate and repay in full all outstanding debt obligation. Based on the results in 2020, the cash on hand, Payroll Protection Program loan, Capital Call Agreement, and Agreement and Plan of Merger, management believes their efforts will be sufficient to meet the Company’s operational needs.

Based on the above plan, management believes that they have alleviated substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date that the financial statements are available to be issued. While the Company believes in the viability of management’s plans, there can be no assurance to that effect, and actual results may differ from management’s plan.

NOTE P - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 15, 2021, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than that noted in Note E, Note O, and below, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.

1.	Merger

On January 25, 2021, the Company entered into a merger agreement with UpHealth Holdings, Inc. (“Holdings”) and UpHealth TTC Merger Sub, Inc., Inc (“Merger Sub”), a wholly owned subsidiary of Holdings, which calls for the Company to merge with the Merger Sub in exchange for 3.237% of the fully-diluted stock of Holdings. As discussed in Note E, Holdings was added as a guarantor to the debt agreements. Interested parties should refer to the Agreement and Plan of Merger for further information.

2.	Provider Relief Fund

In January 2021, the Company received proceeds aggregating $505,810 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PFR). The payments will not require repayment as long as the Company complies with certain terms and conditions outlined by HHS. The terms and conditions first require the Company to identify health care-related expenses attributed to coronavirus that another source has not reimbursed or is

TTC Healthcare, Inc. and Subsidiaries (Successor)

Transformations Treatment Center, Inc. and Affiliates (Predecessor)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31, 2020 and for the periods ending September 5, 2019 through

December 31, 2019, and January 1, 2019 through September 4, 2019

NOTE P - SUBSEQUENT EVENTS (Continued)

2.	Provider Relief Fund (Continued)

obligated to reimburse. If those expenses do not exceed the funding received, the Company then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

Innovations Group, Inc.

Consolidated Financial Statements

December 31, 2020 and 2019

Innovations Group, Inc.,

Independent Auditor’s Report

To the Board of Directors

    and Shareholders

Innovations Group, Inc.

We have audited the accompanying consolidated financial statements of Innovations Group, Inc. and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheet as of December 31, 2020 and 2019 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innovations Group, Inc. and its subsidiaries as of December 31, 2020 and 2019 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note 2 to the consolidated financial statements, the Company adopted the provisions of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020. Our opinion is not modified with respect to this matter.

March 12, 2021

Innovations Group, Inc.

Consolidated Balance Sheets

Years Ended December 31, 2020 and 2019

	December 31
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,319,074	$2,199,018
Accounts receivable, net	36,024	11,710
Other receivables	30,613	93,162
Inventory	2,467,216	1,990,744
Prepaid expenses and other current assets	587,647	419,761

Total current assets	6,440,574	4,714,395
Property and Equipment, net of accumulated depreciation	8,068,620	8,193,587
Other assets	22,805	15,063

Total Assets	$14,531,999	$12,923,045

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$408,738	$739,929
Accrued expenses	541,098	315,709
Accrued compensation and related taxes	611,068	612,620
Unearned revenue	86,224	189,847
Notes payable, current portion	540,327	212,761

Total current liabilities	2,187,455	2,070,866
Long-term liabilities:
Notes payable, net of current portion	5,384,819	4,473,679

Total liabilities	7,572,274	6,544,545
Shareholders’ equity:
Common stock, no par value, 1,000,000 shares authorized 475,000 shares issued and outstanding as of December 31, 2020 and 2019	5,080	5,080
Retained earnings	6,250,843	5,747,432
Non-controlling interest	703,802	625,988

	6,959,725	6,378,500

Total Liabilities and Shareholders’ Equity	$14,531,999	$12,923,045

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Operations

Years Ending December 31, 2020 and 2019

	2020	2019
Revenue, net of returns and allowances	$28,335,405	$28,829,841
Cost of sales	13,226,492	14,297,936

Gross profit	15,108,913	14,531,905
Operating expenses	12,484,392	11,192,295
Operating income	2,624,521	3,339,610
Nonoperating income and (expense):
Interest expense	(269,382)	(183,269)
Other expense	(38,914)	(103,578)

Total nonoperating other income and (expense)	(308,296)	(286,847)

Net income	$2,316,225	$3,052,763
Less: Income attributable to non-controlling interest	77,814	48,430

Net income attributable to Innovations Group, Inc.	2,238,411	3,004,333
Net income per share	$4.71	$6.33

Weighted average number of shares outstanding	475,000	475,000

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2020 and 2019

	Common Stock		Retained Earnings	Total Shareholders’ Equity	Non-controlling Interest	Total
	Shares	Amount
Balance at December 31, 2018	475,000	$5,080	$4,222,099	$4,227,179	$791,927	$5,019,106
Distributions	—	—	(1,479,000)	(1,479,000)	(214,369)	(1,693,369)
Net income	—	—	3,004,333	3,004,333	48,430	3,052,763

Balance at December 31, 2019	475,000	5,080	5,747,432	5,752,512	625,988	6,378,500

Distributions	—	—	(1,735,000)	(1,735,000)	—	(1,735,000)
Net income	—	—	2,238,411	2,238,411	77,814	2,316,225

Balance at December 31, 2020	475,000	$5,080	$6,250,843	$6,255,923	$703,802	$6,959,725

See Notes to Consolidated Financial Statements

Innovations Group, Inc.

Consolidated Statements of Cash Flows

Years Ending December 31, 2020 and 2019

	December 31
	2020	2019
Cash flows from operating activities:
Net income	$2,316,225	$3,052,763
Adjustments to reconcile net income to net cash provided by operating activities;
Depreciation and Amortization	522,075	318,629
Loss (gain) on disposal of assets	4,676	62,513
Changes in operating assets and liabilities:
Accounts receivable	(24,314)	10,308
Other receivables	62,549	48,841
Inventory	(476,472)	221,117
Prepaid expenses and other current assets	(167,886)	48,028
Accounts payable	(331,191)	239,365
Accrued Expenses	225,389	(26,819)
Accrued compensation and related taxes	(1,552)	(10,803)
Unearned revenue	(103,623)	(81,917)

Net cash provided by operating activities	2,025,876	3,882,025
Cash flows from investing activities
Proceeds from sale of fixed assets	2,870	—
Purchases of property and equipment	(412,396)	(3,809,455)

Net cash used in investing activities	(409,526)	(3,809,455)
Cash flows from financing activities
Distributions	(1,735,000)	(1,693,369)
Repayment of debt	(835,294)	(72,293)
Proceeds from borrowing from bank	2,074,000	1,379,418

Net cash used in financing activities	(496,294)	(386,244)
Net increase decrease in cash	1,120,056	(313,674)
Cash and cash equivalents — beginning	2,199,018	2,512,692

Cash and cash equivalents — ending	$3,319,074	$2,199,018

Supplemental disclosures:
Interest paid	$269,382	$183,269

See Notes to Consolidated Financial Statements

Innovations Group, Inc

Notes to Consolidated Financial Statements

Note 1 - Business Organization and Nature of Operations

Innovations Group, Inc. (“IGI” or “Company”) was organized in 1997 under the laws of the State of Utah and is the parent company to the following wholly owned operating subsidiaries: MedQuest Pharmacy, Inc. (“MedQuest”), Medical Horizons, Inc. (“Medical Horizons”), Pinnacle Labs, Inc. (doing business as MedQuest Testing Services or “MTS”), and WorldLink Medical, Inc (“WorldLink”).

IGI is the parent company and provides management oversight and services to the subsidiaries.

MedQuest prepares custom compounded medications for the unique needs of every patient and prescriber. While specializing in bioidentical hormones and hormone optimization, MedQuest is a full-service pharmacy filling prescription from its inventory of compounded medications as well as drugs purchased from manufacturers. MedQuest also provides additional services such as electronic prescribing, fulfillment of prescription and non-prescription products, and other tools to fully integrate the patient, provider, and pharmacy triad relationship. MedQuest is one of a select group of United States compounding pharmacies providing state of the art customized pharmaceutical preparations. MedQuest is licensed in all 50 states and adheres to the highest standards and quality control guidelines that enable the entity to service patients throughout United States. Medquest blends time-honored, individual formulation techniques with modern medical knowledge to produce a preparation developed especially for patients. MedQuest also offers a variety of services to enhance an age-management practice.

Medical Horizons is a direct seller or distributor of its branded products NUTRAscriptives. In addition, Medical Horizons will private-label supplements with a physician’s brand that are then sold in the physician’s office.

MTS brokers lab testing and facilitates scheduling between outside lab companies and physicians in providing testing for their patients.

WorldLink provides educational seminars and monthly training webinars and materials to providers and other trained medical personnel.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The consolidated financial statements include the results of Innovations Group, Inc., its four wholly owned subsidiaries as mentioned above, and a variable interest real estate entity, B-17 Partners, LLC (“B-17”) in which the Company has a controlling financial interest. The Company’s major shareholder owns B-17 , which owns the building leased by the Company for its corporate headquarters. In accordance with Accounting Standard Update 2015-02, Consolidation (Topic 810) Amendments to the Consolidation Analysis, B-17 is considered a variable interest entity. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The Company prepares the financial statements in accordance with accounting principles generally accepted in the United States of America, which requires management to use its judgment to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the consolidated financial statements and the reported amounts of expenses during the reported period. These assumptions and estimates could have a material effect on the financial statements. Actual results may differ materially from those estimates. The Company’s management periodically reviews estimates on an ongoing basis based on information currently available, and changes in facts and circumstances may cause the Company to revise these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all cash on hand, demand deposits and short-term investments with original maturities of three months or less when purchased. From time-to-time, balances in demand deposit accounts or short-term money market accounts with banks or investment institutions exceed the federally insured limits. Management regularly reviews the banks and investment institution’s performance and evaluates the investment risk.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at net invoice amounts. Substantially all accounts receivable are paid by credit card at the time of shipment. As a result, the Company did not experience any accounts receivable write offs during 2020 or 2019 and management believed an allowance for doubtful accounts is not needed as of December 31, 2020 and 2019.

Inventory

Inventory is measured at the lower of cost or net realizable value; where net realizable value is considered to be the estimated selling price in the ordinary course of business, less reasonably predictable cost of completion, disposal and shipping. For inventory, cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors (such as expiration dates) in evaluating net realizable value.

Property and Equipment

Property and equipment are recorded at cost and are depreciated over the asset’s estimated useful life using the straight-line method. Ordinary repair and maintenance costs are charged to operations as incurred. However, expenditures for additions or improvements that significantly extend the useful life of the asset are capitalized in the period incurred. At the time assets are sold or disposed of, the cost and accumulated depreciation are removed from their respective accounts and the related gains or losses are reflected in income.

The Company periodically evaluates the appropriateness of remaining depreciable lives assigned to property and equipment. Generally, we assign the following estimated useful lives to these categories:

Category	Estimated Useful Life
Furniture and Fixtures	5 – 10 years
Office Equipment and Software	3 – 7 years
Compounding and Lab Equipment	5 – 10 years
Building and building improvements	5 – 39 years

Property and equipment are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount might not be fully recoverable. The factors considered by management in performing this assessment include current operating results, trends and prospects, the way the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company did not record any impairment losses related to property and equipment during 2020 and 2019.

Revenue

The Company adopted the provisions of the Financial Accounting Standards Board’s (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), effective on January 1, 2020. This new accounting standard outlines a single comprehensive model used in accounting for revenue arising from contracts with customers. This standard supersedes existing revenue recognition requirements and eliminates most industry-specific guidance from GAAP. The core principle of the new accounting standard is to recognize revenue to depict the transfer of promised products or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those products or services. In addition, the adoption of this new accounting standard resulted in increased disclosure relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company used the modified retrospective approach in adopting this new guidance. Results for the reporting period beginning on January 1, 2020 are presented under the new guidance, while prior period amounts are not adjusted. The new guidance did not materially change the Company’s revenue recognition patterns.

All the Company’s recorded revenue is recognized from contracts with customers. The Company did not recognize any impairment losses on trade receivables or contract assets as of December 31, 2020.

The Company is in the business of providing prescribed medications and supplements. The Company also provides educational services and trainings to individual customers located throughout the United States. Prescription medications account for the majority of revenue and are generally transferred at a point in time. These contracts generally consist of a single order from the prescriber on behalf of the customer/patient, in the case of medications, or directly from the customer/patient, in the case of supplements. Services, which are generally provided and completed on the same day, are based on specific contract terms based on events and are also transferred to customers at a point in time.

For the year ended 2020, the beginning balances of the Company’s receivables, contract assets, and contract liabilities from contracts with customers were approximately $11,710, $0, and $189,800 respectively. The closing balances were approximately $36,020, $0, and $86,200 respectively.

The Company typically satisfies its performance obligations as products are shipped and as services are rendered. Products that are shipped to customers are typically shipped “FOB Shipping Point.” As such, ownership of products passes to the customer upon shipment. Payment for products and services sold by the Company is typically due prior to delivery. Substantially all payments from customers are from credit cards and all funds are approved and secured from the customer prior to shipment of the order. Products that the Company contracts to transfer to customers are either compounded from raw materials or purchased by the Company for resale. Also, in most cases, educational services that the Company contracts to transfer to customers are performed by the Company. Generally, the Company does not act as an agent.

Only certain products that customers purchase from the Company may be returned within 30 days of delivery. Any consideration paid for those products, whether before or after delivery, is refundable in full to customers until the return period expires. At the time revenue is recognized, the Company estimates expected returns and excludes those amounts from revenue. The Company also maintains appropriate accounts to reflect the effects of expected returns on the Company’s financial position and periodically adjusts those accounts to reflect its actual return experience. In most cases, consideration paid for educational services that customers purchase from the Company is refundable up to the point prior to when the service is provided. The revenue for these services is recognized once the services are performed. The Company records all receipts for services as deferred income until the service is performed and therefore does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue since the revenue is recorded after the service is performed.

The Company’s warranties provide customers with assurance that purchased products comply with published specifications. At the time revenue is recognized, the Company estimates the cost of expected future warranty claims but does not exclude any amounts from revenue. The Company maintains appropriate accounts to reflect the effects of expected future warranty claims on the Company’s financial position and periodically adjusts those accounts to reflect its actual warranty claim experience.

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised products or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes). To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the products or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. Most of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

The Company charges and collects sales tax, when applicable, and records the sales tax as an accrued liability due to the taxing authority.

Shipping and Handling

In addition to our principal business activities, we provide shipping of final product to our customers. Shipping and handling costs are recorded in cost of sales as they are incurred. Total shipping and handling costs were approximately $2,015,000 and $1,962,000, for the years ended December 31, 2020 and 2019, respectively.

Advertising costs

The Company expenses advertising costs when incurred. Advertising expense included in operating expenses were $7,700 and $25,000, for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes as the income tax liability is passed directly to the Company’s shareholders.

Upcoming Accounting Pronouncements

Leases

In the normal course of operations, the Company leases equipment under long-term, non- cancelable operating lease agreements. In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (“Topic 842”) (“ASU 2016-02”). The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet, except for leases with a term of 12 months or less, which permits a lessee to make an accounting policy election by class of underlying asset not to recognize lease assets and liabilities.

At inception, lessees must classify leases as either finance or operating based on five criteria. Balance sheet recognition of finance and operating leases is similar, but the pattern of expense recognition in the income statement, as well as the effect on the classification of cash flows within the statement of cash flows, differs depending on the lease classification. Also, certain qualitative and quantitative disclosures are required to enable users of financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. Topic 842 is effective for annual reporting periods beginning after December 15, 2021.

Originally, Topic 842 required all entities to use a modified retrospective transition approach that is intended to maximize comparability and be less complex than a full retrospective approach. Under the modified retrospective approach, Topic 842 is effectively implemented as of the beginning of the earliest comparative period presented in an entity’s financial statements. ASU 2018-11 amended Topic 842 so that entities may elect not to recast their comparative periods in transition and allows entities to change their date of initial application to the beginning of the period of adoption. In doing so, the entity would (1) apply Topic 840 in the comparative periods; (2) provide the disclosures required by Topic 840 for all periods that continue to be presented in accordance with Topic 840;

and (3) recognize the effects of applying Topic 842 as a cumulative-effect adjustment to retained earnings as of January 1, 2022. Subsequent ASU’s were issued that provided additional clarification and guidance on the application of Topic 842.

We expect to use the package of practical expedients that will allow us to not reassess: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We also will use the practical expedient as described above to reflect the adoption of Topic 842 as of January 1, 2022, without recasting prior periods. We do not expect to recognize a material adjustment to retained earnings upon adoption. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 6, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 2 - Inventory

As of December 31, 2020, and 2019, inventory consisted of the following:

	2020	2019
Raw materials	$1,300,615	$1,136,848
Work in process	11,723	30,319
Finished goods	1,172,561	886,258

	2,484,899	2,053,425
Inventory allowance	(17,683)	(62,681)

Total net inventory	$2,467,216	$1,990,744

Note 3 - Property and Equipment

As of December 31, 2020 and 2019, property and equipment consisted of the following:

	2020	2019
Furniture and fixtures	$366,397	$316,384
Office equipment and software	866,428	837,537
Compounding and lab equipment	746,437	653,355
Building and building improvements	7,289,708	7,079,748
Land	811,103	811,103

	10,083,073	9,698,127
Accumulated Depreciation	(2,014,453)	(1,504,540)

Total net fixed assets	$8,068,620	$8,193,587

Depreciation expense for the years ended December 31, 2020 and 2019, was approximately $522,000 and $319,000, respectively. As of December 31, 2019, there were capitalized building improvements with a costs of approximately $2,243,000 and equipment with a cost of approximately $328,000 that were completed but had not been placed in service as of December 31, 2019 and were therefore not being depreciated. These assets were place into service during 2020.

Note 4 - Notes Payable

In March 2019, the Company entered into a $1,500,000 equipment line of credit with a financial institution. As of December 31, 2019, the total outstanding balance on the line of credit was $1,379,418. Interest was payable monthly at a fixed rate of 5.00 percent. In March 2020, the entire balance outstanding on the line of credit converted to a seven-year fixed rate note. The note is payable in monthly principal installments of $19,478 plus interest at 4.09 percent through maturity in February 2027. The outstanding balance as of December 31, 2020 was $644,376. The note is secured by specific equipment. The balance sheet classification of this obligation includes the March 2020 conversion.

In March 2019, the Company also entered a $500,000 operating line of credit with a financial institution. The line of credit requires interest payments monthly at a rate of 5.00 percent and is secured by substantially all assets of the Company. There was no outstanding balance on this obligation as of December 31, 2020 or 2019. The line expired in March 2020 and was renewed with substantially the same terms through March 2021.

In March 2018, B-17 entered into a fifteen-year, 5.12 percent real estate loan. The loan proceeds of $3,432,000 were used to purchase the building used for the Company’s headquarters. Monthly principal and interest payments are $20,344 plus an estimated lump sum payment of approximately $1,926,000 due at maturity on March 23, 2033. The balance due as of December 31, 2020 and 2019 was $3,231,409 and $3,307,200, respectively.

In March 2020, B-17 entered into a ten year, 3.091% real estate loan secured by a second trust deed on the real estate. The loan proceeds of $900,000 were used for the purpose of financing the additions to the building during 2019. Monthly payments of principal and interest are $5,053 plus an estimated lump sum payment of approximately $525,000 at maturity on March 11, 2030. The balance due as of December 31, 2020 was $875,360.

On May 9, 2020 the Company received a Paycheck Protection Program (PPP) term note through a bank totaling $1,174,000. The note was pursuant to the Coronavirus Aid, Relief, and Economic Security (CARES) Act’s Paycheck Protection Program. The note structure required company officials to certify certain statements that permitted the Company to qualify for the loan and provides loan forgiveness for a portion up to all of the borrowed amount if the Company uses the loan proceeds for the permitted loan purposes described in the note agreement. On November 30, 2020 the bank processed and approved the forgiveness application. On March 11, 2021 the SBA approved the loan for forgiveness in full, including all accrued interest. The forgiveness will result in cancellation of debt income in 2021.

Maturities of the Company’s notes payable, which include the PPP loan and original terms, are due as follows for the years ending December 31:

2021	$540,327
2022	612,851
2023	619,909
2024	418,742
2025	255,559
Thereafter	3,477,758

Total future payments	$5,925,146

The Company’s borrowings are subject to a credit agreement that, among other things, contains certain restrictive covenants and requires the Company to maintain certain financial ratios relating to cash flows and debt to equity.

During 2020 and 2019, the Company recorded approximately $269,000 and $183,000, respectively, in interest expense.

Note 5 - Benefit Plan

The Company sponsors a Basic Savings 401(k) plan (“Plan”) that qualifies as a deferred compensation arrangement under Section 401 of the Internal Revenue Code (“IRS”). In order to participate, employees must meet certain age and service requirements. Participating employees may defer a percentage of pre-tax earnings or after-tax earnings, subject to the IRS elective deferral limits. The Company may, at its discretion, match a portion of the employees’ contributions. In addition to the employer match, the Company may make additional discretionary and qualified nonelective contributions.

While employees are 100 percent vested in the elective, qualified nonelective and rollover contributions, the vesting rules for all other contributions are as follows: (1) On or after the date an employee reaches normal retirement age (age 65), (2) On or after the date an employee reaches early retirement age (age 55), (3) On the date an employee becomes totally disabled, or (4) On the date an employee dies. Before that date, the following schedule determines an employee’s vesting schedule:

Years of Vesting Service	Vesting Percentage
Less than 1	0%
1	25%
2	50%
3 or more	100%

During 2020 and 2019, the Company matched contributions equal to 100% of the employee’s deferral contribution, not to exceed 3% of the employee’s total compensation. The Company contributed approximately $157,000 and $126,000 to the Plan for the years ended December 31, 2020 and 2019, respectively. The Company also made additional discretionary contributions of approximately $139,000 and $126,000, for the years ended December 31, 2020 and 2019, respectively.

Note 6 - Lease Commitments

In the normal course of business, the Company leases equipment under long-term, non-cancelable operating lease agreements As of December 31, 2020, the future minimum lease payment under non-cancelable operating leases are as follows:

2021	60,480
2022	60,480
2023	60,480
2024	60,480

Total minimum lease payments	$241,920

Lease expense for each of the years ending December 31, 2020, and 2019, was approximately $60,500 and $43,000, respectively.

Note 7 - Accrued Expenses

As of December 31, 2020 and 2019, accrued expenses consisted of the following:

	2020	2019
Operating expenses	$260,381	$116,058
Profit sharing contributions	138,845	125,995
Credit cards	80,675	20,573
Sale tax	61,197	53,083

Total	$541,098	$315,709

Note 8 - Variable Interest Entity

The Company is the primary beneficiary of B-17, which qualifies as a variable interest entity (VIE). This determination was based on the fact that the Company absorbs a majority of the VIE’s expected losses and receives a majority of its expected residual returns. The VIE was formed for the purpose of acquiring and holding real estate. The VIE’s sole activity is to lease the real estate to the Company.

The assets, liabilities, and expenses of B-17 have been included in the accompanying consolidated financial statements. As of December 31, 2020 and 2019, respectively, approximate amounts included in consolidated assets were cash ($453,000 and $88,000), property and equipment ($4,341,000 and $4,484,000) and other assets ($23,000 and $15,000). Consolidated liabilities included notes payable (approximately $4,113,000 and $3,307,000). Consolidated expenses included primarily interest and depreciation (approximately $316,000 and $236,000). Revenues of approximately $419,000 in 2020 and $364,000 in 2019 were eliminated in consolidation. The Company guarantees the notes payable of B-17. Apart from that amount, creditors and beneficial holders of B-17 have no recourse to the assets or general credit of the Company.

Note 9 - Impact of World Events

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus a pandemic. First identified in late 2019 and now known as COVID- 19, the outbreak has impacted hundreds of thousands of individuals worldwide. In response, many countries have implemented measures to combat the outbreak that have impacted global business operations. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the consolidated balance sheet date; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition could be negatively impacted, the extent of the impact cannot be reasonably estimated at this time.

Note 10 - Subsequent Events

The Company has entered into a preliminary agreement to merge with UpHealth Holdings, Inc. , one of the largest national and international digital healthcare providers. The merger is expected to close in 2021 and will include five other healthcare companies as well as with GigCapital2, a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE) corporation. Upon closing of the transaction, the combined company will be named UpHealth, Inc. and will continue to be listed on the NYSE under the new ticker symbol “UPH.”

Following the combination, UpHealth will be a leading global digital healthcare company serving an entire spectrum of healthcare needs and will be established in fast growing sectors of the digital health industry. With these combinations, UpHealth is positioned to reshape healthcare across the continuum of care by providing a single, integrated platform of best-in-class technologies and tech-enabled services essential to personalized, affordable, and effective care. UpHealth’s multifaceted and integrated platform provides health systems, payors, and patients with a frictionless digital front door that connects evidence-based care, workflows, and services. Upon closing the pending mergers and the combinations, UpHealth will be organized across four capabilities at the intersection of population health management and telehealth: Integrated Care Management, Global Telehealth, Digital Pharmacy, and Tech-enabled Behavioral Health.

Behavioral Health Services, LLC

and Subsidiaries

Consolidated Financial Statements and

Independent Auditors’ Report

November 20, 2020 and December 31, 2019

Independent Auditor’s Report

To the Board of Directors and Members

Behavioral Health Services, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of Behavioral Health Services, LLC and Subsidiaries (the “Company”) as of November 20, 2020 and December 31, 2019, the related consolidated statements of operations, members’ equity, and cash flows for the period from January 1, 2020 to November 20, 2020 and the year ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Behavioral Health Services, LLC and Subsidiaries as of November 20, 2020 and December 31, 2019 and the results of their operations and their cash flows for the period from January 1, 2020 to November 20, 2020 and for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As described in Note A to the consolidated financial statements, the Company adopted the provisions of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as of January 1, 2020 using the modified retrospective adoption method. Our opinion is not modified with respect to this matter.

March 12, 2021

CONSOLIDATED FINANCIAL STATEMENTS

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

November 20, 2020 and December 31, 2019

	November 20, 2020	December 31, 2019
ASSETS
CURRENT ASSETS
Cash	$1,024,485	$111,346
Accounts receivable
Patient receivables, net	1,239,075	882,925
Other accounts receivable	18,379	25,278
Inventories	99,583	158,357
Prepaid expenses	39,806	18,568
Due from related parties	327,061	27,936

Total current assets	2,748,389	1,224,410

PROPERTY AND EQUIPMENT, net	52,568	61,812
SECURITY DEPOSITS	4,375	4,375

	$2,805,332	$1,290,597

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$261,706	$577,725
Accounts payable, related party	42,826	—
Due to member	70,000	—
Accrued payroll and related liabilities	425,790	93,896
Paycheck protection program loan	1,004,900	—
Provider relief funds	228,794	—

Total current liabilities	2,034,016	671,621

MEMBERS’ EQUITY	771,316	618,976

	$2,805,332	$1,290,597

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Revenues, net	$11,842,219	$12,528,464
Cost of goods sold	3,151,603	3,384,859

Gross profit	8,690,616	9,143,605

Operating expenses
Provider compensation	5,261,139	5,436,758
Selling, general, and administrative	3,219,247	3,485,518
Depreciation and amortization	17,890	18,205

	8,498,276	8,940,481

NET INCOME	$192,340	$203,124

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	Members’ Capital	Members’ Retained Earnings	Total Members’ Equity
Balance, January 1, 2019	$20,000	$395,852	$415,852
Net income	—	203,124	203,124

Balance, December 31, 2019	20,000	598,976	618,976
Capital contribution	40,000	—	40,000
Member redemptions	(20,000)	(60,000)	(80,000)
Net income	—	192,340	192,340

Balance, November 20, 2020	$40,000	$731,316	$771,316

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Cash flows from operating activities
Net income	$192,340	$203,124
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	17,890	18,205
(Increase) decrease in assets
Patient receivables	(356,150)	(38,522)
Other accounts receivable	6,899	517
Inventories	58,774	14,043
Prepaid expenses	(21,238)	(3,402)
Increase (decrease) in liabilities
Accounts payable	(316,019)	(225,505)
Accounts payable, related party	42,826	—
Accrued payroll and related liabilities	331,894	6,081
Proceeds from provider relief funds	228,794	—

Net provided by (used in) operating activities	186,010	(25,459)

Cash flows from investing activities
Purchase of property and equipment	(8,646)	(3,198)
Due from related parties	(299,125)	(22,477)

Net cash used in investing activities	(307,771)	(25,675)

Cash flows from financing activities
Member contributions	40,000	—
Member redemptions	(10,000)	—
Proceeds from paycheck protection program loan	1,004,900	—

Net cash provided by financing activities	1,034,900	—

INCREASE (DECREASE) IN CASH	913,139	(51,134)
Cash, beginning of period	111,346	162,480

Cash, end of period	$1,024,485	$111,346

Supplemental schedule of noncash financing activities
Redemption proceeds due to member	$70,000	$—

The accompanying notes are an integral part of these consolidated statements.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.	Nature of Business and Subsequent Event

Behavioral Health Services, LLC and Subsidiaries provide medical, retail pharmacy and billing services. Psych Care Consultants, LLC, BHS Pharmacy, LLC and Reimbursement Solutions, LLC are wholly owned subsidiaries of Behavioral Health Services, LLC (a holding company). Psych Care Consultants, LLC is a medical group that has four medical offices located in Missouri and provides psychiatric and mental health services. BHS Pharmacy, LLC provides retail pharmacy services specializing in behavioral health through services such as medication management, screenings, online portals, and delivery. Reimbursement Solutions, LLC provides billing services for Psych Care Consultants, LLC and third party customers. Services include billings, collections, verification of benefits, authorization, and credentialing.

On November 20, 2020 the Company entered into a merger agreement with a wholly-owned subsidiary of UpHealth Holdings, Inc. to purchase all of the outstanding membership interests of Behavioral Health Services, LLC. As such, the consolidated financial statements present the activity of the Company from January 1, 2020 through November 20, 2020, prior to the change in control, as well as the comparative period from January 1, 2019 through December 31, 2019. The activity for the period from November 21, 2020 through December 31, 2020 will be included in the financial reporting of UpHealth Holdings, Inc (the successor).

2.	Basis of Consolidation

The accompanying consolidated financial statements include the accounts of Behavioral Health Services, LLC and its subsidiaries: Psych Care Consultants, LLC; BHS Pharmacy, LLC; and Reimbursement Solutions, LLC which are 100% wholly owned (collectively, hereafter referred to as the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

3.	New Accounting Pronouncement

The FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606), in May 2014. Topic 606 sets forth a new five-step revenue recognition model that will require the use of more estimates and judgment. Topic 606 replaces current revenue recognition requirements in Topic 605, Revenue Recognition , in its entirety. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in prior accounting guidance. Topic 606 is effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, and should be applied retrospectively in the year Topic 606 is first applied using one of two allowable application methods with early adoption permitted. The Company adopted Topic 606 as of January 1, 2020, using a modified retrospective approach and did not record a cumulative catch-up adjustment as the timing and measurement of revenue for the Company’s customers is similar to its prior revenue recognition model.

At December 31, 2019, the Company recorded approximately $883,608 as a direct reduction of accounts receivable that would have been reflected as an allowance for doubtful accounts prior to the adoption of ASU 2014-09. The adoption of ASU 2014-09 also resulted in changes to the Company’s presentation and disclosure of customer contract assets and liabilities and the assessment of variable consideration under customer contracts.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

4.	Revenue Recognition

Contracts with Patients

Revenue is reported at the amount that reflects the consideration to which the Company expects to be entitled in exchange for providing services. The Company’s revenue includes psychiatric and mental health services, retail pharmacy services, and billing services. A significant amount of the Company’s patients are insured under third-party payor agreements. Patient psychiatric and mental health services and retail pharmacy services are generally recognized when services are provided. Revenue is based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience, adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding items. Billing service revenues are recognized monthly based upon the services provided.

Performance Obligations

The Company has three entities that produce third party revenues:

a. Psych Care Consultants, LLC

The performance obligations related to psychiatric and mental health services are satisfied over- time as services are provided and revenue is recognized accordingly. The Company generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 to 180 days subsequent to providing services.

b. BHS Pharmacy, LLC

The performance obligations related to retail pharmacy services are satisfied at a point-in-time as patients assume control of the medications. The Company generally bills its patients immediately upon providing services as the performance obligations are deemed complete. Revenues are generally collected within 30 days subsequent to providing services.

c. Reimbursement Solutions, LLC

The performance obligations related to billing services are recognized over-time as contracted billing services are provided. Billing services are generally billed monthly. Revenues are generally collected within 30 to 60 days subsequent to providing services.

Significant Judgment—Determination of Transaction Price

The Company determines the transaction price based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self- pay patients. Substantially all of the Company’s patients are insured under third-party payor agreements. For billing services, the transaction price is based upon a contractual amount for services provided. Discounts and other concessions are not provided on these services.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

4.	Revenue Recognition (Continued)

Significant Judgment—Determination of Transaction Price (Continued)

Generally, patients who are covered by third-party payors are responsible for related deductibles and coinsurance, which may vary in amount. The Company also provides services to uninsured patients and may offer those uninsured patients a discount from standard charges. The Company estimates the transaction price for patients with deductibles and coinsurance and from those who are uninsured based on historical experience and market conditions. The Company has determined that the nature, amount, timing, and uncertainty of revenue and cash flows are affected by payors having different reimbursement and payment methodologies, length of the patient’s service, and method of reimbursement.

Estimates of net realizable value are subject to significant judgment and approximation by management. It is possible that actual results could differ from the historical estimates management has used to help determine the net realizable value of revenue. If actual collections either exceed or are less than the net realizable value estimates, the Company records a revenue adjustment, either positive or negative, for the difference between the estimate of the receivable and the amount actually collected in the reporting period in which the collection occurred. No significant adjustments were recorded for the period ending November 20, 2020.

Disaggregation of revenue by significant services provided is disclosed in Note B.

5.	Accounts Receivable

The Company records receivables without collateral from its patients, most of whom are local residents and are insured under third-party payor agreements. Accounts receivable are based on gross charges, reduced by explicit price concessions provided to third-party payors and implicit price concessions provided primarily to self-pay patients. Estimates for explicit price concessions are based on provider contracts and historical experience adjusted for economic conditions and other trends affecting the Company’s ability to collect outstanding amounts.

For receivables associated with self-pay patients, the Company records implicit price concessions in the period of service on the basis of its past experience, which indicates that many patients are unable or unwilling to pay the portion of their bill for which they are financially responsible.

6.	Inventories

Inventories consist of pharmaceuticals and are stated at the lower of cost or net realizable value. Net realizable value is defined as estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Any adjustments to reduce the cost of inventories to their net realizable value are recognized in earnings in the current period.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

7.	Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method based on the following estimated useful lives of the assets:

Years
Office equipment	5 - 7
Office furniture	7
Medical equipment	7

The cost of leasehold improvements is amortized over the lessor of the length of the related leases or the estimated useful lives of the asset.

8.	Income Taxes

The Company operates as a Limited Liability Company (LLC) and is treated as a partnership for federal and state income tax purposes. Accordingly, federal and state income taxes are not payable or provided by the Company. Members are taxed individually on their shares of respective earnings.

The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

9.	Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

10.	Fair Value of Financial Instruments

The carrying amounts of financial instruments, including accounts receivable, accounts payable, and accrued payroll and related liabilities approximate fair value due to the short maturity of these instruments.

11.	Significant Accounting Standards Applicable In A Future Year

Leases

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases , (Topic 842), in February 2016. Under ASU 2016-02, lessees will be required to recognize, at commencement date, a lease liability representing the lessee’s obligation to make payments arising from the lease and a right-of-use asset representing the lessee’s right to use or control the use of a specific asset for the lease term. Under this new guidance, lessor accounting is largely unchanged. ASU 2016-02 was to be effective for annual financial statements of private companies issued for fiscal years beginning after December 15, 2019, however the implementation date has been deferred. The new guidance is now effective

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

11.	Significant Accounting Standards Applicable In A Future Year (Continued)

Leases (Continued)

for annual financial statements of private companies issued for fiscal years beginning after December 15, 2021. Management is currently evaluating the effect that ASU 2016-02 will have on the Company’s consolidated financial statements. The Company expects to record total right-of-use assets and related operating lease obligations based on the present value of future payments as disclosed in Note H on the consolidated balance sheet upon adoption, with no material impact to the consolidated statements of operations.

NOTE B - REVENUE

In the following table, revenue is disaggregated by significant service provided, for the periods from January 1, 2020 through November 20, 2020, and January 1 2019 through December 31, 2019:

	January 1, 2020 Through November 20, 2020	January 1, 2019 Through December 31, 2019
Revenue recognized over-time
Psychiatric and mental health services	$7,992,540	$8,447,041
Billing services	319,891	307,910

	8,312,431	8,754,951
Revenue recognized at a point-in-time
Retail pharmacy services	3,529,788	3,773,513

	$11,842,219	$12,528,464

Patient service revenue by payor consisted of the following for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019:

	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Third-party payors	$9,815,871	$10,320,044
Patient self-pays	1,706,457	1,900,510
Billing service customers	319,891	307,910

	$11,842,219	$12,528,464

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE B - REVENUE (Continued)

The approximate mix of net receivables as of November 20, 2020 and December 31, 2019, and net revenues from third party payors, patients, and billing service customers for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019 consisted of the following:

	Net Receivables
	November 20, 2020	December 31, 2019
Commercial and other third party payors	90.6%	90.3%
Patient self-pays	2.8%	2.8%
Billing service customers	6.6%	6.9%

	100.0%	100.0%

	Revenue
	January 1, 2020 through November 20, 2020	January 1, 2019 through December 31, 2019
Commercial and other third party payors	82.9%	82.3%
Patient self-pays	14.4%	15.2%
Billing service customers	2.7%	2.5%

	100.0%	100.0%

NOTE C - PROPERTY AND EQUIPMENT

	December 31, 2020	December 31, 2019
Office equipment	$103,088	$103,088
Office furniture	12,010	3,364
Medical equipment	1,839	1,839

	116,937	108,291
Less accumulated depreciation	64,369	46,479

	$52,568	$61,812

NOTE D - RELATED PARTY TRANSACTIONS

1.	Due From Related Parties

The Company’s advances to related parties are unsecured, due on demand, and are noninterest- bearing. Amounts due from related parties aggregated $327,061 and $27,936 at November 20, 2020 and December 31, 2019, respectively.

2.	Membership Redemptions and Due to Member

In November 2020, the Company entered into two redemption agreements with members for $10,000 and $70,000, respectively. The Company agreed to pay cash of $10,000 to one member, and entered into a note

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE D - RELATED PARTY TRANSACTIONS (Continued)

2.	Membership Redemptions and Due to Member (Continued)

payable agreement with the other member. The note is non-interest bearing, is non- collateralized, and due upon demand. The amount due to the member was $70,000 at November 20, 2020.

3.	Payments To Related Parties

The Company makes guaranteed payments to related parties. Guaranteed payments aggregated $5,261,139 and $5,436,758 for the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively. These amounts are presented under provider compensation in the consolidated statements of operations. The Company has unpaid guaranteed payments of $288,557 as of November 20, 2020, which is included in accrued payroll and related liabilities on the consolidated balance sheets. There were no unpaid guaranteed payments at December 31, 2019.

NOTE E - PROVIDER RELIEF FUNDS

In April and July 2020, the Company received proceeds aggregating $228,794 from the U.S. Department of Health and Human Services (HHS) available as part of a $100 billion appropriation as part of the CARES Act Provider Relief Fund (PRF). The payments will not require repayment as long as the Company complies with certain terms and conditions outlined by HHS. The Company relied upon guidance issued by HHS through March 12, 2021. The terms and conditions first require the Company to identify health care-related expenses attributed to the coronavirus that another source has not reimbursed or is obligated to reimburse. If those expenses do not exceed the funding received, the Company then applies the funds to patient care lost revenue. On January 15, 2021 the HHS released a “Post-Payment Notice of Reporting Requirements Notice” that provides healthcare providers three options to calculate patient care lost revenue.

As of November 20, 2020, the Company has recognized no revenue on the consolidated statements of operations. The Company has $228,794 recorded within current liabilities on the consolidated balance sheets as the Company has asserted it has not yet met all of the terms and conditions and restrictions for the CARES Act relative to these funds as of November 20, 2020. The Company has until June 30, 2021 in which to use amounts remaining toward expenses attributable to coronavirus but not reimbursed by other sources and/or lost patient care revenue. HHS is entitled to recoup PRF amounts received by the Company that are unused as for the purposes disclosed above.

NOTE F - PAYCHECK PROTECTION PROGRAM LOAN

In April 2020, the Company received proceeds from a term note from the United States Small Business Administration (“SBA”) under the Paycheck Protection Program (“PPP”) available as part of the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The proceeds received by the Company were $1,004,900, which were be used to pay for certain payroll and operating expenses of the Company. The note carries an interest rate of 1%, is unsecured, and is required to be repaid in full by April 2022. For any amounts that are not forgiven, principal and interest payments will begin after a deferral period, which is the earlier of Small Business Administration (SBA) determination of forgiveness (including denial of forgiveness or partial forgiveness) or 10 months after the end of the covered period as defined in the CARES Act.

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE F - PAYCHECK PROTECTION PROGRAM LOAN (Continued)

Any request for forgiveness is subject to review and approval by the lender and the SBA, including review of qualifying expenditures and staffing and salary levels. The Company has not submitted a request for forgiveness as of the date the financial statements were available to be issued but the Company expects to submit a request for forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP Loan will be forgiven. In the event that the lender and SBA determine that all or a portion of the PPP loan is not forgivable, the Company will be required to remit payments of $558,439 in 2021 and $446,461 in 2022. Included in the loan are borrowings related to the operations of various related parties aggregating $278,306, which were transferred to the related parties. These amounts have been included as due from related parties at November 20, 2020 (Note D). The balance is classified as a current liability due to uncertainty regarding the Company’s eligibility for the loan.

NOTE G - EMPLOYEE BENEFIT PLAN

The Company has a defined contribution plan, qualified under Section 401(k) of the Internal Revenue Code, that covers substantially all employees with the exception of union employees and employees acquired under a section 401(b)(6)(C) transaction. The Company may, at its discretion, elect to match a percentage of employees’ elective deferrals. Employees must meet a minimum service requirement to be eligible for a percentage of employer matching contributions. In addition, the Company may make discretionary profit sharing contributions to the plan. For the periods January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, there were no employer matching or employer profit sharing contributions to the plan.

NOTE H - OPERATING LEASES

The Company leases various facilities with related parties in accordance with the terms of operating lease agreements that expire at various dates through December 2021. Upon expiration, certain of these leases were maintained on a month to month basis. The total aforementioned leases require monthly payments ranging from $3,234 to $13,362. Total rent expense under related party agreements was approximately $282,000, and $305,000 for the or the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively.

The Company leases various facilities from third parties in accordance with the terms of operating lease agreements requiring monthly payments ranging from $447 to $14,387. The leases expire in December 2021. Total rent expense under third party agreements was approximately $156,000 and $170,000 for the for the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively.

The Company also has various operating leases for office equipment which require monthly payments ranging from $239 to $1,499 through November 2025. Lease expense of approximately $32,000, and $18,000 was charged to operations for the period from January 1, 2020 through November 20, 2020, and January 1, 2019 through December 31, 2019, respectively, which is included in operating expenses on the

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE H - OPERATING LEASES (Continued)

consolidated statements of operations. As of November 20, 2020, future minimum lease payments under non-cancelable operating leases are as follows:

Year	Related Party	Third Party	Total
2020	$4,900	$17,250	$22,150
2021	58,800	206,998	265,798
2022	—	28,764	28,764
2023	—	10,776	10,776
2024	—	10,776	10,776
2025	—	9,878	9,878

	$63,700	$284,442	$348,142

NOTE I - RISKS AND UNCERTAINTIES

1.	Uninsured Cash

The Company maintains its cash balances at one financial institution in Missouri. The cash balances are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to certain limits. The Company may, from time to time, have balances in excess of FDIC insured deposit limits.

2.	Contingencies

From time to time, the Company may be subjected to claims or lawsuits which arise in the ordinary course of business. There are currently two medical malpractice suits against the individual providers, other third parties, and the Company as a whole. The medical malpractice suits assert that there is negligence by the providers in treating the patients named in the suits. One of the malpractice suits is seeking damages of approximately $3,656,000 from all defendants, including the Company. The second malpractice suit has not specified monetary damages, however, in the event of an unfavorable outcome, the Company’s legal counsel estimates maximum damages of approximately $2,267,000. The Company is vigorously defending the malpractice suits and was named as a secondary party in each suit. Although the outcome of these malpractice suits is not presently determinable, it is reasonably possible that that an unfavorable outcome, for the aforementioned damages sought, could occur. However, the Company, and the individual providers, do have insurance coverage (the Company carries a $1,000,000 per occurrence insurance policy), which could mitigate some or all of the financial effects of potential settlements or judgements. In the event that future settlements or judgements, if any, exceed insurance coverages, the Company may be required to fund a portion of the difference. No provision has been made in the accompanying consolidated financial statements for any potential settlement or judgement costs at November 20, 2020 and December 31, 2019, as an unfavorable outcome is not probable at this time.

3.	COVID-19

The entire direct and indirect impacts of the current COVID-19 outbreak on the Company’s customers, vendors, operations, and financing arrangements are currently unknown, as is the duration and severity of

Behavioral Health Services, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the periods ending January 1, 2020 through November 20, 2020, and

January 1, 2019 through December 31, 2019

NOTE I - RISKS AND UNCERTAINTIES (Continued)

3.	COVID-19 (Continued)

any impacts that the Company may experience. The Company has been able to remain operational. Certain additional costs have been incurred to procure personal protective equipment and to enhance sanitation of facilities. The Company has converted a significant portion of the business to a telemedicine format. Management does not believe that the effects of the pandemic have had a significant negative impact the Company’s operations.

NOTE J - SUBSEQUENT EVENTS

Management has evaluated subsequent events through March  12, 2021, the date that these consolidated financial statements were available to be issued. Management has determined that no events or transactions, other than the merger noted in Note A-1, have occurred subsequent to the consolidated balance sheet date that require disclosure in the consolidated financial statements.

Cloudbreak Health, LLC and Subsidiaries

Consolidated Financial Statements

December 31, 2020 and 2019

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Cloudbreak Health, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of December 31, 2020, and the related consolidated statements of operations, mezzanine equity and members’ interests and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 1 to the financial statements, the entity has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/  Macias Gini & O’Connell LLP

We have served as the Company’s auditor since 2020

Irvine, CA

March 19, 2021

Report of Independent Registered Public Accounting Firm

Board of Directors and Members

Cloudbreak Health, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Cloudbreak Health, LLC and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, mezzanine equity and members’ interests and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/  Hall & Company Certified Public Accountants and Consultants, Inc.

We have served as the Company’s auditor since 2020

Irvine, CA

December 24, 2020

	2020	2019
ASSETS

Current Assets
Cash and cash equivalents	$1,517,400	$290,185
Accounts receivable, net	4,876,281	3,668,418
Inventory	—	42,306
Prepaid expenses and other current assets	822,669	773,286

Total current assets	7,216,350	4,774,195

Noncurrent Assets
Property and equipment, net	2,353,205	1,249,719
Software and website development costs, net	4,902,369	4,969,846
Operating lease right of use asset	4,829,292	5,695,961
Finance lease right of use asset	2,966,970	3,726,657
Other noncurrent assets	1,050,858	1,063,556

Total noncurrent assets	16,102,694	16,705,739

Total assets	$23,319,044	$21,479,934

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ INTERESTS
Current Liabilities
Accounts payable	$2,827,911	$2,906,247
Accrued expenses	977,446	953,492
Deferred revenue	45,644	82,463
Line of credit	7,253,325	—
Convertible note payable to related party, net	10,000,000	—
Term credit facility, net of debt issuance costs and debt discount	9,911,193	—
Interest payable, current portion	7,221,990	—
Operating lease liability, current portion	1,041,754	911,424
Paycheck protection program loan	1,798,733	—
Finance lease liability, current portion	1,821,725	1,875,630

Total current liabilities	42,899,721	6,729,256
Operating lease liability, net of current portion	4,492,728	5,525,947
Finance lease liability, net of current portion	1,073,410	1,855,306
Paycheck protection program loan	899,367	—
Line of credit	—	9,699,505
Convertible note payable to related party, net of debt issuance costs and debt discount, non-current	—	9,666,462
Convertible note payable, non-current, net	200,000	200,000
Dividends payable – Series A preferred units	6,631,233	5,431,233
Interest payable, net of current portion	—	3,955,028

Total noncurrent liabilities	13,296,738	36,333,481

Total liabilities	56,196,459	43,062,737

Mezzanine Equity – Redeemable Series A Preferred Units
Series A preferred units, 3,000,000 issued and outstanding at December 31, 2020 and 2019 (Aggregate liquidation preference $15,000,000)	15,000,000	15,000,000

Members’ Interests
Common units, 5,034,700 issued and outstanding at December 31, 2020 and 2019	11,593,120	10,149,803
Loans to officers	(450,000)	(450,000)
Accumulated deficit	(59,020,535)	(46,282,606)

Total members’ interests	(47,877,415)	(36,582,803)

Total liabilities, mezzanine equity, and members’ interests	$23,319,044	$21,479,934

	2020	2019
Net Sales	$28,089,434	$30,129,803
Cost Of Sales	14,342,965	16,868,951

Gross Profit	13,746,469	13,260,852

Operating Expenses
Depreciation and amortization	4,041,318	3,155,410
Salaries and wages	5,901,060	5,919,129
General and administrative expenses	9,188,703	9,582,808

Total operating expenses	19,131,081	18,657,347

Loss From Operations	(5,384,612)	(5,396,495)

Other Income (Expense)
Interest expense	(6,638,524)	(4,777,972)
Other income (expense), net	62,872	79,632
Rental income	422,335	339,895

Total other expense, net	(6,153,317)	(4,358,445)

Net Loss	($11,537,929)	($9,754,940)

Net Loss Per Common Unit	($2.29)	($1.94)
Weighted Average Units Outstanding – Basic And Diluted	5,034,700	5,034,700

	Redeemable Series A Preferred Units		Members’		Loans to Officer	Accumulated Members’ Deficit	Total Members’ Interests
	Units	Amount	Units	Amount
Mezzanine Equity and Members’ Interests, December 31, 2018	3,000,000	$15,000,000	5,034,700	$10,057,771	($450,000)	($35,327,666)	($25,719,895)
Net loss	—	—	—	—	—	(9,754,940)	(9,754,940)
Unit-based compensation	—	—	—	92,032	—	—	92,032
Accrued dividends	—	—	—	—	—	(1,200,000)	(1,200,000)

Mezzanine Equity and Members’ Interests, December 31, 2019	3,000,000	$15,000,000	5,034,700	10,149,803	($450,000)	($46,282,606)	($36,582,803)
Net loss	—	—	—	—	—	(11,537,929)	(11,537,929)
Issuance of warrant to purchase common units	—	—	—	1,304,013	—	—	1,304,013
Unit-based compensation	—	—	—	139,304	—	—	139,304
Accrued dividends	—	—	—	—	—	(1,200,000)	(1,200,000)

Mezzanine Equity and Members’ Interests, December 31, 2020	3,000,000	$15,000,000	5,034,700	$11,593,120	($450,000)	($59,020,535)	($47,877,415)

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	($11,537,929)	($9,754,940)
Adjustments to reconcile net loss to net cash used in operating activities:
Employee unit-based compensation	139,304	92,032
Paid in kind interest	994,425	—
Amortization of debt discount and issuance costs	815,690	709,610
Forgiveness on paycheck protection program loan	(202,176)	—
Depreciation and amortization	4,041,318	3,155,410
Noncash lease expense	866,669	899,673
Gain from fixed asset reimbursement	—	(79,632)
Bad debt expense	138,611	360,205
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(1,346,474)	(47,392)
Inventory	42,306	—
Prepaid expenses and other current assets	(49,383)	(88,864)
Other noncurrent assets	12,698	(217,827)
Increase (decrease) in liabilities:
Accounts payable	(55,457)	4,798
Accrued expenses	23,954	66,617
Deferred revenues	(36,819)	(8,777)
Operating lease liability	(902,889)	(562,489)
Interest payable	3,266,962	3,070,017

Net cash used in operating activities	(3,789,190)	(2,401,557)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,687,034)	(1,694,895)

Net cash used in investing activities	(2,687,034)	(1,694,895)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of finance lease obligations	(2,489,286)	(2,416,107)
Net borrowings (payments) on line of credit	(2,446,180)	939,505
Paycheck protection program loan	2,900,276	0
Borrowings on note payable	9,738,629	5,000,000

Net cash provided by financing activities	7,703,439	3,523,398

NET DECREASE IN CASH AND CASH EQUIVALENTS	$1,227,215	($573,054)

CASH AND CASH EQUIVALENTS – beginning of year	$290,185	$863,262

CASH AND CASH EQUIVALENTS – end of year	$1,517,400	$290,185

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$1,580,180	$2,194,234
Taxes paid	$201,336	$209,616

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Debt discount related to warrants	$1,304,013	$—
Preferred dividends declared and accrued	$1,200,000	$1,200,000

1.	ORGANIZATION AND NATURE OF OPERATIONS

Cloudbreak Health, LLC (“Cloudbreak” or “the Company”), a Delaware limited liability company, was formed on May 26, 2015 and is headquartered in Columbus, Ohio. On June 19, 2015, the Company acquired all of the assets of Language Access Network, LLC (“LAN”) and Carenection, LLC (“Carenection”), in exchange for a 100% member interest in LAN and Carenection. The transfer of all assets, and the conversion and settlement of all obligations occurred on June 19, 2015 and was recorded at the historical basis of the assets and obligations as the entities were under common control.

Cloudbreak wholly owns two subsidiaries: (i) LAN, a remote language interpretation company that provides on-demand interpretation services for limited English proficient, deaf, and hard of hearing patients in the healthcare industry and (ii) Carenection, LLC, a healthcare technology company that provides a HIPAA compliant private broadband network for the telehealth industry.

Going Concern and Management’s Liquidity Plans

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Over its history, the Company has primarily funded itself from revenue from customers who purchase access to its telemedicine platform and interpretive services, through its working capital line of credit and the issuance of debt and equity securities. At December 31, 2020, the Company had a significant accumulated deficit of $59,020,535 and negative working capital of approximately $36,000,000. For the year ended December 31, 2020, the Company had a net loss of $11,537,929 and negative cash flows from operations of approximately $3,800,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Additionally, in March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. As a result, significant volatility has occurred in both the United States and International markets. While the disruption is currently expected to be temporary, there is uncertainty around the duration. Management expects this matter to continue to impact its business, clients, results of operations, and financial position, but the ultimate financial impact of the pandemic on the Company’s business, results of operations, financial position, liquidity or capital resources cannot be reasonably estimated at this time.

On November 20, 2020, the Company entered into a business combination agreement with GIGCAPITAL2, INC; a publicly traded special purpose acquisition company. As a result of this merger, Cloudbreak would become part of a public company with more than $100 million (estimated) in capital to fund operations after the acquisition. The merger is expected to be completed in the second quarter of 2021. While this merger would eliminate any near term access to capital concerns, the Company cannot be certain that the merger will close or that it will be able to obtain such funds required for operations at terms acceptable to it or at all.

In the event the Company does not complete the business combination or it is significantly delayed, the Company will need to seek additional funding through private equity financings and/or debt financings to maintain its operations as a going concern. While the Company has historically been successful in obtaining these types of financing from both existing and new investors, there can be no assurance that such additional financing, if necessary, will be available or, if available, that such financings can be obtained on satisfactory terms.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented on the accrual basis of accounting (the “financial statements”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Principles of Consolidation

The consolidated financial statements include the accounts of Cloudbreak Health LLC and its wholly-owned subsidiaries, LAN and Carenection. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, including those related to the collectability of customer accounts receivable, revenue recognition, the estimated useful lives of long-lived assets, when technological feasibility is achieved for our products, unit-based compensation, and warrant discount and conversion features associated with convertible notes. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks and cash equivalents with original maturities of 90 days or less. All cash equivalents are carried at cost, which approximates fair value. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Accounts Receivable

Accounts receivable is stated at the amount management expects to collect from outstanding balances after discounts, bad debts, and sales allowance taking into account credit worthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to a valuation allowance based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a reduction of trade accounts receivable. The allowance for doubtful accounts was $673,088 and $534,477 at December 31, 2020 and 2019, respectively.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined using the first-in, first-out (FIFO) method. As of December 31, 2020 and 2019, inventory consists of MARTTI (My Accessible Real Time Trusted Interpreter) devices, additional batteries, and carts for the MARTTI’s. For units in inventory, the MARTTI’s are purchased from two vendors and shipped to the Company in Columbus, Ohio, where the units are imaged, then shipped to end users. MARTTI’s are only purchased when ordered by customers, typically at the inception of a new interpretation service contract. Provisions for slow moving or obsolete inventory are charged to other expense and are permanent reductions to the carrying value of inventory.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for computer and related equipment, and seven years for furniture and fixtures. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

Software and Website Development Costs

In accordance with Accounting Standards Codificiation (“ASC”) 985, Software, software development costs related to software to be sold, leased, or marketed as part of a product or process are capitalized subsequent to the establishment of technological feasibility, which is demonstrated by the completion of a detailed program design or working model, if no program design is completed. The useful life of software development costs related to the Company’s current software was determined to be five years from the date the software was placed in service. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s software are expensed as incurred. GAAP requires that annual amortization expense of the capitalized software development costs be the greater of the amounts computed using the ratio of gross revenue to a product’s total current and anticipated revenues, or the straight-line method over the product’s estimated economic life.

In accordance with ASC 350, Intangibles – Goodwill and Other, the Company also capitalizes eligible website development costs incurred during the application development stage. Costs associated with maintenance and minor enhancements to the features and functionality of the Company’s website are expensed as incurred. The useful life of website development costs was determined to be three years from the date the website was placed in service.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, and software and website development costs, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the years ended December 31, 2020 and 2019, there has been no such impairment.

Net Loss per Common Unit

The Company reports basic loss per unit in accordance with Financial Accounting Standards Board (“FASB”) ASC 260, Earnings Per Share. Basic loss per unit is computed using the weighted average number of common units outstanding during the reporting period. Diluted earnings per unit is computed using the weighted average number of common units outstanding plus the effect of dilutive securities during the reporting period. Any potentially dilutive securities that have an anti-dilutive impact on the per unit calculation are excluded. During periods in which the Company reports a net loss, diluted weighted average units outstanding are equal to basic weighted average units outstanding because the effect of the inclusion of all potentially dilutive securities would be anti-dilutive. As of December 31, 2020 and 2019, there were no potentially dilutive securities excluded from the calculation of diluted loss per common unit due to a loss for those periods. The table below reflects potentially dilutive securities for the years ended December 31, 2020 and 2019:

	2020	2019
Unit options outstanding	1,933,303	1,941,150
Warrants	741,135	526,312

Total	2,674,438	2,467,462

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC 820-10, with respect to financial assets and liabilities that are measured at fair value. ASC 820-10 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1 inputs: Level 1 inputs are quoted market prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 inputs: Level 2 inputs are from other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs: Level 3 inputs are unobservable and should be used to measure fair value to the extent that observable inputs are not available.

Trade accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued expenses are reported on the balance sheet at carrying value, which approximates fair value due to the short-term maturities of these instruments. Management believes that that the carrying value of debt instruments, other than related party notes payable and loans to officers, also approximates fair value based on current market indicators, such as prevailing market rates and short-term maturities of certain financial instruments.

Management believes it is not practical to estimate the fair value of related party notes payable and loans to officers because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

The common unit warrant issued with a convertible note was valued using the Black Scholes valuation model (see Note 13). The conversion feature in convertible notes payable which required bifurcation as a derivative liability was valued using the Monte Carlo valuation model and had a fair value of $0 on the issuance date and each subsequent reporting date (see Note 14). Management believes these models are the best available techniques for valuing these instruments. Aside from the conversion feature in convertible notes payable, the Company had no other recurring or nonrecurring fair value measurements for assets and liabilities at December 31, 2020 and 2019.

Convertible Notes Payable and Derivative Instruments

The Company has adopted the provisions of Accounting Standards Update (“ASU”) 2017-11 to account for the down round features of warrants issued with private placements effective as of January 1, 2018. In doing so, warrants with a down round feature previously treated as derivative liabilities in the consolidated balance sheet and measured at fair value are henceforth treated as equity, with no adjustment for changes in fair value at each reporting period.

The Company accounts for conversion options embedded in convertible notes in accordance with ASC 815, which generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative financial instruments, as defined in the FASB ASC 815, consist of financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. ASC 815 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional, as defined by ASC 815-40.

The Company accounts for conversion options embedded in non-conventional convertible notes, which qualify as equity under ASC 815, in accordance with the provisions of ASC 470-20, which provides guidance on accounting for convertible securities with beneficial conversion features. Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt.

Derivative financial instruments may be free-standing or embedded in other financial instruments. Based on this guidance, the Company determined that the convertible feature in its note payable disclosed in Note 14 did not meet the criteria for classification as equity. Accordingly, the Company bifurcated the conversion feature and recorded it in liabilities at its estimated fair value. Derivative financial instruments, such as the conversion feature, are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. The Company did not record a derivative liability for the optional convertible feature in convertible notes payable as the fair value was $0 on the issuance date and each subsequent reporting date (see Note 14). The Company estimated the fair value of the conversion feature upon grant, at December 31, 2020 and 2019 using the Monte Carlo valuation model.

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable.

The Company performs ongoing credit evaluations of its customers’ financial performance and generally requires no collateral from customers. No individual customer accounted for more than 10% of the Company’s accounts receivable balance as of the years ended December 31, 2020 and 2019. No individual customer accounted for more than 10% of the Company’s gross revenues for the years ended December 31, 2020 and 2019.

The Company purchases its products on credit terms from vendors across the United States. For the years ended December 31, 2020 and 2019, there were no significant supplier concentrations.

Revenue Recognition

The Company derives the majority of its revenues from the sale of subscription-based fixed monthly minute and variable rate per unit of service medical language interpretation services. The Company also records ancillary revenue from the sale or lease of MARTTI devices and from the provision of information technology services that include connectivity and ongoing support of the MARTTI software platform. The Company accounts for revenue from contracts with customers, which comprises 100% of its revenue, through the following steps:

1.	Identification of the contract with a customer

2.	Identification of the performance obligations in the contract

3.	Determination of the transaction price

4.	Allocation of the transaction price to the performance obligations in the contract

5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

Generally, the Company’s medical language interpretation and information technology services are invoiced monthly. Fixed monthly minute medical language interpretation subscription and information technology services fees are invoiced in advance in the period preceding the service. Variable rate per unit medical language interpretation and information technology services fees (including overage fees related to minutes used by the customer in excess of the fixed monthly minute subscription) are invoiced monthly in arrears. Sale of MARTTI devices are generally invoiced at contract execution (50%) and upon the delivery of the devices to the customer (50%). MARTTI device leases are invoiced monthly in advance in the period preceding the usage. Invoiced amounts are typically due within 30 days of the invoice date.

The Company has selected the Output Method for recognizing revenues related to fixed medical language interpretation and information technology services fees. Due to the stand-ready nature of the services provided, the Company recognizes these fees monthly on a straight-line basis over the term of the contract.

Variable consideration received for medical language interpretation services, information technology services and for the lease of MARTTI devices is based on a fixed per item charge applied to a variable quantity. Variable consideration for the Company’s services is recognized over time in accordance with the “right to invoice” practical expedient and therefore is not subject to revenue constraint evaluation.

Revenue related to the sale of MARTTI devices is recognized at a point in time upon delivery of the devices to the customer. The Company may enter into multiple component services arrangements that bundle the pricing for the lease of MARTTI devices with information technology services. Often, the pricing bundle may also include medical language interpretation services. When an equipment lease is bundled with services, allocation of the transaction price consideration between the lease and nonlease components of the lease is required. The Company has determined that the consideration allocated to the lease components in its bundled multiple component services arrangements is not material to the financial statements.

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products or providing services. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product or service to its customer. The Company’s contracts generally do not include any significant financing components.

The Company typically satisfies its performance obligations when the products are transferred and services are provided to its customers. The majority of the Company’s performance obligations are satisfied over time. The Company typically satisfies its performance obligations as the customer receives and consumes the benefits of the medical language interpretation services, information technology services and the use of the MARTTI devices. Performance obligations for the sale of the MARTTI devices are satisfied when control of the devices is transferred to the Company’s customers.

The Company has established a contract liability for billings or payments received in advance of when revenue recognition criteria are met. This contract liability is classified as deferred revenue in the consolidated balance sheets. Additions to deferred revenue, amortization of deferred revenue and prior year deferred revenue recognized in the current year were not significant for the years ended December 31, 2020 and 2019.

As part of the adoption of Topic 606, the Company elected the following practical expedients provided for in the standard.

1.

The Company elected to not adjust the promised amount of consideration for the effect of a significant financing component if it expects, at contract inception, that the period between the Company’s transfer of a promised good or service to a customer and the customer’s payment for that good or service will be one year or less.

2.	The Company is excluding from its transaction price all sales and similar taxes collected from its customers.

3.

The Company elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.

4.

The Company elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.

5.

The portfolio approach has been elected by the Company as it expects any effects of adoption would not be materially different in application at the portfolio level compared with the application at an individual contract level.

6.

The Company elected the “right to invoice” expedient which states that for performance obligations satisfied over time, if an entity has a right to consideration from a customer in an amount that corresponds directly with the value to the customer of the entity’s performance completed to date, the entity may recognize revenue in the amount to which the entity has a right to invoice.

7.	The Company elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

8.

The Company elected not to disclose information about its remaining performance obligations when it recognizes revenue from the satisfaction of performance obligations in accordance with the “right to invoice” practical expedient.

9.	The Company elected all transition-related practical expedients available under the full retrospective transition method of adoption.

Neither the type of service sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Cost of Revenue

Cost of revenue primarily consists of costs related to supporting and hosting the Company’s product offerings and delivering services. These costs include salaries, benefits, incentive compensation and unit-based compensation. Costs of revenue include the cost of maintaining the Company’s data centers, customer support team and the Company’s professional services staff, in addition to third-party service provider costs such as data center and networking expenses, allocated overhead, amortization of capitalized internal-use software development costs and intangible assets and depreciation expense. In addition to the costs associated with delivering services, costs of revenue also include the cost of purchased equipment inventory sold to customers.

Advertising and Marketing Expense

Advertising and marketing expenses are included in general and administrative expenses within the consolidated statements of operations and are expensed when incurred. Costs associated with advertising and marketing expense were $169,021 and $138,524 for the years ended December 31, 2020 and 2019, respectively, and is included in general and administrative expenses on the consolidated statements of operations.

Income Taxes

The Company has been established as a limited liability company. All income or losses of the Company and income tax consequences related thereto are passed through its members. Accordingly, the Company does not record any provision for income taxes or deferred income taxes in its financial statements.

Unit-Based Compensation

The Company maintains performance incentive plans under which incentive and nonqualified member unit options are granted primarily to employees and nonemployee consultants. The Company accounts for unit-based awards to both employees and nonemployees under ASC Topic 718, Stock-Based Compensation, and requires the recognition of compensation expense, using a fair-value based method, for costs related to all unit-based payments including member unit options. ASC Topic 718 requires companies to estimate the fair value of unit-based payment awards on the date of grant using an option-pricing model.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company’s chief operating decision maker is the chief executive officer. The Company and the chief executive officer view the Company’s operations and manage its business as one reportable segment with different operating segments.

Recently Issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, including trade receivables. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model that requires the use of forward-looking information to calculate credit loss estimates. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in more timely recognition of credit losses. ASU 2019-10 amended the effective date for ASU 2016-13 for smaller reporting companies to be annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of adopting this guidance.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”. The pronouncement simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, “Income Taxes”. The pronouncement also improves consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This standard is effective for fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is still evaluating the impact this guidance will have on its consolidated financial statements.

In January 2020, the FASB issued ASU No. 2020-01, “Investments — Equity Securities: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815” (“ASU No. 2020-01”). ASU No. 2020-01 clarifies that an entity should consider observable transactions that require it to either apply or discontinue the equity method of accounting for the purposes of applying the measurement alternative in accordance with ASC 321, “Investments — Equity Securities” immediately before applying or upon discontinuing the equity method of accounting in ASC 323, “Investments—Equity Method and Joint Ventures.” The provisions of ASU No. 2020-01 are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years with early adoption permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. The Company is still evaluating the impact this guidance will have on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments. ASU 2020-06 eliminates certain models that require separate accounting for embedded conversion features, in certain cases. Additionally, among other changes, the guidance eliminates certain of the conditions for equity classification for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. This guidance is effective for the Company beginning in the first quarter of 2022 and must be applied using either a modified or full retrospective approach. Early adoption is permitted, but no earlier than annual periods beginning after December 15, 2020. The Company is currently evaluating the impact of adopting this guidance.

3.	PROPERTY AND EQUIPMENT, NET

Property and equipment, as of December 31, 2020 and 2019 consists of the following:

	Useful Life (Years)	2020	2019
Furniture and fixtures	7	$480,515	$470,945
Computer and related equipment	5	3,490,045	2,000,103
Vehicle	5	10,500	—

		3,981,060	2,471,048
Less accumulated depreciation		(1,627,855)	(1,221,329)

Property and equipment, net		$2,353,205	$1,249,719

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 amounted to $509,488 and $242,356, respectively, and is included on the accompanying consolidated statement of operations.

4.	SOFTWARE AND WEBSITE DEVELOPMENT COSTS, NET

Software and website development costs as of December 31, 2020 and 2019 consists of the following:

	Useful Life (Years)	2020	2019
IT Infrastructure – software development costs	5	$5,335,022	$3,286,318
Software and website development costs	3	1,026,913	1,037,855
Work in Progress Assets	—	272,230	654,670

		6,634,165	9,969,827
Less accumulated depreciation		(1,731,796)	(4,999,981)

Software and website development costs, net		$4,902,369	$4,969,846

Amortization expense related to capitalized software costs and website development costs for the years ended December 31, 2020 and 2019 were $1,244,299 and $1,037,855, respectively, and is included on the accompanying consolidated statement of operations. IT Infrastructure for Old Platform was disposed of in 2020 totaling gross assets of $4,512,484 as well as the related accumulated depreciation of $4,512,484.

5.	LOANS TO OFFICERS

Loans to officers bear an interest rate of 1.75% per annum and are due in 2025. The loans are secured the officers’ membership interest units. At both December 31, 2020 and 2019, the total loans outstanding to officers were $450,000. In 2021, the Company plans to distribute these loans to officers to settle the balance. Accordingly, it has been classified as contra-equity on the consolidated balance sheets.

6.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2019 consists of the following:

	2020	2019
Payroll and related expenses	$231,576	$385,201
Other (including accrued outsourced labor)	745,870	568,291

	$977,446	$953,492

7.	RELATED PARTY TRANSACTIONS

The Company engages in significant transactions with various related parties summarized below. The Company and these other related entities have a commonality of ownership and/or management control, and as a result, the reported operating results and/or financial position of the Company could significantly differ from what would have been obtained if such entities were autonomous.

The Company has four loans totaling $450,000 outstanding to officers (see Note 5).

The Company entered into two convertible notes payable agreements totaling $10,000,000 with the preferred unit investor (see Note 13).

The Company has one agreement with Pacific Healthworks, which has common ownership and/or management control. This agreement is an agreement to sublease space in the El Segundo, California office space. The rates are market rates according to the building landlord and not considered significant to operations.

8.	MEMBERS’ INTERESTS

Common Units

On May 26, 2015, Cloudbreak Health, LLC, was formed as a holding company to own 100% of LAN and Carenection, and to facilitate the sale of preferred membership interests in the Company to Martti in the USA, LLC (the “Investor”).

On June 19, 2015 the Company entered into a contribution agreement with the Members of LAN and Carenection (the “Contributors”), whereas the Contributors contributed their membership interests in LAN and/or Carenection, in exchange for membership interests in the Company, pursuant to the terms of the agreement. The exchange granted 5,034,700 common member units to the Contributors. No cash was exchanged as a result of this contribution agreement.

Redeemable Series A Preferred Units

On June 19, 2015 the Company entered into a Series A Preferred Unit Purchase Agreement (“Preferred UPA”) with the Investor, whereas the Investor purchased from the Company 3,000,000 Series A Preferred Units, which represents 30% ownership of the Company’s equity interests on a diluted basis, in exchange for $15,000,000.

Redeemable Series A Preferred Units – liquidation preference

Upon a deemed liquidation event, the Investor will receive all accrued but unpaid series A accruing dividends, the liquidation preference of $15 million (subject to the “melt-away” provision described in the next sentence) and its common equivalent ownership, on a fully diluted basis. Upon a deemed liquidation event, if the Company equity value exceeds $100 million, the liquidation preference shall “melt away” in a proportionate ratio until the Company equity value reaches $150 million, after which the liquidation preference shall be zero.

Redeemable Series A Preferred Units – voting rights

The board shall consist of up to five directors. The investor (series A preferred unit holders) may select one director, up to three directors shall be designated by the members holding a majority of the voting interest of the then outstanding, and one additional director who shall be mutually agreed upon by the investor and the member directors. The Board is responsible for running the business of the LLC.

The member directors may be removed or replaced by holders of a majority of the common units and the series A preferred units voting together as a single class in their sole and absolute discretion.

Unless otherwise required by the act or specified elsewhere in the agreement, all actions, approvals and consents to be taken or given by the members under the act, the agreement or otherwise, require the affirmative vote or the written consent of a majority interest.

Redeemable Series A Preferred Units – redemption rights

The investor may sell any or all of its series A preferred units at any time after the date of the Preferred UPA. If the investor finds a bona fide third-party that offers to purchase any or all of its series A preferred units, the Company shall have a right of first refusal to purchase all, but not less than all of the offered series A preferred units if the Company elects to purchase such series A preferred units within thirty days of receipt of notice of such offer pursuant to the same terms of sale offered by the bona fide third-party.

In the event the Company does not purchase the series A preferred units within such thirty day period, the investor will have thirty days to complete the proposed sale with the bona fide third-party.

In the event that the investor desires to sell any or all of its series A preferred units and cannot find a buyer prior to fifth anniversary from the closing date (and notifies the Company thereof), the investor may require the Company to purchase or redeem the series A preferred units. In such event, the Company and the investor shall mutually engage an independent valuation firm mutually agreeable to the parties, to prepare a binding valuation of the series A preferred units (the “redemption price”) plus any series A preferred unit accrued dividends. There has been no request for redemption at December 31, 2020 and 2019.

Redeemable Series A Preferred Units – accruing dividends

The Preferred UPA grants the series A preferred unit holders the right to receive cash-pay dividends on a quarterly basis at a simple, non-compounding rate of 8.0% per annum of the investment amount. Per the agreement, the series A accruing dividends shall only accrue and not be required to be paid to the investor on a current basis until the Company achieves a trailing twelve month earnings before interest, taxes, depreciation, and amortization (“TTM EBITDA”) of $2.5 million or upon a change of control or redemption.

As the Company has not achieved the TTM EBITDA target as of December 31, 2020 and 2019, the calculated Series A Accruing Dividend amount of $6,631,233 and $5,431,233 has been accrued for, but not paid as of December 31, 2020 and 2019, as agreeed between the Company and the holders.

Mezzanine Equity

Since the redeemable preferred units may be redeemed at the option of the holder, but is not mandatorily redeemable, the redeemable preferred units of $15,000,000 has been classified as mezzanine equity. There were 3,000,000 shares of redeemable preferred units classified as mezzanine equity as of both December 31, 2020 and 2019.

9.	OPTIONS TO PURCHASE MEMBER UNIT

The Company accounts for member unit-based compensation under ASC Topic 718, Compensation—Stock Compensation (“ASC 718”). In accordance with ASC 718, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost is recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

On June 19, 2015, Cloudbreak Health, LLC created the 2015 Unit Incentive Plan (the “Plan”), which subject to the provisions of the Plan, has a maximum aggregate number of Units subject to the Plan of 2,200,000 common units.

The following table summarizes unit option activity for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted-Average Exercise Price
Outstanding, December 31, 2018	1,941,150	5.70
Granted	—	—
Exercised	—	—
Canceled and forfeited	—	—

Outstanding, December 31, 2019	1,941,150	5.70
Granted	192,153	6.99
Exercised	—	—
Canceled and forfeited	(200,000)	12.50

Outstanding, December 31, 2020	1,933,303	4.91
Exercisable, December 31, 2019	1,799,255	5.19
Exercisable, December 31, 2020	1,725,650	4.51

The following table summarizes additional information on the Company’s unit options outstanding at December 31, 2020:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	4.48	155,100
1.55	336,050	4.48	336,050
5.00	1,075,000	4.53	1,075,000
6.99	242,153	9.50	67,885
15.00	125,000	1.50	91,615

	1,933,303		1,725,650

Weighted-Average Exercisable Remaining Contractual Life (Years): 4.94

The following table summarizes additional information on the Company’s unit options outstanding at December 31, 2019:

	Options Outstanding		Options Exercisable
Exercise Prices	Number Outstanding	Weighted-Average Remaining Contractual Life (Years)	Number Exercisable
0.23	155,100	5.48	155,100
1.55	336,050	5.48	336,050
5.00	1,075,000	5.53	1,075,000
12.50	200,000	7.11	116,279
15.00	175,000	8.00	116,826

	1,941,150		1,799,255

Weighted-Average Exercisable Remaining Contractual Life (Years): 5.79

The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the calculation including the expected term (weighted-average period of time that the options granted are expected to be outstanding), volatility of the Company’s common stock, a risk-free interest rate, expected dividends, and the forfeitures of unvested stock options as they occur. The Company uses the simplified method for calculation of expected life, and volatility is based on an average of the historical volatilities of the common stock of a group of entities with characteristics similar to those of the Company. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The Company currently has no history or expectation of paying cash dividends on common stock.For the year ended December 31, 2019, no options were granted. For the year ended December 31, 2020, the Company granted options to three employees and two contractors to purchase a total of 192,153 common member units. The fair value of options granted to employees during the year ended December 31, 2020 was determined using the Black-Scholes option valuation model with the following assumptions:

Year Ended December 31, 2020
Expected term (years)	6.25
Volatility	34.00%
Risk-free interest rate	2.38 – 2.47%
Dividend yield	—
Weighted-average fair value	$2.49

For the years ended December 31, 2020 and 2019, total expense for unit-based compensation awards granted to employees was $139,304 and $92,032, respectively. As of December 31, 2020 and 2019, there was $403,092 and $64,211, respectively, of total unrecognized compensation expense related to unvested stock options.

The intrinsic value of options exercisable as of December 31, 2020 and 2019 was determined to be approximately $5,000,000.

10.	PERFORMANCE UNIT PLAN

On June 19, 2015, LAN and Carenection each established their own Performance Unit Plans (“PUP”). Each PUP provides a means whereby designated employees of LAN or Carenection, respectively, may be granted the opportunity to share in a portion of the value of LAN or Carenection, respectively, in connection with certain liquidity events in accordance with the terms and conditions (including vesting terms) of each specific PUP.

Pursuant to LAN’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. LAN’s PUP includes a total of 100 performance units available to be awarded. In total, the 100 performance units shall be equal in value to ten percent of the Membership interest percentage of LAN. As of December 31, 2020, LAN’s PUP has not awarded any performance units.Pursuant to Carenection’s PUP, a performance unit is a contractual right to receive the difference between the fair market value of one performance unit on the grant date and on the settlement date. Carenection’s PUP includes a total of ten performance units available to be awarded. In total, the ten performance units shall be equal in value to ten percent of the Membership interest percentage of Carenection.

On June 19, 2015, Carenection entered into an exchange agreement with six employees who, as of June 19, 2015, held options to purchase membership units of Carenection. The exchange agreement stipulated that the option holders exchange their options for certain performance units in Carenection. The exchange agreement awarded a total of 5.4 performance units in exchange for the membership unit options held by the six employees. In May 2018, 2.1 units related to three employees were retired. As of December 31, 2020 and 2019, there were a total of 3.3 performance units outstanding. No specific vesting requirements were mentioned in the award agreements signed by each employee, therefore, pursuant to Carenection’s PUP, the performance units vested upon grant.

The PUP agreement states that each PUP award shall become payable upon the Settlement Date, which is defined as the closing or consummation of a Liquidity Event, and not sooner. A Liquidity Event as defined by the agreement means any of the following: (i) an initial public offering (“IPO”); (ii) dissolution, liquidation or sale of all or substantially all of the business, properties, and assets of the Company; or (iii) an event in which the Company effects a transactions or series of related transactions in which more than 75% of the voting power of the Company’s ownership is disposed of or otherwise transferred. Accordingly, the Company has not recorded any impact as of December 31, 2020 and 2019. If the business combination agreement (see Note 18) was consumated at December 31, 2020, the value of the outstanding awards would be $0.

11.	EMPLOYEE BENEFIT PLAN

During January 2016, the Company sponsored, and began offering its employees the opportunity to participate in, a 401(k) retirement savings plan. All employees who have completed at least nine months of service are eligible to participate in the plan. Eligible employees may elect to contribute any percentage of their eligible compensation, pursuant to IRS regulations. The Company’s matching contributions are made at the discretion of the Company. The Company made matching contributions for the years ended December 31, 2020 and 2019 of $12,563 and $13,599, respectively.

12.	REVOLVING LINE OF CREDIT

In November 2018, the Company entered into a line of credit agreement with a financial institution to borrow up to $12,000,000 (the “LOC”). The LOC is available to be drawn down on until November 21, 2021. As of December 31, 2020 and 2019, the LOC had an outstanding balance of $7,253,325 and $9,699,505, respectively. The LOC accrues interest at a rate equal to the greater of 5.25% or the Prime Referenced Rate (4.75% and 5.50% as of December 31, 2020 and 2019, respectively) plus the applicable margin. The applicable margin is 1.25% per annum. As of December 31, 2020 and 2019, the applicable interest rate is 6.50% and 6.75%, respectively.

The LOC is secured by all real, personal, and intellectual property of the Company and guaranteed by all outstanding equity interest in the Company. The LOC contains certain financial covenants of which the Company was not in compliance at December 31, 2020 and 2019; however, the Company obtained an agreement from the bank which waived the event of default. The Company modified this line of credit agreement subsequent to year end (see Note 18).

13.	CONVERTIBLE NOTES PAYABLE TO RELATED PARTY

In June 2017, the Company entered into a convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023, as amended on January 23, 2020. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC.

The note was issued with a warrant agreement to purchase 526,312 shares of common units of the Company at a price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. As of December 31, 2020 and 2019, this warrant has not been exercised and remains outstanding. If the entire note is converted, the warrant is automatically cancelled. The warrant includes certain anti-dilution provisions to adjust the number of warrant units to protect the purchase rights granted under the warrant, as well as price protection provisions to adjust the exercise price for certain equity issuances. A debt discount related to this note in the amount of $1,939,552 was recognized upon grant. The discount was amortized over the life of the note. Amortization expense related to the debt discount on this note was $303,275 and $643,579 for the years ended December 31, 2020 and 2019, respectively and was included in interest expense on the consolidated statements of operations.

The Company incurred debt issuance costs of $198,091 during the year ended December 31, 2017 related to this note; of which $30,974 and $66,031 was amortized during the years ended December 31, 2020 and 2019, respectively.

In April 2019, the Company entered into another convertible note payable agreement with the preferred unit investor in the amount of $5,000,000. $2,000,000 of this note was borrowed at initial closing in April 2019 and $3,000,000 was subsequently borrowed in September 2019. The note accrues interest at a rate of 8.0% per annum and is due on February 15, 2023. The note is collateralized by all assets of the Company and subordinated to the Company’s LOC. This note also includes a mandatory fee upon repayment as described: on any date of any full or partial repayment of the Note(s), in addition to the repayment of the then outstanding principal and accrued interest, the Company will also pay: (i) on or before the date that is 90 days after the Closing Date, defined as the date after purchase and sale of the initial note is closed, (the “First Period”), a repayment fee in an amount equal to the product of: (y) .25 multiplied by (z) the then outstanding principal balance of the Notes, (ii) after the First Period but on or before December 31, 2019 (the “Second Period”), a repayment fee in an amount equal to the product of: (y) .50 multiplied by (z) the then outstanding principal balance of the Notes, and (iii) at any time after the Second Period, a repayment fee in an amount equal to the product of: (y) 1.00 multiplied by (z) the then outstanding principal balance of the Notes. As a result of this provision, the Company recorded $2,500,000 and $2,500,000 of additional interest expense for the year ended December 31, 2020 and 2019, respectively.

Both convertible notes contain an optional conversion feature upon a Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $5,000,000. Upon the closing of a Qualified Financing, provided that such closing date occurs prior to (i) the Maturity Date and (ii) the prepayment in full of the outstanding balance under this Note, Noteholder may, in its sole discretion (the “Conversion Option”), convert all or any portion of the outstanding balance, including the principal amount then outstanding and all accrued but unpaid interest thereon (the “Convertible Balance”), into the number of Conversion Securities, defined as new securities in the Qualified Financing, obtained by dividing (i) the amount of the Convertible Balance which the Noteholder has elected to convert pursuant to the Conversion Option by (ii) the product of (a) the price per share paid by the purchasers of the New Securities, defined as the series or class of securities issued in connection with a Qualified Financing, sold in such Qualified Financing and (b) eighty percent (80%). The Company determined that these contingent conversion features were not considered derivative liabilities and did not require bifurcation.

14.	CONVERTIBLE NOTES PAYABLE

In August 2017, the Company entered into a convertible note purchase agreement in the amount of $200,000. The note is payable on the earlier of the 5th anniversary of issue date (August 30, 2022) or occurrence of Event of Default, as defined in the agreement. The note contains two contingent conversion features.

The first conversion feature is a mandatory conversion upon Qualified Financing, which is defined as the closing of the sale of equity securities of the Company in which the Company receives aggregate gross sale proceeds of not less than $500,000. If there is a Qualified Financing prior to the Maturity Date, the entire Principal Amount of Note hereunder shall be automatically converted, effective as of the date of closing of the Qualified Financing, into membership units issued in the Qualified Financing (the “Qualified Financing Units”) at a conversion price in an amount equal to eighty percent (80%) of the price per Unit of the Qualified Financing Units sold by the Company in the Qualified Financing.

The second conversion feature is an optional conversion upon (i) the Maturity Date, (ii) any Event of Default or (iii) a Liquidity Event before the Maturity Date and prior to a Qualified Financing. If not previously repaid or converted, the entire outstanding Principal Amount, at the option of the Holder, can be converted into Common Units at a price per unit equal to the lowest cash price per unit for which such Capital Stock has been issued. The number of shares of Capital Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire Principal Amount of this Note by (ii) the lowest cash price per share for which such Capital Stock has been issued.

Due to the adjustable nature of the conversion feature, the Company recorded this as a derivative liability. However, the Company determined the fair value of the conversion feature on the issuance date, and each subsequent reporting date, was $0, so there was no discount or derivative liability recorded. The convertible note was amended subsequent to year end to extend the maturity date (see Note 18).

15.	DEBT

In January 2020, the Company entered into a credit agreement with a third party lender for a term credit facility in the amount of $10,000,000. The note accrues interest at a rate ranging from 12.00% - 13.25% dependent on the Company’s eligibility in any given quarter. Interest is either payable in cash quarterly with all unpaid interest and principal due upon any of the following dates: (i) maturity date in January 2023; (ii) a Liquidity Event, defined as a change of control or an initial public offering; (iii) the date of any prepayment; or (iv) such other time when amount becomes due and payable based on the agreement, or payable in kind, whereby the interest shall automatically be added to the principal balance of the loan and the sum will continue to accrue interest at the specified interest rate. During the year ended December 31, 2020, the Company has incurred $994,425 of paid-in-kind interest.

The credit agreement was also issued with a warrant entitling the Lender to purchase 2% of all issued and outstanding units of the Company’s common units on a fully diluted basis at the date of issuance (214,823 shares), all fully vested, at an exercise price of $0.01 per share. The warrant is exercisable from the date of issuance and there is no expiry. The warrant also allows the Lender to purchase 2% of any units issued in connection with the conversion of the notes to the preferred unit investor.

The warrant agreement was valued in 2020 using the Black-Scholes model using the following assumptions:

Expected term (in years)	3 years
Risk-free interest rate	1.48%
Volatility	33.07%

As of December 31, 2020, this warrant has not been exercised and remains outstanding. A debt discount related to this note in the amount of $1,304,013 was recognized upon grant based on the relative fair value of the warrant. The discount is amortized over the life of the note. Amortization expense related to the debt discount on this note was $406,909 for the year ended December 31, 2020 and was included in interest expense on the consolidated statements of operations. The Company also incurred debt issuance costs of $241,130 related to this note; of which approximately $50,000 was amortized during the year ended December 31, 2020.

The credit agreement contains certain financial covenants, of which the Company was not in compliance as of December 31, 2020. Accordingly, it was classified as current on the accompanying audited consolidated balance sheets. There were no penalties incurred as a result of this event of non-compliance.

In May 2020, the Company was granted loans in the aggregate amount of $2,900,276, pursuant to the Paycheck Protection Program (the “PPP”) under Division A, Title I of the CARES Act, which was enacted March 27, 2020. The loan accrues interest at a rate of 1% per annum. Equal principal and interest payments are due monthly beginning seven months from disbursement until maturity in May 2022. As these funds will be mainly utilized for payroll within the established limits, the Company expects a significant portion, if not all, of the loan to be forgiven, but there can be no assurance with respect to this matter. Two of the loans were forgiven as of December 31, 2020 and the related gain of $202,176 was included in “Other income (expense), net” in the accompanying statement of operations.

16.	OPERATING AND FINANCE LEASE RIGHT OF USE ASSETS

Leasing Transactions

The Company has operating leases for its corporate offices and field offices. The Company recognized a right-of-use asset and lease liability for operating leases based on the net present value of future minimum lease payments. Lease expense is recognized on a straight-line basis over the non-cancelable lease term and renewal periods that are considered reasonably certain. The Company has finance leases for certain computer devices and network equipment. In addition to purchasing MARTTI units for use as inventory, the Company also leases units through an arrangement with a third-party lessor to be used as equipment. Leased units are used as part of the Company’s promotional program whereby the Company loans out MARTTI units for trial purposes to various customers. These units are part of the Company’s finance lease right of use assets at year-end, but are in the possession of customers. The Company recognized a right-of-use asset and lease liability for finance leases based on the net present value of future minimum lease payments. Lease expense for the Company’s finance leases is comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method. The Company has elected to use hindsight in determining the lease term (that is, when considering lessee options to extend or terminate the lease or to purchase the underlying asset) and in assessing impairment of the entity’s right-of use assets. Accordingly, management’s decisions regarding lease renewals that are reasonably certain to be exercised have been incorporated as part of the lease term in right-of-use asset and lease liability calculations. To support these determinations, the Company evaluated each active lease at transition that included a renewal option (or options) to assess whether or not the future renewal options were reasonably certain to be exercised. The periods related to any renewal options deemed not reasonably certain to be exercised were excluded from the lease term for the right-of-use asset and lease liability calculations.

Lease Expense

The components of lease expense were as follows for the years ended:

	December 31, 2020	December 31, 2019
Amortization of finance ROU assets	$1,857,607	$2,322,673
Interest on finance lease liabilities	281,174	284,096

Finance lease expense	$2,138,781	$2,606,769
Operating lease expense	1,315,440	1,340,321
Variable lease expense	0	1,507
Sublease income	(422,335)	(339,895)

Total lease expense	$3,031,886	$3,608,702

Supplemental Cash Flow

Supplemental cash flow information related to leases was as follows for the years ended:

	December 31, 2020	December 31, 2019
Operating cash flows from operating leases	$1,315,440	$1,000,802
Operating cash flows from finance leases	281,174	284,096
Financing cash flows from finance leases	2,623,157	2,416,108

Cash paid for amounts included in the measurement of lease liabilities	$4,219,771	$3,701,006

Supplemental information

Supplemental information related to leases was as follows for the years ended:

	December 31, 2020	December 31, 2019
Weighted average remaining lease term (months)
Operating leases	74	79
Finance leases	20	23

Weighted average discount rate
Operating leases	6.7%	6.7%
Finance leases	8.1%	9.8%

Maturities

As of December 31, 2020, future minimum lease payments required under leases are as follows:

	Operating leases	Finance leases	Total
Years Ending December 31
2021	$1,381,229	$1,965,509	$3,346,738
2022	1,374,443	886,663	2,261,106
2023	1,037,855	218,119	1,255,974
Thereafter	2,950,392	0	2,950,392

Undiscounted cash flows	6,743,919	3,070,292	9,814,211
Less: imputed interest	(1,209,437)	(175,157)	(1,384,594)

Total	$5,534,482	$2,895,135	$8,429,617

Reconciliation to lease liabilities:
Lease liabilities – current	$1,041,754	$1,821,725	$2,863479
Lease liabilities – non-current	4,492,728	1,073,410	5,566,138

Total lease liabilities	$5,534,482	$2,895,135	$8,429,619

17.	COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to various other claims arising in the ordinary course of its business. In the opinion of management, based in part on discussions with legal counsel, the ultimate outcome of these matters is not expected to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

18.	SUBSEQUENT EVENTS

In February 2021, the Company modified the LOC with the senior lender, which waived an event of default based on the Company’s non-compliance with certain financial and non-financial covenants, and amended certain existing financial and non-financial covenants (See Note 12). The amendment included a modification to the covenants including allowing the company to increase the debt under Note 15 by an additional $3 million, the removal of both the EBITDA and Revenue covenants, the introduction of a minimum monthly net cash flow measurement, minimum cash balance of $1,750,000 at the end of each calendar month and the completion of the GIGCAPITAL transaction by June 30, 2021 when the Notes are then due in full.

In February 2021, the Company amended a credit agreement with a third party lender increasing the amount from $10,000,000 to $13,000,000 (See Note 15). No additional warrants were issued and all terms and the covenants were modified to reflect the changes in the LOC. The Company evaluated events subsequent to December 31, 2020 for their potential impact on the financial statements and disclosures through February 28, 2021, which is the date the financial statements were available to be issued.

Annex A

THIRD AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Third Amendment to Business Combination Agreement (the “Amendment”) is effective as of April 23, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”) and UpHealth Merger Sub, Inc., a Delaware corporation (“Merger Sub, ” and together with Holdings and GigCapita12, the “Parties, ” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, Holdings, GigCapital2 and Merger Sub are parties to that certain Business Combination Agreement, dated as of November 20, 2020 (as subsequently amended on January 29, 2021 and on March 23, 2021, the “BCA”), pursuant to which Holdings intends to merge with Merger Sub, with Holdings surviving the merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, Holdings, GigCapital2 and Merger Sub desire to amend Section 9.01(b) of the BCA to extend the Outside Date (as defined in the BCA) to June 10, 2021.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2.    Amendment. The Parties hereby amend and restate Section 9.01(b) of the BCA in its entirety to read as follows:

“(b) by either GigCapital2 or the Company if the Effective Time shall not have occurred prior to June 10, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or”

3.    Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4.    BCA Provisions. Except as specifically amended by this Amendment, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6.    Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7.    Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

GIGCAPITAL2, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH MERGER SUB, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By:	/s/ Dr. Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: Executive Chairman

[Signature Page to Third Amendment to BCA]

SECOND AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (the “Amendment”) is effective as of March 23, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”) and UpHealth Merger Sub, Inc., a Delaware corporation (“Merger Sub, ” and together with Holdings and GigCapita12, the “Parties, ” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, Holdings, GigCapital2 and Merger Sub are parties to that certain Business Combination Agreement dated as of November 20, 2020 (the “BCA”), as subsequently amended, pursuant to which Holdings intends to merge with Merger Sub, with Holdings surviving the merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, Holdings, GigCapital2 and Merger Sub desire to amend Schedule 7.06(C) of the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2.    Amendment. The Parties hereby amend and restate Schedule 7.06(C) of the BCA in its entirety in the form attached hereto as Exhibit A.

3.    Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4.    BCA Provisions. Except as specifically amended hereunder, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6.    Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

1

7.    Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

GIGCAPITAL2, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH MERGER SUB, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By:	/s/ Dr. Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: Executive Chairman

[Signature Page to Second Amendment to BCA]

EXHIBIT A

SCHEDULE 7.06(C)

Thrasys Incentive Restricted Stock Units

1.    Following the Closing and the filing of a registration statement under Form S-8 for the Equity Plan, each of the individuals listed in the tables below shall, subject to the approval of the UpHealth Board, be issued the number of restricted stock units of GigCapital2 under the Equity Plan as set forth next to such individual’s name in Section 2 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by GigCapital2 of an agreement in a form reasonably acceptable to GigCapital2 pursuant to which such individual agrees to waive any right to receive any stock options, restricted stock units or any other equity interests of the Company, the Surviving Corporation, GigCapital2 or any of the Company Subsidiaries and agrees to release all claims against GigCapital2, the Company, the Surviving Corporation or any of the Company Subsidiaries for any failure by the Company or any of the Company Subsidiaries to issue stock options, restricted stock units or other equity interests of the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule 7.06(c) shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of GigCapital2, the Company, the Surviving Corporation, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by GigCapital2, the Company, the Surviving Corporation or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the UpHealth Board and any restrictions deemed appropriate or necessary by the UpHealth Board. An individual shall be eligible to receive a grant only if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Equity Plan and the form of agreement thereunder.

2.    Subject to Section 1, following the Closing, GigCapital2 shall grant to the individuals set forth below the number of restricted stock units of GigCapital2 as set forth next to each such individual’s name, which restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the Closing Date of the business combination, (ii) the date on which the last sale price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date of the business combination, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. If an individual set forth below ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.136% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount.

The Adjusted Aggregate Merger/Incentive Amount shall be (a) the Aggregate Merger Consideration Value divided by (b) $10.00.

Name	% of the Thrasys Incentive Amount to be Granted to Individual
Ramesh Balakrishnan	87.954%
Ranjani Ramakrishna	12.046%

In the event that any individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the above percentages will not be reallocated among the remaining individuals.

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (the “Amendment”) is effective as of January 29, 2021, by and among UpHealth Holdings, Inc., a Delaware corporation (“Holdings”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”) and UpHealth Merger Sub, Inc., a Delaware corporation (“Merger Sub,” and together with Holdings and GigCapital2, the “Parties,” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, Holdings, GigCapital2 and Merger Sub are parties to that certain Business Combination Agreement dated as of November 20, 2020 (the “BCA”), pursuant to which Holdings intends to merge with Merger Sub, with Holdings surviving the merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, Holdings, GigCapital2 and Merger Sub desire to amend Schedule 7.06(C) of the BCA as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2.    Amendment. The Parties hereby amend and restate Schedule 7.06(C) of the BCA in its entirety in the form attached hereto as Exhibit A.

3.    Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4.    BCA Provisions. Except as specifically amended hereunder, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6.    Applicable Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

7.    Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

1

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

GIGCAPITAL2, INC.

By	/s/ Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH MERGER SUB, INC.

By	/s/ Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name: Dr. Chirinjeev Kathuria
Title: Executive Chairman

[Signature Page to First Amendment to BCA]

EXHIBIT A

SCHEDULE 7.06(C)

Thrasys Incentive Restricted Stock Units

1.    Following the Closing and the filing of a registration statement under Form S-8 for the Equity Plan, each of the individuals listed in the tables below shall, subject to the approval of the UpHealth Board, be issued the number of restricted stock units of GigCapital2 under the Equity Plan as set forth next to such individual’s name in Section 2 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by GigCapital2 of an agreement in a form reasonably acceptable to GigCapital2 pursuant to which such individual agrees to waive any right to receive any stock options, restricted stock units or any other equity interests of the Company, the Surviving Corporation, GigCapital2 or any of the Company Subsidiaries and agrees to release all claims against GigCapital2, the Company, the Surviving Corporation or any of the Company Subsidiaries for any failure by the Company or any of the Company Subsidiaries to issue stock options, restricted stock units or other equity interests of the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule 7.06(c) shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of GigCapital2, the Company, the Surviving Corporation, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by GigCapital2, the Company, the Surviving Corporation or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the UpHealth Board and any restrictions deemed appropriate or necessary by the UpHealth Board. An individual shall be eligible to receive a grant only if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Equity Plan and the form of agreement thereunder.

2.    Subject to Section 1, following the Closing, GigCapital2 shall grant to the individuals set forth below the number of restricted stock units of GigCapital2 as set forth next to each such individual’s name, which restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the Closing Date of the business combination, (ii) the date on which the last sale price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date of the business combination, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. If an individual set forth below ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.143% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount.

The Adjusted Aggregate Merger/Incentive Amount shall be (a) the Aggregate Merger Consideration Value divided by (b) $10.00.

Name	% of the Thrasys Incentive Amount to be Granted to Individual
Ramesh Balakrishnan	87.954%
Ranjani Ramakrishna	12.046%

In the event that any individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the above percentages will not be reallocated among the remaining individuals.

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

GIGCAPITAL2, INC.,

UPHEALTH MERGER SUB, INC.,

and

UPHEALTH HOLDINGS, INC.

Dated as of November 20, 2020

Page

ARTICLE I. DEFINITIONS	A-1-2

SECTION 1.01 Certain Definitions	A-1-2

SECTION 1.02 Further Definitions	A-1-11

SECTION 1.03 Construction	A-1-14

ARTICLE II. AGREEMENT AND PLAN OF MERGER	A-1-14

SECTION 2.01 The Merger	A-1-14

SECTION 2.02 Effective Time; Closing	A-1-14

SECTION 2.03 Effect of the Merger	A-1-14

SECTION 2.04 Certificate of Incorporation; Bylaws	A-1-15

SECTION 2.05 Directors and Officers	A-1-15

ARTICLE III. EFFECTS OF THE MERGER	A-1-15

SECTION 3.01 Conversion of Securities	A-1-15

SECTION 3.02 Exchange of Certificates	A-1-16

SECTION 3.03 Stock Transfer Books	A-1-17

SECTION 3.04 Payment of Expenses	A-1-18

SECTION 3.05 Appraisal Rights	A-1-18

SECTION 3.06 Closing Calculations	A-1-19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-1-19

SECTION 4.01 Organization and Qualification; Subsidiaries	A-1-19

SECTION 4.02 Certificate of Incorporation and Bylaws	A-1-20

SECTION 4.03 Capitalization	A-1-20

SECTION 4.04 Authority Relative to this Agreement	A-1-21

SECTION 4.05 No Conflict; Required Filings and Consents	A-1-21

SECTION 4.06 Permits; Compliance	A-1-21

SECTION 4.07 Health Regulatory	A-1-22

SECTION 4.08 Information Privacy and Security Compliance	A-1-25

SECTION 4.09 Financial Statements	A-1-26

SECTION 4.10 Absence of Certain Changes or Events	A-1-27

SECTION 4.11 Absence of Litigation	A-1-27

SECTION 4.12 Employee Benefit Plans	A-1-28

SECTION 4.13 Labor and Employment Matters	A-1-30

SECTION 4.14 Real Property; Title to Assets	A-1-31

SECTION 4.15 Intellectual Property	A-1-31

i

(continued)

Page

SECTION 4.16 Taxes	A-1-34

SECTION 4.17 Environmental Matters	A-1-36

SECTION 4.18 Material Contracts	A-1-36

SECTION 4.19 International Trade Laws	A-1-36

SECTION 4.20 Insurance	A-1-37

SECTION 4.21 Board Approval; Vote Required	A-1-37

SECTION 4.22 Certain Business Practices	A-1-37

SECTION 4.23 Interested Party Transactions	A-1-38

SECTION 4.24 Exchange Act	A-1-38

SECTION 4.25 Brokers	A-1-38

SECTION 4.26 Exclusivity of Representations and Warranties	A-1-38

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF GIGCAPITAL2 AND MERGER SUB	A-1-39

SECTION 5.01 Corporate Organization	A-1-39

SECTION 5.02 Certificate of Incorporation and Bylaws	A-1-39

SECTION 5.03 Capitalization	A-1-39

SECTION 5.04 Authority Relative to This Agreement	A-1-40

SECTION 5.05 No Conflict; Required Filings and Consents	A-1-40

SECTION 5.06 Compliance	A-1-41

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley	A-1-41

SECTION 5.08 Absence of Certain Changes or Events	A-1-43

SECTION 5.09 Absence of Litigation	A-1-43

SECTION 5.10 Board Approval; Vote Required	A-1-43

SECTION 5.11 No Prior Operations of Merger Sub	A-1-43

SECTION 5.12 Brokers	A-1-43

SECTION 5.13 GigCapital2 Trust Fund	A-1-44

SECTION 5.14 Employees	A-1-44

SECTION 5.15 Taxes	A-1-45

SECTION 5.16 Listing	A-1-46

SECTION 5.17 GigCapital2’s and Merger Sub’s Investigation and Reliance	A-1-46

ARTICLE VI. CONDUCT OF BUSINESS PENDING THE MERGER	A-1-47

SECTION 6.01 Conduct of Business by the Company Pending the Merger	A-1-47

ii

(continued)

Page

SECTION 6.02 Conduct of Business by GigCapital2 and Merger Sub Pending the Merger	A-1-49

SECTION 6.03 Claims Against Trust Account	A-1-50

ARTICLE VII. ADDITIONAL AGREEMENTS	A-1-50

SECTION 7.01 Proxy Statement; Registration Statement.	A-1-50

SECTION 7.02 GigCapital2 Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.	A-1-52

SECTION 7.03 Company Stockholders’ Written Consent	A-1-52

SECTION 7.04 Access to Information; Confidentiality	A-1-52

SECTION 7.05 Exclusivity	A-1-53

SECTION 7.06 Employee Benefits Matters	A-1-54

SECTION 7.07 Directors’ and Officers’ Indemnification	A-1-55

SECTION 7.08 Notification of Certain Matters	A-1-56

SECTION 7.09 Further Action; Reasonable Best Efforts	A-1-56

SECTION 7.10 Public Announcements	A-1-56

SECTION 7.11 Tax Matters	A-1-56

SECTION 7.12 Stock Exchange Listing	A-1-57

SECTION 7.13 Antitrust	A-1-57

SECTION 7.14 PCAOB Financial Statements	A-1-57

SECTION 7.15 Trust Account	A-1-58

SECTION 7.16 Supplement to Disclosure Schedules	A-1-58

ARTICLE VIII. CONDITIONS TO THE MERGER	A-1-58

SECTION 8.01 Conditions to the Obligations of Each Party	A-1-58

SECTION 8.02 Conditions to the Obligations of GigCapital2 and Merger Sub	A-1-59

SECTION 8.03 Conditions to the Obligations of the Company	A-1-60

ARTICLE IX. TERMINATION, AMENDMENT AND WAIVER	A-1-61

SECTION 9.01 Termination	A-1-61

SECTION 9.02 Effect of Termination	A-1-62

SECTION 9.03 Expenses	A-1-62

SECTION 9.04 Amendment	A-1-62

SECTION 9.05 Waiver	A-1-62

ARTICLE X. GENERAL PROVISIONS	A-1-63

SECTION 10.01 Notices	A-1-63

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants	A-1-63

iii

(continued)

Page

SECTION 10.03 Severability	A-1-64

SECTION 10.04 Entire Agreement; Assignment	A-1-64

SECTION 10.05 Parties in Interest	A-1-64

SECTION 10.06 Governing Law	A-1-64

SECTION 10.07 Waiver of Jury Trial	A-1-64

SECTION 10.08 Headings	A-1-65

SECTION 10.09 Counterparts	A-1-65

SECTION 10.10 Specific Performance	A-1-65

EXHIBIT A	Surviving Corporation Amended and Restated Certificate of Incorporation
EXHIBIT B	GigCapital2 Second Amended and Restated Certificate of Incorporation
EXHIBIT C	Stockholder Support Agreement
EXHIBIT D	Registration Rights and Lock-Up Agreement

SCHEDULE 2.05	Directors and Officers of the Surviving Corporation and GigCapital2
SCHEDULE 6.02	Conduct of Business by GigCapital2 and Merger Sub Pending the Merger
SCHEDULE 7.03	Key Company Stockholders
SCHEDULE 7.06(c)	Thrasys Incentive Restricted Stock Units

iv

BUSINESS COMBINATION AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), UpHealth Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and UpHealth Holdings, Inc., a Delaware corporation (collectively with any predecessor entities, the “Company”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of GigCapital2;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), GigCapital2 and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (as defined herein), including the Merger, be submitted for consideration by the Company’s stockholders;

WHEREAS, the Board of Directors of GigCapital2 (the “GigCapital2 Board”) has (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital2 and its stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (c) recommended that the stockholders of GigCapital2 approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by the stockholders of GigCapital2 at the GigCapital2 Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, prior to the date hereof, the Company has entered into separate merger agreements with respect to the acquisitions by the Company of Behavioral Health Services, LLC, a Missouri limited liability company (“Behavioral Health Services”), Innovations Group, Inc., a Utah corporation (“Innovations Group”), Thrasys, Inc., a California corporation (“Thrasys”) and TTC Healthcare, Inc., a Delaware corporation (“TTC Healthcare”) and a share purchase agreement providing for the purchase of 99% or more of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), in each case on the terms and subject to the conditions thereof (such merger agreements and share purchase agreement, as amended through the date of this Agreement, the “Company Subsidiary Acquisition Agreements”). Behavioral Health Services, Innovations Group, Thrasys, TTC Healthcare and Glocal are collectively referred to herein as the “Company Subsidiaries” and for the avoidance of doubt, references herein to “Company Subsidiaries” includes all such entities, irrespective of whether such entities have been acquired or are under contract to be acquired by the Company pursuant to any Company Subsidiary Acquisition Agreements (the “Company Subsidiary Acquisitions”);

WHEREAS, prior to the execution and delivery of this Agreement, the Company has completed its acquisition of Thrasys, Behavioral Health Services and 43.46% of the outstanding interests of Glocal as set out in the capitalization tables set out in the applicable Company Subsidiary Acquisition Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, GigCapital2 is entering into a business combination agreement with Cloudbreak Health, LLC, a Delaware limited liability company

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(“Cloudbreak Health,” and such business combination agreement, the “Cloudbreak Health BCA”), Cloudbreak Merger Sub, LLC, a Delaware limited liability company and a wholly-owned direct subsidiary of GigCapital2 (“Cloudbreak Merger Sub”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Cloudbreak members, and solely with respect to Section 7.15 of the Cloudbreak Health BCA, the Company, Chirinjeev Kathuria and Mariya Pylypiv, pursuant to which Cloudbreak Merger Sub will merge with and into Cloudbreak Health (the “Cloudbreak Health Merger”), with Cloudbreak Health surviving the Cloudbreak Health Merger as a wholly-owned subsidiary of GigCapital2;

WHEREAS, GigCapital2, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit C (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, GigCapital2 and certain stockholders of the Company shall enter into a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit D (“Registration Rights and Lock-Up Agreement”); and

WHEREAS, for United States federal income tax purposes, the parties to this Agreement, together with each of the parties to the Cloudbreak Health BCA, intend that (i) the Merger, the Cloudbreak Health Merger and other relevant contributions to GigCapital2 shall constitute a series of transfers as part of a single, integrated transaction and (ii) the Merger, taken together with the Cloudbreak Health Merger and other relevant contributions to GigCapital2, shall qualify as an exchange under Section 351(a) of the U.S. Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions . For purposes of this Agreement:

“Accrediting Organization” means any person that accredits or certifies the business, operations, services, facilities or programs of the Company or any of its Subsidiaries.

“Acquisition Promissory Notes” means promissory notes issued by the Company in connection with its acquisition of the Company Subsidiaries, with a maximum aggregate principal amount of $86,200,000; provided, that such amount shall be reduced by (a) $30,000,000, if upon Closing, the Company has not completed its acquisition of Innovations Group, and (b) $12,750,000, if upon Closing, the Company has not completed its acquisition of TTC Healthcare.

“Aggregate Merger Consideration” means a number of shares of GigCapital2 Common Stock equal to the (a) quotient of (i) the Aggregate Merger Consideration Value divided by (ii) $10.00 less (b) the Thrasys Incentive Amount as determined in accordance with Schedule 7.06(c).

“Aggregate Merger Consideration Value” means $990,000,000, provided, that such amount shall be reduced by (a) $141,428,570, if upon Closing, the Company has not completed its acquisition of Innovations

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Group, (b) $35,215,710, if upon Closing, the Company has not completed its acquisition of TTC Healthcare, and (c) $990,000 for each 1.0% interest of Glocal that is below 90% and that is not yet acquired by the Company upon Closing, in each case pursuant to the applicable Company Subsidiary Acquisition Agreements; provided, however, that if the Company Closing Net Debt is greater than the Maximum Company Closing Net Debt, such sum shall be reduced by the dollar amount by which the Company Closing Net Debt exceeds the Maximum Company Closing Net Debt. For the avoidance of doubt, the sum of the Aggregate Merger Consideration Value and the merger consideration and the value of the assumed options related to the Cloudbreak Health Merger shall be $1,100,000,000.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by GigCapital2, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the date hereof.

“Company Certificate of Incorporation” means the certificate of incorporation of the Company dated October 26, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Closing Cash” means, as of immediately prior to the Effective Time, the sum of the cash and cash equivalents of the Company and each Company Subsidiary that has then been partially or entirely acquired by the Company pursuant to the applicable Company Subsidiary Acquisition Agreements.

“Company Closing Debt” means all Company Debt as of immediately prior to the Effective Time.

“Company Closing Net Debt” means all Company Closing Debt, minus all Company Closing Cash.

“Company Common Stock” means the Company’s common stock, with a par value of $0.000001 per share.

“Company Debt” means the sum of the following obligations and liabilities of the Company and the Company Subsidiaries: (a) all indebtedness for borrowed money or in respect of loans or advances of any kind or for the deferred purchase price of property; (b) the amount of all liabilities pursuant to all financial leases; (c) all liabilities evidenced by bonds, debentures, notes or similar instruments or debt securities; (d) all guarantees of the

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debt of other Persons; (e) all liabilities in respect of bankers’ acceptances; and (f) all fees, accrued and unpaid interest, premiums or penalties (including prepayment penalties) or other obligations related to any of the foregoing; provided, however, that each of the foregoing amounts shall only include such obligations or liabilities of: (i) the Company; and (ii) each Company Subsidiary that has been partially or entirely acquired by the Company as of immediately prior to the Effective Time.

“Company Fully Diluted Common Stock” means the sum of the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any epidemic or pandemic including COVID-19, (vii) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (ix) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (x) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (xi) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital2 has requested or to which it has consented or which actions are contemplated by this Agreement or (xii) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any

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Company Subsidiaries or GigCapital2 or its subsidiaries (as applicable) that is not already generally available to the public. “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration divided by (b) the Company Fully Diluted Common Stock.

“FDA” means the United States Food and Drug Administration.

“GigCapital2 Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GigCapital2 dated June 5, 2019, including as it may be amended by approval of the stockholders of GigCapital2 at the annual meeting of stockholders scheduled for December 3, 2020.

“GigCapital2 Common Stock” means GigCapital2’s common stock, par value $0.0001 per share.

“GigCapital2 Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of GigCapital2; or (b) would prevent, materially delay or materially impede the performance by GigCapital2 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital2 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital2 operates; (iii) any downturn in general

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economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any epidemic or pandemic including COVID-19 (vii) any actions taken or not taken by GigCapital2 as required by this Agreement or any Ancillary Agreement, (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that GigCapital2 is materially and disproportionately affected thereby as compared with other participants in the industry in which GigCapital2 operates.

“GigCapital2 Organizational Documents” means the GigCapital2 Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“GigCapital2 Rights” means rights with each right to convert into one twentieth (1/20) of one share of GigCapital2 Common Stock upon consummation of the Merger.

“GigCapital2 Units” means one share of GigCapital2 Common Stock, one GigCapital2 Warrant and one GigCapital2 Right.

“GigCapital2 Warrants” means warrants to purchase shares of GigCapital2 Common Stock, with each warrant exercisable for one share of GigCapital2 Common Stock at an exercise price of $11.50.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Healthcare Program” any federal, state, or local Governmental Authority healthcare programs, including Medicare, Medicaid, Medicaid waiver programs, TRICARE programs, and all other federal health care programs as defined in 42 U.S.C. § 1320a-7b(f).

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” all laws, regulations and requirements of applicable Governmental Authorities and Accrediting Organizations governing, regulating, restricting or relating or pertaining to the provision, administration, marketing or advertising, ordering or referring of, or the billing, coding or payment for healthcare items or services, the corporate practice of medicine, pharmacy, laboratory operations, professional licensure, pharmacology and the securing, administering and dispensing of drugs, devices, medicines and controlled substances, medical documentation, diagnostic testing, and clinical orders, medical record retention, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, health information privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in

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Governmental Healthcare Programs, standards of care, quality assurance, including all (i) Laws governing the operation and administration of Medicare, Medicaid, Medicaid waiver, TRICARE or other Governmental Healthcare Programs; (ii) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal Stark Law (42 U.S.C. § 1395nn), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the federal Health Care Fraud Law (18 U.S.C. § 1347), the federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220); and other state and federal laws relating to self-referral, anti-kickback, illegal remuneration, fraud and abuse or the defrauding of or making or presenting of any false claim, false statement or misrepresentation of material facts to any Governmental Healthcare Programs or other Payor; (iii) any and all federal and state laws regarding the prescribing of prescription drugs and controlled substances, including, but not limited to the Ryan Haight Act Online Pharmacy Consumer Protection Act of 2008 and the Controlled Substances Act (21 U.S.C. § 801, et seq.); (iv) HIPAA and Data Privacy and Security Laws; (v) laws governing the licensure, certification or registration of providers, suppliers, and clinical personnel, and laws governing or regulating the practice of medicine or other licensed professions, the ownership and operation of professional service entities, billing and fee arrangements with professional service entities; (vi) laws governing the development, testing (including clinical trials), manufacture, distribution, marketing, sale, dispensing, or provision of, payment for, or arrangement of payment for, devices, drugs, or other regulated health care products or services; licensure, certification, qualification or authority to transact business in connection with the manufacture, distribution, marketing, sales, or provision of, payment for, or arrangement for, devices, drugs, or other regulated health care products or services; and (vii) all applicable rules and regulations promulgated under, and other laws that address the subject matter of, any of the foregoing or the provision of health care and behavioral health care services via telemedicine.

“Healthcare Permits” means any permit, license, or governmental authorization required in order for Company or its Subsidiaries to conduct the business as currently conducted and to test, manufacture, distribute, market, sell, dispense, provide, or obtain payment for, devices, drugs, other regulated health care products or services, or any other company products, including an IDE or IND, a 510(k), and PMA, or a valid exemption from a requirement to have an approved PMA or a cleared 510(k), valid FDA registration of the Company and its Subsidiaries, valid listing of the Company’s and its Subsidiaries’ devices with the FDA, and all applicable state permits, licenses, registrations or authorizations applicable to the Company and its Subsidiaries, such as but not limited to resident or non-resident device distributor licenses, pharmacy licenses, laboratory licenses or wholesaler licenses.

“HIPAA” means 42 U.S.C. §§ 1320d et seq., as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder, in each case as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses,

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algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Key Company Stockholders” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Dr. Chirinjeev Kathuria, Mariya Pylypiv, Alfonso W. Gatmaitan, and Martin S. A. Beck (without any duty to inquire or investigate), and in the case of GigCapital2, the actual knowledge of Drs. Avi Katz and Raluca Dinu (without any duty to inquire or investigate).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Maximum Company Closing Net Debt” means $33,850,000 (excluding any Acquisition Promissory Notes); provided, that such amount shall be reduced by $12,550,000, if upon Closing, the Company has not completed its acquisition of TTC Healthcare pursuant to the applicable Company Subsidiary Acquisition Agreements.

“Merger Sub Organizational Documents” means the certificate of incorporation and Bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements

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located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Payor” means any Governmental Healthcare Program or any insurance company, managed care organization, health or medical plan or program or other third party payor, whether private, commercial or governmental, or any fiscal intermediary, contractor other Person administering or overseeing any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any and all permits, licenses, registrations, variances, clearances, waivers, consents, commissions, exemptions, orders, provider agreements, authorizations and approvals from any Governmental Authority, and/or any Accrediting organization, including any Healthcare Permits, that are required to conduct the business of Company and any Subsidiary, as applicable, in the manner conducted by them as of immediately prior to the Closing, in each case, that are issued or enforced by a Governmental Authority or Accrediting Organization.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

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“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Protected Health Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, HIPAA, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Protected Health Information” means any individually identifiable information about a person relating to the treatment, payment or healthcare operations of such person, as defined in 45 C.F.R. § 160.103.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the GigCapital2 Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock, voting together as a single class.

“Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions Law (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, any member state of the European Union, or the United Nations, including (a) any person identified in any list of sanctioned persons maintained by (i) the United States Department of Treasury’s Office of Foreign Assets Control (including the SDN List, FSE List, or SSI List), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a person described in (a) or (b).

“Sanctions Law” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, GigCapital2 or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

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“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GigCapital2, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.09(b)
Action	§ 4.11
Agreement	Preamble
Alternative Transaction	§ 7.05(a)
Antitrust Laws	§ 7.13(a)
Behavioral Health Services	Recitals
Blue Sky Laws	§ 4.05(b)
Business Combination Proposal	§ 7.05(b)
Certificate of Merger	§ 2.02(a)
Certificates	§ 3.02(b)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Cloudbreak Health	Recitals
Cloudbreak Health BCA	Recitals
Cloudbreak Health Merger	Recitals
Cloudbreak Merger Sub	§ 5.01(b)
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Stockholder Approval	§ 4.21
Company Subsidiary	Recitals
Company Subsidiary Acquisition Agreements	Recitals
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(b)
Contribution	§ 4.15(e)
Contributor	§ 4.15(e)
Data Security Requirements	§ 4.15(i)
DGCL	Recitals

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Defined Term	Location of Definition
Dissenting Shares	§ 3.05(a)
EarlyBirdCapital	§ 5.12
Effect	§ 1.01
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
ERISA	§ 4.12(a)
ERISA Affiliate	§ 4.12(c)
Estimated Closing Statement	§ 3.06(a)
Exchange Act	§ 4.24
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Financial Statements	§ 4.09(b)
GAAP	§ 4.09(a)
GigCapital2	Preamble
GigCapital2 Board	Recitals
GigCapital2 Closing Statement	§ 3.06(b)
GigCapital2 Preferred Stock	§ 5.03(a)
GigCapital2 Proposals	§ 7.01(a)
GigCapital2 SEC Reports	§ 5.07(a)
GigCapital2 Stockholders’ Meeting	§ 7.01(a)
Glocal	Recitals
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.12(k)
Improvements	§ 1.01
Innovations Group	Recitals
Initial Post-Closing UpHealth Directors	§ 2.05(b)
Intended Tax Treatment	Recitals
IRS	§ 4.12(b)
Land	§ 1.01
Law	§ 4.05(a)
Lease	§ 4.14(b)
Lease Documents	§ 4.14(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.18(a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals

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Defined Term	Location of Definition
Merger Sub Common Stock	§ 5.03(b)
Non-PCAOB Financial Statements	§ 7.14
OFAC	§ 4.19(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding GigCapital2 Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.14
Per Share Merger Consideration	§ 3.01(a)
Plans	§ 4.12(a)
PPACA	§ 4.12(k)
Prior Financial Statements	§ 4.09(a)
Program Requirements	§ 4.13(i)
Proxy Statement	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Securities Act	§ 5.07(a)
Stockholder Support Agreement	Recitals
Surviving Corporation	§ 2.01
Tax	§ 4.16(q)
Tax Return	§ 4.16(p)
Terminating Company Breach	§ 9.01(f)
Terminating GigCapital2 Breach	§ 9.01(g)
Thrasys	Recitals
Thrasys Incentive Amount	§ 7.06(c)
Transfer Agent Cancellation	§ 3.02(b)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
TTC Healthcare	Recitals
UpHealth Certificate of Incorporation	§ 2.04(c)
UpHealth Board	§ 2.05(b)
WARN Act	§ 4.13(c)
Written Consent	§ 7.03

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SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall take place remotely by exchange of electronic deliveries and signatures, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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SECTION 2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation. After the Effective Time, the Company shall cause the certificate of incorporation of the Surviving Corporation to be amended and restated in its entirety as set forth on Exhibit A.

(b) At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except that references therein to Merger Sub shall be treated as references to the Surviving Corporation, until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws, as applicable.

(c) At the Closing, GigCapital2 shall amend and restate, effective as of the Effective Time, the GigCapital2 Certificate of Incorporation to be as set forth on Exhibit B (the “UpHealth Certificate of Incorporation”), which shall among other things result in GigCapital2 being renamed as “UpHealth, Inc.”

SECTION 2.05 Directors and Officers.

(a) The initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth under the heading “Surviving Corporation” on Schedule 2.05 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The parties shall cause the board of directors of UpHealth, Inc. (the “UpHealth Board”) to be comprised, as of immediately following the Effective Time, of (i) the individuals set forth under the heading “UpHealth” and the subheading “Directors” on Schedule 2.05 (the “Founding Directors”) and (ii) five individuals nominated in writing by a majority of the Founding Directors prior to the Effective Time, which nominated individuals, upon joining the UpHealth Board, must each be an “independent director” (as defined in the New York Stock Exchange Company Manual) thereof (such individuals comprising the UpHealth Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing UpHealth Directors”), each to hold office in accordance with the UpHealth Certificate of Incorporation and the Bylaws of UpHealth, Inc. The officers of UpHealth, Inc. as of immediately following the Effective Time shall be comprised of the individuals set forth under the heading “UpHealth” and the subheading “Officers” on Schedule 2.05, each to hold office in accordance with the UpHealth Certificate of Incorporation and the Bylaws of UpHealth, Inc.

ARTICLE III.

EFFECTS OF THE MERGER

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of GigCapital2, Merger Sub, the Company or the holders of any of the following securities:

(a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”);

(b) each share of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

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(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Aggregate Merger Consideration issuable to any Person pursuant to Section 3.01(a) shall be calculated on an aggregate basis with respect to all shares of Company Common Stock held of record by such Person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of GigCapital2 Common Stock that would otherwise be issuable to such Person following such aggregation shall be rounded up to a whole share of GigCapital2 Common Stock.

SECTION 3.02 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date, GigCapital2 shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GigCapital2 and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of GigCapital2 Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of GigCapital2 Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). GigCapital2 shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, GigCapital2 shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to GigCapital2 and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares of Company Common Stock (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent (each, a “Transfer Agent Cancellation”); and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation (or a Transfer Agent Cancellation), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and GigCapital2 shall cause the Exchange Agent to deliver, the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01(a) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) Distributions with Respect to Unexchanged Shares of GigCapital2 Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the GigCapital2 Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GigCapital2 Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, GigCapital2 shall pay or cause to be paid to the holder of the certificates representing shares of GigCapital2 Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of GigCapital2 Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of GigCapital2 Common Stock.

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(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GigCapital2 Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Except as set forth in Section 3.07 hereto, any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to GigCapital2, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to GigCapital2 for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of GigCapital2 free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, GigCapital2 or the Surviving Corporation shall be liable to any holder of Company Common Stock for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Surviving Corporation and GigCapital2 shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or GigCapital2, as the case may be, and timely and properly remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made (the “Payee”) by the Surviving Corporation or GigCapital2, as the case may be; provided, however, if Surviving Corporation or GigCapital2, as the case may be, determines that an amount is required to be deducted or withheld with respect to any amounts payable, at least two (2) days prior to the Closing Date or other date the applicable payment is scheduled to be made, other than with respect to any compensatory payments, then it shall provide the applicable Payee with written notice of its intent to deduct and withhold, and it shall reasonably cooperate with the such Payee to eliminate or reduce the basis for such deduction or withholding (including providing such Payee with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from withholding).

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or GigCapital2 for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01(a).

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SECTION 3.04 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to GigCapital2 a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, GigCapital2 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, GigCapital2 shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of GigCapital2 or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of GigCapital2 or Merger Sub in connection with the Transactions or otherwise in connection with GigCapital2’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding GigCapital2 Transaction Expenses”). On the Closing Date following the Closing, GigCapital2 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding GigCapital2 Transaction Expenses.

(c) GigCapital2 shall not pay or cause to be paid any Outstanding GigCapital2 Transaction Expenses or Outstanding Company Transaction Expenses other than in accordance with this Section 3.04.

SECTION 3.05 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration, unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.01(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give GigCapital2 (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of GigCapital2 (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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SECTION 3.06 Closing Calculations.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to GigCapital2 a statement certified by an executive officer of the Company (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Company Closing Cash, (ii) Company Closing Debt, (iii) Company Closing Net Debt, and (iv) the Company Fully Diluted Common Stock; provided, that Company may update the Estimated Closing Statement and deliver such updated Estimated Closing Statement to GigCapital2 at any time prior to 12:01 a.m. New York time on the Closing Date.

(b) No later than two (2) Business Days prior to the Closing Date, GigCapital2 shall deliver to the Company a statement certified by an executive officer of GigCapital2 (the “GigCapital2 Closing Statement”) setting forth (i) the Aggregate Merger Consideration, the Aggregate Merger Consideration Value and the Per Share Merger Consideration. If the Company updates the Estimated Closing Statement following the delivery of the GigCapital2 Closing Statement, GigCapital2 shall update the GigCapital2 Closing Statement accordingly and deliver an updated GigCapital2 Closing Statement to the Company. Following the delivery of the GigCapital2 Closing Statement, if the Company has any objection to any amounts included in the GigCapital2 Closing Statement, GigCapital2 and the Company shall reasonably cooperate in good faith to resolve such objection.

(c) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to GigCapital2 a statement certified by an executive officer of the Company setting forth the Aggregate Merger Consideration that will be payable to each holder of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, the stock certificate numbers with respect thereto, and such other information as GigCapital2 may reasonably request of the Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement, which the Company shall have the right to update prior to the Closing pursuant to Section 7.17 (the “Company Disclosure Schedule”), the Company hereby represents and warrants to GigCapital2 and Merger Sub as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary, is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) Set forth in Section 4.01(b) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity securities of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity except as set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, (i) the Company has never owned any other subsidiaries, and prior to Closing, will not

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acquire any other subsidiaries other than additional interests in Glocal, Innovations Group and TTC Healthcare; and (ii) none of the Company Subsidiary Acquisition Agreements provides a right to any of the Company Subsidiaries, once owned partially or entirely by the Company, to cease to be a owned by the Company prior to the Closing.

SECTION 4.02 Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of fifteen million (15,000,000) shares of Company Common Stock. As of the date of this Agreement, (i) four million nine hundred eighty-one thousand three hundred] (4,981,300) shares of Company Common Stock are issued and outstanding.

(b) Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, (i) there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, and (ii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, or any of the equity interests or other securities of the Company or any of the Company Subsidiaries    Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) Except as set forth in Section 4.03(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(e) Except as set forth in Section 4.03(e) of the Company Disclosure Schedule, (i) the stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company), and (ii) except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(f) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

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SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GigCapital2 and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance.

a) Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental

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Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing.

b) Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Health Regulatory.

(a) Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, to the knowledge of the Company, the Company and any Company Subsidiary and each manager, director, officer, employee and independent contractor of the Company and any Subsidiary, and any other persons acting on behalf of the Company or any Subsidiary, are, and since January 1, 2017, have been, in material compliance with all Healthcare Laws and all Laws and orders of any Governmental Authority applicable to the operation of the business of the Company and any Subsidiary. Except as set forth in Section 4.07(a) of the Company Disclosure Schedule, (i) the Company has not received any notice, subpoena, charges, orders, or any other request from any Governmental Authority regarding any violation or alleged violation of any applicable Healthcare Laws, or any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial, corrective or response action of any nature, and (ii) to the Company’s knowledge, the Company and any Subsidiary have, and are in material compliance with, all Healthcare Permits necessary to conduct their respective businesses as presently conducted, and all such Healthcare Permits are in full force and effect and no cancellation, revocation or suspension of any such Healthcare Permit is pending or to the Company’s knowledge, threatened, that would individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 4.07(b) of the Company Disclosure Schedule, to Company’s knowledge, the Company, any Subsidiary, and all products sold by the Company or any Subsidiary (i) are, and since January 1, 2017, have been, in material compliance with all Healthcare Laws, and (ii) since January 1, 2017, have not received an FDA-483, untitled letter, warning letter, notice of adverse finding, or notice of deficiency, search warrant, subpoena or civil investigative demand from the FDA or any other Governmental Authority. To the Company’s knowledge, each of the agents, independent contractors, health care provider consultants and distributors of the Company and any Subsidiary, and any other persons acting on behalf of the Company or any Subsidiary, are in material compliance with all Healthcare Laws relative to the business of the Company and/or any Subsidiary.

(c) As applicable, and except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, the Company and any Subsidiary is (i) in compliance with all Laws relating to the operation of pharmacies, the compounding and repackaging of drug products, the storage, shipping, and wholesale distribution and the dispensing of prescription drugs or controlled substances, and (ii) in compliance, with all Laws relating to the manufacture, compounding, labeling, packaging, advertising, misbranding, or adulteration of prescription drugs or controlled substances.

(d) As applicable, and except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, none of the Company, nor any Subsidiary, nor any employee, officer, director, agent, or contractor of the Company or any Subsidiary has made an untrue statement of material fact or made a fraudulent statement to a Governmental Authority with respect to any product tested, manufactured, packaged, labeled, distributed, marketed or sold

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by or on behalf of the Company or any of its Subsidiaries. To the knowledge of the Company, none of the Company, nor any Subsidiary has received written notice that it is currently being investigated by any Governmental Authority.

(e) Except as set forth in Section 4.07(e) of the Company Disclosure Schedule, to the knowledge of the Company, since January 1, 2017, all material documents, reports, claims, and notices required to be maintained or filed with any Governmental Authority by the Company and any Subsidiary to avoid any Company Material Adverse Effect with respect to its business or businesses, or any products have been so maintained or filed on a timely basis, and were correct and complete in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified prior to the date hereof and no such filing with any Governmental Authority contains any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(f) To the knowledge of the Company, since January 1, 2017, none of the Company nor any Subsidiary, nor any of their respective officers, directors, managers, employees or independent contractors performing services for the Company or any Subsidiary have submitted, nor caused to be submitted, any claim for payment to any payor source, either governmental or non-governmental, that was false or fraudulent, or in violation of any Payor agreement, false claim or fraud Law, including False Claims Act or any other applicable federal or state false claim or fraud Law.

(g) Except as set forth on Section 4.07(g) of the Company Disclosure Schedule, to the knowledge of the Company, none of the Company nor any Subsidiary, nor any officer, director, employee, agent, or contractor of the Company or any Subsidiary, while they were employed or contracted by the Company or any Subsidiary, have been (i) debarred under 21 U.S.C. § 335a or suspended, excluded or debarred from contracting with any Governmental Authority or from participating in any Governmental Healthcare Program or other Payor plan or program, or any federal or state governmental procurement or non-procurement program; (ii) the subject of any current or pending investigation conducted by or on behalf of any Governmental Authority; (iii) since January 1, 2017, been subject to any criminal, civil or administrative fine, assessment or penalty imposed by any Governmental Authority, or any order, writ, judgment, verdict, injunction, decree, stipulation, ruling, determination or award entered into or issued by or with any Governmental Authority, with respect to any Governmental Healthcare Program or other Payor plan or program, nor is any of the foregoing pending or, to the Company’s knowledge, threatened; (iv) convicted of a criminal or civil offense under any Healthcare Law or is or has been under indictment for the same; (v) since January 1, 2017, been a defendant in any qui tam, False Claims Act or similar litigation, (vi) a party to an individual integrity agreement or corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), deferred prosecution agreement or similar agreement; (vii) since January 1, 2017, been subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement entered into with any Governmental Authority; or (viii) since January 1, 2017, been served with or received any search warrant, subpoena or civil investigative demand by or from any Governmental Authority pursuant to a Healthcare Law; nor are any of the foregoing pending or, to the Company’s knowledge, threatened.

(h) Except as set forth on Section 4.07(h) of the Company Disclosure Schedule, Company and any Subsidiary, and to the extent required by applicable Healthcare Laws and contracts, each health care provider performing services for Company or any Subsidiary, is qualified for participation and duly enrolled in and in compliance in all material respects with the conditions and requirements for participating in, and is a party to a valid provider/supplier agreement with and has all requisite provider numbers, credentials and other Permits required to participate in and bill, each Governmental Healthcare Program and other Payor plan or program in which the Company and any Subsidiary participates or bills for healthcare goods or services. Since January 1, 2017, no claim, action, suit, audit, litigation, controversy, investigation, dispute, survey or other proceeding is pending or, to the Company’s knowledge, has been threatened, against the Company or any Subsidiary, or any health care provider of Company or a Subsidiary with respect to

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participation in any such Governmental Healthcare Program or other Payor plan or program and, to the Company’s knowledge, no circumstances or facts exist that reasonably could give rise to such claim, action, suit, audit, litigation, controversy, investigation, dispute, survey or proceeding.

(i) Since January 1, 2017, each health care provider employed by or contracted to provide services to the Company or any Subsidiary is (i) to the extent required by Law, duly licensed and/or registered, certificated or permitted as required to practice his or her profession (or provide the applicable services) in the jurisdiction in which the patient was located at the time services were provided; (ii) performing such services in compliance in all material respects with the scope of practice and supervision requirements set forth in applicable Laws and guidelines; and (iii) validly registered (to the extent required) with the U.S. Drug Enforcement Administration (“DEA”) under Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970, 21 U.S.C. § 801, et seq., as amended, and regulations promulgated thereunder and with any other Governmental Authority as may be required under similar state law. To Company’s knowledge, there is no claim, action, suit, audit, litigation, controversy, investigation, dispute or similar proceeding pending, or, to the Company’s knowledge, threatened with respect to denial or revocation of, or otherwise involving, any such health care provider’s professional license, certificate or registration (as applicable), DEA registration or other Permits, and, to the Company’s knowledge, no event has occurred, and no fact, circumstance or condition exists, that has resulted or reasonably may result in any denial, loss, restriction, revocation, suspension or rescission thereof.

(j) Since January 1, 2017, neither the Company nor any Subsidiary has (i) made any filings pursuant to OIG’s Self Disclosure Protocol or made any other voluntary disclosure to OIG, the Centers for Medicare and Medicaid Services or any other Governmental Authority; (ii) received any written notice that it is or has been the subject of any inspection, investigation or audit by any Governmental Authority or Payor with respect to its participation in any Governmental Healthcare Program or other Payor plan or program, other than immaterial inspections, investigations or audits in the ordinary course of business; or (iii) is or has been the subject of any focused reviews, Zone or Unit Program Integrity Contractor audits, Recovery Audit Contractor audits, Medicaid Integrity Program audits, Medicare Administrative Contractor audits, or any other material audits with respect to any Governmental Healthcare Program or other Payor.

(k) Neither the Company nor any Subsidiary, nor to the Company’s knowledge any person acting on its or their behalf, has (i) offered, paid, solicited or received any remuneration, kickback, bribe or rebate to or from any Person in exchange for any business, contract or payments from or to any person, nor (ii) been party to any contract, lease, agreement, joint venture, or other arrangement with any health system, hospital, manufacturer, laboratory, or other health care facility, physician or other healthcare provider or immediate family member thereof, or other person who is in a position to make or influence referrals to or otherwise generate business for the Company or any Subsidiary, except in compliance in all respects with all Healthcare Laws.

(l) Neither Company nor any Subsidiary of the Company, nor any of their respective officers, directors, managers, employees or independent contractors while performing services on behalf of the Company or any Subsidiary, have submitted, or caused to be submitted, since January 1, 2015, any claim which violated any applicable self-referral law, including the Stark Law or any applicable state self-referral law.

(m) The Company and each Subsidiary maintains a compliance program that materially meets the requirements of the Healthcare Laws.

(n) The organizational structure of the Company and any Subsidiary does not violate applicable Laws, including, without limitation, those relating to the corporate practice of medicine, organization of professional entities to provide professional health care services, or self-referral or fee-splitting Laws. There is no pending or, to the Company’s knowledge, threatened litigation, proceeding (at law or in equity) or governmental, quasi-governmental or other investigation alleging that the organizational structure violates applicable Laws.

(o) Since January 1, 2015, neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any officer, director, manager, employee, or independent contractor has, (i) violated, aided or abetted the

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violation of, or conspired to violate the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or the U.K. Bribery Act of 2010 (“UK Bribery Act”), each as amended, or (ii) materially violated, aided or abetted the material violation of, or conspired to materially violate any other Laws concerning or relating to bribery or corruption (collectively, with the FCPA and the UK Bribery Act, the “Anticorruption Laws”) or money laundering (the “AML Laws”).

(p) Neither the Company, nor any Subsidiary, nor to the Company’s knowledge, any person on behalf of the Company or any Subsidiary (i) is a Sanctioned Person, (ii) has violated, aided and abetted the violation of, or conspired to violate any Sanctions Laws or export control laws, (iii) has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding, any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any Subsidiary, and (iv) to the Company’s knowledge, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings in connection with any conduct related to any Sanctions Laws or export control laws.

(q) No action, suit, or proceeding by or before any Governmental Authority or investigation by the Company concerning the Company or any Subsidiary with respect to the Anticorruption Laws, AML Laws, Sanctions Laws or export control laws is pending or, to the Company’s knowledge, threatened. The Company and any Subsidiary have internal policies, procedures, and controls reasonably designed to achieve compliance with all applicable Anticorruption Laws, AML Laws, Sanctions Laws and export control Laws.

SECTION 4.08 Information Privacy and Security Compliance

(a) Since January 1, 2017, the Company and each Subsidiary has complied and is in compliance with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. To Company’s knowledge, all Personal Information in the custody or control of the Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. No Personal Information has been collected, used, stored, distributed, transferred or disclosed by any third party on behalf of the Company. The Company has, and has had in place since January 1, 2017, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information in accordance with such policy. Since January 1, 2017, to Company’s knowledge, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the knowledge of the Company, threatened (and to the knowledge of the Company there is no basis for the same). The Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Since January 1, 2017, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Company and there have been no facts or circumstances that, to Company’s Knowledge, would require the Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

(b) The Company has entered into a business associate agreement in each case in which it (i) acts as a business associate (as defined in 45 C.F.R. 160.103) and (ii) provides Protected Health Information to its

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agents, subcontractors or vendors, in each case as required by, and in conformity with, applicable Privacy Laws.

(c) As of the date hereof, neither Company nor any Subsidiary has received any written communication from any Governmental Authority that alleges that Company or Subsidiary in not in compliance with Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 CFR Parts 160, 262 and 164. (HIPAA) or the Health Information Technology for Economic and Clinical Health Act (HITECH Act).

(d) Company and any Subsidiary has materially complied with HIPAA, the HITECH ACT and any comparable state Laws in effect as of the date hereof.

SECTION 4.09 Financial Statements.

(a) The Company is a holding company without obligations except as set forth in the Company Subsidiary Acquisition Agreements and the organizational documents of the Company.

(b) The Company has made available to GigCapital2 true and complete copies of the audited or unaudited, as applicable, balance sheets and the related audited or unaudited, as applicable, statements of operations and cash flows (or equivalent financial statements, as applicable) of each Company Subsidiary for the last two full fiscal years of such Company Subsidiary (collectively, the “Prior Financial Statements”), which are attached as Section 4.09(b) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) except as set forth on Section 4.09(b) of the Company Disclosure Schedule, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of such Company Subsidiary as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject, in the case of unaudited financial statements, to the absence of notes.

(c) The Company has made available to GigCapital2 a true and complete copy of the unaudited balance sheet of each Company Subsidiary for the portion of the current fiscal year of such Company Subsidiary ended September 30, 2020 (the “2020 Balance Sheet”), and the related reviewed statements of operations and cash flows (or equivalent financial statements, as applicable) of such Company Subsidiary for such period then ended, which are attached as Section 4.09(c) of the Company Disclosure Schedule (such financial statements, including the 2020 Balance Sheet, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements (i) except as set forth on Section 4.09(c) of the Company Disclosure Schedule, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments, none of which are individual or in the aggregate material) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of such Company Subsidiary as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments (none of which are individually or in the aggregate material) and the absence of notes.

(d) Except as set forth in Section 4.09(d) of the Company Disclosure Schedule and to the extent set forth on the Financial Statements, the Company Subsidiaries do not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the relevant Company Subsidiary is a party or (iii) liabilities and obligations which would not reasonably be expected to result in a Company Material Adverse Effect.

(e) Since January 1, 2018 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation,

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assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(g) Except as set forth in Section 4.09g) of the Company Disclosure Schedules, all accounts receivable of the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2020 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for orders in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. Each Company Subsidiary’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2020 Balance Sheet, the Company Subsidiaries have not modified or changed in any material respect its sales practices or methods including such practices and methods in accordance with which such Company Subsidiary fills orders or records sales.

(h) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2020 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.10 Absence of Certain Changes or Events. Except as set forth in Section 4.10 of the Company Disclosure Schedule, since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.11 Absence of Litigation. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to

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the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.12 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company or any Company Subsidiary has any obligation have been made available to GigCapital2. Section 4.12(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to GigCapital2, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the 2018 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in compliance with its terms and, in all respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its ERISA Affiliates have performed, in all respects, all

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obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company or any Company Subsidiary under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

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SECTION 4.13 Labor and Employment Matters.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including, to the knowledge of the Company, any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) location and employing entity; (iii) hire date; (iv) exemption treatment by the Company under applicable wage and hour Laws; (v) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); (vi) 2020 target commission, bonus or other incentive based compensation; and (vii) accrued paid time off. Except as set forth on Section 4.13(a) of the Company Disclosure Schedule as of the date hereof, to the knowledge of the Company, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) there are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since January 1, 2018, there has not been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) To the knowledge of the Company, the Company and the Company Subsidiaries are and for the past three years have been in material compliance in all material respects with all applicable Laws and contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Entities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. To the knowledge of the Company, except as would not result in material liability for the Company and the Company Subsidiaries, taken as a whole, (i) all current and former employees of the Company and the Company Subsidiaries, as applicable, are properly classified as exempt or non-exempt under the Fair Labor Standards Act and/or applicable state and foreign wage and hour Laws; and (ii) all current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, are properly classified under applicable Law. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule within the past three years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) To the knowledge of the Company, the Company and each Company Subsidiary have, since March 31, 2020, complied in all material respects and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material

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non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19 pertaining to employees of the Company and the Company Subsidiaries.

(e) To the knowledge of the Company, there has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act or similar state, local or foreign Laws.

SECTION 4.14 Real Property; Title to Assets.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth the Owned Real Property. Except as set forth in Section 4.14(a) of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries has good and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to GigCapital2. Except as otherwise set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property or any portion of the Owned Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Owned Real Property or Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Except as set forth in Section 4.14(d) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company or any Company Subsidiary that would have a replacement cost of more than $75,000; and (iii) all contracts or agreements to

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use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000). The Company IP specified on Section 4.15(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company and the Company Subsidiaries on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, valid and enforceable. All Registered Company IP is currently in material compliance with all applicable legal requirements. No loss or expiration of any of the Company-Owned IP is threatened, or pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. Neither the Company nor to the Company’s knowledge any Company Subsidiaries have disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedule, (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, or any Product, and (v) neither the Company nor, to the Company’s knowledge, any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule, all persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries, pursuant to which such persons have irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution, without further future consideration or any

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restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. No current or former employee, consultant or independent contractor of the Company or any of the Company Subsidiaries: (A) is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or any Company Subsidiary, or is using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company IP, or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, neither the Company or, to the Company’s knowledge, the Company’s Subsidiaries or any other person is in material breach or in material default of any agreement specified in Sections 4.15(a)(iii), 4.15(e) or 4.15(j) of the Company Disclosure Schedule.

(g) To the Company’s knowledge, all use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in material compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. To the Company’s knowledge, neither the Company nor any Company Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company-Licensed IP, any portion thereof, or any Company IP, to be subject to Copyleft Licenses.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient in material respects for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) Except as set forth in Section 4.15(i) of the Company Disclosure Schedule, all current officers, management employees, technical and professional employees, consultants and independent contractors of the Company and the Company Subsidiaries are under written or legal obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(j) No funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, and except for the “Government Joint Venture” identified in the Merger Agreement between Company and Thrasys, Inc., nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(k) Neither the Company nor any Company Subsidiaries is, or has ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiaries to grant or offer to any other person any license or right to any Company-Owned IP.

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(l) To the Company’s knowledge, no person or entity other than the Company and the Company Subsidiaries has or has had possession of any source code of any Company Software without being subject to a duty not to disclose the source code, and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

SECTION 4.16 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith and are disclosed in Section 4.16(a) of the Company Disclosure Schedule; (iii) with respect to all material Tax Returns filed by or with respect to the Company or any Company Subsidiary, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) except as set forth in Section 4.16(a) of the Company Disclosure Schedule, have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(e) No person holds shares of capital stock of the Company that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) Section 4.16(f) of the Company Disclosure Schedule lists all service providers of the Company and any Company Subsidiary who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company, any Company Subsidiary or any

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affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or Contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any Person under Section 4999 of the Code.

(g) Except as set forth in Section 4.16(g) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(i) Except as set forth in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries (i) has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) Except as set forth in Section 4.16(j) of the Company Disclosure Schedules, the Company has made available to GigCapital2 true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2017, 2018 and 2019.

(k) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Except set forth in Section 4.16(m) of the Company Disclosure Schedule, neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened, to the knowledge of the Company, to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) None of the Company or the Company Subsidiaries has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(q) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use,

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property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

SECTION 4.17 Environmental Matters. Except as set forth in Section 4.17 of the Company Disclosure Schedule, (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions, and (f) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

SECTION 4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company and any Company Subsidiary (such contracts and agreements as are required to be set forth in Section 4.18(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.12(a) of the Company Disclosure Schedule being the “Material Contracts”).

(b) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party. To the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract. The Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to GigCapital2 true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.19 International Trade Laws.

(a) The Company and the Company Subsidiaries are in compliance in all respects with all International Trade Laws applicable to them, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

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(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary, or, to the Company’s actual or constructive knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company and the Company Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

SECTION 4.20 Insurance.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums thereto have been paid; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.21 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.22 Certain Business Practices. Since January 1, 2015, none of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company, the Company’s predecessors, or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anticorruption Laws. The Company and all Company Subsidiaries have adopted and maintain adequate policies, procedures, and controls to ensure that the Company and the Company Subsidiaries have complied and are in compliance with all applicable anti-bribery or Anti-corruption Laws. The Company and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of

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the Company and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records and accounts; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

SECTION 4.23 Interested Party Transactions. Except as set forth in Section 4.23 of the Company Disclosure Schedule and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.18(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.24 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.25 Brokers. Except for Needham & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GigCapital2, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GigCapital2, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GigCapital2, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF GIGCAPITAL2 AND MERGER SUB

Except as set forth in the GigCapital2 SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GigCapital2 SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), GigCapital2 hereby represents and warrants to the Company as follows:

SECTION 5.01 Corporate Organization.

(a) Each of GigCapital2 and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub and Cloudbreak Merger Sub, LLC, a Delaware limited liability company (“Cloudbreak Merger Sub”), are the only subsidiaries of GigCapital2. Except for Merger Sub and Cloudbreak Merger Sub, GigCapital2 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Certificate of Incorporation and Bylaws. Each of GigCapital2 and Merger Sub has heretofore furnished to the Company complete and correct copies of the GigCapital2 Organizational Documents and the Merger Sub Organizational Documents. The GigCapital2 Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither GigCapital2 nor Merger Sub is in violation of any of the provisions of the GigCapital2 Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of GigCapital2 consists of (i) one-hundred million (100,000,000) shares of GigCapital2 Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“GigCapital2 Preferred Stock”). As of the date of this Agreement (i) twenty-two million two hundred forty-five thousand (22,245,000) shares of GigCapital2 Common Stock are issued and outstanding (which includes seventeen million two hundred fifty thousand (17,250,000) shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of GigCapital2 Common Stock are held in the treasury of GigCapital2, (iii) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) GigCapital2 Warrants are issued and outstanding, (iv) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) GigCapital2 Rights are issued and outstanding Stock, (v) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) shares of GigCapital2 Common Stock are reserved for future issuance pursuant to the GigCapital2 Warrants and (vi) eight hundred ninety thousand eight hundred seventy five (890,875) shares of GigCapital2 Common Stock are reserved for issuance upon conversion of the GigCapital2 Rights. As of the date of this Agreement, there are no shares of GigCapital2 Preferred Stock issued and outstanding. Each GigCapital2 Warrant is exercisable for one share of GigCapital2 Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of ten thousand (10,000) shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, ten thousand (10,000) shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly

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issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by GigCapital2 free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding GigCapital2 Units, shares of GigCapital2 Common Stock, GigCapital2 Warrants and GigCapital2 Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the GigCapital2 Organizational Documents.

(d) The Per Share Merger Consideration being delivered by GigCapital2 hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the GigCapital2 Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by GigCapital2 as permitted by this Agreement and the GigCapital2 Warrants and the GigCapital2 Rights, GigCapital2 has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GigCapital2 or obligating GigCapital2 to issue or sell any shares of capital stock of, or other equity interests in, GigCapital2. All shares of GigCapital2 Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GigCapital2 nor any subsidiary of GigCapital2 is a party to, or otherwise bound by, and neither GigCapital2 nor any subsidiary of GigCapital2 has granted, any equity appreciation rights, participations, phantom equity or similar rights. GigCapital2 is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GigCapital2 Common Stock or any of the equity interests or other securities of GigCapital2 or any of its subsidiaries. There are no outstanding contractual obligations of GigCapital2 to repurchase, redeem or otherwise acquire any shares of GigCapital2 Common Stock. There are no outstanding contractual obligations of GigCapital2 to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of GigCapital2 and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub and the consummation by each of GigCapital2 and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GigCapital2 or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of GigCapital2 Common Stock and by the holders of a majority of the then-outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of GigCapital2 Common Stock and the amendment and restatement of the GigCapital2 Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of GigCapital2 Common Stock). This Agreement has been duly and validly executed and delivered by GigCapital2 and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GigCapital2 and Merger Sub, enforceable against GigCapital2 and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub do not, and the performance of this Agreement by each of GigCapital2 and Merger Sub will not, (i) conflict with or

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violate the GigCapital2 Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of GigCapital2 or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GigCapital2 or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GigCapital2 or Merger Sub is a party or by which each of GigCapital2 or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate would not have or reasonably be expected to have a GigCapital2 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub do not, and the performance of this Agreement by each of GigCapital2 and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre- merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GigCapital2 or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06 Compliance. Neither GigCapital2 nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GigCapital2 or Merger Sub or by which any property or asset of GigCapital2 or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GigCapital2 or Merger Sub is a party or by which GigCapital2 or Merger Sub or any property or asset of GigCapital2 or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a GigCapital2 Material Adverse Effect. Each of GigCapital2 and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for GigCapital2 or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GigCapital2 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since June 5, 2019, together with any amendments, restatements or supplements thereto (collectively, the “GigCapital2 SEC Reports”). GigCapital2 has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GigCapital2 with the SEC to all agreements, documents and other instruments that previously had been filed by GigCapital2 with the SEC and are currently in effect. As of their respective dates, the GigCapital2 SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GigCapital2 has filed with the SEC on a timely basis all documents required with respect to GigCapital2 by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GigCapital2 SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GigCapital2 as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GigCapital2 has no off-balance sheet arrangements that are not disclosed in the GigCapital2 SEC Reports. No financial statements other than those of GigCapital2 are required by GAAP to be included in the consolidated financial statements of GigCapital2.

(c) Except as and to the extent set forth in the GigCapital2 SEC Reports, neither GigCapital2 nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GigCapital2’s and Merger Sub’s business.

(d) GigCapital2 is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) GigCapital2 has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GigCapital2 and other material information required to be disclosed by GigCapital2 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GigCapital2’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GigCapital2’s principal executive officer and principal financial officer to material information required to be included in GigCapital2’s periodic reports required under the Exchange Act.

(f) GigCapital2 maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GigCapital2 maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GigCapital2 has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GigCapital2 to GigCapital2’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GigCapital2 to record, process, summarize and report financial data. GigCapital2 has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GigCapital2. Since June 5, 2019, there have been no material changes in GigCapital2 internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GigCapital2 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GigCapital2. GigCapital2 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(h) Neither GigCapital2 (including any employee thereof) nor GigCapital2’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GigCapital2, (ii) any fraud, whether or not material, that involves GigCapital2’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GigCapital2 or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GigCapital2 SEC Reports. To the knowledge of GigCapital2, none of the GigCapital2 SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since June 5, 2019, except as expressly contemplated by this Agreement, (a) GigCapital2 has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any GigCapital2 Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of GigCapital2, threatened against GigCapital2, or any property or asset of GigCapital2, before any Governmental Authority. Neither GigCapital2 nor any material property or asset of GigCapital2 is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GigCapital2, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The GigCapital2 Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital2 and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of GigCapital2 approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by the stockholders of GigCapital2 at the GigCapital2 Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GigCapital2 necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of GigCapital2 Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except for EarlyBirdCapital, Inc. (“EarlyBirdCapital”), Northland Securities, Inc., Nomura Securities International, Inc. and Odeon Capital Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GigCapital2 or Merger Sub.

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SECTION 5.13 GigCapital2 Trust Fund. As of the date of this Agreement, GigCapital2 has no less than $174,272,398.21 in the trust fund established by GigCapital2 for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 10, 2019, between GigCapital2 and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. GigCapital2 has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GigCapital2 or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between GigCapital2 and the Trustee that would cause the description of the Trust Agreement in the GigCapital2 SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GigCapital2, that would entitle any person (other than stockholders of GigCapital2 who shall have elected to redeem their shares of GigCapital2 Common Stock pursuant to the GigCapital2 Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GigCapital2 Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GigCapital2, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GigCapital2 shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GigCapital2 as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of GigCapital2 due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GigCapital2 who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to GigCapital2 in connection with its efforts to effect the Merger and the Cloudbreak Merger (including fees owed by GigCapital2 to EarlyBirdCapital, Northland Securities, Inc. and Odeon Capital Group LLC, pursuant to that certain Business Combination Marketing Agreement, dated June 5, 2019, among EarlyBirdCapital and GigCapital2). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GigCapital2 has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GigCapital2 at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the GigCapital2 SEC Reports, GigCapital2 and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by GigCapital2’s officers and directors in connection with activities on GigCapital2’s behalf in an aggregate amount not in excess of the amount of cash held by GigCapital2 outside of the Trust Account, GigCapital2 has no unsatisfied material liability with respect to any employee, officer or director. GigCapital2 and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement.

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SECTION 5.15 Taxes.

(a) GigCapital2 and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the GigCapital2, for any material Taxes of GigCapital2 that have not been paid, whether or not shown as being due on any Tax Return.

(b) Each of GigCapital2 and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts or benefits paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with information reporting requirements related thereto.

(c) Neither GigCapital2 nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(d) None of GigCapital2 or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(e) Neither GigCapital2 nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) Neither GigCapital2 nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g) Neither GigCapital2 nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between GigCapital2 and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(h) Neither the IRS nor any other United States or non-United States taxing authorities or agencies have asserted in writing, or, to the knowledge of GigCapital2, has threatened, to the knowledge of GigCapital2, to assert against GigCapital2 or Merger Sub, any material deficiency or claim for any Taxes.

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(i) There are no Tax liens upon any assets of GigCapital2 or Merger Sub except for Permitted Liens.

(j) Neither GigCapital2 nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k) Neither GigCapital2 nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither GigCapital2 nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the GigCapital2, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

SECTION 5.16 Listing. The issued and outstanding GigCapital2 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX.U.” The issued and outstanding shares of GigCapital2 Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX”. The issued and outstanding GigCapital2 Warrants and GigCapital2 Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX.WS” and “GIX.RT,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of GigCapital2, threatened in writing against GigCapital2 by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the GigCapital2 Units, the shares of GigCapital2 Common Stock, GigCapital2 Warrants or GigCapital2 Rights or terminate the listing of GigCapital2 on the New York Stock Exchange. None of GigCapital2 or any of its affiliates has taken any action in an attempt to terminate the registration of the GigCapital2 Units, the shares of GigCapital2 Common Stock, the GigCapital2 Warrants or the GigCapital2 Rights under the Exchange Act.

SECTION 5.17 GigCapital2’s and Merger Sub’s Investigation and Reliance. Each of GigCapital2 and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by GigCapital2 and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GigCapital2, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither GigCapital2 nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its stockholders, affiliates or Representatives shall have any liability to GigCapital2, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to GigCapital2 or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, or any Company Subsidiary Acquisition Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless GigCapital2 shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice;

the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations; and

Company shall, and shall cause the Company Subsidiaries to, conduct their business in material compliance with applicable Law, including all Healthcare Laws, and to notify GigCapital2 promptly in the event that any of the representations contained herein ceases to be true and complete in all material respects.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GigCapital2 (which consent shall not be unreasonably conditioned, withheld or delayed):

amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, or (B) any material assets of the Company or any Company Subsidiary, except that a Subsidiary shall have the right to implement changes contemplated by the relevant acquisition agreement executed between the Subsidiary and the Company to facilitate the transitions contemplated thereunder and hereunder;

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, except that a Subsidiary shall have the right to implement changes contemplated by the relevant acquisition agreement executed between the Subsidiary and the Company to facilitate the transitions contemplated thereunder and hereunder;

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(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $200,000;

amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

take any action where such action could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.12(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

amend, or modify or consent to the termination of any of the Company Subsidiary Acquisition Agreements or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s rights thereunder;

make any alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

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enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) Notwithstanding any other provision in this Agreement, the Company is expressly permitted to engage in any and all actions authorized or contemplated in any of the Company Subsidiary Acquisition Agreements, including, without limitation (i) causing the Company and the Company Subsidiaries to assume, guarantee, cross-collateralize, become co-borrowers and pledge assets, shares and other equity interests as collateral and credit support related to TTC Healthcare’s term and revolver loans with Fifth Third Bank solely upon the Company’s acquisition of TTC Healthcare, and (ii) implementing the Non-Healthcare Joint Venture and the Spin Out of the Non-Healthcare Joint Venture (as defined and contemplated in the Thrasys Acquisition Agreement).

SECTION 6.02 Conduct of Business by GigCapital2 and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Schedule 6.02 attached hereto and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), GigCapital2 agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GigCapital2 and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Schedule 6.02 attached hereto or and as required by applicable Law (including any as may be requested or compelled by any Governmental Authority), neither GigCapital2 nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) other than the amendment to the GigCapital2 Certificate of Incorporation that is contemplated to be approved by the stockholders of GigCapital2 at the annual meeting of stockholders scheduled to occur on December 3, 2020, amend or otherwise change the GigCapital2 Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GigCapital2 other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GigCapital2 Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GigCapital2 Common Stock, GigCapital2 Warrants or GigCapital2 Rights except for redemptions from the Trust Fund that are required pursuant to the GigCapital2 Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital2 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital2 or Merger Sub;

(e) other than the acquisition of Cloudbreak Health pursuant to the terms of the Cloudbreak Health BCA, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) except as is necessary to effectuate the transactions contemplated hereunder, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital2, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

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(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(i) take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital2 or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and GigCapital2 on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against GigCapital2, Merger Sub or any other person (a) for legal relief against monies or other assets of GigCapital2 or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against GigCapital2 (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and GigCapital2 consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, GigCapital2 shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event GigCapital2 prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements and the Non-PCAOB Financial Statements and appropriate financial statements of Cloudbreak Health for filing with the SEC, (i) GigCapital2 (with the assistance and cooperation of the Company and Cloudbreak) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of GigCapital2 and to the stockholders of the Company as an information statement relating to (A) with respect to the Company’s stockholders, the action to be taken by certain stockholders of the Company pursuant to the Written Consent and (B) with respect to GigCapital2’s stockholders, the meeting of GigCapital2’s stockholders (the “GigCapital2 Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Merger, (2) the issuance of GigCapital2 Common Stock as contemplated by this Agreement, (3) the UpHealth Certificate of Incorporation as set forth on Exhibit B, (4) the transactions contemplated under the Cloudbreak Health BCA and the issuance of GigCapital2 Common Stock as

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contemplated thereunder, (5) the Equity Plan, (6) the classes of the members of the UpHealth Board as of immediately following the Effective Time, (7) the election of the Initial Post-Closing UpHealth Directors to serve as the members of the UpHealth Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified and (8) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “GigCapital2 Proposals”) and (ii) GigCapital2 shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GigCapital2 Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) to be issued to the members of Cloudbreak Health pursuant to the Cloudbreak Health BCA. The Company shall furnish all information concerning the Company as GigCapital2 may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. GigCapital2 and the Company each shall use their reasonable best efforts to (I) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (II) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (III) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (IV) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, GigCapital2 shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of GigCapital2 Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, each of the Company and GigCapital2 shall mail the Proxy Statement to their respective stockholders. Each of GigCapital2 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GigCapital2 or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GigCapital2 and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the GigCapital2 Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GigCapital2 and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) GigCapital2 represents that the information supplied by GigCapital2 for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital2, (iii) the time of the GigCapital2 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to GigCapital2 or Merger Sub, or their respective officers or directors, should be discovered by GigCapital2 which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GigCapital2 shall promptly inform the Company. All documents that GigCapital2 is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital2, (iii) the time of the GigCapital2 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GigCapital2. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02 GigCapital2 Stockholders’ Meetings; and Merger Sub Stockholder’s Approval.

(a) GigCapital2 shall call and hold the GigCapital2 Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the GigCapital2 Proposals, and GigCapital2 shall use its reasonable best efforts to hold the GigCapital2 Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GigCapital2). GigCapital2 shall use its reasonable best efforts to obtain the approval of the GigCapital2 Proposals at the GigCapital2 Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the GigCapital2 Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The GigCapital2 Board shall recommend to its stockholders that they approve the GigCapital2 Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, GigCapital2 shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03 Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall seek the irrevocable written consent, in form and substance reasonably acceptable to GigCapital2, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within twenty-four (24) hours after the Registration Statement becomes effective. The Company shall not send the Registration Statement to the stockholders of the Company, other than Key Company Stockholders, until after delivery of the Written Consent to GigCapital2.

SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GigCapital2 shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor GigCapital2 shall be required to provide access to or disclose information where the access or disclosure

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would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated September 21, 2020 (the “Confidentiality Agreement”), between GigCapital2 and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 Exclusivity.

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (2) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the Company or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of the Company, other than with GigCapital2 and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him or her prior to the date hereof. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide GigCapital2 with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

(b) From and after the date hereof until the Effective Time or, if earlier, the termination of this Agreement, GigCapital2 shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations

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with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than (i) the Company, its stockholders and/or any of its affiliates or Representatives and/or (ii) Cloudbreak, its stockholders and/or any of its affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction (a “Business Combination Proposal”) other than (A) the Company, its stockholders and/or any of its affiliates or Representatives and/or (B) Cloudbreak, its stockholders and/or any of its affiliates or Representatives. GigCapital2 shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, its stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

SECTION 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan for GigCapital2 with an initial award pool of GigCapital2 Common Stock equal to the sum of (i) the amount that is equal to ten percent (10%) of the shares of GigCapital2 Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) and (ii) the Thrasys Incentive Amount, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each of January 1, 2022 and each anniversary thereof during the effectiveness of such plan by an amount equal to the lesser of (i) five percent (5%) of the shares of GigCapital2 Common Stock issued and outstanding as of 12:01 a.m. (Central Time) on such date and (ii) such lesser amount determined by the UpHealth Board, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) GigCapital2 shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, GigCapital2 shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) Following the Closing and the filing of a registration statement under Form S-8 for the Equity Plan, GigCapital2 shall issue under the Equity Plan to each individual listed on Schedule 7.06(c), provided that such individual is still employed by the Surviving Corporation or one of the Company Subsidiaries, a number of restricted stock units of GigCapital2 as can be determined under the formula set forth on Schedule 7.06(c) and subject to the vesting restrictions and other conditions described on Schedule 7.06(c) (the aggregate of all such potential issuances in accordance with the formula set forth on Schedule 7.06(c), the “Thrasys Incentive Amount”).

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(d) The parties shall, prior to the Closing, engage a reputable third party executive compensation advisor to conduct a study to determine an appropriate market-based compensation package for the executive officers commensurate with their anticipated roles at UpHealth, Inc. and/or any of its subsidiaries upon the Closing (the “Compensation Study”). UpHealth, Inc. shall, upon the Closing, provide each executive officer who is then employed by UpHealth, Inc. or any of its subsidiaries with a market-based compensation package commensurate with such individual’s role with UpHealth, Inc. and/or any of its subsidiaries, taking into account (but not being unreasonably bound by) the Compensation Study.

(e) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, GigCapital2, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. GigCapital2 further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) On the Closing Date, GigCapital2 shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GigCapital2 with the Initial Post-Closing UpHealth Directors and the post-Closing officers of UpHealth, Inc. and the Surviving Corporation, which indemnification agreements shall continue to be effective following the Closing.

(c) At GigCapital2’s option, either (i) GigCapital2 shall on and after the Closing Date, for a period of no less than six years, maintain public company directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions based on the status of GigCapital2’s directors and officers; or (ii) Company shall, effective as of the Closing Date, purchase a prepaid and noncancellable D&O Insurance covering pre-Closing acts, errors, or omissions for a duration of six years, which GigCapital2 shall maintain; and GigCapital 2 shall purchase and maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as it remains a public company. In either case (i) or (ii), other than as set forth above, such coverage shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s and respective D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six years, GigCapital2 shall, with regard to pre-Closing acts, errors, omissions of GigCapital2 directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of GigCapital2 just prior to Closing.

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SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to GigCapital2, and GigCapital2 shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

SECTION 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of GigCapital2 and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of GigCapital2 and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent GigCapital2 or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.11 Tax Matters. Each of the parties to this Agreement intends that, for U.S. federal income tax purposes, (i) the Merger, the Cloudbreak Health Merger and other relevant contributions to GigCapital2, shall constitute a series of transfers as part of a single, integrated transaction, and (ii) the Merger, taken together with the Cloudbreak Health Merger and other relevant contributions to GigCapital2, shall qualify as an exchange

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under Section 351(a) of the Code and the Treasury Regulations promulgated thereunder. Each party to this Agreement shall, and shall cause its respective affiliates to, use commercially reasonable efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, any audit, examination, litigation or other proceeding, or otherwise) such treatment, including attaching the statement described in Treasury Regulations Section 1.351-3(a) on or with its Tax Return for the taxable year of the Merger, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 7.12 Stock Exchange Listing. GigCapital2 will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until the Closing, GigCapital2 shall use its reasonable best efforts to keep the GigCapital2 Units, GigCapital2 Common Stock, GigCapital2 Warrants and GigCapital2 Rights listed for trading on the New York Stock Exchange.

SECTION 7.13 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver to GigCapital2 true and complete copies of (i) the audited financial statements of Thrasys for the twelve (12) month

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periods ended December 31, 2018 and December 31, 2019 and (ii) the reviewed financial statements of Thrasys for the nine (9) month period ended September 30, 2020, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than December 7, 2020. The Company shall also use reasonable best efforts to deliver to GigCapital2 true and complete copies of (i) the audited financial statements of the other Company Subsidiaries for the twelve (12) month periods ended December 31, 2018 and December 31, 2019 and (ii) the reviewed financial statements of the other Company Subsidiaries for the nine (9) month period ended September 30, 2020, each audited or reviewed, as applicable, in accordance with auditing standards generally accepted in the U.S., except that for Glocal, such financial statements need not be under such auditing standards generally accepted in the U.S. (collectively, the “Non-PCAOB Financial Statements”) not later than December 7, 2020.

SECTION 7.15 Trust Account. As of the Effective Time, the obligations of GigCapital2 to dissolve or liquidate within a specified time period as contained in GigCapital2’s Certificate of Incorporation will be terminated and GigCapital2 shall have no obligation whatsoever to dissolve and liquidate the assets of GigCapital2 by reason of the consummation of the Merger or otherwise, and no stockholder of GigCapital2 shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GigCapital2 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GigCapital2 (to be held as available cash on the balance sheet of GigCapital2, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.16 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VIII have been satisfied; provided, however, that if GigCapital2 has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then GigCapital2 shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GigCapital2 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to GigCapital2.

(b) GigCapital2 Stockholders’ Approval. The GigCapital2 Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital2 in accordance with the Proxy Statement, the DGCL, the GigCapital2 Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

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(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Stock Exchange Listing. The shares of GigCapital2 Common Stock shall be listed on the New York Stock Exchange or a U.S. exchange that is affiliated with the New York Stock Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, GigCapital2 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Corporation).

SECTION 8.02 Conditions to the Obligations of GigCapital2 and Merger Sub. The obligations of GigCapital2 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to GigCapital2 a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.05, all members of the Company Board and the Board of Directors of the Company Subsidiaries (other than Jeff Bray with respect to his seat on the Board of Directors of Innovations) shall have executed written resignations effective as of the Effective Time.

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(f) Stockholder Support Agreement. The Stockholder Support Agreement shall be in full force and effect, and no Key Company Stockholder shall have attempted to repudiate or disclaim any of its or his obligations thereunder.

(g) Registration Rights and Lock-Up Agreement. All parties to the Registration Rights and Lock-Up Agreement (other than GigCapital2) shall have delivered, or cause to be delivered, to GigCapital2 copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to GigCapital2 a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by GigCapital2 with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) PCAOB Financial Statements. The Company shall have delivered to GigCapital2 the PCAOB Financial Statements and the Non-PCAOB Financial Statements.

(j) Cloudbreak Health BCA. All closing conditions in the Cloudbreak Health BCA shall have been satisfied and the transactions contemplated thereunder have occurred prior to, or will occur substantially contemporaneously with, Closing.

(k) Company Subsidiary Acquisitions. The Company will have consummated its acquisitions of at least an additional 50% of the outstanding equity interests of Glocal and either of (x) TTC Healthcare, or (y) Innovations Group, in each case pursuant to the applicable Company Subsidiary Acquisition Agreement.

(l) Transaction Tax Opinion. GigCapital2 shall have received a written opinion from DLA Piper LLP (US) (or another law firm or accounting firm reasonably satisfactory to GigCapital2), issued to GigCapital2 and in form and substance reasonably acceptable to GigCapital2, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, taken together with the Cloudbreak Health Merger and other related transactions, should qualify as an exchange described in Section 351 of the Code (the “GigCapital2 Tax Opinion”). In rendering such opinion, DLA Piper LLP (US) (or such other counsel) may rely on certain representation letters and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications, limitations and representations.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GigCapital2 and Merger Sub contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of GigCapital2 and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital2 Material Adverse Effect.

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(b) Agreements and Covenants. GigCapital2 and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. GigCapital2 shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of GigCapital2, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) Material Adverse Effect. No GigCapital2 Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Aggregate Merger Consideration.

(f) Minimum Proceeds. GigCapital2 shall have an aggregate amount of cash and cash equivalents available from any sources of not less than $150,000,000.

(g) Transaction Tax Opinion. The Company shall have received a written opinion from Husch Blackwell LLP (or another law firm or accounting firm reasonably satisfactory to the Company), issued to the Company and in form and substance reasonably acceptable to the Company, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, taken together with the Cloudbreak Health Merger and other related transactions, should qualify as an exchange described in Section 351 of the Code (the “Company Tax Opinion”). In rendering such opinion, Husch Blackwell LLP (or such other counsel) may rely on the representation letters and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications, limitations and representations.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or GigCapital2, as follows:

(a) by mutual written consent of GigCapital2 and the Company; or

(b) by either GigCapital2 or the Company if the Effective Time shall not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that if the SEC requires audited financial statements of the Company or any Company Subsidiary for the year ended December 31, 2020 as a condition to the effectiveness of the Registration Statement, such Outside Date shall be extended to a date subsequent to the availability of such financial statements, to be mutually agreed to by the Company and GigCapital2, but that is at least as long as it takes the Company and the Company Subsidiaries to deliver such audited financial statements to GigCapital2 following February 16, 2021; or

(c) by either GigCapital2 or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

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(d) by either GigCapital2 or the Company if any of the GigCapital2 Proposals shall fail to receive the requisite vote for approval at the GigCapital2 Stockholders’ Meeting; or

(e) by GigCapital2 if the Company shall have failed to deliver the Written Consent to GigCapital2 within seventy-two (72) hours after the Registration Statement becomes effective; or

(f) by GigCapital2 upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GigCapital2 has not waived such Terminating Company Breach and GigCapital2 and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, GigCapital2 may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GigCapital2 to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital2 or Merger Sub set forth in this Agreement, or if any representation or warranty of GigCapital2 or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GigCapital2 Breach”); provided that the Company has not waived such Terminating GigCapital2 Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GigCapital2 Breach is curable by GigCapital2 and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as GigCapital2 and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GigCapital2; or

(h) by GigCapital2 if the PCAOB Financial Statements and the Non-PCAOB Financial Statements shall not have been delivered to GigCapital2 by the Company on or before the date that is thirty (30) days from the date hereof.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that (A) GigCapital2 shall pay all of the expenses relating to all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, and (B) the Company shall pay all of the expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (i) GigCapital2 may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation

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or other act of GigCapital2 or Merger Sub, (b) waive any inaccuracy in the representations and warranties of GigCapital2 or Merger Sub contained herein or in any document delivered by GigCapital2 and/or Merger pursuant hereto and (c) waive compliance with any agreement of GigCapital2 or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GigCapital2 or Merger Sub:

GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, Chief Executive Officer

                 Dr. Avi Katz, Chairman of the Board

Email:      raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@dlapiper.com; john.maselli@dlapiper.com if to the Company:

UpHealth Holdings, Inc.

19W060 Ave. Latour

Oak Brook, IL 60523

E mail: drkathuria@uphealthinc.com

Attention: Chirinjeev Kathuria

with a copy to:

Husch Blackwell LLP

511 North Broadway, Suite 1100

Milwaukee, WI 53202

E mail: kate.bechen@huschblackwell.com

Attention: Kate L. Bechen

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for

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(a)(i) those covenants and agreements in Section 7.11 and (ii) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or

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otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows.]

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IN WITNESS WHEREOF, GigCapital2, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGCAPITAL2, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

UPHEALTH MERGER SUB, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

UPHEALTH HOLDINGS, INC.

By	/s/ Chirinjeev Kathuria
Name:	Chirinjeev Kathuria
Title:	President

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UPHEALTH SERVICES, INC.

I.

The name of this corporation is UpHealth Services, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, Wilmington, DE 19801, New Castle County. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Thousand (10,000) shares, with each share having a par value of $0.0001.

V.

A.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its board of directors (“Board of Directors”). The number of directors which shall constitute the whole board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws of the Corporation (“Bylaws”).

B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

VI.

A.    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.    Any repeal or modification of this Article VI shall be prospective and shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

VII.

A.    To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which DGCL permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal, or modification of the foregoing provisions will not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

VIII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

IX.

The Corporation is to have perpetual existence.

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EXHIBIT B

GigCapital2 Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL2, INC.

[                 ], 2020

GigCapital2, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “GigCapital2, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2019, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2019 (as amended to date, the “Original Certificate”).

2.    This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.    The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is UpHealth, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [X]1 shares, consisting of (a) [X] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [X] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

[1]	Note to Draft: Subject to review of pro forma post-closing capitalization table.

Section 4.2    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such

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rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

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Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

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Section 7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1    Corporate Opportunities and Non-Employee Directors.

(a)    In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b)    No Non-Employee Director  (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such

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Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f)    Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such

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stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.    Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

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IN WITNESS WHEREOF, GigCapital2, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL2, INC.

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

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EXHIBIT C

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and certain of the stockholders of UpHealth Holdings, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GigCapital2, UpHealth Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital2 (“Merger Sub”), and the Company propose to enter into, concurrently herewith, a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Agreement to Vote. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2.    Termination of Stockholders Agreement, Related Agreements. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) Stockholders Agreement, dated as of October 26, 2020, by and among the Company and the stockholders of the Company named therein (the “Stockholders Agreement”) and (b) if applicable to Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3.    Transfer of Shares. Each Stockholder severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4.    No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5.    Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to GigCapital2 as follows:

(a)    The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)    As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of incorporation and bylaws and (iv) the Stockholders Agreement, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)    Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6.    Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this

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Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7.    Miscellaneous.

(a)    Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital2, to it at:

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention:     Dr. Raluca Dinu, Chief Executive Officer

                     Dr. Avi Katz, Chairman of the Board

Email:           raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention:    Jeffrey Selman; John Maselli

Email:          jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e)    This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GigCapital2’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall

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confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)    This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)    At the request of GigCapital2, in the case of any Stockholder, or at the request of the Stockholders, in the case of GigCapital2, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)    This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital2 and Merger Sub.

(k)    Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL2, INC.

By:
Name:
Title:

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[STOCKHOLDER NAME]

By:
Name:
Title:

Address:

Email:

Signature Page to Stockholder Support Agreement

EXHIBIT A

Stockholder Name	Shares of Company Common Stock
[●]	[●]

EXHIBIT B

Business Combination Agreement

[see attached]

EXHIBIT D

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [                    ], 202[    ] by and among [                    ], a Delaware corporation f/k/a GigCapital2, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, UpHealth Merger Sub, Inc., a Delaware corporation, and UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”) are party to that certain Business Combination Agreement, dated as of [                    ], 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into UpHealth (the “Merger”), with UpHealth surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto;

WHEREAS, on or around the date hereof, the Company is entering into a separate Registration Rights and Lock-Up Agreement with Cloudbreak Health, LLC (the “Cloudbreak Agreement”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below: “Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

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“Business Combination” means any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, involving the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning set forth in the Recitals.

“Company” is defined in the Preamble to this Agreement.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” has the meaning set forth in Section 2.1.1.

“Form S-3” has the meaning set forth in Section 2.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) the date that is six months after the date of the closing pursuant to the Business Combination Agreement (the “Business Combination”) as indicated on Schedule A for certain Holders and the date that is one year after the date of the closing pursuant to the Business Combination as indicated Schedule A for other Holders or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” has the meaning set forth in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

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“Notices” has the meaning set forth in Section 6.3.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i) - (ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

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“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“UpHealth” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATION

Section 2.1    Demand Registration

2.1.1    Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Effective Time, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2    Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form S-1 filed with the Commission in connection with the Registration has been declared effective by

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the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3    Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

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2.1.5    Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2    Piggy-Back Registration.

2.2.1    Piggy-Back Rights. If, at any time on or after the Effective Time, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that

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the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, and (2) Common Stock, if any, as to which Registration has been requested pursuant to the Cloudbreak Agreement, together on a pro rata and pari passu basis based on the respective number of shares of Common Stock as to which Registration has been requested pursuant to this Agreement and the Cloudbreak Agreement, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3    Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the

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proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1    General Procedures. If at any time on or after the Effective Time the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11    permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that

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such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2    Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3    Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity(i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the

10

filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1    Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2     Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not

11

misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3     Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5    Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which

12

does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1    Lock-Up.

5.1.1    Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2    Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1    transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2    Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3    Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4    Transfers by will or intestate succession upon the death of the undersigned;

5.2.5    the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6    if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7    Transfers to the Company’s officers, directors or their affiliates;

5.2.8    pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9    pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10    the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period,

13

provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1    Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3    Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5    Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of

14

this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7    Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8    Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

15

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL2, INC.

By:
Name:
Title:

Address for Notice:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Chirinjeev Kathuria

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Mariya Pylypiv

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Al Gatmaitan

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Rewi Enterprises, LLC

By:
Name:	Martin S.A. Beck
Title:	Manager

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Ramesh Balakrishnan

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Syed Sabahat Azim

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Jeffery R. Bray

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

AM Physicians LLC

By:
Name:	Dr. Azfar Malik
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Sequoia Capital India Investment Holdings III

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Elevar Equity Mauritius

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Ranjani Ramakrishna

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

TTC Healthcare Partners, LLC

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Jacque Butler

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Alexandra Bray

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Samantha Josephine Bray

By:
Name:	Jeffery R. Bray
Title:	Custodian

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Anais Alexandra Bray

By:
Name:	Jeffery R. Bray
Title:	Custodian

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Shares	Lock-Up Period
Dr. Chirinjeev Kathuria		One Year
Dr. Mariya Pylypiv		One Year
Dr. Al Gatmaitan		One Year
Rewi Enterprises, LLC		One Year
Ramesh Balakrishnan		One Year
Dr. Syed Sabahat Azim		One Year
Jeffery R. Bray		One Year
AM Physicians LLC		One Year
Sequoia Capital India Investment Holdings III		Six Months
Elevar Equity Mauritius		Six Months
Ranjani Ramakrishna		One Year
TTC Healthcare Partners, LLC		Six Months
Jacque Butler		One Year
Alexandra Bray		One Year
Samantha Josephine Bray (Jeffery R. Bray Custodian under the Utah Gifts to Minors Act)		One Year
Anais Alexandra Bray (Jeffery R. Bray Custodian under the Utah Gifts to Minors Act)		One Year

SCHEDULE 7.06(C)

Thrasys Incentive Restricted Stock Units

1. Following the Closing and the filing of a registration statement under Form S-8 for the Equity Plan, each of the individuals listed in the tables below shall, subject to the approval of the UpHealth Board, be issued the number of restricted stock units of GigCapital2 under the Equity Plan as set forth next to such individual’s name in Section 2 below, subject to the vesting restrictions set forth below; provided, that, an individual’s right to receive any restricted stock units shall be conditioned upon the receipt by GigCapital2 of an agreement in a form reasonably acceptable to GigCapital2 pursuant to which such individual agrees to waive any right to receive any stock options, restricted stock units or any other equity interests of the Company, the Surviving Corporation, GigCapital2 or any of the Company Subsidiaries and agrees to release all claims against GigCapital2, the Company, the Surviving Corporation or any of the Company Subsidiaries for any failure by the Company or any of the Company Subsidiaries to issue stock options, restricted stock units or other equity interests of the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no provision of this Schedule 7.06(c) shall (a) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of GigCapital2, the Company, the Surviving Corporation, any of their respective Affiliates or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (b) constitute or create or be deemed to constitute or create an employment agreement or (c) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by GigCapital2, the Company, the Surviving Corporation or any of their respective Affiliates. For the avoidance of doubt, all grants shall be subject to the approval of the UpHealth Board and any restrictions deemed appropriate or necessary by the UpHealth Board. An individual shall be eligible to receive a grant only if he or she is a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant. All grants shall be subject to the terms of the Equity Plan and the form of agreement thereunder.

2. Subject to Section 1, following the Closing, GigCapital2 shall grant to the individuals set forth below the number of restricted stock units of GigCapital2 as set forth next to each such individual’s name, which restricted stock units shall vest into shares of GigCapital2 Common Stock at the earlier of (i) the date that is one year after the Closing Date of the business combination, (ii) the date on which the last sale price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date of the business combination, or (iii) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. If an individual set forth below ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries prior to any vesting date, the unvested portion of the restricted stock units shall be cancelled and surrendered to GigCapital2.

The Thrasys Incentive Amount that shall be eligible to be granted shall be (a) 32.016% multiplied by (b) 15.167% multiplied by (c) the Adjusted Aggregate Merger/Incentive Amount.

The Adjusted Aggregate Merger/Incentive Amount shall be (a) the Aggregate Merger Consideration Value divided by (b) $10.00.

Name	% of the Thrasys Incentive Amount to be Granted to Individual
Ramesh Balakrishnan	87.954%
Ranjani Ramakrishna	12.046%

In the event that any individual ceases to be a service provider to GigCapital2, the Surviving Corporation or any of the Company Subsidiaries as of the date of grant, the above percentages will not be reallocated among the remaining individuals.

Schedule 7.06(c)

Annex B

AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This Amendment to Business Combination Agreement (the “Amendment”) is effective as of April 23, 2021, by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), and Cloudbreak Merger Sub, LLC, a Delaware limited liability company (“Merger Sub” and together with GigCapital2 and Cloudbreak, the “Parties,” and individually, a “Party”). Certain capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such terms in the BCA (as defined below).

RECITALS

WHEREAS, GigCapital2, Cloudbreak and Merger Sub are parties to that certain Business Combination Agreement, dated as of November 20, 2020 (the “BCA”), pursuant to which Merger Sub intends to merge with and into Cloudbreak, with Cloudbreak surviving the merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, GigCapital2, Cloudbreak and Merger Sub desire to amend Section 9.01(b) of the BCA to extend the Outside Date (as defined in the BCA) to June 10, 2021.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Recitals. The above recitals are hereby incorporated by reference into this Amendment as if set forth in full in the body hereof and each Party represents and warrants that, as to it, said recitals are true and accurate.

2.    Amendment. The Parties hereby amend and restate Section 9.01(b) of the BCA in its entirety to read as follows:

“(b) by either GigCapital2 or the Company if the Effective Time shall not have occurred prior to June 10, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or”

3.    Interpretation. The terms of Section 1.03 of the BCA are hereby incorporated into this Amendment by reference.

4.    BCA Provisions. Except as specifically amended by this Amendment, all of the terms and conditions of the BCA remain in full force and effect and this Amendment shall be governed by, and construed and enforced in accordance with, such terms and conditions. In the event of a conflict between the provisions of this Amendment and the provisions set forth in the BCA, this Amendment shall control.

B-1

5.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

6.    Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and without reference to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of a different jurisdiction.

7.    Successors and Assigns. No Party to this Amendment may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Amendment without the express prior written consent of each other Party to this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties to this Amendment and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

B-2

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the day and year first above written.

GIGCAPITAL2, INC.

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

CLOUDBREAK MERGER SUB, LLC

By:	/s/ Dr. Raluca Dinu
Name: Dr. Raluca Dinu
Title: President and Chief Executive Officer

CLOUDBREAK HEALTH, LLC

By:	/s/ James B. Edwards
Name: James B. Edwards Title: Chief Executive Officer

[Signature Page to Amendment to BCA]

B-3

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

GIGCAPITAL2, INC.,

CLOUDBREAK HEALTH MERGER SUB, LLC,

CLOUDBREAK HEALTH, LLC,

UPHEALTH HOLDINGS, INC.

CHIRINJEEV KATHURIA

MARIYA PYLYPIV

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of November 20, 2020

i

(continued)

ii

(continued)

EXHIBIT A	Member Support Agreement
EXHIBIT B	Sponsor Support Agreement
EXHIBIT C	Registration Rights and Lock-Up Agreement
EXHIBIT D	UpHealth Certificate of Incorporation

SCHEDULE 2.05	Directors and Officers of the Surviving Company and GigCapital2
SCHEDULE 3.04(d)	Certain Closing Payments
SCHEDULE 6.02	Conduct of Business by GigCapital2 and Merger Sub Pending the Merger
SCHEDULE 7.03	Key Company Members
SCHEDULE 8.02(g)	Locked-Up Members

iii

BUSINESS COMBINATION AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), Cloudbreak Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), Cloudbreak Health, LLC, a Delaware limited liability company (the “Company”), solely with respect to Section 7.15, UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), and solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv (together, the “Significant UpHealth Stockholders”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Members (the “Representative”).

WHEREAS, Merger Sub is a wholly-owned direct subsidiary of GigCapital2;

WHEREAS, GigCapital2 desires to, acquire one hundred percent (100%) of the issued and outstanding membership units of the Company, consisting of Common Units and Series A Preferred Units (collectively, the “Units”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), GigCapital2 and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the GigCapital2;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its Members, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the Members approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (as defined herein), including the Merger, be submitted for consideration by the Members;

WHEREAS, the Board of Directors of GigCapital2 (the “GigCapital2 Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital2 and its stockholders, (b) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (c) recommended that the stockholders of GigCapital2 approve and adopt this Agreement and the Merger and directed that this Agreement and the Merger be submitted for consideration by the stockholders of GigCapital2 at the GigCapital2 Stockholders’ Meeting;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole member, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole member of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole member of Merger Sub;

WHEREAS, prior to, or concurrently with, and as a condition to, the execution of this Agreement, GigCapital2 is entering into a business combination agreement with UpHealth, and UpHealth Merger Sub, Inc., a Delaware corporation (such business combination agreement, the “UpHealth BCA,” and such business combination, the “UpHealth Combination);

WHEREAS, prior to the date hereof, and as a condition to the execution of this Agreement, UpHealth has entered into separate merger agreements with respect to the acquisitions by UpHealth of Behavioral Health Services, LLC, a Missouri limited liability company (“Behavioral Health Services”), Innovations Group, Inc., a Utah corporation (“Innovations Group”), Thrasys, Inc., a California corporation (“Thrasys”) and TTC Healthcare, Inc., a Delaware corporation (“TTC Healthcare”) and a share purchase agreement providing for the purchase of 100% of the equity interests of Glocal Healthcare Systems Private Limited, a company incorporated under the laws of India (“Glocal”), in each case on the terms and subject to the conditions thereof (such merger agreements and share purchase agreement, as amended through the date of this Agreement, the “UpHealth Subsidiary Acquisition Agreements”). Behavioral Health Services, Innovations Group, Thrasys, Inc., TTC Healthcare, Glocal, and all subsidiaries of the foregoing are collectively referred to herein as the “UpHealth Subsidiaries” and for the avoidance of doubt, references herein to “UpHealth Subsidiaries” includes all such entities, irrespective of whether such entities have been acquired or are under contract to be acquired by UpHealth pursuant to any UpHealth Subsidiary Acquisition Agreement;

WHEREAS, GigCapital2, the Company and the Key Members (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Member Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit A (the “Member Support Agreement”), providing that, among other things, the Key Members will vote their Units in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, GigCapital2, the Company and the Sponsor (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor will vote all GigCapital2 Common Stock held by Sponsor in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, GigCapital2 and certain Members shall enter into a Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit C (“Registration Rights and Lock-Up Agreement”);

WHEREAS, in connection with the Closing, GigCapital2 has agreed (a) to repay or cause to be repaid on behalf of the Company the principal and interest outstanding under that certain Credit Agreement, dated as of January 24, 2020, by and among Cloudbreak Health, LLC, Language Access Network, LLC, Carenection, LLC, Columbia Partners Private Capital, a unit of RCP Advisors 2, LLC (“Columbia Capital”), and National Electrical Benefit Fund (the “Columbia Capital Debt”), and (b) repay or cause to be repaid on behalf of the Company the principal and interest outstanding under that certain Subordinated Secured Convertible Promissory Note, dated as of June 16, 2017 (the “Kayne Capital Note”), issued by the Company to MARTTI In The USA, LLC (“Kayne Capital”) (or if certain conditions are not met as described herein in Section 3.04(d), the principal amount outstanding under the Kayne Capital Note within 90 days following the Closing Date in priority to all other outstanding notes issued in connection with the UpHealth Subsidiary Acquisition Agreements);

WHEREAS, the Significant UpHealth Stockholders have agreed to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) that they would receive upon the closing of the UpHealth BCA to potential forfeiture and transfer to the Members as provided herein; and

WHEREAS, for United States federal income tax purposes, the parties to this Agreement, together with each of the parties to the UpHealth BCA, intend that (i) the Merger, the UpHealth Combination and other relevant contributions to GigCapital2 shall constitute a series of transfers as part of a single, integrated transaction and (ii) the Merger, taken together with the UpHealth Combination and other relevant contributions to GigCapital2, shall qualify as an exchange under Section 351(a) of the U.S. Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Certain Definitions . For purposes of this Agreement:

“Accrediting Organization” means any person that accredits or certifies the business, operations, services, facilities or programs of the Company or any of its subsidiaries.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Member Support Agreement, the Sponsor Support Agreement, the Escrow Agreement, the Registration Rights and Lock-Up Agreement and all other agreements, certificates and instruments executed and delivered by GigCapital2, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Combination Shares” means 11,000,000 shares of GigCapital2 Common Stock (based on an implied value of $110,000,000 divided by $10.00 per share).

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Common Unit Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the sum of (i) the Business Combination Shares to be received by the holders of Common Units and (ii) the Business Combination Shares subject to Exchanged Options, in each case as set forth on the Allocation Schedule, by (b) the Company Fully Diluted Units.

“Common Units” means Common Units of the Company issued in accordance with the terms and provisions of the Company LLC Agreement.

“Common Warrants” means the warrant issued by the Company on June 16, 2017 to purchase 526,316 Common Units.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted as of the date hereof.

“Company Certificate of Formation” means the certificate of formation of the Company dated May 26, 2015, as such may have been amended, supplemented or modified from time to time.

“Company Employee” means employees of the Company and the Company Subsidiaries who remain employed

“Company Fully Diluted Units” means the total number of (a) Common Units, (b) Series A Preferred Units, (c) Common Units issuable upon exercise of Common Warrants on a net exercise basis and (d) Common Units issuable upon exercise of Options on a net exercise basis, in each case, outstanding immediately prior to the Effective Time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means the Limited Liability Company Agreement of the Company, dated June 19, 2015, as amended through the date hereof.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, weather conditions, epidemics, pandemics or other outbreaks of illness (including COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), or public health events, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, volcanic activity, tsunami, flood, mudslide, wild fire, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which GigCapital2 has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Software” means Software owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers, partners or customers of the Company or any Company Subsidiaries or GigCapital2 or its subsidiaries (as applicable) that is in the Company’s possession and not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, or advisory by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Formation Date” means May 26, 2015.

“GigCapital2 Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of GigCapital2 dated June 5, 2019, including as it may be amended by approval of the stockholders of GigCapital2 at the annual meeting of stockholders scheduled for December 3, 2020.

“GigCapital2 Common Stock” means GigCapital2’s common stock, par value $0.0001 per share.

“GigCapital2 Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of GigCapital2; or (b) would prevent, materially delay or materially impede the performance by GigCapital2 or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a GigCapital2 Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP after the date of this Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which GigCapital2 operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by GigCapital2 as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that GigCapital2 is disproportionately affected thereby as compared with other participants in the industry in which GigCapital2 operates.

“GigCapital2 Organizational Documents” means the GigCapital2 Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“GigCapital2 Extension Proposal” means the proposal for approval of the stockholders of GigCapital2 to amend the GigCapital2 Certificate of Incorporation to extend the date by which GigCapital2 has to consummate a business combination from December 10, 2020 to March 10, 2021, as set forth in the GigCapital2 Extension Proxy Statement.

“GigCapital2 Extension Proxy Statement” means the definitive proxy statement filed by GigCapital2 with the SEC on November 2, 2020.

“GigCapital2 Extension Redemption” means the right of stockholders of GigCapital2 to redeem GigCapital2 Common Stock pursuant to the GigCapital2 Organizational Documents in connection with the GigCapital2 Extension Proposal.

“GigCapital2 Rights” means rights of GigCapital2, with each right entitling the holder of such right to convert such right into one twentieth (1/20) of one share of GigCapital2 Common Stock upon consummation of the Merger.

“GigCapital2 Units” means units of GigCapital2, with each unit consisting of one share of GigCapital2 Common Stock, one GigCapital2 Warrant and one GigCapital2 Right.

“GigCapital2 Warrants” means warrants of GigCapital2 to purchase shares of GigCapital2 Common Stock, with each warrant exercisable for one share of GigCapital2 Common Stock at an exercise price of $11.50.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Governmental Healthcare Program” means any federal health care programs as defined in 42 U.S.C. § 1320a-7b(f).

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” means all applicable laws governing, regulating, restricting or relating or pertaining to the provision, administration, marketing or advertising, ordering or referring of, or the payment for healthcare items or services, and health information privacy and security, including all (i) Laws governing the operation and administration of any Governmental Healthcare Programs; (ii) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; the Public Health Service Act, 42 U.S.C. § 201 et seq.; the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b), the federal civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), the federal Health Care Fraud Law (18 U.S.C. § 1347), the federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220); and other state and federal laws relating to anti-kickback, illegal remuneration, fraud and abuse or the defrauding of or making or presenting of any false claim, false statement or misrepresentation of material facts to any Governmental Healthcare Programs or other Payor; (iii) HIPAA and Data Privacy and Security Laws; and (iv) all applicable rules and regulations promulgated under, and other laws that address the subject matter of, any of the foregoing or the provision of health care and behavioral health care services via telemedicine.

“Healthcare Permits” means any applicable permit, license, or governmental authorization required in order for Company or its Subsidiaries to conduct the business as currently conducted and to test, manufacture, distribute, market, sell, dispense, provide, or obtain payment for any Company products, such as but not limited to resident or non-resident device distributor licenses, pharmacy licenses, laboratory licenses or wholesaler licenses.

“HIPAA” means 42 U.S.C. §§ 1320d et seq., as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder, in each case as may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, mask works, rights in topography, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names, social media accounts, websites and content; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) Software and rights in Software; (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing; (i) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (j) all legal rights arising from items (a) through (h), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Key Employee” means Jamey Edwards, Andy Panos and Nashina Seria.

“Key Members” means the persons and entities listed on Schedule 7.03.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the Key Employees (without any duty to inquire or investigate), and in the case of GigCapital2, the actual knowledge of Drs. Avi Katz and Raluca Dinu (without any duty to inquire or investigate).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Member” means a holder of Units.

“Merger Sub Organizational Documents” means the certificate of formation and limited liability company agreement of Merger Sub, as amended, modified or supplemented from time to time.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Option” means an option to purchase a Common Unit issued pursuant to the Option Plan.

“Option Plan” means the Cloudbreak Health, LLC 2015 Unit Incentive Plan.

“Optionholder” means a holder of Options.

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary, as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Payor” means any Governmental Healthcare Program or any insurance company, managed care organization, health or medical plan or program or other third-party payor, whether private, commercial or governmental, or any fiscal intermediary, contractor other person administering or overseeing any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means any and all permits, licenses, registrations, variances, clearances, waivers, consents, commissions, exemptions, orders, provider agreements, authorizations and approvals from any Governmental Authority, and/or any Accrediting organization, including any Healthcare Permits, that are required to conduct the business of Company and any Subsidiary, as applicable, in the manner conducted by them as of immediately prior to the Closing, in each case, that are issued or enforced by a Governmental Authority or Accrediting Organization.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Preferred Unit Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Business Combination Shares to be received by the holders of Series A Preferred Units as set forth on the Allocation Schedule by (b) the Company Fully Diluted Units.

“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Protected Health Information, Confidential Information, the Company Business Systems or Business Data and (b) unfair and deceptive practices as they relate to use of Personal Information, data accessibility, advertising communications (e.g., text messages, emails, calls), PCI-DSS, HIPAA, location tracking and marketing.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by the Company or any Company Subsidiary, from which the Company or any Company Subsidiary is currently deriving revenue from the sale or provision thereof.

“Protected Health Information” means any individually identifiable information about a person relating to the treatment, payment or healthcare operations of such person, as defined in 45 C.F.R. § 160.103.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of Article IX of the GigCapital2 Certificate of Incorporation.

“Registered Company IP” means all Company-Owned IP that is the subject of registration or an application for registration, including domain names.

“Requisite Approval” means the affirmative vote of the holders of at least a majority of the voting interest of the then outstanding Series A Preferred Units, voting together as a single class.

“Sanctioned Country” means any country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions Law (currently, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means any person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union, any member state of the European Union, or the United Nations, including (a) any person identified in any list of sanctioned persons maintained by (i) the United States Department of Treasury’s Office of Foreign Assets Control (including the SDN List, FSE List, or SSI List), the United States Department of Commerce’s Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a person described in (a) or (b).

“Sanctions Law” means all applicable Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior.

“Series A Preferred Units” means Series A Preferred Units of the Company issued in accordance with the terms and provisions of the Company LLC Agreement.

“Sponsor” means GigAcquisitions2, LLC, a Delaware limited liability company.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Company, GigCapital2 or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by GigCapital2, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“UpHealth Material Adverse Effect” has the meaning given to the term “Company Material Adverse Effect” in the UpHealth BCA.

“VWAP” means, as of any date, the dollar volume-weighted average price for the GigCapital2 Common Stock on NYSE during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average), or if not available on Bloomberg, as reported by Morningstar.

SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.09(b)
Action	§ 4.11
Agreement	Preamble
Allocation Schedule	§ 3.06(c)
Alternative Transaction	§ 7.05
Antitrust Laws	§ 7.13(a)
Behavioral Health Services	Recitals
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)

Defined Term	Location of Definition
Closing Date	§ 2.02(b)
Code	§ 3.02(h)
Columbia Capital	Recitals
Columbia Capital Debt	Recitals
Common Unit Merger Consideration	§ 3.01(a)(ii)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Subsidiary	§ 4.01(a)
Company Tax Opinion	§ 8.03(h)
Confidentiality Agreement	§ 7.04(b)
Continuing Employees	§ 7.06(b)
Contribution	§ 4.15(e)
Contributor	§ 4.15(e)
Data Security Requirements	§ 4.15(i)
DLLCA	Recitals
EarlyBirdCapital	§ 5.12
Effect	§ 1.01
Effective Time	§ 2.02(a)
Environmental Permits	§ 4.15
Equity Plan	§ 7.06(a)
ERISA	§ 4.12(a)
ERISA Affiliate	§ 4.12(c)
Escrow Agreement	Recitals
Exchange Act	§ 4.24
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
Exchanged Option	§ 3.01(a)(iv)
Extension Date	§ 3.04(e)
Financial Statements	§ 4.09(b)
Flow-Through Returns	§ 7.11(d)
GAAP	§ 4.09(a)
GigCapital2	Preamble
GigCapital2 Board	Recitals
GigCapital2 Preferred Stock	§ 5.03(a)
GigCapital2 Proposals	§ 7.01(a)
GigCapital2 SEC Reports	§ 5.07(a)

Defined Term	Location of Definition
GigCapital2 Stockholders’ Meeting	§ 7.01(a)
Glocal	Recitals
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.12(k)
Improvements	§ 1.01
Innovations Group	Recitals
Initial Post-Closing UpHealth Directors	§ 2.05(b)
IRS	§ 4.12(b)
Kayne Capital	Recitals
Kayne Capital Note	Recitals
Kayne Capital Payoff Letter	§ 3.04(e)
Land	§ 1.01
Law	§ 4.05(a)
Lease	§ 4.14(b)
Lease Documents	§ 4.14(b)
Letter of Transmittal	§ 3.02(b)
Material Contracts	§ 4.18(a)
Member Support Agreement	Recitals
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Interest	§ 5.03(b)
OFAC	§ 4.19(b)
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding GigCapital2 Transaction Expenses	§ 3.04(b)
PCAOB Financial Statements	§ 7.14
Plans	§ 4.12(a)
PPACA	§ 4.12(k)
Preferred Unit Merger Consideration	§ 3.01(a)(iii)
Prior Financial Statements	§ 4.09(a)
Program Requirements	§ 4.13(i)
Proxy Statement	§ 7.01(a)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
SEC	§ 5.07(a)

Defined Term	Location of Definition
Securities Act	§ 5.07(a)
Significant UpHealth Stockholders	Recitals
Surviving Company	§ 2.01
Tax	§ 4.16(p)
Tax Return	§ 4.16(p)
Terminating Company Breach	§ 9.01(f)
Terminating GigCapital2 Breach	§ 9.01(g)
Thrasys	Recitals
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
TTC Healthcare	Recitals
Units	Recitals
UpHealth	Preamble
UpHealth BCA	Recitals
UpHealth Certificate of Incorporation	§ 2.04(c)
UpHealth Board	§ 2.05(b)
UpHealth Merger Sub	§ 5.01(c)
UpHealth Subsidiary	Recitals
UpHealth Subsidiary Acquisition Agreements	Recitals
WARN Act	§ 4.13(c)
Written Consent	§ 7.03

SECTION 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”).

SECTION 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of validly executed and duly delivered deliverables and release of signatures, or such place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

SECTION 2.04 Certificate of Formation; Limited Liability Company Agreement.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of GigCapital2, the Merger Sub, the Company or the equityholders of any of the foregoing, the certificate of formation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company as of the Effective Time, until duly amended in accordance with applicable Law.

(b) At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company, except that references therein to Merger Sub shall be treated as references to the Surviving Company, until thereafter amended as provided by law, the certificate of formation of the Surviving Company and such limited liability company agreement, as applicable.

(c) At the Closing, GigCapital2 shall amend and restate, effective as of the Effective Time, the GigCapital2 Certificate of Incorporation to be as set forth on Exhibit D (the “UpHealth Certificate of Incorporation”), which shall among other things result in GigCapital2 being renamed as “UpHealth, Inc.”

SECTION 2.05 Directors and Officers.

(a) The parties shall cause the initial directors of the Surviving Company and the initial officers of the Surviving Company shall be the individuals set forth under the heading “Surviving Company” on Schedule 2.05 hereto, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company and the DGCL until their respective successors are duly elected or appointed and qualified.

(b) GigCapital2 shall cause the board of directors of UpHealth, Inc. (the “UpHealth Board”) and the officers of UpHealth, Inc. as of immediately following the Effective Time to be comprised of the individuals set forth under the heading “UpHealth” on Schedule 2.05 and such other individuals (who shall each be an “independent director” as defined in the New York Stock Exchange Company Manual) determined in accordance with the UpHealth BCA (such individuals comprising the UpHealth Board as of immediately following the Effective Time, collectively, the “Initial Post-Closing UpHealth Directors”), each to hold office in accordance with the UpHealth Certificate of Incorporation and the Bylaws of UpHealth, Inc. and the DGCL until their respective successors are duly elected or appointed and qualified.

ARTICLE III.

EFFECTS OF THE MERGER

SECTION 3.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of GigCapital2, Merger Sub, the Company or the holders of any of the following securities, the Business Combination Shares shall become issuable as follows:

(i) immediately prior to the Effective Time, each Common Warrant shall convert into Common Units in accordance with their terms;

(ii) each Common Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Common Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Common Unit is entitled, the “Common Unit Merger Consideration”);

(iii) each Series A Preferred Unit (and the membership interests represented thereby) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of GigCapital2 Common Stock equal to the Preferred Unit Exchange Ratio (together with any Business Combination Share Adjustment to which each Series A Preferred Unit is entitled, the “Preferred Unit Merger Consideration,”); and

(iv) each Option that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall be assumed by GigCapital2 and converted into an option to purchase a number of shares of GigCapital2 Common Stock in an amount set forth on the Allocation Schedule, which amount shall be equal to the product of (i) the number of Common Units subject to such Option, multiplied by (ii) the Common Unit Exchange Ratio (each such converted option, an “Exchanged Option”); provided, however, that any fractional share resulting from such multiplication shall be rounded up to the nearest whole share, and GigCapital2 shall pay to such Continuing Employee a cash amount in respect of such fractional share on the next full payroll cycle following the Closing. The exercise price of each Exchanged Options shall be equal to (A) the exercise price of the Option from which it was converted, divided by (B) the Common Unit Exchange Ratio, with such quotient rounded down to the nearest whole cent. Each holder of Exchanged Options shall also be entitled to any Business Combination Share Adjustment made pursuant to Section 4.16. In addition, the transaction contemplated by this Section 3.01(a)(iv) shall in all cases be done in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, to the extent applicable, Section 424(a) of the Code. Except as specifically provided above or as agreed to in writing with any holder of an Option, following the Effective Time, each Exchanged Option shall continue to be governed by the same vesting and exercisability terms and otherwise substantially similar terms and conditions as were applicable to the corresponding former Option immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Options pursuant to this subsection.

(b) Notwithstanding anything to the contrary set forth in this Agreement, the aggregate number of shares of GigCapital2 Common Stock issuable pursuant to Sections 3.01(a)(ii) and 3.01(a)(iii), and upon the exercise of all Exchanged Options on a net exercise basis, shall equal the Business Combination Shares.

(c) Each membership unit of the Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted, without receiving any payment with respect thereto, into and become one (1) validly issued, fully paid and non-assessable membership unit of the Surviving Company.

(d) Notwithstanding anything to the contrary set forth in this Agreement, (i) the portion of the Business Combination Shares issuable to any person pursuant to Sections 3.01(a)(ii) and (iii) shall be calculated on an aggregate basis with respect to all Common Units or Series A Preferred Units held of record by such person immediately prior to the Effective Time, and (ii) after such aggregation, any fractional share of GigCapital2 Common Stock that would otherwise be issuable to such person following such aggregation shall be rounded up to a whole share of GigCapital2 Common Stock.

SECTION 3.02 Exchange.

(a) Exchange Agent. On the Closing Date, GigCapital2 shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by GigCapital2 and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Members, for exchange in accordance with this Article III, the number of shares of GigCapital2 Common Stock sufficient to deliver the Business Combination Shares payable pursuant to this Agreement (such shares of GigCapital2 Common Stock, and any dividends or distributions with respect thereto (pursuant to Section 3.02(c)), being hereinafter referred to as the “Exchange Fund”). GigCapital2 shall cause the Exchange Agent pursuant to irrevocable instructions, to pay the Business Combination Shares out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, GigCapital2 shall use its reasonable best efforts to cause the Exchange Agent to mail to each Member entitled to receive an allocation of the Business Combination Shares, pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to GigCapital2 and the Company (the “Letter of Transmittal”). Within two (2) Business Days (but in no event prior to the Effective Time) after submission to the Exchange Agent of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, such Member shall be entitled to receive in exchange therefore, and GigCapital2 shall cause the Exchange Agent to deliver, the applicable Common Unit Merger Consideration and Preferred Unit Merger Consideration, as applicable, in accordance with the provisions of Section 3.01. The Exchange Agent shall solicit and each Member shall provide a duly executed and completed IRS Form W-9; provided, however, that the sole consequence of a failure by a Member to provide such IRS Form W-9 shall be the withholding of such amounts required by applicable Law from the consideration otherwise payable to such Member pursuant to this Agreement, in accordance with Section 3.02(h). Until submission of a Letter of Transmittal, as contemplated by this Section 3.02, each Member shall only be entitled to receive the Common Unit Merger Consideration or Preferred Unit Merger Consideration, as applicable, in accordance with Section 3.01(a) and shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Common Unit Merger Consideration or Preferred Unit Merger Consideration, as applicable that such holder is entitled to receive in accordance with the provisions of Section 3.01(a).

(c) Distributions with Respect to Unexchanged Shares of GigCapital2 Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the GigCapital2 Common

Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GigCapital2 Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, GigCapital2 shall pay or cause to be paid to the holder of the certificates representing shares of GigCapital2 Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of GigCapital2 Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of GigCapital2 Common Stock.

(d) No Further Rights in Company Units. The Common Unit Merger Consideration and Preferred Unit Merger Consideration, as applicable, payable upon conversion of the Units in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Units.

(e) Adjustments to Per Share Consideration. The Common Unit Merger Consideration and Preferred Unit Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GigCapital2 Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Members for one year after the Effective Time shall be delivered to GigCapital2, upon demand, and any Members who have not theretofore complied with this Section 3.02 shall thereafter look only to GigCapital2 for the applicable Common Unit Merger Consideration and Preferred Unit Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Members as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of GigCapital2 free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, GigCapital2 or the Surviving Company shall be liable to any Member for any such Units (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 3.02.

(h) Withholding Rights. Each of the Exchange Agent, the Company, the Surviving Company and GigCapital2 shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law; provided, however, that other than with respect to any compensatory payments, (i) at least three (3) Business Days before making any such deduction or withholding, such withholding party shall give notice to the recipient of such payment of its intention to make such deduction or withholding, and (ii) such withholding party shall use its commercially reasonable efforts to cooperate with the recipient of such payment to obtain reduction of or relief from such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so withheld by the Exchange Agent, the Company, the Surviving Company and GigCapital2, as the case may be, such withheld amounts shall be (y) timely remitted to the applicable Governmental Authority and (z) treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made by the Exchange Agent, the Company, the Surviving Company and GigCapital2, as the case may be.

SECTION 3.03 Transfer Books. At the Effective Time, the transfer books with respect to Units and Options of the Company shall be closed and there shall be no further registration of transfers of such securities thereafter on the records of the Company. From and after the Effective Time, Members immediately prior to the Effective Time shall cease to have any rights with respect to such Units, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Letters of Transmittal presented to the Exchange Agent or GigCapital2 for any reason shall be converted into the applicable Common Unit Merger Consideration and Preferred Unit Merger Consideration in accordance with the provisions of Section 3.01(a).

SECTION 3.04 Payment of Expenses and Indebtedness.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to GigCapital2 a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, GigCapital2 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s Members.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, GigCapital2 shall provide to the Company a written report setting forth a list of all fees, expenses and disbursements incurred by or on behalf of GigCapital2 or Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of GigCapital2 or Merger Sub in connection with the Transactions, by GigCapital2, UpHealth or the UpHealth Merger Sub in connection with the UpHealth Combination, or otherwise in connection with GigCapital2’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding GigCapital2 Transaction Expenses”). On the Closing Date, GigCapital2 shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding GigCapital2 Transaction Expenses.

(c) On the Closing Date, GigCapital2 shall pay or cause to be paid on behalf of the Company to Columbia Capital the outstanding principal and interest under the Columbia Capital Debt by wire transfer of immediately available funds; provided, that Columbia Capital has delivered to GigCapital2 a customary payoff letter that includes a complete release and discharge of all obligations under the Columbia Capital Debt and such other terms reasonably requested by GigCapital2.

(d) On the Closing Date, GigCapital2 shall pay or cause to be paid on behalf of the Company to Kayne Capital the outstanding principal and interest under the Kayne Capital Note (the “Outstanding Kayne Amount” by wire transfer of immediately available funds; provided, that Kayne Capital has delivered to GigCapital2 a customary payoff letter (the “Kayne Capital Payoff Letter”) that includes a complete release and discharge of all obligations under the Kayne Capital Note (other than those obligations that continue by their terms) and such other terms reasonably requested by GigCapital2; provided, further, however, that, if GigCapital2 would not have at least $60,000,000 of unrestricted cash following the payment of the Outstanding Company Transaction Expenses and the Outstanding GigCapital2 Transaction Expenses, and prior to payment of the expenses set forth on Schedule 3.04(d), GigCapital2 may, subject to a refinancing fee equal to 8% of the Outstanding Kayne Amount to be added to the amount outstanding under the Kayne Capital Note (such increased outstanding amount, the “Refinanced Outstanding Kayne Amount”), defer payment of the Kayne Capital Note until the date that is up to 90 days following the Closing Date (the “Extension Date”) by notifying Kayne Capital thereof and delivering to Kayne Capital a certificate signed by an executive officer of GigCapital2 stating that (i) GigCapital2 shall cause the Kayne Capital Note to be repaid by the Extension Date upon demand of Kayne Capital, (ii) the Refinanced Outstanding Kayne Amount shall from the Closing Date accrue simple interest at a rate of eight percent (8%) per annum until repaid in full, and (iii) shall be paid in priority to all indebtedness of GigCapital2, including all notes issued in connection with the UpHealth Subsidiary Acquisition Agreements.

SECTION 3.05 Appraisal Rights.

(a) No Member shall be entitled to any “dissenter’s rights,” “appraisal rights” or any similar remedies under the DLLCA or any other applicable Law with respect to any Units. Following the Effective Time, each Member shall be entitled only to the right to receive the portion of the Business Combination Shares payable in respect of such Units held of record by such Member pursuant to the terms of this Agreement.

(b) Prior to the Closing, the Company shall give GigCapital2 (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DLLCA. The Company shall not, except with the prior written consent of GigCapital2 (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.06 Allocation Schedule. No later than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to GigCapital2 a schedule (the “Allocation Schedule”) setting forth (a) with respect to each Member, the aggregate Common Unit Merger Consideration and Preferred Unit Merger Consideration, as applicable, payable to such Member under Section 3.01 and the Company LLC Agreement with respect to the Units held of record by such Member as of immediately prior to the Effective Time, (b) with respect to each Optionholder, the aggregate number of Exchanged Options issuable to such Optionholder upon the Effective Time, and the exercise price therefor, pursuant to Section 3.01 with respect to the Options held of record by such Optionholder as of immediately prior to the Effective Time and (c) with respect to each Member and Optionholder, the aggregate Business Combination Share Adjustment to which each such Member and Optionholder would be entitled pursuant to Section 7.15, assuming the net exercise of Options into Common Units and distribution of the Business Combination Share Adjustment in accordance with the Company LLC Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to GigCapital2 and Merger Sub as of the date of this Agreement as follows:

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each significant subsidiary of the Company (“Company Subsidiary” or “Subsidiary”), is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

(b) Set forth in Section 4.01(b) of the Company Disclosure Schedule is a true and complete list of the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock or other equity securities of each Company Subsidiary owned by the Company and each other Company Subsidiary. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. Other than the Company Subsidiaries owned as of the date of this Agreement, the Company does not own any other subsidiaries.

SECTION 4.02 Certificate of Formation and LLC Agreement. The Company has prior to the date of this Agreement made available a complete and correct copy of the certificate of formation and the limited liability company agreement or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of formation, limited liability company agreement or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of formation, limited liability company agreement or equivalent organizational documents except such violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.03 Capitalization.

(a) The authorized Units of the Company consist of 3,000,000 Series A Preferred Units and 7,000,000 Common Units. As of the date of this Agreement, (i) 3,000,000 Series A Preferred Units and 5,034,700 Common Units are issued and outstanding.

(b) Except for 1,732,816 Options and 741,139 Common Warrants, there are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except for the Option Plan, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Units, or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. The Company does not own any equity interests in any person, other than the Company Subsidiaries.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Units of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(e) The Members collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding Units of the Company). Except for the Units held by the Members, and any Units issuable pursuant to the Option Plan or Common Warrants, no Units or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(f) All outstanding Units and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Requisite Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the

Transactions (other than, with respect to the Merger, the Requisite Approval, and the filing and recordation of appropriate merger documents as required by the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by GigCapital2 and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DLLCA and of the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(a) of the Company Disclosure Schedule, , including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation or limited liability company agreement or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DLLCA, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits does not constitute a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in material default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07 Health Regulatory.

(a) To the Company’s knowledge, the Company and any Subsidiary are, and since the Formation Date, have been, in material compliance with all applicable Healthcare Laws. The Company has not received any notice, subpoena, charges, orders, or any other request from any Governmental Authority regarding any violation or alleged violation of any applicable Healthcare Laws, or any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial, corrective or response action of any nature. The Company and any Subsidiary have, and are in material compliance with, all applicable Healthcare Permits necessary to conduct their respective businesses as presently conducted, and all such Healthcare Permits are in full force and effect and no cancellation, revocation or suspension of any such Healthcare Permit is pending or to the Company’s knowledge, threatened.

(b) To the Company’s knowledge, neither the Company nor any Subsidiary has submitted, nor caused to be submitted, any claim for payment to any Governmental Healthcare Program, that was false or fraudulent, or in violation of any false claim or fraud Law, including the federal False Claims Act or any other applicable federal or state false claim or fraud Law.

(c) To the Company’s knowledge, neither the Company nor any Subsidiary, nor any officer, director, or employee of the Company or any Subsidiary have been (i) debarred under 21 U.S.C. § 335a or suspended, excluded or debarred from contracting with any Governmental Authority or from participating in any Governmental Healthcare Program, or any federal or state governmental procurement or non-procurement program; (ii) the subject of any investigation conducted by or on behalf of any Governmental Authority; (iii) subject to any criminal, civil or administrative fine, assessment or penalty imposed by any Governmental Authority, or any order, writ, judgment, verdict, injunction, decree, stipulation, ruling, determination or award entered into or issued by or with any Governmental Authority, with respect to any Governmental Healthcare Program or other Payor plan or program, nor is any of the foregoing pending or, to the Company’s knowledge, threatened; (iv) convicted of a criminal or civil offense under any Healthcare Law or is or has been under indictment for the same; (v) a defendant in any qui tam, False Claims Act or similar litigation, (vi) a party to an individual integrity agreement or corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), deferred prosecution agreement or similar agreement; (vii) subject to any reporting obligations relating to the provision of any healthcare goods or services or the payment therefor pursuant to any settlement agreement entered into with any Governmental Authority; or (viii) served with or received any search warrant, subpoena or civil investigative demand by or from any Governmental Authority pursuant to a Healthcare Law; nor are any of the foregoing pending or, to the Company’s knowledge, threatened.

(d) To the Company’s knowledge, neither the Company nor any Subsidiary has (i) offered, paid, solicited or received any remuneration, kickback, bribe or rebate to or from any person in exchange for any business, contract or payments from or to any person, nor (ii) been party to any contract, lease, agreement, joint venture, or other arrangement with any health system, hospital, manufacturer, laboratory, or other health care facility, physician or other healthcare provider or immediate family member thereof, or other person who is in a position to make or influence referrals to or otherwise generate business for the Company or any Subsidiary, except in material compliance with all applicable Healthcare Laws.

(e) Since the Formation Date, neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any officer, director, manager, employee, or independent contractor has, (i) violated, aided or abetted the violation of, or conspired to violate the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) or the U.K. Bribery Act of 2010 (“UK Bribery Act”), each as amended, or (ii) materially violated, aided or abetted the material violation of, or conspired to materially violate any other Laws concerning or relating to bribery or corruption (collectively, with the FCPA and the UK Bribery Act, the “Anticorruption Laws”) or money laundering (the “AML Laws”).

(f) Neither the Company, nor any Subsidiary, nor to the Company’s knowledge, any person on behalf of the Company or any Subsidiary (i) is a Sanctioned Person, (ii) has violated, aided and abetted the violation of, or conspired to violate any Sanctions Laws or export control laws, (iii) has been the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding, any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any Subsidiary, and (iv) to the Company’s knowledge, no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings in connection with any conduct related to any Sanctions Laws or export control laws.

(g) No action, suit, or proceeding by or before any Governmental Authority or investigation by the Company concerning the Company or any Subsidiary with respect to the Anticorruption Laws, AML Laws, Sanctions Laws or export control laws is pending or, to the Company’s knowledge, threatened. The Company and any Subsidiary have internal policies, procedures, and controls reasonably designed to achieve compliance with all applicable Anticorruption Laws, AML Laws, Sanctions Laws and export control Laws.

SECTION 4.08 Information Privacy and Security Compliance

(a) Since the Formation Date, to the knowledge of the Company, the collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information by the Company and any Subsidiary materially complies with, and has not materially violated, (i) any applicable contract, (ii) any applicable Privacy Law, or (iii) any published privacy policy of the Company or any Subsidiary, then in effect. Each of the Company and any Subsidiary has posted in accordance with applicable Privacy Laws a privacy policy governing its use of Personal Information on its websites and if required by contract, on websites it maintains on behalf of customers, and has materially complied at all times with such privacy policy.

(b) Since the Formation Date, the Company and each Subsidiary has maintained commercially reasonable security measures designed to protect the confidentiality, integrity and availability of Personal Information and non-public information in its possession or control.

(c) The Company has entered into a business associate agreement in each case in which it (i) acts as a business associate (as defined in 45 C.F.R. 160.103) and (ii) provides Protected Health Information to its agents, subcontractors or vendors, in each case as required by, and in conformity with, applicable Privacy Laws.

(d) Since the Formation Date, to the knowledge of the Company, no person has gained unauthorized access to or made any unauthorized use of any Personal Information maintained by the Company or of the information technology systems used by the Company or any Subsidiary.

(e) Since the Formation Date, to the knowledge of the Company, all software owned by the Company or any Subsidiary is free from any material software defect, and does not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise materially harm any computer, systems or software.

(f) To the knowledge of the Company, no member of the Company or any Subsidiary is under investigation by any Governmental Authority for a violation of any applicable Privacy Laws or received any notices from any Governmental Authority relating to any such violations.

(g) Since the Formation Date, to the knowledge of the Company, the Company and any Subsidiary has materially complied with all applicable material contracts, all applicable Privacy Laws and HIPAA.

SECTION 4.09 Financial Statements.

(a) The Company has made available to GigCapital2 true and complete copies of the consolidated audited balance sheets and the related statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for the last two full fiscal years (collectively, the “Prior Financial Statements”), which are attached as Section 4.09(a) of the Company Disclosure Schedule. Each of the Prior Financial Statements (including the notes thereto) (i) except as set forth on Section 4.09(b) of the Company Disclosure Schedule, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to GigCapital2 a true and complete copy of the unaudited balance sheet of the Company for the portion of the current fiscal year of the Company ended September 30, 2020 (the “2020 Balance Sheet”), and the related unaudited statements of operations and cash flows (or equivalent financial statements, as applicable) of the Company for such period then ended, which are attached as Section 4.09(b) of the Company Disclosure Schedule (such financial statements, including the 2020 Balance Sheet, collectively with the Prior Financial Statements, the “Financial Statements”). Such unaudited financial statements (i) except as set forth on Section 4.09(b) of the Company Disclosure Schedule, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c) Except as and to the extent set forth on the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2020 Balance Sheet, (ii) obligations for future performance under any contract to which the Company is a party or (iii) liabilities and obligations which would not reasonably be expected to result in a Company Material Adverse Effect.

(d) Since January 1, 2018 (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts receivable of the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2020 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since the date of the 2020 Balance Sheet, the Company has not modified or changed in any material respect its sales practices or methods including such practices and methods in accordance with which the Company fills orders or records sales.

(g) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2020 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.10 Absence of Certain Changes or Events. Since the date of the 2020 Balance Sheet and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.11 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any material property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.12 Employee Benefit Plans.

(a) All employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, and with respect to which the Company or any Company Subsidiary has any obligation have been made available to GigCapital2, other than any (A) employment agreements that do not contain severance, retention or change of control pay or benefits and that are terminable at will without the payment of compensation or (B) consulting contracts or agreements that do not contain severance, retention or change of control pay or benefits and that are terminable with 30 days or less notice without penalty. Section 4.12(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, restricted stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, gratuity, change in control, employment, severance, provident fund, pension, fringe benefit, sick pay and vacation plans or arrangements or other compensation and employee benefit plans, programs or arrangements, in each case which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”), provided, however, that the Company shall not be required to list each employment agreement that is terminable at will without the payment of compensation.

(b) With respect to each Plan (and except as set forth in Section 4.12(a)), the Company has made available to GigCapital2, if applicable (i) a true and complete copy of the current plan document (or written summaries of any unwritten Plans) and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications thereto, (iii) a copy of the 2018 Department of Labor Form 5500 annual report and accompanying schedules filed for the 2018 plan year, (iv) copies of the most recently received Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any of its ERISA Affiliates have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code. The Company does not have or reasonably expect to have any liability under a multiple employer welfare arrangement under ERISA. None of the Plans that is intended to be qualified under Section 401(a) of the Code has ever held employer securities or employer real property as a plan asset. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with another person would be deemed a “single employer” with such person for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination, pay in lieu of notice or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any similar State coverage continuation Law.

(f) Each Plan is and has been within the past six (6) years administered in compliance with its terms and, in all material respects, in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. Except as would not individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect, the Company and its ERISA Affiliates have performed, in all respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan that has resulted or is reasonably likely to result in liability to the Company or any Company Subsidiary. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) with respect to a preapproved plan, is entitled to rely on a favorable opinion or advisory letter from the IRS with respect to the underlying preapproved plan, and to the knowledge of Company, no fact or event has occurred since the date of such determination, opinion or advisory letter or letters from the IRS that would reasonably be expected to result in the revocation of the qualified status of any such Plan or the exempt status of any such trust by the IRS.

(h) To the knowledge of the Company, there has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is reasonably likely to result in material liability of the Company or any Company Subsidiary. There have been no acts or omissions by the Company or any of its ERISA Affiliates that have given or would reasonably be expected to give rise to any material fines, penalties, taxes or related charges on the Company or any Company Subsidiary under Sections 502 or 4071 of ERISA or Chapter 43 of the Code.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary maintains, administers or has any liability (contingent or otherwise) with respect to a defined benefit plan that is subject to Section 412 of the Code or Title IV of ERISA or other applicable Law. Each Plan required to be funded by applicable Law or the terms of such Plan has been, is and will be materially funded as of the Closing, subject to and to the extent required by applicable Law or the relevant Plan.

(j) The Company and each of its ERISA Affiliates has each complied in all material respects with the applicable notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”), and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been documented, administered and operated, in all material respects, in good faith compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or would reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.13 Labor and Employment Matters.

(a) The Company has made available to GigCapital2 a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); (ii) hire date; (iii) exemption treatment by the Company under applicable wage and hour Laws; (iv) current annual base compensation rate (or, for hourly employees, the applicable hourly compensation rate); and (v) 2020 target commission, bonus or other incentive based compensation. Except as set forth on Section 4.13(a) of the Company Disclosure Schedule as of the date hereof, all earned compensation, including wages, commissions and bonuses, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by any of their respective current or former employees, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor has been since January 1, 2018, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) since January 1, 2018, there has not been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

(c) Except as would not result in a Company Material Adverse Effect for the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries are and for the past three years have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local Laws), immigration, meal and rest breaks, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state, local or foreign Laws and orders by Governmental Authorities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable in any material amount for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. Except as would not result in a Company Material Adverse Effect for the Company and the Company Subsidiaries, taken as a whole, (i) all current employees of the Company and the Company Subsidiaries, as applicable, are properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state and foreign wage and hour Laws; and (ii) all current independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, are properly classified under applicable Law. Within the past three years, there have been no misclassification claims filed or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i)The Company has delivered to GigCapital2 accurate and complete copies of all (1) material workplace communications from the Company and any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

(e) There has been no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to Closing that triggered the obligations of the Company or any Company Subsidiary under the WARN Act or similar state, local or foreign Laws.

SECTION 4.14 Real Property; Title to Assets.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth the Owned Real Property. The Company or one of the Company Subsidiaries has good and valid title in fee simple to the Owned Real Property, free and clear of all Liens other than Permitted Liens.

(b) Section 4.14(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to GigCapital2. Except as otherwise set forth in Section 4.14(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company, nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property or any portion of the Owned Real Property.

(c) Other than the COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Owned Real Property or Leased Real

Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Owned Real Property or Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property, valid leasehold or subleasehold interests in, all of its real property used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) other material unregistered trademarks and copyrights, Company Software, and any Business Systems owned or purported to be owned by the Company or any Company Subsidiary that would have a replacement cost of more than $75,000; and (iii) all contracts or agreements to use any Company-Licensed IP that are material to the Company Business, including for Intellectual Property rights incorporated in or necessary for any Products, and the Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and/or aggregate annual license and maintenance fees of less than $75,000).

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP. Immediately subsequent to the Closing, the Company IP shall be owned or available for use by the Company and the Company Subsidiaries on terms and conditions identical to those under which they own or use the Company IP immediately prior to the Closing, without payment of additional fees. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, valid and enforceable. All Registered Company IP is currently in compliance with all applicable legal requirements. No loss or expiration of any of the Company-Owned IP, or to the Company’s knowledge, any of the Company-Licensed IP, is threatened, or pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets, and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets, or other Confidential Information that is material to the business of the Company or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii) the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the Company’s knowledge, no other person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP; (iv) none of the Company-Owned IP or Products is subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, or any Product, and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Merger Sub or GigCapital2, and pursuant to which such persons have irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution, without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary, and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. No current or former employee, consultant or independent contractor of the Company or any of the Company Subsidiaries: (A) is in violation of any term or covenant of any agreement with any other person by virtue of such employee, consultant or independent contractor being employed by, or performing services for, the Company or any Company Subsidiary, or is using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company IP, or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Sections 4.15(a)(iii), 4.15(e) or 4.15(k) of the Company Disclosure Schedule.

(g) All use and distribution of Open Source Materials by or through the Company and the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Neither the Company nor any Company Subsidiary has incorporated any Copyleft Materials into any Company Software or otherwise used any Copyleft Materials, in each case, in a manner that requires the Company Software or Company-Licensed IP, any portion thereof, or any Company IP, to be subject to Copyleft Licenses.

(h) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintains business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(i) The Company and each of the Company Subsidiaries currently and previously have complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiary, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all Program Requirements and contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company and the Company Subsidiaries have each implemented and maintained, and have required third parties that process Personal Information or Confidential Information for or on behalf of the Company or the Company Subsidiaries to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). Neither the Company nor any Company Subsidiaries has inserted, and to the knowledge of the Company, no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems or Product components including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any Company Subsidiary has engaged in the sale of Personal information. The Company and the Company Subsidiaries have valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company and the Company Subsidiaries, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(j) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or GigCapital2 from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of Merger Sub or GigCapital2 has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

(k) All current officers, management employees, technical and professional employees, consultants and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, consultants or independent contractors of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(l) No funding and no personnel, facilities or other resources of any Governmental Authority, university, college, other similar institution, or research center were used in the development of any Company-Owned IP, nor does any such person have any rights, title or interest in or to any Company-Owned IP.

(m) Neither the Company nor any Company Subsidiaries is, or has ever been, a member or promoter of, or contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiaries to grant or offer to any other person any license or right to any Company-Owned IP.

(n) No person or entity other than the Company and the Company Subsidiaries has or has had possession of any source code for any Company Software and the consummation of the transactions contemplated herein will not result in the release of any source code for any Company Software or any other proprietary Company-Owned IP.

SECTION 4.16 Taxes.

(a) The Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all income and other material Taxes, whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith and are disclosed in Section 4.16(a) of the Company Disclosure Schedule; (iii) with respect to all material Tax Returns filed by or with respect to the Company or any Company Subsidiary, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Company for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d) None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any plan or contract that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(e) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(g) Neither the Company nor any of the Company Subsidiaries (i) has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(h) The Company has made available to GigCapital2 true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and its Company Subsidiaries for tax years 2017, 2018 and 2019.

(i) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) None of the Company or the Company Subsidiaries has received written notice from a non-United States taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) None of the Company or the Company Subsidiaries has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

(m) The Company is treated as a partnership for U.S. federal income tax purposes.

(n) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, schedules and information returns, as well as attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes.

SECTION 4.17 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since January 1, 2018 or is in material violation of applicable Environmental Law; (b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permits”); (e) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions, and (f) each of the Company and each Company Subsidiary is in material compliance with its Environmental Permits.

SECTION 4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.18(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.12(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with suppliers to the Company or any Company Subsidiary for expenditures paid or payable by the Company or any Company Subsidiary of more than $500,000, in the aggregate, over any 12-month period;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary that is a party require annual payments of $500,000 or more by the Company or any Company Subsidiary that is a party thereto;

(iv) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(v) all partnership agreements, joint venture or other similar agreements;

(vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(vii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(viii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that materially relates to the Company, any Company Subsidiary or materially impacts the Company Business;

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.15(a) of the Company Disclosure Schedule;

(xi) contracts which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business that are substantially in the same form as the Company’s or a Company Subsidiary’s standard form customer agreements as have been provided to GigCapital2; and

(xii) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to GigCapital2 true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.19 International Trade Laws.

(a) The Company and the Company Subsidiaries are in compliance in all respects with all International Trade Laws applicable to them, except where the failure to be in compliance does not constitute a Company Material Adverse Effect. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals, except with respect to clauses (i), (ii) and (iii) does not constitute a Company Material Adverse Effect; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) Except as would not constitute a Company Material Adverse Effect, neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary, or, to the Company’s actual or constructive knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company and the Company Subsidiaries have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five years.

SECTION 4.20 Insurance.

(a) Section 4.20(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect and all premiums thereto have been paid; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.21 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its Members, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the Members approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s Members. The Requisite Approval is the only vote of the holders of any class or series of Units of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Approval and no additional approval or vote from any holders of any class or series of Units of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.22 Certain Business Practices. Since the Formation Date, none of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company, the Company’s predecessors, or any Company Subsidiary, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable anti-bribery or Anticorruption Laws. The Company and all Company Subsidiaries have adopted and maintain adequate policies, procedures, and controls to ensure that the Company and the Company Subsidiaries have complied and are in compliance with all applicable anti-bribery or anti-corruption Laws. The Company and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records and accounts; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

SECTION 4.23 Interested Party Transactions. Except as set forth on Schedule 4.23 of the Company Disclosure Schedule, except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.18(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.23. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.24 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 4.25 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

SECTION 4.26 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to GigCapital2, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to GigCapital2, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to GigCapital2, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF GIGCAPITAL2 AND MERGER SUB

Except as set forth in the GigCapital2 SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such GigCapital2 SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), GigCapital2 hereby represents and warrants to the Company as follows:

SECTION 5.01 Organization.

(a) GigCapital2 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Merger Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(c) Merger Sub and UpHealth Merger Sub, Inc., a Delaware corporation (“UpHealth Merger Sub”), are the only subsidiaries of GigCapital2. Except for Merger Sub and UpHealth Merger Sub, GigCapital2 does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02 Organizational Documents. Each of GigCapital2 and Merger Sub has heretofore furnished to the Company complete and correct copies of the GigCapital2 Organizational Documents and the Merger Sub Organizational Documents. The GigCapital2 Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither GigCapital2 nor Merger Sub is in violation of any of the provisions of the GigCapital2 Organizational Documents and the Merger Sub Organizational Documents, respectively.

SECTION 5.03 Capitalization.

(a) The authorized capital stock of GigCapital2 consists of (i) one-hundred million (100,000,000) shares of GigCapital2 Common Stock, and (ii) one million (1,000,000) shares of preferred stock, par value $0.0001 per share (“GigCapital2 Preferred Stock”). As of the date of this Agreement (i) twenty-two million two hundred forty-five thousand (22,245,000) shares of GigCapital2 Common Stock are issued and outstanding (which includes seventeen million two hundred fifty thousand (17,250,000) shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of GigCapital2 Common Stock are held in the treasury of GigCapital2, (iii) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) GigCapital2 Warrants are issued and outstanding, (iv) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) GigCapital2 Rights are issued and outstanding, (v) seventeen million eight hundred and seventeen thousand five hundred (17,817,500) shares of GigCapital2 Common Stock are reserved for future issuance pursuant to the GigCapital2 Warrants and (vi) eight hundred ninety thousand eight hundred seventy five (890,875) shares of GigCapital2 Common Stock are reserved for issuance upon conversion of the GigCapital2 Rights. As of the date of this Agreement, there are no shares of GigCapital2 Preferred Stock issued and outstanding. Each GigCapital2 Warrant is exercisable for one share of GigCapital2 Common Stock at an exercise price of $11.50.

(b) As of the date of this Agreement, the authorized limited liability company interests of Merger Sub are not unitized (the “Merger Sub Interests”). All outstanding Merger Sub Interests have been duly authorized and validly issued and are not subject to capital call rights or preemptive rights, and are held by GigCapital2 free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding GigCapital2 Units, shares of GigCapital2 Common Stock, GigCapital2 Warrants and GigCapital2 Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the GigCapital2 Organizational Documents.

(d) The Business Combination Shares being delivered by GigCapital2 hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the GigCapital2 Organizational Documents. The Business Combination Shares will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for securities issued by GigCapital2 as permitted by this Agreement and the GigCapital2 Warrants and the GigCapital2 Rights, GigCapital2 has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of GigCapital2 or obligating GigCapital2 to issue or sell any shares of capital stock of, or other equity interests in, GigCapital2. All shares of GigCapital2 Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither GigCapital2 nor any subsidiary of GigCapital2 is a party to, or otherwise bound by, and neither GigCapital2 nor any subsidiary of GigCapital2 has granted, any equity appreciation rights, participations, phantom equity or similar rights. GigCapital2 is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of GigCapital2 Common Stock or any of the equity interests or other securities of GigCapital2 or any of its subsidiaries. There are no outstanding contractual obligations of GigCapital2 to repurchase, redeem or otherwise acquire any shares of GigCapital2 Common Stock. There are no outstanding contractual obligations of GigCapital2 to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04 Authority Relative to This Agreement. Each of GigCapital2 and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub and the consummation by each of GigCapital2 and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GigCapital2 or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of GigCapital2 Common Stock and by the holders of a majority of the then-outstanding Merger Sub Interests, and the filing and recordation of appropriate merger documents as required by the DLLCA, and (b) with respect to the issuance of GigCapital2 Common Stock and the amendment and restatement of the GigCapital2 Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of GigCapital2 Common Stock). This Agreement has been duly and validly executed and delivered by GigCapital2 and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of GigCapital2 and Merger Sub, enforceable against GigCapital2 and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub do not, and the performance of this Agreement by each of GigCapital2 and Merger Sub will not, (i) conflict with or violate the GigCapital2 Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of GigCapital2 or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of GigCapital2 or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of GigCapital2 or Merger Sub is a party or by which each of GigCapital2 or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which individually or in the aggregate would not have or reasonably be expected to have a GigCapital2 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of GigCapital2 and Merger Sub do not, and the performance of this Agreement by each of GigCapital2 and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL or DLLCA and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent GigCapital2 or Merger Sub from performing its obligations under this Agreement.

(c) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), GigCapital2 has made or will make all required filings or applications under Antitrust Laws for the UpHealth Combination, as applicable, and has used its reasonable best efforts to obtain all requisite approvals and authorizations for the UpHealth Combination under Antitrust Laws as expeditiously as possible.

(d) GigCapital2 is its own “ultimate parent entity” (as defined in 16 C.F.R. §801.1(a)(3)). The “person” (as defined in 16 C.F.R. §801.1(a)(1)) of which GigCapital2 is the “ultimate parent entity” – i.e., the “person” consisting of GigCapital2 and all entities that GigCapital2 controls directly or indirectly, does not have “total assets” or “annual net sales” (each as defined in 16 C.F.R. §801.11) of $188,000,000 or more.

SECTION 5.06 Compliance. Neither GigCapital2 nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to GigCapital2 or Merger Sub or by which any property or asset of GigCapital2 or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which GigCapital2 or Merger Sub is a party or by which GigCapital2 or Merger Sub or any property or asset of GigCapital2 or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a GigCapital2 Material Adverse Effect. Each of GigCapital2 and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for GigCapital2 or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) GigCapital2 has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since

June 5, 2019, together with any amendments, restatements or supplements thereto (collectively, the “GigCapital2 SEC Reports”). GigCapital2 has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GigCapital2 with the SEC to all agreements, documents and other instruments that previously had been filed by GigCapital2 with the SEC and are currently in effect. As of their respective dates, the GigCapital2 SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of GigCapital2 has filed with the SEC on a timely basis all documents required with respect to GigCapital2 by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the GigCapital2 SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of GigCapital2 as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). GigCapital2 has no off-balance sheet arrangements that are not disclosed in the GigCapital2 SEC Reports. No financial statements other than those of GigCapital2 are required by GAAP to be included in the consolidated financial statements of GigCapital2.

(c) Except as and to the extent set forth in the GigCapital2 SEC Reports, neither GigCapital2 nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of GigCapital2’s and Merger Sub’s business.

(d) GigCapital2 is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) GigCapital2 has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GigCapital2 and other material information required to be disclosed by GigCapital2 in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to GigCapital2’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting GigCapital2’s principal executive officer and principal financial officer to material information required to be included in GigCapital2’s periodic reports required under the Exchange Act.

(f) GigCapital2 maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that GigCapital2 maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. GigCapital2 has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of GigCapital2 to GigCapital2’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of GigCapital2 to record, process, summarize and report financial data. GigCapital2 has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of GigCapital2. Since June 5, 2019, there have been no material changes in GigCapital2 internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by GigCapital2 to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GigCapital2. GigCapital2 has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither GigCapital2 (including any employee thereof) nor GigCapital2’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GigCapital2, (ii) any fraud, whether or not material, that involves GigCapital2’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GigCapital2 or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the GigCapital2 SEC Reports. To the knowledge of GigCapital2, none of the GigCapital2 SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08 Absence of Certain Changes or Events. Since June 5, 2019, except as expressly contemplated by this Agreement, (a) GigCapital2 has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any GigCapital2 Material Adverse Effect.

SECTION 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of GigCapital2, threatened against GigCapital2, or any property or asset of GigCapital2, before any Governmental Authority. Neither GigCapital2 nor any material property or asset of GigCapital2 is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of GigCapital2, continuing investigation by, any Governmental Authority.

SECTION 5.10 Board Approval; Vote Required.

(a) The GigCapital2 Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of GigCapital2 and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of GigCapital2 approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of GigCapital2 at the GigCapital2 Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of GigCapital2 necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of GigCapital2 Common Stock.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole member, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole member of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole member of Merger Sub.

(d) The only vote of the holders of any class or series of units of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding Merger Sub Interests.

SECTION 5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

SECTION 5.12 Brokers. Except for EarlyBirdCapital, Inc. (“EarlyBirdCapital”), Northland Securities, Inc., Nomura Securities International, Inc. and Odeon Capital Group LLC,, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of GigCapital2 or Merger Sub.

SECTION 5.13 GigCapital2 Trust Fund. As of the date of this Agreement, GigCapital2 has no less than $174,272,398.21 in the trust fund established by GigCapital2 for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 10, 2019, between GigCapital2 and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions, and no termination, repudiation, rescission, amendment, supplement or modification is contemplated. GigCapital2 has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by GigCapital2 or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between GigCapital2 and the Trustee that would cause the description of the Trust Agreement in the GigCapital2 SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of GigCapital2, that would entitle any person (other than stockholders of GigCapital2 who shall have elected to redeem their shares of GigCapital2 Common Stock pursuant to the GigCapital2 Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the GigCapital2 Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of GigCapital2, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, GigCapital2 shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to GigCapital2 as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of GigCapital2 due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of GigCapital2 who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to GigCapital2 in connection with its efforts to effect the Merger and the UpHealth Combination (including fees owed by GigCapital2 to EarlyBirdCapital, Northland Securities, Inc. and Odeon Capital Group LLC, pursuant to that certain Business Combination Marketing Agreement, dated June 5, 2019, among EarlyBirdCapital and GigCapital2). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, GigCapital2 has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GigCapital2 at the Effective Time.

SECTION 5.14 Employees. Other than any officers as described in the GigCapital2 SEC Reports, GigCapital2 and Merger Sub have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by GigCapital2’s officers and directors in connection with activities on GigCapital2’s behalf in an aggregate amount not in excess of the amount of cash held by GigCapital2 outside of the Trust Account, GigCapital2 has no unsatisfied material liability with respect to any employee, officer or director. GigCapital2 and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plan, program or arrangement.

SECTION 5.15 Taxes.

(a) GigCapital2 and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all income and other material Taxes whether or not shown as due on such filed Tax Returns, except with respect to Taxes that are being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of GigCapital2 for any material Taxes of GigCapital2 that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither GigCapital2 nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) Neither GigCapital2 nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(d) Neither GigCapital2 nor Merger Sub has any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (but excluding contracts, the primary purpose of which do not relate to taxes), or otherwise.

(e) Neither GigCapital2 nor Merger Sub (i) has any request for a material ruling in respect of Taxes pending between GigCapital2 and/or Merger Sub, on the one hand, and any Tax authority, on the other hand, or; (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(f) Neither GigCapital2 nor Merger Sub has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) There are no Tax liens upon any assets of GigCapital2 except for Permitted Liens.

(h) Neither GigCapital2 nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) Neither GigCapital2 nor Merger Sub has taken, has agreed to take, or intends to take, in each case, any action that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment. To the knowledge of the GigCapital2, no facts or circumstances exist that could reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.

SECTION 5.16 Listing. The issued and outstanding GigCapital2 Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX.U.” The issued and outstanding shares of GigCapital2 Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX”. The issued and outstanding GigCapital2 Warrants and GigCapital2 Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “GIX.WS” and “GIX.RT,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of GigCapital2, threatened in writing against GigCapital2 by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the GigCapital2 Units, the shares of GigCapital2 Common Stock, GigCapital2 Warrants or GigCapital2 Rights or terminate the listing of GigCapital2 on the New York Stock Exchange. None of GigCapital2 or any of its affiliates has taken any action in an attempt to terminate the registration of the GigCapital2 Units, the shares of GigCapital2 Common Stock, the GigCapital2 Warrants or the GigCapital2 Rights under the Exchange Act.

SECTION 5.17 GigCapital2’s and Merger Sub’s Investigation and Reliance. Each of GigCapital2 and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by GigCapital2 and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. GigCapital2, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. Neither GigCapital2 nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its Members, affiliates or Representatives shall have any liability to GigCapital2, Merger Sub or any of their respective stockholders, members, affiliates or Representatives resulting from the use of any information, documents or materials made available to GigCapital2 or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its Members, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) the Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) reasonably taken in response to COVID-19 Measures, or unless GigCapital2 shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice;

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the Key Employees, except as would not result or be reasonably likely to result in a Company Material Adverse Effect for the Company and the Company Subsidiaries, taken as a whole; and

(iii) Company shall, and shall cause the Company Subsidiaries to, conduct their business in compliance with applicable Law, including all Healthcare Laws.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, (3) required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) reasonably taken in response to COVID-19 Measures, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of GigCapital2 (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of formation or limited liability company agreement or equivalent organizational documents that would impair the ability of the Company to consummate the Transactions;

(ii) other than any transaction bonus plan implemented by the Company prior to the Closing issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any units or shares of any class of or capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any units or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary, provided that the exercise or settlement of any Options or grants of Options in the ordinary course of business shall not require the consent of GigCapital2; or (B) any material assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity, property or otherwise, with respect to any of its Units (other than tax distributions to the extent permitted under the Company LLC Agreement and necessary to satisfy any Member’s current tax liability to any Governmental Authority);

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Units, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $1,000,000; or (B) incur any indebtedness for borrowed money in excess of $1,000,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) other than any such transactions involving less than $250,000, or any transaction bonus plan implemented by the Company prior to the Closing, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current employee, director, officer, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former employee, director, officer, or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any director, officer, or employee whose base salary would exceed, on an annualized basis, $500,000;

(vii) amend, other than reasonable and usual amendments in the ordinary course of business, accounting policies or procedures, other than as required by GAAP;

(viii) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, in each case, except in the ordinary course consistent with past practice;

(ix) take any action where such action would reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(x) other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.12(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(xi) other than any transaction bonus plan implemented by the Company prior to the Closing, adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(xii) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business; or

(xiii) enter into binding commitment to do any of the foregoing.

SECTION 6.02 Conduct of Business by GigCapital2 and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, except as set forth on Schedule 6.02 attached hereto and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), GigCapital2 agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of GigCapital2 and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice; provided, that GigCapital2 shall use its commercially reasonable efforts to (1) effect the GigCapital2 Extension Proposal, (2) limit the exercise of Redemption Rights, and (3) to retain the cash and cash equivalents in the Trust Account. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, as set forth on Schedule 6.02 attached hereto or and as required by applicable Law (including any as may be requested or compelled by any Governmental Authority), neither GigCapital2 nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) other than the amendment to the GigCapital2 Certificate of Incorporation that is contemplated to be approved by the stockholders of GigCapital2 at the annual meeting of stockholders scheduled to occur on December 3, 2020, amend or otherwise change the GigCapital2 Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of GigCapital2 other than Merger Sub;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the GigCapital2 Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the GigCapital2 Common Stock, GigCapital2 Warrants or GigCapital2 Rights except for redemptions from the Trust Fund that are required pursuant to the GigCapital2 Organizational Documents;

(d) except as is reasonably necessary to effect the transactions hereunder and would not be materially detrimental to the Members as of the date of this Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of GigCapital2 or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of GigCapital2 or Merger Sub;

(e) other than the acquisition of UpHealth pursuant to the terms of the UpHealth BCA, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) except as is reasonably necessary to effectuate the transactions contemplated hereunder and would not be materially detrimental to the Members as of the date of this Agreement, or in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GigCapital2, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) take any action where such action could reasonably be expected to prevent or impede the transactions contemplated in this Agreement from qualifying for the Intended Tax Treatment;

(i) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability, in each case, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of GigCapital2 or Merger Sub;

(k) amend the Trust Agreement or any other agreement related to the Trust Account; or

(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

SECTION 6.03 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and GigCapital2 on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against GigCapital2, Merger Sub or any other person (a) for legal relief against monies or other assets of GigCapital2 or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against GigCapital2 (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and GigCapital2 consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, GigCapital2 shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event GigCapital2 prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement and receipt of the PCAOB Financial Statements and appropriate financial statements of UpHealth and the UpHealth Subsidiaries, for filing with the SEC, (i) GigCapital2 (with the assistance and cooperation of the Company and UpHealth, as reasonably requested by GigCapital2) shall prepare and file with the SEC a prospectus/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of GigCapital2 relating to the meeting of GigCapital2’s stockholders (the “GigCapital2 Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the transactions contemplated hereby, including the Merger, (2) the issuance of GigCapital2 Common Stock as contemplated by this Agreement, (3) the UpHealth Certificate of Incorporation as set forth on Exhibit D, (4) the transactions contemplated under the UpHealth BCA and the issuance of GigCapital2 Common Stock as contemplated thereunder, (5) the Equity Plan, (6) the classes of the members of the UpHealth Board as of immediately following the Effective Time, (7) the election of the Initial Post-Closing UpHealth Directors to serve as the members of the UpHealth Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified and (8) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “GigCapital2 Proposals”) and (ii) GigCapital2 shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of GigCapital2 Common Stock (A) to be issued to the stockholders of UpHealth pursuant to the UpHealth BCA and (B) to be issued to the Members pursuant to this Agreement. The Company shall furnish all information concerning the Company as GigCapital2 may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. GigCapital2 (with the assistance and cooperation of the Company and UpHealth as reasonably requested by GigCapital2) shall file the Registration Statement with the SEC as soon as reasonably practicable after the date of this Agreement, but, in any case, no later than ten (10) days after delivery of the PCAOB Financial Statements, which are to be delivered by the Company not later than December 7, 2020 pursuant to Section 7.13, and appropriate financial statements of UpHealth and the UpHealth Subsidiaries, which are also due to be delivered no later than December 7, 2020 under the UpHealth BCA, and shall use its reasonable best efforts to (I) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (II) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (III) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, and (IV) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, GigCapital2 shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of GigCapital2 Common Stock, in each case to be issued or issuable to the Members pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective, GigCapital2 shall mail the Proxy Statement to their stockholders. Each of GigCapital2 and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by GigCapital2 or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). GigCapital2 and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the GigCapital2 Common Stock to be issued or issuable to the Members in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of GigCapital2 and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c) GigCapital2 represents that the information supplied by GigCapital2 for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital2, (iii) the time of the GigCapital2 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to GigCapital2 or Merger Sub, or their respective officers or directors, should be discovered by GigCapital2 which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, GigCapital2 shall promptly inform the Company. All documents that GigCapital2 is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of GigCapital2, (iii) the time of the GigCapital2 Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform GigCapital2. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02 GigCapital2 Stockholders’ Meetings; and Merger Sub Sole Member’s Approval.

(a) GigCapital2 shall call and hold the GigCapital2 Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the GigCapital2 Proposals, and GigCapital2 shall use its reasonable best efforts to hold the GigCapital2 Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of GigCapital2). GigCapital2 shall use its reasonable best efforts to obtain the approval of the GigCapital2 Proposals, in form and substance reasonably acceptable to the Company, at the GigCapital2 Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the GigCapital2 Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The GigCapital2 Board shall recommend to its stockholders that they approve the GigCapital2 Proposals and shall include such recommendation in the Proxy Statement.

(b) Promptly following the execution of this Agreement, GigCapital2, in its capacity as the sole member of Merger Sub, shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, by irrevocable written consent pursuant to the applicable provisions of the DLLCA.

SECTION 7.03 Company Members’ Written Consent. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to seek the irrevocable written consent, in form and substance reasonably acceptable to GigCapital2, of holders of the Requisite Approval (including the Key Members) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective.

SECTION 7.04 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and GigCapital2 shall (and shall cause their respective subsidiaries and instruct their respective Representatives to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor GigCapital2 shall be required to provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated September 21, 2020 (the “Confidentiality Agreement”), between GigCapital2 and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties shall not, and shall cause its Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (A) in the case of the Company, any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (B) the issuance or acquisition of 5% or more of the outstanding equity (on an as converted basis) or other voting securities representing 5% or more of the combined voting power of such party or (C) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of such party, other than the transactions contemplated by this Agreement and the UpHealth BCA and, in the case of GigCapital2, to the any transactions reasonably necessary to effect the transactions contemplated by this Agreement and the UpHealth BCA, to the extent permitted by Section 6.02 ((A)-(B), an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05. Each party shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05 by such party.

SECTION 7.06 Employee Benefits Matters.

(a) The parties shall cooperate to establish an equity incentive award plan for GigCapital2 with an initial award pool of GigCapital2 Common Stock equal to the sum of (i) the amount that is equal to ten percent (10%) of the shares of GigCapital2 Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) and (ii) such additional amount as may be required pursuant to the terms of the UpHealth BCA, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on January 1, 2022 and each anniversary thereof during the effectiveness of such plan by an amount equal to the lesser of (i) five percent (5%) of the shares of GigCapital2 Common Stock issued and outstanding as of 12:01 a.m. (Central Time) on such date and (ii) such lesser amount determined by the GigCapital2 board of directors, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) GigCapital2 shall, or shall cause the Surviving Company and each of its subsidiaries, as applicable, to use commercially reasonable efforts to provide the Continuing Employees credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Company or any of its subsidiaries (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit or apply to the accrual of benefits under a defined benefit pension plan. In addition, GigCapital2 shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Company or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) use commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Company will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c) The parties shall, prior to the Closing, engage a reputable third party executive compensation advisor to conduct a study to determine an appropriate market-based compensation package for the Key Employees commensurate with their anticipated roles at UpHealth, Inc. and/or any of its subsidiaries upon the Closing (the “Compensation Study”). UpHealth, Inc. shall, upon the Closing, provide each Company Employee who is then employed by UpHealth, Inc. or any of its subsidiaries with a market-based compensation package commensurate with such Company Employee’s role with the Surviving Company and/or any of its subsidiaries, taking into account (but not being unreasonably bound by) the Compensation Study.

(d) The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, GigCapital2, the Surviving Company and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07 Directors’ and Officers’ Indemnification.

(a) The certificate of formation and limited liability company agreement of the Surviving Company shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. GigCapital2 further agrees that with respect to the provisions of the bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b) On the Closing Date, GigCapital2 shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and GigCapital2 with the Initial Post-Closing UpHealth Directors and the post-Closing officers of UpHealth, Inc. and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(c) At GigCapital2’s option, either (i) GigCapital2 shall on and after the Closing Date, for a period of no less than six years, maintain public company directors’ and officers’ liability insurance (“D&O Insurance”) with full, continuous prior acts coverage for pre-Closing acts, errors or omissions based on the status of GigCapital2’s directors and officers; or (ii) Company shall, effective as of the Closing Date, purchase a prepaid and noncancellable D&O Insurance covering pre-Closing acts, errors, or omissions for a duration of six years, which GigCapital2 shall maintain; and GigCapital2 shall purchase and maintain public company D&O Insurance for post-Closing acts, errors, or omissions for as long as it remains a public company. In either case (i) or (ii), other than as set forth above, such coverage shall be in a commercially reasonable amount and with commercially reasonable terms, but in no case in an amount lower or coverage terms narrower than that provided under the Company’s and respective D&O insurance just prior to Closing.

(d) On and after the Closing Date, for a period of no less than six years, GigCapital2 shall, with regard to pre-Closing acts, errors, omissions of GigCapital2 directors and officers, maintain a certificate of incorporation and bylaws with provisions no less favorable with respect to indemnification, advancement, expense reimbursement, and exculpation, than are set forth in the certificate of incorporation or bylaws of GigCapital2 just prior to Closing.

SECTION 7.08 Notification of Certain Matters. The Company shall give prompt notice to GigCapital2, and GigCapital2 shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

SECTION 7.09 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of GigCapital2 and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of GigCapital2 and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent GigCapital2 or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

SECTION 7.11 Tax Matters.

(a) Each of the parties to this Agreement intends that, for U.S. federal income tax purposes, (i) the Merger, the UpHealth Combination and other relevant contributions to GigCapital2, shall constitute a series of transfers as part of a single, integrated transaction, (ii) the Merger, taken together with the UpHealth Combination and other relevant contributions to GigCapital2, shall qualify as an exchange under Section 351(a) of the Code and the Treasury Regulations promulgated thereunder, and (iii) the Columbia Capital Debt and Kayne Capital Note shall be deemed to be contributed to, and assumed by, GigCapital2 as part of an exchange under Section 351 of the Code prior to the repayment of such obligations by GigCapital2. Each party to this Agreement shall, and shall cause its respective affiliates to, use commercially reasonable efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in Tax Returns, any audit, examination, litigation or other proceeding, or otherwise) such treatment, including attaching the statement described in Treasury Regulations Section 1.351-3(a) on or with its Tax Return for the taxable year of the Merger, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) With respect to any period to which Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, apply, the Company shall (x) cause its “partnership representative” to make the election under Section 6226(a) of the Code with respect to the alternative payment of “imputed underpayment” (within the meaning of Section 6225 of the Code) by the Company, to the extent available, and (y) take any action necessary, including filings, disclosures and notifications necessary to effectuate such election.

(c) Any U.S. federal, state or local Tax Returns of the Company and the Company Subsidiaries with respect to flow-through income Taxes that are imposed on the Members for a tax period ending on or before the Closing Date, including any such Tax Returns filed after the Closing Date (the “Flow-Through Returns”), shall be prepared by the Members. The Members shall submit a copy of each such Flow-Through Return to GigCapital2 for GigCapital2’s review.

(d) From and after the Closing Date, GigCapital2 shall give prompt written notice to the Members of any inquiry, audit, action, claim or proceeding regarding any Flow-Through Returns and the Members shall have sole control over any inquiry, audit, action, claim or proceeding relating to Flow-Through Returns.

(e) Without the prior written consent of the partnership representative of the Company (as designated on the Company LLC Agreement), which shall not be unreasonably withheld, conditioned or delayed, GigCapital2 shall not, and shall cause any of its affiliates (including the Surviving Company and any of its Subsidiaries) not to, (i) file or amend any Tax Return, (ii) make any election that has retroactive effect to any taxable period ending on or before the Closing Date with respect to any Tax Return (other than as set forth in Section 7.11(b)), or (iii) initiate or enter into any agreement relating to Taxes with a Governmental Authority, in each case, if such filing, amendment, election or agreement may increase the Tax liability of the Members for any taxable period ending on or before the Closing Date.

(f) Each of the parties to this Agreement shall (and shall cause their respective affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any audit, examination, litigation or other proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) The parties to this Agreement shall cooperate and use their respective reasonable efforts to obtain the GigCapital2 Tax Opinion and the Company Tax Opinion, including delivering to the applicable counsel representation letters containing representations necessary or appropriate to enable applicable counsel to issue the GigCapital2 Tax Opinion and the Company Tax Opinion.

SECTION 7.12 Stock Exchange Listing. GigCapital2 will use its reasonable best efforts to cause the Business Combination Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange at Closing. During the period from the date hereof until Closing, GigCapital2 shall use its reasonable best efforts to keep the GigCapital2 Units, GigCapital2 Common Stock, GigCapital2 Warrants and GigCapital2 Rights listed for trading on the New York Stock Exchange.

SECTION 7.13 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver to GigCapital2 true and complete copies of (i) the audited consolidated financial statements of the Company for the years ended December 31, 2018 and December 31, 2019 and (ii) the reviewed consolidated financial statements of the Company for the nine (9) month period ended September 30, 2020, each audited or reviewed, as applicable, by a U.S. accounting firm registered with the PCAOB (collectively, the “PCAOB Financial Statements”) not later than December 7, 2020.

SECTION 7.14 Trust Account. As of the Effective Time, the obligations of GigCapital2 to dissolve or liquidate within a specified time period as contained in GigCapital2’s Certificate of Incorporation will be terminated and GigCapital2 shall have no obligation whatsoever to dissolve and liquidate the assets of GigCapital2 by reason of the consummation of the Merger or otherwise, and no stockholder of GigCapital2 shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, GigCapital2 shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to GigCapital2 (to be held as available cash on the balance sheet of GigCapital2, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15 Business Combination Share Adjustment.

(a) The Significant UpHealth Stockholders hereby agree to subject 5,500,000 of their shares of GigCapital2 Common Stock (as adjusted for stock splits, combinations, reorganizations and the like) to potential forfeiture and, if on the 540th day from the Closing Date (or if such day is not a Business Day, the following Business Day) (the “Measurement Date”) the VWAP of the GigCapital2 Common Stock for the ten trading days preceding the Measurement Date (the “Reference VWAP”) is less than $13.64, shall transfer a number of such shares equal to the lesser of (i) the Adjustment Amount and (ii) 5,500,000 (or, if the Adjustment Amount equals 5,500,000, the Adjustment Amount) to the Members and the Optionholders in accordance with the Allocation Schedule (such transfer, the “Business Combination Share Adjustment”). The Business Combination Share Adjustment, if any, shall be effected within five days following the Measurement Date. Prior or on the Closing Date, the Company, the Significant UpHealth Stockholders, GigCapital2, and the Representative shall enter into an Escrow Agreement regarding the Business Combination Share Adjustment (the “Escrow Agreement”) on terms reasonably acceptable to such parties thereto. UpHealth hereby acknowledges and agrees to comply with the provisions of this Section 7.15.

(b) For purposes of this Section 7.15, the following terms have the following meanings:

(i) “Adjustment Amount” means the quotient (rounded up to the nearest whole number) of (A) the Aggregate Valuation Shortfall, divided by (B) the Reference VWAP;

(ii) “Aggregate Valuation Shortfall” means the product of (A) the Valuation Shortfall, multiplied by (B) the Business Combination Shares; and

(iii) “Valuation Shortfall” means the difference of (A) $13.64, minus (B) the Reference VWAP.

SECTION 7.16 GigCapital2 Extension Proposal. GigCapital2 shall (a) use its commercially reasonable efforts to convene and hold a meeting of the stockholders of GigCapital2 to approve the GigCapital2 Extension Proposal no later than December 3, 2020, (b) recommend to its shareholders, through the GigCapital2 Board, and solicit the approval of, the GigCapital2 Extension Proposal and shall not withdraw such recommendation and (c) use its commercially reasonable efforts to minimize the amount of redemptions in connection with the GigCapital2 Extension Redemption. GigCapital2 will promptly respond to any SEC comments on the GigCapital2 Extension Proxy Statement and will use its commercially reasonable efforts to cause the GigCapital2 Extension Proxy Statement to be cleared by the SEC as promptly as practicable after such filing.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, GigCapital2 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to GigCapital2.

(b) GigCapital2 Stockholders’ Approval. The GigCapital2 Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital2 in accordance with the Proxy Statement, the DGCL, the GigCapital2 Organizational Documents and the rules and regulations of the New York Stock Exchange.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(e) Consents. All consents, approvals and authorizations set forth on Schedule 4.05(a) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect.

(g) Stock Exchange Listing. The shares of GigCapital2 Common Stock shall be listed on the New York Stock Exchange or a U.S. exchange that is affiliated with the New York Stock Exchange as of the Closing Date.

(h) Net Tangible Assets Test. Upon the Closing, and after giving effect to the Redemption Rights, GigCapital2 shall have net tangible assets of at least $5,000,001 (excluding assets of the Surviving Company).

(i) UpHealth Closing. All closing conditions in the UpHealth BCA and the UpHealth Subsidiary Acquisition Agreements shall have been satisfied and the UpHealth Combination and consummation of the UpHealth Subsidiary Acquisition Agreements shall have occurred no earlier than three Business Days prior to, or will occur contemporaneously with, the Closing.

SECTION 8.02 Conditions to the Obligations of GigCapital2 and Merger Sub. The obligations of GigCapital2 and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.25 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to GigCapital2 a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date that may not be cured prior to the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors on Schedule 2.05, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Registration Rights and Lock-Up Agreement. The individuals and entities listed on Schedule 8.02(g) shall have delivered, or cause to be delivered, to GigCapital2 copies of the Registration Rights and Lock-Up Agreement duly executed by all such parties.

(g) PCAOB Financial Statements. The Company shall have delivered to GigCapital2 the PCAOB Financial Statements.

(h) Transaction Tax Opinion. GigCapital2 shall have received a written opinion from DLA Piper LLP (or another law firm or accounting firm reasonably satisfactory to GigCapital2), issued to GigCapital2and in form and substance reasonably acceptable to GigCapital2, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, taken together with the UpHealth Combination and other related transactions, should qualify as an exchange described in Section 351(a) of the Code (the “GigCapital2 Tax Opinion”). In rendering such opinion, DLA Piper LLP (or such other counsel) may rely on the representation letters and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications, limitations and representations.

SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of GigCapital2 and Merger Sub contained in Section 5.01 (Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of GigCapital2 and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “GigCapital2 Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a GigCapital2 Material Adverse Effect.

(b) Agreements and Covenants. GigCapital2 and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. GigCapital2 shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of GigCapital2, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d) GigCapital2 Material Adverse Effect. No GigCapital2 Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e) UpHealth Material Adverse Effect. No UpHealth Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(f) Stock Exchange Listing. A supplemental listing shall have been filed with the New York Stock Exchange as of the Closing Date to list the shares constituting the Business Combination Shares.

(g) Minimum Proceeds. GigCapital2 shall have an aggregate amount of cash and cash equivalents available from any sources of not less than $150,000,000.

(h) Company Tax Opinion. The Company shall have received a written opinion from a third party law firm or accounting firm reasonably satisfactory to the Company, issued to the Company and in form and substance reasonably acceptable to the Company, to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, taken together with the UpHealth Combination and other related transactions, should qualify as an exchange described in Section 351(a) of the Code (the “Company Tax Opinion”). In rendering such opinion, such third party counsel or firm may rely on the representation letters and such other information as it considers relevant. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary assumptions, qualifications, limitations and representations.

(i) GigCapital2 Stockholders’ Approval. The GigCapital2 Extension Proposal shall have been approved and adopted by the requisite affirmative vote of the stockholders of GigCapital2 in accordance with the GigCapital2 Extension Proxy Statement, the DGCL, the GigCapital2 Organizational Documents and the rules and regulations of the New York Stock Exchange.

(j) Escrow Agreement. The Escrow Agreement shall be in full force and effect, and the Significant UpHealth Stockholders shall not have attempted to repudiate or disclaim any of their obligations thereunder.

(k) Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement shall have been duly executed and delivered by all such parties thereto.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Members or GigCapital2, as follows:

(a) by mutual written consent of GigCapital2 and the Company; or

(b) by either GigCapital2 or the Company if the Effective Time shall not have occurred prior to March 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; provided, further, that if the SEC requires audited financial statements of the Company for the year ended December 31, 2020 as a condition to the effectiveness of the Registration Statement, such Outside Date shall be extended to May 14, 2021; or

(c) by either GigCapital2 or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any temporary, preliminary or permanent injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger; or

(d) by either GigCapital2 or the Company if any of the GigCapital2 Proposals shall fail to receive the requisite vote for approval at the GigCapital2 Stockholders’ Meeting; or

(e) by either GigCapital2 or the Company if the Company shall have failed to deliver the Written Consent to GigCapital2 within seventy-two (72) hours after the Registration Statement becomes effective; or

(f) by GigCapital2 upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that GigCapital2 has not waived such Terminating Company Breach and GigCapital2 and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, GigCapital2 may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by GigCapital2 to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of GigCapital2 or Merger Sub set forth in this Agreement, or if any representation or warranty of GigCapital2 or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating GigCapital2 Breach”); provided that the Company has not waived such Terminating GigCapital2 Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating GigCapital2 Breach is curable by GigCapital2 and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as GigCapital2 and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to GigCapital2; or

(h) by the Company if there are less than $125,000,000 of cash and cash equivalents in the Trust Fund at any time prior to the Closing.

SECTION 9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03 Expenses. Except as set forth in this Section 9.03, Section 3.04, or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that GigCapital2 or UpHealth shall pay all expenses relating to the filing fee for the Notification and Report Forms filed under the HSR Act and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

SECTION 9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, (i) GigCapital2 may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of GigCapital2 or Merger Sub, (b) waive any inaccuracy in the representations and warranties of GigCapital2 or Merger Sub contained herein or in any document delivered by GigCapital2 and/or Merger pursuant hereto and (c) waive compliance with any agreement of GigCapital2 or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to GigCapital2 or Merger Sub:

GigCapital2, Inc.

1731 Embarcadero Road, Suite 200

Palo Alto, CA 94303

Attention:  Dr. Raluca Dinu, Chief Executive Officer

                  Dr. Avi Katz, Chairman of the Board

Email:       raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@dlapiper.com; john.maselli@dlapiper.com if to the Company:

Cloudbreak Health, LLC

1103 Shrock Road, Suite 200

Columbus, OH 43229

Attention: Jamey Edwards

Email: jedwards@cloudbreak.us

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention: Joshua DuClos

Email: jduclos@sidley.com

if to the Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

Facsimile: (303) 623-0294

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.11 Waiver of Conflicts; Retention of Privilege. Each of the parties hereto acknowledges and agrees that Sidley Austin LLP (“Sidley”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby. In connection with any matter or dispute under this Agreement, GigCapital2 hereby irrevocably waives and agrees not to assert, and agree to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with Sidley’s prior representation of the Company or any holders of Company Capital Stock (collectively, the “Company Advised Parties”) prior to and after the Closing. GigCapital2 further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that all communications in any form or format whatsoever between or among any of Sidley, the Company, any of the Company Advised Parties, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties and shall not pass to or be claimed by GigCapital2 or the Surviving Corporation. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Advised Parties, on behalf of the Company and shall not pass to or be claimed by GigCapital2 or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the GigCapital2 or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party. Notwithstanding the foregoing, in the event that a dispute arises between GigCapital2 or the Surviving Corporation, on the one hand, and a third party other than the Representative or the Sponsor on the other hand, GigCapital2 or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party. To the extent that files or other materials maintained by Sidley constitute property of its clients, only the Company Advised Parties shall hold such property rights and Sidley shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Sidley, on the one hand, and the Surviving Corporation, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party. GigCapital2 agrees on behalf of itself and the Surviving Corporation, (i) to the extent that GigCapital2 or the Surviving Corporation receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties, or any other Person, of the privileges or protections described in this Section 10.11, and (b) neither GigCapital2 nor the Surviving Corporation shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by otherwise asserting that GigCapital2 or the Surviving Corporation has the right to waive the attorney-client or other privilege, and (iii) not to seek to obtain the Company Deal Communications from Sidley so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

SECTION 10.12 Representative.

(a) By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Member shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Representative as of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto.

(b) The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Members will indemnify, defend and hold harmless the Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Members the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Members, any such Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Members under this Agreement at such time as such amounts would otherwise be distributable to the Members; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Members from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Members or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Members set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.

(c) Upon the Closing, the Company will wire US$150,000 (the “Expense Fund”) to the Representative, which will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Members will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative shall cause (at the Members’ expense) the disbursement of any remaining balance of the Expense Fund to the Members based on such Members’ pro rata portions thereof, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to GigCapital2 or the Surviving Company and paid through GigCapital2’s or Surviving Company’s payroll processing service or system. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Members at the time of Closing. The parties agree that the Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund.

[Signature Page Follows.]

IN WITNESS WHEREOF, GigCapital2, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GIGCAPITAL2, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

CLOUDBREAK MERGER SUB, LLC

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

CLOUDBREAK HEALTH, LLC

By	/s/ James B. Edwards
Name:	James B. Edwards
Title:	Chief Executive Officer

UPHEALTH HOLDINGS, INC.
(solely with respect to Section 7.15)

By	/s/ Chirinjeev Kathuria
Name:	Chirinjeev Kathuria
Title:	President

/s/ Chirinjeev Kathuria CHIRINJEEV KATHURIA
(solely with respect to Section 7.15)

/s/ Mariya Pylypiv
MARIYA PYLYPIV
(solely with respect to Section 7.15)

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative

By	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

[Signature Page to Business Combination Agreement]

EXHIBIT A

MEMBER SUPPORT AGREEMENT

MEMBER SUPPORT AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and certain of the members of Cloudbreak Health, LLC, a Delaware limited liability company (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Member” and, collectively, the “Members”).

WHEREAS, GigCapital2, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of GigCapital2 (“Merger Sub”), and the Company propose to enter into, concurrently herewith, a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, as of the date hereof, each Member owns of record the number of Common Units of the Company and Series A Preferred Units of the Company as set forth opposite such Member’s name on Exhibit A hereto (all such Common Units and Series A Preferred Units and any Common Units and Series A Preferred Units of which ownership of record or the power to vote is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Units”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Member, by this Agreement, with respect to such Member’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Member’s Units held by such Member at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Member acknowledges receipt and review of a copy of the BCA.

2. Termination of LLC Agreement, Related Agreements. Each Member, by this Agreement, with respect to such Member’s Units, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) First Amended and Restated Limited Liability Company Agreement, dated as of February 1, 2016, by and among the Company and the members of the Company named therein (as amended, modified or supplemented, the “LLC Agreement”) and (b) if applicable to Member, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to members of the Company (the “Terminating Rights”) between Member and the Company, but excluding, for the avoidance of doubt, any rights such Member may have that relate to any commercial or employment agreements or arrangements between such Member and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Units. Each Member severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another member of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units; provided, that the foregoing shall not prohibit the transfer of the Units to an affiliate of Member, but only if such affiliate of such Member shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Members severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Member shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Member receives any inquiry or proposal with respect to an Alternative Transaction, then such Member shall promptly (and in no event later than twenty-four (24) hours after such Member become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Member from considering such inquiry or proposal.

5. Representations and Warranties. Each Member severally and not jointly, represents and warrants to GigCapital2 as follows:

(a) The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Units (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Member is an entity, conflict with or result in a breach of or constitute a default under any provision of such Member’s governing documents.

(b) As of the date of this Agreement, such Member owns exclusively of record and has good and valid title to the Units set forth opposite the Member’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of formation and (iv) the LLC Agreement, and as of the date of this Agreement, such Member has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Member does not own, directly or indirectly, any other Shares.

(c) Such Member has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Member.

6. Termination. This Agreement and the obligations of the Members under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this

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Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital2, to it at:

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention:  Dr. Raluca Dinu, Chief Executive Officer

                  Dr. Avi Katz, Chairman of the Board

Email:       raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Member, to the address or email address set forth for Member on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GigCapital2’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Member shall be liable for the breach by any other Member of this Agreement.

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(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital2, in the case of any Member, or at the request of the Members, in the case of GigCapital2, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Member until after such time as the BCA is executed and delivered by the Company, GigCapital2 and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL2, INC.

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARTTI IN THE USA, LLC By: Kayne Partners Fund III, L.P. its Managing Member

By:
Name:	Nathan Locke
Title:	Authorized Member of its General Partner

Address:	1800 Avenue of the Stars, 3rd Floor

Los Angeles, CA 90067

Email:

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JAMES B. EDWARDS

By:
Name:
Title:

Address:

Email:

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IRV EDWARDS, M.D.

By:
Name:
Title:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAM M. HANNAN

By:
Name:
Title:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ANDREW PANOS

By:
Name:
Title:

Address:

Email:

EXHIBIT A

Member Name	Shares of Common Units	Shares of Series A Preferred Units
[●]	[●]	[●]

EXHIBIT B

Business Combination Agreement

[see attached]

EXHIBIT B

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 20, 2020, is entered into by and among GigAcquisitions2, LLC, a Delaware limited liability company (the “Sponsor”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and Cloudbreak Health, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and GigCapital2 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2;

WHEREAS, prior to, or concurrently with, and as a condition to, the execution of the BCA, GigCapital2 is entering into a business combination agreement with UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), and UpHealth Merger Sub, Inc., a Delaware corporation (such business combination agreement, the “UpHealth BCA,” and such business combination, the “UpHealth Combination);

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as a condition and inducement to the willingness of GigCapital2 and the Company to enter into the BCA, GigCapital2, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital2 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor hereby unconditionally and irrevocably agrees that, at the GigCapital2 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital2 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital2, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause all shares of GigCapital2 Common Stock or any other voting securities of GigCapital2 which it holds, owns or is entitled to vote, whether as shares or as a constituent part of a unit of securities and whether owned as of the date of or later acquired (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital2 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and

(iii) each of the proposals and any other matters necessary or reasonably requested by GigCapital2 for consummation of the Merger and the other transactions contemplated by the BCA, including the UpHealth Combination; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Alternative Transaction (which, for the avoidance of doubt, excludes the UpHealth Combination) other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) offer for sale, sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or UpHealth BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction or other transaction in violation of the BCA or UpHealth BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, UpHealth, its and their stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction. If the Sponsor receives any inquiry or proposal with respect to an Alternative Transaction, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that GigCapital2 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital2 and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares (which, as of the date hereof, consists of 4,500,237 shares of GigCapital2 Common Stock), free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital2 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital2).

b. The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA and the UpHealth BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA and the UpHealth BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA or the UpHealth BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of GigCapital2 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

5. Further Assurances. From time to time, at either GigCapital2’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital2 and the Company.

7. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have

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hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 8):

if to GigCapital2, to it at:

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, President and Chief Executive Officer

Email: raluca@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to it at:

GigAcquisitions2, LLC

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi Katz

Email: avi@gigcapitalglobal.com

if to the Company, to it at:

Cloudbreak Health, LLC

1103 Shrock Road, Suite 200

Columbus, OH 43229

Attention: Jamey Edwards

Email: jedwards@cloudbreak.us

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention: Joshua DuClos

Email: jduclos@sidley.com

9. Entire Agreement. This Agreement, the BCA and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

10. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital2 and the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any

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person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

11. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction

12. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

14. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

16. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of GigCapital2, the Company and the Sponsor (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 2 and 3 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 8 through 16 shall survive the Termination Date.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL2: GIGCAPITAL2, INC.
By: Dr. Raluca Dinu, President and Chief Executive Officer
SPONSOR:
GIGACQUISITIONS2, LLC
By: Dr. Avi S. Katz, Manager
THE COMPANY: CLOUDBREAK HEALTH, LLC By: Jamey Edwards, Chief Executive Officer

Signature Page to Member Support Agreement

EXHIBIT C

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [                ], 202[    ] by and among UpHealth, Inc., a Delaware corporation f/k/a GigCapital2, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak Health”) are party to that certain Business Combination Agreement, dated as of November 20, 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date, Merger Sub will merge with and into Cloudbreak Health (the “Merger”), with Cloudbreak Health surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto;

WHEREAS, on or around the date hereof, the Company is entering into a separate Registration Rights and Lock-Up Agreement with certain other stockholders of the Company (the “UpHealth Holdings Agreement”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

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“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Cloudbreak Health” shall have the meaning given in the Recitals hereto.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning set forth in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.2.

“Demanding Holder” has the meaning set forth in Section 2.1.2.

“Effectiveness Deadline” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1 Registration Statement” has the meaning set forth in Section 2.1.1.

“Form S-3 Shelf” has the meaning set forth in Section 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) the date that is six months after the Closing Date for Martti In The USA, LLC, and the date that is one year after the Closing Date for James B. Edwards or (ii) the date on which, subsequent to the Closing Date, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date, or (y) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the

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Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” has the meaning set forth in Section 2.1.3.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus only, in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Pro Rata” has the meaning set forth in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing sentence. As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

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(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.2.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning set forth in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including a Block Trade.

“UpHealth Holdings Agreement” has the meaning set forth in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Initial Registration. The Company shall include the Registrable Securities in a Registration Statement on Form S-1 (a “Form S-1 Registration Statement”), which the Company shall file as promptly as reasonably practicable, but in no event later than forty-five (45) days after the consummation of the transactions contemplated by the Merger Agreement, for the purpose of permitting the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration

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Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. To the extent that the Company does not include the Registrable Securities in the above-mentioned Form S-1 Registration Statement, the Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale of Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made). If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.2 Underwritten Offering. Subject to the provisions of Section 2.1.3 and Section 2.3 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand to the Company for the Registration under the Securities Act to sell all or part of their Registrable Securities in an Underwritten Offering, including a Block Trade (such written demand, a “Demand Registration”). The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration, subject to provisions of Section 2.1.3. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.2 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement

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have been sold, in accordance with Section 3.1 of this Agreement. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.4.

Section 2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give

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written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, and (2) Common Stock, if any, as to which Registration has been requested pursuant to the UpHealth Holdings Agreement, together on a pro rata and pari passu basis based on the respective number of shares of Common Stock as to which Registration has been requested pursuant to this Agreement and the UpHealth Holdings Agreement, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the

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aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

Section 2.4 Block Trades. Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

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ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date, the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

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3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

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Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages,

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liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained or incorporated by reference in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company

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members or stockholders of the undersigned, or (iii) Transfers to any investment fund or other entity controlled or managed by the undersigned, or to any investment manager or investment advisor of the undersigned or an affiliate of any such investment manager or investment advisor;

5.2.7 Transfers to the Company’s or the Holder’s officers, directors or their affiliates;

5.2.8 pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;

5.2.10 Transfers to the Company in connection with the repurchase by the Company from the undersigned of any Common Stock pursuant to a repurchase right arising upon the termination of the undersigned’s employment or service with the Company; and

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.3, 5.2.6 and 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of

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the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8 Specific Performance; Remedies Cumulative. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to

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which such parties are entitled at law or in equity. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 6.9 Other Registration Rights. Other than the Warrant Agreement dated June 10, 2019 between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agreement”), the UpHealth Holding Agreement and the Registration Rights Agreement, dated as of June 5, 2019, between the Company, the shareholders named therein and certain of the Company’s then executive officers and directors, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company will not grant any person any registration rights with respect to the capital stock of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Agreement in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

[Signature Page Follows.]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:
GIGCAPITAL2, INC.
By:
Name:
Title:
Address for Notice:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:
[NAME]
By:
Name:
Title:
Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Shares
JAMES B. EDWARDS
MARTTI IN THE USA, LLC

EXHIBIT D

UpHealth Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL2, INC.

[                ], 2020

GigCapital2, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “GigCapital2, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2019, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2019 (as amended to date, the “Original Certificate”).

2. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4. The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is UpHealth, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

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ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [X]1 shares, consisting of (a) [X] shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) [X] shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary

[1]	Note to Draft: Subject to review of pro forma post-closing capitalization table.

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liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

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(c) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation

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may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to

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indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1 Corporate Opportunities and Non-Employee Directors.

(a) In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b) No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or

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expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f) Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including

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a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

8

IN WITNESS WHEREOF, GigCapital2, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL2, INC.

By:
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Second Amended and Restated Certificate of Incorporation

9

Annex C

GigCapital2 Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GIGCAPITAL2, INC.

[                 ], 2021

GigCapital2, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.    The name of the Corporation is “GigCapital2, Inc.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 6, 2019, and an amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2019 (as amended to date, the “Original Certificate”).

2.    This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which both restates and amends the provisions of the Original Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

3.    This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.    The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is UpHealth, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Corporation Trust Center in the City of Wilmington, County of New Castle, State of Delaware, 19801, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 301,000,000 shares, consisting of (a) 300,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3    Common Stock.

(a)    Voting.

(i)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

(iii)    Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b)    Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c)    Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The

Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1     Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as they may be amended from time to time, “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 5.2    Number, Election and Term.

(a)    The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b)    Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II, and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II, or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3    Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4    Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office, but only for cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, at a meeting called for that purpose.

Section 5.5    Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 7.2    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3    Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from its actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)     To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)     Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1    Corporate Opportunities and Non-Employee Directors.

(a)    In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. For purposes of this Article IX, (i) “Affiliate” shall mean, (a) in respect of each Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(b)    No Non-Employee Director  (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (such Persons being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(c) of this Article IX. Subject to said Section 9.1(c) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such

Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(c)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(b) of this Article IX shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is unable, financially or legally, or is not contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

(e)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

(f)    Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any corporate opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE X

AMENDMENT OF SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the provisions of this Section 11.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.    Notwithstanding the foregoing, the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 11.1.

Section 11.2    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature page follows.]

IN WITNESS WHEREOF, GigCapital2, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

GIGCAPITAL2, INC.

By:
Name:
Title:

Signature Page to Second Amended and Restated Certificate of Incorporation

Annex D

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and certain of the stockholders of UpHealth Holdings, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GigCapital2, UpHealth Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of GigCapital2 (“Merger Sub”), and the Company propose to enter into, concurrently herewith, a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholders Agreement, Related Agreements. Each Stockholder, by this Agreement, with respect to such Stockholder’s Shares, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) Stockholders Agreement, dated as of October 26, 2020, by and among the Company and the stockholders of the Company named therein (the “Stockholders Agreement”) and (b) if applicable to Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Each Stockholder severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that the foregoing shall not prohibit the transfer of the Shares to an affiliate of Stockholder, but only if such affiliate of such Stockholder shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Stockholder receives any inquiry or proposal with respect to an Alternative Transaction, then such Stockholder shall promptly (and in no event later than twenty-four (24) hours after such Stockholder become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Stockholder from considering such inquiry or proposal.

5. Representations and Warranties. Each Stockholder severally and not jointly, represents and warrants to GigCapital2 as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Stockholder is an entity, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of incorporation and bylaws and (iv) the Stockholders Agreement, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Stockholder.

6. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital2, to it at:

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention:     Dr. Raluca Dinu, Chief Executive Officer

                     Dr. Avi Katz, Chairman of the Board

Email:           raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention:     Jeffrey Selman; John Maselli

Email:           jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GigCapital2’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital2, in the case of any Stockholder, or at the request of the Stockholders, in the case of GigCapital2, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GigCapital2 and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL2, INC.

By	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CHIRINJEEV KATHURIA

By:	/s/ Chirinjeev Kathuria
Name:	Chirinjeev Kathuria

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARIYA PYLYPIV

By:	/s/ Mariya Pylypiv
Name:	Mariya Pylypiv

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALFONSO W. GATMAITAN

By:	/s/ Alfonso W. Gatmaitan
Name:	Alfonso W. Gatmaitan

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REWI ENTERPRISES, LLC

By:	/s/ Martin S.A. Beck
Name: Martin S.A. Beck
Title: Manager

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RAMESH BALAKRISHNAN

By:	/s/ Ramesh Balakrishnan
Name:	Ramesh Balakrishnan

Signature Page to Stockholder Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AM PHYSICIANS LLC

By:	/s/ Dr. Afzar Malik
Name:	Dr. Afzar Malik
Title:	President & CEO

Signature Page to Stockholder Support Agreement

EXHIBIT B

Business Combination Agreement

[see attached]

Annex E

MEMBER SUPPORT AGREEMENT

MEMBER SUPPORT AGREEMENT, dated as of November 20, 2020 (this “Agreement”), by and among GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and certain of the members of Cloudbreak Health, LLC, a Delaware limited liability company (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Member” and, collectively, the “Members”).

WHEREAS, GigCapital2, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of GigCapital2 (“Merger Sub”), and the Company propose to enter into, concurrently herewith, a Business Combination Agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2; and

WHEREAS, as of the date hereof, each Member owns of record the number of Common Units of the Company and Series A Preferred Units of the Company as set forth opposite such Member’s name on Exhibit A hereto (all such Common Units and Series A Preferred Units and any Common Units and Series A Preferred Units of which ownership of record or the power to vote is hereafter acquired by the Members prior to the termination of this Agreement being referred to herein as the “Units”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Member, by this Agreement, with respect to such Member’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the members of the Company, and in any action by written consent of the members of the Company (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), all of such Member’s Units held by such Member at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (b) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Member acknowledges receipt and review of a copy of the BCA.

2. Termination of LLC Agreement, Related Agreements. Each Member, by this Agreement, with respect to such Member’s Units, severally and not jointly, hereby terminates, subject to and effective immediately prior to the Closing under the BCA (provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time), that certain (a) First Amended and Restated Limited Liability Company Agreement, dated as of February 1, 2016, by and among the Company and the members of the Company named therein (as amended, modified or supplemented, the “LLC Agreement”) and (b) if applicable to Member, any rights under any letter agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to members of the Company (the “Terminating Rights”) between Member and the Company, but excluding, for the avoidance of doubt, any rights such Member may have that relate to any commercial or employment agreements or arrangements between such Member and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Units. Each Member severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Units or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another member of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Units into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Units; provided, that the foregoing shall not prohibit the transfer of the Units to an affiliate of Member, but only if such affiliate of such Member shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Members severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction in violation of the BCA. Each Member shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Alternative Transaction (other than the transactions contemplated by the BCA) to the extent required by the BCA. If any Member receives any inquiry or proposal with respect to an Alternative Transaction, then such Member shall promptly (and in no event later than twenty-four (24) hours after such Member become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits such Member from considering such inquiry or proposal.

5. Representations and Warranties. Each Member severally and not jointly, represents and warrants to GigCapital2 as follows:

(a) The execution, delivery and performance by such Member of this Agreement and the consummation by such Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Units (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) if such Member is an entity, conflict with or result in a breach of or constitute a default under any provision of such Member’s governing documents.

(b) As of the date of this Agreement, such Member owns exclusively of record and has good and valid title to the Units set forth opposite the Member’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s certificate of formation and (iv) the LLC Agreement, and as of the date of this Agreement, such Member has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Member does not own, directly or indirectly, any other Shares.

(c) Such Member has the power, authority and capacity to execute, deliver and perform this Agreement and that this Agreement has been duly authorized, executed and delivered by such Member.

6. Termination. This Agreement and the obligations of the Members under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this

Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7(b)):

If to GigCapital2, to it at:

GigCapital2, Inc.
1731 Embarcadero Rd., Suite 200
Palo Alto, CA 94303
Attention:	Dr. Raluca Dinu, Chief Executive Officer
Dr. Avi Katz, Chairman of the Board
Email:	raluca@gigcapitalglobal.com; avi@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)
555 Mission Street
Suite 2400
San Francisco, CA 94105
Attention:	Jeffrey Selman; John Maselli
Email:	jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com

If to a Member, to the address or email address set forth for Member on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GigCapital2’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Member shall be liable for the breach by any other Member of this Agreement.

(f) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i) At the request of GigCapital2, in the case of any Member, or at the request of the Members, in the case of GigCapital2, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j) This Agreement shall not be effective or binding upon any Member until after such time as the BCA is executed and delivered by the Company, GigCapital2 and Merger Sub.

(k) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(k).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GIGCAPITAL2, INC.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MARTTI IN THE USA, LLC
By: Kayne Partners Fund III, L.P.
its Managing Member

By:	/s/ Nathan Locke
Name:	Nathan Locke
Title:	Authorized Member of its General Partner

Address:	1800 Avenue of the Stars, 3rd Floor
Los Angeles, CA 90067
Email:

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

JAMES B. EDWARDS

By:	/s/ James B. Edwards
Name:
Title:

Address:

Email:

Signature Page to Member Support Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IRV EDWARDS, M.D.

By:	/s/ Irv Edwards
Name:
Title:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WILLIAM M. HANNAN

By:	/s/ William M. Hannan
Name:
Title:

Address:

Email:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ANDREW PANOS

By:	/s/ Andy Panos
Name:
Title:

Address:

Email:

EXHIBIT B

Business Combination Agreement

[see attached]

Annex F

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 20, 2020, is entered into by and among GigAcquisitions2, LLC, a Delaware limited liability company (the “Sponsor”), GigCapital2, Inc., a Delaware corporation (“GigCapital2”), and Cloudbreak Health, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and GigCapital2 are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of GigCapital2;

WHEREAS, prior to, or concurrently with, and as a condition to, the execution of the BCA, GigCapital2 is entering into a business combination agreement with UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), and UpHealth Merger Sub, Inc., a Delaware corporation (such business combination agreement, the “UpHealth BCA,” and such business combination, the “UpHealth Combination);

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as a condition and inducement to the willingness of GigCapital2 and the Company to enter into the BCA, GigCapital2, the Company and the Sponsor are entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, GigCapital2 and the Company hereby agree as follows:

1. Voting Agreement. The Sponsor hereby unconditionally and irrevocably agrees that, at the GigCapital2 Stockholders’ Meeting, at any other meeting of the stockholders of GigCapital2 (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the stockholders of GigCapital2, the Sponsor shall:

a. when such meeting is held, appear at such meeting or otherwise cause all shares of GigCapital2 Common Stock or any other voting securities of GigCapital2 which it holds, owns or is entitled to vote, whether as shares or as a constituent part of a unit of securities and whether owned as of the date of or later acquired (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

b. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares in favor of (i) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GigCapital2 under the BCA or that would reasonably be expected to result in the failure of the Merger from being consummated and

(iii) each of the proposals and any other matters necessary or reasonably requested by GigCapital2 for consummation of the Merger and the other transactions contemplated by the BCA, including the UpHealth Combination; and

c. vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Alternative Transaction (which, for the avoidance of doubt, excludes the UpHealth Combination) other than with the Company and (ii) any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the BCA, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Transfer of Shares. Except as otherwise contemplated by the BCA or this Agreement, the Sponsor agrees that it shall not, directly or indirectly, (a) offer for sale, sell, assign, transfer (including by operation of law), create any lien or pledge, dispose of or otherwise encumber any of the Sponsor Shares or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the direct acquisition or sale, assignment, transfer or other disposition of any Sponsor Shares.

3. No Solicitation of Transactions. The Sponsor agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any transaction in violation of the BCA or UpHealth BCA or (b) participate in any discussions or negotiations regarding, or furnish to any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Alternative Transaction or other transaction in violation of the BCA or UpHealth BCA. Sponsor shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person (other than with the Company, UpHealth, its and their stockholders and their respective affiliates and Representatives) conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternative Transaction. If the Sponsor receives any inquiry or proposal with respect to an Alternative Transaction, then Sponsor shall promptly (and in no event later than twenty-four (24) hours after the Sponsor becomes aware of such inquiry or proposal) notify such person in writing that GigCapital2 is subject to an exclusivity agreement with respect to the Merger that prohibits Sponsor from considering such inquiry or proposal.

4. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to GigCapital2 and the Company as follows:

a. The Sponsor is the only record and a beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Sponsor Shares (which, as of the date hereof, consists of 4,500,237 shares of GigCapital2 Common Stock), free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of GigCapital2 (including, without limitation, for the purposes hereof, any agreement between or among stockholders of GigCapital2).

b. The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

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c. The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA and the UpHealth BCA.

e. The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the BCA and the UpHealth BCA will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Sponsor’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the BCA or the UpHealth BCA.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

g. The Sponsor understands and acknowledges that each of GigCapital2 and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

5. Further Assurances. From time to time, at either GigCapital2’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

6. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, GigCapital2 and the Company.

7. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have

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hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 8):

if to GigCapital2, to it at:

GigCapital2, Inc.

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Raluca Dinu, President and Chief Executive Officer

Email: raluca@gigcapitalglobal.com

with a copy to:

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, CA 94105

Attention: Jeffrey Selman; John Maselli

Email: jeffrey.selman@us.dlapiper.com; john.maselli@us.dlapiper.com if to the Sponsor, to it at:

GigAcquisitions2, LLC

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Attention: Dr. Avi Katz

Email: avi@gigcapitalglobal.com

if to the Company, to it at:

Cloudbreak Health, LLC

1103 Shrock Road, Suite 200

Columbus, OH 43229

Attention: Jamey Edwards

Email: jedwards@cloudbreak.us

with a copy to:

Sidley Austin LLP

1999 Avenue of the Stars

17th Floor

Los Angeles, CA 90067

Attention: Joshua DuClos

Email: jduclos@sidley.com

9. Entire Agreement. This Agreement, the BCA and the Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

10. No Third-Party Beneficiaries. The Sponsor hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of GigCapital2 and the Company in accordance with and

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subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the persons expressly named as parties hereto.

11. Governing Law and Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction

12. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

14. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

16. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of GigCapital2, the Company and the Sponsor (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 2 and 3 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 8 through 16 shall survive the Termination Date.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

GIGCAPITAL2: GIGCAPITAL2, INC.

/s/ Dr. Raluca Dinu
By:	Dr. Raluca Dinu, President and Chief Executive Officer

SPONSOR:

GIGACQUISITIONS2, LLC

/s/ Dr. Avi S. Katz
By:	Dr. Avi S. Katz, Manager

THE COMPANY: CLOUDBREAK HEALTH, LLC

/s/ James B. Edwards
By:	James B. Edwards, Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Annex G

EXHIBIT D

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [                    ], 202[    ] by and among [                    ], a Delaware corporation f/k/a GigCapital2, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, UpHealth Merger Sub, Inc., a Delaware corporation, and UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”) are party to that certain Business Combination Agreement, dated as of [                    ], 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into UpHealth (the “Merger”), with UpHealth surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto;

WHEREAS, on or around the date hereof, the Company is entering into a separate Registration Rights and Lock-Up Agreement with Cloudbreak Health, LLC (the “Cloudbreak Agreement”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below: “Agreement” shall have the meaning given in the Preamble.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” means any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, involving the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning set forth in the Recitals.

“Company” is defined in the Preamble to this Agreement.

“Demand Registration” has the meaning set forth in Section 2.1.1.

“Demanding Holder” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1” has the meaning set forth in Section 2.1.1.

“Form S-3” has the meaning set forth in Section 2.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) the date that is six months after the date of the closing pursuant to the Business Combination Agreement (the “Business Combination”) as indicated on Schedule A for certain Holders and the date that is one year after the date of the closing pursuant to the Business Combination as indicated Schedule A for other Holders or (ii) the date on which, subsequent to the Business Combination, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” has the meaning set forth in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Notices” has the meaning set forth in Section 6.3.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means (i) any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing clauses (i) - (ii). As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.1.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“UpHealth” shall have the meaning given in the Recitals hereto.

ARTICLE II

REGISTRATION

Section 2.1    Demand Registration

2.1.1    Request for Registration. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the Effective Time, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.1 initiated by Holders; provided, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time (“Form S-1”) has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.1.2    Effective Registration. Notwithstanding the provisions of Section 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) a Form S-1 filed with the Commission in connection with the Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing of such election, which notice shall be received by the Company not later than five (5) days after the removal of any such stop order or injunction; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been previously filed pursuant to a Demand Registration becomes effective or is terminated.

2.1.3    Underwritten Offering. Subject to the provisions of Section 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of Registrable Securities pursuant thereto shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4    Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5    Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.5.

Section 2.2    Piggy-Back Registration.

2.2.1    Piggy-Back Rights. If, at any time on or after the Effective Time, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, and (2) Common Stock, if any, as to which Registration has been requested pursuant to the Cloudbreak Agreement, together on a pro rata and pari passu basis based on the respective number of shares of Common Stock as to which Registration has been requested pursuant to this Agreement and the Cloudbreak Agreement, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4    Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3    Registration on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or any similar short-form registration statement that may be available at such time (“Form S-3”); provided, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five (5) days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if (i) a Form S-3 is not available for such offering; or (ii) the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

Section 2.4    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1    General Procedures. If at any time on or after the Effective Time the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11    permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12    obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2    Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3    Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity(i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1    Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2     Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3     Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4    Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5    Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1    Lock-Up.

5.1.1    Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2    Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1    transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2    Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3    Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4    Transfers by will or intestate succession upon the death of the undersigned;

5.2.5    the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6    if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, or (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7    Transfers to the Company’s officers, directors or their affiliates;

5.2.8    pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9    pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10    the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1    Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3    Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 6.5    Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 6.6    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7    Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8    Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

GIGCAPITAL2, INC.

By:
Name:
Title:

Address for Notice:

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Chirinjeev Kathuria

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Mariya Pylypiv

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Al Gatmaitan

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Rewi Enterprises, LLC

By:
Name:	Martin S.A. Beck
Title:	Manager

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Ramesh Balakrishnan

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Dr. Syed Sabahat Azim

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Jeffery R. Bray

By:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

AM Physicians LLC

By:
Name:	Dr. Azfar Malik
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Sequoia Capital India Investment Holdings III

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Elevar Equity Mauritius

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Ranjani Ramakrishna

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

TTC Healthcare Partners, LLC

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Jacque Butler

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Alexandra Bray

By:
Name:
Title:

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Samantha Josephine Bray

By:
Name:	Jeffery R. Bray
Title:	Custodian

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:

Anais Alexandra Bray

By:
Name:	Jeffery R. Bray
Title:	Custodian

Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Shares	Lock-Up Period
Dr. Chirinjeev Kathuria		One Year
Dr. Mariya Pylypiv		One Year
Dr. Al Gatmaitan		One Year
Rewi Enterprises, LLC		One Year
Ramesh Balakrishnan		One Year
Dr. Syed Sabahat Azim		One Year
Jeffery R. Bray		One Year
AM Physicians LLC		One Year
Sequoia Capital India Investment Holdings III		Six Months
Elevar Equity Mauritius		Six Months
Ranjani Ramakrishna		One Year
TTC Healthcare Partners, LLC		Six Months
Jacque Butler		One Year
Alexandra Bray		One Year
Samantha Josephine Bray (Jeffery R. Bray Custodian under the Utah Gifts to Minors Act)		One Year
Anais Alexandra Bray (Jeffery R. Bray Custodian under the Utah Gifts to Minors Act)		One Year

Annex H

EXHIBIT C

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) is made and entered into as of [                ], 202[    ] by and among UpHealth, Inc., a Delaware corporation f/k/a GigCapital2, Inc. (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, Cloudbreak Health Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), and Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak Health”) are party to that certain Business Combination Agreement, dated as of November 20, 2020 (the “Business Combination Agreement”), pursuant to which, on the Closing Date, Merger Sub will merge with and into Cloudbreak Health (the “Merger”), with Cloudbreak Health surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Business Combination Agreement, the Company is issuing shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), to the Holders designated on Schedule A hereto;

WHEREAS, on or around the date hereof, the Company is entering into a separate Registration Rights and Lock-Up Agreement with certain other stockholders of the Company (the “UpHealth Holdings Agreement”); and

WHEREAS, the Company desires to set forth certain matters regarding the ownership of the Registrable Securities (as defined below) by the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall mean an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction, but excluding a variable price reoffer.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such transferee or group of affiliated transferees would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing Date” shall have the meaning given in the Business Combination Agreement.

“Cloudbreak Health” shall have the meaning given in the Recitals hereto.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” has the meaning set forth in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” has the meaning set forth in Section 2.1.2.

“Demanding Holder” has the meaning set forth in Section 2.1.2.

“Effectiveness Deadline” has the meaning set forth in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Form S-1 Registration Statement” has the meaning set forth in Section 2.1.1.

“Form S-3 Shelf” has the meaning set forth in Section 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Lock-up Period” means, with respect to the Registrable Securities, the period ending on the earlier of (i) the date that is six months after the Closing Date for Martti In The USA, LLC, and the date that is one year after the Closing Date for James B. Edwards or (ii) the date on which, subsequent to the Closing Date, the last sale price of the Common Stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 90 days after the Closing Date, or (y) the date following the Closing Date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the

Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of the Board, the Lock-Up Period may end earlier than as provided herein upon written notice to the Holders.

“Maximum Number of Securities” has the meaning set forth in Section 2.1.3.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of the Prospectus only, in the light of the circumstances under which they were made) not misleading.

“Piggyback Registration” has the meaning set forth in Section 2.2.1.

“Pro Rata” has the meaning set forth in Section 2.1.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means any equity securities (including the shares of Common Stock issued or issuable upon the exercise or conversion of any such equity security) of the Company held by a Holder immediately following consummation of the Merger. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of any of the securities described in the foregoing sentence. As to any particular Registrable Security, such security shall cease to be a Registrable Security when: (a) a Registration Statement with respect to the sale of such security shall have become effective under the Securities Act and such security shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such security shall have been otherwise transferred, a new certificate for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (c) such security shall have ceased to be outstanding; or (d) such security is freely saleable under Rule 144 without volume limitations.

“Registration” means a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any securities exchange on which the Common Stock is then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Requesting Holder” has the meaning set forth in Section 2.1.2.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 415” has the meaning set forth in Section 2.1.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including a Block Trade.

“UpHealth Holdings Agreement” has the meaning set forth in the Recitals.

ARTICLE II

REGISTRATION

Section 2.1 Demand Registration

2.1.1 Initial Registration. The Company shall include the Registrable Securities in a Registration Statement on Form S-1 (a “Form S-1 Registration Statement”), which the Company shall file as promptly as reasonably practicable, but in no event later than forty-five (45) days after the consummation of the transactions contemplated by the Merger Agreement, for the purpose of permitting the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration

Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than sixty (60) business days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred and twenty (120) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. To the extent that the Company does not include the Registrable Securities in the above-mentioned Form S-1 Registration Statement, the Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, a Form S-1 Registration Statement or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale of Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made). If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Registration Statement as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Registration Statement declared effective as promptly as reasonably practicable and to cause such Form S-1 Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.2 Underwritten Offering. Subject to the provisions of Section 2.1.3 and Section 2.3 hereof, at any time and from time to time on or after the Closing Date, the Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all the Holders (such Holders, the “Demanding Holders”), may make a written demand to the Company for the Registration under the Securities Act to sell all or part of their Registrable Securities in an Underwritten Offering, including a Block Trade (such written demand, a “Demand Registration”). The Demanding Holders shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Company shall, within five (5) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in the Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration, subject to provisions of Section 2.1.3. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this Section 2.1.2 initiated by Holders; provided, however, that an Underwritten Offering pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.1.2 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.3 Reduction of Underwritten Offering. If the managing Underwriter(s) for a Demand Registration that is to be an Underwritten Offering, in good faith, advises the Company, the Demanding Holders and the Requesting Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities which the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such Underwritten Offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (Pro Rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.4 Demand Registration Withdrawal. A majority-in-interest of the Demanding Holders initiating a Demand Registration pursuant to a Registration under Section 2.1.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this Section 2.1.4.

Section 2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If, at any time on or after the Closing Date, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for stockholders of the Company for their account (or by the Company and by stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Registration and shall use its best efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested to be included in such Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggyback Registration that involves an Underwriter(s) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Piggyback Registration.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) for a Piggyback Registration that is to be an Underwritten Offering, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of securities which the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested under this Section 2.2, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company that pre-dates this Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, Pro Rata, and (2) Common Stock, if any, as to which Registration has been requested pursuant to the UpHealth Holdings Agreement, together on a pro rata and pari passu basis based on the respective number of shares of Common Stock as to which Registration has been requested pursuant to this Agreement and the UpHealth Holdings Agreement, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company not otherwise covered above, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, Pro Rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to Section 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, that the Company may not defer its obligation in this manner more than once in any 12-month period.

Section 2.4 Block Trades. Notwithstanding any other provision of Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As promptly as reasonably practicable, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

ARTICLE III

REGISTRATION PROCEDURES

Section 3.1 General Procedures. If at any time on or after the Closing Date, the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable and in connection with any such request:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel;

3.1.10 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and may be found reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and may be found reasonably satisfactory to a majority in interest of the participating Holders;

3.1.14 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriters of such offering;

3.1.15 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplemented or amended Prospectus as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities, and upon the expiration of such period the Holders shall be entitled to resume the use of any such Prospectus in connection with any sale or offer to sell Registrable Securities.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification by the Company. The Company agrees to indemnify, to the extent permitted by law, and hold harmless each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) from and against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus, or any amendment or supplement to any of them, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same is contained in any information furnished in writing to the Company by the Holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers and directors and each person who controls such Underwriter (within the meaning of the Securities Act) on substantially the same basis as that of the indemnification of the Holder provided in this Section 4.1.

Section 4.2 Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained or incorporated by reference in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. Each Holder shall indemnify any Underwriter of Registrable Securities sold by such Holder, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

Section 4.3 Conduct of Indemnification Proceedings. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

Section 4.4 Survival. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Section 4.5 Contribution. If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

Section 5.1 Lock-Up.

5.1.1 Except as permitted by Section 5.2, during the Lock-up Period, each Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder.

Section 5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned, or (iii) Transfers to any investment fund or other entity controlled or managed by the undersigned, or to any investment manager or investment advisor of the undersigned or an affiliate of any such investment manager or investment advisor;

5.2.7 Transfers to the Company’s or the Holder’s officers, directors or their affiliates;

5.2.8 pledges of shares of Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement;

5.2.10 Transfers to the Company in connection with the repurchase by the Company from the undersigned of any Common Stock pursuant to a repurchase right arising upon the termination of the undersigned’s employment or service with the Company; and

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-Up Period, provided, that in the case of any Transfer or distribution pursuant to Sections 5.2.3, 5.2.6 and 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 6.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 6.3 Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders hereunder may be freely assigned or delegated by such Holder in conjunction with and to the extent of any transfer of Common Stock by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable Holder or of any assignee of the applicable Holder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article IV and this Section 6.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 6.5 Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 6.6 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 6.7 Governing Law; Venue. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

Section 6.8 Specific Performance; Remedies Cumulative. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 6.9 Other Registration Rights. Other than the Warrant Agreement dated June 10, 2019 between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agreement”), the UpHealth Holding Agreement and the Registration Rights Agreement, dated as of June 5, 2019, between the Company, the shareholders named therein and certain of the Company’s then executive officers and directors, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. The Company will not grant any person any registration rights with respect to the capital stock of the Company that are prior in right or in conflict or inconsistent with the rights of the Holders as set forth in this Agreement in any material respect (it being understood that this shall not preclude the grant of additional demand and piggyback registration rights in and of themselves so long as such rights are not prior in right to the rights under this Agreement).

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:
GIGCAPITAL2, INC.
By:
Name:
Title:
Address for Notice:

[Signature Page to Registration Rights and Lock-Up Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

HOLDER:
[NAME]
By:
Name:
Title:
Address for Notice:

Telephone No.:

Facsimile No.:

Email Address:

[Signature Page to Registration Rights and Lock-Up Agreement]

Schedule A

Holders

Name of Holder	Number of Shares
JAMES B. EDWARDS
MARTTI IN THE USA, LLC

Annex I

EXECUTION VERSION

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 20, 2021, by and between GigCapital2, Inc., a Delaware corporation (the “Company”), and [•] (“Subscriber”).

WHEREAS, the Company has previously entered into (i) that certain Business Combination Agreement, dated as of November 20, 2020 (the “UpHealth Business Combination Agreement”), by and among the Company, UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), and UpHealth Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and UpHealth and (ii) that certain Business Combination Agreement, dated as of November 20, 2020 (the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements” and, the transactions contemplated by the Business Combination Agreements, the “Transaction”), by and among the Company, Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), and Cloudbreak Merger Sub, LLC, a Delaware limited liability company, providing for the combination of the Company and Cloudbreak;

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into Subscription Agreements with certain investors (the “Notes Subscription Agreements”), pursuant to which such investors, upon the terms and subject to the conditions set forth in the Notes Subscription Agreements, shall purchase from the Company, and the Company shall issue to such investors, up to $255,000,000 of unsecured promissory notes convertible into shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at an initial conversion price of $11.50 in accordance with the terms thereof and an Indenture to be entered into on the Closing Date (as defined below) between the Company and Wilmington Trust, National Association, as trustee thereunder (such transactions, collectively, the “Notes Financing”), to be consummated concurrently with the Transaction;

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, on or prior to the Closing Date, the Company will enter into other subscription agreements (each, an “Other Subscription Agreement”) with certain other institutional accredited investors (the “Other Subscribers”) (each of the Subscriber and each of the Other Subscribers, a “Subscriber”), which are on the same terms as the terms of this Subscription Agreement (other than the number of shares of Common Stock to be subscribed for and purchased by the Other Subscribers), pursuant to which such Other Subscribers shall agree to purchase shares of Common Stock on the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”) immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber. Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against (and concurrently with) delivery by the Company to Subscriber of (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within seven (7) Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than ten (10) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. The failure of the Closing to occur on the Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, or the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscribed Shares for sale or trading on the NYSE, or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) all conditions precedent to the closing of the Transaction set forth in each Business Combination Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, as determined by the parties to such agreements, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing;

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect); and

(iv) all conditions precedent to the closing of the Notes Financing set forth in the Notes Subscription Agreements shall have been satisfied or waived, and the Closing shall occur concurrently with the closing of the Notes Financing.

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to either Business Combination Agreement that materially and adversely affects the Company;

(iv) the Company shall not have entered into any Other Subscription Agreement with a lower purchase price per share of Common Stock or other terms (economic or otherwise) more favorable to such other subscriber or investor than as set forth in this Subscription Agreement;

(v) there has not occurred any Company Material Adverse Effect (as defined in the UpHealth Business Combination Agreement), Company Material Adverse Effect (as defined in the Cloudbreak Business Combination Agreement) or Company Material Adverse Effect (as defined below);

(vi) the Company shall have received cash and cash equivalents from the issuance and sale of shares of Common Stock pursuant to this Subscription Agreement and the Other Subscription Agreements in an aggregate amount not less than $30,000,000;

(vii) the Company shall have received cash and cash equivalents from the consummation of the Notes Financing in an aggregate amount not less than $150,000,000; and

(viii) the Company shall have at least $50,000,000 in the Trust Account after giving effect to redemptions (and without giving effect to the issuance and sale of any unsecured promissory notes in the Notes Financing or any shares of Common Stock).

3. Company Representations and Warranties. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company or its subsidiaries of their respective obligations under this Subscription Agreement, the Business Combination Agreements or the consummation of the Transaction; provided, however, that, in the case of clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP after the date of this Subscription Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required by this Subscription Agreement, the Business Combination Agreements or any other agreement executed and delivered in connection with the Transaction and specifically contemplated by the Business Combination Agreements or (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transaction, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

b. The Subscribed Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware.

c. The Subscribed Shares are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned or any other holder of the Subscribed Shares to pledge, sell, assign or otherwise transfer the Subscribed Shares under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Subscribed Shares as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”) in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the New York Stock Exchange or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the New York Stock Exchange, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under each Business Combination Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”) (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 300,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 21,665,119 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 17,817,500 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; (iii) 17,817,500 rights, each right entitling the holder thereof to receive one-twentieth (1/20) of one share of Common Stock upon consummation of the Transaction (the “Rights”), and (iv) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof, the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing. No Warrants are exercisable on or prior to the Closing; provided, that the Company’s pro forma long-term indebtedness will be as described in the Company’s filings with the Commission. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Other Subscription Agreements, the Note Subscription Agreements and the Business Combination Agreements, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, transfer or registration of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on June 5, 2019 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Business Combination Agreements. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares, (ii) the shares to be issued pursuant to any Other Subscription Agreement or (iii) any of the unsecured promissory notes to be issued in the Notes Financing and any shares of Common Stock issuable upon conversion of any such unsecured promissory notes.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the New York Stock Exchange under the symbol “GIX” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the New York Stock Exchange or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the New York Stock Exchange. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Shares to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

o. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company that could result in the initial sale of the Subscribed Shares not being exempt from the registration requirements of Section 5 of the Securities Act.

p. The Company has not disclosed to the Subscriber information that would constitute material non-public information as of the Closing Date other than the existence of the transactions contemplated hereby.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.

e. Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Shares shall contain a legend to such effect. Subscriber acknowledges that the Subscribed Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Subscribed Shares will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.

Each book entry for the Subscribed Shares shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THESE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS IN EFFECT OR (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQURED.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth herein. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber and upon the representations, warranties and covenants set forth herein. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company and the Transaction (including UpHealth, Cloudbreak and each of their respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that neither Oppenheimer & Co. Inc., acting as placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Shares and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Shares to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, UpHealth, Cloudbreak and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, UpHealth, Cloudbreak and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, UpHealth, Cloudbreak and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means, and none of the Company, the Placement Agent, UpHealth, Cloudbreak or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that it (i) is a sophisticated investor, experienced in investing in private equity transaction and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Notes.

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Shares. The Placement Agent and each of its Representatives have made no independent investigation with respect to the Company or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscribed Shares, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that, notwithstanding Section 8(j) of this Subscription Agreement, the Placement Agent, UpHealth and Cloudbreak may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

r. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

s. Except for the representations and warranties contained in this Section 4, Subscriber makes no express or implied representation or warranty, and Subscriber hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

5. Registration of Subscribed Shares.

a. The Company agrees that, prior to the Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective upon the Closing, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares, until the earliest of (i) the date on which all of the Subscribed Shares may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities

Act, (ii) the date on which all of the Subscribed Shares have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement and (iii) the date which is three years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon and in conformity with information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected by the Subscriber without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of the Subscriber to deliver or cause to be delivered a prospectus made available to the Subscriber by the Company in a timely manner, (B) as a result of offers or sales effected by or on behalf of the Subscriber by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (C) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. The indemnity set forth in this Section 5(c) shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties initiating such registration and (ii) second, to the Subscriber and the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and such other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant described in this clause (ii), on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all such participants) or in such manner as they may agree.

e. Subscriber shall, severally and not jointly with the Other Subscribers, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, in any such case to the extent, but only to the extent, that such untrue statements or omissions are based upon and in conformity with information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as either Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company, the Subscriber, UpHealth and Cloudbreak to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of either Business Combination Agreement promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Shares pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Shares, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. The Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. The Company shall be solely responsible for and shall bear all costs and expenses incurred by or on behalf of the Company in connection with this Agreement.

f. This Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer its rights (but not obligations) hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company, UpHealth and Cloudbreak has each given its prior written consent to such relief and such assignee agrees in writing to be bound by the terms hereof.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

h. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

i. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the Subscriber then holding a majority of the Subscribed Shares then committed to be purchased at the Closing by (or, if after the Closing, then held by) the Subscriber (the “Required Subscriber”), and provided further, that Section 4, this Section 8(h) and Section 8(j) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent. Upon the effectuation of such waiver, modification, amendment or termination with the consent of the Required Subscriber (and if required, the Placement Agent) in conformance with this Section 8(h), such amendment, modification, waiver or termination shall be binding on the Subscriber and effective as to all of this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) no amendment, modification or waiver shall be effective against the Subscriber unless such amendment, modification or waiver applies to the Subscriber, (ii) any amendment, modification or waiver that has a disproportionate effect on a Subscriber (considered apart from any disproportionate effect owing to the number of Subscribed Shares held by such Subscriber), shall require the consent of such Subscriber, (iii) any amendment to Section 3(i), Section 5, or Section 6 (to extend the Outside Date beyond June 30, 2021) of this Subscription Agreement and (iv) any amendment, modification or other change that alters the Per Share Purchase Price, the Purchase Price, or the number of Subscribed Shares shall require the consent of the undersigned Subscriber.

j. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

k. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that the Placement Agent is an express third-party beneficiary of its express rights in Section 3, Section 4, Section 8(i) and this Section 8(k) of this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2 of this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived by the applicable party entitled to waive any such condition. Each party hereto further agrees that none of the parties hereto or the Placement Agent shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(k), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties agrees that each of UpHealth and Cloudbreak is a third-party beneficiary of this Agreement. Subscriber acknowledges and agrees that each representation, warranty, covenant and agreement of Subscriber hereunder is being made also for the benefit of Cloudbreak and UpHealth, and each of Cloudbreak and UpHealth may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of Subscriber under this Agreement, as amended, modified, supplemented or waived in accordance the terms hereof.

l. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

m. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

n. Remedies.

(i) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(ii) Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2 of this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived by the applicable party entitled to waive any such condition. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this paragraph (n) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defense that a remedy at law would be adequate. In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

p. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT

LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Notes or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

u. If the Company enters into any Other Subscription Agreement and such Other Subscription Agreement contains any term, condition, right, benefit or other provision that is (i) more favorable to the investor party thereto than the comparable term, condition, right, benefit or other provision contained in this Agreement or (ii) favorable to the investor party thereto and this Subscription Agreement does not contain a comparable term, condition, right, benefit or other provision, then (A) the Company shall promptly inform the Subscriber of such Other Subscription Agreement and provide a true and complete copy thereof to the Subscriber and, (B) at the option and election of the Subscriber, this Subscription Agreement shall be deemed amended, supplemented and/or modified to include such favorable or more favorable term, condition, right, benefit or other provision. The Subscriber shall exercise such option and election by delivering written notice thereof to the Company at any time or from time to time after the Company enters into any such Other Subscription Agreement.

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL2, INC.
By:
Name: Dr. Avi Katz
Title: Chief Executive Officer
Address for Notices:
1731 Embarcadero Road, Suite 200
Palo Alto, California 94303

Signature Page to GigCapital2, Inc. Subscription Agreement

SUBSCRIBER: Signature of Subscriber: By: Name: Title:
Date:
Name of Subscriber:

(Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):
Email Address:
Subscriber’s EIN:

Jurisdiction of residency:

Number of Subscribed Shares subscribed for:
Price Per Subscribed Share:	$10.00
Aggregate Purchase Price:	$

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital2, Inc. Subscription Agreement

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the

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person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

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EXHIBIT A

Note Financing Term Sheet

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Annex J

EXECUTION VERISON

FORM OF SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 20, 2021, by and between GigCapital2, Inc., a Delaware corporation (the “Company”), and [●] (“Subscriber”).

WHEREAS, the Company has previously entered into (i) that certain Business Combination Agreement, dated as of November 20, 2020 (the “UpHealth Business Combination Agreement”), among the Company, UpHealth Holdings, Inc., a Delaware corporation (“UpHealth”), and UpHealth Merger Sub, Inc., a Delaware corporation, providing for the combination of the Company and UpHealth and (ii) that certain Business Combination Agreement, dated as of November 20, 2020 (the “Cloudbreak Business Combination Agreement” and, together with the UpHealth Business Combination Agreement, the “Business Combination Agreements” and, the transactions contemplated by the Business Combination Agreements, the “Transaction”), among the Company, Cloudbreak Health, LLC, a Delaware limited liability company (“Cloudbreak”), and Cloudbreak Merger Sub, LLC, a Delaware limited liability company, providing for the combination of the Company and Cloudbreak;

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to, and contingent on, the consummation of the Transaction, that principal amount of the Company’s 6.25% convertible senior notes due 2026 (the “Notes”), set forth on the signature page hereto (the “Subscribed Notes”) for an aggregate purchase price equal to 100.0% of the principal amount of the Subscribed Notes (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Notes in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, concurrently with the execution of this Subscription Agreement, or prior to the closing date of the Transactions (the “Closing Date”), the Company will enter into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other institutional accredited investors (the “Other Subscribers” and together with the Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement (other than the amount of Notes to be subscribed for and purchased by the Other Subscribers), pursuant to which such investors shall agree to purchase on the Closing Date, inclusive of the Subscribed Notes, up to $255,000,000 in aggregate principal amount of the Notes (the “Other Subscribed Notes” and together with the Subscribed Notes, the “Collective Subscribed Notes”); and

WHEREAS, in connection with the issuance of the Notes on the Closing Date, the Company and Wilmington Trust, National Association, as trustee (the “Trustee”) will enter into an indenture in respect of the Notes in substantially the form attached hereto as Exhibit A (the “Indenture”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Notes (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction.

2. Closing.

a. The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.

b. At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Notes to Subscriber. Subscriber shall deliver to the Company, on the Closing Date, the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against delivery (with such delivery to occur promptly following receipt of the Purchase Price) by the Company to Subscriber of the Subscribed Notes in book entry form pursuant to the DWAC procedures of the Depository Trust Company (“DTC”), which will act as securities depository for the Notes, free and clear of any liens or other restrictions (other than those arising under the Indenture, this Subscription Agreement or state or federal securities laws), in the name of a custodian designated by Subscriber (which custodian shall have properly posted such DWAC for release by the Trustee through the facilities of DTC). In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber. The failure of the Closing to occur on the Closing Date shall not, in and of itself, terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.

c. The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the Company, on the one hand, and the Subscriber, on the other, of the conditions that, on the Closing Date:

(i) (x) no suspension of the qualification of any of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) for sale or trading on the New York Stock Exchange (the “NYSE”), or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred and (y) the shares of Common Stock underlying the Notes shall be duly listed for trading on the NYSE;

(ii) all conditions precedent to the closing of the Transaction set forth in each Business Combination Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived, as determined by the parties to such agreements, and the closing of the Transaction shall be scheduled to occur concurrently with or immediately following the Closing; and

(iii) no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)); and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition (except in the case of a governmental authority located outside the United States where such restraint or prohibition would not be reasonably expected to have a Company Material Adverse Effect).

d. The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing; and

(ii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Company to consummate the Closing.

e. The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) there shall have been no amendment, waiver or modification to either Business Combination Agreement that materially and adversely affects the Company;

(iv) the Company shall not have entered into any Other Subscription Agreement with a lower purchase price per $1,000 principal amount of the Notes or other terms (economic or otherwise) more favorable to such other subscriber or investor than as set forth in this Subscription Agreement;

(v) there has not occurred any Company Material Adverse Effect (as defined in the UpHealth Business Combination Agreement) Company Material Adverse Effect (as defined in the Cloudbreak Business Combination Agreement) or Company Material Adverse Effect (as defined below);

(vi) the Company shall have received cash and cash equivalents from the issuance and sale of shares of Common Stock pursuant to subscription agreements with certain investors (the “Equity Subscription Agreements”) in an aggregate amount not less than $30,000,000;

(vii) the Company shall have received cash and cash equivalents from the issuance and sale of Notes pursuant to this Subscription Agreement and the Other Subscription Agreements in an aggregate amount not less than $150,000,000; and

(viii) the Company shall have at least $50,000,000 in the Trust Account after giving effect to redemptions (and without giving effect to the issuance and sale of any Notes or any shares of Common Stock).

3. Company Representations and Warranties and Covenants. For purposes of this Section 3, the term “Company” shall refer to the Company as of the date hereof and, for purposes of only the representations contained in subsections (f), (i), (k) and (n) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber and the Placement Agent that:

a. The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company; or (b) would prevent, materially delay or materially impede the performance by the Company or its subsidiaries of their respective obligations under this Subscription Agreement, the Business Combination Agreements or the consummation of the Transaction; provided, however, that, in the case of clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any law or GAAP after the date of this Subscription Agreement; (ii) events or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company as required by this Subscription Agreement, the Business Combination Agreements or any other agreement executed and delivered in connection with the Transaction and specifically contemplated by the Business Combination Agreements or (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transaction, except in the cases of clauses (i) through (iii), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industry in which the Company operates.

b. The Subscribed Notes have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will not have been issued in violation of any preemptive rights created under the Company’s organizational documents or the laws of the State of Delaware. The Indenture has been duly authorized by the Company and, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, respectively, in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.

c. The Subscribed Notes are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned or any other holder of the Subscribed Notes to pledge, sell, assign or otherwise transfer the

Subscribed Notes under any organizational document, policy or agreement of, by or with the Company, but excluding the restrictions on transfer described in the Indenture and Section 4(e) of this Subscription Agreement with respect to the status of the Subscribed Notes as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms of this Subscription Agreement.

d. This Subscription Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

e. The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Notes, the issuance and delivery of shares of Common Stock upon conversion of the Subscribed Notes in accordance with the terms of the Indenture and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes.

f. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including the NYSE or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Notes), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the NYSE, including with respect to obtaining stockholder approval, (iv) those required to consummate the Transaction as provided under the Business Combination Agreements, as applicable, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes.

g. As of their respective dates, all reports required to be filed by the Company with the United States Securities and Exchange Commission (“Commission”) (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

h. As of the date hereof and as of immediately prior to the Closing, the authorized share capital of the Company consists of 100,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the authorized share capital of the Company will consist of 300,000,000 shares of Common Stock and 1,000,000 Preferred Shares. As of the date hereof and as of immediately prior to the Closing: (i) 21,665,119 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 17,817,500 warrants, each exercisable to purchase a whole share of Common Stock at $11.50 per full share (the “Warrants”), were issued and outstanding; (iii) 17,817,500 rights, each right entitling the holder thereof to receive one-twentieth (1/20) of one share of Common Stock upon consummation of the Transaction (the “Rights”), and (iv) no Common Stock was subject to issuance upon exercise of outstanding options. As of the date hereof the Company had no outstanding long-term indebtedness (other than fees payable under the business combination marketing agreement entered into in connection with its initial public offering) and will not have any long-term indebtedness immediately prior to the Closing. No Warrants are exercisable on or prior to the Closing; provided that, the Company’s pro forma long-term indebtedness will be as described in the Company’s filings with the Commission. All (i) issued and outstanding Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (ii) issued and outstanding Warrants and Rights constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. As of the date hereof, except as set forth above and pursuant to (i) the Other Subscription Agreements, (ii) the Equity Subscription Agreements or (iii) the Business Combination Agreements, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting, transfer or registration of any Equity Interests, other than (A) the letter agreements entered into by the Company in connection with the Company’s initial public offering on June 5, 2019 pursuant to which the Company’s sponsor and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Business Combination Agreements. There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Notes, (ii) any Notes to be issued pursuant to any Other Subscription Agreement, (iii) any shares of Common Stock upon conversion of any of the Subscribed Notes or any of the Notes to be issued pursuant to any Other Subscription Agreement, or (iv) any of the shares of Common Stock to be issued pursuant to any of the Equity Subscription Agreements.

i. Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect or have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

j. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “GIX” (it being understood that the trading symbol will be changed in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the NYSE or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the

NYSE. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act. The Company has filed a listed application with the NYSE for the shares of Common Stock underlying the Notes and such application has been, or prior to Closing will be, approved by the NYSE.

k. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Notes by the Company to Subscriber.

l. Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Notes.

m. Except for the Placement Agent (as defined below), no broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Notes to Subscriber.

n. Except for such matters as have not had a Company Material Adverse Effect, the Company is, and has been since its inception, in compliance with all state and federal laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

o. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company that could result in the initial sale of the Subscribed Notes not being exempt from the registration requirements of Section 5 of the Securities Act.

p. The Company has not disclosed to the Subscriber information that would constitute material non-public information as of the date of the Disclosure Document (as defined below).

q. The Company agrees that the Placement Agent may rely upon the representations and warranties made by the Company to the Subscriber in this Subscription Agreement.

4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company and the Placement Agent that:

a. Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

b. This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

c. The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Notes and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Notes.

d. Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), (ii) is acquiring the Subscribed Notes only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Notes.

e. Subscriber understands that the Subscribed Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Notes have not been registered under the Securities Act. Subscriber understands that the Subscribed Notes may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Subscribed Notes shall contain a legend to such effect. Subscriber understands and agrees that the Subscribed Notes will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Notes and may be required to bear the financial risk of an investment in the Subscribed Notes for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Notes.

Each book entry for the Subscribed Notes shall contain a notation, and each certificate (if any) evidencing the Notes shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT EITHER (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH

RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT), AND

(2) AGREES FOR THE BENEFIT OF UPHEALTH, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

f. Subscriber understands and agrees that Subscriber is purchasing the Subscribed Notes directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any other party to the Transaction or any other person or entity (including the Placement Agent), expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement and in the Indenture, and Subscriber is not relying on any representations, warranties or covenants other than those expressly set forth herein and in the Indenture. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

g. In making its decision to purchase the Subscribed Notes, Subscriber has relied solely upon independent investigation made by Subscriber and upon the representations, warranties and covenants set forth herein and in the Indenture. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Notes, including with respect to the Company and the Transaction (including UpHealth, Cloudbreak and each of their respective subsidiaries (collectively, the “Acquired Companies”)). Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the Company’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Notes. Subscriber acknowledges and agrees that neither Oppenheimer & Co. Inc. acting as placement agent to the Company (the “Placement Agent”), nor any affiliate of the Placement Agent has provided Subscriber with any information or advice with respect to the Subscribed Notes nor is such information or advice necessary or desired. Neither the Placement Agent nor any of its affiliates has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Notes and the Placement Agent and any of its respective affiliates may have acquired non-public information with respect to the Company or the Acquired Companies which Subscriber agrees need not be provided to it. In connection with the issuance of the Subscribed Notes to Subscriber, neither the Placement Agent nor any of its affiliates has acted as a financial advisor or fiduciary to Subscriber.

h. Subscriber became aware of this offering of the Subscribed Notes solely by means of direct contact between Subscriber and the Company or by means of contact from the Placement Agent, UpHealth, Cloudbreak and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Notes were offered to Subscriber solely by direct contact between Subscriber and the Company, the Placement Agent, UpHealth, Cloudbreak and/or their respective Representatives. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, the Placement Agent, UpHealth, Cloudbreak and/or their respective Representatives), other than the representations and warranties contained in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes offered to Subscriber, by any other means, and none of the Company, the Placement Agent, UpHealth, Cloudbreak or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Subscribed Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

i. Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Notes. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Notes, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that it (i) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating our participation in the purchase of the Subscribed Notes. Subscriber understands that the purchase and sale of the Subscribed Notes hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

j. Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Notes and determined that the Subscribed Notes are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

k. Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Notes or made any findings or determination as to the fairness of this investment.

l. Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the OFAC Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsections (i) or (ii), (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”) (collectively with (i) through (iv), a “Restricted Person”) or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Notes were legally derived.

m. Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Notes covered by this Agreement.

n. If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code of 1986, as amended, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, the Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Notes, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Notes.

o. Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2(b) of this Subscription Agreement.

p. No disclosure or offering document has been prepared by the Placement Agent in connection with the offer and sale of the Subscribed Notes. The Placement Agent and each of its Representatives have made no independent investigation with respect to the Company or the Subscribed Notes or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscribed Notes, the Placement Agent has not acted as the Subscriber’s financial advisor or fiduciary.

q. Subscriber agrees that the Placement Agent may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.

r. No foreign person (as defined in 31 C.F.R. Part 800.224) will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Securities hereunder.

s. Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by such Subscriber with the Commission with respect to the beneficial ownership of the Company’s Common Stock prior to the date hereof, Subscriber is not currently a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

t. Except for the representations and warranties contained in this Section 4, Subscriber makes no express or implied representation or warranty, and Subscriber hereby disclaims any such representation or warrant with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

5. Registration of Subscribed Notes.

a. The Company agrees that, within forty-five (45) calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the shares of Common Stock issuable upon conversion of the Subscribed Notes (the “Registrable Securities”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations. The Company will provide a draft of the Registration Statement to the Subscriber for review at least three (3) Business Days in advance of filing the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the

resale of the Registrable Securities by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission. In such event, the number of Registrable Securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Registrable Securities, until the earliest of (i) the date on which all of the Registrable Securities may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which all of the Registrable Securities have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement and (iii) the date which is three years after the Closing. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.

b. Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

c. The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

d. If the total number of shares of Common Stock that the Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of shares of Common Stock that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of shares of the Common Stock offered or the market for the shares of Common Stock, then the shares of Common Stock to be included in such offering shall include the number of shares of Common Stock that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, by the Subscriber who has requested participation in such underwritten offering and by the other holders of shares of Common Stock with registration rights entitling them to participate in such underwritten offering, allocated among the Subscriber and other holders pro rata on the basis of the number of shares of Common Stock proposed to be sold by each applicable holder in such underwritten offering (based, for each such participant, on the percentage derived by dividing (x) the number of shares of Common Stock proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of shares of Common Stock proposed to be sold by all participants in such underwritten offering) or in such manner as they may agree.

e. Subscriber shall, severally and not jointly with the Other Subscribers, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the

Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, in any such case, to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed) nor shall the Subscriber be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by the Company. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Registrable Securities giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Registrable Securities by such Subscriber.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as either Business Combination Agreement, any Company Subsidiary Acquisition Agreement (as defined in the UpHealth Business Combination Agreement) (other than that certain merger agreement with Behavioral Health Services, LLC) or any UpHealth Subsidiary Acquisition Agreement (as defined in the Cloudbreak Business Combination Agreement) is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Subscriber to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) June 30, 2021 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of either Business Combination Agreement, any Company Subsidiary Acquisition Agreement (as defined in the UpHealth Business Combination Agreement) (other than that certain merger agreement with Behavioral Health Services, LLC) or any UpHealth Subsidiary Acquisition Agreement (as defined in the Cloudbreak Business Combination Agreement) promptly after the termination thereof.

7. Trust Account Waiver. Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions or redemptions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of its shares of public Common Stock of the Company acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Notes regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Notes pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise, except as set forth in the Indenture. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscribed Notes, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Miscellaneous.

a. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 8(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a).

b. Subscriber acknowledges that the Company and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others (including Placement Agent) will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agent if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

c. Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

d. Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

e. The Company shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of the Company in connection with this Agreement

f. Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Notes acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief, and such assignee agrees in writing to be bound by the terms hereof.

g. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

h. The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Notes, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential.

i. This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that Section 3, Section 4, this Section 8(i), Section 8(k) and Section 8(u) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to the Placement Agent without the written consent of the Placement Agent.

j. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect.

k. Benefit.

(i) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(ii) The parties hereto agree that the Placement Agent is an express third-party beneficiary of this Subscription Agreement to the extent expressly provided in Section 3, Section 4, Section 8(i), this Section 8(k) and Section 8(u) of this Subscription Agreement.

l. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect..

m. This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

n. Remedies.

(i) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(ii) Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Purchase Price and cause the Closing to occur if the conditions in Section 2 of this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this paragraph (n) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

o. This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

p. EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

q. The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this subscription agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

r. This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

s. The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or the Placement Agent. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under New York Stock Exchange regulations, in which case the Company shall provide Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure.

t. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Notes pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscribed Notes or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription

Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

u. Each party hereto agrees for the express benefit of the Placement Agent, as placement agent, that: (1) neither the Placement Agent, nor any of its affiliates or any of its Representatives (A) shall be liable for any improper payment made in accordance with the information provided by the Company; (B) makes any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement; or (C) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon it by this Agreement or (y) for anything which it may do or refrain from doing in connection with this Agreement, except for its own gross negligence, willful misconduct or bad faith; and (2) the Placement Agent, its affiliates and its Representatives shall be entitled to (A) rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company, and (B) be indemnified by the Company for acting as placement agent hereunder. This Section 8(u) shall survive any termination of this Agreement. The Placement Agent has introduced the Subscriber to the Company in reliance on the Subscriber’s understanding and agreement to this Section 8(u).

v. If the Company enters into any Other Subscription Agreement and such Other Subscription Agreement contains any term, condition, right, benefit or other provision that is (i) more favorable to the investor party thereto than the comparable term, condition, right, benefit or other provision contained in this Agreement or (ii) favorable to the investor party thereto and this Subscription Agreement does not contain a comparable term, condition, right, benefit or other provision, then (A) the Company shall promptly inform the Subscriber of such Other Subscription Agreement and provide a true and complete copy thereof to the Subscriber and, (B) at the option and election of the Subscriber, this Subscription Agreement shall be deemed amended, supplemented and/or modified to include such favorable or more favorable term, condition, right, benefit or other provision. The Subscriber shall exercise such option and election by delivering written notice thereof to the Company at any time or from time to time after the Company enters into any such Other Subscription Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

GIGCAPITAL2, INC.

By:
Name: Dr. Avi Katz
Title: Chief Executive Officer

Address for Notices:
1731 Embarcadero Road, Suite 200
Palo Alto, California 94303

Signature Page to GigCapital2, Inc. Subscription Agreement

SUBSCRIBER: Signature of Subscriber: By: Name: Title:
Date:
Name of Subscriber: (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):
Email Address:
Subscriber’s EIN:
Jurisdiction of residency:

Aggregate Principal Amount of Subscribed
Notes subscribed for:
Aggregate Purchase Price: $

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.

Signature Page to GigCapital2, Inc. Subscription Agreement

ANNEX A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

This Annex A should be completed and signed by Subscriber

and constitutes a part of the Subscription Agreement.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐	Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐	Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.	ACCREDITED INVESTOR STATUS (Please check the box)

☐

Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐

Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s

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primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐

Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests or one of the following tests.

[Specify which tests: ]

SUBSCRIBER:
Print Name:
By:
Name:
Title:

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EXHIBIT A

[Form of Indenture]

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UPHEALTH, INC.

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of [                ], 2021

6.25% Convertible Senior Notes due 2026

i

ii

EXHIBIT

Exhibit A	Form of Note	A-1

iii

INDENTURE dated as of [                ], 2021 between UPHEALTH, INC., a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee,” as more fully set forth in Section 1.01).

W I T N E S S E T H:

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 6.25% Convertible Senior Notes due 2026 (the “Notes”), initially in an aggregate principal amount not to exceed $255,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture; and

WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Company, and this Indenture the valid, binding and legal agreement of the Company and the Trustee, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“30-Day ADTV” means, as of any date and with respect to any shares of Common Stock, an amount equal to the arithmetic average of the products, for each Trading Day in the 30 Trading Day period ending on, and including, the Trading Day immediately preceding such date, of (i) the daily trading volume in such shares of Common Stock on the applicable exchange for such Trading Day and (ii) the Daily VWAP for such Trading Day; provided that in the case of calculating the amount in this clause (ii) with respect to any shares of Common Stock, in respect of any Trading Day occurring on or subsequent to the Ex-Dividend Date for such dividend or distribution, such amount shall be increased by an amount of cash in U.S. dollars per share of Common Stock distributed, or to be distributed, in such dividend or distribution, net of any applicable withholding taxes, as determined by the Conversion Agent, unless such dividend or distribution does not occur, in which case such amount shall be reduced to the amount that would then be in effect if such dividend or distribution had not been declared.

“Additional Interest” means all amounts, if any, payable pursuant to Section 6.03.

“Additional Shares” shall have the meaning specified in Section 14.14(a).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder.

“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.

“Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the issue date of the Notes, directly or indirectly managed or advised by a Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Common Stock would or could be aggregated with such Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that debt securities that are convertible into or exchangeable for Capital Stock shall not constitute Capital Stock prior to their conversion or exchange, as the case may be.

“Clause A Distribution” shall have the meaning specified in Section 14.04(c).

“Clause B Distribution” shall have the meaning specified in Section 14.04(c).

“Clause C Distribution” shall have the meaning specified in Section 14.04(c).

“close of business” means 5:00 p.m. (New York City time).

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“Commission” means the U.S. Securities and Exchange Commission.

“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

“Common Stock” means the Common Stock of the Company, par value $0.0001 per share, at the date of this Indenture, subject to Section 14.07.

“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.

“Company Mandatory Conversion Condition” means the conditions required for the Company to cause Notes to be converted pursuant to Section 14.03(a).

“Company Order” means a written order of the Company, signed on behalf of the Company by an Officer and delivered to the Trustee.

“Conversion Agent” shall have the meaning specified in Section 4.02.

“Conversion Date” shall have the meaning specified in Section 14.02(c).

“Conversion Obligation” shall have the meaning specified in Section 14.01(a).

“Conversion Price” means as of any time, $1,000, divided by the Conversion Rate as of such time.

“Conversion Rate” shall have the meaning specified in Section 14.01(a).

“Corporate Trust Office” means the corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: UpHealth Notes Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).

“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.

“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “UPH <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.

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“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(b) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.

“Distributed Property” shall have the meaning specified in Section 14.04(c).

“Effective Date” shall have the meaning specified in Section 14.14(c), except that, as used in Section 14.04 and Section 14.05, “Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTCQB or the OTCQX.

“Equity Conditions” means, with respect to an given date of determination: (i) on each day during the period beginning thirty (30) calendar days prior to such applicable date of determination and ending on and including such applicable date of determination (the “Equity Conditions Measuring Period”) either (x) one or more registration statements filed with the Commission pursuant to the Subscription Agreement shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the resale of all shares of Common Stock to be issued in connection with the event requiring this determination (without regard to any limitations on conversion set forth herein) (a “Required Minimum Securities Amount”) or (y) all shares of Common Stock issuable upon conversion of the applicable Notes shall be eligible for sale pursuant to Rule 144 of the Securities Act, without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Notes) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation, as applicable; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of the Notes on a timely basis in accordance herewith; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination) may be issued in full without violating Section 14.13 hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Change (as defined in the Indenture) shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any registration statement required to be filed with the Commission pursuant to the Subscription Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of all shares of Common Stock issuable upon conversion of the applicable Notes in accordance with the terms of the Subscription Agreement or (2) any shares of Common Stock issuable upon

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conversion of the applicable Notes to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission, (viii) none of the Holders shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Transaction Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any, Transaction Document; (x) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure as of such applicable date of determination; (xi) on the applicable date of determination all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the portion of this Note being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full from the authorized and available shares of Common Stock of the Company; (xii) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default (as defined in the Indenture) or an event that with the passage of time or giving of notice would constitute an Event of Default; or (xiii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

“Equity Conditions Failure” means, with respect to any date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder).

“Equity Conditions Measuring Period” shall have the meaning specified in the definition of “Equity Conditions.”

“Event of Default” shall have the meaning specified in Section 6.01.

“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Election” shall have the meaning specified in Section 14.12.

“Expiration Date” shall have the meaning specified in Section 14.04(e).

“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.

“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.

“Form of Note” means the “Form of Note” attached hereto as Exhibit A.

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“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs prior to the Maturity Date:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of the Company solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity shall be a Fundamental Change pursuant to this clause (b);

(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Stock (or other Common Equity underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 14.02(a)).Any event, transaction or series of related transactions that constitute a Fundamental Change under both clause (a) and clause (b) above (determined without regard to the proviso in clause (b) above) shall be deemed to be a Fundamental Change solely under clause (b) above (and, for the avoidance of doubt, shall be subject to the proviso in clause (b) above).    If any transaction in which the Common Stock is replaced by the equity securities of another entity occurs, references to the Company in this definition shall instead be references to such other entity.

“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(c).

“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).

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“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).

“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).

“Global Note” shall have the meaning specified in Section 2.05(b).

“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

“Holder”, as applied to any Note, or other similar terms, means any Person in whose name at the time a particular Note is registered on the Note Register (and in the case of a Global Note and solely with respect to Section 6.12 and Section 14.13, the indirect holder of Notes held through its participant).

“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.

“Interest Make-Whole Amount” means, with respect to the conversion of any Note, in an amount denominated in U.S. dollars, the sum of all regularly scheduled interest payments, if any, due on such Note on each Interest Payment Date occurring after the Conversion Date for such conversion and on or before [                ], 2024; provided, however, that for these purposes, the amount of interest due on the Interest Payment Date immediately after such Conversion Date will be deemed to be the following amount: (x) if such Conversion Date is prior to [                ], 2023, an amount equal to twelve months of interest, (y) if such Conversion Date is on or after [                ], 2023, any accrued and unpaid interest, if any, at such Conversion Date, plus any remaining amounts that would be owed to, but excluding, [                ], 2024, including all regularly scheduled interest payments and (z) if such Conversion Date is on or after [                ], 2024, an amount equal to zero.

“Interest Payment Date” means each [                ] and [                ] of each year, beginning on [                ], 2021.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Period” shall have the meaning specified in Section 14.14(a).

“Mandatory Conversion” means a conversion pursuant to Section 14.03(a).

“Mandatory Conversion Date” means the Conversion Date for a Mandatory Conversion, as provided in Section 14.03(c).

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“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Maturity Date” means [                ], 2026.

“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.

“Note Register” shall have the meaning specified in Section 2.05(a).

“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).

“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, General Counsel, any Assistant General Counsel, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 17.05.

“open of business” means 9:00 a.m. (New York City time).

“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, that is delivered to the Trustee.

“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:

(a) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;

(b) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);

(c) Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;

(d) Notes surrendered for purchase in accordance with Article 15 for which Paying Agent holds money sufficient to pay the Fundamental Change Repurchase Price, in accordance with Section 15.04(b);

(e) Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and

(f) Notes repurchased by the Company pursuant to the last sentence of Section 2.10 after the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08.

“Paying Agent” shall have the meaning specified in Section 4.02.

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“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples in excess thereof.

“Physical Settlement” shall have the meaning specified in Section 14.02(a).

“Physical Settlement Method” means, with respect to any conversion of Notes, the Physical Settlement.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).

“Reference Property” shall have the meaning specified in Section 14.07(a).

“Registrable Securities” shall have the meaning set forth in the Subscription Agreement.

“Regular Record Date,” with respect to any Interest Payment Date, means the [                ] or [                ] (whether or not such day is a Business Day) immediately preceding the applicable [                ] or [                ] Interest Payment Date, respectively.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Securities” shall have the meaning specified in Section 2.05(c).

“Restrictive Legend” shall have the meaning specified in Section 2.05(d).

“Rule 144” means Rule 144 as promulgated under the Securities Act.

“Rule 144A” means Rule 144A as promulgated under the Securities Act.

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Settlement Amount” has the meaning specified in Section 14.02(a)(iv).

“Share Exchange Event” has the meaning specified in Section 14.07(a).

“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act as in effect on the date of this Indenture; provided that, in the case of a Subsidiary of the Company that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such Subsidiary shall not be deemed to be a Significant Subsidiary unless the Subsidiary’s income (or loss) from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $20,000,000.

“Spin-Off” shall have the meaning specified in Section 14.04(c).

“Stock Price” shall have the meaning specified in Section 14.14(c).

“Subscription Agreement” means, collectively, the Subscription Agreements dated as of the date hereof, each between the Company and the Subscriber defined therein.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Successor Company” shall have the meaning specified in Section 11.01(a).

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

“transfer” shall have the meaning specified in Section 2.05(c).

“Trigger Event” shall have the meaning specified in Section 14.04(c).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.

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“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.

“unit of Reference Property” shall have the meaning specified in Section 14.07(a).

“Valuation Period” shall have the meaning specified in Section 14.04(c).

“Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the twenty (20) Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $2,000,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Subscription Date). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.

“Wholly Owned Subsidiary” means, with respect to any Person, any direct or indirect Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”, the calculation of which shall exclude nominal amounts of the voting power of shares of Capital Stock or other interests in the relevant Subsidiary not held by such person to the extent required to satisfy local minority interest requirements outside of the United States.

Section 1.02 References to Interest. Unless the context otherwise requires, any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03. Unless the context otherwise requires, any express mention of Additional Interest in any provision hereof shall not be construed as excluding Additional Interest in those provisions hereof where such express mention is not made.

ARTICLE 2

ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES

Section 2.01 Designation and Amount. The Notes shall be designated as the “6.25% Convertible Senior Notes due 2026.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is initially limited to $255,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.

Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.

Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

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Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company maintained by the Company for such purposes in the contiguous United States, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.

(c) Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:

(i) The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the

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Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(c). The Trustee shall have no responsibility for the calculation of the Defaulted Amounts.

(ii) The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 2.04 Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile or other electronic signature of one of its Officers.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes, without any further action by the Company hereunder.

Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.

Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. (a) The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.

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Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee or Note Registrar and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.

No service charge shall be imposed on a Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.

None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.

All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c), all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the Applicable Procedures.

(c) Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Legend (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(c), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.

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(d) Each Global Note shall bear a legend in substantially the following form (the “Restrictive Legend”) (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note):

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF UPHEALTH, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.

Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the

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Restrictive Legend required by this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number. The Restrictive Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Company’s delivery to the Trustee of written notice to such effect, without further action by the Company, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary. Without limiting the generality of any other provision of this Indenture, the Trustee will be entitled to receive an instruction letter from the Company before taking any action with respect to effecting any such mandatory exchange or other process. The Company and the Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.

The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the first sentence of the immediately preceding paragraph have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Legend specified in this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number.

Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.

The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.

If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.

Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.

At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures

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and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.

None of the Company, the Trustee, the Paying Agent, the Conversion Agent or any other agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Neither the Company nor the Trustee shall have any responsibility or liability for any act or omission of the Depositary. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to, or upon the order of, the registered Holder(s) (which shall be the Depositary or its nominee in the case of a Global Note).

The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(e) Any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF UPHEALTH, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

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(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).

(f) Any Note or Common Stock issued upon conversion or exchange of a Note that is repurchased or owned by the Company or any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by the Company or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).

(g) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of, or exemptions from, the Securities Act, applicable state securities laws or other applicable law.

Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order, the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.

The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in

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connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent of the destruction, loss or theft of such Note and of the ownership thereof.

Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.

Section 2.07 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes upon the written request of the Company. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.

Section 2.08 Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, repurchase upon a Fundamental Change, registration of transfer or exchange or conversion (other than any Notes exchanged pursuant to Section 14.12), if surrendered to any Person that the Company controls other than the Trustee, to be surrendered to the Trustee for cancellation and they will no longer be considered outstanding under this Indenture upon their payment at maturity, registration of transfer or exchange or conversion. All Notes delivered to the Trustee shall be canceled promptly by it. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures. After such cancellation, the Trustee shall deliver a certificate of such cancellation to the Company, at the Company’s written request in a Company Order.

Section 2.09 CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in all notices issued to Holders as a

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convenience to such Holders; provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Note, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.

Section 2.10 Additional Notes; Repurchases. The Company may, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, reopen this Indenture and issue additional Notes hereunder with the same terms as the Notes initially issued hereunder (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional Notes and, if applicable, restrictions on transfer of such additional Notes) in an unlimited aggregate principal amount; provided that if any such additional Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities laws purposes, such additional Notes shall have one or more separate CUSIP, ISIN or other identifying numbers. Prior to the issuance of any such additional Notes, the Company shall deliver to the Trustee a Company Order, an Officer’s Certificate and an Opinion of Counsel, such Officer’s Certificate and Opinion of Counsel to cover such matters, in addition to those required by Sections 10.05 and 17.05, as the Trustee shall reasonably request. In addition, the Company may, to the extent permitted by law and without the consent of Holders, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives. The Company may, at its option and to the extent permitted by applicable law, reissue, resell, hold or surrender to the Trustee for cancellation in accordance with Section 2.08 any Notes that the Company may repurchase, in the case of a reissuance or resale, so long as such Notes do not constitute “restricted securities” (as defined under Rule 144) upon such reissuance or resale; provided that if any such reissued or resold Notes are not fungible with the Notes initially issued hereunder for U.S. federal income tax or securities law purposes, such reissued or resold Notes shall have one or more separate CUSIP numbers. Any Notes that the Company may repurchase shall be considered outstanding for all purposes under this Indenture (other than, at any time when such Notes are held by the Company, any of its Subsidiaries or its Affiliates or any Subsidiary of any of such Affiliates, for the purpose of determining whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture) unless and until such time the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08 and, upon receipt of a written order from the Company, the Trustee shall cancel all Notes so surrendered.

ARTICLE 3

SATISFACTION AND DISCHARGE

Section 3.01 Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (ii) after the Notes have (x) become due and payable, whether on the Maturity Date, on any Fundamental Change Repurchase Date or otherwise and/or (y) been converted (and the related consideration due upon conversion has been determined), the Company has deposited with the Trustee cash and/or has delivered to Holders shares of Common Stock, as applicable, (in the case of Common Stock, solely to satisfy the Company’s Conversion Obligation) sufficient, without consideration of reinvestment, to pay all of the outstanding Notes and all other sums due and payable under this Indenture or the Notes by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture and the Notes have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.

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ARTICLE 4

PARTICULAR COVENANTS OF THE COMPANY

Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it will pay or cause to be paid the principal (including the Fundamental Change Repurchase Price, if applicable) and premium, if any, of the Settlement Amounts owed upon conversion of, and accrued and unpaid interest on, each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Notwithstanding anything to the contrary contained in this Indenture, the Company or Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or Interest or Defaulted Amounts payments hereunder.

Section 4.02 Maintenance of Office or Agency. The Company will maintain in the contiguous United States an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office.

The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.

The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as a place where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (if applicable) or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made; provided that no office of the Trustee shall be a place for service of legal process on the Company.

Section 4.03 Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 4.04 Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:

(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders;

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(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) and premium, if any of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and

(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust;

provided, that a Paying Agent appointed as contemplated under Section 15.02(f) shall not be required to deliver any such instrument.

The Company shall, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) or such accrued and unpaid interest, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be made in immediately available funds and received by the Paying Agent by 11:00 a.m., New York City time, on such date.

(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) and accrued and unpaid interest, if any, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.

(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.

(d) Subject to applicable law, any money deposited with the Trustee, the Conversion Agent or any Paying Agent, or any money and shares of Common Stock then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust and the Trustee shall have no further liability with respect to such funds; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money, and all liability of the Company as trustee with respect to such trust money and shares of Common Stock, shall thereupon cease.

Section 4.05 Corporate Existence. Subject to Article 11, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company.

Section 4.06 Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within

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the meaning of Rule 144(a)(3) under the Securities Act, promptly provide without cost to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.

(b) The Company shall deliver to the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Notwithstanding the foregoing, the Company shall in no event be required to deliver to, or otherwise provide or disclose to, the Trustee or any Holder any information for which the Company is requesting (assuming such request has not been denied), or has received, confidential treatment from the Commission, or any correspondence with the Commission. Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor); provided that the Trustee shall have no obligation to determine whether such documents or reports have been filed via the EDGAR system.

(c) Delivery of the reports, information and documents described in subsection (b) above to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Section 4.07 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal or premium of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.08 Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2021) an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.

In addition, the Company shall deliver to the Trustee within 30 days after an officer of the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such notice if such Event of Default or Default has been cured.

Section 4.09 Registration Rights. The Company agrees that the Holders from time to time of Registrable Securities are entitled to the benefits of Section 5 of the Subscription Agreement. By its acceptance thereof, the Holder of Registrable Securities will have agreed to be bound by the terms of the applicable Subscription Agreement relating to such Registrable Securities.

Section 4.10. Compliance with Laws. The Company shall comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of

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any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company.

Section 4.11. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or properties of it and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company.

Section 4.12. Further Instruments and Acts. Upon request of the Trustee, Paying Agent or Conversion Agent, the Company will execute and deliver such further instruments and do such further acts, at its sole expense, as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.

ARTICLE 5

LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE

Section 5.01 Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 10 days after each [             ] and [             ] in each year beginning with [             ], 2021, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 10 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.

Section 5.02 Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a) default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) days;

(b) default in the payment of principal or premium, if any, of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right, and such failure continues for three (3) Business Days;

(d) failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 15.02(c) when due, and such failure continues for two (2) Business Days;

(e) failure by the Company to comply with its obligations under Article 11;

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(f) failure by the Company for 60 days after receipt by the Company of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g) default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture;

(h) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(i) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.

Section 6.02 Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, premium, if any, of and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(h) or Section 6.01(i) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.

The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal or interest of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration

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(with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal at the rate borne by the Notes at such time) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the uncured nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay and/or deliver, as the case may be, the consideration due upon conversion of the Notes.

Section 6.03 Additional Interest. Notwithstanding anything in this Indenture or in the Notes to the contrary, to the extent the Company elects, the sole remedy for an Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) shall after the occurrence of such an Event of Default consist exclusively of the right to receive Additional Interest on the Notes at a rate equal to: (i) 2.00% per annum of the principal amount of the Notes outstanding for each day during the period beginning on, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which such Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 180th day immediately following, and including, the date on which such Event of Default first occurs and (ii) if such Event of Default has not been cured or validly waived prior to the 181st day immediately following, and including, the date on which such Event of Default first occurs, 0.50% per annum of the principal amount of Notes outstanding for each day during the period beginning on, and including, the 181st day immediately following, and including, the date on which such Event of Default first occurs and ending on the earlier of (x) the date on which the Event of Default is cured or validly waived in accordance with this Article 6 and (y) the 360th day immediately following, and including, the date on which such Event of Default first occurs. If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes and shall accrue on all outstanding Notes from, and including, the date on which the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) first occurs to, and including, the 360th day thereafter (or such earlier date on which such Event of Default is cured or validly waived in accordance with this Article 6). On the 361st day after such Event of Default (if the Event of Default relating to the Company’s failure to comply with its obligations as set forth in Section 4.06(b) is not cured or validly waived in accordance with this Article 6 prior to such 361st day), such Additional Interest shall cease to accrue and the Notes shall be immediately subject to acceleration as provided in Section 6.02. The provisions of this paragraph will not affect the rights of Holders in the event of the occurrence of any Event of Default other than the Company’s failure to comply with its obligations as set forth in Section 4.06(b). In the event the Company does not elect to pay Additional Interest following an Event of Default in accordance with this Section 6.03 or the Company has elected to make such payment but does not pay the Additional Interest when due, the Notes shall be immediately subject to acceleration as provided in Section 6.02.

In order to elect to pay Additional Interest as the sole remedy during the first 360 days after the occurrence of any Event of Default described in the immediately preceding paragraph, the Company must notify all Holders of the Notes, the Trustee and the Paying Agent in an Officer’s Certificate of such election on or before the open of business on the Business Day immediately succeeding the date on which such Event of Default first occurs. Upon the failure to timely give such notice, the Notes shall be immediately subject to acceleration as provided in Section 6.02. The Officer’s Certificate under this Section 6.03(b) shall state (i) the amount of such Additional

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Interest that is payable and (ii) the date on which such Additional Interest is payable. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such Officer’s Certificate, the Trustee may assume without inquiry that no such Additional Interest is payable.

Section 6.04 Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.

In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own

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name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.

In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.

In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.

Section 6.05 Application of Monies Collected by Trustee. Any monies collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:

First, to the payment of all amounts due the Trustee, including its agents and counsel, under Section 7.06;

Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of any interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) payable upon such overdue payments at the rate borne by the Notes at such time, such payments to be made ratably to the Holders based on the aggregate principal amount of Notes held thereby;

Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest; and

Fourth, to the payment of the remainder, if any, to the Company.

Section 6.06 Proceedings by Holders. Except to enforce (x) the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price), premium or interest when due, or (y) the right to receive payment or delivery of the consideration due upon conversion and/or the conversion mechanics, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for

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the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:

(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;

(b) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;

(c) such Holders shall have offered, and, if requested, provided, to the Trustee such security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred therein or thereby;

(d) the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and

(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are prejudicial to any other Holder), or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

Section 6.07 Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.

Section 6.08 Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders. The Trustee may maintain a proceeding even if it does not possess any Notes or does not produce any Notes in the proceeding.

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Section 6.09 Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or for which it has not received indemnity or security satisfactory to the Trustee against loss, liability or expense (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder). The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected; and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.10 Notice of Defaults. The Trustee shall, after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders notice of such Default within 90 days after such Responsible Officer obtains such knowledge, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 6.11 Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.

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Section 6.12 Company’s Failure to Timely Convert. If at any time from and after the issue date of the Notes, the Company shall fail, for any reason or for no reason, on or prior to the second (2nd) Trading Day after receipt of the applicable Conversion Notice (the “Share Delivery Deadline”), either (I) if the Company’s stock transfer agent (the “Transfer Agent”) is not participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, to issue and deliver to such Holder (or its designee) a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of such portion of the applicable Note or (II) after the initial effective date of the registration statement filed pursuant to the Subscription Agreement, if the registration statement covering the resale of the shares of Common Stock that are the subject of the Conversion Notice (the “Unavailable Conversion Shares”) is not available for the resale of such Unavailable Conversion Shares and the Company fails to promptly, but in no event later than as required pursuant to the Subscription Agreement (x) notify such Holder and (y) deliver the shares of Common Stock electronically without any restrictive legend by crediting such aggregate number of shares of Common Stock to which such Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal At Custodian system (the event described in the immediately foregoing clause (II) is hereinafter referred as a “Notice Failure” and together with the event described in clause (I) above, a “Delivery Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to such Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to such Holder on or prior to the Share Delivery Deadline and to which such Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable date of such Conversion Notice and ending on the applicable Share Delivery Deadline, and (Y) such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, all, or any portion, of such Notes that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 6.12 or otherwise. In addition to the foregoing, from and after the issue date of the Notes, if on or prior to the Share Delivery Deadline either (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Company shall fail to issue and deliver to such Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, the Transfer Agent shall fail to credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below or (B) a Notice Failure occurs, and if on or after such Share Delivery Deadline such Holder purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that such Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to such Holder, the Company shall, within two (2) Business Days after receipt of such Holder’s request and in such Holder’s discretion, either: (I) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit to the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in

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an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II). Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof. Neither the Trustee nor the Conversion Agent has any duty to determine whether a Notice Failure, Delivery Failure or Buy-In has occurred, calculate or verify the calculations of Buy-In Price or notify Holders of any of the foregoing.

ARTICLE 7

CONCERNING THE TRUSTEE

Section 7.01 Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:

(a) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:

(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);

(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;

(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;

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(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;

(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;

(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;

(g) in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company; and

(h) in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent.

None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

Section 7.02 Reliance on Documents, Opinions, Etc. Except as otherwise provided in Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, judgment, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company. Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c) The Trustee may consult with counsel and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel.

(d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in its reasonable judgment to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day after reasonable notice, to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(e) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for

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any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder, and the permissive rights of the Trustee enumerated herein shall not be construed as duties.

(f) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(g) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(h) The Trustee shall not be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal of, premium, if any, or interest on, any Note) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.

(i) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.

(j) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(k) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(l) In no event shall the Trustee be responsible or liable for punitive, special, indirect, incidental or any consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action other than any such loss or damage caused by the Trustee’s willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been actually received by the Trustee at the Corporate Trust Office of the Trustee, from the Company or any Holder of the Notes, and such notice references the Notes and this Indenture and states that is a “Notice of Default.”

(m) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

Section 7.03 No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes or other transaction documents relating to the Notes and this Indenture. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Company or upon the Company’s direction under any provision of this Indenture.

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Section 7.04 Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar (in each case, if other than an Affiliate of the Company), in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.

Section 7.05 Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.

Section 7.06 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity hereunder (including the compensation and the reasonable expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The Company also covenants to indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense (including attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, as determined by a final order of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder (whether such claims arise by or against the Company or a third person), including the reasonable costs and expenses of defending themselves against any claim of liability in the premises or enforcing the Company’s obligations hereunder. The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment or conversion of the Notes and the earlier resignation or removal of the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.

Section 7.07 Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct

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on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.

Section 7.08 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

Section 7.09 Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly notify all Holders and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation to the Company, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.

(a) In case at any time any of the following shall occur:

(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.

(b) The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.

(c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.

Section 7.10 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting

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such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.

No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.

Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11 Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.

In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.12 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer that the Company has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.

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ARTICLE 8

CONCERNING THE HOLDERS

Section 8.01 Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.

Section 8.02 Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.

Section 8.03 Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.

Section 8.04 Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all

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Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 8.05 Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.

ARTICLE 9

HOLDERS’ MEETINGS

Section 9.01 Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:

(a) to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;

(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02 Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.

Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.

Section 9.03 Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.

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Section 9.04 Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.

Section 9.05 Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote at the meeting.

Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.

Section 9.06 Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

Section 9.07 No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.

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ARTICLE 10

SUPPLEMENTAL INDENTURES

Section 10.01 Supplemental Indentures Without Consent of Holders. Without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s sole expense, may from time to time and at any time amend or supplement this Indenture or the Notes in writing for one or more of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for the assumption by a Successor Company of the obligations of the Company under this Indenture pursuant to Article 11;

(c) to add guarantees with respect to the Notes;

(d) to secure the Notes;

(e) to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;

(f) to make any change that, as determined by the Board of Directors in good faith, does not materially adversely affect the rights of any Holder;

(g) in connection with any Share Exchange Event, to provide that the notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;

(h) comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder;

(i) [reserved];

(j) provide for the appointment of a successor Trustee, Note Registrar, Paying Agent or Conversion Agent;

(k) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder;

(l) [reserved];

(m) increase the Conversion Rate as provided in this Indenture; or

(n) to make any change to comply with rules of the Depositary, so long as such change does not adversely affect the rights of any Holder, as certified in good faith by the Company in an Officer’s Certificate.

Upon the written request of the Company and subject to Section 10.05, the Trustee is hereby authorized to, and shall, join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.

Section 10.02 Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, when authorized by the resolutions of the

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Board of Directors and the Trustee, at the Company’s sole expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any supplemental indenture or the Notes or of modifying in any manner the rights of the Holders;

provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:

(a) reduce the principal amount of Notes whose Holders must consent to an amendment;

(b) reduce the rate of or extend the stated time for payment of interest, including any default interest, on any Note;

(c) reduce the principal amount of any Notes, reduce the premium payable upon the redemption of the Notes, or extend the Maturity Date of any Note;

(d) make any change that adversely affects the conversion rights of any Notes other than as expressly permitted or required by this Indenture;

(e) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(f) make any Note payable in a currency, in a form, or at a place of payment, other than that stated in the Note;

(g) change the ranking or priority of the Notes;

(h) impair the right of any Holder to institute suit for the enforcement right to receive payment or delivery, as the case may be, of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its Notes, on or after the respective due dates expressed or provided for in the Notes or this Indenture;

(i) make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09; or

(j) provide for the issuance of additional Notes as permitted herein.

Upon the written request of the Company, and upon the delivery to the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.

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Section 10.04 Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.

Section 10.05 Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture and such Opinion of Counsel shall include a customary legal opinion stating that such supplemental indenture is the valid and binding obligation of the Company, subject to customary exceptions and qualifications.

ARTICLE 11

CONSOLIDATION, MERGER, SALE, CONVEYANCE AND

LEASE

Section 11.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to another Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture;

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and

(c) if the Company is not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.

For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.

Section 11.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery and/or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole,

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shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company shall be discharged from its obligations under the Notes and this Indenture (except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.

In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Section 11.03 Opinion of Counsel to Be Given to Trustee. If a supplemental indenture is required pursuant to this Article 11, no such consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 11.

ARTICLE 12

IMMUNITY OF INCORPORATORS, STOCKHOLDERS,

OFFICERS AND DIRECTORS

Section 12.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on, or the payment or delivery of consideration due upon conversion of, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director or Subsidiary, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Indenture and the issue of the Notes.

ARTICLE 13

[INTENTIONALLY OMITTED]

ARTICLE 14

CONVERSION OF NOTES

Section 14.01 Conversion Privilege. Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to

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be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, at an initial conversion rate of 86.9565 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

Section 14.02 Conversion Procedure; Settlement Upon Conversion.

(a) Subject to this Section 14.02, Section 14.07(a) and Section 14.14(b), upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder no later than two (2) Business Days following the applicable conversion of the Notes, (A) in respect of each $1,000 principal amount of Notes being converted, shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 14.02 (“Physical Settlement”) as set forth in this Section 14.02 and (B) the Interest Make-Whole Amount. The Company shall use the Physical Settlement Method for all conversions.

(i) The shares of Common Stock and cash the Company shall pay and/or deliver, as the case may be, in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows in respect of each $1,000 principal amount of Notes being converted: (A) a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (plus cash in lieu of any fractional share of Common Stock issuable upon conversion); plus (B) the Interest Make-Whole Amount, (x) if the arithmetic average of the Daily VWAPs for the 10 Trading Days immediately preceding the Conversion Date (the “Average VWAP”) equals or exceeds $11.50 per share, in the form of (1) cash or (2) a number of shares of Common Stock determined by dividing the Interest Make-Whole Amount by the Average VWAP (plus cash in lieu of any fractional shares of Common Stock), at the Company’s option; or (y) if the Average VWAP is less than $11.50 per share, solely in the form of cash.

(ii) Notwithstanding the foregoing, if in connection with any conversion of a Note (i) the Conversion Rate is eligible for adjustment in accordance with Section 14.14 hereof and (ii) the Holder is entitled to receive the Interest Make-Whole Amount with respect to such Note, then one, but not both, of (A) the Conversion Rate adjustment in accordance with Section 14.14 and (B) the payment by the Company of the Interest Make-Whole Amount, shall apply, in each case according to which of (A) or (B) would result in more consideration being paid and/or delivered to the Holder in respect of such conversion.

(b) Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the Applicable Procedures of the Depositary in effect at that time and, if required, pay funds equal to the interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and, if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (5) if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03. Notwithstanding anything to the contrary contained herein, to the extent that an indirect holder of a Global

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Note held indirectly through a participant submits irrevocable instructions to convert any portion of such Note, such Holder shall be deemed for purposes of Regulation SHO to have converted the applicable portion of such Note at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such Holder or its participant.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.07(a) and Section 14.14(b), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date. Notwithstanding the foregoing, with respect to the Company’s satisfaction of its Conversion Obligation through Physical Settlement for which the relevant Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date, the settlement shall occur on the Maturity Date. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation.

(d) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date but prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on such Interest Payment Date notwithstanding the conversion. However, Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the

46

open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on the corresponding Regular Record Date); provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date and any Fundamental Change Repurchase Date described in clause (2) above shall receive the full interest payment due on the Maturity Date or other applicable Interest Payment Date in cash regardless of whether their Notes have been converted and/or repurchased, as applicable, following such Regular Record Date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date.

Section 14.03 Company’s Mandatory Conversion Option.

(a) On or after [ ], 2022 and prior to the close of business on [ ], 202[6]1, the Company may, at its option, elect to convert the original principal amount of the Notes in whole but not in part (x) if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day and (y) if the 30-Day ADTV ending on, and including, the last Trading Day of the applicable exercise period is greater than or equal to $2,000,000 (the “Company Mandatory Conversion Condition”).

(b) To exercise the Company Mandatory Conversion Right, the Company will send notice of the Company’s election (a “Mandatory Conversion Notice”) to Holders, the Trustee and the Conversion Agent no later than the fifth (5th) Business Day after the last Trading Day of such 30 consecutive Trading Day period.

Such Mandatory Conversion Notice must state:

(i) that the Notes have been called for Mandatory Conversion, briefly describing the Company Mandatory Conversion Right under this Indenture;

(ii) the Mandatory Conversion Date;

(iii) the current Conversion Rate;

(iv) the name and address of the Paying Agent and the Conversion Agent; and

(v) the CUSIP and ISIN numbers, if any, of the Notes

(c) If the Company exercises the Company Mandatory Conversion Right in accordance with this Section 14.03, then a Conversion Date will automatically, and without the need for any action on the part of any Holder, the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the

[1]	NTD: To be the fifth Business Day after the last quarter end before the Maturity Date.

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Company sends the Mandatory Conversion Notice; provided that the Mandatory Conversion Date shall be no later than the second Scheduled Trading Day prior to the Maturity Date. The Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the Mandatory Conversion Date.

(d) Each share of Common Stock delivered upon a Mandatory Conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim. If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, and has been registered on an effective registration statement with the Commission, then the Company will cause each shares of Common Stock, when delivered upon a Mandatory Conversion of any Note, to be admitted for listing on such exchange or quotation on such system. Notwithstanding anything herein to the contrary, the Company shall not be permitted to effect any Company Mandatory Conversion hereunder unless as of such Mandatory Conversion Date no Equity Conditions Failure then exists.

Section 14.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR’ – CR0	×	OS’
OS0

where,

CR0 =

the Conversion Rate in effect immediately prior to the open of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Record Date or Effective Date, as applicable;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the open of business on such Record Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS’ =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines in good faith not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them, for a period of not more than

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45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	OS0 + X
OS0 + Y

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such issuance;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Record Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =

the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Record Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For purposes of this Section 14.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith.

(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a), Section 14.04(b) or Section 14.04(e), (ii) except as otherwise described in Section 14.11, rights issued pursuant to any stockholders rights plan of the Company then in effect, (iii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of the Common Stock in a Share Exchange Event, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or

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other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	SP0
SP0 – FMV

where,

CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such distribution;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Record Date;

SP0 =

the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution; and

FMV =

the fair market value (as determined by the Board of Directors in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Record Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants to acquire Capital Stock or other securities that are exercisable only upon the occurrence of certain triggering events, the Company shall not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the open of business on the Record Date for the distribution. If the Board of Directors determines in good faith the “FMV” (as defined above) of any distribution for purposes of this Section 14.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Record Date for such distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	FMV0 + MP0
MP0

where,

CR0 =	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR’ =	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0 =

the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common

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Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Record Date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Record Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines in good faith not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this Section 14.04(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”),

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then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Record Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Record Date” within the meaning of Section 14.04(b).

(d) If the Company pays or makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	SP0
SP0 – C

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Record Date for such dividend or distribution;

CR’	=	the Conversion Rate in effect immediately after the open of business on the Record Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines in good faith not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

CR’ = CR0	×	AC + (SP’ × OS’)
OS0 × SP’

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where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);

CR’	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’	=	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and SP’ = the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the date immediately preceding the relevant Conversion Date in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day immediately preceding the relevant Conversion Date.

In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company is, or such Subsidiary is, permanently prevented by applicable law from consummating any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been consummated.

(f) Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Record Date, and a Holder that has converted its Notes on or after such Record Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Record Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Record Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

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(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines in good faith that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of The New York Stock Exchange, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Except as stated in this Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the nature described in Section 14.04(e);

(v) solely for a change in the par value (or lack of par value) of the Common Stock; or

(vi) for accrued and unpaid interest, if any.

(j) All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly deliver to the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a written notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder (with a copy to the Trustee). Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

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Section 14.05 Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices or the Daily VWAPs over a span of multiple days, the Board of Directors shall make appropriate adjustments (without duplication in respect of any adjustment made pursuant to Section 14.04) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices or the Daily VWAPs are to be calculated.

Section 14.06 Shares to Be Fully Paid. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 14.03).

Section 14.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination),

(ii) any consolidation, merger, combination or similar transaction involving the Company,

(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Share Exchange Event (A) the Company or the successor or acquiring company, as the case may be, shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, in respect of the Interest Make-Whole Amount upon conversion of Notes in accordance with Section 14.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the

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consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.14), multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.

If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof), other than cash and/or cash equivalents, of a Person other than the Company or the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of the Company or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.

(d) The above provisions of this Section shall similarly apply to successive Share Exchange Events.

Section 14.08 Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.

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Section 14.09 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.

Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officer’s Certificate (which the Company shall be obligated to deliver to the Trustee prior to the execution of any such supplemental indenture) with respect thereto. The Trustee and the Conversion Agent may conclusively rely upon any notice with respect to the commencement or termination of such conversion rights.

Section 14.10 Notice to Holders Prior to Certain Actions. In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;

(b) Share Exchange Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture) and to the extent applicable, the Company shall cause to be delivered to the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.

Section 14.11 Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, under such stockholder rights plan and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock

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Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 14.12 Exchange in Lieu of Conversion. When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to deliver, on or prior to the first Trading Day following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion. In order to accept any Notes surrendered for conversion, the designated financial institution must agree to timely pay and/or deliver, in exchange for such Notes, the shares of Common Stock (plus any cash in lieu of fractional shares) plus the Interest Make-Whole Amount due upon conversion as described in Section 14.02. If the Company makes an Exchange Election, the Company shall, by the close of business on the first Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion that it has made the Exchange Election, and the Company shall promptly notify the designated financial institution of the Physical Settlement Method with respect to such conversion and the relevant deadline for payment and/or delivery of shares of Common Stock, any cash in lieu of fractional shares and the Interest Make-Whole Amount due upon conversion.

Any Notes exchanged by the designated financial institution shall remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the required shares of Common Stock, any cash in lieu of fractional shares and the any cash and/or Common Stock in respect of the Interest Make-Whole Amount due upon conversion, or if such designated financial institution does not accept the Notes for exchange, the Company shall notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion, and pay and/or deliver the required shares of Common Stock, together with cash in lieu of any fractional shares, plus the Interest Make-Whole Amount due upon conversion to the converting Holder at the time and in the manner required under this Indenture as if the Company had not made an Exchange Election.

The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require that financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Company). The Company may, but shall not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.

Section 14.13 Limits Upon Issuance of Shares of Common Stock Upon Conversion. The Company shall not effect the conversion of any of the Notes held by a Holder, and such Holder shall not have the right to convert any of the Notes held by such Holder pursuant to the terms and conditions of this Indenture and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and the other Attribution Parties shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Notes with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Notes beneficially owned by such Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes, convertible preferred stock or warrants, including the Notes) beneficially owned by such Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 14.13. For purposes of this Section 14.13, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Notes without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on

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Form 10-Q, Current Report on Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 14.13, to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be delivered pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including such Notes, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Notes results in such Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, any Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage of such Holder to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to such Holder and the other Attribution Parties and not to any other Holder that is not an Attribution Party of such Holder. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Indenture in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to convert such Notes pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 14.13 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 14.13 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of such Notes. Neither the Trustee nor the Conversion Agent shall have any responsibility to determine the Maximum Percentage or whether the issuance of any shares results in a Holder or Attribution Party having Excess Shares or otherwise determine or monitor compliance with the terms of this Section 14.13.

Section 14.14 Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes or Mandatory Conversion.

(a) If (i) the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change or (ii) the Company delivers a Mandatory Conversion Notice as provided under Section 14.03, as the case may be, the Company shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Conversion Date occurs during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole

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Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). (b) Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change or Mandatory Conversion, the Company shall satisfy the related Conversion Obligation by Physical Settlement in accordance with Section 14.02; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any increase to reflect the Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the second Business Day following the Conversion Date. The Company shall notify in writing the Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change no later than five Business Days after such Effective Date.

(b) The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Fundamental Change or Mandatory Conversion shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective or the date the Company delivers the Mandatory Conversion Notice, as the case may be (in each case, the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change or determined with respect to the Mandatory Conversion Notice, as the case may be. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date, Effective Date (as such term is used in Section 14.04) or Expiration Date of the event occurs during such five consecutive Trading Day period. If a Mandatory Conversion would also be deemed to be in connection with a Make-Whole Fundamental Change, a Holder of any such Notes to be converted will be entitled to a single increase to the Conversion Rate with respect to the first to occur of the Effective Date of the Mandatory Conversion Notice or the Make-Whole Fundamental Change, as applicable, and the later event shall be deemed not to have occurred for purposes of this Section 14.14.

(c) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 14.04.

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(d) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 14.14 for each Stock Price and Effective Date set forth below:

Stock Price
Effective Date	$10.00	$10.50	$11.50	$12.50	$14.95	$17.50	$20.00	$25.00	$30.00	$50.00
[ ], 2021	13.0440	12.2371	10.8609	9.7312	7.6649	6.1811	5.1220	3.6812	2.7513	1.0104
[ ], 2022	13.0440	11.8438	10.4400	9.3048	7.2729	5.8463	4.8415	3.4876	2.6177	0.9768
[ ], 2023	13.0440	11.2905	9.7991	8.6280	6.6161	5.2680	4.3485	3.1396	2.3727	0.9124
[ ], 2024	13.0440	10.6019	8.8704	7.5800	5.5318	4.2926	3.5060	2.5296	1.9310	0.7904
[ ], 2025	13.0440	9.8286	7.4435	5.8328	3.6789	2.6634	2.1250	1.5324	1.1867	0.5290
[ ], 2026	13.0440	8.2819	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price and Effective Date may not be set forth in the table above, in which case:

(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the conversion rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $50.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Stock Price is less than $10.00 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed 100.0005 shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.

Nothing in this Section 14.14 shall prevent an adjustment to the Conversion Rate that would otherwise be required pursuant to Section 14.04 in respect of a Make-Whole Fundamental Change.

Notwithstanding the foregoing, if in connection with any conversion of a Note (i) the Conversion Rate is eligible for adjustment in accordance with this Section 14.14 and (ii) the Holder is entitled to receive the Interest Make-Whole Amount with respect to such Note, then one, but not both, of (A) the Conversion Rate adjustment in accordance with this Section 14.14 and (B) the payment by the Company of the Interest Make-Whole Amount, shall apply, in each case according to which of (A) or (B) would result in more consideration being paid and/or delivered to the Holder in respect of such conversion.

ARTICLE 15

REPURCHASE OF NOTES AT OPTION OF HOLDERS

Section 15.01 [Intentionally Omitted].

Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change.

(a) If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to

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Section 15.03 that is equal to $1,000 or an integral multiple of $1,000, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date (the “Fundamental Change Repurchase Price”), unless the Fundamental Change Repurchase Date falls after a Regular Record Date but on or prior to the Interest Payment Date to which such Regular Record Date relates, in which case the Company shall instead pay the full amount of accrued and unpaid interest (to, but excluding, such Interest Payment Date) to Holders of record as of such Regular Record Date, and the Fundamental Change Repurchase Price shall be equal to 100% of the principal amount of Notes to be repurchased pursuant to this Article 15. The Fundamental Change Repurchase Date shall be subject to postponement in order to allow the Company to comply with applicable law.

(b) Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:

(i) delivery to the paying agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Applicable Procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and

(ii) delivery of the Notes, if the Notes are Physical Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the paying agent, or book- entry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.

The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:

(iii) in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;

(iv) the portion of the principal amount of Notes to be repurchased, which must be in minimum denominations of $1,000 or an integral multiple thereof; and

(v) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;

provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with the Applicable Procedures.

Notwithstanding anything herein to the contrary, any Holder delivering to the paying agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent in accordance with Section 15.03.

The paying agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.

(c) On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the paying agent (in the case of a paying agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be

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delivered in accordance with the Applicable Procedures of the Depositary. Each Fundamental Change Company Notice shall specify:

(i) the events causing the Fundamental Change;

(ii) the effective date of the Fundamental Change;

(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;

(iv) the Fundamental Change Repurchase Price;

(v) the Fundamental Change Repurchase Date;

(vi) the name and address of the paying agent and the Conversion Agent, if applicable;

(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;

(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and

(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.

No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02. Simultaneously with providing such notice, the Company will publish such information on its website or through such other public medium as the Company may use at that time.

At the Company’s written request, given at least five days prior to the date the Fundamental Change Company Notice is to be sent, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.

(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders in connection with a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The paying agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.

(e) Notwithstanding anything to the contrary in this Indenture, the Company shall not be required to repurchase, or to make an offer to repurchase, the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including, without limitation, the requirement to comply with applicable securities laws), and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Article 15 (including the requirement to pay the Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes); provided that the Company shall continue to be obligated to (x) deliver the applicable Fundamental Change Repurchase Notice to the Holders (which Fundamental Change Repurchase Notice shall state that such third party shall make such an offer to purchase the Notes) and to simultaneously with such Fundamental Change Repurchase Notice publish a notice containing such information in a newspaper of general circulation in the City of New York or publish the

63

information on the Company’s website or through such other public medium as the Company may use at that time, (y) comply with applicable securities laws as set forth in this Indenture in connection with any such purchase and (z) pay the applicable Fundamental Change Repurchase Price on the later of the applicable Fundamental Change Repurchase Date and the time of book-entry transfer or delivery of the relevant Notes in the event such third party fails to make such payment in such amount at such time.

(f) For purposes of this Article 15, the paying agent may be any agent, depositary, tender agent, paying agent or other agent appointed by the Company to accomplish the purposes set forth herein.

Section 15.03 Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the paying agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof,

(ii) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and

(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000;

provided, however, that if the Notes are Global Notes, the notice of withdrawal must comply with appropriate procedures of the Depositary.

Section 15.04 Deposit of Fundamental Change Repurchase Price.

(a) The Company will deposit with the Trustee (or other paying agent appointed by the Company), or if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 4.04 on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date (subject to extension in order to allow the Company to comply with applicable law) an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Company), payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Company) by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.

(b) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other paying agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, or, if extended in order to allow the Company to comply with applicable law, such later date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn in accordance with the provisions of this Indenture and the Applicable Procedures of the Depositary, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent) and (iii) all other rights of the Holders of such Notes with respect to the Notes will terminate on the Fundamental

64

Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (other than (x) the right to receive the Fundamental Change Repurchase Price and (y) to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).

(c) Upon surrender of a Physical Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Physical Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Physical Note surrendered.

Section 15.05 Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 15, the Company will, if required:

(a) comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;

(b) file a Schedule TO or any other required schedule under the Exchange Act; and

(c) otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;

in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15 subject to postponement in order to allow the Company to comply with applicable law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to purchase the Notes upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.

ARTICLE 16

NO REDEMPTION

Section 16.01 No Redemption. The Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes.

ARTICLE 17

MISCELLANEOUS PROVISIONS

Section 17.01 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.

Section 17.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.

Section 17.03 Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is delivered by the Company to the Trustee) to UpHealth, Inc., [                 ], Attention: [General Counsel], with a copy sent to DLA Piper LLP (US), 555 Mission Street, Suite 2400, San Francisco, CA 94105-2933, Attention: Jeffrey C. Selman, Esq. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been

65

sufficiently given or made, for all purposes, if it is in writing and actually received by the Trustee at the Corporate Trust Office. In no event shall the Trustee or the Conversion Agent be obligated to monitor any website maintained by the Company or any press releases issued by the Company.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed.

Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04 Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.

The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 17.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is

66

familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with.

Section 17.06 Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue on any such payment in respect of the delay.

Section 17.07 No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 17.08 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 17.09 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 17.10 Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.

Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.

Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.

67

The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.

The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.

If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:

                                                         ,

as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.

By:

Authorized Signatory

Section 17.11 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 17.12 Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 17.13 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 17.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex write or communication facility; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

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Section 17.15 Calculations. The Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices of the Common Stock, the Daily VWAPs, accrued interest payable on the Notes, any Additional Interest on the Notes, the Conversion Rate of the Notes, Buy-In Price, Maximum Percentage, Excess Shares, . The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any registered Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company. Neither the Trustee nor the Conversion Agent will have any responsibility to make calculations under this Indenture, nor will either of them have any responsibility to monitor the Company’s stock or trading price, determine whether the conditions to convertibility of the Notes have been met or determine whether the circumstances requiring changes to the Conversion Rate have occurred.

Section 17.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 17.17 Tax Withholding. The Company or the Trustee, as the case may be, shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto, in each case, that a Holder is subject to pursuant to the Indenture (“Applicable Tax Law”), or by virtue of the relevant Holder failing to satisfy any certification or other requirements under Applicable Tax Law in respect of the Notes, in which event the Company or the Trustee, as the case may be, shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.

Notwithstanding any other provision of this Indenture, if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, withhold from or set off such payments against payments of cash and shares of Common Stock on the Note (or any payments on the Common Stock) or sales proceeds received by or other funds or assets of the Holder.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

UPHEALTH, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A

[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]

[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2) AGREES FOR THE BENEFIT OF UPHEALTH, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR

(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

A-1

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]2

[2]

Subject to the procedures of the Depositary, the Restrictive Legend shall be deemed removed from the face of this Note without further action by the Company, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

A-2

UpHealth, Inc.

6.25% Convertible Senior Note due 2026

No. [    ]

[Initially]3 $[    ]

CUSIP No. [ ]4

UpHealth, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]5 [    ]6, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]7 [of $[    ]]8, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $255,000,000 in aggregate at any time, in accordance with the rules and procedures of the Depositary, on [             ], 2026, and interest thereon as set forth below.

This Note shall bear interest at the rate of 6.25% per year from [            ], 2021, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until [            ], 2026. Interest is payable semi-annually in arrears on each [            ] and [            ] of each year (or, if such day is not a Business Day, the next succeeding Business Day), commencing on [            ], 2021, to Holders of record at the close of business on the preceding [            ] and [            ] (whether or not such day is a Business Day), respectively. Additional Interest will be payable as set forth in Section 6.03 of the within-mentioned Indenture, and any reference to interest on, or in respect of, any Note therein shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 6.03, and any express mention of the payment of Additional Interest in any provision therein shall not be construed as excluding Additional Interest in those provisions thereof where such express mention is not made.

Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes, subject to the enforceability thereof under applicable law, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.

The Company shall pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and the Corporate Trust Office located in the United States of America as a place where Notes may be presented for payment or for registration of transfer and exchange.

[3]	Include if a global note.
[4]

Subject to the procedures of the Depositary, at such time as the Company notifies the Trustee that the Restrictive Legend is to be removed in accordance with the Indenture, the CUSIP number for this Note shall be deemed to be [ ].

[5]	Include if a global note.
[6]	Include if a physical note.
[7]	Include if a global note.
[8]	Include if a physical note.

A-3

Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

[Remainder of page intentionally left blank]

A-4

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

UPHEALTH, INC.

By:
Name:
Title:

Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

A-5

[FORM OF REVERSE OF NOTE]

UpHealth, Inc.

6.25% Convertible Senior Note due 2026

This Note is one of a duly authorized issue of Notes of the Company, designated as its 6.25% Convertible Senior Notes due 2026 (the “Notes”), limited to the aggregate principal amount of $255,000,000 all issued or to be issued under and pursuant to an Indenture dated as of [            ], 2021 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. Additional Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

Notwithstanding any other provision of the Indenture or any provision of this Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note, on or after the respective due dates expressed or provided for in this Note or in the Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.

The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

The Notes are not subject to redemption through the operation of any sinking fund or otherwise.

A-6

Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

A-7

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common Additional abbreviations may also be used though not in the above list.

A-8

SCHEDULE A9

SCHEDULE OF EXCHANGES OF NOTES

UpHealth, Inc.

6.25% Convertible Senior Notes due 2026

The initial principal amount of this Global Note is TWO HUNDRED AND FIFTY FIVE MILLION DOLLARS ($255,000,000). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[9]	Include if a global note.

A-9

ATTACHMENT 1

[FORM OF NOTICE OF CONVERSION]

To:	Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, MN 55402

Attention: UpHealth Notes Administrator

The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Dated:

Signature Guarantee	Signature

Signature(s) must be guaranteed by

an eligible Guarantor Institution

(banks, stock brokers, savings and

loan associations and credit unions)

with membership in an approved

signature guarantee medallion program

pursuant to Securities and Exchange

Commission Rule 17Ad-15 if shares of Common Stock are to

be issued, or

Notes are to be delivered, other than

to and in the name of the registered holder.

Fill in for registration of shares if to be issued,

and Notes if to be delivered, other than to and in the name

of the registered holder:

(Name)
(Street Address)

(City, State and Zip Code)
Please print name and address

1

Principal amount to be converted (if less than all):
$ ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer
Identification Number

2

ATTACHMENT 2

[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]

To: Paying Agent

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from UpHealth, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all):
$ ,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

1

ATTACHMENT 3

[FORM OF ASSIGNMENT AND TRANSFER]

For value received                              hereby sell(s), assign(s) and transfer(s) unto                                                   (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints                                                   attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature Guarantee Signature(s) must be guaranteed by an eligible

Guarantor Institution (banks, stockbrokers, savings

and loan associations and credit unions) with

membership in an approved signature guarantee

medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to

be delivered, other than to and in the name of the registered holder.

NOTICE: The signature on the assignment must

correspond with the name as written upon the face of

the Note in every particular without alteration or

enlargement or any change whatever.

1

Annex K

GIGCAPITAL2, INC.

2021 EQUITY INCENTIVE PLAN

i

(continued)

(continued)

(continued)

Page

18.5	Rights as a Stockholder	K-30

18.6	Delivery of Title to Shares	K-30

18.7	Fractional Shares	K-30

18.8	Retirement and Welfare Plans	K-30

18.9	Beneficiary Designation	K-30

18.10	Severability	K-30

18.11	No Constraint on Corporate Action	K-30

18.12	Unfunded Obligation	K-30

18.13	Choice of Law	K-31

GigCapital2, Inc.

2021 Equity Incentive Plan

1.	ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The GigCapital2, Inc. 2021 Equity Incentive Plan (the “Plan”) is hereby established effective as of [____], 2021, the date of the closing of each of the transactions contemplated by (i) that certain business combination agreement entered into by and between GigCapital2, Inc., UpHealth Merger Sub, Inc., and UpHealth Holdings, Inc., and (ii) that certain business combination agreement entered into by and between GigCapital2, Inc., Cloudbreak Merger Sub, LLC, Cloudbreak Health, LLC, and certain other parties, in each case, following the Plan’s approval by the stockholders of the Company (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group. The Plan seeks to achieve this purpose by providing for Awards in the form of Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Other Stock-Based Awards.

1.3 Term of Plan. The Plan shall continue in effect until its termination by the Committee; provided, however, that all Awards shall be granted, if at all, within ten (10) years from the earlier of the date that the Plan was approved by the Board or the stockholders of the Company.

2.	DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Affiliate” means (i) a parent entity, other than a Parent Corporation, that directly, or indirectly through one or more intermediary entities, controls the Company or (ii) a subsidiary entity, other than a Subsidiary Corporation, that is controlled by the Company directly or indirectly through one or more intermediary entities. For this purpose, the terms “parent,” “subsidiary,” “control” and “controlled by” shall have the meanings assigned to such terms for the purposes of registration of securities on Form S-8 under the Securities Act.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock Purchase Right, Restricted Stock Bonus, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions applicable to an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cash-Based Award” means an Award denominated in cash and granted pursuant to Section 11.

(f) “Cashless Exercise” means a Cashless Exercise as defined in Section 6.3(b)(i).

(g) “Cause” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award and which is in effect as of the date of grant of such Award, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Participating Company documents or records; (ii) the Participant’s material failure to abide by a Participating

Company’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a Participating Company (including, without limitation, the Participant’s improper use or disclosure of a Participating Company’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a Participating Company’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a Participating Company, which breach is not cured pursuant to the terms of such agreement (except with respect to a disclosure protected by applicable law); or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with a Participating Company.

(h) “Change in Control” means the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total Fair Market Value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(dd)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) a date specified by the Committee following approval by the stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 2.1(h) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall determine whether multiple events described in subsections (i), (ii) and (iii) of this Section 2.1(h) are related and to be treated in the aggregate as a single Change in Control, and its determination shall be final, binding and conclusive.

(i) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations and administrative guidelines promulgated thereunder.

(j) “Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Plan and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Plan, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers and, in such instances, references herein to the Committee shall mean the Board.

(k) “Company” means GigCapital2, Inc., a Delaware corporation, and any successor corporation thereto.

(l) “Consultant” means a person engaged to provide consulting or advisory services (other than as an Employee or a Director) to a Participating Company, provided that the identity of such person, the nature of such services or the entity to which such services are provided would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on registration on Form S-8 under the Securities Act.

(m) “Director” means a member of the Board.

(n) “Disability” means, unless such term or an equivalent term is otherwise defined by the applicable Award Agreement or other written agreement between the Participant and a Participating Company applicable to an Award and which is in effect as of the date of grant of such Award, the permanent and total disability of the Participant, within the meaning of Section 22(e)(3) of the Code.

(o) “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash dividends paid on one share of Stock for each share of Stock represented by an Award held by such Participant.

(p) “Employee” means any person treated as an employee (including an Officer or a Director who is also treated as an employee) in the records of a Participating Company and, with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Section 422 of the Code; provided, however, that neither service as a Director nor payment of a Director’s fee shall be sufficient to constitute employment for purposes of the Plan. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or has ceased to be an Employee and the effective date of such individual’s employment or termination of employment, as the case may be. For purposes of an individual’s rights, if any, under the terms of the Plan as of the time of the Company’s determination of whether or not the individual is an Employee, all such determinations by the Company shall be final, binding and conclusive as to such rights, if any, notwithstanding that the Company or any court of law or governmental agency subsequently makes a contrary determination as to such individual’s status as an Employee.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:

(i) Except as otherwise determined by the Committee, if, on such date, the Stock is listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock as quoted on the national or regional securities exchange or quotation system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or quotation system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded or quoted prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.

(ii) If, on such date, the Stock is not listed or quoted on a national or regional securities exchange or quotation system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A to the extent applicable.

(s) “Full Value Award” means any Award settled in Stock, other than (i) an Option, (ii) a Stock Appreciation Right, or (iii) a Restricted Stock Purchase Right or an Other Stock-Based Award under which the Company will receive monetary consideration equal to the Fair Market Value (determined on the effective date of grant) of the shares subject to such Award.

(t) “Incentive Stock Option” means an Option intended to be (as set forth in the Award Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(u) “Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but excluding a director who was elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(v) “Insider” means an Officer, a Director or other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

(w) “Net Exercise” means a Net Exercise as defined in Section 6.3(b)(iii).

(x) “Nonemployee Director” means a Director who is not an Employee.

(y) “Nonemployee Director Award” means any Award granted to a Nonemployee Director.

(z) “Nonstatutory Stock Option” means an Option not intended to be (as set forth in the Award Agreement) or which does not qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(aa) “Officer” means any person designated by the Board as an officer of the Company.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(cc) “Other Stock-Based Award” means an Award denominated in shares of Stock and granted pursuant to Section 11.

(dd) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(ee) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(ff) “Participant” means any eligible person who has been granted one or more Awards.

(gg) “Participating Company” means the Company or any Parent Corporation, Subsidiary Corporation or Affiliate.

(hh) “Participating Company Group” means, at any point in time, the Company and all other entities collectively which are then Participating Companies.

(ii) “Performance Award” means an Award of Performance Shares or Performance Units.

(jj) “Performance Award Formula” means, for any Performance Award, a formula or table established by the Committee pursuant to Section 10.3 which provides the basis for computing the value of a Performance Award at one or more levels of attainment of the applicable Performance Goal(s) measured as of the end of the applicable Performance Period.

(kk) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10.3.

(ll) “Performance Period” means a period established by the Committee pursuant to Section 10.3 at the end of which one or more Performance Goals are to be measured.

(mm) “Performance Share” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Share, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(nn) “Performance Unit” means a right granted to a Participant pursuant to Section 10 to receive a payment equal to the value of a Performance Unit, as determined by the Committee, based upon attainment of applicable Performance Goal(s).

(oo) “Restricted Stock Award” means an Award of a Restricted Stock Bonus or a Restricted Stock Purchase Right.

(pp) “Restricted Stock Bonus” means Stock granted to a Participant pursuant to Section 8.

(qq) “Restricted Stock Purchase Right” means a right to purchase Stock granted to a Participant pursuant to Section 8.

(rr) “Restricted Stock Unit” means a right granted to a Participant pursuant to Section 9 to receive on a future date or occurrence of a future event a share of Stock or cash in lieu thereof, as determined by the Committee.

(ss) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(tt) “SAR” or “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 7 to receive payment, for each share of Stock subject to such Award, of an amount equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the Award over the exercise price thereof.

(uu) “Section 409A” means Section 409A of the Code.

(vv) “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ww) “Securities Act” means the Securities Act of 1933, as amended.

(xx) “Service” means a Participant’s employment or service with the Participating Company Group, whether as an Employee, a Director or a Consultant. Unless otherwise provided by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders Service or a change in the Participating Company for which the Participant renders Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have been interrupted or terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Committee, if any such leave taken by a Participant exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. A Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(yy) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.

(zz) “Stock Tender Exercise” means a Stock Tender Exercise as defined in Section 6.3(b)(ii).

(aaa) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(bbb) “Ten Percent Owner” means a Participant who, at the time an Option is granted to the Participant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company (other than an Affiliate) within the meaning of Section 422(b)(6) of the Code.

(ccc) “Trading Compliance Policy” means the written policy of the Company pertaining to the purchase, sale, transfer or other disposition of the Company’s equity securities by Directors, Officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.

(ddd) “Vesting Conditions” mean those conditions established in accordance with the Plan prior to the satisfaction of which an Award or shares subject to an Award remain subject to forfeiture or a repurchase option in favor of the Company exercisable for the Participant’s monetary purchase price, if any, for such shares upon the Participant’s termination of Service or failure of a performance condition to be satisfied.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	ADMINISTRATION.

3.1 Administration by the Committee. The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award

Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. All expenses incurred in connection with the administration of the Plan shall be paid by the Company.

3.2 Authority of Officers. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election that is the responsibility of or that is allocated to the Company herein, provided that the Officer has apparent authority with respect to such matter, right, obligation, determination or election.

3.3 Administration with Respect to Insiders. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.4 Powers of the Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a) to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of shares of Stock, units or monetary value to be subject to each Award;

(b) to determine the type of Award granted;

(c) to determine the Fair Market Value of shares of Stock or other property;

(d) to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of shares pursuant to any Award, (ii) the method of payment for shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any shares acquired pursuant thereto, (v) the Performance Measures, Performance Period, Performance Award Formula and Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (vi) the time of expiration of any Award, (vii) the effect of any Participant’s termination of Service on any of the foregoing, and (viii) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e) to determine whether an Award will be settled in shares of Stock, cash, other property or in any combination thereof;

(f) to approve one or more forms of Award Agreement;

(g) to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto;

(h) to accelerate, continue, extend or defer the exercisability or vesting of any Award or any shares acquired pursuant thereto, including with respect to the period following a Participant’s termination of Service;

(i) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose residents may be granted Awards; and

(j) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.5 Option or SAR Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options or SARs having exercise prices per share greater than the then Fair Market Value of a share of Stock (“Underwater Awards”) and the grant in substitution therefor of new Options or SARs having a lower exercise price, Full Value Awards or payments in cash, or (b) the amendment of outstanding Underwater Awards to reduce the exercise price thereof. This Section shall not be construed to apply to (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code, (ii) adjustments pursuant to the assumption of or substitution for an Option or SAR in a manner that would comply with Section 409A, or (iii) an adjustment pursuant to Section 4.

3.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Participating Company Group, to the extent permitted by applicable law, members of the Board or the Committee and any officers or employees of the Participating Company Group to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.	SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Sections 4.2 and 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be equal to [_______] shares, plus an annual increase, effective as of the first day of the Company’s fiscal year beginning in the year following the fiscal year in which the Company’s stockholders approved the Plan and the first day of each subsequent fiscal year through and including the first day of the Company’s fiscal year beginning on the tenth (10th) anniversary of the commencement of such annual increase, equal to the lesser of (i) 5% of the number of shares of Stock outstanding as of the conclusion of the Company’s immediately preceding fiscal year, or (ii) such amount, if any, as the Board may determine, and such shares shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof.

4.2 Share Counting. If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Participant, or by means of a Net Exercise, the number of shares available for issuance under the Plan shall be reduced only by the net number of shares for which the Option is exercised. Shares purchased in the open market with proceeds from the exercise of Options shall not be added to the limit set forth in Section 4.1. Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the exercise or settlement of Options or SARs pursuant to Section 16.2 and Shares withheld or reacquired by the Company in satisfaction of tax withholding obligations pursuant to the vesting or settlement of Full Value Awards pursuant to Section 16.2 shall again become available for issuance under the Plan.

4.3 Adjustments for Changes in Capital Structure. Subject to any required action by the stockholders of the Company and the requirements of Section 409A and Section 424 of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting regular, periodic cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number and kind of shares subject to the Plan and to any outstanding Awards, the Annual Increase, the Award limits set forth in Section 5.3, and in the exercise or purchase price per share under any outstanding Award in order to prevent dilution or enlargement of Participants’ rights under the Plan. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee may unilaterally amend the outstanding Awards to provide that such Awards are for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise or purchase price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its discretion and in accordance with Section 409A and Section 424 of the Code to the extent applicable. Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the exercise or purchase price per share shall be rounded up to the nearest whole cent. In no event may the exercise or purchase price, if any, under any Award be decreased to an amount less than the par value, if any, of the stock subject to such Award. The Committee in its discretion, may also make such adjustments in the terms of any Award to reflect, or related to, such changes in the capital structure of the Company or distributions as it deems appropriate, including modification of Performance Goals, Performance Award Formulas and Performance Periods. The adjustments determined by the Committee pursuant to this Section shall be final, binding and conclusive.

4.4 Assumption or Substitution of Awards. The Committee may, without affecting the number of shares of Stock reserved or available hereunder, authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with Section 409A and any other applicable provisions of the Code. In addition, subject to compliance with applicable laws, and listing requirements, shares available for grant under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the Plan to individuals who were not Employees or Directors of the Participating Company Group prior to the transaction and shall not reduce the number of shares otherwise available for issuance under the Plan.

5.	ELIGIBILITY, PARTICIPATION AND AWARD LIMITATIONS.

5.1 Persons Eligible for Awards. Awards may be granted only to Employees, Consultants and Directors.

5.2 Participation in the Plan. Awards are granted solely at the discretion of the Committee. Eligible persons may be granted more than one Award. However, eligibility in accordance with this Section shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

5.3 Incentive Stock Option Limitations.

(a) Maximum Number of Shares Issuable Pursuant to Incentive Stock Options. Subject to adjustment as provided in Section 4.3, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed [_______] shares. The maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to all Awards other than Incentive Stock Options shall be the number of shares determined in accordance with Section 4.1, subject to adjustment as provided in Sections 4.2 and 4.3.

(b) Persons Eligible. An Incentive Stock Option may be granted only to a person who, on the effective date of grant, is an Employee of the Company, a Parent Corporation or a Subsidiary Corporation (each being an “ISO-Qualifying Corporation”). Any person who is not an Employee of an ISO-Qualifying Corporation on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option.

(c) Fair Market Value Limitation. To the extent that options designated as Incentive Stock Options (granted under all stock plans of the Participating Company Group, including the Plan) become exercisable by a Participant for the first time during any calendar year for stock having a Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a limitation different from that set forth in this Section, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section, the Participant may designate which portion of such Option the Participant is exercising. In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Upon exercise of the Option, shares issued pursuant to each such portion shall be separately identified.

5.4 Nonemployee Director Award Limit. Annual compensation awarded to any Nonemployee Director during each calendar year, including both shares of Stock subject to Awards and any cash fees paid to such Nonemployee Director (but excluding any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Nonemployee Director, expense reimbursements or distributions from any deferred compensation program applicable to the Nonemployee Director), may not exceed $1,000,000 in total value, or $2,000,000 in the calendar year in which any Nonemployee Director is initially elected to the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

6.	STOCK OPTIONS.

Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price for each Option shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten

Percent Owner shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price less than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner that would qualify under the provisions of Section 409A or Section 424(a) of the Code.

6.2 Exercisability and Term of Options. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option and (c) no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such Option (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act). Subject to the foregoing, unless otherwise specified by the Committee in the grant of an Option, each Option shall terminate ten (10) years after the effective date of grant of the Option, unless earlier terminated in accordance with its provisions.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Committee and subject to the limitations contained in Section 6.3(b), by means of (1) a Cashless Exercise, (2) a Stock Tender Exercise or (3) a Net Exercise; (iii) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (iv) if permitted by the Committee, by any combination thereof. The Committee may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Cashless Exercise. A “Cashless Exercise” means the delivery of a properly executed notice of exercise together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise, including with respect to one or more Participants specified by the Company notwithstanding that such program or procedures may be available to other Participants.

(ii) Stock Tender Exercise. A “Stock Tender Exercise” means the delivery of a properly executed exercise notice accompanied by a Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole shares of Stock owned by the Participant having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised. A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. If required by the Company, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(iii) Net Exercise. A “Net Exercise” means the delivery of a properly executed exercise notice followed by a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate exercise price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued.

6.4 Effect of Termination of Service.

(a) Option Exercisability. Subject to earlier termination of the Option as otherwise provided by this Plan and unless otherwise provided by the Committee or in an Award Agreement, an Option shall terminate immediately upon the Participant’s termination of Service to the extent that it is then unvested and shall be exercisable after the Participant’s termination of Service to the extent it is then vested only during the applicable time period determined in accordance with this Section and thereafter shall terminate.

(i) Disability. If the Participant’s Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the date of expiration of the Option’s term as set forth in the Award Agreement evidencing such Option (the “Option Expiration Date”).

(ii) Death. If the Participant’s Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of twelve (12) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date. The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within three (3) months (or such longer or shorter period provided by the Award Agreement) after the Participant’s termination of Service for any reason other than Cause.

(iii) Termination for Cause. Notwithstanding any other provision of the Plan to the contrary, if the Participant’s Service is terminated for Cause or if, following the Participant’s termination of Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv) Other Termination of Service. If the Participant’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares on the date on which the Participant’s Service terminated, may be exercised by the Participant at any time prior to the expiration of three (3) months (or such longer or shorter period provided by the Award Agreement) after the date on which the Participant’s Service terminated, but in any event no later than the Option Expiration Date.

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than termination of Service for Cause, if the exercise of an Option within the applicable time periods set forth in Section 6.4(a) or an Award Agreement is prevented by the provisions of Section 14 below, the Option shall remain exercisable until the later of (i) thirty (30) days after the date such exercise first would no longer be prevented by such provisions or (ii) the end of the applicable time period under Section 6.4(a), but in any event no later than the Option Expiration Date.

6.5 Transferability of Options. During the lifetime of the Participant, an Option shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An Option shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Option, an Option shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act or, in the case of an Incentive Stock Option, only as permitted by applicable regulations under Section 421 of the Code in a manner that does not disqualify such Option as an Incentive Stock Option.

7.	STOCK APPRECIATION RIGHTS.

Stock Appreciation Rights shall be evidenced by Award Agreements specifying the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

7.1 Types of SARs Authorized. SARs may be granted in tandem with all or any portion of a related Option (a “Tandem SAR”) or may be granted independently of any Option (a “Freestanding SAR”). A Tandem SAR may only be granted concurrently with the grant of the related Option.

7.2 Exercise Price. The exercise price for each SAR shall be established in the discretion of the Committee; provided, however, that (a) the exercise price per share subject to a Tandem SAR shall be the exercise price per share under the related Option and (b) the exercise price per share subject to a Freestanding SAR shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the SAR. Notwithstanding the foregoing, an SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such SAR is granted pursuant to an assumption or substitution for another stock appreciation right in a manner that would qualify under the provisions of Section 409A.

7.3 Exercisability and Term of SARs.

(a) Tandem SARs. Tandem SARs shall be exercisable only at the time and to the extent, and only to the extent, that the related Option is exercisable, subject to such provisions as the Committee may specify where the Tandem SAR is granted with respect to less than the full number of shares of Stock subject to the related Option. The Committee may, in its discretion, provide in any Award Agreement evidencing a Tandem SAR that such SAR may not be exercised without the advance approval of the Company and, if such approval is not given, then the Option shall nevertheless remain exercisable in accordance with its terms. A Tandem SAR shall terminate and cease to be exercisable no later than the date on which the related Option expires or is terminated or canceled. Upon the exercise of a Tandem SAR with respect to some or all of the shares subject to such SAR, the related Option shall be canceled automatically as to the number of shares with respect to which the Tandem SAR was exercised. Upon the exercise of an Option related to a Tandem SAR as to some or all of the shares subject to such Option, the related Tandem SAR shall be canceled automatically as to the number of shares with respect to which the related Option was exercised.

(b) Freestanding SARs. Freestanding SARs shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such SAR; provided, however, that (i) no Freestanding SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such SAR and (ii) no Freestanding SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable until at least six (6) months following the date of grant of such SAR (except in the event of such Employee’s death, disability or retirement, upon a Change in Control, or as otherwise permitted by the Worker Economic Opportunity Act).

Subject to the foregoing, unless otherwise specified by the Committee in the grant of a Freestanding SAR, each Freestanding SAR shall terminate ten (10) years after the effective date of grant of the SAR, unless earlier terminated in accordance with its provisions.

7.4 Exercise of SARs. Upon the exercise (or deemed exercise pursuant to Section 7.5) of an SAR, the Participant (or the Participant’s legal representative or other person who acquired the right to exercise the SAR by reason of the Participant’s death) shall be entitled to receive payment of an amount for each share with respect to which the SAR is exercised equal to the excess, if any, of the Fair Market Value of a share of Stock on the date of exercise of the SAR over the exercise price. Payment of such amount shall be made (a) in the case of a Tandem SAR, solely in shares of Stock in a lump sum upon the date of exercise of the SAR and (b) in the case of a Freestanding SAR, in cash, shares of Stock, or any combination thereof as determined by the Committee and set forth in the Award Agreement, in a lump sum upon the date of exercise of the SAR. When payment is to be made in shares of Stock, the number of shares to be issued shall be determined on the basis of the Fair Market Value of a share of Stock on the date of exercise of the SAR. For purposes of Section 7, an SAR shall be deemed exercised on the date on which the Company receives notice of exercise from the Participant or as otherwise provided in Section 7.5.

7.5 Deemed Exercise of SARs. If, on the date on which an SAR would otherwise terminate or expire, the SAR by its terms remains exercisable immediately prior to such termination or expiration and, if so exercised, would result in a payment to the holder of such SAR, then any portion of such SAR which has not previously been exercised shall automatically be deemed to be exercised as of such date with respect to such portion. The Company may elect to discontinue the deemed exercise of SARs pursuant to this Section 7.5 at any time upon notice to a Participant or to apply the deemed exercise feature only to certain groups of Participants. The deemed exercise of a SAR pursuant to this Section 7.5 shall apply only to a SAR that has been timely accepted by a Participant under procedures specified by the Company from time to time.

7.6 Effect of Termination of Service. Subject to earlier termination of the SAR as otherwise provided herein and unless otherwise provided by the Committee or in an Award Agreement, an SAR shall be exercisable after a Participant’s termination of Service only to the extent and during the applicable time period determined in accordance with Section 6.4 (treating the SAR as if it were an Option) and thereafter shall terminate.

7.7 Transferability of SARs. During the lifetime of the Participant, an SAR shall be exercisable only by the Participant or the Participant’s guardian or legal representative. An SAR shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent permitted by the Committee, in its discretion, and set forth in the Award Agreement evidencing such Award, a Tandem SAR related to a Nonstatutory Stock Option or a Freestanding SAR shall be assignable or transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 under the Securities Act.

8.	RESTRICTED STOCK AWARDS.

Restricted Stock Awards shall be evidenced by Award Agreements specifying whether the Award is a Restricted Stock Bonus or a Restricted Stock Purchase Right and the number of shares of Stock subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

8.1 Types of Restricted Stock Awards Authorized. Restricted Stock Awards may be granted in the form of either a Restricted Stock Bonus or a Restricted Stock Purchase Right. Restricted Stock Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of or satisfaction of Vesting Conditions applicable to a Restricted Stock Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

8.2 Purchase Price. The purchase price for shares of Stock issuable under each Restricted Stock Purchase Right shall be established by the Committee in its discretion. No monetary payment (other than applicable tax withholding) shall be required as a condition of receiving shares of Stock pursuant to a Restricted Stock Bonus, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock subject to a Restricted Stock Award.

8.3 Purchase Period. A Restricted Stock Purchase Right shall be exercisable within a period established by the Committee, which shall in no event exceed thirty (30) days from the effective date of the grant of the Restricted Stock Purchase Right.

8.4 Payment of Purchase Price. Except as otherwise provided below, payment of the purchase price for the number of shares of Stock being purchased pursuant to any Restricted Stock Purchase Right shall be made (a) in cash, by check or in cash equivalent, (b) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (c) by any combination thereof.

8.5 Vesting and Restrictions on Transfer. Shares issued pursuant to any Restricted Stock Award may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. During any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, such shares may not be sold, exchanged, transferred, pledged, assigned or otherwise disposed of other than pursuant to an Ownership Change Event or as provided in Section 8.8. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Award that, if the satisfaction of Vesting Conditions with respect to any shares subject to such Restricted Stock Award would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then satisfaction of the Vesting Conditions automatically shall be determined on the next trading day on which the sale of such shares would not violate the Trading Compliance Policy. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

8.6 Voting Rights; Dividends and Distributions. Except as provided in this Section, Section 8.5 and any Award Agreement, during any period in which shares acquired pursuant to a Restricted Stock Award remain subject to Vesting Conditions, the Participant shall have all of the rights of a stockholder of the Company holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares; provided, however, that if so determined by the Committee and provided by the Award Agreement, such dividends and distributions shall be subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid, and otherwise shall be paid no later than the end of the calendar year in which such dividends or distributions are paid to stockholders (or, if later, the 15th day of the third month following the date such dividends or distributions are paid to stockholders). In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant is entitled by reason of the Participant’s Restricted Stock Award shall be immediately subject to the same Vesting Conditions as the shares subject to the Restricted Stock Award with respect to which such dividends or distributions were paid or adjustments were made.

8.7 Effect of Termination of Service. Unless otherwise provided by the Committee in the Award Agreement evidencing a Restricted Stock Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then (a) the Company shall have the option to repurchase for the purchase price paid by the Participant any shares acquired by the Participant pursuant to a Restricted Stock Purchase Right which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service and (b) the Participant shall forfeit to the Company any shares acquired by the Participant pursuant to a Restricted Stock Bonus which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company.

8.8 Nontransferability of Restricted Stock Award Rights. Rights to acquire shares of Stock pursuant to a Restricted Stock Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or the laws of descent and distribution. All rights with respect to a Restricted Stock Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

9.	RESTRICTED STOCK UNITS.

Restricted Stock Unit Awards shall be evidenced by Award Agreements specifying the number of Restricted Stock Units subject to the Award, in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

9.1 Grant of Restricted Stock Unit Awards. Restricted Stock Unit Awards may be granted upon such conditions as the Committee shall determine, including, without limitation, upon the attainment of one or more Performance Goals described in Section 10.4. If either the grant of a Restricted Stock Unit Award or the Vesting Conditions with respect to such Award is to be contingent upon the attainment of one or more Performance Goals, the Committee shall follow procedures substantially equivalent to those set forth in Sections 10.3 through 10.5(a).

9.2 Purchase Price. No monetary payment (other than applicable tax withholding, if any) shall be required as a condition of receiving a Restricted Stock Unit Award, the consideration for which shall be services actually rendered to a Participating Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to a Participating Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Restricted Stock Unit Award.

9.3 Vesting. Restricted Stock Unit Awards may (but need not) be made subject to Vesting Conditions based upon the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award.

9.4 Voting Rights, Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Restricted Stock Units until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Restricted Stock Unit Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Dividend Equivalent Rights, if any, shall be paid by crediting the Participant with a cash amount or with additional whole Restricted Stock Units as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Restricted Stock Units (rounded to the nearest whole number), if any, to be credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Restricted Stock Units previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. If so determined by the Committee and provided by the Award Agreement, such cash amount or additional Restricted Stock Units shall be subject to the same terms and conditions and shall be settled in the same manner and at the same time as the Restricted Stock Units originally subject to the Restricted Stock Unit Award. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Restricted Stock Unit Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions as are applicable to the Award.

9.5 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Restricted Stock Unit Award, if a Participant’s Service terminates for any reason, whether voluntary or involuntary (including the Participant’s death or disability), then the Participant shall forfeit to the Company any Restricted Stock Units pursuant to the Award which remain subject to Vesting Conditions as of the date of the Participant’s termination of Service.

9.6 Settlement of Restricted Stock Unit Awards. The Company shall issue to a Participant on the date on which Restricted Stock Units subject to the Participant’s Restricted Stock Unit Award vest or on such other date determined by the Committee in compliance with Section 409A, if applicable, and set forth in the Award Agreement one (1) share of Stock (and/or any other new, substituted or additional securities or other property pursuant to an adjustment described in Section 9.4) for each Restricted Stock Unit then becoming vested or otherwise to be settled on such date, subject to the withholding of applicable taxes, if any. The Committee, in its discretion, may provide in any Award Agreement evidencing a Restricted Stock Unit Award that if the settlement date with respect to any shares issuable upon vesting of Restricted Stock Units would otherwise occur on a day on which the sale of such shares would violate the provisions of the Trading Compliance Policy, then the settlement date shall be deferred until the next trading day on which the sale of such shares would not violate the Trading Compliance Policy but in any event no later than the 15th day of the third calendar month following the year in which such Restricted Stock Units vest. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section, and such deferred issuance date(s) and amount(s) elected by the Participant shall be set forth in the Award Agreement or an Election (as defined in Section 15.2). Notwithstanding the foregoing, the Committee, in its discretion, may provide in an Award Agreement for settlement of any Restricted Stock Unit Award by payment to the Participant in cash of an amount equal to the Fair Market Value on the payment date of the shares of Stock or other property otherwise issuable to the Participant pursuant to this Section.

9.7 Nontransferability of Restricted Stock Unit Awards. The right to receive shares pursuant to a Restricted Stock Unit Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Restricted Stock Unit Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

10.	PERFORMANCE AWARDS.

Performance Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

10.1 Types of Performance Awards Authorized. Performance Awards may be granted in the form of either Performance Shares or Performance Units. Each Award Agreement evidencing a Performance Award shall specify the number of Performance Shares or Performance Units subject thereto, the Performance Award Formula, the Performance Goal(s) and Performance Period applicable to the Award, and the other terms, conditions and restrictions of the Award.

10.2 Initial Value of Performance Shares and Performance Units. Unless otherwise provided by the Committee in granting a Performance Award, each Performance Share shall have an initial monetary value equal to the Fair Market Value of one (1) share of Stock, subject to adjustment as provided in Section 4.3, on the effective date of grant of the Performance Share, and each Performance Unit shall have an initial monetary value established by the Committee at the time of grant. The final value payable to the Participant in settlement of a Performance Award determined on the basis of the applicable Performance Award Formula will depend on the extent to which Performance Goals established by the Committee are attained within the applicable Performance Period established by the Committee.

10.3 Establishment of Performance Period, Performance Goals and Performance Award Formula. In granting each Performance Award, the Committee shall establish in writing the applicable Performance Period, Performance Award Formula and one or more Performance Goals which, when measured at the end of the Performance Period, shall determine on the basis of the Performance Award Formula the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period, Performance Goal(s) and Performance Award Formula.

10.4 Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance or other criteria established by the Committee (each, a “Performance Measure”), subject to the following:

(a) Performance Measures. Performance Measures based on objective criteria shall be calculated in accordance with the Company’s financial statements, or, if such measures are not reported in the Company’s financial statements, they shall be calculated in accordance with generally accepted accounting principles, a method used generally in the Company’s industry, or in accordance with a methodology established by the Committee prior to the grant of the Performance Award. Performance Measures based on subjective criteria shall be determined on the basis established by the Committee in granting the Award. As specified by the Committee, Performance Measures may be calculated with respect to the Company and each Subsidiary Corporation consolidated therewith for financial reporting purposes, one or more Subsidiary Corporations or such division or other business unit of any of them selected by the Committee. Unless otherwise determined by the Committee prior to the grant of the Performance Award, the Performance Measures applicable to the Performance Award shall be calculated prior to the accrual of expense for any Performance Award for the same Performance Period and excluding the effect (whether positive or negative) on the Performance Measures of any change in accounting standards or any unusual or infrequently occurring event or transaction, as determined by the Committee, occurring after the establishment of the Performance Goals applicable to the Performance Award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of Performance Measures in order to prevent the dilution or enlargement of the Participant’s rights with respect to a Performance Award. Performance Measures may be based upon one or more of the following, without limitation, as determined by the Committee:

(i) revenue;

(ii) sales;

(iii) expenses;

(iv) operating income;

(v) gross margin;

(vi) operating margin;

(vii) earnings before any one or more of: stock-based compensation expense, interest, taxes, depreciation and amortization;

(viii) pre-tax profit;

(ix) net operating income;

(x) net income;

(xi) economic value added;

(xii) free cash flow;

(xiii) operating cash flow;

(xiv) balance of cash, cash equivalents and marketable securities;

(xv) stock price;

(xvi) earnings per share;

(xvii) return on stockholder equity;

(xviii) return on capital;

(xix) return on assets;

(xx) return on investment;

(xxi) total stockholder return;

(xxii) employee satisfaction;

(xxiii) employee retention;

(xxiv) market share;

(xxv) customer satisfaction;

(xxvi) product development;

(xxvii) research and development expenses;

(xxviii) completion of an identified special project;

(xxix) completion of a joint venture or other corporate transaction; and

(xxx) personal performance objectives established for an individual Participant or group of Participants.

Notwithstanding the foregoing, the Committee retains discretion to select any other Performance Measures whether or not listed herein.

(b) Performance Targets. Performance Targets may include a minimum, maximum, target level and intermediate levels of performance, with the final value of a Performance Award determined under the applicable Performance Award Formula by the Performance Target level attained during the applicable Performance Period. A Performance Target may be stated as an absolute value, an increase or decrease in a value, or as a value determined relative to an index, budget or other standard selected by the Committee.

10.5 Settlement of Performance Awards.

(a) Determination of Final Value. As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall determine the extent to which the applicable Performance Goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement in accordance with the applicable Performance Award Formula.

(b) Discretionary Adjustment of Award Formula. In its discretion, the Committee may, either at the time it grants a Performance Award or at any time thereafter, provide for the positive or negative adjustment of the Performance Award Formula applicable to a Performance Award to reflect such Participant’s individual performance in his or her position with the Company or such other factors as the Committee may determine.

(c) Effect of Leaves of Absence. Unless otherwise required by law or a Participant’s Award Agreement, payment of the final value, if any, of a Performance Award held by a Participant who has taken in excess of thirty (30) days in unpaid leaves of absence during a Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence.

(d) Notice to Participants. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), the Company shall notify each Participant of the determination of the Committee.

(e) Payment in Settlement of Performance Awards. As soon as practicable following the Committee’s determination in accordance with Sections 10.5(a) and (b), but in any event within the Short-Term Deferral Period described in Section 15.1 (except as otherwise provided below or consistent with the requirements of Section 409A), payment shall be made to each eligible Participant (or such Participant’s legal representative or other person who acquired the right to receive such payment by reason of the Participant’s death) of the final value of the Participant’s Performance Award. Payment of such amount shall be made in cash, shares of Stock, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Unless otherwise provided in the Award Agreement evidencing a Performance Award, payment shall be made in a lump sum. If permitted by the Committee, the Participant may elect, consistent with the requirements of Section 409A, to defer receipt of all or any portion of the payment to be made to the Participant pursuant to this Section, and such deferred payment date(s) elected by the Participant shall be set forth in the Award Agreement or an Election. If any payment is to be made on a deferred basis, the Committee may, but shall not be obligated to, provide for the payment during the deferral period of Dividend Equivalent Rights or interest.

(f) Provisions Applicable to Payment in Shares. If payment is to be made in shares of Stock, the number of such shares shall be determined by dividing the final value of the Performance Award by the Fair Market Value of a share of Stock determined by the method specified in the Award Agreement. Shares of Stock issued in payment of any Performance Award may be fully vested and freely transferable shares or may be shares of Stock subject to Vesting Conditions as provided in Section 8.5. Any shares subject to Vesting Conditions shall be evidenced by an appropriate Award Agreement and shall be subject to the provisions of Sections 8.5 through 8.8 above.

10.6 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Performance Share Awards until the date of the issuance of such shares, if any (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Performance Share Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date the Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date on which the Performance Shares are settled or the date on which they are forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant either in cash or in the form of additional whole Performance Shares as of the date of payment of such cash dividends on Stock, as determined by the Committee. The number of additional Performance Shares (rounded to the nearest whole number), if any, to be so credited shall be determined by dividing (a) the amount of cash dividends paid on the dividend payment date with respect to the number of shares of Stock represented by the Performance Shares previously credited to the Participant by (b) the Fair Market Value per share of Stock on such date. Dividend Equivalent Rights, if any, shall be accumulated and paid to the extent that the related Performance Shares become nonforfeitable. Settlement of Dividend Equivalent Rights may be made in cash, shares of Stock, or a combination thereof as determined by the Committee, and may be paid on the same basis as settlement of the related Performance Share as provided in Section 10.5. Dividend Equivalent Rights shall not be paid with respect to Performance Units. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Performance Share Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of the Performance Share Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Performance Goals as are applicable to the Award.

10.7 Effect of Termination of Service. Unless otherwise provided by the Committee and set forth in the Award Agreement evidencing a Performance Award, the effect of a Participant’s termination of Service on the Performance Award shall be as follows:

(a) Death or Disability. If the Participant’s Service terminates because of the death or Disability of the Participant before the completion of the Performance Period applicable to the Performance Award, the final value of the Participant’s Performance Award shall be determined by the extent to which the applicable Performance Goals have been attained with respect to the entire Performance Period and shall be prorated based on the number of months of the Participant’s Service during the Performance Period. Payment shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

(b) Other Termination of Service. If the Participant’s Service terminates for any reason except death or Disability before the completion of the Performance Period applicable to the Performance Award, such Award shall be forfeited in its entirety; provided, however, that in the event of an involuntary termination of the Participant’s Service, the Committee, in its discretion, may waive the automatic forfeiture of all or any portion of any such Award and determine the final value of the Performance Award in the manner provided by Section 10.7(a). Payment of any amount pursuant to this Section shall be made following the end of the Performance Period in any manner permitted by Section 10.5.

10.8 Nontransferability of Performance Awards. Prior to settlement in accordance with the provisions of the Plan, no Performance Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the

Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to a Performance Award granted to a Participant hereunder shall be exercisable during his or her lifetime only by such Participant or the Participant’s guardian or legal representative.

11.	CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS.

Cash-Based Awards and Other Stock-Based Awards shall be evidenced by Award Agreements in such form as the Committee shall establish. Such Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

11.1 Grant of Cash-Based Awards. Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms and conditions, including the achievement of performance criteria, as the Committee may determine.

11.2 Grant of Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted securities, stock-equivalent units, stock appreciation units, securities or debentures convertible into common stock or other forms determined by the Committee) in such amounts and subject to such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be made available as a form of payment in the settlement of other Awards or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may involve the transfer of actual shares of Stock to Participants, or payment in cash or otherwise of amounts based on the value of Stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

11.3 Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a monetary payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of shares of Stock or units based on such shares of Stock, as determined by the Committee. The Committee may require the satisfaction of such Service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Goals as described in Section 10.4, as shall be established by the Committee and set forth in the Award Agreement evidencing such Award. If the Committee exercises its discretion to establish performance criteria, the final value of Cash-Based Awards or Other Stock-Based Awards that will be paid to the Participant will depend on the extent to which the performance criteria are met.

11.4 Payment or Settlement of Cash-Based Awards and Other Stock-Based Awards. Payment or settlement, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash, shares of Stock or other securities or any combination thereof as the Committee determines and set forth in the Award Agreement. To the extent applicable, payment or settlement with respect to each Cash-Based Award and Other Stock-Based Award shall be made in compliance with the requirements of Section 409A.

11.5 Voting Rights; Dividend Equivalent Rights and Distributions. Participants shall have no voting rights with respect to shares of Stock represented by Other Stock-Based Awards until the date of the issuance of such shares of Stock (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if any, in settlement of such Award. However, the Committee, in its discretion, may provide in the Award Agreement evidencing any Other Stock-Based Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Stock during the period beginning on the date such Award is granted and ending, with respect to each share subject to the Award, on the earlier of the date the Award is settled or the date on which it is terminated. Such Dividend Equivalent Rights, if any, shall be paid in accordance with the provisions set forth in Section 9.4. Dividend Equivalent Rights shall not be granted with respect to Cash-Based Awards. In the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Company as described in Section 4.3, appropriate adjustments shall be made in the Participant’s Other Stock-Based Award so that it represents the right to receive upon settlement any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends) to which the Participant would be entitled by reason of the shares of Stock issuable upon settlement of such Award, and all such new, substituted or additional securities or other property shall be immediately subject to the same Vesting Conditions and performance criteria, if any, as are applicable to the Award.

11.6 Effect of Termination of Service. Each Award Agreement evidencing a Cash-Based Award or Other Stock-Based Award shall set forth the extent to which the Participant shall have the right to retain such Award following termination of the Participant’s Service. Such provisions shall be determined in the discretion of the Committee, need not be uniform among all Cash-Based Awards or Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination, subject to the requirements of Section 409A, if applicable.

11.7 Nontransferability of Cash-Based Awards and Other Stock-Based Awards. Prior to the payment or settlement of a Cash-Based Award or Other Stock-Based Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. The Committee may impose such additional restrictions on any shares of Stock issued in settlement of Cash-Based Awards and Other Stock-Based Awards as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares of Stock are then listed and/or traded, or under any state securities laws or foreign law applicable to such shares of Stock.

12.	STANDARD FORMS OF AWARD AGREEMENT.

12.1 Award Agreements. Each Award shall comply with and be subject to the terms and conditions set forth in the appropriate form of Award Agreement approved by the Committee and as amended from time to time. No Award or purported Award shall be a valid and binding obligation of the Company unless evidenced by a Company-executed Award Agreement, which execution may be evidenced by electronic means.

12.2 Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any standard form of Award Agreement either in connection with the grant or amendment of an individual Award or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement are not inconsistent with the terms of the Plan.

13.	CHANGE IN CONTROL.

13.1 Effect of Change in Control on Awards. In the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Committee may provide in an Award Agreement or otherwise for any one or more of the following:

(a) Accelerated Vesting. In its discretion, the Committee may provide in the grant of any Award or at any other time may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s Service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(b) Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of any Participant, assume or continue the Company’s rights and obligations under each or any Award or portion thereof outstanding immediately prior to the Change in Control or substitute for each or any such outstanding Award or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, as applicable, with appropriate adjustments in accordance with Section 4.3. For purposes of this Section, if so determined by the Committee in its discretion, an Award denominated in shares of Stock shall be deemed assumed if, following the Change in Control, the Award confers the right to receive, subject to the terms and conditions of the Plan and the applicable Award Agreement, for each share of Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Award, for each share of Stock subject to the Award, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. Any Award or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c) Cash-Out of Outstanding Stock-Based Awards. The Committee may, in its discretion and without the consent of any Participant, determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Committee) of Stock subject to such canceled Award in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under such Award. In the event such determination is made by the Committee, an Award having an exercise or purchase price per share equal to or greater than the Fair Market Value of the consideration to be paid per share of Stock in the Change in Control may be canceled without payment of consideration to the holder thereof. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

13.2 Effect of Change in Control on Nonemployee Director Awards. Subject to the requirements and limitations of Section 409A, if applicable, including as provided by Section 15.4(f), in the event of a Change in Control, each outstanding Nonemployee Director Award shall become immediately exercisable and vested in full and, except to the extent assumed, continued or substituted for pursuant to Section 13.1(b) or otherwise restricted by Section 409A, shall be settled effective immediately prior to the time of consummation of the Change in Control.

13.3 Federal Excise Tax Under Section 4999 of the Code.

(a) Excess Parachute Payment. If any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Section 4999 of the Code due to the characterization of such acceleration of vesting, payment or benefit as an “excess parachute payment” under Section 280G of the Code, then, provided such election would not subject the Participant to taxation under Section 409A, the Participant may elect to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization.

(b) Determination by Tax Firm. To aid the Participant in making any election called for under Section 13.3(a), no later than the date of the occurrence of any event that might reasonably be anticipated to result in an “excess parachute payment” to the Participant as described in Section 13.3(a), the Company shall request a determination in writing by the professional firm engaged by the Company for general tax purposes, or, if the tax firm so engaged by the Company is serving as accountant or auditor for the Acquiror, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section (the “Tax Firm”). As soon as practicable thereafter, the Tax Firm shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Tax Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Tax Firm such information and documents as the Tax Firm may reasonably request in order to make its required determination. The Company shall bear all fees and expenses the Tax Firm charges in connection with its services contemplated by this Section.

14.	COMPLIANCE WITH SECURITIES LAW.

The grant of Awards and the issuance of shares of Stock pursuant to any Award shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Award may be exercised or shares issued pursuant to an Award unless (a) a registration statement under the Securities Act shall at the time of such exercise or issuance be in effect with respect to the shares issuable pursuant to the Award, or (b) in the opinion of legal counsel to the Company, the shares issuable pursuant to the Award may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to issuance of any Stock, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

15.	COMPLIANCE WITH SECTION 409A.

15.1 Awards Subject to Section 409A. The Company intends that Awards granted pursuant to the Plan shall either be exempt from or comply with Section 409A, and the Plan shall be so construed. The provisions of this Section 15 shall apply to any Award or portion thereof that constitutes or provides for payment of Section 409A Deferred Compensation. Such Awards may include, without limitation:

(a) A Nonstatutory Stock Option or SAR that includes any feature for the deferral of compensation other than the deferral of recognition of income until the later of (i) the exercise or disposition of the Award or (ii) the time the stock acquired pursuant to the exercise of the Award first becomes substantially vested.

(b) Any Restricted Stock Unit Award, Performance Award, Cash-Based Award or Other Stock-Based Award that either (i) provides by its terms for settlement of all or any portion of the Award at a time or upon an event that will or may occur later than the end of the Short-Term Deferral Period (as defined below) or (ii) permits the Participant granted the Award to elect one or more dates or events upon which the Award will be settled after the end of the Short-Term Deferral Period.

Subject to the provisions of Section 409A, the term “Short-Term Deferral Period” means the 2 1/2 month period ending on the later of (i) the 15th day of the third month following the end of the Participant’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Company’s taxable year in which the right to payment under the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning provided by Section 409A.

15.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Section 409A and the Company, the following rules shall apply to any compensation deferral and/or payment elections (each, an “Election”) that may be permitted or required by the Committee pursuant to an Award providing Section 409A Deferred Compensation:

(a) Elections must be in writing and specify the amount of the payment in settlement of an Award being deferred, as well as the time and form of payment as permitted by this Plan.

(b) Elections shall be made by the end of the Participant’s taxable year prior to the year in which services commence for which an Award may be granted to the Participant.

(c) Elections shall continue in effect until a written revocation or change in Election is received by the Company, except that a written revocation or change in Election must be received by the Company prior to the last day for making the Election determined in accordance with paragraph (b) above or as permitted by Section 15.3.

15.3 Subsequent Elections. Except as otherwise permitted or required by Section 409A, any Award providing Section 409A Deferred Compensation which permits a subsequent Election to delay the payment or change the form of payment in settlement of such Award shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made.

(b) Each subsequent Election related to a payment in settlement of an Award not described in Section 15.4(a)(ii), 15.4(a)(iii) or 15.4(a)(vi) must result in a delay of the payment for a period of not less than five (5) years from the date on which such payment would otherwise have been made.

(c) No subsequent Election related to a payment pursuant to Section 15.4(a)(vi) shall be made less than twelve (12) months before the date on which such payment would otherwise have been made.

(d) Subsequent Elections shall continue in effect until a written revocation or change in the subsequent Election is received by the Company, except that a written revocation or change in a subsequent Election must be received by the Company prior to the last day for making the subsequent Election determined in accordance the preceding paragraphs of this Section 15.3.

15.4 Payment of Section 409A Deferred Compensation.

(a) Permissible Payments. Except as otherwise permitted or required by Section 409A, an Award providing Section 409A Deferred Compensation must provide for payment in settlement of the Award only upon one or more of the following:

(i) The Participant’s “separation from service” (as defined by Section 409A);

(ii) The Participant’s becoming “disabled” (as defined by Section 409A);

(iii) The Participant’s death;

(iv) A time or fixed schedule that is either (i) specified by the Committee upon the grant of an Award and set forth in the Award Agreement evidencing such Award or (ii) specified by the Participant in an Election complying with the requirements of Section 15.2 or 15.3, as applicable;

(v) A change in the ownership or effective control or the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 409A; or

(vi) The occurrence of an “unforeseeable emergency” (as defined by Section 409A).

(b) Installment Payments. It is the intent of this Plan that any right of a Participant to receive installment payments (within the meaning of Section 409A) shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(c) Required Delay in Payment to Specified Employee Pursuant to Separation from Service. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, except as otherwise permitted by Section 409A, no payment pursuant to Section 15.4(a)(i) in settlement of an Award providing for Section 409A Deferred Compensation may be made to a Participant who is a “specified employee” (as defined by Section 409A) as of the date of the Participant’s separation from service before the date (the “Delayed Payment Date”) that is six (6) months after the date of such Participant’s separation from service, or, if earlier, the date of the Participant’s death. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(d) Payment Upon Disability. All distributions of Section 409A Deferred Compensation payable pursuant to Section 15.4(a)(ii) by reason of a Participant becoming disabled shall be paid in a lump sum or in periodic installments as established by the Participant’s Election. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon becoming disabled, all such distributions shall be paid in a lump sum or commence upon the determination that the Participant has become disabled.

(e) Payment Upon Death. If a Participant dies before complete distribution of amounts payable upon settlement of an Award subject to Section 409A, such undistributed amounts shall be distributed to his or her beneficiary under the distribution method for death established by the Participant’s Election upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death. If the Participant has made no Election with respect to distributions of Section 409A Deferred Compensation upon death, all such distributions shall be paid in a lump sum upon receipt by the Committee of satisfactory notice and confirmation of the Participant’s death.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Plan by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A. Any Award which constitutes Section 409A Deferred Compensation and which would vest and otherwise become payable upon a Change in Control as a result of the failure of the Acquiror to assume, continue or substitute for such Award in accordance with Section 13.1(b) shall vest to the extent provided by such Award but shall be converted automatically at the effective time of such Change in Control into a right to receive, in cash on the date or dates such award would have been settled in accordance with its then existing settlement schedule (or as required by Section 15.4(c)), an amount or amounts equal in the aggregate to the intrinsic value of the Award at the time of the Change in Control.

(g) Payment Upon Unforeseeable Emergency. The Committee shall have the authority to provide in the Award Agreement evidencing any Award providing for Section 409A Deferred Compensation for payment pursuant to Section 15.4(a)(vi) in settlement of all or a portion of such Award in the event that a Participant establishes, to the satisfaction of the Committee, the occurrence of an unforeseeable emergency. In such event, the amount(s) distributed with respect to such unforeseeable emergency cannot exceed the amounts reasonably necessary to satisfy the emergency need plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution(s), after taking into account the extent to which such emergency need is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Award. All distributions with respect to an unforeseeable emergency shall be made in a lump sum upon the Committee’s determination that an unforeseeable emergency has occurred. The Committee’s decision with respect to whether an unforeseeable emergency has occurred and the manner in which, if at all, the payment in settlement of an Award shall be altered or modified, shall be final, conclusive, and not subject to approval or appeal.

(h) Prohibition of Acceleration of Payments. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, this Plan does not permit the acceleration of the time or schedule of any payment under an Award providing Section 409A Deferred Compensation, except as permitted by Section 409A.

(i) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from or comply with Section 409A. No Participating Company shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

16.	TAX WITHHOLDING.

16.1 Tax Withholding in General. The Company shall have the right to deduct from any and all payments made under the Plan, or to require the Participant, through payroll withholding, cash payment or otherwise, to make adequate provision for, the federal, state, local and foreign taxes (including social insurance), if any, required by law to be withheld by any Participating Company with respect to an Award or the shares acquired pursuant thereto. The Company shall have no obligation to deliver shares of Stock, to release shares of Stock from an escrow established pursuant to an Award Agreement, or to make any payment in cash under the Plan until the Participating Company Group’s tax withholding obligations have been satisfied by the Participant.

16.2 Withholding in or Directed Sale of Shares. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable to a Participant upon the exercise or settlement of an Award, or to accept from the Participant the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the tax withholding obligations of any Participating Company. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates (or the maximum individual statutory withholding rates for the applicable jurisdiction if use of such rates would not result in adverse accounting consequences or cost). The Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of any Participating Company and to remit an amount equal to such tax withholding obligations to such Participating Company in cash.

17.	AMENDMENT, SUSPENSION OR TERMINATION OF PLAN.

The Committee may amend, suspend or terminate the Plan at any time. However, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Sections 4.2 and 4.3, (b) no change in the class of persons eligible to receive Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule, including the rules of any stock exchange or quotation system upon which the Stock may then be listed or quoted. No amendment, suspension or termination of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. Except as provided by the next sentence, no amendment, suspension or termination of the Plan may have a materially adverse effect on any then outstanding Award without the consent of the Participant. Notwithstanding any other provision of the Plan or any Award Agreement to the contrary, the

Committee may, in its sole and absolute discretion and without the consent of any Participant, amend the Plan or any Award Agreement, to take effect retroactively or otherwise, as it deems necessary or advisable for the purpose of conforming the Plan or such Award Agreement to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A.

18.	MISCELLANEOUS PROVISIONS.

18.1 Repurchase Rights. Shares issued under the Plan may be subject to one or more repurchase options, or other conditions and restrictions as determined by the Committee in its discretion at the time the Award is granted. The Company shall have the right to assign at any time any repurchase right it may have, whether or not such right is then exercisable, to one or more persons as may be selected by the Company. Upon request by the Company, each Participant shall execute any agreement evidencing such transfer restrictions prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions.

18.2 Forfeiture Events.

(a) The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws. In addition, to the extent that claw-back or similar provisions applicable to Awards are required by applicable law, listing standards and/or policies adopted by the Company, Awards granted under the Plan shall be subject to such provisions.

(b) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, any Participant who knowingly or through gross negligence engaged in the misconduct, or who knowingly or through gross negligence failed to prevent the misconduct, and any Participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, shall reimburse the Company for (i) the amount of any payment in settlement of an Award received by such Participant during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement, and (ii) any profits realized by such Participant from the sale of securities of the Company during such twelve- (12-) month period.

18.3 Provision of Information. Each Participant shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

18.4 Rights as Employee, Consultant or Director. No person, even though eligible pursuant to Section 5, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee, Consultant or Director or interfere with or limit in any way any right of a Participating Company to terminate the Participant’s Service at any time. To the extent that an Employee of a Participating Company other than the Company receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

18.5 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any shares covered by an Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Section 4 or another provision of the Plan.

18.6 Delivery of Title to Shares. Subject to any governing rules or regulations, the Company shall issue or cause to be issued the shares of Stock acquired pursuant to an Award and shall deliver such shares to or for the benefit of the Participant by means of one or more of the following: (a) by delivering to the Participant evidence of book entry shares of Stock credited to the account of the Participant, (b) by depositing such shares of Stock for the benefit of the Participant with any broker with which the Participant has an account relationship, or (c) by delivering such shares of Stock to the Participant in certificate form.

18.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

18.8 Retirement and Welfare Plans. Neither Awards made under this Plan nor shares of Stock or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under any Participating Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit. In addition, unless a written employment agreement or other service agreement specifically references Awards, a general reference to “benefits” or a similar term in such agreement shall not be deemed to refer to Awards granted hereunder.

18.9 Beneficiary Designation. Subject to local laws and procedures, each Participant may file with the Company a written designation of a beneficiary who is to receive any benefit under the Plan to which the Participant is entitled in the event of such Participant’s death before he or she receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a married Participant designates a beneficiary other than the Participant’s spouse, the effectiveness of such designation may be subject to the consent of the Participant’s spouse. If a Participant dies without an effective designation of a beneficiary who is living at the time of the Participant’s death, the Company will pay any remaining unpaid benefits to the Participant’s legal representative.

18.10 Severability. If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, such provision shall be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan shall not in any way be affected or impaired thereby.

18.11 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or another Participating Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or another Participating Company to take any action which such entity deems to be necessary or appropriate.

18.12 Unfunded Obligation. Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be considered unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Participating Company shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Participating Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Participating Company. The Participants shall have no claim against any Participating Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.13 Choice of Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of the Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of law rules.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing sets forth the GigCapital2, Inc. 2021 Equity Incentive Plan as duly adopted by the Board on [______], 2021.

/s/

[ ], Secretary

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Copyright © 2021, UpHealth, Inc.
WWW.UPHEALTHINC.COM

UpHealth

UpHealth is a one stop shop for digital health infrastructure across the continuum of care *Assumes the completion of the business combinations of Innovations Group Inc., Glocal Healthcare Systems Private Limited and Cloudbreak Health, LLC with UpHealth Holdings, Inc. and GigCapital2, Inc.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description

2.1†**	UpHealth Business Combination Agreement, dated as of November 20, 2020 (as amended by the First Amendment, dated as of January 29, 2021, the Second Amendment, dated as of March 23, 2021, and the Third Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., UpHealth Merger Sub, Inc. and UpHealth Holdings, Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement).

2.2†**	Cloudbreak Business Combination Agreement, dated as of November 20, 2020 (as amended by the Amendment, dated as of April 23, 2021), by and among GigCapital2, Inc., Cloudbreak Merger Sub, LLC. Cloudbreak Health, LLC, solely with respect to Section 7.15, Chirinjeev Kathuria and Mariya Pylypiv and UpHealth Holdings, Inc., and Shareholder Representative Services LLC. (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement).

2.3**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth BHS Merger Sub, Inc., Behavioral Health Service, LLC and AM Physicians LLC, dated as of November 2, 2020.

2.4**	Waiver and First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth BHS Merger Sub, Inc., BHS Merger Sub 1, LLC, Behavioral Health Service, LLC and the AM Physicians LLC, dated as of November 20, 2020.

2.5**	Second Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., Behavioral Health Service, LLC and the AM Physicians LLC, dated as of February 6, 2021.

2.6**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth MedQuest Merger Sub, Inc., Innovations Group, Inc. and Jeffrey R. Bray, dated as of November 2, 2020.

2.7**	First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth MedQuest Merger Sub, Inc., Innovations Group, Inc. and Jeffrey R. Bray, dated as of January 19, 2021.

2.8**	Amended and Restated Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth Thrasys Merger Sub, Inc., Thrasys, Inc. and Shareholder Representative Services LLC, dated as of November 20, 2020

2.9**	First Amendment to Amended and Restated Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., Thrasys, Inc. and Shareholder Representative Services LLC, dated as of February 17, 2021.

2.10**	Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of October 30, 2020.

2.11**	Waiver and First Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of January 25, 2021.

2.12**	Second Amendment to Agreement and Plan of Merger, by and among UpHealth Holdings, Inc., UpHealth TTC Merger Sub, Inc., TTC Healthcare, Inc. and TTC Healthcare Partners, LLC, dated as of February 8, 2021.

2.13**	Share Purchase Agreement, by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto, dated as of October 30, 2020.

2.14**	Amendment Agreement to Share Purchase Agreement by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto, dated as of November 30, 2020.

2.15**	Waiver and Second Amendment Agreement to Share Purchase Agreement by and among UpHealth Holdings, Inc., Glocal Healthcare Systems Private Limited and certain other parties thereto, dated as of March 4, 2021.

Exhibit	Description

3.1**	Amended and Restated Certificate of Incorporation of GigCapital2, Inc. (incorporated by reference to Exhibit 3.1 filed on GigCapital2, Inc.’s Current Report on Form 8-K filed by the Registrant on June 10, 2019).

3.1.1**	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by the Registrant on December 8, 2020).

3.2**	Bylaws of GigCapital2, Inc. (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-1, filed by the Registrant on May 9, 2019).

4.1**	Warrant Agreement, dated June 10, 2019, by and between GigCapital2, Inc. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed on GigCapital2, Inc.’s Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

5.1	Opinion of DLA Piper LLP (US).

10.1**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and GigAcquisitions2, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.2**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and EarlyBirdCapital, Inc. (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.3**	Unit Purchase Agreement, dated June 5, 2019, by and between GigCapital2, Inc. and Northland Gig 2 Investment LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K, filed by the Registrant on June 10, 2019).

10.4#**	GigCapital2, Inc. 2021 Equity Incentive Plan (included as Annex K to the proxy statement/prospectus, which is a part of this Registration Statement).

10.5**	Stockholder Support Agreement dated as of November 20, 2020, by and among GigCapital2, Inc. and certain stockholders of UpHealth Holdings, Inc. (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement).

10.6**	Member Support Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc. and certain members of Cloudbreak Health, LLC (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement).

10.7**	Sponsor Support Agreement, dated as of November 20, 2020, by and among GigCapital2, Inc., GigAcquisitions2, LLC and Cloudbreak Health, LLC (included as Annex F to the proxy statement/ prospectus, which is a part of this Registration Statement).

10.8**	Form of PIPE Subscription Agreement (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement).

10.9**	Form of Convertible Note Subscription Agreement (included as Annex J to the proxy statement/prospectus, which is a part of this Registration Statement).

10.10**	Amended & Restated Employment Offer Letter (Martin S.A. Beck)

10.11**	Amended & Restated Employment Offer Letter (Alfonso W. Gatmaitan)

10.12**	Amended & Restated Employment Offer Letter (Chirinjeev Kathuria)

10.13**	Amended & Restated Employment Offer Letter (Mariya Pylypiv)

10.14**	Ramesh Balakrishnan Employment Agreement

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

23.2	Consent of BPM LLP.

Exhibit	Description

23.3	Consent of Plante & Moran, PLLC, with respect to Thrasys.

23.4	Consent of Plante & Moran, PLLC, with respect to Innovations Group.

23.5	Consent of Plante & Moran, PLLC, with respect to TTC Healthcare.

23.6	Consent of Plante & Moran, PLLC, with respect to Behavioral Health Services.

23.7	Consent of D. K. Chhajer & Co., PLLC, with respect to Glocal.

23.8	Consent of Hall & Company, with respect to Cloudbreak.

23.9	Consent of Macias Gini & O’Connell LLP, with respect to Cloudbreak.

23.10	Consent of Plante & Moran, PLLC, with respect to UpHealth Holdings, Inc.

24.1**	Powers of Attorney, incorporated by reference to the signature page to the Company’s Registration Statement on Form S-4 (No. 333-252824) filed February 8, 2021.

99.1	Form of Preliminary Proxy Card.

99.2**	Consent of Dr. Chirinjeev Kathuria to be named as a director.

99.3**	Consent of Dr. Mariya Pylypiv to be named as a director.

99.4**	Consent of Nathan Locke to be named as a director.

99.5**	Consent of Jerome Ringo to be named as a director.

99.6**	Consent of Agnès Rey-Giraud to be named as a director.

99.7	Consent of Moshe Bar-Siman-Tov to be named as a director.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**	Previously filed.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates management contract or compensatory plan or arrangement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

•	(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

•

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

•

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

•	C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

•

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

•

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant

•

to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

•

F. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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G. That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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I. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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J. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on April 28, 2021.

GIGCAPITAL2, INC.

By:	/s/ Dr. Raluca Dinu
Name:	Dr. Raluca Dinu
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Dr. Raluca Dinu Dr. Raluca Dinu	President and Chief Executive Officer (Principal Executive Officer)	April 28, 2021

* Brad Weightman	Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	April 28, 2021

* Dr. Avi S. Katz	Chairman of the Board of Directors	April 28, 2021

* Neil Miotto	Director	April 28, 2021

* John Mikulsky	Director	April 28, 2021

* Gil Frostig	Director	April 28, 2021

*By:	/s/ Dr. Raluca Dinu
Dr. Raluca Dinu